As filed with the United States Securities and Exchange Commission on June 15, 2022.
Registration No. 333-262570
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 3 TO
FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
L&F ACQUISITION CORP.
(Exact name of registrant as specified in its charter)
Cayman Islands*	6770	98-1557361
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
150 North Riverside Plaza, Suite 5200
Chicago, IL 60606
Telephone: (312) 701-1777
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)
JAR Sponsor, LLC
150 North Riverside Plaza, Suite 5200
Chicago, IL 60606
Telephone: (312) 701-1777
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
Copies to:
Christian O. Nagler Tamar Donikyan Alla Digilova Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 Tel: (212) 446-4800 Fax: (212) 446-4900	Jeffrey N. Ostrager Wallace E. Christner Anthony J. Rosso Christopher M. Vaughn Venable LLP 1270 Avenue of the Americas New York, New York 10020 Tel: (212) 307-5500 Fax: (212) 307-5598	Tony Jeffries Jeana S. Kim Todd Cleary Julian Perlmutter Wilson Sonsini Goodrich & Rosati P.C. 650 Page Mill Road Palo Alto, CA 94304 Tel: (650) 493-9300 Fax: (650) 493-9301
Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement is declared effective.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended (“Securities Act”), or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. L&F Acquisition Corp. may not issue the securities offered by this proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is declared effective. This proxy statement/prospectus does not constitute an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale of these securities is not permitted.
PRELIMINARY — SUBJECT TO COMPLETION, DATED JUNE 15, 2022
PROXY STATEMENT FOR
EXTRAORDINARY GENERAL MEETING OF L&F ACQUISITION CORP.
PROSPECTUS FOR
56,035,501 SHARES OF COMMON STOCK AND 16,213,430 WARRANTS OF L&F ACQUISITION CORP.
(AFTER ITS DOMESTICATION AS A CORPORATION INCORPORATED IN THE STATE OF DELAWARE, WHICH WILL BE RENAMED ZEROFOX HOLDINGS, INC. IN CONNECTION WITH THE DOMESTICATION DESCRIBED HEREIN)
The board of directors of L&F Acquisition Corp., a Cayman Islands exempted company (which will migrate to and domesticate as a Delaware corporation (the “Domestication”) prior to the closing (the “Closing”) of the Business Combination) (“L&F”), has unanimously approved the transactions (collectively, the “Business Combination”) contemplated by that certain Business Combination Agreement, dated as of December 17, 2021 (as amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among L&F, L&F Acquisition Holdings, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of L&F (“L&F Holdings”), ZF Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of L&F Holdings (“ZF Merger Sub”), IDX Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of L&F Holdings (“IDX Merger Sub”), IDX Forward Merger Sub, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of L&F Holdings (“IDX Forward Merger Sub”), ZeroFox, Inc., a Delaware corporation (“ZeroFox”), and ID Experts Holdings, Inc., a Delaware corporation (“IDX,” and together with ZeroFox, the “Target Companies”), a copy of which is attached to this proxy statement/prospectus as Annex A. As described in this proxy statement/prospectus, L&F’s shareholders are being asked to consider and vote upon each of the Domestication and the Business Combination, among other items. As used in this proxy statement/prospectus, “New ZeroFox” refers to L&F after giving effect to the consummation of the Domestication and the Business Combination.
In connection with the Domestication, prior to the ZF Effective Time and the IDX Effective Time (as such terms are defined below), among other things, (i) each of the then-issued and outstanding Class A ordinary shares, par value $0.0001 per share, of L&F (the “Class A Ordinary Shares”) will be converted, on a one-for-one basis, into a share of common stock of the post-Domestication Delaware corporation (“New ZeroFox Common Stock”), (ii) each of the then-issued and outstanding Class B ordinary shares, par value $0.0001 per share, of L&F will be converted, on a one-for-one basis, into a share of New ZeroFox Common Stock, and (iii) each then-issued and outstanding whole warrant exercisable for one Class A Ordinary Share will be converted into a warrant exercisable for one share of New ZeroFox Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Warrant Agreement, dated as of November 23, 2020, by and between L&F and Continental Stock Transfer & Trust Company (as amended or amended and restated from time to time). In connection with clauses (i) and (iii) of this paragraph, each issued and outstanding unit of L&F that has not been previously separated into the underlying Class A Ordinary Shares and the underlying L&F warrants will be cancelled and will entitle the holder thereof to one share of New ZeroFox Common Stock and one-half of one New ZeroFox warrant.
Concurrently with the Domestication, (i) the governing documents of L&F will be replaced by governing documents for the Delaware corporation and (ii) L&F will change its name to “ZeroFox Holdings, Inc.”
On the date of Closing, following the Domestication, (i) ZF Merger Sub will merge with and into ZeroFox (the “ZF Merger”), with ZeroFox being the surviving company in the ZF Merger and continuing (immediately following the ZF Merger) as a direct, wholly-owned subsidiary of L&F Holdings (the time that the ZF Merger becomes effective being referred to as the “ZF Effective Time”), (ii) immediately following the ZF Merger, IDX Merger Sub will merge with and into IDX (the “IDX Merger”), with IDX being the surviving company in the IDX Merger (referred to herein as “Transitional IDX Entity”) and continuing (immediately following the IDX Merger) as a direct, wholly-owned subsidiary of L&F Holdings (the time that the IDX Merger becomes effective being referred to as the “IDX Effective Time”), and (iii) immediately following the IDX Merger, Transitional IDX Entity will merge with and into IDX Forward Merger Sub (the “IDX Forward Merger,” and together with the ZF Merger and IDX Merger, the “Mergers”), with IDX Forward Merger Sub being the surviving company in the IDX Forward Merger and continuing (immediately following the IDX Forward Merger) as a direct, wholly-owned subsidiary of L&F Holdings (the time that the IDX Forward Merger becomes effective being referred to as the “Effective Time”).
In accordance with the terms and subject to the conditions of the Business Combination Agreement, (i) at the ZF Effective Time, (a) each share of ZeroFox common stock (including shares of ZeroFox restricted stock) issued and outstanding immediately prior to the ZF Effective Time (after giving effect to the ZF Mandatory Conversion and other than ZF Dissenting Shares and ZF Cancelled Shares (each term as defined in this proxy statement/prospectus)) will be automatically cancelled, extinguished and converted into the right to receive a fraction of a share of New ZeroFox Common Stock determined in accordance with the Business Combination Agreement on the basis of a pre-money enterprise value of ZeroFox of $866,250,000 on a fully-diluted basis and a price of $10.00 per share of New ZeroFox Common Stock (as described in further detail in this proxy statement/prospectus, the “ZF Closing Stock Per Share Consideration”), (b) each issued, outstanding and unexercised warrant to purchase shares of ZeroFox common stock or preferred stock as of immediately prior to the ZF Effective Time will be assumed and converted into a comparable warrant to purchase shares of New ZeroFox Common Stock determined in accordance with the Business Combination Agreement based on the ZF Closing Stock Per Share Consideration, (c) each outstanding and unexercised option to purchase shares of ZeroFox common stock (whether vested or unvested) as of immediately prior to the ZF Effective Time will be assumed and converted into a comparable option to purchase shares of New ZeroFox Common Stock determined in accordance with the Business Combination Agreement based on the ZF Closing Stock Per Share Consideration; and (ii) at the IDX Effective Time, (a) each share of common stock and preferred stock of IDX issued and outstanding immediately prior to the IDX Effective Time (other than IDX Dissenting Shares and IDX Cancelled Shares (each term as defined in this proxy statement/prospectus)) will be automatically cancelled, extinguished and converted into the right to receive (A) for common stock and series A-1 and series A-2 preferred stock, a fraction of a share of New ZeroFox Common Stock, (B) for common stock and series A-1 and series A-2 preferred stock, a portion of $50,000,000 in cash consideration (subject to certain adjustments for cash, working capital, debt and transaction expenses, and net of liquidation preferences, as provided in the Business Combination Agreement), and (C) for series A-1, series A-2 and series B preferred stock, a liquidation preference amount of $0.361 per share, in each case, in accordance with the Business Combination Agreement and on the basis of a pre-money enterprise value of IDX of $338,750,000 on a fully-diluted basis and a price of $10.00 per share of New ZeroFox Common Stock (as described in further detail in this proxy statement/prospectus), (b) each issued, outstanding and unexercised warrant to purchase shares of IDX common stock or preferred stock as of immediately prior to the IDX Effective Time will be assumed and converted into a comparable warrant to purchase shares of New ZeroFox Common Stock determined in accordance with the Business Combination Agreement based on the IDX Total Per Share Consideration or IDX Total Preferred Per Share Consideration (each such term as defined in this proxy statement/prospectus), as applicable, and (c) each outstanding and unexercised option to purchase shares of IDX common stock (whether vested or unvested) as of immediately prior to the IDX Effective Time will be assumed and converted into a comparable option to purchase shares of New ZeroFox Common Stock determined in accordance with the Business Combination Agreement based on the IDX Total Per Share Consideration.
The Class A Ordinary Shares and the public warrants of L&F are currently listed on the NYSE American LLC (the “NYSE American”) under the symbols “LNFA” and “LNFA WS,” respectively. L&F will apply for listing, to be effective at the time of the Closing of the Business Combination, of New ZeroFox Common Stock and the warrants of New ZeroFox on the Nasdaq Stock Market LLC (“Nasdaq”) under the proposed symbols “ZFOX” and “ZFOXW,” respectively. It is a condition of the consummation of the Business Combination that L&F receive confirmation from Nasdaq (or the New York Stock Exchange (the “NYSE”) if L&F's listing with Nasdaq is not effected) that the shares of New ZeroFox to be issued in connection with the Business Combination have been listed or approved for listing on Nasdaq (or the NYSE), subject only to official notice of issuance thereof, but there can be no assurance such listing condition will be met or that L&F will obtain such approval from Nasdaq or the NYSE. If such listing condition is not met or if such approval is not obtained, the Business Combination will not be consummated unless the stock exchange approval condition set forth in the Business Combination Agreement is waived by the applicable parties.
The proxy statement/prospectus provides shareholders of L&F with detailed information about the Business Combination and other matters to be considered at the extraordinary general meeting of L&F. We encourage you to read the entire proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in the section titled “Risk Factors” beginning on page 61 of the proxy statement/prospectus.
NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
The proxy statement/prospectus is dated     , 2022, and is first being mailed to L&F’s shareholders on or about     , 2022.

L&F Acquisition Corp.
150 North Riverside Plaza, Suite 5200
Chicago, IL 60606
Dear L&F Acquisition Corp. Shareholders:
You are cordially invited to attend an Extraordinary General Meeting of L&F Acquisition Corp., a Cayman Islands exempted company (“L&F”), which will be held on     , 2022 at      a.m., Eastern Time, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be postponed or adjourned (the “Shareholder Meeting”).
Due to the current novel coronavirus (“COVID-19”) global pandemic, there may be restrictions in place in many jurisdictions relating to the ability to conduct in-person meetings. As part of our precautions regarding COVID-19, we are planning for the meeting to be held virtually over the Internet, but the physical location of the meeting will remain at the location specified above for the purposes of our amended and restated memorandum and articles of association. If you wish to attend the Shareholder Meeting in person, you must reserve your attendance at least two business days in advance of the Shareholder Meeting by contacting L&F’s investor relations department at      by 9:00 a.m., Eastern Time, on      (two business days prior to the meeting date).
On December 17, 2021, L&F, L&F Acquisition Holdings, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of L&F (“L&F Holdings”), ZF Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of L&F Holdings (“ZF Merger Sub”), IDX Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of L&F Holdings (“IDX Merger Sub”), IDX Forward Merger Sub, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of L&F Holdings (“IDX Forward Merger Sub”), ZeroFox, Inc., a Delaware corporation (“ZeroFox”), and ID Experts Holdings, Inc., a Delaware corporation (“IDX,” and together with ZeroFox, the “Target Companies”), entered into a business combination agreement (as it may be amended from time to time, the “Business Combination Agreement”), contemplating several transactions in connection with which L&F will become the parent company of the Target Companies.
As further described in the accompanying proxy statement/prospectus, in connection with the Domestication (as such term is defined below), prior to the ZF Effective Time and the IDX Effective Time (as such terms are defined below), among other things, (i) each of the then-issued and outstanding Class A ordinary shares, par value $0.0001 per share of L&F (the “Class A Ordinary Shares”), will be converted, on a one-for-one basis, into a share of common stock of the post-Domestication Delaware corporation (“New ZeroFox Common Stock”), (ii) each of the then-issued and outstanding Class B ordinary shares, par value $0.0001 per share of L&F (the “Class B Ordinary Shares”), will be converted, on a one-for-one basis, into a share of New ZeroFox Common Stock, and (iii) each then-issued and outstanding whole warrant exercisable for one Class A Ordinary Share will be converted into a warrant exercisable for one share of New ZeroFox Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Warrant Agreement, dated as of November 23, 2020, by and between L&F and Continental Stock Transfer & Trust Company (as amended or amended and restated from time to time).
Concurrently with the Domestication, (i) the governing documents of L&F will be replaced by governing documents for the Delaware corporation and (ii) L&F will change its name to “ZeroFox Holdings, Inc.”
At the Shareholder Meeting, L&F shareholders will be asked to consider and vote upon a proposal, which is referred to herein as the “Business Combination Proposal” to approve and adopt the Business Combination Agreement, a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, including the transactions contemplated thereby (the “Business Combination”).
As further described in the accompanying proxy statement/prospectus, subject to the terms and conditions of the Business Combination Agreement, the following transactions will occur:
(a)
On the Closing Date (as such term is defined in the accompanying proxy statement/prospectus), prior to the consummation of the Mergers (as such term is defined below), (A) L&F will change its jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware (the

“Domestication”), upon which L&F will change its name to “ZeroFox Holdings, Inc.” (“New ZeroFox”) (for further details, see the section titled “Proposal No. 3 — The Domestication Proposal” in the accompanying proxy statement/prospectus), (B) each outstanding Class A Ordinary Share and Class B Ordinary Share will be converted, on a one-for-one basis, into one share of New ZeroFox Common Stock, and (C) the governing documents of L&F will be replaced by governing documents for the Delaware corporation.
(b)
On the Closing Date, following the Domestication, (i) ZF Merger Sub will merge with and into ZeroFox (the “ZF Merger”), with ZeroFox being the surviving company in the ZF Merger and continuing (immediately following the ZF Merger) as a direct, wholly-owned subsidiary of L&F Holdings (the time that the ZF Merger becomes effective being referred to as the “ZF Effective Time”), (ii) immediately following the ZF Merger, IDX Merger Sub will merge with and into IDX (the “IDX Merger”), with IDX being the surviving company in the IDX Merger (referred to herein as “Transitional IDX Entity”) and continuing (immediately following the IDX Merger) as a direct, wholly-owned subsidiary of L&F Holdings (the time that the IDX Merger becomes effective being referred to as the “IDX Effective Time”), and (iii) immediately following the IDX Merger, Transitional IDX Entity will merge with and into IDX Forward Merger Sub (the “IDX Forward Merger,” and together with the ZF Merger and IDX Merger, the “Mergers”), with IDX Forward Merger Sub being the surviving company in the IDX Forward Merger and continuing (immediately following the IDX Forward Merger) as a direct, wholly-owned subsidiary of L&F Holdings (the time that the IDX Forward Merger becomes effective being referred to as the “Effective Time”).

(c)
In accordance with the terms and subject to the conditions of the Business Combination Agreement, (i) at the ZF Effective Time, (a) each share of ZeroFox common stock (including shares of ZeroFox restricted stock) issued and outstanding immediately prior to the ZF Effective Time (after giving effect to the ZF Mandatory Conversion and other than ZF Dissenting Shares and ZF Cancelled Shares (each term as defined in the accompanying proxy statement/prospectus)) will be automatically cancelled, extinguished and converted into the right to receive a fraction of a share of New ZeroFox Common Stock determined in accordance with the Business Combination Agreement on the basis of a pre-money enterprise value of ZeroFox of $866,250,000 on a fully-diluted basis and a price of $10.00 per share of New ZeroFox Common Stock (as described in further detail in the accompanying proxy statement/prospectus, the “ZF Closing Stock Per Share Consideration”), (b) each issued, outstanding and unexercised warrant to purchase shares of ZeroFox common stock or preferred stock as of immediately prior to the ZF Effective Time will be assumed and converted into a comparable warrant to purchase shares of New ZeroFox Common Stock determined in accordance with the Business Combination Agreement based on the ZF Closing Stock Per Share Consideration, (c) each outstanding and unexercised option to purchase shares of ZeroFox common stock (whether vested or unvested) as of immediately prior to the ZF Effective Time will be assumed and converted into a comparable option to purchase shares of New ZeroFox Common Stock determined in accordance with the Business Combination Agreement based on the ZF Closing Stock Per Share Consideration; and (ii) at the IDX Effective Time, (a) each share of common stock and preferred stock of IDX issued and outstanding immediately prior to the IDX Effective Time (other than IDX Dissenting Shares and IDX Cancelled Shares (each term as defined in the accompanying proxy statement/prospectus)) will be automatically cancelled, extinguished and converted into the right to receive (A) for common stock and series A-1 and series A-2 preferred stock, a fraction of a share of New ZeroFox Common Stock, (B) for common stock and series A-1 and series A-2 preferred stock, a portion of $50,000,000 in cash consideration (subject to certain adjustments for cash, working capital, debt and transaction expenses, and net of liquidation preferences, as provided in the Business Combination Agreement), and (C) for series A-1, series A-2 and series B preferred stock, a liquidation preference amount of $0.361 per share, in each case, in accordance with the Business Combination Agreement and on the basis of a pre-money enterprise value of IDX of $338,750,000 on a fully-diluted basis and a price of $10.00 per share of New ZeroFox Common Stock (as described in further detail in the accompanying proxy statement/prospectus), (b) each issued, outstanding and unexercised warrant to purchase shares of IDX common stock or preferred stock as of immediately prior to the IDX Effective Time will be assumed and converted into a comparable warrant to purchase shares of New ZeroFox Common Stock determined in accordance with the Business Combination Agreement based on the IDX Total Per Share

Consideration or IDX Total Preferred Per Share Consideration (each such term as defined in the accompanying proxy statement/prospectus), as applicable, and (c) each outstanding and unexercised option to purchase shares of IDX common stock (whether vested or unvested) as of immediately prior to the IDX Effective Time will be assumed and converted into a comparable option to purchase shares of New ZeroFox Common Stock determined in accordance with the Business Combination Agreement based on the IDX Total Per Share Consideration.
In connection with the foregoing and concurrently with the execution of the Business Combination Agreement, L&F entered into subscription agreements (the “Common Equity Subscription Agreements”) with certain investors (the “Common Equity PIPE Investors”), including, among others, L&F Acquisition Holdings Fund, LLC (an affiliate of Victory Park Capital Advisors, LLC, an entity affiliated with Richard Levy, a director of L&F), GCP-OI I, LLC (an entity affiliated with Adam Gerchen, our chief executive officer and a director of L&F), JCH Investments LLC (an entity affiliated with Jeffrey C. Hammes, the chairman of our board of directors), certain existing shareholders of ZeroFox (including funds affiliated with New Enterprise Associates and Highland Capital, and Alsop Louie Partners (the “ZeroFox Investors”)), and certain existing shareholders of IDX (including funds affiliated with Blue Venture Fund, Peloton Equity and ForgePoint Capital (the “IDX Investors”)). Pursuant to the Common Equity Subscription Agreements, the Common Equity PIPE Investors agreed to subscribe for and purchase, and L&F agreed to issue and sell to such investors, on the Closing Date, an aggregate of 2,000,000 shares of New ZeroFox Common Stock in exchange for an aggregate purchase price of $20,000,000 (the “Common Equity PIPE Financing”). The New ZeroFox Common Stock to be issued pursuant to the Common Equity Subscription Agreements will be issued in a private placement not registered under the Securities Act of 1933, as amended (the “Securities Act”). L&F has agreed to grant the Common Equity PIPE Investors certain registration rights in connection with the Common Equity PIPE Financing. The Common Equity PIPE Financing is contingent upon, among other things, the Closing of the Business Combination.
In addition, on December 16, 2021, the ZeroFox Investors purchased PIK promissory notes issued by ZeroFox (the “ZeroFox PIK Promissory Notes”) for an aggregate purchase price of $5,000,000. Such ZeroFox PIK Promissory Notes accrue interest that will be paid-in-kind at a rate of 5.0% per annum and mature upon the earlier of the Closing and the one-year anniversary of the date of issuance. If the Closing occurs, the repayment of the original principal amount of the ZeroFox PIK Promissory Notes may be offset against amounts owed by the ZeroFox Investors under their Common Equity Subscription Agreements. In addition, if the Closing occurs, any portion of the Closing cash consideration to which the IDX Investors are entitled in connection with the consummation of the Business Combination may be reduced to fund the subscription amounts the IDX Investors would otherwise be required to pay pursuant to the Common Equity Subscription Agreements.
In connection with the foregoing and concurrently with the execution of the Business Combination Agreement, L&F entered into convertible notes subscription agreements (the “Convertible Notes Subscription Agreements”) with Monarch Alternative Capital LP, L&F Acquisition Holdings Fund, LLC (an affiliate of Victory Park Capital Advisors, LLC, an entity affiliated with Richard Levy, a director of L&F) and an affiliate of Corbin Capital Partners, LP (collectively, the “Convertible Notes Investors”), in respect of $150,000,000 aggregate principal amount of unsecured convertible notes due 2025 (the “Notes”) to be issued in connection with the Closing of the Business Combination (the “Convertible Notes Financing”). The principal terms of the Notes are set forth in the form of indenture attached as an exhibit to the Convertible Notes Subscription Agreements (a form of which is attached as Annex E to the accompanying proxy statement/prospectus), which indenture will be entered into by L&F, the guarantors party thereto and the indenture trustee (the “Indenture”), and the form of global note attached thereto. The Notes will bear interest at a rate of 7.00% per annum, payable quarterly in cash; provided, that the issuer may elect to pay interest in kind at a rate of 8.75% per annum. The Notes will be convertible at an initial conversion price of $11.50 per share, subject to customary anti-dilution adjustments, including with respect to stock-splits and stock dividends, dividends and other distributions, above-market tender offers, below-market rights offerings and spin-offs (the “Conversion Price”), and will mature on the date that is three years following the closing of the Convertible Notes Financing. New ZeroFox may, at its election, force conversion of the Notes after the first anniversary of the issuance of the Notes (the “Conversion Trigger Date”), subject to a holder’s prior right to convert, if the volume-weighted average trading price of the New ZeroFox Common Stock (x) for the first year after the Conversion Trigger Date, is greater than or equal to 150% of the Conversion Price for at least 20 trading days during a period of 30 consecutive trading days and (y) for the second year after the Conversion Trigger Date, is greater than or equal to 130% of the

Conversion Price for at least 20 trading days during a period of 30 consecutive trading days. Upon conversion of any Note, New ZeroFox shall have the option to settle the conversion in cash, shares of New ZeroFox Common Stock or a combination of both. Each holder of a Note will have the right to cause New ZeroFox to repurchase for cash all or a portion of the Notes held by such holder at any time upon the occurrence of a “fundamental change”, a customary definition provided in the Indenture, at a price equal to par plus accrued and unpaid interest. In the event of a conversion in connection with a “make-whole fundamental change,” as defined in the Indenture, the Conversion Price will be adjusted by a usual and customary make-whole fundamental change “make-whole table” provided in the Indenture. L&F has agreed to grant the Convertible Notes Investors certain registration rights in connection with the Convertible Notes Financing. The Convertible Notes Financing is contingent upon, among other things, the Closing of the Business Combination.
Additionally, in connection with the foregoing and concurrently with the execution of the Business Combination Agreement, (i) L&F, (ii) JAR Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), Albert Goldstein and Joseph Lieberman, (iii) ZeroFox, (iv) IDX, and (v) Jeffrey C. Hammes, Adam Gerchen, Tom Gazdziak and Richard Levy (solely for the limited purposes set forth therein), entered into an Amended and Restated Sponsor Support Letter Agreement. On January 31, 2022, (i) L&F, (ii) the Sponsor, Albert Goldstein, Joseph Lieberman and Kurt Summers, Jr. (together with the Sponsor, the “Sponsor Holders”), (iii) ZeroFox, (iv) IDX, and (v) Jeffrey C. Hammes, Adam Gerchen, Tom Gazdziak and Richard Levy (solely for the limited purposes set forth therein), entered into a Second Amended and Restated Sponsor Support Letter Agreement (the “Sponsor Support Letter Agreement”). Pursuant to the Sponsor Support Letter Agreement, the Sponsor Holders have agreed to subject an aggregate of 1,293,750 shares of New ZeroFox Common Stock held by such Sponsor Holders to an earnout, whereby such shares will be forfeited unless the following volume-weighted average share price thresholds are met in trading or are deemed to occur in connection with a Change of Control (as defined in the Business Combination Agreement) within five years from the Closing: one-third vesting if the volume-weighted average share price equals or exceeds $12.50; one-third vesting if the volume-weighted average share price equals or exceeds $15.00; and one-third vesting if the volume-weighted average share price equals or exceeds $17.50. In addition, the Sponsor Holders have agreed to (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Mergers), (ii) waive the anti-dilution or similar protection with respect to the Founder Shares (as defined in the Sponsor Support Letter Agreement) (whether resulting from the transactions contemplated by the Common Equity PIPE Financing, the Convertible Notes Financing, the Domestication, the Mergers or otherwise), (iii) be bound by certain other covenants and agreements related to the Business Combination, and (iv) not transfer (subject to customary exceptions) any Founder Shares until the earlier of (a) one year after the Closing, (b) the share price equaling or exceeding $12.00 on a volume-weighted average price basis for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing, and (c) the completion of a transaction that results in all shareholders having the right to exchange shares for cash, securities or other property.
In addition to the Business Combination Proposal, L&F shareholders are being asked to consider and vote upon (a) a proposal to approve certain amendments to L&F's existing amended and restated memorandum and articles of association (the “Existing Governing Documents”) (the “Articles Amendment Proposal”), (b) a proposal to approve the Domestication (the “Domestication Proposal”), (c) a proposal to approve the proposed certificate of incorporation of New ZeroFox upon the Domestication, a copy of which is attached to the accompanying proxy statement/prospectus as Annex B (the “Proposed Certificate of Incorporation”), and the proposed bylaws of New ZeroFox upon the Domestication, a copy of which is attached to the accompanying proxy statement/prospectus as Annex C (the “Proposed Bylaws”) (the “Governing Documents Proposal”), (d) on a non-binding advisory basis, proposals related to material differences between the Existing Governing Documents and the Proposed Certificate of Incorporation and Proposed Bylaws (the “Advisory Governing Documents Proposals”), (e) a proposal to approve, for purpose of complying with the NYSE American Company Guide Section 713(a)(ii), the issuance of shares of New ZeroFox Common Stock in connection with the Business Combination, the Common Equity PIPE Financing and the Convertible Notes Financing (the “Listing Proposal”), (f) a proposal to approve and adopt the ZeroFox Holdings, Inc. 2022 Incentive Equity Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex H (the “Incentive Equity Plan Proposal”) (g) a proposal to approve and adopt the ZeroFox Holdings Inc. 2022 Employee Stock Purchase Plan, a copy of which is attached to the accompanying proxy statement/prospectus as Annex I (the “Employee Stock Purchase Plan Proposal”), (h) a proposal to elect each of the eight (8) directors named in the proxy statement/prospectus to serve on the board of directors of New ZeroFox until their respective successors are duly elected and qualified (the “Director Election Proposal”), and (i) a proposal to adjourn the Shareholder Meeting to a later date or dates to the extent necessary (the “Adjournment Proposal”).
The Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the Listing Proposal, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal and the Director Election Proposal (collectively, the “Condition Precedent Proposals”) will be presented to the shareholders for a vote only if the Articles Amendment Proposal is approved. Each of the Condition Precedent Proposals is conditioned on the approval and adoption of each of the other Condition Precedent Proposals, and the Business Combination will be consummated only if each of the Condition Precedent Proposals is approved by the shareholders. The Advisory Governing Documents Proposals will be presented to the shareholders for a vote only if the Business Combination Proposal is approved. The Articles Amendment Proposal and the Adjournment Proposal are not conditioned upon the approval of any other proposal, though the special resolution contemplated by the Articles Amendment Proposal will be adopted only if the Business Combination Proposal is approved. Each of these proposals is more fully described in the accompanying proxy statement/prospectus, which each shareholder is encouraged to read carefully and in its entirety.
The Adjournment Proposal asks shareholders to approve an adjournment of the Shareholder Meeting to a later date or dates if necessary to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Shareholder Meeting, there are insufficient L&F ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Shareholder Meeting or to approve the Articles Amendment Proposal, the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the Advisory Governing Documents Proposals, the Listing Proposal, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal or the Director Election Proposal.
In connection with the Business Combination, certain related agreements have been entered into, or will be entered into on or prior to the Closing Date, including the Sponsor Support Letter Agreement, the Common Equity Subscription Agreements, the Convertible Notes Subscription Agreements and the Registration Rights Agreement (as defined in the accompanying proxy statement/prospectus). See the section titled “Proposal No. 2 — The Business Combination Proposal — Related Agreements” in the accompanying proxy statement/prospectus for more information.
Pursuant to the Existing Governing Documents, a holder of L&F’s Class A Ordinary Shares (such holder, a “Public Shareholder” and such shares, the “Public Shares”) may request that L&F redeem all or a portion of such Class A Ordinary Shares for cash if the Business Combination is consummated. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental Stock Transfer & Trust Company (“Continental”) in order to validly redeem its shares. Public Shareholders may elect to redeem their Class A Ordinary Shares even if they vote “For” the Business Combination Proposal. If the Business Combination is not consummated, the Class A Ordinary Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Class A Ordinary Shares that it holds and timely delivers its shares to Continental, L&F will redeem such Class A Ordinary Shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of the L&F IPO (as such term is defined in the accompanying proxy statement/prospectus), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of        , this would have amounted to approximately $      per issued and outstanding Public Share. If a Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Class A Ordinary Shares for cash and will no longer own Class A Ordinary Shares. See “Shareholder Meeting — Redemption Rights” in the proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Class A Ordinary Shares for cash. Holders must complete the procedures for electing to redeem their Class A Ordinary Shares in the manner described in the accompanying proxy statement/prospectus prior to 5:00 p.m., Eastern Time, on     , 2022 (two business days before the Shareholder Meeting) in order for their shares to be redeemed.
Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its Class A Ordinary Shares with respect to more than an aggregate of 15% of the outstanding Class A Ordinary Shares, without our prior consent. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the outstanding Class A Ordinary Shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.
The Sponsor Holders have, pursuant to the Sponsor Support Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the Shareholder Meeting and waive their anti-dilution rights with respect to their Class B Ordinary Shares in connection with the consummation of the Business Combination and the related transactions. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor Holders own approximately 55.7% of the issued and outstanding ordinary shares.
The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus, including the condition that there will be not less than $170,000,000 of available closing acquiror cash, comprised of the aggregate cash proceeds from L&F's trust account, together with the net cash proceeds from the Common Equity PIPE Financing and the Convertible Notes Financing, after deducting any amounts paid to Public Shareholders that exercise their redemption rights in connection with the Business Combination. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement.
L&F is providing the accompanying proxy statement/prospectus and accompanying proxy card to L&F’s shareholders in connection with the solicitation of proxies to be voted at the Shareholder Meeting and at any postponements or adjournments of the Shareholder Meeting. Information about the Shareholder Meeting, the Business Combination and other related business to be considered by L&F’s shareholders at the Shareholder Meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the Shareholder Meeting, all of L&F’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in the section titled “Risk Factors” beginning on page 61 of the accompanying proxy statement/prospectus.
After careful consideration, the board of directors of L&F has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Mergers, and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Mergers, and “FOR” all other proposals presented to L&F’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of L&F, you should keep in mind that L&F’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the sections titled “Proposal No. 2 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination,” “Proposal No. 2 - The Business Combination Proposal — Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Risk Factors” in the accompanying proxy statement/prospectus for a further discussion of these considerations.
The approval of each of the Articles Amendment Proposal, the Domestication Proposal and the Governing Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. The approval of each of the Business Combination Proposal, the Advisory Governing Documents Proposals, the Listing Proposal, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by holders of the issued Class B Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. The approval of each of the proposals other than the Articles Amendment Proposal, the Domestication Proposal and the Governing Documents Proposal will not require the affirmative vote of the Public Shareholders based on the ownership of the Sponsor Holders; however, all proposals other than the Adjournment Proposal will be presented for a vote only if the Articles Amendment Proposal is approved, and each of the Condition Precedent Proposals is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.
Your vote is very important. Whether or not you plan to attend the Shareholder Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the Shareholder Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Shareholder Meeting. The Condition Precedent Proposals will be presented to the shareholders for a vote only if the Articles Amendment Proposal is approved. The Business Combination will be consummated only if the Condition Precedent Proposals are approved at the Shareholder Meeting. Each of the Condition Precedent Proposals is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Governing Documents Proposals will be presented to the shareholders for a vote only if the Business Combination Proposal is approved. The Articles Amendment Proposal and the Adjournment Proposal are not conditioned on the approval of any other proposal set forth in the accompanying proxy statement/prospectus, though the special resolution contemplated by the Articles Amendment Proposal will be adopted only if the Business Combination Proposal is approved.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the Shareholder Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Shareholder Meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Shareholder Meeting but will otherwise not have any effect on whether the proposals are approved. If you are a shareholder of record and you attend the Shareholder Meeting and wish to vote in person, you may withdraw your proxy and vote in person.
TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND IN WRITING THAT YOUR CLASS A ORDINARY SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO L&F’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE SHAREHOLDER MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. See “Shareholder Meeting— Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Class A Ordinary Shares for cash.
On behalf of L&F’s board of directors, I would like to thank you for your support and look forward to the successful completion of the Business Combination.
Sincerely,

Jeffrey C. Hammes

Chairman of the Board of Directors

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
The accompanying proxy statement/prospectus is dated    , 2022 and is first being mailed to the shareholders of L&F on or about    , 2022.

L&F ACQUISITION CORP.
150 North Riverside Plaza, Suite 5200
Chicago, IL 60606

NOTICE OF EXTRAORDINARY GENERAL MEETING
TO BE HELD ON     , 2022
To the Shareholders of L&F Acquisition Corp.:
NOTICE IS HEREBY GIVEN that an extraordinary general meeting of L&F Acquisition Corp., a Cayman Islands exempted company (“L&F”), will be held on     , 2022 at      a.m., Eastern Time, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be postponed or adjourned (the “Shareholder Meeting”).
Due to the current novel coronavirus (“COVID-19”) global pandemic, there may be restrictions in place in many jurisdictions relating to the ability to conduct in-person meetings. As part of our precautions regarding COVID-19, we are planning for the meeting to be held virtually over the Internet, but the physical location of the meeting will remain at the location specified above for the purposes of our amended and restated memorandum and articles of association. If you wish to attend the Shareholder Meeting in person, you must reserve your attendance at least two business days in advance of the Shareholder Meeting by contacting L&F’s investor relations department at      by 9:00 a.m., Eastern Time, on      (two business days prior to the meeting date).
You are cordially invited to attend the Shareholder Meeting to conduct the following items of business and/or consider, and if thought fit, approve the following resolutions:
1.	Proposal No. 1 — The Articles Amendment Proposal — RESOLVED, as a special resolution, that subject to the approval of Proposal No. 2 (the Business Combination Proposal);
(a)	Article 49.2(b) be deleted in its entirety and be replaced with the following new Article 49.2(b):
“provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (which interest shall be net of taxes paid or payable, if any), divided by the number of then issued Public Shares. Such obligation to repurchase Shares is subject to the completion of the proposed Business Combination to which it relates.”
(b)	Article 49.4 be deleted in its entirety and be replaced with the following new Article 49.4:
“At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination.”
(c)	the following final sentence of Article 49.5 be deleted in its entirety:
“The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions (the “Redemption Limitation”).”
(d)	the final sentence of Article 49.8 be deleted in its entirety and be replaced with the following new final sentence of Article 49.8:
“The Company shall not provide such redemption in this Article if it would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemption.”
2.
Proposal No. 2 — The Business Combination Proposal — RESOLVED, as an ordinary resolution, that L&F’s entry into the Business Combination Agreement, dated as of December 17, 2021 (as amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among L&F, L&F Acquisition Holdings, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of L&F (“L&F Holdings”), ZF Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of L&F Holdings (“ZF Merger Sub”), IDX

Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of L&F Holdings (“IDX Merger Sub”), IDX Forward Merger Sub, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of L&F Holdings (“IDX Forward Merger Sub”), ZeroFox, Inc., a Delaware corporation (“ZeroFox”), and ID Experts Holdings, Inc., a Delaware corporation (“IDX”), a copy of which is attached to the proxy statement/prospectus as Annex A, pursuant to which, among other things, following the de-registration of L&F as an exempted company in the Cayman Islands and the transfer by way of continuation and domestication of L&F as a corporation in the State of Delaware (i) ZF Merger Sub will merge with and into ZeroFox (the “ZF Merger”), with ZeroFox being the surviving entity in the ZF Merger and continuing (immediately following the ZF Merger) as a direct, wholly-owned subsidiary of L&F Holdings, (ii) immediately following the ZF Merger, IDX Merger Sub will merge with and into IDX (the “IDX Merger”), with IDX being the surviving entity in the IDX Merger (referred to herein as “Transitional IDX Entity”) and continuing (immediately following the IDX Merger) as a direct, wholly-owned subsidiary of L&F Holdings, and (iii) immediately following the IDX Merger, Transitional IDX Entity will merge with and into IDX Forward Merger Sub (the “IDX Forward Merger”), with IDX Forward Merger Sub being the surviving entity in the IDX Forward Merger and continuing (immediately following the IDX Forward Merger) as a direct, wholly-owned subsidiary of L&F Holdings, and the transactions contemplated thereby (collectively, the “Business Combination”), be approved, ratified and confirmed in all respects.
3.
Proposal No. 3 — The Domestication Proposal — RESOLVED, as a special resolution, that L&F be transferred by way of continuation to Delaware pursuant to Part XII of the Companies Act (As Revised) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, L&F be continued and domesticated as a corporation under the laws of the State of Delaware and, conditional upon, and with effect from, the registration of L&F as a corporation in the State of Delaware, the name of L&F be changed from “L&F Acquisition Corp.” to “ZeroFox Holdings, Inc.”

4.
Proposal No. 4 — The Governing Documents Proposal — RESOLVED, as a special resolution, that the amended and restated memorandum and articles of association of L&F currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the proposed new certificate of incorporation and proposed new bylaws (copies of each of which are attached to the proxy statement/prospectus as Annex B and Annex C, respectively), including, without limitation, the authorization of the change in authorized share capital as indicated therein and the change of name to “ZeroFox Holdings, Inc.”

5.	Proposal No. 5 — The Advisory Governing Documents Proposals
•
Advisory Governing Documents Proposal 5A — RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the authorized share capital of L&F is increased from (i) 500,000,000 Class A Ordinary Shares, par value $0.0001 per share, 50,000,000 Class B Ordinary Shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) 1,000,000,000 shares of ZeroFox Holdings, Inc. common stock, par value $0.0001 per share, and 100,000,000 shares of ZeroFox Holdings, Inc. preferred stock, par value $0.0001 per share.

•
Advisory Governing Documents Proposal 5B — RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the ZeroFox Holdings, Inc. board is authorized to issue any or all shares of ZeroFox Holdings, Inc. preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by the ZeroFox Holdings, Inc. board and as may be permitted by the Delaware General Corporation Law.

•
Advisory Governing Documents Proposal 5C — RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the Court of Chancery of the State of Delaware will be the exclusive forum for certain shareholder litigation and the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, unless ZeroFox Holdings, Inc. consents in writing to the selection of an alternative forum.

•
Advisory Governing Documents Proposal 5D — RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that any action required or permitted to be taken by the shareholders of ZeroFox Holdings, Inc. must be effected at a duly called annual or special meeting of shareholders of ZeroFox Holdings, Inc. and may not be effected by any consent by such shareholders.

•
Advisory Governing Documents Proposal 5E — RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that, subject to the rights of holders of preferred stock of ZeroFox Holdings, Inc., any director or the entire ZeroFox Holdings, Inc. board may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of a majority of the issued and outstanding capital stock of ZeroFox Holdings, Inc. entitled to vote in the election of directors, voting together as a single class.

•
Advisory Governing Documents Proposal 5F — RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the proposed new certificate of incorporation may be amended by shareholders in accordance with the voting standards set forth in Article XI, Section 1 of the proposed new certificate of incorporation and the proposed new bylaws may be amended by shareholders in accordance with the voting standards set forth in Article X of the proposed new bylaws.

•
Advisory Governing Documents Proposal 5G — RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the removal of provisions in L&F’s existing amended and restated memorandum and articles of association related to its status as a blank check company that will no longer apply upon the consummation of the Business Combination be approved.

6.
Proposal No. 6 — The Listing Proposal — RESOLVED, as an ordinary resolution, that for the purposes of complying with NYSE American Company Guide Section 713(a)(ii), the issuance of shares of ZeroFox Holdings, Inc. common stock in connection with the Business Combination, the Common Equity PIPE Financing and the Convertible Notes Financing (as such terms are defined in the proxy statement/prospectus) be approved.

7.
Proposal No. 7 — The Incentive Equity Plan Proposal — RESOLVED, as an ordinary resolution, that L&F’s adoption of the ZeroFox Holdings, Inc. 2022 Incentive Equity Plan be approved, ratified and confirmed in all respects.

8.
Proposal No. 8 — The Employee Stock Purchase Plan Proposal — RESOLVED, as an ordinary resolution, that L&F’s adoption of the ZeroFox Holdings, Inc. 2022 Employee Stock Purchase Plan be approved, ratified and confirmed in all respects.

9.
Proposal No. 9 — The Director Election Proposal — RESOLVED, as an ordinary resolution, that the persons named below be elected to serve on the ZeroFox Holdings, Inc. board of directors upon the consummation of the Business Combination to serve initial terms as provided in the proposed new certificate of incorporation.

Name of Director	Class of Directorship
Peter Barris	I
Corey M. Mulloy	I
Sean Cunningham	I
Samskriti King	II
Thomas F. Kelly	II
James C. Foster	III
Todd Headley	III
Adam Gerchen	III
10.
Proposal No. 10 — The Adjournment Proposal — RESOLVED, as an ordinary resolution, that the adjournment of the Shareholder Meeting to a later date or dates if necessary, to permit further solicitation and votes of proxies if, based upon the tabulated votes at the time of the Shareholder Meeting, there are insufficient L&F ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Shareholder Meeting or to approve the

Articles Amendment Proposal, the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the Advisory Governing Documents Proposals, the Listing Proposal, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal or the Director Election Proposal be approved, ratified and confirmed in all respects.
Each of the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the Listing Proposal, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal and the Director Election Proposal (collectively, the “Condition Precedent Proposals”) is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Condition Precedent Proposals will be presented to the shareholders for a vote only if the Articles Amendment Proposal is approved. The Advisory Governing Documents Proposals will be presented to the shareholders for a vote only if the Business Combination Proposal is approved. The Articles Amendment Proposal and the Adjournment Proposal are not conditioned on any other proposal, though the special resolution contemplated by the Articles Amendment Proposal will be adopted only if the Business Combination Proposal is approved.
The above matters are more fully described in the accompanying proxy statement/prospectus, which also includes, as Annex A, a copy of the Business Combination Agreement. You are urged to read carefully and in its entirety the accompanying proxy statement/prospectus, including the Annexes thereto and accompanying financial statements of L&F, ZeroFox and IDX.
The record date for the Shareholder Meeting for L&F shareholders is May 27, 2022. Only L&F shareholders at the close of business on that date may vote at the Shareholder Meeting or any postponement or adjournment thereof. L&F shareholders are entitled to one vote at the Shareholder Meeting for each L&F Ordinary Share held of record as of the record date.
L&F is providing the accompanying proxy statement/prospectus and accompanying proxy card to L&F’s shareholders in connection with the solicitation of proxies to be voted at the Shareholder Meeting and at any postponements or adjournments of the Shareholder Meeting. Information about the Shareholder Meeting, the Business Combination and other related business to be considered by L&F’s shareholders at the Shareholder Meeting is included in the accompanying proxy statement/prospectus. Whether or not you plan to attend the Shareholder Meeting, all of L&F’s shareholders are urged to read the accompanying proxy statement/prospectus, including the Annexes and other documents referred to therein, carefully and in their entirety. You should also carefully consider the risk factors described in the sections titled “Risk Factors” beginning on page 61 of the accompanying proxy statement/prospectus.
After careful consideration, the board of directors of L&F has unanimously approved the Business Combination Agreement and the transactions contemplated thereby, including the Mergers, and unanimously recommends that shareholders vote “FOR” the adoption of the Business Combination Agreement and approval of the transactions contemplated thereby, including the Mergers, and “FOR” all other proposals presented to L&F’s shareholders in the accompanying proxy statement/prospectus. When you consider the recommendation of these proposals by the board of directors of L&F, you should keep in mind that L&F’s directors and officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the sections entitled “Proposal No. 2 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination,” “Proposal No. 2 - The Business Combination Proposal — Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Risk Factors” in the accompanying proxy statement/prospectus for a further discussion of these considerations.
Pursuant to the Existing Governing Documents, a holder of L&F’s Class A Ordinary Shares (such holder, a “Public Shareholder” and such shares, the “Public Shares”) may request that L&F redeem all or a portion of such Class A Ordinary Shares for cash if the Business Combination is consummated. The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental Stock Transfer & Trust Company (“Continental”) in order to validly redeem its shares. Public Shareholders may elect to redeem their Class A Ordinary Shares even if they vote “For” the Business Combination Proposal. If the Business Combination is not consummated, the Class A Ordinary Shares will be returned to the respective holder, broker or bank. If the Business Combination is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Class A Ordinary Shares that it holds and timely delivers its shares to Continental, L&F will redeem such Class A Ordinary Shares for a per-share price, payable in cash, equal to the pro rata portion of the trust account established at the consummation of the L&F IPO (as such term is defined in the accompanying proxy statement/prospectus), calculated as of two business days prior to the consummation of the Business Combination. For illustrative purposes, as of May 27, 2022, the record date for the Shareholder Meeting, this would have amounted to approximately $10.16 per issued and outstanding Public Share. If a Public Shareholder exercises its redemption rights in full, then it will be electing to exchange its Class A Ordinary Shares for cash and will no longer own Class A Ordinary Shares. See “Shareholder Meeting— Redemption Rights” in the accompanying proxy statement/prospectus for a detailed description of the procedures to be followed if you wish to redeem your Class A Ordinary Shares for cash. Holders must complete the procedures for electing to redeem their Class A Ordinary Shares in the manner described in the accompanying proxy statement/prospectus prior to 5:00 p.m., Eastern Time, on     , 2022 (two business days before the Shareholder Meeting) in order for their shares to be redeemed.
Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)), will be restricted from redeeming its Class A Ordinary Shares with respect to more than an aggregate of 15% of the outstanding Class A Ordinary Shares, without our prior consent. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the outstanding Class A Ordinary Shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.
JAR Sponsor, LLC, Albert Goldstein, Joseph Lieberman and Kurt Summers (the “Sponsor Holders”) have, pursuant to the Sponsor Support Letter Agreement, agreed to, among other things, vote all of their ordinary shares in favor of the proposals being presented at the Shareholder Meeting and waive their anti-dilution rights with respect to their Class B Ordinary Shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of the accompanying proxy statement/prospectus, the Sponsor Holders own approximately 55.7% of the issued and outstanding ordinary shares. See “Proposal No. 2 — The Business Combination Proposal — Related Agreements — The Sponsor Support Letter Agreement” in the accompanying proxy statement/prospectus for more information related to the Sponsor Support Letter Agreement.
The Business Combination Agreement is subject to the satisfaction or waiver of certain other closing conditions as described in the accompanying proxy statement/prospectus. There can be no assurance that the parties to the Business Combination Agreement would waive any such provision of the Business Combination Agreement.
The approval of each of the Articles Amendment Proposal, the Domestication Proposal and the Governing Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued ordinary shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. The approval of each of the Business Combination Proposal, the Advisory Governing Documents Proposals, the Listing Proposal, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal and the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by holders of the issued Class B Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. The Advisory Governing Documents Proposals are voted upon on a non-binding advisory basis only. The approval of each of the proposals other than the Articles Amendment Proposal, the Domestication Proposal and the Governing Documents Proposal will not require the affirmative vote of the Public Shareholders based on the ownership of the Sponsor Holders; however, all proposals other than the Adjournment Proposal will be presented for a vote only if the Articles Amendment Proposal is approved, and each of the Condition Precedent Proposals is conditioned on the approval and adoption of each of the other Condition Precedent Proposals.
Your vote is very important. Whether or not you plan to attend the Shareholder Meeting, please vote as soon as possible by following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the Shareholder Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the Shareholder Meeting.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the Shareholder Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the Shareholder Meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the Shareholder Meeting but will otherwise not have any effect on whether the proposals are approved.
Your attention is directed to the accompanying proxy statement/prospectus following this notice (including the Annexes and other documents referred to herein) for a more complete description of the proposed Business Combination and related transactions and each of the proposals. You are encouraged to read the accompanying proxy statement/prospectus carefully and in its entirety, including the Annexes and other documents referred to herein. If you have any questions or need assistance voting your ordinary shares, please contact Morrow Sodali LLC, our proxy solicitor, by calling (800) 662-5200 (toll-free), or banks and brokers can call (203) 658-9400, or by emailing LNFA.info@investor.morrowsodali.com.
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors of L&F Acquisition Corp.,

Jeffrey C. Hammes
Chairman of the Board of Directors

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ABOUT THIS PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by L&F (File No. 333-262570), constitutes a prospectus of L&F under Section 5 of the U.S. Securities Act of 1933, as amended, with respect to certain securities of L&F to be issued in connection with the Business Combination described below. This document also constitutes a notice of meeting and a proxy statement of L&F under Section 14(a) of the Securities Exchange Act of 1934, as amended, for the Shareholder Meeting of L&F to be held in connection with the Business Combination and related matters and at which L&F shareholders will be asked to consider and vote upon a proposal to approve and adopt the Business Combination Agreement and the Business Combination, among other matters. All share and per share information in this proxy statement/prospectus, including the number of Public Shares required to approve the proposals to be voted on, reflect the Extension Amendment Redemptions. See “Summary of the Proxy Statement / Prospectus — The Shareholder Meeting — Quorum and Vote of L&F Shareholders” and “Information about L&F — Extension of Time to Complete a Business Combination.”
ADDITIONAL INFORMATION
You may request copies of this proxy statement/prospectus and any other publicly available information concerning L&F, without charge, by written request to L&F Acquisition Corp., 150 North Riverside Plaza, Suite 5200 Chicago, IL 60606, or by telephone request at (312) 701-1777; or Morrow Sodali, our proxy solicitor, by calling (800) 662-5200 (toll free), or banks and brokers can call (203) 658-9400, or by emailing LNFA.info@investor.morrowsodali.com, or from the SEC through the SEC website at https://www.sec.gov.
In order for L&F’s shareholders to receive timely delivery of the documents in advance of the Shareholder Meeting to be held on    , 2022, you must request the information no later than    , 2022 (five business days prior to the date of the Shareholder Meeting).
CERTAIN DEFINED TERMS
Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” and “L&F” refer to L&F Acquisition Corp. The terms “New ZeroFox,” “Company”, “combined company” and “post-Business Combination company” refer to ZeroFox Holdings, Inc. and its subsidiaries following the consummation of the Business Combination. The term “ZeroFox” refers to ZeroFox, Inc., together with its subsidiaries, prior to the Business Combination. The term “IDX” refers to ID Experts Holdings, Inc., together with its subsidiary, Identity Theft Guard Solutions, Inc. (“ITGS”), prior to the Business Combination.
In this proxy statement/prospectus, references to:
“Adjournment Proposal” means the proposal as an ordinary resolution, to approve the adjournment of the Shareholder Meeting to a later date or dates if necessary to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Shareholder Meeting, there are insufficient L&F Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Shareholder Meeting or to approve the Articles Amendment Proposal, the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the Advisory Governing Documents Proposals, the Listing Proposal, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal or the Director Election Proposal.
“Advisory Governing Documents Proposals” mean the proposals as ordinary resolutions and on a non-binding advisory basis, to approve certain material differences between the Existing Governing Documents and the Proposed Governing Documents.
“Articles Amendment Proposal” means the proposal as a special resolution that the amendment of the Existing Governing Documents be approved.
“Available Closing Acquiror Cash” means the aggregate cash proceeds from L&F’s Trust Account, together with the net cash proceeds from the Common Equity PIPE Financing and the Convertible Notes Financing, after deducting any amounts paid to Public Shareholders that exercise their redemption rights in connection with the Business Combination.
“Available Closing Acquiror Cash Condition” means the condition to the Closing that the Available Closing Acquiror Cash shall not be less than $170,000,000.

“Business Combination” means the transactions contemplated by the Business Combination Agreement.
“Business Combination Agreement” means the business combination agreement, dated as of December 17, 2021 by and among L&F, L&F Holdings, the Merger Subs, ZeroFox and IDX, as it may be amended and supplemented from time to time. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A.
“Business Combination Proposal” means the proposal as an ordinary resolution, that the Business Combination Agreement, and the consummation of the transactions contemplated thereby be approved, ratified and confirmed in all respects.
“Cayman Islands Companies Act” means the Companies Act (As Revised) of the Cayman Islands as the same may be amended from time to time.
“Class A Ordinary Shares” or “Public Shares” means the Class A ordinary shares, par value $0.0001 per share, of L&F.
“Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of L&F.
“Closing” means the closing of the Business Combination.
“Closing Date” means the date of the Closing.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Equity PIPE Financing” means the transactions contemplated by the Common Equity Subscription Agreements, pursuant to which the Common Equity PIPE Investors have collectively committed to subscribe for an aggregate of 2,000,000 shares of New ZeroFox Common Stock for aggregate gross proceeds of $20,000,000 to be consummated in connection with Closing.
“Common Equity PIPE Investors” means the investors in the Common Equity PIPE Financing pursuant to the Common Equity Subscription Agreements.
“Common Equity Subscription Agreements” means the subscription agreements, dated December 17, 2021, entered into between L&F and each of the Common Equity PIPE Investors in connection with the Common Equity PIPE Financing, a form of which is attached hereto as Annex D.
“Condition Precedent Proposals” means the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the Listing Proposal, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal and the Director Election Proposal, each of which is conditioned on the approval and adoption of each of the others.
“Continental” means Continental Stock Transfer & Trust Company.
“Convertible Notes Financing” means the transactions contemplated by the Convertible Notes Subscription Agreements, pursuant to which the Convertible Notes Investors have collectively committed to subscribe for an aggregate principal amount of $150,000,000 of 7.00%/8.75% Convertible Senior Cash/PIK Toggle Notes with an initial conversion price of $11.50 per share of New ZeroFox Common Stock, on the terms and subject to the conditions set forth in the Convertible Notes Subscription Agreements and the Indenture, to be consummated in connection with Closing.
“Convertible Notes Investors” means investors in the Convertible Notes Financing pursuant to the Convertible Notes Subscription Agreements.
“Convertible Notes Subscription Agreements” means the convertible notes subscription agreements, dated December 17, 2021, entered into between L&F and each of the Convertible Notes Investors in connection with the Convertible Notes Financing, a form of which is attached hereto as Annex E.
“DGCL” means the Delaware General Corporation Law, as amended.
“Director Election Proposal” means the proposal as an ordinary resolution to elect eight (8) directors, effective upon the Closing, to serve staggered three-year terms on the New ZeroFox Board as set forth in the Proposed Certificate of Incorporation, and until such directors’ successors have been duly elected and qualified, or until such directors’ earlier death, resignation, retirement or removal.

“DLLCA” means the Delaware Limited Liability Company Act, as amended.
“Domestication” means the transfer by way of continuation and deregistration of L&F as an exempted company incorporated in the Cayman Islands and the continuation and domestication of L&F as a corporation incorporated in the State of Delaware.
“Domestication Proposal” means the proposal as a special resolution, that the Domestication be approved, ratified and confirmed in all respects.
“DWAC” means The Depository Trust Company’s deposit/withdrawal at custodian system.
“Effective Time” means the time at which the IDX Forward Merger becomes effective.
“Employee Stock Purchase Plan Proposal” means the proposal as an ordinary resolution to approve and adopt the ESPP.
“ESPP” means the ZeroFox Holdings, Inc. 2022 Employee Stock Purchase Plan, a form of which is attached hereto as Annex I.
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Existing Governing Documents” means the amended and restated memorandum and articles of association of L&F (as amended by the Extension Articles Amendment).
“Extension Amendment Proposal” means the proposal presented at the Extension Meeting to amend the amended and restated memorandum and articles of association of L&F to extend the date by which L&F must complete its initial business combination from May 23, 2022 to August 24, 2022.
“Extension Articles Amendment” means the amendment to the amended and restated memorandum and articles of association of L&F as proposed in the Extension Amendment Proposal approved as a special resolution passed at the Extension Meeting.
“Extension Amendment Redemptions” means the redemption by L&F shareholders of 13,824,311 Class A Ordinary Shares in connection with the approval and implementation of the Extension Amendment Proposal.
“Extension Meeting” means the extraordinary general meeting of L&F shareholders held on May 3, 2022 to consider the Extension Amendment Proposal.
“Founder Shares” means the aggregate 4,312,500 Class B Ordinary Shares that are currently owned by the L&F Initial Shareholders, of which 4,202,767 Class B Ordinary Shares are held by the Sponsor, 20,000 Class B Ordinary Shares are held by Albert Goldstein, 50,000 Class B Ordinary Shares are held by Joseph Lieberman and 39,733 Class B Ordinary Shares are held by Kurt Summers, and the New ZeroFox Common Stock that will be issued upon the automatic conversion of the Class B Ordinary Shares at the time of L&F’s Domestication as described herein.
“GAAP” means U.S. generally accepted accounting principles.
“Governing Documents Proposal” means the proposal as a special resolution, that upon the Domestication, the Existing Governing Documents be amended and restated by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Incorporation and Proposed Bylaws.
“IDX” means ID Experts Holdings, Inc., a Delaware corporation.
“IDX Capital Stock” means the IDX Common Stock and the IDX Preferred Stock.
“IDX Cancelled Shares” means all shares of IDX Capital Stock held in IDX’s treasury immediately prior to the IDX Effective Time or owned by L&F or IDX Merger Sub immediately prior to the IDX Effective Time, which automatically will be cancelled and will cease to exist at the IDX Effective Time.
“IDX Common Stock” means the common stock of IDX, par value $0.0001 per share.
“IDX Dissenting Shares” means any shares of capital stock of IDX issued and outstanding immediately prior to the Closing and held by a holder who has not voted in favor of the IDX Merger or consented thereto in writing and who has properly exercised and perfected appraisal rights for such shares in accordance with Section 262 of the DGCL, and has not effectively withdrawn or lost such appraisal rights.
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“IDX Effective Time” means the time of the filing of a certificate of merger with Secretary of State of the State of Delaware in order to effect the IDX Merger, or such later time as specified in such certificate of merger, upon which the IDX Merger is consummated.
“IDX Forward Merger Sub” means IDX Forward Merger Sub, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of L&F Holdings.
“IDX Forward Merger” means the merger of IDX Transitional Entity with and into IDX Forward Merger Sub.
“IDX Merger” means the merger of IDX Merger Sub with and into IDX.
“IDX Merger Sub” means IDX Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of L&F Holdings.
“IDX Preferred Stock” means the preferred stock of IDX (series A-1 preferred stock, par value $0.0001 per share, series A-2 preferred stock, par value $0.0001 per share, and series B preferred stock, par value $0.0001 per share).
“Incentive Equity Plan” means the ZeroFox Holdings, Inc. 2022 Incentive Equity Plan, a form of which is attached hereto as Annex H.
“Incentive Equity Plan Proposal” means the proposal as an ordinary resolution to approve and adopt the Incentive Equity Plan.
“Indenture” means the indenture to be entered into by L&F, the guarantors party thereto and the indenture trustee related to the issuance of an aggregate principal amount of $150,000,000 of 7.00%/8.75% Convertible Senior Cash/PIK Toggle Notes.
“Investment Amount” means, collectively the amounts received in connection with the Common Equity PIPE Financing and the Convertible Notes Financing.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“L&F” means L&F Acquisition Corp., a Cayman Islands exempted company, prior to the consummation of the Domestication.
“L&F Board” means L&F’s board of directors.
“L&F Closing Stock Price” means an amount equal to the volume weighted average price per share rounded to four decimal places (with amounts 0.00005 and above rounded up) of the Class A Ordinary Shares on the NYSE American or NASDAQ, as applicable, for the five consecutive trading days ending with the complete trading day ending three Business Days prior to the Closing Date.
“L&F Holdings” means L&F Acquisition Holdings, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of L&F.
“L&F Initial Shareholders” or “Sponsor Holders” means the Sponsor, Albert Goldstein, Joseph Lieberman and Kurt Summers.
“L&F IPO” means L&F’s initial public offering of its units, ordinary shares and warrants pursuant to its registration statement on Form S-1 declared effective by the SEC on November 18, 2020 (SEC File No. 333-249497).
“L&F Ordinary Shares” means the Class A Ordinary Shares and the Class B Ordinary Shares.
“L&F Parties” means L&F, L&F Holdings and the Merger Subs.
“L&F Private Placement Warrants” means the 5,450,000 warrants held by the Sponsor and the 2,138,430 warrants held by Jefferies LLC that were issued in a private placement at the time of the L&F IPO, each of which is exercisable for one Class A Ordinary Share at an exercise price of $11.50 per share.
“L&F Public Units” means the units issued in the L&F IPO, consisting of one Class A Ordinary Share and one-half of one L&F Public Warrant.

“L&F Public Warrants” means warrants to acquire Class A Ordinary Shares, issued as part of the L&F Public Units, at an initial exercise price of $11.50 per share.
“L&F Warrant Agreement” means the warrant agreement, dated as of November 23, 2020, by and between L&F and Continental (as amended or amended and restated from time to time).
“L&F Warrants” means the L&F Private Placement Warrants and the L&F Public Warrants.
“Listing Proposal” means the proposal as an ordinary resolution to approve the issuance of more than 20% of L&F’s issued and outstanding ordinary shares in connection with the Business Combination, the Common Equity Financing and the Convertible Notes Financing.
“Mergers” means following the Domestication, (i) the merger of ZF Merger Sub with and into ZeroFox, with ZeroFox being the surviving entity and continuing as a direct, wholly-owned subsidiary of L&F Holdings, (ii) the merger of IDX Merger Sub with and into IDX, with IDX being the surviving entity and continuing as a direct, wholly-owned subsidiary of L&F Holding (“IDX Transitional Entity”), and (iii) the merger of IDX Transitional Entity with and into IDX Forward Merger Sub, with IDX Forward Merger Sub being the surviving entity and continuing as a direct, wholly-owned subsidiary of L&F Holdings.
“Merger Subs” means ZF Merger Sub, IDX Merger Sub and IDX Forward Merger Sub.
“Morrow Sodali” means Morrow Sodali LLC, L&F’s proxy solicitor.
“Nasdaq” means The Nasdaq Stock Market LLC.
“New ZeroFox” or “Company” means ZeroFox Holdings, Inc. (f.k.a. L&F Acquisition Corp.) after the Domestication and the Business Combination.
“New ZeroFox Board” means the board of directors of New ZeroFox.
“New ZeroFox Common Stock” means the common stock, par value $0.0001 per share, of New ZeroFox.
“New ZeroFox Preferred Stock” means the preferred stock, par value $0.0001 per share, of New ZeroFox.
“New ZeroFox Private Placement Warrants” means warrants representing the right to purchase shares of New ZeroFox Common Stock following the Domestication on the same contractual terms and conditions as the L&F Private Placement Warrants.
“New ZeroFox Public Warrants” means the warrants representing the right to purchase shares of New ZeroFox Common Stock following the Domestication on the same contractual terms and conditions as the L&F Public Warrants.
“New ZeroFox Warrants” means the New ZeroFox Private Placement Warrants and the New ZeroFox Public Warrants.
“Notes” means $150,000,000 aggregate principal amount of unsecured convertible notes due in 2025 to be issued in connection with the Convertible Notes Financing.
“NYSE” means the New York Stock Exchange.
“NYSE American” means NYSE American LLC.
“OPM” means the U.S. Office of Personnel Management.
“OPM Contract” means the contract between OPM and IDX, a copy of which has been filed as an exhibit to the registration statement, of which this proxy statement/prospectus forms a part.
“Proposed Bylaws” means the proposed bylaws of New ZeroFox, to be effective upon the Domestication, a form of which is attached to this proxy statement/prospectus as Annex C.
“Proposed Certificate of Incorporation” means the proposed certificate of incorporation of New ZeroFox to be effective upon the Domestication, a form of which is attached to this proxy statement/prospectus as Annex B.
“Proposed Governing Documents” means the Proposed Certificate of Incorporation and the Proposed Bylaws.
“Public Shareholders” means the holders of Class A Ordinary Shares that were sold in the L&F IPO (whether they were purchased in the L&F IPO or thereafter in the open market).

“Record Date” means May 27, 2022.
“Redemption” means the redemption of Class A Ordinary Shares for the Redemption Price.
“Redemption Deadline” means 5:00 p.m., Eastern Time, on    , 2022 (two business days before the Shareholder Meeting).
“Redemption Price” means the per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to L&F to pay L&F’s taxes, divided by the number of then outstanding Class A Ordinary Shares.
“SEC” means the United States Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Shareholder Meeting” means the extraordinary general meeting of shareholders of L&F at     a.m., Eastern Time, on    , 2022, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, 50th Floor, New York, New York 10022, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be postponed or adjourned.
“Sponsor” means JAR Sponsor, LLC, a Delaware limited liability company.
“Sponsor Group” means the Sponsor, the L&F directors and officers and entities affiliated with the L&F directors and officers.
“Target Companies” means ZeroFox and IDX.
“Transfer Agent” means Continental.
“Trust Account” means the trust account established at the consummation of the L&F IPO that holds the proceeds of the L&F IPO and is maintained by Continental, acting as trustee.
“ZeroFox” means ZeroFox, Inc., a Delaware corporation.
“ZeroFox Board” means the board of directors of ZeroFox.
“ZeroFox Common Stock” means the common stock of ZeroFox, par value $0.00001 per share.
“ZeroFox Preferred Stock” means the preferred stock of ZeroFox (series Seed preferred stock, par value $0.00001 per share, series A preferred stock, par value $0.00001 per share, series B preferred stock, par value $0.00001 per share, series C preferred stock, par value $0.00001 per share, series C-1 preferred stock, par value $0.00001 per share, series D preferred stock, par value $0.00001 per share, series D-1 preferred stock, par value $0.00001 per share, series D-2 preferred stock, par value $0.00001 per share, and series E preferred stock, par value $0.00001 per share).
“ZF Cancelled Shares” means all shares of ZeroFox Common Stock held in ZeroFox’s treasury immediately prior to the ZF Effective Time or owned by L&F or ZF Merger Sub immediately prior to the ZF Effective Time, which automatically will be cancelled and will cease to exist at the ZF Effective Time.
“ZF Dissenting Shares” means any shares of capital stock of ZeroFox issued and outstanding immediately prior to the Closing and held by a holder who has not voted in favor of the ZF Merger or consented thereto in writing and who has properly exercised and perfected appraisal rights for such shares in accordance with Section 262 of the DGCL, and has not effectively withdrawn or lost such appraisal rights.
“ZF Effective Time” means the time of the filing of a certificate of merger with Secretary of State of the State of Delaware in order to effect the ZF Merger, or such later time as specified in such certificate of merger, upon which the ZF Merger is consummated.
“ZF Mandatory Conversion” means the conversion of the ZeroFox Preferred Stock into shares of ZeroFox Common Stock immediately prior to the Closing.
“ZF Merger” means the merger of ZF Merger Sub with and into ZeroFox.
“ZF Merger Sub” means ZF Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of L&F Holdings.

TRADEMARKS
This proxy statement/prospectus includes references to the trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this proxy statement/prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks, trade names and service marks. L&F does not intend its use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of it by, any other companies.
MARKET AND INDUSTRY INFORMATION
Information contained in this proxy statement/prospectus concerning the market and the industry in which ZeroFox and IDX compete, including their market positions, general expectations of market opportunities and market sizes, are based on information from various third-party sources, publicly available information, various industry publications, internal data and estimates, and assumptions made by ZeroFox and IDX based on such sources and ZeroFox’s and IDX’s knowledge of the external cybersecurity market and data breach response market. Internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which ZeroFox and IDX operate and ZeroFox’s and IDX’s respective management’s understanding of industry conditions. This information and any estimates provided herein involve numerous assumptions and limitations, and you are cautioned not to give undue weight to such information. Third-party sources generally state that the information contained in such sources have been obtained from sources believed to be reliable. Although we believe that such information is reliable, there can be no assurance as to the accuracy or completeness of such information. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. We have not independently verified any third-party information and each publication speaks as of its original publication date (and not as of the date of this proxy statement/prospectus). In addition, we do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited herein. The industry in which ZeroFox and IDX operates is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this proxy statement/prospectus are subject to change.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
The statements contained in this proxy statement/prospectus that are not purely historical are forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding L&F’s expectations, hopes, beliefs, intentions or strategies regarding the future. The information included in this proxy statement/prospectus in relation to the Target Companies has been provided by the Target Companies and their respective management teams, and forward-looking statements include statements relating to the expectations of the Target Companies’ management teams, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus may include, for example, statements about:
•	L&F’s ability to complete the Business Combination, or, if L&F does not consummate the Business Combination, any other initial business combination;
•	L&F’s ability to obtain financing to complete the Business Combination;
•	the expected benefits of the Business Combination;
•	New ZeroFox’s expansion plans and opportunities; and
•	New ZeroFox’s future financial and operating performance after the Business Combination.
The forward-looking statements contained in this proxy statement/prospectus are based on current expectations and beliefs of L&F’s and the Target Companies’ managements concerning future developments and their potential effects on the Business Combination and the Target Companies. There can be no assurance that future developments affecting L&F and the Target Companies will be those that have been anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond L&F’s and the Target Companies’ control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, the items in the following list, which summarizes some of the principal risks relating to the Business Combination and L&F’s and the Target Companies’ businesses:
•	the occurrence of any event, change or other circumstance that could delay, impede or prevent the Business Combination or give rise to the termination of the Business Combination Agreement;
•
defects, errors, or vulnerabilities in ZeroFox’s platform, the failure of ZeroFox’s platform to block malware or prevent a security breach, misuse of ZeroFox’s platform, or risks of product liability claims would harm ZeroFox’s reputation and adversely impact the combined company’s business, operating results, and financial condition;

•
if ZeroFox’s enterprise platform offerings do not interoperate with its customers’ network and security infrastructure, or with third-party products, websites or services, the combined company’s results of operations may be harmed;

•	ZeroFox may not timely and cost-effectively scale and adapt its existing technology to meet its customers’ performance and other requirements;
•
ZeroFox’s success depends, in part, on the integrity and scalability of its systems and infrastructure. System interruption and the lack of integration, redundancy and scalability in these systems and infrastructure may adversely affect the combined company’s business, financial condition, and results of operations;

•	ZeroFox has a history of losses, and the combined company may not be able to achieve or sustain profitability in the future;
•
adverse general and industry-specific economic and market conditions and reductions in customer spending, in either the private or public sector, including as a result of geopolitical uncertainty such as the ongoing conflict between Russia and Ukraine, may reduce demand for ZeroFox’s platform or products and solutions, which could harm the combined company’s business, financial condition and results of operations;

•	the COVID-19 pandemic could adversely affect the combined company’s business, operating results, and financial condition;
•	ZeroFox faces intense competition and could lose market share to its competitors, which could adversely affect the combined company’s business, financial condition, and results of operations;
•
if organizations do not adopt cloud, and/or SaaS-delivered external cybersecurity solutions that may be based on new and untested security concepts, the combined company’s ability to grow its business and results of operations may be adversely affected;

•
if ZeroFox fails to adapt to rapid technological change, evolving industry standards and changing customer needs, requirements or preferences, the combined company’s ability to remain competitive could be impaired;

•	the combined company may need to raise additional capital to maintain and expand its operations and invest in new solutions, which capital may not be available on acceptable terms, or at all;
•
one U.S. government customer has accounted for a substantial portion of IDX’s revenues and is expected to account for a substantial portion of the combined company’s revenues following the Business Combination. If IDX’s largest customer does not renew its contract with IDX (or renews at reduced spending levels), or if IDX’s relationship with its largest customer is impaired or terminated, IDX’s revenues could decline, and the combined company’s business, financial condition, and results of operations would be adversely affected; and

x

•	other risks and uncertainties discussed elsewhere in this proxy statement/prospectus, including in the section entitled “Risk Factors.”
Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws. Before a shareholder grants its proxy or instructs how its votes should be cast or voted on the proposals set forth in this proxy statement/prospectus, it should be aware that the occurrence of the events described in the section titled “Risk Factors” and elsewhere in this proxy statement/prospectus may adversely affect L&F or the Target Companies.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS
This summary highlights selected information from this proxy statement/prospectus and does not contain all of the information that is important to you. To better understand the proposals to be submitted for a vote at the Shareholder Meeting, including the Business Combination Proposal, you should read this entire document carefully and in its entirety, including the Annexes and accompanying financial statements of L&F, ZeroFox and IDX. The Business Combination Agreement is the legal document that governs the Business Combination and the other transactions that will be undertaken in connection therewith. The Business Combination Agreement is attached hereto as Annex A and is also described in detail in this proxy statement/prospectus in the section entitled “The Business Combination Proposal — The Business Combination Agreement.” This proxy statement/prospectus also includes forward-looking statements that involve risks and uncertainties. See “Cautionary Note Regarding Forward-Looking Statements.”
Parties to the Business Combination
L&F
L&F is a blank check company organized as a Cayman Islands exempted company on November 18, 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities.
Our Class A Ordinary Shares and the L&F Public Warrants are currently listed on the NYSE American under the symbols “LNFA” and “LNFA WS,” respectively. Certain of our Class A Ordinary Shares and L&F Public Warrants currently trade as units consisting of one Class A Ordinary Share and one-half of one redeemable L&F Public Warrant, and are listed on the NYSE American under the symbol “LNFA.U.” In connection with the Domestication, the units will automatically separate into their component securities and, as a result, will no longer trade as an independent security. Upon the Domestication, our name will change from “L&F Acquisition Corp.” to “ZeroFox Holdings, Inc.” We intend to list the New ZeroFox Common Stock and New ZeroFox Warrants on Nasdaq under the symbols “ZFOX” and “ZFOXW,” respectively, upon the Closing.
L&F’s principal executive offices are located at 150 North Riverside Plaza, Suite 5200, Chicago, Illinois 60606 and its phone number is (312) 705-2786.
L&F Holdings
L&F Holdings is a Delaware limited liability company and a direct, wholly-owned subsidiary of L&F formed on November 23, 2021. In connection with the Business Combination, L&F Holdings is operating as the holding company and wholly owns each of the Merger Subs. L&F Holdings’ principal executive offices are located at 150 North Riverside Plaza, Suite 5200, Chicago, Illinois 60606 and its phone number is (312) 705-2786.
ZF Merger Sub
ZF Merger Sub is a Delaware corporation and a direct, wholly-owned subsidiary of L&F Holdings formed on November 23, 2021. In connection with the Business Combination, ZF Merger Sub will merge with and into ZeroFox, with ZeroFox continuing as the surviving company. ZF Merger Sub’s principal executive offices are located at 150 North Riverside Plaza, Suite 5200, Chicago, Illinois 60606 and its phone number is (312) 705-2786.
IDX Merger Sub
IDX Merger Sub is a Delaware corporation and a direct, wholly-owned subsidiary of L&F Holdings formed on November 23, 2021. In connection with the Business Combination, IDX Merger Sub will merge with and into IDX, with IDX continuing as the surviving company and referred to in this proxy statement/prospectus as “Transitional IDX Entity.” IDX Merger Sub’s principal executive offices are located at 150 North Riverside Plaza, Suite 5200, Chicago, Illinois 60606 and its phone number is (312) 705-2786.
IDX Forward Merger Sub
IDX Forward Merger Sub is a Delaware limited liability company and a direct, wholly-owned subsidiary of L&F Holdings formed on November 23, 2021. In connection with the Business Combination, Transitional IDX Entity will merge with and into IDX Forward Merger Sub immediately after the IDX Merger, with IDX Forward Merger Sub continuing as the surviving company. IDX Forward Merger Sub’s principal executive offices are located at 150 North Riverside Plaza, Suite 5200, Chicago, Illinois 60606, and its phone number is (312) 705-2786.

ZeroFox
ZeroFox, Inc., a Delaware corporation, is an enterprise cybersecurity software-as-a-service provider of digital attack detection and protection services. ZeroFox’s patented technology collects and processes content, rich media, electronic posts, messages, global intelligence and threat actor activity across the digital landscape, including social media sites, public, deep and dark web forums, mobile app stores and other digital platforms and discrete content sources. Using artificial intelligence-based analysis and threat intelligence capabilities, the ZeroFox platform identifies and remediates targeted phishing attacks, credential and account compromise, data exfiltration and brand hijacking threats. ZeroFox offers its services on a subscription basis.
ZeroFox’s principal executive offices are located at 1834 S. Charles Street, Baltimore, Maryland 21230 and its phone number is (855) 936-9369.
For more information about ZeroFox, see the sections entitled “Business of ZeroFox” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ZeroFox.”
IDX
ID Experts Holdings, Inc., a Delaware corporation, is a data security company that provides data breach response services and identity and privacy protection services to its customers.
IDX’s principal executive offices are located at 10300 SW Greenburg Road, Suite 570, Portland, Oregon 97223, and its phone number is (800) 298-7558.
For more information about IDX, see the sections entitled “Business of ZeroFox—IDX History and Business Overview” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of IDX.”
Summary of the Business Combination Agreement
Upon the terms and subject to the conditions of the Business Combination Agreement, in accordance with the DGCL, the DLLCA, and other applicable laws, (i) ZF Merger Sub will be merged with and into ZeroFox, with ZeroFox being the surviving entity in the ZF Merger and continuing (immediately following the ZF Merger) as a direct, wholly-owned subsidiary of L&F Holdings, (ii) IDX Merger Sub will be merged with and into IDX, with IDX being the surviving entity in the IDX Merger as the Transitional IDX Entity and continuing (immediately following the IDX Merger) as a direct, wholly-owned subsidiary of L&F Holdings (the “Transitional IDX Entity”), and (iii) Transitional IDX Entity will be merged with and into IDX Forward Merger Sub, with IDX Forward Merger Sub being the surviving entity in the IDX Forward Merger and continuing (immediately following the IDX Forward Merger) as a direct, wholly-owned Subsidiary of L&F Holdings.
Consideration Received under the Business Combination Agreement
In accordance with the terms and subject to the conditions of the Business Combination Agreement, (i) at the ZF Effective Time, (a) each share of ZeroFox Common Stock (including shares of ZeroFox restricted stock) issued and outstanding immediately prior to the ZF Effective Time (after giving effect to the ZF Mandatory Conversion and other than ZF Dissenting Shares and ZF Cancelled Shares) will be automatically cancelled and extinguished and converted into the right to receive a fraction of a share of New ZeroFox Common Stock determined in accordance with the Business Combination Agreement on the basis of a pre-money enterprise value of ZeroFox of $866,250,000 on a fully-diluted basis and a price of $10.00 per share of New ZeroFox Common Stock (as described in further detail in this proxy statement/prospectus, the “ZF Closing Stock Per Share Consideration”), (b) each issued, outstanding and unexercised warrant to purchase shares of ZeroFox Common Stock or ZeroFox Preferred Stock as of immediately prior to the ZF Effective Time will be assumed and converted into a comparable warrant to purchase shares of New ZeroFox Common Stock determined in accordance with the Business Combination Agreement based on the ZF Closing Stock Per Share Consideration, (c) each outstanding and unexercised option to purchase shares of ZeroFox Common Stock (whether vested or unvested) as of immediately prior to the ZF Effective Time will be assumed and converted into a comparable option to purchase shares of New ZeroFox Common Stock determined in accordance with the Business Combination Agreement based on the ZF Closing Stock Per Share Consideration; and (ii) at the IDX Effective Time, (a) each share of IDX Common Stock and IDX Preferred Stock issued and outstanding immediately prior to the IDX Effective Time (other than IDX Dissenting Shares and IDX Cancelled Shares) will be automatically cancelled and extinguished and converted into the right to receive (A) for IDX Common Stock and series A-1 and series A-2 IDX Preferred Stock, a fraction of a share of New ZeroFox Common Stock, (B) for IDX Common Stock and series A-1 and series A-2 IDX Preferred Stock, a portion of $50,000,000 in cash consideration (subject to certain adjustments for cash, working capital, debt and transaction expenses, and net of liquidation preferences, as provided in the Business Combination Agreement), and (C) for series A-1, series A-2 and series B IDX Preferred Stock, a liquidation preference amount of $0.361 per share, in each case, in accordance with the Business Combination Agreement and on the basis of a pre-money enterprise value of IDX of $338,750,000 on a fully-diluted basis and a price of $10.00 per share of New ZeroFox Common Stock (as described in further detail in this proxy statement/prospectus), (b) each issued, outstanding and unexercised warrant to purchase shares of IDX Common Stock or IDX Preferred Stock as of immediately prior to the IDX Effective Time will be assumed and converted into a comparable warrant to purchase shares of New ZeroFox Common Stock determined in accordance with the Business Combination Agreement based on the IDX Total Per Share Consideration or IDX Total Preferred Per Share Consideration (each such term as defined in this proxy statement/prospectus), as applicable, and (c) each outstanding and unexercised option (as of immediately prior to the IDX Effective Time) to purchase shares of IDX Common Stock (whether vested or unvested) will be assumed and converted into a comparable option to purchase shares of New ZeroFox Common Stock determined in accordance with the Business Combination Agreement based on the IDX Total Per Share Consideration.
For additional information regarding the consideration payable under the Business Combination Agreement, see the section in this proxy statement/prospectus entitled “The Business Combination Proposal — Consideration to be Received in the Business Combination.”
Organizational Structure
The diagram below depicts a simplified version of our organizational structure immediately before and immediately following the completion of the Domestication, the Mergers and the Business Combination.
L&F before the Business Combination

ZeroFox before the Business Combination

IDX before the Business Combination

IDX Shareholders
100%
ID Experts Holdings, Inc. (Delaware)
100%
Identity Theft Guard Solutions, Inc. (Delaware)

Simplified Organizational Structure after giving effect to the Domestication, Mergers and Business Combination

Following the completion of the Domestication, the Mergers and the Business Combination, as described above, our organizational structure will be what is commonly referred to as a holding and operational company structure. This organizational structure will allow New ZeroFox to retain an indirect equity ownership in each of ZeroFox and IDX through units that it holds in L&F Holdings (to be renamed ZeroFox Holdings, LLC in connection with the Closing), an entity that is disregarded for U.S. federal income tax purposes. The parties agreed to structure the Business Combination in this manner for tax and other business purposes, and we do not believe that our organizational structure will give rise to any significant business or strategic benefit or detriment. See the section entitled “Risk Factors — Risks Related to L&F, the Business Combination and the Company” for additional information on our organizational structure.
Equity Ownership Upon Closing
On May 3, 2022, L&F held the Extension Meeting to consider the Extension Amendment Proposal. In connection with the approval and implementation of the Extension Amendment Proposal, holders of 13,824,311 Class A Ordinary Shares properly exercised their right to redeem their shares. As of the date of this proxy statement/prospectus (and after giving effect to the Extension Amendment Redemptions), there are (i) 3,425,689 Class A Ordinary Shares issued and outstanding and (ii) 4,312,500 Class B Ordinary Shares issued and outstanding. In addition, as of the date of this proxy statement/prospectus, there are outstanding 5,450,000 L&F Private Placement Warrants held by the Sponsor, 2,138,430 L&F Private Placement Warrants held by Jefferies and 8,625,000 L&F Public Warrants. Each whole warrant entitles the holder thereof to purchase one Class A Ordinary Share and, following the Domestication, will entitle the holder thereof to purchase one share of New ZeroFox Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of the Class A Ordinary Shares are redeemed in connection with the Business Combination), L&F’s fully-diluted share capital (after giving effect to the exercise of all of the L&F Private Placement Warrants and all of the L&F Public Warrants) would be 23,951,619 L&F Ordinary Shares.
The following table illustrates varying ownership levels in New ZeroFox Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the Public Shareholders and the following additional assumptions: (i) 83,222,734 shares of New ZeroFox Common Stock are issued to the ZeroFox shareholders at Closing in both a no redemption scenario and a maximum redemption scenario; (ii) 27,905,045 shares of New ZeroFox Common Stock are issued to the IDX shareholders at Closing in both a no redemption scenario and a maximum redemption scenario; (iii) all outstanding ZeroFox warrants and IDX warrants will be exercised on a cash basis immediately prior to the Closing; (iv) 2,000,000 shares of New ZeroFox Common Stock are issued in the Common Equity PIPE Financing; (v) no New ZeroFox Public Warrants and New ZeroFox Private Placement Warrants issued in connection with the Business Combination to purchase New ZeroFox Common Stock that will be outstanding immediately following Closing have been exercised; (vi) no Notes issued in the Convertible Notes Financing have been converted; and (vii) all outstanding vested and unvested ZeroFox options and IDX options are converted into New ZeroFox Options (as defined in this proxy statement/prospectus) exercisable for shares of New ZeroFox Common Stock.
Based on these assumptions, and assuming that no outstanding Class A Ordinary Shares are redeemed in connection with the Business Combination, there would be approximately 120,865,968 shares of New ZeroFox Common Stock outstanding immediately following the consummation of the Business Combination. If the actual facts are different than these assumptions, the ownership percentages in New ZeroFox will be different.
For example, there are currently outstanding an aggregate of 16,213,430 L&F Warrants to acquire our Class A Ordinary Shares, which are comprised of 7,588,430 L&F Private Placement Warrants and 8,625,000 L&F Public Warrants sold as part of the L&F Public Units sold in the L&F IPO. Each outstanding L&F Warrant would be exercisable as a New ZeroFox Warrant commencing 30 days following the Closing for one share of New ZeroFox Common Stock. If we assume that each outstanding warrant is exercised and one share of New ZeroFox Common Stock is issued as a result of such exercise, with payment to New ZeroFox of the exercise price of $11.50 per warrant for one share, our fully-diluted share capital would increase by a total of 16,213,430 shares, with $186,454,445 paid to New ZeroFox to exercise the warrants. In addition, an aggregate principal amount of $150,000,000 of Notes will be issued in the Convertible Notes Financing. The Notes may be converted at a conversion price of $11.50 per share of New ZeroFox Common Stock. If we assume that the Notes (excluding any paid-in-kind interest) are converted in full and settled fully in shares, our fully-diluted share capital would increase by a total of 13,043,475 shares.
	Share Ownership in New ZeroFox
	No redemptions(1)	Maximum redemptions(2)
	Percentage of Outstanding Shares	Percentage of Outstanding Shares
L&F Public Shareholders(3)	2.8%	—
L&F Initial Shareholders(4)	3.6%	3.7%
Common Equity PIPE Investors(5)	1.7%	1.7%
ZeroFox Shareholders(6)	68.9%	70.9%
IDX Shareholders(7)	23.1%	23.8%
(1)	Amounts do not sum due to rounding.

(2)
Assumes that all 3,425,689 Class A Ordinary Shares outstanding are redeemed for an aggregate payment of approximately $34,786,000 (based on the estimated per share redemption price of approximately $10.15 per share) from the Trust Account. As the proceeds (without taking into account offering expenses) from the Common Equity PIPE Financing and the Convertible Notes Financing are expected to satisfy the Available Closing Acquiror Cash Condition, the maximum redemption scenario reflects the redemption of 100% of the Class A Ordinary Shares held by the Public Shareholders; amounts do not sum due to rounding.

(3)	Represents shares of New ZeroFox Common Stock to be issued upon conversion of 3,425,689 Class A Ordinary Shares issued in connection with the L&F IPO.
(4)
Represents shares of New ZeroFox Common Stock to be issued upon conversion of 4,312,500 Class B Ordinary Shares acquired by the L&F Initial Shareholders prior to or in connection with the L&F IPO (including 20,000 shares held by Albert Goldstein, 50,000 shares held by Joseph Lieberman and 39,733 shares currently held by Kurt Summers). Includes 1,293,750 shares of New ZeroFox Common Stock held by the L&F Initial Shareholders under both scenarios that are subject to forfeiture if certain earnout conditions are not satisfied, as the shares are issued and outstanding as of the closing date of the Business Combination.

(5)	Consists of 2,000,000 shares of New ZeroFox Common Stock to be issued in the Common Equity PIPE Financing.
(6)	Includes 1,694,533 shares of New ZeroFox Common Stock to be issued in exchange for shares of ZeroFox Common Stock assumed to be issued upon the cash exercise of ZeroFox warrants prior to the Closing.
(7)	Includes 185,305 shares of New ZeroFox Common Stock to be issued in exchange for shares of IDX Capital Stock assumed to be issued upon the cash exercise of IDX warrants prior to the Closing.
The numbers of shares and percentage interests set forth above have been presented for illustrative purposes only and do not necessarily reflect what New ZeroFox’s share ownership will be after the Closing. For more information about the consideration to be received in the Business Combination, these scenarios and the underlying assumptions, see “Unaudited Pro Forma Condensed Combined Financial Information” and “Business Combination Proposal — The Business Combination Agreement — Consideration to be Received in the Business Combination.”
Conditions to Completion of the Business Combination Agreement
The Business Combination Agreement is subject to the satisfaction or waiver of certain customary closing conditions, including, among others:
•
all applicable waiting periods (and any extensions) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder (the “HSR Act”) in respect of the Business Combination will have expired or been terminated (which expired on January 31, 2022);

•	the absence of laws or governmental orders prohibiting the Domestication or the Business Combination;
•	required shareholder approvals of L&F (the requisite shareholder approvals of ZeroFox and IDX having been obtained);
•
the Common Equity PIPE Financing and the Convertible Notes Financing (and the funding of the Investment Amount) will have been consummated or will be consummated substantially concurrently with the Closing in accordance with the terms of the applicable subscription agreements;

•	the effectiveness of the registration statement, of which this proxy statement/prospectus is a part;
•	the listing or approval for listing on Nasdaq or the NYSE of the New ZeroFox Common Stock to be issued or reserved for issuance in connection with the Business Combination;
•
(i) the aggregate net cash proceeds from the Trust Account (after deducting any amounts paid to Public Shareholders that exercise their redemption rights in connection with the Business Combination), together with the net cash proceeds from the Common Equity PIPE Financing and the Convertible Notes Financing, equaling no less than $170,000,000; and (ii) L&F will have at least $5,000,001 in tangible net assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act) (the “Tangible Net Assets Condition”). The parties to the Business Combination Agreement have waived the Tangible Net Assets Condition, subject to the approval of the Articles Amendment Proposal and the Business Combination Proposal.

•	the accuracy of the representations and warranties of ZeroFox, IDX and L&F as of the date of the Business Combination Agreement and as of the Closing (subject to customary materiality qualifiers);
•
each of the covenants and agreements of IDX, ZeroFox and L&F to be performed or complied with under the Business Combination Agreement prior to or at Closing having been performed or complied with in all material respects;

•
no Company Material Adverse Effect (as such term is defined in this proxy statement/prospectus) on the part of ZeroFox or IDX or Acquiror Material Adverse Effect (as such term is defined in this proxy statement/prospectus) on the part of L&F occurring after the date of the Business Combination Agreement and continuing at the Effective Time; and

•	other customary de-SPAC deal conditions.
Other conditions to the obligation of ZeroFox and IDX to consummate the Business Combination include, among others, the condition that the Domestication will have been completed as provided for in the Business Combination Agreement.
For additional information regarding the conditions to the completion of the Business Combination Agreement, see the section in this Proxy Statement entitled “The Business Combination Proposal – Conditions to the Closing of the Business Combination.”
Effect of the Domestication on Existing L&F Equity
The Domestication will result in, among other things, the following, each of which will occur prior to the Effective Time on the Closing Date:
•	each issued and outstanding Class A Ordinary Share will be converted, on a one-for-one basis, into one share of New ZeroFox Common Stock;
•	each issued and outstanding L&F Class B Ordinary Share will be converted, on a one-for-one basis, into one share of New ZeroFox Common Stock;
•
each issued and outstanding L&F Public Warrant and L&F Private Placement Warrant exercisable for one Class A Ordinary Share will be converted, on a one-for-one basis, into one warrant exercisable for one share of New ZeroFox Common Stock; and

•
the governing documents of L&F will be replaced by the Proposed Certificate of Incorporation and the Proposed Bylaws as described in this proxy statement/prospectus and L&F’s name will change to “ZeroFox Holdings, Inc.”

Related Agreements
Sponsor Support Letter Agreement
Concurrently with the execution of the Business Combination Agreement, (i) L&F, (ii) the Sponsor, Albert Goldstein and Joseph Lieberman, (iii) ZeroFox, (iv) IDX, and (v) Jeffrey C. Hammes, Adam Gerchen, Tom Gazdziak and Richard Levy (solely for the limited purposes set forth therein) entered into an Amended and Restated Sponsor Support Letter Agreement. On January 31, 2022, (i) L&F, (ii) the Sponsor Holders, (iii) ZeroFox, (iv) IDX, and (v) Jeffrey C. Hammes, Adam Gerchen, Tom Gazdziak and Richard Levy (solely for the limited purposes set forth therein), entered into a Second Amended and Restated Sponsor Support Letter Agreement, a copy of which is attached hereto as Annex F (the “Sponsor Support Letter Agreement”). Pursuant to the Sponsor Support Letter Agreement, the Sponsor Holders have agreed to subject an aggregate of 1,293,750 shares of New ZeroFox Common Stock held by such Sponsor Holders to an earnout, whereby such shares will be forfeited unless the following volume-weighted average share price thresholds are met in trading or are deemed to occur in connection with a Change of Control (as defined in the Business Combination Agreement) within five years from the Closing: one-third vesting if the volume-weighted average share price equals or exceeds $12.50; one-third vesting if the volume-weighted average share price equals or exceeds $15.00; and one-third vesting if the volume-weighted average share price equals or exceeds $17.50. In addition, the Sponsor Holders have agreed to (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Mergers), (ii) waive the anti-dilution or similar protection with respect to the Founder Shares (whether resulting from the transactions contemplated by the Common Equity PIPE Financing, the Convertible Notes Financing, the Domestication, the Mergers or otherwise), (iii) be bound by certain other covenants and agreements related to the Business Combination, and (iv) not transfer (subject to customary exceptions) any Founder Shares until the earlier of (a) one year after the Closing, (b) the share price equaling or exceeding $12.00 on a volume-weighted average price basis for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing, and (c) the completion of a transaction that results in all shareholders having the right to exchange shares for cash, securities or other property.

Common Equity PIPE Financing
Concurrently with the execution of the Business Combination Agreement, L&F entered into subscription agreements (the “Common Equity Subscription Agreements”) with certain investors, including, among others, L&F Acquisition Holdings Fund, LLC (an affiliate of Victory Park Capital Advisors, LLC, an entity affiliated with Richard Levy, a director of L&F), GCP-OI I, LLC (an entity affiliated with Adam Gerchen, L&F’s chief executive officer and a director of L&F), JCH Investments LLC (an entity affiliated with Jeffrey C. Hammes, the chairman of the L&F Board), certain existing shareholders of ZeroFox (including funds affiliated with New Enterprise Associates and Highland Capital, and Alsop Louie Partners (the “ZeroFox Investors”)), and certain existing shareholders of IDX (including funds affiliated with Blue Venture Fund, Peloton Equity and ForgePoint Capital (the “IDX Investors”)). Pursuant to the Common Equity Subscription Agreements, the Common Equity PIPE Investors agreed to subscribe for and purchase, and L&F agreed to issue and sell to such investors, on the Closing Date, an aggregate of 2,000,000 shares of New ZeroFox Common Stock in exchange for an aggregate purchase price of $20,000,000.
In addition, on December 16, 2021, the ZeroFox Investors purchased PIK promissory notes issued by ZeroFox (the “ZeroFox PIK Promissory Notes”) for an aggregate purchase price of $5,000,000. Such ZeroFox PIK Promissory Notes accrue interest that will be paid-in-kind at a rate of 5.0% per annum and mature upon the earlier of the Closing and the one-year anniversary of the date of issuance. If the Closing occurs, the repayment of the original principal amount of the ZeroFox PIK Promissory Notes may be offset against amounts owed by the ZeroFox Investors under their Common Equity Subscription Agreements.
In addition, if the Closing occurs, any portion of Closing cash consideration to which the IDX Investors are entitled in connection with the consummation of the Business Combination may be reduced to fund the subscription amount the IDX Investors would otherwise be required to pay pursuant to the Common Equity Subscription Agreements.
The closing of the Common Equity PIPE Financing is contingent upon, among other things, the substantially concurrent consummation of the Business Combination. The Common Equity Subscription Agreements provide that L&F will grant the investors in the Common Equity PIPE Financing certain customary registration rights.
Convertible Notes Financing
In connection with signing the Business Combination Agreement, L&F entered into Convertible Notes Subscription Agreements with the Convertible Notes Investors, in respect of $150,000,000 aggregate principal amount of unsecured convertible notes due in 2025 (the “Notes”) to be issued in connection with the Convertible Notes Financing. The principal terms of the Notes are set forth in the form of indenture attached as an exhibit to the Convertible Notes Subscription Agreements, which indenture will be entered into by L&F, the guarantors party thereto and the indenture trustee (the “Indenture”), and the form of global note attached thereto. The Notes will bear interest at a rate of 7.00% per annum, payable quarterly in cash; provided, that the issuer may elect to pay interest in kind at a rate of 8.75% per annum. The Notes will be convertible at an initial conversion price of $11.50 per share, subject to customary anti-dilution adjustments, including with respect to stock-splits and stock dividends, dividends and other distributions, above-market tender offers, below-market rights offerings and spin-offs (the “Conversion Price”), and will mature on the date that is three years following the closing of the Convertible Notes Financing. New ZeroFox may, at its election, force conversion of the Notes after the first anniversary of the issuance of the Notes (the “Conversion Trigger Date”), subject to a holder’s prior right to convert, if the volume-weighted average trading price of the New ZeroFox Common Stock (x) for the first year after the Conversion Trigger Date, is greater than or equal to 150% of the Conversion Price for at least 20 trading days during a period of 30 consecutive trading days and (y) for the second year after the Conversion Trigger Date, is greater than or equal to 130% of the Conversion Price for at least 20 trading days during a period of 30 consecutive trading days. Upon conversion of any Note, New ZeroFox shall have the option to settle the conversion in cash, shares of New ZeroFox Common Stock or a combination of both. Each holder of a Note will have the right to cause New ZeroFox to repurchase for cash all or a portion of the Notes held by such holder at any time upon the occurrence of a “fundamental change”, a customary definition provided in the Indenture (a “Fundamental Change”), at a price equal to par plus accrued and unpaid interest. In the event of a conversion in connection with a make-whole fundamental change, as defined in the Indenture, the Conversion Price will be adjusted by a usual and customary make-whole Fundamental Change “make-whole table” provided in the Indenture. The Indenture includes restrictive covenants that, among other things, will limit the ability of New ZeroFox to incur senior debt in excess of $50,000,000, subject to certain qualifications and exceptions set forth in the Indenture. The Indenture also will include customary events of default. The closing of the Convertible Notes Financing is contingent upon, among other things, the substantially concurrent consummation of the Business Combination. L&F has agreed to execute a registration rights agreement for the benefit of the Convertible Notes Investors, providing for customary demand, shelf and piggyback registration rights and otherwise in form and substance acceptable to the Convertible Notes Investors and L&F.
Registration Rights Agreement
At the Closing, New ZeroFox, the Sponsor Holders, Jefferies LLC (“Jefferies”) and certain shareholders of ZeroFox and IDX will enter into an Amended and Restated Registration Rights Agreement, substantially in the form attached hereto as Annex G (the “Registration Rights Agreement”) pursuant to which, among other things, New ZeroFox will grant the other parties customary registration rights with respect to shares of New ZeroFox, and former shareholders of ZeroFox and IDX will be subject to a 180-day lock-up period following execution of the Registration Rights Agreement during which period such shareholders may not transfer their shares (subject to customary exceptions). The lock-up period described above will not apply to any shares acquired in the Common Equity PIPE Financing or shares issuable upon conversion of the Notes.
Proposed Certificate of Incorporation and Proposed Bylaws of New ZeroFox
Prior to the Closing, L&F will amend and restate, subject to receipt of L&F shareholder approval, the Existing Governing Documents by the deletion in their entirety and the substitution in their place of the Proposed Certificate of Incorporation and Proposed Bylaws.
Proposals to be Submitted at the Shareholder Meeting
The following is a summary of the proposals to be presented to shareholders at the Shareholder Meeting of L&F and certain transactions contemplated by the Business Combination Agreement. The transactions contemplated by the Business Combination Agreement will be consummated only if the Condition Precedent Proposals are approved at the Shareholder Meeting. Each of the Condition Precedent Proposals is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Condition Precedent Proposals will be presented to the shareholders for a vote only if the Articles Amendment Proposal is approved. The Advisory Governing Documents Proposals will be presented to the shareholders for a vote only if the Business Combination Proposal is approved. The Articles Amendment Proposal and the Adjournment Proposal are not conditioned upon the approval of any other proposal set forth in this proxy statement/prospectus, though the special resolution contemplated by the Articles Amendment Proposal will be adopted only if the Business Combination Proposal is approved.
The Articles Amendment Proposal
As discussed in this proxy statement/prospectus, L&F is asking its shareholders to approve by special resolution the Articles Amendment Proposal. Prior to presenting any other proposals to shareholders, including the Condition Precedent Proposals, L&F will ask its shareholders to approve the Articles Amendment Proposal, under Cayman Islands law to delete (i) the limitation on share repurchases prior to the consummation of a business combination that would cause L&F's net tangible assets to be less than $5,000,001 following such repurchases, (ii) the limitation that L&F shall not consummate a business combination if it would cause L&F's net tangible assets to be less than $5,000,001 and (iii) the limitation that L&F shall not redeem Public Shares that would cause L&F's net tangible assets to be less than $5,000,001 following such redemptions. The approval of the Articles Amendment Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued L&F Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.
We encourage shareholders to carefully consider the information set forth below under “Proposal No. 1– The Articles Amendment Proposal.”
The Business Combination Proposal
L&F is asking its shareholders to approve by ordinary resolution the Business Combination Agreement, pursuant to which, among other things, on the date of the Closing, following the consummation of the Domestication and the Mergers, the Target Companies shall become wholly-owned subsidiaries of New ZeroFox.

For more information about the transactions contemplated by the Business Combination Agreement, we encourage shareholders to carefully consider the information set forth below under “Proposal No. 2 – The Business Combination Proposal” and the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus.
The Domestication Proposal
L&F is asking its shareholders to approve by special resolution the Domestication Proposal. The consummation of the Domestication is a condition to closing the Business Combination pursuant to the terms of the Business Combination Agreement. The Domestication Proposal, if approved, will authorize a change of L&F’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while L&F is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon the Domestication, New ZeroFox will be governed by the DGCL.
For more information about the Domestication Proposal, we encourage shareholders to carefully consider the information set forth below under “Proposal No. 3 – The Domestication Proposal.”
The Governing Documents Proposal
L&F is asking its shareholders to approve by special resolution the Governing Documents Proposal. L&F will ask its shareholders to approve the replacement of the Existing Governing Documents, under Cayman Islands law, with the Proposed Certificate of Incorporation and Proposed Bylaws, under the DGCL, including the authorization of the change in authorized share capital as indicated therein and the change of name of L&F to “ZeroFox Holdings, Inc.”
For more information about the Governing Documents Proposal, we encourage shareholders to carefully consider the information set forth below under “Proposal No. 4 – The Governing Documents Proposal” and the full text of the Proposed Certificate of Incorporation and Proposed Bylaws of New ZeroFox attached hereto as Annex B and Annex C, respectively.
The Advisory Governing Documents Proposals
L&F is asking its shareholders to approve, by ordinary resolutions and on a non-binding advisory basis, the following governance proposals in connection with the replacement of the Existing Governing Documents, under Cayman Islands law, with the Proposed Governing Documents, under the DGCL.
•
Advisory Governing Documents Proposal A — A proposal to increase the authorized share capital of L&F from (i) 500,000,000 Class A Ordinary Shares, 50,000,000 Class B Ordinary Shares and 1,000,000 preference shares, par value $0.0001 per share, to (ii) 1,000,000,000 shares of New ZeroFox Common Stock and 100,000,000 shares of New ZeroFox Preferred Stock.

•
Advisory Governing Documents Proposal B — A proposal to authorize the New ZeroFox Board to issue any or all shares of New ZeroFox Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New ZeroFox Board and as may be permitted by the DGCL.

•
Advisory Governing Documents Proposal C — A proposal to adopt Delaware as the exclusive forum for certain shareholder litigation and the federal district courts of the United States of America as the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, unless New ZeroFox consents in writing to the selection of an alternative forum.

•
Advisory Governing Documents Proposal D — A proposal to require that any action required or permitted to be taken by the shareholders of New ZeroFox must be effected at a duly called annual or special meeting of shareholders of New ZeroFox and may not be effected by any consent in writing by such shareholders.

•
Advisory Governing Documents Proposal E — A proposal to require that, subject to the rights of holders of preferred stock of New ZeroFox, any director or the entire New ZeroFox Board may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of a majority of the issued and outstanding capital stock of New ZeroFox entitled to vote in the election of directors, voting together as a single class.

•
Advisory Governing Documents Proposal F — A proposal to approve the amendment provisions in the Proposed Certificate of Incorporation and Proposed Bylaws, which set forth the voting standards by which shareholders of New ZeroFox may approve certain amendments to the Proposed Certificate of Incorporation and Proposed Bylaws, respectively.

•
Advisory Governing Documents Proposal G — A proposal to remove provisions in L&F’s current Existing Governing Documents related to L&F’s status as a blank check company that will no longer apply upon the consummation of the Business Combination.

For more information about the Advisory Governing Documents Proposals, we encourage shareholders to carefully consider the information set forth below under “Proposal No. 5 - The Advisory Governing Documents Proposals” and the full text of the Proposed Certificate of Incorporation and Proposed Bylaws of New ZeroFox attached hereto as Annex B and Annex C, respectively.
The Listing Proposal
L&F is asking its shareholders to approve by ordinary resolution the Listing Proposal. We are seeking shareholder approval for the issuance of New ZeroFox Common Stock in connection with the Business Combination, the Common Equity PIPE Financing and the Convertible Notes Financing pursuant to NYSE American Company Guide Section 713(a)(ii).
For more information about the Listing Proposal, we encourage shareholders to carefully consider the information set out below under “Proposal No. 6 - The Listing Proposal.”
The Incentive Equity Plan Proposal
L&F is asking its shareholders to approve by ordinary resolution the Incentive Equity Plan Proposal. Pursuant to the Incentive Equity Plan, a number of shares of New ZeroFox Common Stock equal to ten per cent (10%) of the shares of New ZeroFox Common Stock that are issued and outstanding as of the Effective Time will be reserved for issuance under the Incentive Equity Plan, subject to annual increase and recycling provisions described in more detail in the Incentive Equity Plan Proposal and in the Incentive Equity Plan.
For more information about the Incentive Equity Plan Proposal, we encourage shareholders to carefully consider the information set out under “Proposal No. 7 - The Incentive Equity Plan Proposal” and the full text of the Incentive Equity Plan attached hereto as Annex H.
The Employee Stock Purchase Plan Proposal
L&F is asking its shareholders to approve by ordinary resolution the Employee Stock Purchase Plan Proposal. Pursuant to the ESPP, a number of shares of New ZeroFox Common Stock equal to two percent (2%) of the number of shares of New ZeroFox Common Stock that are issued and outstanding as of the Effective Time will be reserved for issuance under the ESPP, subject to annual increase and recycling provisions described in more detail in the Employee Stock Purchase Plan Proposal and in the ESPP.
For more information about the Employee Stock Purchase Plan Proposal, we encourage shareholders to carefully consider the information set out in the section entitled “Proposal No. 8 - The Employee Stock Purchase Plan Proposal” and the full text of the ESPP attached hereto as Annex I.
The Director Election Proposal
L&F is asking its shareholders to approve by ordinary resolution the Director Election Proposal.
For more information about the Director Election Proposal, we encourage shareholders to carefully consider the information set out in the section under “Proposal No. 9 - The Director Election Proposal.”
The Adjournment Proposal
L&F is asking its shareholders to approve by ordinary resolution the Adjournment Proposal to adjourn the Shareholder Meeting to a later date or dates, if necessary, to permit further solicitation and votes of proxies if, based upon the tabulated L&F Ordinary Shares voted at the time of the Shareholder Meeting, there are insufficient L&F Ordinary Shares represented (either in person or by proxy) to constitute a quorum or to approve the Articles Amendment Proposal, the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the Advisory Governing Documents Proposals, the Listing Proposal, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal or the Director Election Proposal.
For more information about the Adjournment Proposal, we encourage shareholders to carefully consider the information set out under “Proposal No. 10 - The Adjournment Proposal.”
The Shareholder Meeting
Date, Time and Place of the Shareholder Meeting
The Shareholder Meeting of L&F will be held on    , 2022 at     a.m., Eastern Time, at the offices of Kirkland & Ellis LLP (“K&E”) located at 601 Lexington Avenue, New York, New York 10022, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be postponed or adjourned.
Due to the COVID-19 global pandemic, there may be restrictions in place in many jurisdictions relating to the ability to conduct in-person meetings. As part of our precautions regarding COVID-19, we are planning for the meeting to be held virtually over the Internet, but the physical location of the meeting will remain at the location specified above for the purposes of our Existing Governing Documents. If you wish to attend the Shareholder Meeting in person, you must reserve your attendance at least two business days in advance of the Shareholder Meeting by contacting L&F’s investor relations department at     by 9:00 a.m., Eastern Time, on     (two business days prior to the meeting date).
Registering for the Shareholder Meeting
If you are a registered shareholder, you will receive a proxy card from the Transfer Agent. The form contains instructions on how to attend the virtual Shareholder Meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact the Transfer Agent at 917-262-2373, or email proxy@continentalstock.com.
You can pre-register to attend the virtual Shareholder Meeting starting    , 2022 at 9:00 a.m., Eastern Time (five business days prior to the meeting date). Enter the URL address into your browser https://www.cstproxy.com/   , and enter your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the Shareholder Meeting you will need to log in again using your control number and will also be prompted to enter your control number if you vote during the Shareholder Meeting.
Shareholders who hold their investments through a bank or broker, will need to contact the Transfer Agent to receive a control number. If you plan to vote at the Shareholder Meeting you will need to have a legal proxy from your bank or broker or if you would like to join and not vote, the Transfer Agent will issue you a guest control number with proof of ownership. Either way you must contact the Transfer Agent for specific instructions on how to receive the control number. The Transfer Agent can be contacted at the number or email address above. Please allow up to 72 hours prior to the meeting for processing your control number.
If you do not have access to the Internet, you can listen only to the meeting by dialing     (or     if you are located outside the United States and Canada (standard rates apply)) and when prompted enter the pin number    . Please note that you will not be able to vote or ask questions at the Shareholder Meeting if you choose to participate telephonically.
Voting Power; Record Date
L&F shareholders will be entitled to vote or direct votes to be cast at the Shareholder Meeting if they owned L&F Ordinary Shares at the close of business on May 27, 2022, which is the “record date” for the Shareholder Meeting. Shareholders will have one vote for each L&F Ordinary Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. The L&F Warrants do not have voting rights. As of the close of business on the record date, there were 7,738,189 L&F Ordinary Shares issued and outstanding, of which 3,425,689 were issued and outstanding Class A Ordinary Shares.

Quorum and Vote of L&F Shareholders
A quorum of L&F shareholders is necessary to hold a valid meeting. A quorum will be present at the Shareholder Meeting if the holders of a majority of the issued and outstanding L&F Ordinary Shares are present (in person or by proxy) or, being a non-natural person, duly represented in person or by proxy at the Shareholder Meeting. Abstentions will be counted as present for purposes of determining a quorum. As of the Record Date for the Shareholder Meeting, 3,869,095 L&F Ordinary Shares would be required to achieve a quorum.
The L&F Initial Shareholders have, pursuant to the Sponsor Support Letter Agreement, agreed to, among other things, vote all of their L&F Ordinary Shares in favor of the proposals being presented at the Shareholder Meeting. As of the date of this proxy statement/prospectus, the L&F Initial Shareholders own approximately 55.7% of the issued and outstanding L&F Ordinary Shares. As a result, as of the Record Date, in addition to the shares of the L&F Initial Shareholders, no additional L&F Ordinary Shares held by Public Shareholders would be required to be present at the Shareholder Meeting to achieve a quorum. The following table reflects the number of Public Shares required to approve each proposal.
Proposal	Approval Standard	Number of Additional Public Shares Required To Approve Proposal
		If Only Quorum is Present and All Present Shares Cast Votes	If All Shares Are Present and All Present Shares Cast Votes
Articles Amendment Proposal	Special Resolution [1]	0	846,293
Business Combination Proposal	Ordinary Resolution [2]	0	0
Domestication Proposal	Special Resolution[1]	0	846,293
Governing Documents Proposal	Special Resolution[1]	0	846,293
Each Advisory Governing Documents Proposal	Ordinary Resolution[2]	0	0
Listing Proposal	Ordinary Resolution[2]	0	0
Incentive Equity Plan Proposal	Ordinary Resolution[2]	0	0
Employee Stock Purchase Plan Proposal	Ordinary Resolution[2]	0	0
Adjournment Proposal	Ordinary Resolution[2]	0	0
1
Under Cayman law, a special resolution requires the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued L&F Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.

2
Under Cayman law, an ordinary resolution requires the affirmative vote of at least a majority of the votes cast by the holders of the issued L&F Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.

See “Proposal No. 2 — The Business Combination Proposal — Related Agreements — The Sponsor Support Letter Agreement” for more information related to the Sponsor Support Letter Agreement.
The proposals presented at the Shareholder Meeting require the following votes:
(i)
Articles Amendment Proposal: The approval of the Articles Amendment Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued L&F Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.

(ii)
Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued L&F Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.

(iii)
Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued L&F Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.

(iv)
Governing Documents Proposal: The approval of the Governing Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued L&F Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.

(v)
Advisory Governing Documents Proposal: The approval of each of the Advisory Governing Documents Proposals, on a non-binding advisory basis, requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued L&F Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.

(vi)
Listing Proposal: The approval of the Listing Proposal requires an ordinary resolution under Cayman Islands laws, being the affirmative vote of at least a majority of the votes cast by the holders of the issued L&F Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.

(vii)
Director Election Proposal: The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued Class B Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. Pursuant to the Sponsor Support Letter Agreement, the L&F Initial Shareholders have agreed to vote their Class B Ordinary Shares in favor of the Director Election Proposal and the election of the director nominees is therefore assured.

(viii)
Incentive Equity Plan Proposal: The approval of the Incentive Equity Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued L&F Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.

(ix)
Employee Stock Purchase Plan Proposal: The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued L&F Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.

(x)
Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued L&F Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.

Redemption Rights
Holders of Class A Ordinary Shares may seek to redeem their shares for cash, regardless of whether they vote for or against, or whether they abstain from voting on, the Business Combination Proposal. Any shareholder holding Class A Ordinary Shares may demand that L&F redeem such shares for a full pro rata portion of the Trust Account (which, for illustrative purposes, was approximately $10.16 per share as of May 27, 2022, the record date for the meeting), calculated as of two business days prior to the Shareholder Meeting. If a holder properly seeks redemption as described in this proxy statement/prospectus and the Business Combination is consummated, L&F will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination. Additional terms and conditions apply. See the section entitled “Shareholder Meeting — Redemption Rights” of this proxy statement/prospectus for additional information.

Appraisal Rights
L&F Shareholders have no appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.
Proxy Solicitation
Proxies may be solicited by mail, telephone or in person. L&F has engaged Morrow Sodali to assist in the solicitation of proxies.
If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the Shareholder Meeting. A shareholder also may change its vote by submitting a later-dated proxy as described in the section entitled “Shareholder Meeting — Revoking Your Proxy.”
Recommendation of the Board
The L&F Board believes that the Business Combination Proposal and the other proposals to be presented at the Shareholder Meeting are in the best interests of L&F and its shareholders and unanimously recommends that its shareholders vote “FOR” the Articles Amendment Proposal, “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Governing Documents Proposal, “FOR” each of the Advisory Governing Documents Proposals, “FOR” the Listing Proposal, “FOR” the Incentive Equity Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal, “FOR” the Director Election Proposal and “FOR” the Adjournment Proposal, in each case, if presented to the Shareholder Meeting.
The existence of financial and personal interests of one or more of L&F’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of L&F and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the sections titled “Proposal No. 2 - The Business Combination Proposal — Interests of Certain Persons in the Business Combination”, “Proposal No. 2 — The Business Combination Proposal — Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Risk Factors” for a further discussion of these considerations.
The L&F Board’s Reasons for the Approval of the Business Combination
The L&F Board, in evaluating the transaction with the Target Companies, consulted with L&F’s management, K&E and Jefferies. In reaching its unanimous resolution (a) that the terms and conditions of the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination and Domestication, are advisable, fair to and in the best interests of L&F and its shareholders and (b) to recommend that the shareholders approve the transactions contemplated by the Business Combination Agreement, the L&F Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the L&F Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. The L&F Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. Individual members of the L&F Board may have given different weight to different factors. This explanation of the reasons for the L&F Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”
Before reaching its decision, the L&F Board reviewed the results of the due diligence conducted by L&F’s management and advisors, which included:
•	extensive meetings and calls with ZeroFox and IDX management to understand and analyze ZeroFox’s and IDX’s respective businesses;
•	review of diligence materials and interviews conducted by K&E and L&F’s other advisors and, with respect to IDX, Venable LLP and ZeroFox’s other advisors;
•	review of contracts, material liabilities and other material matters;
•	consultation with L&F’s management and legal counsel and financial advisor;
•	review of ZeroFox’s and IDX’s respective consolidated financial statements;

•	research on industry trends;
•	research on comparable companies;
•	research on comparable transactions; and
•	reviews of certain projections provided by the Target Companies.
The factors considered by the L&F Board included, but were not limited to, the following:
•	the consideration to be offered in connection with the Business Combination, including the amount and type thereof;
•	the Target Companies’ management teams and experience running cybersecurity businesses with a track record of success in driving growth;
•	the Target Companies’ ability to scale their combined platform and provide unique solutions that create barriers to entry with defensible, market-leading positions;
•	the Target Companies’ industry, being a large and expanding market with significant whitespace opportunities, where unmet market needs may be uncovered to create opportunities for innovation;
•	industry tailwinds that drive accelerated growth and further adoption of the Target Companies’ products and solutions;
•
the Target Companies’ financial characteristics, including consistent organic revenue growth with recurring subscription revenue bases and the ability to generate attractive unit economics and returns on capital as New ZeroFox; and

•	the Target Companies’ ability to capitalize on operating leverage and improve margins while executing on numerous, tangible growth initiatives.
In the course of its deliberations, the L&F Board considered a variety of uncertainties, risks and other potentially negative reasons relevant to the Business Combination including, but not limited to the following:
•
the risk that the potential benefits of the Business Combination and Domestication may not be fully achieved, or may not be achieved within the expected timeframe and the significant fees, expenses and time and effort of management associated with completing the Business Combination and Domestication;

•
the risk that the Business Combination and transactions contemplated thereby might not be consummated or completed in a timely manner or that the closing might not occur despite our best efforts, including by reason of a failure to obtain the approval of our shareholders, litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin the consummation of the Business Combination;

•	the risk that the cost savings and growth initiatives of each Target Company’s long-term growth strategy may not be fully achieved or may not be achieved within the expected timeframe;
•	the risk that changes in the regulatory and legislative landscape or new industry developments may adversely affect the business benefits anticipated to result from the Business Combination;
•
the potential that a significant number of L&F shareholders elect to redeem their Class A Ordinary Shares prior to the consummation of the Business Combination and pursuant to the Existing Governing Documents, which would potentially make the Business Combination more difficult or impossible to complete;

•
the risks and costs to L&F if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in L&F being unable to effect an initial business combination by May 23, 2022 (which date was extended to August 24, 2022 as a result of the adoption of the Extension Amendment Proposal at the Extension Meeting);

•
competition in the cybersecurity software-as-a-service industry is intense and, as a result, ZeroFox may fail to attract and retain users, which may negatively impact ZeroFox’s operations and growth prospects;

•
economic downturns and market conditions beyond the Target Companies’ control, including a reduction in spending which could adversely affect each Target Company’s business, financial condition, results of operations and prospects;

•
the requirements of being a public company, including compliance with the SEC’s requirements regarding internal controls over financial reporting, may strain New ZeroFox’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the Business Combination may be greater than each Target Company anticipates;

•	ZeroFox’s cybersecurity software-as-a-service business may be subject to regulatory scrutiny;
•
New ZeroFox may invest in or acquire other businesses, or may invest or spend the proceeds of the Business Combination in ways with which the investors may not agree or which may not yield a return, and New ZeroFox’s business may suffer if it is unable to successfully integrate acquired businesses into its company or otherwise manage the growth associated with multiple acquisitions; and

•	ZeroFox's history of net losses in combination with the fact that the pro forma expectation that New ZeroFox would be cash flow positive.
In addition to considering the factors described above, the L&F Board also considered other factors including, without limitation:
•
the Sponsor, members of the L&F Board and other executive officers of L&F and the Sponsor have interests in the Business Combination Proposal, the other Proposals described in this proxy statement/prospectus and the Business Combination that are different from, or in addition to, those of L&F shareholders generally. For more information on this discussion, see sections entitled “Proposal No. 2 - The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Proposal No. 2 - Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” of this proxy statement/prospectus; and

•
the various risks associated with the Business Combination, the business of ZeroFox and IDX and the business of L&F, as described in the section entitled “Risk Factors” of this proxy statement/prospectus.

After considering the foregoing potentially negative and potentially positive reasons, the L&F Board concluded, in its business judgment, that the potentially positive reasons relating to the Business Combination, Domestication and the other related transactions outweighed the potentially negative reasons.
Interests of Certain Persons in the Business Combination
In considering the recommendation of the L&F Board to vote in favor of the Business Combination, shareholders should be aware that, aside from their interests as shareholders, our Sponsor and our directors, officers and advisors and the Target Companies’ current owners have interests in the Business Combination that are different from, or in addition to, those of our other shareholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to our shareholders that they approve the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:
•	the fact that the Sponsor and L&F’s directors and officers have agreed not to redeem any Class A Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination;
•	the fact that the Sponsor Holders are obligated to vote in favor of the Business Combination;
•
the fact that the Sponsor has irrevocably waived the anti-dilution adjustments set forth in L&F’s organizational documents, or any other anti-dilution or similar adjustment rights to which the Sponsor may otherwise be entitled related to or arising from the Business Combination;

•
the fact that the Sponsor Holders paid an aggregate amount of $25,000 for the Founder Shares, which will convert into 4,312,500 shares of New ZeroFox Common Stock in accordance with the terms of L&F’s organizational documents and such securities will have a significantly higher value at the time of the Business Combination;

•	the fact that the Sponsor paid $5,450,000 for 5,450,000 L&F Private Placement Warrants, each of which is exercisable commencing on the later of 12 months from the closing of the L&F IPO and

30 days following the Closing for one Class A Ordinary Share at $11.50 per share; if we do not consummate an initial business combination by August 24, 2022, then the proceeds from the sale of the L&F Private Placement Warrants will be part of the liquidating distribution to the Public Shareholders and the warrants held by our Sponsor will be worthless;
•
the fact that the L&F Initial Shareholders, including the Sponsor (and certain of L&F’s officers and directors who are members of the Sponsor), have invested in L&F an aggregate of $5,475,000, comprised of the $25,000 purchase price for 4,312,500 Founder Shares and the $5,450,000 purchase price for 5,450,000 L&F Private Placement Warrants. Subsequent to the initial purchase of the Founder Shares by the Sponsor, the Sponsor transferred 20,000 Founder Shares to Mr. Albert Goldstein and 50,000 Founder Shares to Senator Joseph Lieberman at a nominal purchase price of $0.004 per Founder Share prior to the closing of the L&F IPO and 39,733 Founder Shares to Mr. Kurt Summers shortly after his being appointed to the L&F Board in December 2021 for no cash consideration. Assuming a trading price of $10.07 per Class A Ordinary Share and $0.30 per L&F Public Warrant (based upon the respective closing prices of the Class A Ordinary Shares and the L&F Public Warrants on the NYSE American on June 13, 2022), the 4,312,500 Founder Shares and 5,450,000 Private Placement Warrants would have an implied aggregate market value of $45,061,875. Even if the trading price of the shares of New ZeroFox Common Stock were as low as $1.27 per share, the aggregate market value of the Founder Shares alone (without taking into account the value of the L&F Private Placement Warrants) would be approximately equal to the initial investment in L&F by the L&F Initial Shareholders. As a result, the L&F Initial Shareholders are likely to be able to make a substantial profit on their investment in L&F at a time when shares of New ZeroFox Common Stock have lost significant value. On the other hand, if L&F liquidates without completing a business combination before August 24, 2022, the L&F Initial Shareholders will lose their entire investment in L&F;

•
the fact that the Sponsor and L&F’s officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•
the fact that the L&F Initial Shareholders including the Sponsor (and the L&F’s officers and directors who are members of the Sponsor) can earn a positive rate of return on their investment, even if other L&F shareholders experience a negative rate of return in New ZeroFox;

•
the fact that the L&F Initial Shareholders and L&F’s other current officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any L&F Ordinary Shares (other than Public Shares) held by them if L&F fails to complete an initial business combination by August 24, 2022;

•
the fact that, at the option of the Sponsor, any amounts outstanding under any loan made by the Sponsor or any of its affiliates to L&F in an aggregate amount of up to $1,500,000 may be converted into L&F Private Placement Warrants in connection with the consummation of the Business Combination;

•
the fact that the Sponsor and L&F’s officers and directors will lose their entire investment in L&F and will not be reimbursed for any loans extended, fees due or out-of-pocket expenses if an initial business combination is not consummated by August 24, 2022. As of the date of this proxy statement/prospectus there are no loans extended, fees due or outstanding out-of-pocket expenses for which the Sponsor and L&F’s officers and directors are awaiting reimbursement;

•
the fact that if the Trust Account is liquidated, including in the event L&F is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify L&F to ensure that the proceeds in the Trust Account are not reduced below $10.15 per L&F Public Share, or such lesser per Public Shares amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which L&F has entered into an acquisition agreement or claims of any third party for services rendered or products sold to L&F, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the fact that L&F may be entitled to distribute or pay over funds held by L&F outside the Trust Account to the Sponsor or any of its affiliates prior to the Closing;

•
the fact that (i) L&F Acquisition Holdings Fund, LLC (an affiliate of Victory Park Capital Advisors, LLC, an entity affiliated with Richard Levy, a director of L&F), GCP-OI I, LLC (an entity affiliated with Adam Gerchen, our chief executive officer and a director of L&F), JCH Investments LLC (an entity affiliated with Jeffrey C. Hammes, the chairman of the L&F Board) and an affiliate of Corbin Capital Partners, LP, a significant security holders of L&F, have executed and delivered Common Equity Subscription Agreements for an aggregate amount of $10,000,000, (ii) L&F Acquisition Holdings Fund, LLC (an affiliate of Victory Park Capital Advisors, LLC, an entity affiliated with Richard Levy, a director of L&F) and an affiliate of Corbin Capital Partners, LP, a significant security holder of L&F, have executed and delivered Convertible Notes Subscription Agreements for an aggregate principal amount of $30,000,000, and (iii) Adam Gerchen (our chief executive officer and director of L&F) is a limited partner in funds managed by Monarch Capital, and that Monarch Capital has executed and delivered a Convertible Notes Subscription Agreement for an aggregate principal amount of $120,000,000;

•
the fact that L&F has agreed to pay Jefferies, L&F’s co-PIPE placement agent and financial advisor, and sole underwriter in the L&F IPO: (i) a cash fee for their services in connection with the L&F IPO in an aggregate amount equal to 5.5% of the gross proceeds of the L&F IPO, with 2.0% of the gross proceeds being paid to the underwriters at the time the L&F IPO was completed and 3.5% of the gross proceeds (i.e., the deferred underwriting fee) being payable, and conditioned, upon consummating an initial business combination; the aggregate underwriting fee is fixed at 5.5% of the gross proceeds from the L&F IPO and will not be adjusted based on the number of shares that are redeemed in connection with the Business Combination; the deferred underwriting fee of $6,037,500 represents approximately 17.6% and 35.2% of the aggregate proceeds from the L&F IPO, net of redemptions (after giving effect to the Extension Amendment Redemptions), in the no redemption and 50% redemption scenarios, respectively; (ii) a placement agency fee as a percentage of the aggregate gross proceeds received or to be received from one or more commitments for financing the Business Combination from sources other than any affiliates of ZeroFox, IDX or L&F, and split with Stifel (defined below); and (iii) financial advisory fees as a fixed amount related to capital markets financial advice and assistance in connection with the Business Combination, as applicable, upon completion of the Business Combination;

•
the fact that, Stifel, Nicolaus & Company, Incorporated (“Stifel”), co-PIPE placement agent for the Common Equity PIPE Financing and a creditor of ZeroFox, will be entitled to receive a placement agency fee as a percentage of the aggregate gross proceeds received or to be received from one or more commitments for financing the Business Combination from sources other than any affiliates of ZeroFox, IDX or L&F, and split with Jefferies, upon completion of the Business Combination;

•
the fact that (i) James C. Foster, Peter Barris, Corey Mulloy, Samskriti King, and Todd Headley, current directors of ZeroFox, (ii) Thomas F. Kelly and Sean Cunningham, current directors of IDX and (iii) Adam Gerchen, current chief executive officer of the Sponsor, are each expected to be directors, and James C. Foster is expected to be the chief executive officer, of New ZeroFox after the consummation of the Business Combination. As such, in the future each of the aforementioned will receive any cash fees, stock options, stock awards or other remuneration that New ZeroFox’s board of directors determines to pay them and any applicable compensation as described under the section titled “Executive and Director Compensation”; and

•
the fact that the Sponsor Group will have paid an aggregate of approximately $7,975,000 for its investment in New ZeroFox, including the investments of L&F Acquisition Holdings Fund, LLC (an affiliate of Victory Park Capital Advisors, LLC, an entity affiliated with Richard Levy, a director of L&F), GCP-OI I, LLC (an entity affiliated with Adam Gerchen, our chief executive officer and a director of L&F) and JCH Investments LLC (an entity affiliated with Jeffrey C. Hammes, the chairman of the L&F Board) in the Common Equity PIPE Financing, as summarized in the table below, and, following the consummation of the Business Combination, the aggregate value of the Sponsor Group’s investment will be $47,579,375, based upon the respective closing prices of the Class A Ordinary Shares and the L&F Public Warrants on the NYSE American on June 13, 2022.

The L&F Board concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for L&F’s IPO and are disclosed in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by L&F with any other target business or businesses, and (iii) the Sponsor Group will hold equity interests in New ZeroFox with value that, after the Closing, will be based on the future performance of New ZeroFox Common Stock. In addition, L&F’s independent directors reviewed and considered these interests during their evaluation of the Business Combination and in unanimously approving, as members of the L&F Board, the Business Combination Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination.
Based on its review of the forgoing considerations, the L&F Board concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expects the L&F shareholders will receive as a result of the Business Combination. The L&F Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.
For more information about the factors the L&F Board considered in evaluating and recommending the Business Combination to the L&F shareholders, see “Proposal No. 2 - The Business Combination Proposal — The L&F Board's Reasons for the Approval of the Business Combination”, “Proposal No. 2 - The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Proposal No. 2 - The Business Combination Proposal — Conflicts of Interest and Waiver of Corporate Opportunity Doctrine.”
Sponsor Group Beneficial Ownership of L&F Prior to Closing
	Securities held by Sponsor Group	Sponsor Cost at L&F’s Initial Public Offering
Class A Ordinary Shares	—	—
Founder Shares	4,312,500	$25,000
L&F Private Placement Warrants	5,450,000	$5,450,000
Total		$5,475,000
Sponsor Group Beneficial Ownership of New ZeroFox Following the Closing(1)
	Securities held by Sponsor Group at Closing	Value per Security as of June 13, 2022	Sponsor Group Cost at Closing	Total Value
New ZeroFox Common Stock Issued Pursuant to the Common Equity PIPE Financing	250,000	$10.07	$2,500,000	$2,517,500
New ZeroFox Common Stock Issued to Holders of Founder Shares	4,312,500(2)	$10.07	—	$43,426,875
New ZeroFox Private Placement Warrants	5,450,000	$0.30	—	$1,635,000
Total			$2,500,000	$47,579,375
(1)	Does not include New ZeroFox Common Stock issuable upon conversion of the Notes that are convertible at an initial conversion price of $11.50 per share.
(2)
Includes 1,293,750 shares of New ZeroFox Common Stock which will be subject to an earnout, whereby such shares will be forfeited unless certain volume-weighted average share price thresholds are met in trading or are deemed to occur in connection with a Change of Control (as defined in the Business Combination Agreement) within five years from the Closing. See “Proposal No. 2 — Business Combination Proposal — Related Agreements — The Sponsor Support Letter Agreement” for more information related to the Sponsor Support Letter Agreement.

At any time prior to the Shareholder Meeting, during a period when they are not then aware of any material nonpublic information regarding L&F or our securities, L&F’s Initial Shareholders, the Target Companies and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of L&F Ordinary Shares. In such transactions, the purchase price for the Class A Ordinary Shares will not exceed the redemption price. In addition, the persons described above will waive redemption rights, if any, with respect to the Class A Ordinary Shares they acquire in such transactions. However, any Class A Ordinary Shares acquired by the persons described above would not be voted in connection with the Business Combination Proposal.
The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied or to provide additional equity financing. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.
Entering into any such incentive arrangements may have a depressive effect on the Class A Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Shareholder Meeting.
As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. L&F will file a Current Report on Form 8-K prior to the Shareholder Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of Class A Ordinary Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Class A Ordinary Shares for which L&F has received redemption requests.
The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of New ZeroFox and its shareholders and what may be best for a director’s personal interests when determining to recommend that Public Shareholders vote for the proposals. See the sections titled “Risk Factors,” “Proposal No. 2 - The Business Combination Proposal — Interests of Certain Persons in the Business Combination”, “Proposal No. 2 - The Business Combination Proposal — Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Beneficial Ownership of Securities” for more information and other risks.
Conflicts of Interest and Waiver of Corporate Opportunity Doctrine
Under Cayman Islands law, directors and officers of a Cayman Islands company owe certain duties to the company, including, but not limited to, the following fiduciary duties:
•	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;
•	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;
•	directors should not improperly fetter the exercise of future discretion;
•	duty to exercise powers fairly as between different classes of shareholders;
•	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and
•	duty to exercise independent judgment.
In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.
As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the Existing Governing Documents or alternatively by shareholder approval at general meetings. As detailed below, our Existing Governing Documents provide such permission through a waiver of the corporate opportunities doctrine. The Existing Governing Documents provide that (a) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for our directors and officers, on the one hand, and us, on the other and (b) our directors and officers shall have no duty to communicate or offer any such corporate opportunity to us and shall not be liable to us for breach of any fiduciary duty as a member, director and/or officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to us. We do not believe that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete the Business Combination.
While the Existing Governing Documents included the waiver of corporate opportunities as described in the preceding paragraph, our compliance with such provision did not affect or otherwise limit L&F’s search for an acquisition target. Given the large target universe considered by L&F’s management team, which included initial contact with more than 120 companies and non-disclosure agreements with approximately 15 companies, the L&F Board does not believe that the other fiduciary duties or contractual obligations of L&F’s officers and directors materially affected L&F’s ability to source a potential business combination. Please see “Proposal No. 2 — Business Combination Proposal — Background to the Business Combination” for more information about L&F’s search for targets in the potential business combination.
In addition to those interests of certain persons in the Business Combination listed above, investors should also be aware of the following other conflicts of interest:
•
Our Sponsor, officers or directors may have a conflict of interest with respect to evaluating a business combination and financing arrangements as we may obtain loans from the Sponsor or an affiliate of the Sponsor (including Victory Park Capital Advisors, LLC) or any of our officers or directors to finance transaction costs in connection with the Business Combination. In particular, affiliate funds associated with Victory Park Capital Advisors, LLC, including (a) L&F Acquisition Holdings Fund, LLC, (b) Corbin ERISA Opportunity Fund, (c) JCH Investments LLC, and (d) GCP-OI I, LLC are participants in the Common Equity PIPE Financing and Convertible Notes Financing. L&F Acquisition Holdings Fund, LLC is affiliated with Richard Levy, a director of L&F. Corbin ERISA Opportunity Fund is an affiliate of Corbin Capital Partners, LP and such entity is an equityholder of our Sponsor. JCH Investments LLC is an entity affiliated with Jeffrey C. Hammes, chairman of the L&F Board. GCP-OI I, LLC is an entity affiliated with L&F’s CEO, Adam Gerchen.

•
Additionally, L&F’s CEO, Adam Gerchen, has a passive and immaterial interest in funds affiliated with Monarch Alternative Capital LP, a participant in the Convertible Notes Financing. For more information on the affiliate financing arrangements in connection with the Business Combination please see “Certain Relationships and Related Party Transactions - L&F Related Party Transactions.”

None of us, our Sponsor, nor any of our officers or directors are affiliated with either ZeroFox or IDX prior to the consummation of the Business Combination. The L&F Board concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for the L&F IPO and are included in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by L&F with any other target business or businesses, and (iii) the Sponsor Group will hold equity interests in New ZeroFox with value that, after the Closing, will be based on the future performance of New ZeroFox Common Stock. In addition, L&F’s independent directors reviewed and considered these interests during their evaluation of the Business Combination and in unanimously approving, as members of the L&F Board, the Business Combination Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination.
For more information about the factors the L&F Board considered in evaluating and recommending the Business Combination to the L&F shareholders, see “Proposal No. 2 - The Business Combination Proposal — The L&F Board’s Reasons for the Approval of the Business Combination” and “Proposal No. 2 - The Business Combination Proposal — Interests of Certain Persons in the Business Combination.”
Certain Other Interests in the Business Combination
In addition to the interests of L&F’s directors and officers in the Business Combination, shareholders should be aware that Jefferies has financial interests that are different from, or in addition to, the interests of our shareholders.
Jefferies was the sole underwriter in the L&F IPO, and, upon consummation of the Business Combination, Jefferies is entitled to $6,037,500 of deferred underwriting commissions. Jefferies agreed to waive its rights to the deferred underwriting commissions held in the Trust Account in the event L&F does not complete an initial business combination within 18 months of the closing of the L&F IPO (as such date may be extended by approval of the L&F shareholders). Accordingly, if the Business Combination, or any other initial business combination, is not consummated by that time and L&F is therefore required to be liquidated, the underwriter of the L&F IPO, will not receive any of the deferred underwriting commissions and such funds will be returned to L&F’s Public Shareholders upon its liquidation.
As described further below, Jefferies is also providing certain services in connection with the Business Combination and will receive compensation in connection therewith. Jefferies’ receipt of the deferred underwriting commission of $6,037,500 is not dependent on its provision of such services but instead is only conditioned on the completion of an initial business combination within 18 months of the closing of the L&F IPO (as such date may be extended by approval of the L&F shareholders).
Furthermore, Jefferies and Stifel were engaged by L&F as co-placement agents with respect to the Common Equity PIPE Financing and Convertible Notes Financing and solely as relating to Jefferies, as L&F’s financial advisor. L&F decided to retain each of Jefferies and Stifel as co-placement agents for the Common Equity PIPE Financing and Convertible Notes Financing based primarily on each of Jefferies’ and Stifel’s extensive knowledge, strong market position and positive reputation in equity capital and convertible notes markets and their respective experienced and capable investment banking teams. Similarly, L&F decided to retain Jefferies as its financial advisor based primarily on its leading investment banking franchise with a strong track record of advising on complex, transformational transactions.
In addition, under the terms of each of Jefferies’ engagements, L&F agreed to reimburse Jefferies for its reasonable out-of-pocket expenses, including the fees and disbursements of its outside attorneys, and to indemnify Jefferies and certain related parties against liabilities, including liabilities under federal securities laws, in each case, in connection with, as a result of, or relating to its respective engagements. In connection with Jefferies’ and Stifel’s services as co-placement agents, Jefferies and Stifel’s collective placement fee is equal to 3.0% of the aggregate proceeds received or to be received from the sale of securities through the Common Equity PIPE Financing or the Convertible Notes Financing. The sale of an aggregate of $50,000,000 of securities pursuant to the Common Equity Subscription Agreements and Convertible Notes Subscription Agreements to affiliates of L&F, the ZeroFox Investors and the IDX Investors is not subject to the 3.0% placement fee.
Jefferies therefore has an interest in L&F completing a business combination that will result in the payment of the deferred underwriting commissions to Jefferies as the underwriter of the L&F IPO and the payment of financial advisory and placement agent fees, which total $12,412,500. In considering approval of the Business Combination, our shareholders should consider the different roles of Jefferies in light of the deferred underwriting commissions Jefferies is entitled to receive if the Business Combination is consummated within 18 months of the closing of the L&F IPO (or such later date as may be approved by L&F’s shareholders).
Sources and Uses of Funds for the Business Combination
The following table summarizes the sources and uses for funding the Business Combination, assuming (i) none of the Class A Ordinary Shares held by the Public Shareholders are redeemed in connection with the Business Combination and (ii) all of the outstanding Class A Ordinary Shares are redeemed in connection with the Business Combination. Where actual amounts are not known or knowable, the figures below represent L&F’s good faith estimate of such amounts. For more information, see “Unaudited Pro Forma Condensed Combined Financial Information.”
(U.S. dollars in millions)
	Assuming No Redemptions(1)	Assuming Maximum Redemptions(2)
Sources
Cash and investments held in Trust Account(3)	$35	$35
Issuance to ZeroFox and IDX Shareholders(4)	$1,111	$1,111
Convertible Notes	$150	$150
PIPE Investment	$20	$20
Total Sources	$1,316	$1,316

	Assuming No Redemptions(1)	Assuming Maximum Redemptions(2)
Uses
ZeroFox and IDX Shareholders equity consideration(4)	$1,111	$1,111
Cash Consideration to IDX Shareholders(5)	$50	$50
Fees and Expenses	$32	$32
Redemptions by Public Shareholders	$—	$35
Cash to Balance Sheet	$123	$88
Total Uses	$1,316	$1,316
(1)	Assumes that no Public Shareholder exercises redemption rights with respect to its Class A Ordinary Shares for a pro rata portion of the Trust Account.
(2)
Assumes that all 3,425,689 Class A Ordinary Shares held by the Public Shareholders are redeemed for an aggregate payment of approximately $34,786,000 (based on the estimated per share redemption price of approximately $10.15 per share) from the Trust Account. As the proceeds (without taking into account offering expenses) from the Common Equity PIPE Financing and the Convertible Notes Financing are expected to satisfy the Available Closing Acquiror Cash Condition, the maximum redemption scenario reflects the redemption of 100% of the Class A Ordinary Shares held by the Public Shareholders.

(3)	Cash held in the Trust Account as of May 4, 2022 (after giving effect to the Extension Amendment Redemptions).
(4)
Assumes that (A) 83,222,734 shares of New ZeroFox Common Stock are issued to the holders of ZeroFox Common Stock in connection with the Business Combination based on a per share consideration of 0.2866 of a share of New ZeroFox Common Stock, (B) 27,905,045 shares of New ZeroFox Common Stock are issued to the holders of IDX Capital Stock in connection with the Business Combination based on a per share consideration of 0.6177 of a share of New ZeroFox Common Stock, (C) all outstanding ZeroFox warrants and IDX warrants will be exercised immediately prior to the Closing, and (D) all outstanding vested and unvested ZeroFox options and IDX options are converted into New ZeroFox Options exercisable for shares of New ZeroFox Common Stock.

(5)	This amount is subject to a working capital adjustment. Includes amounts to be used to discharge certain IDX indebtedness and transaction expenses (which otherwise would reduce cash consideration).
Certain Material United States Federal Income Tax Considerations
As discussed more fully under “Certain Material United States Federal Income Tax Considerations,” the Domestication generally should qualify as an F Reorganization. However, L&F has not requested, and does not intend to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Domestication. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a contrary position. Accordingly, each U.S. Holder of our securities is urged to consult its tax advisor with respect to the particular tax consequences of the Domestication to such U.S. Holder. If the Domestication qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, U.S. Holders (as defined in “Certain Material United States Federal Income Tax Considerations — U.S. Holders” below) will be subject to Section 367(b) of the Code and, as a result of the Domestication:
•
a U.S. Holder that holds Public Shares that have a fair market value of less than $50,000 on the date of the Domestication and that is not a U.S. Shareholder (as defined herein) on the date of the Domestication generally will not recognize any gain or loss and will not be required to include any part of L&F’s earnings in income;

•
a U.S. Holder that holds Public Shares that have a fair market value of $50,000 or more on the date of the Domestication and that is not a U.S. Shareholder (as defined herein) on the date of the Domestication generally will recognize gain (but not loss) on the exchange of L&F Public Shares for ZeroFox Holdings, Inc.’s Common Stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend the “all earnings and profits amount,” as defined in the U.S. Department of the Treasury Regulations under Section 367(b) of the Code, attributable to its Public Shares provided certain other requirements are satisfied; and

•
a U.S. Holder that, on the date of the Domestication, owns (directly or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock (a “U.S. Shareholder”) generally will be required to include in income as a deemed dividend the “all earnings and profits amount” attributable to its Public Shares provided certain other requirements are satisfied. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code (commonly referred to as the participation exemption).

L&F does not expect to have significant cumulative earnings and profits through the date of the Domestication.
Furthermore, even if the Domestication qualifies as an F Reorganization, a U.S. Holder of L&F Public Shares or L&F Public Warrants may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its L&F Public Shares or L&F Public Warrants for the common stock or warrants of ZeroFox Holdings, Inc. pursuant to the Domestication under the “passive foreign investment company,” or PFIC, rules of the Code. Proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging public warrants for newly issued warrants in the Domestication) must recognize gain equal to the excess, if any, of the fair market value of the common stock or warrants of ZeroFox Holdings, Inc. received in the Domestication and the U.S. Holder’s adjusted tax basis in the corresponding L&F Public Shares or L&F Public Warrants surrendered in exchange therefor, notwithstanding any other provision of the Code. Because L&F is a blank check company with no current active business, we believe that L&F likely is classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of L&F Public Shares or L&F Public Warrants to recognize gain on the exchange of such shares or warrants for common stock or warrants of ZeroFox Holdings, Inc. pursuant to the Domestication, unless, in the case of only common stock, such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s Public Shares. A U.S. Holder cannot currently make the aforementioned elections with respect to such U.S. Holder’s public warrants. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of L&F. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the discussion in the section entitled “Certain Material United States Federal Income Tax Considerations — U.S. Holders — PFIC Considerations.”
Additionally, the Domestication may cause non-U.S. Holders (as defined in “Certain Material United States Federal Income Tax Considerations — Non-U.S. Holders”) to become subject to U.S. federal income withholding taxes on any dividends paid in respect of such non-U.S. Holder’s ZeroFox Holdings, Inc.’s public shares after the Domestication.
The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor on the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “Certain Material United States Federal Income Tax Considerations.”
For a description of the tax consequences for shareholders exercising redemption rights in connection with the Business Combination, see the sections entitled “Certain Material United States Federal Income Tax Considerations — U.S. Holders — Effects to U.S. Holders of Exercising Redemption Rights” and “Certain Material United States Federal Income Tax Considerations — Non- U.S. Holders — Effects of Exercising Redemption Rights to Non-U.S. Holders.”
Anticipated Accounting Treatment of the Business Combination
The anticipated accounting treatment for the Business Combination may be different under the varying redemption assumptions with a combining entity being an accounting acquirer in one scenario and an accounting acquiree in another scenario.
Scenario 1, No Redemption Scenario
With respect to the Business Combination, under a no redemption scenario, ZeroFox will be treated as the accounting acquirer and L&F and IDX will be treated as acquired companies for accounting purposes. This determination is primarily based on the facts that subsequent to the Business Combination:
•	ZeroFox shareholders will have a majority of the voting power of New ZeroFox;
•	ZeroFox will designate a majority of the governing body of New ZeroFox;

•	ZeroFox’s senior management will comprise all of the senior management of New ZeroFox; and
•	the largest single shareholder of the combined company will be a legacy owner of ZeroFox.
As a result of ZeroFox being considered the accounting acquirer in the Business Combination, the business combination between ZeroFox and L&F represents a reverse merger and will be accounted for as a reverse capitalization in accordance with U.S. GAAP. Accordingly, for accounting purposes, the business combination between ZeroFox and L&F will be treated as the equivalent of ZeroFox issuing shares for the net assets of L&F, accompanied by a recapitalization. The net assets of ZeroFox will be stated at historical cost. No goodwill or other intangible assets will be recorded.
As ZeroFox is determined to be the accounting acquirer in the Business Combination, the acquisition of IDX will be considered a business combination under ASC 805, Business Combinations, and will be accounted for using the acquisition method of accounting. The consideration transferred to effect the acquisition will be allocated to the assets acquired and liabilities assumed based on their estimated acquisition-date fair values. The excess of consideration transferred over the fair values of assets acquired and liabilities assumed will be recorded as goodwill.
Scenario 2, Maximum Redemption Scenario
With respect to the Business Combination, under a maximum redemption scenario, L&F will be treated as the accounting acquirer and ZeroFox and IDX as acquired companies for accounting purposes.
Upon consummation of the Business Combination, ZeroFox is considered a variable interest entity as the equity at risk is not sufficient to fund expected future cash flow needs, including funding future projected losses and servicing existing debt obligations. L&F will be considered the primary beneficiary as its ownership will provide the power to direct the activities that most significantly impact ZeroFox’s performance and the obligation to absorb the losses and/or receive the benefits of ZeroFox that could potentially be significant to ZeroFox.
We assessed the possibility that IDX could be the accounting acquirer upon consummation of the Business Combination. IDX is considered a business under ASC 805, Business Combinations. IDX is not considered the accounting acquirer in the Business Combination based on evaluation of the following factors:
•	IDX shareholders will not have the largest voting interest in New ZeroFox;
•	IDX will not comprise all of the ongoing operations of New ZeroFox;
•	IDX will not designate a majority of the governing body of New ZeroFox;
•	IDX senior management will not have a substantive role in the senior management of New ZeroFox; and
•	the largest single owner of the combined company will not be a legacy owner of IDX.
L&F’s acquisitions of ZeroFox and IDX will be considered business combinations under ASC 805, Business Combinations and will be accounted for using the acquisition method of accounting. The consideration transferred will be allocated to the assets acquired and liabilities assumed based on their estimated acquisition-date fair values. The excess of consideration transferred to effect the acquisitions over the fair values of assets acquired and liabilities assumed will be recorded as goodwill.
Regulatory Matters
Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (“FTC”), certain transactions may not be consummated unless certain specified information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. The Business Combination is subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required Notification and Report Forms with the Antitrust Division and the FTC or until early termination of the waiting period is granted. On December 30, 2021, L&F, ZeroFox and IDX filed the required forms under the HSR Act with the Antitrust Division and the FTC. The waiting period expired on January 31, 2022.
At any time before or after consummation of the Business Combination, notwithstanding termination of the waiting period under the HSR Act, the applicable competition authorities in the United States or any other applicable jurisdiction could take such action under applicable antitrust laws as such authority deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination, seeking to unwind the Business Combination, conditionally approving the Business Combination upon divestiture of certain New ZeroFox assets, subjecting the completion of the Business Combination to regulatory conditions or seeking other remedies. Private parties may also seek to take legal action under the antitrust laws under certain circumstances. L&F cannot assure you that the Antitrust Division, the FTC, any state attorney general, or any other government authority will not attempt to challenge the Business Combination on antitrust grounds, and, if such a challenge is made, L&F cannot assure you as to its result.
None of L&F, ZeroFox and IDX are aware of any material regulatory approvals or actions that are required for completion of the Business Combination other than the expiration or early termination of the waiting period under the HSR Act. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
Summary Risk Factors
In evaluating the Business Combination and the proposals to be considered and voted on at the Shareholder Meeting, you should carefully review and consider the risk factors set forth under the section titled “Risk Factors” beginning on page 61 of this proxy statement/prospectus. Some of these risks are summarized below.
•
Defects, errors, or vulnerabilities in ZeroFox’s platform, the failure of ZeroFox’s platform to block malware or prevent a security breach, misuse of ZeroFox’s platform, or risks of product liability claims would harm ZeroFox’s reputation and adversely impact the combined company’s business, operating results, and financial condition.

•
If ZeroFox’s enterprise platform offerings do not interoperate with its customers’ network and security infrastructure, or with third-party products, websites or services, the combined company’s results of operations may be harmed.

•	ZeroFox may not timely and cost-effectively scale and adapt its existing technology to meet its customers’ performance and other requirements.
•
ZeroFox’s success depends, in part, on the integrity and scalability of its systems and infrastructure. System interruption and the lack of integration, redundancy and scalability in these systems and infrastructure may adversely affect the combined company’s business, financial condition, and results of operations.

•	ZeroFox has a history of losses, and the combined company may not be able to achieve or sustain profitability in the future.
•
If organizations do not adopt cloud, and/or SaaS-delivered external cybersecurity solutions that may be based on new and untested security concepts, the combined company’s ability to grow its business and results of operations may be adversely affected.

•	ZeroFox faces intense competition and could lose market share to its competitors, which could adversely affect the combined company’s business, financial condition, and results of operations.
•
Adverse general and industry-specific economic and market conditions and reductions in customer spending, in either the private or public sector, including as a result of geopolitical uncertainty such as the ongoing conflict between Russia and Ukraine, may reduce demand for ZeroFox’s platform or products and solutions, which could harm the combined company’s business, financial condition and results of operations.

•	The COVID-19 pandemic could adversely affect the combined company’s business, operating results, and financial condition.
•
If ZeroFox fails to adapt to rapid technological change, evolving industry standards and changing customer needs, requirements or preferences, the combined company’s ability to remain competitive could be impaired.

•
Historically, one U.S. government customer has accounted for a substantial portion of IDX’s revenues and is expected to account for a substantial portion of the combined company’s revenues following the

Business Combination. If IDX’s largest customer does not renew its contract with IDX (or renews at reduced spending levels), or if IDX’s relationship with its largest customer is impaired or terminated, IDX’s revenues could decline, and the combined company’s business, financial condition, and results of operations would be adversely affected.
•
We may need to raise additional capital to maintain and expand our operations and invest in new solutions, which capital may not be available on terms acceptable to us, or at all, and which could reduce our ability to compete and could harm our business.

•	There may not be an active trading market for the New ZeroFox Common Stock, which may make it difficult to sell shares of New ZeroFox Common Stock.
•
L&F’s shareholders will experience dilution due to the issuance of shares of New ZeroFox Common Stock, and securities that are exercisable for shares of New ZeroFox Common Stock to the Target Companies’ security holders as consideration in the Business Combination, and the issuance of shares of New ZeroFox Common Stock to the Common Equity PIPE Investors in the Common Equity PIPE Financing or upon the conversion of the Notes.

•
Since the L&F Initial Shareholders, including L&F’s officers and directors, have interests that are different, or in addition to (and which may conflict with), the interests of the Public Shareholders, a conflict of interest may have existed in determining whether the Business Combination with the Target Companies is appropriate as our initial business combination. Such interests include that the Sponsor, as well as our officers and directors, will lose their entire investment in us if our business combination is not completed.

•
L&F has not obtained an opinion from an independent investment banking firm or another independent firm, and consequently, you have no assurance from an independent source that the terms of the Business Combination are fair to L&F from a financial point of view.

•
The level of due diligence conducted in connection with the Business Combination may not be as high as would be the case if the Target Companies became a public company through an underwritten public offering, which could result in defects with the Target Companies’ business or problems with the Target Companies’ management being overlooked.

•
The process of taking a company public by means of a business combination with a special purpose acquisition company (“SPAC”) is different from taking a company public through an underwritten offering and may create risks for our unaffiliated investors.

•
The unaudited pro forma financial information included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” may not be representative of the Company’s results if the Business Combination is completed.

•
The Notes to be issued and outstanding after consummation of the Business Combination may impact our financial results, result in the dilution of our shareholders, create downward pressure on the price of New ZeroFox Common Stock, and restrict our ability to raise additional capital or take advantage of future opportunities.

•
We may not have the ability to raise the funds necessary to settle in cash conversions of the Notes, repurchase the Notes upon a fundamental change or repay the Notes in cash at their maturity, and our future debt may contain limitations on our ability to pay cash upon conversion, redemption or repurchase of the Notes.

•	We may still incur substantially more debt or take other actions that would diminish our ability to make payments on the Notes when due.
•
L&F does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for L&F to complete the Business Combination with which a substantial majority of its shareholders does not agree.

•	ZeroFox management has limited experience in operating a public company.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS
The questions and answers below highlight selected information from this proxy statement/prospectus and only briefly address some commonly asked questions about the Shareholder Meeting and the proposals to be presented at the Shareholder Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that may be important to L&F shareholders. Shareholders are urged to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein.
Q:	Why am I receiving this proxy statement?
A:
L&F is proposing to consummate a business combination with the Target Companies. L&F, L&F Holdings, ZF Merger Sub, IDX Merger Sub, IDX Forward Merger Sub, ZeroFox, and IDX have entered into the Business Combination Agreement, the terms of which are described in this proxy statement/prospectus. You are being asked to consider and vote on the Business Combination. The Business Combination Agreement, among other things, provides for (i) the Domestication, (ii) the merger of ZF Merger Sub with and into ZeroFox, with ZeroFox being the surviving company in the ZF Merger and continuing (immediately following the ZF Merger) as a direct, wholly-owned subsidiary of L&F Holdings, (iii) the merger of IDX Merger Sub with and into IDX, with Transitional IDX Entity being the surviving company in the IDX Merger and continuing (immediately following the IDX Merger) as a direct, wholly-owned subsidiary of L&F Holdings, and (iv) the merger of Transitional IDX Entity with and into IDX Forward Merger Sub, with IDX Forward Merger Sub being the surviving company in the IDX Forward Merger and continuing (immediately following the IDX Forward Merger) as a direct, wholly-owned subsidiary of L&F Holdings.

L&F will hold the Shareholder Meeting to, among other things, obtain the approvals required for the Business Combination and the other transactions contemplated by the Business Combination Agreement and you are receiving this proxy statement/prospectus in connection with such meeting. See the section entitled “Proposal No. 2 — The Business Combination Proposal” of this proxy statement/prospectus for additional information. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. We urge you to carefully read this proxy statement/prospectus and the Business Combination Agreement in their entirety.
L&F is sending this proxy statement/prospectus to its shareholders to help them decide how to vote their L&F Ordinary Shares with respect to the matters to be considered at the Shareholder Meeting. The Business Combination cannot be completed unless L&F’s shareholders approve the Articles Amendment Proposal and the Condition Precedent Proposals set forth in this proxy statement/prospectus. Information about the Shareholder Meeting, the Business Combination and the other business to be considered by shareholders at the Shareholder Meeting is contained in this proxy statement/prospectus.
This document constitutes a proxy statement and a prospectus of L&F. It is a proxy statement because the L&F Board is soliciting proxies from its shareholders using this proxy statement/prospectus. It is a prospectus because L&F, in connection with the Business Combination, is offering shares of New ZeroFox Common Stock in exchange for the L&F Ordinary Shares and certain of the shares of ZeroFox Common Stock and IDX Common Stock outstanding as of the relevant times as described in this proxy statement/prospectus. See the section entitled “Proposal No. 2 — The Business Combination Proposal — The Business Combination Agreement — Consideration to be Received in the Business Combination” of this proxy statement/prospectus for additional information.
YOUR VOTE IS IMPORTANT. SHAREHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.
Q:	Why is L&F proposing the Business Combination?
A:
L&F is a blank check company incorporated as a Cayman Islands exempted company on August 20, 2020. L&F was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses or entities.

The L&F IPO was completed on November 23, 2020. A total of $175,087,500 was placed in the Trust Account. Following the Extension Amendment Redemptions, a total of approximately $34,806,051 remains in the Trust Account as of May 27, 2022. Since the L&F IPO, L&F’s activity has been limited to the evaluation of business combination candidates.
ZeroFox is an enterprise cybersecurity software-as-a-service provider of digital attack detection and protection services. ZeroFox's patented technology collects and processes content, rich media, electronic posts, messages, global intelligence and threat actor activity across the digital landscape, including social media sites, public, deep and dark web forums, mobile app stores and other digital platforms and discrete content sources. Using artificial intelligence-based analysis and threat intelligence capabilities, the ZeroFox platform identifies and remediates targeted phishing attacks, credential and account compromise, data exfiltration and brand hijacking threats. ZeroFox offers its services on a subscription basis.
IDX is a data security company that provides data breach response services and identity and privacy protection services to its customers.
Based on its due diligence investigations of the Target Companies and the industry in which they operate, including the financial and other information provided by the Target Companies in the course of their negotiations in connection with the Business Combination Agreement, L&F believes that the Target Companies align well with the objectives laid out in its investment thesis.
See “Proposal No. 2 - The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Proposal No. 2 - The Business Combination Proposal — The L&F Board’s Reasons for the Approval of the Business Combination.”
Q:	What will the Target Companies’ equity holders receive in return for the acquisition of the Target Companies by L&F?
A:
Pursuant to the Business Combination Agreement, the aggregate consideration payable or issuable by L&F in exchange for the outstanding equity interests of ZeroFox and IDX is comprised of: (a) with regard to the holders of ZeroFox Common Stock, the right to receive, in the aggregate, a number of shares of New ZeroFox Common Stock that is approximately equal to the quotient obtained by dividing (x) $866,250,000 by (y) $10.00, and (b) with regard to the holders of IDX Common Stock and Preferred Stock, the right to receive, in the aggregate, (i) a number of shares of New ZeroFox Common Stock that is approximately equal to the quotient obtained by dividing (x) $288,750,000 by (y) $10.00, and (ii) $50,000,000 in cash consideration (subject to certain adjustments for cash, working capital, debt and transaction expenses, as provided in the Business Combination Agreement). Outstanding options and warrants of ZeroFox and IDX will convert to options and warrants of New ZeroFox. For further details, see the section titled “Proposal No. 2 – The Business Combination Proposal – The Business Combination Agreement – Consideration to be Received in the Business Combination.”

Q:	Did the L&F Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?
A:
The L&F Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. L&F is not required to obtain an opinion from an independent investment banking firm that is a member of FINRA or from another independent firm that the price it is paying is fair to L&F from a financial point of view. In analyzing the Business Combination, the L&F Board and L&F’s management conducted due diligence on the Target Companies and researched the industry in which the Target Companies operate and concluded that the Business Combination was in the best interest of its shareholders. Accordingly, L&F’s shareholders will be relying solely on the judgment of the L&F Board in determining the value of the Business Combination, and the L&F Board may not have properly valued such business. The lack of third-party valuation or fairness opinion may also lead an increased number of shareholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination. For more information about our decision-making process, see the section entitled “The Business Combination Proposal – The L&F Board’s Reasons for the Approval of the Business Combination.”

Q:	Will L&F obtain new financing in connection with the Business Combination?
A:	Yes. In connection with the execution of the Business Combination Agreement, L&F and certain investors including, among others, L&F Acquisition Holdings Fund, LLC (an affiliate of Victory Park Capital

Advisors, LLC, an entity affiliated with Richard Levy, a director of L&F), GCP-OI I, LLC (an entity affiliated with Adam Gerchen, L&F’s chief executive officer and a director of L&F), JCH Investments LLC (an entity affiliated with Jeffrey C. Hammes, the chairman of the L&F Board) entered into the Common Equity Subscription Agreements pursuant to which such investors have agreed to purchase an aggregate of 2,000,000 shares of New ZeroFox Common Stock, for a purchase price of $10.00 per share, for an aggregate purchase price of $20,000,000. The obligations of each party to consummate the Common Equity PIPE Financing are conditioned upon, among other things, customary closing conditions and the consummation of the transactions contemplated by the Business Combination Agreement. New ZeroFox Common Stock issued pursuant to the Common Equity PIPE Financing will be identical to the Public Shares (which will be converted into shares of New ZeroFox Common Stock as part of the Domestication) except that the shares issued in the Common Equity PIPE Financing will have registration rights granted pursuant to the Common Equity Subscription Agreements and the Public Shares were issued as part of the of the L&F Public Units in the L&F IPO at a price per L&F Public Unit of $10.00.
Additionally, in connection with the execution of the Business Combination Agreement, L&F and certain investors including, among others, L&F Acquisition Holdings Fund, LLC (an affiliate of Victory Park Capital Advisors, LLC, an entity affiliated with Richard Levy, a director of L&F) entered into the Convertible Notes Subscription Agreements, pursuant to which the Convertible Notes Investors have collectively committed to subscribe for an aggregate principal amount of $150,000,000 unsecured convertible notes due 2025 bearing interest at a rate of 7.00% per annum, payable quarterly in cash (provided, that the issuer may elect to pay interest in kind at a rate of 8.75% per annum) with an initial conversion price of $11.50 per share of New ZeroFox Common Stock, and will mature on the date that is three years following the closing of the Convertible Notes Financing. New ZeroFox may, at its election, force conversion of the Notes on the Conversion Trigger Date, subject to a holder’s prior right to convert, if the volume-weighted average trading price of the New ZeroFox Common Stock (x) for the first year after the Conversion Trigger Date, is greater than or equal to 150% of the Conversion Price for at least 20 trading days during a period of 30 consecutive trading days and (y) for the second year after the Conversion Trigger Date, is greater than or equal to 130% of the Conversion Price for at least 20 trading days during a period of 30 consecutive trading days. Upon conversion of any Note, New ZeroFox shall have the option to settle the conversion in cash, shares of New ZeroFox Common Stock or a combination of both. Each holder of a Note will have the right to cause New ZeroFox to repurchase for cash all or a portion of the Notes held by such holder at any time upon the occurrence of a “fundamental change”, as such term is defined in the Indenture, at a price equal to par plus accrued and unpaid interest. In the event of a conversion in connection with a “make-whole fundamental change,” as defined in the Indenture, the Conversion Price will be adjusted in accordance with in the Indenture. L&F has agreed to grant the Convertible Notes Investors certain registration rights in connection with the Convertible Notes Financing. Once issued, New ZeroFox Common Stock issued pursuant to the Convertible Notes Subscription Agreements will be identical to the New ZeroFox Common Stock except the shares issuable upon conversion of the Notes will have registration rights granted pursuant to a registration rights agreement.
The existence of financial and personal interests of one or more of L&F’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of L&F and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the sections titled “Proposal No. 2 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination’’, “Proposal No. 2 - The Business Combination Proposal — Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Risk Factors” for a further discussion of these considerations.
Q:	What equity stake will current L&F shareholders, ZeroFox shareholders and IDX shareholders hold in New ZeroFox immediately after the consummation of the Business Combination?
A:
As of the date of this proxy statement/prospectus (and after giving effect to the Extension Amendment Redemptions), there are (i) 3,425,689 Class A Ordinary Shares issued and outstanding and (ii) 4,312,500 Class B Ordinary Shares issued and outstanding. In addition, as of the date of this proxy statement/prospectus, there are outstanding 5,450,000 L&F Private Placement Warrants held by the Sponsor, 2,138,430 L&F Private Placement Warrants held by Jefferies and 8,625,000 L&F Public Warrants. Each whole warrant entitles the holder thereof to purchase one Class A Ordinary Share and, following the Domestication, will entitle the holder thereof to purchase one share of New ZeroFox Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of the Class A Ordinary Shares are redeemed in connection with the Business Combination), L&F’s fully-diluted share capital (after giving effect to the exercise of all of the L&F Private Placement Warrants and all of the L&F Public Warrants) would be 23,951,619 L&F Ordinary Shares.
The following table illustrates varying ownership levels in New ZeroFox Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the Public Shareholders and the following additional assumptions: (i) 83,222,734 shares of New ZeroFox Common Stock are issued to the ZeroFox shareholders at Closing in both a no redemption scenario and a maximum redemption scenario; (ii) 27,905,045 shares of New ZeroFox Common Stock are issued to the IDX shareholders at Closing in both a no redemption scenario and a maximum redemption scenario; (iii) all outstanding ZeroFox warrants and IDX warrants will be exercised on a cash basis immediately prior to the Closing; (iv) 2,000,000 shares of New ZeroFox Common Stock are issued in the Common Equity PIPE Financing; (v) no New ZeroFox Public Warrants and New ZeroFox Private Placement Warrants issued in connection with the Business Combination to purchase New ZeroFox Common Stock that will be outstanding immediately following Closing have been exercised; (vi) no Notes issued in the Convertible Notes Financing have been converted; and (vii) all outstanding vested and unvested ZeroFox options and IDX options are converted into New ZeroFox Options exercisable for shares of New ZeroFox Common Stock.
Based on these assumptions, and assuming that no outstanding Class A Ordinary Shares are redeemed in connection with the Business Combination, there would be approximately 120,865,968 shares of New ZeroFox Common Stock outstanding immediately following the consummation of the Business Combination. If the actual facts are different than these assumptions, the ownership percentages in New ZeroFox will be different.
For example, there are currently outstanding an aggregate of 16,213,430 L&F Warrants to acquire our Class A Ordinary Shares, which are comprised of 7,588,430 L&F Private Placement Warrants and 8,625,000 L&F Public Warrants sold as part of the L&F Public Units sold in the L&F IPO. Each outstanding L&F Warrant would be exercisable as a New ZeroFox Warrant commencing 30 days following the Closing for one share of New ZeroFox Common Stock. If we assume that each outstanding warrant is exercised and one share of New ZeroFox Common Stock is issued as a result of such exercise, with payment to New ZeroFox of the exercise price of $11.50 per warrant for one share, our fully-diluted share capital would increase by a total of 16,213,430 shares, with $186,454,445 paid to New ZeroFox to exercise the warrants. In addition, an aggregate principal amount of $150,000,000 of Notes will be issued in the Convertible Notes Financing. The Notes may be converted at a conversion price of $11.50 per share of New ZeroFox Common Stock. If we assume that the Notes (excluding any paid-in-kind interest) are converted in full and settled fully in shares, our fully-diluted share capital would increase by a total of 13,043,475 shares.
	Share Ownership in New ZeroFox
	No Redemptions(1)	Maximum Redemptions(2)
	Percentage of Outstanding Shares	Percentage of Outstanding Shares
L&F Public Shareholders(3)	2.8%	—
L&F Initial Shareholders(4)	3.6%	3.7%
Common Equity PIPE Investors(5)	1.7%	1.7%
ZeroFox Shareholders(6)	68.9%	70.9%
IDX Shareholders(7)	23.1%	23.8%
(1)
Amounts do not sum due to rounding.
(2)
Assumes that all 3,425,689 Class A Ordinary Shares outstanding are redeemed for an aggregate payment of approximately $34,786,000 (based on the estimated per share redemption price of approximately $10.15 per share) from the Trust Account. As the proceeds (without taking into account offering expenses) from the Common Equity PIPE Financing and the Convertible Notes Financing are expected to satisfy the Available Closing Acquiror Cash Condition, the maximum redemption scenario reflects the redemption of 100% of the Class A Ordinary Shares held by the Public Shareholders; amounts do not sum due to rounding.

(3)	Represents shares of New ZeroFox Common Stock to be issued upon conversion of 3,425,689 Class A Ordinary Shares issued in connection with the L&F IPO.
(4)
Represents shares of New ZeroFox Common Stock to be issued upon conversion of 4,312,500 Class B Ordinary Shares acquired by the L&F Initial Shareholders prior to or in connection with the L&F IPO (including 20,000 shares held by Albert Goldstein, 50,000 shares held by Joseph Lieberman and 39,733 shares currently held by Kurt Summers). Includes 1,293,750 shares of New ZeroFox Common Stock held by the L&F Initial Shareholders under both scenarios that are subject to forfeiture if certain earnout conditions are not satisfied, as the shares are issued and outstanding as of the closing date of the Business Combination.
(5)	Consists of 2,000,000 shares of New ZeroFox Common Stock to be issued in the Common Equity PIPE Financing.
(6)	Includes 1,694,533 shares of New ZeroFox Common Stock to be issued in exchange for shares of ZeroFox Common Stock assumed to be issued upon the cash exercise of ZeroFox warrants prior to the Closing.
(7)	Includes 185,305 shares of New ZeroFox Common Stock to be issued in exchange for shares of IDX Capital Stock assumed to be issued upon the cash exercise of IDX warrants prior to the Closing.
The numbers of shares and percentage interests set forth above have been presented for illustrative purposes only and do not necessarily reflect what New ZeroFox’s share ownership will be after the Closing. For more information about the consideration to be received in the Business Combination, these scenarios and the underlying assumptions, see “Unaudited Pro Forma Condensed Combined Financial Information” and “Proposal No.2—The Business Combination Proposal—The Business Combination Agreement—Consideration to be Received in the Business Combination.”
Q.	What happens if a substantial number of the Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?
A.
Our Public Shareholders are not required to vote “FOR” the Business Combination in order to exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are reduced as a result of redemptions by Public Shareholders.

If a Public Shareholder exercises its redemption rights, such exercise will not result in the loss of any warrants that it may hold. Assuming that all 3,425,689 Class A Ordinary Shares held by Public Shareholders were redeemed, the public warrant holders will retain the 8,625,000 L&F Public Warrants (including the L&F Public Warrants retained by Public Shareholders who exercised their redemption rights in connection with the Extension Articles Amendment). The outstanding L&F Public Warrants (which will become New ZeroFox Public Warrants following the Closing) would have a value of approximately $0.30 per warrant based on the closing price of the L&F Public Warrants on the NYSE American on June 13, 2022. If a substantial number of, but not all, Public Shareholders exercise their redemption rights, and the holders of the 8,625,000 New ZeroFox Public Warrants choose to exercise their warrants, any non-redeeming shareholders would experience dilution to the extent such warrants are exercised.
Additionally, as a result of redemptions, the trading market for the New ZeroFox Common Stock may be less liquid than the market for the Class A Ordinary Shares was prior to consummation of the Business Combination and we may not be able to meet the listing standards for the NYSE, Nasdaq or another national securities exchange. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into New ZeroFox’s business will be reduced.
The below sensitivity table shows the potential impact of redemptions on the pro forma book value per share of the shares owned by non-redeeming shareholders in a no redemption scenario, a 50% redemption scenario, and a maximum redemption scenario. The sensitivity table below also sets forth (x) the potential additional dilutive impact of each of the below additional dilution sources in each redemption scenario, and (y) the effective underwriting fee percentage incurred in connection with the L&F IPO in each redemption scenario.
	Assuming No Redemption(1)		Assuming 50% Redemption(2)		Assuming Maximum Redemption(3)
Shareholders	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %
ZeroFox Shareholders(4)	83,222,734	68.9%	83,222,734	69.8%	83,222,734	70.9%
IDX Shareholders(5)	27,905,045	23.1%	27,905,045	23.4%	27,905,045	23.8%
L&F Public Shareholders	3,425,689	2.8%	1,712,845	1.4%	—	0.0%
L&F Initial Shareholders(6)	4,312,500	3.6%	4,312,500	3.6%	4,312,500	3.7%
Common Equity PIPE Investors	2,000,000	1.7%	2,000,000	1.7%	2,000,000	1.7%
Total Shares Outstanding Excluding “Additional Dilution Sources”	120,865,968	100%	119,153,124	100%	117,440,279	100%
Total Pro Forma Equity Value Post-Redemptions(7)	$1,208,659,680		$1,191,531,235		$1,174,402,790

	Assuming No Redemption(1)		Assuming 50% Redemption(2)		Assuming Maximum Redemption(3)
Shareholders	Ownership in shares	Equity %	Ownership in shares	Equity %	Ownership in shares	Equity %
Total Pro Forma Book Value Post-Redemptions(8)	$273,969		$1,165,282		$1,147,889
Pro Forma Book Value Per Share	$2.27		$9.78		$9.77
	Assuming No Redemption(1)		Assuming 50% Redemption(2)		Assuming Maximum Redemption(3)
Additional Dilution Sources(9)	Ownership in shares	Equity %(10)	Ownership in shares	Equity %(10)	Ownership in shares	Equity %(10)
New ZeroFox Warrants
New ZeroFox Public Warrants	8,625,000	6.3%	8,625,000	6.4%	8,625,000	6.5%
New ZeroFox Private Placement Warrants(11)	7,588,430	5.5%	7,588,430	5.6%	7,588,430	5.7%
Total Additional Dilution Sources	16,213,430	11.8%	16,213,430	12.0%	16,213,430	12.1%

	Assuming No Redemption(1)		Assuming 50% Redemption(2)		Assuming Maximum Redemption(3)
Deferred Discount	Amount ($)	% of Gross IPO Proceeds remaining in Trust Account(12)	Amount ($)	% of Gross IPO Proceeds remaining in Trust Account(12)	Amount ($)	% of Gross IPO Proceeds remaining in Trust Account(12)
Effective Deferred Discount	$6,037,500	17.6%	$6,037,500	35.2%	$6,037,500	N/A
(1)
This scenario assumes that ZeroFox is the accounting acquiror with respect to the Business Combination and that no Class A Ordinary Shares are redeemed by the Public Shareholders; amounts may not sum due to rounding.

(2)
This scenario assumes that L&F is the accounting acquiror with respect to the Business Combination and that 1,712,845 Class A Ordinary Shares are redeemed by the Public Shareholders; amounts may not sum due to rounding.

(3)
This scenario assumes that L&F is the accounting acquiror with respect to the Business Combination and that 3,425,689 Class A Ordinary Shares are redeemed by the Public Shareholders; amounts may not sum due to rounding.

(4)
Excludes shares acquired by the ZeroFox Investors in the Common Equity PIPE Financing. Includes 1,694,533 shares of New ZeroFox Common Stock to be issued in exchange for shares of ZeroFox Common Stock upon the assumed cash exercise of ZeroFox warrants prior to the Closing.

(5)
Excludes shares acquired by the IDX Investors in the Common Equity PIPE Financing. Includes 185,305 shares of New ZeroFox Common Stock to be issued in exchange for shares of IDX Capital Stock assumed to be issued upon the cash exercise of IDX warrants prior to the Closing.

(6)
Includes 4,312,500 shares held by the L&F Initial Shareholders originally acquired prior to or in connection with the L&F IPO (including 20,000 shares held by Albert Goldstein, 50,000 shares held by Joseph Lieberman and 39,733 shares currently held by Kurt Summers). Includes 1,293,750 shares of New ZeroFox Common Stock held by the L&F Initial Shareholders that are subject to forfeiture if certain earnout conditions are not satisfied, as the shares are issued and outstanding as of the closing date of the Business Combination.

(7)	Pro forma equity value shown at $10.00 per share in the no redemption scenario, the 50% redemption scenario and the maximum redemption scenario.
(8)
See “Unaudited Pro Forma Condensed Combined Financial Information” for pro forma book value in the no redemption scenario and the maximum redemption scenario. The pro forma book value for the no redemption scenario assumes ZeroFox is the accounting acquirer under Scenario 1. The pro forma book value for the 50% redemption scenario and the maximum redemption scenario assumes L&F is the accounting acquirer under Scenario 2.

(9)
Additional Dilution Sources does not reflect the potential conversion of the Notes. An aggregate principal amount of $150,000,000 of Notes will be issued in the Convertible Notes Financing. The Notes may be converted at a conversion price of $11.50 per share of New ZeroFox Common Stock. If we assume that the Notes (excluding any paid-in-kind interest) are converted in full and settled fully in shares, our fully-diluted share capital would increase by a total of 13,043,475 shares.

(10)
The Equity % with respect to each Additional Dilution Source set forth below, including the Total Additional Dilution Sources, includes the full amount of shares issued with respect to the applicable Additional Dilution Source in the numerator and the full amount of shares issued with respect to the Total Additional Dilution Sources in the denominator. For example, in the 50% Redemption Scenario, the Equity % with respect to the New ZeroFox Public Warrants would be calculated as follows: (a) 8,625,000 shares issued pursuant to the New ZeroFox Public Warrants; divided by (b) (i) 119,153,124 shares (the number of shares outstanding excluding the Additional Dilution Sources) plus (ii) 16,213,430 shares included in the Additional Dilution Sources.

(11)	Includes 5,450,000 warrants held by the Sponsor and the 2,138,430 warrants held by Jefferies that were issued in a private placement at the time of the L&F IPO.
(12)	Reflects balance of the Trust Account following the payment of the Extension Amendment Redemptions.

Q:	Why is L&F proposing the Domestication?
The L&F Board believes that it would be in the best interest of L&F to effect a change of our domicile to Delaware. The L&F Board believes that Delaware provides a recognized body of corporate law that will facilitate corporate governance by the officers and directors. Delaware maintains a favorable legal and regulatory environment in which to operate. For many years, Delaware has followed a policy of encouraging companies to incorporate there and, in furtherance of that policy, has adopted comprehensive, modern and flexible corporate laws that are regularly updated and revised to meet changing business needs. As a result, many major corporations have initially chosen Delaware as their domicile or have subsequently reincorporated in Delaware in a manner similar to the procedures L&F is proposing. Due to Delaware’s longstanding policy of encouraging incorporation in that state and consequently its popularity as the state of incorporation, the Delaware courts have developed a considerable expertise in dealing with corporate issues and a substantial body of case law has developed construing the DGCL and establishing public policies with respect to Delaware corporations. It is anticipated that the DGCL will continue to be interpreted and explained in a number of significant court decisions that may provide greater predictability with respect to corporate legal affairs. For more information, see “Proposal No. 3 - The Domestication Proposal — Reasons for the Domestication.”
To effect the Domestication, we will file an application for deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of corporate domestication and a certificate of incorporation with the Secretary of State of the State of Delaware, under which we will be domesticated and continue as a Delaware corporation.
The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of the holders of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued L&F Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. Abstentions will be considered present for the purpose of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Shareholder Meeting and therefore will have no effect on the approval of the Domestication Proposal as a matter of Cayman Islands law.
Q:	How will the Domestication affect my ordinary shares, warrants and units?
A:
In connection with the Domestication, on the Closing Date and prior to the ZF Effective Time and IDX Effective Time, (i) all of the then issued and outstanding L&F Ordinary Shares will be converted into shares of New ZeroFox Common Stock on a one-for-one basis, (ii) each issued and outstanding whole warrant exercisable for one Class A Ordinary Share will be converted into a warrant exercisable for one share of New ZeroFox Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Warrant Agreement, and (iii) each issued and outstanding L&F Public Unit that has not been previously separated into the underlying Class A Ordinary Share and underlying one-half of one L&F Public Warrant upon the request of the holder thereof will be cancelled and will entitle the holder thereof to one share of New ZeroFox Common Stock and one-half of one New ZeroFox Public Warrant. See “Proposal No. 3 - Domestication Proposal.”

Q:	What interests do the L&F Initial Shareholders, our current officers, directors and advisors, and the Target Companies’ current owners have in the Business Combination?
A:
In considering the recommendation of our board to vote in favor of the Business Combination, shareholders should be aware that, aside from their interests as shareholders, our Sponsor and our directors and officers, our advisers, and the Target Companies’ current owners have interests in the Business Combination that are different from, or in addition to, those of our other shareholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to our shareholders that they approve the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination.

These interests include, among other things:
•
the fact that the Sponsor and L&F’s directors and officers have agreed not to redeem any Class A Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination and the Sponsor Holders are obligated to vote in favor of the Business Combination;

•
the fact that the Sponsor has irrevocably waived the anti-dilution adjustments set forth in L&F’s organizational documents, or any other anti-dilution or similar adjustment rights to which the Sponsor may otherwise be entitled related to or arising from the Business Combination;

•
the fact that the Sponsor Holders paid an aggregate amount of $25,000 for the Founder Shares, which will convert into 4,312,500 shares of New ZeroFox Common Stock in accordance with the terms of L&F’s organizational documents and such securities will have a significantly higher value at the time of the Business Combination;

•
the fact that the Sponsor paid $5,450,000 for 5,450,000 L&F Private Placement Warrants, each of which is exercisable commencing on the later of 12 months from the closing of the L&F IPO and 30 days following the Closing for one Class A Ordinary Share at $11.50 per share; if we do not consummate an initial business combination by August 24, 2022, then the proceeds from the sale of the L&F Private Placement Warrants will be part of the liquidating distribution to the Public Shareholders and the warrants held by our Sponsor will be worthless;

•
the fact that the L&F Initial Shareholders, including the Sponsor (and certain of L&F’s officers and directors who are members of the Sponsor), have invested in L&F an aggregate of $5,475,000, comprised of the $25,000 purchase price for 4,312,500 Founder Shares and the $5,450,000 purchase price for 5,450,000 L&F Private Placement Warrants. Subsequent to the initial purchase of the Founder Shares by the Sponsor, the Sponsor transferred 20,000 Founder Shares to Mr. Albert Goldstein and 50,000 Founder Shares to Senator Joseph Lieberman at a nominal purchase price of $0.004 per Founder Share prior to the closing of the L&F IPO and 39,733 Founder Shares to Mr. Kurt Summers shortly after his being appointed to the L&F Board in December 2021 for no cash consideration. Assuming a trading price of $10.07 per Class A Ordinary Share and $0.30 per L&F Public Warrant (based upon the respective closing prices of the Class A Ordinary Shares and the L&F Public Warrants on the NYSE American on June 13, 2022), the 4,312,500 Founder Shares and 5,450,000 Private Placement Warrants would have an implied aggregate market value of $45,061,875. Even if the trading price of the shares of New ZeroFox Common Stock were as low as $1.27 per share, the aggregate market value of the Founder Shares alone (without taking into account the value of the L&F Private Placement Warrants) would be approximately equal to the initial investment in L&F by the L&F Initial Shareholders. As a result, the L&F Initial Shareholders are likely to be able to make a substantial profit on their investment in L&F at a time when shares of New ZeroFox Common Stock have lost significant value. On the other hand, if L&F liquidates without completing a business combination before August 24, 2022, the L&F Initial Shareholders will lose their entire investment in L&F;

•
the fact that the Sponsor and L&F’s officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•
the fact that the L&F Initial Shareholders including the Sponsor (and the L&F’s officers and directors who are members of the Sponsor) can earn a positive rate of return on their investment, even if other L&F shareholders experience a negative rate of return in New ZeroFox;

•
the fact that the L&F Initial Shareholders and L&F’s other current officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any L&F Ordinary Shares (other than Public Shares) held by them if L&F fails to complete an initial business combination by August 24, 2022;

•
the fact that, at the option of the Sponsor, any amounts outstanding under any loan made by the Sponsor or any of its affiliates to L&F in an aggregate amount of up to $1,500,000 may be converted into L&F Private Placement Warrants in connection with the consummation of the Business Combination;

•
the fact that the Sponsor and L&F’s officers and directors will lose their entire investment in L&F and will not be reimbursed for any loans extended, fees due or out-of-pocket expenses if an initial business combination is not consummated by August 24, 2022. As of the date of this proxy statement/prospectus there are no loans extended, fees due or outstanding out-of-pocket expenses for which the Sponsor and L&F’s officers and directors are awaiting reimbursement;

•
the fact that if the Trust Account is liquidated, including in the event L&F is unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify L&F to ensure that the proceeds in the Trust Account are not reduced below $10.15 per L&F Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which L&F has entered into an acquisition agreement or claims of any third party for services rendered or products sold to L&F, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the fact that L&F may be entitled to distribute or pay over funds held by L&F outside the Trust Account to the Sponsor or any of its affiliates prior to the Closing;
•
the fact that L&F has agreed to pay Jefferies, L&F’s co-PIPE placement agent and financial advisor, and sole underwriter in the L&F IPO: (i) a cash fee for their services in connection with the L&F IPO in an aggregate amount equal to 5.5% of the gross proceeds of the L&F IPO, with 2.0% of the gross proceeds being paid to the underwriters at the time the L&F IPO was completed and 3.5% of the gross proceeds (i.e., the deferred underwriting fee) being payable, and conditioned, upon consummating an initial business combination; the aggregate underwriting fee is fixed at 5.5% of the gross proceeds from the L&F IPO and will not be adjusted based on the number of shares that are redeemed in connection with the Business Combination; the deferred underwriting fee of $6,037,500 represents approximately 17.6% and 35.2% of the aggregate proceeds from the L&F IPO, net of redemptions, in the no redemption and 50% redemption scenarios (after giving effect to the Extension Amendment Redemptions), respectively; (ii) a placement agency fee as a percentage of the aggregate gross proceeds received or to be received from one or more commitments for financing the Business Combination from sources other than any affiliates of ZeroFox, IDX or L&F, and split with Stifel (defined below); and (iii) financial advisory fees as a fixed amount related to capital markets financial advice and assistance in connection with the Business Combination, as applicable, upon completion of the Business Combination;

•
the fact that, Stifel, co-PIPE placement agent for the Common Equity PIPE Financing and a creditor of ZeroFox, will be entitled to receive a placement agency fee as a percentage of the aggregate gross proceeds received or to be received from one or more commitments for financing the Business Combination from sources other than any affiliates of ZeroFox, IDX or L&F, and split with Jefferies, upon completion of the Business Combination;

•
the fact that (i) James C. Foster, Peter Barris, Corey Mulloy, Samskriti King, and Todd Headley, current directors of ZeroFox, (ii) Thomas F. Kelly and Sean Cunningham, current directors of IDX and (iii) Adam Gerchen, current chief executive officer of the Sponsor, are each expected to be directors, and James C. Foster is expected to be chief executive officer, of New ZeroFox after the consummation of the Business Combination. As such, in the future each of the aforementioned will receive any cash fees, stock options, stock awards or other remuneration that New ZeroFox’s board of directors determines to pay them and any applicable compensation as described under the section titled “Executive and Director Compensation;” and

•
the fact that the Sponsor Group will have paid an aggregate of approximately $7,975,000 for its investment in New ZeroFox, including the investments of L&F Acquisition Holdings Fund, LLC (an affiliate of Victory Park Capital Advisors, LLC, an entity affiliated with Richard Levy, a director of L&F), GCP-OI I, LLC (an entity affiliated with Adam Gerchen, our chief executive officer and a director of L&F) and JCH Investments LLC (an entity affiliated with Jeffrey C. Hammes, the chairman of the L&F Board) in the Common Equity PIPE Financing, as summarized in the table below, and, following the consummation of the Business Combination, the aggregate value of the Sponsor Group’s investment will be $47,579,375, based upon the respective closing prices of the Class A Ordinary Shares and the L&F Public Warrants on the NYSE American on June 13, 2022.

The L&F Board concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for L&F’s IPO and are disclosed in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by New ZeroFox with any other target business or businesses, and (iii) the Sponsor Group will hold equity interests in New ZeroFox with value that, after the Closing, will be based on the future performance of New ZeroFox Common Stock. In addition,

L&F’s independent directors reviewed and considered these interests during their evaluation of the Business Combination and in unanimously approving, as members of the L&F Board, the Business Combination Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination.
Based on its review of the forgoing considerations, the L&F Board concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expects the L&F shareholders will receive as a result of the Business Combination. The L&F Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.
For more information about the factors the L&F Board considered in evaluating and recommending the Business Combination to the L&F shareholders, see sections entitled “Proposal No. 2 - The Business Combination Proposal — The L&F Board's Reasons for the Approval of the Business Combination”, “Proposal No. 2 - The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Proposal No. 2 - The Business Combination Proposal — Conflicts of Interest and Waiver of Corporate Opportunity Doctrine.”
Sponsor Group Beneficial Ownership of L&F Prior to Closing
	Securities held by Sponsor Group	Sponsor Cost at L&F’s Initial Public Offering
Class A Ordinary Shares	—	—
Founder Shares	4,312,500	$25,000
L&F Private Placement Warrants	5,450,000	$5,450,000
Total		$5,475,000
Sponsor Group Beneficial Ownership of New ZeroFox Following the Closing(1)
	Securities held by Sponsor Group at Closing	Value per Security as of June 13, 2022	Sponsor Group Cost at Closing	Total Value
New ZeroFox Common Stock Issued Pursuant to the Common Equity PIPE Financing	250,000	$10.07	$2,500,000	$2,517,500
New ZeroFox Common Stock Issued to Holders of Founder Shares	4,312,500(2)	$10.07	—	$43,426,875
New ZeroFox Private Placement Warrants	5,450,000	$0.30	—	$1,635,000
Total			$2,500,000	$47,579,375
(1)	Does not include New ZeroFox Common Stock issuable upon conversion of the Notes that are convertible at an initial conversion price of $11.50 per share.
(2)
Includes 1,293,750 shares of New ZeroFox Common Stock which will be subject to an earnout, whereby such shares will be forfeited unless certain volume-weighted average share price thresholds are met in trading or are deemed to occur in connection with a Change of Control (as defined in the Business Combination Agreement) within five years from the Closing. See “Proposal No. 2 -- Business Combination Proposal — Related Agreements — The Sponsor Support Letter Agreement” for more information related to the Sponsor Support Letter Agreement.

In addition, the Sponsor, L&F’s executive officers and directors, and any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on L&F’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. L&F’s audit committee reviews on a quarterly basis all payments that were made to the Sponsor, L&F’s executive officers or directors, or L&F’s or their affiliates. Any such payments prior to an initial business combination are made using funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, L&F does not have any additional controls in place governing L&F’s reimbursement payments to L&F’s directors and executive officers for their out-of-pocket expenses incurred in connection with L&F’s activities on L&F’s behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, is paid by L&F to the Sponsor, L&F’s executive officers and directors, or any of their respective affiliates, prior to completion of its initial business combination. As of the date of this proxy statement/prospectus, no out-of-pocket expenses have been incurred and remain outstanding by L&F’s executive officers and directors.

See “Proposal No. 2 - The Business Combination—Interests of Certain Persons in the Business Combination” “Proposal No. 2 - The Business Combination Proposal — Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Risk Factors” for a more detailed discussion of how the L&F Initial Shareholders and L&F’s other current officers and directors have interests in the Business Combination that are different from, or in addition to, the interests of the Public Shareholders generally.
Such interests may influence the L&F Board in making its recommendation that you vote in favor of the approval of the Business Combination.
Q:	What happens to the funds deposited in the Trust Account after consummation of the Business Combination?
A:
As of May 27, 2022 (after giving effect to the Extension Amendment Redemptions), there were investments and cash held in the Trust Account of approximately $34,806,051. These funds will not be released until the earlier of the completion of our initial business combination and the redemption of our Class A Ordinary Shares if we are unable to complete an initial business combination by August 24, 2022, although we may withdraw the interest earned on the funds held in the Trust Account to pay taxes.

Q:	What conditions must be satisfied to complete the Business Combination?
A:
Unless waived by the parties to the Business Combination Agreement, and subject to applicable law, the consummation of the Business Combination is subject to a number of conditions set forth in the Business Combination Agreement including, among other things, (i) expiration or termination of the waiting period under the HSR Act (which expired on January 31, 2022), (ii) the absence of any law or governmental order by a governmental authority of competent jurisdiction and having jurisdiction over the parties with respect to the Business Combination enjoining, prohibiting, or making illegal the consummation of the Business Combination, (iii) approval of the Business Combination and related agreements and transactions by the shareholders of L&F, (iv) that the Common Equity PIPE Financing (and the funding of the proceeds of the Common Equity PIPE Financing) shall have been consummated or will be consummated substantially concurrently with the Closing in accordance with the terms of the applicable Common Equity PIPE Subscription Agreements, (v) that the Convertible Notes Financing (and the funding of the proceeds of the Convertible Notes Financing) shall have been consummated or will be consummated substantially concurrently with the Closing in accordance with the terms of the applicable Convertible Notes Subscription Agreements, (vi) effectiveness of the registration statement of which this proxy statement/prospectus is a part, (vii) receipt of approval for listing on the NYSE or Nasdaq of the shares of New ZeroFox Common Stock to be issued or reserved for issuance in connection with the Business Combination, and (viii) that after giving effect to the Business Combination, the Available Closing Acquiror Cash shall not be less than $170,000,000.

Q:	What happens if the Business Combination is not consummated?
A:
L&F will not complete the Business Combination unless all other conditions to the consummation of the Business Combination have been satisfied or waived by the parties in accordance with the terms of the Business Combination Agreement. If we are not able to complete the Business Combination or another initial business combination by August 24, 2022, we will cease all operations except for the purpose of winding up and redeeming our Class A Ordinary Shares and liquidating the Trust Account, in which case our Public Shareholders may only receive approximately $10.15 per share and the L&F Warrants will expire worthless. In addition, the underwriter of the L&F IPO, Jefferies, agreed to waive its rights to its deferred underwriting commission held in the Trust Account in the event we do not complete our initial business combination within the required time period.

Q:	When do you expect the Business Combination to be completed?
A:
It is currently anticipated that the Business Combination will be consummated as soon as practicable following the Shareholder Meeting, which is set for    , 2022; however, (i) such meeting could be adjourned if the Adjournment Proposal is adopted by our shareholders at the Shareholder Meeting and we elect to adjourn the Shareholder Meeting to a later date or dates to permit further solicitation and votes of proxies if, based upon the tabulated vote at the time of the Shareholder Meeting, there are insufficient L&F

Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Shareholder Meeting or to approve any of the Proposals, and (ii) the Closing will not occur until all conditions set forth in the Business Combination Agreement are satisfied or waived. For a description of the conditions for the completion of the Business Combination, see “Proposal No. 2 - The Business Combination Proposal — The Business Combination Agreement — Conditions to the Closing of the Business Combination.”
Q:	What proposals are shareholders being asked to vote upon?
A:	At the Shareholder Meeting, L&F shareholders will be asked to consider and vote upon the following proposals:
1.	the Articles Amendment Proposal;
2.	the Business Combination Proposal;
3.	the Domestication Proposal;
4.	the Governing Documents Proposal;
5.	the Advisory Governing Documents Proposals;
6.	the Listing Proposal;
7.	the Incentive Equity Plan Proposal;
8.	the Employee Stock Purchase Plan Proposal;
9.	the Director Election Proposal; and
10.	the Adjournment Proposal.
L&F will hold the Shareholder Meeting to consider and vote upon these proposals. This proxy statement/prospectus contains important information about the Business Combination and the other matters to be acted upon at the Shareholder Meeting. Shareholders should read it carefully.
If our shareholders do not approve each of the Condition Precedent Proposals, then unless certain conditions in the Business Combination Agreement are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination will not be consummated. The Condition Precedent Proposals will be presented to the shareholders for a vote only if the Articles Amendment Proposal is approved.
For more information, please see “Proposal No. 1 — The Articles Amendment Proposal,” “Proposal No. 2 - The Business Combination Proposal,” “Proposal No. 3 - The Domestication Proposal,” “Proposal No. 4 - The Governing Documents Proposal,” “Proposal No. 5 - The Advisory Governing Documents Proposals,” “Proposal No. 6 - The Listing Proposal,” “Proposal No. 7 - The Incentive Equity Plan Proposal,” “Proposal No. 8 - The Employee Stock Purchase Plan Proposal,” “Proposal No. 9 - The Director Election Proposal” and “Proposal No. 10 - The Adjournment Proposal.”
After careful consideration, the L&F Board has unanimously approved the Business Combination Agreement and the transactions contemplated thereby and determined that the Articles Amendment Proposal, the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, each of the Advisory Governing Documents Proposals, the Listing Proposal, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal, the Director Election Proposal and the Adjournment Proposal are in the best interests of L&F and its shareholders and unanimously recommends that you vote “FOR” or give instruction to vote “FOR” each of these proposals.
The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of L&F and its shareholders and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the proposals. See the sections titled “Proposal No. 2 - The Business Combination Proposal — Interests of Certain Persons in the Business Combination,” “Proposal No. 2 - The Business Combination Proposal —

Conflicts of Interest and Waiver of Corporate Opportunity Doctrine,” “Risk Factors,” “Certain Relationships and Related Person Transactions,” “Executive and Director Compensation - Director Compensation” and “Beneficial Ownership of Securities” for a further discussion of these considerations.
THE VOTE OF SHAREHOLDERS IS IMPORTANT. SHAREHOLDERS ARE URGED TO SUBMIT THEIR PROXIES AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.
Q:	Why is L&F proposing the Articles Amendment Proposal?
A:
In the judgment of the L&F Board, the adoption of the proposed amendments to the Existing Governing Documents, prior to the Domestication is necessary to facilitate the Business Combination. For more information, see “Proposal No. 1 — The Articles Amendment Proposal — Reasons for the Amendments.”

Q:	Are the proposals conditioned on one another?
A:
The Closing is conditioned upon the approval of the Condition Precedent Proposals. The Condition Precedent Proposals will be presented to the shareholders for a vote only if the Articles Amendment Proposal is approved. Each of the Condition Precedent Proposals is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Advisory Governing Documents Proposals will be presented to the shareholders for a vote only if the Business Combination Proposal is approved. The Articles Amendment Proposal and the Adjournment Proposal are not conditioned upon the approval of any other proposal, though the special resolution contemplated by the Articles Amendment Proposal may be adopted only if the Business Combination Proposal is approved.

It is important for you to note that in the event that any of the Articles Amendment Proposal or the Condition Precedent Proposals do not receive the requisite vote for approval, then L&F will not consummate the Business Combination.
If L&F does not consummate the Business Combination and fails to complete an initial business combination by August 24, 2022, L&F will be required to dissolve and liquidate the Trust Account by returning the then-remaining funds in such Trust Account to its Public Shareholders.
Q:	Do I have redemption rights?
A:
If you are a holder of Class A Ordinary Shares, you have the right to request that L&F redeem all or a portion of your Class A Ordinary Shares for cash provided that you follow the procedures and deadlines described elsewhere in this proxy statement/prospectus. Public Shareholders may elect to redeem all or a portion of such Public Shareholder’s Class A Ordinary Shares even if they vote for the Business Combination Proposal. We sometimes refer to these rights to elect to redeem all or a portion of the Class A Ordinary Shares into a pro rata portion of the cash held in the Trust Account as “redemption rights.” If you wish to exercise your redemption rights, please see the answer to the next question, “How do I exercise my redemption rights?”

Notwithstanding the foregoing, a holder of Class A Ordinary Shares, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Class A Ordinary Shares with respect to more than an aggregate of 15% of the outstanding Class A Ordinary Shares, without our prior consent. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the outstanding Class A Ordinary Shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.
The L&F Initial Shareholders entered into the Sponsor Support Letter Agreement, pursuant to which they have agreed, for no consideration, to waive their redemption rights with respect to their Founder Shares and Class A Ordinary Shares in connection with the completion of a business combination.
The consummation of the Business Combination is conditioned upon, among other things, approval by L&F’s shareholders of the Condition Precedent Proposals. Unless waived, if any of these conditions are not satisfied, the Business Combination may not be consummated.

Q:	How do I exercise my redemption rights?
A:	If you are a holder of Class A Ordinary Shares and wish to exercise your right to redeem your Class A Ordinary Shares, you must:
(i)
(a) hold Class A Ordinary Shares or (b) hold Class A Ordinary Shares through L&F Public Units and elect to separate your units into the underlying Class A Ordinary Shares and L&F Public Warrants prior to exercising your redemption rights with respect to the Class A Ordinary Shares; and

(ii)
prior to 5:00 p.m., Eastern Time, on    , 2022 (two business days prior to the vote at the Shareholder Meeting) (a) submit a written request to the Transfer Agent that L&F redeem your Class A Ordinary Shares for cash and (b) deliver your Class A Ordinary Shares to the Transfer Agent, physically or electronically through DTC.

The address of the Transfer Agent is listed under the question “Who can help answer my questions?” below.
Holders of L&F Public Units must elect to separate the underlying Class A Ordinary Shares and L&F Public Warrants prior to exercising redemption rights with respect to the Class A Ordinary Shares. If holders hold their L&F Public Units in an account at a brokerage firm or bank, holders must notify their broker or bank that they elect to separate the L&F Public Units into the underlying Class A Ordinary Shares and L&F Public Warrants, or if a holder holds L&F Public Units registered in its own name, the holder must contact the Transfer Agent directly and instruct it to do so.
Any holder of Class A Ordinary Shares will be entitled to request that their Class A Ordinary Shares be redeemed for a per share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account (net of taxes payable), divided by the number of then-outstanding Class A Ordinary Shares. As of May 27, 2022, the record date for the Shareholder Meeting, this would have amounted to approximately $10.16 per public share. However, the proceeds deposited in the Trust Account could become subject to the claims of our creditors, if any, which could have priority over the claims of our Public Shareholders, regardless of whether such Public Shareholders vote for or against the Business Combination Proposal. Therefore, the per share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. Your vote on any proposal other than the Business Combination Proposal will have no impact on the amount you will receive upon exercise of your redemption rights. We anticipate that the funds to be distributed to Public Shareholders electing to redeem their Class A Ordinary Shares will be distributed promptly after the consummation of the Business Combination.
Any request for redemption, once made by a holder of Class A Ordinary Shares, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the Closing. If you deliver your shares for redemption to the Transfer Agent and later decide prior to Closing not to elect redemption, you may request that L&F instruct the Transfer Agent to return the shares (physically or electronically). You may make such request by contacting the Transfer Agent at the phone number or address listed at the end of this section. We will be required to honor such request only if made prior to the deadline for exercising redemption requests.
Any corrected or changed written exercise of redemption rights must be received by the Transfer Agent prior to the deadline for exercising redemption requests and, thereafter, with our consent, prior to Closing. No request for redemption will be honored unless the holder’s stock has been delivered (either physically or electronically) to the Transfer Agent by 5:00 p.m., Eastern Time, on    , 2022 (two business days prior to the date of the Shareholder Meeting).
If a holder of Class A Ordinary Shares properly makes a request for redemption and the Class A Ordinary Shares are delivered as described above, then, if the Business Combination is consummated, New ZeroFox will redeem Class A Ordinary Shares for a pro rata portion of funds deposited in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination. If you are a holder of Class A Ordinary Shares and you exercise your redemption rights, it will not result in the loss of any L&F Public Warrants that you may hold.

Q:	Will how I vote on the Business Combination proposal affect my ability to exercise redemption rights?
A:
No. You may exercise your redemption rights irrespective of whether you vote your Class A Ordinary Shares for or against the Business Combination Proposal or any other proposal described in this proxy statement/prospectus. As a result, the Business Combination Agreement can be approved by shareholders who will redeem their Class A Ordinary Shares and no longer remain shareholders, leaving shareholders who choose not to redeem their shares holding shares in a company with a less liquid trading market, fewer shareholders, less cash and the potential inability to meet the listing standards of the NYSE or Nasdaq.

Q:	If I am a holder of units, can I exercise redemption rights with respect to my units?
A:
No. Holders of outstanding L&F Public Units must elect to separate the units into the underlying Class A Ordinary Shares and L&F Public Warrants prior to exercising redemption rights with respect to the Class A Ordinary Shares. If you hold your L&F Public Units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying Class A Ordinary Shares and L&F Public Warrants, or if you hold L&F Public Units registered in your own name, you must contact the Transfer Agent directly and instruct them to do so. If you fail to cause your Class A Ordinary Shares to be separated and delivered to the Transfer Agent by 5:00 p.m., Eastern Time, on     (two business days prior to the date of the Shareholder Meeting), you will not be able to exercise your redemption rights with respect to your Class A Ordinary Shares.

Q:	What are the U.S. federal income tax consequences of the Domestication?
A:
As discussed more fully under “Certain Material United States Federal Income Tax Considerations,” the Domestication generally should qualify as an F Reorganization. However, L&F has not requested, and does not intend to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Domestication. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a contrary position. Accordingly, each U.S. Holder of our securities is urged to consult its tax advisor with respect to the particular tax consequences of the Domestication to such U.S. Holder. If the Domestication qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, U.S. Holders (as defined in “Certain Material United States Federal Income Tax Considerations — U.S. Holders” below) will be subject to Section 367(b) of the Code and, as a result of the Domestication:

•
a U.S. Holder that holds Public Shares that have a fair market value of less than $50,000 on the date of the Domestication and that is not a U.S. Shareholder (as defined herein) on the date of the Domestication generally will not recognize any gain or loss and will not be required to include any part of L&F’s earnings in income;

•
a U.S. Holder that holds Public Shares that have a fair market value of $50,000 or more on the date of the Domestication, and that is not a U.S. Shareholder (as defined herein) on the date of the Domestication generally will recognize gain (but not loss) on the exchange of L&F Public Shares for ZeroFox Holdings, Inc.’s Common Stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend the “all earnings and profits amount,” as defined in the U.S. Department of the Treasury Regulations under Section 367(b) of the Code, attributable to its Public Shares provided certain other requirements are satisfied; and

•
a U.S. Holder that, on the date of the Domestication, owns (directly or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock (a “U.S. Shareholder”) generally will be required to include in income as a deemed dividend the “all earnings and profits amount” attributable to its Public Shares provided certain other requirements are satisfied. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code (commonly referred to as the participation exemption).

L&F does not expect to have significant cumulative earnings and profits through the date of the Domestication.
Furthermore, even if the Domestication qualifies as an F Reorganization, a U.S. Holder of L&F Public Shares or L&F Public Warrants may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its L&F Public Shares or L&F Public Warrants for the common stock or warrants of ZeroFox

Holdings, Inc. pursuant to the Domestication under the “passive foreign investment company,” or PFIC, rules of the Code. Proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code which generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging public warrants for newly issued warrants in the Domestication) must recognize gain equal to the excess, if any, of the fair market value of the common stock or warrants of ZeroFox Holdings, Inc. received in the Domestication and the U.S. Holder’s adjusted tax basis in the corresponding L&F Public Shares or L&F Public Warrants surrendered in exchange therefor, notwithstanding any other provision of the Code. Because L&F is a blank check company with no current active business, we believe that L&F likely is classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of L&F Public Shares or L&F Public Warrants to recognize gain on the exchange of such shares or warrants for common stock or warrants of ZeroFox Holdings, Inc. pursuant to the Domestication, unless, in the case of only common stock, such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s Public Shares. A U.S. Holder cannot currently make the aforementioned elections with respect to such U.S. Holder’s public warrants. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of L&F. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the discussion in the section entitled “Certain Material United States Federal Income Tax Considerations — U.S. Holders — PFIC Considerations.”
Additionally, the Domestication may cause non-U.S. Holders (as defined in “Certain Material United States Federal Income Tax Considerations — Non-U.S. Holders”) to become subject to U.S. federal income withholding taxes on any dividends paid in respect of such non-U.S. Holder’s ZeroFox Holdings, Inc.’s public shares after the Domestication.
The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor on the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “Certain Material United States Federal Income Tax Considerations.”
Q:	What are the U.S. federal income tax consequences of exercising my redemption rights?
A:
We expect that a U.S. Holder that exercises its redemption rights to receive cash from the Trust Account in exchange for its Public Shares will generally be treated as selling such Public Shares, which would result in the recognition of capital gain or loss, which will generally be long-term capital gain or loss if the U.S. Holder’s holding period for such redeemed Public Shares exceeds one year at the time of the redemption. There may be certain circumstances in which the redemption may be treated as a distribution for U.S. federal income tax purposes depending on the amount of Public Shares that such U.S. Holder owns or is deemed to own (including through the ownership of L&F Public Warrants) prior to and following the redemption.

Q:	Do I have appraisal rights in connection with the proposed Business Combination?
A:
No. Neither our shareholders nor our warrant holders have appraisal rights in connection with the Domestication under the Cayman Islands Companies Act or in connection with the Business Combination under the DGCL.

Q:	What do I need to do now?
A:
L&F urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a shareholder and/or warrant holder of L&F. Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q:	How do I vote?
A:
If you were a holder of record of L&F Ordinary Shares on May 27, 2022, the record date for the Shareholder Meeting, you may vote with respect to the proposals in person or virtually at the Shareholder Meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Voting by Mail. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Shareholder Meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the Shareholder Meeting so that your shares will be voted if you are unable to attend the Shareholder Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. Votes submitted by mail must be received by 5:00 p.m., Eastern Time, on    , 2022.
Voting in Person at the Meeting. If you attend the Shareholder Meeting and plan to vote in person, you will be provided with a ballot at the Shareholder Meeting. If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the Shareholder Meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Shareholder Meeting and vote in person, you will need to bring to the Shareholder Meeting a legal proxy from your broker, bank or nominee authorizing you to vote these shares. For additional information, please see the section titled “Shareholder Meeting.”
Voting Electronically. You may attend, vote and examine the list of shareholders entitled to vote at the Shareholder Meeting by visiting https://www.cstproxy.com/    and entering the control number found on your proxy card, voting instruction form or notice included in the proxy materials.
Q:	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?
A:
If your shares are held in “street name” in a stock brokerage account or by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to L&F or by voting online at the Shareholder Meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Under the rules of the NYSE, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not permitted to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine” without specific instructions from the beneficial owner. It is expected that all proposals to be voted on at the Shareholder Meeting are “non-routine” matters and therefore, L&F does not expect there to be any broker non-votes at the Shareholder Meeting.
If you are an L&F shareholder holding your shares in “street name” and you do not instruct your broker, bank or other nominee on how to vote your shares, your broker, bank or other nominee will not vote your shares on the Articles Amendment Proposal, the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the Advisory Governing Documents Proposals, the Listing Proposal, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal, the Director Election Proposal or the Adjournment Proposal. Accordingly, your bank, broker, or other nominee can vote your shares at the Shareholder Meeting only if you provide instructions on how to vote. You should instruct your broker to vote your shares as soon as possible in accordance with directions you provide.
Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Shareholder Meeting and therefore will have no effect on the approval of each of the proposals as a matter of Cayman Islands law.

Q:	When and where will the Shareholder Meeting be held?
A:
The Shareholder Meeting will be held on    , 2022 at       a.m., Eastern Time, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be postponed or adjourned.

Shareholders may attend the Shareholder Meeting in person. However, in view of the ongoing COVID-19 pandemic, we are taking precautionary measures and therefore encourage you to attend the Shareholder Meeting virtually. If you wish to attend the Shareholder Meeting in person, you must reserve your attendance at least two business days in advance of the Shareholder Meeting by contacting L&F’s investor relations department at       by 9:00 a.m., Eastern Time, on    , 2022 (two business days prior to the meeting date).
Q:	How do I attend the virtual Shareholder Meeting?
A:
If you are a registered shareholder, you will receive a proxy card from the Transfer Agent. The form contains instructions on how to attend the virtual Shareholder Meeting including the URL address, along with your control number. You will need your control number for access. If you do not have your control number, contact the Transfer Agent at 917-262-2373, or email proxy@continentalstock.com.

You can pre-register to attend the virtual Shareholder Meeting starting    , 2022 at       a.m., Eastern Time (three business days prior to the meeting date). Enter the URL address into your browser https://www.cstproxy.com/   , enter your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the Shareholder Meeting you will need to log in again using your control number and will also be prompted to enter your control number if you vote during the Shareholder Meeting.
Shareholders who hold their investments through a bank or broker, will need to contact the Transfer Agent to receive a control number. If you plan to vote at the Shareholder Meeting you will need to have a legal proxy from your bank or broker or if you would like to join and not vote, the Transfer Agent will issue you a guest control number with proof of ownership. In either case you must contact the Transfer Agent for specific instructions on how to receive the control number. The Transfer Agent can be contacted at the number or email address above. Please allow up to 72 hours prior to the meeting for processing your control number.
If you do not have access to Internet, you can listen only to the meeting by dialing       (or       if you are located outside the United States and Canada (standard rates apply)) and when prompted enter the pin number    . Please note that you will not be able to vote or ask questions at the Shareholder Meeting if you choose to participate telephonically.
Q:	Who is entitled to vote at the Shareholder Meeting?
A:
L&F has fixed May 27 as the record date for the Shareholder Meeting. If you were a shareholder of L&F at the close of business on the Record Date, you are entitled to vote on matters that come before the Shareholder Meeting. However, a shareholder may only vote his or her shares if he or she is present in person (which would include presence at the virtual Shareholder Meeting) or is represented by proxy at the Shareholder Meeting.

Q:	How many votes do I have?
A:
Our shareholders are entitled to one vote at the Shareholder Meeting for each L&F Ordinary Share held of record as of the Record Date. As of the close of business on the Record Date, there were outstanding 7,738,189 L&F Ordinary Shares, of which 3,425,689 were Class A Ordinary Shares. Under the terms of the Existing Governing Documents, only the holders of Class B Ordinary Shares are entitled to vote on the election of directors to the L&F Board.

Q:	What constitutes a quorum?
A:
A quorum of our shareholders is necessary to hold a valid meeting. The presence (which would include presence at the virtual Shareholder Meeting), in person or by proxy, of shareholders holding a majority of the L&F

Ordinary Shares entitled to vote at the Shareholder Meeting constitutes a quorum at the Shareholder Meeting. Abstentions will be considered present for the purposes of establishing a quorum. The L&F Initial Shareholders, who own approximately 55.7% of the issued and outstanding L&F Ordinary Shares as of the Record Date, own a sufficient number of shares to constitute a quorum. As a result, as of the Record Date, in addition to the shares of the L&F Initial Shareholders, no additional L&F Ordinary Shares, held by Public Shareholders would be required to be present at the Shareholder Meeting to achieve a quorum. Because all of the proposals to be voted on at the Shareholder Meeting are “non-routine” matters, banks, brokers and other nominees will not have authority to vote on any proposals unless instructed, so L&F does not expect there to be any broker non-votes at the Shareholder Meeting. In the absence of a quorum, the chairman of the Shareholder Meeting has power to adjourn the Shareholder Meeting.
Q:	What vote is required to approve each proposal at the Shareholder Meeting?
A:	The following votes are required for each proposal at the Shareholder Meeting:
•
Articles Amendment Proposal: The approval of the Articles Amendment Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued L&F Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.

•
Business Combination Proposal: The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued L&F Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.

•
Domestication Proposal: The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued L&F Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.

•
Governing Documents Proposal: The approval of the Governing Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued L&F Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.

•
Advisory Governing Documents Proposals: The approval of each of the Advisory Governing Documents Proposals requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued L&F Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. Each of the Advisory Governing Documents Proposals will be voted upon on a non-binding advisory basis only.

•
Listing Proposal: The approval of the Listing Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued L&F Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.

•
Incentive Equity Plan Proposal: The approval of the Incentive Equity Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued L&F Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.

•
The Employee Stock Purchase Plan Proposal: The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued L&F Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.

•
Director Election Proposal: The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued Class B Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. Pursuant to the Sponsor Support Letter Agreement, the L&F Initial Shareholders have agreed to vote their Class B Ordinary Shares in favor of the Director Election Proposal and the election of the director nominees is therefore assured.
•
Adjournment Proposal: The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued L&F Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.

The approval of each of the proposals other than the Articles Amendment Proposal, the Domestication Proposal and the Governing Documents Proposal will not require the affirmative vote of the Public Shareholders based on the ownership of the Sponsor Holders. In addition to the votes of the Sponsor Holders, the approval of the Articles Amendment Proposal, the Domestication Proposal and the Governing Documents Proposal will require the affirmative vote of at least 846,293 L&F Ordinary Shares held by Public Shareholders (or approximately 24.7% of the issued and outstanding Class A Ordinary Shares) if all L&F Ordinary Shares are represented at the Shareholder Meeting and cast votes, and the affirmative vote of no additional L&F Ordinary Shares held by Public Shareholders if only such shares as are required to establish a quorum are represented at the Shareholder Meeting and cast votes.
Q:	What are the recommendations of the Board?
A:
The Board believes that the Business Combination Proposal and the other proposals to be presented at the Shareholder Meeting are in the best interests of L&F’s shareholders and unanimously recommends that our shareholders vote “FOR” the Articles Amendment Proposal, “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Governing Documents Proposal, “FOR” each of the Advisory Governing Documents Proposals, “FOR” the Listing Proposal, “FOR” the Incentive Equity Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal, “FOR” each of the director nominees set forth in the Director Election Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the Shareholder Meeting.

The existence of financial and personal interests of L&F’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of L&F and its shareholders and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the proposals. These conflicts of interest include, among other things, that if we do not consummate an initial business combination by August 24, 2022, we may be forced to liquidate, and the 4,312,500 Founder Shares owned by the Sponsor Holders and 5,450,000 Private Placement Warrants owned by our Sponsor, of which our directors and officers are members, would be worthless. See the sections titled “Proposal No. 2 - The Business Combination Proposal — Interests of Certain Persons in the Business Combination,” “Proposal No. 2 - The Business Combination Proposal — Conflicts of Interest and Waiver of Corporate Opportunity Doctrine,” “Risk Factors,” “Certain Relationships and Related Person Transactions,” “Executive and Director Compensation - Director Compensation” and “Beneficial Ownership of Securities” for more information.
Q:	How do the L&F Initial Shareholders intend to vote their shares?
A:
Pursuant to the terms of the Sponsor Support Letter Agreement, the L&F Initial Shareholders have agreed to vote their Founder Shares and any Class A Ordinary Shares purchased by them, in favor of the Business Combination Proposal and all of the other proposals. As of the date of this proxy statement/prospectus, the L&F Initial Shareholders own an aggregate of 4,312,500 L&F Ordinary Shares, which in the aggregate represents approximately 55.7% of our total outstanding shares on the date of this proxy statement/prospectus.

Q:	May our Sponsor and the other L&F Initial Shareholders purchase Class A Ordinary Shares or L&F Public Warrants prior to the Shareholder Meeting?
A:
At any time prior to the Shareholder Meeting, during a period when they are not then aware of any material nonpublic information regarding L&F or our securities, L&F’s Initial Shareholders, the Target Companies and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of L&F Ordinary Shares. In such transactions, the purchase price for the Class A Ordinary Shares will not exceed the redemption price. In addition, the persons described above will waive redemption rights, if any, with respect to the Class A Ordinary Shares they acquire in such transactions. However, any Class A Ordinary Shares acquired by the persons described above would not be voted in connection with the Business Combination Proposal.
The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied or to provide additional equity financing. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.
Entering into any such incentive arrangements may have a depressive effect on the Class A Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Shareholder Meeting.
As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. L&F will file a Current Report on Form 8-K prior to the Shareholder Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of Class A Ordinary Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Class A Ordinary Shares for which L&F has received redemption requests.
Q:	What happens if I sell my Class A Ordinary Shares before the Shareholder Meeting?
A:
The record date for the Shareholder Meeting is earlier than the date of the Shareholder Meeting and earlier than the date that the Business Combination is expected to be completed. If you transfer your Class A Ordinary Shares after the Record Date, but before the Shareholder Meeting, unless you grant a proxy to the transferee, you will retain your right to vote at the Shareholder Meeting with respect to such shares, but the transferee, and not you, will have the ability to redeem such shares (if time permits).

Q:	How has the announcement of the Business Combination affected the trading price of L&F’s Class A Ordinary Shares, L&F Public Units and L&F Public Warrants?
A:
On December 17, 2021, the last trading date before the public announcement of the Business Combination, the Class A Ordinary Shares, L&F Public Warrants and L&F Public Units closed at $10.08, $0.6601 and $10.3778, respectively. On    , the trading date immediately prior to the date of this proxy statement/prospectus, the Class A Ordinary Shares, L&F Public Warrants and L&F Public Units closed at $   , $    and $   , respectively.

Q:	May I change my vote after I have mailed my signed proxy card?
A:
Yes. Shareholders may send a later-dated, signed proxy card to L&F at 150 North Riverside Plaza, Suite 5200 Chicago, IL 60606 so that it is received by L&F prior to the vote at the Shareholder Meeting (which is scheduled to take place on    ) or attend the Shareholder Meeting in person (which would include presence at the virtual Shareholder Meeting) and vote. Shareholders also may revoke their proxy by sending a notice of revocation to L&F’s Secretary, which must be received by L&F’s Secretary prior to the vote at the Shareholder Meeting. However, if your shares are held in “street name” by your broker, bank or another nominee, you must contact your broker, bank or other nominee to change your vote.

Q:	What happens if I fail to take any action with respect to the Shareholder Meeting?
A:
If you fail to take any action with respect to the Shareholder Meeting and the Business Combination is approved by shareholders and consummated, you will become a shareholder and/or warrant holder of New ZeroFox. If you fail to take any action with respect to the Shareholder Meeting and the Business Combination is not approved, you will remain a shareholder and/or warrant holder of L&F. However, if you fail to take any action with respect to the Shareholder Meeting, you will nonetheless be able to elect to redeem your Class A Ordinary Shares in connection with the Business Combination, provided you follow the instructions in this proxy statement for redeeming your shares.
Q:	What should I do with my stock certificates, warrant certificates and/or unit certificates?
A:
Shareholders who exercise their redemption rights must deliver their stock certificates to the Transfer Agent (either physically or electronically) prior to 5:00 p.m., Eastern Time, on    , 2022 (two business days prior to the date of the Shareholder Meeting).

L&F warrant holders should not submit the certificates relating to their L&F Warrants. Public Shareholders who do not elect to have their Class A Ordinary Shares redeemed for the pro rata share of the Trust Account should not submit the certificates relating to their Class A Ordinary Shares.
Upon effectiveness of the Business Combination, holders of L&F Ordinary Shares and L&F Public Warrants will receive New ZeroFox Common Stock and New ZeroFox Public Warrants without needing to take any action and accordingly such holders do not need to submit the certificates relating to their L&F Ordinary Shares and warrants. In addition, before the Closing, each outstanding L&F Public Unit will be separated into its component Class A Ordinary Share and one-half of one L&F Public Warrant.
Q:	What should I do if I receive more than one set of voting materials?
A:
Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your L&F Ordinary Shares.

Q:	Who can help answer my questions?
A:	If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:
Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, CT 06902
Individuals call toll-free (800) 662-5200
Banks and brokers call (203) 658-9400
Email: LNFA.info@investor.morrowsodali.com
You also may obtain additional information about L&F from documents filed with the SEC by following the instructions in the section titled “Where You Can Find More Information.” If you are a holder of Class A Ordinary Shares and you intend to seek redemption of your shares, you will need to deliver your Class A Ordinary Shares (either physically or electronically) to the Transfer Agent at the address below prior to 5:00 p.m., Eastern Time, on     (two business days prior to the date of the Shareholder Meeting). If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
One State Street Plaza, 30th Floor
New York, New York 10004
E-mail:

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF L&F
The following tables contain summary historical financial data for L&F. Such data as of December 31, 2021, and for the year ended December 31, 2021 has been derived from the audited consolidated financial statements of L&F included elsewhere in this proxy statement/prospectus. The summary historical interim financial data of L&F as of March 31, 2022 and for the three months ended March 31, 2022 are derived from L&F's unaudited interim consolidated financial statements included elsewhere in this proxy statement/prospectus.
The information below is only a summary and should be read in conjunction with L&F’s consolidated financial statements, and the notes and schedules related thereto, which are included elsewhere in this proxy statement/prospectus and the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of L&F.” L&F’s historical results are not necessarily indicative of future results, and the results for any interim period are not necessarily indicative of the results that may be expected for a full fiscal year.
	Three Months ended March 31, 2022	Year Ended December 31, 2021
Statement of Operations Data
General and administrative expenses	$1,763,359	$3,847,916
Loss from operations	(1,763,359)	(3,847,916)
Other income (expense)
Change in fair value of warrant liabilities	8,724,725	9,425,504
Interest earned on marketable investments held in Trust Account	16,649	20,498
Net income (loss)	$6,978,015	$5,598,086
Weighted average shares outstanding of Class A Ordinary Shares	17,250,000	17,250,000
Basic and diluted net income (loss) per ordinary share, Class A Ordinary Shares	$0.32	$0.26
Weighted average shares outstanding of Class B ordinary shares	4,312,500	4,312,500
Basic and diluted net income (loss) per ordinary share, Class B Ordinary Shares	$0.32	$0.26
	March 31, 2022	December 31, 2021
Condensed Balance Sheet Data (At Period End)
Total assets	$ 175,396,592	$175,694,935
Total liabilities	$20,533,742	$27,810,100
Class A Ordinary Shares subject to possible redemption, 17,250,000 shares at $10.15 per share at March 31, 2022 and December 31, 2021	$175,087,500	$175,087,500
Class A Ordinary Shares, $0.0001 par value; 500,000,000 shares authorized; no shares issued and outstanding at March 31, 2022 and December 31, 2021 (not including 17,250,000 shares subject to redemption)	—
Class B Ordinary Shares, $0.0001 par value; 50,000,000 shares authorized; 4,312,500 shares issued and outstanding at March 31, 2022 and December 31, 2021	431	431
Total shareholders’ deficit	$(20,224,650)	$(27,202,665)

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF ZEROFOX
The following table shows summary historical information of ZeroFox for the periods and as of the dates indicated.
The summary historical financial information of ZeroFox for the years ended January 31, 2022, 2021 and 2020 and the condensed balance sheet data as of January 31, 2022 and 2021 are derived from ZeroFox’s audited financial statements included elsewhere in this proxy statement/prospectus. The summary historical condensed statements of operations data of ZeroFox for the three months ended April 30, 2022 and 2021 and the condensed balance sheet data as of April 30, 2022 are derived from ZeroFox’s unaudited interim condensed financial statements included elsewhere in this proxy statement/prospectus.
The following summary historical financial information should be read together with the consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ZeroFox” appearing elsewhere in this proxy statement/prospectus. The summary historical financial information in this section is not intended to replace ZeroFox’s consolidated financial statements and the related notes. ZeroFox’s historical results are not necessarily indicative of ZeroFox’s future results.
As explained elsewhere in this proxy statement/prospectus, the financial information contained in this section relates to ZeroFox, prior to and without giving pro forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of the results of New ZeroFox going forward. See the section “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement/prospectus.
	Year Ended January 31,			Three Months Ended April 30,
	2022	2021	2020	2022	2021
	(in thousands, except for share data)
Revenue	$47,433	$28,538	$16,390	$13,591	$10,987
Cost of revenue(1)	16,357	9,646	5,765	4,249	3,615
Gross profit	31,076	18,892	10,625	9,342	7,372
Operating expenses:
Research and development(1)	12,810	5,942	5,582	3,961	2,389
Sales and marketing(1)	29,873	21,466	18,852	8,534	6,449
General and administrative(1)	16,408	9,681	5,629	4,946	2,031
Total operating expenses	59,091	37,089	30,063	17,441	10,869
Loss from operations	(28,015)	(18,197)	(19,438)	(8,099)	(3,497)
Interest expense, net	(3,585)	(2,233)	(1,854)	(1,386)	(698)
Loss on extinguishment of debt	—	(1,418)	(1,274)	—	—
Change in fair value of warrant liability	(7,375)	(806)	(75)	(663)	(31)
Total other expense	(10,960)	(4,457)	(3,203)	(2,049)	(729)
Loss before provision for income taxes	(38,975)	(22,654)	(22,641)	(10,148)	(4,226)
(Benefit from) provision for income taxes	(536)	86	98	55	15
Net Loss	$(38,439)	$(22,740)	$(22,739)	$(10,203)	$(4,241)
Net loss per share attributable to common stockholders, basic and diluted	$(0.91)	$(0.55)	$(0.55)	$(0.24)	$(0.10)

Weighted-average shares used in computation of net loss per share attributable to common stockholders, basic and diluted:	42,073,351	41,635,679	41,346,979	42,962,226	41,914,026

(1)	Includes stock-based compensation as follows:
	Year Ended January 31,			Three Months Ended April 30,
	2022	2021	2020	2022	2021
	(in thousands)
Cost of revenue	$50	$3	$9	$10	$5
Research and development	97	72	85	55	23
Sales and marketing	222	130	87	85	40
General and administrative	327	245	87	224	65
Total stock-based compensation expense	$696	$450	$268	$374	$133
	As of January 31,		As of April 30,
	2022	2021	2022
	(in thousands)
Cash and cash equivalents	$10,274	$13,764	$10,110
Working capital(2)	(14,028)	(7,940)	(16,802)
Total assets	91,390	82,932	86,828
Total deferred revenue	38,831	28,501	39,661
Total long-term debt	48,068	30,000	52,359
Redeemable convertible preferred stock	132,229	124,390	132,229
Additional paid-in capital	3,873	2,975	4,327
Accumulated deficit	(156,820)	(118,381)	(167,023)
Total shareholders' deficit	(153,148)	(115,529)	(162,843)
(2)	We define working capital as current assets less current liabilities.

SUMMARY HISTORICAL FINANCIAL INFORMATION OF IDX
The following table shows summary historical information of IDX for the periods and as of the dates indicated.
The summary historical financial information of IDX for the years ended December 31, 2021, 2020, and 2019 and the condensed balance sheet data as of December 31, 2021 and 2020 are derived from IDX’s audited financial statements included elsewhere in this proxy statement/prospectus. The summary historical condensed statements of operations data of IDX for the three months ended March 31, 2022 and 2021 and the condensed balance sheet data as of March 31, 2022 are derived from IDX’s unaudited interim condensed financial statements included elsewhere in this proxy statement/prospectus.
The following summary historical financial information should be read together with the consolidated financial statements and accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of IDX” appearing elsewhere in this proxy statement/prospectus. The summary historical financial information in this section is not intended to replace IDX’s consolidated financial statements and the related notes. IDX’s historical results are not necessarily indicative of IDX’s future results.
As explained elsewhere in this proxy statement/prospectus, the financial information contained in this section relates to IDX, prior to and without giving pro forma effect to the impact of the Business Combination and, as a result, the results reflected in this section may not be indicative of the results of New ZeroFox going forward. See the section “Unaudited Pro Forma Condensed Combined Financial Information” included elsewhere in this proxy statement/prospectus.
	Year Ended December 31,			Three Months Ended March 31,
	2021	2020	2019	2022	2021
	(in thousands, except share and per share data)
Revenue	$106,072	$103,536	$103,104	$27,474	$26,956
Cost of services	82,745	77,900	83,388	21,265	20,702
Gross profit	23,327	25,636	19,716	6,209	6,254
Operating expenses:
Research and development	4,941	4,113	3,839	1,450	1,127
Sales and marketing	7,181	6,988	6,897	1,896	1,971
General and administrative(1)	6,873	4,341	4,452	2,823	1,102
Total operating expenses	18,995	15,442	15,188	6,169	4,200
Income from operations	4,332	10,194	4,528	40	2,054
Interest and other expense:
Interest expense	483	986	1,263	120	121
Change in fair value of warrant liabilities	1,943	—	—	—	—
Other expense	716	471	536	272	45
Total interest and other expense	3,143	1,457	1,799	392	166
(Loss) income before provision for income taxes	1,189	8,737	2,729	(352)	1,888
Income tax expense (benefit)	1,716	2,083	(424)	(94)	545
Net (loss) income	$(527)	$6,654	$3,153	$(258)	$1,343
Net (loss) income attributable to common stockholders
Basic:	(32,978)	1,651	652	(258)	336
Diluted:	(32,978)	6,654	3,153	(258)	1,343
Net (loss) income per share attributable to common stockholders
Basic:	(2.80)	0.16	0.08	(0.02)	0.03
Diluted:	(2.80)	0.15	0.07	(0.02)	0.03
Weighted average shares used in computing net (loss) income per share attributable to common stockholders
Basic:	11,778	10,587	8,363	12,656	10,726
Diluted:	11,778	44,078	42,845	12,656	44,386
(1)	Includes stock-based compensation as follows:

	Year Ended December 31,			Three Months Ended March 31,
	2021	2020	2019	2022	2021
	(in thousands)
Cost of services	$—	$—	$—	$—	$—
Research and development	—	—	—	—	—
Sales and marketing	—	—	—	—	—
General and administrative	28	38	64	6	6
Total stock-based compensation expense	$28	$38	$64	$6	$6
	As of December 31,		As of March 31,
	2021	2020	2022
	(in thousands)
Cash and cash equivalents	$17,986	$14,743	$15,697
Working capital(2)	5,434	7,277	3,802
Total assets	31,417	27,058	30,737
Total deferred revenue	9,676	9,249	9,584
Total long-term debt	8,319	11,717	9,987
Redeemable convertible preferred stock	64,902	32,451	65,166
Additional paid-in capital	—	586	8
Accumulated deficit	(70,235)	(37,895)	(70,493)
Total stockholders’ deficit	$(70,234)	$(37,309)	$(70,484)
(2)	We define working capital as current assets less current liabilities.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below shall have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.
The following summary unaudited pro forma condensed combined financial information (the “summary pro forma information”) gives effect to the Business Combination described in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information.” The presentation of pro forma financial statements is dependent upon which entity in the Business Combination is considered the accounting acquirer. A combining entity can be considered an accounting acquirer in one scenario and an accounting acquiree in another.
The summary unaudited pro forma condensed combined balance sheet data as of April 30, 2022 and the summary unaudited pro forma condensed combined statement of operations data for the fiscal year ended January 31, 2022 and the three months ended April 30, 2022 give pro forma effects to the Business Combination as if it had occurred on February 1, 2021.
The summary pro forma information has been derived from, and should be read in conjunction with, the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” and the historical financial statements of L&F, ZeroFox and IDX and related notes included elsewhere in this proxy statement/prospectus. The summary pro forma information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position or result of operations actually would have been had the Business Combination been completed as of the dates indicated. In addition, the summary pro forma information does not purport to project the future financial position or operating results of the combined company.
The summary unaudited pro forma condensed combined financial information presents two redemption scenarios as follows:
•
Assuming No Redemptions (Scenario 1): This presentation assumes that no Public Shareholders exercise their right to redeem their Class A Ordinary Shares for their pro rata share of the Trust Account and thus the full amount held in the Trust Account as of immediately prior to the Closing is available for the post-Business Combination company; and

•
Assuming Maximum Redemptions (Scenario 2): This presentation assumes that all Public Shareholders exercise their rights to redeem their Class A Ordinary Shares for their pro rata share of the Trust Account and thus none of the amount held in the Trust Account as of immediately prior to the Closing is available for the Business Combination. Scenario 2 assumes all 3,425,689 issued and outstanding Class A Ordinary Shares are redeemed by the Public Shareholders.

	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
	(in thousands, except share and per share data)
Selected Unaudited Pro Forma Condensed Combined Statement of Operations for the Three Months Ended April 30, 2022
Revenue	$40,917	$39,668
Net loss	$(2,792)	$(12,501)
Weighted-average shares outstanding, basic and diluted	119,877,396	116,451,707
Net loss per share, basic and diluted	$(0.02)	$(0.11)

Selected Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended January 31, 2022
Revenue	$151,785	$137,233
Net loss	$(55,850)	$(97,148)
Weighted-average shares outstanding, basic and diluted	119,877,396	116,451,707
Net loss per share, basic and diluted	$(0.47)	$(0.83)

	Pro Forma Combined (Assuming No Redemption)	Pro Forma Combined (Assuming Maximum Redemption)
	(in thousands, except share and per share data)
Selected Unaudited Pro Forma Condensed Combined Balance Sheet as of April 30, 2022
Total assets	$504,004	$1,388,682
Total long-term liabilities	$171,667	$182,424
Total liabilities	$230,035	$240,792
Total stockholders' equity	$273,969	$1,147,890
If the facts are different than these assumptions, then the amounts and shares outstanding in the summary unaudited pro forma combined financial information will be different, and differences could be material.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA
PER SHARE FINANCIAL INFORMATION
The following tables sets forth the historical per share information of L&F, ZeroFox and IDX, on a standalone basis, and the unaudited pro forma condensed combined per share information after giving effect to the Business Combination, assuming no redemptions and maximum redemptions, for the three months ended March 31, 2022 and April 30, 2022 and for the years ended December 31, 2021 and January 31, 2022. The pro forma net income (loss) per common share data for the three months ended March 31, 2022 and April 30, 2022 and for the years ended December 31, 2021 and January 31, 2022 is presented as if the Closing occurred on February 1, 2021. The pro forma book value per share information is presented as if the Closing occurred on April 30, 2022. The information provided in the table below is unaudited.
The historical per share data of L&F was derived from the unaudited financial statements as of and for the three months ended March 31, 2022 and from the audited financial statements as of and for the year ended December 31, 2021, included elsewhere in this proxy statement/prospectus. The historical financial information of ZeroFox was derived from the unaudited consolidated financial statements as of and for the three months ended April 30, 2022 and from the audited consolidated financial statements as of and for the year ended January 31, 2022, included elsewhere in this proxy statement/prospectus. The historical financial information of IDX was derived from the unaudited consolidated financial statements as of and for the three months ended March 31, 2022 and from the audited consolidated financial statements as of and for the year ended December 31, 2021, included elsewhere in this proxy statement/prospectus. This information should be read together with the audited financial statements and related notes, the unaudited interim financial statements and related notes, the section titled “Unaudited Pro Forma Condensed Combined Financial Information” of this proxy statement/prospectus and other financial information included elsewhere in this proxy statement/prospectus.
The pro forma data is presented for illustrative purposes only and is not necessarily indicative of the results of operations or the financial condition that would have occurred if the Closing took place as of the dates described above.
	Historical			Pro Forma Combined(2)
	L&F	ZeroFox	IDX	No Redemptions	Maximum Redemptions
As of and for the Three Months Ended March 31, 2022 and April 30, 2022
Net income per Class A common share, basic and diluted	$0.32	$N/A	$N/A	$N/A	$N/A
Weighted average shares of Class A outstanding, basic and diluted	17,250,000	N/A	N/A	N/A	N/A
Net income per Class B common share, basic and diluted	$0.32	$N/A	$N/A	$N/A	$N/A
Weighted average shares of Class B outstanding, basic and diluted	4,312,500	N/A	N/A	N/A	N/A
Net income per common share, basic and diluted	N/A	$(0.24)	$(0.02)	$(0.02)	$(0.11)
Weighted average shares of common shares outstanding, basic and diluted	N/A	42,962,226	12,656,250	119,877,396	116,451,707
Book value per share(1)	$(0.94)	$(3.79)	$(5.57)	$2.28	$9.86
As of and for the Year Ended December 31, 2021 and January 31, 2022
Net income per Class A common share, basic and diluted	$0.26	$N/A	$N/A	$N/A	$N/A
Weighted average shares of Class A outstanding, basic and diluted	17,250,000	N/A	N/A	N/A	N/A
Net income per Class B common share, basic and diluted	$0.26	$N/A	$N/A	$N/A	$N/A
Weighted average shares of Class B outstanding, basic and diluted	4,312,500	N/A	N/A	N/A	N/A
Net income per common share, basic and diluted	N/A	$(0.91)	$(2.80)	$(0.47)	$(0.85)
Weighted average shares of common shares outstanding, basic and diluted	N/A	42,073,351	11,777,989	120,063,795	116,638,106
Book value per share(1)	$(6.31)	$(3.57)	$(6.02)	$2.28	$9.38
(1)	Book value per share is computed as shareholders’ equity divided by common shares outstanding.
(2)
Net loss per common share — basic and diluted and book value per share in these columns are computed on a pro forma combined basis assuming no redemptions or maximum redemptions. See section titled “Unaudited Pro Forma Condensed Combined Financial Information” of this proxy statement/prospectus for calculation of pro forma net loss per common share — basic and diluted, pro forma common shares outstanding, and pro forma shareholders’ equity.

TICKER SYMBOLS AND DIVIDEND INFORMATION
L&F
Units, Common Stock and Warrants
The Class A Ordinary Shares and L&F Public Warrants are currently listed on the NYSE American under the symbols “LNFA” and “LNFA WS,” respectively. Certain of the Class A Ordinary Shares and L&F Public Warrants currently trade as L&F Public Units consisting of one underlying Class A Ordinary Share and one-half of one underlying redeemable warrant and are listed on the NYSE American under the symbol “LNFA.U.” The units will automatically separate into their component securities upon consummation of the Domestication and, as a result, will no longer trade as an independent security. Upon the Closing, we intend to change our name from “L&F Acquisition Corp.” to “ZeroFox Holdings, Inc.” We intend to apply for listing, to be effective at the time of the Business Combination, of the New ZeroFox Common Stock and the New ZeroFox Public Warrants on Nasdaq under the proposed symbols “ZFOX” and “ZFOXW.”
Holders
As of    , 2022, there were     holders of record of L&F Public Units,     holders of record of Class A Ordinary Shares,     holders of record of Class B Ordinary Shares,     holders of record of L&F Public Warrants and     holders of record of L&F Private Placement Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose L&F Public Units, Class A Ordinary Shares and L&F Warrants are held of record by banks, brokers and other financial institutions.
Dividend Policy
L&F has not paid any cash dividends on the L&F Ordinary Shares to date and does not intend to pay any cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon New ZeroFox’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends subsequent to the Business Combination will be within the discretion of the New ZeroFox Board at such time.
ZeroFox
There is no public market for ZeroFox’s equity securities.
IDX
There is no public market for IDX’s equity securities.

RISK FACTORS
You should carefully consider all of the following risk factors, together with all of the other information in this proxy statement/prospectus, including the financial information, before deciding how to vote or instruct your vote to be cast to approve the proposals described in this proxy statement/prospectus.
The value of your investment following the completion of the Business Combination will be subject to significant risks affecting, among other things, the Company’s business, financial condition and results of operations. If any of the events described below occur, the Company’s post-Business Combination business and financial results could be adversely affected in material respects. This could result in a decline, which may be significant, in the trading price of the Company’s securities and you therefore may lose all or part of your investment. The risk factors described below are not necessarily exhaustive and you are encouraged to perform your own investigation with respect to the businesses of L&F and the Target Companies.
Throughout this section, references to the “Company” refer to the Company and its consolidated subsidiaries subsequent to the Business Combination as the context so requires.
For the purposes of this section, “we,” “us” and “our” refers, as applicable, to ZeroFox and/or IDX prior to the Business Combination and to the Company subsequent to the Business Combination.
Risks Related to Our Technology, Products and Solutions
Defects, errors, or vulnerabilities in our platform, the failure of our platform to block malware or prevent a security breach, misuse of our platform, or risks of product liability claims would harm our reputation and adversely impact our business, operating results, and financial condition.
Our platform is multi-faceted and may be deployed with material defects, software “bugs” or errors that are not detected until after commercial release and deployment to our customers. Our platform provides our customers with the ability to customize a multitude of settings and it is possible that a customer could misconfigure our platform or otherwise fail to configure our products in an optimal manner. Such defects and misconfigurations of our platform could cause our platform to operate at suboptimal efficacy and increase the risk of cyberattacks on our customers. In addition, because the techniques used by computer hackers to access or sabotage target computing environments change frequently and generally are not recognized until launched against a target, there is a risk that an advanced attack could emerge that we do not anticipate and that our platform is unable to detect or prevent.
As a well-known provider of external cybersecurity products and solutions, we may in the future be specifically targeted by bad actors for attacks intended to circumvent our security capabilities or to exploit our platform as an entry point into customers' endpoints, networks, or systems. The risk of cybersecurity attacks related to political and economic conditions, war, and terrorism may increase, including from retaliatory cybersecurity attacks as a result of Russia's invasion of Ukraine and related political, economic and counter-responses. In addition, defects or errors in our platform could result in a failure to effectively alert customers of potential threats. Our data centers and platform may experience technical failures and downtime, may fail to distribute appropriate updates, or may fail to meet the increased requirements of a growing customer base, any of which could temporarily or permanently reduce the efficacy of our solutions and expose our customers to cyber threats. Any of these situations could result in negative publicity to us, damage our reputation, and increase expenses and customer relations issues, which would adversely impact our business, financial condition, and operating results.
Advances in computer capabilities, discoveries of new weaknesses and other developments with software generally used by the internet community may increase the risk we will suffer a security breach. Furthermore, our platform may fail to detect malware, ransomware, viruses, worms or similar threats for any number of reasons, including our failure to enhance and expand our platform to reflect industry trends, new technologies and new operating environments, the complexity of the environment of our customers and the sophistication of malware, viruses and other threats. We or our service providers may also suffer security breaches or unauthorized access to personal information, financial account information, and other confidential information due to employee error, rogue employee activity, or unauthorized access by third parties either by mistake or acting with malicious intent. If we experience any breaches of security measures or sabotage or otherwise suffer unauthorized use or disclosure of, or access to, personal information, financial account information or other confidential information, we might be required to expend significant capital and resources to address these problems. We may not be able to remedy any problems caused by hackers or other similar actors in a timely manner, or at all. Any real or perceived defects, errors or vulnerabilities in our platform, or any other failure of our platform to detect an advanced threat, could result in:
•	a loss of existing or potential customers;
•	delayed or lost revenue and adverse impacts to our business, financial condition and operating results;
•	a delay in attaining, or the failure to attain, market acceptance;
•	the expenditure of significant financial and research and development resources in efforts to analyze, correct, eliminate, or work around errors or defects, and address and eliminate vulnerabilities;
•	an increase in resources devoted to customer service and support, which could adversely affect our gross margin;
•	harm to our reputation or brand; and
•	claims and litigation, regulatory inquiries, investigations, enforcement actions, and other claims and liabilities, all of which may be costly and burdensome and further harm our reputation.
If a high-profile cybersecurity incident occurs with respect to another SaaS provider, customers may lose trust in the security of the SaaS business model generally, which could adversely impact our ability to retain existing customers or attract new ones. In the last few years there have been many successful advanced external cybersecurity incidents that have damaged several prominent companies in spite of strong information security measures. We expect that the risks associated with cybersecurity incidents and the costs of preventing such external cybersecurity attacks will continue to increase in the future.
We cannot assure you that any limitation of liability provisions in our customer agreements, contracts with third-party vendors and service providers, or other contracts would be enforceable or adequate or would otherwise protect us from any liabilities or damages with respect to any particular claim relating to a breach of contract, security breach or other security-related matter as a result of federal, state, or local laws or ordinances, or unfavorable judicial decisions in the U.S. or other countries.
While we maintain insurance policies that may cover certain liabilities in connection with a cybersecurity incident, we cannot be certain that our insurance coverage will be adequate for liabilities actually incurred, that insurance will continue to be available to us on commercially reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business, including our financial condition, results of operations and reputation. Even claims that ultimately are unsuccessful could result in our expenditure of significant funds in litigation, divert management's time and other resources, and harm our reputation.
If our enterprise platform offerings do not interoperate with our customers’ network and security infrastructure, or with third-party products, websites or services, our results of operations may be harmed.
Our enterprise product offerings must interoperate with our customers’ existing network and security infrastructure. These complex systems are developed, delivered and maintained by the customer, their employees and a myriad of vendors and service providers. As a result, the components of our customers’ infrastructure have different specifications, rapidly evolve, utilize multiple protocol standards, include multiple versions and generations of products and may be highly customized. Our platform must be able to interoperate with highly complex and customized networks, which requires careful planning and execution between our customers, our customer support teams and our channel partners. Further, when our customers add new or update elements of their infrastructure, when new usage trends emerge (such as remote work during the COVID-19 pandemic), or new industry standards or protocols are introduced, we may have to update or enhance our platform and our other solutions to allow us to continue to provide service to customers. Our competitors or other vendors may refuse to work with us to allow their products to interoperate with our solutions, which could make it difficult for our platform to function properly in customer networks that include these third-party products.
We may not deliver or maintain interoperability quickly, cost-effectively, or at all. These efforts require capital investment and engineering resources. If we fail to maintain compatibility of our platform and solutions with our customers’ network and security infrastructures, our customers may not be able to fully utilize our products and solutions, and we may, among other consequences, lose or fail to increase our market share and experience reduced demand for our services, which would materially harm our business, operating results, and financial condition.
We may not timely and cost-effectively scale and adapt our existing technology to meet our customers’ performance and other requirements.
Our future growth is dependent upon our ability to continue to meet the needs of new customers and the expanding needs of our existing customers as their use of our products and solutions grow. As our customers gain more experience with our products and solutions, the amount of data transferred, processed and stored by us, the number of locations where our platform and services are being accessed, have in the past, and may in the future, expand rapidly. In order to meet the performance and other requirements of our customers, we intend to continue to make material investments to increase capacity and to develop and implement new technologies in our service and cloud infrastructure operations. These technologies, which include databases, applications and server optimizations, network and hosting strategies, and automation, are often advanced, complex, new and untested. We may not be successful in developing or implementing these technologies. In addition, it takes a significant amount of time to plan, develop and test improvements to our technologies and infrastructure, and we may not be able to accurately forecast demand or predict the results we will realize from such improvements. To the extent that we do not effectively scale our operations to meet the needs of our growing customer base and to maintain performance as our customers expand their use of our products and solutions, we may not be able to grow as quickly as we anticipate, our customers may reduce or cancel use of our solutions and we may be unable to compete as effectively, and our business and results of operations may be harmed.
Because of the importance of cloud services to our business and our cloud providers’ positions in the cloud-based server industry, any renegotiation or renewal of our agreements may be on terms that are significantly less favorable to us than our current agreements. If our cloud-based server costs were to increase, our business, results of operations and financial condition may be adversely affected. Although we expect that we could receive similar services from other cloud providers, if any of our arrangements with our cloud providers are terminated, we could experience interruptions on our platform and in our ability to make our products and solutions available to customers, as well as delays and additional expenses in arranging alternative cloud infrastructure services. Ongoing improvements to cloud infrastructure may be more expensive than we anticipate and may not yield the expected savings in operating costs or the expected performance benefits. In addition, we may be required to re-invest any cost savings achieved from prior cloud infrastructure improvements in future infrastructure projects to maintain the levels of service required by our customers. We may not be able to maintain or achieve cost savings from our investments, which could harm our financial results.
Our success depends, in part, on the integrity and scalability of our systems and infrastructure. System interruption and the lack of integration, redundancy and scalability in these systems and infrastructure may adversely affect our business, financial condition, and results of operations.
Our success depends, in part, on our ability to maintain the integrity of our systems and infrastructure, including websites, information systems and related systems. System interruption and a lack of integration and redundancy in our information systems and infrastructure may adversely affect our ability to operate websites, process and fulfill transactions, respond to customer inquiries, and generally maintain cost-efficient operations. We may experience occasional system interruptions that make some or all systems or data unavailable or prevent us from efficiently providing access to our platform.
Our ability to introduce new products and solutions and features is dependent on adequate research and development resources and our ability to successfully complete acquisitions. If we do not adequately fund our research and development efforts or complete acquisitions successfully, we may not be able to compete effectively and our business, financial condition, and results of operations may be harmed.
To remain competitive, we must continue to offer new products and solutions and enhancements to our existing platform. This is particularly true as we further expand and diversify our capabilities. Maintaining adequate research and development resources, such as the appropriate personnel and development technology, to meet the demands of the market is essential. We may also choose to expand into a certain market or strategy via an acquisition for which we could potentially pay too much or fail to successfully integrate into our operations.

Further, many of our competitors expend a considerably greater amount of funds on their respective research and development programs, and those that do not may be acquired by larger companies that would allocate greater resources to our competitors’ research and development programs. Our failure to maintain adequate research and development resources or to compete effectively with the research and development programs of our competitors would give an advantage to such competitors and our business, financial condition, and results of operations could be adversely affected. Moreover, there is no assurance that our research and development or acquisition efforts will successfully anticipate market needs and result in significant new marketable solutions or enhancements to our existing platform and solutions, design improvements, cost savings, revenues, or other expected benefits. If we are unable to generate an adequate return on such investments, we may not be able to compete effectively and our business, financial condition, and results of operations may be materially and adversely affected.
We rely on third-party cloud providers, such as Microsoft Azure, Amazon Web Services, and Cloudflare, to host and operate our platform, and any disruption of or interference with our use of these facilities may negatively affect our ability to maintain the performance and reliability of our platform which could cause our business to suffer.
Our customers depend on the continuous availability of our platform. We currently host our platform and serve our customers using a mix of third-party cloud providers, including, but not limited to, Microsoft Azure, Cloudflare, and Amazon Web Services. Consequently, we may be subject to service disruptions as well as failures to provide adequate support for reasons that are outside of our direct control. We have experienced and expect that in the future we may experience interruptions, delays and outages in service and availability from time to time due to a variety of factors, including infrastructure changes, human or software errors, website hosting disruptions and capacity constraints.
The following factors, many of which are beyond our control, can affect the delivery, platform availability, and the performance of our products:
•	the development and maintenance of the infrastructure of the internet;
•
the performance and availability of third-party providers of cloud infrastructure services, such as AWS, with the necessary speed, data capacity and security for providing reliable internet access and services;

•
decisions by the owners and operators of service providers where our cloud infrastructure is deployed to terminate our contracts, discontinue services to us, shut down operations or facilities, increase prices, change service levels, limit bandwidth, declare bankruptcy or prioritize the traffic of other parties;

•	physical or electronic break-ins, acts of war or terrorism, human error or interference (including by disgruntled employees, former employees or contractors) and other catastrophic events;
•	external cyberattacks, including denial of service attacks, targeted at us or the infrastructure of the internet;
•	failure by us to maintain and update our cloud infrastructure to meet our data capacity requirements;
•	errors, defects or performance problems in our software, including third-party software incorporated in our software;
•	improper deployment or configuration of our solutions;
•	the failure of our redundancy systems, in the event of a service disruption at one of our data centers, to provide failover to other data centers in our data center network;
•	the failure of our disaster recovery and business continuity arrangements; and
•	availability to acquire and source data.
The adverse effects of any service interruptions on our reputation, results of operations, and financial condition may be disproportionately heightened due to the nature of our business and the fact that our customers have a low tolerance for interruptions of any duration. Interruptions or failures in our service delivery could result in a cyberattack or other security threat to our customers during such periods of interruption or failure. Additionally, interruptions or failures in our service could cause customers to terminate their subscriptions with us, adversely affect our renewal rates, and harm our ability to attract new customers. Our business would also be harmed if our customers believe that a cloud-based SaaS-delivered security solution is unreliable. We have experienced, and may in the future experience, service interruptions and other performance problems due to a variety of factors. The occurrence of any of these factors, or if we are unable to rapidly and cost-effectively fix such errors or other problems that may be identified, could damage our reputation, negatively affect our relationship with our customers or otherwise harm our business, results of operations and financial condition.
We rely on software and services from other parties. Defects in or the loss of access to software or services from third parties could increase our costs and adversely affect the quality of our solutions.
We rely on third-party computer systems, broadband and other communications systems and service and data providers to provide customers with access to our platform. Any interruptions, outages or delays in our systems, infrastructure or business, or the systems, infrastructure, or business of such third parties, or deterioration in the performance of these systems and infrastructure, could impair our ability to provide access to our platform. Our business would be disrupted if any of the third-party software or services we utilize, particularly with respect to third-party software or services embedded in our solutions, or functional equivalents thereof, were unavailable due to extended outages or interruptions or because they are no longer available on commercially reasonable terms or prices or at all.
In each case, we would be required to either seek licenses to software or services from other parties and redesign our solutions to function with such other parties’ software or services or develop these components ourselves, which would result in increased costs and could result in delays in our solution and solution package launches and the release of new solution and solution package offerings until equivalent technology can be identified, licensed or developed, and integrated into our solutions. Furthermore, we might be forced to limit the features available in our current or future solutions. If these delays and feature limitations occur, our business, results of operations and financial condition could be adversely affected.
Risk Factors Related to our Business and Industry
ZeroFox has a history of losses, and the Company may not be able to achieve or sustain profitability in the future.
ZeroFox has incurred net losses in all periods since its inception. ZeroFox experienced net losses of $38.4 million, $22.7 million and $22.7 million for fiscal 2022, 2021 and 2020, respectively, and $10.2 million and $4.2 million for the three months ended April 30, 2022 and 2021, respectively. As of April 30, 2022, ZeroFox had an accumulated deficit of $167.0 million, and we cannot predict when or whether the Company will reach or maintain profitability. We also expect the Company’s operating expenses to increase over our historical expenses in the future as the Company continues to invest for future growth, including expanding our research and development activities to enhance our platform, expanding our sales and marketing activities and reaching customers in new geographic locations, which will negatively affect our operating results if our total revenue does not increase. We cannot assure you that these investments will result in substantial increases in our revenue or improvements in our operating results. In addition to the anticipated costs to grow our business, we also expect to incur significant additional legal, accounting, and other expenses as a newly public operating company. Any failure to increase the Company’s revenue as it invests in its business or to manage its costs could prevent us from achieving or maintaining profitability.
If we are not able to maintain and enhance our brand and our reputation as a provider of external cybersecurity products and solutions, our business and results of operations may be adversely affected.
We believe that maintaining and enhancing our brand and our reputation as a provider of external cybersecurity products and solutions is critical to our relationship with existing customers, channel partners, and technology alliance partners and our ability to attract new customers and partners. The successful promotion of our brand will depend on a number of factors, including our marketing efforts, our ability to continue to develop additional features for our platform and our ability to successfully differentiate our platform from competitive cloud-based or legacy security solutions. Although we believe it is important for our growth, our brand promotion activities may not be successful or yield increased revenue.
In addition, independent industry or financial analysts and research firms often test our products and solutions and provide reviews of our platform, as well as the products of our competitors, and the perception of our platform in the marketplace may be significantly influenced by these reviews. If these reviews are negative, or less positive as compared to those of our competitors’ products, our brand may be adversely affected. Our products and solutions may fail to detect or prevent threats in any particular test for a number of reasons that may or may not be related to the efficacy of our products and solutions in real world environments. To the extent potential customers, industry analysts or testing firms believe that the occurrence of a failure to detect or prevent any particular threat is a flaw or indicates that our products and solutions or services do not provide significant value, we may lose customers, and our reputation, financial condition and business would be harmed. Additionally, the performance of our channel partners and technology alliance partners may affect our brand and reputation if customers do not have a positive experience with these partners. In addition, we have in the past worked, and continue to work, with high profile customers as well as assist in analyzing and remediating high profile cyberattacks. Our work with such customers has exposed us to publicity and media coverage. Negative publicity about us, including about our management, the efficacy and reliability of our platform, our product offerings, our professional services, and the customers we work with, even if inaccurate, could adversely affect our reputation and brand.
If organizations do not adopt cloud, and/or SaaS-delivered external cybersecurity solutions that may be based on new and untested security concepts, our ability to grow our business and results of operations may be adversely affected.
Our future success depends on the growth in the market for cloud and/or SaaS-delivered external cybersecurity products and solutions. The use of SaaS products and solutions to manage and automate security and IT operations is rapidly evolving. As such, it is difficult to predict our potential growth, customer adoption and retention rates, customer demand for our products and solutions, or the success of existing or future competitive products. Any expansion in our market depends on several factors, including the cost, performance and perceived value associated with our products and solutions and those of our competitors. If our solutions do not achieve widespread adoption or there is a reduction in demand for our products and solutions due to a lack of customer acceptance, technological challenges, competing products, privacy or other liability concerns, decreases in corporate spending, weakening economic conditions, or otherwise, it could adversely affect our business, results of operations and financial results, resulting in early terminations, reduced customer retention rates, or decreased sales. We do not know whether the trend in adoption of cloud-enabled and/or SaaS-delivered cybersecurity solutions that we have experienced in the past will continue in the future. Furthermore, if we or other SaaS security providers experience security incidents, loss or disclosure of customer data, disruptions in delivery, or other problems, the market for SaaS solutions as a whole, including our security solutions, could be negatively affected.
Historically, information sharing related to cybersecurity has been a very well accepted concept from a theoretical perspective but very difficult to implement in practice. Companies are generally reluctant to share their sensitive cyber information with other entities, despite knowing the advantages of doing so. Misperceptions may exist, however, about what information gets shared, with whom that information is shared, and the jurisdictions (including foreign countries) of the companies with which the information gets shared. Further, concerns of existing or potential customers may exist related to the ability to completely remove any indicia of the source company, general market rejection of information sharing, or specific market skepticism of our approach, which may further add to a lack of customer acceptance.
In addition to the potential concerns related to sharing sensitive information in a system consisting of commercial or potentially competitive entities, additional concerns can arise when governments become involved as participants in the collective defense ecosystem. From a commercial perspective, companies frequently view information sharing on platforms with governments that are also customers as risky, based on perceptions that the governments might use such shared information to take action against the companies or to otherwise utilize it in a way that will expose such companies to liability. Such perceptions could lead commercial entities to stop sharing, not procure our services in the first place, or terminate their relationship with us altogether. Similarly, governments (as customers) may be unable to properly process such data or utilize it in a meaningful way, or share useful information back into our solutions. Any of these concerns could lead to reduced sales or contribute to a lack of customer acceptance. In addition, the mere involvement of one or more government entities as customers may harm our reputation with certain companies.

We have experienced rapid growth in recent periods, and if we do not manage our future growth, our business and results of operations will be adversely affected.
ZeroFox has experienced rapid revenue growth in recent periods, and we expect to continue to invest broadly across our organization to support our growth. For example, ZeroFox’s actual employee headcount grew from 158 employees as of January 31, 2019 to 531 employees as of April 30, 2022. IDX's actual employee headcount grew from 58 employees as of January 31, 2019 to 73 employees as of April 30, 2022. Although ZeroFox has experienced rapid growth historically, we may not sustain our current growth rates, nor can we assure you that our investments to support our growth will be successful. The growth and expansion of our business will require us to invest significant financial and operational resources and the continuous dedication of our management team. We have encountered and will continue to encounter risks and difficulties frequently experienced by rapidly growing companies in evolving industries, including market acceptance of our platform, adding new customers, intense competition, and our ability to manage our costs and operating expenses. Our future success will depend in part on our ability to manage our growth effectively, which will require us to, among other things:
•	effectively attract, integrate, and retain a large number of new employees, particularly members of our sales and marketing and research and development teams;
•	further improve our platform and cloud infrastructure to support our business needs;
•
enhance our information and communication systems to ensure that our employees and offices around the world are well-coordinated and can effectively communicate with each other and our growing base of channel partners and customers; and

•	improve our financial, management, and compliance systems and controls.
If we fail to achieve these objectives effectively, our ability to manage our expected growth, ensure uninterrupted operation of our platform and key business systems, and comply with the rules and regulations applicable to our business could be impaired. Additionally, the quality of our platform and services could suffer and we may not be able to adequately address competitive challenges. Any of the foregoing could adversely affect our business, results of operations, and financial condition.
We face intense competition and could lose market share to our competitors, which could adversely affect our business, financial condition, and results of operations.
The market for security solutions is intensely competitive, fragmented, and characterized by rapid changes in technology, customer requirements and industry standards, increasingly sophisticated attackers, and by frequent introductions of new or improved products to combat security threats. We expect to continue to face intense competition from current competitors, as well as from new entrants into the market given the relatively low barriers to entry in the industry. If we are unable to anticipate or react to these challenges, our competitive position could weaken, and we could experience a decline in revenue or reduced revenue growth, and loss of market share that would adversely affect our business, financial condition, and results of operations. Our ability to compete effectively depends upon numerous factors, many of which are beyond our control, including, but not limited to:
•	product capabilities, including the performance and reliability of our platform — including our services and features, compared to those of our competitors;
•	our ability, and the ability of our competitors, to improve existing products, services, and features, or to develop new ones to address evolving customer needs;
•	our ability to attract, retain, and motivate talented employees;
•	our ability to establish and maintain relationships with channel partners;
•	the strength of our sales and marketing efforts; and
•	acquisitions or consolidation within our industry, which may result in more formidable competitors.
Our competitors include the following, by general category:
•	digital risk protection, such as Proofpoint, Rapid7 and Help Systems;

•	threat intelligence providers, such as Mandiant and Recorded Future; and
•	breach response providers, such as Experian, Transunion, and Kroll.
Many of these competitors have greater financial, technical, marketing, sales, and other resources, greater name recognition, longer operating histories, and a larger base of customers than we do. They may be able to devote greater resources to the development, promotion, and sale of services than we can, and they may offer lower pricing than we do. Further, they may have greater resources for research and development of new technologies, the provision of customer support, and the pursuit of acquisitions, or they may have other financial, technical, or other resource advantages. Our larger competitors have substantially broader and more diverse product and service offerings as well as routes to market, which allows them to leverage their relationships based on other products and to incorporate functionality into existing products to gain business in a manner that discourages users from purchasing our platform. Conditions in our market could change rapidly and significantly because of technological advancements, partnering or acquisitions by our competitors or continuing market consolidation. Some of our competitors have recently made acquisitions of businesses or have established cooperative relationships that may allow them to offer more directly competitive and comprehensive solutions than were previously offered and adapt more quickly to new technologies and customer needs. As a result of such acquisitions or arrangements, our current or potential competitors may be able to devote greater resources to bring these solutions and services to market, initiate or withstand substantial price competition or develop and expand their product and service offerings more quickly than we do. These competitive pressures in our market or our failure to compete effectively may result in price reductions, fewer orders, reduced revenue and gross margins, increased net losses and loss of market share. Further, many competitors that specialize in providing protection from a single type of security threat may be able to deliver these targeted security products to the market quicker than we can or convince organizations that these limited products meet their needs. Even if there is significant demand for cloud-based security solutions like ours, if our competitors include functionality that is, or is perceived to be, equivalent to or better than ours in legacy products that are already generally accepted as necessary components of an organization’s security architecture, we may have difficulty increasing the market penetration of our platform. Furthermore, even if the functionality offered by other security providers is different and more limited than the functionality of our platform, organizations may elect to accept such limited functionality in lieu of adding products from additional vendors like us.
For all of these reasons, competition may negatively impact our ability to maintain and grow consumption of our platform and solutions or put downward pressure on our prices and gross margins, any of which could materially harm our reputation, business, financial condition, and results of operations.
Competitive pricing pressure may reduce revenue, gross profits, and adversely affect our financial results.
If we are unable to maintain our pricing due to competitive pressures or other factors, our revenue and margins may be reduced and our revenue and gross profits, business, results of operations and financial condition may be adversely affected. The prices for our platform, products and solutions, and professional services may decline for a variety of reasons, including competitive pricing pressures, discounts, anticipation of the introduction of new solutions by competitors, or promotional programs offered by us or our competitors. Competition continues to increase in the market segments in which we operate, and we expect competition to further increase in the future. Larger competitors with more diverse product and service offerings may reduce the price of products or subscriptions that compete with ours or may bundle them with other products and subscriptions in an effort to leverage their existing market share to make it harder for newer companies, like us, to effectively compete.
Adverse general and industry-specific economic and market conditions and reductions in customer spending, in either the private or public sector, including as a result of geopolitical uncertainty such as the ongoing conflict between Russia and Ukraine, may reduce demand for ZeroFox’s platform or products and solutions, which could harm the combined company’s business, financial condition and results of operations.
Our business, financial condition, and results of operations depend on the overall demand for our platform and products and solutions. Negative conditions in the general economy both in the United States and abroad, including conditions resulting from the COVID-19 pandemic, changes in gross domestic product growth, financial and credit market fluctuations, energy costs, international trade relations, geopolitical issues, such as the conflict between Russia and Ukraine, or the availability and cost of credit could lead to increased market volatility, decreased consumer confidence, and diminished growth expectations in the U.S. economy and abroad, which in turn could result in reductions in information technology, software, and security spending by our existing and prospective customers. Negative economic conditions in both the public and private sectors, including macroeconomic, political and market conditions, government shutdowns or reduction in government spending, the availability of short-term and long-term funding and capital, the level and volatility of interest rates, currency exchange rates, and inflation, may cause customers to reduce their spending. Prolonged economic slowdowns may result in customers delaying or canceling projects, choosing to focus on in-house development efforts or seeking to lower their costs by requesting us to renegotiate existing contracts on less advantageous terms or defaulting on payments due on existing contracts or not renewing at the end of the contract term.
The estimates of market opportunity and forecasts of market growth included in this proxy statement/prospectus may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, our business could fail to grow at similar rates, if at all.
Market opportunity estimates and growth forecasts included in this proxy statement/prospectus, including those we have generated ourselves, are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. Such information concerning the market and the industry in which ZeroFox and IDX compete, including their market positions, general expectations of market opportunities and market sizes, are based on information from various third-party sources, internal data and estimates, and assumptions made by ZeroFox and IDX based on such sources and ZeroFox’s and IDX’s knowledge of the external cybersecurity market and data breach response market. Internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which ZeroFox and IDX operate and ZeroFox’s and IDX’s respective management’s understanding of industry conditions. This information and any estimates provided herein involve numerous assumptions and limitations. Third-party sources generally state that their information has been obtained from sources believed to be reliable. There can be no assurance as to the accuracy or completeness of such information. Industry and market data could be wrong because of the method by which sources obtained their data and because information cannot always be verified with complete certainty due to the limits on the availability and reliability of raw data, the voluntary nature of the data gathering process and other limitations and uncertainties. We have not independently verified any third-party information, and each publication speaks as of its original publication date (and not as of the date of this proxy statement/prospectus). We do not know all of the assumptions regarding general economic conditions or growth that were used in preparing the forecasts from the sources relied upon or cited in this proxy statement/prospectus.
The COVID-19 pandemic could adversely affect our business, operating results, and financial condition.
We face various risks related to public health issues, including epidemics, pandemics, and other outbreaks, including the ongoing COVID-19 pandemic. The effects and potential effects of COVID-19 include, but are not limited to, its impact on general economic conditions, trade and financing markets and changes in customer behavior, and significant uncertainty in the overall continuity in business operations. In light of the uncertain and rapidly evolving situation relating to the spread of COVID-19, we have taken precautionary measures intended to minimize the risk of the virus to our employees, our customers, and the communities in which we operate, which may negatively impact our business. The full extent to which the COVID-19 pandemic will directly or indirectly impact our business, operating results, cash flows, and financial condition will depend on future developments that are highly uncertain and cannot be accurately predicted.
ZeroFox has experienced, and we may continue to experience, an adverse impact on certain parts of our business following the implementation of shelter-in-place orders to mitigate the outbreak of the COVID-19 pandemic, including a lengthening of the sales cycle for some prospective customers and delays in the delivery of professional services and trainings to our customers.
We do not yet know the full extent of potential impacts on our business, operations or on the global economy, particularly if the COVID-19 pandemic continues and persists for an extended period. The impacts and potential impacts of the COVID-19 pandemic on our business operations include:
•
our customer prospects and our existing customers may experience slowdowns in their businesses, which in turn may result in reduced demand for our platform, change in budget priorities, lengthening of sales cycles, loss of customers, and difficulties in collections;

•
while certain of our offices have reopened on a limited basis in accordance with local ordinances, a substantial number of our employees continue to work from home and a substantial number may continue to do so for the foreseeable future, which may result in decreased employee productivity and morale with increased unwanted employee attrition;

•	we continue to incur fixed costs, particularly for real estate, and are deriving reduced or no benefit from those costs;
•	we may continue to experience disruptions to our growth planning, such as for facilities and international expansion;
•	we anticipate incurring costs in returning to work from our facilities, including changes to the workplace, such as space planning, food service, and amenities;
•	we may be subject to legal liability for safe workplace claims;
•	our critical vendors could go out of business;
•
a number of our in-person marketing events, including conferences, have experienced limited participation based on previous year's attendance levels and we may continue to experience delays in our ability to schedule or conduct in-person events and other related activities that help us generate new business; and

•	we may experience unwanted attrition, retention challenges or greater competition for recruiting.
Any of the foregoing could adversely affect our business, financial condition, and operating results.
The extent to which the COVID-19 pandemic may continue to affect our business will depend on continued developments, which are uncertain and cannot be predicted. Even after the COVID-19 pandemic has subsided, we may continue to suffer an adverse effect to our business due to its global economic effect, including any economic recessions. In addition, a recurrence of COVID-19 cases or an emergence of additional variants or strains could cause other widespread or more severe impacts depending on where infection rates are highest.
We employ multiple and evolving pricing models, which subject us to various pricing challenges that could make it difficult for us to derive value from our customers and may adversely affect our business, financial condition, and results of operations.
We employ multiple and evolving pricing models for our offerings. Our pricing models may ultimately result in a higher total cost to our customers generally as data volumes increase over time, or may cause our customers to limit or decrease usage in order to stay within the limits of their existing licenses or lower their costs, making it more difficult for us to compete in our markets or negatively impacting our business, financial condition, and results of operations. As the amount of data within our customers’ organizations grows, we face downward pressure from our customers regarding our pricing, which could adversely affect our revenues and operating margins. In addition, our pricing models may allow competitors with different pricing models to attract customers unfamiliar or uncomfortable with our pricing models, which would cause us to lose business or modify our pricing models, both of which could adversely affect our revenues and operating margins. We have introduced and expect to continue to introduce variations to our pricing models, including but not limited to usage-based, tiered pricing based on number of users, flat upfront fee, fixed price, level of effort, cost plus fee, utility-based pricing and other pricing programs. We also must determine the appropriate price to enable us to compete effectively internationally. Although we believe that these pricing models and variations to these models will drive net new customers, and increase customer adoption, it is possible that they will not and may potentially cause customers to decline to purchase or renew contracts with us or confuse customers and reduce their lifetime value, which could negatively impact our business, financial condition, and results of operations.
If we fail to adapt to rapid technological change, evolving industry standards and changing customer needs, requirements or preferences, our ability to remain competitive could be impaired.
The market for our platform and solutions is characterized by rapid technological change, evolving industry standards and changing regulations, as well as changing customer needs, requirements, and preferences. The success of our business will depend, in part, on our ability to anticipate, adapt and respond effectively to these changes on a timely and cost-effective basis. In addition, as our customers’ data infrastructure needs grow more complex, we expect them to face new and increasing challenges. Our customers require that our platform and products and solutions effectively identify and respond to these challenges without disrupting the performance of our customers’ information technology and data systems or interrupting their operations. As a result, we must continually modify and improve our offerings in response to changes in our customers’ data infrastructures and operational needs or end-user preferences. The success of any enhancement to our existing offerings or the deployment of new offerings depends on several factors, including the timely completion and market acceptance of our enhancements or new offerings. Any enhancement to our existing offerings or new offerings that we develop and introduce involves significant commitment of time and resources and is subject to a number of risks and challenges, including, but not limited to:
•	ensuring the timely release of new solutions (including products and professional services) and enhancements to our existing solutions;
•	adapting to emerging and evolving industry standards, technological developments by our competitors and customers and changing regulatory requirements;
•	interoperating effectively with existing or newly-introduced technologies, systems or applications of our existing and prospective customers;
•	resolving defects, errors or failures in our platform or solutions;
•	extending our solutions to new and evolving operating systems and hardware products; and
•	managing new solutions, product suites and service strategies for the markets in which we operate.
If we are not successful in managing these risks and challenges, or if our platform or products and solutions (including any upgrades thereto) are not technologically competitive or do not achieve market acceptance, our business, financial condition, and results of operations could be adversely affected.
If we are unable to maintain successful relationships with our channel partners, or if our channel partners fail to perform, our ability to market, sell and distribute our platform will be limited, and our business, financial position and results of operations will be harmed.
In addition to our direct sales force, we rely on our channel partners to sell our platform. A substantial amount of sales of our platform flows through our channel partners and we expect this to continue for the foreseeable future. We derived approximately 40% of our revenue for the fiscal year ended January 31, 2022 from subscriptions through channel partners. The loss of a substantial number of our channel partners or the failure to recruit additional channel partners, could adversely affect our operating results. Our ability to increase revenue will depend in part on our success in maintaining successful relationships with our channel partners and in training our channel partners to independently sell and deploy our platform. If we fail to effectively manage our existing sales channels, or if our channel partners are unsuccessful in fulfilling the orders for our solutions, or if we are unable to enter into arrangements with, and retain a sufficient number of, high quality channel partners in each of the regions in which we sell products and solutions and keep them motivated to sell our products and solutions, our ability to sell our products and solutions and results of operations will be harmed.
We target enterprise customers and government organizations, and sales to these customers involve risks that may not be present or that are present to a lesser extent with sales to smaller entities.
We have a robust sales team that targets enterprise customers and government organizations. These sales involve risks that may not be present or that are present to a lesser extent with sales to smaller entities, such as longer sales cycles, more complex customer requirements, substantial upfront sales costs, and less predictability in completing sales. For example, enterprise customers may require considerable time to evaluate and test our products and solutions and those of our competitors prior to making a purchase decision and placing an order. A number of factors influence the length and variability of our sales cycle, including the need to educate potential customers about the uses and benefits of our products and solutions, the discretionary nature of purchasing and budget cycles, and the competitive nature of evaluation and purchasing approval and/or competitive bidding processes. As a result, the length of our sales cycle, from identification of the opportunity to deal closure, may vary significantly from customer to customer, with sales to enterprise customers and government organizations typically taking longer to complete. Moreover, enterprise customers often begin to deploy our products and solutions on a limited basis, but nevertheless demand configuration, integration services and pricing negotiations, which increase our upfront investment in the sales effort with no guarantee that these customers will deploy our products and solutions widely enough across their organization to justify our substantial upfront investment. Further, a significant percentage of our enterprise sales are to customers in the financial services sector. An economic slowdown in that sector could adversely impact our sales.
Our success and ability to grow our business depend on retaining and expanding our customer base. If we fail to add new customers or retain existing customers, our business, financial condition, and results of operations could be harmed.
We may enter into subscription agreements for our platform and solutions where customers have discretion to renew or terminate services at the end of the term, or stand-alone agreements for the provision of specified software or services. For us to improve our operating results, it is important that we add new customers and that our existing customers renew their subscriptions and upgrade and expand their subscribed services. Our customers have no obligation to renew their subscriptions, to upgrade or expand their subscribed services, or to continue their relationship with us once a stand-alone engagement ends. Our customers’ renewal, upgrade and expansion rates may decline or fluctuate as a result of a number of factors, including their satisfaction or dissatisfaction with our offerings, our pricing, the effects of general economic conditions, competitive offerings, or alterations or reductions in our customers’ spending levels. If we are unable to add new customers or if our existing customers do not renew their subscriptions when the term expires or do not upgrade and expand the subscribed services or if customers renew on terms less favorable to us, or do not otherwise continue to use our platform and solutions for subsequent engagements, our revenues may decline and our business, financial condition, and results of operations could be harmed.
Our customers may merge with other entities who purchase solutions and services from our competitors, and, during weak economic times, there is an increased risk that one or more of our customers will file for bankruptcy protection, either of which may harm our business, financial condition, and results of operations. We also face risks from international customers that file for bankruptcy protection in foreign jurisdictions, particularly given that the application of foreign bankruptcy laws may be more difficult to predict. In addition, we may determine that the cost of pursuing any claim may outweigh the recovery potential of such claim. As a result, broadening or protracted extension of an economic downturn could harm our business, financial condition, and results of operations.
We provide service level commitments under some of our customer contracts. If we fail to meet these contractual commitments, we could be obligated to provide credits for future service and our business could suffer.
Certain of our customer agreements contain service level commitments, which contain specifications regarding the availability and performance of our platform. Any failure of or disruption to our infrastructure could impact the performance of our platform and the availability of products and services to customers. If we are unable to meet our stated service level commitments or if we suffer extended periods of poor performance or unavailability of our platform, we may be contractually obligated to provide affected customers with service credits for future subscriptions, refunds, and in certain cases, the right to cancel their subscription. Our revenue, other results of operations and financial condition could be harmed if we suffer performance issues or downtime that exceeds the service level commitments under our agreements with our customers.
Our business will be subject to the risks of natural catastrophic events and to interruption by man-made problems such as power disruptions or terrorism.
A significant natural disaster, such as an earthquake, a fire, a flood, or significant power outage could have a material adverse impact on our business, results of operations and financial condition. Natural disasters could affect our personnel, supply chain, or logistics providers’ ability to provide materials and perform services. In addition, climate change could result in an increase in the frequency or severity of natural disasters. In the event that our infrastructure, or the information technology systems, supply chain or logistics of our service providers, is hindered by any of the events discussed above, the results could be missed financial targets, such as revenue, for a particular quarter. Likewise, we could be subject to other man-made problems, including but not limited to power disruptions and terrorist acts.

We rely heavily on the services of our senior management team, and if we are not successful in attracting or retaining senior management personnel, we may not be able to successfully implement our business strategy.
Our future success will be substantially dependent on the Company’s ability to attract, retain, and motivate our key employees and the members of the Company’s management team. In particular, we will be highly dependent on the services of James C. Foster, our chief executive officer, who will be critical to our future vision and strategic direction. We will also rely on our leadership team in the areas of operations, security, analytics, engineering, product management, research and development, marketing, sales, partnerships, mergers and acquisitions, support, and general and administrative functions. Although we expect to enter into employment agreements with our key personnel following the consummation of the Business Combination, our senior management will be employed on an “at-will” basis, which means they may terminate their employment with us at any time. If one or more of our key employees resigns or otherwise ceases to provide us with their service, our business could be harmed.
We rely on the performance of highly skilled personnel, including senior engineering, professional services, sales and technology professionals, and our ability to increase our customer base will depend to a significant extent on our ability to expand our sales and marketing operations.
We believe our success has depended, and continues to depend, on the efforts and talents of our highly skilled team members, including our sales personnel, professional services personnel, and software engineers. We do not maintain key person insurance on any of our employees. Our key employees are employed on an “at-will” basis, which means that they could terminate their employment with us at any time. The loss of any of our key employees could adversely affect our ability to execute our business plan, and we may not be able to find adequate replacements. We cannot ensure that we will be able to retain the services of our key employees.
If we do not effectively expand and train our sales force, we may be unable to add new customers or increase sales to our existing customers, and our business will be adversely affected.
We depend on our sales force to obtain new customers and increase sales with existing customers. Our ability to achieve significant revenue growth will depend, in large part, on our success in recruiting, training and retaining sufficient numbers of sales personnel, and our third-party channel partner network of resellers, both domestically and internationally. We have expanded our sales organization in recent periods and expect to continue to add additional sales capabilities in the near term. Significant competition exists for sales personnel with the skills and technical knowledge that we require. New hires require significant training and may take significant time before they achieve full productivity, and this delay may be accentuated by our long sales cycles. Our recent hires and planned hires may not become productive as quickly as we expect, and we may be unable to hire or retain sufficient numbers of qualified individuals in the markets where we do business or plan to do business. In addition, a significant percentage of our sales force is new to our company and selling our solutions, and therefore this team may be less effective than our more seasoned sales personnel. Furthermore, hiring sales personnel in new countries, or expanding our existing presence, requires upfront and ongoing expenditures that we may not recover if the sales personnel fail to achieve full productivity. We cannot predict whether, or to what extent, our sales will increase as we expand our sales force or how long it will take for sales personnel to become productive. If we are unable to hire and train a sufficient number of effective sales personnel, or the sales personnel we hire are not successful in obtaining new customers or increasing sales to our existing customer base, our business and results of operations will be adversely affected. All of these efforts will require us to invest significant financial and other resources and our business will be harmed if our efforts do not generate a correspondingly significant increase in revenue.
Our ability to maintain customer satisfaction depends in part on the quality of our customer support.
Once our platform and solutions are purchased, our customers depend on our maintenance and support teams to resolve technical and operational issues relating to our platform and solutions. Our ability to provide effective customer maintenance and support is largely dependent on our ability to attract, train, and retain qualified personnel with experience in supporting customers with our platform and products and solutions such as ours and maintaining the same. The number of our customers has grown significantly and that has and will continue to put additional pressure on our support teams. We may be unable to respond quickly enough to accommodate short-term increases in customer demand for technical support. We may be subject to disruptions in customer support as well as failures to provide adequate support for reasons that are outside of our direct control.

We also may be unable to modify the future, scope, and delivery of our maintenance services and technical support to compete with changes in the technical services provided by our competitors. Increased customer demand for maintenance and support services, without corresponding revenue, could increase costs and negatively affect our operating results. In addition, if we experience increased customer demand for support and maintenance, we may face increased costs that may harm our business, financial condition, or results of operations. Further, as we continue to grow our operations and support our global customer base, we need to be able to continue to provide efficient support and effective maintenance that meet our customers’ needs globally at scale. Customers receive additional maintenance and support features, and the number of our customers has grown significantly, which will put additional pressure on our organization. If we are unable to provide efficient customer maintenance and support globally at scale or if we need to hire additional maintenance and support personnel, our business may be harmed. Our ability to attract new customers is highly dependent on our business reputation and on positive recommendations from our existing customers. Any failure to maintain high-quality maintenance and support services or a market perception that we do not maintain high-quality maintenance and support services for our customers would harm our business.
If we cannot maintain our company culture as we grow, we could lose the innovation, teamwork, passion, and focus on execution that we believe contribute to our success and our business may be harmed.
We believe that our corporate culture has been a contributor to our success, which we believe promotes innovation, teamwork, passion and focus on building and marketing our products and solutions. Any integration challenges or any failure to preserve our culture could harm our future success, including our ability to retain and recruit personnel, innovate and operate effectively and execute on our business strategy. As we grow, we may find it difficult to maintain our corporate culture. Additionally, our productivity and the quality of our products and solutions may be adversely affected if we do not integrate and train our new employees quickly and effectively. If we experience any of these effects in connection with future growth, it could impair our ability to attract new customers, retain existing customers and expand their use of our products and solutions, all of which would adversely affect our business, financial condition and results of operations.
Our operating results may fluctuate significantly which could make our future results difficult to predict and could cause our operating results to fall below expectations.
Our operating results may vary significantly in the future, particularly considering the number of enterprise customer contracts and the cyclical nature of our government sales generation, and period-to-period comparisons of our operating results may not be meaningful. Accordingly, the results of any one quarter should not be relied upon as an indication of future performance. Our quarterly operating results may fluctuate as a result of a variety of factors, many of which are outside of our control, and as a result, may not fully reflect the underlying performance of our business. Fluctuations in quarterly results may negatively impact the value of our securities. Factors that may cause fluctuations in our quarterly operating results include, without limitation, those disclosed elsewhere in this proxy statement/prospectus and:
•	our ability to generate significant revenue from new offerings and cross-selling current offerings;
•	our ability to expand our number of customers and sales;
•	our ability to hire and retain employees, in particular those responsible for our sales and marketing;
•	changes in the way we organize and compensate our sales teams;
•	the timing of expenses and recognition of revenue;
•	the timing and length of our sales cycles;
•	increased sales to large organizations;
•	the amount and timing of operating expenses related to the maintenance and expansion of our business and operations, as well as international expansion;
•	the timing and effectiveness of new sales and marketing initiatives;
•	changes in our pricing policies or those of our competitors;
•	the timing and success of new platforms, applications, features, and functionality by us or our competitors;

•	changes in the competitive dynamics of our industry, including consolidation among competitors;
•	changes in laws and regulations that impact our business;
•	the timing of expenses related to any future acquisitions, including our ability to successfully integrate, and fully realize the expected benefits of, completed acquisitions;
•	health epidemics or pandemics, such as the COVID-19 pandemic;
•	civil unrest and geopolitical instability, including as a result of the ongoing conflict between Russia and Ukraine; and
•	general political, economic, and market conditions.
Our long-term success depends, in part, on our ability to expand the sale of our platform to customers located outside of the U.S., and our current, and any further, expansion of our international operations exposes us to risks that could have a material adverse effect on our business, operating results, and financial condition.
We are generating a portion of our revenue outside of the U.S., and conduct our business activities in various foreign countries, including some emerging markets, where the challenges of conducting our business can be significantly different from those we have faced in more developed markets and where business practices may create internal control risks. There are certain risks inherent in conducting international business, including:
•	fluctuations in foreign currency exchange rates, which could add volatility to our operating results;
•	new, or changes in, regulatory requirements;
•
uncertainty regarding regulation, currency, tax, and operations resulting from the United Kingdom’s, or the U.K. exit from the European Union, or the E.U., and possible disruptions in trade, the sale of our services and commerce, and movement of our people between the U.K., E.U., and other locations;

•	tariffs, export and import restrictions, restrictions on foreign investments, sanctions, and other trade barriers or protection measures;
•	costs and liabilities related to compliance with foreign privacy, data protection and information security laws and regulations, including the GDPR, and the risks and costs of noncompliance;
•	costs of localizing products and services;
•	the lack of acceptance of localized products and services;
•	the need to make significant investments in people, solutions and infrastructure, typically well in advance of revenue generation;
•
challenges inherent in efficiently managing an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits and compliance programs;

•	difficulties in maintaining our corporate culture with a dispersed and distant workforce;
•
treatment of revenue from international sources, evolving domestic and international tax environments, and other potential tax issues, including with respect to our corporate operating structure and intercompany arrangements;

•	different standards for or weaker protection of our intellectual property, including increased risk of theft of our proprietary technology and other intellectual property;
•	economic weakness or currency-related crises;
•
compliance with multiple, conflicting, ambiguous or evolving governmental laws and regulations, including employment, tax, privacy, anti-corruption, import/export, antitrust, data transfer, storage and protection, and industry-specific laws and regulations, including rules related to compliance by our third-party resellers and our ability to identify and respond timely to compliance issues when they occur, and regulations applicable to us and our third-party data providers from whom we purchase and resell data;

•	vetting and monitoring our third-party resellers in new and evolving markets to confirm they maintain standards consistent with our brand and reputation;
•	generally longer payment cycles and greater difficulty in collecting accounts receivable;
•	our ability to adapt to sales practices and customer requirements in different cultures;
•
the lack of reference customers and other marketing assets in regional markets that are new or developing for us, as well as other adaptations in our market generation efforts that we may be slow to identify and implement;

•	dependence on certain third parties, including resellers with whom we do not have extensive experience;
•	natural disasters, acts of war, terrorism, or pandemics, including the ongoing COVID-19 pandemic;
•	corporate espionage; and
•	political instability and security risks in the countries where we are doing business and changes in the public perception of governments in the countries where we operate or plan to operate.
We might undertake corporate operating restructurings that involve our group of foreign country subsidiaries through which we do business abroad. We consider various factors in evaluating these restructurings, including the alignment of our corporate legal entity structure with our organizational structure and its objectives, the operational and tax efficiency of our group structure, and the long-term cash flows and cash needs of our business. Such restructurings could increase our operating costs, and if ineffectual, could increase our income tax liabilities and our global effective tax rate.
We recognize revenue from subscriptions to our platform over the term of the subscription. Consequently, increases or decreases in new sales may not be immediately reflected in our results of operations.
We generally recognize revenue from customers ratably over the terms of their subscription, which is generally one to three years. As a result, a substantial portion of the revenue we report in each period is attributable to the recognition of deferred revenue relating to agreements that we entered into during previous periods. Consequently, any increase or decline in new sales or renewals in any one period will not be immediately reflected in our revenue for that period. Any such change, however, would affect our revenue in future periods. Accordingly, the effect of downturns or upturns in new sales and potential changes in our rate of renewals may not be fully reflected in our results of operations until future periods. We may also be unable to timely reduce our cost structure in line with a significant deterioration in sales or renewals that would adversely affect our results of operations and financial condition.
Risks Related to Government Contracting
Historically, one U.S. government customer has accounted for a substantial portion of IDX’s revenues and is expected to account for a substantial portion of the Company’s revenues following the Business Combination. If IDX’s largest customer does not renew its contract with IDX (or renews at reduced spending levels), or if IDX’s relationship with its largest customer is impaired or terminated, our revenues would decline, and our business, financial condition, and results of operations would be adversely affected.
IDX derives a substantial portion of its revenues from one U.S. government customer, the Office of Personnel Management. The OPM Contract is structured as a Base Period from July 1, 2019 to June 30, 2020, followed by a series of options as follows: Option Period I from July 1, 2020 to June 30, 2021, Option Period II from July 1, 2021 to June 30, 2022, Option Period III from July 1, 2022 to June 30, 2023, and Option Period IV from July 1, 2023 to December 31, 2023. OPM has an option to extend the OPM Contract from January 1, 2024 to June 30, 2024, as well as an option to add a transition-out period. To date, OPM has exercised Option Period I and Option Period II. IDX plans to pursue the rebid of the OPM Contract in 2024 for an extension through 2027. A copy of the OPM Contract is filed as as an exhibit to the registration statement of which this proxy statement/prospectus forms a part. OPM accounted for approximately 54% of the combined Target Companies' total pro forma revenue and approximately 64% of the combined Target Companies' total pro forma revenue for the fiscal years ended January 31, 2022 and 2021, respectively.
As a result, our revenue could fluctuate materially, and could be materially and disproportionately affected by purchasing decisions by this customer or any other significant future customer. This customer may decide to purchase less than it has in the past, may alter its purchasing patterns at any time with limited notice, or may decide not to continue to license IDX’s products at all, any of which could cause our revenues to decline and adversely affect our financial condition and results of operations. If we do not further diversify our customer base, we will continue to be susceptible to risks associated with customer concentration.
Our business depends, in part, on sales to government organizations, and significant changes in the contracting or fiscal policies of such government organizations could have an adverse effect on our business and results of operations.
Our future growth depends, in part, on increasing sales to government organizations. Demand from government organizations is often unpredictable, subject to budgetary uncertainty and typically involves long sales cycles. We have made significant investment to address the government sector, but we cannot assure you that these investments will be successful, or that we will be able to maintain or grow our revenue from the government sector. U.S. federal, state and local government sales are subject to a number of challenges and risks that may adversely impact our business. Sales to such government entities include the following risks:
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selling to governmental agencies can be highly competitive, expensive and time consuming, often requiring significant upfront time and expense without any assurance that such efforts will generate a sale;

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government certification requirements applicable to our products may change and, in doing so, restrict our ability to sell into the U.S. federal government sector until we have attained the revised certification. For example, although we are currently certified under the Federal Risk and Authorization Management Program, or FedRAMP, such certification is costly to maintain and if we lose our certification in the future it would restrict our ability to sell to government customers;

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government demand and payment for our platform may be impacted by public sector budgetary cycles and funding priorities and authorizations, with funding reductions or delays adversely affecting public sector demand for our platform;

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governments routinely investigate and audit government contractors’ administrative processes, and any unfavorable audit could result in the government refusing to continue buying our platform, which would adversely impact our revenue and results of operations, or institute fines or civil or criminal liability if the audit were to uncover improper or illegal activities; and

•	governments may add new or change existing contractual and/or data security infrastructure requirements that could restrict our ability to sell to government customers.
The occurrence of any of the foregoing could cause governments and governmental agencies to delay or refrain from purchasing our solutions in the future or otherwise have an adverse effect on our business and results of operations.
A decline in the U.S. government budget, changes in spending or budgetary priorities or delays in contract awards may adversely affect our business, financial condition, and results of operations and limit our growth prospects.
Following the completion of our proposed Business Combination, we expect that revenue under contracts with U.S. government agencies will represent a substantial amount of our total revenue. Levels of U.S. government spending are difficult to predict and subject to significant risk. Laws and plans adopted by the U.S. government relating to, along with pressures on and uncertainty surrounding the U.S. federal budget, potential changes in budgetary priorities, sequestration, the appropriations process, and the permissible federal debt limit, could adversely affect the funding for individual programs and delay purchasing or payment decisions by our customers. Considerable uncertainty exists regarding how future budget and program decisions will unfold and what challenges budget reductions will present for us and the industry for our solutions and products.
Current U.S. government spending levels may not be sustained and future spending and program authorizations may not increase or may decrease or shift to programs in areas in which we do not provide services or are less likely to be awarded contracts. Such changes in spending authorizations and budgetary priorities may occur as a result of uncertainty surrounding the federal budget, increasing political pressure and legislation, shifts in spending priorities as a result of competing demands for federal funds, or other factors. In the event government funding relating to our contracts with the U.S. government becomes unavailable, or is reduced or delayed, or planned orders are reduced, our contract or subcontract under such programs may be terminated or adjusted by the U.S. government or the prime contractor, if applicable. Our operating results could also be adversely affected by spending caps or changes in the budgetary priorities of the U.S. government, as well as delays in program starts or the award of contracts or task orders under contracts.
In addition, changes to the federal acquisition system and contracting models could affect whether and how we pursue certain opportunities and the terms under which we are able to do so. A significant decline in overall U.S. government spending, a significant shift in its spending priorities, significant delays in contract or task order awards for large programs could adversely affect our business, financial condition, and results of operations and limit our growth prospects.
A delay in the completion of the U.S. government’s budget and appropriation process could delay procurement of solutions we provide and have an adverse effect on our future revenues.
The funding of U.S. government programs is subject to an annual congressional budget authorization and appropriations process. In years when the U.S. government does not complete its appropriations before the beginning of the new fiscal year on October 1, government operations are typically funded pursuant to a “continuing resolution,” which allows federal government agencies to operate at spending levels approved in the previous appropriations cycle but does not authorize new spending initiatives. When the U.S. government operates under a continuing resolution, delays can occur in the procurement of our products and solutions and may result in new initiatives being canceled. Revenue from government customers is often cyclical and based upon delays or change in the appropriation cycle or government shutdowns and thus can impact future performance. When the U.S. government fails to complete its appropriations process or to provide for a continuing resolution, a full or partial federal government shutdown may result. A federal government shutdown could, in turn, result in our incurrence of substantial labor or other costs without reimbursement under customer contracts, the delay or cancellation of key programs or the delay of contract payments, which could have a negative effect on our cash flows and adversely affect our business, financial condition, and results of operations. For many programs, Congress appropriates funds on an annual fiscal year basis even though the program performance period may extend over several years. Consequently, programs are often partially funded initially, and additional funds are committed only as Congress makes further appropriations. If we incur costs in excess of funds obligated on a contract, we may be at risk for reimbursement of those costs unless or until additional funds are earmarked to the contract. In addition, when supplemental appropriations are required to operate the U.S. government or fund specific programs and passage of legislation needed to approve any supplemental appropriations bill is delayed, the overall funding environment for our business could be adversely affected.
Due to the competitive process to obtain contracts and the likelihood of bid protests, we may be unable to achieve or sustain revenue growth and our business, financial condition, and results of operations may be adversely affected.
Following the Business Combination, we expect that a substantial portion of the business that we seek with respect to our solutions will be subject to competitive bidding processes with U.S. government customers. The U.S. government has increasingly relied on contracts that are subject to a continuing competitive bidding process which has resulted in greater competition and increased pricing pressure. The competitive bidding process involves substantial costs and several risks, including significant cost and managerial time to prepare bids and proposals for contracts that may not be awarded to us, may be split among competitors or that may be awarded but for which we do not receive meaningful task orders, and to the risk of inaccurately estimating the resources and costs that will be required to fulfill any contract we win.
Following contract award, we may encounter significant expense, delay, contract modifications or even contract loss because of our competitors challenging (or protesting) the award of contracts to us in competitive bidding. Any resulting loss or delay of start-up and funding of work under protested contract awards may adversely affect our revenues and/or profitability. In addition, multi-award contracts require that we make sustained post-award efforts to obtain task orders under the contract. As a result, we may not be able to obtain these task orders or recognize revenues under these multi-award contracts. We are also experiencing increased competition generally which impacts our ability to obtain contracts. Our failure to compete effectively in this procurement environment would adversely affect our revenues and our business, financial condition, and results of operations may be adversely affected.

The U.S. government may terminate, cancel, stop, modify or curtail our contracts at any time prior to their completion and, if we do not replace them, this may adversely affect our future revenues and profitability.
Many of the U.S. government programs in which we may participate as a prime contractor or subcontractor extend for several years and include one or more base years and one or more option years. These programs are normally funded on an annual basis. Under our contracts, the U.S. government generally has the right to not exercise options to extend or expand our contracts and may otherwise terminate, cancel, stop, modify, or curtail our contracts at its convenience. Any decisions by the U.S. government to not exercise contract options or to terminate, cancel, stop, modify or curtail our major programs or contracts would adversely affect our revenues, revenue growth and profitability.
We may also experience technological or other performance difficulties under our contracts, which may result in delays, cost overruns, and failures in our performance of these contracts. If a government customer terminates a contract for default, we may be exposed to liability, including for excess costs incurred by the customer in procuring undelivered services and solutions from another source. Depending on the nature and value of the contract, a performance issue or termination for default could cause our actual results to differ from those anticipated and could harm our reputation, and even lead to a suspension or debarment action.
Our failure to comply with a variety of complex procurement rules and regulations could result in our being liable for civil or criminal penalties, termination of our U.S. government contracts, disqualification from bidding on future U.S. government contracts, and suspension or debarment from U.S. government contracting.
As a U.S. government contractor, we must comply with laws and regulations relating to the formation, administration, and performance of U.S. government contracts, which affect how we do business with our customers. Such laws and regulations may potentially impose added costs on our business and our failure to comply with them may lead to civil or criminal penalties, termination of our U.S. government contracts, or suspension or debarment from contracting with federal agencies. Some significant laws and regulations that affect us include, but are not limited to the following:
•	the Federal Acquisition Regulations (“FAR”) and FAR supplements, which regulate the formation, administration and performance of U.S. government contracts;
•	Truthful Cost or Pricing Data, formerly known as the Truth in Negotiations Act, which requires certification and disclosure of cost and pricing data in connection with certain contract negotiations;
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the Procurement Integrity Act, which regulates access to competitor bid and proposal information and government source selection information and our ability to provide compensation to certain former government officials;

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the Civil False Claims Act, which provides for substantial civil penalties for violations, including for the knowing submission of a false or fraudulent claim to the U.S. government for payment or approval;

•	the False Statements Act, which imposes civil and criminal liability for making false statements to the U.S. government; and
•	the U.S. government Cost Accounting Standards, which imposes accounting requirements that govern our right to reimbursement under certain cost-based U.S. government contracts.
The FAR and many of our U.S. government contracts contain organizational conflict of interest clauses that may limit our ability to compete for or perform certain other contracts or other types of services for particular customers. Organizational conflicts of interest (“OCI”) arise when we engage in activities that may make us unable to render impartial assistance or advice to the U.S. government, impair our objectivity in performing contract work or provide us with an unfair competitive advantage in winning or performing on a contract. An OCI that precludes our competition for or performance on a significant program or contract could harm our prospects. Conversely, our failure to identify and disclose an OCI can result in civil and/or criminal penalties.
The U.S. government may adopt new contract rules and regulations or revise its procurement practices in a manner adverse to us at any time without notice and/or compensation, which could adversely affect our profitability, cash position or growth prospects.
Our industry has experienced, and we expect it will continue to experience, significant changes to business practices because of an increased focus on affordability, efficiencies and recovery of costs, among other items. U.S. government agencies may face restrictions or pressure regarding the type and number of services that they may obtain from private contractors. Legislation, regulations, and initiatives dealing with enhanced governance, oversight, and/or security (physical or cyber), procurement reform, mitigation of potential conflicts of interest, and environmental responsibility or sustainability, as well as any resulting shifts in the buying practices of U.S. government agencies, such as increased usage of fixed-price contracts, multiple-award contracts and small business set-aside contracts, could have adverse effects on government contractors. Any of these changes could impair our ability to obtain new contracts or renew our existing contracts when customers recompete those contracts. Any new contracting requirements or procurement methods could be costly or administratively difficult for us to implement and could adversely affect our business, financial condition, and results of operations.
As a U.S. government contractor, we are subject to reviews, audits, and cost adjustments by the U.S. government, which, if resolved unfavorably to us, could adversely affect our profitability, cash position or growth prospects.
U.S. government contractors (including their subcontractors and others with whom they do business) operate in a highly regulated environment and are routinely audited and reviewed by the U.S. government and its agencies. These agencies review a contractor’s performance on government contracts, cost structure, indirect rates, and pricing practices and compliance with applicable contracting and procurement laws, regulations, terms and standards, as well as the adequacy of our systems and processes in meeting government requirements. They also review the adequacy of the contractor’s compliance with government standards for its business systems, including a contractor’s accounting system, earned value management system, estimating system, materials management and accounting system, property management system and purchasing system.
Both contractors and the U.S. government agencies conducting these audits and reviews have come under increased scrutiny. As a result, the current audits and reviews have become more rigorous and the standards to which we are held are being more strictly interpreted, increasing the likelihood of an audit or review resulting in an adverse outcome.
A finding of significant control deficiencies in our system audits or other reviews can result in decremented billing rates to our U.S. government customers until the control deficiencies are corrected and our remediations are accepted. Government audits and reviews may conclude that our practices are not consistent with applicable laws and regulations and result in adjustments to contract costs and mandatory customer refunds. Such adjustments can be applied retroactively, which could result in significant customer refunds. Our receipt of adverse audit findings or the failure to obtain an “approved” determination of our various business systems from the responsible U.S. government agency could significantly and adversely affect our business, including our ability to bid on new contracts and our competitive position in the bidding process. A determination of non-compliance with applicable contracting and procurement laws, regulations and standards could also result in the U.S. government imposing penalties and sanctions against us, including reductions of the value of contracts, contract modifications or termination, withholding of payments, the loss of export/import privileges, administrative or civil judgements and liabilities, criminal judgements or convictions, liabilities and consent or other voluntary decrees or agreements, other sanctions, the assessment of penalties, fines or compensatory, treble or other damages or non-monetary relief or actions, suspension or debarment, suspension of payments, and increased government scrutiny that could negatively impact our reputation, delay or adversely affect our ability to invoice and receive timely payment on contracts, perform contracts or compete for contracts with the U.S. government and may adversely affect our revenues and profitability.
Risks Relating to Financial, Tax and Accounting Issues
We have debt outstanding and may incur additional debt in the future, which may adversely affect our financial condition and future financial results. Our existing debt agreements contain restrictive covenants that may limit our ability to operate our business.
As of April 30, 2022, ZeroFox had outstanding secured indebtedness with Stifel and Orix of $15.0 million and $37.5 million, respectively, and outstanding unsecured debt with the ZeroFox Investors and InfoArmor of $5.1 million and $3.0 million, respectively. Our indebtedness contains, a number of restrictive covenants that impose significant operating and financial restrictions on us. As a result of these covenants, our ability to respond to changes in business and economic conditions and engage in beneficial transactions, including to obtain additional financing as needed, may be restricted. Furthermore, our failure to comply with our debt covenants could result in a default under our debt agreements, which would cause our indebtedness under such debt agreements to become immediately due and payable. If any of our debt is accelerated, we may not have sufficient funds available to repay it.

Our ability to make scheduled payments of principal and interest and other required repayments depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not generate cash flows from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flows, we may be required to adopt one or more alternatives, such as selling assets, restructuring operations, restructuring debt or obtaining additional equity capital on terms that may be onerous or dilutive.
We may incur additional indebtedness in the future in the ordinary course of business, which could include restrictive covenants. If new debt is added to current debt levels, including the Notes, the risks described above could intensify.
Prior to the Business Combination, our management has concluded that uncertainties around our ability to raise additional capital raise substantial doubt about our ability to continue as a going concern if we do not receive additional financing capital in a timely manner.
ZeroFox has experienced recurring losses and negative cash flows from operations, and has no certainty of achieving or growing revenues in the future. To date, we have not generated sufficient liquidity to fund our operations and have relied on funding through a combination of equity financing and bank debt. Without additional financing, such as in connection with the Business Combination, these conditions raise substantial doubt about ZeroFox’s ability to continue as a going concern, meaning that we may be unable to continue operations for at least the next twelve months or realize assets and discharge liabilities in the ordinary course of operations. The report of ZeroFox’s independent registered public accounting firm on our financial statements for the years ended January 31, 2022, 2021 and 2020 includes an explanatory paragraph indicating that there is substantial doubt about our ability to continue as a going concern. Additionally, our financial statements have been prepared assuming that ZeroFox will continue as a going concern and do not include adjustments to reflect the possible effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.
We may need to raise additional capital to maintain and expand our operations and invest in new solutions, which capital may not be available on terms acceptable to us, or at all, and which could reduce our ability to compete and could harm our business.
Retaining or expanding our current levels of personnel and products offerings may require additional funds to respond to business challenges, including the need to develop new products and enhancements to our platform, improve our operating infrastructure, or acquire complementary businesses and technologies. Our need for additional capital will be exacerbated to the extent a significant number of Public Shareholders redeem their Public Shares in connection with the Business Combination, including as a result of the Extension Amendment Redemptions. The failure to raise additional capital or generate the significant capital necessary to expand our operations and invest in new products and solutions could reduce our ability to compete and could harm our business. Accordingly, we may need to engage in additional equity or debt financings to secure additional funds. If we raise additional equity financing, shareholders may experience significant dilution of their ownership interests and the market price of the New ZeroFox Common Stock could decline. If we engage in debt financing, the holders of debt would have priority over the holders of the New ZeroFox Common Stock, and we may be required to accept terms that restrict our operations or our ability to incur additional indebtedness or to take other actions that would otherwise be in the interests of the debt holders. Any of the above could harm our business, results of operations and financial condition.
Future acquisitions, strategic investments, partnerships, or alliances could be difficult to identify and integrate, divert the attention of key management personnel, disrupt our business, dilute shareholder value, and adversely affect our results of operations and financial condition.
As part of our business strategy, we have in the past and expect to continue to make investments in and/or acquire complementary businesses and assets. Our ability as an organization to acquire and integrate other companies, services, or technologies in a successful manner in the future is not guaranteed. We may not be able to find suitable acquisition candidates, and we may not be able to complete such acquisitions on favorable terms, if at all. If we do complete acquisitions or strategic investments, we may not ultimately strengthen our competitive position or ability to achieve our business objectives, and any acquisitions or investments we complete could be viewed negatively by our end-customers or investors. In addition, our due diligence may fail to identify all the problems, liabilities or other shortcomings or challenges of an acquired business, product, or technology, including issues related to intellectual property, product quality or product architecture, regulatory compliance practices, revenue recognition or other accounting practices or issues with employees or customers. If we are unsuccessful at integrating such acquisitions, or the technologies associated with such acquisitions, into our company, the revenue, and results of operations of the Company could be adversely affected. Any integration process may require significant time and resources, and we may not be able to manage the process successfully. We may not successfully evaluate or utilize the acquired technology or personnel, or accurately forecast the financial impact of an acquisition transaction, including accounting charges. We may have to pay cash, incur debt or issue equity securities to pay for any such acquisition, each of which could adversely affect our financial condition and the market price of New ZeroFox Common Stock. The sale of equity or issuance of debt to finance any such acquisitions could result in dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could also include covenants or other restrictions that would impede our ability to manage our operations.
Additional risks we may face in connection with acquisitions include:
•	diversion of management time and focus from operating our business to addressing acquisition integration challenges;
•	coordination of research and development and sales and marketing functions
•	integration of product and service offerings;
•	retention of key employees from the acquired company;
•	changes in relationships with strategic partners as a result of product acquisitions or strategic positioning resulting from the acquisition;
•	cultural challenges associated with integrating employees from the acquired company into our organization;
•	integration of the acquired company’s accounting, management information, human resources and other administrative systems;
•	the need to implement or improve controls, procedures, and policies at a business that prior to the acquisition may have lacked sufficiently effective controls, procedures and policies;
•	additional legal, regulatory or compliance requirements;
•	financial reporting, revenue recognition or other financial or control deficiencies of the acquired company that we do not adequately address and that cause our reported results to be incorrect;
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liability for activities of the acquired company before the acquisition, including intellectual property infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities;

•	unanticipated write-offs or charges; and
•	litigation or other claims in connection with the acquired company, including claims from terminated employees, customers, former shareholders or other third parties.
Our failure to address these risks or other problems encountered in connection with acquisitions and investments could cause us to fail to realize the anticipated benefits of these acquisitions or investments, cause us to incur unanticipated liabilities, and harm our business generally.
ZeroFox identified a material weakness in its internal control over financial reporting and we may identify additional material weaknesses in the future or otherwise fail to maintain effective internal control over financial reporting, which may result in material misstatements of our financial statements or cause us to fail to meet our periodic reporting obligations. This material weakness could adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.
Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Our management is likewise required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. If we conclude that a material weakness occurred or is occurring, we expect to evaluate and pursue steps to remediate the material weakness. These remediation measures may be time consuming and costly and there is no assurance that these initiatives will ultimately have the intended effects.
In connection with the preparation and audit of ZeroFox’s financial statements for its fiscal year ended January 31, 2022, a material weakness was identified in its internal control over financial reporting. While we added accounting and financial reporting personnel with requisite technical knowledge and experience in GAAP and SEC rules, we continue to add financial reporting personnel and finalizing our processes and procedures, establishing clear authorities and approvals and segregating duties to facilitate accurate and timely financial reporting.
We are implementing a remediation plan, which includes adding additional resources as well as improving the control environment around financial systems and processes. In fiscal year 2022, we completed the following remedial actions:
•	hired additional full-time accounting personnel with appropriate levels of experience, and augmented skills gaps with external advisors;
•	established and implemented controls surrounding the approval of transactions, related to, but not limited to, review of routine and non-standard transactions and certain monitoring controls; and
•	selected and began implementing a financial accounting system to support effective internal controls over financial reporting as well as the anticipated growth of the business.
There can be no assurance that the actions we already have completed coupled with the additional actions we have planned under our remediation plan will be sufficient to remediate the material weakness identified and strengthen our internal control over financial reporting. The actions we are taking are subject to ongoing senior management review, as well as Audit Committee oversight.
Any failure to maintain such internal control could adversely impact our ability to report our financial position and results of operations on a timely and accurate basis. If our financial statements are not accurate, investors may not have a complete understanding of our operations. Likewise, if our financial statements are not filed on a timely basis, we could be subject to sanctions or investigations by the stock exchange on which New ZeroFox Common Stock is listed, the SEC or other regulatory authorities. In either case, there could result a material adverse effect on our business. Failure to timely file will cause us to be ineligible to utilize short form registration statements on Form S-3, which may impair our ability to obtain capital in a timely fashion to execute our business strategies or issue shares to effect an acquisition. Ineffective internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our stock.
We can give no assurance that any additional material weaknesses or resulting restatements of financial results will not arise in the future due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls. In addition, even if we are successful in strengthening our controls and procedures, in the future those controls and procedures may not be adequate to prevent or identify irregularities or errors or to facilitate the fair presentation of our financial statements.
IDX identified a material weakness in its internal control over financial reporting, and may identify additional material weaknesses in its internal control over financial reporting.
IDX’s management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that material misstatements of annual or interim financial statements will not be prevented or detected on a timely basis.

In connection with the preparation and audit of IDX’s financial statements, a material weakness was identified in its internal control over financial reporting related to IDX not maintaining adequate controls over the review of the valuation of its common stock as of December 31, 2021. Specifically, the valuation did not include all known or knowable information available to determine the value of the potential transaction outcome.
Any failure to maintain adequate internal control could adversely affect IDX’s ability to report its financial position and results of operations on a timely and accurate basis. If its financial statements are not accurate, investors may not have a complete understanding of its or New ZeroFox’s operations.
We can give no assurance that any additional material weaknesses or restatements of financial results will not arise or be identified before the Business Combination, due to a failure to implement and maintain adequate internal control over financial reporting or circumvention of these controls.
Our ability to use our net operating loss carryforwards and certain other tax attributes may be limited.
As of January 31, 2022, ZeroFox had aggregate U.S. federal and state net operating loss carryforwards, or NOLs, of $101.9 million, which may be available to offset future taxable income for income tax purposes, and portions of which expire in various years. A lack of future taxable income would adversely affect our ability to utilize these NOLs before they expire. Under the Tax Cuts and Jobs Act of 2017 (the “Tax Act”), as modified by the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), federal NOLs incurred in tax years beginning after December 31, 2017 may be carried forward indefinitely, but the deductibility of such federal NOLs in tax years beginning after December 31, 2020 is limited to 80% of taxable income. It is uncertain if and to what extent various states will conform to the Tax Act or the CARES Act.
In addition, under Section 382 of the Code, a corporation that undergoes an “ownership change” (as defined under Sections 382 and 383 of the Code and applicable Treasury Regulations) is subject to limitations on its ability to utilize its pre-change NOLs and certain other tax attributes to offset post-change taxable income or taxes. We may experience a future ownership change under Section 382 of the Code that could affect our ability to utilize our NOLs to offset our income. Furthermore, our ability to utilize NOLs of companies that we have acquired or may acquire in the future may be subject to limitations. In addition, at the state level, there may be periods during which the use of NOLs is suspended or otherwise limited, which could accelerate or permanently increase state taxes owed. For these reasons, we may not be able to utilize a material portion of the NOLs reflected on our balance sheet, even if we attain profitability, which could potentially result in increased future tax liability to us and could adversely affect our operating results and financial condition.
Taxing authorities may successfully assert that we should have collected, or in the future should collect, sales and use, value-added or similar taxes, and we could be subject to liability with respect to past or future sales, which could adversely affect our results of operations.
We do not collect sales and use, value added or similar taxes in all jurisdictions in which we have sales because we have been advised that such taxes are not applicable to our services in those jurisdictions. Sales and use, value added, and similar tax laws and rates vary greatly by jurisdiction. Certain jurisdictions in which we do not collect such taxes may assert that such taxes are applicable, which could result in tax assessments, penalties, and interest, to us or our customers for the past amounts, and we may be required to collect such taxes in the future. If we are unsuccessful in collecting such taxes from our customers, we could be held liable for such costs, which would adversely affect our results of operations.
Prior to January 1, 2022, IDX did not collect sales and use tax from its customers for its services. During 2020, IDX engaged an external tax consultant to perform a full sales tax nexus study and analysis. IDX has accrued and reflected historical liabilities in its financial statements, and IDX is in the process of filing Voluntary Disclosure Agreements (VDA) in relevant jurisdictions, and will be remitting liabilities accordingly. As of January 1, 2022, IDX collects, reports, and remits appropriate sales tax from its customers in all applicable jurisdictions.
Our goodwill and identifiable intangible assets could become impaired, which could reduce the value of our assets and reduce our net income in the year in which the write-off occurs.
Goodwill represents the excess of the cost of an acquisition over the fair value of the net assets acquired. We also ascribe value to certain identifiable intangible assets, which consist primarily of customer relationships, developed technology and trade names, among others, as a result of acquisitions. We may incur impairment charges on goodwill or identifiable intangible assets if we determine that the fair values of goodwill or identifiable intangible assets are less than their current carrying values. We evaluate, on a regular basis, whether events or circumstances have occurred that indicate all, or a portion, of the carrying amount of goodwill may no longer be recoverable, in which case an impairment charge to earnings would become necessary.
A decline in general economic conditions or global equity valuations could impact the judgments and assumptions about the fair value of our business and we could be required to record impairment charges on our goodwill or other identifiable intangible assets in the future, which could impact our consolidated balance sheet, as well as our consolidated statement of comprehensive loss.
If our estimates or judgments relating to our critical accounting policies prove to be incorrect or financial reporting standards or interpretations change, our results of operations could be adversely affected.
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in our consolidated financial statements and accompanying notes. We have historically based our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances as discussed in the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ZeroFox” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of IDX.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Significant assumptions and estimates used in our consolidated financial statements will include, and may include in the future, those related to revenue recognition; valuation of intangibles in purchase accounting; allowance for doubtful accounts; costs to obtain or fulfill a contract; valuation of common stock; carrying value and useful lives of long-lived assets; loss contingencies; and the provision for income taxes and related deferred taxes. Our operating results may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our operating results to fall below the expectations of industry or financial analysts and investors, resulting in a decline in the market price of the New ZeroFox Common Stock.
Additionally, we will regularly monitor our compliance with applicable financial reporting standards and review new pronouncements and drafts thereof that are relevant to us. As a result of new standards, changes to existing standards and changes in their interpretation, we might be required to change our accounting policies, alter our operational policies and implement new or enhance existing systems so that they reflect new or amended financial reporting standards, or we may be required to restate our published financial statements. Such changes to existing standards or changes in their interpretation may have an adverse effect on our reputation, business, financial position and profit, or cause an adverse deviation from our revenue and operating profit targets, which may negatively impact our financial results.
Risks Related to Legal and Regulatory Matters
Failure to adequately obtain, maintain, protect, and enforce our intellectual property and other proprietary rights could adversely affect our business.
Our success and ability to compete depends in part on our ability to protect the proprietary information, methods, software, and technologies that we develop, hold, or claim under a combination of intellectual property and proprietary rights in and outside the U.S. Despite our efforts, third parties may still attempt to disclose, obtain, copy, use or otherwise exploit our intellectual property or other proprietary information, methods or technologies without our authorization, and our efforts to protect our intellectual property and other proprietary rights may not prevent such unauthorized disclosure, use, exploitation, misappropriation, infringement, reverse engineering or other violation of our intellectual property or other proprietary rights. Further, effective protection of our rights may not be available to us in every country in which our platform or products and solutions are available. The laws of some countries also may not be as protective of intellectual property and other proprietary rights as those in the U.S., and mechanisms for enforcement of intellectual property and other proprietary rights may be inadequate. In addition, we may need to license our intellectual property in order to participate in patent pools or industry standard setting activities or to receive third-party grants as a part of stand-alone licensing arrangements. Accordingly, despite our efforts, we may be unable to prevent third parties from using our intellectual property or other proprietary information or technology.

While we hold a number of issued patents and have a number of pending patent applications, we may be unable to obtain patent protection for the technology covered in our patent applications or such patent protection may not be obtained quickly enough to meet our business needs. Furthermore, the patent prosecution process is expensive, time-consuming, and complex, and we may not be able to prepare, file, prosecute, maintain, and enforce all necessary or desirable patent applications at a reasonable cost or in a timely manner. The scope of patent protection also can be reinterpreted after issuance and issued patents may be invalidated. Even if our patent applications do issue as patents, they may not issue in a form that is sufficiently broad to protect our technology, prevent competitors or other third parties from competing with us, or otherwise provide us with any competitive advantage. In addition, any of our patents, copyrights, trademarks, or other proprietary rights may be challenged, narrowed, invalidated, held unenforceable, or circumvented in litigation or other proceedings, including, where applicable, opposition, re-examination, inter partes review, post-grant review, interference, nullification and derivation proceedings, and equivalent proceedings in foreign jurisdictions, and such intellectual property or other proprietary rights may be lost or no longer provide us meaningful competitive advantages. Such proceedings may result in substantial cost and require significant time from our management, even if the eventual outcome is favorable to us. Third parties also may legitimately and independently develop solutions, services, and technology similar or duplicative of our platform.
Besides protection under intellectual property laws, we enforce and protect our rights through confidentiality or license agreements that we generally enter into with our corporate partners, employees, consultants, advisors, vendors, and customers. We generally limit access to our intellectual property and control access to our proprietary information. However, we cannot guarantee protection of our intellectual property or proprietary information with all of the parties who may have or have had access, and we cannot guarantee that such agreements we have entered into will not be breached or challenged, or that such breaches will be detected. Furthermore, non-disclosure provisions within such agreements can be difficult to enforce, and even if successfully enforced, may not be entirely effective.
Despite our efforts, we cannot guarantee that any of the measures we have taken will limit the unauthorized use of our proprietary information or prevent infringement, misappropriation, or other violation of our technology or other intellectual property or proprietary rights. We may be an attractive target for cyberattacks or other unauthorized intrusion or access, and we may also have a heightened risk of unauthorized access to, and misappropriation of, our proprietary and competitively sensitive information. We therefore may be required to spend significant resources to monitor and protect our intellectual property and other proprietary rights, and we may conclude that in at least some instances the benefits of protecting our intellectual property or other proprietary rights may be outweighed by the expense or distraction to our management. We may initiate claims or litigation against third parties for infringement, misappropriation, or other violation of our intellectual property or other proprietary rights or to establish the validity of our intellectual property or other proprietary rights. Any such claims or litigation, whether or not it is resolved in our favor, could be time-consuming, result in significant expense to us and divert the efforts of our technical and management personnel. Furthermore, attempts to enforce our intellectual property rights against third parties could also provoke these third parties to assert their own intellectual property or other rights against us, or result in a holding that invalidates or narrows the scope of our intellectual property rights, in whole or in part.
Claims by others that we infringe their proprietary technology or other intellectual property rights could result in significant costs and substantially harm our business, financial condition, results of operations, and prospects.
Claims by others that we infringe their intellectual property rights or violate other rights in their proprietary technology could harm our business. Companies in our industry hold a large number of patents and also protect their copyright, trade secret and other intellectual property rights, and companies in the security industry frequently enter into litigation based on allegations of patent infringement or other violations of intellectual property rights. As we face increasing competition and grow, the possibility of intellectual property rights claims against us also grows. In addition, to the extent we hire personnel from competitors, we may be subject to allegations that such personnel have divulged proprietary or other confidential information to us.
Third parties may in the future also assert claims against our customers or channel partners, whom our standard license and other agreements obligate us to indemnify against third-party claims that our products and solutions infringe the intellectual property rights of third parties. As the number of products and competitors in the security and IT operations market increases and overlaps occur, third-party claims of infringement, misappropriation, and other violations of intellectual property rights may also increase. While we intend to increase the size of our patent portfolio, many of our competitors and others may now and in the future have significantly larger and more mature patent portfolios than we have. In addition, future litigation may involve non-practicing entities, companies or other patent owners who have no relevant product offerings or revenue and against whom our own patents may therefore provide little or no deterrence or protection. Any claim of intellectual property infringement by a third party, even a claim without merit, could cause us to incur substantial costs defending against such claim, could distract our management from our business and could require us to cease use of such intellectual property.
Additionally, our insurance policies may not cover intellectual property infringement claims. In the event that we fail to successfully defend ourselves against an infringement claim, a successful claimant could secure a judgment or otherwise require payment of legal fees, settlement payments, ongoing royalties or other costs or damages; we may agree to a settlement that prevents us from offering certain services or features; or we may be required to obtain a license, which may not be available on reasonable terms, or at all, to use the relevant technology. If we are prevented from using certain technology or intellectual property, we may be required to develop alternative, non-infringing technology, which could require significant time and costs, during which we could be unable to continue to offer our affected products and services or features, and may ultimately not be successful. Any of these events could harm our business, financial condition and results of operations.
Although third parties may alternatively offer a license to their technology or other intellectual property, the terms of any such license may not be acceptable, and the failure to obtain a license or the costs associated with any license could cause our business, financial condition and results of operations to be adversely affected. In addition, some licenses may be nonexclusive, and therefore our competitors may have access to the same technology licensed to us.
Some of our technologies incorporate “open-source” software, which could negatively affect our ability to sell our platform and subject us to possible litigation.
Our platform and subscriptions contain third-party open-source software components, and failure to comply with the terms of the underlying open-source software licenses could restrict our ability to sell our platform and services. The use and distribution of open-source software may also entail greater risks than the use of third-party commercial software, as open-source licensors generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code. Many of the risks associated with use of open-source software cannot be eliminated and could negatively affect our business. In addition, the wide availability of open code used in our solutions could expose us to security vulnerabilities.
Certain open-source licenses may contain requirements that we make available source code for the modifications or derivative works we create based upon the type of open-source software used. If we combine our proprietary software with such open-source software, under such open-source licenses, we may be required to release the source code of our proprietary software to the public, including authorizing further modification and redistribution, or otherwise be limited in the licensing of our services, each of which could provide an advantage to our competitors or other entrants to the market, create security vulnerabilities in our solutions, require us to re-engineer all or a portion of our platform, and could reduce or eliminate the value of our services. This would allow our competitors to create similar products with lower development effort and time and ultimately could result in a loss of sales for us.
The terms of many open-source licenses have not been interpreted by U.S. courts, and there is a risk that these licenses could be construed in ways that could impose unanticipated conditions or restrictions on our ability to commercialize products, solutions and subscriptions incorporating such software. Moreover, we cannot assure you that the Company’s processes for controlling its use of open-source software in its products, solutions and subscriptions has been or will be effective. From time to time, the Company may face claims from third parties asserting ownership of, or demanding release of, the open-source software or derivative works that we developed using such software (which could include our proprietary source code), or otherwise seeking to enforce the terms of the applicable open-source license. These claims could result in litigation that could be costly to defend, have a negative effect on our operating results and financial condition or require us to devote additional research and development resources to change our solutions. Responding to any infringement or noncompliance claim by an open-source vendor, regardless of its validity, discovering certain open-source software code in our platform, or a finding that we have breached the terms of an open-source software license, could harm our business, results of operations and financial condition, by, among other things:
•	resulting in time-consuming and costly litigation;
•	diverting management’s time and attention from developing our business;

•	requiring us to pay monetary damages or enter into royalty and licensing agreements that we would not normally find acceptable;
•	causing delays in the deployment of our platform or service offerings to our customers;
•	requiring us to stop offering certain services or features of our platform;
•	requiring us to redesign certain components of our platform using alternative non-infringing or non-open-source technology, which could require significant effort and expense;
•	requiring us to disclose our proprietary software source code and the detailed program commands for our software;
•	prohibiting us from charging license fees for the proprietary software that uses certain open source; and
•	requiring us to satisfy indemnification obligations to our customers.
We may become involved in litigation that may adversely affect us.
We may become subject to claims, suits, and government investigations and other proceedings including patent, product liability, class action, whistleblower, personal injury, property damage, labor and employment (including all allegations of wage and hour violations), commercial disputes, compliance with laws and regulatory requirements and other matters, and we may become subject to additional types of claims, suits, investigations and proceedings as our business develops. Such claims, suits, and government investigations and proceedings are inherently uncertain, and their results cannot be predicted. Regardless of the outcome, any of these types of legal proceedings can have an adverse impact on us because of legal costs and diversion of management attention and resources and could cause us to incur significant expenses or liability, adversely affect our brand recognition, and/or require us to change our business practices. The expense of litigation and the timing of this expense from period to period are difficult to estimate, subject to change and could adversely affect our results of operations. It is possible that a resolution of one or more such proceedings could result in substantial damages, settlement costs, fines and penalties that could adversely affect our business, consolidated financial position, results of operations, or cash flows in a particular period. These proceedings could also result in reputational harm, sanctions, consent decrees, or orders requiring a change in our business practices. Because of the potential risks, expenses, and uncertainties of litigation, we may, from time to time, settle disputes, even where we have meritorious claims or defenses, by agreeing to settlement agreements. Because litigation is inherently unpredictable, we cannot assure you that the results of any of these actions will not have a material adverse effect on our business, financial condition, results of operations, and prospects. Any of these consequences could adversely affect our business and results of operations.
If we are not able to satisfy data protection, security, privacy, and other government- and industry-specific requirements or regulations, our business, results of operations, and financial condition could be harmed.
Personal privacy, data protection, information security regulations, and other laws applicable to specific categories of information raise significant issues in the U.S., Europe and in other jurisdictions where we offer our products and solutions. The data that we collect, analyze, and store is subject to a variety of laws and regulations, including regulation by various government agencies. The U.S. federal government, and various state and foreign governments, have adopted or proposed limitations on the collection, distribution, use, retention, protection, transfer, processing, and storage of certain categories of information, such as the personal information of individuals. These laws and regulations include, but are not limited to, the Federal Trade Commission Act, the Computer Fraud and Abuse Act, the Health Insurance Portability and Accountability Act, and the Gramm-Leach-Bliley Act.
The nature of cybersecurity product and service offerings requires the collection of various types of data. In the operation of our business we may collect the types of data covered by these laws and regulations including personally identifiable information, such as information about an individual's health and financial information about individuals. To the extent we are in possession of such data and these various laws and regulations are determined to apply to us, this could require us to adopt additional operational, technological and security measures to protect and manage such information which could increase our costs of operations. Our failure to comply with such laws and regulations could also result in monetary fines and reputational damage which would have a negative impact on our business. Laws and regulations outside the U.S., and particularly in Europe, often are more restrictive than those in the U.S. Applicable laws and regulations may require us to implement privacy and security policies, permit customers to access, correct, and delete personal information stored or maintained by us, inform individuals of security breaches that affect their personal information, and, in some cases, obtain individuals’ consents to use personal information for certain purposes. In addition, some foreign governments require that personal information collected in a country not be disseminated outside of that country without consent or other implemented safeguards.
We may find it necessary or desirable to join industry or other self-regulatory bodies or other information security or data protection-related organizations that require compliance with their rules pertaining to information security and data protection. We also may be bound by additional, more stringent contractual obligations with our customers and partners relating to our collection, use and disclosure of personal, financial, and other data. We expect that there will continue to be new proposed laws, regulations, and industry standards concerning privacy, data protection, information security, specific categories of data, and electronic services in the U.S., the European Union, and other jurisdictions in which we operate or may operate, and we cannot yet determine the impact such future laws, regulations, standards, or perception of their requirements may have on our business.
For example, the European Union General Data Protection Regulation, or GDPR, applies to the processing (which includes the collection and use) of certain personal data of data subjects in the European Economic Area, or EEA. As compared to previously effective data protection law in the European Union, the GDPR imposes additional obligations and resulting risk upon our business and increases substantially the penalties to which we could be subject in the event of any non-compliance. Administrative fines under the GDPR can amount to 20,000,000 Euros or four percent of our worldwide annual revenue for the prior fiscal year, whichever is higher. We may be required to incur, in the future, substantial expense in complying with the obligations imposed by the GDPR, potentially making significant changes in our business operations, which may adversely affect our revenue and our business overall. Additionally, because there have been very few GDPR actions enforced against companies similar to ours, we are unable to predict how they will be applied to us or our customers. Despite our efforts to comply with the GDPR, a regulator may determine that we have not done so and subject us to fines and public censure, which could harm our company financially and negatively affect our reputation. Among other requirements, the GDPR regulates transfers of personal data subject to the GDPR to third countries that have been found to not provide adequate protection to such personal data, including the U.S. We have undertaken certain efforts to conform transfers of personal data from the EEA to the U.S. and other jurisdictions based on our understanding of current regulatory obligations and the guidance of data protection authorities. Despite this, we may be unsuccessful in establishing or maintaining conforming means of transferring such data from the EEA, in particular because of continued legal and legislative activity within the European Union that has challenged or called into question the legal basis for existing means of data transfers to countries (including the U.S.) that have been found to not provide adequate protection for personal data.
The implementation of the GDPR has led other jurisdictions to either amend existing laws or propose new data privacy and cybersecurity laws to resemble all or a portion of the requirements of the GDPR (e.g., for purposes of having an adequate level of data protection to facilitate data transfers from the EU). Accordingly, the challenges we face in the EU will likely also apply to other jurisdictions outside the EU that adopt laws similar to the GDPR or regulatory frameworks of equivalent complexity. For example, the California Consumer Privacy Act of 2018, or CCPA, became enforceable on July 1, 2020. The CCPA has been characterized as the first “GDPR-like” privacy statute to be enacted in the U.S. because it contains several provisions similar to certain provisions of the GDPR. In addition, the California Privacy Rights Act of 2020, or the CPRA, was passed by California voters in November 2020. The CPRA amends the CCPA by creating additional privacy rights for California consumers and additional obligations on businesses, which could subject us to additional compliance costs as well as potential fines, individual claims, and commercial liabilities. The majority of the CPRA provisions will take effect on January 1, 2023. The CCPA and CPRA could mark the beginning of a trend toward more stringent privacy legislation in the U.S., as other states or the federal government may follow California’s lead and increase protections for U.S. residents. For example, the Virginia Consumer Data Protection Act and the CCPA have already prompted several proposals for new federal and state privacy legislation that, if passed, could increase our potential liability, add layers of complexity to compliance in the U.S. market, increase our compliance costs and adversely affect our business.
Evolving and changing definitions of personal data and personal information within the European Union, the U.S., and elsewhere, especially relating to classification of IP addresses, machine identification, location data and other information, may limit or inhibit our ability to operate or expand our business, including limiting technology alliance partnerships with other security vendors that may involve the sharing of data. Even the perception of privacy concerns, whether or not valid, may harm our reputation, inhibit adoption of our products by current and future customers, or adversely impact our ability to attract and retain workforce talent. In addition, changes in laws or regulations that adversely affect the use of the internet, including laws impacting net neutrality, could impact our business. We expect that existing laws, regulations and standards may be interpreted in new manners in the future. Future laws, regulations, standards and other obligations, and changes in the interpretation of existing laws, regulations, standards and other obligations could require us to modify our products and solutions, restrict our business operations, increase our costs and impair our ability to maintain and grow our customer base and increase our revenue.
Beyond broader data processing regulations affecting our business, the overall cybersecurity industry may face direct regulation. For example, in 2018, Singapore introduced what is believed to be the world’s first cybersecurity licensing requirement, mandating that providers of specific types of incident response services receive a government license before providing such services. License requirements such as these may impose upon us significant organizational costs and high barriers of entry into new markets.
Although we have worked and will continue to work to comply with applicable laws and regulations, applicable industry standards with which we represent compliance, and our contractual obligations, such laws, regulations, standards, and obligations are evolving and may be modified, interpreted and applied in an inconsistent manner from one jurisdiction to another, and may conflict with one another. In addition, they may conflict with other requirements or legal obligations that apply to our business or the security features and services that our customers expect from our solutions. As such, we cannot assure ongoing compliance with all such laws, regulations, standards, and obligations which may change in the future. Any failure or perceived failure by us or our employees, representatives, contractors, channel partners, agents, intermediaries, or other third parties to comply with applicable laws and regulations, or applicable industry standards that we represent compliance with or that may be asserted to apply to us, or to comply with employee, customer, partner, and other data privacy and data security requirements pursuant to contract and our stated notices or policies, could result in enforcement actions against us, including fines, imprisonment of company officials and public censure, claims for damages by customers and other affected individuals, damage to our reputation and loss of goodwill (both in relation to existing customers and prospective customers), any of which could have a material adverse effect on our operations, financial performance and business. Any inability of us or our employees, representatives, contractors, channel partners, agents, intermediaries, or other third parties to adequately address privacy and security concerns, even if unfounded, or comply with applicable laws, regulations, standards, and obligations, could result in additional cost and liability to us, damage our reputation, inhibit sales, and adversely affect our business and results of operations.
We are subject to laws and regulations, including governmental export and import controls, sanctions, foreign investment screening, and anti-corruption laws, that could impair our ability to compete in our markets and subject us to liability if we are not in full compliance with applicable laws.
We are subject to laws and regulations, including governmental export controls, that could subject us to liability or impair our ability to compete in our markets. Our products and solutions are subject to U.S. export controls, including the U.S. Department of Commerce’s Export Administration Regulations, and we and our employees, representatives, contractors, agents, intermediaries, and other third parties are also subject to various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control. We incorporate standard encryption algorithms into our products, which, along with the underlying technology, may be exported outside of the U.S. only with the required export authorizations, including by license, license exception or other appropriate government authorizations, which may require the filing of an encryption registration and classification request. Furthermore, U.S. export control laws and economic sanctions prohibit the shipment of certain cloud-based solutions to countries, governments, and persons targeted by U.S. sanctions. We also collect information about cyber threats from internet-accessible, and non-internet routable sources, intermediaries, and third parties that we make available to our customers in our threat industry publications. While we have implemented certain procedures to facilitate compliance with applicable laws and regulations in connection with the collection of this information, we cannot assure you that these procedures have been effective or that we, or third parties, many of whom we do not control, have complied with all laws or regulations in this regard. Failure by our employees, representatives, contractors, channel partners, agents, intermediaries, or other third parties to comply with applicable laws and regulations in the collection of this information also could have negative consequences to us, including reputational harm, government investigations and penalties.
Although we take precautions to prevent our information collection practices and services from being provided in violation of such laws, our information collection practices and services may have been in the past, and could in the future be, provided in violation of such laws. If we or our employees, representatives, contractors, channel partners, agents, intermediaries, or other third parties fail to comply with these laws and regulations, we could be subject to civil or criminal penalties, including the possible loss of export privileges and fines. We may also be adversely affected through reputational harm, loss of access to certain markets, or otherwise. Obtaining the necessary authorizations, including any required license, for a particular transaction may be time-consuming, is not guaranteed and may result in the delay or loss of sales opportunities.
Various countries regulate the import of certain encryption technology, including through import permit and license requirements, and have enacted laws that could limit our ability to distribute our products or could limit our customers’ ability to implement our products in those countries. Changes in our products and solutions or changes in export and import regulations may create delays in the introduction of our products and solutions into international markets, prevent our customers with international operations from deploying our products and solutions globally or, in some cases, prevent the export or import of our products and solutions to certain countries, governments or persons altogether. Any change in export or import regulations, economic sanctions or related legislation, shift in the enforcement or scope of existing regulations, or change in the countries, governments, persons or technologies targeted by such regulations, could result in decreased use of our products and solutions by, or in our decreased ability to export or sell our products and solutions to, existing or potential customers with international operations. Any decreased use of our products and solutions or limitation on our ability to export or sell our products and solutions would likely adversely affect our business, results of operations, and financial condition.
We may be subject to review and enforcement under domestic and foreign laws that screen investment and to other national-security-related laws and regulations. In certain jurisdictions, these regulatory requirements may be more stringent than in the United States and may impact cybersecurity providers more specifically. As a result of these laws, investments by certain investors may impose added costs on our business, impact our operations, and/or limit our ability to engage in strategic transactions that might otherwise be beneficial to us and our investors.
We are also subject to the FCPA, the U.K. Anti-Bribery Act, and other anti-corruption, sanctions, anti-bribery, anti-money laundering and similar laws in the U.S. and other countries in which we conduct activities. Anti-corruption and anti-bribery laws, which have been enforced aggressively and are interpreted broadly, prohibit companies and their employees, agents, intermediaries, and other third parties from promising, authorizing, making or offering improper payments or other benefits to government officials and others in the private sector. We leverage third parties, including intermediaries, agents, and channel partners, to conduct our business in the U.S. and abroad, to sell subscriptions to our platform and to collect information about cyber threats. We and these third parties may have direct or indirect interactions with officials and employees of government agencies, or state-owned or affiliated entities and we may be held liable for the corrupt or other illegal activities of these third-party business partners and intermediaries, our employees, representatives, contractors, channel partners, agents, intermediaries, and other third parties, even if we do not explicitly authorize such activities. While we have policies and procedures to address compliance with the FCPA, the U.K. Anti-Bribery Act and other anti-corruption, sanctions, anti-bribery, anti-money laundering and similar laws, we cannot assure you that they will be effective, or that all of our employees, representatives, contractors, channel partners, agents, intermediaries, or other third parties have not taken, or will not take actions, in violation of our policies and applicable law, for which we may be ultimately held responsible. As we increase our international sales and business, our risks under these laws may increase. Noncompliance with these laws could subject us to investigations, severe criminal or civil sanctions, settlements, prosecution, loss of export privileges, suspension or debarment from U.S. government contracts, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, whistleblower complaints, adverse media coverage and other consequences. Any investigations, actions or sanctions could harm our reputation, business, results of operations and financial condition.

Risks Related to the Business Combination and Integration of ZeroFox and IDX
The integration of the two companies with different organization and compensation structures presents significant management challenges. There can be no assurance that this integration, and the synergies expected to result from that integration, will be achieved as rapidly or to the extent currently anticipated.
The Business Combination involves the integration of two businesses that currently operate as independent businesses. ZeroFox and IDX will be required to devote management attention and resources to integrating their business practices and operations following the Closing, and prior to the Business Combination, management attention and resources will be required to plan for such integration. We may encounter potential difficulties in the integration process including the following:
•
the inability to successfully integrate our businesses, including operations, technologies, products and services, in a manner that permits the Company to achieve the cost savings and operating synergies anticipated to result from the Business Combination, which could result in the anticipated benefits of the Business Combination not being realized partly or wholly in the time frame currently anticipated or at all;

•
the loss of customers as a result of certain customers of either or both of the two businesses deciding not to continue to do business with ZeroFox or IDX, or deciding to decrease their amount of business in order to reduce their reliance on a single company;

•	the necessity of coordinating geographically separated organizations, systems and facilities;
•	potential unknown liabilities and unforeseen expenses, delays or regulatory conditions associated with the Business Combination;
•	the integration of personnel, including sales teams, with diverse business backgrounds and business cultures, while maintaining focus on providing consistent, high-quality products and services;
•	the consolidation and rationalization of information technology platforms and administrative infrastructures as well as accounting systems and related financial reporting activities; and
•	the challenge of preserving important relationships of both ZeroFox and IDX and resolving potential conflicts that may arise.
Furthermore, it is possible that the integration process could result in the loss of talented employees or skilled workers of ZeroFox and IDX. The loss of talented employees and skilled workers could adversely affect our ability to successfully conduct the business of ZeroFox and IDX because of such employees’ experience and knowledge of the respective business. In addition, we could be adversely affected by the diversion of management’s attention and any delays or difficulties encountered in connection with the integration of ZeroFox and IDX. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of the businesses. If we experience difficulties with the integration process, the anticipated benefits of the Business Combination may not be realized fully or at all, or may take longer to realize than expected. These integration matters could have an adverse effect on our business, results of operations, financial condition or prospects during this transition period and for an undetermined period after completion of the Business Combination.
ZeroFox’s and IDX’s operations may be restricted during the pendency of the Business Combination pursuant to terms of the Business Combination Agreement.
Prior to the consummation of the Business Combination, each of ZeroFox and IDX is subject to customary interim operating covenants relating to carrying on its business in the ordinary course of business and is also subject to customary restrictions on actions that may be taken during such period. As a result, each of ZeroFox and IDX may be unable, during the pendency of the Business Combination, to make certain acquisitions and capital expenditures, borrow money and otherwise pursue other actions, even if such actions would prove beneficial.

Uncertainty about the effects of the Business Combination may affect our ability to retain key employees and integrate management structures and may materially impact the management, strategy and results of our operation as a combined company.
Uncertainty about the effects of the Business Combination on ZeroFox’s and IDX’s business, employees, customers, third parties with whom ZeroFox and IDX have relationships, and other third parties may adversely affect us. These uncertainties may impair our ability to attract, retain and motivate key personnel for a period of time after the Business Combination. If key employees depart because of issues related to the uncertainty and difficulty of integration or a desire not to remain with the Company, our business could be harmed.
Some of ZeroFox’s or IDX’s existing agreements contain change in control or early termination rights that may be implicated by the Business Combination.
Parties with which ZeroFox or IDX currently do business or may do business in the future, including customers and suppliers, may experience uncertainty associated with the Business Combination, including with respect to current or future business relationships with ZeroFox, IDX and the Company. As a result, the business relationships of ZeroFox, IDX and the Company may be subject to disruptions if customers, suppliers or others attempt to negotiate or renegotiate changes in existing business relationships or consider entering into business relationships with parties other than ZeroFox, IDX and the Company. For example, certain customers, suppliers and third-party providers may have contractual consent rights or termination rights that may be triggered by a change of control. These disruptions could harm our relationships with existing third parties with whom ZeroFox and IDX have relationships, all of which could have a material adverse effect on our business, financial condition and results of operations, cash flows, and/or share price of the Company. The effects of such disruptions could be exacerbated by a delay in the consummation of the Business Combination.
Risks Related to Ownership of New ZeroFox Common Stock Following the Business Combination
All references in this section to “we,” “us” or “our” mean L&F prior to the Closing and the Company after the Closing, as the context requires. References to the “Company” refer to New ZeroFox and its consolidated subsidiaries subsequent to the Business Combination.
Subsequent to the completion of the Business Combination, the Company may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition and its share price, which could cause you to lose some or all of your investment.
We cannot assure you that the due diligence we conducted on the Target Companies will reveal all material issues that may be present with regard to the Target Companies, or that factors outside of our control will not later arise. As a result of unidentified issues or factors outside of our control, we may be forced to later write-down or write-off assets, restructure operations, or incur impairment or other charges that could result in reporting losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with the preliminary risk analysis conducted by L&F. Even though these charges may be non-cash items that would not have an immediate impact on our liquidity, reporting charges of this nature could contribute to negative market perceptions about the Company or its securities. In addition, charges of this nature may cause us to violate leverage or other covenants to which we are subject. Accordingly, any shareholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares from any such write-down or write-downs.
Our ability to be successful following the Business Combination will depend upon the efforts of the Company’s Board and the Target Companies’ key personnel and the loss of such persons could negatively impact the operations and profitability of the Company’s business following the Business Combination.
Our ability to be successful following the Business Combination will be dependent upon the efforts of the New ZeroFox Board and key personnel and we cannot assure you that, following the Business Combination, our Board and our key personnel will be effective or successful or remain with the Company. In addition to the other challenges they will face, such individuals may be unfamiliar with the requirements of operating a public company, which could cause our management to expend time and resources becoming familiar with such requirements.

The NYSE American or Nasdaq may delist the Company’s securities from trading on its exchange, which could limit investors’ ability to make transactions in the Company’s securities and subject the Company to additional trading restrictions.
The Class A Ordinary Shares are currently listed on the NYSE American and following the Business Combination, we anticipate that the New ZeroFox Common Stock will be listed on Nasdaq. However, we cannot assure you that our Class A Ordinary Shares will continue to be listed on the NYSE American or that the New ZeroFox Common Stock will be listed on Nasdaq in the future. Additionally, Nasdaq imposes listing standards on warrants. We cannot assure you that the Company will be able to meet those initial listing requirements.
If the NYSE American delists the Class A Ordinary Shares or Nasdaq delists the New ZeroFox Common Stock from trading on its exchange and we are not able to list our securities on another national securities exchange, L&F expects the Company’s securities could be quoted on an over-the-counter market. If this were to occur, the Company could face significant material adverse consequences, including:
•	a limited availability of market quotations for its securities;
•	reduced liquidity for its securities;
•
a determination that the New ZeroFox Common Stock is a “penny stock” which will require brokers trading in the common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for the Company’s securities;

•	a limited amount of news and analyst coverage; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.
The Company’s business and operations could be negatively affected if it becomes subject to any securities litigation or shareholder activism, which could cause the Company to incur significant expense, hinder execution of business and growth strategy and impact its stock price.
In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of the New ZeroFox Common Stock or other reasons may in the future cause it to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert management’s and the New ZeroFox Board’s attention and resources from the Company’s business. Additionally, such securities litigation and shareholder activism could give rise to perceived uncertainties as to the Company’s future, adversely affect its relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, the Company may be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters. Further, its stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.
Future resales of New ZeroFox Common Stock after the consummation of the Business Combination may cause the market price of the Company’s securities to drop significantly, even if the Company’s business is doing well.
Pursuant to the Registration Rights Agreement, the Sponsor Support Letter Agreement and the Proposed Bylaws, after the consummation of the Business Combination and subject to certain exceptions, the Sponsor Holders, those receiving shares of New ZeroFox Common Stock as consideration pursuant to the Business Combination Agreement, directors, officers and employees of the Company receiving shares of New ZeroFox Common Stock upon the settlement or exercise of warrants, stock options or other equity awards, and warrant holders of the Company receiving shares of New ZeroFox Common Stock upon the settlement or exercise of such warrants (other than holders of the L&F Public Warrants) will be contractually restricted from selling or transferring any of their shares of New ZeroFox Common Stock. Such restrictions begin at Closing and end, in the case of the shares that are restricted pursuant to the Registration Rights Agreement and the Proposed Bylaws, on the date that is 180 days after Closing and in the case of the shares restricted pursuant to the Sponsor Support Letter Agreement, on such dates as are described in the section titled “Proposal No. 2 - The Business Combination Proposal—Related Agreements.”

However, following the expiration of the applicable lock-up period, such equity holders will not be restricted from selling shares of the New ZeroFox Common Stock held by them, other than by applicable securities laws. As such, sales of a substantial number of shares of New ZeroFox Common Stock in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of New ZeroFox Common Stock. As restrictions on resale end and registration statements (filed after the Closing to provide for the resale of such shares from time to time) are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in the Company’s share price or the market price of the New ZeroFox Common Stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.
The market price of shares of the New ZeroFox Common Stock may be volatile, which could cause the value of shareholder investments to decline.
Even if an active trading market develops following the Business Combination, the market price of the New ZeroFox Common Stock may be highly volatile and could be subject to wide fluctuations. Securities markets worldwide experience significant price and volume fluctuations. The securities markets have experienced significant volatility as a result of the COVID-19 pandemic. Market volatility, as well as general economic, market or political conditions, could reduce the market price of shares of the New ZeroFox Common Stock regardless of its operating performance.
In addition, the Company’s operating results could be below the expectations of public market analysts and investors due to a number of potential factors, including:
•	variations in quarterly operating results or dividends, if any, to shareholders;
•	additions or departures of key management personnel;
•	publication of research reports about the Company’s industry;
•	litigation and government investigations;
•	changes or proposed changes in laws or regulations or differing interpretations or enforcement of laws or regulations affecting the Company’s business;
•	adverse market reaction to any indebtedness incurred or securities issued in the future;
•	changes in market valuations of similar companies;
•	adverse publicity or speculation in the press or investment community;
•	announcements by competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures, or capital commitments; and
•	the impact of the COVID-19 pandemic (or future pandemics) on the Company’s management, employees, partners, customers, and operating results.
In response to any of the foregoing developments, the market price of shares of the New ZeroFox Common Stock could decrease significantly. You may be unable to resell your shares at or above your purchase price.
Following periods of volatility in the overall market and the market price of a company’s securities, securities class action litigation has often been instituted against that company. Any such litigation, if instituted against the Company, could result in substantial costs and a diversion of management’s attention and resources.
A small number of shareholders will continue to have substantial control over the Company after the Business Combination, which may limit other shareholders’ ability to influence corporate matters and delay or prevent a third party from acquiring control over the Company.
Upon completion of the Business Combination, the directors and executive officers of the Company, and beneficial owners expected to own 5% or more of its voting securities and their respective affiliates, will beneficially own, in the aggregate, approximately 68.5% of its outstanding New ZeroFox Common Stock, assuming no Public Shareholders redeem their L&F Ordinary Shares. This significant concentration of ownership may have a negative impact on the trading price for the New ZeroFox Common Stock because investors often perceive disadvantages in owning stock in companies with controlling shareholders. In addition, these shareholders will be able to exercise influence over all matters requiring shareholder approval, including the election of directors and approval of corporate transactions, such as a merger or other sale of the Company or its assets. This concentration of ownership could limit shareholders’ ability to influence corporate matters and may have the effect of delaying or preventing a change in control, including a merger, consolidation or other business combination, or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control, even if that change in control would benefit the other shareholders.
There may not be an active trading market for the New ZeroFox Common Stock, which may make it difficult to sell shares of New ZeroFox Common Stock.
It is possible that after the Business Combination, an active trading market will not develop or, if developed, that any market will not be sustained. This would make it difficult for you to sell shares of New ZeroFox Common Stock at an attractive price or at all. The market price per Class A Ordinary Share prior to the Business Combination may not be indicative of the price at which shares of New ZeroFox Common Stock will trade in the public market after the Business Combination.
If the Company’s operating and financial performance in any given period does not meet the guidance provided to the public or the expectations of investment analysts, the market price of the New ZeroFox Common Stock may decline.
We may, but are not obligated to, provide public guidance on our expected operating and financial results for future periods. Any such guidance will consist of forward-looking statements, subject to the risks and uncertainties described in this prospectus/proxy statement and in our other public filings and public statements. The ability to provide this public guidance, and the ability to accurately forecast our results of operations, could be impacted by the COVID-19 pandemic. Our actual results may not always be in line with or exceed any guidance we have provided, especially in times of economic uncertainty, such as the current global economic uncertainty being experienced as a result of the COVID-19 pandemic. If, in the future, our operating or financial results for a particular period do not meet any guidance provided or the expectations of investment analysts, or if we reduce our guidance for future periods, the market price of the New ZeroFox Common Stock may decline as well. Even if we do issue public guidance, there can be no assurance that we will continue to do so in the future.
If securities or industry analysts do not publish research or reports about the Company’s business or publish negative reports, the market price of the New ZeroFox Common Stock could decline.
The trading market for the New ZeroFox Common Stock will be influenced by the research and reports that industry or securities analysts publish about us and our business. If regular publication of research reports ceases, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume of the New ZeroFox Common Stock to decline. Moreover, if one or more of the analysts who cover us downgrade the New ZeroFox Common Stock or if reporting results do not meet their expectations, the market price of the New ZeroFox Common Stock could decline.
Subsequent to the consummation of the Business Combination, we may issue additional shares of New ZeroFox Common Stock (including upon the exercise of warrants), which would increase the number of shares eligible for future resale in the public market and result in dilution to Company shareholders.
Outstanding warrants to purchase an aggregate of 16,213,430 shares of New ZeroFox Common Stock will become exercisable thirty days after the completion of the Business Combination provided in each case that the Company has an effective registration statement under the Securities Act covering the shares of New ZeroFox Common Stock issuable upon exercise of the New ZeroFox Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or holders exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement). Each warrant entitles the holder thereof to purchase one share of New ZeroFox Common Stock at a price of $11.50 per whole share, subject to adjustment. In addition, the Notes will be convertible into approximately 13,043,475 shares of New ZeroFox Common Stock (please see “Risk Factors—Risks Related to L&F, the Business Combination and the Company—Our Notes to be issued and outstanding after consummation of the Business Combination may impact our financial results, result in the dilution of our shareholders, create downward pressure on the price of New ZeroFox Common Stock, and restrict our ability to raise additional capital or take advantage of future opportunities.”) The issuance of additional shares of New ZeroFox Common Stock as a result of any of the aforementioned transactions may result in dilution to the then-existing holders of New ZeroFox Common Stock and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of the New ZeroFox Common Stock.
The Company may issue additional shares of New ZeroFox Common Stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of the New ZeroFox Common Stock.
Pursuant to the Incentive Equity Plan, following the consummation of the Business Combination, we may issue an aggregate of up to the number of shares equal to ten percent (10%) of New ZeroFox Common Stock issued and outstanding at the Effective Time, which amount will be subject to increase from time to time. For additional information about this plan, please read the discussion under the headings “Proposal No. 7—The Incentive Equity Plan Proposal.” We may also issue additional shares of New ZeroFox Common Stock or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions or repayment of outstanding indebtedness, without shareholder approval, in a number of circumstances.
The issuance of additional shares or other equity securities of equal or senior rank would have the following effects:
•	existing shareholders’ proportionate ownership interest in the Company will decrease;
•	the amount of cash available per share, including for payment of dividends in the future, may decrease;
•	the relative voting strength of each share of previously outstanding common stock may be diminished; and
•	the market price of the New ZeroFox Common Stock may decline.
L&F’s shareholders will experience dilution due to the issuance of shares of New ZeroFox Common Stock, and securities that are exercisable for shares of New ZeroFox Common Stock, to the Target Companies’ security holders as consideration in the Business Combination, and the issuance of shares of New ZeroFox Common Stock to the Common Equity PIPE Investors in the Common Equity PIPE Financing or upon the conversion of the Notes.
Based on the Target Companies’ and L&F’s current capitalization, we anticipate issuing to the Target Companies’ shareholders an aggregate of up to 111,127,779 shares of New ZeroFox Common Stock pursuant to the Business Combination Agreement (assuming the cash exercise of ZeroFox and IDX warrants and excluding approximately 8,182,004 shares issuable upon the exercise of assumed options) and 2,000,000 shares of New ZeroFox Common Stock to the Common Equity PIPE Investors, and it is currently expected that L&F’s current shareholders would hold in the aggregate approximately 6.4% of the outstanding New ZeroFox Common Stock (assuming that no Class A Ordinary Shares are redeemed by Public Shareholders). If any of the Class A Ordinary Shares are redeemed in connection with the Business Combination, the percentage of the outstanding New ZeroFox Common Stock held by the Public Shareholders will decrease and the percentages of the outstanding New ZeroFox Common Stock held immediately following the Business Combination by the L&F Initial Shareholders and the Target Companies’ security holders will increase. To the extent that any of the outstanding New ZeroFox Warrants are exercised for shares of the New ZeroFox Common Stock, L&F’s existing shareholders would experience additional dilution. In addition, if the Notes issued in the Convertible Notes Financing are converted in full and settled fully in shares, our fully diluted share capital would increase by an additional 13,043,475 shares. Such dilution could, among other things, limit the ability of L&F’s current shareholders to influence the Company’s management through the election of directors following the Business Combination.

Risks Related to L&F, the Business Combination and the Company
All references in this section to “we,” “us” or “our” means L&F prior to the Closing and the Company after the Closing, as the context requires. References to the “Company” refer to New ZeroFox and its consolidated subsidiaries subsequent to the Business Combination.
The Sponsor, as well as L&F’s officers and directors have agreed to vote in favor of the Business Combination, regardless of how the Public Shareholders vote.
Unlike many other blank check companies in which the initial shareholders agree to vote their founder shares in accordance with the majority of the votes cast by the public shareholders in connection with an initial business combination, the Sponsor and L&F’s officers and directors have agreed to vote any L&F Ordinary Shares owned by them in favor of the Business Combination proposal and the other proposals to be presented at the Shareholder Meeting. As of the date of this proxy statement/prospectus, the Sponsor and L&F’s officers and directors beneficially own in the aggregate shares equal to approximately 55.7% of the issued and outstanding L&F Ordinary Shares. Accordingly, it is more likely that the necessary shareholder approval will be received for the Business Combination than would be the case if the Sponsor and L&F’s officers and directors had agreed to vote any L&F Ordinary Shares owned by them in accordance with the majority of the votes cast by the Public Shareholders.
Since the L&F Initial Shareholders, including L&F’s officers and directors, have interests that are different, or in addition to (and which may conflict with), the interests of the Public Shareholders, a conflict of interest may have existed in determining whether the Business Combination with the Target Companies is appropriate as our initial business combination. Such interests include that Sponsor, as well as our officers and directors, will lose their entire investment in us if our business combination is not completed.
When you consider the recommendation of the L&F Board to vote in favor of approval of the Business Combination Proposal, you should keep in mind that the L&F Initial Shareholders, including L&F’s officers and directors, have interests in such proposal that are different from, or in addition to, those of L&F shareholders generally. These interests include, among other things, the interests listed below:
•
the fact that the Sponsor and L&F’s directors and officers have agreed not to redeem any Class A Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination and the Sponsor Holders are obligated to vote in favor of the Business Combination;

•
the fact that the Sponsor has irrevocably waived the anti-dilution adjustments set forth in L&F’s organizational documents, or any other anti-dilution or similar adjustment rights to which the Sponsor may otherwise be entitled related to or arising from the Business Combination;

•
the fact that the Sponsor Holders paid an aggregate amount of $25,000 for the Founder Shares, which will convert into 4,312,500 shares of New ZeroFox Common Stock in accordance with the terms of L&F’s organizational documents and such securities will have a significantly higher value at the time of the Business Combination;

•
the fact that the Sponsor paid $5,450,000 for 5,450,000 L&F Private Placement Warrants, each of which is exercisable commencing on the later of 12 months from the closing of the L&F IPO and 30 days following the Closing for one Class A Ordinary Share at $11.50 per share; if we do not consummate an initial business combination by August 24, 2022, then the proceeds from the sale of the L&F Private Placement Warrants will be part of the liquidating distribution to the Public Shareholders and the warrants held by our Sponsor will be worthless;

•
the fact that the L&F Initial Shareholders, including the Sponsor (and certain of L&F’s officers and directors who are members of the Sponsor), have invested in L&F an aggregate of $5,475,000, comprised of the $25,000 purchase price for 4,312,500 Founder Shares and the $5,450,000 purchase price for 5,450,000 L&F Private Placement Warrants. Subsequent to the initial purchase of the Founder Shares by the Sponsor, the Sponsor transferred 20,000 Founder Shares to Mr. Albert Goldstein and 50,000 Founder Shares to Senator Joseph Lieberman at a nominal purchase price of $0.004 per Founder Share prior to the closing of the L&F IPO and 39,733 Founder Shares to Mr. Kurt Summers shortly after his being appointed to the L&F Board in December 2021 for no cash consideration. Assuming a trading price of $10.07 per Class A Ordinary Share and $0.30 per L&F Public Warrant (based upon the respective closing prices of the Class A Ordinary Shares and the L&F Public Warrants on the NYSE American on June 13, 2022), the 4,312,500 Founder Shares and 5,450,000 Private Placement Warrants would have an implied aggregate market value of $45,061,875. Even if the trading price of the shares of New ZeroFox Common Stock were as low as $1.27 per share, the aggregate market value of the Founder Shares alone (without taking into account the value of the L&F Private Placement Warrants) would be approximately equal to the initial investment in L&F by the L&F Initial Shareholders. As a result, the L&F Initial Shareholders are likely to be able to make a substantial profit on their investment in L&F at a time when shares of New ZeroFox Common Stock have lost significant value. On the other hand, if L&F liquidates without completing a business combination before August 24, 2022, the L&F Initial Shareholders will lose their entire investment in L&F;
•
the fact that the Sponsor and L&F’s officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•
the fact that the L&F Initial Shareholders including the Sponsor (and the L&F’s officers and directors who are members of the Sponsor) can earn a positive rate of return on their investment, even if other L&F shareholders experience a negative rate of return in New ZeroFox;

•
the fact that the L&F Initial Shareholders and L&F’s other current officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any L&F Ordinary Shares (other than Public Shares) held by them if L&F fails to complete an initial business combination by August 24, 2022;

•
the fact that, at the option of the Sponsor, any amounts outstanding under any loan made by the Sponsor or any of its affiliates to L&F in an aggregate amount of up to $1,500,000 may be converted into L&F Private Placement Warrants in connection with the consummation of the Business Combination;

•
the fact that the Sponsor and L&F’s officers and directors will lose their entire investment in L&F and will not be reimbursed for any loans extended, fees due or out-of-pocket expenses if an initial business combination is not consummated by August 24, 2022. As of the date of this proxy statement/prospectus there are no loans extended, fees due or outstanding out-of-pocket expenses for which the Sponsor and L&F’s officers and directors are awaiting reimbursement;

•
the fact that if the Trust Account is liquidated, including in the event L&F is unable to complete an initial business combination within the required time period, Sponsor has agreed to indemnify L&F to ensure that the proceeds in the Trust Account are not reduced below $10.15 per L&F Public Share, or such lesser per Public Share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which L&F has entered into an acquisition agreement or claims of any third party for services rendered or products sold to L&F, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the fact that L&F may be entitled to distribute or pay over funds held by L&F outside the Trust Account to Sponsor or any of its affiliates prior to the Closing;
•
the fact that (i) L&F Acquisition Holdings Fund, LLC (an affiliate of Victory Park Capital Advisors, LLC, an entity affiliated with Richard Levy, a director of L&F), GCP-OI I, LLC (an entity affiliated with Adam Gerchen, our chief executive officer and a director of L&F), JCH Investments LLC (an entity affiliated with Jeffrey C. Hammes, the chairman of the L&F Board) and an affiliate of Corbin Capital Partners, LP, a significant security holder of L&F, have executed and delivered Common Equity Subscription Agreements for an aggregate amount of $10,000,000, (ii) L&F Acquisition Holdings Fund, LLC (an affiliate of Victory Park Capital Advisors, LLC, an entity affiliated with Richard Levy, a director of L&F) and an affiliate of Corbin Capital Partners, LP, a significant security holder of L&F, have executed and delivered Convertible Notes Subscription Agreements for an aggregate principal amount of $30,000,000, and (iii) Adam Gerchen (our chief executive officer and director of L&F) is a limited partner in funds managed by Monarch Capital, and that Monarch Capital has executed and delivered a Convertible Notes Subscription Agreement for an aggregate principal amount of $120,000,000;

•
the fact that L&F has agreed to pay Jefferies, L&F’s co-PIPE placement agent and financial advisor, and sole underwriter in the L&F IPO: (i) a cash fee for their services in connection with the L&F IPO in an aggregate amount equal to 5.5% of the gross proceeds of the L&F IPO, with 2.0% of the gross proceeds being paid to the underwriters at the time the L&F IPO was completed and 3.5% of the gross proceeds (i.e., the deferred underwriting fee) being payable, and conditioned, upon consummating an initial business combination; the aggregate underwriting fee is fixed at 5.5% of the gross proceeds from the L&F IPO and will not be adjusted based on the number of shares that are redeemed in connection with the Business Combination; the deferred underwriting fee of $6,037,500 represents approximately 17.6% and 35.2% of the aggregate proceeds from the L&F IPO, net of redemptions, in the no redemption and 50% redemption scenarios (after giving effect to the Extension Amendment Redemptions), respectively; (ii) a placement agency fee as a percentage of the aggregate gross proceeds received or to be received from one or more commitments for financing the Business Combination from sources other than any affiliates of ZeroFox, IDX or L&F, and split with Stifel (defined below); and (iii) financial advisory fees as a fixed amount related to capital markets financial advice and assistance in connection with the Business Combination, as applicable, upon completion of the Business Combination;
•
the fact that, Stifel, co-PIPE placement agent for the Common Equity PIPE Financing and a creditor of ZeroFox, will be entitled to receive a placement agency fee as a percentage of the aggregate gross proceeds received or to be received from one or more commitments for financing the Business Combination from sources other than any affiliates of ZeroFox, IDX or L&F, and split with Jefferies, upon completion of the Business Combination;

•
the fact that (i) James C. Foster, Peter Barris, Corey Mulloy, Samskriti King, and Todd Headley, current directors of ZeroFox, (ii) Thomas F. Kelly and Sean Cunningham, current directors of IDX and (iii) Adam Gerchen, current officer of the Sponsor, are each expected to be directors and James C. Foster is expected to be chief executive officer, of New ZeroFox after the consummation of the Business Combination. As such, in the future each of the aforementioned will receive any cash fees, stock options, stock awards or other remuneration that New ZeroFox’s board of directors determines to pay them and any applicable compensation as described under the section titled “Executive and Director Compensation”; and

•
the fact that the Sponsor Group will have paid an aggregate of approximately $7,975,000 for its investment in New ZeroFox, including the investments of L&F Acquisition Holdings Fund, LLC (an affiliate of Victory Park Capital Advisors, LLC, an entity affiliated with Richard Levy, a director of L&F), GCP-OI I, LLC (an entity affiliated with Adam Gerchen, our chief executive officer and a director of L&F) and JCH Investments LLC (an entity affiliated with Jeffrey C. Hammes, the chairman of the L&F Board) in the Common Equity PIPE Financing, as summarized in the table below, and, following the consummation of the Business Combination, the aggregate value of the Sponsor Group’s investment will be $47,579,375, based upon the respective closing prices of the Class A Ordinary Shares and the L&F Public Warrants on the NYSE American on June 13, 2022.

The L&F Board concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for L&F's IPO and are disclosed in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by L&F with any other target business or businesses, and (iii) the Sponsor Group will hold equity interests in New ZeroFox with value that, after the Closing, will be based on the future performance of New ZeroFox Common Stock. In addition, L&F's independent directors reviewed and considered these interests during their evaluation of the Business Combination and in unanimously approving, as members of the L&F Board, the Business Combination Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination.
Based on its review of the forgoing considerations, the L&F Board concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expects the L&F shareholders will receive as a result of the Business Combination. The L&F Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.
For more information about the factors the L&F Board considered in evaluating and recommending the Business Combination to the L&F shareholders, see sections entitled “Proposal No. 2 - The Business

Combination Proposal — The L&F Board's Reasons for the Approval of the Business Combination”, “Proposal No. 2 - The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Proposal No. 2 - The Business Combination Proposal — Conflicts of Interest and Waiver of Corporate Opportunity Doctrine”.
Sponsor Group Beneficial Ownership of L&F Prior to Closing
	Securities held by Sponsor Group	Sponsor Cost at L&F’s Initial Public Offering
Class A Ordinary Shares	—	—
Founder Shares	4,312,500	$25,000
L&F Private Placement Warrants	5,450,000	$5,450,000
Total		$5,475,000
Sponsor Group Beneficial Ownership of New ZeroFox Following the Closing(1)
	Securities held by Sponsor Group at Closing	Value per Security as of June 13, 2022	Sponsor Group Cost at Closing	Total Value
New ZeroFox Common Stock Issued Pursuant to the Common Equity PIPE Financing	250,000	$10.07	$2,500,000	$2,517,500
New ZeroFox Common Stock Issued to Holders of Founder Shares	4,312,500(2)	$10.07	—	$43,426,875
New ZeroFox Private Placement Warrants	5,450,000	$0.30	—	$1,635,000
Total			$2,500,000	$47,579,375
(1)	Does not include New ZeroFox Common Stock issuable upon conversion of the Notes that are convertible at an initial conversion price of $11.50 per share.
(2)
Includes 1,293,750 shares of New ZeroFox Common Stock which will be subject to an earnout, whereby such shares will be forfeited unless certain volume-weighted average share price thresholds are met in trading or are deemed to occur in connection with a Change of Control (as defined in the Business Combination Agreement) within five years from the Closing. See “Proposal No. 2 — Business Combination Proposal — Related Agreements — The Sponsor Support Letter Agreement” for more information related to the Sponsor Support Letter Agreement.

L&F has identified a material weakness in its internal control over financial reporting. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.
L&F identified a material weakness in its internal control over financial reporting related to the accounting for a significant and unusual transaction related to the warrants issued in connection with its initial public offering in November 2020 and the underwriters’ partial exercise of the over-allotment option in November 2020. As a result of this material weakness, L&F’s management concluded that its internal control over financial reporting was not effective as of December 31, 2020 and December 31, 2021. This material weakness resulted in a material misstatement of its warrant liabilities, change in fair value of warrant liabilities, additional paid-in capital, accumulated deficit and related financial disclosures for the affected periods.
L&F identified a material weakness in its internal control over financial reporting related to the application of ASC 480-10-S99-3A to its accounting classification of the Class A Ordinary Shares. As a result of this material weakness, L&F’s management concluded that its internal control over financial reporting was not effective as of December 31, 2021. Historically, a portion of the Class A Ordinary Shares was classified as permanent equity to maintain stockholders’ equity greater than $5 million on the basis that L&F will not redeem its Class A Ordinary Shares in an amount that would cause its net tangible assets to be less than $5,000,001, as described in the Existing Governing Documents. Pursuant to L&F’s re-evaluation of the application of ASC 480-10-S99-3A to its accounting classification of the Class A Ordinary Shares, L&F’s management determined that the Class A Ordinary Shares included certain provisions that required classification of all of the Class A Ordinary Shares as temporary equity regardless of the net tangible assets redemption limitation contained in the Existing Governing Documents.

To respond to these instances of material weakness, L&F devoted, and plans to continue to devote, significant effort and resources to the remediation and improvement of its internal control over financial reporting. While L&F has processes to identify and appropriately apply applicable accounting requirements, it plans to enhance these processes to better evaluate its research and understanding of the nuances of the complex accounting standards that apply to its consolidated financial statements. L&F’s plans include providing enhanced access to accounting literature, research materials and documents and increased communication among its personnel and third-party professionals with whom it consults regarding complex accounting applications. The elements of its remediation plan can only be accomplished over time, and it can offer no assurance that these initiatives will ultimately have the intended effects.
If L&F identifies any new material weaknesses in the future, any such newly identified material weakness could limit its ability to prevent or detect a misstatement of L&F’s accounts or disclosures that could result in a material misstatement of L&F’s annual or interim financial statements. In such case, L&F may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in its financial reporting and its stock price may decline as a result. L&F cannot assure you that the measures it has taken to date, or any measures L&F or the Company may take in the future, will be sufficient to avoid potential future material weaknesses.
As a result of these material weaknesses, our management concluded that our internal control over financial reporting was not effective as of December 31, 2021.
L&F may face litigation and other risks as a result of the material weaknesses in L&F’s internal control over financial reporting.
As a result of the material weaknesses L&F identified in its internal controls over financial reporting (see above), the restatement of its financial statements, the change in accounting for the warrants, and other matters raised or that may in the future be raised by the SEC, the Financial Accounting Standards Board and various other bodies formed to interpret and create appropriate accounting principles and guidance L&F and, following the Business Combination, the Company, face potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the restatement and material weaknesses in L&F’s internal control over financial reporting and the preparation of L&F’s financial statements. As of the date of this proxy statement/prospectus, L&F has no knowledge of any such litigation or dispute. However, L&F can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on L&F’s, or following the Business Combination, the Company’s business, results of operations and financial condition or L&F’s ability to complete the Business Combination.
If L&F does not consummate an initial business combination by August 24, 2022, its Public Shareholders may be forced to wait until after August 24, 2022 before redemption from the Trust Account.
L&F’s Existing Governing Documents provide (following the approval of the Extension Amendment Proposal) that it has until August 24, 2022, to consummate an initial business combination. If L&F has not consummated an initial business combination by August 24, 2022, it will: (i) cease all operations except for the purpose of winding up; (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest earned on the funds held in the trust account and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses) divided by the number of the then-outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and L&F’s board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to L&F’s warrants, which will expire worthless if it fails to consummate an initial business combination by August 24, 2022. L&F’s Existing Governing Documents provide that, if a resolution of L&F’s shareholders is passed pursuant to the Cayman Islands Companies Act to commence the voluntary liquidation of L&F, it will follow the foregoing procedures with respect to the liquidation of the Trust Account as promptly as reasonably possible but not more than ten business days thereafter, subject to applicable Cayman Islands law.

As a result, investors may be forced to wait beyond August 24, 2022, before the redemption proceeds of the Trust Account become available to them, and they receive the return of their pro rata portion of the proceeds from the Trust Account. L&F has no obligation to return funds to investors prior to the date of our redemption or liquidation unless, prior thereto, L&F consummates its initial business combination or amends certain provisions of the Existing Governing Documents, and only then in cases where investors have sought to redeem their Public Shares. Only upon L&F’s redemption or any liquidation will Public Shareholders be entitled to distributions if L&F does not complete its initial business combination and does not amend the Existing Governing Documents.
L&F’s officers and directors and/or their affiliates may enter into agreements concerning L&F’s securities prior to the Shareholder Meeting, which may have the effect of increasing the likelihood of completion of the Business Combination or decreasing the value of the L&F Ordinary Shares.
At any time prior to the Shareholder Meeting, during a period when they are not then aware of any material nonpublic information regarding L&F or its securities, L&F’s officers and directors and/or their affiliates may enter into a written plan to purchase L&F’s securities pursuant to Rule 10b5-1 under the Exchange Act, and may engage in other public market purchases, as well as private purchases, of securities. In addition, at any time prior to the Shareholder Meeting, during a period when they are not then aware of any material nonpublic information regarding L&F or its securities, L&F’s officers and directors and/or their respective affiliates may (i) purchase shares from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal or the other proposals, (ii) execute agreements to purchase such shares from institutional and other investors in the future, and/or (iii) enter into transactions with institutional and other investors to provide such persons with incentives to acquire Class A Ordinary Shares. Such an agreement may include a contractual acknowledgement that such shareholder, although still the record holder of such shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that L&F’s officers and directors or their affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling Public Shareholders would be required to revoke their prior elections to redeem their shares. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options and the transfer of shares or L&F Warrants owned by the Sponsor for nominal value to such investors or holders. Any Class A Ordinary Shares acquired by the persons described above would not be voted in connection with the Business Combination Proposal.
The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied or to provide additional equity financing. This may result in the completion of our Business Combination that may not otherwise have been possible.
Entering into any such incentive arrangements may have a depressive effect on the Class A Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Shareholder Meeting.
As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. L&F will file a Current Report on Form 8-K prior to the Shareholder Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of Class A Ordinary Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Class A Ordinary Shares for which L&F has received redemption requests.
The Company will be a holding company and its only material assets after completion of the Business Combination will be its interest in its subsidiaries, and it is accordingly dependent upon distributions made by its subsidiaries to pay taxes and pay dividends.
Upon completion of the Business Combination, we will be a holding company with no material assets other than the equity interests in our direct and indirect subsidiaries. As a result, we will have no independent means of generating revenue or cash flow and our ability to pay taxes and pay dividends will depend on the financial results and cash flows of our subsidiaries and the distributions we receive from our subsidiaries. Deterioration in the financial condition, earnings or cash flow of our subsidiaries for any reason could limit or impair such subsidiaries’ ability to pay such distributions. Additionally, if we need funds and our subsidiaries are restricted from making such distributions under applicable law or regulation or under the terms of any financing arrangements, or our subsidiaries are otherwise unable to provide such funds, our liquidity and financial condition could be adversely affected.
Dividends on New ZeroFox Common Stock, if any, will be paid at the discretion of the New ZeroFox Board, which will consider, among other things, the Company’s business, operating results, financial condition, current and expected cash needs, plans for expansion and any legal or contractual limitations on its ability to pay such dividends. Financing arrangements may include restrictive covenants that restrict our ability to pay dividends or make other distributions to our shareholders. In addition, entities are generally prohibited under relevant law from making a distribution to a shareholder to the extent that, at the time of the distribution, after giving effect to the distribution, the liabilities of such entity (subject to certain exceptions) exceed the fair value of its assets. If our subsidiaries do not have sufficient funds to make distributions, our ability to declare and pay cash dividends may also be restricted or impaired. ZeroFox and its subsidiaries would be restricted from making distributions or advances to New ZeroFox under ZeroFox's existing credit facilities.
L&F has not obtained an opinion from an independent investment banking firm or another independent firm, and consequently, you have no assurance from an independent source that the terms of the Business Combination are fair to L&F from a financial point of view.
The L&F Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. L&F is not required to obtain an opinion from an independent investment banking firm that is a member of FINRA or from another independent firm that the price it is paying is fair to L&F from a financial point of view. In analyzing the Business Combination, the L&F Board and L&F’s management conducted due diligence on the Target Companies and researched the industry in which the Target Companies operate and concluded that the Business Combination was in the best interest of its shareholders. Accordingly, L&F’s shareholders will be relying solely on the judgment of the L&F Board in determining the value of the Business Combination, and the L&F Board may not have properly valued such business. The lack of a third-party valuation or fairness opinion may also lead an increased number of shareholders to vote against the Business Combination or demand redemption of their shares, which could potentially impact our ability to consummate the Business Combination. For more information about our decision-making process, see the section titled “Proposal No. 2 - The Business Combination Proposal — The Board’s Reasons for the Approval of the Business Combination.”
The level of due diligence conducted in connection with the Business Combination may not be as high as would be the case if the Target Companies became a public company through an underwritten public offering, which could result in defects with the Target Companies’ business or problems with the Target Companies’ management to be overlooked.
If the Target Companies became a public company through an underwritten public offering, the underwriters would be subject to liability under Section 11 of the Securities Act for material misstatements and omissions in the initial public offering registration statement. In general, an underwriter is able to avoid liability under Section 11 if it can prove that, it “had, after reasonable investigation, reasonable ground to believe and did believe, at the time . . . the registration statement became effective, that the statements therein (other than the audited financial statements) were true and that there was no omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.” In order to fulfill its duty to conduct a “reasonable investigation,” an underwriter will, in addition to conducting a significant amount of due diligence on its own, usually require that an issuer’s independent registered public accounting firm provide a comfort letter with respect to certain numbers included in the registration statement and will require its law firm and the law firm for the issuer to provide letters to the underwriters generally stating that the law firms are not aware of any material misstatements or omissions in the initial public offering registration statement (“Counsel Negative Assurance Letters”). Auditor comfort letters and Counsel Negative Assurance Letters are generally not required in connection with private companies going public through a merger with a special purpose acquisition company, such as L&F, and no auditor comfort letters or Counsel Negative Assurance Letters have been requested or obtained in connection with the Business Combination or the preparation of this proxy statement/prospectus. In addition, the amount of due diligence conducted by L&F and its advisors in connection with the Business

Combination may not be as high as would have been undertaken by an underwriter in connection with an initial public offering of the Target Companies. Accordingly, it is possible that defects in the Target Companies’ business or problems with the Target Companies’ management that would have been discovered if the Target Companies conducted an underwritten public offering will not be discovered in connection with the Business Combination, which could adversely affect the market price of the New ZeroFox Common Stock.
The process of taking a company public by means of a business combination with a special purpose acquisition company (“SPAC”) is different from taking a company public through an underwritten offering and may create risks for our unaffiliated investors.
An underwritten offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of providing that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of the company’s business, financial condition and results of operations. Going public via a business combination with a SPAC does not involve any underwriters and does not generally necessitate the level of review required to establish a “due diligence” defense as would be customary on an underwritten offering.
In addition, going public via a business combination with a SPAC does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a SPAC transaction, the value of the company is established by means of negotiations between the target company, the SPAC and, in some cases, “PIPE” investors who agree to purchase shares at the time of the business combination. The process of establishing the value of a company in a SPAC business combination may be less effective than the book-building process in an underwritten public offering and also does not reflect events that may have occurred between the date of the business combination agreement and the closing of the transaction. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is often no such book of demand built up in connection with SPAC transaction and no underwriters with the responsibility of stabilizing the share price which may result in the share price being harder to sustain after the consummation of the business combination.
The unaudited pro forma financial information included in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” may not be representative of the Company’s results if the Business Combination is completed.
L&F and the Target Companies currently operate as separate companies and have had no prior history as a combined entity, and the Target Companies’ and the Company’s operations have not previously been managed on a combined basis. The pro forma financial information included in this proxy statement/prospectus is presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that would have actually occurred had the Business Combination been completed at or as of the dates indicated, nor is it indicative of the future operating results or financial position of the Company. The unaudited pro forma financial information does not reflect future events that may occur after the Business Combination and does not consider potential impacts of future market conditions on revenues or expenses. The pro forma financial information included in the section titled “Unaudited Pro Forma Condensed Combined Financial Information” has been derived from L&F’s and the Target Companies’ historical financial statements and certain adjustments and assumptions have been made regarding the Company after giving effect to the Business Combination. There may be differences between preliminary estimates in the pro forma financial information and the final acquisition accounting, which could result in material differences from the pro forma information presented in this proxy statement/prospectus in respect of the estimated financial position and results of operations of the Company.
In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate and other factors may affect our financial condition or results of operations following the Closing. Any potential decline in our financial condition or results of operations may cause significant variations in the stock price of the Company.

During the pendency of the Business Combination, L&F will not be able to enter into a business combination with another party because of restrictions in the Business Combination Agreement. Furthermore, certain provisions of the Business Combination Agreement will discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement.
Covenants in the Business Combination Agreement impede the ability of L&F to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Business Combination. As a result, L&F may be at a disadvantage to its competitors during that period. In addition, while the Business Combination Agreement is in effect, neither L&F nor the Target Companies may solicit, assist, facilitate the making, submission or announcement of, or intentionally encourage any alternative acquisition proposal, such as a merger, material sale of assets or equity interests or other business combination, with any third party, even though any such alternative acquisition could be more favorable to L&F’s shareholders than the Business Combination. In addition, if the Business Combination is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Business Combination Agreement due to the passage of time during which these provisions have remained in effect.
If the conditions to the Business Combination Agreement are not met, the Business Combination may not occur.
Even if the Business Combination Agreement is approved by the shareholders of L&F, specified conditions must be satisfied or waived before the parties to the Business Combination Agreement are obligated to complete the Business Combination. For a list of the material closing conditions contained in the Business Combination Agreement, see the section titled “Proposal No. 2 - The Business Combination Proposal — The Business Combination Agreement — Conditions to the Closing of the Business Combination.” L&F and the Target Companies may not satisfy all of the closing conditions in the Business Combination Agreement. If the closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such delay may cause L&F and the Target Companies to each lose some or all of the intended benefits of the Business Combination.
L&F’s warrants are accounted for as liabilities and the changes in value of its warrants could have a material effect on its financial results.
L&F is subject to complex securities laws and regulations and accounting principles and interpretations. The preparation of its financial statements requires L&F to interpret accounting principles and guidance and to make estimates and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported expenses incurred during the reporting periods. L&F bases its interpretations, estimates and judgments on its historical experience and on various other factors that L&F believes are reasonable under the circumstances, the results of which form the basis for the preparation of its financial statements. GAAP presentation is subject to interpretation by the SEC, the Financial Accounting Standards Board and various other bodies formed to interpret and create appropriate accounting principles and guidance. If one of these bodies disagrees with L&F’s accounting recognition, measurement or disclosure or any of its accounting interpretations, estimates or assumptions, it may have a significant effect on its reported results and may retroactively affect previously reported results.
On April 12, 2021, the staff (the “SEC Staff”) of the SEC issued a statement titled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (‘SPACs’)” (the “SEC Staff Statement”).” In the SEC Staff Statement, the SEC Staff expressed its view that certain terms and conditions common to SPAC warrants may require the warrants to be classified as liabilities on the SPAC’s balance sheet as opposed to equity. Since issuance on November 23, 2020, the outstanding warrants were accounted for as equity within L&F’s balance sheet. After discussion and evaluation, including with the L&F’s independent registered public accounting firm and the audit committee of the board of directors (the “Audit Committee”), and taking into consideration the SEC Staff Statement, L&F reevaluated the accounting treatment of L&F’s 8,625,000 L&F Public Warrants and 7,588,430 L&F Private Placement Warrants, and determined to classify the warrants as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.
As a result of the foregoing, on May 11, 2021, the Audit Committee concluded, in consultation with L&F’s management, that its previously issued financial statements for the periods beginning with the period from

August 20, 2020 (date of inception) through December 31, 2020 should be restated because of a misapplication of the guidance around accounting for the warrants and should no longer be relied upon.
As a result, included on L&F’s consolidated balance sheets as of March 31, 2022 and December 31, 2021 contained elsewhere in this proxy statement/prospectus are derivative liabilities related to embedded features contained within L&F’s warrants. Accounting Standards Codification 815, Derivatives and Hedging, provides for the re-measurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, L&F’s consolidated financial statements and results of operations may fluctuate quarterly, based on factors which are outside of L&F’s control. Due to the recurring fair value measurement, L&F expects that it will recognize non-cash gains or losses on its warrants each reporting period and that the amount of such gains or losses could be material.
Any further restatement of the L&F financial results could, among other potential adverse effects:
•	result in L&F incurring substantial costs;
•	affect L&F’s ability to timely file its periodic reports until the restatement is completed;
•	divert the attention of L&F’s management and employees from managing the business;
•	result in material changes to L&F’s historical and future financial results;
•	result in investors losing confidence in L&F’s operating results;
•	subject L&F to securities class action litigation; and
•	cause L&F’s share price to decline.
Even if L&F consummates the Business Combination, there is no guarantee that the New ZeroFox Public Warrants will ever be in the money, and they may expire worthless.
The exercise price for L&F Public Warrants is $11.50 per L&F Ordinary Share and, if the Business Combination is consummated, the L&F Public Warrants will be exchanged for New ZeroFox Public Warrants. There is no guarantee that the New ZeroFox Public Warrants will ever be in the money prior to their expiration, and as such, the New ZeroFox Public Warrants may expire worthless.
We may amend the terms of the New ZeroFox Public Warrants in a manner that may be adverse to holders of such warrants with the approval by the holders of at least 50% of the then outstanding New ZeroFox Public Warrants. As a result, the exercise price of the New ZeroFox Public Warrants could be increased, the exercise period could be shortened and the number of shares of New ZeroFox Common Stock purchasable upon exercise of a New ZeroFox Public Warrant could be decreased, all without any particular public warrantholder’s approval.
The L&F Public Warrants (which will convert to New ZeroFox Public Warrants following the Domestication) were issued in registered form under the L&F Warrant Agreement. The L&F Warrant Agreement provides that the terms of the public warrants may be amended without the consent of any holder to cure any ambiguity, mistake or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of such warrants. Accordingly, we may amend the terms of the New ZeroFox Public Warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding public warrants approve of such amendment and, solely with respect to any amendment to the terms of the New ZeroFox Private Placement Warrants or any provision of the L&F Warrant Agreement with respect to the New ZeroFox Private Placement Warrants, 50% of the number of the then outstanding New ZeroFox Private Placement Warrants. Although our ability to amend the terms of the New ZeroFox Public Warrants with the consent of at least 50% of the then outstanding public warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the warrants, convert the warrants into cash, shorten the exercise period or decrease the number of shares of New ZeroFox Common Stock purchasable upon exercise of a warrant.
We may redeem your unexpired New ZeroFox Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your warrants worthless.
We have the ability to redeem all, but not less than all, of the outstanding New ZeroFox Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the New ZeroFox Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption to the warrants holders and provided certain other conditions are met. We may not redeem the warrants unless an effective registration statement under the Securities Act covering the shares of New ZeroFox Common Stock issuable upon exercise of the warrants is effective and a current prospectus relating to those shares is available throughout the minimum 30-day notice period discussed below. If and when the New ZeroFox Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding warrants could force you to (i) exercise your warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) sell your warrants at the then-current market price when you might otherwise wish to hold your warrants or (iii) accept the nominal redemption price which, at the time the outstanding warrants are called for redemption, is likely to be substantially less than the market value of your warrants. None of the New ZeroFox Private Placement Warrants will be redeemable by us in accordance with these provisions so long as they are held by the Sponsor, Jefferies or their permitted transferees.
In addition, we have the ability to redeem all, but not less than all, of the outstanding New ZeroFox Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant, provided that the closing price of the New ZeroFox Common Stock equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption to the warrants holders and provided certain other conditions are met, including that holders will be able to exercise their warrants on a “cashless basis” prior to redemption for a number of shares of New ZeroFox Common Stock determined based on the period of time to expiration of the warrants and the redemption fair market value of the New ZeroFox Common Stock, both as set forth in a table in the L&F Warrant Agreement. See “Description of Securities—Warrants—New ZeroFox Public Warrants—Redemption of New ZeroFox Warrants when the price per share of New ZeroFox Common Stock equals or exceeds $10.00.” If and when the New ZeroFox Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. The value received upon exercise of the warrants (1) may be less than the value the holders would have received if they had been able to exercise their warrants at a later time at which the underlying share price is higher and (2) may not compensate the holders for the value of the warrants, including because the number of shares received on a cashless exercise basis is capped at 0.361 of a share of New ZeroFox Common Stock per warrant (subject to adjustment) irrespective of the remaining life of the New ZeroFox Public Warrants. If the closing price of the New ZeroFox Common Stock is less than $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which we give proper notice of such redemption to the warrants holders, we may only redeem the New ZeroFox Public Warrants in accordance with these provisions if we concurrently redeem the outstanding New ZeroFox Private Placement Warrants on the same terms.
The closing price of the Class A Ordinary Shares for 20 trading days within a 30 trading-day period ending as of June 7, 2022 would have exceeded the $10.00 closing price threshold but would have been lower than the $18.00 closing price threshold. It is not possible to predict what the trading price of the New ZeroFox Common Stock will be after the closing of the Business Combination, and the trading price of our securities may fluctuate following the consummation of the Business Combination, and can vary due to general economic conditions and forecasts, our general business condition and the release of our financial reports.
In the event that we elect to redeem the New ZeroFox Public Warrants in either of the scenarios described above we would only be required to have the notice of redemption mailed by first class mail, postage prepaid, by us not less than thirty (30) days prior to the redemption date to the registered holders of the outstanding warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner provided above will be conclusively presumed to have been duly given whether or not the registered holder of the warrants received such notice. We are not contractually obligated to notify investors when New ZeroFox Public Warrants become eligible for redemption, and we do not intend to so notify investors upon eligibility of the warrants for redemption.

The L&F Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of L&F Warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with L&F.
The L&F Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against L&F arising out of or relating in any way to the L&F Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that L&F irrevocably submits to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. L&F will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. However Section 22 of the Securities Act provides that federal and state courts have concurrent jurisdiction over lawsuits brought under the Securities Act or the rules and regulations thereunder. To the extent the exclusive forum provision restricts the courts in which claims arising under the Securities Act may be brought, there is uncertainty as to whether a court would enforce such a provision. We note that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder.
Notwithstanding the foregoing, these provisions of the L&F Warrant Agreement do not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any L&F Warrants shall be deemed to have notice of and to have consented to the forum provisions in the L&F Warrant Agreement. If any action, the subject matter of which is within the scope the forum provisions of the L&F Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of L&F Warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.
This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with L&F, which may discourage such lawsuits. Alternatively, if a court were to find this provision of the L&F Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, L&F may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.
Our Notes to be issued and outstanding after consummation of the Business Combination may impact our financial results, result in the dilution of our shareholders, create downward pressure on the price of New ZeroFox Common Stock, and restrict our ability to raise additional capital or take advantage of future opportunities.
In connection with the Business Combination, L&F entered into the Convertible Notes Subscription Agreements, pursuant to which L&F agreed to issue and sell the Notes in private placements to close substantially concurrently with the consummation of the Business Combination in an aggregate principal amount of $150,000,000. The Notes will be convertible into shares of New ZeroFox Common Stock at an initial conversion rate of 86.9565 shares of New ZeroFox Common Stock (subject to adjustment as provided in the Indenture) per $1,000 of principal amount of Notes and 86.9565 shares of New ZeroFox Common Stock (subject to adjustment as provided in the Indenture) per $1,000 of accrued and unpaid interest on any Notes. To the extent the Company exercises its option to pay interest in kind with respect to the Notes rather than in cash, the number of shares of New ZeroFox Common Stock into which the Notes may be converted would increase. The sale of the Notes may affect our earnings per share, as accounting procedures may require that we include in our calculation of earnings per share the number of shares of the New ZeroFox Common Stock into which the Notes are convertible.
Upon a conversion of the Notes, we will have the ability to settle by payment of cash, by issuance of New ZeroFox Common Stock, or a combination of both. If shares of New ZeroFox Common Stock are issued to the holders of the Notes upon conversion, there will be dilution to the Company’s shareholders and the market price of the New ZeroFox Common Stock may decrease due to the additional selling pressure in the market. Any downward pressure on the price of New ZeroFox Common Stock caused by the sale, or potential sale, of shares issuable upon conversion of the Notes could also encourage short sales by third parties, creating additional selling pressure on our share price.
We may not have the ability to raise the funds necessary to settle in cash conversions of the Notes, repurchase the Notes upon a fundamental change or repay the Notes in cash at their maturity, and our future debt may contain limitations on our ability to pay cash upon conversion, redemption or repurchase of the Notes.
Holders of the Notes will have the right under the Indenture to require us to repurchase all or a portion of their Notes upon the occurrence of a fundamental change before the applicable maturity date at a repurchase price equal to 100% of the principal amount of such Notes to be repurchased plus accrued and unpaid interest to, but not including, the repurchase date. Moreover, we will be required to repay the Notes in cash at their maturity, unless earlier converted, redeemed or repurchased. We may not have enough available cash or be able to obtain financing at the time we are required to make repurchases of such Notes surrendered or pay cash with respect to such Notes being converted (which we otherwise may elect to do upon the conversion of Notes in lieu of issuing shares).
Upon a conversion of the Notes, we will have the ability to settle by payment of cash, by issuance of New ZeroFox Common Stock, or a combination of both. Our ability to repurchase, redeem or to pay cash upon conversion of Notes may be limited by law, regulatory authority, or agreements governing our future indebtedness. Our failure to repurchase the Notes at a time when the repurchase is required by the Indenture would constitute a default under such indenture (provided that upon a conversion, we could settle by issuance of New ZeroFox Common Stock). A default under the Indenture or the fundamental change itself could also lead to a default under agreements governing our future indebtedness. If the payment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the interest on such indebtedness and repurchase the Notes or to pay cash upon conversion of the Notes.
We may still incur substantially more debt or take other actions that would diminish our ability to make payments on the Notes when due.
We and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments, including, pursuant to the Indenture governing the Notes. Pursuant to the Indenture, we and our subsidiaries are not permitted to issue any Senior Indebtedness, Disqualified Capital Stock and Preferred Stock (each term as defined in the Indenture) in an aggregate principal amount in excess of $50,000,000. However, we will not be restricted from recapitalizing our debt or taking a number of other actions that are not limited by the terms of the Indenture that could have the effect of diminishing our ability to make payments on the Notes when due.
L&F will not have any right to make damage claims against the Target Companies’ shareholders for the breach of any representation, warranty or covenant made by the Target Companies in the Business Combination Agreement.
The Business Combination Agreement provides that all of the representations, warranties and covenants of the parties contained therein shall not survive the closing of the Business Combination, except for those covenants that by their terms apply or are to be performed in whole or in part after the Closing, and then only with respect to breaches occurring after Closing. Accordingly, there are no remedies available to the parties with respect to any breach of the representations, warranties, covenants or agreements of the parties to the Business Combination Agreement after the Closing of the Business Combination, except for covenants to be performed in whole or in part after the Closing. As a result, L&F will have no remedy available to it if the Business Combination is consummated and it is later revealed that there was a breach of any of the representations, warranties and covenants made by the Target Companies at the time of the Business Combination.
L&F does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for L&F to complete the Business Combination with which a substantial majority of its shareholders does not agree.
The Business Combination imposes the Available Acquiror Closing Cash Condition. For more details see “Proposal No. 2 - The Business Combination Proposal — The Business Combination Agreement — Conditions to the Closing of the Business Combination.” As the proceeds from the Common Equity PIPE Financing and the

Convertible Notes Financing are expected to satisfy the Available Acquiror Closing Cash Condition, L&F may be able to complete the Business Combination even though a substantial majority of the Public Shareholders does not agree with the transaction and have redeemed their shares.
You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. Therefore, to liquidate your investment, you may be forced to sell your Class A Ordinary Shares or L&F Warrants, potentially at a loss.
The Public Shareholders are entitled to receive funds from the Trust Account only upon the earliest to occur of: (i) L&F’s completion of an initial business combination, and then only in connection with those Class A Ordinary Shares that such shareholder properly elected to redeem, subject to the limitations and on the conditions described herein; (ii) the redemption of any Public Shares properly submitted in connection with a shareholder vote to amend L&F’s Existing Governing Documents (A) to modify the substance or timing of L&F’s obligation to allow redemption in connection with its initial business combination or to redeem 100% of its Public Shares if L&F does not complete its initial business combination by August 24, 2022 or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity; and (iii) the redemption of L&F’s Public Shares if it is unable to complete an initial business combination by August 24, 2022, subject to applicable law and as further described herein. In no other circumstances will a Public Shareholder have any right or interest of any kind in the Trust Account. Holders of warrants will not have any right to the proceeds held in the Trust Account with respect to the warrants. Accordingly, to liquidate your investment, you may be forced to sell your Class A Ordinary Shares or L&F Warrants, potentially at a loss.
The ability of the Public Shareholders to exercise redemption rights with respect to a large number of its Public Shares may not allow L&F to complete the most desirable business combination or optimize the capital structure of the Company.
At the time of entering into the Business Combination Agreement, L&F did not know how many shareholders may exercise their redemption rights, and therefore, L&F structured the transaction based on L&F’s expectations as to the number of shares that will be submitted for redemption. The consummation of the Business Combination is conditioned upon, among other things, (i) the approval by L&F’s shareholders of the Condition Precedent Proposals being obtained; (ii) the applicable waiting period under the HSR Act relating to the Business Combination Agreement having expired or been terminated (which expired on January 31, 2022); (iii) the Available Closing Acquiror Cash being not less than $170,000,000; (iv) the approval by NYSE or Nasdaq of L&F’s initial listing application in connection with the Business Combination; and (v) the consummation of the Domestication. Therefore, unless these conditions are waived by the applicable parties to the Business Combination Agreement, the Business Combination Agreement could terminate and the Business Combination may not be consummated. For further details, see the section titled “Proposal No. 2 - The Business Combination Proposal — The Business Combination Agreement — Conditions to the Closing of the Business Combination.”
L&F has no operating history, and L&F’s management has determined that the mandatory liquidation of L&F should an initial business combination not be consummated by August 24, 2022, 2022 raises substantial doubt about L&F’s ability to continue as a going concern.
L&F is a blank check company with no operating history or results. L&F’s management has determined that the mandatory liquidation of L&F, should a business combination not occur by August 24, 2022, and potential subsequent dissolution, raises substantial doubt about L&F’s ability to continue as a going concern. See the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of L&F—Liquidity and Capital Resources.”
L&F and the Target Companies have incurred and expect to incur significant costs associated with the Business Combination.
L&F and the Target Companies expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the Business Combination. The Target Companies may also incur additional costs to retain key employees. All expenses incurred in connection with the Business Combination Agreement and the transactions contemplated thereby, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be for the account of the party incurring such fees, expenses and costs, provided that if the Closing occurs, L&F will bear and pay at or promptly after Closing all L&F and Target Companies’ transaction expenses.
The aggregate transaction expenses as a result of the Business Combination are expected to be approximately $32 million. The per-share amount we will distribute to shareholders who properly exercise their redemption rights will not be reduced by the transaction expenses and after such redemptions, the per-share value of shares held by non-redeeming shareholders will reflect our obligation to pay the transaction expenses.
The exercise of L&F’s directors’ and officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in the best interests of L&F shareholders.
In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement, would require L&F to agree to amend the Business Combination Agreement, to consent to certain actions taken by the Target Companies or to waive rights that L&F is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of the Target Companies’ business, a request by the Target Companies to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement or the occurrence of other events that would have a material adverse effect on the Target Companies’ business and would entitle L&F to terminate the Business Combination Agreement. In any of such circumstances, it would be at L&F’s discretion, acting through its board of directors, to grant its consent or waive those rights. The existence of the financial and personal interests of the directors described in the preceding risk factors may result in a conflict of interest on the part of one or more of the directors between what they may believe is best for L&F and what they may believe is best for themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, L&F does not believe there will be any material changes or waivers that L&F’s directors and officers would be likely to make after the mailing of this proxy statement/prospectus. L&F will circulate a supplemental or amended proxy statement/prospectus if changes to the terms of the Business Combination that would have a material impact on its shareholders are required prior to the vote on the Business Combination proposal.
If, after L&F distributes the proceeds in the Trust Account to the Public Shareholders, it files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, a bankruptcy or insolvency court may seek to recover such proceeds, and the members of the L&F Board may be viewed as having breached their fiduciary duties to the creditors of L&F, thereby exposing L&F and the members of the L&F Board to claims of punitive damages.
If, after L&F distribute the proceeds in the Trust Account to the Public Shareholders, it files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against it that is not dismissed, any distributions received by the Public Shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by the Public Shareholders. In addition, the L&F Board may be viewed as having breached its fiduciary duty to the creditors of L&F and/or having acted in bad faith, thereby exposing itself and L&F to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors.
If, before distributing the proceeds in the Trust Account to the Public Shareholders, L&F files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against L&F that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of L&F shareholders and the per-share amount that would otherwise be received by L&F shareholders in connection with L&F’s liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to the Public Shareholders, L&F files a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against L&F that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in L&F’s bankruptcy estate and subject to the claims of third parties with priority over the claims of L&F’s shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by L&F’s shareholders in connection with L&F’s liquidation may be reduced.

Risks Related to the Consummation of the Domestication and the Adoption of the Proposed Governing Documents
All references in this section to “we,” “us” or “our” mean L&F prior to the Closing and the Company after the Closing, as the context requires. References to the “Company” refer to New ZeroFox and its consolidated subsidiaries subsequent to the Business Combination.
The Domestication may result in adverse tax consequences for holders of the L&F Public Shares and public warrants.
As discussed more fully under “Certain Material United States Federal Income Tax Considerations,” the Domestication generally should qualify as an F Reorganization. However, L&F has not requested, and does not intend to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Domestication. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a contrary position. Accordingly, each U.S. Holder of our securities is urged to consult its tax advisor with respect to the particular tax consequences of the Domestication to such U.S. Holder. If the Domestication qualifies as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, U.S. Holders (as defined in “Certain Material United States Federal Income Tax Considerations — U.S. Holders” below) will be subject to Section 367(b) of the Code and, as a result of the Domestication:
•
a U.S. Holder that holds Public Shares that have a fair market value of less than $50,000 on the date of the Domestication and that is not a U.S. Shareholder (as defined herein) on the date of the Domestication generally will not recognize any gain or loss and will not be required to include any part of L&F’s earnings in income;

•
a U.S. Holder that holds Public Shares that have a fair market value of $50,000 or more on the date of the Domestication and that is not a U.S. Shareholder (as defined herein) on the date of the Domestication generally will recognize gain (but not loss) on the exchange of L&F Public Shares for ZeroFox Holdings, Inc.’s Common Stock pursuant to the Domestication. As an alternative to recognizing gain, such U.S. Holder may file an election to include in income as a deemed dividend the “all earnings and profits amount,” as defined in the U.S. Department of the Treasury Regulations under Section 367(b) of the Code, attributable to its Public Shares provided certain other requirements are satisfied; and

•
a U.S. Holder that, on the date of the Domestication, owns (directly or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock (a “U.S. Shareholder”) generally will be required to include in income as a deemed dividend the “all earnings and profits amount” attributable to its Public Shares provided certain other requirements are satisfied. Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code (commonly referred to as the participation exemption).

L&F does not expect to have significant cumulative earnings and profits through the date of the Domestication.
Furthermore, even if the Domestication qualifies as an F Reorganization, a U.S. Holder of L&F Public Shares or public warrants may, in certain circumstances, still recognize gain (but not loss) upon the exchange of its L&F Public Shares or public warrants for the common stock or warrants of ZeroFox Holdings, Inc. pursuant to the Domestication under the “passive foreign investment company,” or PFIC, rules of the Code. Proposed Treasury Regulations with a retroactive effective date have been promulgated under Section 1291(f) of the Code that generally require that a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging public warrants for newly issued warrants in the Domestication) must recognize gain equal to the excess, if any, of the fair market value of the common stock or warrants of ZeroFox Holdings, Inc. received in the Domestication and the U.S. Holder’s adjusted tax basis in the corresponding L&F Public Shares or public warrants surrendered in exchange therefor, notwithstanding any other provision of the Code. Because L&F is a blank check company with no current active business, we believe that L&F likely is classified as a PFIC for U.S. federal income tax purposes. As a result, these proposed Treasury Regulations, if finalized in their current form, would generally require a U.S. Holder of L&F Public Shares or public warrants to recognize gain on the exchange of such shares or warrants for common stock or warrants of ZeroFox Holdings, Inc. pursuant to the Domestication, unless, in the case of only common stock, such U.S. Holder has made certain tax elections with respect to such U.S. Holder’s Public Shares. A U.S. Holder cannot currently make the aforementioned elections with respect to such U.S. Holder’s public warrants. The tax on any such gain so recognized would be imposed at the rate applicable to ordinary income and an interest charge would apply based on complex rules designed to offset the tax deferral to such U.S. Holder on the undistributed earnings, if any, of L&F. It is not possible to determine at this time whether, in what form, and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. For a more complete discussion of the potential application of the PFIC rules to U.S. Holders as a result of the Domestication, see the discussion in the section entitled “Certain Material United States Federal Income Tax Considerations — U.S. Holders — PFIC Considerations.”
Additionally, the Domestication may cause non-U.S. Holders (as defined in “Certain Material United States Federal Income Tax Considerations — Non-U.S. Holders”) to become subject to U.S. federal income withholding taxes on any dividends paid in respect of such non-U.S. Holder’s ZeroFox Holdings, Inc.’s public shares after the Domestication.
The tax consequences of the Domestication are complex and will depend on a holder’s particular circumstances. All holders are urged to consult their tax advisor on the tax consequences to them of the Domestication, including the applicability and effect of U.S. federal, state, local and foreign income and other tax laws. For a more complete discussion of the U.S. federal income tax considerations of the Domestication, see “Certain Material United States Federal Income Tax Considerations.”
For a description of the tax consequences for shareholders exercising redemption rights in connection with the Business Combination, see the sections entitled “Certain Material United States Federal Income Tax Considerations — U.S. Holders — Effects to U.S. Holders of Exercising Redemption Rights” and “Certain Material United States Federal Income Tax Considerations — Non-U.S. Holders — Effects of Exercising Redemption Rights to Non-U.S. Holders.”
The Proposed Certificate of Incorporation will not limit the ability of the Sponsor or its affiliates to compete with us.
The Sponsor and its affiliates engage in a broad spectrum of activities. In the ordinary course of their business activities, the Sponsor and its affiliates may engage in activities where their interests conflict with the Company’s interests or those of its shareholders. The Proposed Certificate of Incorporation will provide that none of the Company’s non-employee directors or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which the Company operates. The Sponsor and its affiliates also may pursue, in their capacities other than as directors of the New ZeroFox Board, acquisition opportunities that may be complementary to the Company’s business, and, as a result, those acquisition opportunities may not be available to the Company. In addition, the Sponsor may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to you.
Provisions in the Proposed Governing Documents and provisions of the DGCL may delay or prevent an acquisition by a third party that could otherwise be in the interests of shareholders.
The Company’s Proposed Certificate of Incorporation and the Company’s Proposed Bylaws to be in effect following the Closing of the Business Combination will contain several provisions that may make it more difficult or expensive for a third party to acquire control of the Company without the approval of the New ZeroFox Board. These provisions, which may delay, prevent or deter a merger, acquisition, tender offer, proxy contest, or other transaction that shareholders may consider favorable, include the following:
•	the division of the New ZeroFox Board into three classes and the election of each class for three-year terms;
•	advance notice requirements for shareholder proposals and director nominations;
•	provisions limiting shareholders’ ability to call special meetings of shareholders and to take action by written consent;
•	restrictions on business combinations with interested stockholders;

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in certain cases, the approval of holders representing at least two-thirds of the total voting power of the shares entitled to vote will be required for shareholders to adopt, amend or repeal certain provisions of the Proposed Bylaws, or amend or repeal certain provisions of the Proposed Certificate of Incorporation;

•	no cumulative voting; and
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the ability of the board of directors to designate the terms of and issue new series of preferred stock without shareholder approval, which could be used, among other things, to institute a rights plan that would have the effect of significantly diluting the stock ownership of a potential hostile acquirer, likely preventing acquisitions by such acquirer.

These provisions of the Proposed Certificate of Incorporation and Proposed Bylaws could discourage potential takeover attempts and reduce the price that investors might be willing to pay for the shares of New ZeroFox Common Stock in the future, which could reduce the market price of the common stock. For more information, see the section titled “Description of Securities”.
The provision of the Proposed Certificate of Incorporation to be in effect following the Business Combination requiring exclusive venue in the Court of Chancery in the State of Delaware and the federal district courts of the United States for certain types of lawsuits may have the effect of discouraging lawsuits against directors and officers.
The Proposed Certificate of Incorporation will provide that, unless otherwise consented to by the Company in writing, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for the following types of actions or proceedings: (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former director, officer, shareholder, employee or agent of the Company to the Company or the Company’s shareholders; (iii) any action asserting a claim against the Company or any current or former director, officer, shareholder, employee or agent of the Company relating to any provision of the DGCL or the Proposed Certificate of Incorporation or the Proposed Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (iv) any action asserting a claim against the Company or any current or former director, officer, shareholder, employee or agent of the Company governed by the internal affairs doctrine of the State of Delaware, in each such case unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. The Proposed Certificate of Incorporation will further provide that, unless otherwise consented to by the Company in writing to the selection of an alternative forum, the federal district courts of the United States will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint against any person in connection with any offering of the Company’s securities, asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in the Company’s securities will be deemed to have notice of and consented to this provision.
Although the Proposed Certificate of Incorporation contains the choice of forum provisions described above, it is possible that a court could rule that such provisions are inapplicable for a particular claim or action or that such provisions are unenforceable. For example, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. In addition, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and, therefore, the exclusive forum provisions described above do not apply to any actions brought under the Exchange Act.
Although we believe these provisions will benefit us by limiting costly and time-consuming litigation in multiple forums and by providing increased consistency in the application of applicable law, these exclusive forum provisions may limit the ability of our shareholders to bring a claim in a judicial forum that such shareholders find favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and other employees.

Risks Related to Redemption
All references in this section to “we,” “us” or “our” mean L&F prior to the Closing and the Company after the Closing, as the context requires. References to the “Company” refer to New ZeroFox and its consolidated subsidiaries subsequent to the Business Combination.
There is no guarantee that a Public Shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.
L&F can give no assurance as to the price at which a Public Shareholder may be able to sell the shares of New ZeroFox Common Stock in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in New ZeroFox’s stock price, and may result in a lower value realized now than a Public Shareholder of L&F might realize in the future had the shareholder not redeemed its shares. Similarly, if a Public Shareholder does not redeem its shares, the shareholder will bear the risk of ownership of New ZeroFox Common Stock after the consummation of the Business Combination, and there can be no assurance that a shareholder can sell its shares of New ZeroFox Common Stock in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A Public Shareholder should consult his, her or its own tax and/or financial advisor for assistance on how this may affect his, her or its individual situation.
If Public Shareholders fail to receive notice of the L&F offer to redeem their Class A Ordinary Shares in connection with the Business Combination, or if Public Shareholders fail to demand redemption rights properly, they will not be entitled to have their Class A Ordinary Shares redeemed for a pro rata portion of the Trust Account.
L&F will comply with the proxy rules or tender offer rules, as applicable, when conducting redemptions in connection with the Business Combination. Despite L&F’s compliance with these rules, if a Public Shareholder fails to receive L&F’s proxy materials or tender offer documents, as applicable, such Public Shareholder may not become aware of the opportunity to redeem its shares. Public Shareholder holding Class A Ordinary Shares may demand that L&F redeem their shares for a pro rata portion of the Trust Account, calculated as of two business days prior to the anticipated consummation of the Business Combination, including interest earned on the Trust Account and not previously released to L&F to pay its tax obligations. Public Shareholders who seek to exercise this redemption right must deliver their shares (either physically or electronically) to L&F’s transfer agent two business days prior to the Shareholder Meeting. Any Public Shareholder who fails to deliver its shares properly as described in this proxy statement/prospectus will not be entitled to have its shares redeemed. See the section titled “Shareholder Meeting — Redemption Rights” for the procedures to be followed if you wish to have your Class A Ordinary Shares redeemed.
If you or a “group” of shareholders are deemed to hold in excess of 15% of the outstanding Class A Ordinary Shares, you will lose the ability to redeem all such shares in excess of 15% of the outstanding Class A Ordinary Shares.
The Existing Governing Documents provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13(d) of the Exchange Act), is restricted from redeeming its shares with respect to more than an aggregate of 15% of the outstanding shares, which we refer to as the “Excess Shares,” without L&F’s prior consent. However, L&F would not be restricting its shareholders’ ability to vote all of their shares (including Excess Shares) for or against the Business Combination or another initial business combination. Your inability to redeem the Excess Shares will reduce your influence over L&F’s ability to complete the Business Combination or another initial business combination and you could suffer a material loss on your investment in L&F if you sell Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if L&F consummates the Business Combination. As a result, you will continue to hold that number of shares exceeding 15% and, in order to dispose of such shares, would be required to sell your shares in open market transactions, potentially at a loss.
Public Shareholders who redeem their Class A Ordinary Shares may continue to hold any L&F Public Warrants they own, which will result in additional dilution to non-redeeming holders upon exercise of the L&F Public Warrants.
Public Shareholders who redeem their Class A Ordinary Shares may continue to hold any L&F Public Warrants they owned prior to redemption, which will result in additional dilution to non-redeeming holders upon exercise of such L&F Public Warrants. Assuming (i) all redeeming Public Shareholders acquired L&F Public Units in the L&F IPO and continue to hold the L&F Public Warrants that were included in the L&F Public Units, and (ii) maximum redemption of Class A Ordinary Shares held by the redeeming Public Shareholders, 8,625,000 Public Warrants would be retained by redeeming Public Shareholders with a value of approximately $2,587,500, based on the market price of $.30 per warrant based on the closing price of the L&F Public Warrants on the NYSE American on June 13, 2022. As a result of the Redemption, the redeeming Public Shareholders would recoup their entire investment and continue to hold L&F Public Warrants with an aggregate market value of approximately $   , while non-redeeming Public Shareholders would suffer additional dilution in their percentage ownership and voting interest of the post-Business Combination company to the extent such warrants are exercised and additional shares of New ZeroFox Common Stock are issued.
Risks if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is not approved, and an insufficient number of votes have been obtained to authorize the consummation of the Business Combination, L&F’s board of directors may not have the ability to adjourn the Shareholder Meeting to a later date in order to solicit further votes, and, therefore, the Business Combination will not be approved.
The L&F Board of directors is seeking approval to adjourn the Shareholder Meeting to a later date or dates if necessary to permit further solicitation and votes of proxies if, based upon tabulated votes at the time of the Shareholder Meeting, there are insufficient L&F Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Shareholder Meeting or to approve the Articles Amendment Proposal, the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the Advisory Governing Documents Proposals, the Listing Proposal, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal or the Director Election Proposal. If the Adjournment Proposal is not approved, the L&F Board may not have the ability to adjourn the Shareholder Meeting to a later date and, therefore, the Business Combination would not be completed.
Risks Related to Being a Public Company
All references in this section to “we,” “us” or “our” mean L&F prior to the Closing and the Company after the Closing, as the context requires. References to the “Company” refer to New ZeroFox and its consolidated subsidiaries subsequent to the Business Combination.
The Company will qualify as an “emerging growth company.” The reduced public company reporting requirements applicable to emerging growth companies may make its common stock less attractive to investors.
Following the consummation of the Business Combination, we will qualify as an “emerging growth company” under SEC rules. As an emerging growth company, we will be permitted and plan to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These provisions include, but are not limited to: (1) an exemption from compliance with the auditor attestation requirement in the assessment of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, (2) not being required to comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements, (3) reduced disclosure obligations regarding executive compensation arrangements in periodic reports, registration statements, and proxy statements, and (4) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. As a result, the information we provide will be different than the information that is available with respect to other public companies that are not emerging growth companies. If some investors find the New ZeroFox Common Stock less attractive as a result, there may be a less active trading market for the New ZeroFox Common Stock, and the market price of the New ZeroFox Common Stock may be more volatile.

ZeroFox management has limited experience in operating a public company.
The executive officers of ZeroFox have limited experience in the management of a publicly traded company. The ZeroFox management team may not successfully or effectively manage our transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Their limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage in that it is likely that an increasing amount of their time may be devoted to these activities, which will result in less time being devoted to the management and growth of the Company. The Company may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal control over financial reporting required of public companies in the United States. The development and implementation of the standards and controls necessary for the Company to achieve the level of accounting standards required of a public company in the United States may require costs greater than expected. It is possible that the Company will be required to expand its employee base and hire additional employees to support its operations as a public company, which will increase its operating costs in future periods.
Following the consummation of the Business Combination, the Company will incur significant increased expenses and administrative burdens as a public company, which could negatively impact its business, financial condition and results of operations.
Following the consummation of the Business Combination, we will face increased legal, accounting, administrative and other costs and expenses as a public company that the Target Companies have not historically incurred as private companies. The Sarbanes-Oxley Act, including the requirements of Section 404(a) relating to disclosing (i) management’s responsibility for establishing and maintaining internal control over financial reporting and (ii) annually assessing the effectiveness of the internal control over financial reporting, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the PCAOB and the securities exchanges, impose additional reporting and other obligations on public companies. Compliance with public company requirements will increase costs and make certain activities more time-consuming. Our management and other personnel will be required to devote a substantial amount of time to compliance with these requirements.
A number of these requirements will require us to carry out activities that we have not done previously. For example, we will create new board committees and adopt new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements will be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if we identify a material weakness or significant deficiency in the internal control over financial reporting), we could incur additional costs rectifying those issues, and the existence of those issues could harm our reputation or investor perceptions of it. It may also be more expensive to obtain director and officer liability insurance. Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on the board of directors of the Company or as executive officers. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by shareholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase our costs.
The Company has no current plans to pay cash dividends on the New ZeroFox Common Stock. As a result, shareholders may not receive any return on investment unless they sell their common stock for a price greater than the purchase price.
We have no current plans to pay dividends on the New ZeroFox Common Stock. Any future determination to pay dividends will be made at the discretion of the New ZeroFox Board, subject to applicable laws. It will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual, legal, tax and regulatory restrictions, general business conditions, and other factors that the New ZeroFox Board may deem relevant. In addition, the ability to pay cash dividends may be restricted by the terms of debt financing arrangements, as any future debt financing arrangement likely will contain terms restricting or limiting the amount of dividends that may be declared or paid on the New ZeroFox Common Stock. As a result, shareholders may not receive any return on an investment in the New ZeroFox Common Stock unless they sell their shares for a price greater than that which they paid for them.

SHAREHOLDER MEETING
General
L&F is furnishing this proxy statement/prospectus to its shareholders as part of the solicitation of proxies by L&F’s Board for use at the Shareholder Meeting to be held on    , 2022, and at any postponements or adjournments thereof. This proxy statement/prospectus is first being furnished to L&F’s shareholders on or about    , 2022 in connection with the vote on the proposals described in this proxy statement/prospectus. This proxy statement/prospectus provides L&F’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Shareholder Meeting.
Date, Time and Place of Shareholder Meeting
The Shareholder Meeting will be held on    , 2022 at     a.m., Eastern Time, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, New York, New York 10022, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be postponed or adjourned.
Shareholders may attend the Shareholder Meeting in person. However, in view of the ongoing COVID-19 pandemic, we are taking precautionary measures and therefore encourage you to attend the Shareholder Meeting virtually. If you wish to attend the Shareholder Meeting in person, you must reserve your attendance at least two business days in advance of the Shareholder Meeting by contacting L&F’s investor relations department at     by 9:00 a.m., Eastern Time, on     (two business days prior to the meeting date).
You can pre-register to attend the virtual Shareholder Meeting starting    , 2022 at 9:00 a.m., Eastern Time (five business days prior to the meeting date). Enter the URL address into your browser https://www.cstproxy.com/   , enter your control number, name and email address. Once you pre-register you can vote or enter questions in the chat box. At the start of the Shareholder Meeting you will need to log in again using your control number and will also be prompted to enter your control number if you vote during the Shareholder Meeting.
Shareholders who hold their investments through a bank or broker, will need to contact the Transfer Agent to receive a control number. If you plan to vote at the Shareholder Meeting you will need to have a legal proxy from your bank or broker or if you would like to join and not vote, the Transfer Agent will issue you a guest control number with proof of ownership. Either way you must contact the Transfer Agent for specific instructions on how to receive the control number. The Transfer Agent can be contacted at 917-262-2373, or via email at proxy@continentalstock.com. Please allow up to 72 hours prior to the meeting for processing your control number.
If you do not have access to Internet, you can listen only to the meeting by dialing     (or     if you are located outside the United States and Canada (standard rates apply)) and when prompted enter the pin number    . Please note that you will not be able to vote or ask questions at the Shareholder Meeting if you choose to participate telephonically.
Purpose of the Shareholder Meeting
At the Shareholder Meeting, L&F is asking holders of L&F Ordinary Shares to consider and vote upon:
•	the Articles Amendment Proposal;
•	the Business Combination Proposal;
•	the Domestication Proposal;
•	the Governing Documents Proposal;
•	the Advisory Governing Documents Proposals;
•	the Listing Proposal;
•	the Incentive Equity Plan Proposal;
•	the Employee Stock Purchase Plan Proposal;

•	the Director Election Proposal; and
•	the Adjournment Proposal.
Each of the Condition Precedent Proposals is conditioned on the approval and adoption of each of the other Condition Precedent Proposals. The Condition Precedent Proposals will be presented to the shareholders for a vote only if the Articles Amendment Proposal is approved. The Advisory Governing Documents Proposals will be presented to the shareholders for a vote only if the Business Combination Proposal is approved. The Articles Amendment Proposal and the Adjournment Proposal are not conditioned upon the approval of any other proposal, though the special resolution contemplated by the Articles Amendment Proposal will be adopted only if the Business Combination Proposal is approved.
Recommendation of the L&F Board with Respect to the Proposals
The Board believes that the Business Combination Proposal and the other proposals to be presented at the Shareholder Meeting are in the best interests of L&F’s shareholders and unanimously recommends that our shareholders vote “FOR” the Articles Amendment Proposal, “FOR” the Business Combination Proposal, “FOR” the Domestication Proposal, “FOR” the Governing Documents Proposal, “FOR” each of the Advisory Governing Documents Proposals, “FOR” the Listing Proposal, “FOR” the Incentive Equity Plan Proposal, “FOR” the Employee Stock Purchase Plan Proposal, “FOR” each of the director nominees set forth in the Director Election Proposal, and “FOR” the Adjournment Proposal, in each case, if presented to the Shareholder Meeting.
The existence of financial and personal interests of L&F’s directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of L&F and its shareholders and what may be best for a director’s personal interests when determining to recommend that shareholders vote for the proposals. These conflicts of interest include, among other things, that if we do not consummate an initial business combination by August 24, 2022, we may be forced to liquidate, and the 4,312,500 Founder Shares owned by the Sponsor Holders and 5,450,000 Private Placement Warrants owned by our Sponsor, of which our directors and officers are members, would be worthless. See the sections titled “Proposal No. 2 - The Business Combination Proposal — Interests of Certain Persons in the Business Combination,” “Proposal No. 2 - The Business Combination Proposal — Conflicts of Interest and Waiver of Corporate Opportunity Doctrine”, “Risk Factors”, “Certain Relationships and Related Person Transactions,” “Executive and Director Compensation - Director Compensation” and “Beneficial Ownership of Securities” for more information.
Record Date; Who is Entitled to Vote
We have fixed the close of business on May 27, 2022, as the “record date” for determining the shareholders entitled to notice of and to attend and vote at the Shareholder Meeting. As of the close of business on May 27, 2022, there were 7,738,189 L&F Ordinary Shares outstanding and entitled to vote. Each L&F Ordinary Share is entitled to one vote per share at the Shareholder Meeting.
The L&F Initial Shareholders entered into a Sponsor Support Letter Agreement to vote their Class B Ordinary Shares and any Public Shares purchased during or after the L&F IPO, in favor of the Business Combination Proposal and the other proposals to be voted upon at the Shareholder Meeting. As of the date hereof, the L&F Initial Shareholders own approximately 55.7% of the total outstanding L&F Ordinary Shares.
Quorum
The presence (which would include presence at the virtual Shareholder Meeting), in person or by proxy, of shareholders holding a majority of the L&F Ordinary Shares at the Shareholder Meeting constitutes a quorum at the Shareholder Meeting. Abstentions will be considered present for the purposes of establishing a quorum. The L&F Initial Shareholders, who own approximately 55.7% of the issued and outstanding L&F Ordinary Shares as of the Record Date, own a sufficient number of shares to constitute a quorum. As a result, as of the Record Date, in addition to the shares of the L&F Initial Shareholders, no additional L&F Ordinary Shares held by Public Shareholders would be required to be present at the Shareholder Meeting to achieve a quorum. In the absence of a quorum, the chairman of the Shareholder Meeting has the power to adjourn the Shareholder Meeting.

Abstentions
Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Shareholder Meeting and therefore will have no effect on the approval of any of the proposals voted upon at the Shareholder Meeting.
Under NYSE rules, if a shareholder holds their shares in “street” name through a bank, broker or other nominee and the shareholder does not instruct their broker, bank or other nominee how to vote their shares on a proposal, the broker, bank or other nominee has the authority to vote the shares in its discretion on certain “routine” matters. However, banks, brokers and other nominees are not authorized to exercise their voting discretion on any “non-routine” matters. This can result in a “broker non-vote,” which occurs on a proposal when (i) a bank, broker or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting of shareholders, (ii) there are one or more “non-routine” proposals to be voted on at the meeting for which the bank, broker or other nominee does not have authority to vote without instructions from the beneficial owner of the shares and (iii) the beneficial owner fails to provide the bank, broker or other nominee with voting instructions on a “non-routine” matter.
We believe that all of the proposals to be voted on at the Shareholder Meeting will be considered non-routine matters. As a result, if you hold your shares in street name, your bank, brokerage firm or other nominee cannot vote your shares on any of the proposals to be voted on at the Shareholder Meeting without your instruction.
Because all of the proposals to be voted on at the Shareholder Meeting are “non-routine” matters, banks, brokers and other nominees will not have authority to vote on any proposals unless instructed, so L&F does not expect there to be any broker non-votes at the Shareholder Meeting.
Vote Required for Approval
The approval of the Articles Amendment Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued L&F Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.
The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued L&F Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting
The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued L&F Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.
The approval of the Governing Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued L&F Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.
The approval of each of the Advisory Governing Documents Proposals requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued L&F Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. Each of the Advisory Governing Documents Proposals will be voted upon on a non-binding advisory basis only.
The approval of the Listing Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued L&F Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.
The approval of the Director Election Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued Class B Ordinary

Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. Pursuant to the Sponsor Support Letter Agreement, the L&F Initial Shareholders have agreed to vote their Class B Ordinary Shares in favor of the Director Election Proposal and the election of the director nominees is therefore assured.
The approval of the Incentive Equity Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued L&F Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.
The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued L&F Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.
The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued L&F Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting.
The approval of each of the proposals other than the Articles Amendment Proposal, the Domestication Proposal and the Governing Documents Proposal will not require the affirmative vote of the Public Shareholders based on the ownership of the Sponsor Holders. In addition to the votes of the Sponsor Holders, the approval of the Articles Amendment Proposal, the Domestication Proposal and the Governing Documents Proposal will require the affirmative vote of at least 846,293 L&F Ordinary Shares held by Public Shareholders (or approximately 24.7% of the issued and outstanding Class A Ordinary Shares) if all L&F Ordinary Shares are represented at the Shareholder Meeting and cast votes, and the affirmative vote of no additional L&F Ordinary Shares held by Public Shareholders if only such shares as are required to establish a quorum are represented at the Shareholder Meeting and cast votes.
Voting Your Shares
If you were a holder of record of L&F Ordinary Shares as of the close of business on May 27, 2022, the record date for the Shareholder Meeting, you may vote with respect to the proposals in person or virtually at the Shareholder Meeting, or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. Your proxy card shows the number of L&F Ordinary Shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
There are three ways to vote your L&F Ordinary Shares at the Shareholder Meeting:
Voting by Mail. By signing the proxy card and returning it in the enclosed prepaid and addressed envelope, you are authorizing the individuals named on the proxy card to vote your shares at the Shareholder Meeting in the manner you indicate. You are encouraged to sign and return the proxy card even if you plan to attend the Shareholder Meeting so that your shares will be voted if you are unable to attend the Shareholder Meeting. If you receive more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. Votes submitted by mail must be received by 5:00 p.m., Eastern Time, on    , 2022.
Voting in Person at the Meeting. If you attend the Shareholder Meeting and plan to vote in person, you will be provided with a ballot at the Shareholder Meeting. If your shares are registered directly in your name, you are considered the shareholder of record and you have the right to vote in person at the Shareholder Meeting. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the Shareholder Meeting and vote in person, you will need to bring to the Shareholder Meeting a legal proxy from your broker, bank or nominee authorizing you to vote these shares.
Voting Electronically. You may attend, vote and examine the list of shareholders entitled to vote at the Shareholder Meeting by visiting https://www.cstproxy.com/    and entering the control number found on your proxy card, voting instruction form or notice included in the proxy materials.

Revoking Your Proxy
If you give a proxy, you may revoke it at any time before the Shareholder Meeting or at the Shareholder Meeting by doing any one of the following:
•	you may send another proxy card with a later date;
•	you may notify L&F’s Secretary in writing to L&F Acquisition Corp., 150 North Riverside Plaza, Suite 5200, Chicago, Illinois 60606, before the Shareholder Meeting that you have revoked your proxy; or
•	you may attend the Shareholder Meeting, revoke your proxy, and vote in person, as indicated above.
If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.
Who Can Answer Your Questions About Voting Your Shares?
If you are an L&F shareholder and have any questions about how to vote or direct a vote in respect of your L&F Ordinary Shares, you may call Morrow Sodali, our proxy solicitor, by calling (800) 662-5200 (toll-free), or banks and brokers can call (203) 658-9400, or by emailing LNFA.info@investor.morrowsodali.com.
Vote of L&F’s Sponsor, Directors and Officers
The L&F Initial Shareholders entered into a Sponsor Support Letter Agreement to vote their Class B Ordinary Shares and any Public Shares purchased during or after the L&F IPO, in favor of the Business Combination Proposal and the other proposals to be voted upon at the Shareholder Meeting. As of the date hereof, the L&F Initial Shareholders own approximately 55.7% of the total outstanding L&F Ordinary Shares.
Redemption Rights
Pursuant to the Existing Governing Documents, holders of Class A Ordinary Shares may seek to redeem their shares for cash, regardless of whether they vote for or against, or whether they abstain from voting on, the Business Combination Proposal. Any shareholder holding Class A Ordinary Shares may demand that L&F redeem such shares for a full pro rata portion of the Trust Account (which, for illustrative purposes, was approximately $10.16 per share as of May 27, 2022, the record date for the meeting), calculated as of two business days prior to the anticipated consummation of the Business Combination. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, L&F will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination.
As a holder of Class A Ordinary Shares, you will be entitled to receive cash for any Class A Ordinary Shares to be redeemed only if you:
(i)	hold Class A Ordinary Shares;
(ii)
submit a written request to Continental, L&F’s transfer agent, in which you (i) request that L&F redeem all or a portion of your Class A Ordinary Shares for cash, and (ii) identify yourself as the beneficial holder of the Class A Ordinary Shares and provide your legal name, phone number and address; and

(iii)	deliver your Class A Ordinary Shares to Continental, L&F’s transfer agent, physically or electronically through DTC.
Holders must complete the procedures for electing to redeem their Class A Ordinary Shares in the manner described above prior to 5:00 p.m., Eastern Time, on    , 2022 (two business days before the Shareholder Meeting) in order for their shares to be redeemed.
The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. If the Business Combination is not consummated, the Class A Ordinary Shares will be returned to the respective holder, broker or bank.

If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares of L&F that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The Transfer Agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.
Any request for redemption, once made by a holder of Class A Ordinary Shares, may not be withdrawn following the Redemption Deadline, unless the L&F Board determines (in its sole discretion) to permit such withdrawal of a redemption request (which it may do in whole or in part).
Any corrected or changed written exercise of redemption rights must be received by Continental, L&F’s transfer agent, at least two business days prior to the Shareholder Meeting. No request for redemption will be honored unless the holder’s Class A Ordinary Shares have been delivered (either physically or electronically) to Continental, L&F’s transfer agent, prior to 5:00 p.m., Eastern Time, on    , 2022 (two business days before the Shareholder Meeting).
Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Class A Ordinary Shares with respect to more than an aggregate of 15% of the outstanding Class A Ordinary Shares, without our prior consent. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the outstanding Class A Ordinary Shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.
The L&F Initial Shareholders have, pursuant to the Sponsor Support Letter Agreement, agreed to, among other things, vote all of their L&F Ordinary Shares in favor of the proposals being presented at the Shareholder Meeting and waive their anti-dilution rights with respect to their Class B Ordinary Shares in connection with the consummation of the Business Combination. Such shares will be excluded from the pro rata calculation used to determine the per-share redemption price. As of the date of this proxy statement/prospectus, the L&F Initial Shareholders own approximately 55.7% of the issued and outstanding L&F Ordinary Shares. See “Proposal No. 2 - Business Combination Proposal — Related Agreements — The Sponsor Support Letter Agreement” for more information related to the Sponsor Support Letter Agreement.
If the Business Combination is not approved or completed for any reason, then the Public Shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the Trust Account, as applicable. In such case, L&F will promptly return any shares delivered by Public Shareholders.
The closing price of Class A Ordinary Shares on May 27, 2022, the record date for the Shareholder Meeting, was $10.07 per share. The cash held in the Trust Account on such date was approximately $34,806,051 (net of taxes payable) (approximately $10.16 per Class A Ordinary Share). Prior to exercising redemption rights, shareholders should verify the market price of Class A Ordinary Shares as they may receive higher proceeds from the sale of their Class A Ordinary Shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. L&F cannot assure its shareholders that they will be able to sell their Class A Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.
If a holder of Class A Ordinary Shares exercises his, her or its redemption rights, then he, she or it will be exchanging his, her or its Class A Ordinary Shares for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption by delivering your stock certificate (either physically or electronically) to L&F’s transfer agent prior to the vote at the Shareholder Meeting, and the Business Combination is consummated.
For a discussion of the material U.S. federal income tax considerations for shareholders with respect to the exercise of these redemption rights, see “Certain Material United States Federal Income Tax Considerations.” The consequences of a redemption to any particular shareholder will depend on that shareholder's particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.

Appraisal Rights
L&F Shareholders have no appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.
Proxy Solicitation Costs
L&F is soliciting proxies on behalf of the L&F Board. This proxy solicitation is being made by mail, but also may be made by telephone or in person. L&F has engaged Morrow Sodali to assist in the solicitation of proxies for the Shareholder Meeting. L&F and its directors, officers and employees may also solicit proxies in person. L&F will ask banks, brokers and other institutions, nominees and fiduciaries to forward this proxy statement/prospectus and the related proxy materials to their principals and to obtain their authority to execute proxies and voting instructions.
L&F will bear the entire cost of the proxy solicitation, including the preparation, assembly, printing, mailing and distribution of this proxy statement/prospectus and the related proxy materials. L&F will pay Morrow Sodali a fee of $32,500, plus disbursements, reimburse Morrow Sodali for its reasonable out-of-pocket expenses and indemnify Morrow Sodali and its affiliates against certain claims, liabilities, losses, damages and expenses for its services as L&F’s proxy solicitor. L&F will reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding this proxy statement/prospectus and the related proxy materials to L&F shareholders. Directors, officers and employees of L&F who solicit proxies will not be paid any additional compensation for soliciting.
Potential Purchases of Public Shares and/or Warrants
At any time prior to the Shareholder Meeting, during a period when they are not then aware of any material nonpublic information regarding L&F or our securities, L&F’s Initial Shareholders, the Target Companies and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of L&F Ordinary Shares. In such transactions, the purchase price for the Class A Ordinary Shares will not exceed the redemption price. In addition, the persons described above will waive redemption rights, if any, with respect to the Class A Ordinary Shares they acquire in such transactions. However, any Class A Ordinary Shares acquired by the persons described above would not be voted in connection with the Business Combination Proposal.
The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied or to provide additional equity financing. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.
Entering into any such incentive arrangements may have a depressive effect on the Class A Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Shareholder Meeting.
As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. L&F will file a Current Report on Form 8-K prior to the Shareholder Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of Class A Ordinary Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Class A Ordinary Shares for which L&F has received redemption requests.
The existence of financial and personal interests of our directors and officers may result in conflicts ofinterest, including a conflict between what may be in the best interests of New ZeroFox and its shareholders and what may be best for a director’s personal interests when determining to recommend that Public Shareholders vote for the proposals. See the sections titled “Risk Factors,” “Proposal No. 2 - The Business Combination Proposal — Interests of Certain Persons in the Business Combination”, “Proposal No. 2 - The Business Combination Proposal — Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Beneficial Ownership of Securities” for more information and other risks.

PROPOSAL NO. 1 - THE ARTICLES AMENDMENT PROPOSAL
Overview
As discussed in this proxy statement/prospectus, L&F is asking its shareholders to approve the Articles Amendment Proposal. The Articles Amendment Proposal is not conditioned on any other proposal, though the special resolution contemplated by the Articles Amendment Proposal will be adopted only if the Business Combination Proposal is approved. However, the Condition Precedent Proposals will not be presented to the shareholders for a vote if the Articles Amendment Proposal is not approved.
Reasons for the Amendments
L&F shareholders are being asked to adopt the proposed amendments to the Existing Governing Documents, prior to the Domestication, which, in the judgment of the L&F Board, is necessary to facilitate the Business Combination. The Existing Governing Documents limit L&F’s ability to consummate a Business Combination, or to redeem Class A Ordinary Shares in connection with a Business Combination, if it would cause L&F to have less than $5,000,001 in net tangible assets. The purpose of such limitation is to ensure that the L&F Ordinary Shares are not deemed to be a “penny stock” pursuant to Rule 3a51-1 under the Exchange Act. Because the Class A Ordinary Shares and the New ZeroFox Common Stock would not be deemed to be a “penny stock” pursuant to other applicable provisions of Rule 3a51-1 under the Exchange Act, L&F is presenting the Articles Amendment Proposal to facilitate the consummation of the Business Combination. In connection with the approval of the Articles Amendment Proposal, the parties to the Business Combination Agreement have waived the condition to Closing under the Business Combination Agreement that L&F have at least $5,000,0001 in tangible net assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act), subject to the approval of the Articles Amendment Proposal and the Business Combination Proposal. If the Articles Amendment Proposal is not approved and there are significant requests for redemption (including as a result of the Extension Amendment Redemptions) such that L&F's net tangible assets would be less than $5,000,001 upon the consummation of the Business Combination, we would be unable to consummate the Business Combination even if all other conditions to Closing are met.
Vote Required for Approval
The Articles Amendment Proposal is not conditioned on any other proposal, though the special resolution contemplated by the Articles Amendment Proposal will be adopted only if the Business Combination Proposal is approved. The approval of the Articles Amendment Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued L&F Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Shareholder Meeting and therefore will have no effect on the approval of the Articles Amendment Proposal.
As of the date of this proxy statement/prospectus, the L&F Initial Shareholders have agreed to vote any L&F Ordinary Shares owned by them in favor of the Articles Amendment Proposal. As of the date hereof, the L&F Initial Shareholders own approximately 55.7% of the issued and outstanding L&F Ordinary Shares and have not purchased any Public Shares, but may do so at any time, subject to certain requirements discussed under “Shareholder Meeting—Potential Purchases of Public Shares and/or Warrants.” As a result, in addition to the L&F Initial Shareholders, approval of the Articles Amendment Proposal will require the affirmative vote of at least 846,293 L&F Ordinary Shares held by Public Shareholders (or approximately 24.7% of the issued and outstanding Class A Ordinary Shares) if all L&F Ordinary Shares are represented at the Shareholder Meeting and cast votes; the L&F Initial Shareholders own sufficient shares to approve the Articles Amendment Proposal if only such shares as are required to establish a quorum are represented at the Shareholder Meeting and cast votes.

Resolution
The full text of the resolution to be voted upon is as follows:
RESOLVED, as a special resolution, that subject to the approval of Proposal No. 2 (the Business Combination Proposal):
(a)	Article 49.2(b) be deleted in its entirety and be replaced with the following new Article 49.2(b):
“provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (which interest shall be net of taxes paid or payable, if any), divided by the number of then issued Public Shares. Such obligation to repurchase Shares is subject to the completion of the proposed Business Combination to which it relates.”
(b)	Article 49.4 be deleted in its entirety and be replaced with the following new Article 49.4:
“At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorised to consummate such Business Combination.”
(c)	the following final sentence of Article 49.5 be deleted in its entirety:
“The Company shall not redeem Public Shares that would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemptions (the “Redemption Limitation”).”
(d)	the final sentence of Article 49.8 be deleted in its entirety and be replaced with the following new final sentence of Article 49.8:
“The Company shall not provide such redemption in this Article if it would cause the Company’s net tangible assets to be less than US$5,000,001 following such redemption.”
Recommendation of the Board
THE BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ARTICLES AMENDMENT PROPOSAL.
The existence of financial and personal interests of L&F’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of L&F and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the sections titled “Proposal No. 2 — The Business Combination Proposal — Interests of Certain Persons in the Business Combination,” “Proposal No. 2 - The Business Combination Proposal — Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Risk Factors”, for a further discussion of these considerations.

PROPOSAL NO. 2 - THE BUSINESS COMBINATION PROPOSAL
We are asking our shareholders to approve and adopt the Business Combination Agreement and the transactions contemplated thereby. Our shareholders should carefully read this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus and is hereby incorporated by reference. Please see the subsection titled “—The Business Combination Agreement” below, for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to carefully read the Business Combination Agreement in its entirety before voting on this proposal.
Because we are holding a shareholder vote on the Business Combination, we may consummate the Business Combination only if it is approved by the affirmative vote for the proposal by the holders of a majority of the issued L&F Ordinary Shares who, being present (in person or by proxy) and entitled to vote at the Shareholder Meeting to approve the Business Combination Proposal, vote at the Shareholder Meeting, voting as a single class.
The Business Combination Agreement
This section describes the material provisions of the Business Combination Agreement, but does not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A hereto, which is incorporated herein by reference. Shareholders and other interested parties are urged to read the Business Combination Agreement, carefully and in its entirety (and, if appropriate, with the advice of financial and legal counsel) because it is the primary legal document that governs the Business Combination.
The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in part by the underlying disclosure schedules (the “disclosure schedules”), which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that the disclosure schedules contain information that is material to an investment decision. Additionally, the representations and warranties of the parties to the Business Combination Agreement may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about L&F, ZeroFox, IDX or any other matter.
General; Structure of the Business Combination
On December 17, 2021, L&F entered into the Business Combination Agreement with L&F Holdings, ZF Merger Sub, IDX Merger Sub, IDX Forward Merger Sub and the Target Companies, pursuant to which, at the Closing, on the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the applicable provisions of the DGCL, the DLLCA and other applicable laws:
(a) ZeroFox and ZF Merger Sub will consummate the ZF Merger, pursuant to which ZF Merger Sub will be merged with and into ZeroFox, following which the separate existence of ZF Merger Sub will cease and ZeroFox will continue after the ZF Merger as a direct, wholly-owned subsidiary of L&F Holdings;
(b) IDX and IDX Merger Sub will consummate the IDX Merger, pursuant to which IDX Merger Sub will be merged with and into IDX, following which the separate existence of IDX Merger Sub will cease and IDX will continue as the surviving entity after the IDX Merger (referred to as Transitional IDX Entity) as a direct, wholly-owned subsidiary of L&F Holdings; and

(c) Immediately following the IDX Merger, Transitional IDX Entity and IDX Forward Merger Sub will consummate the IDX Forward Merger, pursuant to which Transitional IDX Entity will be merged with and into IDX Forward Merger Sub, following which the separate existence of Transitional IDX Entity will cease and IDX Forward Merger Sub will continue as the surviving entity after the IDX Forward Merger as a direct, wholly-owned subsidiary of L&F Holdings.
(d) On the Closing Date, prior to the consummation of the Mergers, L&F will complete the Domestication, upon which L&F will change its name to “ZeroFox Holdings, Inc.” (for further details, see the section titled “The Domestication Proposal”).
Effect of the Domestication on Existing L&F Equity in the Business Combination
The Domestication will result in, among other things, the following, each of which will occur prior to the consummation of the Mergers on the Closing Date:
•	each issued and outstanding Class A Ordinary Share will be converted, on a one-for-one basis, into one share of New ZeroFox Common Stock;
•	each issued and outstanding L&F Class B Ordinary Share will be converted, on a one-for-one basis, into one share of New ZeroFox Common Stock;
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each issued and outstanding L&F Public Warrant and L&F Private Placement Warrant exercisable for one Class A Ordinary Share will be converted, on a one-for-one basis, into one warrant exercisable for one share of New ZeroFox Common Stock; and

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the governing documents of L&F will be replaced by the Proposed Certificate of Incorporation and the Proposed Bylaws as described in this proxy statement/prospectus and L&F’s name will be changed to “ZeroFox Holdings, Inc.”

Consideration to be Received in the Business Combination
In consideration for the consummation of the Business Combination and as a result of the Mergers, among other things,
(a) Each share of ZeroFox Common Stock (including shares of ZeroFox restricted stock) issued and outstanding immediately prior to the ZF Effective Time (after giving effect to the ZF Mandatory Conversion and other than ZF Dissenting Shares and ZF Cancelled Shares) will be automatically cancelled and extinguished and converted into the right to receive the ZF Closing Stock Per Share Consideration. The ZF Closing Stock Per Share Consideration issued in respect of shares of ZeroFox restricted stock will continue to have, and be subject to, the same terms and conditions (including restrictions on vesting) relating thereto as in effect immediately prior to the Closing. The ZF Closing Stock Per Share Consideration is based on a pre-money enterprise value of ZeroFox of $866,250,000 and a price of $10.00 per share of New ZeroFox Common Stock and is calculated to be a fraction of a share of New ZeroFox Common Stock equal to the quotient obtained by dividing 86,625,000 by ZeroFox’s fully diluted shares of stock. For purposes of this calculation, ZeroFox’s fully diluted shares is equal to the sum of (i) the total number of shares of ZeroFox Common Stock (excluding unvested restricted shares), (ii) the total number of shares of ZeroFox Common Stock issuable upon the exercise of all vested ZeroFox options, and (iii) the total number of shares of ZeroFox Common Stock issuable upon the exercise or settlement of all ZeroFox warrants (whether or not vested), in each case of clauses (ii) and (iii), determined on a net exercise basis. Based on vested options to purchase 14,323,950 shares of ZeroFox Common Stock outstanding as of the date of this proxy statement/prospectus and assuming that outstanding warrants to purchase 5,912,146 shares of ZeroFox Common Stock are exercised on a cash basis prior to the ZF Effective Time, the ZF Closing Stock Per Share Consideration will be 0.2866 of a share of New ZeroFox Common Stock and 83,222,734 shares of New ZeroFox Common Stock will be issued to ZeroFox shareholders.
(b) (i) Each share of IDX Common Stock issued and outstanding immediately prior to the IDX Effective Time (other than IDX Dissenting Shares and IDX Cancelled Shares) will be automatically cancelled and extinguished and converted into the right to receive (A) the IDX Closing Stock Per Share Consideration and (B) the IDX Closing Cash Per Share Consideration; (ii) each share of IDX series A-1 Preferred Stock and IDX series A-2 Preferred Stock issued and outstanding immediately prior to the IDX Effective Time (other than IDX Dissenting Shares and IDX Cancelled Shares) will be automatically cancelled and extinguished and converted into the right to receive (A) the IDX Closing Stock Per Share Consideration, (B) the IDX Closing Cash Per Share Consideration, and (C) an amount in cash equal to $0.361 per share (the “IDX Liquidation Preference”); and (iii) each share of IDX series B Preferred Stock issued and outstanding immediately prior to the IDX Effective Time (other than IDX Dissenting Shares and IDX Cancelled Shares) will be automatically cancelled and extinguished and converted into the right to receive an amount of cash equal to the IDX Liquidation Preference. The IDX Closing Stock Per Share Consideration and IDX Closing Cash Per Share Consideration are based on a pre-money enterprise value of IDX of $338,750,000 and a price of $10.00 per share of New ZeroFox Common Stock. The IDX Closing Stock Per Share Consideration is calculated to be a fraction of a share of New ZeroFox Common Stock equal to the quotient obtained by dividing 28,875,000 by IDX’s fully diluted shares of stock. The IDX Closing Cash Per Share Consideration is calculated to be an amount equal to the quotient obtained by dividing $50,000,000 (subject to certain Closing adjustments for cash, working capital, debt and transaction expenses, and net of the aggregate IDX Liquidation Preference) by IDX’s fully diluted shares of stock. For purposes of these calculation, IDX’s fully diluted shares is the sum of (i) the total number of shares of IDX Common Stock, IDX series A-1 Preferred Stock and IDX series A-2 Preferred Stock, (ii) the total number of shares of IDX Common Stock issuable upon the exercise of all vested IDX options, and (iii) the total number of shares of IDX Common Stock issuable upon the exercise or settlement of all IDX warrants (whether or not vested), in each case of clauses (ii) and (iii), determined on a net exercise basis. Based on vested options to purchase 1,481,694 shares of IDX Common Stock outstanding as of the date of this proxy statement/prospectus and assuming that outstanding warrants to purchase 300,000 shares of IDX Common Stock are exercised on a cash basis prior to the IDX Effective Time, the IDX Closing Stock Per Share Consideration will be 0.6177 of a share of New ZeroFox Common Stock and, 27,905,045 shares of New ZeroFox Common Stock will be issued to IDX shareholders.
(c) To the extent not exercised and exchanged prior to the ZF Effective Time, each warrant of ZeroFox issued, outstanding and unexercised immediately prior to the ZF Effective Time will be assumed and converted into a warrant to purchase shares of New ZeroFox Common Stock (each, a “ZF Assumed Warrant”). Each such ZF Assumed Warrant as so assumed and converted will continue to have, and will be subject to, the same terms and conditions as applied to the underlying warrant of ZeroFox immediately prior to the ZF Effective Time. Each such ZF Assumed Warrant as so assumed and converted will be a warrant to purchase (i) that number of shares of New ZeroFox Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of ZeroFox Common Stock subject to such warrant of ZeroFox immediately prior to the ZF Effective Time (assuming the exercise of such warrant of ZeroFox immediately prior to the ZF Effective Time and, where applicable, the ZF Mandatory Conversion) and (B) the ZF Closing Stock Per Share Consideration, (ii) at an exercise price per share of New ZeroFox Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of ZeroFox Common Stock applicable to the underlying warrant of ZeroFox immediately prior to the ZF Effective Time (giving effect to the exercise of such warrant of ZeroFox immediately prior to the ZF Effective Time and, where applicable, the ZF Mandatory Conversion) by (y) the ZF Closing Stock Per Share Consideration.
(d) To the extent not exercised and exchanged prior to the IDX Effective Time, each warrant of IDX issued, outstanding and unexercised immediately prior to the IDX Effective Time will be assumed and converted into a warrant to purchase New ZeroFox Common Stock (each, an “IDX Assumed Warrant”). Each such IDX Assumed Warrant as so assumed and converted will continue to have, and will be subject to, the same terms and conditions as applied to the underlying warrant of IDX immediately prior to the IDX Effective Time. Each such IDX Assumed Warrant to purchase IDX Common Stock as so assumed and converted will be a warrant to purchase (i) that number of shares of New ZeroFox Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of IDX Common Stock subject to the underlying warrant of IDX immediately prior to the IDX Effective Time and (B) the IDX Total Per Share Consideration, (ii) at an exercise price per share of New ZeroFox Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of IDX Common Stock applicable to the underlying warrant of IDX immediately prior to the IDX Effective Time by (y) the IDX Total Per Share Consideration. Each such IDX Assumed Warrant to purchase IDX Preferred Stock as so assumed and converted will be a warrant to purchase (i) that number of shares of New ZeroFox Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of IDX Preferred Stock subject to the underlying warrant of IDX immediately prior to the IDX Effective Time and (B) the IDX Total Preferred Per Share Consideration, (ii) at an exercise price per share of New ZeroFox Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of IDX Preferred Stock applicable to the underlying warrant of IDX immediately prior to the IDX Effective Time by (y) the IDX Total Preferred Per Share Consideration. For purposes of the foregoing, (i) the IDX Total Per Share Consideration is calculated to be a fraction of a share of New ZeroFox Common Stock equal to the sum of the IDX Closing Stock Per Share Consideration plus the quotient obtained by dividing the IDX Closing Cash Per Share Consideration by the L&F Closing Stock Price and (ii) the IDX Total Preferred Per Share Consideration is calculated to be a fraction of a share of New ZeroFox Common Stock equal to the sum of the IDX Closing Stock Per Share Consideration plus the quotient obtained by dividing the IDX Closing Cash Per Share Consideration plus the IDX Liquidation Preference by the L&F Closing Stock Price.
(e) Each option of ZeroFox (whether vested or unvested) that is outstanding and unexercised as of immediately prior to the ZF Effective Time will be assumed and converted into an option to purchase shares of New ZeroFox Common Stock (each, a “New ZeroFox Option”). Each such New ZeroFox Option as so assumed and converted will continue to have, and will be subject to, the same terms and conditions as applied to the underlying option of ZeroFox immediately prior to the ZF Effective Time. Each such New ZeroFox Option as so assumed and converted will be an option to acquire (i) that number of shares of New ZeroFox Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of ZeroFox Common Stock subject to such option of ZeroFox immediately prior to the ZF Effective Time and (B) the ZF Closing Stock Per Share Consideration, (ii) at an exercise price per share of New ZeroFox Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of ZeroFox Common Stock applicable to such option of ZeroFox immediately prior to the ZF Effective Time by (y) the ZF Closing Stock Per Share Consideration.
(f) Each option of IDX (whether vested or unvested) that is outstanding and unexercised as of immediately prior to the IDX Effective Time will be assumed and converted into a New ZeroFox Option. Each such New ZeroFox Option as so assumed and converted will continue to have, and will be subject to, the same terms and conditions as applied to the underlying option of IDX immediately prior to the IDX Effective Time. Each such New ZeroFox Option as so assumed and converted will be an option to acquire (i) that number of shares of New ZeroFox Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of IDX Common Stock subject to such option of IDX immediately prior to the IDX Effective Time and (B) the IDX Total Per Share Consideration, (ii) at an exercise price per share of New ZeroFox Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of IDX Common Stock applicable to such option of IDX immediately prior to the IDX Effective Time by (y) the IDX Total Per Share Consideration.
Closing of the Business Combination
The Closing will take place (i) electronically by the mutual exchange of electronic signatures (including portable document format (PDF)) commencing as promptly as practicable (and in any event no later than 9:00 a.m., Eastern Time, on the third Business Day) following the satisfaction or, to the extent permitted by applicable law, waiver of the conditions set forth below in “—Conditions to the Closing of the Business Combination” (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided, that such conditions are satisfied or, to the extent permitted by applicable law, waived in writing) or (ii) at such other place, time or date as L&F, ZeroFox and IDX may mutually agree in writing.
Conditions to the Closing of the Business Combination
Conditions to Obligations of all Parties
The respective obligations of L&F, ZeroFox and IDX to consummate the Business Combination are subject to the satisfaction, or in the case of the last three items below, if permitted by applicable law, written waiver by all parties, of each of the following conditions:
•	all applicable waiting periods (and any extensions) under the HSR Act in respect of the Business Combination will have expired or been terminated (which expired on January 31, 2022);
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there will not be in force any law or governmental order by any governmental authority enjoining, prohibiting, or making illegal the consummation of the Domestication or any of the transactions contemplated by the Business Combination Agreement, including the Mergers;

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the approval of each Condition Precedent Proposal by the requisite vote of the L&F Shareholders; and the approvals of the Business Combination Agreement and the transactions contemplated by the Business Combination Agreement, including the Mergers, by the requisite consent of the shareholders of each of ZeroFox and IDX (which approvals have been received);

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the registration statement of which this proxy statement/prospectus forms a part will have become effective in accordance with the provisions of the Securities Act, no stop order will have been issued by the SEC that remains in effect with respect to the registration statement, and no proceeding seeking such a stop order will have been threatened or initiated by the SEC that remains pending;

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the Common Equity PIPE Financing and the Convertible Notes Financing will have been consummated or will be consummated substantially concurrently with the Closing in accordance with the terms of the applicable subscription agreements;

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the New ZeroFox Common Stock to be issued in connection with the Business Combination will have been approved for listing on the NYSE or Nasdaq, subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders, and, immediately following the Effective Time, L&F will, after giving effect to the Redemption, satisfy any applicable initial and continuing listing requirements of the NYSE or Nasdaq, and L&F will not have received any notice of non-compliance therewith that has not been cured prior to, or would not be curable at or immediately following, the Effective Time; and

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after giving effect to the Business Combination, (i) the Available Closing Acquiror Cash will not be less than $170,000,000, and L&F will have made arrangements for the Available Closing Acquiror Cash held in the Trust Account to be released from the Trust Account at the Effective Time and (ii) L&F will meet the Tangible Net Assets Condition. The parties to the Business Combination Agreement have waived the Tangible Net Assets Condition, subject to the approval of the Articles Amendment Proposal and the Business Combination Proposal.

Additional Conditions to Obligations of L&F Parties
The obligations of the L&F Parties to consummate, or cause to be consummated, the Business Combination are subject to the satisfaction, or written waiver by L&F, of each of the following additional conditions:
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each of the representations and warranties of the Target Companies regarding corporate organization, subsidiaries, due authorization, current capitalization, capitalization of subsidiaries, absence of any Target Company action that would require consent of L&F, and brokers fees (the “Company Group Specified Representations”), will be true and correct, without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” (as such term is defined below) or any similar limitation set forth therein, in all material respects as of the date of the Business Combination Agreement and as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, will be true and correct in all material respects on and as of such earlier date);

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the representations and warranties of ZeroFox and IDX regarding the absence of a Company Material Adverse Effect from and after October 31, 2021, in the case of ZeroFox, and September 30, 2021 in the case of IDX, will be true and correct in all respects as of the date of the Business Combination Agreement and as of the Closing Date;

•
each of the other representations and warranties of the Target Parties will be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the date of the Business Combination Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, will be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

•	each of ZeroFox and IDX having performed in all material respects its respective covenants and agreements required to be performed under the Business Combination Agreement;

•
each of ZeroFox and IDX having delivered to L&F a certificate signed by its respective officer, certifying that the conditions specified above with respect to ZF and IDX, as applicable, have been fulfilled;

•
each of ZeroFox and IDX will have provided a properly executed statement pursuant to applicable regulations dated no more than 30 days prior to the Closing Date and signed by an officer of ZeroFox and IDX, as applicable, certifying that interests in ZeroFox or IDX, as applicable, do not constitute “United States real property interests” under applicable Code provisions with the notice to the IRS in accordance with applicable regulations; and

•	since the date of the Business Combination Agreement, there will not have occurred any Company Material Adverse Effect that is continuing.
Additional Conditions to Obligations of ZeroFox and IDX
The obligation of each of ZeroFox and IDX to consummate, or cause to be consummated, the Business Combination is subject to the satisfaction, or written waiver by ZeroFox and IDX, as applicable, of each of the following additional conditions:
•
each of the representations and warranties of the L&F Parties regarding corporate organization, due authorization, trust account, brokers’ fees, capitalization, related party transactions, and absence of action that would require the consent of the Target Companies between September 30, 2021 and the date of the Business Combination Agreement (the “L&F Specified Representations”) will be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) in all material respects as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, will be true and correct in all material respects on and as of such earlier date);

•
the representations and warranties of the L&F Parties regarding the absence of an “Acquiror Material Adverse Effect” (as defined below) from and after September 30, 2021 will be true and correct in all respects as of the date of the Business Combination Agreement and as of the Closing Date;

•
each of the other representations and warranties of the L&F Parties will be true and correct, without giving any effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or any similar limitation set forth therein, as of the date of the Business Combination Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, will be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, an Acquiror Material Adverse Effect;

“Acquiror Material Adverse Effect” means, any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, with any other change, event, circumstance, occurrence, effect, development or state of facts, either (a) has a material adverse effect on the business, assets, operations, results of operations or financial condition of L&F and its subsidiaries, taken as a whole, or (b) prevents or materially delays or materially impacts the ability of any of the L&F Parties or Sponsor to consummate all or any of the Business Combination or would reasonably be expected to have any such effect; provided, however, that none of the following, alone or in combination, will be taken into account in determining whether an Acquiror Material Adverse Effect has occurred: (i) changes or proposed changes in applicable law, regulations or interpretations thereof or decisions by any governmental authority after the date of the Business Combination Agreement; (ii) changes or proposed changes in GAAP (or any official interpretation thereof) after the date of the Business Combination Agreement; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; (iv) any earthquake, hurricane, tornado, pandemic or other natural or man-made disaster; (v) the taking of any action required by the Business Combination Agreement; (vi) the announcement of the Business Combination Agreement or consummation of the Business Combination; (vii) any action taken, or failures to take action, or such other changes or events, in each case by, or at the request of, any Target Company or (viii) the consummation of the Redemption.
•
each of the Company Group Specified Representations made by IDX (or ZeroFox, in the case of the conditions to the obligation of IDX to close) will be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date of the Business Combination Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, will be true and correct in all material respects on and as of such earlier date);

•
the representations and warranties of IDX (or ZeroFox, in the case of the conditions to the obligation of IDX to close) regarding the absence of a Company Material Adverse Effect from and after September 30, 2021 (October 31, 2021 in the case of ZeroFox) will be true and correct in all respects as of the date of the Business Combination Agreement and as of the Closing Date;

•
each of the other representations and warranties contained in Article IV of the Business Combination Agreement made by IDX (or ZeroFox, in the case of the conditions to the obligation of IDX to close) will be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the date of the Business Combination Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, will be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect;

•
the L&F Parties and IDX (or ZeroFox, in the case of the conditions to the obligation of IDX to close) having performed in all material respects its respective covenants and agreements required to be performed under the Business Combination Agreement;

•
each of L&F and IDX (or ZeroFox, in the case of the conditions to the obligation of IDX to close) having delivered to the applicable party a certificate signed by its respective officer, certifying that the conditions specified above with respect to such party have been fulfilled;

•
the Domestication having been completed as provided in the Business Combination Agreement and a time-stamped copy of the certificates issued by the Secretary of State of the State of Delaware in relation thereto having been delivered to ZeroFox or IDX, as applicable; and

•
since the date of the Business Combination Agreement, there will not have occurred any Acquiror Material Adverse Effect or Company Material Adverse Effect (relating to IDX in the case of the conditions to the obligation of ZeroFox to close or relating to ZeroFox in the case of the conditions to the obligation of IDX to close) that is continuing.

Limitations of Failure of a Condition
A party may not rely on the failure of any condition set forth in Article IX of the Business Combination Agreement to be satisfied if such failure was due to the failure of such party to perform any of its obligations under the Business Combination Agreement.
Termination
The Business Combination Agreement may be terminated and the Business Combination abandoned at any time prior to the Closing by:
•	mutual written agreement of L&F and the Target Companies;

•
by L&F, ZeroFox or IDX, if there is in effect any (i) law in any jurisdiction of competent authority or (ii) governmental order issued, promulgated, made, rendered or entered into by any court or other tribunal of competent jurisdiction, that, in the case of each of clauses (i) and (ii), permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Domestication or any of the Mergers;

•	by L&F, ZeroFox or IDX, if the Closing has not occurred by August 23, 2022 (the “Termination Date”);
•	by L&F, ZeroFox or IDX, if the Condition Precedent Proposals are not approved by the requisite vote of the L&F Shareholders at the Shareholder Meeting or at any adjournment or postponement thereof;
•
by L&F or IDX, subject to certain exceptions, if any of the representations or warranties made by ZeroFox are not true and correct or if ZeroFox fails to perform any of its respective covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of L&F or IDX, as applicable, as described in the section titled “—Conditions to the Closing of the Business Combination” above, would not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (a) 30 days after receipt of written notice thereof and (b) the fifth business day prior to the Termination Date;

•
by ZeroFox or IDX, subject to certain exceptions, if any of the representations or warranties made by any L&F Party are not true and correct or if any L&F Party fails to perform any of its respective covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of ZeroFox or IDX, as applicable, as described in the section titled “— Conditions to the Closing of the Business Combination” above, would not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (a) 30 days after receipt of written notice thereof and (b) the fifth business day prior to the Termination Date; and

•
by L&F or ZeroFox, subject to certain exceptions, if any of the representations or warranties made by IDX are not true and correct or if IDX fails to perform any of its respective covenants or agreements under the Business Combination Agreement (including an obligation to consummate the Closing) such that certain conditions to the obligations of L&F or ZeroFox, as applicable, as described in the section titled “— Conditions to the Closing of the Business Combination” above, would not be satisfied and the breach (or breaches) of such representations or warranties or failure (or failures) to perform such covenants or agreements is (or are) not cured or cannot be cured within the earlier of (a) 30 days after receipt of written notice thereof and (b) the fifth business day prior to the Termination Date.

If the Business Combination Agreement terminates, the Business Combination Agreement will become void and have no effect, without any liability on the part of any party or its respective affiliates, officers, directors, employees or shareholders, other than liability of any party for any fraud or any willful and knowing material breach of the Business Combination Agreement by such party occurring prior to such termination. The provisions in the Business Combination Agreement limiting claims against the Trust Account and relating to confidentiality and publicity, and certain other provisions which are required to survive in order to give appropriate effect to such provisions, and the confidentiality agreements among the parties, will in each case survive any termination of the Business Combination Agreement.
Fees and Expenses
Each of L&F, the Target Companies and its and their subsidiaries is responsible for its own expenses incurred in connection with the Business Combination Agreement and the Business Combination whether or not such transactions will be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing occurs, L&F will bear and pay at or promptly after Closing all L&F transaction expenses, all ZeroFox transaction expenses and all IDX transaction expenses.

L&F will pay all filing fees in connection with the HSR Act, and will pay any and all similar filing fees regarding regulatory or governmental authority approval in connection with the Domestication and the Business Combination, including, but not limited to filing of the registration statement, of which this proxy statement/prospectus is a part.
Covenants of the Parties
Joint Covenants
Each of L&F, the Target Companies and its and their subsidiaries made certain joint covenants in the Business Combination Agreement including, among others:
•
using reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Domestication and the Business Combination (including (i) the satisfaction of the conditions described above under the heading “– Conditions to the Closing of the Business Combination” and (ii) using reasonable best efforts to consummate the Common Equity PIPE Financing and the Convertible Notes Financing);

•
using reasonable best efforts to obtain, file with or deliver to, as applicable, any consents of any governmental authorities or other persons necessary to consummate the Domestication, Business Combination, and other transactions contemplated by the Business Combination Agreement, including making all required filings pursuant to the HSR Act with respect to the Business Combination;

•
to cooperate with each other to prepare and make certain SEC filings, including this proxy statement/prospectus and the related registration statement, and causing the same to be declared effective under the Securities Act as promptly as practicable after such filing and to keep the same effective as long as is necessary to consummate the Business Combination and otherwise ensure that the information contained therein contains no untrue statement of material fact or material omission;

•
with respect to L&F, to take all action necessary to duly convene the Shareholder Meeting as promptly as reasonably practicable after the registration statement of which this proxy statement/prospectus forms a part is declared effective for the purpose of voting upon the approval of the proposals described in this proxy statement/prospectus, and providing L&F shareholders with an opportunity to elect to redeem pursuant to the Redemption, and using its reasonable best efforts to solicit from L&F shareholders proxies in favor of the Acquiror Shareholder Matters (as defined in the Business Combination Agreement) and to include in this proxy statement/prospectus the recommendation of the L&F Board to the L&F Shareholders to vote in favor of such proposals;

•
with respect to the Target Companies, to not take, or permit any of its affiliates or representatives to take, directly or indirectly, any action to solicit, engage in discussions with, enter into any agreement with, or encourage or provide information to, any person that is not a party or a party’s affiliates or representatives concerning any merger or similar business combination or sale of substantially all assets or any other transaction that would in the case of the Target Companies, prohibit or delay the Business Combination, other than the Business Combination, or take any action in connection with a public offering of equity securities, and cease any and all discussions or negotiations with any person conducted prior to the date of the Business Combination Agreement with respect to the foregoing;

•
with respect to L&F, to not take, or permit any of its affiliates or representatives to take, directly or indirectly, any action to solicit, engage in discussions with, enter into any agreement with, or encourage or provide information to, any person that is not a party or a party’s affiliates or representatives concerning any offer, inquiry, proposal, indication of interest, written or oral relating to any other business combination involving L&F, and cease any and all discussions or negotiations with any person conducted prior to the date of the Business Combination Agreement with respect to the foregoing;

•
to cooperate on certain tax matters, including the intended tax treatment, transfer taxes, and the termination of any tax-sharing agreements or similar agreements involving the Target Companies and any of their subsidiaries as of the Closing;

•
to maintain certain standards of confidentiality with respect to information provided in connection with the Business Combination Agreement, and to prohibit, prior to the Closing, the issuance of any press releases or the making of any public announcement without the other parties’ prior written consent, except that each party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable law or the rules of any stock exchange, in which case the disclosing party will, to the extent permitted by applicable law, first allow (A) ZeroFox, if the disclosing Party is L&F or IDX, (B) IDX, if the disclosing Party is L&F or ZeroFox, or (C) L&F, if the disclosing Party is ZeroFox or IDX (prior to the Closing), to review such announcement or communication and have the opportunity to comment thereon and the disclosing party will consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with the Business Combination Agreement, and (iii) to governmental authorities in connection with any consents required to be obtained under the Business Combination Agreement or in connection with the Business Combination, and to coordinate release of an initial joint press release and L&F’s Current Report on Form 8-K, filed on December 20, 2021;
•	to take certain post-Closing actions as necessary to give effect to the Business Combination;
•
with respect to L&F, to take all actions necessary until the Closing to maintain qualification as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012; and

•
at Closing, each of the Target Companies and L&F will deliver to the other parties a copy of the Registration Rights Agreement duly executed by those identified persons in the Business Combination Agreement and the disclosure schedules to the Business Combination Agreement.

L&F Covenants
L&F made certain other covenants in the Business Combination Agreement, including:
•
to indemnify each present and former director, manager and officer of L&F, each Target Company and each of their respective subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing;

•
during the period from the date of the Business Combination Agreement until the earlier of the Closing or the termination of the Business Combination Agreement (the “Interim Period”), unless consented to by the Target Companies (such consent not to be unreasonably withheld) or required by applicable law, subject to certain exceptions, to use its commercially reasonable efforts to conduct and operate its business in the ordinary course of business in all material respects, and to not take the following actions (and cause its subsidiaries not to take such actions):

○	change, modify or amend the Trust Agreement (as defined in the Business Combination Agreement) or the organizational documents of L&F or any of its subsidiaries;
○
(A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding equity securities of L&F or any of its subsidiaries, (B) split, combine or reclassify any equity securities of L&F or any of its subsidiaries or (C) other than in connection with the Redemption or as otherwise required by L&F’s organizational documents in order to consummate the Business Combination, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any equity securities of L&F or any of its subsidiaries;

○
make, change or revoke any tax election in a manner inconsistent with past practice, adopt, change or revoke any accounting method with respect to taxes, file or amend any tax return in a manner inconsistent with past practice, prosecute, settle or compromise any tax liability or any action, audit or other similar proceeding related to any amount of taxes, enter into any closing agreement with respect to any tax, surrender any right to claim a refund of taxes, consent to any extension or waiver of the limitations period applicable to any tax claim or assessment, or enter into any tax allocation, tax sharing, tax indemnification or similar agreement or arrangement (other than any customary commercial agreement entered into in the ordinary course of business and not primarily relating to taxes), in each case with respect to each foregoing item, if such action could reasonably be expected to have an adverse impact (other than a de minimis adverse impact) on L&F, ZeroFox and its subsidiaries or IDX and its subsidiaries;

○
enter into, renew or amend any transaction or contract with an affiliate of L&F (including, for the avoidance of doubt, (A) the Sponsor and (B) any person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

○
settle any pending or threatened action, (A) if such settlement would require payment by L&F or any of its subsidiaries in an amount greater than $250,000, (B) to the extent such settlement includes an agreement to accept or concede injunctive relief, or (C) to the extent such settlement involves a governmental authority or alleged criminal wrongdoing;

○
incur or assume any indebtedness or guarantee any indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of another person, other than any indebtedness (A) for certain Sponsor working capital loans or (B) incurred between L&F and its wholly-owned subsidiaries;

○
(A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any equity securities other than (i) the issuance of Class A Ordinary Shares in connection with the exercise of any L&F Warrants outstanding on the date of the Business Combination Agreement, (ii) the issuance of New ZeroFox Common Stock at not less than $10 per share in connection with the transactions contemplated by the Common Equity Subscription Agreements, (iii) the issuance of convertible notes at a conversion price of not less than $11.50 per share in connection with the transactions contemplated by the Convertible Notes Subscription Agreements or (iv) the issuance of New ZeroFox Common Stock in connection with the conversion of the Class B Ordinary Shares as a result of the Domestication, or (B) amend, modify or waive any of the terms or rights set forth in, any L&F Warrants or the applicable warrant agreement, including any amendment, modification or reduction of the warrant price set forth therein;

○
directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or person or division thereof;

○	make any loans, advances or capital contributions to, or investments in, any other person (including to any of its officers, directors, agents or consultants);
○
adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of L&F or any of its subsidiaries (other than the Business Combination);

○	enter into any new line of business outside of the business currently conducted by L&F and its subsidiaries as of the date of the Business Combination Agreement;
○	make any material change in accounting principles or methods of accounting, other than as may be required by GAAP;
○
permit any “foreign person,” as defined in Section 721 of the Defense Production Act, as amended, including all implementing regulations thereof (the “DPA”), whether affiliated as a limited partner or otherwise, to obtain through L&F any of the following rights with respect to L&F, ZeroFox or IDX as a result of that foreign person’s investment in L&F, ZeroFox, or IDX: (a) access to any “material nonpublic technical information” (as defined in Section 721 of the DPA) in the possession of the entity; (b) membership or observer rights on the board of directors or equivalent governing body of the entity or the right to nominate an individual to a position on the board of directors or equivalent governing body of the entity; (c) any involvement, other than through the voting of shares, in the substantive decision making of the entity regarding (i) the use, development, acquisition, or release of any “critical technology” (as defined in the DPA), (ii) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the entity, or (iii) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA); or (d) “control” of the entity (as defined in the DPA); or

○	enter into any agreement, or otherwise become obligated, to do any action prohibited by the foregoing sub-bullets;

•
to use its commercially reasonable efforts to, and cause its subsidiaries to use their commercially reasonable efforts to, comply with, and continue performing under, as applicable, material contracts to which L&F or its subsidiaries may be a party;

•
to provide the Target Companies with reasonable access to L&F’s and its subsidiaries’ books and records and to furnish such financial and operating information as the Target Companies may reasonably request solely for purposes of consummating the Business Combination, subject to customary exceptions, privileges and confidentiality requirements;

•
to take all commercially reasonable steps to cause acquisitions or dispositions of the Class A Ordinary Shares, Class B Ordinary Shares or New ZeroFox Common Stock that occurs or is deemed to occur by reason of or pursuant to the Business Combination by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to L&F to be exempt under Rule 16b-3 promulgated under the Exchange Act, including adopting resolutions and taking other steps in accordance with the No-Action Letter, dated as of January 12, 1999, issued by the SEC regarding such matters;

•	subject to the L&F organizational documents, to take all necessary action to appoint the agreed-upon initial post-Closing directors and officers of New ZeroFox;
•	subject to the required shareholder approval, to adopt the Incentive Equity Plan and the ESPP;
•
subject to the required shareholder approval, L&F will continue and domesticate to the State of Delaware and become a Delaware corporation in accordance with applicable law by (i) filing a certificate of corporate domestication with respect to the domestication and a certificate of incorporation with the Secretary of State of the State of Delaware, (ii) completing, making and procuring all those filings required to be made with the Cayman Islands Registrar of Companies in connection with the domestication and (iii) obtaining a certificate of de-registration from the Cayman Islands Registrar of Companies described below in the section titled “Proposal No. 3 - The Domestication Proposal”;

•
to not permit any amendment or modification to either the Common Equity Subscription Agreements or the Convertible Notes Subscription Agreements, unless otherwise approved in writing by the Target Companies;

•	to timely file all required SEC reports;
•
to ensure that L&F remains listed as a public company on the NYSE or Nasdaq; to take such action as necessary to delist the Class A Ordinary Shares, L&F Public Warrants and L&F Public Units from the NYSE in connection with the Closing and list the Class A Ordinary Shares and L&F Public Warrants on Nasdaq effective upon the delisting; and use reasonable best efforts to cause the shares of New ZeroFox Common Stock to be issued or reserved for issuance in connection with the Business Combination to be approved for listing on Nasdaq, subject to official notice of issuance, on or prior to the Closing Date; and

•	to provide certain employee benefits to employees of the Target Companies post-Closing.
Target Companies’ Covenants
Each of the Target Companies made certain other covenants in the Business Combination Agreement, including:
•
during the Interim Period, unless consented to by L&F (such consent not to be unreasonably withheld) or required by applicable law, subject to certain exceptions to use (and cause each of its subsidiaries to use) its commercially reasonable efforts to conduct and operate its business in the ordinary course of business in all material respects, maintain the existing relations and goodwill of such Target Company and its subsidiaries with customers, suppliers, distributors and creditors of such Target Company and its subsidiaries in all material respects, and to not take the following actions (and cause its subsidiaries not to take such actions):

○	to change or amend its certificate of formation, limited liability company agreement, certificate of incorporation, bylaws or other organizational documents;

○
to make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly owned subsidiary of such Target Company either to such Target Company or any other wholly-owned subsidiaries of such Target Company;

○
except in the ordinary course of business, enter into, materially and adversely modify, materially and adversely amend, waive any material right under, terminate or fail to renew, any material contract of such Target Company and any of its subsidiaries or any lease to which such Target Company or its subsidiaries is a party or by which it is bound;

○
to (i) issue, deliver, sell, transfer, pledge or dispose of, or place any lien, other than certain permitted liens on, any equity securities of such Target Company or any of its subsidiaries (other than equity securities issued upon exercise of a Target Company option or warrant or conversion of Target Company preferred stock or conversion of any outstanding convertible debt) or (ii) issue or grant any options, warrants or other rights to purchase or obtain any equity securities of such Target Company or its subsidiaries (except in the ordinary course consistent with any applicable Target Company benefit plan);

○
to sell, assign, transfer, convey, lease, exclusively license, abandon, allow to lapse or expire, subject to or grant any lien, other than certain permitted liens on, or otherwise dispose of, any material assets, rights or properties of such Target Company and its subsidiaries, other than (i) the expiration of owned intellectual property in accordance with the applicable statutory term or abandonment of owned intellectual property registrations or applications in the ordinary course of business and in such Target Company’s exercise of its good faith business judgment, (ii) non-exclusive licenses of owned intellectual property granted to customers, channel partners or technology partners in the ordinary course consistent with past practices, (iii) the sale or provision of goods or services to customers in the ordinary course of business, or the sale, permission to lapse, abandonment, or other disposition of tangible assets or equipment deemed by such Target Company in its reasonable business judgment to be obsolete or not worth the costs of maintaining or registering the item, or (iv) transactions among such Target Company and its wholly-owned subsidiaries or among its wholly-owned subsidiaries;

○
to disclose to any person any trade secrets or any source code constituting owned intellectual property (in each case, other than to L&F and its representatives or pursuant to a written confidentiality agreement entered into in the ordinary course of business, or in connection with the Business Combination);

○
to (i) cancel or compromise any claim or indebtedness owed to such Target Company or any of its subsidiaries, (ii) settle any pending or threatened action, subject to certain exceptions or (iii) agree to modify in any respect materially adverse to such Target Company and its subsidiaries any confidentiality or similar contract to which such Target Company or any of its subsidiaries are a party;

○
to (i) make any grant or promise of any severance, retention or termination payment or arrangement to certain designated executive officer or (ii) except in the ordinary course of business consistent with past practice or as required by the terms of any existing specified Target Company benefit plans as in effect on the date of the Business Combination Agreement, (A) materially increase the compensation or benefits of any current or former Specified Employee (as defined in the Business Combination Agreement), (B) make any change in the key management structure of such Target Company or any of its subsidiaries, including the hiring of any individuals who would be, upon such action, Specified Employees, or the termination (other than for “cause” or due to death or disability) of Specified Employees, (C) take any action to accelerate any payments or benefits, or the vesting or funding of any payments or benefits, payable or that may become payable to any current or former Company Party Service Provider (as defined in the Business Combination Agreement), or (D) establish, adopt, enter into, amend or terminate in any material respect any material Target Company benefit plan or any plan, agreement, program, policy, trust, fund, contract or other arrangement that would be a Target Company benefit plan if it were in existence as of the date of the Business Combination Agreement (other than an employment offer letter that does not contain severance and/or a transaction or retention payment);

○
to implement or announce any employee layoffs, furloughs, reductions in force, or similar actions that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar laws;

○
to (i) negotiate, modify, extend, or enter into any collective bargaining agreement or (ii) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employee of such Target Company or any of its subsidiaries;

○
to waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any individual who is a Company Party Service Provider;

○	to hire, engage, terminate (without cause), furlough, or temporarily layoff any employee or independent contractor with annual compensation in excess of $250,000;
○
to directly or indirectly acquire any business, partnership, limited liability company, joint venture, association or any corporation or other entity or person or division or substantial portion of the assets or a substantial equity interest thereof, in each case, that would be material to such Target Company and its subsidiaries, taken as a whole, and other than in the ordinary course of business;

○
to make any loans or advance any money or other property to any person, except for (A) advances in the ordinary course of business to employees, officers or independent contractors of such Target Company or any of its subsidiaries for expenses not to exceed $100,000 individually or $500,000 in the aggregate, (B) prepayments and deposits paid to suppliers of such Target Company Party or any of its subsidiaries in the ordinary course of business, (C) trade credit extended to customers of such Target Company or any of its subsidiaries in the ordinary course of business, and (D) loans, advances or contributions among such Target Company and its wholly-owned subsidiaries or among the wholly-owned subsidiaries of such Target Company;

○
to redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any equity securities of such Target Company or any of its subsidiaries, except for (i) the acquisition by such Target Company or any of its subsidiaries of any equity securities of such Target Company or its subsidiaries in connection with the forfeiture or cancellation of such interests and (ii) transactions between such Target Company and a wholly-owned subsidiary of such Target Company or between wholly-owned subsidiaries of such Target Company;

○
to adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any equity securities of such Target Company or any of its subsidiaries, except for any such transaction by a wholly-owned subsidiary of such Target Company that remains a wholly-owned subsidiary of such Target Company after consummation of such transaction;

○
to make any material change in accounting principles or methods of accounting, other than as may be required by GAAP or in Regulation S-X under the Exchange Act or in connection with the Business Combination, as agreed to by its independent public accountants;

○
to adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such Target Company or any of its subsidiaries (other than the Business Combination);

○
to make, change or revoke any tax election in a manner inconsistent with past practice, adopt, change or revoke any accounting method with respect to taxes, file or amend any tax return in a manner inconsistent with past practice, prosecute, settle or compromise any tax liability or any action, audit or other similar proceeding related to taxes, except as required by law, enter into any closing agreement with respect to any tax, surrender any right to claim a refund of taxes, consent to any extension or waiver of the limitations period applicable to any tax claim or assessment, or enter into any tax allocation, tax sharing, tax indemnification or similar agreement or arrangement (other than any customary commercial agreement entered into in the ordinary course of business and not primarily relating to taxes), in each case, to the extent such action would have a material and adverse impact on L&F or ZeroFox and its subsidiaries or IDX and its subsidiaries;

○
to (i) incur, create or assume any indebtedness, (ii) modify the terms of any indebtedness, or (iii) assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person for indebtedness, in each case, other than any (w) indebtedness in replacement of existing indebtedness for borrowed money on terms substantially consistent with or more favorable to such Target Company or its applicable subsidiary than the indebtedness being replaced, (x) indebtedness incurred in the ordinary course of business, the proceeds of which are used solely with respect to operational aspects of such Target Company or its applicable subsidiary and in an aggregate amount not to exceed $10,000,000, (y) indebtedness incurred between such Target Company and any of its wholly-owned subsidiaries or between any of such wholly-owned subsidiaries, or (z) guarantees of indebtedness of a wholly-owned subsidiary of such Target Company otherwise incurred in compliance with the Business Combination Agreement;
○
to fail to maintain in full force and effect material insurance policies covering such Target Company and its subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices in a manner materially detrimental to such Target Company and its subsidiaries;

○
to enter into any contract or amend in any material respect any existing contract with any of such Target Company’s shareholders, any person that is an affiliate of any such Target Company shareholder, or an affiliate of such Target Company or its subsidiaries (excluding any ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or shareholders who are officers or directors of such Target Company or its subsidiaries in their capacity as an officer or director);

○	to amend, modify, extend, renew or terminate any material lease or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property;
○
to permit any “foreign person,” as defined in Section 721 of the DPA, whether affiliated as a limited partner or otherwise, to obtain through that Target Company any of the following rights with respect to ZeroFox or IDX as a result of that foreign person’s investment in ZeroFox or IDX: (i) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of the entity; (ii) membership or observer rights on the board of directors or equivalent governing body of the entity or the right to nominate an individual to a position on the board of directors or equivalent governing body of the entity; (iii) any involvement, other than through the voting of shares, in the substantive decision making of the entity regarding (x) the use, development, acquisition, or release of any “critical technology” (as defined in the DPA), (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the entity, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA); or (iv) “control” of the entity (as defined in the DPA); or

○	to enter into any contract, or otherwise become obligated, to do any of the foregoing.
Additional covenants that each of the Target Companies made include:
•
to provide L&F (and the other Target Company) with reasonable access to such Target Company’s books and records and to furnish such financial and operating information as L&F may reasonably request, subject to customary exceptions and confidentiality requirements;

•	to release certain claims it and its affiliates may have against the trust account (see the section titled “Trust Account Waiver” below);
•
to provide L&F with required documentation for this proxy statement/prospectus, and providing L&F with prompt written notice of any developments that become known by such Target Company that would cause the proxy statement/prospectus to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading;

•	to refrain from purchasing or selling any securities of L&F while in possession of material nonpublic information; and
•
with regard to IDX and its subsidiaries, (i) to use commercially reasonable efforts to ensure that the General Services Administration will allow IDX to renew or extend its GS-23F-0037T GSA Schedule in 2022, (ii) to terminate the employment of Mr. Kelly and Mr. Uppal in accordance with the Business Combination Agreement, and (iii) to comply with certain Section 280G requirements in accordance with the Business Combination Agreement.

Trust Account Waiver
Each of the Target Companies has agreed that it does not and will not at any time have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom), and has waived any claims it, and its equity holders and affiliates, had or may have at any time against or with respect to the Trust Account (or distributions therefrom) as a result of, or arising out of, any discussions, contracts or agreements among L&F and the Target Companies and agreed not to seek recourse against the Trust Account (or distributions therefrom) for any reason whatsoever.
Representations and Warranties
The Business Combination Agreement contains customary representations and warranties by the parties thereto.
In the Business Combination Agreement, L&F makes customary representations and warranties regarding itself, L&F Holdings, ZF Merger Sub, IDX Merger Sub and IDX Forward Merger Sub, including in relation to: corporate organization, due authorization, non-contravention, litigation, governmental authorities and required consents, trust account matters, brokers’ fees, L&F’s SEC filings and financial statements and liabilities relating thereto, prior business activities, taxes, capitalization, L&F’s listing on the NYSE or Nasdaq, the Common Equity PIPE Financing and the Convertible Notes Financing, related party transactions, this proxy statement/prospectus, the absence of certain material adverse changes, employee matters, the Investment Company Act, foreign person status, compliance with laws and the Sponsor Support Letter Agreement.
In the Business Combination Agreement, each of the Target Companies makes representations and warranties regarding itself and its subsidiaries, including in relation to: corporate organization, due authorization, non-contravention, governmental authorities and required consents, current capitalization, financial statements, undisclosed liabilities, litigation, compliance with laws, material contracts and contractual defaults, benefit plans, labor matters, taxes, insurance, compliance with permits, title to tangible assets and equipment, real property, intellectual property and information security, environmental matters, the absence of certain material adverse changes, brokers’ fees, related party transactions, this proxy statement/prospectus, international trade and anti-corruption matters, government contracts, and in the case of IDX only, its good standing with the U.S. General Services Administration.
Company Material Adverse Effect
Under the Business Combination Agreement, certain representations and warranties of the Target Companies are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred and for purposes of determining whether certain conditions to Closing have been satisfied.
Pursuant to the Business Combination Agreement, a material adverse effect with respect to either ZeroFox or IDX and its respective subsidiaries means any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, either (a) has a material adverse effect on the business, assets, operations, results of operations or financial condition of such Target Company and its subsidiaries, taken as a whole or (b) prevents or materially delays or materially impacts the ability of such Target Company to consummate all or any of the transactions contemplated by the Business Combination Agreement or would reasonably be expected to have any such effect (“Company Material Adverse Effect”).
However, in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect:
(a)
any changes or proposed changes in applicable law, regulations or interpretations thereof or decisions by any governmental authority after the date of the Business Combination Agreement, including COVID-19 measures;

(b)	any changes or proposed changes in GAAP (or any official interpretation thereof) after the date of the Business Combination Agreement;
(c)
any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world;

(d)	any earthquake, hurricane, tornado, pandemic or other natural or man-made disaster;
(e)	the taking of any action required by the Business Combination Agreement;
(f)	any acts of terrorism (including cyberterrorism) or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions;
(g)	any failure of such Target Company to meet any projections or forecasts;
(h)
any changes, events, circumstances, occurrences, effects or developments generally applicable to the industries or markets in which such Target Company and its subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers);

(i)
the announcement of the Business Combination Agreement or consummation of the transactions contemplated thereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of such Target Company and its subsidiaries; or

(j)	any action taken by, or at the request of, L&F;
provided, that in the case of clauses (a), (b), (d), (f) and (h) such changes may be taken into account to the extent (but only to the extent) that such changes have had a disproportionate impact on the Target Company and its subsidiaries, taken as a whole, as compared to other industry participants in the industries or markets in which the Target Company and its subsidiaries operates.
No Survival of Representations and Warranties of Pre-Closing Covenants; Amendments
L&F and the Target Companies may, to the extent legally allowed and except as otherwise set forth in the Business Combination Agreement, extend the time for performance of any of the obligations or acts of another party, waive any inaccuracies in the representations and warranties of the another party, and subject to the requirements of applicable law, waive compliance by the another party with any of the agreements or conditions contained in the Business Combination Agreement applicable to such party. Any agreement on the part of L&F or the Target Companies to any such extension of waiver will be valid only if set forth in an instrument in writing signed by such party, and any delay in exercising any right pursuant to the Business Combination Agreement will not constitute a waiver of such right.
The Business Combination Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing that is executed by each of the parties in the same manner as the Business Combination Agreement and which makes reference to the Business Combination Agreement; provided, however, that no amendment will be made that pursuant to applicable law requires further approval or adoption by the shareholders of L&F or the shareholders of ZeroFox or IDX, as applicable, without such further approval or adoption.
None of the representations, warranties, covenants, obligations or other agreements in the Business Combination Agreement or in any certificate, statement or instrument delivered pursuant to the Business Combination Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, will survive the Closing and will terminate and expire upon the occurrence of the Effective Time (and there will be no liability after the Closing in respect thereof), except for (a) those covenants and agreements that by their terms apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) Article XI of the Business Combination Agreement.
Ownership of New ZeroFox Immediately Following the Business Combination
As of the date of this proxy statement/prospectus (and after giving effect to the Extension Amendment Redemptions), there are (i) 3,425,689 Class A Ordinary Shares issued and outstanding and (ii) 4,312,500 Class B Ordinary Shares issued and outstanding. In addition, as of the date of this proxy statement/prospectus, there are outstanding 5,450,000 L&F Private Placement Warrants held by the Sponsor, 2,138,430 L&F Private Placement Warrants held by Jefferies and 8,625,000 L&F Public Warrants. Each whole warrant entitles the holder thereof to purchase one Class A Ordinary Share and, following the Domestication, will entitle the holder thereof to purchase one share of New ZeroFox Common Stock. Therefore, as of the date of this proxy statement/prospectus (without giving effect to the Business Combination and assuming that none of the Class A Ordinary Shares are redeemed in connection with the Business Combination), L&F’s fully-diluted share capital (after giving effect to the exercise of all of the L&F Private Placement Warrants and all of the L&F Public Warrants) would be 23,951,619 L&F Ordinary Shares.
The following table illustrates varying ownership levels in New ZeroFox Common Stock immediately following the consummation of the Business Combination based on the varying levels of redemptions by the Public Shareholders and the following additional assumptions: (i) 83,222,734 shares of New ZeroFox Common Stock are issued to the ZeroFox shareholders at Closing in both a no redemption scenario and a maximum redemption scenario; (ii) 27,905,045 shares of New ZeroFox Common Stock are issued to the IDX shareholders at Closing in both a no redemption scenario and a maximum redemption scenario; (iii) all outstanding ZeroFox warrants and IDX warrants will be exercised on a cash basis immediately prior to the Closing; (iv) 2,000,000 shares of New ZeroFox Common Stock are issued in the Common Equity PIPE Financing; (v) no New ZeroFox Public Warrants and New ZeroFox Private Placement Warrants issued in connection with the Business Combination to purchase New ZeroFox Common Stock that will be outstanding immediately following Closing have been exercised; (vi) no Notes issued in the Convertible Notes Financing have been converted; and (vii) all outstanding vested and unvested ZeroFox options and IDX options are converted into New ZeroFox Options exercisable for shares of New ZeroFox Common Stock.
Based on these assumptions, and assuming that no outstanding Class A Ordinary Shares are redeemed in connection with the Business Combination, there would be approximately 120,865,968 shares of New ZeroFox Common Stock outstanding immediately following the consummation of the Business Combination. If the actual facts are different than these assumptions, the ownership percentages in New ZeroFox will be different.
For example, there are currently outstanding an aggregate of 16,213,430 L&F Warrants to acquire our Class A Ordinary Shares, which are comprised of 7,588,430 L&F Private Placement Warrants and 8,625,000 L&F Public Warrants sold as part of the L&F Public Units sold in the L&F IPO. Each outstanding L&F Warrant would be exercisable as a New ZeroFox Warrant commencing 30 days following the Closing for one share of New ZeroFox Common Stock. If we assume that each outstanding warrant is exercised and one share of New ZeroFox Common Stock is issued as a result of such exercise, with payment to New ZeroFox of the exercise price of $11.50 per warrant for one share, our fully-diluted share capital would increase by a total of 16,213,430 shares, with $186,454,445 paid to New ZeroFox to exercise the warrants. In addition, an aggregate principal amount of $150,000,000 of Notes will be issued in the Convertible Notes Financing. The Notes may be converted at a conversion price of $11.50 per share of New ZeroFox Common Stock. If we assume that the Notes (excluding any paid-in-kind interest) are converted in full and settled fully in shares, our fully-diluted share capital would increase by a total of 13,043,475 shares.
	Share Ownership in New ZeroFox
	No Redemptions(1)	Maximum Redemptions(2)
	Percentage of Outstanding Shares	Percentage of Outstanding Shares
L&F Public Shareholders(3)	2.8%	—
L&F Initial Shareholders(4)	3.6%	3.7%
Common Equity PIPE Investors(5)	1.7%	1.7%
ZeroFox Shareholders(6)	68.9%	70.9%
IDX Shareholders(7)	23.1%	23.8%
(1)	Amounts do not sum due to rounding.
(2)
Assumes that all 3,425,689 Class A Ordinary Shares outstanding are redeemed for an aggregate payment of approximately $34,786,000 (based on the estimated per share redemption price of approximately $10.15 per share) from the Trust Account. As the proceeds (without taking into account offering expenses) from the Common Equity PIPE Financing and the Convertible Notes Financing are expected to satisfy the Available Closing Acquiror Cash Condition, the maximum redemption scenario reflects the redemption of 100% of the Class A Ordinary Shares held by the Public Shareholders; amounts do not sum due to rounding.

(3)	Represents shares of New ZeroFox Common Stock to be issued upon conversion of 3,425,689 Class A Ordinary Shares issued in connection with the L&F IPO.
(4)
Represents shares of New ZeroFox Common Stock to be issued upon conversion of 4,312,500 Class B Ordinary Shares acquired by the L&F Initial Shareholders prior to or in connection with the L&F IPO (including 20,000 shares held by Albert Goldstein, 50,000 shares held by Joseph Lieberman and 39,733 shares currently held by Kurt Summers). Includes 1,293,750 shares of New ZeroFox Common Stock held by the L&F Initial Shareholders under both scenarios that are subject to forfeiture if certain earnout conditions are not satisfied, as the shares are issued and outstanding as of the closing date of the Business Combination.
(5)	Consists of 2,000,000 shares of New ZeroFox Common Stock to be issued in the Common Equity PIPE Financing.
(6)	Includes 1,694,533 shares of New ZeroFox Common Stock to be issued in exchange for shares of ZeroFox Common Stock assumed to be issued upon the cash exercise of ZeroFox warrants prior to the Closing.
(7)	Includes 185,305 shares of New ZeroFox Common Stock to be issued in exchange for shares of IDX Capital Stock assumed to be issued upon the cash exercise of IDX warrants prior to the Closing.
The numbers of shares and percentage interests set forth above have been presented for illustrative purposes only and do not necessarily reflect what New ZeroFox’s share ownership will be after the Closing. For more information about the consideration to be received in the Business Combination, these scenarios and the underlying assumptions, see “Unaudited Pro Forma Condensed Combined Financial Information” and “Proposal No. 2—The Business Combination Proposal—The Business Combination Agreement—Consideration to be Received in the Business Combination.”
Related Agreements
This section describes certain additional agreements entered into or to be entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof. The following summaries are qualified in their entirety by reference to the complete text of each of the agreements. The full text of such related agreements, or forms thereof, are filed as annexes to this proxy statement/prospectus or as exhibits to the registration statement of which this proxy statement/prospectus forms a part, and the following descriptions are qualified in their entirety by the full text of such annexes and exhibits. Shareholders and other interested parties are urged to read such related agreements in their entirety prior to voting on the proposals presented at the Shareholder Meeting.
The Sponsor Support Letter Agreement
Concurrently with the execution of the Business Combination Agreement, (i) L&F, (ii) the Sponsor, Albert Goldstein and Joseph Lieberman, (iii) ZeroFox, (iv) IDX, and (v) Jeffrey C. Hammes, Adam Gerchen, Tom Gazdziak and Richard Levy (solely for the limited purposes set forth therein) entered into an Amended and Restated Sponsor Support Letter Agreement. On January 31, 2022, (i) L&F, (ii) the Sponsor Holders, (iii) ZeroFox, (iv) IDX and (v) Jeffrey C. Hammes, Adam Gerchen, Tom Gazdziak and Richard Levy (solely for the limited purposes set forth therein), entered into a Second Amended and Restated Sponsor Support Letter Agreement (the “Sponsor Support Letter Agreement”). Pursuant to the Sponsor Support Letter Agreement, the Sponsor Holders have agreed to subject an aggregate of 1,293,750 shares of New ZeroFox Common Stock held by such Sponsor Holders to an earnout, whereby such shares will be forfeited unless the following volume-weighted average share price thresholds are met in trading or are deemed to occur in connection with a Change of Control (as defined in the Business Combination Agreement) within five years from the Closing: one-third vesting if the volume-weighted average share price equals or exceeds $12.50; one-third vesting if the volume-weighted average share price equals or exceeds $15.00; and one-third vesting if the volume-weighted average share price equals or exceeds $17.50.
In addition, the Sponsor Holders have agreed to (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Mergers), (ii) waive the anti-dilution or similar protection with respect to the Founder Shares (whether resulting from the transactions contemplated by the Common Equity PIPE Financing, the Convertible Notes Financing, the Domestication, the Mergers or otherwise), (iii) be bound by certain other covenants and agreements related to the Business Combination, and (iv) not transfer (subject to customary exceptions) any Founder Shares until the earlier of (a) one year after the Closing, (b) the share price equaling or exceeding $12.00 on a volume-weighted average price basis for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing, and (c) the completion of a transaction that results in all shareholders having the right to exchange shares for cash, securities or other property.
Common Equity PIPE Financing
Concurrently with the execution of the Business Combination Agreement, L&F entered into the Common Equity Subscription Agreements with the Common Equity PIPE Investors. Pursuant to the Common Equity

Subscription Agreements, the Common Equity PIPE Investors agreed to subscribe for and purchase, and L&F agreed to issue and sell to such investors, on the Closing Date, an aggregate of 2,000,000 shares of New ZeroFox Common Stock in exchange for an aggregate purchase price of $20,000,000.
In addition, on December 16, 2021, the ZeroFox Investors purchased the ZeroFox PIK Promissory Notes for an aggregate purchase price of $5,000,000. Such ZeroFox PIK Promissory Notes accrue interest that will be paid-in-kind at a rate of 5.0% per annum. If the Closing occurs, the repayment of the original principal amount of the ZeroFox PIK Promissory Notes may be offset against amounts owed by the ZeroFox Investors under their Common Equity Subscription Agreements.
In addition, if the Closing occurs, any portion of closing cash consideration to which the IDX Investors are entitled in connection with the consummation of the Business Combination may be reduced to fund the subscription amount the IDX Investors would otherwise be required to pay pursuant to the Common Equity Subscription Agreements.
The closing of the Common Equity PIPE Financing is contingent upon, among other things, the substantially concurrent consummation of the Business Combination. The Common Equity Subscription Agreements provide that L&F will grant the investors in the Common Equity PIPE Financing certain customary registration rights.
Convertible Notes Financing
In connection with signing the Business Combination Agreement, L&F entered into the Convertible Notes Subscription Agreements with the Convertible Notes Investors, in respect of $150,000,000 aggregate principal amount of the Notes to be issued in connection with the Closing. The principal terms of the Notes are set forth in the form of indenture attached as an exhibit to the Convertible Notes Subscription Agreements, which Indenture will be entered into by L&F, the guarantors party thereto and the indenture trustee, and the form of global note attached thereto. The Notes will bear interest at a rate of 7.00% per annum, payable quarterly in cash; provided, that the issuer may elect to pay interest in kind at a rate of 8.75% per annum, and the Notes will be convertible at the Conversion Price, and will mature on the date that is three years following the closing of the Convertible Notes Financing. New ZeroFox may, at its election, force conversion on or after the Conversion Trigger Date, subject to a holder’s prior right to convert, if the volume-weighted average trading price of the New ZeroFox Common Stock (x) for the first year after the Conversion Trigger Date, is greater than or equal to 150% of the conversion price for more than 20 trading days during a period of 30 consecutive trading days and (y) for the second year after the Conversion Trigger Date, is greater than or equal to 130% of the conversion price for more than 20 trading days during a period of 30 consecutive trading days. Upon conversion of any Note, New ZeroFox shall have the option to settle the conversion in cash, shares of New ZeroFox Common Stock or a combination of both. Each holder of a Note will have the right to cause New ZeroFox to repurchase for cash all or a portion of the Notes held by such holder at any time upon the occurrence of a Fundamental Change, at a price equal to par plus accrued and unpaid interest. In the event of a conversion in connection with a make-whole Fundamental Change, the Conversion Price will be adjusted by a usual and customary make-whole Fundamental Change “make-whole table” provided in the Indenture. The Indenture includes restrictive covenants that, among other things, will limit the ability of New ZeroFox to incur senior debt in excess of $50,000,000, subject to certain qualifications and exceptions set forth in the Indenture. The Indenture also will include customary events of default. The closing of the Convertible Notes Financing is contingent upon, among other things, the substantially concurrent consummation of the Business Combination. L&F has agreed to execute a registration rights agreement for the benefit of the Convertible Notes Investors, providing for customary demand, shelf and piggyback registration rights and otherwise in form and substance acceptable to the Convertible Notes Investors and L&F.
Registration Rights Agreement
At the Closing, New ZeroFox, the Sponsor Holders, Jefferies and certain shareholders of ZeroFox and IDX will enter into the Registration Rights Agreement pursuant to which, among other things, New ZeroFox will grant to the other parties customary registration rights with respect to shares of New ZeroFox, and former shareholders of ZeroFox and IDX will be subject to a 180-day lock-up period following execution of the Registration Rights Agreement during which period such shareholders may not transfer their shares (subject to customary exceptions). The lock-up period described above will not apply to any shares acquired in the Common Equity PIPE Financing or shares issuable upon conversion of the Convertible Notes.

Lock-Up
Shareholders of ZeroFox and IDX who are not party to the Registration Rights Agreement who receive shares of New ZeroFox Common Stock in the Business Combination, including through the exercise of New ZeroFox Options, will be subject to a 180-day lock-up period during which such shareholders may not transfer their shares (subject to customary exceptions).
Background of the Business Combination
The terms of the Business Combination Agreement and ancillary agreements are the result of negotiations between L&F, ZeroFox and IDX, and each of their respective representatives. The following is a brief summary of the background of these negotiations and related transactions and does not purport to catalogue every conversation between L&F, ZeroFox and IDX, or their respective representatives, but instead is intended as a summary of material developments over the course of the negotiations.
L&F is a blank check company organized under the laws of the Cayman Islands and was formed on August 20, 2020. L&F was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (collectively, a “business combination”), with the intent to concentrate on identifying technology and services businesses in the governance, risk, compliance (“GRC”) and legal sector. On September 3, 2020, L&F engaged Jefferies LLC (“Jefferies”) as a sole book-running manager and sole underwriter in the L&F IPO and as its lead financial advisor and capital markets advisor to assist in any potential business combinations.
On August 28, 2020, the Sponsor purchased 5,750,000 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.004 per share. On November 13, 2020, the Sponsor effectuated a surrender of 1,437,500 Founder Shares to L&F for no consideration, resulting in a decrease in the total number of Founder Shares outstanding to 4,312,500. The Sponsor transferred an aggregate of 109,733 Founder Shares to L&F’s independent directors, resulting in the Sponsor holding an aggregate of 4,202,767 Founder Shares. Up to 562,500 of these Founder Shares were subject to forfeiture, such that the Founder Shares would comprise 20% of the outstanding shares after the L&F IPO and the exercise, if any, of the over-allotment option.
On November 23, 2020, L&F completed the L&F IPO of 15,000,000 units at a price of $10.00 per unit, generating gross proceeds of $150 million. Each unit consists of one Class A Share and one-half of one L&F Public Warrant. Each whole L&F Public Warrant entitles the holder thereof to purchase one Class A Share at a price of $11.50 per share, subject to certain adjustments. The registration statement relating to these securities was filed with the SEC and declared effective on November 18, 2020.
Concurrent with the completion of the L&F IPO, the Sponsor purchased an aggregate of 5,000,000 L&F Private Placement Warrants at a price of $1.00 per warrant, or $5.0 million in the aggregate, and Jefferies purchased an aggregate of 1,859,505 L&F Private Placement Warrants at a price of $1.21 per warrant, or $2,250,001.05 in the aggregate. Each whole L&F Private Placement Warrant entitles the holder thereof to purchase one Class A Share at a price of $11.50 per share, subject to certain adjustments.
In connection with the L&F IPO, L&F’s underwriter was granted an over-allotment option to purchase up to an additional 2,250,000 units. The underwriter exercised the over-allotment option in full. This full exercise of the over-allotment option resulted in none of the Founder Shares being forfeited.
Concurrent with the underwriter’s exercise of the over-allotment, L&F consummated private placements with the Sponsor of an additional 450,000 L&F Private Placement Warrants at a price of $1.00 per warrant, or $450,000 in the aggregate, and with Jefferies of an additional 278,925 L&F Private Placement Warrants at a price of $1.21 per warrant, or $337,499.25 in the aggregate.
On November 19, 2020, the units began trading on the NYSE under the symbol “LNFA.U” and, starting January 7, 2021, Class A Ordinary Shares and L&F Public Warrants that were separated started trading on the NYSE under the symbols “LNFA” and “LNFA WS”, respectively.
Prior to the consummation of the L&F IPO, neither L&F, nor anyone on its behalf, had any substantive discussions, formal or otherwise, with any business combination target with respect to a potential business combination transaction with L&F.
After the L&F IPO, L&F commenced an active search for prospective businesses and assets to acquire, identifying over 120 potentially attractive business combination opportunities through this process. L&F conducted due diligence to varying degrees on such businesses and assets, including review of such businesses’ management, business model, competitive landscape, and certain financials, in each case, to the extent available. In addition, representatives of L&F were contacted by additional potential targets that they had not previously identified through its search process. In total, following the L&F IPO, representatives of L&F, its advisors and the Sponsor were contacted by or initiated contact with approximately 40 business combination opportunities in the broad GRC and legal industries. L&F, with the assistance of Jefferies, reviewed opportunities on a rolling basis, including based on discussions and information received under confidentiality agreements entered into or through introductory materials exchanged with approximately 15 potential counterparties. After reviewing and considering the foregoing opportunities, L&F continued to cull its list of prospective businesses and assets based on a core set of criteria, including maturity of the business, size of the business, management team, near-term path to profitability, public market readiness, including the state of financial statements and internal controls, growth prospects and impacts of COVID-19. Following such reviews and discussions, and at various points in time, L&F discontinued its review of certain targets for failing to satisfy one or more of the aforementioned criteria, among other reasons. Throughout its active search process, L&F extended approximately 10 non-binding proposals for a business combination to private company management teams, with varying levels of detail surrounding potential transaction structure and plans for future partnership.
Until agreeing to exclusivity with ZeroFox on July 8, 2021, L&F engaged in a general active search process and reviewed, to the extent available, the management, business model, competitive landscape, and certain financials with respect to other potential target companies. During this time, L&F focused its active engagement on ZeroFox and three other companies—a GRC software company (“Company A”), a legal software company (“Company B”), and a regulation and policy information services company (“Company C”)—that merited serious consideration based on L&F’s selection criteria described above (Companies A, B, and C, the “Potential Targets”). As further described below, throughout the second quarter of 2021 (until agreeing to exclusivity with ZeroFox), representatives of L&F and the L&F Board engaged in discussions at varying levels of depth with the Potential Targets’, ZeroFox’s and IDX’s respective management teams. With respect to all Potential Targets, there were no agreements of exclusivity at the time L&F executed its exclusivity agreement with ZeroFox.
On January 12, 2021, representatives of Stifel Nicolaus & Company, Incorporated (“Stifel”) spoke with Adam Gerchen, L&F’s chief executive officer, providing Mr. Gerchen with an initial overview of ZeroFox.
On February 19, 2021, Mr. Gerchen spoke with a representative of Company A’s financial advisor who gave an overview of the industry and business model of Company A. During the call, Mr. Gerchen discussed with such representative Company A’s interest in a business combination transaction and the extent to which Company A exhibited characteristics matching L&F’s acquisition criteria as outlined in the L&F IPO prospectus.
On March 18, 2021, a representative of Company A’s financial advisor emailed Zack Malkin, L&F’s Secretary and a Principal at Victory Park Capital, regarding L&F’s interest in Company A and offered to broker an introduction to Company A’s management team.
On March 19, 2021, representatives of L&F including Mr. Malkin spoke with representatives of Company A’s financial advisor virtually regarding a potential business combination with Company A.
Also in March 2021, representatives of L&F including Mr. Malkin spoke with Company B’s chief financial officer regarding a potential transaction. Although preliminary transaction expectations were discussed, no earnest negotiations were ever held between the parties given that Company B was focused on alternative options for raising capital.
On April 5, 2021, representatives of L&F, including Messrs. Gerchen and Malkin, spoke with representatives of Company A regarding a potential transaction. Topics covered included, among others, Company A’s outlook for the GRC software industry, Company A’s competitive positioning, and future growth prospects.
At the November 2020 and December 2020 meetings of the ZeroFox Board, the ZeroFox Board discussed long-term financing alternatives which included a possible transaction with a special purpose acquisition company (“SPAC”). As part of these conversations, ZeroFox considered whether a transaction with a SPAC should include the merger of ZeroFox and a third party in addition to ZeroFox merging with an existing SPAC. As a result, in the fourth quarter of 2020 through the first quarter of 2021, ZeroFox engaged its financial advisor, Stifel, to evaluate acquisition targets on behalf of ZeroFox.

On February 5, 2021, ZeroFox had a conference call with Stifel, the purpose of which was to discuss the potential transaction structure. ZeroFox’s management and Stifel considered acquisition opportunities to fulfill ZeroFox’s growth objectives, including trends in the digital assessment and protection, threat intelligence, security response, and security automation markets. During Stifel’s evaluation of the markets, ZeroFox identified the acquisition of IDX as a potential opportunity for growth. Since April 2019, ZeroFox and IDX were already engaged in a commercial arrangement, pursuant to which IDX licensed certain technology from ZeroFox for purposes of bundling such ZeroFox technology with IDX offerings. Over this period, ZeroFox and IDX had been meeting periodically to discuss alignment of customer integration, sales strategies, go-to-market campaigns and other matters relating to the commercial relationship. Other strategic rationales for a potential business combination between ZeroFox and IDX included reduced customer acquisition cost, additional cross-sell opportunities, complementary product offerings and the unification of threat intelligence, digital protection and breach response under one business operation that would capture the entire lifecycle of the external cybersecurity market.
Over the course of February 2021, as a result of Stifel’s evaluation and ZeroFox’s identification of IDX, ZeroFox and Stifel had several conversations with IDX management and the IDX Board regarding an acquisition proposal and a potential merger with IDX.
On February 25, 2021, at the ZeroFox Board meeting, ZeroFox management informed the ZeroFox Board that IDX was a top target for a potential merger and larger transaction with a SPAC. On February 25, 2021, ZeroFox and IDX also entered into a mutual non-disclosure agreement for purposes of exploring a merger transaction with a SPAC together. Over the course of the next week, ZeroFox had a number of conference calls with IDX to discuss the potential merger and structure.
On March 5, 2021, the ZeroFox CEO emailed the IDX CEO describing the potential framework for a ZeroFox-IDX merger.
On March 9, 2021, the IDX CEO updated the IDX Board via videoconference on discussions with ZeroFox for a potential transaction with ZeroFox and larger transaction with a SPAC.
On March 10, 2021, the ZeroFox CEO also presented a proposal of the ZeroFox-IDX merger to the IDX Board.
On March 10, 2021, ZeroFox signed an engagement letter with Stifel, pursuant to which Stifel would represent ZeroFox and be compensated for a completed SPAC transaction involving ZeroFox.
On March 11, 2021, the IDX CEO updated the IDX Board by videoconference on the proposal delivered by ZeroFox and the engagement of a financial advisor to assist IDX in connection with a potential merger and transaction with a SPAC.
Over the course of the next two weeks, ZeroFox management had a number of conference calls with IDX management and Stifel, both individually and jointly, regarding the prospects of a transaction which included the merger of ZeroFox and IDX with a SPAC.
On March 20, 2021, ZeroFox presented an initial draft of a letter of intent to the IDX CEO. The letter was based on the prior conversations between representatives of ZeroFox and IDX regarding the framework of a merger of ZeroFox and IDX with a SPAC. Over the course of the next three weeks, ZeroFox and IDX had numerous conversations about the proposed transaction and exchanged a number of drafts of the letter of intent.
On March 25, 2021, IDX signed an engagement letter with DBO Partners LLC (“DBO”) as its financial advisor in connection with a potential sale, merger or similar significant transaction.
On April 6, 2021, ZeroFox and IDX signed a letter of intent (the “Original IDX LOI”) that involved a business combination of ZeroFox, IDX and a SPAC and related financing of a private investment in a public entity.
From April 5, 2021 through July 8, 2021, Stifel contacted a variety of SPACs and ultimately signed 13 non-disclosure agreements and held 11 management presentations with such SPACs. Eleven parties, including L&F, received bid instructions requesting a letter of intent. ZeroFox received four bids, including a bid from L&F as described below.

On April 12, 2021, representatives of Stifel again contacted Mr. Gerchen by email, to provide Mr. Gerchen with an overview of ZeroFox’s business and growth prospects, including the prospective acquisition of IDX by ZeroFox, as well as a brief presentation highlighting ZeroFox’s strengths. Representatives of Stifel included a non-disclosure agreement in the email to Mr. Gerchen.
From April 13, 2021 to April 15, 2021, members of ZeroFox management and IDX management had in-person meetings in Portland, Oregon at IDX’s offices. The purpose of these meetings was to commence an initial diligence review and consider the framework for the merger. Shortly following these meetings, a virtual data room was established for the parties to share information and conduct a diligence review. The initial due diligence review focused primarily on IDX’s large Office of Personnel Management government contract, as well as general corporate and financial matters.
On April 16, 2021, L&F executed a mutual non-disclosure agreement with Company A.
On April 22, 2021, IDX held a virtual meeting of the IDX Board that DBO attended and discussed the progress toward selecting a SPAC party for a potential transaction and the status of the diligence meetings between ZeroFox and IDX.
On April 28, 2021, Jeffrey Hammes, Chairman of the L&F Board, received an email from a representative of Company C’s financial advisor regarding an opportunity in the regulation and policy information services industry involving Company C. The email identified Company C and provided an overview of Company C’s financial performance and intended use of proceeds resulting from a potential business combination transaction.
On May 3, 2021, L&F executed a mutual non-disclosure agreement with Company C and received both video and presentation materials detailing Company C’s history, product offerings, and strategies for future growth, among other topics.
On May 6, 2021, Mr. Malkin responded to Company C’s financial advisor’s email by providing them with overview materials on L&F detailing L&F’s management team and acquisition criteria. Additionally provided was a draft agenda for an introductory call with Company C’s management.
On May 10, 2021, representatives of L&F, including Messrs. Gerchen and Malkin, held virtual meetings with representatives of Company A’s financial advisor and with Company A’s management team to further discuss a potential transaction with Company A. During these meetings, representatives of Company A’s financial advisor presented information about Company A’s history, management team and product offerings, and Company A’s management team discussed their experience in both the GRC and software industries, financial performance, and potential uses of proceeds from a business combination transaction.
On May 13, 2021, Company A shared materials with L&F detailing Company A’s growth strategy for fiscal year 2022.
Also on May 13, 2021, representatives of L&F, including Messrs. Gerchen and Malkin and Richard Levy, a member of the L&F Board and Founder & CEO of Victory Park Capital, held a virtual meeting with members of Company C’s management to discuss a potential transaction. Topics discussed included introductions to Company C’s management team, a history and overview of the business, and Company C’s customer acquisition strategy, among others.
On May 14, 2021, representatives of L&F, including Mr. Gerchen, spoke with members of Company C’s financial advisor to further discuss a potential transaction with Company C, as well as Company C’s fundraising history.
On May 19, 2021, representatives of Stifel emailed Mr. Gerchen to follow up on L&F’s potential interest in ZeroFox and IDX, and followed up on the non-disclosure agreement on May 20, 2021. Mr. Gerchen introduced Mr. Malkin to representatives of Stifel to facilitate a virtual meeting.
On May 20, 2021, representatives of L&F spoke with members of Company C’s management and representatives of Company C’s financial advisor to discuss additional diligence questions related to Company C’s customer base, competitive positioning within the industry, and drivers of organic growth.
Later that same day, L&F received from Company C’s financial advisor a process letter with instructions for the submission of an indication of interest for a business combination with Company C.

On May 24, 2021, representatives of L&F, including Mr. Malkin, spoke with members of the Jefferies investment banking team to discuss the potential transaction with Company C.
On May 25, 2021, representatives of L&F, including Messrs. Hammes, Gerchen, and Malkin, held a virtual meeting hosted by Company C’s financial advisor wherein members of Company C’s management team demonstrated the product offerings and capabilities of Company C’s software platform. Ultimately, following discussion among representatives of L&F and Jefferies, a decision was made not to pursue a transaction with Company C as a result of Company C’s failure to meet one or more of L&F’s selection criteria.
On May 26, 2021, Company A shared an investor presentation with L&F providing a company overview and financial summary, detail on Company A’s product offerings and software capabilities, and areas identified for future growth.
Between May 26, 2021 and June 10, 2021, L&F held multiple internal meetings and corresponded with Company A’s financial advisor to discuss a potential transaction with Company A. Topics discussed, among others, included valuation of the pro forma business and structuring of a potential PIPE investment concurrent with the proposed merger. Materials were prepared by L&F for the L&F Board outlining the proposed transaction structure and acquisition consideration.
On May 27, 2021, in response to Stifel’s email from May 19, 2021, L&F executed a non-disclosure letter agreement with Stifel regarding ZeroFox.
On June 8, 2021, representatives of L&F, including Mr. Gerchen and Mr. Malkin, met virtually with representatives of ZeroFox and IDX, including James C. Foster, CEO of ZeroFox, Tim Bender, CFO of ZeroFox, and Tom Kelly, CEO of IDX, along with representatives of Stifel. During this meeting, Mr. Foster and Mr. Kelly provided overviews of the businesses, cybersecurity industry, and competitive landscape of ZeroFox and IDX. A more detailed presentation was used to present representatives of L&F with the plans for a future partnership between ZeroFox and IDX, identified areas of growth and expansion, and forecasted performance following the close of a business combination. ZeroFox, IDX and Stifel informed L&F that they were in the early stages of initial meetings with various SPACs. Following the meeting, Mr. Malkin and a representative of Stifel exchanged emails in which, among other things, they discussed L&F’s interest in a potential business combination and the inclusion of L&F in ZeroFox’s business combination process. Later that day, Stifel provided L&F with access to a data room containing, among other documents, a company presentation, historical ZeroFox and IDX financials, the company’s pro forma financial model, and ZeroFox’s capitalization table.
Later that same day, Mr. Malkin circulated an email to members of L&F management and the L&F Board including Messrs. Gerchen, Levy and Hammes. Mr. Malkin’s email summarized the meeting with ZeroFox and IDX management held earlier that day and noted that key investors in ZeroFox included New Enterprise Associates and Intel Capital.
From June 9, 2021 through June 13, 2021, representatives of L&F and Stifel exchanged emails to schedule a product demonstration with ZeroFox management, as well as answer questions regarding ZeroFox’s latest financing round, the terms of ZeroFox’s acquisition of IDX in connection with a business combination, and information regarding the integration of ZeroFox’s prior acquisitions. The product demonstration took place on June 15, 2021.
On June 10, 2021, the IDX CEO updated the IDX Board by videoconference, which DBO attended, on the progress toward a potential transaction, in particular focusing on discussions with L&F.
On June 10, 2021, representatives of L&F received an email from a representative of Stifel containing the Project Northstar process letter. This process letter requested a preliminary non-binding letter of intent (“LOI”) for a business combination with both ZeroFox and IDX, and among other items requested that L&F provide detail on L&F’s background and key management, L&F’s proposed merger consideration and valuation methodology, proposed transaction structure and form of financing, and pro forma ownership. ZeroFox’s process letter requested a response by June 21, 2021.
Also on June 10, 2021, representatives of L&F including Messrs. Levy and Gerchen, met with members of Company A’s management team in person. At the meeting, the valuation and transaction structure mentioned above were discussed.

Although Company A had begun to explore a variety of potential strategic transactions, L&F ultimately decided not to pursue a business combination with Company A due to L&F’s views on Company A’s opportunities for future growth and the Company A management team’s ability to execute on Company A’s strategy as a public company.
On June 15, 2021, Stifel hosted a virtual meeting wherein Mr. Foster provided representatives of L&F with a product demonstration presenting some of the capabilities of the ZeroFox platform to identify and mitigate threats targeting its customers’ digital assets. Mr. Foster’s demonstration included ZeroFox’s use cases for both mobile application (iOS and Android) and desktop software users. Additionally, Mr. Foster’s demonstration included an overview regarding the types of digital assets that ZeroFox protects, the platform’s full cloud-based infrastructure, and its suite of application program interfaces enabling the software to integrate into ZeroFox customers’ existing user application environment. Additionally on this call, Mr. Foster provided an overview of the new customer onboarding process and the customization tools provided to new customers for use within the ZeroFox platform.
Later that same day, Mr. Malkin emailed representatives of Jefferies regarding the ZeroFox opportunity. Mr. Malkin’s email included an overview of ZeroFox’s business, key investors, and targeted capital raise amount in connection with a business combination. Additionally, Mr. Malkin’s email requested a call with representatives of Jefferies to discuss the business’s valuation.
On the evening of June 15, 2021, representatives of L&F emailed Stifel a list of diligence questions focused on the materials contained within the initial data room. Among other topics, the questions related to calculations of customer lifetime value and acquisition cost, ZeroFox’s largest customer contracts, and the pro forma financial model. On June 16, 2021, Stifel replied with answers to these questions.
On June 16, 2021 and June 17, 2021, representatives of L&F and Jefferies met virtually to discuss the proposed transaction. During this meeting, L&F and Jefferies discussed comparable companies and both their operating metrics and trading valuations. Additionally, representatives of L&F were introduced to a representative of Jefferies focused on the industries in which ZeroFox and IDX operate. During these meetings, representatives of L&F and Jefferies discussed operating metrics and valuation multiples of comparable publicly traded companies, the importance of revenue growth and gross margin expansion to software company investors, and how best to value ZeroFox and IDX.
From June 16, 2021 to June 21, 2021, representatives of L&F and Jefferies held numerous internal calls and virtual meetings to discuss the LOI and valuation framework for the ZeroFox business combination proposal, both generally and in respect of diligence conducted to date. The participants discussed numerous valuation methodologies, including precedent transaction comparables and a sum-of-the-parts valuation. After considering the existing partnerships between ZeroFox and IDX, and the potential operational synergies and business development opportunities forecasted to result from the merger of ZeroFox and IDX, L&F and the Jefferies investment banking team ultimately decided on June 21, 2021 to value ZeroFox based on calendar year 2022 projected revenue.
On June 19, 2021, representatives of L&F emailed representatives of Kirkland & Ellis LLP (“K&E”) with a draft of the LOI for the combined ZeroFox and IDX merger transaction. Representatives of K&E provided comments to the LOI, which were incorporated prior to sharing with ZeroFox.
On June 21, 2021, Mr. Gerchen emailed the L&F Board a detailed communication regarding the submission of the LOI for a proposed business combination with ZeroFox and IDX. Mr. Gerchen’s email contained a background on the industry, both ZeroFox’s and IDX’s business models, and opportunities for future growth. Additionally provided was information on the bidding process and steps that representatives of L&F had taken to date in order to diligence the acquisition targets. Mr. Gerchen’s email included a draft LOI to be submitted to Stifel and expectations surrounding valuation of the pro forma business, as well as the valuation framework options as discussed between representatives of L&F and Jefferies. The members of the L&F Board replied to Mr. Gerchen’s email approving the submission of the LOI as drafted.
Later that day, Mr. Gerchen submitted the initial LOI via email to representatives of Stifel, who then confirmed receipt. L&F’s initial LOI valued ZeroFox’s and IDX’s combined businesses at a $1.1 billion pre-money pro forma enterprise value. The initial LOI contemplated the issuance of shares in New ZeroFox to current ZeroFox and IDX shareholders valued at $1 billion, at $10.00 per share, in addition to $50 million of cash to be paid to selling IDX shareholders. The initial LOI contemplated $150 million for the Common Equity PIPE Financing, which would be completed concurrently with the Business Combination. The proposed valuation of ZeroFox and IDX’s combined business and the composition of the proposed Business Combination consideration were based on the financial projections provided by ZeroFox management and prior discussions regarding the cash proceeds required for the acquisition of IDX. Pre-money pro forma enterprise valuation of the combined ZeroFox and IDX businesses was approximately $1.1 billion, based on a 5.7x multiple of forecasted calendar year 2022 revenue when compared to comparable publicly traded companies, such as CrowdStrike Holdings, Inc. Okta, Inc., Rapid7, Inc., and Tyler Technologies, Inc. (collectively, the “Comparable Companies”).
On June 22, 2021, the IDX CEO updated the IDX Board via videoconference, which DBO attended, on the terms of the LOI submitted by L&F.
On June 24, 2021, representatives of L&F including Messrs. Gerchen and Malkin hosted a virtual meeting with a representative of Stifel to discuss the submitted LOI. Among other topics, the group discussed L&F’s plan for approaching PIPE investors, the valuation of the pro forma business, and marketing strategies for the pro forma company following a merger.
On June 25, 2021, representatives of L&F received from a representative of Stifel an emailed document containing revised bid instructions for the proposed business combination. Among other items, these revised instructions included a request for L&F to consider subjecting 30% of its Founder Shares to a vesting schedule, as well as further details on L&F’s due diligence process.
On June 28, 2021, the L&F Board held a virtual meeting to discuss a revised LOI for the combined ZeroFox and IDX merger transaction. Presented to the L&F Board was a draft of the revised LOI and a management presentation outlining the key changes, including, among others, the addition of a vesting schedule for 30% of the Founder Shares. After discussion, the L&F Board agreed to submit the revised LOI.
During the same meeting of the L&F Board, Senator Joseph Lieberman, a member of the L&F Board, highlighted that he is acquainted with a member of ZeroFox’s Board, former Director of National Intelligence John Mike McConnell. Senator Lieberman was familiar with Mr. McConnell through their shared involvement in legislation surrounding cybersecurity and national defense. The L&F Board discussed and agreed that Senator Lieberman should contact Mr. McConnell to discuss the proposed transaction.
Later that same day, L&F emailed a representative of Stifel attaching the revised LOI. L&F’s revised LOI included a vesting schedule for 30% of the Founder Shares, as well as a schedule of required diligence items, including a virtual meeting with ZeroFox management to review the financial model. Included in this email, Mr. Gerchen highlighted Senator Lieberman’s prior involvement in cybersecurity legislation and the potential benefits that the L&F Board’s industry experience could bring to structuring and marketing the merger to PIPE investors and public shareholders focused on the cybersecurity industry.
On June 29, 2021, a representative of Stifel informed representatives of L&F via email that L&F’s revised LOI was of interest to ZeroFox, and invited L&F to present as one of two potential merger partners to the ZeroFox Board. Also on June 29, the ZeroFox Board held a meeting and Stifel gave the ZeroFox Board an overview of potential SPACs to consider.
On June 30, 2021, the IDX Board held a virtual meeting, which DBO attended, to discuss the revised LOI delivered by L&F and proposed response by IDX and ZeroFox.
On June 30, 2021, ZeroFox and IDX executed a replacement letter of intent (the “Replacement IDX LOI”) that superseded the Original IDX LOI. The Replacement IDX LOI similarly provided for a business combination of ZeroFox, IDX and a special purpose acquisition company and related financing of a private investment in a public entity, with the shareholders of IDX receiving cash consideration of $50,000,000 and 25% of the shares issued to the parties in the transaction of the combined pro forma entity and the shareholders of ZeroFox receiving 75% of the shares issued to the parties in the transaction of the combined pro forma entity.
Also on June 30, 2021, Mr. Malkin informed the L&F Board of the upcoming presentation to the ZeroFox Board and invited the members of the L&F Board to join the virtual meeting.

Later that same day, Mr. Foster emailed Mr. Gerchen and a representative of Stifel to inform them that Senator Lieberman and Mr. McConnell had connected regarding the potential business combination and that both participants reported a constructive discussion and optimism about a future partnership.
On July 1, 2021, members of the L&F Board and management and ZeroFox Board attended a virtual meeting to discuss the revised LOI. Among other topics, discussion ensued regarding Mr. Foster’s position as the continuing CEO of the pro forma company, L&F’s envisioned PIPE raise process, and the status of the PIPE financing market at such time. Following a constructive discussion, the ZeroFox Board conferred, without any representatives of L&F present, regarding the revised LOI in comparison to any other indications of interest received.
On July 2 and July 3, 2021, Mr. Malkin and a representative of Stifel held telephone conferences to discuss feedback from the July 1, 2021 meeting among members of the L&F Board and management and ZeroFox Board. Additionally, such representative of Stifel indicated ZeroFox’s interest in executing an exclusive LOI the week of July 5, 2021 with one of the two SPACs with whom ZeroFox was then engaged, including L&F.
On July 5, 2021, representatives of L&F requested and Stifel provided the Replacement IDX LOI detailing the terms of their proposed transaction in connection with a business combination.
Additionally, on July 5, 2021, Stifel hosted a virtual comprehensive diligence session wherein ZeroFox management, with the consent of IDX management, presented to L&F representatives the explanations and rationale behind the pro forma financial model that had previously been distributed to L&F. Discussion ensued regarding ZeroFox management’s post-merger operating strategy and implementation of the growth and synergistic initiatives outlined in the pro forma operating model. In addition, L&F representatives discussed with ZeroFox management the accounting function and public company readiness of ZeroFox and IDX. Additional comprehensive diligence was performed regarding IDX’s Office of Personnel Management contract including review of terms for annual recurring revenue, margin analysis, and duration of the contract.
On July 7, 2021, L&F received a revised version of the LOI from a representative of Stifel, including ZeroFox’s views on valuation and the implementation of a cap on L&F’s expenses should redemptions exceed 50% of L&F’s Class A Ordinary Shares, and mutual exclusivity, among other items. ZeroFox’s views on valuation included an increased pre-money pro forma equity valuation for ZeroFox’s and IDX’s combined businesses in the form of merger consideration consisting of $1.2 billion of shares in New ZeroFox, valued at $10.00 per share, in addition to $50 million in cash consideration to be paid to selling IDX shareholders.
On July 6, 2021 and additionally July 7, 2021, representatives of L&F and Jefferies met virtually to further consider the valuation framework applied to New ZeroFox. The components of the framework discussed included performance, the growth profiles of both ZeroFox and IDX, operating margins, initial public offering, current trading prices and valuation multiples of comparable publicly traded companies. In considering valuation, these components of the framework were used as the basis of comparing ZeroFox and IDX to the Comparable Companies. For example, the Comparable Companies were forecasted by equity research analysts to achieve median calendar year 2022 revenue growth of 19% compared to ZeroFox and IDX’s forecasted 30%. The L&F team felt confident in ZeroFox’s ability to achieve this superior revenue growth due to ZeroFox and IDX management’s track record of 67%, 95%, and 42% revenue growth in fiscal years 2019, 2020, and 2021. This favorable positioning of ZeroFox and IDX’s growth profile in relation to the Comparable Companies supported a higher multiple for valuation purposes. Additionally, the framework incorporates the 39% gross profit margin anticipated for New ZeroFox in fiscal year 2022, in comparison to publicly traded Comparable Companies’ gross profit margins such as CrowdStrike, Okta, and the peer median estimated calendar year 2021 gross profit margins of 77%. This positioning of gross profit margins supported a lower valuation against the Comparable Companies. However, this lower gross profit margin consideration also included discussion concerning Crowdstrike’s progressive gross margin improvement of 36% gross margin in fiscal year 2017 to 77% in fiscal year 2021. The framework included considerations of ZeroFox management’s ability to achieve a similar improvement in gross margin post-closing by scaling subscriptions on their software platform and improving efficiency following the IDX acquisition. Finally, the parties discussed potential reactions from PIPE investors regarding valuation multiples in the GRC and legal sector and the proposed valuation of New ZeroFox.
Later that same day, Mr. Malkin provided an email update to the L&F Board outlining the terms of L&F’s further revised LOI, including the implementation of a three-tranche vesting schedule for 30% of L&F’s Founder Shares based on share price performance and entering into a period of mutual exclusivity between ZeroFox and

L&F. Mr. Malkin’s email additionally outlined the increased pre-money pro forma equity valuation for New ZeroFox of $1.2 billion. Based on discussions among L&F management and the L&F Board, it was determined that the revised valuation of New ZeroFox remained attractive to L&F shareholders based on relative valuations of comparable publicly traded companies as a multiple of go-forward revenue, and the growth and margin profiles of New ZeroFox projected in the financial model presented by ZeroFox management on July 5, 2021. L&F management and the L&F Board, advised by Jefferies, believed that the pre-money pro forma valuation contained in the further revised LOI for the combined businesses of ZeroFox and IDX of approximately 6.4x calendar year 2022 revenue continued to provide an attractive discount for L&F investors compared to the Comparable Companies’ median enterprise value multiple of approximately 10.1x calendar year 2022 revenue, taking into consideration the superior revenue growth and sub-scale gross margin anticipated for New ZeroFox mentioned earlier herein. Based on this analysis and these discussions, the L&F Board determined that exclusivity was in the best interest of L&F’s shareholders and approved via email the submission of a further revised LOI.
On July 8, 2021, the ZeroFox Board approved entering into the LOI at a meeting called for that purpose and, later that day, following final revisions to certain provisions of the LOI, L&F and ZeroFox executed the LOI, which contained, among other things, mutual exclusivity provisions that expired on the earlier of (i) the signing of the Business Combination Agreement, (ii) 45 days following the execution of the LOI and (iii) the mutual written consent of ZeroFox and L&F, and reflected a fully diluted pre-money equity value of approximately $1.2 billion, consisting of $1.155 billion of shares in New ZeroFox, valued at $10.00 per share, in addition to a $50 million cash consideration to be paid to selling IDX shareholders, as outlined in the further revised LOI. With the planned $150 million PIPE financing, the combined company would have a pro forma enterprise valuation of $1.3 billion, excluding L&F shareholder redemptions. The LOI also provided for, among other things, a minimum cash condition of $200 million, certain forfeiture obligations in respect of 30% of the Founder Shares in certain scenarios based upon the performance of the New ZeroFox Common Stock following the closing of any business combination, post-Closing lock-up restrictions to be applied to the shares of New ZeroFox Common Stock to be held by the Sponsor Holders and ZeroFox shareholders, and a requirement for the holders of at least a majority of ZeroFox capital stock to approve the execution of the Business Combination Agreement.
On July 12, 2021, a virtual meeting was held between representatives of ZeroFox, IDX, L&F, and their financial advisors, Jefferies and Stifel, to begin planning the PIPE marketing process and to discuss the timeline to closing and all of the material requirements to achieve the closing.
From July 12, 2021 through July 14, 2021, the extended management teams of ZeroFox and IDX met at ZeroFox’s corporate headquarters in Baltimore, Maryland to discuss the combined business.
From July 12, 2021 through July 16, 2021, multiple virtual, intensive diligence sessions occurred between representatives of ZeroFox, IDX and L&F and their advisors, Jefferies and Stifel, in order to provide each party’s advisors with background on the industry, company operating models, and plans for future growth. Included in these sessions was discussion of ZeroFox’s and IDX’s core technologies, intellectual property, customer relationships, margin profiles, sales pipelines, and key contracts by type and size. Additionally, these sessions included a presentation of the pro forma financial model by ZeroFox. During this period, Jefferies provided diligence request lists prepared by Jefferies and L&F to ZeroFox, ZeroFox provided key documents pertaining to ZeroFox’s and IDX’s businesses and contracts, and Jefferies was provided access to a detailed virtual data room with underlying documents relevant to the discussion for the purpose of L&F and Jefferies conducting business and finance diligence of each of ZeroFox and IDX.
On July 14, 2021, L&F contacted an independent research firm to perform background checks on key management at both ZeroFox and IDX.
On July 15, 2021, Venable LLP (“Venable”), counsel to ZeroFox, and K&E, counsel to L&F, held an introductory conference call to meet and discuss the transaction and form of Business Combination Agreement. Tim Bender, CFO of ZeroFox, and Tom FitzGerald, General Counsel of ZeroFox, also joined the call.
On July 16, 2021, Venable and Wilson Sonsini Goodrich & Rosati (“WSGR”), counsel to IDX, held an introductory conference call to meet and discuss the transaction and form of Business Combination Agreement. Adam Mishcon, General Counsel of IDX, and Tom FitzGerald, General Counsel of ZeroFox, also joined the call.

On July 20, 2021, Venable and K&E had another conference call to discuss the basic form and structure of the Business Combination Agreement.
On July 21, 2021, K&E received access to the ZeroFox and IDX data rooms and K&E began performing legal diligence regarding ZeroFox. On July 23, 2021, Venable was granted access to the IDX data room and Venable assumed the lead role in performing legal diligence regarding IDX pursuant to the Replacement IDX LOI, with K&E simultaneously reviewing and verifying the key diligence findings identified by Venable throughout the diligence process, including by conducting an independent review of the material Office of Personnel Management government contract of IDX and regulatory matters related thereto. K&E first delivered a diligence request list regarding ZeroFox to Venable on July 26, 2021.
On July 22, 2021, the IDX Board held a virtual meeting, which DBO attended, and discussed updates on the progress of the transaction and undertook an overview of the transaction documents, expected timing of the signing of the transaction documents and closing of the transaction.
On July 28, 2021, Venable and WSGR had a kick-off call regarding the due diligence process of IDX. ZeroFox instructed Venable to conduct an in-depth legal review of IDX’s governance documents, debt instruments, material contracts, employment practices and employee benefits, real property rights, intellectual property rights, privacy and data security practices and export controls, sanctions, anti-bribery and anti-corruption practices. Venable also requested and obtained lien and judgment searches in Delaware against IDX. Venable corresponded with the IDX management team, and more particularly with IDX’s general counsel, who coordinated responses to Venable’s due diligence requests.
On August 4, 2021, K&E held a legal diligence call with representatives of ZeroFox and on which Venable participated that covered corporate and material contracts, technology, intellectual property and trademarks, executive compensation, labor, employee benefits, real estate, international trade, anti-corruption and national security and environmental, social and governance topics.
On that same day, Venable led a legal diligence call with representatives of IDX and on which K&E participated that covered the same topics as the K&E/ZeroFox diligence call. On August 13, 2021, Venable led a follow-up management call on cybersecurity and privacy with representatives of IDX and on which K&E participated. During the month of August, K&E and Venable exchanged various drafts of the diligence request list for ZeroFox in which ZeroFox and Venable responded to K&E’s diligence requests. K&E also prepared a legal diligence memo covering each of the topics from the legal diligence call.
From July 19, 2021 through August 11, 2021, representatives of L&F, ZeroFox and IDX, and their respective advisors met to discuss and draft the PIPE presentation materials to be provided to potential investors. Throughout these meetings, the parties discussed the overall timeline, allocation of drafting responsibility and certain other topics. Additionally during this period, representatives of L&F, ZeroFox and IDX, and their advisors drafted non-disclosure agreements and constructed a wall-cross procedure to provide potential PIPE investors with material nonpublic information related to the investment.
On July 21, 2021, Venable sent an initial tax structure presentation to K&E and WSGR for review. On July 26, 2021, Venable, K&E and WSGR tax representatives attended a call to discuss the tax structure of the Business Combination Agreement. On July 27, 2021, Venable circulated a revised tax structure presentation to K&E and WSGR. On July 30, 2021, Venable, K&E and WSGR tax representatives attended a call to further discuss the tax structure of the Business Combination Agreement. On August 1, 2021, Venable circulated a revised tax structure presentation to K&E and WSGR. On August 2, 2021, WSGR provided comments to the presentation and on August 4, 2021, K&E provided additional comments to the presentation as well. K&E, WSGR and Venable continued to have intermittent informal discussions regarding the structure, and on November 29, 2021, the parties finalized the tax structure of the Business Combination Agreement.
On August 18, 2021, the L&F Board held a virtual meeting to discuss the PIPE financing. The L&F Board discussed the PIPE outreach process, in which the parties would seek to raise up to $150 million in external financing for the deal at a post-money, pro forma enterprise valuation of approximately $1.3 billion, representing approximately 6.7x Fiscal Year 2023 Revenue, and a reasonable discount to established comparable public companies. Fiscal year 2023 revenue was used to better compare against other public companies with similar fiscal year ends. Based on a summary of the discussions among representatives of L&F, ZeroFox and IDX, the L&F Board determined the $150 million external financing amount based on, among other things, the minimum cash condition under the Business Combination Agreement and the desired amount of cash to the balance sheet of New ZeroFox following consummation of the Business Combination, including following payment of transaction expenses in connection with the Business Combination.
From August 18, 2021 through September 17, 2021, L&F, ZeroFox and IDX, and their advisors held numerous meetings with potential PIPE investors regarding a common stock equity investment in connection with the Business Combination. During this period, management met with potential PIPE investors for initial management presentations and held additional meetings with select investors to provide more detail on the proposed business combination.
Additionally during this period, representatives of L&F, ZeroFox and IDX, and their advisors held regular process update calls to discuss the status of the PIPE financing and feedback received from investors.
During the month of August, K&E and Venable continued their review of diligence materials in the virtual data rooms and submitted supplemental requests to ZeroFox’s and IDX’s advisors on August 7, 2021, August 11, 2021, and August 20, 2021 addressing the various questions raised by L&F, ZeroFox and their respective advisors.
On August 19, 2021, Venable and K&E held a status update call regarding the Business Combination Agreement.
On August 25, 2021, L&F and ZeroFox extended exclusivity under their LOI for 30-days and the extension also provided that if the parties continued working in good faith toward execution of the Business Combination Agreement, the exclusivity automatically extended for successive periods of 30-days until the LOI was terminated by the parties in writing.
On September 1, 2021, Venable provided a written report of its findings regarding IDX to ZeroFox’s management team and K&E.
On September 2, 2021, Venable sent K&E and WSGR an initial draft of the Business Combination Agreement for the proposed transaction. The initial draft of the Business Combination Agreement reflected the various business points from the LOI, as well as additional enhanced representations, warranties and covenants of ZeroFox and IDX as a result of the due diligence completed to date.
On September 9, 2021, IDX provided responses to Venable regarding certain questions posed by Venable in the initial draft of the Business Combination Agreement regarding the treatment of IDX warrants, IDX options and IDX convertible notes at closing and the availability of certain IDX financial statements.
On September 15, 2021 and September 16, 2021, representatives of Jefferies hosted a virtual meeting with L&F regarding the possibility of issuing convertible note securities as additional financing in connection with the proposed business combination. Discussion ensued regarding the merits and considerations of issuing convertible note securities and the prospective terms of such securities based on market reception.
Following the discussion with their respective advisors, L&F, ZeroFox and IDX decided to pursue the issuance of convertible notes securities as additional financing in connection with the proposed business combination.
From September 20, 2021 through November 9, 2021, representatives of L&F, ZeroFox and IDX, and their advisors held meetings with a select group of potential convertible notes investors regarding an investment in connection with the proposed business combination. The initial list of prospective investors was prepared by Stifel and Jefferies and approved by both representatives of L&F and ZeroFox during their regularly scheduled virtual meetings. This list of prospective investors included Monarch Alternative Capital (“Monarch”) among other prospective investors sourced by Jefferies. During this period, management met with both potential common equity and convertible notes investors for initial management presentations and held additional meetings with select investors. Included in these meetings were multiple virtual meetings with Monarch. During this period, L&F, ZeroFox and IDX, and their respective advisors, continued to hold regular process update calls to discuss the capital raise process and feedback received from investors.

On September 28, 2021, K&E sent Venable and WSGR a revised draft of the Business Combination Agreement. The revised draft addressed matters such as the merger consideration, adjustments to the representations and warranties, covenants and closing conditions, and included the insertion of a right for the L&F Board to consider a superior offer prior to Closing.
On September 30, 2021, WSGR sent Venable and K&E a revised draft of the Business Combination Agreement. The WSGR revised draft also addressed matters such as the merger consideration, adjustments to the representations and warranties, covenants and closing conditions, and included the insertion of a right for the IDX Board to consider a superior offer prior to Closing.
During the months of October, November and December, the parties negotiated the ancillary agreements with respect to the transaction while the parties continued to discuss optimal financing for the transaction.
On October 1, 2021, October 7, 2021, and October 11, 2021, Venable discussed the K&E and WSGR changes to the Business Combination Agreement with ZeroFox management.
On October 12, 2021, Venable hosted a conference call with WSGR to discuss K&E’s and WSGR’s changes to the Business Combination Agreement and to confirm the overall structure of the representations and warranties to be given by ZeroFox and IDX.
On October 15, 2021, the IDX Board held a virtual meeting, which DBO attended, to discuss progress of the transaction, outstanding material terms of the Business Combination Agreement, the PIPE market and the proposed convertible note PIPE financing.
On October 18, 2021, Venable sent a revised version of the Business Combination Agreement to WSGR for review. The revised draft addressed the addition of provisions regarding the convertible note PIPE financing, the merger consideration, structural and substantive adjustments to the representations and warranties, covenants, closing conditions, and termination rights, and removed the need for a ZeroFox Support Agreement or IDX Support Agreement or any right of the L&F Board, ZeroFox Board or IDX Board to consider a superior offer prior to Closing.
On October 22, 2021, Venable sent K&E and WSGR a revised draft of the Business Combination Agreement. The revised draft addressed matters such as the convertible note PIPE financing, consideration, structural and substantive adjustments to the representations and warranties, covenants and closing conditions, and termination rights, and removed the need for a ZeroFox Support Agreement or IDX Support Agreement or any right of the L&F Board, ZeroFox Board or IDX Board to consider a superior offer prior to Closing.
On October 30, 2021, Venable provided ZeroFox’s management team and K&E with a supplemental report regarding its additional due diligence findings regarding IDX.
On November 2, 2021, K&E discussed the changes to the Business Combination Agreement with L&F. On November 5, 2021, K&E sent a revised draft of the Business Combination Agreement to Venable and WSGR, which reflected the convertible note PIPE financing and equity subscription agreements, and the divergent views on certain matters, including the certainty of closing, breadth of representations and warranties, materiality thresholds, interim operating covenants and termination rights. K&E also reinserted the requirement for a ZeroFox Support Agreement and IDX Support Agreement and a right of the L&F Board to consider a superior offer prior to Closing.
On November 8, 2021, Venable prepared and delivered a summary of issues for ZeroFox to review regarding K&E’s revisions to the Business Combination Agreement. As an initial matter, on November 9, 2021, K&E, Venable and WSGR attended a conference call to discuss the support agreement structure of the Business Combination Agreement and the right of each party to consider a superior offer prior to Closing.
On November 9, 2021, L&F, ZeroFox and IDX, and their advisors held a virtual meeting to evaluate term sheets received as a result of the convertible notes outreach process. Discussion ensued, and after carefully reviewing multiple offers of indicative terms from convertible notes investors, L&F, ZeroFox and IDX decided to pursue a convertible note financing with majority funding from Monarch.
On November 10, 2021, Venable and WSGR attended a conference call to further discuss the November 5, 2021 K&E revisions to the Business Combination Agreement. On November 11, 2021, K&E, Venable and WSGR attended a second conference call to review the November 5, 2021 K&E revisions to the Business

Combination Agreement in greater detail regarding changes to provisions that addressed the support agreement-superior offer structure, certain representations and warranties, operations of L&F, ZeroFox and IDX prior to closing, claims against the L&F trust account and closing conditions. Later that day, Venable sent a mark-up of the Business Combination Agreement to WSGR for further review. WSGR then sent comments back to Venable on November 15, 2021.
On November 15, 2021, ZeroFox and IDX extended exclusivity under the Replacement IDX LOI from October 30, 2021 to December 15, 2021.
On November 15, based on a summary of the discussions among representatives of L&F, ZeroFox and IDX, the L&F Board determined to increase the amount of external financing to $170 million from the original proposed $150 million in order to accommodate an expressed desire for further investment in New ZeroFox by affiliates of, and existing investors in, the Sponsor, ZeroFox and IDX, to ensure there was sufficient cash at closing to cover the minimum cash condition under the Business Combination Agreement, to provide sufficient cash to the balance sheet of New ZeroFox upon consummation of the Business Combination, and to cover expenses related to the transactions contemplated by the Business Combination.
On November 15, 2021, the L&F Board held a virtual meeting to discuss a term sheet from Monarch and a summary of the $170 million of new financing in connection with the proposed Business Combination. Representatives of L&F conveyed to the L&F Board at such meeting that, of the $170 million, Monarch would subscribe for $120 million of 7.00% cash or 8.75% PIK, at L&F’s option, of convertible notes, affiliates of the Sponsor would subscribe for $30 million of the same convertible notes, and certain ZeroFox insiders would subscribe for $5 million of ZeroFox PIK Promissory Notes, which would become part of the $20 million of common stock equity funded at transaction close by affiliates of the Sponsor, ZeroFox and IDX. While no formal action was taken at such L&F Board meeting, the L&F Board generally agreed for representatives of L&F to continue negotiating the transaction structure as outlined in the materials provided at such meeting.
Between November 15, 2021 and December 2, 2021, representatives of K&E, Venable, WSGR, and Stroock & Stroock & Lavan, counsel to Monarch, with input from representatives of L&F, ZeroFox, IDX, and Monarch, respectively, exchanged multiple drafts of the Business Combination Agreement and the related transaction agreements including the PIPE and convertible notes subscription agreements and negotiated key terms in the documents. The material terms of the Business Combination Agreement were substantially reflective of the terms of the LOI, though incorporating the inclusion of convertible notes in the committed transaction financing and decreasing the minimum cash closing condition to $170 million, inclusive of all committed transaction financing and ZeroFox PIK Promissory Notes.
On November 16, 2021, following Venable’s review of K&E’s and WSGR’s comments to the Business Combination Agreement and multiple conference calls between Venable and ZeroFox to review these changes, Venable sent K&E and WSGR a revised draft of the Business Combination Agreement that reflected resolution of many of the matters mentioned above in the November 5, 2021 K&E revisions to the Business Combination Agreement, again removing the support agreement-superior offer structure, further revising defined terms relating to consideration, confirming the structure of the representations and warranties issued by ZeroFox and IDX, revising the conduct of business by L&F, ZeroFox and IDX prior to closing, clarifying claims against the L&F trust account, revising the timing of employee benefits following closing, and reinstating certain tax provisions.
On November 17, 2021, K&E discussed the changes to the Business Combination Agreement with L&F. K&E sent a revised draft of the Business Combination Agreement to Venable and WSGR on November 19, 2021. In such draft, K&E reinstated the provisions regarding the support agreement-superior offer structure, introduced the potential for L&F to be traded on Nasdaq instead of NYSE, revised some of the organizational procedural approvals by L&F, revised the minimum cash requirement, made revisions to the consideration provisions, added reference to many of the governing document exhibits and revised the governing documents section, made minor revisions to the representations and warranties, revised pay-offs of ZeroFox and IDX debt, revised the required company party approvals, and introduced revisions to the L&F organizational documents to extend the time that L&F has to consummate a business combination.

On November 18, 2021, the IDX CEO provided an update to the IDX Board via videoconference, which DBO attended, on the outstanding issues in the Business Combination Agreement. WSGR attended the meeting and discussed the proposed structure and written consents required from certain IDX shareholders shortly after the signing of the Business Combination Agreement and the implications of such structure on registration rights and the ability to accept a superior offer.
On November 22, 2021, Venable, WSGR and K&E, together with representatives from IDX, ZeroFox and L&F, conducted a telephonic conference meeting during which the parties reviewed the status of various ancillary documents and discussed certain open negotiation points regarding the transaction generally and the Business Combination Agreement specifically.
On November 23, 2021, Venable sent an interim mark-up of the Business Combination Agreement to WSGR and on the same day incorporated feedback from WSGR and ZeroFox into a revised draft of the Business Combination Agreement.
On November 23, 2021, L&F and K&E also formed each of ZF Merger Sub, Inc., IDX Merger Sub, Inc., IDX Forward Merger Sub, LLC and L&F Acquisition Holdings, LLC in Delaware, all of the subsidiaries required under the tax structure of the Business Combination Agreement.
On November 24, 2021, Venable sent K&E and WSGR a revised draft of the Business Combination Agreement. The draft bracketed the provisions regarding the support agreement-superior offer structure for each party’s further consideration and further revised certain definitions that impacted consideration, the governing documents section, the representations and warranties, the covenants regarding operation of the business prior to closing, management of debt pay-offs by ZeroFox and IDX at closing, the closing conditions, and rights of termination.
On November 30, 2021, K&E sent a further revised draft of the Business Combination Agreement to Venable and WSGR. The mark-up kept the provisions regarding the support agreement-superior offer structure bracketed for further discussion and made further revision to the provisions addressing the merger consideration, representations and warranties, operation of the business prior to closing, management of debt pay-offs by ZeroFox and IDX at closing, provisions regarding the L&F organizational documents to extend the time that L&F has to consummate a business combination, and rights of termination.
On December 1, 2021, K&E sent L&F a supplemental summary of its due diligence findings. The scope of the summary report focused on updates that had occurred since K&E’s delivery of its initial diligence findings on November 10, 2021, specifically relating to changes to ZeroFox’s capitalization table, employee benefits, executive compensation and intellectual property.
Also on December 1, 2021, L&F formally engaged Jefferies as its co-placement agent and capital markets advisor.
On December 2, 2021, Venable sent K&E and WSGR a revised draft of the Business Combination Agreement. Later in the day on December 2, 2021, WSGR sent a further revised draft of the Business Combination Agreement to K&E and Venable. These marks-up kept the provisions regarding the support agreement-superior offer structure bracketed for further discussion and made further revision to description of the convertible notes, the definition of material adverse effect as applied to each of the parties, consideration, representations and warranties, operation of the business prior to closing, and conditions to closing.
On December 2, 2021, the IDX CEO updated the IDX Board on the transaction via videoconference with WSGR and DBO present. At that meeting, WSGR provided an overview of the outstanding issues in the Business Combination Agreement and status of the PIPE transaction, the convertible notes transaction and other ancillary documents.
Also, beginning on December 2, 2021 and until December 17, 2021, K&E, Venable and WSGR began conducting regular telephonic conference meetings during which the parties reviewed the status of various ancillary documents and discussed certain open negotiation points regarding the Business Combination Agreement.
On December 3, 2021, L&F management provided the L&F Board, via email, with an interim diligence update slideshow presentation, jointly prepared with Jefferies, Maples Group, and K&E and included findings with respect to certain legal diligence matters as well as transaction structure, anticipated timeline to closing, and a summary of the L&F Board resolutions to be passed. Additionally, a similar report prepared by Venable was provided to the L&F Board detailing Venable’s diligence findings with respect to IDX and its business. Additionally, a representative of the Maples Group presented to the L&F Board regarding their fiduciary duties as directors of a Cayman Islands exempted corporation.
On December 4, 2021, K&E sent Venable and WSGR a revised draft of the Business Combination Agreement. The provisions regarding the support agreement-superior offer structure were ultimately removed and K&E made further revisions to the provisions regarding the merger consideration, the definition of material adverse effect as applied to each of the parties, representations and warranties, operation of the business prior to closing, management of debt pay-offs by ZeroFox and IDX at closing, certain approval requirements and certain tax provisions.
On December 6, 2021, Venable sent K&E and WSGR a revised draft of the Business Combination Agreement. Later in the day on December 6, 2021, WSGR sent a further revised draft of the Business Combination Agreement to K&E and Venable. The revisions addressed the provisions regarding the merger consideration, the definition of material adverse effect as applied to each of the parties, representations and warranties, management of debt pay-offs by ZeroFox and IDX at closing, certain approval requirements, certain tax provisions and rights of termination.
On December 7, 2021, the L&F Board met and received updates regarding certain diligence items. Representatives from K&E were present. At that meeting, K&E provided an overview of diligence findings regarding ZeroFox’s governmental permits, licenses and clearances, particularly in the context of a historical investment by a foreign investor, Redline Capital, into ZeroFox and the investor’s right to appoint a director to the ZeroFox Board. The L&F Board asked several questions and discussion ensued, but no formal action was taken.
On December 7, 2021, following prior discussions among the parties, ZeroFox entered into a letter agreement with its investor Redline Capital, pursuant to which Redline Capital irrevocably waived its right to designate a member of the ZeroFox Board and its board observer rights and pursuant to which Redline Capital granted to ZeroFox’s chief executive officer an irrevocable proxy to vote all of its shares. For more information about the Redline Capital letter, see the section entitled “Certain Relationships and Related Party Transactions - ZeroFox Related Party Transactions - Redline Letter Agreement.”
On December 8, 2021, K&E sent a revised draft of the Business Combination Agreement to Venable and WSGR, and Venable and WSGR sent further revised drafts of the Business Combination Agreement to the parties later that same day. The revisions consisted of changes to provisions regarding merger consideration, required approvals regarding the L&F domestication, the definition of material adverse effect as applied to each of the parties, management of debt pay-offs by ZeroFox at closing, certain approval requirements, and certain tax provisions.
On December 11, 2021, K&E sent a revised draft of the Business Combination Agreement to Venable and WSGR. K&E made revisions to provisions regarding the merger consideration, representations and warranties, certain approval requirements, management of debt pay-offs by ZeroFox at closing, and timing of the listing application on Nasdaq.
On December 13, 2021, Venable sent revisions to the Business Combination Agreement, which included input from WSGR, to K&E and WSGR. Venable made revisions to the provisions regarding debt pay-offs by ZeroFox at closing. Later that same day, K&E sent a revised draft of the Business Combination Agreement to Venable and WSGR revising the provisions addressing the closing cash requirement and the debt pay-offs by ZeroFox at closing.
On December 14, 2021, following an all-hands call with K&E, Venable, WSGR and the principals, Venable sent a revised draft of the Business Combination Agreement to K&E and WSGR, and later that same day, K&E sent a further revised draft of the Business Combination Agreement to Venable and WSGR addressing rights of termination.
On December 15, 2021, K&E sent three further revised drafts of the Business Combination Agreement to Venable and WSGR, following additional comments from Venable and WSGR, to further revise the provisions regarding the closing cash requirement and termination rights.

On December 15, 2021, the L&F Board held a virtual meeting with its advisors and representatives to discuss the Business Combination Agreement and the transaction agreements. Among other topics, the L&F Board reviewed an update of the proposed transaction since the date of the meeting of the L&F Board on December 3, 2021 and updates with respect to certain key diligence findings.
Additionally discussed was the potential to appoint a new independent director to join the L&F Board, including the audit committee. Kurt Summers Jr. was discussed as a candidate given his background as a director of public companies and financial expertise. At the close of the meeting, the L&F Board determined that it was in the best interests of L&F to appoint Mr. Summers as an independent board member.
Also at the December 15, 2021 meeting of the L&F Board, the L&F Board reaffirmed their support for the transaction, with written consents to be provided approving the transaction.
Also on December 15, 2021, L&F formalized its engagement with Stifel to act as its co-placement agent.
On December 15, 2021, the ZeroFox Board held a virtual meeting with Venable and Stifel to discuss the Business Combination Agreement and related transaction agreements. Among other topics, the ZeroFox Board reviewed an updated version of the Business Combination Agreement and related transaction agreements, employee matters following the closing of the proposed transaction, the PIPE transaction, and the convertible notes transaction, and reaffirmed their support for each of them.
On December 15, 2021, the IDX Board also held a virtual meeting with WSGR to discuss the Business Combination Agreement and related transaction agreements. Among other topics, the IDX Board reviewed an updated version of the Business Combination Agreement and related transaction agreements, the PIPE transaction, and the convertible notes transaction, and reaffirmed their support for each of them.
On December 16, 2021, in connection with an amendment of the ZeroFox Loan and Security Agreement with Stifel Bank, certain ZeroFox insiders purchased the ZeroFox PIK Promissory Notes for an aggregate purchase price of $5.0 million. The ZeroFox PIK Promissory Notes accrue interest that will be paid-in-kind at a rate of 5.0% per annum. If the closing occurs, the repayment of the original principal amount of the ZeroFox PIK Promissory Notes may be offset against amounts owed by the relevant ZeroFox insiders under their PIPE subscription agreements.
Following discussion by the L&F Board and based on the factors cited in “Proposal No. 2 - The Business Combination Proposal - The L&F Board’s Reasons for the Approval of the Business Combination” and in light of the fact that the fair market value of ZeroFox and IDX was equal to at least 80% of the funds held in the trust account and that the transaction was in the best interest of L&F’s shareholders, the Business Combination Agreement and related documents and agreements were unanimously approved by the L&F Board by unanimous written consent the evening of December 17, 2021, and the L&F Board determined to recommend the approval of the Business Combination Agreement to the shareholders of L&F.
On December 17, 2021, the parties finalized the transaction documents (or forms thereof) with respect to the proposed Business Combination based on the terms agreed upon by the parties and approved by their respective boards of directors, including an Amended and Restated Sponsor Support Letter Agreement, the Subscription Agreements with each of the PIPE Investors and Convertible Notes Investors, and the Business Combination Agreement and the exhibits thereto. Also, K&E sent final transaction documents to Venable and WSGR on December 17, 2021, and the parties confirmed via email on December 17, 2021 and the morning of December 18, 2021 that all final transaction documents had been exchanged and the transaction documents were executed.
On December 18, 2021, the requisite number of ZeroFox and IDX shareholders executed written consents approving, among other things, the Business Combination and related transaction agreements.
On December 20, 2021, L&F, ZeroFox and IDX issued a joint press release publicly announcing the Business Combination.
The parties have continued and expect to continue regular discussions regarding the timing to consummate the Business Combination and necessary preparation in connection therewith.

On March 30, 2022, L&F filed a preliminary proxy statement with the SEC in connection with an extraordinary general meeting of L&F’s shareholders to consider and vote upon a proposal to amend the amended and restated memorandum and articles of association to extend the date by which L&F must complete its initial business combination from May 23, 2022 to August 24, 2022.
On April 12, 2022, L&F filed a definitive proxy statement with the SEC in connection with the Extension Meeting.
On May 3, 2022, the L&F shareholders approved the Extension Amendment Proposal at the Extension Meeting and on May 3, 2022, L&F filed the Extension Articles Amendment with the Register of Companies of the Cayman Islands. In connection with the vote to approve the Extension Amendment Proposal, the holders of 13,824,311 Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.154 per share, for an aggregate redemption amount of approximately $140,378,518. After giving effect to the Extension Amendment Redemptions, as of May 4, 2022, there are 3,425,689 Class A Ordinary Shares outstanding.
On June 7, 2022, L&F issued a press release and filed a current report on Form 8-K announcing its voluntary transfer of the Class A Ordinary Shares, the L&F Public Units and the L&F Public Warrants from the NYSE to NYSE American.
On June 10, 2022 the transfer of the Class A Ordinary Shares, the L&F Public Units and the L&F Public Warrants to NYSE American became effective.
Summary of L&F Financial Analysis
In connection with the valuation of the Target Companies, L&F reviewed certain financial information of certain publicly-traded companies, particularly, cybersecurity software-as-a-service companies, selected based on the experience and the professional judgment of L&F’s management team, as compared to the historical and projected financial information of the Target Companies. Below is a summary of the material comparable company analysis prepared by L&F and reviewed by the L&F Board at its December 3, 2021 meeting.
In performing its analysis, L&F’s management team made certain assumptions with respect to, among other things, the ability of the Target Companies to attract and retain subscribers, the ability of the Target Companies to continue to compete in the cybersecurity software-as-a-service industry globally, that the Target Companies continue to be able to develop and properly market new cybersecurity software, and general business, market, political and economic conditions. L&F also assumed baseline growth consistent with the Target Companies’ historical trends and as adjusted in the Target Companies’ projections due to the benefits of the combination of ZeroFox and IDX, such as increased annual revenue by calendar year 2022 of approximately $195 million and by calendar year 2023 of approximately $253 million, as well as achieving approximately 45% gross margin by calendar year 2022.
Many of these assumptions are beyond the control of L&F, ZeroFox, IDX or any other parties to the Business Combination. None of L&F, ZeroFox, IDX, or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in this analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, the analysis relating to the value of the Target Companies does not purport to be an appraisal or reflect the prices at which New ZeroFox’s securities may actually be valued or trade in the open market after the consummation of the Business Combination. Accordingly, the assumptions and estimates used in, and the results derived from, the below analysis are inherently subject to substantial uncertainty. The quantitative information presented below, to the extent that it is based on market data, is not necessarily indicative of current market conditions.

Comparable Company Analysis
L&F considered certain financial and operating data for certain publicly-traded companies, particularly, similar cybersecurity software-as-a-service companies, which are highlighted below. None of the selected companies has characteristics identical to ZeroFox or IDX. L&F reviewed the equity value, enterprise value (“EV”), revenue multiples (EV divided by revenue), revenues and revenue growth, capitalization profiles, and gross margins of each of the comparable companies, which L&F management deemed relevant based on its professional judgment and expertise, and compared the same to the revenue and growth projections of ZeroFox and IDX combined, determined in accordance with the valuation analysis described below:
	Trading Metrics
	Price at 11/26/2021	Percent of		Equity Value	Enterprise Value	EV / Revenue
($ in Millions, except for per share)		52-Week High	52-Week Low			2022E	2023E
CrowdStrike Holdings, Inc.	$232.64	78%	168%	$56,316	$55,170	28.5x	21.3x
Okta, Inc.(1)	$222.69	76%	112%	$37,427	$37,155	21.6x	16.2x
Tyler Technologies, Inc.(2)	$501.43	90%	135%	$21,547	$22,106	11.9x	10.7x
Rapid7, Inc.(3)	$124.42	86%	177%	$7,684	$8,032	12.3x	10.2x
Tenable, Inc.(4)	$50.08	86%	144%	$5,999	$5,347	8.4x	7.0x
SailPoint Technologies Inc.	$51.89	81%	133%	$5,176	$4,754	9.8x	8.1x
Ping Identity Corporation	$23.56	63%	114%	$2,117	$2,186	6.5x	5.7x
Mean		80%	140%	$19,466	$19,250	14.2x	11.3x
Median		81%	135%	$7,684	$8,032	11.9x	10.2x
ZeroFox Pro Forma(5)				$1,391	$1,310	6.7x	5.1x
(1)	Shown pro forma for the acquisition of Townsend Street Labs.
(2)	Shown pro forma for the acquisition of Arx.
(3)	Shown pro forma for the acquisition of IntSights.
(4)	Shown pro forma for the acquisition of Accurics.
(5)	ZeroFox CY metrics approximated using fiscal year end Jan 31.
	Operating Metrics
($ in Millions, except for per share)	Cash	Total Debt	% Recurring Revenue	Revenue		Revenue Growth		Gross Margin
				2022E	2023E	2022E	2023E	2022E	2023E
CrowdStrike Holdings, Inc.	$1,908	$750	93%	$1,934	$2,581	38%	33%	77%	77%
Okta, Inc.(1)	$2,482	$2,210	96%	$1,717	$2,284	37%	33%	77%	78%
Tyler Technologies, Inc.(2)	$283	$843	73%	$1,856	$2,061	16%	11%	48%	49%
Rapid7, Inc.(3)	$259	$608	90%	$652	$791	23%	21%	73%	74%
Tenable, Inc.(4)	$1,027	$375	94%	$639	$760	19%	19%	82%	82%
SailPoint Technologies Inc.	$422	$0	87%	$486	$585	17%	20%	77%	77%
Ping Identity Corporation	$51	$120	94%	$334	$382	13%	14%	80%	80%
Mean	$919	$701	90%	$1,088	$1,349	23%	22%	74%	74%
Median	$422	$608	93%	$652	$791	19%	20%	77%	77%
ZeroFox Pro Forma(5)			90%	$195	$253	30%	30%	45%	50%
(1)	Shown pro forma for the acquisition of Townsend Street Labs.
(2)	Shown pro forma for the acquisition of Arx.
(3)	Shown pro forma for the acquisition of IntSights.
(4)	Shown pro forma for the acquisition of Accurics.
(5)	ZeroFox CY metrics approximated using fiscal year end Jan 31.
The L&F Board’s Reasons for the Approval of the Business Combination
The L&F Board, in evaluating the transaction with the Target Companies, consulted with L&F’s management, K&E, and Jefferies. In reaching its unanimous resolution (a) that the terms and conditions of the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination and Domestication, are advisable, fair to and in the best interests of L&F and its shareholders and (b) to recommend that the shareholders approve the transactions contemplated by the Business Combination Agreement, the Board considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the Board, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual members of the Board may have given different weight to different factors. This explanation of the reasons for the Board’s approval of the Business Combination, and all other information presented in this section, is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”
Before reaching its decision, the L&F Board reviewed the results of the due diligence conducted by L&F’s management and advisors, which included:
•	extensive meetings and calls with ZeroFox and IDX management to understand and analyze ZeroFox’s and IDX’s respective businesses;
•	review of diligence materials and interviews conducted by K&E and L&F’s other advisors and, with respect to IDX, Venable and ZeroFox’s other advisors;
•	review of contracts, material liabilities and other material matters;
•	consultation with L&F management and legal counsel and financial advisor;
•	review of ZeroFox’s and IDX’s respective consolidated financial statements;
•	research on industry trends;
•	research on comparable companies;
•	research on comparable transactions; and
•	reviews of certain projections provided by the Target Companies.
The factors considered by the L&F Board included, but were not limited to, the following:
•	the consideration to be offered in connection with the Business Combination, including the amount and type thereof;
•	the Target Companies’ management teams and experience running cybersecurity businesses with a track record of success in driving growth;
•	the Target Companies’ ability to scale their combined platform and provide unique solutions that create barriers to entry with defensible, market-leading positions;
•	the Target Companies’ industry, being a large and expanding market with significant whitespace opportunities, where unmet market needs may be uncovered to create opportunities for innovation;
•	industry tailwinds that drive accelerated growth and further adoption of the Target Companies’ products and solutions;
•
the Target Companies’ financial characteristics, including consistent organic revenue growth with recurring subscription revenue bases and the ability to generate attractive unit economics and returns on capital as New ZeroFox; and

•	the Target Companies’ ability to capitalize on operating leverage and improve margins while executing on numerous, tangible growth initiatives.
In the course of its deliberations, the L&F Board considered a variety of uncertainties, risks and other potentially negative reasons relevant to the Business Combination, including the below:
•
the risk that the potential benefits of the Business Combination and Domestication may not be fully achieved, or may not be achieved within the expected timeframe and the significant fees, expenses and time and effort of management associated with completing the Business Combination and Domestication;

•	the risk that the Business Combination and transactions contemplated thereby might not be consummated or completed in a timely manner or that the closing might not occur despite our best efforts, including by reason of a failure to obtain the approval of our shareholders, litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin the consummation of the Business Combination;
•	the risk that the cost savings and growth initiatives of each Target Company’s long-term growth strategy may not be fully achieved or may not be achieved within the expected timeframe;
•	the risk that changes in the regulatory and legislative landscape or new industry developments may adversely affect the business benefits anticipated to result from the Business Combination;
•
the potential that a significant number of L&F shareholders elect to redeem their Class A Ordinary Shares prior to the consummation of the Business Combination and pursuant to the Existing Governing Documents, which would potentially make the Business Combination more difficult or impossible to complete;

•
the risks and costs to L&F if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in L&F being unable to effect an initial business combination by May 23, 2022 (which date was extended to August 24, 2022 by the Extension Articles Amendment);

•
competition in the cybersecurity software-as-a-service industry is intense and, as a result, ZeroFox may fail to attract and retain users, which may negatively impact ZeroFox’s operations and growth prospects;

•
economic downturns and market conditions beyond the Target Companies’ control, including a reduction in spending which could adversely affect each Target Company’s business, financial condition, results of operations and prospects;

•
the requirements of being a public company, including compliance with the SEC’s requirements regarding internal controls over financial reporting, may strain New ZeroFox’s resources and divert management’s attention, and the increases in legal, accounting and compliance expenses that will result from the Business Combination may be greater than the Target Companies anticipate;

•	ZeroFox’s cybersecurity software-as-a-service business may be subject to regulatory scrutiny;
•
New ZeroFox may invest in or acquire other businesses, or may invest or spend the proceeds of the Business Combination in ways with which the investors may not agree or which may not yield a return, and New ZeroFox’s business may suffer if it is unable to successfully integrate acquired businesses into its company or otherwise manage the growth associated with multiple acquisitions; and

•	ZeroFox’s history of net losses in combination with the pro forma expectation that New ZeroFox would be cash flow positive.
In addition to considering the factors described above, the L&F Board also considered other factors including, without limitation:
•
the Sponsor, members of the L&F Board and other executive officers of L&F and the Sponsor have interests in the Business Combination Proposal, the other Proposals described in this proxy statement/prospectus and the Business Combination that are different from, or in addition to, those of L&F shareholders generally. For more information on this discussion, see sections entitled “Proposal No. 2 - The Business Combination Proposal — Interests of Certain Persons in the Business Combination” and “Proposal No. 2 - Conflicts of Interest and Waiver of Corporate Opportunity Doctrine.”

•	The various risks associated with the Business Combination, the business of ZeroFox and IDX and the business of L&F, as described in the section entitled “Risk Factors.”
After considering the foregoing potentially negative and potentially positive reasons, the L&F Board concluded, in its business judgment, that the potentially positive reasons relating to the Business Combination, Domestication and the other related transactions outweighed the potentially negative reasons.

Certain Projected Financial Information
In connection with its consideration of the potential business combination, the L&F Board was provided with the projections set forth below prepared by management of ZeroFox with input from management of IDX (collectively, the “Projections”).
ZeroFox and IDX do not as a matter of course make public projections as to future sales, earnings, or other results. However, the management of ZeroFox with input from management of IDX has prepared the Projections to provide L&F’s shareholders access to information made available in connection with the L&F Board’s consideration of the proposed Business Combination. The Projections should not be viewed as public guidance. Furthermore, the Projections do not take into account any circumstances or events occurring after the date on which the Projections were updated. The Projections were first shared in June 2021 and last updated in November 2021. Furthermore, the Projections do not take into account any circumstances or events occurring after the date they were prepared.
The Projections were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the SEC or the American Institute of Certified Public Accountants with respect to prospective financial information.
None of the independent auditors of ZeroFox, IDX or L&F, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the Projections, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the Projections. See “Cautionary Note Regarding Forward-Looking Statements.”
The Projections were prepared in good faith by ZeroFox management with input from IDX management, and are based on estimates and assumptions considered by them to be reasonable with respect to the expected combined future financial performance of ZeroFox and IDX at the time the Projections were prepared and speak only as of that time. While presented with numerical specificity, the Projections are forward-looking and reflect numerous estimates and assumptions including, but not limited to, future industry performance under various industry scenarios as well as assumptions for competition, general business, economic, market and financial conditions and matters specific to the businesses of ZeroFox and IDX, all of which are inherently uncertain and difficult to predict and many of which are beyond the preparing parties’ control including, among other things, the matters described in the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” The Projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on the Projections. New ZeroFox will not refer back to the Projections in its future periodic reports filed under the Exchange Act.
The Projections were prepared solely for internal use to assist L&F in its evaluation of the Target Companies and the Business Combination. ZeroFox and IDX have not warranted the accuracy, reliability, appropriateness or completeness of the projections to anyone, including L&F. Neither ZeroFox’s management, IDX’s management, nor any of their respective representatives has made or makes any representations to any person regarding the ultimate performance of New ZeroFox relative to the Projections. The Projections are not fact. The Projections are not a guarantee of actual future performance. The future financial results of the Target Companies may differ materially from those expressed in the Projections due to factors beyond either of their ability to control or predict.
The Projections are not included in this proxy statement/prospectus in order to induce any L&F shareholders to vote in favor of any of the proposals at the Shareholder Meeting.
We encourage you to review the financial statements of ZeroFox and IDX included in this proxy statement/ prospectus, as well as the financial information in the sections titled “Summary Historical Financial Information of ZeroFox”, “Summary Historical Financial Information of IDX” and “Unaudited Pro Forma Combined Financial Information” in this proxy statement/prospectus and to not rely on any single financial measure.
Neither L&F, ZeroFox not IDX nor any of their respective affiliates intends to, and, except to the extent required by applicable law (including a registrant’s responsibility to make full and prompt disclosure of material facts, both favorable and unfavorable, regarding its financial condition, which responsibility may extend to situations where management knows, or has reason to know, that its previously disclosed projections no longer have a reasonable basis), each of them expressly disclaims any obligation to, update, revise or correct the Projections to reflect circumstances existing or arising after the date such Projections were generated or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the Projections are shown to be in error or any of the Projections otherwise would not be realized.
The key elements of the projections provided by ZeroFox management to the L&F Board are as follows:
(US$ in millions)	2022(1)	2023(1)	2024(1)	2025(1)	2026(1)
Revenue	$150	$195	$253	$329	$428
Gross Profit(2)	$58	$88	$127	$179	$255
Free Cash Flow(3)	($12)	$3	$31	$58	$105
(1)	These are projected results that include the results of both ZeroFox and IDX for each fiscal year ended January 31.
(2)	Gross Profit is defined as total revenue less total cost of services.
(3)
Free Cash Flow is defined as Gross Profit less capitalized software expense and other operating expenses, interest expense on existing debt (assuming all outstanding debt obligations are repaid as part of the closing of the Business Combination), interest expense on the Notes to be issued in the Convertible Notes Financing (assuming the Notes are settled as equity in 2025), income taxes (assuming the use of net operating loss carryforwards to offset future taxable income) and capital expenditures, plus certain non-cash reconciling items and changes in operating assets and liabilities.

The material assumptions underlying the Projections include:
•
assumptions related to expansion of services from existing, estimated market share growth from new customers and new product introduction and adoption and cross-selling opportunities from the companies’ customer bases, all of which are expected to result in an implied revenue compounded annual growth rate of 30% from 2022 through 2026;

•
other general business and market assumptions, which are based on ZeroFox’s and IDX’s ability to continue to develop and foster strong relationships with their channel partners, maintain the historical performance of ZeroFox and IDX, benefit from economic and market growth consistent with recent years, continue to develop new products and improvements thereto, and capitalize on other future prospects;

•
an implied revenue compounded annual growth rate of approximately 50% for ZeroFox subscription revenue, which is lower than ZeroFox’s historical annual growth rate over the past four years. Net dollar retention from existing customers is projected to be 105%;

•
an implied revenue compounded annual growth rate of approximately 50% for IDX’s breach response revenue, which approximates IDX’s historical annual growth rate over the past four years. The OPM contract provides a fixed value throughout the contract term of June 2024, and therefore, no growth is assumed from OPM through the contract term and the remaining forecast period;

•
assumptions related to cost of sales and gross profit margins are based on ZeroFox’s and IDX’s investments in research and development to provide new revenue producing products and services and achieve greater platform cost efficiencies to improve upon ZeroFox’s non-GAAP gross margin of 67% for the year ended January 31, 2021 to approximately 79% for the year ended January 31, 2026;

•
assumptions related to operating expenses and other costs and expenses, which are based on management’s current expectations for long term scale efficiencies in operating costs and estimated general and administrative expenses related to being a public company;

•
assumptions related to free cash flow reflect the estimated revenue growth and operating efficiencies. The cash interest option of 7% is applied to the convertible note balance, which is expected to be converted into common equity at its 3-year maturity; and

•	the assumption that New ZeroFox will grow organically, not have any material divestitures or make any other material changes in its business or operations.

ZeroFox management believes its revenue projections are reasonable because they are based on the combined company’s historical financial data, third party market data, and data inputs from multiple internal ZeroFox and IDX personnel. ZeroFox’s historical revenue growth rate over the preceding four years approximates 75%; while IDX’s revenue, excluding the impact of revenue from the OPM contract, has grown at a compound rate of approximately 50%.
Actual pro forma combined revenue of $153 million for fiscal year 2022 exceeded the projected revenue of $150 million. Actual pro forma combined gross profit and free cash flow were $54 million and ($16 million), respectively, versus projected gross profit and free cash flow of $58 million and ($12 million), respectively. Actual pro forma combined revenue for the three months ended April 30, 2022 was $41 million. Actual pro forma combined gross profit and free cash flow were $16 million and ($10 million), respectively. Additionally, as of the date of this proxy statement/prospectus, the combined company’s operating expenses were slightly higher than projected as a result of higher general and administrative expenses related to the timing of the Business Combination and public company readiness, increased research, development and threat intelligence activities and interest expense from additional borrowings under our debt facilities. We expect that the trends in these operating results, as well as rising expenses and compensation levels, will continue through fiscal year 2023.
Management of ZeroFox selected a five-year period for the Projections because such period would allow the combined company to fully integrate operations to capture cross-selling opportunities between the two customer bases, as well as to demonstrate a business model that does not depend on revenue and cash flow from a single customer.
Interests of Certain Persons in the Business Combination
In considering the recommendation of the L&F Board to vote in favor of the Business Combination, shareholders should be aware that, aside from their interests as shareholders, our Sponsor and our directors, officers and advisors and the Target Companies’ current owners have interests in the Business Combination that are different from, or in addition to, those of our other shareholders generally. Our directors were aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to our shareholders that they approve the Business Combination. Shareholders should take these interests into account in deciding whether to approve the Business Combination. These interests include, among other things:
•
the fact that Sponsor and L&F’s directors and officers have agreed not to redeem any Class A Ordinary Shares held by them in connection with a shareholder vote to approve the Business Combination and the Sponsor Holders are obligated to vote in favor of the Business Combination;

•
the fact that our Sponsor has irrevocably waived the anti-dilution adjustments set forth in L&F’s organizational documents, or any other anti-dilution or similar adjustment rights to which the Sponsor may otherwise be entitled related to or arising from the Business Combination;

•
the fact that the Sponsor Holders paid an aggregate amount of $25,000 for the Founder Shares, which will convert into 4,312,500 shares of New ZeroFox Common Stock in accordance with the terms of L&F’s organizational documents and such securities will have a significantly higher value at the time of the Business Combination;

•
the fact that our Sponsor paid $5,450,000 for 5,450,000 L&F Private Placement Warrants, each of which is exercisable commencing on the later of 12 months from the closing of the L&F IPO and 30 days following the Closing for one Class A Ordinary Share at $11.50 per share; if we do not consummate an initial business combination by August 24, 2022, then the proceeds from the sale of the L&F Private Placement Warrants will be part of the liquidating distribution to the Public Shareholders and the warrants held by our Sponsor will be worthless;

•
the fact that the L&F Initial Shareholders, including the Sponsor (and certain of L&F’s officers and directors who are members of the Sponsor), have invested in L&F an aggregate of $5,475,000, comprised of the $25,000 purchase price for 4,312,500 Founder Shares and the $5,450,000 purchase price for 5,450,000 L&F Private Placement Warrants. Subsequent to the initial purchase of the Founder Shares by the Sponsor, the Sponsor transferred 20,000 Founder Shares to Mr. Albert Goldstein and 50,000 Founder Shares to Senator Joseph Lieberman at a nominal purchase price of $0.004 per Founder Share prior to the closing of the L&F IPO and 39,733 Founder Shares to Mr. Kurt Summers shortly after his being appointed to the L&F Board in December 2021 for no cash consideration.

Assuming a trading price of $10.07 per Class A Ordinary Share and $0.30 per L&F Public Warrant (based upon the respective closing prices of the Class A Ordinary Shares and the L&F Public Warrants on the NYSE American on June 13, 2022), the 4,312,500 Founder Shares and 5,450,000 Private Placement Warrants would have an implied aggregate market value of $45,061,875. Even if the trading price of the shares of New ZeroFox Common Stock were as low as $1.27 per share, the aggregate market value of the Founder Shares alone (without taking into account the value of the L&F Private Placement Warrants) would be approximately equal to the initial investment in L&F by the L&F Initial Shareholders. As a result, the L&F Initial Shareholders are likely to be able to make a substantial profit on their investment in L&F at a time when shares of New ZeroFox Common Stock have lost significant value. On the other hand, if L&F liquidates without completing a business combination before August 24, 2022, the Initial Shareholders will lose their entire investment in L&F;
•
the fact that the Sponsor and L&F’s officers and directors will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•
the fact that the L&F Initial Shareholders including the Sponsor (and the L&F’s officers and directors who are members of the Sponsor) can earn a positive rate of return on their investment, even if other L&F shareholders experience a negative rate of return in New ZeroFox;

•
the fact that the L&F Initial Shareholders and L&F’s other current officers and directors have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any L&F Ordinary Shares (other than Public Shares) held by them if L&F fails to complete an initial business combination by August 24, 2022;

•
the fact that, at the option of the Sponsor, any amounts outstanding under any loan made by the Sponsor or any of its affiliates to L&F in an aggregate amount of up to $1,500,000 may be converted into L&F Private Placement Warrants in connection with the consummation of the Business Combination;

•
the fact that the Sponsor and L&F’s officers and directors will lose their entire investment in L&F and will not be reimbursed for any loans extended, fees due or out-of-pocket expenses if an initial business combination is not consummated by August 24, 2022. As of the date of this proxy statement/prospectus there are no loans extended, fees due or outstanding out-of-pocket expenses for which the Sponsor and L&F’s officers and directors are awaiting reimbursement;

•
the fact that if the Trust Account is liquidated, including in the event L&F is unable to complete an initial business combination within the required time period, Sponsor has agreed to indemnify L&F to ensure that the proceeds in the Trust Account are not reduced below $10.15 per L&F public share, or such lesser per public share amount as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which L&F has entered into an acquisition agreement or claims of any third party for services rendered or products sold to L&F, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•	the fact that L&F may be entitled to distribute or pay over funds held by L&F outside the Trust Account to Sponsor or any of its affiliates prior to the Closing;
•
the fact that (i) L&F Acquisition Holdings Fund, LLC (an affiliate of Victory Park Capital Advisors, LLC, an entity affiliated with Richard Levy, a director of L&F), GCP-OI I, LLC (an entity affiliated with Adam Gerchen, our chief executive officer and a director of L&F), JCH Investments LLC (an entity affiliated with Jeffrey C. Hammes, the chairman of the L&F Board) and an affiliate of Corbin Capital Partners, LP, a significant security holder of L&F, have executed and delivered Common Equity Subscription Agreements for an aggregate amount of $10,000,000, (ii) L&F Acquisition Holdings Fund, LLC (an affiliate of Victory Park Capital Advisors, LLC, an entity affiliated with Richard Levy, a director of L&F) and an affiliate of Corbin Capital Partners, LP, a significant security holder of L&F, have executed and delivered Convertible Notes Subscription Agreements for an aggregate principal amount of $30,000,000, and (iii) Adam Gerchen (our chief executive officer and director of L&F) is a limited partner in funds managed by Monarch Capital, and that Monarch Capital has executed and delivered a Convertible Notes Subscription Agreement for an aggregate principal amount of $120,000,000;
•
L&F has agreed to pay Jefferies, L&F’s co-PIPE placement agent and financial advisor, and sole underwriter in the L&F IPO: (i) a cash fee for their services in connection with the L&F IPO in an aggregate amount equal to 5.5% of the gross proceeds of the L&F IPO, with 2.0% of the gross proceeds being paid to the underwriters at the time the L&F IPO was completed and 3.5% of the gross proceeds (i.e., the deferred underwriting fee) being payable, and conditioned, upon consummating an initial business combination; the aggregate underwriting fee is fixed at 5.5% of the gross proceeds from the L&F IPO and will not be adjusted based on the number of shares that are redeemed in connection with the Business Combination; the deferred underwriting fee of $6,037,500 represents approximately 17.6% and 35.2% of the aggregate proceeds from the L&F IPO, net of redemptions, in the no redemption, and 50% redemption scenarios (after giving effect to the Extension Amendment Redemptions), respectively; (ii) a placement agency fee as a percentage of the aggregate gross proceeds received or to be received from one or more commitments for financing the Business Combination from sources other than any affiliates of ZeroFox, IDX or L&F, and split with Stifel (defined below); and (iii) financial advisory fees as a fixed amount related to capital markets financial advice and assistance in connection with the Business Combination, as applicable, upon completion of the Business Combination;

•
the fact that Stifel, co-PIPE placement agent for the Common Equity PIPE Financing and a creditor of ZeroFox, will be entitled to receive a placement agency fee as a percentage of the aggregate gross proceeds received or to be received from one or more commitments for financing the Business Combination from sources other than any affiliates of ZeroFox, IDX or L&F, and split with Jefferies, upon completion of the Business Combination;

•
the fact that (i) James C. Foster, Peter Barris, Corey Mulloy, Samskriti King, and Todd Headley, current directors of ZeroFox, (ii) Thomas F. Kelly and Sean Cunningham, current directors of IDX and (iii) Adam Gerchen, current officer of the Sponsor, are each expected to be directors, and James C. Foster is expected to be chief executive officer, of New ZeroFox after the consummation of the Business Combination. As such, in the future each of the aforementioned will receive any cash fees, stock options, stock awards or other remuneration that New ZeroFox’s board of directors determines to pay them and any applicable compensation as described under the section titled “Executive and Director Compensation”; and

•
the fact that the Sponsor Group will have paid an aggregate of approximately $7,975,000 for its investment in New ZeroFox, including the investments of L&F Acquisition Holdings Fund, LLC (an affiliate of Victory Park Capital Advisors, LLC, an entity affiliated with Richard Levy, a director of L&F), GCP-OI I, LLC (an entity affiliated with Adam Gerchen, our chief executive officer and a director of L&F) and JCH Investments LLC (an entity affiliated with Jeffrey C. Hammes, the chairman of the L&F Board) in the Common Equity PIPE Financing, as summarized in the table below, and, following the consummation of the Business Combination, the aggregate value of the Sponsor Group’s investment will be $47,579,375, based upon the respective closing prices of the Class A Ordinary Shares and the L&F Public Warrants on the NYSE American on June 13, 2022.

The L&F Board concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for L&F's IPO and are disclosed in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by L&F with any other target business or businesses, and (iii) the Sponsor Group will hold equity interests in New ZeroFox with value that, after the Closing, will be based on the future performance of New ZeroFox Common Stock. In addition, L&F's independent directors reviewed and considered these interests during their evaluation of the Business Combination and in unanimously approving, as members of the L&F Board, the Business Combination Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination.

Based on its review of the forgoing considerations, the L&F Board concluded that the potentially negative factors associated with the Business Combination were outweighed by the potential benefits that it expects the L&F shareholders will receive as a result of the Business Combination. The L&F Board realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.
Sponsor Group Beneficial Ownership of L&F Prior to Closing
	Securities held by Sponsor Group	Sponsor Cost at L&F’s Initial Public Offering
Class A Ordinary Shares	—	—
Founder Shares	4,312,500	$25,000
L&F Private Placement Warrants	5,450,000	$5,450,000
Total		$5,475,000
Sponsor Group Beneficial Ownership of New ZeroFox Following the Closing(1)
	Securities held by Sponsor Group at Closing	Value per Security as of June 13, 2022	Sponsor Group Cost at Closing	Total Value
New ZeroFox Common Stock Issued Pursuant to the Common Equity PIPE Financing	250,000	$10.07	$2,500,000	$2,517,500
New ZeroFox Common Stock Issued to Holders of Founder Shares	4,312,500(2)	$10.07	—	$43,426,875
New ZeroFox Private Placement Warrants	5,450,000	$0.30	—	$1,635,000
Total			$2,500,000	$47,579,375
(1)	Does not include New ZeroFox Common Stock issuable upon conversion of the Notes that are convertible at an initial conversion price of $11.50 per share.
(2)
Includes 1,293,750 shares of New ZeroFox Common Stock which will be subject to an earnout, whereby such shares will be forfeited unless certain volume-weighted average share price thresholds are met in trading or are deemed to occur in connection with a Change of Control (as defined in the Business Combination Agreement) within five years from the Closing. See “Proposal No. 2 — Business Combination Proposal — Related Agreements — The Sponsor Support Letter Agreement” for more information related to the Sponsor Support Letter Agreement.

At any time prior to the Shareholder Meeting, during a period when they are not then aware of any material nonpublic information regarding L&F or our securities, L&F’s Initial Shareholders, the Target Companies and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of L&F Ordinary Shares. In such transactions, the purchase price for the Class A Ordinary Shares will not exceed the redemption price. In addition, the persons described above will waive redemption rights, if any, with respect to the Class A Ordinary Shares they acquire in such transactions. However, any Class A Ordinary Shares acquired by the persons described above would not be voted in connection with the Business Combination Proposal.
The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied or to provide additional equity financing. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investorsor holders against potential loss in value of their shares, including the granting of put options.
Entering into any such incentive arrangements may have a depressive effect on the Class A Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Shareholder Meeting.
As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. L&F will file a Current Report on Form 8-K prior to the Shareholder Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of Class A Ordinary Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Class A Ordinary Shares for which L&F has received redemption requests.
The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of New ZeroFox and its shareholders and what may be best for a director’s personal interests when determining to recommend that Public Shareholders vote for the proposals. See the sections titled “Risk Factors,” “Proposal No. 2 - The Business Combination Proposal — Interests of Certain Persons in the Business Combination”, “Proposal No. 2 -The Business Combination Proposal — Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Beneficial Ownership of Securities” for more information and other risks.
Conflicts of Interest and Waiver of Corporate Opportunity Doctrine
Under Cayman Islands law, directors and officers of a Cayman Islands company owe certain duties to the company, including, but not limited to, the following fiduciary duties:
•	duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole;
•	duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose;
•	directors should not improperly fetter the exercise of future discretion;
•	duty to exercise powers fairly as between different classes of shareholders;
•	duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and
•	duty to exercise independent judgment.
In addition to the above, directors also owe a duty of care which is not fiduciary in nature. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience of that director.
As set out above, directors have a duty not to put themselves in a position of conflict and this includes a duty not to engage in self-dealing, or to otherwise benefit as a result of their position. However, in some instances what would otherwise be a breach of this duty can be forgiven or authorized in advance by the shareholders provided that there is full disclosure by the directors. This can be done by way of permission granted in the Existing Governing Documents or alternatively by shareholder approval at general meetings. As detailed below, our Existing Governing Documents provide such permission through a waiver of the corporate opportunities doctrine. The Existing Governing Documents provide that (a) we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for our directors and officers, on the one hand, and us, on the other and (b) our directors and officers shall have no duty to communicate or offer any such corporate opportunity to us and shall not be liable to us for breach of any fiduciary duty as a member, director and/or officer solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to us. We do not believe that the fiduciary duties or contractual obligations of our officers or directors will materially affect our ability to complete the Business Combination.
While the Existing Governing Documents included the waiver of corporate opportunities as described in the preceding paragraph, our compliance with such provision did not affect or otherwise limit L&F’s search for an acquisition target. Given the large target universe considered by L&F’s management team, which included initial contact with more than 120 companies and non-disclosure agreements with approximately 15 companies, the L&F Board does not believe that the other fiduciary duties or contractual obligations of L&F’s officers and directors materially affected L&F’s ability to source a potential business combination. Please see “— Background to the Business Combination” for more information about L&F’s search for targets in the potential business combination.
In addition to those interests of certain persons in the Business Combination listed above, investors should also be aware of the following other conflicts of interest:
•
Our Sponsor, officers or directors may have a conflict of interest with respect to evaluating a business combination and financing arrangements as we may obtain loans from the Sponsor or an affiliate of the Sponsor (including Victory Park Capital Advisors, LLC) or any of our officers or directors to finance transaction costs in connection with the Business Combination. In particular, affiliate funds associated with Victory Park Capital Advisors, LLC, including (a) L&F Acquisition Holdings Fund, LLC, (b) Corbin ERISA Opportunity Fund, (c) JCH Investments LLC, and (d) GCP-OI I, LLC are participants in the Common Equity PIPE Financing and Convertible Notes Financing. L&F Acquisition Holdings Fund, LLC is affiliated with Richard Levy, a director of L&F. Corbin ERISA Opportunity Fund is an affiliate of Corbin Capital Partners, LP and such entity is an equityholder of our Sponsor. JCH Investments LLC is an entity affiliated with Jeffrey C. Hammes, chairman of the L&F Board. GCP-OI I, LLC is an entity affiliated with L&F’s CEO, Adam Gerchen.

•
Additionally, L&F’s CEO, Adam Gerchen, has a passive and immaterial interest in funds affiliated with Monarch Alternative Capital LP, a participant in the Convertible Notes Financing. For more information on the affiliate financing arrangements in connection with the Business Combination please see “Certain Relationships and Related Party Transactions - L&F Related Party Transactions.”

None of us, our Sponsor, nor any of our officers or directors are affiliated with either ZeroFox or IDX prior to the consummation of the Business Combination. The L&F Board concluded that the potentially disparate interests would be mitigated because (i) these interests were disclosed in the prospectus for L&F's IPO and are included in this proxy statement/prospectus, (ii) most of these disparate interests would exist with respect to a business combination by L&F with any other target business or businesses, and (iii) the Sponsor Group will hold equity interests in New ZeroFox with value that, after the Closing, will be based on the future performance of New ZeroFox Common Stock. In addition, L&F's independent directors reviewed and considered these interests during their evaluation of the Business Combination and in unanimously approving, as members of the L&F Board, the Business Combination Agreement and the related agreements and the transactions contemplated thereby, including the Business Combination.
For more information about the factors the L&F Board considered in evaluating and recommending the Business Combination to the L&F shareholders, see “— The L&F Board's Reasons for the Approval of the Business Combination” and “— Interests of Certain Persons in the Business Combination.”
Certain Other Interests in the Business Combination
In addition to the interests of L&F’s directors and officers in the Business Combination, shareholders should be aware that Jefferies has financial interests that are different from, or in addition to, the interests of our shareholders.
Jefferies was the sole underwriter in the L&F IPO, and, upon consummation of the Business Combination, Jefferies is entitled to $6,037,500 of deferred underwriting commission. Jefferies has agreed to waive its rights to the deferred underwriting commission held in the Trust Account in the event L&F does not complete an initial business combination within 18 months of the closing of the L&F IPO (as such date may be extended by approval of the L&F shareholders). Accordingly, if the Business Combination, or any other initial business combination, is not consummated by that time and L&F is therefore required to be liquidated, the underwriter of the L&F IPO, will not receive any of the deferred underwriting commission and such funds will be returned to L&F’s Public Shareholders upon its liquidation.
As described further below, Jefferies is also providing certain services in connection with the Business Combination and will receive compensation in connection therewith. Jefferies’ receipt of the deferred underwriting commission of $6,037,500 is not dependent on its provision of such services but instead is only conditioned on the completion of an initial business combination within 18 months of the closing of the L&F IPO (as such date may be extended by approval of the L&F shareholders).

Furthermore, Jefferies and Stifel were engaged by L&F as co-placement agents with respect to the Common Equity PIPE Financing and Convertible Notes Financing and solely as relating to Jefferies, as one of L&F’s financial advisors. L&F decided to retain each of Jefferies and Stifel as co-placement agents for the Common Equity PIPE Financing and Convertible Notes Financing based primarily on each of Jefferies’ and Stifel’s extensive knowledge, strong market position and positive reputation in equity capital and convertible notes markets and its experienced and capable investment banking team. Similarly, L&F decided to retain Jefferies as its lead financial advisor based primarily on its leading investment banking franchise with a strong track record of advising on complex, transformational transactions. In connection with Jefferies’ and Stifel’s services as co-placement agents, Jefferies and Stifel’s collective placement fee is equal to 3.0% of the aggregate gross proceeds received or to be received from the sale of securities through the Common Equity PIPE Financing or the Convertible Note Financing. The sale of an aggregate of $50,000,000 of securities pursuant to the Common Equity Subscription Agreements and Convertible Notes Subscription Agreements to affiliates of L&F, Zerofox and IDX is not subject to the 3.0% placement fee.
In addition, under the terms of each of Jefferies’ engagements, L&F agreed to reimburse Jefferies for its reasonable out-of-pocket expenses, including the fees and disbursements of its outside attorneys, and to indemnify Jefferies and certain related parties against liabilities, including liabilities under federal securities laws, in each case, in connection with, as a result of, or relating to its respective engagements.
Jefferies therefore has an interest in L&F completing a business combination that will result in the payment of the deferred underwriting commission to Jefferies as the underwriter of the L&F IPO and the payment of financial advisory and placement agent fees, which total $12,412,500. In considering approval of the Business Combination, our shareholders should consider the different roles of Jefferies in light of the deferred underwriting commission Jefferies is entitled to receive if the Business Combination is consummated within 18 months of the closing of the L&F IPO (or such later date as may be approved by L&F’s shareholders).
Satisfaction of 80% Test
It is a requirement under the Existing Governing Documents and NYSE American rules that we complete one or more business combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of our signing a definitive agreement in connection with our initial business combination.
As of the date of the execution of the Business Combination Agreement, the balance of funds in the Trust Account was approximately $175,100,000 and L&F had $6,037,500 of deferred underwriting commissions plus taxes payable on the income earned on the Trust Account. In reaching its conclusion that the Business Combination meets the 80% test, the L&F Board looked at the Target Companies’ pre-money equity value of approximately $1.2 billion. In determining whether the pre-money equity value represents the fair market value of Target Companies, the L&F Board considered all of the factors described in the section titled “Proposal No. 2 — The Business Combination Proposal — The L&F Board’s Reasons for the Approval of the Business Combination,” and the fact that the purchase price for the Target Companies was the result of an arm’s length negotiation. As a result, the L&F Board concluded that the fair market value of the businesses acquired was significantly in excess of 80% of the assets held in the Trust Account. In light of the financial background and experience of the members of our management team and the L&F Board, the L&F Board believes that the members of our management team and the board of directors are qualified to determine whether the Business Combination meets the 80% test. The L&F Board did not seek or obtain an opinion of an outside fairness or valuation advisor as to whether the 80% test has been met.
Anticipated Accounting Treatment of the Business Combination
The anticipated accounting treatment for the Business Combination may be different under the varying redemption assumptions with a combining entity being an accounting acquirer in one scenario and an accounting acquiree in another scenario.

Scenario 1, No Redemption Scenario
With respect to the Business Combination, under a no redemption scenario, ZeroFox will be treated as the accounting acquirer and L&F and IDX will be treated as acquired companies for accounting purposes. This determination is primarily based on the facts that subsequent to the Business Combination:
•	ZeroFox shareholders will have a majority of the voting power of New ZeroFox;
•	ZeroFox will designate a majority of the governing body of New ZeroFox;
•	ZeroFox’s senior management will comprise all of the senior management of New ZeroFox; and
•	the largest single shareholder of the combined company will be a legacy owner of ZeroFox.
As a result of ZeroFox being considered the accounting acquirer in the Business Combination, the business combination between ZeroFox and L&F represents a reverse merger and will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Accordingly, for accounting purposes, the business combination between ZeroFox and L&F will be treated as the equivalent of ZeroFox issuing shares for the net assets of L&F, accompanied by a recapitalization. The net assets of ZeroFox will be stated at historical cost. No goodwill or other intangible assets will be recorded.
As ZeroFox is determined to be the accounting acquirer in the Business Combination, the acquisition of IDX will be considered a business combination under ASC 805, Business Combinations, and will be accounted for using the acquisition method of accounting. The consideration transferred to effect the acquisition will be allocated to the assets acquired and liabilities assumed based on their estimated acquisition-date fair values. The excess of consideration transferred over the fair values of assets acquired and liabilities assumed will be recorded as goodwill.
Scenario 2, Maximum Redemption Scenario
With respect to the Business Combination, under a maximum redemption scenario, L&F will be treated as the accounting acquirer and ZeroFox and IDX as acquired companies for accounting purposes.
Upon consummation of the Business Combination, ZeroFox is considered a variable interest entity and L&F will be considered the primary beneficiary as its ownership will provide the power to direct the activities that most significantly impact ZeroFox’s performance and the obligation to absorb the losses and/or receive the benefits of ZeroFox that could potentially be significant to ZeroFox.
We assessed the possibility that IDX could be the accounting acquirer upon consummation of the Business Combination. IDX is considered a business under ASC 805, Business Combinations. IDX is not considered the accounting acquirer in the Business Combination based on evaluation of the following factors:
•	IDX shareholders will not have the largest voting interest in New ZeroFox;
•	IDX will not comprise all of the ongoing operations of New ZeroFox;
•	IDX will not designate a majority of the governing body of New ZeroFox;
•	IDX senior management will not have a substantive role in the senior management of New ZeroFox; and
•	the largest single owner of the combined company will not be a legacy owner of IDX.
L&F’s acquisitions of ZeroFox and IDX will be considered business combinations under ASC 805, Business Combinations, and will be accounted for using the acquisition method of accounting. The consideration transferred will be allocated to the assets acquired and liabilities assumed based on their estimated acquisition-date fair values. The excess of consideration transferred to effect the acquisitions over the fair values of assets acquired and liabilities assumed will be recorded as goodwill.
Exchange Listing
The L&F Public Units (each consisting of one Class A Ordinary Share and one-half of one L&F Public Warrant), Class A Ordinary Shares and L&F Public Warrants (each to purchase one Class A Ordinary Share) are currently traded on the NYSE American under the symbols “LNFA.U”,” “LNFA” and “LNFA WS.” At the closing of the Business Combination, the L&F Public Units will separate into their component Class A Ordinary Shares and L&F Public Warrants so that the units will no longer trade separately under “LNFA.U.” L&F intends to apply for listing, to be effective at the time of the Business Combination, of the New ZeroFox Common Stock and the New ZeroFox Public Warrants on Nasdaq under the proposed symbols “ZFOX” and “ZFOXW.”
Potential Purchases of Public Shares and/or Warrants
At any time prior to the Shareholder Meeting, during a period when they are not then aware of any material nonpublic information regarding L&F or our securities, L&F’s Initial Shareholders, the Target Companies and/or their respective affiliates may purchase shares and/or warrants from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire shares of L&F Ordinary Shares. In such transactions, the purchase price for the Class A Ordinary Shares will not exceed the redemption price. In addition, the persons described above will waive redemption rights, if any, with respect to the Class A Ordinary Shares they acquire in such transactions. However, any Class A Ordinary Shares acquired by the persons described above would not be voted in connection with the Business Combination Proposal.
The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied or to provide additional equity financing. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.
Entering into any such incentive arrangements may have a depressive effect on the Class A Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Shareholder Meeting.
As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. L&F will file a Current Report on Form 8-K prior to the Shareholder Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of Class A Ordinary Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of Class A Ordinary Shares for which L&F has received redemption requests.
The existence of financial and personal interests of our directors and officers may result in conflicts of interest, including a conflict between what may be in the best interests of New ZeroFox and its shareholders and what may be best for a director’s personal interests when determining to recommend that Public Shareholders vote for the proposals. See the sections titled “Risk Factors,” “Proposal No. 2 - The Business Combination Proposal — Interests of Certain Persons in the Business Combination”, “Proposal No. 2 -The Business Combination Proposal — Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Beneficial Ownership of Securities” for more information and other risks.

Sources and Uses of Funds for the Business Combination
The following table summarizes the sources and uses for funding the Business Combination, assuming (i) none of L&F’s Class A Ordinary Shares held by the Public Shareholders are redeemed in connection with the Business Combination and (ii) all of the outstanding Class A Ordinary Shares are redeemed in connection with the Business Combination. Where actual amounts are not known or knowable, the figures below represent L&F’s good faith estimate of such amounts. For more information, see “Unaudited Pro Forma Condensed Combined Financial Information.”
(U.S. dollars in millions)
	Assuming No Redemptions(1)	Assuming Maximum Redemptions(2)
Sources
Cash and investments held in Trust Account(3)	$35	$35
Issuance to ZeroFox and IDX Shareholders(4)	$1,111	$1,111
Convertible Notes	$150	$150
PIPE Investment	$20	$20
Total Sources	$1,316	$1,316

Uses
ZeroFox and IDX Shareholders equity consideration(4)	$1,111	$1,111
Cash Consideration to IDX Shareholders(5)	$50	$50
Fees and Expenses	$32	$32
Redemptions by Public Shareholders	$—	$35
Cash to Balance Sheet	$123	$88
Total Uses	$1,316	$1,316
(1)	Assumes that no Public Shareholder exercises redemption rights with respect to its Class A Ordinary Shares for a pro rata portion of the Trust Account.
(2)
Assumes that all 3,425,689 Class A Ordinary Shares held by the Public Shareholders are redeemed for an aggregate payment of approximately $34,786,000 (based on the estimated per share redemption price of approximately $10.15 per share) from the Trust Account. As the proceeds (without taking into account offering expenses) from the Common Equity PIPE Financing and the Convertible Notes Financing are expected to satisfy the Available Closing Acquiror Cash Condition, the maximum redemption scenario reflects the redemption of 100% of the Class A Ordinary Shares held by the Public Shareholders.

(3)	Cash held in the Trust Account as of May 4, 2022 (after giving effect to the Extension Amendment Redemptions).
(4)
Assumes that (A) 83,222,734 shares of New ZeroFox Common Stock are issued to the holders of ZeroFox Common Stock in connection with the Business Combination based on a per share consideration of 0.2866 of a share of New ZeroFox Common Stock, (B) 27,905,045 shares of New ZeroFox Common Stock are issued to the holders of IDX Capital Stock in connection with the Business Combination based on a per share consideration of 0.6177 of a share of New ZeroFox Common Stock, (C) all outstanding ZeroFox warrants and IDX warrants will be exercised immediately prior to the Closing, and (D) all outstanding vested and unvested ZeroFox options and IDX options are converted into New ZeroFox Options exercisable for shares of New ZeroFox Common Stock.

(5)	This amount is subject to a working capital adjustment. Includes amounts to be used to discharge certain IDX indebtedness and transaction expenses (which otherwise would reduce cash consideration).
Board and Management of New ZeroFox Following the Business Combination
Following the Closing, the New ZeroFox Board of directors will consist of nine (8) directors, who will be divided into three (3) classes, which directors will include five (5) directors designated by ZeroFox, two (2) directors designated by IDX, and one (1) independent director designated by the Sponsor. Additionally, the current ZeroFox management team will move to New ZeroFox in their current roles and titles.
Name; Headquarters of New ZeroFox
Concurrently with the Domestication and immediately prior to the Closing, L&F will file a certificate of incorporation with the Secretary of State of Delaware under the name ZeroFox Holdings, Inc. and New ZeroFox will continue to operate under the ZeroFox tradename. New ZeroFox’s headquarters will remain ZeroFox’s current headquarters at 1834 S. Charles Street, Baltimore, MD 21230.

Redemption Rights
Pursuant to the Existing Governing Documents, holders of Class A Ordinary Shares may seek to redeem their shares for cash, regardless of whether they vote for or against, or whether they abstain from voting on, the Business Combination Proposal. Any shareholder holding Class A Ordinary Shares may demand that L&F redeem such shares for a full pro rata portion of the Trust Account (which, for illustrative purposes, was approximately $10.16 per share as of May 27, 2022, the record date for the meeting), calculated as of two business days prior to the anticipated consummation of the Business Combination. If a holder properly seeks redemption as described in this section and the Business Combination is consummated, L&F will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination.
As a holder of Class A Ordinary Shares, you will be entitled to receive cash for any Class A Ordinary Shares to be redeemed only if you:
(i)	hold Class A Ordinary Shares;
(ii)
submit a written request to Continental, L&F’s transfer agent, in which you (i) request that L&F redeem all or a portion of your Class A Ordinary Shares for cash, and (ii) identify yourself as the beneficial holder of the Class A Ordinary Shares and provide your legal name, phone number and address; and

(iii)	deliver your Class A Ordinary Shares to Continental, L&F’s transfer agent, physically or electronically through DTC.
Holders must complete the procedures for electing to redeem their Class A Ordinary Shares in the manner described above prior to 5:00 p.m., Eastern Time, on    , 2022 (two business days before the Shareholder Meeting) in order for their shares to be redeemed.
The redemption rights include the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to Continental in order to validly redeem its shares. If the Business Combination is not consummated, the Class A Ordinary Shares will be returned to the respective holder, broker or bank.
If you hold the shares in “street name,” you will have to coordinate with your broker to have your shares certificated or delivered electronically. Shares of L&F that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through DTC’s DWAC system. The Transfer Agent will typically charge the tendering broker $80 and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the proposed Business Combination is not consummated this may result in an additional cost to shareholders for the return of their shares.
Any request for redemption, once made by a holder of Class A Ordinary Shares, may not be withdrawn following the Redemption Deadline, unless the L&F Board determines (in its sole discretion) to permit such redemption request (which it may do in whole or in part).
Any corrected or changed written exercise of redemption rights must be received by Continental, L&F’s transfer agent, at least two business days prior to the Shareholder Meeting. No request for redemption will be honored unless the holder’s Class A Ordinary Shares have been delivered (either physically or electronically) to Continental, L&F’s transfer agent, prior to 5:00 p.m., Eastern Time, on    , 2022 (two business days before the Shareholder Meeting).
Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of such Public Shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from redeeming its Class A Ordinary Shares with respect to more than an aggregate of 15% of the outstanding Class A Ordinary Shares, without our prior consent. Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the outstanding Class A Ordinary Shares, then any such shares in excess of that 15% limit would not be redeemed for cash, without our prior consent.

If the Business Combination is not approved or completed for any reason, then the Public Shareholders who elected to exercise their redemption rights will not be entitled to redeem their shares for a full pro rata portion of the Trust Account, as applicable. In such case, L&F will promptly return any shares delivered by Public Shareholders.
The closing price of Class A Ordinary Shares on May 27, 2022, the record date for the Shareholder Meeting, was $10.07 per share. The cash held in the Trust Account on such date was approximately $34,806,051 (net of taxes payable) (approximately $10.16 per Class A Ordinary Share). Prior to exercising redemption rights, shareholders should verify the market price of Class A Ordinary Shares as they may receive higher proceeds from the sale of their ordinary shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. L&F cannot assure its shareholders that they will be able to sell their Class A Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.
If a holder of Class A Ordinary Shares exercises his, her or its redemption rights, then he, she or it will be exchanging his, her or its Class A Ordinary Shares for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption by delivering your stock certificate (either physically or electronically) to L&F’s transfer agent prior to the vote at the Shareholder Meeting, and the Business Combination is consummated.
For a discussion of the material U.S. federal income tax considerations for shareholders with respect to the exercise of these redemption rights, see “Certain Material United States Federal Income Tax Considerations.” The consequences of a redemption to any particular shareholder will depend on that shareholder’s particular facts and circumstances. Accordingly, you are urged to consult your tax advisor to determine your tax consequences from the exercise of your redemption rights, including the applicability and effect of U.S. federal, state, local and non-U.S. income and other tax laws in light of your particular circumstances.
Vote Required for Approval
The Business Combination Proposal is conditioned on the approval of each of the Condition Precedent Proposals at the Shareholder Meeting.
The approval of the Business Combination Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued L&F Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Shareholder Meeting and therefore will have no effect on the approval of the Business Combination Proposal.
As of the date of this proxy statement/prospectus, the L&F Initial Shareholders have agreed to vote any L&F Ordinary Shares owned by them in favor of the Business Combination Proposal. As of the date hereof, the L&F Initial Shareholders own approximately 55.7% of the issued and outstanding L&F Ordinary Shares and have not purchased any Public Shares, but may do so at any time, subject to certain requirements discussed under “Shareholder Meeting — Potential Purchases of Public Shares and/or Warrants.” As a result, the L&F Initial Shareholders own sufficient shares to approve the Business Combination Proposal; however, the Business Combination Proposal will only be presented to shareholders for a vote if the Articles Amendment Proposal is approved.
Resolution
The full text of the resolution to be voted upon is as follows:
“RESOLVED, as an ordinary resolution, that L&F’s entry into the Business Combination Agreement, dated as of December 17, 2021 (as amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among L&F, L&F Acquisition Holdings, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of L&F (“L&F Holdings”), ZF Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of L&F Holdings (“ZF Merger Sub”), IDX Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of L&F Holdings (“IDX Merger Sub”), IDX Forward Merger Sub, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of L&F

Holdings (“IDX Forward Merger Sub”), ZeroFox, Inc., a Delaware corporation (“ZeroFox”), and ID Experts Holdings, Inc., a Delaware corporation (“IDX”), a copy of which is attached to the proxy statement/prospectus as Annex A, pursuant to which, among other things, following the de-registration of L&F as an exempted company in the Cayman Islands and the transfer by way of continuation and domestication of L&F as a corporation in the State of Delaware (i) ZF Merger Sub will merge with and into ZeroFox (the “ZF Merger”), with ZeroFox being the surviving entity in the ZF Merger and continuing (immediately following the ZF Merger) as a direct, wholly-owned subsidiary of L&F Holdings, (ii) immediately following the ZF Merger, IDX Merger Sub will merge with and into IDX (the “IDX Merger”), with IDX being the surviving entity in the IDX Merger (referred to herein as “Transitional IDX Entity”) and continuing (immediately following the IDX Merger) as a direct, wholly-owned subsidiary of L&F Holdings, and (iii) immediately following the IDX Merger, Transitional IDX Entity will merge with and into IDX Forward Merger Sub (the “IDX Forward Merger”), with IDX Forward Merger Sub being the surviving entity in the IDX Forward Merger and continuing (immediately following the IDX Forward Merger) as a direct, wholly-owned subsidiary of L&F Holdings, and the transactions contemplated thereby (collectively, the “Business Combination”), be approved, ratified and confirmed in all respects.
Recommendation of the Board
THE BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.
The existence of financial and personal interests of L&F’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of L&F and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the sections titled “Proposal No. 2 - The Business Combination Proposal — Interests of Certain Persons in the Business Combination”, “Proposal No. 2 - The Business Combination Proposal — Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Risk Factors” for a further discussion of these considerations.

PROPOSAL NO. 3 - THE DOMESTICATION PROPOSAL
Overview
As discussed in this proxy statement/prospectus, L&F is asking its shareholders to approve the Domestication Proposal. Under the Business Combination Agreement, the approval of the Domestication Proposal is also a condition to the consummation of the Business Combination.
As a condition to closing the Business Combination, the L&F Board has unanimously approved, and L&F shareholders are being asked to consider and vote upon a proposal to approve, a change of L&F’s jurisdiction of incorporation by deregistering as a Cayman Islands exempted company and registering by way of continuation and domesticating as a corporation incorporated under the laws of the State of Delaware. To effect the Domestication, subject to approval of the Domestication Proposal by the shareholders, L&F will file an application to deregister with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and file a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of the State of Delaware, under which L&F will be domesticated and continue as a Delaware corporation.
In connection with the Domestication, on the Closing Date prior to the ZF Effective Time and the IDX Effective Time, among other things, (i) each issued and outstanding L&F Ordinary Share will be converted automatically, on a one-for-one basis, into a share of New ZeroFox Common Stock; (ii) each issued and outstanding whole warrant exercisable for one Class A Ordinary Share will be converted automatically into a warrant exercisable for one share of New ZeroFox Common Stock at an exercise price of $11.50 per share on the terms and conditions set forth in the Warrant Agreement; and (iii) each issued and outstanding L&F Public Unit that has not been previously separated into the underlying Class A Ordinary Share and underlying one-half of one L&F Public Warrant upon the request of the holder thereof will be cancelled and will entitle the holder thereof to one share of New ZeroFox Common Stock and one-half of one New ZeroFox Public Warrant.
The Domestication Proposal, if approved, will approve a change of L&F’s jurisdiction of incorporation from the Cayman Islands to the State of Delaware. Accordingly, while L&F is currently incorporated as an exempted company under the Cayman Islands Companies Act, upon the Domestication, New ZeroFox will be governed by the DGCL. We encourage shareholders to carefully consult the information on the Proposed Governing Documents set out under “Comparison of Corporate Governance and Shareholder Rights.” The Proposed Certificate of Incorporation and Proposed Bylaws differ in certain material respects from the Existing Governing Documents and we encourage shareholders to carefully consult the information set out below under “Advisory Governing Documents Proposals,” the Existing Governing Documents of L&F and the Proposed Certificate of Incorporation and Proposed Bylaws of New ZeroFox, attached hereto as Annex B and Annex C, respectively.
Reasons for the Domestication
The L&F Board believes that there are significant advantages to us that will arise as a result of a change of our domicile to Delaware. Further, the L&F Board believes that any direct benefit that the DGCL provides to a corporation also indirectly benefits its shareholders, who are the owners of the corporation. The board of directors believes that there are several reasons why a reincorporation in Delaware is in the best interests of L&F and its shareholders. As explained in more detail below, these reasons can be summarized as follows:
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Prominence, Predictability, and Flexibility of Delaware Law. For many years Delaware has followed a policy of encouraging incorporation in its state and, in furtherance of that policy, has been a leader in adopting, construing, and implementing comprehensive, flexible corporate laws responsive to the legal and business needs of corporations organized under its laws. Many corporations have chosen Delaware initially as a state of incorporation or have subsequently changed corporate domicile to Delaware. Because of Delaware’s prominence as the state of incorporation for many major corporations, both the legislature and courts in Delaware have demonstrated the ability and a willingness to act quickly and effectively to meet changing business needs. The DGCL is frequently revised and updated to accommodate changing legal and business needs and is more comprehensive, widely used and interpreted than other state corporate laws. This favorable corporate and regulatory environment is attractive to businesses such as ours.

•	Well-Established Principles of Corporate Governance. There is substantial judicial precedent in the Delaware courts as to the legal principles applicable to measures that may be taken by a corporation and to the conduct of a company’s board of directors, such as under the business judgment rule and other standards. Because the judicial system is based largely on legal precedents, the abundance of Delaware case law provides clarity and predictability to many areas of corporate law. We believe such clarity would be advantageous to New ZeroFox, and its board of directors and management in making corporate decisions and taking corporate actions with greater assurance as to the validity and consequences of those decisions and actions. Further, investors and securities professionals are generally more familiar with Delaware corporations, and the laws governing such corporations, increasing their level of comfort with Delaware corporations relative to other jurisdictions. The Delaware courts have developed considerable expertise in dealing with corporate issues, and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to corporate legal affairs. Moreover, Delaware’s vast body of law on the fiduciary duties of directors provides appropriate protection for New ZeroFox’s shareholders from possible abuses by directors and officers.
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Increased Ability to Attract and Retain Qualified Directors. Deregistration from the Cayman Islands and registration by way of continuation in Delaware is attractive to directors, officers, and shareholders alike. New ZeroFox’s incorporation in Delaware may make New ZeroFox more attractive to future candidates for the New ZeroFox Board, because many such candidates are already familiar with Delaware corporate law from their past business experience. To date, we have not experienced difficulty in retaining directors or officers, but directors of public companies are exposed to significant potential liability. Thus, candidates’ familiarity and comfort with Delaware laws — especially those relating to director indemnification (as discussed below) — draw such qualified candidates to Delaware corporations. The L&F Board therefore believes that providing the benefits afforded directors by Delaware law will enable New ZeroFox to compete more effectively with other public companies in the recruitment of talented and experienced directors and officers.

The frequency of claims and litigation pursued against directors and officers has greatly expanded the risks facing directors and officers of corporations in carrying out their respective duties. The amount of time and money required to respond to such claims and to defend such litigation can be substantial. While both Cayman and Delaware law permit a corporation to include a provision in its governing documents to reduce or eliminate the monetary liability of directors for breaches of fiduciary duty in certain circumstances, we believe that, in general, Delaware law is more developed and provides more guidance than Cayman law on matters regarding a company’s ability to limit director liability. As a result, we believe that the corporate environment afforded by Delaware will enable the surviving corporation to compete more effectively with other public companies in attracting and retaining new directors.
Expected Accounting Treatment of the Domestication
There will be no accounting effect or change in the carrying amount of the consolidated assets and liabilities of L&F as a result of the Domestication. The business, capitalization, assets and liabilities and financial statements of New ZeroFox immediately following the Domestication will be the same as those of L&F immediately prior to the Domestication.
Vote Required for Approval
The Domestication Proposal is conditioned on the approval of each of the Condition Precedent Proposals at the Shareholder Meeting.
The approval of the Domestication Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued L&F Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Shareholder Meeting and therefore will have no effect on the approval of the Domestication Proposal.
As of the date of this proxy statement/prospectus, the L&F Initial Shareholders have agreed to vote any L&F Ordinary Shares owned by them in favor of the Domestication Proposal. As of the date hereof, the L&F Initial Shareholders own approximately 55.7% of the issued and outstanding L&F Ordinary Shares and have not purchased any Public Shares, but may do so at any time, subject to certain requirements discussed under

“Shareholder Meeting — Potential Purchases of Public Shares and/or Warrants.” As a result, in addition to the L&F Initial Shareholders, approval of the Domestication Proposal will require the affirmative vote of at least 846,293 L&F Ordinary Shares held by Public Shareholders (or approximately 24.7% of the issued and outstanding Class A Ordinary Shares) if all L&F Ordinary Shares are represented at the Shareholder Meeting and cast votes; the L&F Initial Shareholders own sufficient shares to approve the Domestication Proposal if only such shares as are required to establish a quorum represented at the Shareholder Meeting and cast votes.
Resolution
The full text of the resolution to be voted upon is as follows:
“RESOLVED, as a special resolution, that L&F be transferred by way of continuation to Delaware pursuant to Part XII of the Companies Act (As Revised) of the Cayman Islands and Section 388 of the General Corporation Law of the State of Delaware and, immediately upon being de-registered in the Cayman Islands, L&F be continued and domesticated as a corporation under the laws of the State of Delaware and, conditional upon, and with effect from, the registration of L&F as a corporation in the State of Delaware, the name of L&F be changed from “L&F Acquisition Corp.” to “ZeroFox Holdings, Inc.””
Recommendation of the Board
THE L&F BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DOMESTICATION PROPOSAL.
The existence of financial and personal interests of L&F’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of L&F and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the sections titled “Proposal No. 2 - The Business Combination Proposal — Interests of Certain Persons in the Business Combination”, “Proposal No. 2 - The Business Combination Proposal — Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Risk Factors” for a further discussion of these considerations.

PROPOSAL NO. 4 - THE GOVERNING DOCUMENTS PROPOSAL
Overview
As discussed in this proxy statement/prospectus, L&F is asking its shareholders to approve the Governing Documents Proposal. Under the Business Combination Agreement, the approval of the Governing Documents Proposal is also a condition to the consummation of the Business Combination.
Reasons for the Amendments
L&F shareholders are being asked to adopt the Proposed Certificate of Incorporation and Proposed Bylaws, in the forms attached hereto as Annex B and Annex C, respectively, which, in the judgment of the L&F Board, are necessary to adequately address the needs of New ZeroFox following the Domestication and the consummation of the Business Combination. Each of the Proposed Certificate of Incorporation and Proposed Bylaws was negotiated as part of the proposed Business Combination and related transactions. The L&F Board’s specific reasons for each of the Advisory Governing Documents Proposals are set forth below in the section titled “Proposal No. 5(A)-(G) — The Advisory Governing Documents Proposals.”
For a summary of the key differences between the Existing Governing Documents under Cayman Islands law and the Proposed Certificate of Incorporation and Proposed Bylaws under the DGCL, please see “Comparison of Corporate Governance and Shareholder Rights.”
Vote Required for Approval
The Governing Documents Proposal is conditioned on the approval of each of the Condition Precedent Proposals at the Shareholder Meeting. The approval of the Governing Documents Proposal requires a special resolution under Cayman Islands law, being the affirmative vote of at least a two-thirds (2/3) majority of the votes cast by the holders of the issued L&F Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Shareholder Meeting and therefore will have no effect on the approval of the Governing Documents Proposal.
As of the date of this proxy statement/prospectus, the L&F Initial Shareholders have agreed to vote any L&F Ordinary Shares owned by them in favor of the Governing Documents Proposal. As of the date hereof, the L&F Initial Shareholders own approximately 55.7% of the issued and outstanding L&F Ordinary Shares and have not purchased any Public Shares, but may do so at any time, subject to certain requirements discussed under “Shareholder Meeting — Potential Purchases of Public Shares and/or Warrants.” As a result, in addition to the L&F Initial Shareholders, approval of the Governing Documents Proposal will require the affirmative vote of at least 846,293 L&F Ordinary Shares held by Public Shareholders (or approximately 24.7% of the issued and outstanding Class A Ordinary Shares) if all L&F Ordinary Shares are represented at the Shareholder Meeting and cast votes; the L&F Initial Shareholders own sufficient shares to approve the Governing Documents Proposal if only such shares as are required to establish a quorum are represented at the Shareholder Meeting and cast votes.
Resolution
The full text of the resolution to be voted upon is as follows:
“RESOLVED, as a special resolution, that the amended and restated memorandum and articles of association of L&F Acquisition Corp. currently in effect be amended and restated by the deletion in their entirety and the substitution in their place of the proposed new certificate of incorporation and proposed new bylaws (copies of each of which are attached to the proxy statement/prospectus as Annex B and Annex C, respectively), including, without limitation, the authorization of the change in authorized share capital as indicated therein and the change of name to ‘‘ZeroFox Holdings, Inc.’’
Recommendation of the Board
THE BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE GOVERNING DOCUMENTS PROPOSAL.

The existence of financial and personal interests of L&F’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of L&F and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the sections titled “Proposal No. 2 - The Business Combination Proposal — Interests of Certain Persons in the Business Combination”, “Proposal No. 2 - The Business Combination Proposal — Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Risk Factors” for a further discussion of these considerations.

PROPOSAL NO. 5(A)–(G) - THE ADVISORY GOVERNING DOCUMENTS PROPOSALS
Overview
L&F is requesting that our shareholders vote upon, on a non-binding advisory basis, a proposal to approve certain governance provisions in the Proposed Certificate of Incorporation and Proposed Bylaws, which are separately being presented in accordance with SEC guidance to give shareholders the opportunity to present their separate views on important corporate governance provisions. This separate vote is not otherwise required by Cayman Islands law separate and apart from the Governing Documents Proposal, but pursuant to SEC guidance, L&F is required to submit these provisions to our shareholders separately for approval. However, the shareholder vote regarding these proposals are advisory votes, and are not binding on L&F or L&F’s Board (separate and apart from the approval of the Governing Documents Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Advisory Governing Documents Proposals (separate and apart from approval of the Governing Documents Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on these proposals, L&F intends that the Proposed Certificate of Incorporation and Proposed Bylaws will take effect upon the Closing (assuming approval of the Governing Documents Proposal). While the vote is non-binding, we highly value the opinions of our shareholders and we intend to consider the outcome of this advisory vote in connection with future decisions regarding our corporate governance policies and practices.
Advisory Governing Documents Proposals
The following list sets forth a summary of the governance provisions applicable to the Advisory Governing Documents Proposals. This summary is qualified by reference to the complete text of the Proposed Certificate of Incorporation and Proposed Bylaws, a copy of each of which is attached to this proxy statement/prospectus as Annex B and Annex C, respectively. All shareholders are encouraged to read the Proposed Certificate of Incorporation and Proposed Bylaws in their entirety for a more complete description of their terms.
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Proposal No. 5(A): A proposal to increase authorized share capital of L&F from (i) 500,000,000 Class A Ordinary Shares, par value $0.0001 per share, 50,000,000 Class B Ordinary Shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) 1,000,000,000 shares of New ZeroFox Common Stock, par value $0.0001 per share, and 100,000,000 shares of New ZeroFox Preferred Stock, par value $0.0001 per share.

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Proposal No. 5(B): A proposal to authorize the New ZeroFox Board to issue any or all shares of New ZeroFox Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New ZeroFox Board and as may be permitted by the DGCL.

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Proposal No. 5(C): A proposal to adopt Delaware as the exclusive forum for certain shareholder litigation and the federal district courts of the United States of America as the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act, unless New ZeroFox consents in writing to the selection of an alternative forum.

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Proposal No. 5(D): A proposal to require that any action required or permitted to be taken by the shareholders of New ZeroFox must be effected at a duly called annual or special meeting of shareholders of New ZeroFox and may not be effected by any consent in writing by such shareholders.

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Proposal No. 5(E): A proposal to require that, subject to the rights of holders of New ZeroFox Preferred Stock, any director or the entire New ZeroFox Board may be removed from office at any time, but only for cause.

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Proposal No. 5(F): A proposal to approve the amendment provisions in the Proposed Certificate of Incorporation and Proposed Bylaws, which set forth the voting standards by which shareholders of New ZeroFox may approve certain amendments to the Proposed Certificate of Incorporation and Proposed Bylaws, respectively.

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Proposal No. 5(G): A proposal to remove provisions in L&F’s current Existing Governing Documents related to L&F’s status as a blank check company that will no longer apply upon the consummation of the Business Combination.

Reasons for the Approval of the Advisory Governing Documents Proposals
The Proposed Certificate of Incorporation and Proposed Bylaws were each negotiated as part of the Business Combination Agreement. The Board’s reasons for proposing the Advisory Governing Documents Proposals are set forth below.
Advisory Governing Documents Proposal 5(A) — Changes in Share Capital
This amendment would increase the authorized share capital of L&F from (i) 500,000,000 Class A Ordinary Shares, par value $0.0001 per share, 50,000,000 Class B Ordinary Shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) 1,000,000,000 shares of New ZeroFox Common Stock, par value $0.0001 per share, and 100,000,000 shares of New ZeroFox Preferred Stock, par value $0.0001 per share.
As of the date of this proxy statement/prospectus, there are 3,425,689 Class A Ordinary Shares and 4,312,500 Class B Ordinary Shares issued and outstanding. In addition, as of the date of this proxy statement/prospectus, there are outstanding an aggregate of 16,213,430 L&F Warrants, comprised of 8,625,000 L&F Public Warrants and, 7,588,430 L&F Private Placement Warrants.
In connection with the Domestication, (i) each then issued and outstanding Class A Ordinary Share and each Class B Ordinary Share of L&F will convert automatically by operation of law, on a one-for-one basis, into a share of New ZeroFox Common Stock and (ii) each then issued and outstanding whole warrant of L&F exercisable for one Class A Ordinary Share will automatically convert into a whole warrant exercisable for one share of New ZeroFox Common Stock on the terms and conditions set forth in the Warrant Agreement. See “Proposal No. 3—The Domestication Proposal.”
In accordance with the terms and subject to the conditions of the Business Combination Agreement, (i) at the ZF Effective Time, each outstanding share of ZeroFox Common Stock (including shares of common stock issued upon the mandatory conversion of shares of preferred stock) of ZeroFox, other than ZF Dissenting Shares and ZF Cancelled Shares, will be automatically cancelled and converted into a right to receive a fraction of a share of New ZeroFox Common Stock determined in accordance with the Business Combination Agreement on the basis of a pre-money enterprise value of ZeroFox of $866,250,000 on a fully-diluted basis and a price of $10.00 per share of New ZeroFox Common Stock (as described further in this proxy statement/prospectus) and (ii) at the IDX Effective Time, each outstanding share of IDX Common Stock and IDX Preferred Stock, other than IDX Dissenting Shares and IDX Cancelled Shares, will be automatically cancelled and converted into a right to receive (x) for common stock and series A-1 and series A-2 preferred stock, a fraction of a share of New ZeroFox Common Stock, (y) for common stock and series A-1 and series A-2 preferred stock, a portion of $50,000,000 in cash consideration (subject to certain adjustments for cash, working capital, debt and transaction expenses, and net of liquidation preferences, as provided in the Business Combination Agreement), and (z) for series A-1, series A-2 and series B preferred stock, a liquidation preference amount of $0.361 per share, in each case, in accordance with the Business Combination Agreement and on the basis of a pre-money enterprise value of IDX of $338,750,000 on a fully-diluted basis and a price of $10.00 per share of New ZeroFox Common Stock (as described in further detail in this proxy statement/prospectus).
Accordingly, up to 158,304,877 shares of New ZeroFox Common Stock may be issued in connection with the Business Combination, representing the maximum number of shares that may be issued to holders of shares, warrants and equity awards of the Target Companies, together with the shares issued or issuable to the existing shareholders and warrant holders of L&F in connection with the Business Combination, shares to be issued in the Common Equity PIPE Financing and shares issuable upon conversion of the Notes. For further details, see “Proposal No. 2—The Business Combination Proposal.”
In order to ensure that New ZeroFox has sufficient authorized capital for future issuances, the L&F Board has approved, subject to shareholder approval, that the Proposed Certificate of Incorporation of New ZeroFox change the authorized share capital of L&F from (i) 500,000,000 Class A Ordinary Shares, par value $0.0001 per share, 50,000,000 Class B Ordinary Shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) 1,000,000,000 shares of New ZeroFox Common Stock, par value $0.0001 per share, and 100,000,000 shares of New ZeroFox Preferred Stock, par value $0.0001 per share. This amendment provides for the increase necessary to consummate the Business Combination and also provides flexibility for future issuances of New ZeroFox Common Stock, including for future acquisitions, capital raising transactions, stock dividends, issuances under the Incentive Equity Plan and for any other proper corporate purpose, if determined by the New ZeroFox Board to be in the best interests of New ZeroFox without incurring the risk, delay and potential expense incident to obtaining shareholder approval for a particular issuance.
Advisory Governing Documents Proposal 5(B) — Authorization of the Board to Issue New ZeroFox Preferred Stock
This amendment will authorize the New ZeroFox Board to issue any or all shares of New ZeroFox Preferred Stock in one or more classes or series, with such terms and conditions as may be expressly determined by the New ZeroFox Board and as may be permitted by the DGCL. The L&F Board believes that these shares of preferred stock will provide New ZeroFox with needed flexibility to issue shares of New ZeroFox Preferred Stock in the future in a timely manner and under circumstances the New ZeroFox Board considers favorable without incurring the risk, delay and potential expense incident to obtaining shareholder approval for a particular issuance.
Issuing shares of preferred stock is a well-recognized and commonly-employed financing tool that could be used by New ZeroFox, instead of common stock or debt, to raise capital for future acquisitions or other business purposes. Having the flexibility to issue the full range of securities, including shares of common stock, preferred stock, debt and other securities, is crucial to ensuring that New ZeroFox can competitively finance future acquisitions and other business needs with the same tools employed by its competitors. The issuance of New ZeroFox Preferred Stock may, depending on market conditions, provide New ZeroFox with a lower cost of capital than alternative means of financing, which, in turn, can positively affect earnings available to its common shareholders. In addition, time-sensitive and constantly changing capital markets make it virtually impossible for a company to delay an offering in order to obtain shareholder approval of specific terms of a series of preferred stock. Obtaining shareholder approval is a process that generally takes a minimum of six to eight weeks, as the required steps include setting a record date, preparing and delivering preliminary and final proxy materials, providing shareholders with time to review proxy materials, soliciting proxies, holding a meeting, tabulating results and filing a charter amendment. Since interest rates may change dramatically over a six- to eight-week period, it would be highly unlikely for the terms of a preferred share offering (particularly the dividend rate) to remain static over the period required to obtain shareholder approval.
Authorized but unissued shares of New ZeroFox Preferred Stock may enable the New ZeroFox Board to render it more difficult or to discourage an attempt to obtain control of New ZeroFox and thereby protect the continuity of or entrench its management, which may adversely affect the market price of New ZeroFox Common Stock. If, in the due exercise of its fiduciary duties, for example, the New ZeroFox Board was to determine that a takeover proposal was not in the best interests of New ZeroFox, such preferred stock could be issued by the Board without shareholder approval in one or more private placements or other transactions that might prevent or render more difficult or make more costly the completion of any attempted takeover transaction by diluting voting or other rights of the proposed acquirer or insurgent shareholder group, by creating a substantial voting bloc in institutional or other hands that might support the position of the New ZeroFox Board, by effecting an acquisition that might complicate or preclude the takeover, or otherwise. Allowing the New ZeroFox Board to issue the authorized shares of New ZeroFox Preferred Stock without further approvals will enable New ZeroFox to have the flexibility to issue such preferred stock in the future for financing its business, for acquiring other businesses, for forming strategic partnerships and alliances and for stock dividends and stock splits. New ZeroFox currently has no such plans, proposals, or arrangements, written or otherwise, to issue any of the additional authorized shares of New ZeroFox Preferred Stock for such purposes.
Advisory Governing Documents Proposal 5(C) — Affirming the Court of Chancery of the State of Delaware as Exclusive Forum for Certain Shareholder Litigation and the U.S. Federal District Courts as Exclusive Forum for Proceedings Arising Under the Securities Act
This amendment will provide that, unless otherwise consented to by New ZeroFox in writing, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for the following types of actions or proceedings: (i) any derivative action or proceeding brought on behalf of New ZeroFox; (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former director, officer, shareholder, employee or agent of New ZeroFox to New ZeroFox or its shareholders; (iii) any action asserting a claim against New ZeroFox or any current or former director, officer, shareholder, employee or agent of New ZeroFox relating to any provision of the DGCL or the Proposed Certificate of Incorporation or the Proposed Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (iv) any action asserting a claim against New ZeroFox or any current or former director, officer, shareholder, employee or agent of New ZeroFox governed by the internal affairs doctrine of the State of Delaware, in each such case unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. The amendment will further provide that, unless otherwise consented to by New ZeroFox in writing to the selection of an alternative forum, the federal district courts of the United States will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint against any person in connection with any offering of New ZeroFox’s securities, asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in New ZeroFox’s securities will be deemed to have notice of and consented to this provision.
Although the Proposed Certificate of Incorporation contains the choice of forum provisions described above, it is possible that a court could rule that such provisions are inapplicable for a particular claim or action or that such provisions are unenforceable. For example, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. In addition, the exclusive forum provisions described above do not apply to any actions brought under the Exchange Act.
We believe these provisions will benefit New ZeroFox by limiting costly and time-consuming litigation in multiple forums regarding the same matter and by providing increased consistency in the application of applicable law. In addition, we believe that the Delaware courts are best suited to address disputes involving Delaware corporate law given that the company intends to incorporate in Delaware (pending approval of the Domestication Proposal discussed above), Delaware law generally applies to such matters, and the Delaware courts have a reputation for expertise in corporate law matters. Delaware offers a specialized Court of Chancery to address corporate law matters, with streamlined procedures and processes to accelerate the timeline of legal decisions. This accelerated schedule can minimize the time, cost and uncertainty of litigation for all parties. The Court of Chancery has developed considerable expertise with respect to corporate law issues, as well as a substantial and influential body of case law construing Delaware’s corporate law and long-standing precedent regarding corporate governance. This provides shareholders and New ZeroFox with more predictability regarding the outcome of intra-corporate disputes. In addition, this amendment is intended to promote judicial fairness and avoid conflicting results, as well as make New ZeroFox’s defense of applicable claims less disruptive and more economically feasible, principally by avoiding multiple lawsuits in multiple jurisdictions regarding the same matter and potentially duplicative discovery. At the same time, we believe that New ZeroFox should retain the ability to consent to an alternative forum on a case-by-case basis where New ZeroFox determines that its interests and those of its shareholders are best served by permitting such a dispute to proceed in an alternative forum. However, these exclusive forum provisions may limit the ability of our shareholders to bring a claim in a judicial forum that such shareholders find favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and other employees.
Advisory Governing Documents Proposal 5(D) — Elimination of Provision Permitting Shareholder Action by Unanimous Written Consent
L&F’s Existing Governing Documents permit shareholders to act by unanimous written resolution or to vote in person or, where proxies are allowed, by proxy at a general meeting of shareholders. This amendment eliminates the provision that permits action by unanimous written resolution, and requires that any action required or permitted to be taken by the shareholders of New ZeroFox must be effected at a duly called annual or special meeting of shareholders of New ZeroFox and may not be effected by any written consent by such shareholders. The Company believes that requiring shareholder action at a meeting ensures that the pros and cons of any proposed shareholder action will be able to be debated and discussed. For example, providing shareholders with the power to act by written consent would limit the New ZeroFox Board’s ability to inform shareholders of its views on the matter in question as well as depriving shareholders of the opportunity for a real-time discussion over the pros and cons of any such action. In addition, action by unanimous written consent is generally impracticable for a public company.

Advisory Governing Documents Proposal 5(E) — Requirement that, in General, Directors may Only be Removed for Cause
L&F’s Existing Governing Documents provide that, prior to the completion of an initial business combination, holders of a majority of the Class B Ordinary Shares may remove a member of the L&F Board for any reason. Pursuant to this amendment, subject to the rights of holders of preferred stock, any director or the entire New ZeroFox Board may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of a majority of the issued and outstanding capital stock of New ZeroFox entitled to vote in the election of directors, voting together as a single class.
The Proposed Certificate of Incorporation provides for a classified board of directors, such that only one class of directors is to be elected each year with directors serving staggered three-year terms. Under the DGCL, unless a company’s certificate of incorporation provides otherwise, removal of a director only for cause is automatic with a classified board. Consistent with this statutory default under the DGCL, the Proposed Certificate of Incorporation will require that directors may only be removed for cause. The company believes that such a standard will, in conjunction with the classified nature of New ZeroFox’s Board, increase board continuity and the likelihood that experienced board members with familiarity of our business operations would serve on the New ZeroFox Board at any given time. Requiring that directors may only be removed for cause may make it more difficult or expensive for a third party to acquire control of New ZeroFox without the approval of the New ZeroFox Board.
Advisory Governing Documents Proposal 5(F) — Amendments to the Proposed Governing Documents
L&F’s Existing Governing Documents provide that certain amendments may only be made pursuant to a special resolution under the Cayman Islands Companies Act, which would require the affirmative vote of the holders of at least a two-thirds (2/3) majority of the L&F Ordinary Shares who, being present and entitled to vote on the amendment, vote on such amendment, or unanimous written resolution, including amendments to (i) change L&F’s name, (ii) alter or add to the articles of association, (iii) alter or add to the memorandum of association with respect to any objects, powers or other matters specified therein, and (iv) reduce L&F’s share capital or any capital redemption reserve fund. The Proposed Certificate of Incorporation will allow for amendments by the affirmative vote of holders of at least a majority of the total voting power of all the then outstanding shares of stock entitled to vote thereon, voting together as a single class; provided, that (i) holders of shares of each class of common stock will have no voting power with respect to, and will not be entitled to vote on, any amendment to the Proposed Certificate of Incorporation that relates solely to the terms of any outstanding preferred stock if the holders of such preferred stock are entitled to vote as a separate class thereon under the Proposed Certificate of Incorporation or under DGCL; and (ii) certain amendments will require the affirmative vote of the holders of two-thirds of the total voting power of the outstanding shares of capital stock entitled to vote thereon, voting together as a single class, at a meeting of the shareholders called for that purpose. As set forth by the Proposed Certificate of Incorporation, such two-thirds votes are required to amend provisions that relate to (i) the classified board structure, (ii) board composition, (iii) removal of directors, (iv) indemnification and exculpation, (v) cumulative voting rights, (vi) preferred stock, (vii) exclusive forum provisions, (viii) provisions related to shareholder action and advance notice, (ix) corporate opportunities and (x) amendments provisions of the charter.
In addition, the Proposed Bylaws will allow for amendments with the approval by the holders of a majority of the voting power of the shares present in person or by proxy at the meeting of shareholders and entitled to vote on the matter. Any amendment of certain provisions in the Proposed Bylaws will require approval by holders of at least two-thirds of the voting power of the then-outstanding voting securities of New ZeroFox entitled to vote thereon, voting together as a single class, including, among others, provisions related to (i) meetings of shareholders, (ii) the powers and composition of the board of directors, (iii) removal of directors, (iv) indemnification of directors and officers and (v) amendments to the Proposed Bylaws.
The company believes that the vote thresholds to amend the Proposed Certificate of Incorporation and Proposed Bylaws contemplated by Proposal 5(F) are more appropriate for a Delaware-incorporated public operating company with sponsor investors and are typical of governance provisions commonly included in the organizational documents of companies immediately following a transaction similar to the proposed Business Combination.

Advisory Governing Documents Proposal 5(G) — Elimination of Provisions Related to Our Status as a Blank Check Company
L&F’s Existing Governing Documents (as proposed to be amended by the Articles Amendment Proposal) contain various provisions applicable only to blank check companies. This amendment eliminates certain provisions related to L&F’s status as a blank check company, which is desirable because these provisions will serve no purpose following the Business Combination. For example, these proposed amendments remove the requirement to dissolve L&F and allows it to continue as a corporate entity with perpetual existence following consummation of the Business Combination. Perpetual existence is the usual period of existence for corporations, and we believe it is the most appropriate period for New ZeroFox following the Business Combination. In addition, certain other provisions in L&F’s Existing Governing Documents require that proceeds from the IPO be held in the Trust Account until a business combination or liquidation or merger has occurred. These provisions would cease to apply once the Business Combination is consummated.
Vote Required for Approval
Approval of each Advisory Governing Documents Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued L&F Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Shareholder Meeting and therefore will have no effect on the approval of the Advisory Governing Documents Proposals.
A vote to approve the Advisory Governing Documents Proposals is an advisory vote, and, therefore, is not binding on L&F or L&F’s Board. Accordingly, regardless of the outcome of the non-binding advisory vote, we intend that the Proposed Certificate of Incorporation and Proposed Bylaws, in the forms set forth on Annex B and Annex C, respectively, and containing the provisions noted above, will take effect at consummation of the Business Combination, assuming adoption of the Governing Documents Proposal. While the vote is non-binding, we highly value the opinions of our shareholders and the New ZeroFox Board intends to consider the outcome of this advisory vote in connection with future decisions regarding New ZeroFox’s corporate governance policies and practices.
As of the date of this proxy statement/prospectus, the L&F Initial Shareholders have agreed to vote any L&F Ordinary Shares owned by them in favor of the Advisory Governing Documents Proposals. As of the date hereof, the L&F Initial Shareholders own approximately 55.7% of the issued and outstanding L&F Ordinary Shares and have not purchased any Public Shares, but may do so at any time, subject to certain requirements discussed under “Shareholder Meeting—Potential Purchases of Public Shares and/or Warrants”. As a result, the L&F Initial Shareholders own sufficient shares to approve the Advisory Governing Documents Proposals.
Resolutions
The full text of the resolutions to be voted upon are as follows:
“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the authorized share capital of L&F is increased from (i) 500,000,000 Class A Ordinary Shares, par value $0.0001 per share, 50,000,000 Class B Ordinary Shares, par value $0.0001 per share, and 1,000,000 preference shares, par value $0.0001 per share, to (ii) 1,000,000,000 shares of ZeroFox Holdings, Inc. common stock, par value $0.0001 per share, and 100,000,000 shares of ZeroFox Holdings, Inc. preferred stock, par value $0.0001 per share.”
“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the ZeroFox Holdings, Inc. board is authorized to issue any or all shares of ZeroFox Holdings, Inc. preferred stock in one or more classes or series, with such terms and conditions as may be expressly determined by the ZeroFox Holdings, Inc. board and as may be permitted by the Delaware General Corporation Law.”
“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the Court of Chancery of the State of Delaware will be the exclusive forum for certain shareholder litigation and the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, unless ZeroFox Holdings, Inc. consents in writing to the selection of an alternative forum.”

“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that any action required or permitted to be taken by the shareholders of ZeroFox Holdings, Inc. must be effected at a duly called annual or special meeting of shareholders of ZeroFox Holdings, Inc. and may not be effected by any consent by such shareholders.”
“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that, subject to the rights of holders of preferred stock of ZeroFox Holdings, Inc., any director or the entire ZeroFox Holdings, Inc. board may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of a majority of the issued and outstanding capital stock of ZeroFox Holdings, Inc. entitled to vote in the election of directors, voting together as a single class.”
“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the proposed new certificate of incorporation may be amended by shareholders in accordance with the voting standards set forth in Article XI, Section 1 of the proposed new certificate of incorporation and the proposed new bylaws may be amended by shareholders in accordance with the voting standards set forth in Article X of the proposed new bylaws.”
“RESOLVED, as an ordinary resolution, on an advisory non-binding basis, that the removal of provisions in L&F’s existing amended and restated memorandum and articles of association related to its status as a blank check company that will no longer apply upon the consummation of the Business Combination be approved.”
Recommendation of the Board
THE BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF EACH OF THE ADVISORY GOVERNING DOCUMENTS PROPOSALS.
The existence of financial and personal interests of L&F’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of L&F and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the sections titled “Proposal No. 2 - The Business Combination Proposal — Interests of Certain Persons in the Business Combination”, “Proposal No. 2 - The Business Combination Proposal — Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Risk Factors” for a further discussion of these considerations.

PROPOSAL NO. 6 - THE LISTING PROPOSAL
Overview
As discussed in this proxy statement/prospectus, L&F is asking its shareholders to consider and vote upon a proposal to approve by ordinary resolution for the purposes of complying with the applicable provisions of NYSE American Company Guide Section 713(a)(ii), the issuance of shares of New ZeroFox Common Stock in connection with the Business Combination, the Common Equity PIPE Financing and the Convertible Notes Financing (such proposal, the “Listing Proposal”).
Reasons for the Approval of the Listing Proposal
NYSE American Company Guide Section 713(a)(ii) requires a company to obtain shareholder approval prior to the issuance in connection with a transaction involving the sale, issuance, or potential issuance by the issuer of common stock (or securities convertible into common stock) equal to 20% or more of presently outstanding stock for less than the greater of book or market value of the stock. The New ZeroFox Common Stock being issued in connection with the Business Combination are being issued at an assumed value of $10.00 per share which is below the $10.07 market value of the Public Shares as of June 13, 2022.
In the event that this proposal is not approved by L&F’s shareholders, the Business Combination cannot be consummated. In the event that this proposal is approved by L&F’s shareholders, but the Business Combination Agreement is terminated (without the Business Combination being consummated) prior to the issuance of shares of New ZeroFox Common Stock pursuant to the Business Combination Agreement, New ZeroFox will not issue such shares of New ZeroFox Common Stock.
Vote Required for Approval
The Listing Proposal is conditioned on the approval of each of the Condition Precedent Proposals at the Shareholder Meeting.
The approval of the Listing Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued L&F Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Shareholder Meeting and therefore will have no effect on the approval of the Listing Proposal.
As of the date of this proxy statement/prospectus, the L&F Initial Shareholders have agreed to vote any L&F Ordinary Shares owned by them in favor of the Listing Proposal. As of the date hereof, the L&F Initial Shareholders own approximately 55.7% of the issued and outstanding L&F Ordinary Shares and have not purchased any Public Shares, but may do so at any time, subject to certain requirements discussed under “Shareholder Meeting — Potential Purchases of Public Shares and/or Warrants.” As a result, the L&F Initial Shareholders own sufficient shares to approve the Listing Proposal.
Resolution
The full text of the resolution to be voted upon is as follows:
“RESOLVED, as an ordinary resolution, that for the purposes of complying with NYSE American Company Guide Section 713(a)(ii), the issuance of shares of ZeroFox Holdings, Inc. common stock in connection with the Business Combination, the Common Equity PIPE Financing and the Convertible Notes Financing (as such terms are defined in the proxy statement/prospectus) be approved.”
Recommendation of the Board
THE BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE LISTING PROPOSAL.
The existence of financial and personal interests of L&F’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of L&F and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the sections titled “Proposal No. 2 - The Business Combination Proposal — Interests of Certain Persons in the Business Combination”, “Proposal No. 2 - The Business Combination Proposal — Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Risk Factors” for a further discussion of these considerations.

PROPOSAL NO. 7 - THE INCENTIVE EQUITY PLAN PROPOSAL
Overview
We are asking our shareholders to approve by ordinary resolution the ZeroFox Holdings, Inc. 2022 Incentive Equity Plan (the “Incentive Equity Plan”) and the material terms thereunder. The L&F Board approved the Incentive Equity Plan, prior to the Shareholder Meeting, subject to shareholder approval at the Shareholder Meeting. The Incentive Equity Plan will become effective as of Closing, subject to approval by the L&F shareholders.
The Incentive Equity Plan is described in more detail below. A copy of the Incentive Equity Plan is attached to this proxy statement/prospectus as Annex H.
The Incentive Equity Plan
The principal purpose of the Incentive Equity Plan is to enhance New ZeroFox’s ability to attract, retain and motivate selected employees, consultants and directors through the granting of stock-based and cash-based awards. Equity awards and equity-linked compensatory opportunities are intended to motivate high levels of performance and align the interests of directors, employees and consultants with those of shareholders by giving directors, employees and consultants the perspective of an owner with an equity or equity-linked stake in New ZeroFox and providing a means of recognizing their contributions to New ZeroFox’s success. The L&F Board believes that equity awards are necessary for New ZeroFox to remain competitive in its industry and are essential to recruiting and retaining highly qualified employees.
Description of Material Features of the Incentive Equity Plan
This section summarizes certain material features of the Incentive Equity Plan. The summary is qualified in its entirety by reference to the complete text of the Incentive Equity Plan.
Eligibility and Administration
Stock-based and cash-based awards (“Awards”) under the Incentive Equity Plan may be granted to individuals who are then New ZeroFox employees, consultants or directors, or are employees or consultants of certain of its subsidiaries. Only employees of New ZeroFox or certain of its subsidiaries may be granted incentive stock options (“ISOs”). Following the consummation of the Business Combination, New ZeroFox and its subsidiaries are expected to have approximately 600 employees, 25 consultants and 6 non-employee directors who will be eligible to receive Awards under the Incentive Equity Plan.
The Incentive Equity Plan will be administered by the New ZeroFox Board, which may delegate its duties and responsibilities to one or more committees of its directors and/or executive officers (referred to collectively as the “administrator”), subject to the limitations imposed under the Incentive Equity Plan, Section 16 of the Exchange Act, stock exchange rules and other applicable laws. The administrator will have the authority to take all actions and make all determinations under the Incentive Equity Plan, to interpret the Incentive Equity Plan and award agreements and to adopt, amend and repeal rules for the administration of the Incentive Equity Plan as it deems advisable. The administrator will also have the authority to determine which eligible service providers receive Awards, grant Awards and set the terms and conditions of all Awards under the Incentive Equity Plan, subject to the conditions and limitations in the Incentive Equity Plan.
Shares Available for Awards
Under the Incentive Equity Plan, the number of shares equal to ten percent (10%) of the shares of New ZeroFox Common Stock issued and outstanding at the Effective Time will be initially reserved for issuance pursuant to a variety of stock-based compensation awards, including stock options, stock appreciation rights (“SARs”), restricted stock awards, restricted stock unit awards, dividend equivalents and other stock or cash-based awards. The number of shares of New ZeroFox Common Stock initially reserved for issuance or transfer pursuant to awards under the Incentive Equity Plan will be increased, on an annual basis on the first day of each calendar year beginning January 1, 2023 and ending on (and including) January 1, 2031, by a number of shares of New ZeroFox Common Stock equal to the lesser of (i) the number of shares equal to five percent (5%) of the shares of New ZeroFox Common Stock issued and outstanding on the last day of the immediately preceding calendar year and (ii) such smaller number of shares of New ZeroFox Common Stock as determined by the New ZeroFox Board; provided, however, that the maximum number of shares of New ZeroFox Common Stock that may be issued upon the exercise of ISOs shall not exceed ten percent (10%) of the shares of New ZeroFox Common Stock issued and outstanding at the Effective Time.
The following counting provisions will be in effect for the share reserve under the Incentive Equity Plan:
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to the extent that an Award or any of the 2013 ZeroFox, Inc. Equity Incentive Plan, the IDX 2016 Stock Option and Grant Plan, and the IDX 2017 Equity Incentive Plan, in each case, as amended (collectively, the “Prior Plans”), expires, lapses or is terminated, or is exchanged for or settled in cash without the delivery of shares, or is surrendered, repurchased or cancelled without having been fully exercised or forfeited, in any case in a manner that results in us: (i) acquiring shares covered by an Award or an award outstanding under any of the Prior Plans (each, a “Prior Plan Award”) at a price not greater than the price paid by the Participant (taking into account certain equity restructurings), or (ii) not issuing any shares covered by the Award or Prior Plan Award, then the unused shares covered by the Award or Prior Plan Award will be available for future grants under the Incentive Equity Plan;

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to the extent shares are tendered or withheld to satisfy the tax withholding obligation with respect to any Award or Prior Plan Award, such shares will be available for future grants under the Incentive Equity Plan;

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to the extent shares are tendered or withheld in payment of the exercise or purchase price of an Award or a Prior Plan Award, such shares will be available for future grants under the Incentive Equity Plan;

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to the extent shares subject to a SAR are not issued in connection with stock settlement of the SAR upon exercise of the SAR, such shares will not be available for future grants under the Incentive Equity Plan;

•	shares purchased on the open market with cash proceeds from the exercise of options shall not be available for future grants under the Incentive Equity Plan;
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the payment of dividend equivalents in cash in conjunction with any outstanding Awards or Prior Plan Awards will not be counted against the shares available for issuance under the Incentive Equity Plan;

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to the extent permitted by applicable law or any exchange rule, shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by New ZeroFox or any of its subsidiaries will not be counted against the shares available for issuance under the Incentive Equity Plan (and will not be available as recycled shares under the rules above), except that if such assumed or substituted awards are incentive stock options, such awards shall count against the incentive stock option limit under the Incentive Equity Plan; and

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other than with respect to the Prior Plans, if New ZeroFox acquires or merges with another entity that has shares available under an incentive equity plan, the shares available under such plan generally may be used for grants under the Incentive Equity Plan (within certain parameters) without reducing the shares available for grant under the Incentive Equity Plan (but will not be available as recycled shares under the rules above).

The Incentive Equity Plan also provides that the sum of any cash compensation or other compensation, and the grant date fair value of all equity or equity-based awards, that may be granted to any individual for services as a non-employee director during any fiscal year may not exceed $750,000. (However, for a non-employee director who also serves in another capacity, the $750,000 limit shall not apply to compensation earned in such other capacity.)
The closing price of the Class A Ordinary Shares on the NYSE American on June 13, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus, was $10.07 per share.

Types of Awards
The Incentive Equity Plan provides that the administrator may grant or issue stock options, restricted stock, restricted stock units, SARs, other stock- or cash-based Awards and dividend equivalents, or any combination thereof. Each Award will be set forth in a separate agreement with the person receiving the Award and will indicate the type, terms and conditions of the Award.
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Non-Qualified Stock Options (“NSOs”) provide for the right to purchase shares of New ZeroFox Common Stock at a specified price that may not be less than the fair market value of a share of New ZeroFox Common Stock on the date of grant (unless it is a substitute award and the exercise price is determined in compliance with Section 409A of the Code) and may become exercisable (at the discretion of the administrator) in one or more installments after the grant date, subject to the participant’s continued employment or service with New ZeroFox and/or subject to the satisfaction of corporate performance targets and individual performance targets established by the administrator. NSOs may be granted for any term specified by the administrator that does not exceed ten years.

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Incentive Stock Options will be designed in a manner intended to comply with the provisions of Section 422 of the Code, and will be subject to specified restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of a share of New ZeroFox Common Stock on the date of grant, may only be granted to employees, and must not be exercisable after a period of ten years measured from the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of New ZeroFox capital stock, the exercise price must be at least 110% of the fair market value of a share of New ZeroFox Common Stock on the date of grant and the ISO must not be exercisable after a period of five years measured from the date of grant.

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Restricted Stock may be granted to any eligible individual and made subject to such restrictions as may be determined by the administrator. Restricted stock, typically, may be forfeited for no consideration or repurchased by New ZeroFox at the original purchase price if the conditions or restrictions on vesting are not met. In general, restricted stock may not be sold or otherwise transferred until restrictions are removed or expire. Except as otherwise provided in an award agreement, holders of restricted stock, unlike recipients of options, will have the right to receive dividends paid to shareholders, if any, prior to the time when the restrictions lapse. However, dividends will not be released unless and until restrictions are removed or expire. If dividends are paid in stock or other property, the stock or other property shall be subject to the same vesting restrictions as the restricted stock, except as otherwise provided in an award agreement.

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Restricted Stock Units may be awarded to any eligible individual, typically without payment of consideration, but subject to vesting conditions based on continued employment or service or on performance criteria established by the administrator. Restricted stock units may not be sold, or otherwise transferred or hypothecated. Stock underlying restricted stock units will not be issued until the restricted stock units have vested, and recipients of restricted stock units generally will have no voting or dividend rights prior to the time shares are delivered in settlement of the restricted stock units. Restricted stock units may be structured to meet an exemption from Code Section 409A of the Code (with settlement during the “short-term deferral” period), or to meet the requirements of Section 409A of the Code (with settlement deferred beyond vesting).

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Stock Appreciation Rights will provide for payments to the holder based upon increases in the price of New ZeroFox Common Stock over a set exercise price. The exercise price of any SAR granted under the Incentive Equity Plan must be at least 100% of the fair market value of a share of New ZeroFox Common Stock on the date of grant (unless it is a substitute award and the exercise price is determined in compliance with Code Section 409A of the Code). SARs under the Incentive Equity Plan will be settled in cash or shares of New ZeroFox Common Stock, or in a combination of both, at the election of the administrator.

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Other Stock or Cash-Based Awards are Awards of cash, shares of New ZeroFox Common Stock and other Awards valued wholly or partially by referring to, or otherwise based on, shares of New ZeroFox Common Stock. Other stock or cash-based awards may be granted to participants and may also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive Awards. The administrator will determine the terms and conditions of other stock or cash-based awards, which may include vesting conditions based on continued service, performance and/or other conditions. Any Award may be granted as a performance award, meaning that the Award will be subject to vesting and/or payment based on the attainment of specified performance goals.
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Dividend Equivalents represent the right to receive the equivalent value of dividends paid on shares of New ZeroFox Common Stock and may be granted in tandem with Awards other than stock options or SARs. Dividend equivalents are converted into cash or shares by such formula and at such time as determined by the administrator, and if permitted by the administrator, may be paid on a deferred basis in a manner compliant with Code Section 409A. In addition, dividend equivalents with respect to an Award subject to vesting will be accumulated and subject to vesting to the same extent as the related Award, and only paid if and to the extent the vesting conditions are satisfied.

Certain Transactions
As determined by the administrator, in the event of any non-reciprocal transaction between New ZeroFox and its shareholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend or other large non-recurring cash dividend, that affects its share price and/or outstanding shares, the administrator will equitably adjust each outstanding Award to reflect the action taken.
As determined by the administrator, in the event of any dividend or other distribution (regardless of form), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of New ZeroFox’s assets, or sale or exchange of New ZeroFox Common Stock or other securities, change in control, issuance of warrants or other rights to purchase New ZeroFox Common Stock or other securities, or other similar corporate transaction or event, or unusual or nonrecurring transaction or event affecting New ZeroFox or its financial statements, or changes in laws or accounting principles, the administrator may take various actions to prevent dilution or enlargement of benefits under the Award, facilitate the transaction or event, or give effect to change in the law or accounting principles as follows: (i) cancel the Award in exchange for the amount that would have been due upon exercise or settlement of the Award; (ii) provide for vesting and exercisability of the Award; (iii) provide for assumption or substitution of the Award by a successor entity; (iv) make adjustments in the number and type of shares or other property subject to the Award or other terms and conditions of the Award; (v) replace the Award with other rights or property; or (vi) provide that the Award will terminate and cannot vest, be exercised or become payable after the event.
In the event of a change in control (as defined in the Incentive Equity Plan), to the extent that New ZeroFox or a successor entity does not assume an Award or substitute another substantially similar award for an outstanding Award, then all such Awards held by grantees who remain in New ZeroFox’s service will become fully vested, and exercisable and/or payable (as applicable) in connection with the transaction, and all forfeiture, repurchase and other restrictions on the Awards shall lapse, in which case the Awards shall be cancelled upon consummation of the change in control in exchange for the right to receive change in control consideration (if any amount is due) determined by the number of shares subject to each such Award and net of any exercise price, subject to the requirements of Section 409A of the Code.
Repricing
The administrator may not reduce the exercise price per share of outstanding options or SARs, or cancel outstanding options or SARs in exchange for cash, other Awards, or options or SARs with an exercise price lower than the original exercise price, without shareholder approval.
Plan Amendment and Termination; Duration of Awards under Plan
The administrator may amend, suspend or terminate the Incentive Equity Plan at any time. However, New ZeroFox must obtain shareholder approval for such action to the extent required by applicable law, rule or regulation (including any applicable stock exchange rule). No amendments to the Incentive Equity Plan that materially and adversely affect a participant’s rights under an outstanding Award may be made without participant consent (other than an increase in shares authorized under the Incentive Equity Plan), except as described above in the section above entitled “Certain Transactions”. No ISOs may be granted pursuant to the Incentive Equity Plan after the tenth anniversary of the date the L&F Board approved the Incentive Equity Plan.

Other types of Awards may not be granted after the tenth anniversary of the effective date of the Incentive Equity Plan. Any Award that is outstanding on the termination date of the Incentive Equity Plan will remain in force according to the terms of the Incentive Equity Plan and the applicable award agreement.
Foreign Participants, Claw-back Provisions, Transferability and Participant Payments
The administrator may modify Awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures to address differences in laws, rules, regulations or customs of such foreign jurisdictions. All Awards (including any proceeds, gains or other economic benefit received in connection with any Awards) will be subject to any company claw-back policy as set forth in such claw-back policy or the applicable award agreement. Except as the administrator may determine or provide in an award agreement, Awards under the Incentive Equity Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding obligations arising in connection with Awards under the Incentive Equity Plan, and exercise price obligations arising in connection with the exercise of stock options under the Incentive Equity Plan, the administrator may, in its discretion, accept cash, wire transfer or check, shares of common stock that meet specified conditions, a promissory note, a broker assisted cashless exercise, a net exercise, or any combination of the foregoing.
Material U.S. Federal Income Tax Consequences
The following is a general summary under current law of the principal United States federal income tax consequences related to Awards under the Incentive Equity Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.
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Non-Qualified Stock Options. If an optionee is granted an NSO under the Incentive Equity Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in the shares for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of the shares on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. New ZeroFox or its subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.

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Incentive Stock Options. A participant will generally not recognize taxable income upon grant or exercise of an ISO. However, the excess of the fair market value of the shares of our common stock received upon exercise over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and New ZeroFox will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as a stock option that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the fair market value of the shares at the time of exercise over the exercise price (or if less, the amount realized in the disposition over the exercise price), with any remaining gain or loss being treated as capital gain or capital loss. New ZeroFox or its or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

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Other Awards. The current federal income tax consequences of other Awards authorized under the Incentive Equity Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate income recognition as of the date of grant through an election under Section 83(b) of the Code, in which case ordinary income is recognized on the date of grant in an amount equal to the excess of the fair market value of the shares on the date of grant over the price paid, if any); restricted stock units, dividend equivalents and other stock- or cash-based awards are generally subject to tax at the time of payment. New ZeroFox or its subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes ordinary income.
Limitation on the Employer’s Compensation Deduction
Section 162(m) of the Code limits the deduction New ZeroFox may take for otherwise deductible compensation payable to certain of our executive officers to the extent the compensation paid to such an officer for the year exceeds $1,000,000.
Section 409A of the Code
Certain types of Awards under the Incentive Equity Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such Awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the Incentive Equity Plan and Awards granted under the Incentive Equity Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance that may be issued under Section 409A of the Code.
Plan Benefits
The benefits or amounts that may be received by or allocated to participants under the Incentive Equity Plan will be determined at the discretion of the administrator and are not currently determinable. The value of future Awards granted under the Incentive Equity Plan will depend on a number of factors, including the fair market value of New ZeroFox Common Stock on future dates, the exercise decisions made by the participants and the extent to which any applicable service requirements or performance goals necessary for vesting or payment are achieved.
Vote Required for Approval
The Incentive Equity Plan Proposal is conditioned on the approval of each of the Condition Precedent Proposals at the Shareholder Meeting.
The approval of the Incentive Equity Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued L&F Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Shareholder Meeting and therefore will have no effect on the approval of the Incentive Equity Plan Proposal.
As of the date of this proxy statement/prospectus, the L&F Initial Shareholders have agreed to vote any L&F Ordinary Shares owned by them in favor of the Incentive Equity Plan Proposal. As of the date hereof, the L&F Initial Shareholders own approximately 55.7% of the issued and outstanding L&F Ordinary Shares and have not purchased any Public Shares, but may do so at any time, subject to certain requirements discussed under “Shareholder Meeting—Potential Purchases of Public Shares and/or Warrants.” As a result, the L&F Initial Shareholders own sufficient shares to approve the Incentive Equity Plan Proposal.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that L&F’s adoption of the ZeroFox Holdings, Inc. 2022 Incentive Equity Plan be approved, ratified and confirmed in all respects.”

Recommendation of the L&F Board
THE L&F BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE INCENTIVE EQUITY PLAN PROPOSAL.
The existence of financial and personal interests of L&F’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of L&F and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the sections titled “Proposal No. 2 - The Business Combination Proposal — Interests of Certain Persons in the Business Combination”, “Proposal No. 2 - The Business Combination Proposal — Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Risk Factors” for a further discussion of these considerations.

PROPOSAL NO. 8 - THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL
Overview
We are asking our shareholders to approve by ordinary resolution and adopt the ZeroFox Holdings, Inc. 2022 Employee Stock Purchase Plan (the “ESPP”) and the material terms thereunder. The L&F Board approved the ESPP, prior to the Shareholder Meeting, subject to shareholder approval at the Shareholder Meeting. The ESPP will become effective as of Closing, subject to approval by the L&F shareholders.
The ESPP is described in more detail below. A copy of the ESPP is attached to this proxy statement/prospectus as Annex I.
The ESPP
The ESPP is designed to allow eligible employees of New ZeroFox and its subsidiaries to purchase shares of New ZeroFox Common Stock with their accumulated payroll deductions. The ESPP is intended to qualify under Section 423 of the Code. The material terms of the ESPP are summarized below. The purpose of the ESPP is to assist such employees in acquiring a stock ownership interest in New ZeroFox, to help such employees provide for their future security and to encourage such employees to remain in the employment of New ZeroFox. The L&F Board believes that the ESPP is necessary for New ZeroFox to remain competitive in its industry and is essential to recruiting and retaining the highly qualified employees who New ZeroFox needs to meet its goals.
Description of the Material Features of the ESPP
This section summarizes certain material features of the ESPP. The summary is qualified in its entirety by reference to the complete text of the ESPP.
Administration
Unless otherwise determined by the New ZeroFox Board, the compensation committee of the New ZeroFox Board, or another committee or subcommittee of the New ZeroFox Board to which the New ZeroFox Board delegates administrative authority, will administer and will have authority to interpret the terms of the ESPP and determine eligibility of participants. The administrator may designate certain New ZeroFox subsidiaries as participating subsidiaries in the ESPP and may change these designations from time to time.
Shares Available for Awards
Under the ESPP, the number of shares equal to two percent (2%) of the shares of New ZeroFox Common Stock issued and outstanding at the Effective Time will be initially reserved for issuance under the ESPP. The number of shares of New ZeroFox Common Stock initially reserved for issuance under the ESPP will be increased annually on the first day of each calendar year beginning January 1, 2023 and ending (and including) January 1, 2031, in an amount equal to the lesser of (i) one percent (1%) of the shares of New ZeroFox Common Stock issued and outstanding on the last day of the immediately preceding calendar year, and (ii) such number of shares of New ZeroFox Common Stock as determined by the New ZeroFox Board; provided, however, no more than 25,000,000 shares of New ZeroFox Common Stock may be issued under the ESPP. If any right granted under the ESPP terminates for any reason without being exercised, the shares not purchased under such right shall again become available for issuance under the Plan.
The closing price of the Class A Ordinary Shares on the NYSE American on June 13, 2022, the most recent practicable date prior to the date of this proxy statement/prospectus, was $10.07 per share.
Eligibility
Employees eligible to participate in the ESPP for a given offering period generally include employees who are employed by New ZeroFox or one of its designated subsidiaries on the first day of the offering period, or the enrollment date. To the extent provided in an offering document, New ZeroFox employees (and, if applicable, any employees of its designated subsidiaries) who are highly compensated employees, who have not satisfied a minimum service requirement (not in excess of two years) imposed by the administrator, who customarily work less than five months in a calendar year, who are customarily scheduled to work less than 20 hours per week or who are citizens or residents of foreign countries where the grant of a right to purchase shares under the ESPP would be prohibited or the grant would cause the ESPP to violate the requirements of Section 423 of the Code, in each case, will not be eligible to participate in the ESPP. Finally, an employee who owns (or is deemed to own through attribution) 5% or more of the combined voting power or value of all classes of stock of ZeroFox or of one of its subsidiaries will not be allowed to participate in the ESPP. Following the consummation of the Business Combination, New ZeroFox is expected to have approximately 600 employees who will be eligible to receive awards under the ESPP. Consultants and non-employee directors are not eligible to participate in the ESPP.
Participation
Employees will enroll under the ESPP by completing a payroll deduction form permitting the deduction from their compensation of at least 1% of their compensation but not more than 15% of their compensation (unless otherwise determined by the administrator). Such payroll deductions shall be expressed as a whole number percentage, and the accumulated deductions will be applied to the purchase of shares on each purchase date.
Offering
Under the ESPP, participants are offered the option to purchase shares at a discount during a series of successive offering periods, the duration and timing of which will be determined by the ESPP administrator. However, in no event may an offering period be longer than 27 months in length.
The option purchase price will be designated by the administrator in the offering document, and it shall not be less than the lower of 85% of the closing trading price per share of ZeroFox Common Stock on the first trading date of an offering period in which a participant is enrolled or 85% of the closing trading price per share on the purchase date.
Unless a participant has previously canceled his or her participation in the ESPP before the purchase date, the participant will be deemed to have exercised his or her option in full as of each purchase date. Upon exercise, the participant will purchase the number of whole shares that his or her accumulated payroll deductions will buy at the option purchase price, subject to ESPP terms and the Code purchase limit of $25,000 per calendar year.
A participant may cancel his or her payroll deduction authorization at any time prior to the end of the offering period and withdraw from the ESPP for the offering period, subject to any advance notice requirements established by the administrator. Upon cancellation, the participant will receive a refund of the participant’s account balance in cash without interest. A participant may also decrease (but not increase) his or her payroll deduction authorization during any offering period. If a participant wants to increase or decrease the rate of payroll withholding for the next offering period, he or she may do so by making a new election before the offering period for which such change is to be effective.
A participant may not assign, transfer, pledge or otherwise dispose of (other than by will or the laws of descent and distribution) payroll deductions credited to a participant’s account or any rights to exercise an option or to receive shares under the ESPP, and during a participant’s lifetime, options in the ESPP generally shall be exercisable only by such participant. Any such attempt at assignment, transfer, pledge or other disposition will not be given effect.
Certain Transactions
In the event of certain transactions or events affecting New ZeroFox Common Stock, such as any stock dividend or other distribution, change in control, reorganization, merger, consolidation or other corporate transaction, the ESPP administrator may make equitable adjustments to the ESPP and outstanding rights to prevent dilution or enlargement of benefits. In addition, in the event of the foregoing transactions or events or certain significant transactions, including a change in control or changes in laws or accounting principles, the plan administrator may provide for (i) either the replacement of outstanding rights with other rights or property or termination of outstanding rights in exchange for cash, (ii) the assumption or substitution of outstanding rights by the successor or survivor corporation or parent or subsidiary thereof, (iii) the adjustment in the number and type of shares of stock or other property subject to outstanding rights or in the terms and conditions of outstanding or future rights, (iv) the use of participants’ accumulated payroll deductions to purchase stock on a new purchase date prior to the next scheduled purchase date and termination of any rights under ongoing offering periods, or (v) the termination of all outstanding rights without exercise thereof.

Amendment and Termination
The administrator may amend, suspend or terminate the ESPP at any time. However, the New ZeroFox Board may not amend the ESPP without obtaining shareholder approval if the amendment would (i) increase the number or change the type of shares issuable under the ESPP, (ii) change the ESPP in a manner considered to result in adoption of a new plan under Section 423 of the Code, or (iii) cause the ESPP to lose its qualified status under Section 423 of the Code.
Foreign Participants, Claw-Back Provisions, Transferability
The administrator may provide special terms, establish supplements to, or amendments, restatements or alternative versions of, the ESPP, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. Such special terms may not be more favorable than the terms of rights granted under the ESPP to employees who are residents of the United States.
The ESPP does not provide for clawback of shares obtained under the ESPP.
A participant may not transfer rights granted under the ESPP other than by will or the laws of descent and distribution, and rights granted under the ESPP are, during the lifetime of the participant, generally exercisable only by the participant.
Material U.S. Federal Income Tax Consequences
The following is a general summary under current law of the principal United States federal income tax consequences related to the purchase of shares under the ESPP. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.
The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Code. Under the applicable Code provisions, no income will be recognized by a participant until the sale or other disposition of the shares purchased under the ESPP. This means that an eligible employee will not recognize taxable income on the date the employee is granted an option under the ESPP. In addition, the employee will not recognize taxable income upon the purchase of shares. Upon such sale or disposition, the participant generally will be subject to tax in an amount that depends upon the length of time such shares are held by the participant prior to disposing of them. If the shares are sold or disposed of more than two years from the date of grant and more than one year from the date of purchase, or if the participant dies while holding the shares, the participant (or his or her estate) will recognize ordinary income measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition (or death) over the purchase price or (ii) an amount equal to the applicable discount from the fair market value of the shares as of the date of grant. Any additional gain will be treated as long-term capital gain. If the shares are held for the holding periods described above but are sold for a price that is less than the purchase price, there is no ordinary income and the participating employee has a long-term capital loss for the difference between the sale price and the purchase price.
If the shares are sold or otherwise disposed of before the expiration of the holding periods described above, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price and New ZeroFox will be entitled to a tax deduction for compensation expense in the amount of ordinary income recognized by the employee. Any additional gain or loss on such sale or disposition will be long-term or short-term capital gain or loss, depending on how long the shares were held following the date they were purchased by the participant prior to disposing of them. If the shares are sold or otherwise disposed of before the expiration of the holding periods described above but are sold for a price that is less than the purchase price, the participant will recognize ordinary income equal to the excess of the fair market value of the shares on the date of purchase over the purchase price (and New ZeroFox will be entitled to a corresponding deduction), but the participant generally will be able to report a capital loss equal to the difference between the sales price of the shares and the fair market value of the shares on the date of purchase.

Section 409A of the Code
Section 409A of the Code does not apply to the ESPP, to the extent it meets the requirements of Section 423 of the Code as intended.
New Plan Benefits
Because participation in the ESPP is voluntary and benefits under the ESPP depend on the employees’ enrollment and contribution elections and the fair market value of the shares of New ZeroFox Common Stock on various future dates, the benefits or amounts that will be received by or allocated to any individual or group of individuals under the ESPP in the future are not determinable.
Vote Required for Approval
The Employee Stock Purchase Plan Proposal is conditioned on the approval of each of the Condition Precedent Proposals at the Shareholder Meeting.
The approval of the Employee Stock Purchase Plan Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued L&F Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Shareholder Meeting and therefore will have no effect on the approval of the Employee Stock Purchase Plan Proposal.
As of the date of this proxy statement/prospectus, the L&F Initial Shareholders have agreed to vote any L&F Ordinary Shares owned by them in favor of the Employee Stock Purchase Plan Proposal. As of the date hereof, the L&F Initial Shareholders own approximately 55.7% of the issued and outstanding L&F Ordinary Shares and have not purchased any Public Shares, but may do so at any time , subject to certain requirements discussed under “Shareholder Meeting—Potential Purchases of Public Shares and/or Warrants.” As a result, the L&F Initial Shareholders own sufficient shares to approve the Employee Stock Purchase Plan Proposal.
Resolution
The full text of the resolution to be passed is as follows:
“RESOLVED, as an ordinary resolution, that L&F’s adoption of the ZeroFox Holdings, Inc. 2022 Employee Stock Purchase Plan be approved, ratified and confirmed in all respects.”
Recommendation of the L&F Board
THE L&F BOARD RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN PROPOSAL.
The existence of financial and personal interests of L&F’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of L&F and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the sections titled “Proposal No. 2 - The Business Combination Proposal — Interests of Certain Persons in the Business Combination”, “Proposal No. 2 - The Business Combination Proposal — Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Risk Factors” for a further discussion of these considerations.

PROPOSAL NO. 9 - THE DIRECTOR ELECTION PROPOSAL
Overview
L&F is asking holders of its Class B Ordinary Shares to consider and vote upon a proposal, assuming the Business Combination Proposal, the Domestication Proposal and the Governing Documents Proposals are approved, to elect eight directors, effective upon the Closing, to serve staggered three-year terms on the New ZeroFox Board as set forth in the Proposed Certificate of Incorporation, and until their successors have been duly elected and qualified, or until their earlier death, resignation, retirement or removal (“Director Election Proposal”).
Director Nominees
As contemplated by the Business Combination Agreement, the New ZeroFox Board following consummation of the transaction will consist of eight directors:
(i)	James C. Foster from ZeroFox as Chairman;
(ii)	four directors that are existing board members of ZeroFox designated by ZeroFox;
(iii)	Thomas F. Kelly from IDX;
(iv)	one director that is an existing board member of IDX designated by IDX; and
(v)	one independent director nominee designated by the Sponsor.
Accordingly, the L&F Board has nominated each of James C. Foster (ZeroFox), Peter Barris (ZeroFox), Corey Mulloy (ZeroFox), Samskriti King (ZeroFox), Todd Headley (ZeroFox), Thomas F. Kelly (IDX), Sean Cunningham (IDX), and Adam Gerchen (Sponsor) to serve as our directors upon the consummation of the Business Combination, with James C. Foster to serve as the Chairman of the New ZeroFox Board, in each case, in accordance with the terms and subject to the conditions of the Proposed Certificate of Incorporation and Proposed Bylaws. For more information on the experience of each of these director nominees, please see the section titled “Management of the Company Following the Business Combination” of this proxy statement/prospectus.
Under the Proposed Certificate of Incorporation and Proposed Bylaws, we will have a classified board of directors following the Business Combination, with three directors in Class I (with Peter Barris, Corey Mulloy and Sean Cunningham, each to initially serve for a term expiring at the first annual meeting of shareholders following the Closing), two directors in Class II (with Samskriti King and Thomas F. Kelly, each to initially serve for a term expiring at the second annual meeting of shareholders following the Closing) and three directors in Class III (with James C. Foster, Todd Headley, and Adam Gerchen, each to initially serve for a term expiring at the third annual meeting of shareholders following the Closing). At each such annual meeting and each succeeding annual meeting, directors shall be elected for a term of three years.
Vote Required for Approval
The Director Election Proposal is conditioned on the approval of each of the Condition Precedent Proposals at the Shareholder Meeting.
The approval of the Director Election Proposal requires an ordinary resolution under the Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued L&F Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. Under the terms of the Existing Governing Documents, only the holders of Class B Ordinary Shares are entitled to vote on the election of directors to the L&F Board. Therefore, only holders of Class B Ordinary Shares will vote on the election of directors at the Shareholder Meeting. Pursuant to the Sponsor Support Letter Agreement, the L&F Initial Shareholders have agreed to vote their Class B Ordinary Shares in favor of the Director Election Proposal.

Resolution
The full text of the resolution to be voted upon is as follows:
“RESOLVED, as an ordinary resolution, that the persons named below be elected to serve on the ZeroFox Holdings, Inc. board of directors upon the consummation of the Business Combination to serve initial terms as provided in the proposed new certificate of incorporation.”
Name of Director	Class of Directorship
Peter Barris	I
Corey M. Mulloy	I
Sean Cunningham	I
Samskriti King	II
Thomas F. Kelly	II
James C. Foster	III
Todd Headley	III
Adam Gerchen	III
Recommendation of the Board
THE BOARD UNANIMOUSLY RECOMMENDS THAT OUR SHAREHOLDERS VOTE “FOR” EACH OF THE DIRECTOR NOMINEES.
The existence of financial and personal interests of L&F’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what he or they may believe is in the best interests of L&F and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the sections titled “Proposal No. 2 - The Business Combination Proposal — Interests of Certain Persons in the Business Combination”, “Proposal No. 2 - The Business Combination Proposal — Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Risk Factors” for a further discussion of these considerations.

PROPOSAL NO. 10 - THE ADJOURNMENT PROPOSAL
The Adjournment Proposal asks shareholders to approve the adjournment of the Shareholder Meeting to a later date or dates if necessary to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Shareholder Meeting, there are insufficient L&F Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Shareholder Meeting or to approve any of the Proposals presented to shareholders.
Consequences if the Adjournment Proposal is Not Approved
If the Adjournment Proposal is presented to the Shareholder Meeting and is not approved by the shareholders, the Board may not be able to adjourn the Shareholder Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Articles Amendment Proposal or any of the Condition Precedent Proposals. In such events, the Business Combination would not be completed.
Vote Required for Approval
The Adjournment Proposal is not conditioned on any other proposal.
The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of at least a majority of the votes cast by the holders of the issued L&F Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at the Shareholder Meeting. Abstentions will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute votes cast at the Shareholder Meeting and therefore will have no effect on the approval of the Adjournment Proposal.
As of the date of this proxy statement/prospectus, the L&F Initial Shareholders have agreed to vote any L&F Ordinary Shares owned by them in favor of the Adjournment Proposal. As of the date hereof, the L&F Initial Shareholders own approximately 55.7% of the issued and outstanding L&F Ordinary Shares and have not purchased any Public Shares, but may do so at any time, subject to certain requirements discussed under “Shareholder Meeting — Potential Purchases of Public Shares and/or Warrants.” As a result, the L&F Initial Shareholders own sufficient shares to approve the Adjournment Proposal.
Resolution
The full text of the resolution to be voted upon is as follows:
“RESOLVED, as an ordinary resolution, that the adjournment of the Shareholder Meeting to a later date or dates if necessary, to permit further solicitation and votes of proxies if, based upon the tabulated votes at the time of the Shareholder Meeting, there are insufficient L&F ordinary shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Shareholder Meeting or to approve the Articles Amendment Proposal, the Business Combination Proposal, the Domestication Proposal, the Governing Documents Proposal, the Advisory Governing Documents Proposals, the Listing Proposal, the Incentive Equity Plan Proposal, the Employee Stock Purchase Plan Proposal or the Director Election Proposal be approved, ratified and confirmed in all respects.”
Recommendation of the Board
THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.
The existence of financial and personal interests of L&F’s directors and officers may result in a conflict of interest on the part of one or more of the directors between what, he or they may believe is in the best interests of L&F and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. See the sections titled “Proposal No. 2 - The Business Combination Proposal — Interests of Certain Persons in the Business Combination”, “Proposal No. 2 - The Business Combination Proposal — Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Risk Factors” for a further discussion of these considerations.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following is a discussion of certain material U.S. federal income tax considerations generally applicable to holders of our Public Shares or public warrants (“our securities”) (other than our Sponsor or any of its affiliates) of the (i) exercise of redemption rights, (ii) Domestication and (iii) ownership and disposition of shares of New ZeroFox Common Stock and New ZeroFox Public Warrants (together, the “New ZeroFox securities”) after the Business Combination. This section applies only to investors that hold our securities, and that will hold their New ZeroFox securities, as capital assets for U.S. federal income tax purposes (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their particular circumstances or status including:
•	financial institutions or financial services entities;
•	broker-dealers;
•	S corporations;
•	taxpayers that are subject to the mark-to-market accounting rules;
•	tax-exempt entities;
•	governments or agencies or instrumentalities thereof;
•	tax-qualified retirement plans;
•	insurance companies;
•	regulated investment companies or real estate investment trusts;
•	expatriates or former long-term residents or citizens of the United States;
•
persons that directly or constructively own five percent or more of our voting shares or five percent or more of the total value of all classes of our shares or that will, following the Business Combination, directly or constructively own five percent or more of all New ZeroFox voting shares or five percent or more of the total value of all classes of New ZeroFox shares (except as specifically addressed below);

•	persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;
•	persons that hold our securities or who will hold New ZeroFox securities as part of a straddle, constructive sale, hedging, conversion, synthetic security or other integrated or similar transaction;
•	persons subject to the alternative minimum tax;
•	persons whose functional currency is not the U.S. dollar;
•	controlled foreign corporations;
•	corporations that accumulate earnings to avoid U.S. federal income tax;
•	“qualified foreign pension funds” (within the meaning of Section 897(l)(2) of the Code) and entities whose interests are held by qualified foreign pension funds;
•	persons that purchase shares of New ZeroFox Common Stock as part of the PIPE Financing;
•	accrual method taxpayers that file applicable financial statements as described in Section 451(b) of the Code;
•	foreign corporations with respect to which there are one or more United States shareholders within the meaning of Treasury Regulation Section 1.367(b)-3(b)(1)(ii); or
•	passive foreign investment companies or their shareholders.
This discussion is based on current U.S. federal income tax laws as in effect on the date hereof, which is subject to change, possibly on a retroactive basis, which may affect the U.S. federal income tax consequences described herein. Furthermore, this discussion does not address any aspect of U.S. federal non-income tax laws, such as gift, estate or Medicare net investment income tax laws, or state, local or non-U.S. laws. In addition, this discussion does not address any tax consequences to investors that directly or indirectly hold equity interests in

ZeroFox or IDX prior to the Business Combination, including holders of our securities that also hold, directly or indirectly, equity interests in ZeroFox or IDX. With respect to the consequences of holding New ZeroFox securities, this discussion is limited to our holders that acquire New ZeroFox securities in connection with the Business Combination or that acquire shares of New ZeroFox Common Stock as a result of the exercise of New ZeroFox Public Warrants received in connection with the Business Combination. L&F has not sought, and neither L&F nor New ZeroFox intends to seek, a ruling from the U.S. Internal Revenue Service (“IRS”) as to any U.S. federal income tax considerations described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.
This discussion does not consider the U.S. federal income tax treatment of entities or arrangements treated as partnerships or other pass-through entities (including branches) for U.S. federal income tax purposes (any such entity or arrangement, a “Flow-Through Entity”) or investors that hold our securities or New ZeroFox securities through Flow-Through Entities. If a Flow-Through Entity is the beneficial owner of our securities, or will be the beneficial owner of New ZeroFox securities, the U.S. federal income tax treatment of an investor holding our securities or New ZeroFox securities through a Flow-Through Entity generally will depend on the status of such investor and the activities of such investor and such Flow-Through Entity.
If you hold our securities, or will hold New ZeroFox securities, through a Flow-Through Entity, we urge you to consult your tax advisor.
THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH HOLDER OF THE DOMESTICATION, AN EXERCISE OF REDEMPTION RIGHTS, AND THE OWNERSHIP AND DISPOSITION OF NEW ZEROFOX SECURITIES, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. TAX LAWS.
For purposes of this discussion, because any unit consisting of one Class A Ordinary Share and one half of one warrant (with a whole warrant representing the right to acquire one Class A Ordinary Share) is separable at the option of the holder, L&F is treating any Class A Ordinary Share and one half of one warrant to acquire one Class A Ordinary Share held by a holder in the form of a single unit as separate instruments and is assuming that the unit itself will not be treated as an integrated instrument. Accordingly, the cancellation or separation of the units in connection with the consummation of the Domestication or in connection with the exercise of redemption rights generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position.
U.S. Holders
As used herein, a “U.S. Holder” is a beneficial owner of our securities or New ZeroFox securities, as applicable, and is, for U.S. federal income tax purposes:
•	an individual citizen or resident of the United States;
•
a corporation (or other entity that is treated as a corporation for U.S. federal income tax purposes) that is created or organized (or treated as created or organized) in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax regardless of its source; or
•
a trust if (i) a U.S. court can exercise primary supervision over the administration of such trust and one or more United States persons (within the meaning of the Code) have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a United States person.

Effects to U.S. Holders of Exercising Redemption Rights
Subject to the PFIC rules under “— PFIC Considerations” below, the U.S. federal income tax consequences to a U.S. Holder of Public Shares that exercises its Redemption rights to receive cash from the trust account in exchange for all or a portion of its Public Shares will depend on whether the Redemption qualifies as a sale of the Public Shares redeemed under Section 302 of the Code or is treated as a distribution under Section 301 of the Code. If the Redemption qualifies as a sale of such U.S. Holder’s Public Shares, such U.S. Holder will generally be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the Public Shares redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the Redemption. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for such Public Shares exceeds one year at the time of the Redemption. A U.S. Holder’s tax basis in such U.S. Holder’s Public Shares generally will equal the cost of such shares.
The Redemption generally will qualify as a sale of such Public Shares if the Redemption either (i) is “substantially disproportionate” with respect to the redeeming U.S. Holder, (ii) results in a “complete redemption” of such U.S. Holder’s interest in L&F or (iii) is “not essentially equivalent to a dividend” with respect to such U.S. Holder. These tests are explained more fully below.
For purposes of such tests, a U.S. Holder takes into account not only Public Shares directly owned by such U.S. Holder, but also Public Shares that are constructively owned by such U.S. Holder. A redeeming U.S. Holder may constructively own, in addition to Public Shares owned directly, Public Shares owned by certain related individuals and entities in which such U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any Public Shares such U.S. Holder has a right to acquire by exercise of an option, which would generally include Public Shares which could be acquired pursuant to the exercise of the public warrants.
The Redemption generally will be “substantially disproportionate” with respect to a redeeming U.S. Holder if the percentage of L&F’s outstanding voting shares that such U.S. Holder directly or constructively owns immediately after the Redemption is less than 80 percent of the percentage of L&F’s outstanding voting shares that such U.S. Holder directly or constructively owned immediately before the Redemption, and such U.S. Holder immediately after the Redemption actually and constructively owns less than 50 percent of the total combined voting power of L&F. There will be a complete redemption of such U.S. Holder’s interest if either (i) all of the Public Shares directly or constructively owned by such U.S. Holder are redeemed or (ii) all of the Public Shares directly owned by such U.S. Holder are redeemed and such U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of the Public Shares owned by certain family members and such U.S. Holder does not constructively own any other Public Shares. The Redemption will not be essentially equivalent to a dividend if it results in a “meaningful reduction” of such U.S. Holder’s proportionate interest in L&F. Whether the Redemption will result in a “meaningful reduction” in such U.S. Holder’s proportionate interest will depend on the particular facts and circumstances applicable to it. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation that exercises no control over corporate affairs may constitute such a “meaningful reduction.”
If none of the above tests is satisfied, the Redemption will be treated as a distribution with respect to the Public Shares under Section 302 of the Code, in which case the U.S. Holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Such dividends will be taxable to a corporate U.S. Holder at regular rates and will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Assuming L&F is a PFIC (as discussed below under “— PFIC Considerations,” such dividends will be taxable to an individual U.S. Holder at regular rates and will not be eligible for the reduced rates of taxation on certain dividends received from a “qualified foreign corporation.” Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such U.S. Holder’s Public Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of such U.S. Holder’s Public Shares. After the application of those rules, any remaining tax basis of the U.S. Holder in the redeemed Public Shares will be added to the U.S. Holder’s adjusted tax basis in its remaining Public Shares, or, if it has none, to the U.S. Holder’s adjusted tax basis in its public warrants or possibly in other shares constructively owned by it.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE TAX CONSEQUENCES TO THEM OF A REDEMPTION OF ALL OR A PORTION OF THEIR PUBLIC SHARES PURSUANT TO AN EXERCISE OF REDEMPTION RIGHTS.

Effects of the Domestication on U.S. Holders
The discussion under this heading “Effects of the Domestication on U.S. Holders” constitutes the opinion of Kirkland & Ellis LLP, United States tax counsel to L&F, insofar as it discusses the material U.S. federal income tax considerations applicable to U.S. Holders of L&F Public Shares as a result of the Domestication, based on, and subject to, customary assumptions, qualifications and limitations, and the assumptions, qualifications and limitations herein and in the opinion included as Exhibit 8.1 hereto, as well as representations of L&F.
The U.S. federal income tax consequences of the Domestication will depend primarily upon whether the Domestication qualifies as a “reorganization” within the meaning of Section 368 of the Code.
Under Section 368(a)(1)(F) of the Code, a reorganization is a “mere change in identity, form, or place of organization of one corporation, however effected” (an “F Reorganization”). Pursuant to the Domestication, we will change our jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and continuing and domesticating as a corporation incorporated under the laws of the State of Delaware.
The Domestication generally should constitute an F Reorganization. However, L&F has not requested, and does not intend to request, a ruling from the IRS as to the U.S. federal income tax consequences of the Domestication. Consequently, no assurance can be given that the IRS will not assert, or that a court would not sustain, a contrary position. Accordingly, each U.S. Holder of our securities is urged to consult its tax advisor with respect to the particular tax consequence of the Domestication to such U.S. Holder.
Assuming the Domestication qualifies as an F Reorganization, U.S. Holders of our securities should not recognize gain or loss for U.S. federal income tax purposes on the Domestication, except as provided under “— Effects of Section 367(b) to U.S. Holders” below and “— PFIC Considerations” below, and the Domestication should be treated for U.S. federal income tax purposes as if L&F (i) transferred all of its assets and liabilities to a Delaware corporation (“L&F Delaware”) in exchange for all L&F Delaware public shares and public warrants and then (ii) distributed such L&F Delaware public shares and public warrants to the shareholders and warrant holders, respectively, of L&F in liquidation of L&F. The taxable year of L&F should be deemed to end on the date of the Domestication.
If the Domestication qualifies as an F Reorganization, subject to the PFIC rules under “— PFIC Considerations” below, (i) a U.S. Holder’s tax basis in each L&F Delaware public share and each L&F Delaware public warrant received in the Domestication should be the same as its tax basis in the L&F public share or L&F public warrant, as applicable, surrendered in exchange therefor, increased by any amount included in the income of such U.S. Holder under Section 367(b) of the Code (as discussed below) and (ii) the holding period for each L&F Delaware public share and each L&F Delaware public warrant should include such U.S. Holder’s holding period for the L&F public share or L&F public warrant, as applicable, surrendered in exchange therefor.
If the Domestication fails to qualify as an F Reorganization, subject to the PFIC rules under “— PFIC Considerations” below, a U.S. Holder may recognize gain or loss with respect to its L&F public share or L&F public warrant in an amount equal to the difference, if any, between (a) the fair market value of the corresponding L&F Delaware public share or L&F Delaware public warrant, as applicable, received in the Domestication and (b) the U.S. Holder’s adjusted tax basis in its L&F public share or L&F public warrant, as applicable, surrendered in exchange therefor. In such event, the U.S. Holder’s basis in its L&F Delaware public share or L&F Delaware public warrant would be equal to the fair market value of such L&F Delaware public share or such L&F Delaware public warrant on the date of the Domestication, and the U.S. Holder’s holding period for its L&F Delaware public share or L&F Delaware public warrant would begin on the day following the date of the Domestication.
Because the Domestication will occur after the Redemption, U.S. Holders exercising Redemption rights will not be subject to the potential tax consequences of the Domestication with respect to any Public Shares redeemed in the Redemption.
Mergers
The discussion under this heading “Mergers” constitutes the opinion of Kirkland & Ellis LLP, United States tax counsel to L&F, insofar as it discusses the material U.S. federal income tax considerations of the Mergers for U.S. Holders of L&F Public Shares who receive shares of New ZeroFox Common Stock pursuant to the Domestication, based on, and subject to, customary assumptions, qualifications and limitations, and the assumptions, qualifications and limitations herein and in the opinion included as Exhibit 8.1 to the registration statement of which this proxy statement/prospectus forms a part as well as representations of L&F. U.S. Holders of L&F Public Shares who receive shares of New ZeroFox Common Stock pursuant to the Domestication should not recognize gain or loss for U.S. federal income tax purposes as a result of the Mergers. This conclusion is based on the fact that such U.S. Holders will not exchange their shares of New ZeroFox Common Stock in the Mergers and, accordingly, the Mergers should not be a realization event for such U.S. Holders for U.S. federal income tax purposes.
Effects of Section 367(b) to U.S. Holders
Section 367(b) of the Code applies to certain transactions involving foreign corporations, including an inbound domestication of a foreign corporation in an F Reorganization. Section 367(b) of the Code imposes U.S. federal income tax on certain U.S. persons in connection with transactions that would otherwise qualify as a “reorganization” within the meaning of Section 368 of the Code. Section 367(b) of the Code will generally apply to U.S. Holders on the date of the Domestication. Because the Domestication will occur after the Redemption, U.S. Holders exercising Redemption rights will not be subject to the potential tax consequences of Section 367(b) of the Code as a result of the Domestication with respect to any Public Shares redeemed in the Redemption.
A. U.S. Holders That Hold 10 Percent or More of L&F
A U.S. Holder that on the date of the Domestication beneficially owns (directly or constructively) 10% or more of the total combined voting power of all classes of our stock entitled to vote or 10% or more of the total value of all classes of our stock (a “U.S. Shareholder”) must include in income as a dividend the “all earnings and profits amount” (within the meaning of Treasury Regulations under Section 367(b) of the Code) attributable to the Public Shares it directly owns. A U.S. Holder’s ownership of public warrants will be taken into account in determining whether such U.S. Holder is a U.S. Shareholder. Complex attribution rules apply in determining whether a U.S. Holder is a U.S. Shareholder and all U.S. Holders are urged to consult their tax advisors with respect to these attribution rules.
A U.S. Shareholder’s “all earnings and profits amount” with respect to its Public Shares is the net positive earnings and profits of L&F (as determined under Treasury Regulations under Section 367 of the Code) attributable to such Public Shares (as determined under Treasury Regulations under Section 367 of the Code) through the date of the Domestication but without regard to any gain that would be realized on a sale or exchange of such Public Shares. Treasury Regulations under Section 367 of the Code provide that earnings and profits amount attributable to a shareholder’s stock is determined according to the principles of Section 1248 of the Code and the Treasury Regulations thereunder. In general, Section 1248 of the Code and the Treasury Regulations thereunder provide that the amount of earnings and profits attributable to a “block of stock” (as defined in Treasury Regulations under Section 1248 of the Code) in a foreign corporation is the ratably allocated portion of the foreign corporation’s earnings and profits generated during the period the shareholder held the block of stock.
L&F does not expect to have significant cumulative earnings and profits through the date of the Domestication. If L&F’s cumulative earnings and profits through the date of the Domestication are less than or equal to zero, then a U.S. Holder should not be required to include in gross income an “all earnings and profits amount” with respect to its Public Shares. If L&F’s cumulative net earnings and profits are greater than zero through the date of the Domestication, a U.S. Shareholder would be required to include its “all earnings and profits amount” in income as a deemed dividend under Treasury Regulations under Section 367(b) of the Code as a result of the Domestication. Such dividend will be taxable to an individual U.S. Holder at regular rates and will not be eligible for the reduced rates of taxation on certain dividends received from a “qualified foreign corporation.” Any such U.S. Holder that is a corporation may, under certain circumstances, effectively be exempt from taxation on a portion or all of the deemed dividend pursuant to Section 245A of the Code (commonly referred to as the participation exemption). Such U.S. Holders that are C corporations should consult their own tax advisors as to the applicability of Section 245A of the Code in their particular circumstances.

B. U.S. Holders That Own Less Than 10 Percent of L&F
A U.S. Holder that, on the date of the Domestication, beneficially owns (actually and constructively) Public Shares with a fair market value of $50,000 or more, but is not a U.S. Shareholder, will recognize gain (but not loss) with respect to the Domestication or, in the alternative, may elect to recognize the “all earnings and profits amount” attributable to such U.S. Holder as described below.
Unless a U.S. Holder makes the election described below, such U.S. Holder generally must recognize gain (but not loss) with respect to shares of New ZeroFox Common Stock received in the Domestication in an amount equal to the excess of the fair market value of such shares of New ZeroFox Common Stock over the U.S. Holder’s adjusted tax basis in the Public Shares deemed surrendered in exchange therefor.
In lieu of recognizing any gain as described in the preceding paragraph, a U.S. Holder may elect to include in income the “all earnings and profits amount” attributable to its Public Shares under Section 367(b) of the Code.
There are, however, strict conditions for making this election. This election must comply with applicable Treasury Regulations and generally must include, among other things, a “section 367(b) notice” in accordance with Section 367(b) of the Code and the Treasury Regulations thereunder, which includes, among other things:
(i)	a statement that the Domestication is a “section 367(b) exchange” (within the meaning of the applicable Treasury Regulations);
(ii)	a complete description of the Domestication;
(iii)	a description of any stock, securities or other consideration transferred or received in the Domestication;
(iv)
a statement that describes any amount (or amounts) required, under the Treasury Regulations under Section 367(b), to be taken into account as income or loss or as an adjustment to basis, earnings and profits, or other tax attributes as a result of the Domestication;

(v)
a statement that (A) the U.S. Holder is making the election and (B) includes (1) a copy of the information that the U.S. Holder received from L&F (or New ZeroFox) establishing and substantiating the U.S. Holder’s “all earnings and profits amount” with respect to the U.S. Holder’s Public Shares and (2) a representation that the U.S. Holder has notified L&F (or New ZeroFox) that the U.S. Holder is making the election; and

(vi)	certain other information required to be furnished with the U.S. Holder’s tax return or otherwise furnished pursuant to the Code or the Treasury Regulations.
In addition, the “section 367(b) notice” must be attached to such electing U.S. Holder’s timely filed U.S. federal income tax return for the taxable period in which the Domestication occurs, and such electing U.S. Holder must send notice of the election to L&F (or New ZeroFox) no later than the date such “section 367(b) notice” and tax return is filed. In connection with this election, we intend to provide each U.S. Holder eligible to make such an election with information regarding L&F’s earnings and profits upon written request.
L&F does not expect to have significant cumulative earnings and profits through the date of the Domestication. However, as noted above, if it were determined that L&F had positive earnings and profits through the date of the Domestication, a U.S. Holder that makes the election described herein could have an “all earnings and profits amount” with respect to its Public Shares, and thus could be required to include that amount in income as a deemed dividend under applicable Treasury Regulations as a result of the Domestication. Such dividend would be subject to the same tax consequences as described above under “— U.S. Holders That Hold 10 Percent or More of L&F.”
EACH U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISOR REGARDING THE CONSEQUENCES TO IT OF MAKING THE ELECTION DESCRIBED HEREIN AND THE APPROPRIATE FILING REQUIREMENTS WITH RESPECT TO SUCH ELECTION.

C. U.S. Holders that Own Public Shares with a Fair Market Value of Less Than $50,000
A U.S. Holder that, on the date of the Domestication, beneficially owns (actually and constructively) Public Shares with a fair market value of less than $50,000 generally should not be required to recognize any gain or loss under Section 367(b) of the Code in connection with the Domestication, and generally should not be required to include any part of the “all earnings and profits amount” in income.
D. Tax Consequences for U.S. Holders of Public Warrants
Subject to the considerations described above relating to a U.S. Holder’s ownership of public warrants being taken into account in determining whether such U.S. Holder is a U.S. Shareholder for purposes of Section 367(b) of the Code, and the PFIC considerations described under “— PFIC Considerations” below, a U.S. Holder of public warrants should not be subject to U.S. federal income tax with respect to the exchange of L&F public warrants for L&F Delaware public warrants in the Domestication.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE EFFECT OF SECTION 367(b) OF THE CODE TO THEIR PARTICULAR CIRCUMSTANCES.
PFIC Considerations
In addition to the discussion under “— Effects of Section 367(b) to U.S. Holders” above, the Domestication could be a taxable event to U.S. Holders under the PFIC provisions of the Code.
A. Definition of a PFIC
A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily, but subject to exceptions, determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of assets giving rise to passive income. For purposes of these rules, which may apply to L&F prior to the Domestication, interest income earned by L&F would be considered passive income and cash held by L&F would generally be considered a passive asset.
B. PFIC Status of L&F
Because L&F is a blank check company with no current active business, based upon the composition of its income and assets, and upon a review of its financial statements, L&F believes that it likely was a PFIC for its most recent taxable year ended on December 31, 2021 and likely will be considered a PFIC for its current taxable year which ends as a result of the Domestication.
C. Effects of PFIC Rules on the Domestication
As discussed above, L&F believes that it is likely classified as a PFIC for U.S. federal income tax purposes.
Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a United States person that disposes of stock of a PFIC recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. Holders of Public Shares or public warrants upon the Domestication if (i) L&F were classified as a PFIC at any time during such U.S. Holder’s holding period for such Public Shares or public warrants and (ii) the U.S. Holder had not timely made (a) a QEF Election (as described below) for the first taxable year in which the U.S. Holder owned such Public Shares or in which L&F was a PFIC, whichever is later, or (b) a mark-to-market election (as described below) with respect to such Public Shares. Generally, neither election is available with respect to the public warrants. The tax on any such recognized gain would be imposed based on a complex set of computational rules.

Under these rules:
•	the U.S. Holder’s gain will be allocated ratably over the U.S. Holder’s holding period for such U.S. Holder’s Public Shares or public warrants;
•
the amount of gain allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain, or to the period in the U.S. Holder’s holding period before the first day of the first taxable year in which L&F was a PFIC, will be taxed as ordinary income;

•
the amount of gain allocated to other taxable years (or portions thereof) of the U.S. Holder and included in such U.S. Holder’s holding period would be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•
an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder in respect of the tax attributable to each such other taxable year described in the immediately preceding clause of such U.S. Holder.

In addition, the proposed Treasury Regulations provide coordinating rules with Section 367(b) of the Code, whereby, if the gain recognition rule of the proposed Treasury Regulations under Section 1291(f) of the Code applies to a disposition of PFIC stock that results from a transfer with respect to which Section 367(b) of the Code requires the shareholder to recognize gain or include an amount in income as discussed under “— Effects of Section 367(b) to U.S. Holders” above, the gain realized on the transfer is taxable under the PFIC rules discussed above, and the excess, if any, of the amount to be included in income under Section 367(b) of the Code over the gain realized under Section 1291 of the Code is taxable as provided under Section 367(b) of the Code.
It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. Therefore, if L&F is a PFIC, U.S. Holders of Public Shares that have not made a timely QEF Election or a mark-to-market election (both as defined and described below) and U.S. Holders of public warrants may, pursuant to the proposed Treasury Regulations, be subject to taxation on the Domestication to the extent their Public Shares or public warrants have a fair market value in excess of their tax basis therein. An Electing Shareholder (as defined below) generally would not be subject to the adverse PFIC rules discussed above with respect to its Public Shares but rather would include annually in gross income its pro rata share of the ordinary earnings and net capital gain of L&F, whether or not such amounts are actually distributed to such shareholders in any taxable year.
D. QEF Election and Mark-to-Market Election
The impact of the PFIC rules on a U.S. Holder of Public Shares would depend on whether the U.S. Holder makes a timely and effective election to treat L&F as a “qualified electing fund” under Section 1295 of the Code for the taxable year that is the first year in the U.S. Holder’s holding period of Public Shares during which L&F qualified as a PFIC (a “QEF Election”). The QEF Election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a “PFIC Annual Information Statement,” to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF Elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. If applicable, U.S. Holders should consult their tax advisors regarding the availability and tax consequences of a retroactive QEF Election under their particular circumstances. A U.S. Holder’s ability to make a QEF Election with respect to L&F is contingent upon, among other things, the provision by L&F of a “PFIC Annual Information Statement” to such U.S. Holder. Upon written request, we will endeavor to provide to a U.S. Holder such information as the IRS may require, including a PFIC Annual Information Statement, in order to enable the U.S. Holder to make and maintain a QEF Election. There is no assurance, however, that we would timely provide such required information. A U.S. Holder that makes a QEF Election may be referred to as an “Electing Shareholder” and a U.S. Holder that does not make a QEF Election may be referred to as a “Non-Electing Shareholder.” A QEF Election is not available with respect to public warrants. An Electing Shareholder generally would not be subject to the adverse PFIC rules discussed above with respect to their Public Shares. As a result, such a U.S. Holder should not recognize gain or loss as a result of the Domestication except to the extent described under “— Effects of Section 367(b) to U.S. Holders” above.

The impact of the PFIC rules on a U.S. Holder of Public Shares may also depend on whether the U.S. Holder has made an election under Section 1296 of the Code. U.S. Holders that hold (directly or constructively) stock of a foreign corporation that is classified as a PFIC may annually elect to mark such stock to its market value if such stock is regularly traded on an established exchange (a “mark-to-market election”). No assurance can be given that the Public Shares are considered to be regularly traded for purposes of the mark-to-market election or whether the other requirements of this election are satisfied. If such an election is available and has been made, such U.S. Holders will generally not be subject to the special taxation rules of Section 1291 of the Code discussed herein. However, if the mark-to-market election is made by a Non-Electing Shareholder after the beginning of the holding period for the PFIC stock, then the Section 1291 rules will apply to certain dispositions of, distributions on and other amounts taxable with respect to Public Shares. A mark-to-market election is not available with respect to public warrants.
ALL U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES, INCLUDING, WITHOUT LIMITATION WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION.
Distributions on Shares of New ZeroFox Common Stock
A U.S. Holder generally will be required to include in gross income as dividends the amount of any cash distribution paid with respect to shares of New ZeroFox Common Stock, to the extent the distribution is paid out of New ZeroFox’s current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its shares of New ZeroFox Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the shares of New ZeroFox Common Stock and will be treated as described under “— Sale, Exchange or Other Taxable Disposition of Shares of New ZeroFox Common Stock and New ZeroFox Public Warrants” below.
Dividends that New ZeroFox pays to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends that New ZeroFox pays to a non-corporate U.S. Holder may be taxed as “qualified dividend income” at the preferential tax rate accorded to long-term capital gains.
Sale, Exchange or Other Taxable Disposition of Shares of New ZeroFox Common Stock and New ZeroFox Public Warrants
Upon a sale, exchange or other taxable disposition of shares of New ZeroFox Common Stock or New ZeroFox Public Warrants which, in general, would include a redemption of shares of New ZeroFox Common Stock or New ZeroFox Public Warrants that is treated as a sale of such securities as described above and below, a U.S. Holder generally will recognize capital gain or loss. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. Holder’s holding period for the shares of New ZeroFox Common Stock or New ZeroFox Public Warrants so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. Holders will be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
Generally, the amount of such gain or loss recognized by a U.S. Holder will be an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. Holder’s adjusted tax basis in its shares of New ZeroFox Common Stock or New ZeroFox Public Warrants so disposed of. See “— Effects of the Domestication on U.S. Holders” above for discussion of a U.S. Holder’s adjusted tax basis in its New ZeroFox securities following the Domestication. See “— Exercise, Lapse or Redemption of New ZeroFox Public Warrants” below for a discussion regarding a U.S. Holder’s tax basis in shares of New ZeroFox Common Stock acquired pursuant to the exercise of a New ZeroFox Public Warrant.

Exercise, Lapse or Redemption of New ZeroFox Public Warrants
Except as discussed below with respect to the cashless exercise of a New ZeroFox Public Warrant, a U.S. Holder generally will not recognize taxable gain or loss as a result of the acquisition of shares of New ZeroFox Common Stock upon exercise of a New ZeroFox Public Warrant for cash. The U.S. Holder’s tax basis in the share of New ZeroFox Common Stock received upon exercise of a New ZeroFox Public Warrant generally will be an amount equal to the sum of the U.S. Holder’s tax basis in the New ZeroFox Public Warrant, and the exercise price of such New ZeroFox Public Warrant. It is unclear whether a U.S. Holder’s holding period for the shares of New ZeroFox Common Stock received upon exercise of the New ZeroFox Public Warrant will commence on the date of exercise of the New ZeroFox Public Warrant or the day following the date of exercise of the New ZeroFox Public Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the New ZeroFox Public Warrant. If a New ZeroFox Public Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s adjusted tax basis in the New ZeroFox Public Warrant. See “— Effects of the Domestication on U.S. Holders” above for a discussion of a U.S. Holder’s adjusted tax basis in its New ZeroFox Public Warrant following the Domestication.
The tax consequences of a cashless exercise of a New ZeroFox Public Warrant are not clear under current tax law. A cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the shares of New ZeroFox Common Stock received generally should equal the U.S. Holder’s tax basis in the New ZeroFox Public Warrants. If the cashless exercise was not a realization event, it is unclear whether a U.S. Holder’s holding period for the shares of New ZeroFox Common Stock would be treated as commencing on the date of exercise of the New ZeroFox Public Warrant or the day following the date of exercise of the New ZeroFox Public Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the shares of New ZeroFox Common Stock received would include the holding period of the New ZeroFox Public Warrants that were exercised.
It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder may be deemed to have surrendered a number of New ZeroFox Public Warrants having a value equal to the exercise price for the total number of New ZeroFox Public Warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the New ZeroFox Public Warrants deemed surrendered and the U.S. Holder’s tax basis in the New ZeroFox Public Warrants deemed surrendered. In this case, a U.S. Holder’s tax basis in the shares of New ZeroFox Common Stock received would equal the sum of the U.S. Holder’s tax basis in the New ZeroFox Public Warrants exercised, and the exercise price of such New ZeroFox Public Warrants. It is unclear whether a U.S. Holder’s holding period for the shares of New ZeroFox Common Stock would commence on the date of exercise of the New ZeroFox Public Warrants or the day following the date of exercise of the New ZeroFox Public Warrants; in either case, the holding period would not include the period during which the U.S. Holder held the New ZeroFox Public Warrants.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the shares of New ZeroFox Common Stock received, there can be no assurance as to which, if any, of the alternative tax consequences described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.
The U.S. federal income tax consequences of exercising a New ZeroFox Public Warrant after New ZeroFox gives notice of an intention to redeem New ZeroFox Public Warrants, as described in “Description of Securities — Warrants — New ZeroFox Public Warrants,” are unclear under current law. In the case of a cashless exercise, the exercise may be treated either as if New ZeroFox redeemed such New ZeroFox Public Warrant for shares of New ZeroFox Common Stock or as an exercise of the New ZeroFox Public Warrant. If the cashless exercise of New ZeroFox Public Warrants for shares of New ZeroFox Common Stock is treated as a redemption, then such redemption generally should be treated as a tax-deferred recapitalization for U.S. federal income tax purposes, in which case a U.S. Holder should not recognize any gain or loss on such redemption, and accordingly, a U.S. Holder’s tax basis in the shares of New ZeroFox Common Stock received should equal the U.S. Holder’s tax basis in the New ZeroFox Public Warrants treated as redeemed and the holding period of the shares of New ZeroFox Common Stock should include the holding period of the New ZeroFox Public Warrants. Alternatively, if the cashless exercise of a New ZeroFox Public Warrant is treated as such, the U.S. federal income tax consequences generally should be as described above in the second and third paragraphs under the heading “— Exercise, Lapse or Redemption of New ZeroFox Public Warrants.” In the case of an exercise of a New ZeroFox Public Warrant for cash, the U.S. federal income tax treatment generally should be as described above in the first paragraph under the heading “— Exercise, Lapse or Redemption of New ZeroFox Public Warrants.” Due to the lack of clarity under current law regarding the treatment described in this paragraph, there can be no assurance as to which, if any, of the alternative tax consequences described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of exercising a New ZeroFox Public Warrant occurring after New ZeroFox gives notice of an intention to redeem New ZeroFox Public Warrants as described above.
If New ZeroFox redeems New ZeroFox Public Warrants for cash or if New ZeroFox purchases New ZeroFox Public Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “— Sale, Exchange or Other Taxable Disposition of Shares of New ZeroFox Common Stock and New ZeroFox Public Warrants.”
Possible Constructive Distributions
The terms of each New ZeroFox Public Warrant provide for an adjustment to the exercise price of the New ZeroFox Public Warrant or an increase in the shares of New ZeroFox Common Stock issuable on exercise in certain circumstances discussed in “Description of Securities — Warrants — New ZeroFox Public Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the New ZeroFox Public Warrants would, however, be treated as receiving a constructive distribution from New ZeroFox if, for example, the adjustment increases the U.S. Holder’s proportionate interest in New ZeroFox’ assets or earnings and profits (e.g., through a decrease to the exercise price or an increase in the number of shares of New ZeroFox Common Stock that would be obtained upon exercise) as a result of a distribution of cash or other property to the U.S. Holders of shares of New ZeroFox Common Stock which is taxable to them as described under “— Distributions on Shares of New ZeroFox Common Stock” above. For example, U.S. Holders of New ZeroFox Public Warrants would generally be treated as receiving a constructive distribution from New ZeroFox where the exercise price of the New ZeroFox Public Warrants is reduced in connection with the payment of certain dividends as described in “Description of Securities — Warrants — New ZeroFox Public Warrants.” Such constructive distribution received by a U.S. Holder would be subject to U.S. federal income tax in the same manner as if the U.S. Holders of the New ZeroFox Public Warrant received a cash distribution from New ZeroFox equal to the fair market value of such increased interest. The rules governing constructive distributions as a result of certain adjustments with respect to a New ZeroFox Public Warrant are complex, and U.S. Holders are urged to consult their tax advisors on the tax consequences of any such constructive distribution with respect to a New ZeroFox Public Warrant.
Non-U.S. Holders
As used herein, a “non-U.S. Holder” is a beneficial owner (other than a Flow-Through Entity) of our securities or New ZeroFox securities, as applicable, that is not a U.S. Holder.
The following describes U.S. federal income tax considerations relating to the (i) exercise of redemption rights, (ii) Domestication, and (iii) ownership and disposition of New ZeroFox securities by a non-U.S. Holder after the Business Combination.
Effects of Exercising Redemption Rights to Non-U.S. Holders
The characterization for U.S. federal income tax purposes of the Redemption generally will correspond to the U.S. federal income tax characterization of the Redemption with respect to U.S. Holders, as described above. However, notwithstanding such characterization, any redeemed non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized or dividends received as a result of the Redemption unless the gain or dividends is effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and if an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder).
Effects of the Domestication on Non-U.S. Holders
L&F does not expect the Domestication to result in any U.S. federal income tax consequences to non-U.S. Holders of Public Shares or public warrants.

Distributions on Shares of New ZeroFox Common Stock
In general, any distributions made to a non-U.S. Holder with respect to shares of New ZeroFox Common Stock, to the extent paid out of New ZeroFox’ current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States, will be subject to withholding tax from the gross amount of the dividend at a rate of 30%, unless such non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E, as applicable). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the non-U.S. Holder’s adjusted tax basis in its shares of New ZeroFox Common Stock and then, to the extent such distribution exceeds the non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of such shares of New ZeroFox Common Stock, which will be treated as described under “— Sale, Exchange or Other Taxable Disposition of Shares of New ZeroFox Common Stock and New ZeroFox Public Warrants.” Dividends paid by New ZeroFox to a non-U.S. Holder that are effectively connected with such non-U.S. Holder’s conduct of a trade or business within the United States (and if an income tax treaty applies, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. Holder) will generally not be subject to U.S. withholding tax, provided such non-U.S. Holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends will generally be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders. If the non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).
Sale, Exchange or Other Taxable Disposition of Shares of New ZeroFox Common Stock and New ZeroFox Public Warrants
A non-U.S. Holder will generally not be subject to U.S. federal income tax on gain realized on a sale, exchange or other taxable disposition of shares of New ZeroFox Common Stock or New ZeroFox Public Warrants unless:
(i)
such non-U.S. Holder is an individual that was present in the United States for 183 days or more in the taxable year of such disposition (subject to certain exceptions as a result of the COVID-19 pandemic) and certain other requirements are met, in which case any gain realized will generally be subject to a flat 30% U.S. federal income tax;

(ii)
the gain is effectively connected with a trade or business of such non-U.S. Holder in the United States (and if an income tax treaty applies, is attributable to a U.S. permanent establishment or fixed base maintained by such non-U.S. Holder), in which case such gain will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders, and, if the non-U.S. Holder is a corporation, an additional “branch profits tax” may also apply; or

(iii)	New ZeroFox is or has been a “U.S. real property holding corporation” at any time during the shorter of the five-year period preceding such disposition and such non-U.S. Holder’s holding period.
If paragraph (iii) above applies to a non-U.S. Holder, subject to certain exceptions in the case of interests that are regularly traded on an established securities market, gain recognized by such non-U.S. Holder on the sale, exchange or other taxable disposition of shares of New ZeroFox Common Stock or New ZeroFox Public Warrants will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of shares of New ZeroFox Common Stock or New ZeroFox Public Warrants from a non-U.S. Holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. New ZeroFox will be classified as a “U.S. real property holding corporation” if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect New ZeroFox to be classified as a “U.S. real property holding corporation” following the Business Combination. However, such determination is factual in nature and subject to change and no assurance can be provided as to whether New ZeroFox will be a U.S. real property holding corporation following the Business Combination or at any future time.

Exercise, Lapse or Redemption of New ZeroFox Public Warrants
The U.S. federal income tax treatment of a non-U.S. Holder’s exercise of a New ZeroFox Public Warrant, or the lapse of a New ZeroFox Public Warrant held by a non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant held by a U.S. Holder, as described above under “— U.S. Holders — Exercise, Lapse or Redemption of New ZeroFox Public Warrants,” although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described above under “— Sale, Exchange or Other Taxable Disposition of Shares of New ZeroFox Common Stock and New ZeroFox Public Warrants.” If New ZeroFox redeems New ZeroFox Public Warrants for cash or if it purchases New ZeroFox Public Warrants in an open market transaction, such redemption or purchase generally will be treated as a disposition to the non- U.S. Holder, the consequences of which would be similar to those described above under “— Sale, Exchange or Other Taxable Disposition of Shares of New ZeroFox Common Stock and New ZeroFox Public Warrants.”
Possible Constructive Distributions
The terms of each New ZeroFox Public Warrant provide for an adjustment to the exercise price of the New ZeroFox Public Warrant or an increase in the shares of New ZeroFox Common Stock issuable on exercise in certain circumstances discussed in “Description of Securities — Warrants — New ZeroFox Public Warrants.” As described above under “— U.S. Holders — Possible Constructive Distributions,” certain adjustments with respect to the New ZeroFox Public Warrants can give rise to a constructive distribution. Any constructive distribution received by a non-U.S. Holder would be subject to U.S. federal income tax (including any applicable withholding) in the same manner as if such non-U.S. holder received a cash distribution from New ZeroFox equal to the fair market value of such increased interest. If withholding applies to any constructive distribution received by a non-U.S. Holder, it is possible that the tax would be withheld from any amount paid to or held on behalf of the non- U.S. Holder by the applicable withholding agent. The rules governing constructive distributions as a result of certain adjustments with respect to a New ZeroFox Public Warrant are complex, and non-U.S. Holders are urged to consult their tax advisors on the tax consequences of any such constructive distribution with respect to a New ZeroFox Public Warrant.
Information Reporting Requirements and Backup Withholding
Information returns will be filed with the IRS in connection with payments of distributions on and the proceeds from a sale or other disposition of shares of New ZeroFox Common Stock. A non-U.S. Holder may have to comply with certification procedures to establish that it is not a United States person for U.S. federal income tax purposes or otherwise establish an exemption in order to avoid information reporting and backup withholding requirements or to claim a reduced rate of withholding under an applicable income tax treaty. The amount of any backup withholding from a payment to a non-U.S. Holder will be allowed as a credit against such non-U.S. Holder’s U.S. federal income tax liability and may entitle such non-U.S. Holder to a refund, provided that the required information is furnished by such non-U.S. Holder to the IRS in a timely manner.
Foreign Account Tax Compliance Act
Sections 1471 through 1474 of the Code and the Treasury Regulations and administrative guidance promulgated thereunder (“FATCA”) generally impose withholding at a rate of 30% in certain circumstances on dividends in respect of, and (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, securities (including New ZeroFox securities) which are held by or through certain foreign financial institutions (including investment funds), unless any such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which New ZeroFox securities are held will affect the determination of whether such withholding is required. Similarly, dividends in respect of New ZeroFox securities held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies to the applicable withholding agent that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will in turn be provided to the U.S. Department of Treasury.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA will generally apply to payments of dividends in respect of New ZeroFox securities. While withholding under FATCA generally would also apply to payments of gross proceeds from the sale or other disposition of securities (including New ZeroFox securities), proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. All holders should consult their tax advisors regarding the possible implications of FATCA on their investment in New ZeroFox securities.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Defined terms included below shall have the same meaning as terms defined and included elsewhere in this proxy statement/prospectus.
The following unaudited pro forma condensed combined financial statements are provided to aid you in your analysis of the financial aspects of the Business Combination involving L&F, ZeroFox, and IDX, the consummation of the Common Equity PIPE Investment Financing and the Convertible Notes Financing, and adjustments for other material events (“Adjustments for Material Events”), which are collectively referred to as the “Transactions.” For purposes of these unaudited pro forma condensed combined financial statements, the entity surviving the Business Combination is referred to as “New ZeroFox.”
The unaudited pro forma condensed combined financial statements are based on L&F’s historical financial statements and ZeroFox’s and IDX’s historical consolidated financial statements, as adjusted to give effect to the Transactions. The historical financial statements of L&F and IDX were prepared based on a December 31 fiscal year-end and the historical financial statements of ZeroFox were prepared based on a January 31 fiscal year-end. Following the consummation of the Business Combination, New ZeroFox will have a January 31 fiscal year-end.
The historical balance sheets presented in the unaudited pro forma condensed combined financial statements reflect balances as of April 30, 2022 for ZeroFox and March 31, 2022 for L&F and IDX. The unaudited pro forma condensed combined balance sheet gives pro forma effect to the Transactions as if they had been consummated on April 30, 2022.
The historical statements of operations presented in the unaudited pro forma condensed combined financial statements reflect ZeroFox’s activity for the three months ended April 30, 2022 and the year ended January 31, 2022. The historical statements of operations presented in the unaudited pro forma condensed combined financial statements reflect L&F’s and IDX’s activity for the three months ended March 31, 2022 and the twelve month period ending December 31, 2021. The unaudited pro forma condensed combined statements of operations give pro forma effect to the Transactions as if they had been consummated on February 1, 2021.
The unaudited pro forma condensed combined financial statements have been derived from the historical financial statements and should be read in conjunction with:
•	the historical unaudited condensed financial statements of L&F as of and for the three months ended March 31, 2022, and the related notes included elsewhere in this proxy statement/prospectus;
•	the historical audited financial statements of L&F as of and for the year ended December 31, 2021 and the related notes included elsewhere in this proxy statement/prospectus;
•
the historical unaudited condensed consolidated financial statements of ZeroFox as of and for the three months ended April 30, 2022 and the related notes included elsewhere in this proxy statement/prospectus;

•	the historical audited consolidated financial statements of ZeroFox as of and for the year ended January 31, 2022 and the related notes included elsewhere in this proxy statement/ prospectus;
•	the historical unaudited condensed financial statements of IDX as of and for the three months ended March 31, 2022, and the related notes included elsewhere in this proxy statement/prospectus;
•	the historical audited consolidated financial statements of IDX as of and for the year ended December 31, 2021 and the related notes included elsewhere in this proxy statement/ prospectus;
•	the accompanying notes to the unaudited pro forma condensed combined financial statements;
•
the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of L&F,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ZeroFox,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of IDX,” and other financial information relating to L&F, ZeroFox, and IDX included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements present two redemption scenarios as follows:
•
Assuming No Redemptions (Scenario 1): This presentation assumes that no Public Shareholders exercise their right to redeem their Class A Ordinary Shares for their pro rata share of the Trust Account and thus the full amount held in the Trust Account as of immediately prior to the Closing is available for the post-Business Combination company; and

•
Assuming Maximum Redemptions (Scenario 2): This presentation assumes that all Public Shareholders exercise their rights to redeem their Class A Ordinary Shares for their pro rata share of the Trust Account and thus none of the amount held in the Trust Account as of immediately prior to the Closing is available for the Business Combination. Scenario 2 assumes all 3,425,689 issued and outstanding Class A Ordinary Shares are redeemed by the Public Shareholders. It is a condition to the parties’ obligations to close under the Business Combination Agreement that the aggregate net cash proceeds from the Trust Account (after deducting any amounts paid to Public Shareholders that exercise their redemption rights in connection with the Business Combination), together with the net cash proceeds from the Common Equity PIPE Financing and the Convertible Notes Financing, be equal to no less than $170.0 million. As the cash proceeds (without taking into account offering expenses, as agreed by the parties) from the Common Equity PIPE Financing and the Convertible Notes Financing are expected to satisfy this requirement, the maximum redemption scenario assumes that all 3,425,689 Class A Ordinary Shares are redeemed. The unaudited pro forma financial information also has been prepared on the basis that L&F’s shareholders approve the Articles Amendment Proposal.

The presentation of pro forma financial statements is dependent upon which entity in the Business Combination is considered the accounting acquirer. A combining entity can be considered an accounting acquirer in one scenario and an accounting acquiree in another.
Scenario 1
Assuming no Redemptions, the Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP, with ZeroFox as the accounting acquirer and L&F and IDX as the accounting acquirees. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of ZeroFox issuing stock for the net assets of L&F, accompanied by a recapitalization. The net assets of L&F will be stated at historical cost, with no goodwill or other intangible assets recorded.
Under Scenario 1, ZeroFox has been determined to be the accounting acquirer based on evaluation of the following factors:
•	ZeroFox shareholders will have a majority of the voting power of New ZeroFox;
•	ZeroFox will designate a majority of the governing body of New ZeroFox;
•	ZeroFox senior management will comprise all of the senior management of New ZeroFox; and
•	the largest single shareholder of the combined company will be a legacy owner of ZeroFox.
As ZeroFox is determined to be the accounting acquirer in the Business Combination, the acquisition of IDX will be considered a business combination under ASC 805, Business Combinations, and will be accounted for using the acquisition method of accounting. The consideration transferred to acquire IDX will be allocated to the assets acquired and liabilities assumed based on the estimated acquisition-date fair values. The excess of consideration transferred to effect the acquisition over the fair values of assets acquired and liabilities assumed will be recorded as goodwill. Transaction costs will be expensed as if the Business Combination had occurred on February 1, 2021.
Scenario 2
Assuming maximum Redemptions, the Business Combination will be accounted for in accordance with the acquisition method of accounting under the provisions of ASC 805, Business Combinations, with L&F as the accounting acquirer and ZeroFox and IDX as the accounting acquirees.
Upon consummation of the Business Combination, ZeroFox is considered a variable interest entity as the equity at risk for ZeroFox is not sufficient to fund expected future cash flow needs, including funding future projected losses, and servicing existing debt obligations. L&F will hold a variable interest in ZeroFox as it will own 100% of ZeroFox’s equity. L&F will be considered the primary beneficiary as its ownership will provide the power to direct the activities that most significantly impact ZeroFox’s performance and the obligation to absorb the losses and/or receive the benefits of ZeroFox that could potentially be significant to ZeroFox. L&F will be treated as the accounting acquirer.
IDX is considered a business under ASC 805, Business Combinations. IDX is not considered the accounting acquirer in the Business Combination based on evaluation of the following factors:
•	IDX shareholders will not have the largest voting interest in New ZeroFox;
•	IDX will not comprise all of the ongoing operations of New ZeroFox;
•	IDX will not designate a majority of the governing body of New ZeroFox;
•	IDX senior management will not have a substantive role in the senior management of New ZeroFox; and
•	the largest single owner of the combined company will not be a legacy owner of IDX;
L&F is determined to be the accounting acquirer as it will be ZeroFox’s primary beneficiary and it will own 100% of IDX’s equity. L&F’s acquisitions of ZeroFox and IDX will be considered business combinations under ASC 805, Business Combinations, and will be accounted for using the acquisition method of accounting. The consideration transferred will be allocated to the assets acquired and liabilities assumed based on their estimated acquisition-date fair values. The excess of consideration transferred to effect the acquisitions over the fair values of assets acquired and liabilities assumed will be recorded as goodwill. Transaction costs will be expensed as if the Business Combination had occurred on January 1, 2021.
The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the combined company.

SCENARIO 1

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF APRIL 30, 2022

(in thousands, except share amounts)
	Historical March 31, 2022	Historical April 30, 2022	Historical March 31, 2022	Transaction Accounting Adjustments
	L&F	ZF	IDX	Adjustments Related to IDX		Additional Pro Forma Adjustments		Pro Forma Balance Sheet
ASSETS
Current assets:
Cash and cash equivalents	$263	$10,110	$15,697	$(62,601)	5(aa)	$140,379	5(A)	$76,098
				(855)	5(bb)	(140,379)	5(A)
						28,710	5(B)
						(13,264)	5(C)
						(350)	5(D)
						(15,000)	5(E)
						(38,625)	5(E)
						149,806	5(G)
						15,000	5(H)
						(12,700)	5(I)
						(93)	5(M)
Accounts receivable, net of allowance for doubtful accounts	—	12,476	11,219	—		—		23,695
Deferred contract acquisitions costs, current	—	4,594	1,416	—		—		6,010
Prepaid expenses and other assets	7	2,404	807	—		(7)	5(C)	3,211
Total current assets	270	29,584	29,139	(63,456)		113,477		109,014
Marketable investments held in Trust Account	175,127	—	—	—		(140,379)	5(A)	—
						(28,710)	5(B)
						(6,038)	5(J)
Property and equipment, net of accumulated depreciation	—	625	142	—		—		767
Capitalized software, net of accumulated amortization	—	983	—	—		—		983
Deferred contract acquisition costs, net of current portion	—	6,869	312	—		—		7,181
Acquired intangible assets, net of accumulated amortization	—	13,421	—	94,900	5(aa)	—		108,321
Goodwill	—	35,002	—	239,801	5(aa)	—		274,803
Deferred tax asset	—	—	1,144	(1,144)	5(aa)	—		—
Other assets	—	344	—	—		—		344
Total assets	$175,397	$86,828	$30,737	$270,101		$(61,650)		$501,413
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	—	4,181	7,471	—		—		11,652
Accrued liabilities	4,233	3,319	5,530	(345)	5(bb)	(4,233)	5(C)	5,811
						(2,693)	5(I)
Accrued offering costs	350	—	—	—		(350)	5(D)	—
Deferred revenue, current	—	32,855	7,112			—		39,967
Related party convertible debt, carried at fair value	—	—	2,724	(2,724)	5(aa)	—		—
Current portion of long-term debt	—	6,031	2,500	(2,500)	5(aa)	(5,093)	5(M)	938
See accompanying notes to the unaudited pro forma condensed combined financial statements.

	Historical March 31, 2022	Historical April 30, 2022	Historical March 31, 2022	Transaction Accounting Adjustments
	L&F	ZF	IDX	Adjustments Related to IDX		Additional Pro Forma Adjustments		Pro Forma Balance Sheet
Total current liabilities	4,583	46,386	25,337	(5,569)		(12,369)		58,368
Deferred underwriting fee payable	6,038	—	—	—		(6,038)	5(J)	—
Deferred revenue-net of current portion	—	6,806	2,472	—		—		9,278
Accrued liabilities, long-term	—	—	759	—		—		759
Long term debt-rnet of current portion	—	52,359	7,487	(7,487)	5(aa)	(14,416)	5(E)	1,911
						(36,032)	5(E)
Convertible debt	—	—	—	—		149,806	5(G)	149,806
Warrants	9,913	11,891	—	—		(4,826)	5(F)	9,913
						(4,510)	5(P)
						(2,555)	5(Q)
Total liabilities	20,534	117,442	36,055	(13,056)		69,060		230,035
See accompanying notes to the unaudited pro forma condensed combined financial statements.

	Historical March 31, 2022	Historical April 30, 2022	Historical March 31, 2022	Transaction Accounting Adjustments
	L&F	ZF	IDX	Adjustments Related to IDX		Additional Pro Forma Adjustments		Pro Forma Balance Sheet
ZeroFox redeemable convertible preferred stock	—	132,229	—	—		3,300	5(F)	—
						(135,529)	5(K)
IDX redeemable convertible preferred stock	—	—	65,166	(65,166)	5(cc)	—		—
Total redeemable convertible preferred stock	—	132,229	65,166	(65,166)		(132,229)		—
L&F Class A ordinary shares subject to possible redemption (pre-Domestication)	175,088	—	—	—		(140,379)	5(A)	—
						(34,709)	5(L)
L&F Class A ordinary shares subject to possible redemption (Domesticated)	—	—	—	—		34,709	5(L)	—
						(34,709)	5(N)
Stockholders' equity (deficit):
L&F Class A ordinary shares (pre-Domestication)	—	—	—	—		—		—
L&F Class B ordinary shares (pre-Domestication)	—	—	—	—		—		—
L&F Class A ordinary shares (Domesticated)	—	—	—	3	5(aa)	8	5(O)	11
ZeroFox common stock	—	—	—	—		—		—
IDX common stock	—	—	1	(4)	5(aa)	—		—
				3	5(cc)
Additional paid-in capital	—	4,327	—	213,173	5(aa)	(9,038)	5(C)	441,714
				(510)	5(bb)	1,526	5(F)
				65,163	5(cc)	15,000	5(H)
				10	5(dd)	(10,007)	5(I)
						135,529	5(K)
						5,000	5(M)
						34,709	5(N)
						(20,233)	5(O)
						4,510	5(P)
						2,555	5(Q)
Accumulated deficit	(20,225)	(167,023)	(70,485)	70,495	5(aa)	(3,177)	5(E)	(170,200)
				(10)	5(dd)
						20,225	5(O)
Accumulated other comprehensive loss	—	(147)	—	—		—		(147)
Total stockholders' equity (deficit)	(20,225)	(162,843)	(70,484)	348,323		176,607		271,378
Total liabilities, redeemable convertible preferred stock, L&F Class A redeemable stock, and stockholders' equity (deficit)	$175,397	$86,828	$30,737	$270,101		$(61,650)		$501,413
See accompanying notes to the unaudited pro forma condensed combined financial statements.

SCENARIO 1

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF
OPERATIONS FOR THE THREE MONTHS ENDED APRIL 30, 2022

(in thousands, except share and per share amounts)
	Historical Three Months Ended March 31, 2022	Historical Three Months Ended April 30, 2022	Historical Three Months Ended March 31, 2022	Transaction Accounting Adjustments
	L&F	ZF	IDX	Adjustments Related to IDX		Additonal Pro Forma Adjustments		Pro Forma Statement of Operations

Revenue	$—	$13,591	$ 27,474	$—		$—		$41,065
Cost of revenue	—	4,249	21,265	700	6(aa)	—		26,214
Gross profit	—	9,342	6,209	(700)		—		14,851
Operating expenses:
Research and development	—	3,961	1,450	—		—		5,411
Sales and marketing	—	8,534	1,896	1,817	6(aa)	—		12,247
General and administrative	1,763	4,946	2,823	1,545	6(aa)	—		11,077
Total operating expenses	1,763	17,441	6,169	3,362		—		28,735
(Loss) / income from operations	(1,763)	(8,099)	40	(4,062)		—		(13,884)
Other income (expense):
Interest expense, net	—	(1,386)	(120)	120	6(cc)	1,328	6(A)	(2,699)
						(2,641)	6(B)
Fair value adjustments	8,725	(663)	8	(8)	6(ff)	663	6(D)	8,725
Other expense	—	—	(280)	42	6(dd)			—
				238	6(ee)
Interest earned on marketable securities held in Trust Account	17	—	—	—		(17)	6(E)	—
Total other income (expense)	8,742	(2,049)	(392)	392		(667)		6,026
Income / (loss) before taxes	6,979	(10,148)	(352)	(3,670)		(667)		(7,858)
Income taxes	—	55	(94)	1,387	7(b)	(1,279)	7(c)	69	7(a)
Net income / (loss) after taxes	$6,979	$ (10,203)	$(258)	$ (5,057)		$612		$(7,927)
Net (loss) / income attributable to common stockholders (basic)		$ (10,203)	$(258)
Net (loss) / income attributable to common stockholders (diluted)		$ (10,203)	$(258)
Net income attributable to Class A redeemable ordinary shares (basic and diluted)	$5,582
Net income attributable to Class B non-redeemable ordinary shares (basic and diluted)	$1,396
Net loss attributable to Class A non-redeemable ordinary shares (basic and diluted)								$(7,927)
Net (loss) / income per share attributable to common stockholders (basic)		$(0.24)	$(0.02)
Net (loss) / income per share attibutable to common stockholders (diluted)		$(0.24)	$(0.02)
Net income per share attributable to Class A redeemable ordinary shares (basic and diluted)	$0.32
See accompanying notes to the unaudited pro forma condensed combined financial statements.

	Historical Three Months Ended March 31, 2022	Historical Three Months Ended April 30, 2022	Historical Three Months Ended March 31, 2022	Transaction Accounting Adjustments
	L&F	ZF	IDX	Adjustments Related to IDX	Additonal Pro Forma Adjustments	Pro Forma Statement of Operations
Net income per share attributable to Class B non-redeemable ordinary shares (basic and diluted)	$0.32
Net loss per share attributable to Class A non-redeemable ordinary shares (basic and diluted)						$(0.07)
Weighted-average average shares used in computing net (loss) / income per share attributable to common stockholders (basic)		42,962,226	12,656,363
Weighted-average shares used in computing net (loss) / income per share attributable to common stockholders (diluted)		42,962,226	12,656,363
Weighted-average shares outstanding of Class A redeemable ordinary shares used in computing net income per share attributable to stockholders of Class A redeemable ordinary shares (basic and diluted)	17,250,000
Weighted-average shares outstanding of Class B non-redeemable ordinary shares used in computing net income per share attributable to stockholders of Class B non-redeemable ordinary shares (basic and diluted)	4,312,500
Weighted-average shares outstanding of Class A non-redeemable ordinary shares used in computing net loss per share attributable to stockholders of Class A non-redeemable ordinary shares (basic and diluted)						119,877,396	6(G)
See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF
OPERATIONS FOR THE YEAR ENDED JANUARY 31, 2022
(in thousands, except share and per share amounts)
	Historical Year Ended December 31, 2021	Historical Year Ended January 31, 2022	Historical Year Ended December 31, 2021	Transaction Accounting Adjustments
	L&F	ZF	IDX	Adjustments Related to IDX		Additonal Pro Forma Adjustments		Pro Forma Statement of Operations

Revenue	$—	$47,433	$ 106,072	$—		$—		$ 153,505
Cost of revenue	—	16,357	82,745	2,800	6(aa)	—		101,902
Gross profit	—	31,076	23,327	(2,800)		—		51,603
Operating expenses:
Research and development	—	12,810	4,941	—		—		17,751
Sales and marketing	—	29,873	7,182	13,667	6(aa)	—		50,722
General and administrative	3,848	16,408	6,872	6,180	6(aa)	—		33,318
				10	6(bb)
Total operating expenses	3,848	59,091	18,995	19,857		—		101,791
(Loss) / income from operations	(3,848)	(28,015)	4,332	(22,657)		—		(50,188)
Other income (expense):
Interest expense, net	—	(3,585)	(483)	483	6(cc)	3,459	6(A)	(13,178)
						(10,565)	6(B)
						(1,627)	6(C)
						(860)	6(F)
Fair value adjustments	9,426	(7,375)	(1,944)	1,944	6(ff)	7,375	6(D)	9,426
Other expense	—	—	(716)	169	6(dd)			—
				25	6(ee)
				522	6(ee)
Interest earned on marketable securities held in Trust Account	20	—	—	—		(20)	6(E)	—
Total other income (expense)	9,446	(10,960)	(3,143)	3,143		(2,238)		(3,752)
Income / (loss) before taxes	5,598	(38,975)	1,189	(19,514)		(2,238)		(53,940)
Income taxes	—	(536)	1,716	(1,300)	7(b)	309	7(c)	189	7(a)
Net income / (loss) after taxes	$5,598	$ (38,439)	$(527)	$ (18,214)		$(2,547)		$(54,129)
Net (loss) / income attributable to common stockholders (basic)		$ (38,439)	$(32,978)
Net (loss) / income attributable to common stockholders (diluted)		$ (38,439)	$(32,978)
Net income attributable to Class A redeemable ordinary shares (basic and diluted)	$4,478
Net income attributable to Class B non-redeemable ordinary shares (basic and diluted)	$1,120
Net loss attributable to Class A non-redeemable ordinary shares (basic and diluted)								$(54,129)
Net (loss) / income per share attributable to common stockholders (basic)		$(0.91)	$(2.80)
Net (loss) / income per share attibutable to common stockholders (diluted)		$(0.91)	$(2.80)
Net income per share attributable to Class A redeemable ordinary shares (basic and diluted)	$0.26
See accompanying notes to the unaudited pro forma condensed combined financial statements.

	Historical Year Ended December 31, 2021	Historical Year Ended January 31, 2022	Historical Year Ended December 31, 2021	Transaction Accounting Adjustments
	L&F	ZF	IDX	Adjustments Related to IDX	Additonal Pro Forma Adjustments	Pro Forma Statement of Operations
Net income per share attributable to Class B non-redeemable ordinary shares (basic and diluted)	$0.26
Net loss per share attributable to Class A non-redeemable ordinary shares (basic and diluted)						$(0.45)
Weighted-average average shares used in computing net (loss) / income per share attributable to common stockholders (basic)		42,073,351	11,777,989
Weighted-average shares used in computing net (loss) / income per share attributable to common stockholders (diluted)		42,073,351	11,777,989
Weighted-average shares outstanding of Class A redeemable ordinary shares used in computing net income per share attributable to stockholders of Class A redeemable ordinary shares (basic and diluted)	17,250,000
Weighted-average shares outstanding of Class B non-redeemable ordinary shares used in computing net income per share attributable to stockholders of Class B non-redeemable ordinary shares (basic and diluted)	4,312,500
Weighted-average shares outstanding of Class A non-redeemable ordinary shares used in computing net loss per share attributable to stockholders of Class A non-redeemable ordinary shares (basic and diluted)						119,877,396	6(G)
See accompanying notes to the unaudited pro forma condensed combined financial statements.

SCENARIO 1
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
1. Description of the Transactions
Business Combination, Common Equity PIPE Financing, and Convertible Notes Financing
On December 17, 2021, L&F, ZeroFox and IDX entered into a definitive business combination agreement (the “Business Combination Agreement”). Under the terms of the Business Combination Agreement, following the domestication of L&F as a Delaware corporation, (i) ZF Merger Sub, Inc., an indirect wholly-owned subsidiary of L&F, will merge with and into ZeroFox (the “ZF Merger”), with ZeroFox being the surviving company in the ZF Merger and continuing (immediately following the ZF Merger) as an indirect, wholly-owned subsidiary of L&F, (ii) immediately following the ZF Merger, IDX Merger Sub, Inc., an indirect wholly-owned subsidiary of L&F, will merge with and into IDX (the “IDX Merger”), with IDX being the surviving company in the IDX Merger (referred to herein as “Transitional IDX Entity”) and continuing (immediately following the IDX Merger) as an indirect, wholly-owned subsidiary of L&F, and (iii) immediately following the IDX Merger, Transitional IDX Entity will merge with and into IDX Forward Merger Sub, LLC, an indirect wholly-owned subsidiary of L&F (the “IDX Forward Merger,” and together with the ZF Merger and IDX Merger, the “Mergers”), with IDX Forward Merger Sub, LLC being the surviving company in the IDX Forward Merger and continuing (immediately following the IDX Forward Merger) as an indirect, wholly-owned subsidiary of L&F. The cash components of the transaction will be funded by L&F’s cash in trust of approximately $34.8 million (after giving effect to the Extension Amendment Redemptions and assuming no additional Redemptions), the $20.0 million Common Equity PIPE Financing, and the $150.0 million Convertible Notes Financing. The Notes will mature three years from issuance and accrue cash interest at 7.00% per annum payable quarterly with an option for the issuer to accrue paid-in-kind interest at an annual rate of 8.75%.
2. Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses. Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the Transactions (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Management has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the combined company reflecting the Transactions.
The unaudited pro forma condensed combined financial statements are based on L&F’s historical financial statements and ZeroFox’s and IDX’s historical consolidated financial statements, as adjusted to give effect to the Transactions. The historical financial statements of L&F and IDX were prepared based on a March 31 fiscal year-end and the historical financial statements of ZeroFox were prepared based on a January 31 fiscal year-end. Following the consummation of the Business Combination, New ZeroFox will have a January 31 fiscal year-end.
The unaudited pro forma condensed combined balance sheet gives pro forma effect to the Transactions as if they had been consummated on April 30, 2022. The unaudited pro forma condensed combined statements of operations for the three months ended April 30, 2022 and the year ended January 31, 2022 give effect to the Transactions as if they had occurred on February 1, 2021.
Management has made significant estimates and assumptions in its determination of the pro forma adjustments. The pro forma adjustments reflecting the Transactions are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial statements do not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. L&F and ZeroFox have not had any historical relationship prior to the Business Combination. L&F and IDX have not had any historical relationship prior to the Business Combination. Prior to the Business Combination, IDX was a customer of ZeroFox.
On May 3, 2022, L&F held an extraordinary general meeting of shareholders and voted to approve the Extension Articles Amendment, extending the date by which L&F must complete its initial business combination from May 23, 2022 to August 24, 2022. The L&F shareholders approved the Extension Amendment Proposal at the Extension Meeting and on May 3, 2022, L&F filed the Extension Articles Amendment with the Register of Companies of the Cayman Islands. In connection with the vote to approve the Extension Amendment Proposal, the holders of 13,824,311 Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.154 per share, for an aggregate redemption amount of approximately $140,378,518. After giving effect to the Extension Amendment Redemptions, as of May 27, 2022, there are 3,425,689 Class A Ordinary Shares issued and outstanding and $34,806,051 remaining in the Trust Account.
This presentation assumes that no Public Shareholders exercise their right to redeem their Class A Ordinary Shares for their pro rata share of the Trust Account and thus the full amount held in the Trust Account as of immediately prior to the Closing is available for the post-Business Combination company; and shares outstanding as presented in the unaudited pro forma condensed combined financial statements include 82,328,665 shares of New ZeroFox Common Stock to be issued to ZeroFox’s shareholders, 27,811,576 shares of New ZeroFox Common Stock to be issued to IDX’s shareholders, 7,738,189 shares of New ZeroFox Common Stock issued to L&F shareholders (including the 1,293,750 shares of New ZeroFox Common Stock to be issued to the Sponsor Holders that are subject to forfeiture if certain earnout conditions are not satisfied (the “Sponsor Holders Earnout Shares”)) (assuming there are no Public Shareholders who exercise their redemption rights), and 2,000,000 shares of New ZeroFox Common Stock to be issued in connection with the Common Equity PIPE Financing.
As a result of the Transactions, assuming no Public Shareholders elect to redeem their shares for cash (after giving effect to the Extension Amendment Redemptions), ZeroFox’s shareholders will own approximately 68% of the shares of New ZeroFox Common Stock, IDX’s shareholders will own approximately 23% of the shares of New ZeroFox Common Stock, the Common Equity PIPE Investors will own approximately 2% of the shares of the New ZeroFox Common Stock, the L&F Public Shareholders will own approximately 3% of the shares of New ZeroFox Common Stock, and the L&F Initial Shareholders Holders will own approximately 4% of the shares of New ZeroFox Common Stock, based on the number of Class A Ordinary Shares outstanding as of May 4, 2022 (in each case, not giving effect to any shares issuable upon the exercise of any L&F Warrants, or the conversion of any of the Notes).
	Scenario 1 Assuming No Redemptions
	Shares from Transactions (after the Extension Amendment Redemptions)	Shares from PIPE Investment	Total Shares	%
Stockholder
ZeroFox Shareholders	82,328,665	—	82,328,665	68%
IDX Shareholders	27,811,576	—	27,811,576	23%
Common Equity PIPE Investors	—	2,000,000	2,000,000	2%
L&F Public Shareholders	3,425,689	—	3,425,689	3%
L&F Initial Shareholders	4,312,500	—	4,312,500	4%
Total	117,878,430	2,000,000	119,878,430	100%
The L&F Public Warrants and L&F Private Placement Warrants of L&F have been reported as liability-classified instruments that will be subsequently remeasured at fair value in future reporting periods, with changes in fair value recognized in earnings. The 1,293,750 Sponsor Holders Earnout Shares that are subject to an earnout pursuant to the Sponsor Support Letter Agreement have been reported as equity-classified as they are indexed to the entity’s own stock and meet the additional criteria for equity classification. The final accounting for the Business Combination, including L&F Warrants and Sponsor Holders Earnout Shares, is expected to be determined at Closing.

These unaudited pro forma condensed combined financial statements and related notes have been derived from and should be read in conjunction with:
•	the historical unaudited condensed financial statements of L&F as of and for the three months ended March 31, 2022, and the related notes included elsewhere in this proxy statement/prospectus;
•	the historical audited financial statements of L&F as and for the year ended December 31, 2021 and the related notes included elsewhere in this proxy statement/prospectus;
•	the historical unaudited condensed financial statements of ZeroFox as of and for the three months ended April 30, 2022 and the related notes included elsewhere in this proxy statement/prospectus;
•	the historical audited consolidated financial statements of ZeroFox as of and for the year ended January 31, 2022 and the related notes included elsewhere in this proxy statement/ prospectus;
•	the historical unaudited condensed financial statements of IDX as of and for the three months ended March 31, 2022, and the related notes included elsewhere in this proxy statement/prospectus;
•	the historical audited consolidated financial statements of IDX as of and for the year ended December 31, 2021 and the related notes included elsewhere in this proxy statement/ prospectus;
•	the accompanying notes to the unaudited pro forma condensed combined financial statements;
•
the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of L&F,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ZeroFox,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of IDX,” and other financial information relating to L&F, ZeroFox, and IDX included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of New ZeroFox.
3. Accounting Treatment for the Business Combination
With respect to the Business Combination, ZeroFox will be treated as the accounting acquirer and L&F and IDX will be treated as acquired companies for accounting purposes. This determination is primarily based on the facts that subsequent to the Business Combination:
•	ZeroFox shareholders will have a majority of the voting power of New ZeroFox;
•	ZeroFox will designate a majority of the governing body of New ZeroFox;
•	ZeroFox’s senior management will comprise all of the senior management of New ZeroFox; and
•	the largest single shareholder of the combined company will be a legacy owner of ZeroFox.
As a result of ZeroFox being considered the accounting acquirer in the Business Combination, the business combination between ZeroFox and L&F represents a reverse merger and will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Accordingly, for accounting purposes, the business combination between ZeroFox and L&F will be treated as the equivalent of ZeroFox issuing shares for the net assets of L&F, accompanied by a recapitalization. The net assets of ZeroFox will be stated at historical cost. No goodwill or other intangible assets will be recorded.
As ZeroFox is determined to be the accounting acquirer in the Business Combination, the acquisition of IDX will be considered a business combination under ASC 805, Business Combinations, and will be accounted for using the acquisition method of accounting. The consideration transferred to effect the acquisition will be allocated to the assets acquired and liabilities assumed based on their estimated acquisition-date fair values. The excess of consideration transferred over the fair values of assets acquired and liabilities assumed will be recorded as goodwill. Transaction costs will be expensed as if the acquisition of IDX had occurred on February 1, 2021.

4. Exchange of Shares of ZeroFox for Shares of New ZeroFox Common Stock
Exchange of ZeroFox Shares for New ZeroFox Common Stock
Based on 287,259,824 shares of ZeroFox Common Stock outstanding as of April 30, 2022 after the assumed net exercise of certain warrants and the ZF Mandatory Conversion immediately prior to the Closing, and the ZF Closing Stock per Share Consideration, determined in accordance with the terms of the Business Combination Agreement, of approximately 0.2866 of a share of New ZeroFox Common Stock, holders of ZeroFox Common Stock (excluding holders of certain options) are expected to receive 82,328,665 shares of New ZeroFox Common Stock in the Business Combination, determined as follows:
	ZeroFox Shares Outstanding as of April 30, 2022 (Historical)	Net Exercise of Stock Warrants	Conversion of ZeroFox Redeemable Convertible Preferred Stock into ZeroFox Common Stock	ZeroFox common s tock assumed outstanding prior to Closing
Series Seed, par value $0.00001 per share	9,198,372	—	(9,198,372)	—
Series A, par value $0.00001 per share	15,997,285	110,976	(16,108,261)	—
Series B, par value $0.00001 per share	26,914,949	125,401	(27,040,350)	—
Series C, par value $0.00001 per share	21,124,699	—	(21,124,699)	—
Series C-1, par value $0.00001 per share	11,376,115	—	(11,376,115)	—
Series D, par value $0.00001 per share	13,871,547	—	(13,871,547)	—
Series D-1, par value $0.00001 per share	5,878,303	—	(5,878,303)	—
Series D-2, par value $0.00001 per share	993,868	—	(993,868)	—
Series E, par value $0.00001 per share	15,227,437	725,930	(15,953,367)	—
Common stock, par value $0.00001 per share	43,207,753	—	244,052,071	287,259,824
Total	163,790,328	962,307	122,507,189	287,259,824
ZeroFox common stock assumed outstanding prior to Closing				287,259,824
ZF Closing Stock Per Share Consideration				0.2866
Estimated shares of New ZeroFox Common Stock issued to ZeroFox stockholders upon Closing				83,328,665

Exchange of Shares of IDX Capital Stock for Shares of New ZeroFox Common Stock
Based on 45,024,408 shares of IDX Capital Stock outstanding as of March 31, 2022 after the net exercise of a common stock warrant immediately prior to the Closing, and the IDX Closing Stock Per Share Consideration, determined in accordance with the terms of the Business Combination Agreement, of approximately 0.6177 of a share of New ZeroFox Common Stock, holders of IDX Capital Stock are expected to receive 27,811,576 shares of New ZeroFox Common Stock in the Business Combination, determined as follows:
	IDX Capital Stock outstanding as of March 31, 2022 (Historical)	Net Exercise of IDX Common Stock Warrants	Conversion of IDX Redeemable Convertible Preferred Stock into IDX Common Stock	IDX Common Stock assumed outstanding prior to Closing
Series A-1, par value $0.0001 per share	5,882,350	—	(5,882,350)	—
Series A-2, par value $0.0001 per share	26,194,324	—	(26,194,324)	—
Common stock, par value $0.0001 per share	12,673,667	274,067	32,076,674	45,024,408
	44,750,341	274,067	—	45,024,408
IDX Common Stock assumed outstanding prior to closing				45,024,408
IDX Closing Stock Per Share Consideration				0.6177
Estimated shares of New ZeroFox Common Stock issued to IDX stockholders upon Closing				27,811,576
5. Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet
The pro forma adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:
Pro Forma Adjustments Related to IDX:
The adjustments below relate to IDX and include adjustments to record the allocation of the purchase price for the acquisition of IDX and additional adjustments related to the Business Combination.
(aa)
Upon the Closing, all of the outstanding shares of IDX Capital Stock will be exchanged for shares of New ZeroFox Common Stock. IDX believes it is a leading consumer privacy platform built for agility in the digital age. IDX provides privacy, identity protection, and data breach response services to its government and commercial customers. The IDX acquisition will allow New ZeroFox to further scale its digital risk protection services and expand its customer base. The acquisition will be accounted for as a business combination in accordance with ASC 805, Business Combinations.

The following table summarizes the preliminary estimate of the consideration transferred to effect the IDX acquisition (in thousands, except share and share price amounts):
Cash consideration(1)	$29,403
Repayment of IDX’s estimated transaction costs(2)	5,010
Repayment of IDX’s debt(3)	12,724
Total cash consideration and repayment of IDX’s debt and estimated transaction costs	$47,137
Shares of New ZeroFox Common Stock transferred(4)	27,811,576
New ZeroFox Common Stock share price(4)	$10.00
New ZeroFox Common Stock consideration transferred	$278,116
Total consideration transferred	$325,253
(1)
Total consideration transferred will include cash consideration of $47.1 million, adjusted for IDX’s closing working capital, debt, and cash. As a condition to the Business Combination, IDX retains their pre-closing cash balance. As such, the pro forma adjustment to cash includes a reduction of $15.7 million.

(2)
Total consideration transferred will include transaction costs incurred by IDX that are not deemed to be direct and incremental costs of the Business Combination that will be reimbursed by New ZeroFox.

(3)	Total consideration transferred will include payment of IDX’s debt by New ZeroFox.
(4)	Total consideration transferred will include 27,811,576 shares of New ZeroFox with an estimated fair value of $10.00 per share.
Adjustment 5(aa) reflects the following:
•
The adjustment reflects consideration transferred in the adjustments to cash and cash equivalents of $47.1 million, L&F Class A ordinary shares (Domesticated) of $3,000, and additional paid-in capital of $213.2 million.

•
The adjustment reflects the elimination of IDX’s historical equity as well as its equity arising from the other Adjustments Related to Acquisition of IDX (see Notes 5(bb) through 5(dd)). These eliminations of IDX’s equity include the elimination of its additional paid-in capital arising from the other Adjustments Related to Acquisition of IDX of $65.7 million. The eliminations of IDX’s equity also include the elimination of historical common stock of $1,000 and the elimination of $3,000 of common stock arising from the other Adjustments Related to Acquisition of IDX. These eliminations also include the elimination of IDX’s historical accumulated deficit of $70.5 million and the elimination of $10,000 of accumulated deficit arising from the Adjustments Related to Acquisition of IDX.

•	The adjustment reflects fair value adjustments to record IDX’s identifiable intangible assets and goodwill of $94.9 million and $239.8 million, respectively.
•
The adjustment reflects the payment of IDX’s current portion of long-term debt, long-term debt—net of current portion, and related party convertible debt of $2.5 million, $7.5 million, and $2.7 million, respectively.

The following table summarizes the allocation of the preliminary estimate of the purchase price to the assets acquired and liabilities assumed (in thousands):
Accounts receivable	11,219
Deferred contract acquisitions costs, current	1,416
Prepaid expenses and other assets	807
Property and equipment	142
Deferred contract acquisition costs, net of current portion	312
Goodwill	239,801
Intangible assets	94,900
Total assets acquired	348,597
Accounts payable	7,471
Accrued liabilities	5,530
Deferred revenue, current	7,112
Deferred revenue, net of current portion	2,472
Accrued liabilities, long-term	759
Total liabilities assumed	23,344
Total consideration transferred	$325,253
The excess of the purchase price over the fair values of the net identifiable tangible and intangible assets acquired will be assigned to goodwill. Goodwill represents the future benefits as a result of the acquisition that will enhance the services available to both new and existing customers and increase the New ZeroFox’s competitive position. Goodwill will not be amortized, but instead will be tested for impairment at least annually or more frequently if certain indicators are present. In the event that management determines that the value of goodwill has been impaired, an accounting charge for the amount of impairment during the quarter in which the determination is made may be recognized. Goodwill attributable to the IDX acquisition is not expected to be deductible for tax purposes.
With respect to the adoption of ASU No. 2021-08, notwithstanding the fact that the Business Combination is assumed to have occurred as of February 1, 2021, based on Article 11 guidance for the pro forma condensed statement of comprehensive income, ZeroFox used February 1, 2022 as the adoption date for purposes of the pro forma condensed statement of comprehensive income as that is the adoption date reflected in the historical financial statements for the three months ended April 30, 2022.
The following table sets forth the amounts allocated to the intangible assets identified, the estimated useful lives of those intangible assets, and the methodologies used to determine the fair values of those intangible assets (dollars in thousands):
	Fair value	Useful Life (in years)	Fair Value Methodology
Trade name	$30,900	5	Relief from Royalty method
Developed technology	14,000	5	Replacement Cost method
Breach-related contracts	2,300	1	Multi-period Excess Earnings Method of the Income Approach
Office of Personnel Management contract	43,600	6	Multi-period Excess Earnings Method of the Income Approach
Customer relationships	4,100	1	Multi-period Excess Earnings Method of the Income Approach
	$94,900
As part of the IDX acquisition, ZeroFox incurred negligible acquisition-related costs and therefore no adjustment is reflected in these pro forma financial statements.
(bb)
To reflect the payment of IDX’s total estimated advisory, legal, accounting, auditing, and other professional fees of $0.9 million that are deemed to be direct and incremental costs of the Business Combination.

(cc)
To reflect the conversion of all of IDX’s redeemable convertible preferred stock into IDX Common Stock due to the Business Combination. Each share of all series of IDX redeemable convertible preferred stock converts into one share of IDX common stock.

(dd)	To reflect stock-based compensation for stock options that are subject to accelerated vesting upon the Business Combination.
Additional Pro Forma Adjustments
The adjustments below include adjustments related to the Common Equity PIPE Financing, the Convertible Notes Financing, and the Business Combination, which include additional adjustments related to ZeroFox and L&F.
(A)	To reflect the redemption by the L&F Public Shareholders of 13,824,311 Class A Shares in connection with the vote to approve the Extension Amendment Proposal.
(B)
To reflect the release of cash from the Trust Account to cash and cash equivalents, assuming no Public Shareholders exercise their right to have their Class A Ordinary Shares redeemed for their pro rata share of the Trust Account.

(C)
To reflect the payment of L&F’s total estimated advisory, legal, accounting, auditing, and other professional fees of $13.3 million that are deemed to be direct and incremental costs of the Business Combination. The adjustment reduces prepaid expenses by $7,000, accrued liabilities by $4.2 million, and additional paid-in capital by $9.0 million.

(D)	To reflect the payment of L&F’s accrued offering costs of $0.4 million upon consummation of the Business Combination.
(E)
To reflect ZeroFox’s payment of its long-term debt of $15.0 million with Stifel and $37.5 million with Orix. This adjustment eliminates the long-term debt carrying values of $14.4 million and $36.0 million with Stifel and Orix, respectively. In addition, this adjustment eliminates unamortized debt discounts of $0.6 million for Stifel and $1.5 million for Orix. The unamortized debt discounts are related to unamortized debt issuance costs and warrants. The debt with Orix is subject to a prepayment penalty of 3.00% on the outstanding balance of $37.5 million, or $1.1 million. The prepayment penalty is reflected in the reduction to cash of $38.6 million and the increase to accumulated deficit of $3.2 million.

(F)
To reflect the net exercise of warrants to purchase ZeroFox Series A, B, and E redeemable convertible preferred stock that were outstanding and unexercised as of April 30, 2022. This adjustment reduces the warrant liability by $4.8 million and increases redeemable convertible preferred stock and additional paid-in capital by $3.3 million and $1.5 million, respectively.

(G)
To reflect the issuance of the Notes for $150.0 million. This adjustment records an increase of cash from the convertible note issuance of $149.8 million ($150.0 million, net of debt issuance costs of $0.2 million) and a corresponding increase in the carrying value of convertible debt. The Notes contain a provision whereby, in the case of an event of default, the obligation will bear additional interest at a rate equal to 2.00% per annum. Management evaluated events of default and determined the non-credit related events of default represent an embedded derivative that must be bifurcated and accounted for separately from the Notes. The default rate derivative is treated as a liability, initially measured at fair value with subsequent changes in fair value recorded in earnings. Management has assessed the probability of occurrence for a non-credit default event and determined the likelihood of a referenced event to be remote. Therefore, the estimated fair value of the default rate derivative is negligible and no amount was recorded.

(H)
To reflect the issuance of an aggregate of 1,500,000 shares of New ZeroFox Common Stock in the Common Equity PIPE Financing (excludes the 500,000 Common Equity PIPE Financing shares to be issued to holders of the ZeroFox PIK Promissory Notes, see Note 5(M)) at a price of $10.00 per share, for an aggregate purchase price of $15.0 million.

(I)
To reflect the payment of ZeroFox’s total estimated advisory, legal, accounting, auditing, and other professional fees of $14.9 million that are deemed to be direct and incremental costs of the Business

Combination. Approximately $4.9 million of these costs have been expensed in the historical financial statements. Any remaining costs are assumed to be deferred. This adjustment reduces additional paid-in capital by $10.0 million and accrued liabilities by $2.7 million.
(J)
To reflect the settlement of the $6.0 million deferred underwriting fee payable that was incurred during L&F’s initial public offering, which is required to be settled upon completion of the Business Combination.

(K)
To reflect the conversion of all of ZeroFox’s redeemable convertible preferred stock into ZeroFox Common Stock in the ZF Mandatory Conversion immediately prior to the Closing. Each share of all series of ZeroFox redeemable convertible preferred stock converts into two shares of ZeroFox Common Stock.

(L)	To reflect the conversion of the Class A Ordinary Shares into shares of New ZeroFox Common Stock in connection with the Domestication.
(M)
To reflect the issuance of an aggregate of 500,000 shares of New ZeroFox Common Stock in the Common Equity PIPE Financing to be issued to holders of the ZeroFox PIK Promissory Notes at a price of $10.00 per share. The issuance of these shares results in a reduction to the ZeroFox PIK Promissory Notes liability and an increase to additional paid-in-capital of $5.0 million.

(N)	To reflect the reclassification of Class A Ordinary Shares of $34.7 million to common stock and additional paid-in capital $34.7 million.
(O)
To reflect the recapitalization of ZeroFox through the cancelation of all outstanding common stock of ZeroFox and the issuance of 82,328,665 shares of New ZeroFox Common Stock and the elimination of the accumulated deficit of L&F, the accounting acquiree. As a result of the recapitalization, ZeroFox common stock and L&F’s accumulated deficit of $20.2 million are derecognized. The shares of New ZeroFox Common Stock issued in exchange for shares of ZeroFox common stock are recorded as an increase to common stock of $8,000 and a decrease to additional paid-in capital of $20.2 million.

(P)
To reflect the reclassification of Silver Lake’s warrant to purchase up to 1,924,790 shares of ZeroFox common stock from a liability to additional paid-in-capital. Upon the Business Combination, using the estimated Exchange Ratio ZF Closing Stock Per Share Consideration of 0.2866, this warrant is expected to be exchanged for a warrant to purchase up to 551,644 shares of New ZeroFox Common Stock. The terms of the warrant to purchase New ZeroFox Common Stock are expected to result in the warrant being classified as equity.

(Q)
To reflect the reclassification of Hercules Capital, Inc.’s (“Hercules”) warrant to purchase up to 648,350 shares of ZeroFox’s Series C-1 redeemable convertible preferred stock from a liability to additional paid-in-capital. Upon the Business Combination, the warrant is expected to be converted into a warrant to purchase up to 1,296,700 shares of ZeroFox Common Stock. Immediately subsequent to this conversion, using the estimated Exchange Ratio ZF Closing Stock Per Share Consideration of 0.2866, the converted warrant is expected to be exchanged for a warrant to purchase up to 371,634 shares of New ZeroFox Common Stock. The terms of the warrant to purchase New ZeroFox Common Stock are expected to result in the warrant being classified as equity.

6. Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations
The pro forma adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:
Pro Forma Adjustments Related to IDX:
The adjustments below relate to IDX and include adjustments related to the allocation of the purchase price for the acquisition of IDX and additional adjustments related to the Business Combination.
(aa)
To reflect incremental amortization expense as a result of the fair value adjustment to intangible assets. Amortization expense related to developed technology is recorded as cost of revenue. Amortization expense related to the trade name is recorded as general and administrative expense. Amortization expense related to the Office of Personnel Management contract, breach-related contract, and customer relationships is recorded as sales and marketing expense.

(bb)	To reflect stock-based compensation for stock options that are subject to accelerated vesting upon the Business Combination.
(cc)	To reflect the elimination of interest expense and amortization of deferred debt issuance costs on IDX’s loan with Comerica Bank as it is assumed that this debt balance is paid off upon the Closing.
(dd)	To reflect the elimination of interest expense on IDX’s related party convertible debt as it is assumed that this debt balance would have been paid off upon the Closing.
(ee)	To reflect the elimination of the change in fair value of IDX’s related party convertible debt as it is assumed that this debt balance would have been paid off upon the Closing.
(ff)	To reflect the elimination of the change in fair value of IDX’s warrant liabilities. It is assumed that the warrants to purchase IDX’s capital stock will be net exercised on February 1, 2021.
Additional Pro-Forma Adjustments:
The adjustments below include adjustments related to the Common Equity PIPE Financing, the Convertible Notes Financing and the Business Combination, which include additional adjustments related to ZeroFox and L&F.
(A)
To reflect an adjustment to eliminate interest expense, amortization of discount and debt issuance costs on the Stifel and Orix loans as it is assumed that the related debt balances would have been paid off by ZeroFox on February 1, 2021.

(B)	To reflect an adjustment to record cash interest expense of 7.00% and amortization of debt issuance costs on the Notes (see Note 5(E)).
The Notes bear interest at a rate of 7.00% per annum, payable quarterly in cash; provided, that the issuer may elect to pay interest in kind at a rate of 8.75% per annum. The preparation of the unaudited pro forma condensed combined financials statements assumes the cash interest option was elected consistently throughout the reporting period. The following table summarizes the impact of selecting the interest in kind option on unaudited pro forma condensed combined financials statements (in thousands, except share and share price amounts):
For the three months ended April 30, 2022	Cash Interest Option	PIK Option
Convertible Debt	$149,806	$167,077
Total liabilities	$230,035	$247,306
Accumulated Deficit	$(168,005)	$(185,276)
Total stockholders' equity	$273,969	$256,698

Interest expense	$2,699	$3,665
Net loss after tax	$(8,075)	$(9,041)

Net loss per share	$(0.07)	$(0.08)
For the year ended January 31, 2022
Interest expense	$13,178	$16,342
Net loss after tax	$(55,849)	$(59,013)

Net loss per share	$(0.47)	$(0.49)
(C)
To reflect an adjustment to write-off the unamortized debt discounts related to ZeroFox loans with Orix and Stifel. The unamortized debt discounts include discounts due to unamortized debt issuance costs and warrants.

(D)
To reflect the elimination of the change in fair value of ZeroFox’s warrant liabilities. It is assumed that the warrants to purchase ZeroFox’s Series A, B, and E redeemable convertible preferred stock will be net exercised on February 1, 2021. In addition, it is assumed that the warrants to purchase ZeroFox’s common stock (see Note 5(P)) and Series C-1 redeemable convertible preferred stock (see Note 5(Q)) will be exchanged for warrants to purchase New ZeroFox Common Stock on February 1, 2021 and that the exchanged warrants will be classified as equity.
(E)	To reflect the elimination of interest income related to the marketable securities held in the trust account.
(F)	To reflect write-down of the unamortized debt issuance costs and warrants and the prepayment penalty associated with the payment of its long-term debt with Orix (see Note 5(E)).
(G)
The pro forma basic and diluted net loss per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of New ZeroFox shares outstanding as if the Transactions occurred on February 1, 2020. The calculation of weighted-average shares outstanding for pro forma basic and diluted net loss per share assumes that the shares issuable in connection with the Transactions have been outstanding for the entirety of the periods presented. The 1,293,750 Sponsor Holders Earnout Shares are participating securities that contractually entitle the holders of such shares to participate in nonforfeitable dividends but do not contractually obligate the holders of such shares to participate in losses. The unaudited pro forma condensed combined statements of operations reflect net losses for the periods presented and, accordingly, no loss amounts have been allocated to the Sponsor Holders Earnout Shares. The Sponsor Holders Earnout Shares have also been excluded from basic and diluted pro forma net loss per share as such shares are subject to forfeiture until certain specified earnout triggering events have occurred.

Pro Forma weighted-average common shares outstanding—basic and diluted is calculated as follows for the three months ended April 30, 2022 and year ended January 31, 2022:
Weighted-average shares calculation - basic and diluted	Assuming No Redemptions into Cash
Assume conversion of Class B ordinary shares into Class A ordinary shares effective January 1, 2021 as a result of assuming closing of the Business Combination on January 1, 2021	4,312,500
Assume reclassification of L&F Class A ordinary shares subject to redemption to L&F Class A ordinary shares not subject to redemption effective January 1, 2021 under Scenario 1 as a result of assuming closing of the Business Combination on January 1, 2021	3,425,689
Assume January 1, 2021 issuance of L&F Class A ordinary shares in connection with the closing of the Common Equity PIPE Investment Financing	2,000,000
Assume January 1, 2021 issuance of L&F Class A ordinary shares to ZeroFox shareholders as a result of assuming closing of the Business Combination on January 1, 2021	82,328,665
Assume January 1, 2021 issuance of L&F Class A ordinary shares to IDX shareholders as a result of assuming closing of the Business Combination on January 1, 2021	27,811,576
Pro forma weighted-average shares outstanding—basic and diluted	119,878,430

7. Income Taxes
(a)
The following tables represents the income tax impact of the pro forma adjustments using effective tax rate of -1.64% and -0.34% for the three months ended April 30, 2022 and year ended January 31, 2022, respectively (in thousands):

	Three Months Ended April 30, 2022	Year Ended January 31, 2022
Current tax expense:
Federal	$—	$—
Foreign	55	100
State and local	14	89
	69	189

Deferred tax (benefit) expense:
Federal	(2,261)	(10,353)
State and local	4	(550)
Foreign	—	—
	(2,257)	(10,903)
Less change in valuation allowance	2,257	10,903
Income tax benefit	$69	$189
Deferred income taxes reflect temporary differences in the recognition of revenue and expenses between financial statement and income tax reporting. Deferred income taxes as of April 30, 2022 consisted of the following (in thousands):
April 30, 2022
Deferred tax assets:
Depreciation and amortization	$676
Deferred revenue	1,430
Stock-based compensation	115
Accruals	1,001
Charitable contributions	3
Allowance for doubtful accounts	65
Tax credits	12
Limitation on business interest expense	2,109
Net operating losses- federal and state	32,619
Credit carryforward	36
Deferred rent	13
Other, net	(10)
Total deferred tax asset before valuation allowance	38,069
Valuation allowance	(17,122)
Total deferred tax asset	20,947
Deferred tax liabilities:
Prepaid commissions	(2,864)
Intangibles from ZeroFox's acquisition of a business	(664)
IDX intangibles	(17,323)
Other, net	(96)
Total deferred tax liability before valuation allowance	(20,947)
Valuation allowance	—
Total deferred tax liability	(20,947)
Net deferred tax liability	$—
(c)	The adjustment primarily reflects changes in deferred taxes attributable to IDX.
(d)	The adjustment primarily reflects changes in deferred taxes attributable to ZeroFox.
The pro forma tax adjustments are based on the assumption that the acquired deferred tax liabilities will be a source of income for our net operating losses. We will complete our analysis relating to the availability of the deferred tax liabilities as a source of income and evaluate any limitations on the use of our net operating losses when the merger is complete.

SCENARIO 2

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF APRIL 30, 2022

(in thousands, except share amounts)
	Historical March 31, 2022	Historical April 30, 2022	Historical March 31, 2022	Transaction Accounting Adjustments
	L&F	ZF	IDX	Adjustments Related to ZF		Adjustments Related to IDX		Additional Pro Forma Adjustments		Pro Forma Balance Sheet
ASSETS
Current assets:
Cash and cash equivalents	$263	$10,110	$15,697	$(12,700)	5(cc)	$(62,601)	5(A)	$140,379	5(AA)	$41,312
				(53,625)	5(hh)	(855)	5(B)	(140,379)	5(AA)
								28,710	5(BB)
								(13,264)	5(CC)
								(350)	5(DD)
								149,806	5(EE)
								15,000	5(FF)
								(34,786)	5(HH)
								(93)	5(II)
Accounts receivable, net of allowance for doubtful accounts	—	12,476	11,219	—		—		—		23,695
Deferred contract acquisitions costs, current	—	4,594	1,416	—		—		—		6,010
Prepaid expenses and other assets	7	2,404	807	—		—		(7)	5(CC)	3,211
Total current assets	270	29,584	29,139	(66,325)		(63,456)		145,016		74,228
Marketable investments held in Trust Account	175,127	—	—	—		—		(140,379)	5(AA)
								(28,710)	5(BB)
								(6,038)	5(GG)
Property and equipment, net of accumulated depreciation	—	625	142	—		—		—		767
Capitalized software, net of accumulated amortization	—	983	—	—		—		—		983
Deferred contract acquisition costs, net of current portion	—	6,869	312	—		—		—		7,181
Acquired intangible assets, net of accumulated amortization	—	13,421	—	172,000	5(aa)	94,900	5(A)	—		280,321
Goodwill	—	35,002	—	744,399	5(aa)	239,801	5(A)	—		1,019,202
Deferred tax asset	—	—	1,144	32,909	5(aa)	(1,144)	5(A)	—		—
				(32,909)	5(gg)
Other assets	—	344	—	—		—		—		344
Total assets	$175,397	$86,828	$30,737	$850,074		$270,101		$(30,111)		$1,383,026
See accompanying notes to the unaudited pro forma condensed combined financial statements.

	Historical March 31, 2022	Historical April 30, 2022	Historical March 31, 2022	Transaction Accounting Adjustments
	L&F	ZF	IDX	Adjustments Related to ZF		Adjustments Related to IDX		Additional Pro Forma Adjustments		Pro Forma Balance Sheet
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$—	$4,181	$7,471	$—		$—		$—		$11,652
Accrued liabilities	4,233	3,319	5,530	(2,693)	5(cc)	(345)	5(B)	(4,233)	5(CC)	5,811
Accrued offering costs	350	—	—	—		—		(350)	5(DD)	—
Deferred revenue, current	—	32,855	7,112	—		—		—		39,967
Related party convertible debt, carried at fair value	—	—	2,724	—		(2,724)	5(A)	—		—
Current portion of long-term debt	—	6,031	2,500	—		(2,500)	5(A)	(5,093)	5(II)	938
Total current liabilities	4,583	46,386	25,337	(2,693)		(5,569)		(9,676)		58,368
Deferred underwriting fee payable	6,038	—	—	—		—		(6,038)	5(GG)	—
Deferred revenue—net of current portion	—	6,806	2,472	—		—		—		9,278
Accrued liabilities, long-term	—	—	759	—		—		—		759
Deferred tax liability	—	—	—	43,666	5(aa)	—		—		10,757
			—	(32,909)	5(gg)
Long term debt—net of current portion	—	52,359	7,487	(50,448)	5(hh)	(7,487)	5(A)	—		1,911

Convertible debt	—	—	—	—		—		149,806	5(EE)	149,806
Warrants	9,913	11,891	—	(4,826)	5(bb)	—		—		9,913
				(2,555)	5(ff)
				(4,510)	5(ee)
Other liabilities	—	—	—	—		—		—		—
Total liabilities	20,534	117,442	36,055	(54,275)		(13,056)		134,092		240,792
See accompanying notes to the unaudited pro forma condensed combined financial statements.

	Historical March 31, 2022	Historical April 30, 2022	Historical March 31, 2022	Transaction Accounting Adjustments
	L&F	ZF	IDX	Adjustments Related to ZF and Acquisition of ZF		Adjustments Related to IDX and Acquisition of IDX		Additional Pro Forma Adjustments		Pro Forma Balance Sheet
ZeroFox redeemable convertible preferred stock	—	132,229	—	2,626	5(bb)	—		—		—
				(134,855)	5(dd)
IDX redeemable convertible preferred stock	—	—	65,166	—		(65,166)	5(C)	—		—
Total redeemable convertible preferred stock	—	132,229	65,166	(132,229)		(65,166)		—		—
L&F Class A ordinary shares subject to possible redemption (pre-Domestication)	175,088	—	—	—		—		(140,379)	5(AA)	—
								(34,709)	5(HH)
L&F Class A ordinary shares subject to possible redemption (Domesticated)	—	—	—	—		—		—		—
Stockholders' equity (deficit):
L&F Class A ordinary shares (pre-Domestication)	—	—	—	—		—		—		—
L&F Class B ordinary shares (pre-Domestication)	—	—	—	—		—				—
L&F Class A ordinary shares (Domesticated)	—	—	—	8	5(aa)	3	5(A)	—		11

ZeroFox common stock	—	—	—	—		—		—		—

IDX common stock	—	—	1	—		(4)	5(A)	—		—
						3	5(C)
Additional paid-in capital	—	4,327	—	740,659	5(aa)	213,173	5(A)	(9,038)	5(CC)	1,177,827
				2,200	5(bb)	(510)	5(B)	15,000	5(FF)
				134,855	5(dd)	65,163	5(C)	5,000	5(II)
				4,510	5(ee)	10	5(D)	(77)	5(HH)
				2,555	5(ff)
Accumulated deficit	(20,225)	(167,023)	(70,485)	164,828	5(aa)	70,495	5(A)	—		(33,409)
				(10,007)	5(cc)	(10)	5(D)
				(3,177)	5(hh)
Accumulated other comprehensive loss	—	(147)	—	147	5(aa)	—		—		—
Total stockholders' equity (deficit)	(20,225)	(162,843)	(70,484)	1,036,578		348,323		10,885		1,143,234
Total liabilities, redeemable convertible preferred stock, L&F Class A ordinary shares, and stockholders' equity (deficit)	$175,397	$86,828	$30,737	$850,074		$270,101		$(30,111)		$1,383,026
See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS FOR THE THREE MONTHS ENDED APRIL 30, 2022
(in thousands, except share and per share amounts)
	Historical Three Months Ended March 31, 2022	Historical Three Months Ended April 30, 2022	Historical Three Months Ended March 31, 2022	Transaction Accounting Adjustments
	L&F	ZF	IDX	Adjustments Related to ZF		Adjustments Related to IDX		Additional Pro Forma Adjustments		Pro Forma Statement of Operations
Revenue	$—	$13,591	$ 27,474	$—		$—		$—		$41,065
Cost of revenue	—	4,249	21,265	4,950	6(aa)	700	6(A)	—		31,164
Gross profit	—	9,342	6,209	(4,950)		(700)		—		9,901
Operating expenses:
Research and development	—	3,961	1,450	—		—		—		5,411
Sales and marketing	—	8,534	1,896	2,250	6(aa)	1,817	6(A)	—		14,497
General and administrative	1,763	4,946	2,823	950	6(aa)	1,545	6(A)	—		12,027
Total operating expenses	1,763	17,441	6,169	3,200		3,362		—		31,935
(Loss) / income from operations	(1,763)	(8,099)	40	(8,150)		(4,062)		—		(22,034)
Other income (expense):
Interest expense, net	—	(1,386)	(120)	1,328	6(cc)	120	6(B)	(2,641)	6(AA)	(2,699)
Fair value adjustments	8,725	(663)	8	663	6(dd)	(8)	6(E)	—		8,725
Other expense	—	—	(280)	—		42	6(C)	—		—
						238	6(D)
Interest earned on marketable securities held in Trust Account	17	—	—	—		—		(17)	6(CC)	—
Total other income (expense)	8,742	(2,049)	(392)	1,991		392		(2,658)		6,026
Income / (loss) before taxes	6,979	(10,148)	(352)	(6,159)		(3,670)		(2,658)		(16,008)
Income tax expense (benefit)	—	55	(94)	(3,152)	7(b)	(1,011)	7(c)	(702)	7(d)	(4,904)	7(a)
Net income / (loss) after taxes	$6,979	$ (10,203)	$(258)	$ (3,007)		$ (2,659)		$ (1,956)		$(11,104)
Net (loss) / income attributable to common stockholders (basic)		$ (10,203)	$(258)
Net (loss) / income attributable to common stockholders (diluted)		$ (10,203)	$(258)
Net income attributable to Class A redeemable ordinary shares (basic and diluted)	$5,582
Net income attributable to Class B non-redeemable ordinary shares (basic and diluted)	$1,396
Net loss attributable to Class A non-redeemable ordinary shares (basic and diluted)										$(11,104)
Net (loss) / income per share attributable to common stockholders (basic)		$(0.24)	$(0.02)
Net (loss) / income per share attibutable to common stockholders (diluted)		$(0.24)	$(0.02)
Net income per share attributable to Class A redeemable ordinary shares (basic and diluted)	$0.32
See accompanying notes to the unaudited pro forma condensed combined financial statements.

	Historical Three Months Ended March 31, 2022	Historical Three Months Ended April 30, 2022	Historical Three Months Ended March 31, 2022	Transaction Accounting Adjustments
	L&F	ZF	IDX	Adjustments Related to ZF	Adjustments Related to IDX	Additional Pro Forma Adjustments	Pro Forma Statement of Operations
Net income per share attributable to Class B non-redeemable ordinary shares (basic and diluted)	$0.32
Net loss per share attributable to Class A non-redeemable ordinary shares (basic and diluted)							$(0.10)
Weighted-average average shares used in computing net (loss) / income per share attributable to common stockholders (basic)		42,962,226	12,656,363
Weighted-average shares used in computing net (loss) / income per share attributable to common stockholders (diluted)		42,962,226	12,656,363
Weighted-average shares outstanding of Class A redeemable ordinary shares used in computing net income per share attributable to stockholders of Class A redeemable ordinary shares (basic and diluted)	17,250,000
Weighted-average shares outstanding of Class B non-redeemable ordinary shares used in computing net income per share attributable to stockholders of Class B non-redeemable ordinary shares (basic and diluted)	4,312,500
Weighted-average shares outstanding of Class A non-redeemable ordinary shares used in computing net loss per share attributable to stockholders of Class A non-redeemable ordinary shares (basic and diluted)							116,452,741	6(CC)
See accompanying notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF
OPERATIONS FOR THE YEAR ENDED JANUARY 31, 2022
(in thousands, except share and per share amounts)
	Historical Year Ended December 31, 2021	Historical Year Ended January 31, 2022	Historical Year Ended December 31, 2021	Transaction Accounting Adjustments
	L&F	ZF	IDX	Adjustments Related to ZF		Adjustments Related to IDX		Additonal Pro Forma Adjustments		Pro Forma Statement of Operations
Revenue	$—	$47,433	$ 106,072	$—		$—		$—		$ 153,505
Cost of revenue	—	16,357	82,745	19,800	6(aa)	2,800	6(A)	—		121,702
Gross profit	—	31,076	23,327	(19,800)		(2,800)		—		31,803
Operating expenses:
Research and development	—	12,810	4,941	—		—		—		17,751
Sales and marketing	—	29,873	7,182	9,000	6(aa)	13,667	6(A)	—		59,722
General and administrative	3,848	16,408	6,872	3,800	6(aa)	6,180	6(A)	—		49,320
				12,202	6(ee)	10	6(B)
Total operating expenses	3,848	59,091	18,995	25,002		19,857		—		126,792
(Loss) / income from operations	(3,848)	(28,015)	4,332	(44,802)		(22,657)		—		(94,990)
Other income (expense):
Interest expense, net	—	(3,585)	(483)	3,459	6(bb)	482	6(C)	(10,565)	6(AA)	(13,179)
				(1,627)	6(cc)
				(860)	6(ff)
Fair value adjustments	9,426	(7,375)	(1,944)	7,375	6(dd)	1,944	6(F)			9,426
Other expense	—	—	(716)			25	6(E)			—
						169	6(D)
						522	6(E)
Interest earned on marketable securities held in Trust Account	20	—	—	—		—		(20)	6(BB)	—
Total other income (expense)	9,446	(10,960)	(3,143)	8,347		3,142		(10,585)		(3,753)
Income / (loss) before taxes	5,598	(38,975)	1,189	(36,455)		(19,515)		(10,585)		(98,743)
Income taxes	—	(536)	1,716	(10,624)	7(b)	(5,837)	7(c)	(391)	7(d)	(15,672)	7(a)
Net income / (loss) after taxes	$5,598	$ (38,439)	$(527)	$(25,831)		$ (13,678)		$ (10,194)		$(83,071)
Net (loss) / income attributable to common stockholders (basic)		$ (38,439)	$(32,978)
Net (loss) / income attributable to common stockholders (diluted)		$ (38,439)	$(32,978)
Net income attributable to Class A redeemable ordinary shares (basic and diluted)	$4,478
Net income attributable to Class B non-redeemable ordinary shares (basic and diluted)	$1,120
Net loss attributable to Class A non-redeemable ordinary shares (basic and diluted)										$(83,071)
Net (loss) / income per share attributable to common stockholders (basic)		$(0.91)	$(2.80)
Net (loss) / income per share attibutable to common stockholders (diluted)		$(0.91)	$(2.80)
See accompanying notes to the unaudited pro forma condensed combined financial statements.

	Historical Year Ended December 31, 2021	Historical Year Ended January 31, 2022	Historical Year Ended December 31, 2021	Transaction Accounting Adjustments
	L&F	ZF	IDX	Adjustments Related to ZF	Adjustments Related to IDX	Additonal Pro Forma Adjustments	Pro Forma Statement of Operations
Net income per share attributable to Class A redeemable ordinary shares (basic and diluted)	$0.26
Net income per share attributable to Class B non-redeemable ordinary shares (basic and diluted)	$0.26
Net loss per share attributable to Class A non-redeemable ordinary shares (basic and diluted)							$(0.71)
Weighted-average average shares used in computing net (loss) / income per share attributable to common stockholders (basic)		42,073,351	11,777,989
Weighted-average shares used in computing net (loss) / income per share attributable to common stockholders (diluted)		42,073,351	11,777,989
Weighted-average shares outstanding of Class A redeemable ordinary shares used in computing net income per share attributable to stockholders of Class A redeemable ordinary shares (basic and diluted)	17,250,000
Weighted-average shares outstanding of Class B non-redeemable ordinary shares used in computing net income per share attributable to stockholders of Class B non-redeemable ordinary shares (basic and diluted)	4,312,500
Weighted-average shares outstanding of Class A non-redeemable ordinary shares used in computing net loss per share attributable to stockholders of Class A non-redeemable ordinary shares (basic and diluted)							116,452,741	6(CC)

See accompanying notes to the unaudited pro forma condensed combined financial statements.

SCENARIO 2

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
1. Description of the Transactions
Business Combination, Common Equity PIPE Financing, and Notes
On December 17, 2021, L&F, ZeroFox and IDX entered into a definitive business combination agreement (the “Business Combination Agreement”). Under the terms of the Business Combination Agreement, following the domestication of L&F as a Delaware corporation, (i) ZF Merger Sub, Inc., an indirect wholly-owned subsidiary of L&F, will merge with and into ZeroFox (the “ZF Merger”), with ZeroFox being the surviving company in the ZF Merger and continuing (immediately following the ZF Merger) as an indirect, wholly-owned subsidiary of L&F, (ii) immediately following the ZF Merger, IDX Merger Sub, Inc., an indirect wholly-owned subsidiary of L&F, will merge with and into IDX (the “IDX Merger”), with IDX being the surviving company in the IDX Merger (referred to herein as “Transitional IDX Entity”) and continuing (immediately following the IDX Merger) as an indirect, wholly-owned subsidiary of L&F, and (iii) immediately following the IDX Merger, Transitional IDX Entity will merge with and into IDX Forward Merger Sub, LLC, an indirect wholly-owned subsidiary of L&F (the “IDX Forward Merger,” and together with the ZF Merger and IDX Merger, the “Mergers”), with IDX Forward Merger Sub, LLC being the surviving company in the IDX Forward Merger and continuing (immediately following the IDX Forward Merger) as an indirect, wholly-owned subsidiary of L&F. The cash components of the transaction will be funded by the $20.0 million Common Equity PIPE Financing, and $150.0 million Convertible Notes Financing. The Notes will mature three years from issuance and accrue cash interest at 7.00% per annum payable quarterly with an option for the issuer to accrue paid-in-kind interest at an annual rate of 8.75%.
2. Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial statements were prepared in accordance with Article 11 of SEC Regulation S-X, as amended by the final rule, Release No. 33-10786, Amendments to Financial Disclosures about Acquired and Disposed Businesses. Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the Transactions (“Transaction Accounting Adjustments”) and present the reasonably estimable synergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). Management has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. The adjustments presented in the unaudited pro forma condensed combined financial statements have been identified and presented to provide relevant information necessary for an understanding of the combined company reflecting the Transactions.
The unaudited pro forma condensed combined financial statements are based on L&F’s historical financial statements and ZeroFox’s and IDX’s historical consolidated financial statements, as adjusted to give effect to the Transactions. The historical financial statements of L&F and IDX were prepared based on a March 31 fiscal year-end and the historical financial statements of ZeroFox were prepared based on a January 31 fiscal year-end. Following the consummation of the Business Combination, New ZeroFox will have a January 31 fiscal year-end.
The unaudited pro forma condensed combined balance sheet gives pro forma effect to the Transactions as if they had been consummated on April 30, 2022. The unaudited pro forma condensed combined statements of operations for the three months ended April 30, 2022 and the year ended January 31, 2022 give effect to the Transactions as if they had occurred on February 1, 2021.
Management has made significant estimates and assumptions in its determination of the pro forma adjustments. The pro forma adjustments reflecting the Transactions are based on certain currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Transactions based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial statements.

On May 3, 2022, L&F held an extraordinary general meeting of shareholders and voted to approve the Extension Articles Amendment, extending the date by which L&F must complete its initial business combination from May 23, 2022 to August 24, 2022. The L&F shareholders approved the Extension Amendment Proposal at the Extension Meeting and on May 3, 2022, L&F filed the Extension Articles Amendment with the Register of Companies of the Cayman Islands. In connection with the vote to approve the Extension Amendment Proposal, the holders of 13,824,311 Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.154 per share, for an aggregate redemption amount of approximately $140,378,518. After giving effect to the Extension Amendment Redemptions, as of May 27, 2022, there are 3,425,689 Class A Ordinary Shares issued and outstanding and approximately $34,806,051 remaining in the Trust Account.
The unaudited pro forma condensed combined financial statements do not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Business Combination. L&F and ZeroFox have not had any historical relationship prior to the Business Combination. L&F and IDX have not had any historical relationship prior to the Business Combination. Prior to the Business Combination, IDX was a customer of ZeroFox.
After giving effect to the Extension Amendment Redemptions, this presentation assumes that all Public shareholders redeem their Class A Ordinary Shares for their pro rata share of the Trust Account and thus none of the amount held in the Trust Account as of immediately prior to the Closing is available for the post-Business Combination company. As there is no minimum L&F cash on hand required to consummate the Business Combination, Scenario 2 assumes all 3,425,689 issued and outstanding shares of L&F Class A Ordinary Shares are redeemed by the L&F Public Shareholders. It is a condition to the parties’ obligations to close under the Business Combination Agreement that the aggregate net cash proceeds from the Trust Account (after deducting any amounts paid to Public Shareholders that exercise their redemption rights in connection with the Business Combination), together with the net cash proceeds from the Common Equity PIPE Financing and the Convertible Notes Financing, be equal to no less than $170.0 million. As the cash proceeds (without taking into account offering expenses, as agreed by the parties) from the Common Equity PIPE Financing and the Convertible Notes Financing are expected to satisfy this requirement, the maximum redemption scenario assumes that all 3,425,689 Class A Ordinary Shares are redeemed. The unaudited pro forma financial information also has been prepared on the basis that L&F’s shareholders approve the Articles Amendment Proposal.
Shares outstanding as presented in the unaudited pro forma condensed combined financial statements include 82,328,665 shares of New ZeroFox Common Stock to be issued to ZeroFox’s shareholders, 27,811,576 shares of New ZeroFox Common Stock to be issued to IDX’s shareholders, 4,312,500 shares of New ZeroFox Common Stock issued to L&F shareholders (including the 1,293,750 shares of New ZeroFox Common Stock to be issued to the Sponsor Holders that are subject to forfeiture if certain earnout conditions are not satisfied (the “Sponsor Holders Earnout Shares”)), and 2,000,000 shares of New ZeroFox Common Stock to be issued in connection with the Common Equity PIPE Financing.

As a result of the Transactions and after giving effect to the maximum redemption of L&F Class A Ordinary Shares, ZeroFox’s shareholders will own approximately 71% of the shares of New ZeroFox Common Stock, IDX’s shareholders will own approximately 23% of the shares of New ZeroFox Common Stock, the Common Equity PIPE Investors will own 2% of the shares of New ZeroFox Common Stock, and the L&F Initial Shareholders will own approximately 4% of the shares of New ZeroFox Common Stock, based on the number of Class A Ordinary Shares outstanding as of May 4, 2022 (in each case, not giving effect to any shares issuable upon exercise of any L&F warrants, L&F options, or conversion of the Notes).
	Assuming Maximum Redemptions
	Shares from Transactions (after the Extension Amendment Redemptions)	Shares from PIPE Investment	Total Shares	%
Stockholder
ZeroFox Shareholders	82,328,665	—	82,328,665	71%
IDX Shareholders	27,811,576	—	27,811,576	23%
Common Equity PIPE Investors	—	2,000,000	2,000,000	2%
L&F Initial Shareholders	4,312,500	—	4,312,500	4%
Total	114,452,741	2,000,000	116,452,741	100%
The L&F Public Warrants and the L&F Private Placement Warrants have been reported as liability-classified instruments that will be subsequently remeasured at fair value in future reporting periods, with changes in fair value recognized in earnings. The 1,293,750 Sponsor Holders Earnout Shares that are subject to an earnout pursuant to the Sponsor Support Letter Agreement have been reported as equity-classified as they are indexed to the entity’s own stock and meet the additional criteria for equity classification. The final accounting for the Business Combination, including L&F Warrants and Sponsor Holders Earnout Shares, is expected to be determined at Closing.
These unaudited pro forma condensed combined financial statements and related notes have been derived from and should be read in conjunction with:
•	the historical unaudited condensed financial statements of L&F as of and for the three months ended March 31, 2022, and the related notes included elsewhere in this proxy statement/prospectus;
•	the historical audited financial statements of L&F as of and for the year ended December 31, 2021 and the related notes included elsewhere in this proxy statement/prospectus;
•	the historical unaudited condensed financial statements of ZeroFox as of and for the three months ended April 30, 2022, and the related notes included elsewhere in this proxy statement/ prospectus;
•	the historical audited consolidated financial statements of ZeroFox as of and for the year ended January 31, 2022 and the related notes included elsewhere in this proxy statement/ prospectus;
•	the historical unaudited condensed financial statements of IDX as of and for the three months ended March 31, 2022, and the related notes included elsewhere in this proxy statement/prospectus;
•	the historical audited consolidated financial statements of IDX as of and for the year ended December 31, 2021 and the related notes included elsewhere in this proxy statement/ prospectus;
•	the accompanying notes to the unaudited pro forma condensed combined financial statements;
•
the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of L&F,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of ZeroFox ,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations of IDX,” and other financial information relating to L&F, ZeroFox, and IDX included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of New ZeroFox.
3. Accounting Treatment for the Business Combination
The accounting treatment for the Business Combination is dependent upon which entity is considered the accounting acquirer. If a combining entity meets the definition of a variable interest entity, the primary beneficiary of the variable interest entity is the accounting acquirer.
Upon consummation of the Business Combination, IDX is considered a business in accordance with ASC 805, Business Combinations. However, upon consummation of the Business Combination, ZeroFox is considered a variable interest entity as the equity at risk for ZeroFox is not sufficient to fund expected future cash flow needs, including funding future projected losses, and servicing existing debt obligations. L&F will hold a variable interest in ZeroFox as it will own 100% of ZeroFox’s equity. L&F will be considered the primary beneficiary as its ownership will provide the power to direct the activities that most significantly impact ZeroFox’s performance and the obligation to absorb the losses and/or receive the benefits of ZeroFox that could potentially be significant to ZeroFox. L&F will be treated as the accounting acquirer.
As L&F is determined to be the primary beneficiary of ZeroFox, it is considered the accounting acquirer in the Business Combination. L&F’s acquisitions of ZeroFox and IDX will be considered business combinations under ASC 805, Business Combinations, and will be accounted for using the acquisition method of accounting. The consideration transferred to effect the acquisitions will be allocated to the assets acquired and liabilities assumed based on their estimated acquisition-date fair values. The excess of consideration transferred over the fair values of assets acquired and liabilities assumed will be recorded as goodwill. Transaction costs related to the acquisitions of ZeroFox and IDX will be expensed.
4. Exchange of Shares for New ZeroFox Common Stock
Exchange of ZeroFox Shares for New ZeroFox Common Stock
Based on 287,259,824 shares of ZeroFox Common Stock outstanding as of April, 30, 2022 after the assumed net exercise of certain warrants and the ZF Mandatory Conversion immediately prior to the Closing, and the ZF Closing Stock per Share Consideration, determined in accordance with the terms of the Business Combination Agreement, of approximately 0.2866 of a share of New ZeroFox Common Stock, holders of ZeroFox Common Stock (excluding holders of certain ZeroFox warrants and ZeroFox options) are expected to receive 82,328,665 shares of New ZeroFox Common Stock in the Business Combination, determined as follows:
	ZeroFox Shares Outstanding as of April 30, 2022 (Historical)	Net Exercise of Stock Warrants	Conversion of ZeroFox Redeemable Convertible Preferred Stock into ZeroFox Common Stock	ZeroFox common stock assumed outstanding prior to Closing
Series Seed, par value $0.00001 per share	9,198,372	—	(9,198,372)	—
Series A, par value $0.00001 per share	15,997,285	110,976	(16,108,261)	—
Series B, par value $0.00001 per share	26,914,949	125,401	(27,040,350)	—
Series C, par value $0.00001 per share	21,124,699	—	(21,124,699)	—
Series C-1, par value $0.00001 per share	11,376,115	—	(11,376,115)	—
Series D, par value $0.00001 per share	13,871,547	—	(13,871,547)	—
Series D-1, par value $0.00001 per share	5,878,303	—	(5,878,303)	—
Series D-2, par value $0.00001 per share	993,868	—	(993,868)	—
Series E, par value $0.00001 per share	15,227,437	725,930	(15,953,367)	—
Common stock, par value $0.00001 per share	43,207,753	—	244,052,071	287,259,824
Total	163,790,753	962,307	122,507,189	287,259,824
ZeroFox common stock assumed outstanding prior to Closing				287,259,824
ZF Closing Stock Per Share Consideration				0.2866
Estimated shares of New ZeroFox Common Stock issued to ZeroFox stockholders upon Closing				82,328,665

Exchange of Shares of IDX Capital Stock for Shares of New ZeroFox Common Stock
Based on 45,024,408 shares of IDX Capital Stock outstanding as of March 31, 2022 after the net exercise of a common stock warrant immediately prior to the Closing, and the IDX Closing Stock Per Share Consideration, determined in accordance with the terms of the Business Combination Agreement, of approximately 0.6177 of a share of New ZeroFox Common Stock, holders of IDX Capital Stock are expected to receive 27,811,576 shares of New ZeroFox Common Stock in the Business Combination, determined as follows:
	IDX Capital Stock outstanding as of March 31, 2022 (Historical)	Net Exercise of IDX Common Stock Warrants	Conversion of IDX Redeemable Convertible Preferred Stock into IDX Common Stock	IDX Common Stock assumed outstanding prior to Closing
Series A-1, par value $0.0001 per share	5,882,350	—	(5,882,350)	—
Series A-2, par value $0.0001 per share	26,194,324	—	(26,194,324)	—
Common stock, par value $0.0001 per share	12,673,667	274,067	32,076,674	45,024,408
	44,750,341	274,067	—	45,024,408
IDX Common Stock assumed outstanding prior to closing				45,024,408
IDX Closing Stock Per Share Consideration				0.6177
Estimated shares of New ZeroFox Common Stock issued to IDX stockholders upon Closing				27,811,576
5. Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet
The pro forma adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:
Pro Forma Adjustments Related to ZeroFox:
The adjustments below relate to ZeroFox and include adjustments to record the allocation of the purchase price for the acquisition of ZeroFox and additional adjustments related to the Business Combination.
(aa)
Upon the effective date of the Business Combination, all of the outstanding shares of ZeroFox will be exchanged for shares of New ZeroFox. ZeroFox provides digital risk protection services and safeguards modern organizations from dynamic security risks across social, mobile, surface, deep and dark web, email and collaboration platforms. The ZeroFox acquisition will allow New ZeroFox to further scale its digital risk protection services and expand its customer base. The acquisition will be accounted for as a business combination in accordance with ASC 805, Business Combinations.

The following table summarized the preliminary estimate of the consideration transferred to effect the ZeroFox acquisition (in thousands, except share and share price amounts):
Repayment of ZeroFox's debt(1)	$53,625
Shares of New ZeroFox Common Stock transferred(3)	82,328,665
New ZeroFox Common Stock share price(4)	$10.00
New ZeroFox Common Stock consideration transferred	$823,287
Total consideration transferred	$876,912
(1)	Total consideration transferred will include payment ZeroFox’s debt with Stifel and Orix by New ZeroFox.
(2)	Total consideration transferred will include 82,328,665 shares of New ZeroFox with an estimated fair value of $10.00 per share.
Adjustment 5(aa) reflects the following:
•	The adjustment reflects consideration transferred in the adjustments to L&F Class A ordinary shares (Domesticated) of $8,000 and additional paid-in capital of $741.5 million.

•	The adjustment reflects the elimination of ZeroFox’s historical equity as well as its equity arising from the other Adjustments Related to ZeroFox. These eliminations include:
○	the elimination of $4.3 million of historical additional paid-in capital;
○	the elimination of ($131.9) million of additional paid-in capital arising from the other Adjustments Related to ZeroFox;
○	the elimination of $2,000 of common stock arising from the other Adjustments Related to ZeroFox;
○	the elimination of $(167.0) million of historical accumulated deficit;
○	the elimination of $2.2 million of accumulated deficit arising from the Adjustments Related to ZeroFox;
○	the elimination of $0.1 million of historical accumulated other comprehensive income.
•	The adjustment reflects fair value adjustments to record ZeroFox’s identifiable intangible assets and goodwill of $172.0 million and $747.5 million, respectively.
•	The adjustment reflects the acquisition of a deferred tax asset of $32.9 million (see Note 7(c)) and a deferred tax liability of $43.7 million (see Note 7(d)).
•	This adjustment reflects the payment of ZeroFox’s long-term debt — net of current portion with Stifel and Orix of $50.5 million.
The following table summarizes the allocation of the preliminary estimate of the purchase price to the assets acquired and liabilities assumed (in thousands):
Cash and cash equivalents(3)	$(2,590)
Accounts receivable, net of allowance for doubtful accounts	12,476
Deferred contract acquisitions costs, current	4,594
Prepaid expenses and other assets	2,404
Property and equipment, net of accumulated depreciation	625
Capitalized software, net of accumulated amortization	983
Deferred contract acquisition costs, net of current portion	6,869
Acquired intangible assets, net of accumulated amortization	185,421
Goodwill	779,401
Deferred tax asset	32,909
Other assets	344
Total assets acquired	1,023,436
Accounts payable	4,181
Accrued liabilities	626
Deferred revenue, current	32,855
Current portion of long-term debt	6,301
Deferred revenue, net of current portion	6,806
Long-term debt, net of current portion	52,359
Deferred tax liability	43,666
Total liabilities assumed	146,524
Total consideration transferred	876,912
(3)	Cash is presented net of payment of $14.1 million of ZeroFox’s transaction costs which are offset against goodwill in the preliminary purchase price allocation above.
The excess of the purchase price over the fair values of the net identifiable tangible and intangible assets acquired will be assigned to goodwill. Goodwill represents the future benefits as a result of the acquisition that will enhance the services available to both new and existing customers and increase the New ZeroFox’s competitive position. Goodwill will not be amortized, but instead will be tested for impairment at least annually or more frequently if certain indicators are present. In the event that management determines that the value of goodwill has been impaired, an accounting charge for the amount of impairment during the quarter in which the determination is made may be recognized. Goodwill attributable to the ZeroFox acquisition is not expected to be deductible for tax purposes.
With respect to the adoption of ASU No. 2021-08, notwithstanding the fact that the Business Combination is assumed to have occurred as of February 1, 2021, based on Article 11 guidance for the pro forma condensed statement of comprehensive income, ZeroFox used February 1, 2022 as the adoption date for purposes of the pro forma condensed statement of comprehensive income as that is the adoption date reflected in the historical financial statements for the three months ended April 30, 2022.
The following table sets forth the amounts allocated to the intangible assets identified, the estimated useful lives of those intangible assets, and the methodologies used to determine the fair values of those intangible assets (dollars in thousands):
	Fair value	Useful Life (in years)	Fair Value Methodology
Trade names and trademarks	$19,000	5	Relief from Royalty method Developed technology
Developed technology	99,000	5	Replacement Cost method Customer relationships
Customer Relationships	54,000	6	Multi-period Excess Earnings Method of the Income Approach
	$172,000
As part of the ZeroFox acquisition, L&F incurred acquisition-related costs of approximately $0.7 million which are reflected in general and administrative expense.
(bb)
To reflect the net exercise of warrants to purchase ZeroFox Series A, B, and E redeemable convertible preferred stock that were outstanding and unexercised as of April 30, 2022. This adjustment reduces the warrant liability by $4.8 million and increases redeemable convertible preferred stock and additional paid-in capital by $2.6 million and $2.2 million, respectively.

(cc)
To reflect the payment of ZeroFox’s total estimated advisory, legal, accounting, auditing, and other professional fees of $14.9 million that are deemed to be direct and incremental costs of the Business Combination. Approximately $4.9 million of these costs have been expensed in the historical financial statements. This adjustment reduces accumulated deficit by $10.0 million and accrued liabilities by $2.7 million.

(dd)
To reflect the conversion of all of ZeroFox’s redeemable convertible preferred stock into ZeroFox common stock in connection with the Business Combination. Each share of all series of ZeroFox redeemable convertible preferred stock converts into two shares of ZeroFox common stock.

(ee)
To reflect the reclassification of Silver Lake’s warrant to purchase up to 1,924,790 shares of ZeroFox common stock from a liability to additional paid-in-capital. Upon the Business Combination, using the estimated Exchange Ratio of 0.2866, this warrant is expected to be exchanged for a warrant to purchase up to 551,644 shares of New ZeroFox Common Stock. The terms of the warrant to purchase New ZeroFox Common Stock are expected to result in the warrant being classified as equity.

(ff)
To reflect the reclassification of Hercules Capital, Inc.’s (“Hercules”) warrant to purchase up to 648,350 shares of Series C-1 redeemable convertible preferred stock from a liability to additional paid-in-capital. Upon the Business Combination, the warrant is expected to be converted into a warrant to purchase up to 1,296,700 shares of ZeroFox common stock. Immediately subsequent to this conversion, using the estimated Exchange Ratio of 0.2866, the converted warrant is expected to be exchanged for a warrant to purchase up to 371,634 shares of New ZeroFox Common Stock. The terms of the warrant to purchase New ZeroFox Common Stock are expected to result in the warrant being classified as equity.

(gg)
To reflect an adjustment to present deferred taxes as a net deferred tax liability. The proforma tax adjustments are based on the assumption that the acquired deferred tax liabilities will be a source of income for our net operating losses. The Company will complete its analysis relating to the availability of the deferred tax liabilities as a source of income and evaluate any limitations on the use of its net operating losses when the merger is complete.

(hh)
To reflect the repayment of notes due to Orix Growth Capital, LLC and Stifel Bank of $37.5 million and $15.0 million, respectively. The repayment of the note due to Orix Growth Capital, LLC includes a 3% pre-payment penalty of $1.1 million. The net book value of the notes includes unamortized debt issuance costs and unamortized debt discounts of $1.6 million and $0.6M for Orix Growth Capital, LLC and Stifel Bank, respectively.

Pro Forma Adjustments Related to IDX:
The adjustments below relate to IDX and include an adjustment to record the allocation of the purchase price for the acquisition of IDX and additional adjustments related to the Business Combination.
(A)
Upon the Closing, all of the outstanding shares of IDX Capital Stock will be exchanged for shares of New ZeroFox Common Stock. IDX provides privacy, identity protection, and data breach response services to its government and commercial customers. The IDX acquisition will allow New ZeroFox to further scale its digital risk protection services and expand its customer base. The acquisition will be accounted for as a business combination in accordance with ASC 805, Business Combinations.

The following table summarizes the preliminary estimate of the consideration transferred to effect the IDX acquisition (in thousands, except share and share price amounts):
Cash consideration(1)	$29,403
Repayment of IDX’s estimated transaction costs(2)	5,010
Repayment of IDX’s debt(3)	12,724
Total cash consideration and repayment of IDX’s debt and estimated transaction costs	$47,137
Shares of New ZeroFox Common Stock transferred(4)	27,811,576
New ZeroFox Common Stock share price(4)	$10.00
New ZeroFox Common Stock consideration transferred	278,116
Total consideration transferred	$325,253
(1)
Total consideration transferred will include cash consideration of $47.1 million, adjusted for IDX’s closing working capital, debt, and cash. As a condition to the Business Combination, IDX retains their pre-closing cash balance. As such, the pro forma adjustment to cash includes a reduction of $15.7 million.

(2)
Total consideration transferred will include transaction costs incurred by IDX that are not deemed to be direct and incremental costs of the Business Combination that will be reimbursed by New ZeroFox.

(3)	Total consideration transferred will include payment of IDX’s debt by New ZeroFox.
(4)	Total consideration transferred will include 27,811,576 shares of New ZeroFox with an estimated fair value of $10.00 per share.
Adjustment 5(A) reflects the following:
•
The adjustment reflects consideration transferred in the adjustments to cash and cash equivalents of $47.1 million, L&F Class A ordinary shares (Domesticated) of $3,000, and additional paid-in capital of $213.2 million.

•
The adjustment reflects the elimination of IDX’s historical equity as well as its equity arising from the other Adjustments Related to Acquisition of IDX (see Notes 5(B) through 5(D)). These eliminations of IDX’s equity include the elimination of IDX’s historical additional paid-in capital of $0.7 million as well as the elimination of its additional paid-in capital arising from the other Adjustments Related to Acquisition of IDX of $65.1 million. The eliminations of IDX’s equity also include the elimination of historical common stock of

$1,000 and the elimination of $3,000 of common stock arising from the other Adjustments Related to Acquisition of IDX. These eliminations also include the elimination of IDX’s historical accumulated deficit of $70.5 million and the elimination of $10,000 of accumulated deficit arising from the Adjustments Related to Acquisition of IDX.
•	The adjustment reflects fair value adjustments to record IDX’s identifiable intangible assets and goodwill of $94.9 million and $239.8 million, respectively.
•
The adjustment reflects the payment of IDX’s current portion of long-term debt, long-term debt—net of current portion, and related party convertible debt of $2.5 million, $7.5 million, and $2.7 million, respectively.

The following table summarizes the allocation of the preliminary estimate of the purchase price to the assets acquired and liabilities assumed (in thousands):
Accounts receivable	$11,219
Deferred contract acquisitions costs, current	1,416
Prepaid expenses and other assets	807
Property and equipment	142
Deferred contract acquisition costs, net of current portion	312
Goodwill	239,801
Intangible assets	94,900
Total assets acquired	348,597
Accounts payable	7,471
Accrued liabilities	5,530
Deferred revenue, current	7,112
Deferred revenue, net of current portion	2,472
Accrued liabilities, long-term	759
Total liabilities assumed	23,344
Total consideration transferred	$325,253
The excess of the purchase price over the fair values of the net identifiable tangible and intangible assets acquired will be assigned to goodwill. Goodwill represents the future benefits as a result of the acquisition that will enhance the services available to both new and existing customers and increase the New ZeroFox’s competitive position. Goodwill will not be amortized, but instead will be tested for impairment at least annually or more frequently if certain indicators are present. In the event that management determines that the value of goodwill has been impaired, an accounting charge for the amount of impairment during the quarter in which the determination is made may be recognized. Goodwill attributable to the IDX acquisition is not expected to be deductible for tax purposes.
With respect to the adoption of ASU No. 2021-08, notwithstanding the fact that the Business Combination is assumed to have occurred as of February 1, 2021, based on Article 11 guidance for the pro forma condensed statement of comprehensive income, ZeroFox used February 1, 2022 as the adoption date for purposes of the pro forma condensed statement of comprehensive income as that is the adoption date reflected in the historical financial statements for the three months ended April 30, 2022.

The following table sets forth the amounts allocated to the intangible assets identified, the estimated useful lives of those intangible assets, and the methodologies used to determine the fair values of those intangible assets (dollars in thousands):
	Fair value	Useful Life (in years)	Fair Value Methodology
Trade name	$30,900	5	Relief from Royalty method
Developed technology	14,000	5	Replacement Cost method
Breach-related contracts	2,300	1	Multi-period Excess Earnings Method of the Income Approach
Office of Personnel Management contract	43,600	6	Multi-period Excess Earnings Method of the Income Approach
Customer relationships	4,100	1	Multi-period Excess Earnings Method of the Income Approach
	$94,900
As part of the IDX acquisition, ZeroFox incurred negligible acquisition-related costs and therefore no adjustment is reflected in these pro forma financial statements.
(B)
To reflect the payment of IDX’s total estimated advisory, legal, accounting, auditing, and other professional fees of $0.9 million that are deemed to be direct and incremental costs of the Business Combination.

(C)
To reflect the conversion of all of IDX’s redeemable convertible preferred stock into IDX common stock due to the Business Combination. Each share of all series of IDX redeemable convertible preferred stock converts into one share of IDX common stock.

(D)	To reflect stock-based compensation for stock options that are subject to accelerated vesting upon the Business Combination.
Additional Pro Forma Adjustments:
The adjustments below are related to the Common Equity PIPE Financing, the Convertible Notes Financing, and the Business Combination, which include additional adjustments related to L&F.
(AA)	To reflect the redemption by the L&F Public Shareholders of 13,824,311 Class A Shares in connection with the vote to approve the Extension Amendment Proposal.
(BB)
To reflect the release of cash from the trust account to cash and cash equivalents, assuming no L&F public shareholders exercise their right to have their L&F Class A Ordinary Shares redeemed for their pro rata share of the trust account.

(CC)
To reflect the payment of L&F’s total estimated advisory, legal, accounting, auditing, and other professional fees of $13.3 million that are deemed to be direct and incremental costs of the Business Combination. The adjustment reduces prepaid expenses by $7,000, accrued liabilities by $4.2 million, and additional paid-in capital by $9.0 million.

(DD)	To reflect the payment of L&F’s accrued offering costs of $0.4 million upon consummation of the Business Combination.
(EE)
To reflect the issuance of the Notes for $150.0 million. This adjustment records an increase of cash from the convertible note issuance of $149.8 million ($150.0 million, net of debt issuance costs of $0.2 million) and a corresponding increase in the carrying value of convertible debt. The Notes contain a provision whereby, in the case of an event of default, the obligation will bear additional interest at a rate equal to 2.00%. Management evaluated Events of Default and determined the non-credit related events of default represent an embedded derivative that must be bifurcated and accounted for separately from the Notes. The default rate derivative is treated as a liability, initially measured at fair value with subsequent changes in fair value recorded in earnings. Management has assessed the probability of occurrence for a non-credit default event and determined the likelihood of a referenced event to be remote. Therefore, the estimated fair value of the default rate derivative is negligible and no amount was recorded.
(FF)
To reflect the issuance of an aggregate of 1,500,000 shares of New ZeroFox Common Stock in the Common Equity PIPE Financing (excludes the 500,000 Common Equity PIPE Financing shares to be issued to holders of the ZeroFox PIK Promissory Notes, see Note 5(HH)) at a price of $10.00 per share, for an aggregate purchase price of $15.0 million.

(GG)
To reflect the settlement of the $6.0 million deferred underwriting fee payable that was incurred during L&F’s initial public offering, which is required to be settled upon completion of the Business Combination.

(HH)
To reflect the assumption that L&F’s public shareholders exercise their redemption rights with respect to a maximum of 3,425,689 L&F Class A Ordinary Shares prior to the Closing at a redemption price of approximately $10.15 per share, or $34.8 million in cash. As there is no minimum L&F cash on hand required to consummate the Business Combination, Scenario 2 assumes all 3,425,689 L&F Class A Ordinary Shares subject to possible redemption are redeemed.

(II)
To reflect the issuance of an aggregate of 500,000 shares of New ZeroFox Common Stock in the Common Equity PIPE Financing to be issued to holders of the ZeroFox PIK Promissory Notes at a price of $10.00 per share. The issuance of these shares results in a reduction to the ZeroFox PIK Promissory Notes liability and an increase to additional paid-in-capital of $5.0 million.

6. Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations
The pro forma adjustments, based on preliminary estimates that could change materially as additional information is obtained, are as follows:
Pro Forma Adjustments Related to ZeroFox:
The adjustments below relate to ZeroFox and include adjustments related to the allocation of the purchase price and additional adjustments related to the Business Combination.
(aa)
To reflect incremental amortization expense as a result of the fair value adjustment to intangible assets. Amortization expense related to developed technology is recorded as cost of revenue. Amortization expense related to the trade names and trademarks is recorded as general and administrative expense. Amortization expense related to customer relationships is recorded as sales and marketing expense.

(bb)
To reflect an adjustment to eliminate interest expense, amortization of discount and debt issuance costs on the Stifel and Orix loans as it is assumed that the related debt balances would have been paid off by ZeroFox on February 1, 2021.

(cc)
To reflect an adjustment to write-off the unamortized debt discounts related to ZeroFox’s loans with Orix and Stifel. The unamortized debt discounts include discounts due to unamortized debt issuance costs and warrants.

(dd)
To reflect the elimination of the change in fair value of ZeroFox’s warrant liabilities. It is assumed that the warrants to purchase ZeroFox’s Series A, B, and E redeemable convertible preferred stock will be net exercised on February 1, 2020. In addition, it is assumed that the warrants to purchase ZeroFox’s common stock (see Note 5(ee)) and Series C-1 redeemable convertible preferred stock (see Note 5(ff)) will be exchanged for warrants to purchase New ZeroFox common stock on February 1, 2020 and that the exchanged warrants will be classified as equity.

(ee)
To reflect the payment of ZeroFox’s total estimated advisory, legal, accounting, auditing, and other professional fees of $12.2 million that are deemed to be direct and incremental costs of the Business Combination (see Note 5(cc)).

(ff)	To reflect write-down of the unamortized debt issuance costs and warrants and the prepayment penalty associated with the payment of its long-term debt with Orix (see Note 5(hh)).

Pro Forma Adjustments Related to IDX:
The adjustments below relate to IDX and include adjustments related to the allocation of the purchase price and additional adjustments related to the Business Combination.
(A)
To reflect incremental amortization expense as a result of the fair value adjustment to intangible assets. Amortization expense related to developed technology is recorded as cost of revenue. Amortization expense related to the trade name is recorded as general and administrative expense. Amortization expense related to the Office of Personnel Management contract, breach-related contract, and customer relationships is recorded as sales and marketing expense.

(B)	To reflect stock-based compensation for stock options that are subject to accelerated vesting upon the Business Combination.
(C)	To reflect the elimination of interest expense and amortization of deferred debt issuance costs on IDX’s loan with Comerica Bank as it is assumed that this debt balance is paid off upon Closing.
(D)	To reflect the elimination of interest expense on IDX’s related party convertible debt as it is assumed that this debt balance would have been paid off upon the Closing.
(E)	To reflect the elimination of the change in fair value of IDX’s related party convertible debt as it is assumed that this debt balance would have been paid off upon the Closing.
(F)	To reflect the elimination of the change in fair value of IDX’s warrant liabilities. It is assumed that the warrants to purchase IDX’s capital stock will be net exercised on February 1, 2021.
Additional Pro Forma Adjustments:
The adjustments below include adjustments related to the Common Equity PIPE Financing, the Convertible Notes Financing and the Business Combination, which include additional adjustments related to L&F.
(AA)	To reflect an adjustment to record cash interest expense of 7.00% and amortization of debt issuance costs on the Notes (see Note 5(EE)).
The Notes bear interest at a rate of 7.00% per annum, payable quarterly in cash; provided, that the issuer may elect to pay interest in kind at a rate of 8.75% per annum. The preparation of the unaudited pro forma condensed combined financials statements assumes the cash interest option was elected consistently throughout the reporting period. The following table summarizes the impact of selecting the interest in kind option on unaudited pro forma condensed combined financials statements (in thousands, except share and share price amounts):
	Cash Interest Option	PIK Option
For the three months ended April 30, 2022
Convertible Debt	$149,806	$167,077
Total liabilities	$240,792	$258,063
Accumulated Deficit	$(33,409)	$(50,680)
Total stockholders' equity	$1,147,890	$1,130,619

Interest expense	$2,699	$3,665
Net loss after tax	$(12,501)	$(13,467)

Net loss per share	$(0.11)	$(0.12)
For the year ended January 31, 2022
Interest expense	$13,179	$16,343
Net loss after tax	$(98,108)	$(101,272)

Net loss per share	$(0.84)	$(0.87)
(BB)	To reflect the elimination of interest income related to the marketable securities held in the trust account.

(CC)
The pro forma basic and diluted net loss per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of New ZeroFox shares outstanding as if the Transactions occurred on February 1, 2020. The calculation of weighted-average shares outstanding for pro forma basic and diluted net loss per share assumes that the shares issuable in connection with the Transactions have been outstanding for the entirety of the periods presented. The 1,293,750 Sponsor Holders Earnout Shares are participating securities that contractually entitle the holders of such shares to participate in nonforfeitable dividends but do not contractually obligate the holders of such shares to participate in losses. The unaudited pro forma condensed combined statements of operations reflect net losses for the periods presented and, accordingly, no loss amounts have been allocated to the Sponsor Holders Earnout Shares. The Sponsor Holders Earnout Shares have also been excluded from basic and diluted pro forma net loss per share as such shares are subject to forfeiture until certain specified earnout triggering events have occurred.

Pro Forma weighted-average common shares outstanding—basic and diluted is calculated as follows for the year ended January 31, 2021 and the three months ended April 30, 2022:
Weighted-average shares calculation - basic and diluted	Assuming No Redemptions into Cash
Assume conversion of Class B ordinary shares into Class A ordinary shares effective January 1, 2021 as a result of assuming closing of the Business Combination on January 1, 2021	4,312,500
Assume reclassification of L&F Class A ordinary shares subject to redemption to L&F Class A ordinary shares not subject to redemption effective January 1, 2021 under Scenario 1 as a result of assuming closing of the Business Combination on January 1, 2021	—
Assume January 1, 2021 issuance of L&F Class A ordinary shares in connection with the closing of the Common Equity PIPE Investment Financing	2,000,000
Assume January 1, 2021 issuance of L&F Class A ordinary shares to ZeroFox shareholders as a result of assuming closing of the Business Combination on January 1, 2021	82,328,665
Assume January 1, 2021 issuance of L&F Class A ordinary shares to IDX shareholders as a result of assuming closing of the Business Combination on January 1, 2021	27,811,576
Pro forma weighted-average shares outstanding—basic and diluted	116,452,741
7. Income Taxes
(a)
The following table represents the income tax impact of the pro forma adjustments using effective tax rate of 32.82% and 13.69% for the three months ended April 30, 2022 and year ended January 31, 2022, respectively (in thousands):

	Three Months Ended April 30, 2022	Year Ended January 31, 2022
Current tax expense:
Federal	$—	$—
Foreign	55	100
State and local	14	89
	69	189

Deferred tax (benefit) expense:
Federal	(4,452)	(17,200)
State and local	(659)	291
Foreign	—	—
	(5,111)	(16,909)
Less change in valuation allowance	247	1,048
Income tax benefit	$(4,795)	$(15,672)

Deferred income taxes reflect temporary differences in the recognition of revenue and expenses between financial statement reporting and income tax reporting. Deferred income taxes as of April 30, 2022 consisted of the following (in thousands):
April 30, 2022
Deferred tax assets:
Depreciation and amortization	$676
Deferred revenue	1,469
Stock-based compensation	115
Accruals	1,001
Charitable contributions	3
Allowance for doubtful accounts	65
Tax credits	12
Limitation on business interest expense	3,483
Net operating losses- federal and state	32,033
Credit carryforward	36
Deferred rent	13
Other, net	(8)
Total deferred tax asset before valuation allowance	38,898
Valuation allowance	(3,141)
Total deferred tax asset	35,757
Deferred tax liabilities:
Prepaid commissions	(2,864)
Deferred revenue	(3,553)
Intangibles from ZeroFox's acquisition of a business	(664)
ZeroFox intangibles	(34,144)
IDX intangibles	(17,740)
Other, net	(96)
Total deferred tax liability before valuation allowance	(59,061)
Valuation allowance	—
Total deferred tax liability	(59,061)
Net deferred tax liability	$(23,304)
(b)	The adjustment primarily reflects changes in deferred taxes attributable to ZeroFox.
(c)	The adjustment primarily reflects changes in deferred taxes attributable to IDX.
(d)	The adjustment primarily reflects changes in deferred taxes attributable to New ZeroFox.
(e)
L&F’s acquisition of a $32.2 million deferred tax asset discussed in Note 5(aa) is comprised of the total deferred tax asset of $33.5 million (see Note 7(a) above) net of IDX’s historical deferred tax asset of $1.3 million (see unaudited pro forma condensed combined balance sheet).

(f)
L&F’s acquisition of a $33.3 million deferred tax liability discussed in Note 5(aa) is comprised of the total deferred tax liability of $49.0 million (see Note 7(b) above) net of the $15.7 million deferred tax liability related to IDX intangibles (see Note 7(a) above).

The pro forma tax adjustments are based on the assumption that the acquired deferred tax liabilities will be a source of income for our net operating losses. We will complete our analysis relating to the availability of the deferred tax liabilities as a source of income and evaluate any limitations on the use of our net operating losses when the merger is complete.

INFORMATION ABOUT L&F
References in this section to “we,” “our,” or “us” refer to L&F Acquisition Corp.
General
We are a blank check company incorporated in the Cayman Islands on August 20, 2020 formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses. We reviewed a number of opportunities to enter into an initial business combination with one or more operating businesses, and entered into the Business Combination Agreement on December 17, 2021. We intend to effectuate the Business Combination using cash derived from the proceeds of the L&F IPO and the sale of the L&F Private Placement Warrants, our shares, and proceeds from the Common Equity PIPE Financing and the Convertible Notes Financing.
IPO and Private Placement
On November 23, 2020, we consummated the L&F IPO of 15,000,000 L&F Public Units at $10.00 per L&F Public Unit, generating gross proceeds of $150,000,000. The securities in the offering were registered under the Securities Act on a registration statement on Form S-1 (No. 333-249497). The SEC declared the registration statement effective on November 18, 2020. Simultaneously with the closing of the L&F IPO, we consummated the sale of 6,859,505 L&F Private Placement Warrants to the Sponsor and Jefferies LLC at a price of $1.00 per L&F Private Placement Warrant and approximately $1.21 per L&F Private Placement Warrant, respectively, generating gross proceeds of $7,250,002. On November 25, 2020, the underwriters fully exercised their over-allotment option, resulting in an additional 2,250,000 L&F Public Units issued for an aggregate amount of $22,500,000. In connection with the underwriters’ full exercise of their over-allotment option, we consummated the sale of an additional 728,925 L&F Private Placement Warrants to the Sponsor and Jefferies LLC at $1.00 per L&F Private Placement Warrant and approximately $1.21 per L&F Private Placement Warrant, respectively, generating total proceeds of $787,500.
Transaction costs amounted to $10,050,665, consisting of $3,450,000 of underwriting fees, $6,037,500 of deferred underwriting fees and $563,165 of other offering costs.
Following the closing of the L&F IPO on November 23, 2020 and the full exercise of the underwriters’ over-allotment on November 25, 2020, an amount of approximately $175,087,500 ($10.15 per L&F Unit) from the net proceeds of the sale of the L&F Public Units in the L&F IPO and the sale of the L&F Private Placement Warrants were placed in a Trust Account, and invested in U.S. government securities, within the meaning set forth in the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by us, until the earliest of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to our shareholders, as described below. See “—Redemption Rights for Public Shareholders upon Completion of the Business Combination.”
Extension of Time to Complete a Business Combination
Prior to the Extension Articles Amendment, L&F's amended and restated memorandum and articles of association required that L&F consummate its initial business combination by May 23, 2022. On May 3, 2022, L&F held an extraordinary general meeting of shareholders to amend its amended and restated memorandum and articles of association to extend the date by which L&F must complete its initial business combination from May 23, 2022 to August 24, 2022. The L&F shareholders approved the Extension Amendment Proposal at the Extension Meeting and on May 3, 2022, L&F filed the Extension Articles Amendment with the Register of Companies of the Cayman Islands. In connection with the vote to approve the Extension Amendment Proposal, the holders of 13,824,311 Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.154 per share, for an aggregate redemption amount of approximately $140,378,518. After giving effect to the Extension Amendment Redemptions, as of May 27, 2022, there are 3,425,689 Class A Ordinary Shares issued and outstanding and approximately $34,806,051 remaining in the Trust Account.

Effecting a Business Combination
Fair Market Value of Target Business
Pursuant to NYSE American listing rules, the target business or businesses that we acquire must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of the execution of a definitive agreement for our initial business combination. The fair market value of the target or targets will be determined by the L&F Board based upon one or more standards generally accepted by the financial community, such as discounted cash flow valuation or value of comparable businesses. Our shareholders will be relying on the business judgment of the L&F Board, which will have significant discretion in choosing the standard used to establish the fair market value of the target or targets, and different methods of valuation may vary greatly in outcome from one another. As discussed in the Section entitled “The Business Combination Proposal — Satisfaction of 80% Test,” the L&F Board determined that this test was met in connection with the Business Combination.
Shareholder Approval of the Business Combination
We are seeking shareholder approval of the Business Combination at the Shareholder Meeting to which this proxy statement/prospectus relates and, in connection with such meeting, holders of L&F Public Shares may redeem their shares for cash. The Public Shareholders will be entitled to redeem their L&F Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially $10.15 per L&F Public Share), including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, subject to certain limitations as described in this proxy statement/prospectus. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. There will be no redemption rights upon the completion of a Business Combination with respect to the L&F Public Warrants.
Such redemption rights will be effected under the Existing Governing Documents and the DGCL. The Sponsor Holders, ZeroFox, IDX and Jeffery C. Hammes, Adam Gerchen, Tom Gazdziak and Richard Levy entered into the Sponsor Support Letter Agreement pursuant to which, among other things, the Sponsor Holders have agreed to (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Mergers), (ii) waive the anti-dilution or similar protection with respect to the Founder Shares (whether resulting from the transactions contemplated by the Common Equity PIPE Financing, the Convertible Notes Financing, the Domestication, the Mergers or otherwise), (iii) be bound by certain other covenants and agreements related to the Business Combination, and (iv) not transfer (subject to customary exceptions) any Founder Shares until the earlier of (a) one year after the Closing, (b) the share price equaling or exceeding $12.00 on a volume-weighted average price basis for any 20 trading days within any 30 trading day period commencing at least 150 days after the Closing, and (c) the completion of a transaction that results in all shareholders having the right to exchange shares for cash, securities or other property.
Limitations on Redemptions
Our proposed initial business combination may impose a minimum cash requirement for (i) cash consideration to be paid to the target or its owners, (ii) cash for working capital or other general corporate purposes or (iii) the retention of cash to satisfy other conditions. In the event the aggregate cash consideration we would be required to pay for all Class A Ordinary Shares that are validly submitted for redemption plus any amount required to satisfy cash conditions pursuant to the terms of the proposed initial business combination exceed the aggregate amount of cash available to us, we will not complete the initial business combination or redeem any shares, and all Class A Ordinary Shares submitted for redemption will be returned to the holders thereof. We may, however, raise funds through the issuance of equity-linked securities or through loans, advances or other indebtedness in connection with our initial business combination, including pursuant to forward purchase agreements or backstop arrangements we may enter into following consummation of the L&F IPO, in order to, among other reasons, satisfy such minimum cash requirements.
Redemption of Class A Ordinary Shares and Liquidation if No Initial Business Combination
The Existing Governing Documents (after giving effect to the Extension Articles Amendment) provide that we have from the closing of the L&F IPO until August 24, 2022 to complete our initial business combination

(“Combination Period”). If we are unable to complete our initial business combination within the Combination Period, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish the Public Shareholders’ rights as shareholders (including the right to receive further liquidating distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining shareholders and the L&F Board, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to our obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our initial business combination within the Combination Period.
Our Sponsor, officers and directors have entered into a letter agreement with us, pursuant to which they have waived their rights to liquidating distributions from the Trust Account with respect to any Founder Shares held by them if we fail to complete our initial business combination within the Combination Period. However, if our Sponsor or management team acquire Class A Ordinary Shares in or after the L&F IPO, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares if we fail to complete our initial business combination by the Combination Period.
Our Sponsor, officers and directors have agreed, pursuant to a written agreement with us, that they will not propose any amendment to the Existing Governing Documents (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our Class A Ordinary Shares if we do not complete our initial business combination within the Combination Period or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity, unless we provide our Public Shareholders with the opportunity to redeem their Class A Ordinary Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, divided by the number of then outstanding Public Shares.
We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $1,500,000 of proceeds held outside the Trust Account, although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the Trust Account not required to pay income taxes on interest income earned on the Trust Account balance, we may request the trustee to release to us an additional amount of up to $100,000 of such accrued interest to pay those costs and expenses.
If we were to expend all of the net proceeds of the L&F IPO and the sale of the L&F Private Placement Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by Public Shareholders upon our dissolution would be approximately $10.15. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our Public Shareholders. We cannot assure you that the actual per-share redemption amount received by Public Shareholders will not be substantially less than $10.15. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.
Although we will seek to have all vendors, service providers, prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will consider whether competitive alternatives are reasonably available to us and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of the company under the circumstances. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. WithumSmith+Brown, PC, our independent registered public accounting firm, and the underwriter of the L&F IPO will not execute agreements with us waiving such claims to the monies held in the Trust Account. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason. In order to protect the amounts held in the Trust Account, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.15 per public share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.15 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under our indemnity of the underwriter of the L&F IPO against certain liabilities, including liabilities under the Securities Act. However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of L&F. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.15 per Public Share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.15 per public share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.15 per share due to reductions in the value of the trust assets, in each case less taxes payable, and our Sponsor asserts that it is unable to satisfy its indemnification obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be less than $10.15 per share.
We will seek to reduce the possibility that our Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account. Our Sponsor will also not be liable as to any claims under our indemnity of the underwriter of the L&F IPO against certain liabilities, including liabilities under the Securities Act. We will have access to up to approximately $1,500,000 from the proceeds of the L&F IPO with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that we liquidate and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our Trust Account could be liable for claims made by creditors. In the event that our offering expenses exceed our estimate of $1,000,000, we may fund such excess with funds from the funds not to be held in the Trust Account.

In such case, the amount of funds we intend to be held outside the Trust Account would decrease by a corresponding amount. Conversely, in the event that the offering expenses are less than our estimate of $1,000,000, the amount of funds we intend to be held outside the Trust Account would increase by a corresponding amount.
If we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy or insolvency law, and may be included in our bankruptcy or insolvency estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy or insolvency claims deplete the Trust Account, we cannot assure you we will be able to return $10.15 per share to our Public Shareholders. Additionally, if we file a bankruptcy or insolvency petition or an involuntary bankruptcy or insolvency petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy or insolvency laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy or insolvency court could seek to recover some or all amounts received by our shareholders. Furthermore, the L&F Board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying Public Shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.
Our Public Shareholders are entitled to receive funds from the Trust Account only (i) in the event of the redemption of our Public Shares if we do not complete our initial business combination within the Combination Period; (ii) in connection with a shareholder vote to amend the Existing Governing Documents (A) to modify the substance or timing of our obligation to allow redemption in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination within the Combination Period or (B) with respect to any other material provisions relating to shareholders’ rights or pre-initial business combination activity; or (iii) if they redeem their respective shares for cash upon the completion of our initial business combination. In no other circumstances will a shareholder have any right or interest of any kind to or in the Trust Account. In the event we seek shareholder approval in connection with our initial business combination, a shareholder’s voting in connection with the business combination alone will not result in a shareholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such shareholder must have also exercised its redemption rights described above. These provisions of the Existing Governing Documents, like all provisions of the Existing Governing Documents, may be amended with a shareholder vote.
Employees
We currently have two officers. These individuals are not obligated to devote any specific number of hours to our matters, but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time they will devote in any time period will vary based on whether a target business has been selected for our initial business combination and the stage of the business combination process we are in. We do not intend to have any full-time employees prior to the completion of our initial business combination.
Facilities
We currently utilize office space at 150 North Riverside Plaza, Suite 5200, Chicago, Illinois 60606 from an affiliate of our Sponsor as our executive offices. We consider our current office space adequate for our current operations.
Legal Proceedings
There is no material litigation, arbitration or governmental proceeding currently pending against us or any members of our management team in their capacities as such.
Periodic Reporting and Audited Financial Statements
We registered the L&F Public Units, L&F Public Shares and L&F Public Warrants under the Exchange Act and have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, our annual reports contain financial statements audited and reported on by our independent registered public accountants.

We are required to evaluate our internal control procedures for the fiscal year ending December 31, 2021 as required by the Sarbanes-Oxley Act. Only in the event we are deemed to be a large accelerated filer or an accelerated filer, and no longer qualify as an emerging growth company, will we be required to have our internal control procedures audited. A target business may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such business combination.
We are a Cayman Islands exempted company. Exempted companies are Cayman Islands companies conducting business mainly outside the Cayman Islands and, as such, are exempted from complying with certain provisions of the Cayman Islands Companies Act. As an exempted company, we applied for and received a tax exemption undertaking from the Cayman Islands government that, in accordance with Section 6 of the Tax Concessions Act (Revised) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations will apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax will be payable (i) on or in respect of our shares, debentures or other obligations or (ii) by way of the withholding in whole or in part of a payment of dividend or other distribution of income or capital by us to our shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of us.
We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.
In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We intend to take advantage of the benefits of this extended transition period.
We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our IPO, (b) in which we have total annual gross revenue of at least $1.07 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our Class A Ordinary Shares that are held by non-affiliates exceeds $700,000,000 as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.
Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (1) the market value of our ordinary shares held by non-affiliates exceeds $250,000,000 as of the prior June 30th, or (2) our annual revenues exceeded $100,000,000 during such completed fiscal year and the market value of our ordinary shares held by non-affiliates exceeds $700,000,000 as of the prior June 30.

Directors and Executive Officers
Our current directors and officers are as follows:
Name	Age	Position
Jeffrey C. Hammes	61	Chairman
Adam Gerchen	40	Chief Executive Officer and Director
Richard Levy	50	Director
Tom Gazdziak	35	Chief Financial Officer
Senator Joseph Lieberman	79	Director
Albert Goldstein	40	Director
Kurt Summers	42	Director
Jeffrey C. Hammes serves as the Chairman of the company and is on the board of directors. Mr. Hammes served as the Chairman of Kirkland & Ellis LLP and Kirkland & Ellis International LLP (collectively, “K&E”) from 2010 until retiring in 2019. During his tenure as Chairman of K&E, K&E revenues grew from $1.4 billion to more than $4.0 billion, and net income rose from less than $700,000,000 to more than $2,000,000,000 according to the American Lawyer. Under Mr. Hammes’ leadership, in 2019, K&E ranked first in total revenue and aggregate net income among the world’s top large law firms according to Bloomberg. That growth came across a variety of verticals where K&E has built leading franchises, including private equity and M&A, restructuring and litigation, a breadth of expertise that affords valuable insight into various product categories as one of the largest consumers of the tech-enabled services offered by companies in our target universe. In addition, K&E currently services more than 400 private equity clients around the world and Mr. Hammes maintains relationships at the senior levels of many of those firms. Mr. Hammes received a B.B.A. in accounting from the University of Wisconsin-Madison and received his J.D. from Northwestern Pritzker School of Law. He is a member of the Illinois bar (inactive).
Adam Gerchen is the current Chief Executive Officer of L&F and serves on its board of directors and has served in both roles since 2020. Mr. Gerchen has also served as co-founder and Chief Executive Officer of Keller Lenkner, a law firm that has developed unique arbitration strategies and other innovations in mass actions since 2018. Additionally, in order to serve the large number of firm clients, and address the complexity of various areas of law, Mr. Gerchen also built a separate servicing business at Keller Lenkner in 2018 that combines client origination, intake, customer relationship management, IT, and settlement administration. From 2016 to 2017, Mr. Gerchen served as President of Burford Capital Limited (LSE: BUR) (“Burford”), the leading global finance firm focused on law. Previously, Mr. Gerchen co-founded and served as Chief Executive Officer of Gerchen Keller Capital (“GKC”) from 2013 until GKC’s sale in 2016 to Buford. Prior to its acquisition, GKC grew into the largest private investment and advisory firm focused exclusively on legal and regulatory risk, raising $1.4 billion of institutional capital. Across both organizations, products developed for and deployed into the legal sector included single-case litigation finance, portfolio funding, risk management & insurance, claim monetization, post-settlement, bankruptcy & insolvency, international arbitration, and patent and intellectual property. Mr. Gerchen received a B.A. in Business Economics and graduated Magna Cum Laude from Brown University and a J.D. from Harvard Law School.
Richard Levy serves on the board of directors of the company. Mr. Levy is the Chief Executive Officer and Founder of VPC. Mr. Levy oversees VPC’s investment and operational activities. Mr. Levy is also the chairman of VPC’s Senior Leadership Team and Investment Committee. Mr. Levy serves as chairman of the board of directors of VPC portfolio company, Giordano’s. He also serves as a member of the board of directors of the following VPC portfolio companies: Caribbean Financial Group since 2018, VPC Pizza Operating Corp. since 2011 and United Automobile Insurance Company since 2018. Previously, Mr. Levy served as head of the Small Cap Structured Products Group and co-head of the Solutions Group at Magnetar Capital. Mr. Levy also co-founded and served as managing partner at Crestview Capital Partners. Mr. Levy received a B.A. in political science from The Ohio State University, an M.B.A. from the Illinois Institute of Technology’s Stuart School of Business and a J.D. from Chicago-Kent College of Law. He is a member of the Illinois bar (inactive). Mr. Levy is also chairman of the board of nonprofit, Gardeneers, an active board member of Camp Kesem and he sits on the Board of Trustees for the Illinois Institute of Technology.
Tom Gazdziak is the Chief Financial Officer of the company. Mr. Gazdziak joined VPC in 2015 and currently serves as Fund Controller. He oversees VPC’s accounting team in the execution of accounting, finance, tax, audit, reporting and treasury related activities for the VPC funds, including VPC Specialty Lending Investments PLC (LSE: VSL), a VPC managed UK publicly listed investment trust focused on opportunities in the litigation and fintech markets. Mr. Gazdziak joined VPC from PricewaterhouseCoopers LLP where he progressed through several accounting roles since 2011 within the financial services practice specializing in the banking and capital markets industry. Mr. Gazdziak received a B.S. in accountancy and finance and an M.B.A. in accountancy and financial analysis from the Kelley School of Business at Indiana University. He is a Certified Public Accountant (inactive).
Senator Joseph I. Lieberman serves on the L&F Board. Senator Lieberman has served as Senior Counsel at Kasowitz, Benson & Torres LLP since 2013. Prior to joining Kasowitz, Senator Lieberman, the Democratic Vice Presidential nominee in 2000, served 24 years in the U.S. Senate, retiring in January 2013 following the end of his fourth term. During his tenure with the U.S. Senate, Senator Lieberman served as the Chairman of the Committee on Homeland Security and Governmental Affairs and helped shape legislation for homeland security, foreign policy, fiscal policy, environmental protection, human rights, health care, trade, energy, cyber security and taxes. Prior to being elected to the U.S. Senate, Senator Lieberman served as the Attorney General of the State of Connecticut from 1983 until 1988. From 1970 until 1980, Senator Lieberman also served in the Connecticut State Senate, including three terms as majority leader. Senator Lieberman currently serves on the board of directors of Park Hotels and Resorts Inc. (Nasdaq: PK). Senator Lieberman received his B.A. in political science and economics and his J.D. from Yale University.
Albert Goldstein serves on the L&F Board. Mr. Goldstein is the Founder, Chairman & CEO of StoicLane Holdings, Inc., an investment holding company that is making strategic long-term investments in the digitization of the FIRE verticals (Finance, Insurance & Real Estate). Prior to StoicLane, he co-founded Avant Inc in 2013, a digital bank for middle-income consumers, and Amount Inc in 2016, a Banking-as-a-Service (BaaS) company helping the largest financial institutions in the world to digitize and deliver a seamless digital and mobile customer experience. Avant and Amount have raised over $750,000,000 of equity capital from leading investors including Goldman Sachs, Tiger Global and General Atlantic and JP Morgan. Mr. Goldstein is currently a board member of Spring Labs, a blockchain company and I2R Holdings, a supplier of electricity and solar power. Goldstein has been the recipient of multiple awards for entrepreneurship including winning the Ernst & Young Midwest Entrepreneur of the Year Award twice and being named to the Crain’s Chicago Business 40 Under 40 list. Mr. Goldstein holds a B.S. in finance and mathematics from the University of Illinois Urbana — Champaign.
Kurt Summers serves on our board of directors. Mr. Summers has twenty years of experience in both private and public sector finance. Mr. Summers has been a Senior Advisor at Blackstone, Ullico and Bridgewater since November 2019, January 2020 and November 2020, respectively, where he provides insight and strategic direction around various investment opportunities and existing holdings. From March 2021 to January 2022, Mr. Summers served as a member of the Board of Directors of VPC Impact Acquisitions Holdings III, Inc. prior to its business combination with Dave Inc. From September 2020 to October 2021, Mr. Summers served as a member of the Board of Directors of VPC Impact Acquisition Holdings prior to its business combination with Bakkt Holdings, Inc. From 2014 to 2019, Mr. Summers served as Treasurer of the City of Chicago, where he managed the city’s more than $8 billion investment portfolio and served as a trustee or fiduciary of five local pension boards with nearly $25 billion under management. As Treasurer of Chicago, Mr. Summers and his team more than tripled the returns on the city’s portfolio, which now generates more than $100,000,000 of incremental revenue to Chicago’s taxpayers, bondholders and other stakeholders each year. From 2012 to 2014, Mr. Summers served as Senior Vice President at Grosvenor Capital Management where he helped lead the firm’s strategy and business development efforts and served as a member of the Office of the Chairman. From 2010 to 2012, Mr. Summers served as Chief of Staff to the Cook County Board President where he was the architect of a turnaround of the second largest county in the country. From 2009 to 2010, Mr. Summers served as Managing Director at Ryan Specialty Group, an international specialty insurance organization. Mr. Summers began his career at McKinsey & Company, a preeminent global strategy-consulting firm, and also worked as an investment banker at Goldman Sachs. Mr. Summers received a B.S.B.A. in finance and international business with high honors from Washington University and an M.B.A. from Harvard Business School.
Number and Terms of Office of Officers and Directors
The L&F Board consists of six members and is divided into three classes with only one class of directors being appointed in each year, and with each class (except for those directors appointed prior to our first annual general meeting) serving a three-year term. In accordance with NYSE American corporate governance requirements, we are not required to hold an annual general meeting until one year after our first fiscal year end following our listing on NYSE American. The term of office of the first class of directors, consisting of Senator Joseph Lieberman and Albert Goldstein, will expire at our first annual general meeting. The term of office of the second class of directors, consisting of Richard Levy and Kurt Summers, will expire at the second annual general meeting. The term of office of the third class of directors, consisting of Jeffrey C. Hammes and Adam Gerchen, will expire at the third annual general meeting.
Prior to the completion of an initial business combination, any vacancy on the board of directors may be filled by a nominee chosen by holders of a majority of our Class B Ordinary Shares. In addition, prior to the completion of an initial business combination, holders of a majority of our Class B Ordinary Shares may remove a member of the board of directors for any reason.
Pursuant to an agreement entered into concurrently with the issuance and sale of the securities in the L&F IPO, our Sponsor, upon consummation of an initial business combination, will be entitled to nominate three individuals for election to the L&F Board, as long as the Sponsor holds any securities covered by the registration and shareholder rights agreement.
Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. The L&F Board is authorized to appoint officers as it deems appropriate pursuant to our Existing Governing Documents.
Director Independence
The rules of the NYSE American require that a majority of the L&F Board be independent. The L&F Board has determined that Richard Levy, Senator Joseph Lieberman, Albert Goldstein and Kurt Summers are “independent directors” as defined in the NYSE American listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.
Officer and Director Compensation
The following disclosure concerns the compensation of our executive officers and directors for the period from December 31, 2020 through December 31, 2021.
None of our officers or directors have received any cash compensation for services rendered to us. Commencing on the date that our securities were first listed on the NYSE and the NYSE American through the earlier of consummation of our initial business combination and our liquidation, we pay our Sponsor $10,000 per month for office space, utilities, secretarial and administrative support services provided to members of our management team. We may elect to make payment of customary fees to members of the L&F Board for director service. In addition, our Sponsor, officers and directors, or any of their respective affiliates are being reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee reviews on a quarterly basis all payments that were made to our Sponsor, officers or directors, or our or their affiliates. Any such payments prior to an initial business combination are made using funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination. Other than these payments and reimbursements, no compensation of any kind, including finder’s and consulting fees, is paid by the company to our Sponsor, officers and directors, or any of their respective affiliates, prior to completion of our initial business combination.
After the completion of our initial business combination, directors or members of our management team who remain with us may be paid consulting or management fees from the combined company. All of these fees will be fully disclosed to shareholders, to the extent then known, in the proxy solicitation materials or tender offer materials furnished to our shareholders in connection with a proposed initial business combination. We have not established any limit on the amount of such fees that may be paid by the combined company to our directors or members of management. It is unlikely the amount of such compensation will be known at the time of the proposed initial business combination, because the directors of New ZeroFox will be responsible for determining officer and director compensation.

Any compensation to be paid to our officers will be determined, or recommended to the board of directors for determination, either by a compensation committee constituted solely by independent directors or by a majority of the independent directors on the L&F Board.
We do not intend to take any action to ensure that members of our management team maintain their positions with us after the consummation of our initial business combination, although it is possible that some or all of our officers and directors may negotiate employment or consulting arrangements to remain with us after our initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions with us may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of our management to remain with us after the consummation of our initial business combination will be a determining factor in our decision to proceed with any potential business combination. We are not party to any agreements with our officers and directors that provide for benefits upon termination of employment.
Committees of the Board of Directors
The L&F Board has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Subject to phase-in rules and a limited exception, the rules of the NYSE American and Rule 10A of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of the NYSE American require that the compensation committee and the nominating and corporate governance committee of a listed company be comprised solely of independent directors.
Audit Committee
We have established an audit committee of the board of directors. Senator Joseph Lieberman, Albert Goldstein and Kurt Summers serve as members of our audit committee. Under the NYSE American listing standards and applicable SEC rules, we are required to have at least two members of the audit committee, each of whom must be independent, subject to the exception described below. Senator Joseph Lieberman, Albert Goldstein and Kurt Summers are independent.
Albert Goldstein serves as chair of the audit committee. Each member of the audit committee is financially literate and the L&F Board has determined that Albert Goldstein qualifies as an “audit committee financial expert” as defined in applicable SEC rules.
We have adopted an audit committee charter, which details the principal functions of the audit committee, including:
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assisting board oversight of (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, and (4) the performance of our internal audit function and independent registered public accounting firm; the appointment, compensation, retention, replacement, and oversight of the work of the independent registered public accounting firm and any other independent registered public accounting firm engaged by us;

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pre-approving all audit and non-audit services to be provided by the independent registered public accounting firm or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures; reviewing and discussing with the independent registered public accounting firm all relationships the firm has with us in order to evaluate their continued independence;

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setting clear policies for audit partner rotation in compliance with applicable laws and regulations; obtaining and reviewing a report, at least annually, from the independent registered public accounting firm describing (1) the independent auditor’s internal quality-control procedures and (2) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•	meeting to review and discuss our annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and
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reviewing with management, the independent registered public accounting firm, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee
We have established a compensation committee of the board of directors. Senator Joseph Lieberman and Albert Goldstein serve as members of our compensation committee. Subject to a limited exception, under the NYSE American listing standards and applicable SEC rules, the compensation committee of a listed company is required to be comprised solely of independent directors. Senator Joseph Lieberman and Albert Goldstein are independent. Senator Joseph Lieberman serves as chair of the compensation committee.
We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:
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reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer’s compensation, evaluating our chief executive officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our chief executive officer’s based on such evaluation;

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reviewing and making recommendations to the L&F Board with respect to the compensation, and any incentive compensation and equity based plans that are subject to board approval of all of our other officers;

•	reviewing our executive compensation policies and plans;
•	implementing and administering our incentive compensation equity-based remuneration plans;
•	assisting management in complying with our proxy statement and annual report disclosure requirements;
•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;
•	producing a report on executive compensation to be included in our annual proxy statement; and
•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.
Notwithstanding the foregoing, as indicated above, other than the payment of customary fees we make to members of the L&F Board for director service and payment to an affiliate of our Sponsor of $10,000 per month, for up to 18 months, for office space, utilities and secretarial and administrative support and reimbursement of expenses, no compensation of any kind, including finders, consulting or other similar fees, will be paid to any of our existing shareholders, officers, directors or any of their respective affiliates, prior to, or for any services they render in order to effectuate the consummation of an initial business combination. Accordingly, it is likely that prior to the consummation of an initial business combination, the compensation committee will only be responsible for the review and recommendation of any compensation arrangements to be entered into in connection with such initial business combination.
The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, independent legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE American and the SEC.

Nominating and Corporate Governance Committee
Prior to the consummation of the L&F IPO, we established a nominating and corporate governance committee of the board of directors. Senator Joseph Lieberman and Albert Goldstein serve as members of our nominating and corporate governance committee. Senator Joseph Lieberman serves as chair of the nominating and corporate governance committee.
The primary purposes of our nominating and corporate governance committee is to assist the board in:
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identifying, screening and reviewing individuals qualified to serve as directors, consistent with criteria approved by the board, and recommending to the board of directors candidates for nomination for election at the annual general meeting or to fill vacancies on the board of directors

•	developing and recommending to the board of directors and overseeing implementation of our corporate governance guidelines;
•	coordinating and overseeing the annual self-evaluation of the board of directors, its committees, individual directors and management in the governance of the company; and
•	reviewing on a regular basis our overall corporate governance and recommending improvements as and when necessary.
The nominating and corporate governance committee is governed by a charter that complies with the rules of the NYSE American.
Director Nominations
The Board has nominated each of the current directors to serve as directors of L&F. Please see the section entitled “Directors and Executive Officers” for more information on the experience of the nominees.
Compensation Committee Interlocks and Insider Participation
None of our officers currently serves, or in the past year has served, as a member of the compensation committee of any entity that has one or more officers serving on the L&F Board.
Code of Ethics
We have adopted a code of ethics that applies to our officers and directors. In addition, a copy of the code of ethics will be provided without charge upon request to us and is posted on our website: https://lfacquisitioncorp.com/about/.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF L&F
The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this proxy statement/prospectus.
References in this section to “we,” “our” or “us” refer to L&F Acquisition Corp. References to our “management” or our “management team” refer to our officers and directors. The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.
Overview
We are a blank check company incorporated in the Cayman Islands on August 20, 2020 formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or other similar business combination with one or more businesses. We reviewed a number of opportunities to enter into an initial business combination with one or more operating businesses, and entered into the Business Combination Agreement on December 17, 2021. We intend to effectuate the Business Combination using cash derived from the proceeds of the L&F IPO and the sale of the L&F Private Placement Warrants, our shares, and proceeds from the Common Equity PIPE Financing and the Convertible Notes Financing.
Results of Operations
We have neither engaged in any operations nor generated any operating revenues to date. Our only activities from inception through March 31, 2022 were organizational activities and those necessary to prepare for the L&F IPO and identifying a target company for a business combination, and activities in connection with the Business Combination with the Target Companies. We do not expect to generate any operating revenues until after the completion of the Business Combination. We generate non-operating income in the form of interest income on marketable investments held after the L&F IPO. We expect that we will incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with completing an initial business combination.
For the three months ended March 31, 2022, we had a net income of $6,978,015, which consists of change in fair value of warrant liabilities of $8,724,725 and interest earned on marketable investments held in Trust Account of $16,649, offset by operating costs of $1,763,359.
For the three months ended March 31, 2021, we had a net income of $10,586,342, which consists of change in fair value of warrant liabilities of $10,825,645 and interest earned on marketable investments held in Trust Account of $8,192, offset by operating costs of $247,495.
Liquidity and Capital Resources
On November 23, 2020, we consummated the L&F IPO of 15,000,000 L&F Public Units, at a price of $10.00 per L&F Public Unit, generating gross proceeds of $150,000,000. Simultaneously with the closing of the L&F IPO, we consummated the sale of 6,859,505 L&F Private Placement Warrants to the Sponsor and Jefferies LLC at a price of $1.00 per L&F Private Placement Warrant and approximately $1.21 per L&F Private Placement Warrant, respectively, generating gross proceeds of $7,250,002.
On November 25, 2020, we sold an additional 2,250,000 L&F Public Units for total gross proceeds of $22,500,000 in connection with the underwriters’ full exercise of their over-allotment option. Simultaneously with the closing of the over-allotment option, we also consummated the sale of an additional 728,925 L&F Private Placement Warrants to the Sponsor and Jefferies LLC at $1.00 per L&F Private Placement Warrant and approximately $1.21 per L&F Private Placement Warrant, respectively, generating total proceeds of $787,500.

Following the L&F IPO, the full exercise of the over-allotment option, and the sale of the L&F Private Placement Warrants, a total of $175,087,500 was placed in the Trust Account, and we had $1,480,035 of cash held outside of the Trust Account, after payment of costs related to the L&F IPO, and available for working capital purposes. We incurred $10,050,665 in transaction costs, including $3,450,000 of underwriting fees, $6,037,500 of deferred underwriting fees and $563,165 of other offering costs.
Net Cash Used in Operating Activities
For the three months ended March 31, 2022, net cash used in operating activities was $312,492. Net income of $6,978,015 was affected by change in fair value of warrant liabilities of $8,724,725 and interest earned on marketable investments held in trust account of $16,649. Changes in operating assets and liabilities provided $1,450,867 of cash from operating activities.
For the three months ended March 31, 2021, net cash used in operating activities was $49,844. Net income of $10,586,342 was affected by change in fair value of warrant liabilities of $10,825,645 and interest earned on marketable investments held in trust account of $8,192. Changes in operating assets and liabilities provided $197,651 of cash from operating activities.
Cash and Marketable Investments in the Trust Account
At March 31, 2022, we had cash and marketable securities held in the trust account of $175,126,678. We intend to use substantially all of the funds held in the trust account, including any amounts representing interest earned on the trust account, which interest shall be net of taxes payable and excluding deferred underwriting commissions, to complete our business combination. We may withdraw interest from the trust account to pay taxes, if any. To the extent that our share capital or debt is used, in whole or in part, as consideration to complete a business combination, the remaining proceeds held in the trust account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
At March 31, 2022, we had cash of $263,247 held outside of the trust account. We intend to use the funds held outside the trust account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a business combination.
In order to fund working capital deficiencies or finance transaction costs in connection with the Business Combination, our Sponsor or an affiliate of our Sponsor or certain of our officers and directors may, but are not obligated to, loan us funds as may be required. If we complete the Business Combination, we may repay such loaned amounts out of the proceeds of the Trust Account released to us. In the event that the Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts, but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants, at a price of $1.00 per warrant, at the option of the lender. The warrants would be identical to the L&F Private Placement Warrants.
In connection with our assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” we have until August 24, 2022 to consummate an initial business combination. It is uncertain that we will be able to consummate an initial business combination by this time. If a business combination is not consummated by this date and an extension not requested by the Sponsor, there will be a mandatory liquidation and subsequent dissolution of L&F. Management has determined that such mandatory liquidation, should a business combination not occur and an extension is not requested by the Sponsor, and potential subsequent dissolution, raises substantial doubt about our ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after August 24, 2022.

Off-Balance Sheet Financing Arrangements
We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of March 31, 2022. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.
Critical Accounting Policies
The preparation of financial statements and related disclosures included elsewhere in this proxy statement/prospectus in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:
Class A Ordinary Shares Subject to Possible Redemption
We account for our ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A Ordinary Shares subject to mandatory redemption is classified as a liability instrument and is measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that features redemption rights that is either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) is classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. Our Class A Ordinary Shares feature certain redemption rights that are considered to be outside of our control and subject to occurrence of uncertain future events. Accordingly, Class A Ordinary Shares subject to possible redemption is presented as temporary equity, outside of the shareholders’ equity section of our balance sheet.
Warrant Liabilities
We account for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to our own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations.
Net (Loss) Income per Ordinary Share
Net (loss) income per ordinary share is computed by dividing net (loss) income by the weighted average number of ordinary shares outstanding during the period. We apply the two-class method in calculating earnings per share. Accretion associated with the redeemable Class A Ordinary Shares is excluded from earnings per share as the redemption value approximates fair value.

Recent Accounting Pronouncements
In August 2020, the FASB issued ASU No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. We adopted ASU 2020-06 effective as of January 1, 2021. The adoption of ASU 2020-06 did not have an impact on our consolidated financial statements.

BUSINESS OF ZEROFOX
The following discussion reflects the business of New ZeroFox, as currently embodied by each of ZeroFox and IDX. “We,” “us” and “our” generally refer to ZeroFox, Inc. (together with its subsidiaries, “ZeroFox”) in the present tense or New ZeroFox following the business combination, as the context requires.
Who We Are
ZeroFox is an enterprise cybersecurity software-as-a-service company that addresses the full lifecycle of external cyber threats and risks for its customers. External cybersecurity encompasses the threats that target internet accessible systems, devices and digital assets that exist beyond the protection of an organization’s endpoint and firewall systems. The ZeroFox platform addresses these risks by providing enterprises external threat intelligence and protection to disrupt attacks and threats to brands, people, systems, assets and data, and respond to data breaches across the internet.
Organizations are increasingly challenged by cybercriminal activity, with the number of employee and customer records compromised exceeding tens of billions annually. The ZeroFox platform goes beyond traditional threat intelligence to protect organizations from threats outside the firewall with AI-driven analysis, experienced intelligence analysts with unique dark web access, and comprehensive breach response and adversary disruption services. The ZeroFox platform enables actionable intelligence to disrupt phishing, impersonations, malicious domains and data leakage.
ZeroFox provides customers with an innovative and comprehensive platform for digital attack detection and protection. The ZeroFox platform is powered by patented artificial intelligence innovations, full spectrum threat intelligence, and response and disruption capabilities that are designed to detect external threats to brands, people, systems, assets and data across a customer’s public attack surface and dismantle and remediate attacks against those brands, people, systems, assets and data. Our patented technology collects and processes millions of pieces of content, rich media, posts, messages, global intelligence and threat actor activity across the digital landscape, including social media sites, public, deep and dark web forums, mobile app stores, code repositories, and thousands of digital platforms and discrete content sources. From the data we collect and process, we can identify and remediate issues like targeted phishing attacks, credential and account compromise, data exfiltration, and brand hijacking threats. With the growing digital presence of enterprise organizations, our modular ZeroFox platform is designed to meet the external cybersecurity needs of our customers as well as enable the ZeroFox platform to quickly add new capabilities.
Our Story
ZeroFox, a Washington, D.C. metro-based company, was founded in 2013, based on the recognition that the emergence and adoption of social media, mobile applications and cloud computing by enterprise organizations would fundamentally change the cybersecurity paradigm. Social media represents much more than a platform where individuals connect online. The adoption of social media has also revolutionized the way that people communicate with each other and, subsequently, how enterprises and organizations enable communication among employees, customers, partners, and prospects. Mobile applications accelerated the digital transformation in which earlier versions of the web would need to become interactive and persist across multiple modern mediums. Furthermore, cloud computing’s continued evolution and adoption demonstrate how organizations are more comfortable with data residing beyond their traditional security perimeter outside of the historical boundaries of IT governance and control.
An increasingly large number of businesses, including those in industries that were slower to adopt digital technologies, have adopted social media, mobile applications and cloud computing, with critical digital assets now residing outside of traditional firewalls. These organizations now offer mobile and web applications as a key driver of their revenue production in order to make customer access easier, transactions smoother, and their services more engaging. These same organizations have aggressively embraced social media and digital channels to interact and transact with customers, vendors, and partners. This dramatic shift has created an enormous digital footprint on the “public” internet, expanding the attack surface to include all externally available digital platforms. These public platforms are largely ungoverned, unmonitored and unprotected by existing perimeter and internal security technologies. This public attack surface exposes these organizations and their respective communities to targeted cyberattacks, data loss, phishing scams, compliance violations and account takeovers.

The COVID-19 Pandemic has further accelerated the movement toward a digital-first strategy for an increasing number of organizations. Given the shift to work-from-home arrangements and consumers’ increasing reliance on digital engagement for services, organizations and their security teams must continue to implement new security strategies that protect against external digital threats to ensure trust and reduce risks. The modern enterprise IT infrastructures are commonly characterized by greater decentralization, cloud-based collaboration, and a growing dependency upon cloud-hosted operating systems. Growing attacks on this external attack surface will drive the need for advanced, innovative, artificial-intelligence-powered external cybersecurity solutions, such as ours.
ZeroFox has completed strategic acquisitions that have expanded our platform’s core capabilities and provided important additions of human talent, technology and intellectual property, customers and revenue. ZeroFox acquired Cyveillance, a business unit of Lookingglass Cyber Solutions, Inc, in September 2020 and more recently, we acquired Vigilante ATI, Inc. in June 2021. As part of the Business Combination, ZeroFox will materially enhance its platform by acquiring IDX, a provider of digital privacy protection and breach response services.
IDX, a Portland, Oregon-headquartered company, was founded in 2003 with a mission to address the growing risks that stem from emerging external cybersecurity threats and data breaches that result in expanding corporate fraud and harms to an organization’s employees, customers, and partners. The IDX enterprise platform protects individuals from the risks of privacy compromise and identity cybercrime and remediates the negative effects that can result. As organizations began to experience cybersecurity attacks and breaches at a growing frequency and severity, IDX expanded its platform offering by providing data breach response services, leveraging its digital protection platform that enable organizations to comply with cybersecurity laws and regulations, and associated corporate risks. The IDX business is poised to benefit from this tailwind, serving organizations of all sizes that have experienced an attack, breach, or cyber compromise.
Following the consummation of the Business Combination with IDX, IDX’s technology will be fully integrated into the ZeroFox platform in order to enhance the platform to support expanded use cases, additional cross-sell synergy opportunities between ZeroFox’s and IDX’s customer bases and future growth. The combined businesses will create a unique competitive advantage by providing external threat protection capabilities and breach response services, for companies protecting against, or responding to, an external cyberattack, effectively capturing the entire lifecycle of the external cybersecurity market.
Industry Overview
Enterprise cybersecurity, compliance, governance and risk management teams are under-resourced and overwhelmed with an influx of issues and high-priority threats, and they lack purpose-built applications to successfully address external cyber threats and risks. Consequently, organizations are insufficiently prepared to deal with external cyber threats and risks and may fall victim to cybercrime. In general, external threats, unlike internal threats and risks that may be caused by disgruntled or untrained employees, are comprised of individuals that are not employees or affiliated with an organization and where the attacking infrastructure is not within the logical or physical confines of an organization’s network. Successful external cyberattacks may result in both loss of revenue and increased liability following the compromise or breach of sensitive customer data or intellectual property, as well as business disruption, extortion, impaired reputation and the need to provide for regulatory compliance.
Cybersecurity leaders need a single source of truth and a consolidated external cybersecurity platform to provide broad visibility and defensibility in the digital-first world. External cybersecurity solutions call for the ability to quickly assess and understand an organization’s digital horizon, to then correlate that information, and, ultimately, take action to prevent attacks, limit exposure, remediate an incident and disrupt the adversary. This area of the cyber landscape is becoming increasingly relevant, since malicious events can become major disruptors of a business, its brand, reputation, supply chain, ability to interact online, conduct commerce, and operate in a normal course.

As illustrated in the following diagram, our view of the emerging external cybersecurity market is large and security and risk teams need to address several different threat vectors daily with converging technologies and workflows.

TAM is based on 2025 Estimates of each segment. 1) “Vulnerability & Attack Surface Management” by Markets and Markets (May 2020). 2)“ID Protection / Privacy” by Research and Markets (October 2020). 3)“Cyber Threat Intelligence” by Verified Market research (August 2020) and “SOAR Market” by Adroit Market Research (July 2020). 4)“DRP Market” by Futuremarketinsight (September 2020) and “MSS Market Share” by Gartner (December 2020).
The external cybersecurity market opportunity encompasses the simultaneous management of several different technology segments that include but are not necessarily limited to the following critical components:
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Digital Risk Protection: the discipline of identifying and protecting the brand or brands, mobile applications, domains, executives, digital accounts, locations and the overall digital footprint of an organization.

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Cyber Threat Intelligence or Advanced Threat Intelligence: the monitoring of platforms, forums and underground internet marketplaces for threat intelligence content that pertains to companies, people and their inherent risk postures, and the reporting of relevant threat intelligence.

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Attack Surface Management: the awareness, understanding and continuous identification of the total set of technology systems and digital platforms that an organization has exposed to the open internet and is visible to both the organization and their potential adversaries. The attack surface includes technologies ranging from corporate firewalls and routers to cloud instances, mobile devices and IoT/EoT devices as well as IP addresses, domains, networks and hosts’ names.

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Vulnerability Management: the process of identifying, assessing, remediating and reporting security vulnerabilities in software and systems that attackers can potentially use to compromise a device and repurpose as a platform to extend and compromise a network.

•	Breach Response: the processes and corresponding courses of action to analyze and mitigate the potential negative impact and harms caused by the breach of an organization’s data, which includes notifying individuals whose sensitive personal information may have been exposed in an unauthorized manner by the breach, and taking steps, including providing protection software and services, to address the risks of harm to the affected individuals and the organization, as a result of the breach.
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Security Orchestration and Automation: the process of integrating a disparate ecosystem of required security tools and processes to automate tasks for simpler, more effective security operations, enabling analyses of relevant data, and the timely correlation and orchestration of the actions to take in order to mitigate risk and loss.

In an increasingly digital-first world, we believe that organizations need personnel, systems, and software, combined with continuous identification, protection and breach response capabilities to effectively manage the external cybersecurity landscape. Organizations attempt to manually integrate data, workflows and responses across multiple vendors, the collective effort of which is sometimes referred to as “swivel chair security.” Security teams become fatigued after failing to align these critical processes. Unintegrated security systems and platforms that produce threat data without the capability to take remediation actions can become burdensome to cybersecurity teams. A platform-based approach, such as the ZeroFox platform, that is designed to provide an organization with results and demonstrated outcomes offers a more successful solution to their external cybersecurity needs. These outcomes include efficient and aggregated content with context and, most importantly, actions to keep organizations, people, assets, and intellectual property more secure.
Industry Trends
Cybersecurity and related threats such as ransomware and data breaches are top-of-mind for governments and corporations around the world. The macro level changes driving the digital-first world will continue for the foreseeable future, driving the need for external cybersecurity solutions. A 2020 Gartner research report forecasted that the penetration of the target audience for digital risk protection services will increase from 1% to 10%, representing a 1,000% increase in the adoption of digital risk protection solutions by organizations in less than a five-year period.
We believe that the following trends will continue to increase the demand for external cybersecurity solutions:
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The increase in remote work is likely to continue. This shift toward working more from home, or in a hybrid home/office arrangement, is likely to drive decentralization of corporate IT beyond the protection of the traditional perimeter, resulting in a greater chance of adversarial risk being introduced into an organization’s systems, applications, and workflows.

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A continued acceleration of digital adoption, including emerging businesses that disrupt industries with new and unique technologies, is likely to continue. As the adoption of digital technologies continues, people will likely use a greater breadth of devices. We expect that this pattern will continue, with increased reliance on mobile phones and tablets before expanding into devices integrated into new automobiles, homes, other business and personal devices—all representing an expansion of the potential attack surface for malicious actors targeting an organization, its employees and customers.

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We will likely see a continued increase and evolution in cybercrime and ransomware. As a result of organizations’ and governments’ inabilities to proactively identify, track, stop and convict criminals that operate on the open internet or criminal underground, or outside the jurisdiction of authorities where hacks occur, cyberattacks, rampant financial fraud, abuse and extortion will likely continue to compromise organizations, intellectual property and nation-state secrets.

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Continued fragmentation of the cybersecurity industry with organizations providing point intelligence, protection and response solutions or capabilities is also likely to continue. Other cybersecurity providers may add external threat intelligence and digital risk protection capabilities but may lack the technical expertise and operational experience that we have built into our consolidated and unified platform over the last decade to create a competitive advantage.

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We will likely see an increase in cybersecurity protections and government requirements, combined with multidimensional enforcement by regulators. Cybersecurity laws already exist in many U.S. states, and we are beginning to see new enhancements and further regulation passed by states, including California and Virginia. The passage of expanded and additional state laws is likely to propel the trend toward a patchwork of provisions and requirements that increase the pressure on organizations to enhance their cybersecurity and compliance. Several new cybersecurity bills are pending in the U.S. Congress. Additionally, many national and multinational data protection laws, led by the General Data Protection Regulation (GDPR) in the European Union further add pressure for enhanced cybersecurity.
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There will be a continued shortage of adequate and qualified, well-trained cybersecurity staff for enterprises and governments. Organizations face a critical shortage of experienced cyber-trained talent. According to CyberSeek in partnership with the National Initiative for Cybersecurity Education (NICE), led by the National Institute of Standards and Technology (NIST), in the United States alone, as of January 2022, over 500,000 positions were open for cybersecurity professionals. Companies are recruiting for technical automation and 24x7 support personnel to augment and complement already strained operations and staff processes.

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Consequences of cybersecurity breaches have become more severe. An ongoing wave of high-profile breaches in multiple industries has exposed a broad range of data. The monetary and reputational cost of these breaches, whether malicious or inadvertent, is increasing rapidly, and the regulatory and compliance risks can result in levied fines and penalties, as well as the need to implement new technologies.

Growth Strategy
ZeroFox intends to deliver exceptional and innovative external cybersecurity solutions that prioritize customer satisfaction and business resiliency. Embracing these priorities, we are pursuing the following growth strategies:
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Drive new customer acquisition and adoption through innovation. We intend to grow our base of new customers by serving them with our artificial intelligence capabilities provided by the ZeroFox platform. This platform-based approach enables us to build trusted relationships while providing security outcomes on use cases that our customers value.

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Expand high margin business. We intend to focus on and continue to grow our higher margin enterprise platform subscription business in industry verticals that are experiencing the highest rates of cyberattacks.

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Expand relationships with partners. We also intend to continue to build our relationships with our channel partners, including Value-Added Resellers (VARs), Original Equipment Manufacturers (OEMs) and distribution partners, as well as cyber insurer and legal breach response partners.

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Increase adoption and platform usage by current customers. As we enhance our platform’s capabilities, we expect that our customers will choose to adopt and purchase additional platform modules and services to address additional external cybersecurity use cases and security pain points.

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Expand our global footprint. We intend to continue to grow our international customer base by increasing our investments in our international go-to-market efforts, operations, partners and delivery capabilities.

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Expand our total addressable market through strategic acquisitions. We intend to complement our organic growth investments with strategic acquisitions in complementary technologies and markets to successfully execute on our long-term vision and platform strategy. We have proven our capability to identify, acquire and integrate targets to expand our TAM, enhance our solution offering, and accelerate our growth.

ZeroFox Solutions
ZeroFox provides mission-critical external cybersecurity solutions to customers around the world. Customers rely on us to address important cybersecurity problems and challenges that they face today and look for our guidance regarding the problems they will face tomorrow. The ZeroFox platform is a cloud-native enterprise software-as-a-service application focused on providing external cybersecurity teams with comprehensive solutions to address external cybersecurity threats and risks. Our platform employs continuous digital identification and detection, comprehensive threat intelligence and persistent adversary disruption to support a wide variety of cybersecurity use cases that address pervasive business challenges. Our customers’ adoption of the ZeroFox platform commonly begins with the purchase of one or two core components and grows over time. Our platform features a comprehensive set of capabilities as visually depicted in the following diagram:

ZeroFox Protect: ZeroFox Protect enables organizations to configure protective capabilities to continuously identify and protect their external assets. Our digital risk protection capabilities cast a digital net around owned assets across the internet including digital representations for the organization’s brands, identities, systems, executives, accounts, domains, and mobile applications to secure their digital presence against targeted attacks, protect privacy, and decrease fraudulent activity across the internet. These capabilities include:
•	Account Protection: the protection of digital accounts to protect those accounts from suspicious activity, impersonation, takeover, and compromise.
•	Brand Protection: the intelligent identification of threats to brands to decrease the reach and efficacy of attacks.
•	Executive Protection: the enabling of comprehensive control and protection for an executive’s digital footprint to ensure it is free of impersonations, sensitive data leakage and other cyber risks.
•	Domain Protection: the continuous scanning of the internet for malicious and infringing domains to decrease the effectiveness of targeted attacks.
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Identity and Privacy Protection: identifying and protecting an individual’s digital footprint in order to detect and address potential threats and compromises to the personal information and to ensure the individual’s footprint is free of impersonations, sensitive data leakage and other cyber risks.

ZeroFox Predict: ZeroFox Predict provides customers with a broad array of global threat intelligence solutions that assist with predicting emerging new threat vectors. We provide threat intelligence solutions that enable customers to directly search across our data lake of global threat indicators, tactics, adversary intelligence, exploits, vulnerabilities, and security tools. Additionally, customers can request advanced cyber-criminal investigations or engagement, or customers can directly import data into their ecosystem to power other security tools and workflows. ZeroFox Predict includes:
•	Threat Hunting: a platform to search, in real-time, strategic, operational, and tactical global threat intelligence.
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Advanced DarkOps Investigations: our multilingual research and intelligence team allows for embedded interaction across the deep and dark web forums as a specialized capability that can be leveraged for advanced adversary investigation and disruption.

•	Global Data Feeds: aggregated data of intelligence collections across the internet to ingest relevant threats and indicators of compromise findings into a customer’s technology stack.

ZeroFox Detect: ZeroFox Detect, powered by proprietary artificial intelligence, gives customers real-time asset and vulnerability awareness for their external-facing internet digital footprint. This component of our platform provides technical capabilities to execute continuous attack surface identification and detection, which empowers the customer to gain an up-to-date picture of its internet accessible digital footprint. The digital presence typically includes social media and collaboration platform accounts, domains, internet facing infrastructure, such as port, data, content, and images. More specifically, this component includes the following identification and detection capabilities:
•	Domains: continuous domain monitoring and analysis for malicious indicators is required to ensure capturing the domain when it is hosting malicious content, code, or payloads.
•	Digital Platform Accounts: a catalogue of owned digital accounts for brands, executives, individuals, locations, products, to adequately know how and when to secure assets.
•	Internet-accessible Infrastructure: ensures the mapping of the external internet facing infrastructure, externally-accessible networks and digital infrastructure components.
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Public, Private, and Proprietary Data, Content, and Images: the collection and analysis of data, content, images, and other information anywhere sensitive public, private, and proprietary information may reside on the internet to better secure the customer’s enterprise.

ZeroFox Response: ZeroFox Response enables organizations to provide the required 24x7 level of support necessary to quickly respond to external attacks, incidents, data loss or exfiltration, or potential breaches. ZeroFox Response is a combined offering built from the combined capabilities of the ZeroFox and IDX platforms. With the global increase in computer generated information and data that is stored in the cloud, nearly every organization is more vulnerable to some levels of external cyber threats and risk. These threats and risk are often eventually exploited by persistent malicious actors and criminals around the world resulting in breaches and compromise of varying intensity and scale. ZeroFox Response enables our customers to reduce overall enterprise risk by responding to these situations responsibly, in a timely manner, and in compliance with regulatory requirements. Capabilities include:
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Response: responding to a breach frequently requires operational rigor and constant communications with affected organizations and individuals. We execute this often-regulatory requirement on behalf of our customers by providing a 24x7 call center, publicizing extensive FAQs tailored for the particular breach incident and maintaining required compliance services. This capability is an offering on the IDX platform today.

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Protection: in addition to providing responses services, regulated enterprises are often required, to provide ongoing protection services to compromised individuals to address their risks of harm. Our platform provides software to detect and address these risks, combined with complementary concierge-style services. This capability is a combined ZeroFox and IDX offering.

ZeroFox Disrupt: ZeroFox Disrupt leverages our platform to report, block, and take down an attack’s core components across the internet. These malicious command and control threats often take a significant amount of time to comprehensively identify and then remove from the internet. We support customers by decreasing this significant cost through automation and leveraging technically-enabled solutions to report, block, deny lists, sinkhole and take down the components of an attack across the internet. By working with our global disruption network, we are able to block and redirect traffic from malicious and nefarious locations. Capabilities include:
•	Takedowns: the scalable execution of content removal on relevant platforms on the customer’s behalf.
•	Disruption-as-a-Service: collaborating with partners to block internet traffic from navigating to malicious locations across the web.
The ZeroFox Platform
The ZeroFox platform is powered by patented artificial intelligence capabilities and is built on a modern cloud-native technology architecture that supports our core capabilities and solutions. Our engineering teams, which are aligned by scrum development methodology, deploy code updates and improvements to our platform on a continual delivery basis. Additionally, our customers and partners alike can easily use and implement integrations to our platform with other vendors. This integrated ecosystem, which is built on top of our platform

APIs, enables us to extend an organization’s technology investment in ZeroFox thereby maximizing our customers’ investments in other cybersecurity categories such as endpoint, network, identity, security event management, security orchestration and automation, and IT service management. Our App Library has hundreds of connected applications, or “apps”, that allow our customers to integrate our platform into their operational and security processes. We also provide our platform capabilities to customers via enterprise mobile apps available from the Google Play and Apple App Stores. The following diagram depicts the type of data our platform collects and artificial intelligence we have implemented in the ZeroFox platform.

The ZeroFox platform’s transparent artificial intelligence-powered engine curates content and distills the most critical issues of open source intelligence. We also leverage our research analysts to provide context and review of additional platforms, forums, and marketplaces in the form of human intelligence to create a more holistic and complete view of the threat landscape. Our customers’ cybersecurity teams utilize this intelligence to make informed decisions regarding remediation actions.
The patented artificial intelligence-powered engines in the ZeroFox platform enable automation and analysis-at-scale in several key areas. The ZeroFox platform has implemented artificial intelligence capabilities in machine learning, natural language processing, computer vision and deep learning. An example of our computer vision capabilities includes embedded image identification where we can train our algorithms to find images within images. This is particularly useful when looking for objects like company logos and credit cards. An additional example of our approach and implementation of advanced optical character recognition (OCR) enables us to extract characters and words regardless of language from images for further automated computer analysis. Our modular approach to artificial intelligence design and implementation has enabled us to use our components individually or in combination with each other to help address external cybersecurity challenges.
We employ a proprietary technology backend and have optimized our platform to provide a customer-centric turnkey user experience from a customer’s initial onboarding and configuration to ongoing use, reporting and analytics and maintenance. Our platform can be quickly configured, effectively optimizing our customer’s experience by minimizing their time-to-value and time to implement enhanced security controls.
Operationally, our around-the-clock OnWatch managed security team strives to become the natural extension of our customer’s security operations center. The ZeroFox platform is coupled with internal runbook integrations and workflows that allow for and enable global reach, response and capacity. OnWatch teams are deployed in locations around the world to provide customers prompt follow-the-sun operational experience.

We have extended the ZeroFox App Library to integrate with the ZeroFox platform with the essential vendors within an organization’s security and information technology tech stack. These integrations add value to our customers by providing enhanced visibility and threat intelligence context. The following diagram is a visual example of technologies that the ZeroFox platform through the ZeroFox App Library can integrate with in an organization.

A robust digital-first information security strategy warrants a comprehensive approach that is aligned with known security standards such as NIST and ISO to support external cybersecurity demands. Security teams need an integrated digital risk protection suite with capabilities needed to secure the public attack surface focusing on identification protection, intelligence, disruption and breach response. ZeroFox has been recognized as a cybersecurity leader by industry analysts, including the 2018 Forrester Digital Risk Protection Wave, and has collected top industry awards such as Red Herring Top 100 North America, the SINET16 Champion, Dark Reading’s Top Security Startups to Watch, Best of Black Hat and the 2015 Security Tech Trailblazer of the Year.
Our Customers
As of April 30, 2022, the combined companies had over 2,100 customers, including 3 of the Fortune 10, protecting over 40,000,000 digital assets, including over 1,200 customers from our acquisition of IDX. We have key reference customers in many industry verticals to include but not necessarily limited to education, energy, entertainment, financial services, government healthcare, media, retail, services, and technology that we believe validate our solutions in the market, and our customers range from small and medium-sized organizations to Fortune 500 companies.
On a combined basis, excluding IDX’s contract with OPM, which will be acquired as part of the Business Combination, no single customer accounted for more than three percent (3%) of our revenue in fiscal 2022. OPM will continue to be a meaningful revenue-generating customer and the details are included within the audited financials in this filing. See “IDX History and Business Overview.”
Case Studies
Top Financial Institution
Customer Overview & External Cybersecurity Challenge: A large financial institution with significant assets under management, thousands of employees, and several lines of business and offerings strives to be a financial services cybersecurity thought leader. This desire and objective has manifested itself through thoughtful and robust cybersecurity programs and frameworks, consistent investments in best-in-class human talent and the implementation of best-of-breed innovative technologies to mitigate risk throughout the organization. Similar to other large financial institutions, this organization was continuously targeted by external attackers with ongoing threats of impersonations, domain spoofing, attempted reconnaissance and exploitation of internet accessible systems, malicious and fraudulent mobile applications, and phishing attacks.

Solution: The financial industry thought leader conducted an early-market evaluation of vendors in fiscal year 2014 that were focusing on niche areas in what would become the external cybersecurity market. ZeroFox was selected given our investments in threat intelligence, attack detection and disruption and has repeatedly partnered with this organization to expand the usage of the platform, drive adoption of artificial intelligence and new global operation center capabilities and increase the number of subscriptions.
The Business Result for ZeroFox: This customer’s revenue grew six hundred percent over the past seven years to be a multi-million-dollar annual account with a multi-year go-forward contract.
Leading Automotive Manufacturer
Customer Overview & External Cybersecurity Challenge: A global automotive manufacturer with global manufacturing capabilities to include a global hybrid employee and contracted workforce prides itself on being an industry leader in enterprise risk management. As a global corporation, enterprise risk management includes but is not limited to workforce safety, product quality assurance, customer safety and cybersecurity risk management. Even with robust security controls, an incident occurred, and millions of customer records were exposed externally.
Solution: The company moved quickly to bring in external cybersecurity assistance knowing there could be legal liability in addition to regulatory and compliances issues due to the incident. We were selected as the provider of choice given our platform’s deep technical capabilities, our proven experience to manage cybersecurity incidents for large, complex organizations and our unique capability to provide both reactive and proactive external cybersecurity services.
The Business Result for ZeroFox: We closed an initial million-dollar contract with this customer and see multiple opportunities for creating a more meaningful partnership with them in the future.
Mission Critical Organization
Customer Overview & External Cybersecurity Challenge: A mission critical organization with a rich legacy in investing in best-of-breed cybersecurity technologies to protect sensitive information and intellectual property experienced an increased level of persistent external cyberattacks. The organization acknowledged that these external cybersecurity attacks were growing in volume and sophistication and ultimately became aware of a successful breach of their security controls.
Solution: The organization executed on a commercially quick competitive process to identify a solution provider: technology, services, or some combination thereof to assist them with the incident and breach. IDX was selected as the breach response provider for this organization and ZeroFox was subsequently identified and selected as the external cybersecurity provider of record to further secure this organization’s internet accessible footprint with threat intelligence, digital risk protection services, and disruption capabilities.
The Business Result for ZeroFox: We closed an initial opportunity via a short sales cycle for reactive services and then subsequently closed a meaningful proactive services upsell opportunity representing over forty times the initial deal value.
Acquisition Strategy and IDX Combination
ZeroFox has successfully completed strategic acquisitions that have expanded our platform’s core capabilities. These acquisitions have provided ZeroFox with incremental value through the addition of human talent, technology and intellectual property, customers, and revenue.
IDX History and Business Overview
IDX was founded in 2003 and over the course of more than ten years built an enterprise-grade digital privacy protection and breach response services business. In 2015, IDX was awarded a three-year, $330 million contract by the U.S. Office of Personnel Management (OPM) and the U.S. Department of Defense (DoD) to provide protection services covering approximately 21,500,000 current and former federal government employees and contractors that were impacted by the breach of OPM personal background investigation records. Earning this award required IDX to comply with rigorous government security standards, making the IDX data breach response business well-positioned to further serve organizations that experience large-scale data breaches. IDX believes winning this award resulted in further market validation, increased visibility, and enhanced reputation for IDX as a leading data breach response provider in the United States by revenues.
In 2018, OPM expanded the value of contract award to approximately $460,000,000 over a term of another 5.5 years making it one of the largest cybersecurity contracts awarded. This expanded contract was also awarded to IDX. IDX’s performance under this contract further validated IDX’s belief that it is a leading platform provider for both government and commercial data breach response services in the United States by revenues.
Many of the IDX government awards are subject to a competitive bid process and are awarded on the basis of technical merit, personnel qualifications, experience and price. Our future revenues and income could be materially affected by changes in government procurement policies and related oversight, and other risks generally associated with government contracts. Our eligibility to perform under our federal government contracts requires us to maintain adequate security measures. We have implemented security technologies and procedures that we believe adequately satisfy the requirements of our federal government contracts.
Synergies with IDX
ZeroFox’s combination with IDX will bring significant, tangible strategic benefits to the combined value proposition for our customers. In many cases, IDX customers do not have adequate external cybersecurity solutions for their internet accessible attack surface, which creates opportunities for the combined company to introduce IDX customers to the ZeroFox AI-powered protection platform to enhance their cybersecurity readiness and posture.
Likewise, with IDX, ZeroFox can now provide enhanced digital privacy protection and data breach response services to enterprise customers. This expands the ZeroFox external cybersecurity value proposition to create powerful benefits for our customers by addressing full lifecycle risks and consolidating everything needed to address external attacks and inevitable breaches under one trusted party and platform. This combined offering will provide new customers a single solution to address the entire external cybersecurity lifecycle.
IDX’s cloud-native and modular platform already has integrations with the ZeroFox platform. Additionally, the IDX software development lifecycle aligns closely with ZeroFox’s development best practices, including an agile development methodology, continuous integration and continuous deployment processes, and the use of microservices and container technologies in a cloud-native hosting environment. The combined platform provides New ZeroFox with competitive advantages by leveraging a highly scalable architecture, extensive security and compliance certifications, and a flexible and customizable platform that can be rapidly configured to meet customer needs and easily integrated with our customers’ existing software applications.
Acquisition of Vigilante
On June 7, 2021, ZeroFox acquired Vigilante ATI, Inc. Vigilante provides customers with a clear view of the cybercriminal underground economy through the Vigilante cloud-based platform. The platform clearly depicts potential indicators of attack and compromise on customers’ infrastructure, whether their credentials, financial information, personally identifiable information, and other sensitive information is being traded, and helps contextualize tactics, exploits, and vulnerabilities that are leveraged against enterprise organizations. This strategic tuck-in transaction accelerated ZeroFox’s ability to further deliver enhanced threat intelligence collection, analysis and hunting capabilities to large scale enterprise customers.
Acquisition of Cyveillance
On September 30, 2020, ZeroFox acquired the Cyveillance business unit and related assets from Lookingglass Cyber Solutions, Inc. Cyveillance’s tradecraft and intellectual property are based on decades of experience in providing top enterprise organizations with threat intelligence, cybersecurity, brand, and executive protection services. This transaction broadened our ability to deliver a suite of digital risk protection solutions powered by global threat intelligence to enterprise customers.
ZeroFox Sales and Marketing
Our sales team is bifurcated into two sub-organizations: a new customer acquisition team and an existing customer account management team. These teams are further structured into named-account sales teams that focus on a broad target of customer verticals and regions ranging from enterprise to small and medium-sized businesses. Most of our current business is currently in North America and as such, the team is proportionate in size and focus to our customer base. Members of the account management team are focused on creating successful customer outcomes, renewing customer subscriptions, and expanding platform adoption to drive customer upsell values.
In alignment with our corporate strategy, ZeroFox is a channel-first organization. Our go-to-market strategy leverages our partner community to reach our desired customer cohorts. In North America, ZeroFox generally relies on a single tier value-added reseller and partner community. In other regions, ZeroFox may employ a two-tiered approach by leveraging a network of distributors who manage the various channel partners within desired territories or regions.
ZeroFox’s comprehensive marketing strategy focuses on an inbound marketing model designed to deliver high efficacy contact-to-opportunity conversion rates and efficient pipeline velocity. We execute field, partner, and demand programs to drive ongoing engagement with prospects and leverage our sales development organization to mature those engagements into sales pipeline opportunities. Once prospects become customers, we continue engagement with solution-oriented content created by ZeroFox experts and executives through numerous collaboration channels designed to drive increased customer revenue and optimize our customers’ long-term value. Additionally, we conduct webinars and podcasts, participate in cybersecurity industry events, and utilize our product marketing team to drive market awareness through thought leadership. The sophistication and experience of the ZeroFox threat intelligence enables us to productize our thought leadership into daily and weekly threat intelligence reports, quarterly threat landscape reports, and annual threat reports. Other tactics leveraged to maximize inbound traffic include paid media, content syndication, social media, outbound campaigns, public relations, and remarketing advertising. These tactics frequently rely on the ZeroFox website to drive awareness, education, and opportunity conversion on the ZeroFox platform’s broad set of artificial intelligence capabilities. Furthermore, the website has been optimized to assist with this lead conversion in mobile, tablet and traditional desktop engagements. Marketing automation workflows continuously engage prospects throughout the buyers’ journey with thought leadership and solution-centric content to advance their understanding of the ZeroFox solution’s business value proposition.
Our global field and partner marketing strategy is designed to maximize the leverage of partner ecosystems and build brand engagement at regional and territory levels to drive and accelerate pipeline growth. Additionally, we have strong participation in many significant cybersecurity conferences and trade shows across many global geographies to expand our brand reach. In alignment with our sales approach, we also have a channel-first sales and marketing strategy. To support this strategy, we have a technology-enabled way to communicate and collaborate with partners at all sales lifecycle stages, from demand generation through technical validation and close. We believe that we have a state-of-the-art partner portal that allows global partners to take advantage of all aspects of our marketing strategy, content and accelerated readiness around rapid product innovations to drive demand within their customer base and ensure their technical and sales staff’s readiness.
Competition
The market for our platform and services is competitive and characterized by rapid changes in technology, customer requirements, industry standards, and by frequent new product and service offerings and improvements. Today, we see competition from the following by general categories:
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digital risk protection providers such as Proofpoint, Mimecast and Recorded Future who primarily focus on select niche sub-sector categories within security or take more of an investigative-focused approach;

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broad infrastructure security vendors such as CrowdStrike, Palo Alto Networks and Rapid7, through its acquisition of IntSights, who are supplementing their traditional endpoint or network security solutions with threat intelligence solutions;

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identity protection providers that typically compete with IDX such as Norton LifeLock, Experian, and Transunion who are focusing on driving consumer awareness and adoption of credit-related protection services; and

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managed security service and system integrator solution providers such as Secureworks (formerly Dell Secureworks), IBM, and Accenture who are using people to augment their combined technology offerings.

We believe that our external cybersecurity solutions offer advantages as compared to products offered by our competitors based on the following factors:
•	ability of our platform to address the entire external cybersecurity lifecycle with protection, prediction, detection, response and disruption associated with cyberattacks and incursions;
•	ability of our artificial-intelligence powered platform and human threat intelligence team to acquire global data sets at scale on behalf of our customers;
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ability of our platform and related service capabilities to assist our customers from the discovery of a potential cyber breach through notification and protection of those affected by addressing their risks of harm;

•	ability of our platform to leverage artificial intelligence to analyze data efficiently and effectively at scale to help customers achieve a wide variety of security protections;
•	ability of our platform’s App Library integrations to drive enhanced value to customers through partner technology workflow automation and enhanced data contextualization; and
•	ability of our platform to drive in-platform policy orchestration enabling customers to automate ZeroFox-centric workflows.
We offer full adversary kill chain disruption capability in the market today by automating the process for removal of malicious or infringing content and we provide the ability to coordinate and/or integrate with several partners to disrupt cyberattacks.
Research and Development
We devote significant resources to improve and enhance our solutions and maintain the effectiveness of our platform. We also work closely with our customers to gain valuable insights into their threat environments and security management practices to assist in designing new solutions and features that extend the capabilities of our platform. Our engineering staff monitors and tests our software on a regular basis, and we maintain a regular Continuous Integration (CI) and Continuous Delivery (CD) release framework to update and enhance our platform and its modular capabilities. Leveraging our on-demand platform model, we can seamlessly deploy real-time upgrades with no downtime.
Human Capital
ZeroFox’s corporate culture is built on the goal of creating a diverse and inclusive environment where employees’ unique opinions and feedback are respected, desired and acted upon. As a team, employees constantly collaborate and work together to set policy, communicate openly and drive an environment of transparency. For example, we frequently have global town hall meetings where the agenda is set by employees, hosted by employees that volunteer to emcee each event, and where multiple regions and business units are always recognizing their achievements and successes. Additionally, each global town hall also has a segment, referred to as the ZeroFox Fellow Foxes segment, where employees get the opportunity to thank and recognize their peers anonymously or in an open forum in front of the entire company for going above and beyond. These recognitions are commonly surprises and are sure to put smiles on many faces. Lastly, it’s not uncommon to see dozens of Fellow Foxes recognitions in a single town hall; Foxes love to work hard and recognize their teammates.
The Fellow Foxes practice is an example of the framework and value system that has been built to recognize and reward employees based upon meritocracy. We believe that most talent not only wants to be listened to but also challenged and rewarded where they can rise to their full potential and deliver their top performance in a healthy, fun work environment. Our workforce’s ability to execute relentlessly in pursuit of company objectives is both a primary differentiator and a critical component contributing to our success. ZeroFox’s people team designs and implements key initiatives and employs business-driven human resources programs to recruit, hire, empower, develop, assess, and retain industry talent. First, we aim to build an effective team by leveraging our global footprint to find the right people, in the right geographies and place them into the right roles. Next, we empower employees to take ownership in their work while providing them with the tools, resources, and time to do their jobs well. We invest in our staff, offering coaching, training, and other support to develop short- and long-term skills and provide them with opportunities for career growth. Our semi-annual performance management cycle, which is purposefully decoupled from compensation discussions to encourage non-biased dialogue, encompasses both look back and look ahead elements to celebrate success, make improvements and develop competencies to address future business needs. To ensure that ZeroFox retains a highly capable workforce that represents a variety of diverse backgrounds and complies with contractual obligations and local compliance regulations, we regularly benchmark our program against industry standards, diversity objectives and key employee drivers.
As of April 30, 2022, ZeroFox employed 531 employees and 20 contractors. Our workforce is geographically distributed across the United States and various other locations across the globe. As of the same date, IDX had 73 active full-time employees and 83 contractors. None of the employees in either company today, or going forward as New ZeroFox, is represented by a labor union and we have not experienced work stoppages. We consider our employee relations to be in good standing and we invest in them. We value our employees as a meaningful asset to our company.
Employee Health & Safety / Covid-19
ZeroFox is committed to protecting the physical well-being of our employees, families, and customers. To address the evolving complexities introduced by COVID-19, we have and will continue to take multiple steps to promote safety, realign workforce planning strategy, and support employee needs while continuing to drive customer satisfaction. We regularly review and update our health and safety plan based on guidelines, rules and capabilities issued by local, regional, and countrywide healthcare organizations. At present, a large majority of employees work from home. In select geographies some employees can optionally work out of a local office in a hybrid environment, and there is another group of employees that work primarily in the office. As the world reopens and employees potentially transition back toward an office setting, our offices have reopened with modified configurations based on requirements and recommendations from local, state, national government, and health institutions. Concurrently, we have used a phased approach that entails re-classifying ongoing work locations across all roles and implementing a flexible hybrid work model where appropriate. While onsite, we have protocols in place to help keep employees, customers, and other visitors safe. We exercise an abundance of caution where safety is concerned and are ultimately prepared, resourced and equipped to exceed customer expectations, whether working onsite or remote.
Facilities
We are headquartered in the Washington D.C. metropolitan area with our primary office in Baltimore, Maryland where we occupy over 10,000 square feet of office space pursuant to a lease that expires in February 2023 subject to the terms thereof. Our headquarters was built to reflect our corporate culture, operational needs, and dedication to employee happiness. We lease additional offices in regions throughout the United States, including but not limited to approximately 15,000 square feet of office space in Portland, Oregon for IDX’s operations and around the world, including in the United Kingdom, Chile and India. We believe that our current facilities are adequate to meet our current needs and that suitable additional alternative spaces will be available in the future on commercially reasonable terms.
Since the beginning of the COVID-19 pandemic, we have shifted our approach from almost entirely in-person to a flexible work environment that is comprised of in-person, hybrid in-person and remote, and 100% remote. We consider our 100% remote team part of our “Global Office” and that team is properly supported and securely enabled for remote-only work. Our hybrid team has access to work in-person and remote from designated offices around the world, and our in-person teams have designated offices they report to for work.
Intellectual Property
The intellectual property rights we hold are a foundational and integral asset in our broader business portfolio and are core to our long-term strategy to create shareholder value. We rely on intellectual property protection under law (patents, trademarks, copyrights, and trade secrets) and leverage our rights through various agreements, including license agreements, confidentiality and non-disclosure agreements, and employee non-disclosure and assignment of inventions agreements.
We believe all these intellectual property rights enable ZeroFox to be a leading innovator in, and provider of, cloud-based external cybersecurity software-as-a-service for organizations to protect against, detect and remediate external digital threats and risks — such as phishing, malware, scams, impersonator accounts, piracy, counterfeit goods—present across the internet. From what we consider to be a market leadership position in innovation, we can attract both customers and employee talent.

From inception, we anchored our business’ value proposition to the rapid creation of intellectual property; today this objective remains central to our platform, capabilities technology, and go-to-market strategy. Since then, we have ambitiously expanded our intellectual property portfolio by creating new inventions, tradecraft and proprietary know-how stemming from our operational experience and research and development efforts.
•
ZeroFox has 25 issued patents, 22 of which are in the U.S., in addition to 2 patent applications that have been granted allowance as well as 8 pending patent applications; these include intellectual property relating to attack surface identification, threat intelligence and digital risk protection. The active patents are expected to expire between 2029 and 2041. In addition, ZeroFox owns dozens of trademark registrations throughout the world and numerous registered domain names for websites that we use in our business, such as www.zerofox.com.

•
IDX has 2 issued patents and 6 pending patent applications (including continuations of the 2 issued patents) in the U.S., covering IP in breach response and privacy protection. The active patents are expected to expire between 2031 and 2039. In addition, IDX owns several software products, has 7 registered trademarks in the U.S., multiple registered domain names and has invested heavily in its business processes and proprietary know-how.

We will continue to invest in the innovation and development of our intellectual property portfolio through business acquisitions, technology alliance and strategic licensing relationships, and ongoing research and development. Our intellectual property rights will be at risk because invalidation, circumvention and third-party intellectual property claims, and litigation remain possible. In addition, our industry is competitive so the intellectual property created by our competitors could limit the adoption of our technologies and products.
We believe competitors may try to develop products that are similar to ours and that they may infringe our intellectual property rights. Additionally, competitors or other third parties may also claim that our platforms and other solutions infringe their intellectual property rights. Third parties may in the future assert claims of infringement, misappropriation, and other violations of intellectual property rights against us or our customers, with whom our agreements may obligate us to indemnify against these claims.
Despite our best efforts to protect and aggressively expand our intellectual property rights, there is always the potential that they may not be respected in the future or may be invalidated, circumvented, or challenged. The cybersecurity industry is characterized by the existence of a large and expanding number of patents and frequent claims and related litigation based on allegations of patent infringement or other violations of intellectual property rights. We believe our approach to constantly invest in intellectual property is a meaningful component of our corporate strategy to mitigate intellectual property risk and liability. As an organization, we may elect to protect our intellectual property rights and challenge our competitor’s infringing use of such rights. Successful claims of infringement by a third party could prevent us from offering certain products or features, require us to develop alternate, non-infringing technology, which could require time and during which we could be unable to continue to offer our affected products or solutions, require us to obtain a license, which may not be available on reasonable terms or at all, or force us to pay damages, royalties, or other fees.
For additional information, see the section titled “Risk Factors—Risks Related to Our Intellectual Property.”
Backlog
ZeroFox enters into both single and multi-year subscription contracts for its solutions. It generally invoices the entire amount at contract signing prior to commencement of the subscription period. Until such time as these amounts are invoiced, they are not recorded in deferred revenue or elsewhere in our consolidated financial statements, and are considered backlog. As of April 30, 2022, we had $39.7 million in total deferred revenue, which excluded backlog of approximately $17.8 million. Of this amount, approximately $11.0 million is expected to be billed in fiscal year 2023. We expect backlog will change from period to period for several reasons, including the timing and duration of customer agreements, varying billing cycles of subscription agreements, and the timing and duration of customer renewals. Because revenue for any period is a function of revenue recognized from deferred revenue under contracts in existence at the beginning of the period, as well as new and renewing contracts during the period, backlog at the beginning of any period is not necessarily indicative of future revenue performance.

Government Regulation & Legal Affairs
As a provider of cloud-based external cybersecurity solutions, our business is potentially subject to a variety of domestic and international laws and regulations relating to the collection, use, retention, protection, transfer, and processing of business data, personal data, and other sensitive information. Certain aspects of our offerings may involve access to and use of personally identifiable information and other sensitive data. The nature of cybersecurity product and service offerings requires the collection of various types of data. In the operation of our business, we may collect the types of data covered by these laws and regulations including personally identifiable information, information about an individual’s health and financial information about individuals. To the extent we are in possession of such data and these various laws and regulations are determined to apply to us, this could require us to adopt additional operational, technological and security measures to protect and manage such information which could increase our costs of operations. Our failure to comply with such laws and regulations could also result in monetary fines and reputational damage which would have a negative impact on our business. These laws and regulations include, but are not limited to, the European Union General Data Protection Regulation (“GDPR”), the California Consumer Privacy Act (“CCPA”), the California Privacy Rights Act (“CPRA”), the Electronic Communication Privacy Act (“ECPA”), Computer Fraud and Abuse Act (“CFAA”), the Gramm-Leach-Bliley Act (“GLBA”), and the HIPAA/HITECH Act. In addition to these, other laws and regulations relating to cloud computing, cross-border data transfer restrictions, data collection and data localization may apply to our business as we expand outside of the U.S. market.
In particular, ECPA provides standards for accessing electronic communications while in storage or intercepting them in transit. The CFAA prohibits intentionally accessing a computer without, or in excess of, authorization. Interpretation of these laws and their scope continues to evolve, and their potential applicability to our business remains uncertain and subject to future developments. If interpretation of these laws evolve in such a way as to have a direct impact on our business, such as impacting the manner in which we conduct data collection as part of our security research efforts, it could result in additional compliance costs or changes to our operations. GLBA and its implementing regulations, restricts certain collection, processing, storage, use, and disclosure of personal data, requires notice to individuals of privacy practices and provides individuals with certain rights to prevent the use and disclosure of certain nonpublic or otherwise legally protected information. These rules also impose requirements for the safeguarding and proper destruction of personal data through the issuance of data security standards or guidelines. The HIPAA/HITECH Act, and even more stringent state health information privacy laws, impose mandatory contractual terms and other obligations with respect to safeguarding the privacy, security, and transmission of protected health information and de-identified health information, on covered entities which include health care providers or health care plans. Although we are not directly regulated by these laws, our business of providing security to our customers requires us to have access to and process data shared with us by our current or future customers who may be covered by these laws and regulations. Accordingly, these customers may contractually require us to collect, store, protect and process their data in ways that are intended to help them fulfill their legal obligations under these laws and regulations. These obligations may impact our business or impose additional operating costs.
Laws and regulations outside the U.S., and particularly in Europe, often are more restrictive than those in the U.S. Applicable laws and regulations may require us to implement privacy and security policies, permit customers to access, correct, and delete personal information stored or maintained by us, inform individuals of security breaches that affect their personal information, and, in some cases, obtain individuals’ consents to use personal information for certain purposes. In addition, some foreign governments require that personal information collected in a country not be disseminated outside of that country without consent or other implemented safeguards.
For example, the European Union General Data Protection Regulation, or GDPR, applies to the processing (which includes the collection and use) of certain personal data of data subjects in the European Economic Area, or EEA. As compared to previously effective data protection law in the European Union, the GDPR imposes additional obligations and resulting risk upon our business and increases substantially the penalties to which we could be subject in the event of any non-compliance. Administrative fines under the GDPR can amount to 20,000,000 Euros or four percent of our worldwide annual revenue for the prior fiscal year, whichever is higher. We may be required to incur, in the future, substantial expense in complying with the obligations imposed by the GDPR, potentially making significant changes in our business operations, which may adversely affect our revenue and our business overall. Additionally, because there have been very few GDPR actions enforced against companies similar to ours, we are unable to predict how they will be applied to us or our customers. Despite our efforts to comply with the GDPR, a regulator may determine that we have not done so and subject us to fines and public censure, which could harm our company financially and negatively affect our reputation. Among other requirements, the GDPR regulates transfers of personal data subject to the GDPR to third countries that have been found to not provide adequate protection to such personal data, including the U.S. We have undertaken certain efforts to conform transfers of personal data from the EEA to the U.S. and other jurisdictions based on our understanding of current regulatory obligations and the guidance of data protection authorities. Despite this, we may be unsuccessful in establishing or maintaining conforming means of transferring such data from the EEA, in particular because of continued legal and legislative activity within the European Union that has challenged or called into question the legal basis for existing means of data transfers to countries (including the U.S.) that have been found to not provide adequate protection for personal data.
The implementation of the GDPR has led other jurisdictions to either amend existing laws or propose new data privacy and cybersecurity laws to resemble all or a portion of the requirements of the GDPR (e.g., for purposes of having an adequate level of data protection to facilitate data transfers from the EU). Accordingly, the challenges we face in the EU will likely also apply to other jurisdictions outside the EU that adopt laws similar to the GDPR or regulatory frameworks of equivalent complexity. For example, the CCPA became enforceable on July 1, 2020. The CCPA has been characterized as the first “GDPR-like” privacy statute to be enacted in the U.S. because it contains several provisions similar to certain provisions of the GDPR. In addition, the CPRA was passed by California voters in November 2020. The CPRA amends the CCPA by creating additional privacy rights for California consumers and additional obligations on businesses, which could subject us to additional compliance costs as well as potential fines, individual claims, and commercial liabilities. The majority of the CPRA provisions will take effect on January 1, 2023. The CCPA and CPRA could mark the beginning of a trend toward more stringent privacy legislation in the U.S., as other states or the federal government may follow California’s lead and increase protections for U.S. residents. For example, the Virginia Consumer Data Protection Act and the CCPA have already prompted several proposals for new federal and state privacy legislation that, if passed, could increase our potential liability, add layers of complexity to compliance in the U.S. market, increase our compliance costs and adversely affect our business.
Our business is also subject to laws relating to import and export control such as U.S. export licensing requirements, trade and economic sanctions administered by the U.S. Office of Foreign Assets Control (“OFAC”) and anti-bribery laws such as the U.S. Foreign Corrupt Practices Act (“FCPA”) and the U.K. Anti-Bribery Act.
We believe that we are in material compliance with the laws and regulations that are applicable to us.
Many of these laws and regulations, such as those related to data protection and privacy, are frequently being revised and new laws in different jurisdictions are being adopted. Therefore, we must continually evolve our business practices to satisfy these regulatory obligations. We have policies and procedures that we rely on to satisfy these requirements and are transparent with our customers regarding our business practices, product features and types of data that are collected when a customer uses ZeroFox security solutions.
In addition to the existing regulatory framework applicable to our business, some governments are considering whether to take a more active role in regulating the cybersecurity industry and, in the U.S., there are efforts to have the federal government regulate digital platform companies. New regulations in these two areas could impact our go-to-market model. Therefore, we keep abreast of these potential changes and how they may impact our business.
Aside from the efforts that we undertake to comply with these obligations, most of our customers are subject to the same or similar regulatory oversight, and some of our customers have adopted more stringent requirements than required by law. Consequently, some customers either expect us to comply with their own compliance-related initiatives or require us to contractually commit to meeting certain data privacy or cybersecurity provisions, such as signing a business associate agreement in the case of a healthcare covered entity. We believe that our security solutions may help our customers in industries such as healthcare, government and finance fulfill their compliance obligations. See “Risk Factors - If we are not able to satisfy data protection, security, privacy, and other government- and industry-specific requirements or regulations, our business, results of operations, and financial condition could be harmed.”
From time to time, ZeroFox may be subject to various legal proceedings, investigations or claims that arise in the ordinary course of our business activities. As of the date of this filing, ZeroFox is not currently a party to any litigation, investigation or claim the outcome of which, if determined adversely to it, would individually or in the aggregate be reasonably expected to have a material adverse effect on ZeroFox’s business, financial position, results of operations or cash flows.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS OF ZEROFOX
You should read the following discussion and analysis of ZeroFox's financial condition and results of operations in conjunction with the consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus. In addition to historical financial information, the following discussion contains forward-looking statements that reflect our plans, estimates, beliefs and expectations that involve risks and uncertainties. Our actual results and the timing of events could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this proxy statement/prospectus, particularly in the sections of this proxy statement/prospectus titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.” Unless otherwise indicated or the context otherwise requires, references in this Management's Discussion and Analysis of Financial Condition and Results of Operations of ZeroFox section to “ZeroFox,” “we,” “us,” “our,” and other similar terms refer to ZeroFox, Inc. and its consolidated subsidiaries before the Business Combination.
Overview
ZeroFox was founded in 2013 with the vision that the emergence and adoption of social media, mobile applications and cloud computing by enterprises would fundamentally change the cybersecurity paradigm. Social media represents much more than a platform where individuals connect online. The adoption of social media revolutionized the way people communicate with each other and, subsequently, how enterprises and organizations enable communication among employees, customers, partners, and prospects. Mobile applications accelerated the digital transformation in which earlier versions of the web would need to become interactive and persist across multiple modern mediums. Furthermore, cloud computing’s continued evolution and adoption demonstrate how organizations are more comfortable with data residing beyond their traditional security perimeter outside of the historical boundaries of IT governance and control.
We provide customers with an innovative and comprehensive platform for external cybersecurity. Our ZeroFox platform, which is powered by patented artificial intelligence algorithms and cyber threat intelligence, is designed to dismantle external threats to brands, people and other assets across a customer’s internet accessible attack surface. Our patented platform processes millions of pieces of content, rich media, posts, messages, global intelligence and threat actor activity across the digital landscape, including, without limitation, mobile app stores, social media sites, dark web forums and discrete content sources. With the data we collect and process, we identify and remediate targeted phishing attacks, credential compromise, data exfiltration, brand hijacking, and executive and location threats across the public-facing open web as well as the deep and dark web. We protect our customers’ most valued internet accessible assets.
We sell subscriptions to our ZeroFox Platform and corresponding intelligence services to organizations of all sizes across multiple industries. We primarily sell subscriptions to our Platform through our direct sales teams that leverage our global network of channel partners on both a named account and territory basis.
A substantial majority of our customers purchase subscription agreements with a term of one year. Our subscription agreements are generally priced on the number of assets protected and the desired levels of services. Customers may extend the value of the Platform by adding disruption and threat intelligence services. We generally recognize our subscription agreements ratably over the term of the agreement. We also generate revenue from our training and investigative services, which are generally priced on a fixed-fee basis and recognized as incurred.
As of April 30, 2022, we had approximately 883 customers in 55 countries. One customer accounted for 5% of our revenue during the three months ended April 30, 2022. One customer accounted for 6% of our revenue during the year ended January 31, 2022. No single customer represented more than 5% of our revenue in the years ended January 31, 2021 and 2020.
COVID-19
The COVID-19 pandemic has further accelerated the movement toward a digital-first strategy for nearly every organization. Given unprecedented work from home arrangements and consumers’ increasing reliance on digital engagement for products and services, organizations and their security teams must implement new security strategies that protect against external threats to ensure trust and reduce risk. We believe that enterprises will face growing attacks on their external attack surface as modern IT infrastructure will be characterized by greater decentralization and collaboration that is dependent upon public networks.
We have shifted our approach from almost entirely in-person to a flexible work environment that is composed of in-person, hybrid in-person and remote, and fully remote. Our fully remote global team is supported and enabled for remote-only work. Our hybrid team has access to work in-person from designated offices and remote, and our in-person teams have designated offices they report to for work. The impact of the COVID-19 pandemic continues to rapidly evolve, and we will continue to monitor the situation and may take further actions that alter our business operations or that we determine are in the best interests of our employees, customers, partners, and other constituents. We do not know the full extent to which the COVID-19 pandemic may impact our business and our financial performance. For additional information related to risks related to the COVID-19 pandemic, see “Risk Factors—The COVID-19 pandemic could adversely affect our business, operating results, and financial condition.”
Russian Invasion of Ukraine
We are monitoring and responding to the escalating conflict in Ukraine and the associated sanctions and other restrictions. The full impact of the conflict on our business operations and financial performance remains uncertain and will depend on future developments, including the severity and duration of the conflict and its impact on regional and global economic conditions. We will continue to monitor the conflict and assess the related restrictions and other effects and pursue prudent decisions for our team members, customers, and business.
Recent Acquisitions
On September 30, 2020, we acquired the Cyveillance business unit and particular assets from Lookingglass Cyber Solutions, Inc. (“Lookingglass Cyber Solutions”). Total consideration was $39.2 million, which consisted of $7.5 million in cash and $31.7 million in Series E Preferred Stock. The Cyveillance business unit provides threat intelligence, brand, and executive protection services to enterprise organizations.
On June 7, 2021, we acquired Vigilante ATI, Inc.™ (“Vigilante”) a provider of dark web threat intelligence collection and analysis capabilities. Total consideration was $7.4 million, which consisted of $3.8 million in cash and $3.8 million in a note payable, reduced by $0.2 million in net liabilities assumed.
Key Factors Affecting Performance
New Customer Acquisition
Our future growth depends in large part on our ability to acquire new customers. To attract new customers, we have invested, and will continue to invest, in our sales and marketing efforts. Many organizations have not yet adopted external cybersecurity solutions, and our business and operating results will be affected by the rate at which organizations adopt our solutions. We believe our platform addresses the evolving needs of organizations of all sizes and industries and coupled with our go-to-market strategy, presents significant opportunities for growth.
Investing in Growth
We intend to continue to invest in our business so that we can capitalize on our market opportunity. We intend to continue to invest in sales and marketing to grow our sales team, expand our brand recognition and optimize our channel partner network. We also intend to continue to invest in our research and development team to build additional functionality and enhance existing functionality in our platform to extend our capabilities as our success is dependent on our ability to further our technological leadership. We also intend to evaluate strategic acquisitions of businesses and technologies to expand and enhance the functionality of our platform.
Our investments in growth may adversely affect our operating results in the near term; however, we expect that these investments will contribute to our long-term growth and success.
If these investments do not lead to expected revenue growth, our operating losses may increase, and we may not achieve profitability and our growth rates may slow.

Retention and Expansion within Customers
Our ability to increase revenue depends in large part on our ability to retain our existing customers and grow the value of their subscriptions. We focus on increasing sales to our existing customers by increasing the number of protected assets and corresponding intelligence services delivered on and through our platform. We intend to expand existing capabilities and launch new features which we believe will contribute to increased adoption by our growing base of customers. Our ability to expand within our customer base, particularly large enterprise and government customers, will depend on a number of factors, including platform performance, competitive offerings, pricing, overall changes in our customers’ spending levels, and the effectiveness of our efforts to help our customers realize the benefits of our platform.
Key Business Metrics
We monitor the following key metrics to help us evaluate our business, identify trends affecting our business, formulate business plans and make strategic directions:
Customers
We believe that the size of our customer base is an indicator of our market adoption and that our net new customer additions are an indicator of the growth of our business. We focus our sales and marketing efforts on large enterprises and medium sized businesses. We define a customer as any entity that has entered into a distinct subscription agreement for access to the ZeroFox platform for which the term has not ended or with which we are continuing to provide service and negotiating a renewal contract that expired within 90 days of the applicable measurement date. We do not consider our channel partners as customers, and we treat managed service security providers, who may purchase our products on behalf of multiple companies, as a single customer.
	As of January 31,			As of April 30,
	2022	2021	2020	2022	2021
Customers	835	692	447	883	721
Period-over-period growth	21%	55%	30%	22%	60%
Annual Recurring Revenue (“ARR”)
We believe that ARR is a key operating metric to measure our business as changes in ARR reflect our ability to acquire net new customers and to maintain, retain and expand our relationships with our existing customers. We define ARR as the annualized contractual value of all recurring revenue related to contracts in place at the end of the reporting date assuming any contract is renewed on its existing terms. We continue to include ARR from customers whose term has expired within 90 days of the applicable measurement date for which we are actively negotiating renewal.
	As of January 31,			As of April 30,
	2022	2021	2020	2022	2021
	(dollars in thousands)
ARR	$53,930	$44,088	$21,757	$57,091	$45,628
Period-over-period growth	22%	103%	83%	25%	100%
Dollar-Based Net Retention
We believe that our ability to retain and expand our revenue generated from our existing customers is an indicator of the long-term value of our customer relationships and our potential future business opportunities. Our dollar-based net retention rate measures the percentage change in our ARR derived from our customer base at a point in time. We exclude public sector accounts and customers with less than $10,000 in ARR from our net retention. We calculate our dollar-based net retention rate as of the period end by starting with the ARR from all subscription customers as of 12 months prior to such period end, or prior period ARR. We then calculate the ARR from these same subscription customers as of the current period end, or current period ARR. Current period ARR reflects customer renewals, expansion and contraction and churn over the trailing 12 months. Current period ARR excludes ARR from new subscription customers in the trailing 12 months. We then divide the current period ARR by the prior period ARR to arrive at our dollar-based net retention rate. Our dollar-based net retention rate can fluctuate from period to period due to large customer contracts in any period, which may reduce our dollar-based net retention in future periods if our customers do not continue to increase their subscriptions.
	As of January 31,			As of April 30,
	2022	2021	2020	2022	2021
Dollar-based net retention	100%	92%	104%	100%	102%
Non-GAAP Financial Measures
In addition to our results determined in accordance with GAAP, we believe the following non-GAAP measures are useful in evaluating our operating performance. We use the following non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance by excluding certain items that may not be indicative of our business, results of operations or outlook. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP.
Other companies, including companies in our industry, may calculate similarly titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. In particular, free cash flow is not a substitute for cash used in operating activities. Additionally, the utility of free cash flow as a measure of our liquidity is limited as it does not represent the total increase or decrease in our cash balance for a given period.
A reconciliation is provided below for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures and not rely on any single financial measure to evaluate our business.
Non-GAAP Gross Profit and Non-GAAP Gross Margin
We define non-GAAP gross profit and non-GAAP gross margin as GAAP gross profit and GAAP gross margin, respectively, excluding stock-based compensation expense and amortization of acquired intangible assets. We believe non-GAAP gross profit and non-GAAP gross margin provide our management and investors consistency and comparability with our past financial performance and facilitate period-to-period comparisons of operations, as these measures eliminate the effects of certain variables unrelated to our overall operating performance.
The following table provides a reconciliation of our GAAP gross profit to our non-GAAP gross profit and of our GAAP gross margin to our non-GAAP gross margin, for each of the periods presented:
	Year Ended January 31,			Three Months Ended April 30,
	2022	2021	2020	2022	2021
	(dollars in thousands)
Revenue	$47,433	$28,538	$16,390	$13,591	$10,987
Gross profit	$31,076	$18,892	$10,625	$9,342	$7,372
Add: Stock-based compensation expense	50	3	9	10	5
Add: Amortization of acquired intangible assets	481	140	—	128	105
Non-GAAP gross profit	$31,607	$19,035	$10,634	$9,480	$7,482
Gross margin	66%	66%	65%	69%	67%
Non-GAAP gross margin	67%	67%	65%	70%	68%
Non-GAAP Loss from Operations
We define non-GAAP loss from operations as GAAP loss from operations, excluding stock-based compensation expense, amortization of acquired intangible assets, and costs incurred for the Business

Combination. We believe non-GAAP loss from operations provide our management and investors consistency and comparability with our past financial performance and facilitates period-to-period comparisons of operations, as these measures eliminate the effects of certain variables unrelated to our overall operating performance.
The following table provides a reconciliation of our GAAP loss from operations to our non-GAAP loss from operations, for each of the periods presented:
	Year Ended January 31,			Three Months Ended April 30,
	2022	2021	2020	2022	2021
	(dollars in thousands)
Loss from operations	$(28,015)	$(18,197)	$(19,438)	$(8,099)	$(3,497)
Add: Stock-based compensation expense	696	450	268	374	133
Add: Amortization of acquired intangible assets	3,022	918	—	789	688
Add: Public company offering costs	3,521	—	—	775	55
Non-GAAP loss from operations	$(20,776)	$(16,829)	$(19,170)	$(6,161)	$(2,621)
Free Cash Flow
We define free cash flow as net cash used in operating activities less purchases of property and equipment and capitalized internal-use software. We believe that free cash flow is a useful indicator of liquidity that provides meaningful information to management and investors about the amount of cash provided or consumed by our operating activities that is available to be used for other strategic initiatives. Free cash flow does not represent the total increase or decrease in our cash balance for a given period and does not reflect our future contractual commitments. In addition, other companies may calculate free cash flow differently or not at all, which reduces the usefulness of free cash flow as a tool for comparison.
The following table presents a reconciliation of net cash used in operating activities to free cash flow:
	Year Ended January 31,			Three Months Ended April 30,
	2022	2021	2020	2022	2021
	(dollars in thousands)
Net cash used in operating activities	$(18,072)	$(15,058)	$(18,633)	$(7,164)	$(4,311)
Less: Purchases of property and equipment	(572)	(264)	(224)	(97)	(149)
Less: Capitalized software	(674)	(494)	(580)	(221)	(130)
Free cash flow	$(19,318)	$(15,816)	$(19,437)	$(7,482)	$(4,590)
Components of Our Results of Operations
Revenue
We generate substantially all of our revenue from subscription agreements which includes access to our hosted platform, intelligence services and disruption capabilities. The majority of our customers are invoiced annually in advance of their subscription term. Our subscription agreements are “stand ready” to permit platform access and provide our protection services over the contractual term. We recognize subscription revenue ratably over the term of the agreement. Professional services revenue includes training and investigative services. Professional services are generally priced on a fixed-fee basis and revenue is recognized as the services are performed. Professional services have not been a material component of our operations.
Cost of Revenue
Costs of revenue consist primarily of third-party cloud infrastructure expenses, fees paid to data providers and personnel-related costs such salaries, bonuses, benefits, and stock-based compensation associated with our customer support, intelligence services and professional services, software and subscription services used to support our customers, amortization of our capitalized internal-use software, travel and related expenses, amortization of acquired technology and allocated overhead costs. Our allocated overhead costs include depreciation and information technology expenses.

Operating Expenses
Our operating expenses consist of research and development, sales and marketing and general and administrative expenses. Personnel related expenses, including salaries, bonuses, commissions, benefits, and stock-based compensation, are the most significant component of each of these categories. Operating expenses also include allocated overhead costs.
Research and Development
Research and development expenses consist primarily of personnel costs for our research, product and engineering teams, including salaries, bonuses, benefits, and stock-based compensation. Research and development expenses also include software and subscription services and third-party cloud infrastructure incurred in the design and development of our hosted platform and allocated overhead costs.
We expect research and development expenses to increase in absolute dollars as we continue to increase our investments in our platform and services. However, we anticipate research and development expenses to decrease as a percentage of our revenue over time although our research and development expenses may fluctuate as a percentage of our revenue from period-to-period depending on the timing of these expenses and the capitalization of expenses that qualify as internal-use software.
Sales and Marketing
Sales and marketing expenses consist primarily of personnel costs for our sales and marketing teams, including salaries, commissions, bonuses, benefits, and stock-based compensation. Sales and marketing expenses also include conferences, branding and other marketing events, software and subscription services, travel and related expenses, amortization of acquired customer relationships and allocated overhead costs. We capitalize and amortize sales commissions from the initial acquisition of a customer subscription agreement to sales and marketing expense over the estimated customer life and any such expenses paid for the renewal of a customer’s subscription are capitalized and amortized over the term of the renewal.
We expect sales and marketing expenses to increase in absolute dollars as we continue to invest in our sales and marketing organization to drive additional revenue, further penetrate our market and expand our global customer base. However, we anticipate sales and marketing expenses to decrease as a percentage of our revenue over time although our sales and marketing expenses may fluctuate as percentage of our revenue from period-to-period depending on the timing of these expenses.
General and Administration
General and administrative expenses consist primarily of personnel costs for our executive, finance, legal, human resources and information technology teams, including salaries, bonuses, benefits, and stock-based compensation. General and administrative expenses also include professional fees for external accounting, legal and other advisory services, insurance, software and subscription services, travel and related expenses, facilities related expenses, amortization of acquired trade names and allocated overhead costs.
Following the closing of the proposed Business Combination, we expect to incur additional expenses as the result of operating as a public company, including costs related to additional reporting and compliance requirements applicable to a listed company, and increased expenses for insurance, accounting, legal and other professional services. We expect general and administrative expenses to increase in absolute dollars; however, we anticipate general and administrative expenses to decrease as a percentage of our revenue over time.
Interest Expense
Interest expense consists primarily of contractual interest expense, as well as amortization of debt discount and issuance costs related to our term loans and our convertible notes issued in conjunction with our Series D Preferred Stock.
Other Income (Expense), Net
Other income (expense), net consists primarily of unrealized and realized gains and losses related to changes in foreign currency exchange rates.

Provision for Income Taxes
Provision for income taxes consists of income taxes in foreign jurisdictions where we conduct business and certain state income taxes in the United States. We maintain a full valuation allowance for domestic and certain foreign deferred tax assets, including net operating loss carryforwards. Based on our history of losses, we expect to maintain this full valuation allowance for the foreseeable future as it is more likely than not that some or all of those deferred tax assets may not be realized.
Results of Operations
The following table sets forth our results of operations for the periods presented:
	Year Ended January 31,			Three Months Ended April 30,
	2022	2021	2020	2022	2021
	(dollars in thousands)
Revenue	$47,433	$28,538	$16,390	$13,591	$10,987
Cost of revenue(1)	16,357	9,646	5,765	4,249	3,615
Gross profit	31,076	18,892	10,625	9,342	7,372
Operating expenses:
Research and development(1)	12,810	5,942	5,582	3,961	2,389
Sales and marketing(1)	29,873	21,466	18,852	8,534	6,449
General and administrative(1)	16,408	9,681	5,629	4,946	2,031
Total operating expenses	59,091	37,089	30,063	17,441	10,869
Loss from operations	(28,015)	(18,197)	(19,438)	(8,099)	(3,497)
Interest expense, net	(3,585)	(2,233)	(1,854)	(1,386)	(698)
Loss on extinguishment of debt	—	(1,418)	(1,274)	—	—
Change in fair value of warrant liability	(7,375)	(806)	(75)	(663)	(31)
Loss before income taxes	(38,975)	(22,654)	(22,641)	(10,148)	(4,226)
(Benefit from) provision for income taxes	(536)	86	98	55	15
Net loss after tax	$(38,439)	$(22,740)	$(22,739)	$(10,203)	$(4,241)
(1)	Includes stock-based compensation expense as follows:
	Year Ended January 31,			Three Months Ended April 30,
	2022	2021	2020	2022	2021
	(in thousands)
Cost of revenue	$50	$3	$9	$10	$5
Research and development	97	72	85	55	23
Sales and marketing	222	130	87	85	40
General and administrative	327	245	87	224	65
Total stock-based compensation expense	$696	$450	$268	$374	$133

The following tables discloses the components of our consolidated statements of loss/operations as a percentage of revenue for each of the periods presented:
	Year Ended January 31,			Three Months Ended April 30,
	2022	2021	2020	2022	2021
	(as a percentage of total revenue)
Revenue	100%	100%	100%	100%	100%
Cost of revenue(1)	34	34	35	31	33
Gross profit	66	66	65	69	67
Operating expenses:
Research and development(1)	27	21	34	29	22
Sales and marketing(1)	63	75	115	63	59
General and administrative(1)	35	34	34	37	18
Total operating expenses	125	130	183	129	99
Loss from operations	(59)	(64)	(118)	(60)	(32)
Interest expense, net	(8)	(8)	(12)	(10)	(6)
Loss on extinguishment of debt	—	(5)	(8)	—	—
Change in fair value of warrant liability	(16)	(3)	—	(5)	—
Loss before income taxes	(83)	(80)	(138)	(75)	(38)
Income taxes	(1)	—	1	—	1
Net loss after tax	-82%	-80%	-139%	-75%	-39%
(1)	Includes stock-based compensation expense as follows:
	Year Ended January 31,			Three Months Ended April 30,
	2022	2021	2020	2022	2021
	(as a percentage of total revenue)
Cost of revenue	0%	0%	0%	0%	0%
Research and development	—	—	—	—	—
Sales and marketing	—	—	1	1	—
General and administrative	1	1	1	2	1
Total stock-based compensation expense	1%	1%	2%	3%	1%
Comparison of the Three Months Ended April 30, 2022 and 2021
Revenue
	Three Months Ended April 30,		Change
	2022	2021	$	%
	(dollars in thousands)
Revenue	$13,591	$10,987	$2,604	24%
Revenue increased $2.6 million, or 24%, from $11.0 million for the three months ended April 30, 2021 to $13.6 million for the three months ended April 30, 2022, primarily due to increased customer adoption for our subscription services. Our customer base grew from 732 as of April 30, 2021 to 883 as of April 30, 2022.

Cost of Revenue, Gross Profit, and Gross Margin
	Three Months Ended April 30,		Change
	2022	2021	$	%
	(dollars in thousands)
Cost of revenue	$4,249	$3,615	$634	18%
Gross profit	$9,342	$7,372	$1,970	27%
Gross margin	69%	67%
Cost of revenue increased $0.6 million, or 18%, from $3.6 million for the three months ended April 30, 2021 to $4.2 million for the three months ended April 30, 2022, primarily due to increases of $0.2 million for cloud infrastructure and third-party data charges, $0.1 million for independent research analysts following the Vigilante acquisition, and $0.1 million for personnel-related expenses. These increases were driven by growth for our subscription services.
Research and Development
	Three Months Ended April 30,		Change
	2022	2021	$	%
	(dollars in thousands)
Research and development	$3,961	$2,389	$1,572	66%
Research and development costs increased $1.6 million, or 66%, from $2.4 million for the three months ended April 30, 2021 to $4.0 million for the three months ended April 30, 2022, primarily due to an increase of $1.5 million in personnel-related expenses.
Sales and Marketing
	Three Months Ended April 30,		Change
	2022	2021	$	%
	(dollars in thousands)
Sales and marketing	$8,534	$6,449	$2,085	32%
Sales and marketing costs increased $2.1 million, or 32%, from $6.4 million for the three months ended April 30, 2021 to $8.5 million for the three months ended April 30, 2022, primarily due to increases of $1.2 million in personnel-related expenses and $0.6 million in marketing activities and travel-related expenses.
General and Administrative
	Three Months Ended April 30,		Change
	2022	2021	$	%
	(dollars in thousands)
General and administrative	$4,946	$2,031	$2,915	144%
General and administrative costs increased $2.9 million, or 144%, from $2.0 million for the three months ended April 30, 2021 to $4.9 million for the three months ended April 30, 2022, primarily due to increases of $1.7 million in professional fees related to compliance and reporting requirements of the Business Combination, $0.5 million in personnel-related expenses, and $0.3 million in productivity tools.

Interest Expense, Net and Other Expense, Net
	Three Months Ended April 30,		Change
	2022	2021	$	%
	(dollars in thousands)
Interest expense, net	$1,386	$698	$688	99%
Change in fair value of warrant liability	$663	$31	$632	2039%
The increase in interest expense of $0.7 million is due to increased borrowings under debt facilities. The increase in the change in the fair value of warrant liability reflects the adjustments to record outstanding warrants at their fair value.
Provision for Income Taxes
	Three Months Ended April 30,		Change
	2022	2021	$	%
	(dollars in thousands)
Provision for incomes taxes	$55	$15	$40	267%
The increase in provision for income taxes of $0.04 million is due to estimated income taxes incurred by our foreign subsidiaries.
Comparison of the Years Ended January 31, 2022 and 2021
Revenue
	Year Ended January 31,		Change
	(dollars in thousands)
	2022	2021	$	$
Revenue	$ 47,433	$ 28,538	$ 18,895	66%
Revenue increased $18.9 million, or 66%, from $28.5 million for the year ended January 31, 2021 to $47.4 million for the year ended January 31, 2022, primarily due to increased customer adoption for our subscription services and the full year effect of revenue from customers acquired in the Cyveillance acquisition. Our customer base grew from 692 customers as of January 31, 2021 to 835 customers as of January 31, 2022.
Cost of Revenue, Gross Profit, and Gross Margin
	Year Ended January 31,		Change
	2022	2021	$	%
	(dollars in thousands)
Cost of revenue	$ 16,357	$9,646	$6,711	70%
Gross profit	$ 31,076	$ 18,892	$ 12,184	64%
Gross margin	66%	66%
Cost of revenue increased $6.7 million, or 70%, from $9.6 million for the year ended January 31, 2021 to $16.4 million for the year ended January 31, 2022, primarily due to an increase of $4.4 million in personnel costs.

Research and Development
	Year Ended January 31,		Change
	2022	2021	$	%
	(dollars in thousands)
Research and development	$12,810	$ 5,942	$ 6,868	116%
Research and development costs increased $6.9 million, or 116%, from $5.9 million for the year ended January 31, 2021 to $12.8 million for the year ended January 31, 2022 primarily due to increases of $4.9 million in personnel-related expenses and $1.2 million in intelligence research activities.
Sales and Marketing
	Year Ended January 31,		Change
	2022	2021	$	%
	(dollars in thousands)
Sales and marketing	$ 29,873	$ 21,466	$ 8,407	39%
Sales and marketing expenses increased $8.4 million, or 39%, from $21.5 million for the year ended January 31, 2021 to $29.9 million for the year ended January 31, 2022, primarily due to increases of $3.5 million in personnel-related expenses, $1.8 million in sales commissions, including amortized commission expenses, and $1.7 million of amortization expense from acquired customer relationships related to the Cyveillance and Vigilante acquisitions.
General and Administrative
	Year Ended January 31,		Change
	2022	2021	$	%
	(dollars in thousands)
General and administrative	$ 16,408	$ 9,681	$ 6,727	69%
General and administrative expenses increased $6.7 million, or 69%, from $9.7 million for the year ended January 31, 2021 to $16.4 million for the year ended January 31, 2022, primarily related to personnel-related costs of $1.4 million and an increase in professional fees related to compliance and reporting requirements related to the Business Combination of $6.4 million, offset by a $1.5 million decrease in the fair value of contingent consideration associated with the Cyveillance.
Interest Expense, Net and Other Expense, Net
	Year Ended January 31,		Change
	2022	2021	$	%
	(dollars in thousands)
Interest expense, net	$ 3,585	$ 2,233	$1,352	61%
Loss on extinguishment of debt	$—	$ 1,418	$ (1,418)	(100)%
Change in fair value of warrant liability	$ 7,375	$806	$6,569	815%
The increase in interest expense of $1.4 million is due to increased borrowings under debt facilities. The increase in the change in fair value of warrant liability reflects the adjustments to record outstanding warrants at their fair value.
(Benefit from) Provision for Income Taxes
	Year Ended January 31,		Change
	2022	2021	$	%
	(dollars in thousands)
(Benefit from) provision for incomes taxes	$ (536)	$ 86	$ (622)	(723)%

The benefit from taxes is primarily related to the deferred benefit of $0.6 million related to the acquisition of Vigilante. The deferred tax benefit is driven by the current year reversal of the deferred tax liability established from the purchase price accounting for intangibles created in the Vigilante acquisition.
Comparison of the Years Ended January 31, 2021 and 2020
Revenue
	Year Ended January 31,		Change
	2021	2020	$	%
	(dollars in thousands)
Revenue	$28,538	$16,390	$12,148	74%
Revenue increased $12.1 million, or 74%, from $16.4 million for the year ended January 31, 2020 to $28.5 million for the year ended January 31, 2021, primarily due to increased customer adoption for our subscription services. The increase is primarily due to an increase in customers, including customers acquired in the Cyveillance acquisition.
Cost of Revenue, Gross Profit, and Gross Margin
	Year Ended January 31,		Change
	2021	2020	$	%
	(dollars in thousands)
Cost of revenue	$9,646	$5,765	$3,881	67%
Gross profit	$18,892	$10,625	$8,267	78%
Gross margin	66%	65%
Cost of revenue increased $3.9 million, or 67%, from $5.8 million for the year ended January 31, 2020 to $9.6 million for the year ended January 31, 2021, primarily due to an increase of $3.5 million in personnel costs. Gross margin increased by 1% to 66% due to revenue growth outpacing our costs to deliver our platform and services to our customer base.
Research and Development
	Year Ended January 31,		Change
	2021	2020	$	%
	(dollars in thousands)
Research and development expenses	$5,942	$5,582	$360	6%
Research and development costs increased $0.4 million, or 6%, from $5.6 million for the year ended January 31, 2020 to $5.9 million for the year ended January 31, 2021, primarily due to an increase of $0.4 million in personnel-related expenses.
Sales and Marketing
	Year Ended January 31,		Change
	2021	2020	$	%
	(dollars in thousands)
Sales and marketing expenses	$21,466	$18,852	$2,614	14%
Sales and marketing expenses increased $2.6 million, or 14%, from $18.9 million for the year ended January 31, 2020 to $21.4 million for the year ended January 31, 2021, primarily due to increases of $1.2 million in personnel-related expenses, $1.2 million in sales commissions, including amortized commission expenses, and $0.8 million of amortization expense from acquired customer relationships related to the Cyveillance acquisition offset by $1.0 million decrease in travel related costs resulting from reduced travel during the COVID-19 pandemic.

General and Administrative
	Year Ended January 31,		Change
	2021	2020	$	%
	(dollars in thousands)
General and administrative expenses	$9,681	$5,629	$4,052	72%
General and administrative expenses increased $4.1 million, or 72%, from $5.6 million for the year ended January 31, 2020 to $9.7 million for the year ended January 31, 2021, primarily related to personnel-related costs of $1.8 million and an increase in the fair value of contingent consideration associated with the Cyveillance acquisition of $1.4 million.
Interest Expense, Net and Other Expense, Net
	Year Ended January 31,		Change
	2021	2020	$	%
	(dollars in thousands)
Interest expense, net	$2,223	$1,854	$379	20%
Loss on extinguishment of debt	$1,418	$1,274	$144	11%
Change in fair value of warrant liability	$806	$75	$731	973%
The increase in interest expense of $0.4 million is due to increased borrowings under debt facilities. The loss on extinguishment of debt reflects the costs associated with the refinancing of debt facilities in June 2019 and January 2021. The increase in the change in fair value of warrant liability reflects the adjustments to record outstanding warrants at their fair value.
Provision for Income Taxes
	Year Ended January 31,		Change
	2021	2020	$	%
	(dollars in thousands)
Provision for income taxes	$86	$98	$(12)	(12)%
The provision for income taxes increased primarily related to the increase in foreign taxes related to operations in international subsidiaries.
Critical Accounting Estimates
Our management’s discussion and analysis of financial condition and results of operations is based upon our financial statements and notes to our financial statements, which were prepared in accordance with GAAP. The preparation of the financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Our management evaluates our estimates on an ongoing basis, including those related to the allowance for doubtful accounts, the carrying value and useful lives of long-lived assets, the fair value of financial instruments, the recognition and disclosure of contingent liabilities, income taxes, and stock-based compensation. We base our estimates and judgments on our historical experience, knowledge of factors affecting our business and our belief as to what could occur in the future considering available information and assumptions that are believed to be reasonable under the circumstances.
The accounting estimates we use in the preparation of our financial statements will change as new events occur, more experience is acquired, additional information is obtained and our operating environment changes. Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in our reported results of operations and, if material, the effects of changes in estimates are disclosed in the notes to our financial statements. By their nature, these estimates and judgments are subject to an inherent degree of uncertainty and actual results could differ materially from the amounts reported based on these estimates.

The critical accounting estimates, assumptions, and judgments that we believe have the most significant impact on our consolidated financial statements are described below.
Revenue Recognition
Description:
We recognize revenue in accordance with ASC 606, Revenue from Contracts with Customers. Revenue is recognized when a customer obtains control of promised services in an amount that reflects the consideration we expect to be entitled to receive in exchange for those services. In recognizing revenue, we apply the following five steps:
•	Identify contracts with customers
•	Identify the performance obligations in the contract
•	Determine the transaction price
•	Allocate the transaction price to performance obligations in the contract
•	Recognize revenue when or as performance obligations are satisfied
Judgements and Uncertainties:
We apply judgment in determining the customer’s ability and intent to pay, including the customer’s historical payment experience or credit and financial information pertaining to the customer.
Our contracts may contain multiple performance obligations which are accounted separately if they are capable of being distinct or are distinct in the context of the contract. Contracts with multiple performance obligations require an allocation of the transaction price to each performance obligation based on the stand-alone selling price (SSP) of each performance obligation, using the relative selling price method of allocation. We apply judgment in determining SSP for our performance obligations utilizing our observable standalone sales, sales of bundled items when standalone sales are not available, and our overall pricing methodology.
Subscription Revenue—Subscription revenue consists of revenue from subscriptions to access our Platform together with related data and support service offerings. Revenue is recognized over time on a ratable basis over the contract term beginning on the date that our service is made available to the customer.
Customers have the option to purchase additional subscription and support services at a stated price. These options generally do not provide a material right, as they are priced at our SSP.
Professional Services Revenue—All of our professional services are considered distinct performance obligations when sold on a stand-alone basis. Revenue is generally recognized at the point in time when the professional service is delivered.
Sensitivity of Estimate to Change:
For the three months ended April 30, 2022 and 2021, subscription revenue accounted for 94% and 95% of total revenue, respectively. For the years ended January 31, 2022, 2021, and 2020, subscription revenue accounted for 95%, 97%, and 97% of total revenue, respectively. For the three months ended April 30, 2022 and 2021, and for the years ended January 31, 2022, 2021, and 2020, no single customer exceeded 7% of total revenue.
Deferred Contract Acquisition Costs
Description:
Contract acquisition costs are related to sales commissions earned for incremental costs to obtain a contract. We amortize the initial commissions over the longer of the customer relationship or over the same period as the initial revenue arrangement to which these costs relate.
Judgements and Uncertainties:
The critical accounting estimate for deferred contract acquisition costs is the amortizable life of the asset. We have estimated the period of benefit for customer relationships to be 4 years. Management monitors trends in customer attrition and the typical term of service arrangements to determine if the estimated amortizable life estimate should be updated.

Sensitivity of Estimate to Change:
The impact to our financial statements for change of one year to the estimated life of our customer relationships would be approximately $0.3 million. We do not expect the useful life estimate to deviate materially period to period.
Stock-Based Compensation
Description:
We account for stock-based compensation in accordance with ASC 718, Compensation—Stock Compensation. ASC 718 requires that the cost of awards of equity instruments offered in exchange for employee services, including employee stock options and restricted stock awards, be measured based on the grant-date fair value of the award. We determine the fair value of options granted using the Black-Scholes model which requires the input of subjective assumptions. We recognize the fair value of stock option awards, net of estimated forfeitures, over the period which an employee is required to provide service in exchange for the award, generally the vesting period. The fair value of restricted stock awards is based on the estimated price of our common stock on the date of grant. We recognize the fair value of restricted stock awards, net of estimated forfeitures, as expense over the requisite service period of the awards.
Judgments and Uncertainties:
The critical accounting estimates related to stock-based compensation are the assumptions utilized in the Black-Scholes valuation model and our estimate of award forfeitures.
The assumptions used by Management in the Black-Scholes model are as follows:
•	Fair value of common stock. Our common stock is not publicly traded. As such, we estimate the fair value of our common stock, as discussed below in the section titled “Common Stock Valuations.”
•
Expected term. The expected term represents the period of time that options granted are expected to remain unexercised. We calculate the expected term using the simplified method, which equals the midpoint of the options’ vesting term and contractual period.

•
Expected Volatility. As our common stock is not publicly traded, we estimate the expected volatility based on historical volatilities of comparable public traded companies. The Company expects to continue to use this methodology until such time as the Company’s stock becomes publicly traded and there is a sufficient amount of historical data to reasonably calculate the volatility of the Company’s stock.

•	Risk-free interest rate. We use the U.S. Treasury yield for a period that corresponds to the expected term of the award.
•	Divided yield. We do not currently issue dividends, and do not expect to issued dividends in the foreseeable future. Accordingly, our dividend yield is zero.
	As of January 31,			As of April 30,
Assumptions	2022	2021	2020	2022	2021
Weighted-average risk-free rate	1.42%	1.83%	2.42%	1.42%	1.58%
Weighted-average expected term of the option (in years)	6.06	6.04	6.08	6.11	6.10
Weighted-average expected volatility	38.09%	37.84%	40.03%	38.84%	37.46%
Weighted-average dividend yield	0.00%	0.00%	0.00%	0.00%	0.00%
The Company estimates the rate of option forfeiture by monitoring the rate of employee turnover and average tenure at separation of employment.
Sensitivity of Estimate to Change:
These estimates involve inherent uncertainties and the application of management’s judgement. If the Company had made different assumptions, the Company’s stock-based compensation expense and its net loss could have been materially different.

An increase in risk-free interest rate will reduce the estimated fair value of a stock option grant, while decrease in these factors will have an opposite effect.
Likewise, a decrease in volatility and expected term will decrease the estimated fair value of a stock option grant, while an increase in these factors will have an opposite effect. The Company utilizes a consistent group of peer companies unless one or more of those companies cease to be publicly traded or are no longer similar to the Company’s business. In cases where a peer group company is no longer able to be used, the Company identifies a replacement peer company for its volatility calculation.
The Company does not expect to change the dividend yield assumption in the near future.
A decrease in the Company’s estimate of option forfeiture will increase the amount of stock option expense recognized in a period while an increase will have the opposite effect.
Common Stock Valuations
Description:
Our board of directors, with input from management and third-party valuation specialists, determines the fair value of our common stock underlying our stock-based awards. The Company believes that its Board of Directors has the relevant experience and expertise to determine the fair value of its common stock. The Company’s Board of Directors intends all stock options granted to be exercisable at a price per share not less than the fair value per share of the common share underlying those stock options on the date of grant.
In the absence of a public market for the Company’s common stock, the valuation of the Company’s stock shares has been determined using a combination of valuation methodologies with varying weightings applied to each methodology. The valuation was performed in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately Held Company Equity Securities Issued as Compensation
Our warrant liabilities and contingent consideration are recorded at fair value based on our common stock valuation.
Judgments and Uncertainties:
Because our common stock is not publicly traded, our board of directors considered numerous objective and subjective factors to determine the fair value of our common stock including:
•	the results of contemporaneous independent third-party valuations of our common stock;
•	the prices, rights, preferences, and privileges of our Convertible Redeemable Preferred Stock relative to those of our common stock;
•	the lack of marketability of our common stock;
•	actual operating and financial results;
•	current business conditions and projections;
•	the likelihood of achieving a liquidity event, such as an initial public offering, sale of the Company, or successful business combination, given prevailing market conditions; and
•	precedent transactions involving our shares.
Sensitivity of Estimate to Change:
The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. The probability of a liquidity event and the derived discount rate are significant assumptions used to estimate the fair value of the Company’s commons stock. If the Company had used different assumptions or estimates, the fair value of the Company’s common stock, its stock-based compensation expense, and changes in fair value for warrant liabilities and contingent consideration could have been materially different.

Business Combinations
Description:
We account for acquisitions using the acquisition method of accounting. The fair value of purchase consideration is allocated to the tangible and intangible assets acquired, and liabilities assumed, based on their estimated fair values. The excess of the fair value of purchase consideration over the values of the identifiable assets acquired and liabilities assumed is recorded as goodwill. When determining the fair values of assets acquired and liabilities assumed, we make significant estimates and assumptions, especially with respect to intangible assets.
We perform our annual goodwill impairment assessment on November 1, or when an assessment of qualitative factors indicates an impairment may have occurred. The qualitative assessment includes an evaluation of events and circumstances including long-term growth projections, profitability, industry, market and macroeconomic conditions. The quantitative assessment includes an analysis that compares the fair value of a reporting unit to its carrying value including goodwill recorded by the reporting unit.
Judgments and Uncertainties:
Significant estimates in valuing certain identifiable assets include, but are not limited to, the selection of valuation methodologies, future expected cash flows, discount rates, and useful lives.
For goodwill, management applies judgement to determine the number of reporting units and if circumstances or events indicate if an impairment may exist. We have determined that the Company operates as a single reporting unit. The estimate of the fair value of the related reporting unit includes several judgments, each with inherent uncertainties such as estimated future cash flows of the reporting unit and the discount rate applied to those estimated future cash flows.
Sensitivity of Estimate to Change:
Our estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates.
The impact to our financial statements for a change of one year to the estimated lives our acquired intangible assets would be approximately $0.6 million.
We completed our most recent annual goodwill impairment assessment on November 30, 2021, and there was no impairment of goodwill at the assessment date.
Liquidity and Capital Resources
We have financed operations primarily through the sale of equity securities, borrowings under various security and loan agreements, and payments from customers. Our operating losses have been significant, as reflected in our accumulated deficit of $167.0 million and $156.8 million as of April 30, 2022, and January 31, 2022, respectively.
We believe that our cash on hand, the proceeds from the Convertible Notes Financing and Common Equity PIPE Financing we expect to receive upon the completion of the Business Combination, and additional facilities with our current lenders will be sufficient to meet our cash requirements for at least the 12 months following the date of this proxy statement/prospectus. Future capital requirements will depend on many factors including, but not limited to, cash collected from customers, additional borrowing, acceleration of sales and marketing costs to facilitate revenue expansion, and the continued adoption of our subscription products.

Cash Flows
The following table presents a summary of our cash flows for the periods presented:
	Year Ended January 31,			Three Months Ended April 30,
	2022	2021	2020	2022	2021
	(dollars in thousands)
Cash, cash equivalents, and restricted cash-beginning of year	$13,864	$22,898	$9,382	$10,374	$13,864
Net cash used in operating activities	(18,072)	(15,058)	(18,633)	(7,164)	(4,311)
Net cash used in investing activities	(5,038)	(7,993)	(804)	(318)	(317)
Net cash provided by financing activities	19,698	14,074	33,018	7,258	8
Foreign exchange translation adjustment	(78)	(57)	(65)	60	(42)
Cash, cash equivalents, and restricted cash-beginning of year	$10,374	$13,864	$22,898	$10,210	$9,202
Operating Activities
Our largest source of cash is payments from customers. Our primary uses of cash stem from personnel-related expense, third-party hosting expense, data source expense, and overhead expense, which is primarily comprised of IT support, facilities, and insurance expense. We have primarily funded operations through a combination of equity and debt financing. Cash used in operating activities primarily consists of our net losses from operations adjusted for non-cash expenses, including stock-based compensation expense, depreciation and amortization expense, and changes in period operating assets and liabilities.
Cash used in operating activities for the three months ended April 30, 2022, was $7.2 million which consisted of our net loss of $10.2 million adjusted by $2.4 million of non-cash expenses and $0.6 million of net cash inflows from changes in operating assets and liabilities. Cash used in operating activities for the three months ended April 30, 2021, was $4.3 million which consisted of our net loss of $4.2 million adjusted by $1.0 million of non-cash expenses and $1.1 million of net cash outflows from changes in operating assets and liabilities.
Cash used in operating activities during the year ended January 31, 2022 was $18.1 million, consisting of our net loss of $38.4 million adjusted by $11.8 million of non-cash expenses and $8.5 million of net cash inflows from changes in operating assets and liabilities. Cash used in operating activities during the year ended January 31, 2021 was $15.1 million, consisting of our net loss of $22.7 million adjusted by $5.6 million of non-cash expenses and $2.0 million of net cash inflows from changes in operating assets and liabilities. Cash used in operating activities during the year ended January 31, 2020 was $18.6 million, consisting of our net loss of $22.7 million adjusted by $2.6 million of non-cash expenses and $1.5 million of net cash inflows from changes in operating assets and liabilities.
Investing Activities
Cash used in investing activities for the three months ended April 30, 2022, was $0.3 million which consisted of $0.2 million capitalized software development costs and $0.1 million capital expenditures for property and equipment. Cash used in investing activities for the three months ended April 30, 2021, was $0.3 million which consisted of $0.1 million capital expenditures for property and equipment, $0.1 million capitalized software development costs, and $0.04 million related to additional expenses related to business acquisitions.
Cash used in investing activities during the year ended January 31, 2022 was $5.0 million, consisting of $3.8 million in net cash paid for the acquisition of Vigilante and $1.2 million in capital expenditures and capitalized software development costs. Cash used in investing activities during the year ended January 31, 2021 was $8.0 million, consisting of $7.2 million in net cash paid for the acquisition of Cyveillance and $0.8 million in capital expenditures and capitalized software development costs. Cash used in investing activities during the year ended January 31, 2020 was $0.8 million for capital expenditures and capitalized software development costs.
Financing Activities
Financing activities for the three months ended April 30, 2022 provided $7.3 million of cash which primarily consisted of $7.4 million of net proceeds from new borrowings, partially offset by a repayment of debt of $0.2 million. There were no material financing activities for the three months ended April 30, 2021.

Financing activities for the year ended January 31, 2022 provided $19.7 million of cash proceeds, consisting of $20.0 million of net proceeds from new borrowings. Financing activities for the year ended January 31, 2021 provided $14.1 million of cash proceeds, consisting of $37.1 million of net proceeds from new borrowings offset by $23.0 million of debt repayments. Financing activities for the year ended January 31, 2020 provided $33.0 million of cash proceeds, consisting of $21.1 million of proceeds from the sale of redeemable convertible preferred stock, $8.4 million of proceeds from the issuance of convertible notes and $14.7 million of net proceeds from new borrowings offset by $11.2 million of debt repayment.
Debt Obligations
The following table presents a summary of our debt obligations for the periods presented:
	As of April 30, 2022
Lender	Stated Interest Rate	Gross Balance	Unamortized Debt Discount	Unamortized Deferred Debt Issuance Costs	Discount on Note Payable	Net Carrying Value
	(dollars in thousands)
Stifel Bank	4.50%	$15,000	$84	$500	$—	$14,416
Orix Growth Capital, LLC	10.00%	37,500	410	1,058	—	36,032
InfoArmor	5.50%	3,047	—	—	198	2,849
PIPE Investors	5.00%	5,093	—	—	—	5,093
		$60,640	$494	$1,558	$198	$58,390
				Current portion of long-term debt		$6,031
				Long-term debt		52,359
						$58,390
	As of January 31, 2022
Lender	Stated Interest Rate	Gross Balance	Unamortized Debt Discount	Unamortized Deferred Debt Issuance Costs	Discount on Note Payable	Net Carrying Value
	(dollars in thousands)
Stifel Bank	4.50%	$15,000	$96	$574	$—	$14,330
Orix Growth Capital, LLC	10.00%	30,000	349	608	—	29,043
InfoArmor	5.50%	3,281	—	—	213	3,068
PIPE Investors	5.00%	5,032	—	—	—	5,032
		$53,313	$445	$1,182	$213	$51,473
				Current portion of long-term debt		$5,970
				Long-term debt		45,503
						$51,473
	As of January 31, 2021
Lender	Stated Interest Rate	Gross Balance	Unamortized Debt Discount	Unamortized Deferred Debt Issuance Costs	Discount on Note Payable	Net Carrying Value
	(dollars in thousands)
Stifel Bank	4.50%	$10,000	$109	$45	$—	$9,846
Orix Growth Capital, LLC	10.00%	20,000	782	489	—	18,729
		$30,000	$891	$534	$—	$28,575
Material Cash Requirements
Our material cash requirements are associated with repayment of debt and obligations associated with non-cancelable contracts for the purchase of goods and third-party services and operating leases. We expect to satisfy these cash requirements through cash from operations along with possible future borrowings, either under existing facilities or new facilities, or possible future equity issuances.

The following table summarizes current and long-term material cash requirements as of April 30, 2022:
	Payments Due By Period
	Total	Less than 1 year	1-3 years	3-5 years	Thereafter
	(in thousands)
Operating leases(1)	$1,646	$909	$737	$—	$—
Purchase commitments(2)	4,251	2,834	1,417	—	—
Debt repayments	60,547	5,938	44,609	10,000	—
Total	$66,444	$9,681	$46,763	$10,000	$—
The following table summarizes current and long-term material cash requirements as of January 31, 2022:
	Payments Due By Period
	Total	Less than 1 year	1-3 years	3-5 years	Thereafter
	(in thousands)
Operating leases(1)	$1,948	$1,035	$913	$—	$—
Purchase commitments(2)	5,878	3,453	2,425	—	—
Debt repayments	53,313	5,970	36,343	11,000	—
Total	$61,139	$10,458	$39,681	$11,000	$—
(1)	Relates to our office facilities.
(2)	Relates to non-cancelable purchase commitments to purchase products and services entered into in the normal course of business.
Quantitative and Qualitative Disclosures About Market Risk
Foreign Currency
To date, the majority of our sales contracts have been denominated in U.S. dollars (USD) with a limited number of contracts denominated in foreign currencies. Revenue denominated in USD was approximately 89%, 86% and 85% for the years ended January 31, 2022, 2021 and 2020, respectively, and 89% and 90% for three months ended April 30, 2022 and 2021, respectively. Operating expenses within the United States are primarily denominated in U.S. dollars, while operating expenses incurred outside the United States are primarily denominated in each country’s respective local currency.
The functional currency of our foreign subsidiaries is each country’s respective local currency. Assets and liabilities of the foreign subsidiaries are translated into USD at the exchange rates in effect at the reporting date, and income and expenses are translated at average exchange rates during the period, with the resulting translation adjustments directly recorded as a component of accumulated other comprehensive income (loss). Foreign currency transaction gains and losses are recorded in other income (expense), net in the consolidated statements of operations. As the impact of foreign currency exchange rates has not been material to our historical operating results, we have not entered into derivative or hedging transactions, but we may do so in the future if our exposure to foreign currency becomes more significant.
We do not believe a hypothetical 10% increase or decrease in foreign exchange rates would have had a material impact on our financial statements.
Interest Rate Risk
As of April 30, 2022 and January 31, 2022, we had $60.6 million and $53.3 million, respectively, of outstanding borrowings under term loans. Our loans have fixed interest rates and variable interest rates that would subject us to interest rate fluctuations.
We do not believe a hypothetical 10% increase or decrease in interest rates would have had a material impact on our financial statements.
Emerging Growth Company
Upon the consummation of the Business Combination, we will be an emerging growth company, as defined in the Jumpstart Our Business Startups, “JOBS,” Act. The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to use this extended transition period until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF IDX
IDX’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS FROM OPERATIONS
The following discussion and analysis of the financial condition and results of operations of IDX should be read together with its unaudited condensed interim consolidated financial statements as of March 31, 2022 and 2021, and its audited consolidated financial statements as of December 31, 2021 and 2020 and for the years ended December 31, 2021, 2020, and 2019, in each case together with related notes thereto, included elsewhere in this proxy statement/prospectus.
The following discussion contains forward-looking statements that reflect future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside of IDX’s control. Actual results may differ significantly from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include, but are not limited to, those discussed in the sections entitled “Risk Factors,” “Cautionary Note Regarding Forward-Looking Statements” and “Market and Industry Information” included elsewhere in this proxy statement/prospectus. Certain amounts may not foot due to rounding.
Overview
IDX was founded in 2003 with a mission to address the growing threat from data breaches and resulting identity theft and fraud. The Company created a software and services platform to help protect individuals from data breaches and resulting identity crime and to remediate the negative effects of such breaches.
As organizations began to experience cybersecurity breaches of growing frequency and severity, the Company expanded its offerings by providing organizations with data breach response services that leveraged IDX’s identity protection offerings for individuals. As new laws and regulations were passed that required breach notification and protections for affected individuals, the IDX business grew to serve both governmental and commercial entities of different sizes.
The Business
IDX believes it has a leading position in the United States by revenues as a provider of data breach response services, and associated identity and privacy protection services, to both government and commercial entities. IDX acquires new customers for its data breach services through cyber insurers (and their approved privacy attorneys) where IDX services are pre-approved, through direct relationships with organizations that choose to select a data breach response service provider, where IDX enters into a master services agreement (MSA) with them for current and future services, as well as through government channels as a result of approved listings with the General Services Administration (GSA) for federal agencies with the National Association of State Procurement Officials (NASPO) for state and local agencies.
IDX provides identity and privacy protection services through its proprietary, cloud-native platform for the protection of individuals impacted by data breaches, as well as through other channels, for proactively addressing the risks associated with privacy and identity risks to the affected individuals and the breached organization. This platform was designed to improve scalability and usability, while concurrently supporting rapid development of new capabilities, and compliance with increasingly rigorous security standards based on the National Institute of Standards and Technology (NIST) Special Publication 800-53 Rev 4. Typically, IDX tests its own security controls, and in some cases contracts out testing to third parties as part of yearly FISMA security risk assessments, HIPAA security risk analysis for business associates, and SOC 2 type 2 certifications.
IDX has a substantial customer base for data breach services in the public sector. The largest component of revenue from the public sector results from a multiyear contract with the U.S. Office of Personnel Management (“OPM”), described below.
In 2015, OPM and the Department of Defense (“DoD”) awarded IDX a three-year, $330 million contract to provide identity protection and breach response services covering approximately 21.5 million current and former federal employees and contractors that were affected by the OPM data breach of background investigation records. IDX believes winning this award resulted in further market validation, increased visibility, and enhanced reputation for IDX as a leading data breach response provider in the United States by revenues. Earning this award required the Company to comply with rigorous government security standards, and when combined with receiving “very good” and “excellent” Contractor Performance Assessment Reports (CPAR) ratings, the IDX data breach response business was well positioned to address large-scale data breaches.
In 2018, IDX won a rebid of the contract with OPM and the DoD worth at least $460 million, assuming all option periods and the extension period are exercised, for the period ending June 30, 2024 to provide identity protection services for certain employees and prospective employees of the U.S. government affected by a breach of OPM systems (“OPM Contract”). IDX believes the OPM Contract was and remains as of March 31, 2022 the largest data breach response arrangement in the history of such contracts in the United States, and further cemented IDX as a leading provider in the United States by revenues of data breach response services to both governmental and commercial entities. In addition, IDX is listed on the General Services Administration (GSA) SIN 520.20 for Data Breach Response and Identity Protection Services facilitating data breach response contracts with numerous other government agencies.
The OPM Contract is structured as a Base Period from July 1, 2019 to June 30, 2020, followed by a series of options as follows: Option Period I from July 1, 2020 to June 30, 2021, Option Period II from July 1, 2021 to June 30, 2022, Option Period III from July 1, 2022 to June 30, 2023, and Option Period IV from July 1, 2023 to December 31, 2023. OPM has an option to extend the OPM Contract from January 1, 2024 to June 30, 2024, as well as an option to add a transition-out period. To date, OPM has exercised Option Period I and Option Period II. IDX plans to pursue the rebid of the OPM Contract in 2024 for an extension through 2027. For more information, see a copy of the OPM Contract filed as exhibits to the registration statement of which this proxy statement/prospectus forms a part.
IDX generates the largest component of its commercial revenue from organizations that require response services for data breach incidents. The response services typically include notifications of individuals impacted by the breach, call center support, and a customized webpage for providing information to (and providing privacy and identity protection software and services for) the affected population. In addition to revenue from data breach incident response services, IDX also provides identity and privacy services on a subscription basis to organizations, which they can offer as a benefit for their employees or customers.
Impact of COVID-19 On the Business
IDX operates in geographic locations that have been impacted by coronavirus disease 2019 (“COVID-19”). The pandemic has affected, and could further affect, IDX’s operations, and the operations of its customers as a result of various factors, including but not limited to quarantines, local, state, and federal government public health orders, facility and business closures, and travel and logistics restrictions. IDX anticipates governments and businesses will likely take additional actions or extend existing actions to respond to the risks of the COVID-19 pandemic. IDX continues to actively monitor the impacts and potential impacts of the COVID-19 pandemic on IDX’s customers, supply chain, and operations. For further information, please see “Risk Factors—The COVID-19 pandemic could adversely affect our business, operating results, and financial condition.”
IDX instituted a global work-from-home policy in March 2020 and to-date have not experienced significant disruptions as a result. IDX has not requested relief under the Coronavirus Aid, Relief, and Economic Security Act, and it therefore had no effect on its financial statements.
Key Factors Affecting Performance
New customer acquisition
IDX believes that its future growth depends in part on its ability to acquire new customers for its data breach services and consumer identity and privacy protection membership services to its strategic partners’ members, employer groups’ employees, and retail customers. Historically, IDX has sourced a significant proportion of new data breach services customers as a result of relationships with cyber insurers. IDX makes on-going investments in developing and maintaining these relationships, as well as relationships with privacy attorneys that represent many of their cyber insurers. Additionally, IDX invests in direct marketing to prospective customers for data breach services, as well as IDX’s identity and privacy membership services for employee benefits and strategic partner customer protection.

Customer Retention
IDX’s revenue growth is also fostered by its ability to retain customers that perceive on-going need for data breach response services, as well as cross-selling membership services for customers’ employees or their customers. Notably, IDX has multi-year contracts with some government entities, including the OPM Contract. The possible retention and renewal of the OPM Contract may also be a factor in maintaining revenue growth. For more information on the OPM Contract, see “Business of ZeroFox—IDX History and Business Overview.”
Investing in Business Growth
IDX also invests in initiatives to support the growth of its business. IDX’s research and development organization, composed of employees and contractors, uses an agile development philosophy in an effort to enhance its existing identity and privacy platform while adding new features and products, usability enhancements, customer integrations and APIs, and security certifications. IDX’s sales and marketing teams invest in business growth through channel expansion with dedicated sales teams and associated marketing demand generation programs.
IDX also invests in growth of its business with government entities by building relationships with consultants experienced in the government procurement process and maintenance of its listings on relevant GSA schedules, as well as by investing in relationships with key government agency stakeholders and congressional representatives. In this regard, IDX from time to time will work with consultants who specialize in government contract bidding strategies, provide advice on optimal maintenance and use of the U.S. Government GSA schedule, and provide strategic, relationship-building and legislative affairs services with members of Congress and their staffs.
Key Business Metrics
IDX monitors the following key metrics to measure performance, identify trends, formulate business plans, and make strategic decisions.
Breach Revenue, Consumer Membership Services & Total Revenue
The table below presents IDX’s key performance indicators for the periods indicated.
	Years Ended December 31,			$ Change	$ Change
	2021	2020	2019	2021 vs. 2020	2020 vs. 2019
	(in thousands, except customer and member data)
Breach revenue(1)(3)	$102,719	$100,667	$100,556	$2,052	$111
Consumer membership services(1)	3,353	2,869	2,548	484	321
Total revenue	$106,072	$103,536	$103,104	$2,536	$432
Breach customers(2)	1,230	820	586	410	234
Consumer members(2)	168	134	91	34	43
	Three Months Ended March 31,		$ Change
	2022	2021	2022 vs. 2021
	(in thousands, except customer and member data)
Breach revenue(1)(3)	$26,367	$26,162	$205
Consumer membership services(1)	1,107	794	313
Total revenue	$27,474	$26,956	$518
Breach customers(2)	1,042	750	292
Consumer members(2)	174	136	38
(1)
IDX defines breach revenue as revenues related to breach contracts, which typically have a term of 15 months (three-month call center period followed by 12 months of monitoring) and are non-recurring. IDX defines consumer membership services as recurring monthly and yearly ongoing identity and privacy services provided to strategic partners’ members, employer groups’ employees, and retail customers.

(2)
IDX defines a breach customer as an agency or organization from which it has recognized breach revenue in a reporting period. IDX defines consumer members, in this instance, as strategic partners and employer groups receiving consumer membership services (non-breach and non-retail customers).

(3)
Effective January 1, 2020, IDX adopted ASC 606, “Revenue from Contracts with Customers” (“ASC 606”), under the modified retrospective method. See notes to the consolidated financial statements included elsewhere in this proxy statement/prospectus for more information related to the impact of adoption of ASC 606.

IDX has continued to see an increase each quarter and year in the number of its breach customers, with an increase of 292 in the three months ended March 31, 2022 and 2021, respectively, and 410 in 2021 compared to 2020. Although annual revenue growth in the three months ended March 31, 2022 and 2021, respectively, and 2020 compared to 2019 was relatively flat, the number of unique breach customers and consumer members significantly increased. This is a direct result of the increase in breach incidents occurring, which IDX believes were spurred by the increased online and remote presence of businesses in response to the COVID-19 lockdown. IDX has continued to see this trend into 2022 and expects this trend to continue into future years. IDX is party to a few contracts with non-standard terms that have a disproportionate effect when analyzing a per-unit metric based on total breach revenue and total number of breach customers. In addition, IDX management believes that IDX’s adoption of ASC 606 for 2022, 2021, and 2020 makes it difficult to provide a meaningful comparison with respect to a per-unit value as compared to 2019. Therefore, IDX management believes a per-unit metric is not a meaningful indicator of its business.
Components of Results from Operations
Revenue
IDX recognizes revenue when control of the promised goods or services is transferred to its customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for its goods or services. For arrangements with multiple performance obligations, the Company allocates revenue to each performance obligation on a relative fair value basis based on management’s estimate of Stand-Alone Selling Price (SSP).
IDX’s breach services revenue consists of contracts with various combinations of notification, project management, communication services, and ongoing identity protection services. Performance periods generally range from one to three years, and payment terms are generally either thirty or sixty days throughout the term. Contracts generally do not contain significant financing components. The Company’s breach services contracts are structured as either fixed or variable. In fixed contracts, IDX charges customers a fixed total price or fixed per-impacted individual price for the total package of services. For variable breach services contracts, IDX charges the breach communications component, which includes notifications and call center support, at a fixed total fee, and charges for ongoing identity protection services as incurred using a fixed price per enrollment. The Company generally does not offer rights of return for Enterprise Security products, and the distribution channel does not hold inventory. As a result, historical returns and related reserves have been insignificant.
IDX provides identity and privacy protection services memberships through its Employer Groups and Strategic Partners as well as directly to individual end-users through its retail business. Consumer membership services consist of multiple bundled identity and privacy product offerings and provide members with ongoing monitoring services. For consumer membership services, IDX recognizes revenue ratably over the service period, which is typically one year. Payments from Employer Groups and Strategic Partners are generally collected monthly, and payments from end-users are collected up front.
IDX evaluates arrangements with governmental entities containing “fiscal funding” or “termination for convenience” provisions, when such provisions are required by law, to determine the probability of possible cancellation. For more information, see “Risk Factors—Risks Related to Government Contracting Matters”. IDX considers multiple factors, including its history with the government entity in similar transactions and budgeting and approval processes undertaken by the governmental entity. If IDX determines upon execution of these arrangements that the likelihood of cancellation is remote, it then recognizes revenues for such arrangements once all relevant criteria have been met. If IDX cannot make such a determination, it recognizes revenues upon the earlier of cash receipt or approval of the applicable funding provision by the governmental entity for such arrangements.
Cost of Services
Cost of services consists of fees to outsourced service providers for credit monitoring, call center operation, notification mailing, insurance, and other miscellaneous services and internal labor costs. For periods prior to January 1, 2020, under ASC 605, Revenue Recognition—Multiple Element Arrangements, incremental direct costs were capitalized as setup costs and amortized ratably over the contractual period. Beginning January 1, 2020, notification costs are being expensed as fulfillment costs and recognized at a point in time. Call center costs, also fulfillment costs, are being capitalized and amortized over time. Sales commissions, which are incremental costs to obtain contracts, are generally recognized ratably over the contractual period of the applicable agreement. These costs are within capitalized contract costs and recognized in relation to revenue recorded over the combined service and membership terms. The remainder of cost of services is expensed as incurred.
Gross Profit
Gross profit, calculated as total revenue less total cost of services, is affected by various factors, including the timing of breach incidents, renewals from existing customers, costs associated with fulfilling contracts such as notification, call center, and monitoring costs, the extent to which IDX expands its customer support organization, and the extent to which it can negotiate any preferential pricing from its vendors. Because of these factors, IDX’s services revenue and gross profit may fluctuate over time.
Operating Expenses
Sales and Marketing
Sales and marketing expenses consist primarily of employee compensation and related expenses, including salaries, bonuses and benefits for IDX’s sales and marketing employees, sales commissions that are recognized as expenses over the period of benefit, marketing programs, travel and entertainment expenses, and allocated overhead costs. IDX capitalizes its sales commissions and recognizes them as expenses over the estimated period of benefit.
General and Administrative
General and administrative costs include salaries, stock-based compensation expenses, and benefits for personnel involved in IDX’s executive, finance, legal, human resources, and administrative functions, as well as third-party professional services and fees, and overhead expenses. IDX expects that general and administrative expenses will increase in absolute dollars as IDX hires additional personnel and enhances its systems, processes, and controls to support the growth in IDX’s business as well as increased compliance and reporting requirements as a public company.
Research and Development
Research and development expenses primarily consist of personnel costs and contractor fees related to the bundling of other third-party software products that are offered as one combined package within the Company’s product offerings. Personnel costs include salaries, bonuses and stock-based compensation and related employer-paid payroll taxes, as well as an allocation of facilities, benefits, and information technology costs. Research and development costs are expensed as incurred.
Interest and Other Expense
Interest and other expense consist primarily of term loan interest expense and the amortization of warrant and loan fees, which are recorded as a reduction to debt on the consolidated balance sheets.
Income Tax Expense (Benefit)
Income Tax Expense (benefit) consists of federal and state income taxes in the United States. IDX maintains a partial valuation allowance on its state net operating losses and credits.

Results of Operations
Comparison of Three-Month Period Ended March 31, 2022 and 2021
The following table sets forth IDX’s consolidated statements of operations in dollar amounts and as a percentage of total revenue for each period presented:
	Three-Month Period Ended March 31, (Unaudited)
	2022		2021		2022 vs 2021
		Percentage of Revenue		Percentage of Revenue	Change in Dollars	Change in Percentage
	(in thousands)
Revenue	$27,474	100%	$26,956	100%	$518	2%
Cost of services	21,265	77%	20,702	77%	563	3%
Gross profit	6,209	23%	6,254	23%	(45)	(1)%
Operating expenses:
Research and development	1,450	5%	1,127	4%	323	29%
Sales and marketing	1,896	7%	1,971	7%	(75)	(4)%
General and administrative	2,823	10%	1,102	4%	1,721	156%
Total operating expenses	6,169	22%	4,200	16%	1,969	47%
Operating income	40	0%	2,054	8%	(2,014)	(98)%
Interest and other expense	392	1%	166	1%	226	136%
(Loss) income before provision for income taxes	(352)	(1)%	1,888	7%	(2,240)	(119)%
Income tax (benefit) expense	(94)	0%	545	2%	(639)	(117)%
Net (loss) income	$(258)	(1)%	$1,343	5%	$(1,601)	(119)%
Revenue
Total revenue increased by $518 thousand or 2% in the three-month period ended March 31, 2022 compared to the same period in 2021. Breach revenue accounted for 96% and 97% of total revenue in the three-month periods ended March 31,2022 and 2021, respectively. The increase was due primarily to an increase in breach deals and increase in Consumer membership services. Consumer membership services increased by $312 thousand or 39% in the three-month period ended March 31, 2022 compared to the same period in 2021.
Cost of Services
Total cost of services increased by $563 thousand or 3% in the three-month period ended March 31, 2022 compared to the same period in 2021. The increase was due primarily to an increase in breach deals.
Gross Profit
Gross profit decreased by $45 thousand or 1% in the three-month period ended March 31, 2022 compared to the same period in 2021.
Operating Expenses
	Three-Month Period Ended March 31, (Unaudited)
	2022	2021
	(in thousands)
Research and development	$1,450	$1,127
Sales and marketing	1,896	1,971
General and administrative	2,823	1,102
Total operating expenses	$6,169	$4,200

Research and Development
Research and development expenses increased by $323 thousand or 29% in the three-month period ended March 31,2022 compared to the same period in 2021, as IDX continued to invest in its products and services, which included increased personnel costs and contractor fees.
Sales and Marketing
Sales and marketing costs decreased by $75 thousand or 4% in the three-month period ended March 31, 2022 compared to the same period in 2021. The decrease was primarily related to an online advertising pilot program which ended after Q1 2021.
General and Administrative
General and administrative costs increased by $1.721 million or 156% in the three-month period ended March 31, 2022 compared to the same period in 2021. This increase is primarily a result of an increase in accounting, audit, and legal fees of $1.684 million which relate to the proposed transaction. The Company incurred significantly more in audit fees during the three-month period ended March 31, 2022 compared to the same period in 2021 due to professional fees related to compliance and reporting requirements of the Business Combination.
Interest and Other Expense
Interest and other expense increased by $226 thousand or 136% for the three-month period ended March 31, 2022 compared to the same period in 2021. The increase is primarily the result of an increase in fair value of the Company’s convertible debt.
Provision for Income Taxes
Income tax expense decreased by $639 thousand or 117% for the three-month period ended March 31, 2022 compared to the same period in 2021. This is the result of a decrease in net income, which is primarily the result of an increase in accounting, audit, and legal fees.
Cash Flows
The following table summarizes IDX’s cash flows for the periods indicated:
	Three-Month Period Ended March 31, (Unaudited)
	2021	2020
	(in thousands)
Net cash (used in) provided by operating activities	$(2,254)	$420
Net cash used in investing activities	(36)	(69)
Net cash provided by (used in) financing activities	$2	$(9)
Operating Activities
Net cash used in operating activities during the three-month period ended March 31, 2022 was $2.254 million. IDX’s net loss for the three-month period ended March 31, 2022 of $258 thousand was adjusted for non-cash charges of $287 thousand and net cash outflows of $2.283 million from changes in operating assets and liabilities. Changes in working capital amounts resulted primarily from an increase in accounts receivable of $1.125 million, an increase in other receivables and prepaids of $426 thousand, and a decrease in accrued expenses and other liabilities of $794 thousand.
The $2.674 million decrease in net cash (used in) provided by operating activities is primarily due to $1.632 million in payments for transaction expenses, and the $1.125 million increase in accounts receivable is primarily due to an increase in breach deals in the three-month period ended March 31, 2022 compared to the same period prior year.

Net cash provided by operating activities during the three-month period ended March 31, 2021 was $420 thousand. IDX’s net income for the three-month period ended March 31, 2021 of $1.343 million was adjusted for non-cash charges of $133 thousand and net cash outflows of $1.056 million from changes in operating assets and liabilities. Changes in working capital amounts resulted in net cash outflows primarily from a decrease in deferred revenue of $2.514 million, a result of fewer breach deals launching in the three-month period ended March 31, 2021. This was offset by an increase in accounts payable of $898 thousand and an increase in accrued expenses and other liabilities of $896 thousand primarily due to an increase in notification costs and prepayments invoiced during the three-month period ended March 31, 2021.
Investing Activities
Net cash used in investing activities during the three-month period ended March 31, 2022 and 2021, were $36 thousand and $69 thousand, respectively, for purchases of property and equipment.
Financing Activities
Net cash provided by financing activities of $2 thousand during the three-month period ended March 31, 2022 was due to proceeds from option exercises. Net cash used in financing activities for the three-month period ended March 31, 2021 was $9 thousand and primarily due to proceeds from option exercises offset by principal payments on capital lease obligations.
Comparison of 2021 and 2020
The following tables set forth IDX’s consolidated statements of operations in dollar amounts and as a percentage of total revenue for each period presented:
	Years Ended December 31,
	2021		2020		2021 vs 2020
		Percentage of Revenue		Percentage of Revenue	Change in Dollars	Change in Percentage
	(in thousands)
Revenue(1)	$106,072	100%	$103,536	100%	$2,536	2%
Cost of services	82,745	78%	77,900	75%	4,845	6%
Gross profit	23,327	22%	25,636	25%	(2,309)	(9)%
Operating expenses:
Research and development	4,941	5%	4,113	4%	828	20%
Sales and marketing	7,181	7%	6,988	7%	193	3%
General and administrative	6,873	6%	4,341	4%	2,532	58%
Total operating expenses	18,995	18%	15,442	15%	3,553	23%
Operating income	4,332	4%	10,194	10%	(5,862)	(58)%
Interest and other expense	3,143	3%	1,457	1%	1,686	116%
Income before provision for income taxes	1,189	1%	8,737	8%	(7,548)	(86)%
Income tax expense	1,716	2%	2,083	2%	(367)	(18)%
Net (loss) income	$(527)	(1)%	$6,654	6%	$(7,181)	(108)%
(1)
Effective January 1, 2020, IDX adopted ASC 606, “Revenue from Contracts with Customers” (“ASC 606”), under the modified retrospective method. See notes to the consolidated financial statements included elsewhere in this proxy statement/prospectus for more information related to the impact of adoption of ASC 606.

Revenue
Total revenue increased by $2.536 million in 2021 compared to 2020. Breach revenue accounted for 97% of IDX’s total revenue in 2021 and 2020. The increase was due primarily to an increase in the number of breaches in 2021 compared to 2020.
Cost of Services
Total cost of services increased by $4.845 million or 6% in 2021 compared to 2020. The increase was due primarily to an increase in breach revenue.

Gross Profit
Gross margin decreased from 24.8% in 2020 to 22.0% in 2021. This is due to the increase in cost of services associated with new breach contracts during 2021.
Operating Expenses
Research and Development
Research and development expenses increased by $828 thousand or 20% in 2021 compared to 2020 as IDX continued to invest in the Company’s products and services, which included increased personnel costs, contractor fees, and software expenses.
Sales and Marketing
Sales and marketing cost increased by $193 thousand or 3% in 2021 compared to 2020.
General and Administrative
General and administrative costs increased by $2.532 million or 58% in 2021 compared to 2020. This increase is due almost entirely to increased legal and accounting expenses incurred as part of the proposed transaction, which includes expense related to PCAOB audits, the Business Combination Agreement, and preparation for the S-4 filing.
Interest and Other Expense
Interest and other expense increased by $1.686 million, or 116%, in 2021 compared to 2020. The increase in 2021 compared to 2020 is primarily the result of a $1.943 million increase in the fair value of warrant liabilities partially offset by a $502 thousand decrease in interest expense on term loans. In December 2020, IDX paid both term loans in full and obtained a new loan from one of IDX’s existing lenders. The interest rate for the new term loan is lower than the combined rates of the previous loans.
Provision for Income Taxes
Income tax expense decreased by $367 thousand or 18% in 2021 compared to 2020. The decrease in 2021 is a result of lower operating income for 2021 compared to 2020. The decrease resulting from lower operating income was partially offset by an increase in state income tax expense in 2021, resulting from increased state income tax exposure. The Effective Tax Rate (ETR) in 2021 was 144% which differs from the statutory rate due to transaction expenses, changes in fair market value of convertible debt and warrants, and state taxes and also contributes to the increase from prior year. The Effective Tax Rate (ETR) in 2020 was 24% which differs from the statutory rate due to state taxes, permanent items and change in the valuation allowance related to Oregon NOLs.
Cash Flows
The following table summarizes IDX’s cash flows for the periods indicated:
	Years Ended December 31,
	2021	2020
	(in thousands)
Net cash provided by operating activities	$3,368	$7,615
Net cash used in investing activities	(125)	(15)
Net cash provided by (used in) financing activities	$0.412	$(567)
Operating Activities
Net cash provided by operating activities during 2021 was $3.368 million, which resulted from a net loss of $527 thousand, as adjusted for non-cash charges of $3.182 million and net cash inflows of $712 thousand from changes in operating assets and liabilities. Non-cash charges primarily consisted of $712 thousand in change in fair value of debt and $1.943 million in change in fair value of warrant liabilities resulting from an increase in the per share valuation of the Company’s common stock.

The $4.247 million decrease in net cash provided by operating activities is primarily the result of the following: 1) a $1.318 million increase in accounts receivable from new customer contracts; 2) $1.181 million in payments for transaction expenses; 3) $828 thousand in additional research and development expenses representing additional investment in the Company’s platform; and 4) an incremental $637 thousand in cash payments issued for income taxes.
Net cash provided by operating activities during 2020 was $7.615 million, which resulted from net income of $6.654 million as adjusted for non-cash charges of $(253) thousand and net cash inflows of $1.213 million from changes in operating assets and liabilities. Non-cash charges primarily consisted of $(899) thousand in deferred tax expense. Cash provided by operating activities during 2020 benefited from the change in deferred revenue of $(454) thousand, offset by a change in accounts receivable of $766 thousand and a change in capitalized contract costs of $796 thousand.
Investing Activities
Net cash used in investing activities during 2021 and 2020 were due to purchases of property and equipment of $125 thousand and $15 thousand, respectively.
Financing Activities
Net cash provided by financing activities of $0.412 thousand in 2021 was primarily due to proceeds from option exercises of $70 thousand offset by $68 thousand of principal payments on capital lease obligations. Net cash used in financing activities of $567 thousand during 2020 was primarily due to principal payments on long-term debt that has since been paid in full of $1.092 million. A cash outflow of $9.408 million occurred in 2020 from the extinguishment of debt and was offset by a cash inflow of $10 million from IDX’s new long-term debt.
Comparison of 2020 and 2019
The following tables set forth IDX’s consolidated statements of operations in dollar amounts and as a percentage of total revenue for each period presented:
	Years Ended December 31,
	2020		2019		2020 vs 2019
		Percentage of Revenue		Percentage of Revenue	Change in Dollars	Change in Percentage
	(in thousands)
Revenue(1)	$103,536	100%	$103,104	100%	$432	0%
Cost of services	77,900	75%	83,388	81%	(5,488)	(7)%
Gross profit	25,636	25%	19,716	19%	5,920	30%
Operating expenses:
Research and development	4,113	4%	3,839	4%	274	7%
Sales and marketing	6,988	7%	6,897	7%	91	1%
General and administrative	4,341	4%	4,452	4%	(111)	(2)%
Total operating expenses	15,442	15%	15,188	15%	254	2%
Operating income	10,194	10%	4,528	4%	5,666	125%
Interest and other expense	1,457	1%	1,799	2%	(342)	(19)%
Income before provision for income taxes	8,737	8%	2,729	3%	6,008	220%
Income tax expense (benefit)	2,083	2%	(424)	0%	2,507	(591)%
Net income	$6,654	6%	$3,153	3%	$3,501	111%
(1)
Effective January 1, 2020, IDX adopted ASC 606, “Revenue from Contracts with Customers” (“ASC 606”), under the modified retrospective method. See notes to the consolidated financial statements included elsewhere in this proxy statement/prospectus for more information related to the impact of adoption of ASC 606.

Revenue
Total revenue increased by $432 thousand in 2020 compared to 2019. Breach revenue accounted for 97% and 98% of IDX’s total revenue in 2020 and 2019, respectively.

Cost of Services
Total cost of services decreased by $5.488 million or 7%, in 2020 compared to 2019. The decrease was due primarily to more efficient purchasing of various third-party costs and the change in cost of services related to the adoption of ASC 606, which resulted in the acceleration of $4.901 million in capitalized contract costs being included as an adjustment to retained earnings as of January 1, 2020.
Gross Profit
Favorable changes in cost of services resulted in an increase in gross margin to 24.8% in 2020 compared to 19.1% in 2019.
Operating Expenses
Research and Development
Research and development expenses increased by $274 thousand or 7% in 2020 compared to 2019 as IDX continued to invest the Company’s products and services, which included increased personnel costs and contractor fees.
Sales and Marketing
Sales and marketing cost increased by $91 thousand or 1% in 2020 compared to 2019.
General and Administrative
General and administrative costs decreased by $111 thousand or 2% in 2020 compared to 2019.
Interest and Other Expense
Interest and other expense decreased by $342 thousand, or 19%, in 2020 compared to 2019. The decrease in 2020 compared to 2019 is primarily the result of decreased interest expense on term loans. In December 2020, IDX paid both term loans in full and obtained a new loan from one of IDX’s existing lenders. As a result of the new term loan, IDX expects 2021 interest expense to be less than what it was in 2020.
Provision for Income Taxes
Income tax expense increased by $2.507 million or 591% in 2020 compared to 2019. The increase in 2020 is a result of the Company adopting ASC 606 as of January 1, 2020. The adoption resulted in an acceleration of profit, therefore increasing taxable income. The Effective Tax Rate (ETR) in 2020 was 24% which differs from the statutory rate due to state taxes, permanent items and change in the valuation allowance related to Oregon NOLs. The ETR in 2019 was a benefit of 16%. This differs from the statutory rate due to the release of the valuation allowance on all assets except Oregon R&D credits and a piece of the Oregon NOL, as well as the benefit of R&D credits.
Cash Flows
The following table summarizes IDX’s cash flows for the periods indicated:
	Years Ended December 31,
	2020	2019
	(in thousands)
Net cash provided by operating activities	$7,615	$5,802
Net cash used in investing activities	(15)	(48)
Net cash used in financing activities	$(567)	$(1,936)
Operating Activities
Net cash provided by operating activities during 2020 was $7.615 million, which resulted from net income of $6.654 million as adjusted for non-cash charges of $(253) thousand and net cash inflows of $1.213 million from changes in operating assets and liabilities. Non-cash charges primarily consisted of $899 thousand in deferred tax expense. Cash provided by operating activities during 2020 benefited from the change in deferred revenue of $(454) thousand, offset by a change in accounts receivable of $766 thousand and a change in capitalized contract costs of $796 thousand.

Net cash provided by operating activities during 2019 was $5.802 million, which resulted from net income of $3.153 million adjusted for non-cash charges of $14 thousand and net cash inflows of $2.634 million from changes in operating assets and liabilities. Non-cash charges primarily consisted of $791 thousand of deferred tax expense. Cash provided by operating activities during 2019 was the result of an increase in deferred revenue of $9.543 million, an increase in accounts receivable of $2.043 million, and an increase in accounts payable of $4.604 million, offset by a decrease in accrued expenses and other liabilities of $8.866 million and a decrease in capitalized contract costs of $4.663 million.
Investing Activities
Net cash used in investing activities during 2020 and 2019 were due to purchases of property and equipment of $15 thousand and $48 thousand, respectively.
Financing Activities
Net cash used in financing activities of $567 thousand and $1.936 million during 2020 and 2019, respectively, was primarily due to principal payments on long-term debt that has since been paid in full of $1.092 million and $2.033 million. A cash outflow of $9.408 million occurred in 2020 from the extinguishment of debt and was offset by a cash inflow of $10 million from IDX’s new long-term debt.
Contractual Obligations
The Company has entered a non-cancellable purchase commitment of $16 million related to three months of outsourced credit and other monitoring services provided to the Company’s largest customer as of March 31, 2022. As of December 31, 2021, the non-cancellable purchase commitment was $32 million related to six months of outsourced credit and other monitoring services. This commitment amount and length is determined by the customer’s exercise of annual option periods. As of the date of issuance of the Company’s most recently audited financial statements, December 31, 2021, and as of March 31, 2022, Option Period II has been exercised.
The following table summarizes IDX’s contractual obligations and commitments as of March 31, 2022:
(in thousands)	Total	Less than 1 year	1-3 years
Operating leases	$596	$498	$98
Purchase commitments	16,207	16,207	—
Total	$16,803	$16,705	$98
The following table summarizes IDX’s contractual obligations and commitments as of December 31, 2021:
(in thousands)	Total	Less than 1 year	1-3 years
Operating leases	$743	$532	$211
Purchase commitments	32,414	32,414	—
Total	$33,157	$32,946	$211
Off-Balance Sheet Arrangements
Leases
Rental payments under operating leases are recognized on a straight-line basis over the term of the lease including any periods of free rent. Rental expense for operating leases was $101 and $98 thousand for the three months ended March 31, 2022 and 2021, respectively. Rental expense for operating leases was $424 thousand, $408 thousand, and $377 thousand for 2021, 2020, and 2019, respectively. Additionally, the Company had a sublease for one of IDX’s suites. The sublease ended February 29, 2020. Sublease income is included in general and administrative expenses on the consolidated statements of operations.
With the Company’s operating lease agreements terminating on October 31, 2020, the Company signed the Fourth Amendment to its Lease on April 23, 2020. The lease extension extended the term by two months through December 31, 2020. The extension was only for two of three leases. The Fifth Amendment to the Company’s Lease was executed on October 9, 2020. This amendment was for two years and two months commencing on January 1, 2021 and ending February 28, 2023. IDX’s landlord provided an abatement for January 1, 2021 through February 28, 2021 as part of its lease renewal.

Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of March 31, 2022 are:
Operating Leases
(in thousands)
Fiscal Year:
2022 (remaining quarters)	$399
2023	$149
2024	$48
Total minimum lease payments	$596
Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments as of December 31, 2021 are:
Operating Leases
(in thousands)
Fiscal Year:
2022 (remaining quarters)	$532
2023	$163
2024	$48
Total minimum lease payments	$743
Critical Accounting Policies and Estimates
IDX’s financial statements are prepared in accordance with GAAP. The preparation of these financial statements requires IDX to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses, as well as related disclosures. IDX evaluates its estimates and assumptions on an ongoing basis. Estimates are based on historical experience and various other assumptions that IDX believes to be reasonable under the circumstances. Actual results could differ from these estimates. The critical accounting policies, assumptions, and judgements that IDX believes have the most significant impact on its consolidated financial statements are described below.
Revenue Recognition
Revenues are derived from sales of breach response services and identity and privacy protection services. IDX satisfies performance obligations to recognize revenue for two performance obligations, one at a point in time and the other ratably over the expected term with the customer.
Revenue is recognized when all of the following criteria are met:
Identification of the contract, or contracts, with a customer—A contract with a customer to account for exists when (i) IDX enters into an enforceable contract with a customer that defines each party’s rights regarding the goods or services to be transferred and identifies the payment terms related to these goods or services, (ii) the contract has commercial substance and the parties are committed to perform, and (iii) IDX determines that collection of substantially all consideration to which it will be entitled in exchange for goods or services that will be transferred is probable based on the customer’s intent and ability to pay the promised consideration.
Identification of the performance obligations in the contract—Performance obligations promised in a contract are identified based on the goods or services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the goods or service either on its own or together with other resources that are readily available from third parties or from us, and are distinct in the context of the contract, whereby the transfer of the goods or services is separately identifiable from other promises in the contract. To the extent a contract includes multiple promised goods or services, IDX applies judgment to determine whether promised goods or services are capable of being distinct and distinct in the context of the contract. If these criteria are not met the promised goods or services are accounted for as a combined performance obligation.
Determination of the transaction price—The transaction price is determined based on the consideration to which IDX will be entitled in exchange for transferring goods or services to the customer.

Allocation of the transaction price to the performance obligations in the contract—IDX allocates the transaction price to each performance obligation based on the amount of consideration expected to be received in exchange for transferring goods and services to the customer. IDX allocates the transaction price by using an estimated selling price for services provided to determine which portion of its contracts’ total transaction price should be recognized at a point-in-time and which portion should be recognized over-time. If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation on a relative standalone selling price based on the observable selling price of products and services.
Recognition of revenue when, or as, IDX satisfies performance obligations—IDX satisfies performance obligations either over time or at a point in time as discussed in further detail below. Revenue is recognized at or over the time the related performance obligation is satisfied by transferring a promised good or service to a customer.
On January 1, 2020, the Company adopted the new revenue standard, ASC 606 Revenue Recognition – Contracts with Customers (“Topic 606”), on a modified retrospective basis, applying the practical expedient to all uncompleted contracts as of January 1, 2020. The Company has also adopted the practical expedient for contract modifications, which allows it to reflect the aggregate effect of all modifications occurring prior to January 1, 2020, as of the date of adoption. As a result, the consolidated financial statements for the years ended December 31, 2021 and December 31, 2020 are presented under the new revenue recognition guidance, while prior period amounts are not adjusted and continue to be reported under the prior revenue recognition guidance.
Significant Judgments
Significant judgments and estimates are required under Topic 606. Due to the complexity of certain contracts, the actual revenue recognition treatment required under Topic 606 for the Company’s arrangements may be dependent on contract-specific terms and may vary in some instances. The Company’s contracts with customers often include promises to transfer multiple services, including project management services, notification services, call center services, and monitoring services. Determining whether services are distinct performance obligations that should be accounted for separately requires significant judgment.
The Company is required to estimate the total consideration expected to be received from contracts with customers, including any variable consideration. Once the estimated transaction price is established, amounts are allocated to performance obligations on a relative SSP basis. The Company’s breach business derives revenue from two main performance obligations: (i) notification and (ii) combined call center and monitoring services, described further in Note 6 in the notes to the consolidated financial statements included in this proxy statement/prospectus.
At contract inception, the Company assesses the products and services promised in the contract to identify each performance obligation and evaluate whether the performance obligations are capable of being distinct and are distinct within the context of the contract. Performance obligations that are not both capable of being distinct and distinct within the context of the contract are combined and treated as a single performance obligation in determining the allocation and recognition of revenue. Determining whether products and services are considered distinct performance obligations requires significant judgment. In determining whether products and services are considered distinct performance obligations, the Company assesses whether the customer can benefit from the products and services on their own or together with other readily available resources and whether our promise to transfer the product or service to the customer is separately identifiable from other promises in the contract.
Judgment is required to determine the SSP for each distinct performance obligation. The Company rarely sells its individual breach services on a standalone basis, and accordingly, the Company is required to estimate the range of SSPs for each performance obligation. In instances where the SSP is not directly observable because the Company does not sell the service separately, the Company reviews information that includes historical discounting practices, market conditions, cost-plus analysis, and other observable inputs to determine an appropriate SSP. The Company typically has more than one SSP for individual performance obligations due to the stratification of those items by classes of customers, size of breach, and other circumstances. In these instances, the Company may use other available information such as service inclusions or exclusions, customizations to notifications, or varying lengths of call center or monitoring services in determining the SSP.
If a group of agreements are so closely related to each other that they are, in effect, part of a single arrangement, such agreements are deemed to be one arrangement for revenue recognition purposes. The Company exercises judgment to evaluate the relevant facts and circumstances in determining whether the separate agreements should be accounted for separately or as, in substance, a single arrangement. The Company’s judgments about whether a group of contracts comprises a single arrangement can affect the allocation of consideration to the distinct performance obligations, which could have an effect on results of the Company’s operations for the periods involved.
Generally, the Company has not experienced significant returns or refunds to customers. The Company’s estimates related to revenue recognition may require significant judgment and the change in these estimates could have an effect on the Company’s results of operations during the periods involved.
Contract Balances
The timing of revenue recognition may differ from the timing of invoicing to customers and these timing differences result in receivables, contract assets, or contract liabilities (deferred revenue) on the consolidated balance sheets. The Company records a contract asset when revenue is recognized prior to invoicing and records a deferred revenue liability when revenue is expected to be recognized subsequent to invoicing. For the Company’s breach services agreements, customers are typically invoiced at the beginning of the arrangement for the entire contract. When the breach agreement includes variable components related to as-incurred monitoring services, customers are invoiced monthly for the duration of the enrollment or call center period. Large contracts are typically billed 50% upfront and due upon receipt with the remaining 50% invoiced subsequently with Net 30 terms.
Contract assets are presented as other receivables within the consolidated balance sheets and primarily relate to the Company’s rights to consideration for work completed but not billed on service contracts. Contract assets are transferred to receivables when the Company invoices the customer. Contract liabilities are presented as deferred revenue and relate to payments received for services that are yet to be recognized in revenue.
During the three months ended March 31, 2022 the Company recognized $2.490 million of revenue that was included in deferred revenue at the end of the preceding year. All other deferred revenue activity is due to the timing of invoices in relation to the timing of revenue, as described above. The Company expects to recognize as revenue approximately 69% of its March 31, 2022 deferred revenue balance in the remaining quarters of 2022, 11% in the three months ended March 31, 2023 and the remainder thereafter.
During the year ended December 31, 2021, the Company recognized $7.505 million of revenue that was included in deferred revenue at the end of the preceding year. All other deferred revenue activity is due to the timing of invoices in relation to the timing of revenue, as described above. The Company expects to recognize as revenue approximately 78% of its December 31, 2021 deferred revenue balance in the year ended December 31, 2022 and the remainder thereafter.
In instances where the timing of revenue recognition differs from that of invoicing, the Company has determined that its contracts generally do not include a significant financing component. The primary purpose of invoicing terms is to provide customers with simplified and predictable ways of purchasing the Company’s services, not to facilitate financing arrangements.
Government Contracts
The Company evaluates arrangements with governmental entities containing “fiscal funding” or “termination for convenience” provisions, when such provisions are required by law, to determine the probability of possible cancellation. The Company considers multiple factors, including the history with the customer in similar transactions and budgeting and approval processes undertaken by the governmental entity. If the Company determines upon execution of these arrangements that the likelihood of cancellation is remote, it then recognizes revenues for such arrangements once all relevant criteria have been met. If such a determination cannot be made, revenues are recognized upon the earlier of cash receipt or approval of the applicable funding provision by the governmental entity for such arrangements.
Contract Costs
The Company capitalizes costs to obtain a contract or fulfill a contract. These costs are recorded as capitalized contract costs on the consolidated balance sheets. Costs to obtain a contract for a new customer are generally amortized on a straight-line basis over the estimated period of benefit. The Company determines the estimated period of benefit by taking into consideration the contractual term. The Company periodically reviews the carrying amount of the capitalized contract costs to determine whether events or changes in circumstances have occurred that could affect the period of benefit. Amortization expense associated with costs to fulfill a contract is recorded to cost of services on the Company’s consolidated statements of income, and amortization expense associated with costs to obtain a contract (sales commissions) is recorded to sales and marketing expense.

For periods prior to January 1, 2020, under ASC 605, Revenue Recognition – Multiple Element Arrangements, incremental direct costs were capitalized as setup costs and amortized ratably over the contractual period. Beginning January 1, 2020, notification costs are being expensed as fulfillment costs and recognized at a point in time. Call center costs, also fulfillment costs, are being capitalized and amortized over time. Sales commissions, which are incremental costs to obtain contracts, are generally recognized ratably over the contractual period of the applicable agreement.
Income Taxes
The Company provides for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax effect of differences between recorded assets and liabilities and their respective tax basis along with operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the rate change becomes effective. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained in the event of a tax audit.
Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest related to unrecognized tax benefits in interest expense. $105,196 in penalties and interest have been accrued to expense as of March 31, 2022 and $84,194 and $32,043 in penalties and interest have been accrued to expense as of December 31, 2021 and 2020 and are discussed further in Note 11 Income Taxes in the notes to the consolidated financial statements included in this proxy statement/prospectus. No interest or penalties have been accrued or charged to expense as of or for the year ended December 31, 2019.
Deferred tax assets are reduced by a valuation allowance when, in management’s opinion, it is more likely than not that some portion or all the deferred tax assets will not be realized. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. The Company’s valuation allowance is based on available evidence, including its current year and prior year operating losses, evaluation of positive and negative evidence with respect to certain specific deferred tax assets including evaluating sources of future taxable income to support the realization of the deferred tax assets.
The Company’s income tax returns are generally subject to examination by taxing authorities for a period of three years from the date they are filed. Tax authorities may have the ability to review and adjust net operating loss or tax credit carryforwards that were generated prior to these periods if utilized in an open tax year. As of March 31, 2022 and December 31, 2021, the Company’s income tax returns for the years ended December 31, 2016 through 2021 are subject to examination by the Internal Revenue Service and applicable state and local taxing authorities.
Quantitative and Qualitative Disclosures about Market Risk
IDX’s operations are in the United States, and it is exposed to market risk in the ordinary course of its business.
Interest Rate Risk
As of March 31, 2022 and December 31, 2021, IDX had no short or long-term investments.
Foreign Currency Exchange Risk
To date, all of IDX’s sales contracts have been denominated in U.S. dollars, and therefore its revenue is not subject to foreign currency risk. Operating expenses are incurred within the United States and are denominated in U.S. dollars.
Emerging Growth Company (“EGC”) Status
IDX is an emerging growth company (“EGC”), as defined in the JOBS Act. Under the JOBS Act, EGCs can delay adopting new or revised accounting standards applicable to public companies issued after the enactment of the JOBS Act until those standards apply to private companies. IDX has elected to use this extended transition period for complying with certain new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date IDX (i) is no longer an EGC or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, IDX’s consolidated financial statements may or may not be comparable to the financial statements of issuers who comply with new or revised accounting pronouncements as of public companies’ effective dates, which may make IDX’s common stock less attractive to investors.
Recent Accounting Pronouncements
See Notes 2x. Standards Issued and Adopted and 2y. Standards Issued but Not Yet Effective to the consolidated financial statements for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of the date of this proxy statement/prospectus..
Liquidity and Capital Resources
Sources and Uses of Funds
As of March 31, 2022, IDX had $15.697 million of cash and cash equivalents. As of December 31, 2021, IDX had $17.986 million of cash and cash equivalents. IDX believes that existing cash and cash equivalents will be sufficient to support working capital and capital expenditure requirements for at least the next twelve months. Since inception, IDX has financed operations primarily through credit facilities and positive cash flow related to its OPM Contract. Principal uses of cash are cost of services provided to its customers such as notification printing and monitoring and personnel related expenses. In August 2016, IDX and ITGS, Inc., as co-borrowers, entered into a credit facility with Comerica Bank (“Lender”) (the “Comerica Credit Facility”), which was amended and restated in December 2020 and further amended in July 2021. The current Comerica Credit Facility provides for a secured term loan facility in an aggregate principal amount of $10 million. IDX’s obligations under the Comerica Credit Facility are secured by substantially all its assets. As of March 31, 2022 and December 31, 2021, there was $10 million in principal amount outstanding under the Comerica Credit Facility.
Interest is payable monthly and accrues at the prime referenced rate plus 1.5% per year, which was 5.00% as of March 31, 2022 and 4.75% as of Decemebr 31, 2021. The outstanding principal amount of the term loan is payable in thirty-six equal monthly installments beginning on July 1, 2022 and continuing through the maturity date in June 2025. IDX may prepay the term loan, in whole or in part, at any time, without penalty or premium. Any amounts, once repaid, may not be reborrowed.
The Comerica Credit Facility contains customary affirmative and negative covenants for this type of facility, including, among others, restrictions on dispositions, any change in control, mergers or consolidations, acquisitions, investments, incurrence of debt, granting of liens, payments of dividends or distributions and certain transactions with affiliates, in each case subject to certain exceptions. The Comerica Credit Facility also contains a minimum EBITDA financial covenant requiring that IDX generate minimum EBITDA of not less than $3 million during any trailing twelve-month period.
The events of default under the Comerica Credit Facility include, among others, subject to grace periods in certain instances, payment defaults, covenant defaults, bankruptcy and insolvency defaults, cross-defaults to other indebtedness, judgment defaults, a material adverse change default and a default in the event that the contract with the OPM Contract is canceled or terminated. Upon the occurrence and during the continuance of an event of default, Lender may declare all outstanding principal and accrued and unpaid interest under the credit facility immediately due and payable, increase the applicable interest rate by 5%, and may exercise other rights and remedies provided under the Comerica Credit Facility. IDX intends to repay and terminate the credit facility at the Closing.
ID Experts Holdings, Inc. is a party to that certain Convertible Promissory Note Purchase Agreement, dated as of December 18, 2018, by and among ID Experts Holdings, Inc. and certain ID Experts Holdings, Inc. shareholders, pursuant to which it has issued certain convertible promissory notes.
From time to time, IDX may explore additional financing sources and means to lower its cost of capital, which could include equity, equity-linked and debt financing. IDX cannot assure you that any additional financing will be available to it on acceptable terms, or at all. If IDX raises additional funds by issuing equity or equity-linked securities, the ownership of the existing shareholders will be diluted. If IDX raises additional financing by the incurrence of indebtedness, IDX may be subject to increased fixed payment obligations and could be subject to additional restrictive covenants, such as limitations on its ability to incur additional debt, and other operating restrictions that could adversely impact IDX’s ability to conduct business. Any future indebtedness IDX incurs may result in terms that could be unfavorable to equity investors. There can be no assurances that IDX will be able to raise additional capital. The inability to raise capital would adversely affect IDX’s ability to achieve its business objectives.

INDEBTEDNESS
Stifel Loan and Security Agreement
On January 7, 2021, ZeroFox entered into a loan and security agreement with Stifel Bank, which was most recently amended on February 10, 2022 (as amended, the “Stifel Loan Agreement”). The Stifel Loan Agreement provides ZeroFox with the ability to borrow up to $15 million in formula revolving line advances which bear interest at a variable annual rate equal to the greater of (i) 1.00% above the prime rate then in effect or (ii) 4.50%. The Stifel Loan Agreement requires monthly, interest-only payments and quarterly fees in arrears equal to 0.25% per annum of the unused portion of the revolving line of credit. As of January 31, 2022, ZeroFox has drawn down on all $15 million available for advance under the Stifel Loan Agreement.
Borrowings under the Stifel Loan Agreement are secured by a continuing first priority lien on all issued and outstanding shares of capital stock of ZeroFox’s subsidiaries (except for any foreign subsidiaries, for which 65% of such capital stock is pledged) and on all other assets, including intellectual property, of ZeroFox.
Pursuant to the Stifel Loan Agreement, ZeroFox is subject to certain affirmative and negative covenants during the term of the agreement, including certain financial covenants and limitations on ZeroFox’s ability to incur additional debt, pay dividends and make certain investments. Obligations under the Stifel Loan Agreement are subject to acceleration upon the occurrence of specified events of default, including failure to make timely payments or to comply with the aforementioned covenants.
In connection with entering into the Stifel Loan Agreement, ZeroFox issued a warrant to Stifel Bank to purchase 107,408 shares of its Series E Preferred Stock at an exercise price of $1.86205 per share. The warrant remains outstanding and is exercisable at any time until its expiration on January 7, 2031. In connection with the second amendment to the Stifel Loan Agreement, on December 8, 2021 ZeroFox issued a second warrant to Stifel Bank to purchase an additional 161,113 shares of its Series E Preferred Stock at the same exercise price. This second warrant expires on December 8, 2031. It is expected that these warrants will be exercised for an aggregate of 154,254 shares of New ZeroFox Common Stock prior to the Closing.
Orix Loan and Security Agreement
On January 7, 2021, ZeroFox entered into a subordinated loan facility with ORIX Growth Capital, LLC (“Orix”), which was amended most recently on February 10, 2022 (as amended, the “Orix Loan Agreement”). Under this term loan facility, ZeroFox may borrow up to $37.5 million.
Outstanding principal under the Orix Loan Agreement bears interest at a variable annual rate equal to the greater of (i) 6.75% above the highest prime rate then in effect or (ii) 10.00% and requires accrued interest to be paid monthly in arrears together with equal monthly payments of principal. As of January 31, 2022, ZeroFox has drawn down on $30 million available for disbursement under the Orix Loan Agreement.
Obligation under the Orix Loan Agreement are subordinated in all respects to ZeroFox’s obligations under the Stifel Loan Agreement and are secured by an all-assets lien, which includes the capital stock of ZeroFox’s subsidiaries (except for any foreign subsidiaries, for which 65% of such capital stock is pledged).
Pursuant to the Orix Loan Agreement, ZeroFox is subject to certain affirmative and negative covenants during the term of the agreement, including certain financial covenants and limitations on ZeroFox’s ability to incur additional debt, pay dividends and make certain investments. Obligations under the Orix Loan Agreement are subject to acceleration upon the occurrence of specified events of default, including failure to make timely payments or breach of covenant.
In connection with entering into the Orix Loan Agreement, ZeroFox issued a warrant to Orix to purchase 644,451 shares of its Series E Preferred Stock at an exercise price of $1.86205 per share. The warrant remains outstanding and is exercisable at any time until its expiration on January 7, 2031. In connection with the fourth amendment to the Orix Loan Agreement, on February 10, 2022, ZeroFox issued a second warrant to Orix to purchase an additional 161,112 shares of its Series E Preferred Stock at the same exercise price. This second warrant expires on February 10, 2032. It is expected that these warrants will be exercised for an aggregate of 462,764 shares of New ZeroFox Common Stock prior to the Closing. Additionally, on February 10, 2022, ZeroFox borrowed the remaining $7.5 million under the Orix Loan Agreement.

PIK Promissory Notes
On December 16, 2021, ZeroFox issued the ZeroFox PIK Promissory Notes to related parties for an aggregate purchase price of $5.0 million. Such ZeroFox PIK Promissory Notes accrue interest that will be paid-in-kind at a rate of 5.0% per annum and mature upon the earlier of the Closing and the one-year anniversary of the date of issuance. If the Closing occurs, the repayment of the original principal amount of the ZeroFox PIK Promissory Notes may be offset against amounts owed by such related parties under their respective Common Equity Subscription Agreements.
Unsecured Note
In connection with its acquisition of all of the outstanding shares of VigilanteATI, Inc. (the “Vigilante Acquisition”) from InfoArmor, Inc. (“InfoArmor”), on June 7, 2021 ZeroFox issued an unsecured promissory note to InfoArmor, as the purchase price consideration for Vigilante Acquisition, in the original principal amount of $3.75 million (the “InfoArmor Note”). The InfoArmor Note carries a 5.5% interest rate, matures on June 7, 2025 and is subordinated in all respects to the Stifel Loan Agreement and the Orix Loan Agreement. Under the InfoArmor Note, ZeroFox is required to make quarterly payments of principal and accrued interest.

MANAGEMENT OF THE COMPANY FOLLOWING THE BUSINESS COMBINATION
The following table sets forth certain information, as of the date of this proxy statement/prospectus, concerning the persons who are expected to serve as directors and executive officers of New ZeroFox following the consummation of the Business Combination and assuming the election of the nominees at the Shareholder Meeting as set forth in “Proposal No. 9 – The Director Election Proposal.”
Name	Age	Position
James C. Foster	43	Chief Executive Officer and Chairman of the Board
Kevin T. Reardon	49	Chief Operating Officer
Timothy S. Bender	53	Chief Financial Officer
Michael Price	43	Chief Technology Officer
John R. Prestridge, III	62	Chief Marketing Officer
Scott O’Rourke	47	Chief Revenue Officer
Thomas P. FitzGerald	56	General Counsel and Corporate Secretary
Peter Barris	70	Director
Sean Cunningham	64	Director
Adam Gerchen	40	Director
Todd P. Headley	59	Director
Thomas F. Kelly	69	Director
Samskriti King	48	Director
Corey M. Mulloy	51	Director
Under the Proposed Certificate of Incorporation and Proposed Bylaws, we will have a classified board of directors following the Closing, with three directors in Class I (Peter Barris, Corey M. Mulloy and Sean Cunningham), each to initially serve for a term expiring at the first annual meeting of shareholders following the Closing expected to be held in 2023, two directors in Class II (Samskriti King and Thomas F. Kelly), each to initially serve for a term expiring at the second annual meeting of shareholders following the Closing expected to be held in 2024, and three directors in Class III (James C. Foster, Todd Headley, and Adam Gerchen), each to initially serve for a term expiring at the third annual meeting of shareholders following the Closing expected to be held in 2025. At each such annual meeting and each succeeding annual meeting, directors shall be elected for a term of three years.
Directors
James C. Foster is a co-founder of ZeroFox where he has served as Chairman and Chief Executive Officer since 2013. From 2010 to 2012, Mr. Foster served as a Senior Vice President at Accuvant, Inc. where he was responsible for accelerating growth and profitability following the acquisition of Ciphent, Inc. in 2010. From 2006 to 2010, Mr. Foster was the founder and Chief Executive Officer of Ciphent, Inc. before its sale to Accuvant. Mr. Foster has a history of working in high-growth cybersecurity startups including Guardent (acquired by Verisign) and Foundstone (acquired by McAfee). Earlier in his career, Mr. Foster worked in various roles supporting the United States Department of Defense and its contractor base. He holds a B.S. in software applications from Capitol University and is a Fellow at The Wharton School of Business at the University of Pennsylvania. Mr. Foster has authored or co-authored over a dozen books relating to cybersecurity including Buffer Overflow Attacks, Writing Security Tools and Exploits, and Sockets Shellcode Porting. We believe Mr. Foster is qualified to serve on the New ZeroFox Board due to, among other things, the experience he brings as the founder, Chief Executive Officer and current Chairman of the board of directors of ZeroFox.
Peter Barris has served as a member of the ZeroFox board of directors since 2014. From 1999 to 2017, Mr. Barris was the Managing General Partner of New Enterprise Associates (“NEA”), a venture capital firm with over $20 billion of assets under management. After retiring in 2019, Mr. Barris has served as NEA’s chairman. Under his leadership, NEA invested in transformative technology companies including CareerBuilder, Tableau, Diapers.com, Groupon, Jet.com, Juniper Networks, Macromedia, Salesforce.com, TiVo, and Workday. Mr. Barris also serves on the board of directors of Groupon, Inc. (Nasdaq: GRPN), Sprout Social, Inc. (Nasdaq: SPT), Berkshire Grey, Inc. (Nasdaq: BGRY) and NextNav Inc. (Nasdaq: NN) and is currently a director of several private companies. Prior to joining NEA, Mr. Barris was President and Chief Operating Officer of Legent Corporation and Senior Vice President of the Systems Software Division of UCCEL Corporation. Prior to his

time at Legent Corporation, Mr. Barris spent almost a decade at General Electric Company (NYSE: GE) in a variety of management positions, including Vice President and General Manager at GE Information Services. He is Vice-Chair of the Northwestern University Board of Trustees and serves on the board of trustees of In-Q-Tel and the Brookings Institution. Mr. Barris has also served on the Executive Committee of the Board of the National Venture Capital Association and was a founding member of Venture Philanthropy Partners, a philanthropic organization in the Washington, D.C. area. Mr. Barris received a B.S.E.E. from Northwestern University and an M.B.A. from the Tuck School of Business at Dartmouth. We believe Mr. Barris is qualified to serve on the New ZeroFox Board due to, among other things, his service on the ZeroFox board of directors and his many years of experience leading and investing in transformative technology companies and his public company board experience.
Corey M. Mulloy joined ZeroFox as a director in 2015. He is a partner at Highland Capital Partners, which he joined in 1997. While at Highland, Mr. Mulloy has worked closely with the founders of several portfolio companies, including seven that completed public offerings and twenty that exited through acquisition transactions. Prior to Highland, Mr. Mulloy worked as a financial analyst at Robertson, Stephens & Co., L.L.C., an investment bank, and The Whitman Group. Mr. Mulloy previously served on the board of directors of Gigamon, Inc. (listed on NYSE until 2018: GIMO) and serves as a director of a number of private companies. Mr. Mulloy has served on the Swarthmore College Board of Managers since 2020 and the College’s Investment Committee since 2007. Mr. Mulloy received a B.A. in economics from Swarthmore College and an M.B.A. from Harvard Business School. We believe Mr. Mulloy is qualified to serve on the New ZeroFox Board due to, among other things, his service on the ZeroFox board of directors, his many years of leadership in investment banking working with portfolio companies that completed public offerings and his public company board experience.
Todd P. Headley joined ZeroFox as a director in 2014. Mr. Headley previously served as a director of Qualys, Inc. (NASDAQ: QLYS) from 2015 to 2018, LogRhythm, Inc. from 2014 to 2018, Phantom Cyber from 2015 to 2018 and was the Chief Financial Officer of Sourcefire, Inc. (listed on NASDAQ until 2013: FIRE) from 2003 until its acquisition by Cisco Systems, Inc. in 2013. Prior to Sourcefire, Mr. Headley held key financial management positions in four venture-backed technology start-ups: Riverbed Technologies, Roadshow, BioNetrix and POMS. Mr. Headley also currently serves on the Executive Board of the Virginia Tech University APEX Center for Entrepreneurs. From 1992-2003 Mr. Headley held key financial management positions in several venture-backed technology start-ups, four of which were successfully acquired. Mr. Headley began his career in 1985 in public accounting with Arthur Andersen LLP. He is a CPA and holds a B.S. in accounting from Virginia Tech. We believe Mr. Headley is qualified to serve on the New ZeroFox Board due to, among other things, his service on the ZeroFox board of directors, his many years serving as director of public companies in the technology space and his extensive financial management and accounting background.
Samskriti King joined ZeroFox as a director in 2021. Since 2019, Ms. King has been the Chief Executive Officer of Veracode, Inc., a leading provider of application security testing. She was one of the earliest employees of Veracode when the company was founded over 15 years ago and also served as Veracode’s Chief Strategy Officer, Executive Vice President for Product Strategy and Corporate Development and Vice President of Product Marketing and Service Delivery. Prior to Veracode, Ms. King held leadership positions in cybersecurity and technology companies including Verisign and Razorfish. Ms. King currently serves as a director of Progress Software Corporation (NASDAQ: PRGS) and is a member of the Board of Trustees of the Massachusetts Technology Leadership Council. She earned her B.S. in computer science from the University of Strathclyde in Glasgow, Scotland, where she earned the prestigious Charles Babbage Award, awarded to the student with the highest academic achievement in the graduating class. Ms. King received her M.S.E. in computer and information science from the University of Pennsylvania. We believe Ms. King is qualified to serve on the New ZeroFox Board due to, among other things, her chief executive leadership running an application security testing business and current public company board experience.
Thomas F. Kelly has served as President and Chief Executive Officer of IDX since 2017. From 2016 to 2017, Mr. Kelly served as a cybersecurity industry consultant. In the prior twenty years, Mr. Kelly was Chief Executive Officer of several software and security companies including AccelOps between 2015 and 2016 (acquired by Fortinet, 2016), Moxie Software, MontaVista Software (acquired by Cavium, 2009), BlueStar Solutions (acquired by Affiliated Computer Services, 2004) and Blaze Software (IPO then acquired, 2000). In the prior 25 years of his career, Mr. Kelly held executive leadership operating roles at several companies including Cirrus Logic, Cadence Design Systems, and Frame Technology (acquired by Adobe, 1995). Mr. Kelly has served on numerous corporate boards over his career including at FEI, Epicor Software, and Blaze Software, and currently is on the board of directors of Fabrinet (NYSE: FN). Mr. Kelly received a B.S. in economics from Santa Clara University, and serves on several community and academic advisory boards. We believe Mr. Kelly is qualified to serve on the New ZeroFox Board due to, among other things, his operational experience as Chief Executive Officer of IDX and extensive public company leadership and public company board experience.
Sean Cunningham joined IDX as a director in 2016. Mr. Cunningham is currently Managing Director of ForgePoint Capital, which he joined in 2015. Prior to ForgePoint Capital, Mr. Cunningham led cybersecurity investment strategy at Intel Capital, most recently as Director of Venture Investments for over 15 years. Mr. Cunningham’s prior roles at Intel since 1994 also included the role of Marketing Director. Prior to Intel, Mr. Cunningham held various leadership positions at Sequent Computers and at ISC Systems. Mr. Cunningham also serves on the board of directors of a number of other private companies, including DeepSee.ai, Cloudentity, Anitian, and ReversingLabs. Mr. Cunningham has also served on the Gonzaga University School of Business Entrepreneurship Advisory Board. Mr. Cunningham holds a B.B.A. in finance and an M.B.A. from Gonzaga University. We believe Mr. Cunningham is qualified to serve on the New ZeroFox Board due to, among other things, his experience as a venture capital investor in cybersecurity technology and guiding successful companies.
Adam Gerchen is the current Chief Executive Officer of L&F and serves on its board of directors and has served in both roles since 2020. Mr. Gerchen has also served as co-founder and Chief Executive Officer of Keller Lenkner, a law firm that has developed unique arbitration strategies and other innovations in mass actions since 2018. Additionally, in order to serve the large number of firm clients, and address the complexity of various areas of law, Mr. Gerchen also built a separate servicing business at Keller Lenkner in 2018 that combines client origination, intake, customer relationship management, IT, and settlement administration. From 2016 to 2017, Mr. Gerchen served as President of Burford Capital Limited (LSE: BUR) (“Burford”), the leading global finance firm focused on law. Previously, Mr. Gerchen co-founded and served as Chief Executive Officer of Gerchen Keller Capital (“GKC”) from 2013 until GKC’s sale in 2016 to Buford. Prior to its acquisition, GKC grew into the largest private investment and advisory firm focused exclusively on legal and regulatory risk, raising $1.4 billion of institutional capital. Across both organizations, products developed for and deployed into the legal sector included single-case litigation finance, portfolio funding, risk management & insurance, claim monetization, post-settlement, bankruptcy & insolvency, international arbitration, and patent and intellectual property. Mr. Gerchen holds a B.A. in economics from Brown University and a J.D. from Harvard Law School. We believe Mr. Gerchen is qualified to serve on the New ZeroFox Board due to, among other things, his chief executive experience running L&F and two other successful investment firms.
Executive Officers
For information about James C. Foster, please see “Directors” above.
Kevin T. Reardon joined ZeroFox in 2020 as Chief Operating Officer. From 2016 to 2019, Mr. Reardon led Consulting, Strategy and Field Engineering for Symantec Corporation and helped transition the company on its sale to Broadcom, Inc. From 2015 to 2016, Mr. Reardon was Chief Information Security Officer for Blue Coat Systems, which was acquired by Symantec. From 2006 to 2015, Mr. Reardon was at McAfee Security and Intel Security in various senior leadership roles for Operations, Consulting, Strategy and the Office of the Chief Technology Officer. Mr. Reardon holds a B.S. in computer information systems from the University of Scranton.
Timothy S. Bender joined ZeroFox in 2016 as Chief Financial Officer. From 2012 to 2016, Mr. Bender served as Chief Financial Officer of Motionsoft, Inc., a provider of business and management solutions for member-based organizations in the fitness industry. From 2001 to 2012, Mr. Bender served as Vice President, Accounting and Corporate Controller of Vocus, Inc. (listed on Nasdaq until 2014: VOCS). Mr. Bender holds a B.S.B.A. in accounting from Geneva College and is a CPA (currently inactive).
Michael Price joined ZeroFox in 2015 as its Chief Technology Officer, where he is responsible for leading and setting the vision for its technology. He oversees all aspects of engineering, research and development. Prior to ZeroFox, Mr. Price founded the mobile vulnerability intelligence company, Vulnr, serving as its Chief Executive Officer. From 2011 to 2013, Mr. Price served as the Vice President of Engineering of Appthority, and from 2001 to 2010 Mr. Price worked at McAfee, where he focused initially on enterprise vulnerability management and later served as the regional lead for McAfee Labs in Latin America. Mr. Price holds a B.S. in Security and Risk Analysis from The Pennsylvania State University. He is presently a graduate student at The

Citadel, where he studies Intelligence and Security and also currently serves on a volunteer basis in support of State of Maryland and United States Armed Forces cybersecurity efforts.
John R. Prestridge, III joined ZeroFox in 2020 as its Chief Marketing Officer. He is a senior enterprise marketing, product, and sales executive with decades of experience delivering results for B2B software companies. From 2017 to 2020, Mr. Prestridge was Senior Vice President of North America and Global Chief Marketing Officer for EasyVista, Inc., a global information technology service management (ITSM) software company, and from 2009 to 2017, he was Vice President of Marketing and Product Strategy for SunView Software, Inc. Mr. Prestridge also held senior leadership roles in solutions and product marketing at Citrix Systems over his eight year tenure there.
Scott O’Rourke became the global leader of ZeroFox sales and Chief Revenue Officer in 2017. Prior to taking this role, Mr. O’Rourke was responsible for establishing the ZeroFox Commercial Sales team in 2015 and leading all US-based sales efforts since 2016. Before joining ZeroFox, Mr. O’Rourke held numerous sales leadership roles, including serving as the Vice President of Enterprise Sales at Trustwave and sales positions at Interactions Corporation, Verizon and AT&T. Mr. O’Rourke received a B.S. in civil engineering from Virginia Tech and an M.B.A. in finance from Johns Hopkins University.
Thomas P. FitzGerald joined ZeroFox in 2021 as its General Counsel and Corporate Secretary. From 2013 to 2020, Mr. FitzGerald worked as an attorney at Cisco Systems, Inc. supporting the networking and security businesses, most recently of which he served as Senior Director, Legal where he managed the team of attorneys primarily responsible for Cisco’s Security Business Group. Mr. FitzGerald was the Vice President and Deputy General Counsel of Sourcefire, Inc. (listed on NASDAQ until 2013: FIRE) from 2009 until its acquisition by Cisco in 2013. From 1998 to 2009, Mr. FitzGerald worked in private practice at various national law firms in which his practice focused on emerging growth technology companies. Mr. FitzGerald received a B.A. in economics from Trinity College and a J.D. from American University.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Upon consummation of the Business Combination, the New ZeroFox Board will adopt Corporate Governance Guidelines that address items such as the qualifications and responsibilities of its directors and director candidates and corporate governance policies and applicable standards. In addition, the New ZeroFox Board will adopt a Code of Business Conduct and Ethics that applies to all of its employees, officers and directors, including its Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of the New ZeroFox Board’s Corporate Governance Guidelines and its Code of Business Conduct and Ethics will be posted on New ZeroFox’s website, following consummation of the Business Combination. New ZeroFox intends to make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its website rather than by filing a Current Report on Form 8-K.
Board Composition
When considering whether directors and director nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the New ZeroFox Board to satisfy its oversight responsibilities effectively in light of its business and structure, the New ZeroFox Board expects to focus primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above in order to provide an appropriate mix of experience and skills relevant to the size and nature of its business.
Director Independence
Upon the Closing, the New ZeroFox Board is expected to determine that each of the directors on the New ZeroFox Board other than James C. Foster and Thomas F. Kelly will qualify as independent directors, as defined under the rules of the Nasdaq Stock Market, and the New ZeroFox Board will consist of a majority of “independent directors,” as defined under the rules of the SEC and the Nasdaq Stock Market relating to director independence requirements. In addition, New ZeroFox will be subject to the rules of the SEC and the Nasdaq Stock Market relating to the membership, qualifications, and operations of the audit committee, as discussed below.

Role of Board in Risk Oversight
The New ZeroFox Board will have extensive involvement in the oversight of risk management related to New ZeroFox and its business and will accomplish this oversight through the regular reporting to the New ZeroFox Board by the audit committee. The audit committee will represent the New ZeroFox Board by periodically reviewing New ZeroFox’s accounting, reporting and financial practices, including the integrity of its financial statements, the surveillance of administrative and financial controls and its compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee will review and discuss all significant areas of New ZeroFox’s business and summarize for the New ZeroFox Board all areas of risk and the appropriate mitigating factors. In addition, the compensation committee and the nominating and corporate governance committee will review and report to the New ZeroFox Board with regard to areas of risk management that such Board committees oversee.
Committees of the Board
The New ZeroFox Board will direct the management of New ZeroFox’s business and affairs, as provided by Delaware law, and will conduct its business through meetings of the New ZeroFox Board and its standing committees. New ZeroFox will have a standing audit committee, compensation committee and nominating and corporate governance committee, each of which will operate under a written charter.
In addition, from time to time, special committees may be established under the direction of the New ZeroFox Board when the Board deems it necessary or advisable to address specific issues. Following the Business Combination, current copies of New ZeroFox’s committee charters will be posted on its website, as required by applicable SEC and Nasdaq Stock Market rules. The information on or available through any of such website is not deemed incorporated in this proxy statement/prospectus and does not form part of this proxy statement/prospectus.
Audit Committee
Upon the Closing, New ZeroFox’s audit committee is expected to consist of Todd P. Headley, Peter Barris and Sean Cunningham. The New ZeroFox Board is expected to determine that each of these individuals will satisfy the independence requirements of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act, Rule 10A-3 under the Exchange Act and the applicable listing standards of the Nasdaq Stock Market. Each member of New ZeroFox’s audit committee will satisfy the requirements for financial literacy under the applicable Nasdaq Stock Market rules. In arriving at this determination, the New ZeroFox Board will examine each audit committee member’s scope of experience and the nature of their prior and/or current employment.
The New ZeroFox Board will determine that Mr. Headley qualifies as an audit committee financial expert within the meaning of SEC regulations and meets the financial sophistication requirements of the Nasdaq Stock Market rules. In making this determination, the New ZeroFox Board will consider Mr. Headley’s formal education and previous and current experience in financial and accounting roles. Both New ZeroFox’s independent registered public accounting firm and management periodically will meet privately with New ZeroFox’s audit committee.
The audit committee’s responsibilities will include, among other things:
•	appointing, compensating, retaining, evaluating, terminating and overseeing New ZeroFox’s independent registered public accounting firm;
•	discussing with New ZeroFox’s independent registered public accounting firm their independence from management;
•	reviewing with management and New ZeroFox’s independent registered public accounting firm the scope and results of their audit;
•	pre-approving all audit and permissible non-audit services to be performed by New ZeroFox’s independent registered public accounting firm;
•
overseeing the financial reporting process and discussing with management and New ZeroFox’s independent registered public accounting firm the interim and annual financial statements that New ZeroFox files with the SEC;

•	reviewing and monitoring New ZeroFox’s accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements; and

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters.
Compensation Committee
Upon the Closing, New ZeroFox’s compensation committee is expected to consist of Corey M. Mulloy and Samskriti King. The New ZeroFox Board is expected to determine that Mr. Mulloy and Ms. King are non-employee directors, as defined in Rule 16b-3 promulgated under the Exchange Act. The New ZeroFox Board also is expected to determine that Mr. Mulloy and Ms. King are “independent” as defined under the applicable Nasdaq listing standards, including the standards specific to members of a compensation committee. The compensation committee’s responsibilities will include, among other things:
•
reviewing and approving corporate goals and objectives relevant to the compensation of New ZeroFox’s Chief Executive Officer, evaluating the performance of New ZeroFox’s Chief Executive Officer in light of these goals and objectives and setting or making recommendations to the New ZeroFox Board regarding the compensation of New ZeroFox’s Chief Executive Officer;

•	reviewing and setting or making recommendations to New ZeroFox's Board regarding the compensation of the other executive officers;
•	making recommendations to New ZeroFox's Board regarding the compensation of New ZeroFox's directors;
•	reviewing and approving or making recommendations to New ZeroFox's Board regarding New ZeroFox's incentive compensation and equity-based plans and arrangements; and
•	appointing and overseeing any compensation consultants.
Nominating and Corporate Governance Committee
Upon the Closing, New ZeroFox's nominating and corporate governance committee is expected to consist of Adam Gerchen and Peter Barris. The New ZeroFox Board is expected to determine that each of Adam Gerchen and Peter Barris is “independent” as defined under the applicable listing standards of Nasdaq and SEC rules and regulations.
The nominating and corporate governance committee’s responsibilities will include, among other things:
•	identifying individuals qualified to become members of New ZeroFox's Board, consistent with criteria approved by New ZeroFox's Board;
•	recommending to New ZeroFox's Board the nominees for election to New ZeroFox's Board at annual meetings of New ZeroFox's shareholders;
•	overseeing an evaluation of New ZeroFox's Board and its committees; and
•	developing and recommending to New ZeroFox's Board a set of corporate governance guidelines.
New ZeroFox’s Board may from time to time establish other committees.
Compensation Committee Interlocks and Insider Participation
None of the expected New ZeroFox executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity, that has one or more executive officers who are expected to serve as a member of the New ZeroFox Board.
Related Person Transactions Policy of New ZeroFox
Upon the Closing, it is anticipated that the New ZeroFox Board will adopt a written Related Person Transactions Policy that will set forth New ZeroFox’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” New ZeroFox’s audit committee will approve only those transactions that it determines are fair to us and in New ZeroFox’s best interests.

A “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which New ZeroFox or any of its subsidiaries was, is or will be a participant, the amount of which involved exceeds $120,000, and in which any related person had, has or will have a direct or indirect material interest. A “Related Person” means:
•	any person who is, or at any time since the beginning of New ZeroFox’s last fiscal year was, one of New ZeroFox’s executive officers or a member or nominee to become a member of New ZeroFox's Board;
•	any person who is known by New ZeroFox to be the beneficial owner of more than 5% of our voting stock;
•
any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law of a director, officer or a beneficial owner of more than 5% of our voting stock, and any person (other than a tenant or employee) sharing the household of such director, nominee for director, executive officer or beneficial owner of more than 5% of our voting stock; or

•
any firm, corporation or other entity in which any of the foregoing persons is employed as an executive officer or is a general partner, managing member or principal or in a similar position or in which such person has a 10% or greater beneficial ownership interest.

It is also anticipated that New ZeroFox will have policies and procedures designed to minimize potential conflicts of interest arising from any dealings it may have with its affiliates and to provide appropriate procedures for the disclosure of any real or potential conflicts of interest that may exist from time to time. Specifically, pursuant to New ZeroFox’s Related Person Transactions Policy, the audit committee will have the responsibility to review related person transactions.
Limitation on Liability and Indemnification Matters
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. New ZeroFox’s Proposed Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director to the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time. The effect of these provisions is to eliminate the rights of New ZeroFox and its shareholders, through shareholders’ derivative suits on New ZeroFox's behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.
New ZeroFox’s Proposed Certificate of Incorporation will permit and the Proposed Bylaws will obligate New ZeroFox to indemnify, to the fullest extent permitted by the DGCL, any director or officer of New ZeroFox who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director or officer of New ZeroFox or is or was serving at the request of New ZeroFox as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. New ZeroFox will not be obligated to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person unless the Proceeding (or part thereof) was, or is, authorized by the New ZeroFox Board, and the New ZeroFox Board determines to provide the indemnification, or is otherwise required by applicable law. In addition, the Proposed Bylaws require New ZeroFox, to the fullest extent permitted by law, to pay, in advance of the final disposition of a Proceeding, expenses (including attorneys’ fees) actually and reasonably incurred by an officer or director of New ZeroFox in defending any Proceeding, upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under the Proposed Bylaws or the DGCL.
New ZeroFox expects to enter into an indemnification agreement with each of its directors and executive officers that provides for indemnification to the maximum extent permitted by Delaware law.

New ZeroFox believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers. The limitation of liability and indemnification provisions in New ZeroFox's Proposed Certificate of Incorporation and Proposed Bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit New ZeroFox and its shareholders. In addition, your investment may be adversely affected to the extent New ZeroFox pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

EXECUTIVE AND DIRECTOR COMPENSATION
L&F
Prior to the consummation of the Business Combination, none of the executive officers or directors of L&F received any cash compensation for services rendered. The Sponsor, executive officers, directors and their respective affiliates are reimbursed for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination. The audit committee reviews on a quarterly basis all payments that were made to the Sponsor, executive officers, directors and our or their respective affiliates. We note that certain named executive officers have economic interests in our Sponsor. For more information about the interests of our Sponsor in the Business Combination, please see the sections entitled “Proposal No. 2 - The Business Combination Proposal — Interests of Certain Persons in the Business Combination,” “Proposal No. 2 - The Business Combination Proposal — Conflicts of Interest and Waiver of Corporate Opportunity Doctrine” and “Risk Factors.”
ZeroFox
Throughout this section, unless otherwise noted, “ZeroFox,” “we,” “us,” “our” and similar terms refer to ZeroFox, Inc. and its subsidiaries.
To achieve ZeroFox’s goals, ZeroFox has designed, and intends to modify as necessary, its compensation and benefits program to attract, retain, incentivize and reward deeply talented and qualified executives who share its philosophy and desire to work towards achieving these goals.
ZeroFox believes its compensation program should promote the success of the company and align executive incentives with the long-term interests of its shareholders. ZeroFox’s current compensation programs reflect its startup origins in that they consist primarily of salary and stock option awards. As ZeroFox’s needs evolve, ZeroFox intends to continue to evaluate its philosophy and compensation programs as circumstances require.
This section provides an overview of ZeroFox’s executive compensation programs, including a narrative description of the material factors necessary to understand the information disclosed in the summary compensation table below.
The ZeroFox Board, with input from its Chief Executive Officer, has historically determined the compensation for ZeroFox’s named executive officers. For the year ended January 31, 2022, ZeroFox’s named executive officers were:
•	James C. Foster, Chief Executive Officer
•	Kevin Reardon, Chief Operating Officer
•	Scott O’Rourke, Chief Revenue Officer
Summary Compensation Table
The following table sets forth information concerning the compensation of the named executive officers for the year ended January 31, 2022.
Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-equity Incentive Compensation ($)	All Other Compensation ($)(2)	Total ($)
James C. Foster, Chief Executive Officer	2022	287,770	—	$175,000	12,000	$465,770
Kevin Reardon, Chief Operating Officer	2022	285,000	1,262,472	$175,000	—	$1,722,472
Scott O’Rourke, Chief Revenue Officer	2022	268,852	160,702	$281,232	14,269	$724,645
(1)
The amounts in this column represent the aggregate grant-date fair value of awards granted to each named executive officer, computed in accordance with the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. See Note 11 to ZeroFox’s audited financial statements included elsewhere in this proxy statement/prospectus for a discussion of the assumptions made by ZeroFox in determining the grant-date fair value of ZeroFox’s equity awards.

(2)	The amounts in this column represents a monthly expense allowance for Mr. Foster, and a field marketing allowance for Mr. O’Rourke.

Narrative Disclosure to Summary Compensation Table
For the year ended January 31, 2022, the compensation program for ZeroFox’s named executive officers consisted of base salary, incentive compensation delivered in the form of bonuses and commissions, stock option awards, and perquisites.
Base Salary
Base salary is set at a level that is commensurate with the named executive officer’s duties and authorities, contributions, prior experience and sustained performance.
Bonus Plan
Bonuses are earned based upon the achievement of annual bookings, with payouts equal to 1% of target for each 1% achievement of the annual bookings target up to 100% of the target bonus. Incremental payouts above the target bonus based on the achievement of bookings above the annual bookings target are at the discretion of the compensation committee in the case of Mr. Foster, and at the discretion of the chief executive officer for other participants.
Messrs. Foster and Reardon are eligible to earn annual bonuses under our Annual Incentive Plan. For the year ended January 31, 2022, each of Messrs. Foster and Reardon had bonus targets equal to $175,000, and bonuses were paid out at 100% of target.
Commission Plan
Commissions are earned based on annual bookings, with a fixed percentage for annual bookings up to the annual bookings target and an incremental percentage for annual bookings above the annual bookings target.
Mr. O’Rourke is eligible for periodic commissions under our Sales Management Incentive Plan. For 2022, Mr. O’Rourke had an annual commission target expressed as a rate per bookings amounts, which equated to a total annual commission target of $275,000, and annual commissions were paid out at 102% of target.
Stock Option Awards
Stock options have been granted to ZeroFox’s named executive officers under the ZeroFox 2013 Equity Incentive Plan (the “2013 Equity Incentive Plan”).
2013 Equity Incentive Plan
ZeroFox maintains the 2013 Equity Incentive Plan, which allows ZeroFox to provide incentive stock options, within the meaning of Section 422 of the Code, nonstatutory stock options, stock appreciation rights, restricted or unrestricted stock awards, phantom stock, restricted stock units, performance awards, other stock-based awards, or any combination of the foregoing (each, an “award” and the recipient of such award, a “participant”) to eligible employees, officers and directors of, and other individuals providing bona fide services to or for ZeroFox or any affiliate of ZeroFox. It is expected that the 2013 Equity Incentive Plan will be frozen as of the Closing, and ZeroFox will not grant any additional awards under the 2013 Equity Incentive Plan thereafter. However, the 2013 Equity Incentive Plan will continue to govern the terms and conditions of the outstanding awards previously granted under the 2013 Equity Incentive Plan.
As of January 31, 2022, stock options covering 23,065,696 shares of ZeroFox common stock were outstanding under the 2013 Equity Incentive Plan.
Plan Administration. The 2013 Equity Incentive Plan is administered by the compensation committee of the ZeroFox Board. The administrator has all authority and discretion necessary or appropriate to administer the 2013 Equity Incentive Plan and to control its operation, including the authority to construe and interpret the terms of the 2013 Equity Incentive Plan and the awards granted under the 2013 Equity Incentive Plan. The administrator’s determinations, interpretations and constructions are final, binding and conclusive on all persons.
Awards Available for Grant and Eligibility. The 2013 Equity Incentive Plan provides for the grant of stock options, stock appreciation rights, restricted stock, phantom stock, performance awards and other stock-based awards. Employees, officer and directors of, and other individuals providing bona fide services to or for, ZeroFox or an affiliate of ZeroFox are eligible to receive awards. Only employees of ZeroFox or its parent or subsidiary companies are eligible to receive incentive stock options.
Stock Options. Subject to the provisions of the 2013 Equity Incentive Plan, the administrator determines the term of a stock option, the number of shares subject to a stock option, and the time period in which a stock option may be exercised.
The term of a stock option is stated in the applicable award agreement, but the term of an incentive stock option may not exceed 10 years from the grant date. The administrator determines the exercise price of the stock options, which generally may not be less than 100% of the fair market value of our common stock on the grant date for incentive stock options. However, an incentive stock option granted to an individual who directly or by attribution owns more than 10% of the total combined voting power of all of our classes of stock or of any our parent or subsidiary may have a term of no longer than five (5) years from the grant date and will have an exercise price of at least 110% of the fair market value of our common stock on the grant date.
The administrator determines how a participant may pay the exercise price of a stock option, and the permissible methods are generally set forth in the applicable award agreement. Award agreements also set forth post-separation exercise periods for vested stock options, which are generally as follows, but in no event later than the stock option expiration date: (i) immediate expiration upon termination for cause; (ii) 90 days upon involuntary termination without cause or resignation (other than due to disability or death); (iii) 12 months upon separation due to death or disability; or (iv) 12 months following death occurring during a post-separation exercise period described in (ii) or (iii). Upon exercise of stock options, participants generally are required to execute a stock restriction agreement, providing transfer restrictions, rights of ZeroFox to repurchase the stock upon termination of the service relationship, drag-along rights and other similar provisions.
Non-Transferability of Awards. Unless determined otherwise by the administrator, and in any event in the case of an incentive stock option or a stock appreciation right granted with respect to an incentive stock option, awards generally are not transferable except by will or by the laws of descent and distribution, and are exercisable during the lifetime of the participant only by the participant.
Stock Dividend, Stock Split and Reverse Stock Split. In the event of a stock dividend, stock split or reverse stock split affecting ZeroFox common stock, the maximum number of shares available for issuance under the 2013 Equity Incentive Plan, the number of shares covered by and the exercise price and other terms of outstanding awards shall, without further action of the ZeroFox board of directors, be adjusted to reflect such event.
Change in Control Transactions. Unless otherwise provided in an award agreement or any other written agreement between ZeroFox or any of its affiliates and the participant or unless otherwise expressly provided by the ZeroFox Board at the time of grant of an award, in the event of a “change in control” (as defined in the 2013 Equity Incentive Plan), the ZeroFox Board may take one or more of the following actions with respect to awards: (i) arrange for the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) to assume or continue the award or to substitute a similar award for the award; (ii) arrange for the assignment of any reacquisition or repurchase rights held by ZeroFox in respect of common stock issued pursuant to the award to the surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company); (iii) accelerate the vesting, in whole or in part, of the award (and, if applicable, the time at which the award may be exercised) to a date prior to the effective time of such change in control as the ZeroFox Board shall determine (or, if the ZeroFox Board shall not determine such a date, to the date that is five (5) days prior to the effective date of the change in control), with such award terminating if not exercised (if applicable) at or prior to the effective time of the change in control; (iv) arrange for the lapse of any reacquisition or repurchase rights held by ZeroFox with respect to the award; (v) cancel or arrange for the cancellation of the award, to the extent not vested or not exercised prior to the effective time of the change in control, in exchange for such cash consideration, if any, as the ZeroFox Board, in its sole discretion, may consider appropriate; and (vi) make a payment, in such form as may be determined by the ZeroFox Board equal to the excess, if any, of (A) the value of the property the holder of the award would have received upon the exercise of the award, over (B) any exercise price payable by such holder in connection with such exercise. The ZeroFox Board need not take the same action with respect to all awards or with respect to all participants.

Amendment; Termination. The ZeroFox Board may terminate, amend or modify the 2013 Equity Incentive Plan or any portion thereof at any time. Except as otherwise determined by the Board, termination of the 2013 Equity Incentive Plan shall not affect the administrator’s ability to exercise the powers granted to it with respect to awards granted under the 2013 Equity Incentive Plan before its termination. As noted above, it is expected that as of the Closing, the 2013 Equity Incentive Plan will be frozen and ZeroFox will not grant any additional awards under the 2013 Equity Incentive Plan thereafter.
ZeroFox 2022 Incentive Equity Plan
For more information about the 2022 Incentive Equity Plan, see the section entitled “Proposal No. 7 — The Incentive Equity Plan Proposal.”
ZeroFox 2022 Employee Stock Purchase Plan
For more information about the 2022 Employee Stock Purchase Plan, see the section entitled “Proposal No. 8 — The Employee Stock Purchase Plan Proposal.”
Outstanding Equity Awards at 2022 Fiscal Year End
The following table presents information regarding outstanding equity awards held by ZeroFox’s named executive officers as of January 31, 2022.
	Option Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date
James C. Foster		—	—	—	—

Kevin Reardon	02/24/20(2)	2,050,000	2,050,000	0.35	01/30/30
	11/24/21(3)	—	1,250,000	1.90	11/01/31

Scott O’Rourke	10/28/15(4)	175,000	—	0.14	10/28/25
	01/27/16(5)	150,000	—	0.17	01/27/26
	02/14/17(6)	863,000	—	0.20	02/14/27
	03/05/19(7)	343,750	156,250	0.28	03/05/29
	03/05/19(8)	148,750	191,250	0.28	03/05/29
	11/20/19(9)	20,000	—	0.31	11/20/29
	05/14/20(10)	8,750	11,250	0.35	05/14/30
	05/14/20(11)	5,000	—	0.35	05/14/30
	05/20/21(12)	—	300,000	0.64	03/01/31
(1)	All stock options were granted pursuant to the 2013 Equity Incentive Plan.
(2)
25% of the stock options vested on January 30, 2021, and the remainder will vest in equal quarterly installments over 36 months thereafter, subject to continued service through the applicable vesting date.

(3)
25% of the stock options will vest on November 1, 2022, and the remainder will vest in equal quarterly installments over 36 months thereafter, subject to continued services throughout the applicable vesting date.

(4)	25% of the stock options vested on October 17, 2016, and the remainder vested in equal monthly installments over 36 months thereafter, subject to continued service through the applicable vesting date.
(5)	25% of the stock options vested on January 27, 2017, and the remainder vested in equal monthly installments over 36 months thereafter, subject to continued service through the applicable vesting date.
(6)
25% of the stock options vested on February 1, 2018, and the remainder vested in equal quarterly installments over 36 months thereafter, subject to continued service through the applicable vesting date.

(7)
25% of the stock options vested on March 1, 2020, and the remainder will vest in equal quarterly installments over 36 months thereafter, subject to continued service through the applicable vesting date.

(8)
25% of the stock options vested on January 31, 2021, and the remainder will vest in equal quarterly installments over 36 months thereafter, subject to continued service through the applicable vesting date.

(9)	100% of the stock options vested on November 20, 2019.
(10)
25% of the stock options vested on February 1, 2021, and the remainder will vest in equal quarterly installments over 36 months thereafter, subject to continued service through the applicable vesting date.

(11)	100% of the stock options vested on May 14, 2020.
(12)
25% of the stock options vested on March 1, 2022, and the remainder will vest in equal quarterly installments over 36 months thereafter, subject to continued service through the applicable vesting date.

Benefits and Perquisites
ZeroFox provides benefits to its named executive officers on the same basis as provided to all of its employees, including medical, dental and vision insurance; health reimbursement arrangement, life insurance; accidental death and dismemberment insurance; short-and long-term disability insurance; health and dependent care flexible spending accounts; employee assistance program; various voluntary employee-funded coverages; and a tax-qualified Section 401(k) plan to which ZeroFox may provide discretionary employer contributions. ZeroFox does not maintain any executive-specific benefit or perquisite programs.
In addition, Mr. Foster received a monthly expense allowance of $1,000, and Mr. O’Rourke received a discretionary field marketing allowance of $14,269 during the year ended January 31, 2022.
Executive Officer Employment Agreements
James C. Foster
The Company has not entered into an employment agreement or offer letter with Mr. Foster.
Kevin Reardon
Employment Letter Agreement
ZeroFox entered into an employment letter agreement with Kevin Reardon, our Chief Operating Officer, dated December 19, 2019, which provides for an initial annual base salary of $300,000, an initial annual cash incentive bonus target of $170,000, of which $85,000 was paid at signing, an initial grant of 4,100,000 options to purchase ZeroFox common stock, a change in control bonus in the amount of $300,000 if the ZeroFox Board approves a definitive change in control transaction agreement within the 24-month period from the effective date of the employment letter agreement, and eligibility to receive an additional grant of 1,250,000 options to purchase ZeroFox Common Stock upon the achievement of $50.0 million ARR by ZeroFox, which options were granted on November 24, 2021. Mr. Reardon’s current base salary is $285,000.
Mr. Reardon’s employment letter does not provide for a specific term and Mr. Reardon is an at-will employee. ZeroFox or Mr. Reardon may terminate his employment at any time for any or no reason, with no severance due.
Scott O’Rourke
Employment Letter Agreement
ZeroFox entered into an employment letter agreement with Scott O’Rourke, our Vice President of Commercial Sales, dated September 30, 2015, which provided for an initial annual base salary of $175,000, an initial annual cash incentive target of $175,000, and an initial grant of 175,000 options to purchase ZeroFox Common Stock. Mr. O’Rourke was promoted to Chief Revenue Officer on May 14, 2019. Mr. O’Rourke’s current base salary is $275,000, and he is eligible to earn periodic commissions under our Sales Management Incentive Plan with an annual target opportunity of $275,000.
Mr. O’Rourke’s employment letter does not provide for a specific term and Mr. O’Rourke is an at-will employee. ZeroFox or Mr. O’Rourke may terminate his employment at any time for any or no reason, with no severance due.

Change in Control Retention Agreements
ZeroFox entered into a change in control retention agreement (a “Change in Control Retention Agreement”) with each of Messrs. Reardon and O’Rourke, dated April 24, 2020 and November 1, 2017, respectively, which provides for accelerated vesting of the “Specified Amount” (as defined below) of stock options granted to Mr. Reardon on February 24, 2020 and Mr. O’Rourke on October 28, 2015, January 27, 2016 and February 14, 2017 (each, a “Grant”), if either (i) the named executive officer’s employment is involuntarily terminated without “cause” or he resigns for “good reason,” in each case, within 12 months following consummation of a change in control; or (ii) the named executive officer’s employment is involuntarily terminated without “cause” between the date on which a change in control transaction is approved by ZeroFox’s Board and the date on which the transaction is consummated; provided that he executes a release agreement. For this purpose, the “Specified Amount” means, with respect to each Grant, the lesser of (i) 50% of the original number of options granted under such Grant and (ii) all remaining nonvested options granted under such Grant. Under the Change in Control Retention Agreement, ZeroFox agrees not to exercise its right under the 2013 Equity Incentive Plan, in connection with a change in control transaction, to cancel the options in exchange for payment of an amount determined in the sole discretion of Zero Fox’s Board.
Each of Messrs. Reardon and O’Rourke has waived his rights under his Change in Control Retention Agreement with respect to the transactions contemplated by the Business Combination Agreement.
Post-Business Combination Executive Compensation
Following the Closing, New ZeroFox intends to develop an executive compensation program that is designed to align compensation with New ZeroFox’s business objectives and the creation of shareholder value, while enabling New ZeroFox to attract, retain, incentivize and reward individuals who contribute to the long-term success of New ZeroFox. Decisions on the executive compensation program will be made by the New ZeroFox compensation committee.
Director Compensation
ZeroFox currently has no formal plan under which all of its directors receive compensation for their service on the ZeroFox Board or its committees. ZeroFox’s general policy is to reimburse non-employee directors for reasonable and necessary out-of-pocket expenses incurred in connection with attending board and committee meetings or performing other services in their capacities as non-employee directors and to occasionally grant stock options and restricted stock awards to ZeroFox’s non-employee directors. ZeroFox made an exception to its historical policy of not compensating its non-employee directors when Ms. King was added to the Board in 2021.
For the year ended January 31, 2022, Samskriti King was the only non-employee director to receive cash compensation or equity grants. Ms. King receives an annual retainer of $40,000 paid in quarterly installments. She was granted two restricted stock awards for an aggregate of 176,317 shares of ZeroFox Common Stock on November 24, 2021, of which 158,773 shares were unvested as of January 31, 2022. The table below summarizes the compensation of each person serving as a ZeroFox non-employee director for the year ended January 31, 2022 who is expected to serve as a director of New ZeroFox. James C. Foster did not receive any additional compensation for his service as a director in 2022. The compensation of Mr. Foster as a named executive officer is set forth above under “ZeroFox’s Executive Compensation—Summary Compensation Table.” Following the Closing, the New ZeroFox compensation committee expects to implement an appropriate compensation program for the non-employee directors of New ZeroFox.
Name	Fees earned or paid in cash ($)	Stock awards ($)	All Other Compensation ($)	Total ($)
Peter Barris	—	—	—	—
Todd Headley	—	—	—	—
Samskriti King	$20,000	$389,661(1)	—	$409,661
Corey Mulloy	—	—	—	—
(1)
Represents the aggregate grant-date fair value of restricted stock awards, computed in accordance with the FASB ASC Topic 718. See Note 11 to ZeroFox’s audited financial statements included elsewhere in this proxy statement/prospectus for a discussion of the assumptions made by ZeroFox in determining the grant-date fair value of ZeroFox’s equity awards.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
L&F Related Party Transactions
Class B Ordinary Shares
In August 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of L&F in exchange for 5,750,000 Founder Shares. In November 2020, the Sponsor effected a surrender of 1,437,500 Founder Shares to the Company for no consideration, resulting in a decrease in the total number of Class B Ordinary Shares outstanding to 4,312,500 shares. The Founder Shares included an aggregate of up to 562,500 shares that were subject to forfeiture depending on the extent to which the underwriter’s over-allotment option was exercised, so that the number of Founder Shares would equal, on an as-converted basis, 20% of the Company’s issued and outstanding ordinary shares after the L&F IPO. As a result of the underwriter’s election to fully exercise its over-allotment option on November 25, 2020, no Founder Shares were subject to forfeiture.
The Sponsor and L&F’s directors and officers have agreed not to transfer, assign or sell any of their Founder Shares until the earlier of (A) one year after the completion of the Business Combination, or earlier if, subsequent to the Business Combination, the closing price of the New ZeroFox Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, and (B) the date on which L&F completes a liquidation, merger, share exchange or other similar transaction that results in the Public Shareholders having the right to exchange their shares of New ZeroFox Common Stock for cash, securities or other property.
Private Placement Warrants
On November 23, 2020, simultaneously with the closing of the L&F IPO, L&F completed the private sale of an aggregate of 5,000,000 L&F Private Placement Warrants to the Sponsor at a purchase price of $1.00 per L&F Private Placement Warrant, generating gross proceeds to the Company of $5,000,000. In connection with the underwriter’s full exercise of its over-allotment option an additional 450,000 L&F Private Placement Warrants were sold to the Sponsor at a price $1.00 per L&F Private Placement Warrant, generating gross proceeds to the Company of $450,000.
Each private placement warrant is exercisable for one whole Class A Ordinary Share at a price of $11.50 per share, subject to adjustment. A portion of the proceeds from the sale of the private placement warrants to the Sponsor was added to the proceeds from the L&F IPO held in the trust account. If the Company does not complete a business combination by August 24, 2022, the L&F Private Placement Warrants will expire worthless. The L&F Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
The Sponsor and L&F’s officers and directors have agreed, subject to limited exceptions, not to transfer, assign or sell any of their private placement warrants until 30 days after the completion of the initial business combination.
Registration Rights Agreement
At the Closing, New ZeroFox, the Sponsor Holders, Jefferies and certain shareholders of ZeroFox and IDX will enter into the Registration Rights Agreement pursuant to which, among other things, New ZeroFox will grant the other parties customary registration rights with respect to shares of New ZeroFox Common Stock, and former shareholders of ZeroFox and IDX will be subject to a 180-day lock-up period following execution of the Registration Rights Agreement during which period such shareholders may not transfer their shares (subject to customary exceptions). The lock-up period described above will not apply to any shares acquired in the Common Equity PIPE Financing or shares issuable upon conversion of the Notes.
Common Equity PIPE Financing
Concurrently with the execution of the Business Combination Agreement, L&F entered into the Common Equity Subscription Agreements with the Common Equity PIPE Investors. Pursuant to the Common Equity Subscription Agreements, the Common Equity PIPE Investors agreed to subscribe for and purchase, and L&F agreed to issue and sell to such investors, on the Closing Date, an aggregate of 2,000,000 shares of New ZeroFox Common Stock in exchange for an aggregate purchase price of $20,000,000.

Several related parties to L&F as summarized below entered into the Common Equity Subscription Agreements, pursuant to which they have collectively committed to subscribe for an aggregate of 1,000,000 shares of New ZeroFox Common Stock for aggregate gross proceeds of $10,000,000 to be consummated in connection with Closing.
Common Equity PIPE Investor	Shares	Amount Subscribed
JCH Investments LLC(1)	50,000	$500,000
GCP-OI I, LLC(2)	50,000	$500,000
L&F Acquisition Holdings Fund, LLC(3)	150,000	$1,500,000
Corbin ERISA Opportunity Fund, L.P.(4)	750,000	$7,500,000
(1)	JCH Investments LLC is an entity affiliated with Jeffrey C. Hammes, the chairman of the L&F Board.
(2)	GCP-OI I, LLC is an entity affiliated with Adam Gerchen, our chief executive officer and a director of L&F.
(3)	L&F Acquisition Holdings Fund, LLC is an affiliate of Victory Park Capital Advisors, LLC, an entity affiliated with Richard Levy, a director of L&F.
(4)	Corbin ERISA Opportunity Fund, L.P. is an affiliate of Corbin Capital Partners, LP, and such entity is a significant security holder of L&F.
Convertible Notes Financing
In connection with signing the Business Combination Agreement, L&F entered into the Convertible Notes Subscription Agreements with the Convertible Notes Investors, in respect of $150,000,000 aggregate principal amount of the Notes to be issued in connection with the Closing. The principal terms of the Notes are set forth in the form of indenture attached as an exhibit to the Convertible Notes Subscription Agreements, which Indenture will be entered into by L&F, the guarantors party thereto and the indenture trustee, and the form of global note attached thereto. The Notes will bear interest at a rate of 7.00% per annum, payable quarterly in cash; provided, that the issuer may elect to pay interest in kind at a rate of 8.75% per annum, and the Notes will be convertible at the Conversion Price, and will mature on the date that is three years following the closing of the Convertible Notes Financing.
Several related parties to L&F as summarized below entered into Convertible Notes Subscription Agreements, pursuant to which they collectively committed to subscribe for Notes in an aggregate principal amount of $30,000,000, on the terms and subject to the conditions set forth in the Convertible Notes Subscription Agreements and the Indenture, to be consummated in connection with the Closing.
Convertible Notes Investor	Amount Subscribed
L&F Acquisition Holdings Fund, LLC(1)	$7,500,000
Corbin ERISA Opportunity Fund, L.P.(2)	$22,500,000
(1)	L&F Acquisition Holdings Fund, LLC is an affiliate of Victory Park Capital Advisors, LLC, an entity affiliated with Richard Levy, a director of L&F.
(2)	Corbin ERISA Opportunity Fund, L.P. is an affiliate of Corbin Capital Partners, LP, and such entity is a significant security holder of L&F.
Sponsor Support Letter Agreement
Concurrently with the execution of the Business Combination Agreement, (i) L&F, (ii) the Sponsor, Albert Goldstein and Joseph Lieberman, (iii) ZeroFox, (iv) IDX, and (v) Jeffrey C. Hammes, Adam Gerchen, Tom Gazdziak and Richard Levy (solely for the limited purposes set forth therein), entered into an Amended and Restated Sponsor Support Letter Agreement. On January 31, 2022, (i) L&F, (ii) the Sponsor, the Sponsor Holders, (iii) ZeroFox, (iv) IDX, and (v) Jeffrey C. Hammes, Adam Gerchen, Tom Gazdziak and Richard Levy (solely for the limited purposes set forth therein), entered into a Second Amended and Restated Sponsor Support Letter Agreement (the “Sponsor Support Letter Agreement”). Pursuant to the Sponsor Support Letter Agreement, the Sponsor Holders have agreed to subject an aggregate of 1,293,750 shares of New ZeroFox Common Stock held by such Sponsor Holders to an earnout, whereby such shares will be forfeited unless certain volume-weighted average share price thresholds are met in trading or are deemed to occur in connection with a Change of Control (as defined in the Business Combination Agreement) within five years from the Closing. See “Proposal No. 2 — Business Combination Proposal — Related Agreements — The Sponsor Support Letter Agreement” for more information related to the Sponsor Support Letter Agreement.

Related Party Loans
On August 28, 2020, the Sponsor agreed to loan L&F an aggregate of up to $300,000 to cover expenses related to the L&F IPO pursuant to a promissory note (the “Promissory Note”). This loan was non-interest bearing and payable upon the completion of the L&F IPO. Prior to the consummation of the L&F IPO, L&F borrowed approximately $64,126 under the Promissory Note. On November 23, 2020, L&F repaid the Promissory Note in full to the Sponsor.
In addition, in order to finance transaction costs in connection with a business combination, the Sponsor or an affiliate of the Sponsor, or certain of L&F’s officers and directors may, but are not obligated to, loan L&F funds as may be required (“Working Capital Loans”). If L&F completes an initial business combination, L&F would repay the Working Capital Loans out of the proceeds of the trust account released to L&F. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the trust account. In the event that an initial business combination does not close, L&F may use a portion of proceeds held outside the trust account to repay the Working Capital Loans but no proceeds held in the trust account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of an initial business combination or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of New ZeroFox at a price of $1.00 per warrant. The warrants would be identical to the private placement warrants. To date, L&F had no borrowings under the Working Capital Loans.
Administrative Services Agreement
L&F entered into an agreement that provides that, subsequent to the closing of the L&F IPO and continuing until the earlier of L&F’s consummation of an initial business combination or L&F’s liquidation, L&F will pay to an affiliate of the Sponsor a total of $10,000 per month for office space, secretarial and administrative services.
The Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on L&F’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. L&F’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or their affiliates.
ZeroFox Related Party Transactions
Headquarters’ Lease
ZeroFox currently leases its headquarters at 1834 S. Charles Street, Baltimore, Maryland, 21230 pursuant to the terms of a Lease Agreement dated February 27, 2016 (as amended, the “ZF HQ Lease”) with 1830 Charles Street LLC, a subsidiary of Wolf Acquisitions, L.P. Wolf Acquisitions, L.P. is wholly-owned by James C. Foster, ZeroFox’s Chief Executive Officer. Under the terms of the ZF HQ Lease, ZeroFox paid 1830 Charles Street LLC base rent of $35,170 per month (an amount that increased to $36,225 per month on March 1, 2022). The current term of the ZF HQ Lease will expire on February 28, 2023, unless extended by the parties. The ZF HQ Lease was approved by ZeroFox’s board of directors and ZeroFox believes that the ZF HQ Lease is on arms’-length terms.
Cyveillance Sublease
On September 30, 2020, ZeroFox acquired the Cyveillance business unit and related assets from Lookingglass Cyber Solutions, Inc. (“Lookingglass”). In connection with this transaction, ZeroFox issued Series E redeemable convertible preferred stock to Lookingglass and, as a result, Lookingglass is a related party of ZeroFox and Lookingglass will be a greater than 5% beneficial owner of the outstanding shares of New ZeroFox Common Stock. As part of the Cyveillance acquisition, ZeroFox entered into that certain Deed of Sublease, dated September 30, 2020, with Lookingglass as sublandlord (the “Lookingglass Sublease”). Under the Lookingglass Sublease, ZeroFox paid Lookingglass $23,886 monthly base rent (an amount that increased to $24,844 per month on March 1, 2021 and to $25,837 per month on March 1, 2022). The Lookingglass Sublease expires on July 31, 2022. The Lookingglass Sublease was approved by the ZeroFox Board in connection with the Cyveillance acquisition and ZeroFox believes that the Lookingglass Sublease is on arm’s-length terms.

Bridge Notes
On December 16, 2021, several ZeroFox related parties purchased ZeroFox PIK Promissory Notes, as summarized below. Such ZeroFox PIK Promissory Notes accrue interest that will be paid-in-kind at a rate of 5.0% per annum and mature upon the earlier of the Closing and the one-year anniversary of the date of issuance. If the Closing occurs, the repayment of the original principal amount of the ZeroFox PIK Promissory Notes may be offset against amounts owed by such related parties under their respective Common Equity Subscription Agreements.
Noteholder	Amount Subscribed
Highland Capital Partners 9 Limited Partnership(1)	$1,179,620
Highland Capital Partners 9-B Limited Partnership(1)	$508,110
Highland Entrepreneurs’ Fund 9 Limited Partnership(1)	$102,960
New Enterprise Associates 14, L.P.(2)	$2,288,150
Wolf Acquisitions, L.P.(3)	$671,160
(1)
Corey Mulloy is a member of the ZeroFox board of directors, and following the Closing will be a member of the New ZeroFox Board. The general partner of each of Highland Capital Partners 9 Limited Partnership, Highland Capital Partners 9-B Limited Partnership and Highland Entrepreneurs’ Fund 9 Limited Partnership is Highland Management Partners 9 Limited Partnership whose general partner is Highland Management Partners 9 LLC, of which Mr. Mulloy is a managing member. Following the Closing, Highland Capital will be a greater than 5% beneficial owner of the outstanding New ZeroFox Common Stock.

(2)	Following the Closing, New Enterprise Associates 14, L.P. will be a greater than 5% beneficial owner of the outstanding New ZeroFox Common Stock.
(3)
Wolf Acquisitions, L.P. is wholly-owned by James C. Foster, the Chief Executive Officer of ZeroFox. Mr. Foster is a member of the ZeroFox board of directors, is a nominee to serve as a member of the New ZeroFox Board, and following the Closing will be the Chief Executive Officer and a greater than 5% beneficial owner of the outstanding New ZeroFox Common Stock.

Participation in the Common Equity PIPE Financing
Several ZeroFox related parties are participating in the Common Equity PIPE Financing, as summarized below:
Common Equity PIPE Investor	Shares	Amount Subscribed
Highland Capital Partners 9 Limited Partnership	117,962	$1,179,620
Highland Capital Partners 9-B Limited Partnership	50,811	$508,110
Highland Entrepreneurs’ Fund 9 Limited Partnership	10,296	$102,960
New Enterprise Associates 14, L.P.	228,815	$2,288,150
Wolf Acquisitions, L.P.	67,116	$671,160
Please see footnotes to the Bridge Notes table above.

Private Placements of Securities
Series D Preferred Stock Financing
On December 20, 2019, ZeroFox issued an aggregate of 20,743,718 shares of its Series D, Series D-1 and Series D-2 preferred stock. Investors acquired shares of Series D preferred stock at a purchase price, in cash, of $1.52993 per share, for an aggregate purchase amount of approximately $21.22 million. Shares of Series D-1 and Series D-2 were issued upon the conversion of convertible promissory notes held by investors at conversion prices of $1.223944 per share and $1.376937 per share, respectively, for an aggregate conversion amount of approximately $8.56 million. Certain ZeroFox parties participated in the financing round, as summarized below:
Stockholder	Shares of ZeroFox Series D Preferred Stock	Purchase Price
Highland Capital Partners 9 Limited Partnership	856,515	$1,310,408
Highland Capital Partners 9-B Limited Partnership	368,935	$564,445
Highland Entrepreneurs’ Fund 9 Limited Partnership	74,762	$114,381
New Enterprise Associates 14, L.P.(1)	2,037,886	$3,117,823
Redline Capital Fund Universal Investments, a sub-fund of Redline Capital Fund, FCP-FIS(2)	1,284,661	$1,965,441
Investor	Shares of ZeroFox Series D-1 Preferred Stock	Purchase Price ($)
Highland Capital Partners 9 Limited Partnership	1,105,729	$1,353,350
Highland Capital Partners 9-B Limited Partnership	476,281	$582,942
Highland Entrepreneurs’ Fund 9 Limited Partnership	96,515	$118,129
New Enterprise Associates 14, L.P.(1)	2,119,077	$2,593,632
Redline Capital Fund Universal Investments, a sub-fund of Redline Capital Fund, FCP-FIS(2)	1,334,978	$1,633,938
Please see footnotes to the Bridge Notes table above.
(1)
Peter Barris is a member of the ZeroFox board of directors, and is a nominee to serve as a member of the New ZeroFox Board. Effective December 31, 2019, Mr. Barris resigned from his position as a member of NEA 14 GP, LTD, the sole general partner of NEA Partners 14, L.P., the sole general partner of New Enterprise Associates 14, L.P.

(2)	Following the Closing, Redline Capital will be a greater than 5% beneficial owner of the outstanding New ZeroFox Common Stock.
Redline Letter Agreement
On December 7, 2021, ZeroFox entered into a letter agreement with Redline Capital Fund Universal Investments, a sub-fund of Redline Capital Fund, FCP-FIS (“Redline Capital”), pursuant to which Redline Capital irrevocably waived its right to designate a member of the ZeroFox board of directors and its board observer rights and pursuant to which Redline Capital and its affiliates granted to ZeroFox’s chief executive officer an irrevocable proxy to vote all of their shares, which shall be voted proportionally to the overall votes cast by other shareholders of ZeroFox on proposals or resolutions voted on by ZeroFox’s shareholders. Following the Closing, Redline Capital will beneficially own more than 5% of the outstanding New ZeroFox Common Stock.
Registration Rights Agreement
At the Closing, New ZeroFox, the Sponsor Holders, Jefferies and certain shareholders of ZeroFox (including James C. Foster, Wolf Acquisitions, L.P., New Enterprises Associates 14, L.P., Highland Capital Partners 9 Limited Partnership, Highland Capital Partners 9-B Limited Partnership, Highland Entrepreneurs’ Fund 9 Limited Partnership and Redline Capital Fund Universal Investments) and IDX will enter into the Registration Rights Agreement pursuant to which, among other things, New ZeroFox will grant the other parties customary registration rights with respect to shares of New ZeroFox, and former shareholders of ZeroFox and IDX will be subject to a 180-day lock-up period following execution of the Registration Rights Agreement during which period such shareholders may not transfer their shares (subject to customary exceptions). The lock-up period described above will not apply to any shares acquired in the Common Equity PIPE Financing.
IDX Related Party Transactions
In connection with and contingent upon the Closing, Thomas F. Kelly will continue his employment for one year, assuming the position of Senior Advisor pursuant to Amendment No. 4 to the Employment Agreement between IDX and Thomas F. Kelly, dated December 17, 2021. Thomas F. Kelly is a nominee to serve as a member of the New ZeroFox Board.
In the fiscal year ended December 31, 2021, in connection with his service as IDX's Chief Executive Officer, Thomas F. Kelly received a base salary of $325,000, and for his achievements in 2021, he earned a discretionary bonus of $225,000, which he received in the three-month period ended March 31, 2022.
Participation in the Common Equity PIPE Financing
Several IDX related parties are participating in the Common Equity PIPE Financing, as summarized below:
Common Equity PIPE Investor	Shares	Amount Subscribed
Peloton Equity I, L.P.(1)	104,963	$1,049,630
Peloton ID Experts, LLC(1)	77,238	$772,380
ForgePoint Cyber Affiliates Fund I, L.P.(2)	1,723	$17,230
ForgePoint Cybersecurity Fund I, L.P.(2)	148,223	$1,482,230
(1)	Following the Closing, Peloton Equity will be a greater than 5% beneficial owner of the outstanding New ZeroFox Common Stock.
(2)
Sean Cunningham is a non-managing member of ForgePoint Cybersecurity GP-I, LLC, and is a nominee to serve as a member of the New ZeroFox Board. Following the Closing, ForgePoint will be a greater than 5% beneficial owner of the outstanding New ZeroFox Common Stock.

Convertible Promissory Notes
IDX is a party to that certain Convertible Promissory Note Purchase Agreement, dated as of December 18, 2018, by and among IDX and certain IDX shareholders, including entities associated with Peloton and ForgePoint (the “NPA”). Pursuant to the NPA, IDX issued certain convertible promissory notes to related parties, as summarized below:
Noteholder	Principal Amount	Loans Fees and Interest Paid as of March 31, 2022	Total Outstanding Balance as of March 31, 2022
Peloton Equity I, L.P.	$293,250	$0.00	$566,779
Peloton ID Experts, LLC	$215,790	$0.00	$417,069
ForgePoint Cybersecurity Fund I, LP(1)	$414,113	$0.00	$800,379
ForgePoint Cyber Affiliates Fund I, LP(1)	$4,815	$0.00	$9,306
Please see footnotes to the “Participation in the Common Equity PIPE Financing” table above.
(1)	Transferred from Trident Capital Security Fund I, L.P. pursuant to an assignment and transfer agreement dated May 13, 2020.
Registration Rights Agreement
At the Closing, New ZeroFox, the Sponsor Holders, Jefferies and certain shareholders of ZeroFox and IDX (including Thomas Kelly, Peloton Equity I, L.P., Peloton ID Experts, LLC and ForgePoint Capital) will enter into the Registration Rights Agreement pursuant to which, among other things, New ZeroFox will grant the other parties customary registration rights with respect to shares of New ZeroFox, and former shareholders of ZeroFox and IDX will be subject to a 180-day lock-up period following execution of the Registration Rights Agreement during which period such shareholders may not transfer their shares (subject to customary exceptions). The lock-up period described above will not apply to any shares acquired in the Common Equity PIPE Financing.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information regarding (i) the actual beneficial ownership of L&F Ordinary Shares as of June 2, 2022 (except as otherwise noted) and (ii) the expected beneficial ownership of New ZeroFox Common Stock immediately following the Closing, assuming that no Public Shares are redeemed in connection with the Business Combination Proposal and alternatively that all Public Shares are redeemed in connection with the Business Combination Proposal by:
•
each person who is known to be the beneficial owner of more than 5% of either the outstanding Class A Ordinary Shares or Class B Ordinary Shares, and each person who is expected to be the beneficial owner of more than 5% of the outstanding shares of New ZeroFox Common Stock post-Business Combination;

•	each of our current executive officers and directors;
•	each person who will become an executive officer or director of New ZeroFox; and
•	all executive officers and directors of L&F as a group pre-Business Combination and all executive officers and directors of New ZeroFox as a group post-Business Combination.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership of L&F Ordinary Shares pre-Business Combination is based on 3,425,689 Class A Ordinary Shares and 4,312,500 Class B Ordinary Shares outstanding as of June 2, 2022.
The expected beneficial ownership of shares of New ZeroFox Common Stock immediately following the Closing, assuming that none of the Public Shares is redeemed (after giving effect to the Extension Amendment Redemptions), is based on an aggregate of 120,865,968 shares of New ZeroFox Common Stock to be issued and outstanding immediately following the Closing, which assumes the following: (A) 83,222,734 ZeroFox Common Stock are issued to the holders of ZeroFox Common Stock in connection with the Business Combination based on a per share consideration of 0.2866 of a share of New ZeroFox Common Stock, (B) 27,905,045 shares of New ZeroFox Common Stock are issued to the holders of IDX Capital Stock in connection with the Business Combination based on a per share consideration of 0.6177 of a share of New ZeroFox Common Stock, (C) all outstanding ZeroFox Warrants and IDX Warrants will be exercised immediately prior to the Closing, (D) 2,000,000 shares of New ZeroFox Common Stock are issued to the PIPE Investors, (E) no New ZeroFox Public Warrants and New ZeroFox Private Placement Warrants issued in connection with the Business Combination that will be outstanding immediately following Closing have been exercised; (F) no Notes issued in the Convertible Notes Financing have been converted; (G) all outstanding vested and unvested ZeroFox options and IDX options are converted into New ZeroFox Options exercisable for shares of New ZeroFox Common Stock; and (H) neither ZeroFox nor IDX issues any additional equity securities prior to the Business Combination, and that no other event occurs that would change either the ZeroFox or the IDX per share consideration from what each would have been as of the date of this proxy statement/prospectus.
The expected beneficial ownership of shares of New ZeroFox Common Stock immediately following the Closing, assuming the maximum number of the Public Shares is redeemed, is based on an aggregate of 117,440,279 shares of New ZeroFox Common Stock to be issued and outstanding immediately following the Closing, based on the same assumptions set forth above.

				After the Business Combination
	Before the Business Combination			Assuming No Redemption		Assuming Maximum Redemption
Name of Beneficial Owner	Number of Class A Shares	Number of Class B Shares	% of Class	Shares of New ZeroFox Common Stock	% of Class	Shares of New ZeroFox Common Stock	% of Class
Five Percent Holders
New Enterprise Associates(1)	—	—	—	18,112,242	15.0%	18,112,242	15.4%
Highland Capital(2)	—	—	—	14,174,519	11.7%	14,174,519	12.1%
Redline Capital(3)	—	—	—	11,273,022	9.3%	11,273,022	9.6%
Lookingglass Cyber Solutions, Inc(4)	—	—	—	8,728,958	7.2%	8,728,958	7.4%
James C. Foster(5,14)	—	—	—	8,660,268	7.2%	8,660,268	7.4%
Peloton Equity(6)	—	—	—	7,309,937	6.0%	7,309,937	6.2%
ForgePoint(7)	—	—	—	6,015,916	5.0%	6,015,916	5.1%
Corbin Capital Partners GP, LLC(8)	1,405,000	—	41.0%	2,155,000	1.8%	750,000	*
JAR Sponsor LLC(9)	—	4,202,767	97.5%	9,652,767	7.6%	9,652,767	7.9%
Directors and Executive Officers of L&F(10)
Jeffrey C. Hammes(11)	—	4,202,767	97.5%	4,252,767	3.5%	4,252,767	3.6%
Adam Gerchen(12)	—	4,202,767	97.5%	4,252,767	3.5%	4,252,767	3.6%
Richard Levy(13)	—	4,202,767	97.5%	4,352,767	3.6%	4,352,767	3.7%
Tom Gazdziak	—	—	—	—	—	—	—
Senator Joseph Lieberman	—	50,000	1.2%	50,000	*	50,000	*
Albert Goldstein	—	20,000	*	20,000	*	20,000	*
Kurt Summers	—	39,733	*	39,733	*	39,733	*
All L&F Directors and Executive Officers as a Group (7 persons)	—	4,312,500	100.0%	4,562,500	3.8%	4,562,500	3.9%
Directors & Executive Officers of New ZeroFox After Closing(14)
James C. Foster(5)	—	—	—	8,660,268	7.2%	8,660,268	7.4%
Peter Barris	—	—	—	—	—	—	—
Sean Cunningham	—	—	—	—	—	—	—
Adam Gerchen(12)	—	4,202,767	97.5%	4,252,767	3.5%	4,252,767	3.6%
Todd Headley(15)	—	—	—	306,700	*	306,700	*
Thomas F. Kelly	—	—	—	1,967,690	1.6%	1,967,690	1.7%
Samskriti King(16)	—	—	—	50,535	*	50,535	*
Corey Mulloy(17)	—	—	—	14,174,519	11.7%	14,174,519	12.1%
Kevin Reardon(18)	—	—	—	661,016	*	661,016	*
Tim Bender(19)	—	—	—	786,991	*	786,991	*
Scott O'Rourke(20)	—	—	—	549,015	*	549,015	*
John Prestridge(21)	—	—	—	96,734	*	96,734	*
Michael Price(22)	—	—	—	690,360	*	690,360	*
Tom FitzGerald(23)	—	—	—	53,741	*	53,741	*
All Directors and Executive Officers of New ZeroFox as a Group (14 persons)(24)		4,202,767	97.5%	32,250,336	26.0%	32,250,336	26.8%
*	Represents beneficial ownership of less than 1%.

(1)
Consists of (i) 18,089,867 shares (including 228,815 shares to be purchased in the Common Equity PIPE Financing) to be held by New Enterprise Associates 14, L.P. (“NEA 14”) upon the Closing and (ii) 22,375 shares to be held by NEA Ventures 2014, L.P. (“Ven 2014”) upon the Closing. The shares held directly by NEA 14 are held indirectly by NEA Partners 14, L.P. (“NEA Partners 14”), the sole general partner of NEA 14. NEA 14 GP, LTD (“NEA 14 LTD”) is the sole general partner of NEA Partners 14. The individual directors of NEA 14 LTD are Forest Baskett, Anthony A. Florence, Jr., Patrick J. Kerins, Scott D. Sandell, and Peter Sonsini (together, the “NEA 14 Directors”). NEA Partners 14, NEA 14 LTD and the NEA 14 Directors may be deemed to share voting and dispositive power with regard to the shares directly held by NEA 14. The shares held directly by Ven 2014 are held indirectly by Karen P. Welsh, the general partner of Ven 2014. The address for each of these entities and individuals is c/o New Enterprise Associates, Inc., 1954 Greenspring Drive, Suite 600, Timonium, Maryland 21093.

(2)
Consists of 9,337,467 shares (including 117,962 shares to be purchased in the Common Equity PIPE Financing) to be held by Highland Capital Partners 9 Limited Partnership (“HCP 9”) upon the Closing, 4,022,019 shares (including 50,811 shares to be purchased in the Common Equity PIPE Financing) to be held by Highland Capital Partners 9-B Limited Partnership (“HCP 9B”) upon the Closing, and 815,033 shares (including 10,296 shares to be purchased in the Common Equity PIPE Financing) to be held by Highland Entrepreneurs’ Fund 9 Limited Partnership (“HEF 9”) upon the Closing. The general partner of each of HCP 9, HCP 9B and HEF 9 is Highland Management Partners 9 Limited Partnership (“Highland 9 GP LP”), whose general partner is Highland Management Partners 9 LLC (“Highland 9 GP LLC”). Robert Davis, Dan Nova, Paul Maeder and Corey Mulloy (“Managing Members”) are the managing members of Highland 9 GP LLC and may be deemed to share voting and dispositive power over shares held by each of HCP 9, HCP 9B and HEF 9. The principal business address of each of the foregoing entities and the Managing Members is One Broadway, 14th Floor, Cambridge, Massachusetts 02142.

(3)
Consists of 11,273,022 shares to be held directly by Redline Capital Fund Universal Investments (“Redline UI”), a sub-fund of Redline Capital Fund, FCP-FIS (“Redline Capital”) upon the Closing. Redline Capital Management S.A. (“Redline Management”) serves as the manager of Redline UI and Redline Capital, and Redline Capital (UK) Limited (“Redline Adviser”) serves as the investment adviser to Redline Management. As the Investment Director of Redline Management, Tatiana Evtushenkova may be deemed to have investment power over the shares held by Redline UI. The principal business address of Redline Adviser is Lynton House 7-12 Tavistock Square, London, England WC1 9LT. The principal business address of the other Redline entities is 26 Avenue Monterey, L-2163 Luxembourg. Pursuant to a letter agreement, dated December 7, 2021, Redline Capital and its affiliates granted to ZeroFox’s chief executive officer an irrevocable proxy to vote all of their shares, which shall be voted proportionally to the overall votes cast by other shareholders of ZeroFox on proposals or resolutions voted on by ZeroFox’s shareholders.

(4)
Consists of 8,728,958 shares to be held directly by Lookingglass Cyber Solutions, Inc. (“Lookingglass”) upon the Closing. Lookingglass is a privately held, operating company, and voting and dispositive decisions with respect to the ZeroFox shares owned by Lookingglass are made collectively by the members of Lookingglass' senior management team, under the oversight of its five member board of directors. In making these voting and dispositive decisions, the Lookingglass senior management team generally acts by consensus. Although the composition of the senior management team changes over time, the current senior management team consists of Gilman Louie, Bryan Ware, Donald Gilberg, Dana Mariano, Norman Laudermilch and Ronald Nielson, each of whom may be deemed to share voting and dispositive power over the shares. The address of Lookingglass is 10740 Parkridge Boulevard, Suite 200, Reston, Virginia, 20191.

(5)
Consists of 8,532,605 shares to be held directly by James C. Foster upon the Closing and 127,663 shares (including 67,116 shares to be purchased in the Common Equity PIPE Financing) to be held by Wolf Acquisitions, L.P. upon the Closing. Wolf Acquisitions, L.P. is wholly-owned by Mr. Foster. The address of Mr. Foster is c/o ZeroFox, Inc., 1834 S. Charles Street Baltimore, Maryland 21230.

(6)
Consists of (i) 4,211,138 shares (including 104,963 shares to be purchased in the Common Equity PIPE Financing) to be held by Peloton Equity I, L.P. upon the Closing and (ii) 3,098,799 shares (including 77,238 shares to be purchased in the Common Equity PIPE Financing) to be held by Peloton ID Experts, LLC upon the Closing. Peloton Equity GP is the general partner of Peloton Equity I, L.P. and Peloton ID Experts, LLC. Carlos Ferrer and Theodore B. Lundberg are the managing members of Peloton Equity GP. The business address of the foregoing persons and entities is 66 Field Point Road, 2nd Floor, Greenwich, CT 06830.

(7)
Consists of (i) 69,144 shares (including 1,723 shares to be purchased in the Common Equity PIPE Financing) to be held by ForgePoint Cyber Affiliates Fund I, L.P. upon the Closing and (ii) 5,946,772 (including 148,223 shares to be purchased in the Common Equity PIPE Financing) to be held by ForgePoint Cybersecurity Fund I, L.P. (together with ForgePoint Cyber Affiliates Fund I, L.P., the “ForgePoint Funds”) upon the Closing. Donald R. Dixon and Alberto J. Yepez are the managing members of ForgePoint Cybersecurity GP-I, LLC, which is the general partner of each of the ForgePoint Funds, and exercise shared voting, investment and dispositive rights with respect to the shares of stock held by each of the ForgePoint Funds. Sean Cunningham is a non-managing member of ForgePoint Cybersecurity GP-I, LLC. In this capacity, Mr. Cunningham does not have voting or dispositive power over the shares held by the ForgePoint Funds. The address for all entities and individuals affiliated with the ForgePoint Funds is 400 S El Camino Road, Suite 1050, San Mateo, CA 94402.

(8)
Before the Business Combination, includes Class A Ordinary Shares held by Corbin Opportunity Fund, L.P. (“COF”), Corbin ERISA Opportunity Fund, Ltd. (“CEOF”), Corbin Capital Partners, L.P. (“CCP”) and Corbin Capital Partners GP, LLC (“CCPG”). Before the Business Combination, based on Schedule 13D/A filed jointly by COF, CEOF, CCP and CCPG with the SEC on June 2, 2022, COF beneficially owns 468,333 Class A Ordinary Shares, CEOF beneficially owns 936,667 Class A Ordinary Shares, CCP beneficially owns 1,405,000 Class A Ordinary Shares and CCPG beneficially owns 1,405,000 Class A Ordinary Shares. After the Business Combination, also includes 750,000 shares to be purchased in the Common Equity PIPE Financing by CEOF and excludes up to 1,956,520 shares issuable to CEOF upon the conversion, subject to certain adjustments from time to time as set forth in the relevant indenture, of $22,500,000 principal amount of Notes. CCP is the investment manager of each of COF and CEOF (“Corbin Funds”). CCP and its general partner, CCPG may be deemed beneficial owners of the Class A Ordinary Shares beneficially owned by each of the Corbin Funds noted above.Craig Bergstrom, as the Chief Investment Officer of CCP, makes voting and investment for the Corbin Funds, but disclaims beneficial ownership of the shares held by them, except to the extent of his pecuniary interest therein. The address of COF, CEOF, CCP and CCPG is 590 Madison Avenue, 31st Floor, New York, NY 10022.

(9)
Before the Business Combination, includes 4,202,767 Class B Ordinary Shares held by Jar Sponsor LLC. After the Business Combination also includes 5,450,000 New ZeroFox Common Stock issuable upon exercise of 5,450,000 private placement warrants purchased by Jar Sponsor LLC in connection with the L&F IPO. GCP-OI I, LLC, MSBD 2020 Series LLC and Victory Park Capital Advisors, LLC as the voting members of JAR Sponsor LLC will exercise voting control over 4,202,767 Class B Ordinary Shares. Jeffrey C. Hammes, by virtue of his role as managing member of MSBD 2020 Series LLC has voting and dispositive power over the Class B Ordinary Shares held by JAR Sponsor LLC, and therefore may be deemed to have beneficial ownership of the Class B

Ordinary Shares held directly by the Sponsor. Adam Gerchen, by virtue of his role as manager of GCP-OI I, LLC has voting and dispositive power over the Class B Ordinary Shares held by JAR Sponsor LLC, and therefore may be deemed to have beneficial ownership of the Class B Ordinary Shares held directly by the Sponsor. Richard Levy has voting and dispositive power on behalf of Victory Park Capital, LLC over the Class B Ordinary Shares held by JAR Sponsor LLC, and therefore may be deemed to have beneficial ownership of the Class B ordinary shares held directly by the Sponsor. The address of JAR Sponsor LLC is 150 North Riverside Plaza, Suite 5200 Chicago, IL 60606.
(10)	Unless otherwise indicated, the address of each of L&F’s directors and executive officers is c/o L&F Acquisition Corp., 150 North Riverside Plaza, Suite 5200 Chicago, IL 60606.
(11)
Before the Business Combination, includes 4,202,767 shares held by JAR Sponsor LLC, the Sponsor, the record holder of the Class B Ordinary Shares reported herein. The voting members of the Sponsor are, GCP-OI I, LLC, MSBD 2020 Series LLC and Victory Park Capital Advisors, LLC. Jeffrey C. Hammes, by virtue of his role as managing member of MSBD 2020 Series LLC has voting and dispositive power over the Class B Ordinary Shares held by JAR Sponsor LLC, and therefore may be deemed to have beneficial ownership of the Class B Ordinary Shares held directly by the Sponsor. Mr. Hammes disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. After the Business Combination, also includes 50,000 shares to be purchased in the Common Equity PIPE Financing by JCH Investments LLC of which Mr. Hammes is managing member.

(12)
Before the Business Combination, includes 4,202,767 shares held by JAR Sponsor LLC, the Sponsor, the record holder of the Class B Ordinary Shares reported herein. The members of the Sponsor are, GCP-OI I, LLC, MSBD 2020 Series LLC and Victory Park Capital Advisors, LLC. Adam Gerchen, by virtue of his role as manager of GCP-OI I, LLC has shared voting and dispositive power over the Class B Ordinary Shares held by JAR Sponsor LLC, and therefore may be deemed to have beneficial ownership of the Class B Ordinary Shares held directly by the Sponsor. Mr. Gerchen disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. After the Business Combination, also includes 50,000 shares to be purchased in the Common Equity PIPE Financing by GCP-OI I, LLC.

(13)
Before the Business Combination, includes 4,202,767 shares held by JAR Sponsor LLC, the Sponsor, the record holder of the Class B Ordinary Shares reported herein. The members of the Sponsor are, GCP-OI I, LLC, MSBD 2020 Series LLC and Victory Park Capital Advisors, LLC. Richard Levy has shared voting and dispositive power on behalf of Victory Park Capital, LLC over the Class B Ordinary Shares held by JAR Sponsor LLC, and therefore may be deemed to have beneficial ownership of the Class B Ordinary Shares held directly by the Sponsor. Mr. Levy disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. After the Business Combination, includes 150,000 shares to be purchased in the Common Equity PIPE Financing by L&F Acquisition Holdings Fund, LLC, of which Mr. Levy has voting and dispositive power, and excludes up to 652,173 shares issuable upon the conversion, subject to certain adjustments from time to time as set forth in the relevant indenture, of $7,500,000 principal amount of Notes to be purchased by L&F Acquisition Holdings Fund, LLC.

(14)	Unless otherwise indicated, the address of each of New ZeroFox’s directors and executive officers is c/o ZeroFox, Inc., 1834 S. Charles Street Baltimore, Maryland 21230.
(15)	Includes options to purchase 227,002 shares exercisable as of or within 60 days of May 27, 2022.
(16)
Includes 50,535 unvested restricted shares as to which Ms. King has sole voting power but which are subject to restrictions on transfer, of which 7,542 shares will vest within 60 days of April 30, 2022.

(17)
Represents shares (including 179,069 shares to be purchased in the Common Equity PIPE Financing) to be held by HCP 9, HCP 9B and HEF 9 upon the Closing as to which shares Mr. Mulloy may be deemed to share voting and dispositive power, as discussed in footnote (2).

(18)	Includes options to purchase 661,016 shares exercisable as of or within 60 days of May 27, 2022.
(19)	Includes options to purchase 771,855 shares exercisable as of or within 60 days of May 27, 2022.
(20)	Includes options to purchase 549,015 shares exercisable as of or within 60 days of May 27, 2022.
(21)	Includes options to purchase 96,734 shares exercisable as of or within 60 days of May 27, 2022.
(22)	Includes options to purchase 690,360 shares exercisable as of or within 60 days of May 27, 2022.
(23)	Includes options to purchase 53,741 shares exercisable as of or within 60 days of May 27, 2022.
(24)
After the Business Combination, includes options to purchase 3,049,723 shares exercisable as of or within 60 days of May 27, 2022 and shares beneficially owned as discussed in footnotes (5), (12) and (17).

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS
L&F is an exempted company incorporated under the Cayman Islands Companies Act. The Cayman Islands Companies Act and L&F’s Existing Governing Documents govern the rights of its shareholders. Following the Domestication, New ZeroFox will be incorporated under the laws of the State of Delaware and the rights of New ZeroFox shareholders will be governed by the laws of the State of Delaware, including the DGCL, the Proposed Certificate of Incorporation and the Proposed Bylaws. The Cayman Islands Companies Act differs in some material respects from laws generally applicable to U.S. corporations and their shareholders. In addition, the Existing Governing Documents differ in certain material respects from the Proposed Certificate of Incorporation and Proposed Bylaws of New ZeroFox. As a result, when you become a shareholder of New ZeroFox, your rights will differ as compared to when you were a shareholder of L&F.
The following table sets forth a summary of important similarities and differences in the corporate governance and shareholder rights associated with each of L&F and New ZeroFox according to applicable law or the organizational documents of L&F and New ZeroFox, including the principal changes proposed to be made between L&F’s Existing Governing Documents and the Proposed Certificate of Incorporation and Proposed Bylaws of New ZeroFox. This summary is qualified by reference to the complete text of the Existing Governing Documents of L&F, the complete text of the Proposed Certificate of Incorporation, a copy of which is attached to this proxy statement/prospectus as Annex B, and the complete text of the Proposed Bylaws, a copy of which is attached to this proxy statement/prospectus as Annex C. All shareholders are encouraged to read each of the Proposed Governing Documents in their entirety for a more complete description of their terms. Additionally, as the Existing Governing Documents are governed by the Cayman Islands law and the Proposed Governing Documents will be governed by the DGCL, we encourage shareholders to carefully consult the information set out under the section entitled “Proposal No. 3 - The Domestication Proposal” and “Description of Securities” as well as the DGCL and the Cayman Islands Companies Act.
	Existing Governing Documents and Cayman Islands Law	Proposed Governing Documents and Delaware Law
Authorized Shares (Advisory Governing Documents Proposal 5(A))
The authorized share capital under the Existing Governing Documents is 500,000,000 Class A Ordinary Shares, par value US$0.0001 per share, 50,000,000 Class B Ordinary Shares, par value US$0.0001 per share, and 1,000,000 preference shares, par value US$0.0001 per share.

The Proposed Governing Documents authorize 1,000,000,000 shares of New ZeroFox Common Stock, par value $0.0001 per share, and 100,000,000 shares of New ZeroFox Preferred Stock, par value $0.0001 per share

	See paragraph 5 of L&F’s Amended and Restated Memorandum of Association.	See Article IV, Section 1 of the Proposed Certificate of Incorporation.

Authorize the Board of Directors to Issue Preferred Stock Without Shareholder Consent (Advisory Governing Documents Proposal 5(B))
The Existing Governing Documents authorize the issuance of up to 1,000,000 preference shares with such designation, rights and preferences as may be determined from time to time by L&F’s Board. Accordingly, L&F’s Board is empowered under the Existing Governing Documents, without shareholder approval, to issue preference shares with dividend, liquidation, redemption, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares.

The Proposed Governing Documents authorize the issuance of up to 100,000,000 shares of preferred stock in one or more series with such designations, powers, preferences and rights, and qualifications, limitations or restrictions thereof as may be fixed from time to time by the New ZeroFox Board for each such series, including, without limitation, the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and

	Existing Governing Documents and Cayman Islands Law	Proposed Governing Documents and Delaware Law
liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

	See paragraph 5 of L&F’s Amended and Restated Memorandum of Association and Article 3 of L&F’s Amended and Restated Articles of Association.	See Article IV, Sections 1 and 4 of the Proposed Certificate of Incorporation.

Corporate Name (Governing Documents Proposal)	The Existing Governing Documents provide the name of the company is “L&F Acquisition Corp.”	The Proposed Governing Documents will provide that the name of the corporation will be “ZeroFox Holdings, Inc.”

	See paragraph 1 of L&F’s Amended and Restated Memorandum of Association.	See Article I of the Proposed Certificate of Incorporation.

Perpetual Existence (Advisory Governing Documents Proposal 5(G))
The Existing Governing Documents provide that if we do not consummate a business combination (as defined in the Existing Governing Documents) by August 24, 2022, L&F will cease all operations except for the purposes of winding up and will redeem the shares issued in the L&F IPO and liquidate its Trust Account.
The Proposed Governing Documents provide that New ZeroFox will have perpetual existence, which is the default under the DGCL.

	See Article 49, subsection 49.7 of L&F’s Amended and Restated Articles of Association.	See Article VII, Section 1 of the Proposed Certificate of Incorporation.

Exclusive Forum (Advisory Governing Documents Proposal 5(C))	The Existing Governing Documents do not contain a provision adopting an exclusive forum for certain shareholder litigation.
The Proposed Governing Documents adopt Delaware as the exclusive forum for certain shareholder litigation and the U.S. federal district courts as the exclusive forum for litigation arising out of the Securities Act.

See Article X, Section 2 of the Proposed Certificate of Incorporation.

	Existing Governing Documents and Cayman Islands Law	Proposed Governing Documents and Delaware Law
Number of Directors
Under the Existing Governing Documents, the L&F Board shall consist of not less than one person provided however that L&F may by ordinary resolution increase or reduce the limits in the number of directors.
Subject to the rights of holders of any preferred stock of New ZeroFox, the number of directors that constitutes the New ZeroFox Board may be fixed only by resolution of the New ZeroFox Board.

	See Article 27, subsection 27.1 of L&F’s Amended and Restated Articles of Association.	See Article V, Section 1 of the Proposed Certificate of Incorporation.

Classified Board	The Existing Governing Documents provide that the L&F Board is composed of three classes with only one class of directors being elected in each year and each class serving a three-year term.
The Proposed Governing Documents provide that the New ZeroFox Board will be divided into three classes with only one class of directors being elected in each year and each class serving a three-year term.

	See Article 27 subsection 27.2 of L&F’s Amended and Restated Articles of Association.	See Article V, Section 2 of the Proposed Certificate of Incorporation.

Election and Removal of Directors (Advisory Governing Documents Proposal 5(E) with respect to Director Removal for Cause)
The Existing Governing Documents provide that prior to the closing of a Business Combination, the holders of Class B Ordinary Shares, by ordinary resolution, may appoint any person to be a director or remove any director of L&F. For the avoidance of doubt, prior to the closing of a Business Combination, holders of Class A Ordinary Shares have no right to vote on the appointment or removal of any L&F director.

Directors of New ZeroFox will be elected by a plurality of all of the votes cast in the election of directors. The Proposed Certificate of Incorporation will provide that shareholders may only remove a director for cause and only by the affirmative vote of the holders of a majority of the issued and outstanding capital stock of New ZeroFox entitled to vote in the election of directors, voting together as a single class.

	See Article 29 subsection 29.1 of L&F’s Amended and Restated Articles of Association.	See Article VI, Section 1 of the Proposed Certificate of Incorporation and Article II, Section 2.9 of the Proposed Bylaws.

	Existing Governing Documents and Cayman Islands Law	Proposed Governing Documents and Delaware Law
Quorum for Shareholder Meetings
Under the Existing Governing Documents, a quorum for a meeting of shareholders will be present if the holders of a majority of the issued and outstanding shares are present (in person or by proxy) or, being a non-natural person, duly represented in person or by proxy.

In order to constitute a quorum for the transaction of business at a meeting of shareholders, the Proposed Bylaws require the presence, in person or by proxy, of the holders of a majority of the voting power of the capital stock of New ZeroFox issued and outstanding and entitled to vote at the meeting.

	See Article 22, subsection 22.1 of L&F’s Amended and Restated Articles of Association.	See Article II, Section 2.6 of the Proposed Bylaws.

Voting Rights Generally
Under the Cayman Islands Companies Act and the Existing Governing Documents, routine corporate matters may be approved by an ordinary resolution (being the affirmative vote of at least a majority of the votes cast by the holders of the issued ordinary shares who are present in person or represented by proxy and entitled to vote thereon at the general meeting).

Except as otherwise set forth in the Existing Governing Documents, shareholders of L&F have one vote for every share held.

Mergers require a special resolution, and any other authorization as may be specified in the Existing Governing Documents.

All mergers (other than parent/subsidiary mergers) require shareholder approval—there is no exception for smaller mergers.

Where a bidder has acquired 90% or more of the shares in a Cayman Islands company, it can compel the acquisition of the shares of the remaining shareholders and thereby become the sole shareholder.

A Cayman Islands company may also be acquired through a “scheme of arrangement” sanctioned by a Cayman Islands court and approved by a

Generally, approval of routine corporate matters that are put to a shareholder vote require the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter while directors are elected by a plurality of the votes cast.

Holders of New ZeroFox Common Stock will be entitled to one vote for each share held as of the record date for the determination of the shareholders entitled to vote on such matters, including the election and removal of directors, except as otherwise required by law.

Mergers generally require approval of a majority of all outstanding shares of voting stock. Mergers in which less than 20% of the acquirer’s stock is issued generally do not require acquirer shareholder approval.

Mergers in which one corporation owns 90% or more of a second corporation may be completed without the vote of the second corporation’s board of directors or shareholders.

	Existing Governing Documents and Cayman Islands Law	Proposed Governing Documents and Delaware Law
majority in number and 75% in value of shareholders in attendance and voting at a shareholders’ meeting.

See Article IV, Section 3 of the Proposed Certificate of Incorporation and Section 215 and Subchapter IX of the DGCL.

Amendments to Governing Documents (Advisory Governing Documents Proposal 5(F))
The Existing Governing Documents provide that certain amendments may only be made pursuant to a special resolution under the Cayman Islands Companies Act, which would require the affirmative vote of at least the holders of at least a two-thirds (2/3) majority of the votes cast by holders of L&F Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon at a general meeting, or unanimous written resolution signed by all of the shareholders entitled to vote at a general meeting.

The Proposed Certificate of Incorporation will allow for amendments by the affirmative vote of holders of at least a majority of the total voting power of all the then outstanding shares of stock entitled to vote thereon, voting together as a single class; provided, that certain amendments will require the affirmative vote of the holders of two-thirds of the total voting power of the outstanding shares of capital stock entitled to vote thereon, voting together as a single class.

In addition, the Proposed Bylaws will allow for amendments with the approval by the holders of a majority of the voting power of the shares present in person or by proxy at the meeting of shareholders and entitled to vote on the matter; provided, that certain amendments will require approval by holders of at least two-thirds of the voting power of the then-outstanding voting securities entitled to vote thereon, voting together as a single class. See “Description of Securities–Amendments to Certificate of Incorporation and Bylaws” below.

	See Article 18 of L&F’s Amended and Restated Articles of Association.	See Article XI, Section 1 of the Proposed Certificate of Incorporation and Article X of the Proposed Bylaws.

	Existing Governing Documents and Cayman Islands Law	Proposed Governing Documents and Delaware Law
Shareholder Written Consent In Lieu of a Meeting (Advisory Governing Documents Proposal 5(D))	The Existing Governing Documents provide that resolutions may be passed by a vote in person or, where proxies are allowed, by proxy at a general meeting, or by unanimous written resolution.	The Proposed Governing Documents allow shareholders to vote in person or by proxy at a meeting of shareholders, but prohibit the ability of shareholders to act by written consent in lieu of a meeting.

	See Article 1 of L&F’s Amended and Restated Articles of Association.	See Article VIII, Section 1 of the Proposed Certificate of Incorporation and Article II, Section 2.10 of the Proposed Bylaws.

Appraisal Rights
Unless Section 239 of the Cayman Islands Companies Act applies, minority shareholders that dissent from a merger are entitled to be paid the fair market value of their shares, which, if necessary, may ultimately be determined by the court.

In general, under the DGCL, a shareholder of a publicly traded corporation does not have appraisal rights in connection with a merger. Shareholders of a publicly traded corporation do, however, generally have appraisal rights in connection with a merger if they are required by the terms of a merger agreement to accept for their shares anything except: (a) shares or depository receipts of the corporation surviving or resulting from such merger; (b) shares of stock or depository receipts that will be either listed on a national securities exchange or held of record by more than 2,000 holders; or (c) cash in lieu of fractional shares or fractional depository receipts described in (a) and (b) above; or (d) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depositary receipts described in (a), (b) and (c) above.

See DGCL Section 262.

Inspection of Books and Records	Under Cayman Islands law, shareholders generally do not have any rights to inspect or obtain copies of the register of shareholders or other corporate records of a company.	Under the DGCL, any shareholder may inspect the corporation’s books and records for a proper purpose during the usual hours for business.

See DGCL Section 220.

	Existing Governing Documents and Cayman Islands Law	Proposed Governing Documents and Delaware Law
Shareholder Lawsuits (Advisory Governing Documents Proposal 5(C) with respect to the Exclusive Forum Provisions)
In the Cayman Islands, the decision to institute proceedings on behalf of a company is generally taken by the company’s board of directors. A shareholder may be entitled to bring a derivative action on behalf of the company, but only in certain limited circumstances.

The Existing Governing Documents do not expand upon or otherwise limit statutorily provided rights.

A shareholder may bring a derivative suit subject to procedural requirements (including compliance with the exclusive forum provisions in the Proposed Certificate of Incorporation).

Except with respect to the exclusive forum provisions in the Proposed Certificate of Incorporation, the Proposed Governing Documents do not expand upon or otherwise limit statutorily provided rights.

Provisions Related to Status as Blank Check Company (Advisory Governing Documents Proposal 5(G))	The Existing Governing Documents set forth various provisions related to L&F’s status as a blank check company prior to the consummation of a business combination.
The Proposed Governing Documents do not include such provisions related to New ZeroFox’s status as a blank check company, which no longer will apply upon consummation of the Business Combination, as we will cease to be a blank check company at such time.

See Article 49 of L&F’s Amended and Restated Articles of Association.

Duties of Directors
Under Cayman Islands law, a director owes fiduciary duties to a company, including to exercise loyalty, honesty and good faith to the company as a whole.

In addition to fiduciary duties, directors owe a duty of care, diligence and skill. Such duties are owed to the company but may be owed directly to creditors or shareholders in certain limited circumstances.

Under Delaware law, the standards of conduct for directors have developed through Delaware case law. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty requires directors not to act for the purpose of self-dealing, and the duty of care requires directors in managing New ZeroFox’s affairs to use that level of care which ordinarily careful and prudent persons would use in similar circumstances. When directors act consistently with their duties of loyalty and care, and no other facts exist to call for a heightened standard of review, their decisions generally are presumed to be valid under the business judgment rule.

New ZeroFox’s Board may exercise all such authority and powers of New ZeroFox and do all such lawful acts and things as are not by statute or the Proposed Governing Documents

	Existing Governing Documents and Cayman Islands Law	Proposed Governing Documents and Delaware Law
directed or required to be exercised or done solely by the shareholders.

Corporate Opportunities
The Existing Governing Documents provide that L&F renounces its interest in any corporate opportunity offered to any director or officer unless such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of L&F and it is an opportunity that L&F is able to complete on a reasonable basis.

The Proposed Certificate of Incorporation will waive, to the fullest extent permitted by applicable law, any corporate opportunities that a non-employee director or his or her affiliates may acquire so long as such opportunity is not offered or presented to the non-employee director solely in his or her capacity as a director of New ZeroFox.

	See Article 51.2 of L&F’s Amended and Restated Articles of Association.	See Article XII of the Proposed Certificate of Incorporation.

Indemnification of Directors and Officers	The Existing Governing Documents require L&F to indemnify its directors and officers except with regard to actual fraud, willful neglect or willful default.	The Proposed Governing Documents will obligate New ZeroFox to indemnify each current and former director or officer of New ZeroFox to the fullest extent permitted by the DGCL.

	See Article 45 of L&F’s Amended and Restated Articles of Association.	See Article IX of the Proposed Certificate of Incorporation and Article VIII of the Proposed Bylaws.

Limited Liability of Directors	Liability of directors may be limited, except with regard to their own actual fraud, willful neglect or willful default.
The Proposed Certificate of Incorporation includes a provision that eliminates, to the fullest extent permitted by the DGCL, the personal liability of directors for monetary damages to New ZeroFox or its shareholders for any breach of fiduciary duty as a director.

See Article IX of the Proposed Certificate of Incorporation.

DESCRIPTION OF SECURITIES
The following description of the Company’s securities reflects the Company’s capital stock and warrants as they will exist as of the effective time of the Business Combination. The Company’s capital stock will be governed by the Company’s Proposed Certificate of Incorporation, the Company’s Proposed Bylaws and the DGCL. This description is a summary and is not complete. We urge you to read the Company’s Proposed Certificate of Incorporation and Proposed Bylaws, which will be in effect prior to the effective time of the Business Combination and the forms of which are included as Annex B and Annex C, respectively, to this proxy statement/prospectus and are incorporated herein by reference, in their entirety. Throughout this section, references to the “Company” refer to ZeroFox Holdings, Inc. (f.k.a. L&F Acquisition Corp.) after the Business Combination as the context so requires.
General
Following the consummation of the Business Combination, the authorized capital stock of the Company will consist of 1,100,000,000 shares of stock, $0.0001 par value per share, of which 1,000,000,000 shares will be designated as common stock and 100,000,000 shares will be designated as preferred stock. Following the consummation of the Business Combination, assuming no Redemptions, the Company would have an aggregate of approximately 129,047,972 shares of New ZeroFox Common Stock outstanding, assuming the maximum number of shares of New ZeroFox Common Stock that may be issued to holders of shares and equity awards of the Target Companies are issued (as more fully described in this proxy statement/prospectus), together with the shares issued to the existing shareholders of L&F and the shares issued in connection with the Common Equity PIPE Financing, in each case in connection with the Business Combination, but excluding shares issuable upon exercise of the New ZeroFox Public Warrants and New ZeroFox Private Placement Warrants and upon conversion of the Notes, and no shares of preferred stock issued and outstanding.
Common Stock
The Proposed Certificate of Incorporation authorizes one class of common stock.
Dividend Rights
The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus”, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Delaware common law also imposes a solvency requirement in connection with the payment of dividends.
Subject to preferences that may apply to any shares of the Company’s preferred stock outstanding at the time, the holders of the Company’s common stock will be entitled to receive dividends out of funds legally available therefor if the Company’s board of directors, in its discretion, determines to authorize the issuance of dividends and then only at the times and in the amounts that the Company’s board of directors may determine.
Voting Rights
Holders of the Company’s common stock will be entitled to one vote for each share held as of the record date for the determination of the shareholders entitled to vote on such matters, including the election and removal of directors, except as otherwise required by law. Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. The Company’s Proposed Certificate of Incorporation will not authorize cumulative voting and will provide that no shareholder will be permitted to cumulate votes at any election of directors. Consequently, the holders of a majority of the outstanding shares of the Company’s common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.
Right to Receive Liquidation Distributions
If the Company becomes subject to a liquidation, dissolution, or winding-up, the assets legally available for distribution to the Company’s shareholders would be distributable ratably among the holders of the Company’s common stock and any participating series of the Company’s preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of, and the payment of any liquidation preferences on, any outstanding shares of the Company’s preferred stock.
Other Matters
All outstanding shares of the Company’s common stock will be fully paid and nonassessable. The Company’s common stock will not be entitled to preemptive rights and will not be subject to redemption or sinking fund provisions.
Preferred Stock
The Company’s board of directors will be authorized, subject to limitations prescribed by the DGCL, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by the Company’s shareholders. The Company’s board of directors will be empowered to increase or decrease the number of shares of any series of the Company’s preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by the Company’s shareholders. The Company’s board of directors will be able to authorize the issuance of the Company’s preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of the Company’s common stock. The issuance of the Company’s preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of the Company and might adversely affect the market price of the Company’s common stock and the voting and other rights of the holders of the Company’s common stock. There are currently no plans to issue any shares of the Company’s preferred stock.
Board of Directors
The Company’s board of directors is expected to consist of eight directors. The Proposed Certificate of Incorporation provides that the number of directors shall be fixed only by resolution of the board of directors. Directors are elected by a plurality of all of the votes cast in the election of directors.
Takeover Defense Provisions
Certain provisions of Delaware law, the Proposed Certificate of Incorporation and the Proposed Bylaws, which are summarized in this proxy statement/prospectus, may have the effect of delaying, deferring, or discouraging another person from acquiring control of the Company. They are also designed, in part, to encourage persons seeking to acquire control of the Company to negotiate first with the Company’s board of directors.
Section 203 of the DGCL
The Company will also be governed by the provisions of Section 203 of the DGCL. In general, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” (as those terms are defined in Section 203 of the DGCL) for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:
•
either the merger or the transaction which resulted in the shareholder becoming an interested stockholder was approved by the board of directors prior to the time that the shareholder became an interested stockholder;

•
upon consummation of the transaction which resulted in the shareholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
at or subsequent to the time the shareholder became an interested stockholder, the merger was approved by the Company’s board of directors and authorized at an annual or special meeting of the shareholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include mergers, asset sales, and other transactions resulting in financial benefit to a shareholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or, within the prior three years, did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring, or preventing changes in control of the Company.
Classified Board of Directors
The Proposed Certificate of Incorporation will provide that the Company’s board of directors is divided into three classes, designated as Class I, Class II and Class III. Each class will be an equal number of directors, as nearly as possible, consisting of one-third of the total number of directors constituting the entire board of directors. The term of the initial Class I directors will terminate on the date of the first annual meeting of shareholders following the Closing Date, the term of the initial Class II directors will terminate on the date of the second annual meeting of shareholders following the Closing Date, and the term of the initial Class III directors will terminate on the date of the third annual meeting of shareholders following the Closing Date. At each annual meeting of shareholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term.
Removal of Directors
The Proposed Certificate of Incorporation will provide that shareholders may only remove a director for cause and only by the affirmative vote of the holders of a majority of the issued and outstanding capital stock of the Company entitled to vote in the election of directors, voting together as a single class.
Board of Directors Vacancies
The Proposed Certificate of Incorporation and Proposed Bylaws authorize only a majority of the remaining members of the Company’s board of directors, although less than a quorum, to fill vacant directorships, including newly created directorships. In addition, subject to the rights of holders of any series of the Company’s preferred stock, the number of directors constituting the Company’s board of directors will be permitted to be set only by a resolution of the Company’s board of directors. These provisions would prevent a shareholder from increasing the size of the Company’s board of directors and then gaining control of the Company’s board of directors by filling the resulting vacancies with its own nominees. This will make it more difficult to change the composition of the Company’s board of directors and will promote continuity of management.
Shareholder Action; Special Meeting of Shareholders
The Proposed Certificate of Incorporation and Proposed Bylaws will provide that the Company’s shareholders may not take action by written consent but may only take action at annual or special meetings of the shareholders. As a result, a holder controlling a majority of the Company’s capital stock would not be able to amend the Proposed Bylaws, amend the Proposed Certificate of Incorporation or remove directors without holding a meeting of the Company’s shareholders called in accordance with the Proposed Certificate of Incorporation and Proposed Bylaws. The Proposed Certificate of Incorporation and Proposed Bylaws will further provide that special meetings of shareholders of the Company may be called only by the Company’s board of directors, the Chairperson of the Company’s board of directors, or the Chief Executive Officer or the President of the Company, thus prohibiting shareholder action to call a special meeting. These provisions might delay the ability of the Company’s shareholders to force consideration of a proposal or for shareholders controlling a majority of the Company’s capital stock to take any action, including the removal of directors.
Advance notice requirements for shareholder proposals and director nominations
The Proposed Certificate of Incorporation will provide that advance notice of shareholder nominations for the election of directors and of business to be brought by shareholders before any meeting of the shareholders of the Company must be given in the manner and to the extent provided in the bylaws of the Company. The Proposed Bylaws provide that, with respect to an annual meeting of the Company’s shareholders, nominations of persons for election to the board of directors and the proposal of other business to be transacted by the shareholders may be made only (i) pursuant to the Company’s notice of the meeting, (ii) by or at the direction of the Company’s board of directors, (iii) as provided in the certificate of designation for any class or series of preferred stock or (iv) by any shareholder who was a shareholder of record at the time of giving the notice required by the Proposed Bylaws, at the record date(s) set by the board of directors for the purpose of determining shareholders entitled to notice of, and to vote at, the meeting, and at the time of the meeting, and who complies with the advance notice provisions of the Proposed Bylaws.
With respect to special meetings of shareholders, only the business specified in the Company’s notice of meeting may be brought before the meeting. Nominations of persons for election to the board of directors may be made only (i) by or at the direction of the Company’s board of directors or (ii) if the meeting has been called for the purpose of electing directors, by any shareholder who was a shareholder of record at the time of giving the notice required by the Proposed Bylaws, at the record date(s) set by the board of directors for the purpose of determining shareholders entitled to notice of, and to vote at, the meeting, and at the time of the meeting, and who complies with the advance notice provisions of the Proposed Bylaws.
The advance notice procedures of the Proposed Bylaws provide that, to be timely, a shareholder’s notice with respect to director nominations or other proposals for an annual meeting must be delivered to the Company’s Secretary at the principal executive office of the Company not earlier than the 150th day nor later than 5:00 p.m., local time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. In the event that the date of the annual meeting is advanced by more than 30 days before or delayed by more than 60 days after the first anniversary of the date of the preceding year’s annual meeting, to be timely, a shareholder’s notice must be delivered not earlier than the 120th day prior to the date of such annual meeting and not later than 5:00 p.m., local time, on the later of the 90th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.
These provisions might preclude shareholders of the Company from bringing matters before the annual meeting of shareholders or from making nominations for directors at the annual meeting of shareholders if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.
No cumulative voting
The DGCL provides that shareholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Proposed Certificate of Incorporation will not provide for cumulative voting and will provide that no shareholder will be permitted to cumulate votes at any election of directors.
Amendments to Certificate of Incorporation and Bylaws
Except for those amendments permitted to be made without shareholder approval under Delaware law or the Proposed Certificate of Incorporation, the Proposed Certificate of Incorporation generally may be amended only if the amendment is first declared advisable by the board of directors and thereafter approved by holders of a majority of the outstanding stock of the Company entitled to vote thereon. Any amendment of certain provisions in the Proposed Certificate of Incorporation will require approval by holders of at least two-thirds of the voting power of the then-outstanding voting securities of the Company entitled to vote thereon, voting together as a single class. These provisions include, among others, provisions related to the classified board structure, board composition, removal of directors, indemnification and exculpation, cumulative voting rights, preferred stock, exclusive forum provisions, provisions related to shareholder action and advance notice, corporate opportunities and amendments to the charter, in each case as summarized in this proxy statement/prospectus.
The Company’s board of directors will have the power to adopt, amend or repeal any provision of the Proposed Bylaws. In addition, shareholders of the Company may adopt, amend or repeal any provision of the Proposed Bylaws with the approval by the holders of a majority of the voting power of the shares present in person or by proxy at the meeting of shareholders and entitled to vote on the matter. Any amendment of certain provisions in the Proposed Bylaws will require approval by holders of at least two-thirds of the voting power of the then-outstanding voting securities of the Company entitled to vote thereon, voting together as a single class. These provisions include, among others, provisions related to meetings of shareholders, the powers and composition of the board of directors, removal of directors, indemnification of directors and officers and amendments to the Proposed Bylaws.

Authorized but Unissued Capital Stock
Delaware law does not require shareholder approval for any issuance of authorized shares. However, the listing requirements of the Nasdaq Stock Market, which would apply if and so long as the common stock remains listed on the Nasdaq Stock Market, require shareholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of common stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved common stock may be to enable the Company’s board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive shareholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.
Exclusive Forum
The Proposed Certificate of Incorporation will provide that, unless otherwise consented to by the Company in writing, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for the following types of actions or proceedings: (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former director, officer, shareholder, employee or agent of the Company to the Company or the Company’s shareholders; (iii) any action asserting a claim against the Company or any current or former director, officer, shareholder, employee or agent of the Company relating to any provision of the DGCL or the Proposed Certificate of Incorporation or the Proposed Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; (iv) any action asserting a claim against the Company or any current or former director, officer, shareholder, employee or agent of the Company governed by the internal affairs doctrine of the State of Delaware, in each such case unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. The Proposed Certificate of Incorporation will further provide that, unless otherwise consented to by the Company in writing to the selection of an alternative forum, the federal district courts of the United States will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint against any person in connection with any offering of the Company’s securities, asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in the Company’s securities will be deemed to have notice of and consented to this provision.
Although the Proposed Certificate of Incorporation contains the choice of forum provisions described above, it is possible that a court could rule that such provisions are inapplicable for a particular claim or action or that such provisions are unenforceable. For example, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. In addition, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and, therefore, the exclusive forum provisions described above do not apply to any actions brought under the Exchange Act.
Although we believe these provisions will benefit us by limiting costly and time-consuming litigation in multiple forums and by providing increased consistency in the application of applicable law, these exclusive forum provisions may limit the ability of our shareholders to bring a claim in a judicial forum that such shareholders find favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and other employees.
Corporate Opportunities
The Proposed Certificate of Incorporation provides that, to the fullest extent permitted by applicable law, none of our non-employee directors nor his or her affiliates has any duty to refrain from, directly or indirectly, (x) engaging in the same or similar business activities or lines of business as the Company or (y) otherwise competing with the Company or its affiliates. In the event that any non-employee director or his or her affiliates acquire knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for the non-employee director, his or her affiliates or the Company, such non-employee director will, to the fullest extent permitted by applicable law, have no duty to communicate or offer such transaction or business opportunity to the Company or any of its affiliates and will not be liable to the Company, its affiliates or the shareholders of the Company for breach of any fiduciary duty as a director or officer of the Company solely by reason of the fact that such non-employee director or his or her affiliate pursues or acquires such opportunity for themselves, offers or directs such opportunity to another person, or does not communicate such opportunity to the Company; provided, that the Company does not renounce its interest in any corporate opportunity expressly offered or presented to any non-employee director solely in his or her capacity as a director of the Company.
Limitations on Liability and Indemnification of Directors and Officers
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Company’s Proposed Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director to the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time. The effect of these provisions is to eliminate the rights of the Company and its shareholders, through shareholders’ derivative suits on the Company’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.
The Company’s Proposed Certificate of Incorporation will permit and the Proposed Bylaws will obligate the Company to indemnify, to the fullest extent permitted by the DGCL, any director or officer of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding. The Company will not be obligated to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person unless the Proceeding (or part thereof) was, or is, authorized by the board of directors, the Company determines to provide the indemnification or is otherwise required by applicable law. In addition, the Proposed Bylaws require the Company, to the fullest extent permitted by law, to pay, in advance of the final disposition of a Proceeding, expenses (including attorneys’ fees) actually and reasonably incurred by an officer or director of the Company in defending any Proceeding, upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under the Proposed Bylaws or the DGCL.
The Company expects to enter into an indemnification agreement with each of its directors and executive officers that provide for indemnification to the maximum extent permitted by Delaware law.
The Company believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers. The limitation of liability and indemnification provisions in the Company’s Proposed Certificate of Incorporation and Proposed Bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its shareholders. In addition, your investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Transfer Agent
The Transfer Agent for the New ZeroFox Common Stock and New ZeroFox Public Warrants following the Business Combination will be Continental Stock Transfer & Trust Company.
Listing of Common Stock and Warrants
L&F has applied for the listing of the New ZeroFox Common Stock and New ZeroFox Public Warrants of the Company on Nasdaq following the completion of the Business Combination under the symbols “ZFOX” and “ZFOXW,” respectively.
ZeroFox and IDX Options and Warrants
See “Proposal No. 2 — The Business Combination Proposal — Consideration to be Received in the Business Combination” for a description of the treatment of outstanding stock options and warrants of ZeroFox and IDX in connection with the Business Combination.
Warrants
New ZeroFox Public Warrants
Each New ZeroFox whole warrant entitles the registered holder to purchase one share of New ZeroFox Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of the L&F IPO and 30 days after the completion of the Business Combination, provided in each case that New ZeroFox has an effective registration statement under the Securities Act covering the New ZeroFox Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares of New ZeroFox Common Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Accordingly, unless you hold at least two units, you will not be able to receive or trade a whole warrant. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any shares of New ZeroFox Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the New ZeroFox Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue a share of New ZeroFox Common Stock upon exercise of a warrant unless the share of New ZeroFox Common Stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant.
We have agreed that as soon as practicable, but in no event later than 20 business days after the closing of the Business Combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of New ZeroFox Common Stock issuable upon exercise of the warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the shares of New ZeroFox Common Stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our shares of New ZeroFox Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of New ZeroFox Warrants when the price per share of New ZeroFox Common Stock equals or exceeds $18.00. Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):
•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon a minimum of 30 days’ prior written notice of redemption; and
•
if, and only if, the closing price of the shares of New ZeroFox Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the shares of New ZeroFox Common Stock may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.
Redemption of New ZeroFox Warrants when the price per share of New ZeroFox Common Stock equals or exceeds $10.00. Once the warrants become exercisable, we may redeem the outstanding warrants (except as described herein with respect to the private placement warrants):
•	in whole and not in part;
•	at a price of $0.10 per warrant;
•
upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of our shares of New ZeroFox Common Stock except as otherwise described below;

•
if, and only if, the closing price of the shares of New ZeroFox Common Stock equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within the 30 trading-day period ending three trading days before we send the notice of redemption to the warrant holders; and

•
if the closing price of the shares of New ZeroFox Common Stock for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like), the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

Beginning on the date the notice of redemption is given and until the warrants are redeemed or exercised, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of New ZeroFox Common Stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of the shares of New ZeroFox Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on the volume-weighted average price of our shares of New ZeroFox Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the heading “—Anti-Dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “—Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share prices multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “—Anti-Dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “—Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share prices less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.
Redemption Date (Period to Expiration of Warrants)	Fair Market Value of Shares of New ZeroFox Common Stock
	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
39 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of New ZeroFox Common Stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of the shares of New ZeroFox Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $11.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 shares of New ZeroFox Common Stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of the shares of New ZeroFox Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.298 shares of New ZeroFox Common Stock for each whole warrant. In no event will the warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of New ZeroFox Common Stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of New ZeroFox Common Stock.
This redemption feature differs from the typical warrant redemption features used in many other blank check company offerings, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the shares of New ZeroFox Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of New ZeroFox Common Stock are trading at or above $10.00 per public share, which may be at a time when the trading price of the shares of New ZeroFox Common Stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $18.00 per share threshold set forth above. Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares of New ZeroFox Common Stock for their warrants based on an option pricing model with a fixed volatility input. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.
As stated above, we can redeem the warrants when the shares of New ZeroFox Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the shares of New ZeroFox Common Stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of New ZeroFox Common Stock than they would have received if they had chosen to wait to exercise their warrants for shares of New ZeroFox Common Stock if and when such shares of New ZeroFox Common Stock were trading at a price higher than the exercise price of $11.50.
No fractional shares of New ZeroFox Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of shares of New ZeroFox Common Stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of New ZeroFox Common Stock pursuant to the warrant agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the shares of New ZeroFox Common Stock, New ZeroFox (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.
Holder Election to Limit Exercise. A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of New ZeroFox Common Stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments. If the number of outstanding shares of New ZeroFox Common Stock is increased by a share capitalization payable in shares of New ZeroFox Common Stock, or by a sub-division of common stock or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of shares of New ZeroFox Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering made to all or substantially all holders of common stock entitling holders to purchase shares of New ZeroFox Common Stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of New ZeroFox Common Stock equal to the product of (i) the number of shares of New ZeroFox Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of New ZeroFox Common Stock) and (ii) one minus the quotient of (x) the price per share of New ZeroFox Common Stock paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of New ZeroFox Common Stock, in determining the price payable for shares of New ZeroFox Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of New ZeroFox Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of New ZeroFox Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all the holders of shares of New ZeroFox Common Stock on account of such shares of New ZeroFox Common Stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the Public Shareholders in connection with the Business Combination, or (d) in connection with the redemption of our Public Shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of New ZeroFox Common Stock in respect of such event.
If the number of outstanding shares of New ZeroFox Common Stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of shares of New ZeroFox Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of shares of New ZeroFox Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of New ZeroFox Common Stock.
Whenever the number of shares of New ZeroFox Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of New ZeroFox Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of New ZeroFox Common Stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding shares of New ZeroFox Common Stock (other than those described above or that solely affects the par value of such shares of New ZeroFox Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding shares of New ZeroFox Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of New ZeroFox Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of New ZeroFox Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of New ZeroFox Common Stock in such a transaction is payable in the form of shares of New ZeroFox Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.
The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and New ZeroFox. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or to correct any defective provision or mistake, including to conform the provisions of the warrant agreement to the description of the terms of the warrants and the warrant agreement set forth in L&F’s prospectus for the L&F IPO, (ii) adjusting the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the warrant agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the warrant agreement as the parties to the warrant agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then-outstanding public warrants is required to make any change that adversely affects the interests of the registered holders of public warrants, and, solely with respect to any amendment to the terms of the private placement warrants, 50% of the then outstanding private placement warrants. You should review a copy of the warrant agreement, which is filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of New ZeroFox Common Stock and any voting rights until they exercise their warrants and receive shares of New ZeroFox Common Stock. After the issuance of shares of New ZeroFox Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. See “Risk Factors—The L&F Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of New ZeroFox Warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with New ZeroFox.” This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.
Private Placement Warrants
The private placement warrants (including the shares of New ZeroFox Common Stock issuable upon exercise of such warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination (except to our officers and directors and other persons or entities affiliated with the initial purchasers of the private placement warrants) and they will not be redeemable by us so long as they are held by the Sponsor, members of the Sponsor, Jefferies LLC or their permitted transferees, except as described above when the price per share of New ZeroFox Common Stock equals or exceeds $10.00. The Sponsor, Jefferies LLC or their permitted transferees, have the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than the Sponsor, Jefferies LLC or their permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the public warrants. In accordance with FINRA Rule 5110(g)(8)(A), the warrants purchased by Jefferies LLC will not be exercisable for more than five years from the effective date of the registration statement in connection with the L&F IPO for so long as they are held by the Jefferies.
Except as described above regarding redemption procedures and cashless exercise in respect of the public warrants, if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of New ZeroFox Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of New ZeroFox Common Stock underlying the warrants, multiplied by the excess of the “fair market value” of our shares of New ZeroFox Common Stock (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average reported closing price of the shares of New ZeroFox Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

SECURITIES ACT RESTRICTIONS ON RESALE OF NEW ZEROFOX SECURITIES
Rule 144
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted common stock or warrants of New ZeroFox for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted common stock or warrants of New ZeroFox for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•
1% of the total number of shares of New ZeroFox Common Stock then outstanding (as of the date of this proxy statement/prospectus, L&F has 3,425,689 Class A Ordinary Shares outstanding and 4,312,500 Class B Ordinary Shares outstanding); or

•	the average weekly reported trading volume of New ZeroFox Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company (“Form 10 information”).
As a result, subject to the provisions of the Sponsor Support Letter Agreement, the L&F Initial Shareholders will be able to sell their Founder Shares and L&F Private Placement Warrants, as applicable, pursuant to Rule 144 without registration one year after we have completed the Business Combination and filed our Form 10 information with the SEC.
We anticipate that following the consummation of the Business Combination, we will no longer be a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.

APPRAISAL RIGHTS
L&F Shareholders have no appraisal rights in connection with the Business Combination or the Domestication under the Cayman Islands Companies Act or under the DGCL.

HOUSEHOLDING INFORMATION
Unless we have received contrary instructions, we may send a single copy of this proxy statement/prospectus to any household at which two or more shareholders reside if we believe the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce our expenses. However, if shareholders prefer to receive multiple sets of our disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of our disclosure documents, the shareholders should follow these instructions:
If the shares are registered in the name of the shareholder, the shareholder should contact us at our offices at L&F Acquisition Corp., 150 North Riverside Plaza, Suite 5200 Chicago, IL 60606, to inform us of his or her request; or
If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.
TRANSFER AGENT AND REGISTRAR
The Transfer Agent for our securities is Continental Stock Transfer & Trust Company and, following the Business Combination, will be Continental Stock Transfer & Trust Company.
SUBMISSION OF SHAREHOLDER PROPOSALS
The Board is aware of no other matter that may be brought before the Shareholder Meeting. Under the Cayman Islands Companies Act, only business that is specified in the notice of Shareholder Meeting to shareholders may be transacted at the Shareholder Meeting.
FUTURE SHAREHOLDER PROPOSALS
For any proposal to be considered for inclusion in our proxy statement and form of proxy for submission to the shareholders at the first annual meeting of shareholders of New ZeroFox following consummation of the Business Combination, assuming consummation, it must be submitted in writing and comply with the requirements of Rule 14a-8 of the Exchange Act.
In addition, the Proposed Bylaws provide notice procedures for shareholders to nominate a person as a director and to propose business to be considered by shareholders at a meeting. To be timely, a shareholder’s notice must be delivered to New ZeroFox’s offices at 1834 S. Charles Street, Baltimore, Maryland, 21230, not later than 5:00 p.m., local time, on the 120th day nor earlier than 8:00 a.m., local time, on the 150th day before the first anniversary of the date of the proxy statement for the preceding year's annual meeting of shareholders (which anniversary date will, for purposes of New ZeroFox’s first annual meeting after its shares of stock are first publicly traded, be deemed to be April 15, 2023); provided, however, that in the event that the annual meeting is called for a date that is not within 30 days before or a date that is more than 60 days after such anniversary date, notice by the shareholder to be timely must be so received no earlier than 8:00 a.m., local time, on the 120th day before the meeting and not later than the later of (x) 5:00 p.m., local time, on the 90th day before the meeting and (y) 5:00 p.m., local time, on the 10th day following the day on which public announcement of the date of the annual meeting was first made by New ZeroFox. Nominations and proposals also must satisfy other requirements set forth in the Proposed Bylaws. The Chairman of the Board may refuse to acknowledge the introduction of any shareholder proposal not made in compliance with the foregoing procedures.
SHAREHOLDER COMMUNICATIONS
Shareholders and interested parties may communicate with the L&F Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of L&F Acquisition Corp., 150 North Riverside Plaza, Suite 5200, Chicago, IL 60606. Following the Business Combination, such communications should be sent in care of New ZeroFox, 1834 S. Charles Street, Baltimore, Maryland 21230, and its telephone number is (855) 936-9369. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS
Kirkland & Ellis LLP, New York, NY will pass upon the validity of the securities of New ZeroFox to be issued in connection with the Business Combination and certain other legal matters related to this proxy statement/prospectus.
EXPERTS
The financial statements of L&F Acquisition Corp. as of December 31, 2021 and 2020 and for the year ended December 31, 2021 and for the period from August 20, 2020 (inception) through December 31, 2020, appearing in this proxy statement/prospectus have been audited by WithumSmith+Brown, PC, independent registered accounting firm, as stated in their report thereon and included in this proxy statement/prospectus, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
The financial statements of ZeroFox, Inc. and subsidiaries as of January 31, 2022 and 2021, and for each of the three years in the period ended January 31, 2022, appearing in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority experts in accounting and auditing.
The financial statements of ID Experts Holdings, Inc. and subsidiary as of and for the year ended December 31, 2021, appearing in this proxy statement/prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority experts in accounting and auditing.
The consolidated financial statements of ID Experts Holdings, Inc. and subsidiary as of December 31, 2020 and for each of the years in the two-year period ended December 31, 2020, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2020 financial statements refers to a change to the accounting for revenue as of January 1, 2020 due to the adoption of a new standard.
WHERE YOU CAN FIND MORE INFORMATION
L&F has filed a registration statement on Form S-4 to register the issuance of securities described elsewhere in this proxy statement/prospectus. This proxy statement/prospectus is a part of that registration statement.
L&F files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information on L&F at the SEC web site, which contains reports, proxy statements and other information, at: http://www.sec.gov.
This proxy statement/prospectus is available without charge to shareholders of L&F upon written or oral request. If you would like additional copies of this proxy statement/prospectus or if you have questions about the Business Combination or the proposals to be presented at the Shareholder Meeting, you should contact L&F in writing at L&F Acquisition Corp., 150 North Riverside Plaza, Suite 5200, Chicago IL 60606 or by telephone at (312) 701-1777.
If you have questions about the proposals or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus, or need to obtain proxy cards or other information related to the proxy solicitation, please contact Morrow Sodali, the proxy solicitor for L&F, by calling (800) 662-5200 (toll-free), or banks and brokers can call (203) 658-9400, or by emailing LNFA.info@investor.morrowsodali.com. You will not be charged for any of the documents that you request.
To obtain timely delivery of the documents, you must request them no later than five business days before the date of the Shareholder Meeting, or no later than    , 2022.
Information and statements contained in this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an annex to this proxy statement/prospectus or filed as an exhibit to the registration statement of which this proxy statement/prospectus is a part.

All information contained in this document relating to L&F has been supplied by L&F and all such information relating to the Target Companies has been supplied by the Target Companies. Information provided by L&F or the Target Companies does not constitute any representation, estimate or projection of the other.
This document is a proxy statement/prospectus of L&F for the Shareholder Meeting. L&F has not authorized anyone to give any information or make any representation about the Business Combination, L&F or the Target Companies that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.
ENFORCEABILITY OF CIVIL LIABILITY
L&F is a Cayman Islands exempted company. If L&F does not change its jurisdiction of incorporation from the Cayman Islands to Delaware by effecting the Domestication, you may have difficulty serving legal process within the United States upon L&F. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against L&F in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws. However, L&F may be served with process in the United States with respect to actions against L&F arising out of or in connection with violation of U.S. federal securities laws relating to offers and sales of L&F’s securities by serving L&F’s U.S. agent irrevocably appointed for that purpose.

INDEX TO FINANCIAL STATEMENTS

L&F ACQUISITION CORP.
Page
Condensed Consolidated Financial Statements as of March 31, 2022 (unaudited) and as of December 31, 2021, and for the Three Months Ended March 31, 2022 and March 31, 2021 (Unaudited)
Condensed Consolidated Balance Sheets	FS-3
Condensed Consolidated Statement of Operations	FS-4
Condensed Consolidated Statement of Changes in Shareholder’s Deficit	FS-5
Condensed Consolidated Statement of Cash Flows	FS-6
Notes to Condensed Consolidated Financial Statements	FS-7
Consolidated Financial Statements as of December 31, 2021 and 2020, and for the Year Ended December 31, 2021, and for the Period from August 20, 2020 (Inception) through December 31, 2020
Report of Independent Registered Public Accounting Firm	FS-23
Consolidated Balance Sheet	FS-24
Consolidated Statement of Operation	FS-25
Consolidated Statement of Changes in Shareholders’ Deficit	FS-26
Consolidated Statement of Cash Flows	FS-27
Notes to Consolidated Financial Statements	FS-28
ID EXPERTS HOLDINGS, INC. AND SUBSIDIARY

ZEROFOX, INC. AND SUBSIDIARIES
Page
Condensed Consolidated Financial Statements as of April 30, 2022 and January 31, 2022, and for the Three Months Ended April 30, 2022 and 2021 (Unaudited)
Condensed Consolidated Balance Sheets	FS-99
Condensed Consolidated Statements of Comprehensive Loss	FS-100
Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit	FS-101
Condensed Consolidated Statements of Cash Flows	FS-102
Notes to Condensed Consolidated Financial Statements	FS-104

Consolidated Financial Statements as of January 31, 2022 and 2021, and for the Years Ended January 31, 2022, 2021, and 2020
Report of Independent Registered Public Accounting Firm	FS-119
Consolidated Balance Sheets	FS-120
Consolidated Statements of Comprehensive Loss	FS-121
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit	FS-122
Consolidated Statements of Cash Flows	FS-123
Notes to Consolidated Financial Statements	FS-125

L&F ACQUISITION CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
	March 31, 2022	December 31, 2021
	(Unaudited)
ASSETS
Current assets
Cash	$263,247	$575,739
Prepaid expenses	6,667	9,167
Total Current Assets	269,914	584,906

Marketable investments held in Trust Account	175,126,678	175,110,029
TOTAL ASSETS	$175,396,592	$175,694,935

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accrued expenses	$4,233,547	$2,785,180
Accrued offering costs	350,000	350,000
Total Current Liabilities	4,583,547	3,135,180

Deferred underwriting fee payable	6,037,500	6,037,500
Warrant Liabilities	9,912,695	18,637,420
Total Liabilities	20,533,742	27,810,100

Commitments and Contingencies
Class A ordinary shares subject to possible redemption, 17,250,000 shares at $10.15 per share at March 31, 2022 and December 31, 2021	175,087,500	175,087,500

Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; no shares issued and outstanding at March 31, 2022 and December 31, 2021 (not including 17,250,000 shares subject to redemption)	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 4,312,500 shares issued and outstanding at March 31, 2022 and December 31, 2021	431	431
Additional paid-in capital	—	—
Accumulated deficit	(20,225,081)	(27,203,096)
Total Shareholders’ Deficit	(20,224,650)	(27,202,665)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$175,396,592	$175,694,935
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

L&F ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	For the Three Months Ended March 31,
	2022	2021

Operating Costs	$1,763,359	$247,495
Loss from operations	(1,763,359)	(247,495)

Other income:
Change in fair value of warrant liabilities	8,724,725	10,825,645
Interest earned on marketable investments held in Trust Account	16,649	8,192
Total other income	8,741,374	10,833,837

Net income	$6,978,015	$10,586,342

Weighted average shares outstanding of Class A ordinary shares	17,250,000	17,250,000
Basic and diluted net income per ordinary share, Class A ordinary shares	$0.32	$0.49

Weighted average shares outstanding of Class B ordinary shares	4,312,500	4,312,500
Basic and diluted net income per ordinary share, Class B ordinary shares	$0.32	$0.49
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

L&F ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER’S DEFICIT
(UNAUDITED)

FOR THE THREE MONTHS ENDED MARCH 31, 2022
	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance — January 1, 2022	—	$—	4,312,500	$431	$—	$(27,203,096)	$(27,202,665)

Net income	—	—	—	—	—	6,978,015	6,978,015

Balance — March 31, 2022	—	$—	4,312,500	$431	$—	$(20,225,081)	$(20,224,650)
FOR THE THREE MONTHS ENDED MARCH 31, 2021
	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance — January 1, 2021	—	$—	4,312,500	$431	$—	$(32,801,182)	$(32,800,751)

Net income	—	—	—	—	—	10,586,342	10,586,342

Balance — March 31, 2021	—	$—	4,312,500	$431	$—	$(22,214,840)	$(22,214,409)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

L&F ACQUISITION CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
	For the Three Months Ended March 31,
	2022	2021
Cash Flows from Operating Activities:
Net income	$6,978,015	$10,586,342
Adjustments to reconcile net income to net cash used in operating activities:
Change in fair value of warrant liabilities	(8,724,725)	(10,825,645)
Interest earned on marketable investments held in Trust Account	(16,649)	(8,192)
Changes in operating assets and liabilities:
Prepaid expenses	2,500	74,552
Accrued expenses	1,448,367	123,099
Net cash used in operating activities	(312,492)	(49,844)

Net Change in Cash	(312,492)	(49,844)
Cash – Beginning	575,739	1,478,928
Cash – Ending	$263,247	$1,429,084
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

L&F ACQUISITION CORP.
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)
NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
L&F Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on August 20, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. On November 23, 2021, L&F Acquisition Holdings, LLC. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of L&F Acquisition Corp., was formed.
The Company is not limited to a particular industry or sector for purposes of consummating a business combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of March 31, 2022, the Company had not commenced any operations. All activity through March 31, 2022 relates to the Company’s identifying a target company for a business combination, and activities in connection with the proposed business combination with ZeroFox, Inc. (“ZeroFox”) and ID Experts Holdings, Inc. (“IDX” and, together with ZeroFox, the “Target Companies”) (the “Business Combination”). The Company will not generate any operating revenues until after the completion of the Business Combination or, if the Business Combination is not consummated, an alternative business combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
The registration statement for the Company’s Initial Public Offering was declared effective on November 18, 2020. On November 23, 2020, the Company consummated the Initial Public Offering of 15,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $150,000,000 which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated private placements of an aggregate of 6,859,505 warrants (the “Private Placement Warrants”) to JAR Sponsor, LLC (the “Sponsor”) and Jefferies LLC at a price of $1.00 per Private Placement Warrant and approximately $1.21 per Private Placement Warrant, respectively, generating gross proceeds of approximately $7,250,000, which are described in Note 4.
On November 25, 2020, the underwriter fully exercised its over-allotment option, resulting in an additional 2,250,000 Units issued for an aggregate amount of $22,500,000. In connection with the underwriter’s full exercise of its over-allotment option, the Company also consummated the sale of an additional 728,925 Private Placement Warrants to the Sponsor and Jefferies LLC at $1.00 per Private Placement Warrant and approximately $1.21 per Private Placement Warrant, respectively, generating total proceeds of $787,500. A total of approximately $22,837,500 was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to approximately $175,087,500.
Transaction costs amounted to $10,050,665, consisting of $3,450,000 of underwriting fees, $6,037,500 of deferred underwriting fees and $563,165 of other offering costs.
Following the closing of the Initial Public Offering on November 23, 2020 and the underwriters full exercise of its over-allotment option on November 25, 2020, an amount of approximately $175,087,500 ($10.15 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earliest of: (i) the completion of a business combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a business combination. The stock exchange listing rules require that the business combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). The Company will only complete a business combination if the post-business combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a business combination.
The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination or an alternative business combination, either (i) in connection with a general meeting called to approve the Business Combination or an alternative business combination or (ii) by means of a tender offer. The Business Combination requires shareholder approval. In the event the Business Combination is not consummated, in connection with any alternative proposed business combination, the decision as to whether the Company will seek shareholder approval of an alternative business combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the business combination (initially $10.15 per Public Share), including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the prospectus. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 6). There will be no redemption rights upon the completion of a with respect to the Public Warrants.
The Company will proceed with a Business Combination only if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated memorandum and articles of association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.
The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a business combination and (b) not to propose an amendment to the amended and restated memorandum and articles of association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial business combination or to redeem 100% of the Public Shares if the Company does not complete a business combination within the Extended Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust account and not previously released to pay taxes, divided by the number of then issued and outstanding Public Shares.

The Company previously had until May 23, 2022 to consummate a business combination. On May 3, 2022, the Company held an extraordinary general meeting of the shareholders pursuant to which its shareholders approved amending the Company’s memorandum and articles of association (the “Charter Amendment”) to extend the date by which the Company has to consummate a business combination from May 23, 2022 to August 24, 2022. The Company’s shareholders approved the Charter Amendment and as such the Company now has until August 24, 2022 to consummate a business combination (the “Extended Combination Period”). On May 3, 2022, the Company filed the Charter Amendment with the Registrar of Companies of the Cayman Islands. For further discussion of the Charter Amendment, please see the section titled Note 10 — Subsequent Events. However, if the Company has not completed a business combination within the Extended Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company's warrants, which will expire worthless if the Company fails to complete a Business combination within the Extended Combination Period.
The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares it will receive if the Company fails to complete a business combination within the Extended Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a business combination within the Extended Combination Period. The underwriter has agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a business combination within the Extended Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than $10.15.
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.15 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.15 per Public Share, due to reductions in the value of trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Business Combination
On December 17, 2021, L&F Acquisition Corp., a Cayman Islands exempted company (“LNFA”), entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among LNFA, L&F Acquisition Holdings, LLC, a Delaware limited liability company (“L&F Holdings”), ZF Merger Sub, Inc., a Delaware corporation (“ZF

Merger Sub”), IDX Merger Sub, Inc., a Delaware corporation (“IDX Merger Sub”), IDX Forward Merger Sub, LLC, a Delaware limited liability company (“IDX Forward Merger Sub”), ZeroFox, Inc., a Delaware corporation (“ZeroFox”), and ID Experts Holdings, Inc., a Delaware corporation (“IDX”). The Business Combination Agreement and the transactions contemplated thereby were approved by the boards of directors of each of LNFA, ZeroFox and IDX and have been approved by the requisite stockholders of ZeroFox and IDX (See Note 6).
Going Concern
As of March 31, 2022, the Company had $263,247 in its operating bank accounts, $175,126,678 in marketable securities held in the Trust Account to be used for the Business Combination or an alternative business combination or to repurchase or redeem its common stock in connection therewith and working capital deficit of $4,313,633.
The Company may need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.
Additionally, In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until August 24, 2022 to consummate the Business Combination or a proposed alternative business combination. It is uncertain that the Company will be able to consummate the Business Combination or a proposed alternative business combination by this time. If the Business Combination or a proposed alternative business combination is not consummated by August 24, 2022, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the mandatory liquidation, should the Business Combination or a proposed alternative business combination not occur, potential subsequent dissolution, and working capital deficit raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after August 24, 2022.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 8 of Regulation S-X of the Securities and Exchange Commission (the “SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed consolidated or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the period presented.
The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K, as filed with the SEC on March 14, 2022. The interim results for the three months ended March 31, 2022 are not necessarily indicative of the results to be expected for the period ending December 31, 2022 or for any future periods.
Principles of Consolidation
The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of condensed consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of March 31, 2022 and December 31, 2021.
Marketable Investments Held in Trust Account
At March 31, 2022 and December 31, 2021, substantially all of the assets held in the Trust Account were held in a money market fund that only holds U.S. Treasury Securities.
Offering Costs
Offering costs consisted of legal, accounting and other expenses incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities were expensed as incurred in the condensed consolidated statements of operations. Offering costs associated with the Class A ordinary share issued were initially charged to temporary equity and then accreted to ordinary shares subject to redemption upon the completion of the Initial Public Offering. Offering costs amounting to $9,243,241 were charged to shareholders’ equity and offering costs amounting to $807,424 were charged to the statement of operations upon the completion of the Initial Public Offering (see Note 1).

Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at March 31, 2022 and December 31, 2021, Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s condensed consolidated balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable Class A ordinary shares resulted in charges against additional paid-in capital and accumulated deficit.
At March 31, 2022 and December 31, 2021, the Class A ordinary shares reflected in the condensed consolidated balance sheets are reconciled in the following table:
Gross proceeds	$175,087,500
Less:
Proceeds allocated to Public Warrants	(13,196,250)
Class A ordinary shares issuance costs	(9,243,241)
Excess funds in trust from sale of Private Warrants	(2,587,500)
Plus:
Accretion of carrying value to redemption value	25,026,991
Class A ordinary shares subject to possible redemption	$175,087,500
Income Taxes
The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of March 31, 2022 and December 31, 2021, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Net Income Per Ordinary Share
The Company complies with accounting and disclosure requirements of the Financial Accounting Standards Board (“FASB”) ASC Topic 260, “Earnings Per Share”. Net income per ordinary share is computed by dividing net income by the weighted average number of ordinary shares outstanding for the period. Accretion associated with the redeemable shares of Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

The calculation of diluted income per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 16,213,430 Class A ordinary shares in the aggregate. As of March 31, 2022 and 2021, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the periods presented.
The following table reflects the calculation of basic and diluted net income per ordinary share (in dollars, except per share amounts):
	For the Three Months Ended March 31,
	2022		2021
	Class A	Class B	Class A	Class B
Basic and diluted net income per ordinary share
Numerator:
Allocation of net income, as adjusted	$5,582,412	$1,395,603	$8,469,074	$2,117,268
Denominator:
Basic and diluted weighted average shares outstanding	17,250,000	4,312,500	17,250,000	4,312,500
Basic and diluted net income per ordinary share	$0.32	$0.32	$0.49	$0.49
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the Company’s condensed consolidated balance sheet, primarily due to their short-term nature, other than warrant liabilities (see Note 9).
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Warrant Liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The Company accounts for the Warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in the FASB Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The Company assessed both Public and Private Warrants and determined both met the criteria for liability treatment.
Recent Accounting Standards
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.
NOTE 3 — INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 15,000,000 Units at a purchase price of $10.00 per Unit. In connection with the underwriter’s full exercise of the over-allotment option on November 25, 2020, the Company sold an additional 2,250,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 8).
NOTE 4 — PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 5,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $5,000,000 and Jefferies LLC purchased an aggregate of 1,859,505 Private Placement Warrants at a price of approximately $1.21 per Private Placement Warrant, for an aggregate purchase price of approximately $2,250,000. In connection with the underwriter’s full exercise of its over-allotment option, the Company also consummated the sale of an additional 728,925 Private Placement Warrants, 450,000 of which were sold to the Sponsor at $1.00 per Private Placement Warrant and 278,925 of which were sold to Jefferies LLC at approximately $1.21 per Private Placement Warrant, respectively, generating total proceeds of $787,500. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8). A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete the Business Combination or a proposed alternative business combination within the Extended Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. In accordance with FINRA Rule 5110(g)(8)(A), the Private Placement Warrants purchased by Jefferies LLC will not be exercisable for more than five years from the effective date of the registration statement filed in connection with the Company’s Initial Public Offering for so long as they are held by the Jefferies LLC.
NOTE 5 — RELATED PARTY TRANSACTIONS
Founder Shares
On August 28, 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 5,750,000 Class B ordinary shares (the “Founder Shares”). On November 13,

2020, the Sponsor effected a surrender of 1,437,500 Founder Shares to the Company for no consideration, resulting in a decrease in the total number of Class B ordinary shares outstanding to 4,312,500 shares. The Founder Shares included an aggregate of up to 562,500 shares that were subject to forfeiture depending on the extent to which the underwriter’s over-allotment option was exercised, so that the number of Founder Shares would equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. As a result of the underwriter’s election to fully exercise their over-allotment option on November 25, 2020, no Founder Shares are currently subject to forfeiture.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of: (A) one year after the completion of the Business Combination or a proposed alternative business combination and (B) subsequent to the Business Combination or a proposed alternative business combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or a proposed alternative business combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Administrative Support Agreement
Commencing on November 18, 2020, the Company entered into an agreement to pay the Sponsor up to $10,000 per month for office space, utilities, secretarial and administrative support services. Upon completion of the Business Combination or a proposed alternative business combination or its liquidation, the Company will cease paying these monthly fees. For each of the three months ended March 31, 2022 and 2021, the Company incurred and paid $30,000 in fees for these services.
Related Party Loans
In order to finance transaction costs in connection with the Business Combination or a proposed alternative business combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes the Business Combination or a proposed alternative business combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that the Business Combination or a proposed alternative business combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of the Business Combination or a proposed alternative business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination or proposed alternative business combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of March 31, 2022 and December 31, 2021, the Company had no outstanding borrowings under the Working Capital Loans.
NOTE 6 — COMMITMENTS AND CONTINGENCIES
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 global pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, its results of operations and/or search for a target company, the specific impact is not readily determinable as of the date of these condensed consolidated financial statements. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Registration and Shareholders Rights
Pursuant to a registration and shareholders rights agreement entered into on November 23, 2020, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement

Warrants and warrants that may be issued upon conversion of the Working Capital Loans) will have registration rights to require the Company to register a sale of any of securities held by them. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of the Business Combination or a proposed alternative business combination. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriter is entitled to a deferred fee of $0.35 per Unit, or $6,037,500 in the aggregate. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes the Business Combination or a proposed alternative business combination, subject to the terms of the underwriting agreement.
Business Combination Agreement
On December 17, 2021, L&F Acquisition Corp., a Cayman Islands exempted company (“LNFA”), entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among LNFA, L&F Acquisition Holdings, LLC, a Delaware limited liability company (“L&F Holdings”), ZF Merger Sub, Inc., a Delaware corporation (“ZF Merger Sub”), IDX Merger Sub, Inc., a Delaware corporation (“IDX Merger Sub”), IDX Forward Merger Sub, LLC, a Delaware limited liability company (“IDX Forward Merger Sub”), ZeroFox, Inc., a Delaware corporation (“ZeroFox”), and ID Experts Holdings, Inc., a Delaware corporation (“IDX”). The Business Combination Agreement and the transactions contemplated thereby were approved by the boards of directors of each of LNFA, ZeroFox and IDX and have been approved by the requisite stockholders of ZeroFox and IDX.
The Business Combination Agreement provides for, among other things, the following transactions on the date of Closing: (i) ZF Merger Sub will merge with and into ZeroFox (the “ZF Merger”), with ZeroFox being the surviving company in the ZF Merger and, after giving effect to such merger, continuing as a wholly-owned subsidiary of L&F Holdings, (ii) IDX Merger Sub will merge with and into IDX (the “IDX Merger”), with IDX being the surviving company in the IDX Merger (“Transitional IDX Entity”) and, after giving effect to such merger, continuing as a wholly-owned subsidiary of L&F Holdings, and (iii) Transitional IDX Entity will merge with and into IDX Forward Merger Sub (the “IDX Forward Merger”, and collectively with the ZF Merger and IDX Merger, the “Mergers”), with IDX Forward Merger Sub being the surviving company in the IDX Forward Merger and, after giving effect to such merger, continuing as a wholly-owned subsidiary of L&F Holdings.
The Mergers and the other transactions contemplated by the Business Combination Agreement are herein referred to as the Business Combination. The Business Combination is expected to close in the first half of 2022, following the receipt of the required approval by LNFA’s shareholders and the fulfillment of other customary closing conditions.
Business Combination Consideration
In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the effective times of the Mergers, among other things, (i) each outstanding share of common stock (including shares of common stock issued upon the mandatory conversion of shares of preferred stock) of ZeroFox, other than ZF Dissenting Shares (as defined in the Business Combination Agreement) and ZF Cancelled Shares (as defined in the Business Combination Agreement), will be automatically cancelled and converted into a right to receive a fraction of a share of LNFA Common Stock determined in accordance with the Business Combination Agreement on the basis of a pre-money enterprise value of ZeroFox of $866,250,000 and a price of $10.00 per share of LNFA Common Stock and (ii) each outstanding share of common stock and preferred stock of IDX, other than IDX Dissenting Shares (as defined in the Business Combination Agreement) and IDX Cancelled Shares (as defined in the Business Combination Agreement), will be automatically cancelled and converted into a right to receive (x) for common stock and series a-1 and series a-2 preferred stock, a fraction of a share of LNFA Common Stock, (y) for common stock and series a-1 and series a-2 preferred stock, a portion of $50,000,000 in cash consideration (subject to certain adjustments for cash, working capital, debt and transaction expenses, and net of liquidation preferences, as provided in the Business Combination Agreement), and (z) for series a-1, series a-2 and series b preferred stock, a liquidation preference amount of $0.361, in each case, in accordance with the Business Combination Agreement and on the basis of a pre-money enterprise value of IDX of $338,750,000 and a price of $10.00 per share of LNFA Common Stock.
Advisory Services
The Company entered into an advisory agreement with Jefferies LLC (“Jefferies”). Jeffries will act as (i) the Company’s exclusive financial advisor and exclusive capital markets advisor in connection with the Business Combination involving one or both of the Target Companies and (ii) sole and exclusive (other than with respect to Stifel Financial Corp. (“Stifel”). If the pending Business Combination with ZeroFox and/or IDX does not occur, the Company will not be required to pay any contingent fees in connection with this agreement.
Jefferies will provide the Company with mergers and acquisition and equity capital markets financial advice and assistance in connection with a possible acquisition or other business transaction or series of transactions involving all or a material portion of the Target’s equity or assets, whether directly or indirectly and through any form of transaction, including, without limitation, merger, reverse merger, liquidation, stock purchase, asset purchase, recapitalization, reorganization, consolidation, amalgamation, joint venture, strategic partnership, license or other transaction.
The Company entered into an agreement with Stifel, Nicolaus & Company, Incorporated (“Stifel”). Stifel will endeavor to obtain one or more commitments for the Financing (individually a “Commitment” and collectively the “Commitments”) from one or more financial institutions or other sources other than any affiliates of the Company, ZeroFOX or IDX. (the “Investors”). If the Business Combination does not occur, the Company will not be required to pay any contingent fees in connection with this agreement.
There can be no assurances that the Company will complete the pending Business Combination with ZeroFox and/or IDX.
Common Equity Investment
Concurrently with the execution of the Business Combination Agreement, LNFA entered into subscription agreements (the “Common Equity Subscription Agreements”) with certain investors, including, among others, Victory Park Capital, certain existing stockholders of ZeroFox (certain funds affiliated with New Enterprise Associates, Highland Capital and Alsop Louie Partners (the “ZF Investors”)), and certain existing stockholders of IDX (certain funds affiliated with Blue Venture Fund, Peloton Equity and ForgePoint Capital (the “IDX Investors”)). Pursuant to the Common Equity Subscription Agreements, the investors agreed to subscribe for and purchase, and LNFA agreed to issue and sell to such investors, on the Closing Date (as defined in the Business Combination Agreement), an aggregate of 2,000,000 shares of LNFA Common Stock in exchange for an aggregate purchase price of $20,000,000 (the “Common Equity PIPE Financing”).
In addition, on December 16, 2021, the ZF Investors purchased PIK promissory notes issued by ZeroFox (the “ZF PIK Promissory Notes”) for an aggregate purchase price of $5,000,000. Such ZF PIK Promissory Notes accrue interest that will be paid-in-kind at a rate of 5.0% per annum. If the Closing occurs, the repayment of the original principal amount of the ZF PIK Promissory Notes may be offset against amounts owed by the ZF investors under their Common Equity Subscription Agreements. In addition, if the Closing occurs, any portion of closing cash consideration to which the IDX Investors are entitled in connection with the consummation of the Business Combination may be reduced to fund the subscription amount the IDX Investors would otherwise be required to pay pursuant to the Common Equity Subscription Agreements.
The closing of the Common Equity PIPE Financing is contingent upon, among other things, the substantially concurrent consummation of the Business Combination. The Common Equity Subscription Agreements provide that LNFA will grant the investors in the Common Equity PIPE Financing certain customary registration rights.
Convertible Notes Investment
In connection with signing the Business Combination Agreement, LNFA entered into convertible note subscription agreements (the “Convertible Note Subscription Agreements”) with affiliates of Monarch Alternative Capital LP, Victory Park Capital and Corbin Capital (the “Note Investors”), in respect of

$150,000,000 aggregate principal amount of unsecured convertible notes due in 2025 (the “Notes”) to be issued in connection with the closing of the Business Combination (the “Convertible Notes Financing”). The principal terms of the Notes are set forth in the form of indenture attached as an exhibit to the Convertible Note Subscription Agreements, which indenture shall be entered into by LNFA, the guarantors party thereto and the indenture trustee (the “Indenture”), and the form of global note attached thereto. The Notes will bear interest at a rate of 7.00% per annum, payable quarterly in cash; provided, that the issuer may elect to pay interest in kind at 8.75% per annum, and the Notes will be convertible at an initial conversion price of $11.50, subject to customary anti-dilution adjustments, including with respect to stock-splits and stock dividends, dividends and other distributions, above-market tender offers, below-market rights offerings and spin-offs (the “Conversion Price”), and shall mature on the date that is three years following the closing of the Convertible Notes Financing. The post-Business Combination company may, at its election, force conversion of the Notes after the first anniversary of the issuance of the Notes (the “Conversion Trigger Date”), subject to a holder’s prior right to convert, if the volume-weighted average trading price of the post-Business Combination company’s common stock (x) for the first year after the Conversion Trigger Date, is greater than or equal to 150% of the conversion price for more than 20 trading days during a period of 30 consecutive trading days and (y) for the second year after the Conversion Trigger Date, is greater than or equal to 130% of the conversion price for more than 20 trading days during a period of 30 consecutive trading days.
Each holder of a Note will have the right to cause the post-Business Combination company to repurchase for cash all or a portion of the Notes held by such holder at any time upon the occurrence of a “fundamental change”, a customary definition provided in the Indenture (a “Fundamental Change”), at a price equal to par plus accrued and unpaid interest. In the event of a conversion in connection with a Fundamental Change, the Conversion Price will be adjusted by a usual and customary Fundamental Change “make-whole table” to be agreed in the Indenture. The Indenture will include restrictive covenants that, among other things, will limit the ability of the post-Business Combination company to incur senior debt in excess of $50,000,000, subject to certain qualifications and exceptions set forth in the Indenture. The Indenture also will include customary events of default.
The closing of the Convertible Notes Financing is contingent upon, among other things, the substantially concurrent consummation of the Business Combination. LNFA has agreed to execute a registration rights agreement for the benefit of the Note Investors, providing for customary demand, shelf and piggyback registration rights and otherwise in form and substance acceptable to the Note Investors and LNFA.
NOTE 7 — SHAREHOLDERS’ DEFICIT
Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At March 31, 2022 and December 31, 2021, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At March 31, 2022 and December 31, 2021, there were 17,250,000 Class A ordinary shares issued and outstanding subject to possible redemption which are presented as temporary equity.
Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At March 31, 2022 and December 31, 2021, there were 4,312,500 Class B ordinary shares issued and outstanding.
Only holders of the Class B ordinary shares will have the right to vote on the appointment of directors prior to the Business Combination or a proposed alternative business combination. Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law.
The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the Business Combination or a proposed alternative business combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the Business Combination or a proposed alternative business combination, the number of Class A ordinary shares issuable upon conversion of all Founder

Shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after completion of this offering, plus the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the Business Combination or a proposed alternative business combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller the Business Combination or a proposed alternative business combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.
NOTE 8 — WARRANTS
At March 31, 2022 and December 31, 2021, there were 8,625,000 Public Warrants and 7,588,430 Private Placement Warrants, respectively outstanding. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of the Business Combination or a proposed alternative business combination and (b) one year from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of the Business Combination or a proposed alternative business combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 20 business days, after the closing of the Business Combination or a proposed alternative business combination it will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement and a current prospectus relating thereto until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of the Business Combination or a proposed alternative business combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):
•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon a minimum of 30 days’ prior written notice of redemption; and
•
if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):
•	in whole and not in part;
•	at a price of $0.10 per warrant;
•
upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined based on the redemption date and the fair market value of the Class A ordinary shares;

•
if, and only if, the closing price of the Class A ordinary shares equal or exceeds $10.00 per public share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company send the notice of redemption of the warrant holders; and

•
if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete the Business Combination or a proposed alternative business combination within the Extended Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the Business Combination or a proposed alternative business combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination or a proposed alternative business combination on the date of the consummation of the Business Combination or a proposed alternative business combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 10 trading day period starting on the trading day prior to the day on which the Company consummates the Business Combination or a proposed alternative business combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of the Business Combination or a proposed alternative business combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers, Jefferies LLC or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers, Jefferies LLC or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants. Further, in accordance with FINRA Rule 5110(g)(8)(A), the Private Placement Warrants purchased by Jefferies LLC will not be exercisable for more than five years from the effective date of the registration statement filed in connection with the Company’s Initial Public Offering for so long as they are held by the Jefferies LLC.
NOTE 9 — FAIR VALUE MEASUREMENTS
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.
At March 31, 2022 and December 31, 2021, assets held in the Trust Account were comprised of $175,126,678 and $175,110,029, respectively in a money market fund which is invested in U.S. Treasury Securities. During March 31, 2022 and December 31, 2021, the Company did not withdraw any interest income from the Trust Account.
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at March 31, 2022 and December 31, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.
Description	Level	March 31, 2022	December 31, 2021
Assets:
Marketable investments held in Trust Account – U.S. Treasury Securities Money Market Fund	1	$175,126,678	$175,110,029
Liabilities:
Warrant liabilities – Public Warrants	1	2,630,625	6,028,013
Warrant liabilities – Private Placement Warrants	3	7,282,070	12,609,407
Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement during the year ended December 31, 2021 was $6,028,013.

The following table presents the changes in the fair value of Level 3 warrant liabilities at March 31, 2022 and March 31, 2021:
Fair value as of December 31, 2021	$12,609,407
Change in fair value	(5,327,337)
Fair value as of March 31, 2022	$7,282,070

Fair value as of December 31, 2020	$28,062,924
Change in fair value	(10,825,645)
Transfer of Public warrants to level 1	(5,778,750)
Fair value as of March 31, 2021	$11,458,529
The Private Warrants were valued as of November 23, 2020 and subsequent periods using a Modified Black Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement. The Modified Black Scholes model’s primary unobservable input utilized in determining the fair value of the Private Warrants is the expected volatility of the ordinary shares. The expected volatility as of the Initial Public Offering date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates was implied from the Company’s own public warrant pricing. A Monte Carlo simulation methodology was used in estimating the fair value of the Public Warrants as of November 23, 2020 and December 31, 2020, for periods where no observable traded price was available, using the same expected volatility as was used in measuring the fair value of the Private Warrants. For periods subsequent to the detachment of the Public Warrants from the Units, the close price of the Public Warrant price was used as the fair value as of each relevant date.
The key inputs into the Black-Scholes-Merton model for the Private Placement Warrants were as follows:
Input	March 31, 2022	December 31, 2021
Risk-free interest rate	2.42%	1.26%
Trading days per year	252	252
Volatility	11.0%	22.0%
Exercise price	$11.50	$11.50
Stock Price	$10.12	$10.03

NOTE 10 — SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the condensed consolidated balance sheet date up to the date that the unaudited condensed consolidated financial statements were issued. Other than as described in below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed consolidated financial statements.
Amendment to extend the Date to Consummate a Business Combination
On May 3, 2022, the Company held an extraordinary general meeting pursuant to which the Company’s shareholders approved extending the date by which the Company had to complete a business combination from May 23, 2022 to August 24, 2022. In connection with the approval of the extension, shareholders elected to redeem 13,824,311 Class A Ordinary Shares. As a result, $140,378,518 (or approximately $10.15 per share) was released from the Trust Account to pay such shareholders and 3,425,689 Class A Ordinary Shares were outstanding as of May 16, 2022.
Refer to the Current Report on Form 8-K filed on May 4, 2022 for further information regarding the Charter Amendment.

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of
L&F Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of L&F Acquisition Corp. (the “Company”) as of December 31, 2021 and 2020 and the related statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2021 and for the period from August 20, 2020 (inception) through December 31, 2020 and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and for the period from August 20, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, if the Company is unable to raise additional funds to alleviate liquidity needs as well as complete a Business Combination by the close of business on May 23, 2022, then the Company will cease all operations except for the purpose of liquidating. This date for mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ WithumSmith+Brown, PC
PCAOB 100
We have served as the Company’s auditor since 2020.
New York, New York
March 14, 2022

L&F ACQUISITION CORP.
CONSOLIDATED BALANCE SHEETS
	December 31, 2021	December 31, 2020

ASSETS
Current assets
Cash	$575,739	$1,478,928
Prepaid expenses	9,167	295,658
Total Current Assets	584,906	1,774,586

Marketable investments held in Trust Account	175,110,029	175,089,531
TOTAL ASSETS	$175,694,935	$176,864,117

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accrued expenses	$2,785,180	$126,944
Accrued offering costs	350,000	350,000
Total Current Liabilities	3,135,180	476,944

Deferred underwriting fee payable	6,037,500	6,037,500
Warrant Liability	18,637,420	28,062,924
Total Liabilities	27,810,100	34,577,368

Commitments and Contingencies

Class A ordinary shares subject to possible redemption, 17,250,000 shares at $10.15 per share at December 31, 2021 and 2020	175,087,500	175,087,500

Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; no shares issued and outstanding at December 31, 2021 and 2020 (not including 17,250,000 shares subject to redemption)	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 4,312,500 shares issued and outstanding at December 31, 2021 and 2020	431	431
Additional paid-in capital	—	—
Accumulated deficit	(27,203,096)	(32,801,182)
Total Shareholders’ Deficit	(27,202,665)	(32,800,751)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$175,694,935	$176,864,117
The accompanying notes are an integral part of these consolidated financial statements.

L&F ACQUISITION CORP.
STATEMENTS OF OPERATIONS
	Year Ended December 31, 2021	For the Period from August 20, 2020 (Inception) through December 31, 2020

General and administrative expenses	$3,847,916	$164,192
Loss from operations	(3,847,916)	(164,192)

Other income (loss):
Change in fair value of warrant liabilities	9,425,504	(6,829,174)
Transaction Costs allocable to warrant liabilities	—	(807,424)
Interest earned on marketable investments held in Trust Account	20,498	2,030
Total other income (loss), net	9,446,002	(7,634,568)

Net income (loss)	$5,598,086	$(7,798,760)

Weighted average shares outstanding of Class A ordinary shares	17,250,000	5,303,571
Basic and diluted net income (loss) per ordinary share, Class A ordinary shares	$0.26	$(0.85)

Weighted average shares outstanding of Class B ordinary shares	4,312,500	3,915,179
Basic and diluted net income (loss) per ordinary share, Class B ordinary shares	$0.26	$(0.85)
The accompanying notes are an integral part of these consolidated financial statements.

L&F ACQUISITION CORP.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance — August 20, 2020 (inception)	—	$—	—	$—	$—	$—	$—

Issuance of Class B ordinary shares to Sponsor	—	—	4,312,500	431	24,569	—	25,000

Accretion for Class A ordinary shares to redemption amount	—	—	—	—	(24,569)	(25,002,422)	(25,026,991)

Net loss	—	—	—	—	—	(7,798,760)	(7,798,760)

Balance — December 31, 2020	—	$—	4,312,500	$431	$—	$(32,801,182)	$(32,800,751)

Net income	—	—	—	—	—	5,598,086	5,598,086

Balance — December 31, 2021	—	$—	4,312,500	$431	$—	$(27,203,096)	$(27,202,665)
The accompanying notes are an integral part of these consolidated financial statements.

L&F ACQUISITION CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year Ended December 31,	For the Period from August 20, 2020 (Inception) through December 31,
	2021	2020
Cash Flows from Operating Activities:
Net income (loss)	$5,598,086	$(7,798,760)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Formation cost paid by Sponsor in exchange for issuance of founder shares	—	5,000
Change in fair value of warrant liabilities	(9,425,504)	6,829,174
Transaction costs	—	807,424
Interest earned on marketable investments held in Trust Account	(20,498)	(2,030)
Changes in operating assets and liabilities:
Prepaid expenses	286,491	(295,658)
Accrued expenses	2,658,236	126,944
Net cash used in operating activities	(903,189)	(327,906)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	—	(175,087,501)
Net cash used in investing activities	—	(175,087,501)

Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	—	169,050,000
Proceeds from sale of Private Placement Warrants	—	8,037,500
Repayment of promissory note – related party	—	(64,126)
Payments of offering costs	—	(129,039)
Net cash provided by financing activities	—	176,894,335

Net Change in Cash	(903,189)	1,478,928
Cash – Beginning	1,478,928	—
Cash – Ending	$575,739	$1,478,928

Non-Cash Investing and Financing Activities:
Initial classification of Class A ordinary shares subject to possible redemption	$—	$175,087,500
Deferred underwriting fee payable	$—	$6,037,500
Payment of offering costs through promissory note	$—	$64,126
Offering costs included in accrued offering costs	$—	$350,000
Offering costs paid by Sponsor in exchange for issuance of founder shares	$—	$20,000
The accompanying notes are an integral part of these consolidated financial statements.

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
L&F Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on August 20, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”). On November 23, 2021, L&F Acquisition Holdings, LLC. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of L&F Acquisition Corp., was formed.
The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2021, the Company had not commenced any operations. All activity from the period August 20, 2020 (inception) through December 31, 2021 relates to the Company’s identifying a target company for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.
The registration statement for the Company’s Initial Public Offering was declared effective on November 18, 2020. On November 23, 2020, the Company consummated the Initial Public Offering of 15,000,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units sold, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $150,000,000 which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated private placements of an aggregate of 6,859,505 warrants (the “Private Placement Warrants”) to JAR Sponsor, LLC (the “Sponsor”) and Jefferies LLC at a price of $1.00 per Private Placement Warrant and approximately $1.21 per Private Placement Warrant, respectively, generating gross proceeds of approximately $7,250,000, which are described in Note 4.
On November 25, 2020, the underwriter fully exercised its over-allotment option, resulting in an additional 2,250,000 Units issued for an aggregate amount of $22,500,000. In connection with the underwriter’s full exercise of its over-allotment option, the Company also consummated the sale of an additional 728,925 Private Placement Warrants to the Sponsor and Jefferies LLC at $1.00 per Private Placement Warrant and approximately $1.21 per Private Placement Warrant, respectively, generating total proceeds of $787,500. A total of approximately $22,837,500 was deposited into the Trust Account, bringing the aggregate proceeds held in the Trust Account to approximately $175,087,500.
Transaction costs amounted to $10,050,665, consisting of $3,450,000 of underwriting fees, $6,037,500 of deferred underwriting fees and $563,165 of other offering costs.
Following the closing of the Initial Public Offering on November 23, 2020, and the underwriters full exercise of its over-allotment option on November 25, 2020, an amount of approximately $175,087,500 ($10.15 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund investing solely in U.S. Treasuries and meeting certain conditions under Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earliest of: (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.
The Company will provide the holders of the public shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially $10.15 per Public Share), including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding public shares, subject to certain limitations as described in the prospectus. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 6). There will be no redemption rights upon the completion of a Business Combination with respect to the Public Warrants.
The Company will proceed with a Business Combination only if the Company seeks shareholder approval, it receives an ordinary resolution under Cayman Islands law approving a Business Combination, which requires the affirmative vote of at least a majority of the shareholders who attend and vote at a general meeting of the Company. If a shareholder vote is not required and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to its amended and restated memorandum and articles of association, conduct the redemptions pursuant to the tender offer rules of the Securities and Exchange Commission (“SEC”), and file tender offer documents containing substantially the same information as would be included in a proxy statement with the SEC prior to completing a Business Combination. If the Company seeks shareholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each Public Shareholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against a proposed Business Combination.
Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% of the Public Shares without the Company’s prior written consent.
The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the amended and restated memorandum and articles of association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Combination Period (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust account and not previously released to pay taxes, divided by the number of then issued and outstanding Public Shares.
The Company will have until May 23, 2022 to consummate a Business Combination (the “Combination Period”). However, if the Company has not completed a Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned and not previously released to us to pay our taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining Public Shareholders and its Board of Directors, liquidate and dissolve, subject in each case to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Period.
The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares it will receive if the Company fails to complete a Business Combination within the Combination Period. However, if the Sponsor or any of its respective affiliates acquire Public Shares, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Period. The underwriter has agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than $10.15.
In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.15 per Public Share and (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.15 per Public Share, due to reductions in the value of trust assets, in each case net of the interest that may be withdrawn to pay taxes. This liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Business Combination
On December 17, 2021, L&F Acquisition Corp., a Cayman Islands exempted company (“LNFA”), entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among LNFA, L&F Acquisition Holdings, LLC, a Delaware limited liability company (“L&F Holdings”), ZF Merger Sub, Inc., a Delaware corporation (“ZF Merger Sub”), IDX Merger Sub, Inc., a Delaware corporation (“IDX Merger Sub”), IDX Forward Merger Sub, LLC, a Delaware limited liability company (“IDX Forward Merger Sub”), ZeroFox, Inc., a Delaware corporation (“ZeroFox”), and ID Experts Holdings, Inc., a Delaware corporation (“IDX”). The Business Combination Agreement and the transactions contemplated thereby were approved by the boards of directors of each of LNFA, ZeroFox and IDX and have been approved by the requisite stockholders of ZeroFox and IDX (See Note 6).
Going Concern
As of December 31, 2021, the Company had $575,739 in its operating bank accounts, $175,110,029 in marketable securities held in the Trust Account to be used for a Business Combination or to repurchase or redeem its common stock in connection therewith and working capital deficit of $2,550,274.
The Company may need to raise additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.
Additionally, In connection with the Company’s assessment of going concern considerations in accordance with Financial Accounting Standard Board’s Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” the Company has until May 23, 2022 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date and an extension not requested by the Sponsor, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the mandatory liquidation, should a Business Combination not occur and an extension is not requested by the Sponsor, potential subsequent dissolution, and working capital deficit raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after May 23, 2022.
NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying consolidated financial statements are presented in U.S. dollars and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (the “SEC”).
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates
The preparation of financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2021 and 2020.
Marketable Investments Held in Trust Account
At December 31, 2021 and 2020, substantially all of the assets held in the Trust Account were held in a money market fund that only holds U.S. Treasury Securities.
Offering Costs
Offering costs consisted of legal, accounting and other expenses incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs were allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities were expensed as incurred in the statements of operations. Offering costs associated with the Class A ordinary share issued were initially charged to temporary equity and then accreted to ordinary shares subject to redemption upon the completion of the Initial Public Offering. Offering costs amounting to $9,243,241 were charged to stockholders’ equity and offering costs amounting to $807,424 were charged to the statement of operations upon the completion of the Initial Public Offering (see Note 1).
Class A Ordinary Shares Subject to Possible Redemption
The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events. Accordingly, at December 31, 2021 and 2020, Class A ordinary shares subject to possible redemption are presented as temporary equity, outside of the shareholders’ equity section of the Company’s balance sheets.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable Class A ordinary shares resulted in charges against additional paid-in capital and accumulated deficit.

At December 31, 2021, the Class A ordinary shares reflected in the balance sheets are reconciled in the following table:
Gross proceeds	$175,087,500
Less:
Proceeds allocated to Public Warrants	(13,196,250)
Class A ordinary shares issuance costs	(9,243,241)
Excess funds in trust from sale of Private Warrants	(2,587,500)
Plus:
Accretion of carrying value to redemption value	25,026,991
Class A ordinary shares subject to possible redemption	$175,087,500
Income Taxes
The Company accounts for income taxes under ASC Topic 740, “Income Taxes,” which prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2021 and 2020, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was zero for the period presented. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Net Loss Per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per ordinary share is computed by dividing net income (loss) by the weighted average number of ordinary shares outstanding for the period. Accretion associated with the redeemable shares of Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.
The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 16,213,430 Class A ordinary shares in the aggregate. As of December 31, 2021 and 2020, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into ordinary shares and then share in the earnings of the Company. As a result, diluted net loss per ordinary share is the same as basic net loss per ordinary share for the periods presented.

The following table reflects the calculation of basic and diluted net income (loss) per ordinary share (in dollars, except per share amounts):
	Year Ended December 31, 2021		For the Period from August 20, 2020 (Inception) Through December 31, 2020
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per ordinary share
Numerator:
Allocation of net income (loss), as adjusted	$4,478,469	$1,119,617	$(4,486,647)	$(3,312,113)
Denominator:
Basic and diluted weighted average shares outstanding	17,250,000	4,312,500	5,303,571	3,915,179
Basic and diluted net income (loss) per ordinary share	$0.26	$0.26	$(0.85)	$(0.85)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the Company’s balance sheet, primarily due to their short-term nature, other than warrant liabilities (see note 8).
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Warrant Liability
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The Company accounts for the Warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The Company assessed both Public and Private Warrants and determined both met the criteria for liability treatment. The Company assessed both Public and Private Warrants and determined both met the criteria for liability treatment.
Recent Accounting Standards
In August 2020, the FASB issued ASU No. 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity” (“ASU 2020-06”), which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. ASU 2020-06 removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception and it also simplifies the diluted earnings per share calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU 2020-06 effective as of January 1, 2021. The adoption of ASU 2020-06 did not have an impact on the Company’s consolidated financial statements.
Management does not believe that any other recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial statements.
NOTE 3 — INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 15,000,000 Units at a purchase price of $10.00 per Unit. In connection with the underwriter’s full exercise of the over-allotment option on November 25, 2020, the Company sold an additional 2,250,000 Units, at a purchase price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-half of one redeemable warrant (“Public Warrant”). Each whole Public Warrant entitles the holder to purchase one Class A ordinary share at an exercise price of $11.50 per whole share (see Note 8).
NOTE 4 — PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 5,000,000 Private Placement Warrants at a price of $1.00 per Private Placement Warrant, for an aggregate purchase price of $5,000,000 and Jefferies LLC purchased an aggregate of 1,859,505 Private Placement Warrants at a price of approximately $1.21 per Private Placement Warrant, for an aggregate purchase price of approximately $2,250,000. In connection with the underwriter’s full exercise of its over-allotment option, the Company also consummated the sale of an additional 728,925 Private Placement Warrants, 450,000 of which were sold to the Sponsor at $1.00 per Private Placement Warrant and 278,925 of which were sold to Jefferies LLC at approximately $1.21 per Private Placement Warrant, respectively, generating total proceeds of $787,500. Each Private Placement Warrant is exercisable to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment (see Note 8). A portion of the proceeds from the Private Placement Warrants was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless. In accordance with FINRA

Rule 5110(g)(8)(A), the Private Placement Warrants purchased by Jefferies LLC will not be exercisable for more than five years from the effective date of the registration statement filed in connection with the Company’s Initial Public Offering for so long as they are held by the Jefferies LLC.
NOTE 5 — RELATED PARTY TRANSACTIONS
Founder Shares
On August 28, 2020, the Sponsor paid $25,000 to cover certain offering and formation costs of the Company in consideration for 5,750,000 Class B ordinary shares (the “Founder Shares”). On November 13, 2020, the Sponsor effected a surrender of 1,437,500 Founder Shares to the Company for no consideration, resulting in a decrease in the total number of Class B ordinary shares outstanding to 4,312,500 shares. The Founder Shares included an aggregate of up to 562,500 shares that were subject to forfeiture depending on the extent to which the underwriter’s over-allotment option was exercised, so that the number of Founder Shares would equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering. As a result of the underwriter’s election to fully exercise their over-allotment option on November 25, 2020, no Founder Shares are currently subject to forfeiture.
The Sponsor has agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of: (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.
Administrative Support Agreement
Commencing on November 18, 2020, the Company entered into an agreement to pay the Sponsor up to $10,000 per month for office space, utilities, secretarial and administrative support services. Upon completion of a Business Combination or its liquidation, the Company will cease paying these monthly fees. For the year ended December 31, 2021 and for period from August 20, 2020 (inception) through December 31, 2020, the Company incurred $120,000 and $10,000 in fees for these services, respectively. As of December 31, 2021 and 2020 $0 and $10,000 were included in accrued expenses, respectively.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. As of December 31, 2021 and 2020, the Company had no outstanding borrowings under the Working Capital Loans.
NOTE 6 — COMMITMENTS AND CONTINGENCIES
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 global pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, its results of operations and/or search for a target company, the specific impact is not readily determinable as of the date of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Registration and Shareholders Rights
Pursuant to a registration and shareholders rights agreement entered into on November 23, 2020, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans) will have registration rights to require the Company to register a sale of any of securities held by them. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to completion of a Business Combination. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriter is entitled to a deferred fee of $0.35 per Unit, or $6,037,500 in the aggregate. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Business Combination Agreement
On December 17, 2021, L&F Acquisition Corp., a Cayman Islands exempted company (“LNFA”), entered into a Business Combination Agreement (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among LNFA, L&F Acquisition Holdings, LLC, a Delaware limited liability company (“L&F Holdings”), ZF Merger Sub, Inc., a Delaware corporation (“ZF Merger Sub”), IDX Merger Sub, Inc., a Delaware corporation (“IDX Merger Sub”), IDX Forward Merger Sub, LLC, a Delaware limited liability company (“IDX Forward Merger Sub”), ZeroFox, Inc., a Delaware corporation (“ZeroFox”), and ID Experts Holdings, Inc., a Delaware corporation (“IDX”). The Business Combination Agreement and the transactions contemplated thereby were approved by the boards of directors of each of LNFA, ZeroFox and IDX and have been approved by the requisite stockholders of ZeroFox and IDX.
The Business Combination Agreement provides for, among other things, the following transactions on the date of Closing: (i) ZF Merger Sub will merge with and into ZeroFox (the “ZF Merger”), with ZeroFox being the surviving company in the ZF Merger and, after giving effect to such merger, continuing as a wholly-owned subsidiary of L&F Holdings, (ii) IDX Merger Sub will merge with and into IDX (the “IDX Merger”), with IDX being the surviving company in the IDX Merger (“Transitional IDX Entity”) and, after giving effect to such merger, continuing as a wholly-owned subsidiary of L&F Holdings, and (iii) Transitional IDX Entity will merge with and into IDX Forward Merger Sub (the “IDX Forward Merger”, and collectively with the ZF Merger and IDX Merger, the “Mergers”), with IDX Forward Merger Sub being the surviving company in the IDX Forward Merger and, after giving effect to such merger, continuing as a wholly-owned subsidiary of L&F Holdings.
The Mergers and the other transactions contemplated by the Business Combination Agreement are hereinafter referred to as the “Business Combination”. The Business Combination is expected to close in the first half of 2022, following the receipt of the required approval by LNFA’s shareholders and the fulfillment of other customary closing conditions.
Business Combination Consideration
In accordance with the terms and subject to the conditions of the Business Combination Agreement, at the effective times of the Mergers, among other things, (i) each outstanding share of common stock (including shares of common stock issued upon the mandatory conversion of shares of preferred stock) of ZeroFox, other than ZF Dissenting Shares (as defined in the Business Combination Agreement) and ZF Cancelled Shares (as defined in the Business Combination Agreement), will be automatically cancelled and converted into a right to receive a fraction of a share of LNFA Common Stock determined in accordance with the Business Combination Agreement on the basis of a pre-money enterprise value of ZeroFox of $866,250,000 and a price of $10.00 per share of LNFA Common Stock and (ii) each outstanding share of common stock and preferred stock of IDX, other than IDX Dissenting Shares (as defined in the Business Combination Agreement) and IDX Cancelled Shares (as defined in the Business Combination Agreement), will be automatically cancelled and converted into a right to receive (x) for common stock and series a-1 and series a-2 preferred stock, a fraction of a share of LNFA Common Stock, (y) for common stock and series a-1 and series a-2 preferred stock, a portion of $50,000,000 in cash consideration (subject to certain adjustments for cash, working capital, debt and transaction expenses, and net of liquidation preferences, as provided in the Business Combination Agreement), and (z) for series a-1, series a-2 and series b preferred stock, a liquidation preference amount of $0.361, in each case, in accordance with the Business Combination Agreement and on the basis of a pre-money enterprise value of IDX of $338,750,000 and a price of $10.00 per share of LNFA Common Stock.
Advisory Services
The Company entered into an advisory agreement with Jefferies LLC (“Jefferies”). Jeffries will act as (i) the Company’s exclusive financial advisor and exclusive capital markets advisor in connection with a possible Business Combination involving one or both of ZeroFOX and/or IDX (each and collectively, together with its affiliates and subsidiaries, the “Target”) and (ii) sole and exclusive (other than with respect to Stifel Financial Corp. (“Stifel”). If the pending Business Combination with ZeroFox and/or IDX does not occur, the Company will not be required to pay any contingent fees in connection with this agreement.
Jefferies will provide the Company with mergers and acquisition and equity capital markets financial advice and assistance in connection with a possible acquisition or other business transaction or series of transactions involving all or a material portion of the Target’s equity or assets, whether directly or indirectly and through any form of transaction, including, without limitation, merger, reverse merger, liquidation, stock purchase, asset purchase, recapitalization, reorganization, consolidation, amalgamation, joint venture, strategic partnership, license or other transaction.
The Company entered into an agreement with Stifel, Nicolaus & Company, Incorporated (“Stifel”). Stifel will endeavor to obtain one or more commitments for the Financing (individually a “Commitment” and collectively the “Commitments”) from one or more financial institutions or other sources other than any affiliates of the Company, ZeroFOX, Inc. or ID Expert Holdings, Inc.(the “Investors”). If the Business Combination does not occur, the Company will not be required to pay any contingent fees in connection with this agreement.
There can be no assurances that the Company will complete the pending Business Combination with ZeroFox and/or IDX.
Common Equity Investment
Concurrently with the execution of the Business Combination Agreement, LNFA entered into subscription agreements (the “Common Equity Subscription Agreements”) with certain investors, including, among others, Victory Park Capital, certain existing stockholders of ZeroFox (certain funds affiliated with New Enterprise Associates, Highland Capital and Alsop Louie Partners (the “ZF Investors”)), and certain existing stockholders of IDX (certain funds affiliated with Blue Venture Fund, Peloton Equity and ForgePoint Capital (the “IDX Investors”)). Pursuant to the Common Equity Subscription Agreements, the investors agreed to subscribe for and purchase, and LNFA agreed to issue and sell to such investors, on the Closing Date (as defined in the Business Combination Agreement), an aggregate of 2,000,000 shares of LNFA Common Stock in exchange for an aggregate purchase price of $20,000,000 (the “Common Equity PIPE Financing”).
In addition, on December 16, 2021, the ZF Investors purchased PIK promissory notes issued by ZeroFox (the “ZF PIK Promissory Notes”) for an aggregate purchase price of $5,000,000. Such ZF PIK Promissory Notes accrue interest that will be paid-in-kind at a rate of 5.0% per annum. If the Closing occurs, the repayment of the original principal amount of the ZF PIK Promissory Notes may be offset against amounts owed by the ZF investors under their Common Equity Subscription Agreements. In addition, if the Closing occurs, any portion of closing cash consideration to which the IDX Investors are entitled in connection with the consummation of the Business Combination may be reduced to fund the subscription amount the IDX Investors would otherwise be required to pay pursuant to the Common Equity Subscription Agreements.

The closing of the Common Equity PIPE Financing is contingent upon, among other things, the substantially concurrent consummation of the Business Combination. The Common Equity Subscription Agreements provide that LNFA will grant the investors in the Common Equity PIPE Financing certain customary registration rights.
Convertible Notes Investment
In connection with signing the Business Combination Agreement, LNFA entered into convertible note subscription agreements (the “Convertible Note Subscription Agreements”) with affiliates of Monarch Alternative Capital LP, Victory Park Capital, LLC and Corbin Capital Partners, LP (the “Note Investors”), in respect of $150,000,000 aggregate principal amount of unsecured convertible notes due in 2025 (the “Notes”) to be issued in connection with the closing of the Business Combination (the “Convertible Notes Financing”). The principal terms of the Notes are set forth in the form of indenture attached as an exhibit to the Convertible Note Subscription Agreements, which indenture shall be entered into by LNFA, the guarantors party thereto and the indenture trustee (the “Indenture”), and the form of global note attached thereto. The Notes will bear interest at a rate of 7.00% per annum, payable quarterly in cash; provided, that the issuer may elect to pay interest in kind at 8.75% per annum, and the Notes will be convertible at an initial conversion price of $11.50, subject to customary anti-dilution adjustments, including with respect to stock-splits and stock dividends, dividends and other distributions, above-market tender offers, below-market rights offerings and spin-offs (the “Conversion Price”), and shall mature on the date that is three years following the closing of the Convertible Notes Financing. The post-Business Combination company may, at its election, force conversion of the Notes after the first anniversary of the issuance of the Notes (the “Conversion Trigger Date”), subject to a holder’s prior right to convert, if the volume-weighted average trading price of the post-Business Combination company’s common stock (x) for the first year after the Conversion Trigger Date, is greater than or equal to 150% of the conversion price for more than 20 trading days during a period of 30 consecutive trading days and (y) for the second year after the Conversion Trigger Date, is greater than or equal to 130% of the conversion price for more than 20 trading days during a period of 30 consecutive trading days.
Each holder of a Note will have the right to cause the post-Business Combination company to repurchase for cash all or a portion of the Notes held by such holder at any time upon the occurrence of a “fundamental change”, a customary definition provided in the Indenture (a “Fundamental Change”), at a price equal to par plus accrued and unpaid interest. In the event of a conversion in connection with a Fundamental Change, the Conversion Price will be adjusted by a usual and customary Fundamental Change “make-whole table” to be agreed in the Indenture. The Indenture will include restrictive covenants that, among other things, will limit the ability of the post-Business Combination company to incur senior debt in excess of $50,000,000, subject to certain qualifications and exceptions set forth in the Indenture. The Indenture also will include customary events of default.
The closing of the Convertible Notes Financing is contingent upon, among other things, the substantially concurrent consummation of the Business Combination. LNFA has agreed to execute a registration rights agreement for the benefit of the Note Investors, providing for customary demand, shelf and piggyback registration rights and otherwise in form and substance acceptable to the Note Investors and LNFA.
NOTE 7 — SHAREHOLDERS’ EQUITY
Preference Shares — The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At December 31, 2021 and 2020, there were no preference shares issued or outstanding.
Class A Ordinary Shares — The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At December 31, 2021 and 2020, there were 17,250,000 and 17,250,000 Class A ordinary shares issued and outstanding subject to possible redemption which are presented as temporary equity, respectively.
Class B Ordinary Shares — The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At December 31, 2021 and 2020, there were 4,312,500 Class B ordinary shares issued and outstanding.

Only holders of the Class B ordinary shares will have the right to vote on the appointment of directors prior to the Business Combination. Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law.
The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of a Business Combination on a one-for-one basis, subject to adjustment. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with a Business Combination, the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, approximately 55.7% of the total number of Class A ordinary shares outstanding after completion of this offering, plus the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of a Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in a Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.
NOTE 8 —WARRANTS
At December 31, 2021 and 2020, there were 8,625,000 Public Warrants and 7,588,430 Private Placement Warrants, respectively outstanding. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) one year from the closing of the Initial Public Offering. The Public Warrants will expire five years from the completion of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable and the Company will not be obligated to issue a Class A ordinary share upon exercise of a warrant unless the Class A ordinary share issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants.
The Company has agreed that as soon as practicable, but in no event later than 20 business days, after the closing of a Business Combination, it will use its best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement and a current prospectus relating thereto until the expiration of the warrants in accordance with the provisions of the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the sixtieth (60th) business day after the closing of a Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):
•	in whole and not in part;
•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption; and
•
if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00. Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described with respect to the Private Placement Warrants):
•	in whole and not in part;
•	at a price of $0.10 per warrant;
•
upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined based on the redemption date and the fair market value of the Class A ordinary shares;

•
if, and only if, the closing price of the Class A ordinary shares equal or exceeds $10.00 per public share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company send the notice of redemption of the warrant holders; and

•
if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants.

If the Company calls the Public Warrants for redemption, as described above, its management will have the option to require any holder that wishes to exercise the Public Warrants to do so on a “cashless basis,” as described in the warrant agreement. The exercise price and number of ordinary shares issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of ordinary shares at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of a Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of a Business Combination on the date of the consummation of a Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A ordinary shares during the 10 trading day period starting on the trading day prior to the day on which the Company consummates a Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers, Jefferies LLC or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers, Jefferies LLC or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants. Further, in accordance with FINRA Rule 5110(g)(8)(A), the Private Placement Warrants purchased by Jefferies LLC will not be exercisable for more than five years from the effective date of the registration statement filed in connection with the Company’s Initial Public Offering for so long as they are held by the Jefferies LLC.
NOTE 9 — FAIR VALUE MEASUREMENTS
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:
Level 1:
Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:
Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.
At December 31, 2021 and 2020, assets held in the Trust Account were comprised of $175,110,029 and $175,089,531, respectively in a money market fund which is invested in U.S. Treasury Securities. During the year ended December 31, 2021, the Company did not withdraw any interest income from the Trust Account.
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2021 and 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.
Description	Level as of December 31, 2021	December 31, 2021	December 31, 2020
Assets:
Marketable investments held in Trust Account – U.S. Treasury Securities Money Market Fund	1	$175,110,029	$175,089,531
Liabilities:
Warrant liability – Public Warrants	1	6,028,013	—
Warrant liability – Public Warrants	3	—	14,403,750
Warrant liability – Private Placement Warrants	3	12,609,407	13,659,174
Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement during the year ended December 31, 2021 was $6,028,013.

The following table presents the changes in the fair value of Level 3 warrant liabilities:
Fair value as of January 1, 2021	$28,062,924
Change in fair value	(10,825,645)
Transfer of Public warrants to level 1	(5,778,750)
Fair value as of March 31, 2021	11,458,529
Change in fair value	1,081,281
Fair value as of June 30, 2021	12,539,810
Change in fair value	(443,828)
Fair value as of September 30, 2021	$12,095,982
Change in fair value	513,425
Fair value as of December 31, 2021	$12,609,407
The Private Warrants were valued as of November 23, 2020 and subsequent periods using a Modified Black Scholes Option Pricing Model, which is considered to be a Level 3 fair value measurement. The Modified Black Scholes model’s primary unobservable input utilized in determining the fair value of the Private Warrants is the expected volatility of the ordinary shares. The expected volatility as of the Initial Public Offering date was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The expected volatility as of subsequent valuation dates was implied from the Company’s own public warrant pricing. A Monte Carlo simulation methodology was used in estimating the fair value of the Public Warrants as of November 23, 2020 and December 31, 2020, for periods where no observable traded price was available, using the same expected volatility as was used in measuring the fair value of the Private Warrants. For periods subsequent to the detachment of the Public
Warrants from the Units, the close price of the Public Warrant price was used as the fair value as of each relevant date.
The key inputs into the Black-Scholes-Merton model for the Private Placement Warrants were as follows:
Input	December 31, 2021	December 31, 2020
Risk-free interest rate	1.26%	0.56%
Trading days per year	252	252
Volatility	22.0%	28.0%
Exercise price	$11.50	$11.50
Stock Price	$10.03	$9.54
NOTE 10 — SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the consolidated financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements.

ID EXPERTS HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Unaudited)
	March 31, 2022	December 31, 2021
	(dollars, except for share data)
ASSETS
Current Assets:
Cash and cash equivalents	$ 15,697,274	$ 17,985,874
Accounts receivable, net of allowance of $85,000 and $179,000 at March 31, 2022 and December 31, 2021	11,219,090	9,996,832
Other receivables and prepaids	1,415,917	953,331
Capitalized contract costs, current	806,781	825,530
Total current assets	29,139,062	29,761,567
Property and equipment, net	141,808	126,897
Capitalized contract costs, net of current portion	311,779	263,017
Deferred tax asset	1,144,733	1,229,237
Other long-term assets, net	—	36,712
Total assets	$30,737,382	$31,417,430
The accompanying notes are an integral part of these Unaudited Consolidated Financial Statements.

ID EXPERTS HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (CONTINUED)
(Unaudited)
	March 31, 2022	December 31, 2021
	(dollars, except for share data)
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$7,470,534	$7,286,039
Accrued expenses	5,530,440	6,606,507
Deferred revenue, current	7,111,963	7,560,192
Current portion of convertible debt, carried at fair value	2,724,196	2,444,924
Current portion of long-term debt	2,500,000	1,666,667
Total current liabilities	25,337,133	25,564,329
Deferred revenue, net of current portion	2,471,674	2,115,846
Accrued expenses, long-term	759,728	749,633
Long-term debt, net of current portion	7,487,069	8,319,407
Total liabilities	36,055,604	36,749,215
Commitments and contingencies (see Note 18)
Redeemable convertible preferred stock:
A-1 redeemable convertible preferred stock, $0.0001 par value; 6,000,000 66,000,000 shares shares authorized, 5,882,350 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively; liquidation preference of $9,999,996 at March 31, 2022 and $9,999,996 at December 31, 2021	9,999,996	9,999,996
A-2 redeemable convertible preferred stock, $0.0001 par value; 27,000,000 shares authorized, 26,194,324 and 26,069,330 shares issued and outstanding at March 31, 2022 December 31, 2021, respectively, liquidation preference of $55,165,745 at March 31, 2022 and liquidation preference of $54,902,008 at December 31, 2021	55,165,745	54,902,008
Total redeemable convertible preferred stock	65,165,741	64,902,004
Stockholders’ deficit:
Common stock, $0.0001 par value; 53,000,000 shares authorized, 12,673,667 and 11,671,845 shares issued and outstanding at March 31, 2022 and December 31, 2021, respectively	1,267	1,167
Additional paid in capital	7,755	—
Accumulated deficit	(70,492,985)	(70,234,956)
Total stockholders' deficit	(70,483,963)	(70,233,789)
Total liabilities, redeemable convertible preferred stock, and stockholders' deficit	$30,737,382	$31,417,430
The accompanying notes are an integral part of these Unaudited Consolidated Financial Statements.

ID EXPERTS HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS ENDED MARCH 31, 2022 AND 2021
(Unaudited)
	Three Months Ended March 31,
	2022	2021
	(dollars, except for share data)
Revenue(1)	$27,473,960	$26,956,631
Cost of services(1)	21,265,365	20,702,148
Gross profit	6,208,595	6,254,483
Operating Expenses:
Sales and marketing(1)	1,895,609	1,970,867
General and administrative(1)	2,822,750	1,102,175
Research and development	1,450,012	1,127,148
Total operating expenses	6,168,371	4,200,190
Income from operations	40,224	2,054,293
Interest and other expense:
Interest expense	119,636	120,912
Other expense(1)	272,391	45,357
Total interest and other expense	392,027	166,269
(Loss) income before provision for income taxes	(351,803)	1,888,024
Income tax (benefit) expense	(93,774)	544,976
Net (loss) income	$(258,029)	$1,343,048
Net (loss) income attributable to common stockholders
Basic:	$(258,029)	$336,562
Diluted:	$(258,029)	$1,343,048
Net (loss) income per share attributable to common stockholders
Basic:	$(0.02)	$0.03
Diluted:	$(0.02)	$0.03
Weighted average shares used in computing net (loss) income per share attributable to common stockholders
Basic:	12,656,363	10,726,224
Diluted:	12,656,363	44,385,520
(1)	See Note 16 for amounts attributable to related parties included in these line items.
The accompanying notes are an integral part of these Unaudited Consolidated Financial Statements.

ID EXPERTS HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK
AND STOCKHOLDERS' DEFICIT
FOR THE THREE MONTHS ENDED MARCH 31, 2022 AND 2021
(Unaudited)
	Series A-1 Convertible Preferred Stock		Series A-2 Convertible Preferred Stock		Common Stock		Additional Paid In Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2020	5,882,350	$4,999,998	26,069,330	$27,451,004	9,674,164	$967	$585,503	$(37,895,059)	$(37,308,589)
Common stock issued	—	—	—	—	222,063	22	6,862	—	6,884
Stock-based compensation expense	—	—	—	—	—	—	5,577	—	5,577
Net income	—	—	—	—	—	—	—	1,343,048	1,343,048
Balance at March 31, 2021	5,882,350	$4,999,998	26,069,330	$27,451,004	9,896,227	$989	$597,942	$(36,552,011)	$(35,953,080)

Balance at December 31, 2021	5,882,350	$9,999,996	26,069,330	$54,902,008	11,671,845	$1,167	$—	$(70,234,956)	$(70,233,789)
Preferred stock issued	—	—	124,994	263,737	—	—	—	—	—
Common stock issued	—	—	—	—	1,001,822	100	1,414	—	1,514
Stock-based compensation expense	—	—	—	—	—	—	6,341	—	6,341
Net loss	—	—	—	—	—	—	—	(258,029)	(258,029)
Balance at March 31, 2022	5,882,350	$9,999,996	26,194,324	$55,165,745	12,673,667	$1,267	$7,755	$(70,492,985)	$(70,483,963)
The accompanying notes are an integral part of these Unaudited Consolidated Financial Statements.

ID EXPERTS HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2022 AND 2021
(Unaudited)
	Three Months Ended March 31,
	2022	2021
Cash flows from operating activities:
Net (loss) income	$(258,029)	$1,343,048
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	20,949	31,281
Amortization of debt issuance cost	995	898
Stock-based compensation expense	6,341	5,577
Gain on warrant exercised	(7,876)	—
Deferred tax expense	84,504	—
Change in fair value of debt	279,272	44,458
Provision for doubtful accounts	(97,363)	48,799
Loss on sale of property and equipment	—	1,645
Changes in:
Accounts receivable	(1,124,895)	97,952
Other receivables and prepaids	(425,874)	(685,699)
Capitalized contract costs	(30,013)	252,050
Accounts payable	184,495	898,476
Accrued expenses and other liabilities	(794,359)	895,630
Deferred revenue	(92,401)	(2,513,791)
Net cash (used in) provided by operating activities	(2,254,254)	420,324
Cash flows from investing activities:
Purchases of property and equipment	(35,860)	(68,804)
Net cash used in investing activities	(35,860)	(68,804)
Cash flows from financing activities:
Proceeds from option exercise	1,514	6,884
Principal payments on capital lease obligations	—	(16,137)
Net cash provided by (used in) financing activities	1,514	(9,253)
Net (decrease) increase in cash and cash equivalents	(2,288,600)	342,267
Cash and cash equivalents beginning of period	17,985,874	14,742,621
Cash and cash equivalents end of period	$15,697,274	$15,084,888
Supplemental cash flow information:
Cash paid during the period for:
Interest	$117,153	$123,551
Non-cash financing and investing activities:
Non-cash warrant exercise:
Increase in redeemable convertible preferred stock	$(263,737)	$—
Decrease in accrued expense	$271,613	$—
Increase in retained earnings	$(7,876)	$—
The accompanying notes are an integral part of these Unaudited Consolidated Financial Statements.

ID EXPERTS HOLDINGS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
THREE MONTHS ENDED MARCH 31, 2022 AND 2021
(Unaudited)
1.	Organization and Description of Business
ID Experts Holdings, Inc. and subsidiary (the “Company”) believes it has a leading position in the United States by revenues as a provider of data breach response services, and associated identity and privacy protection services, to both government and commercial entities. The Company's data breach solutions include prevention, detection, forensic services, notification, and recovery assistance. The Company's membership subscriptions include credit and non-credit monitoring, prevention tools, and unlimited recovery assistance. ID Experts Holdings, Inc. was incorporated in the State of Delaware in 2016 at which time Identity Theft Guard Solutions, Inc., the primary operating entity, became the wholly owned subsidiary of ID Experts Holdings, Inc. in 2016 during its recapitalization. The Company serves clients throughout the United States of America and its headquarters are in Portland, Oregon.
On December 15, 2021, the Company’s board of directors approved a business combination agreement, which was entered into as of December 17, 2021 and announced publicly on December 20, 2021. The business combination agreement details a transaction where the Company is to be merged with ZeroFox, Inc. (“ZeroFox”) and L&F Acquisition Corp., a special purpose acquisition corporation (SPAC) and a publicly traded company. As noted in Note 2b., the transaction will be accounted for in one of two ways. In each scenario, the Company is expected to be the legal and accounting acquiree. The transaction, which is expected to close in mid-2022, is subject to regulatory approvals and customary closing conditions.
2.	Summary of Significant Accounting Policies
a.	Basis of Presentation
The consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”) set forth by the Financial Accounting Standards Board (FASB). References to U.S. GAAP issued by the FASB in these notes to the consolidated financial statements are to the FASB Accounting Standards Codification (ASC).
b.	Emerging Growth Company Status
The Company is an “emerging growth company,” (“EGC”) as defined in the Jumpstart Our Business Startups Act, (the “JOBS Act”), and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not EGCs. The Company may take advantage of these exemptions until it is no longer an EGC under Section 107 of the JOBS Act and has elected to use the extended transition period for complying with new or revised accounting standards. As a result of this election, the Company’s financial statements may not be comparable to companies that comply with public company Financial Accounting Standards Board (“FASB”) standards’ effective dates.
The Company is in the process of merging with a publicly traded Special Purpose Acquisition Company (a “SPAC”), which will be accounted for in one of two ways depending on the redemption elections of the SPAC shareholder; (1) assuming minimum redemption, the merger will be accounted for as a reverse recapitalization in accordance with U.S. GAAP or (2) assuming maximum redemption, ZeroFox will be considered a variable interest entity and the merger will be accounted for as an acquisition by the SPAC of ZeroFox in accordance with U.S. GAAP. Refer to Note 1 for more information regarding the transaction. If the transaction were to be consummated, the surviving company will remain an emerging growth company until the earliest of (i) the last day of the surviving company’s first fiscal year following the fifth anniversary of the completion of the SPAC’s initial public offering, (ii) the last day of the fiscal year in which the surviving company has total annual gross revenue of at least $1.07 billion, (iii) the last day of the fiscal year in which the surviving company is deemed to be a large accelerated filer, which means the market value of the surviving company’s common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th or (iv) the date on which the surviving company’s has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.
c.	Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company. All intercompany balances and transactions have been eliminated in consolidation.

d.	Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the amounts of revenues and expenses reported during the period. Such estimates include assumptions used in the allocation of revenue, long-lived assets, liabilities, depreciable lives of assets, stock-based compensation, and deferred income taxes. Actual results could differ from those estimates, and such differences may be material to the consolidated financial statements.
e.	Cash and Cash Equivalents
Cash and cash equivalents consist of business checking accounts. The Company considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents. The Company generally places its cash and cash equivalents with major financial institutions deemed to be of high-credit-quality in order to limit its credit exposure. The Company maintains its cash accounts with financial institutions where, at times, deposits exceed federal insurance limits. Cash and cash equivalents are carried at cost, which, due to their short-term nature, approximate fair value.
f.	Accounts Receivable
Accounts receivable are recorded at the invoiced amount and do not bear interest. Amounts collected on accounts receivable are included in net cash provided by operating activities in the consolidated statement of cash flows. The Company maintains an allowance for doubtful accounts for estimated losses resulting from its accounts receivable portfolio. In establishing the required allowance, management considers historical losses adjusted for current market conditions, the Company’s customers’ financial condition, any amount of receivables in dispute, and the current receivables aging and historic payment patterns. The Company reviews its allowance for doubtful accounts at least quarterly. Accounts receivable are presented on the consolidated balance sheets net of allowance for doubtful accounts.
Receivables, net of allowance for doubtful accounts as of March 31, 2022 and December 31, 2021 consist of the following:
	March 31, 2022	December 31, 2021
Billed trade receivables	$4,153,287	$2,941,898
Unbilled receivables	7,065,803	7,054,934
Total	$11,219,090	$9,996,832
The allowance for doubtful accounts reflects the Company’s estimate of probable losses inherent in the accounts receivable balance. The Company determines the allowance based on known troubled accounts, historical experience, and other currently available evidence.
The following table summarizes activity for the allowance for doubtful accounts for the three months ended March 31, 2022 and 2021:
	Three Months Ended March 31,
	2022	2021
Beginning balance	$179,000	$13,000
Additional charged to costs and expenses	(97,363)	49,000
Deductions(1)	3,363	(201)
Ending balance	$85,000	$61,799
(1)	Represents write-offs and recoveries of prior year charges.
g.	Fair Value Measurement
Fair value is defined as the price that would be received to sell an asset, or paid to transfer a liability, including respective accrued interest balances, in an orderly transaction between market participants at the measurement date. The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy requires that the Company maximize the use of observable inputs and minimize the use of unobservable inputs. The levels of the fair value hierarchy are described below:
Level 1 – Inputs are quoted prices in active markets for identical assets or liabilities that the Company can access at the measurement date.
Level 2 – Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities or quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities.
Refer to Note 17 “Fair Value Measurements” for additional information on how the Company determines fair value for its assets and liabilities.
h.	Property and Equipment
Property and equipment are stated at the cost of acquisition, less accumulated depreciation and amortization. Equipment under capital leases are stated at the present value of minimum lease payments and amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset. Depreciation and amortization of property, equipment and leasehold improvements are computed using the straight-line method.
The estimated useful lives for property and equipment categories are as follows:
Asset Classification	Estimated Useful Life
Office and computer equipment	3 years
Software	5 years
Furniture and fixtures	7 years
Leasehold improvements	Lesser of lease term or useful life
The Company periodically reviews the carrying value of its long-lived assets, including property and equipment, for impairment whenever events or circumstances indicate that the carrying amount of such assets may not be fully recoverable. For long-lived assets to be held and used, impairments are recognized when the carrying amount of a long-lived asset group is not recoverable and exceeds fair value. The carrying amount of a long-lived asset group is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset group. An impairment loss is measured as the amount by which the carrying amount of a long-lived asset group exceeds its fair value. No impairment losses were recognized for three months ended March 31, 2022 and 2021.
i	Revenue Recognition
In accordance with Topic 606, revenue is recognized when a customer obtains control of promised products or services. The amount of revenue recognized reflects the consideration that the Company expects to be entitled to receive in exchange for those products or services. To achieve the core principle of this standard, the Company applies the following five steps:
a)	Identify Contracts with Customers
b)	Identify the Performance Obligations in the Contract
c)	Determine the Transaction Price
d)	Allocate the Transaction Price to Performance Obligations in the Contract
e)	Recognize Revenue When or As Performance Obligations are Satisfied
For arrangements with multiple performance obligations, the Company allocates total consideration to each performance obligation on a relative fair value basis based on management’s estimate of stand-alone selling price (“SSP”).

The following table illustrates the timing of the Company’s revenue recognition:
	Three Months Ended March 31,
	2022	2021
Breach services – point in time	10.9%	8.0%
Breach services – over time	85.1%	89.1%
Consumer membership services – over time	4.0%	2.9%
As discussed in Note 7, all revenue was recognized over time prior to the adoption of ASC 606.
Breach Services
IDX’s breach services revenue consists of contracts with various combinations of notification, project management, communication services, and ongoing identity protection services. Performance periods generally range from one to three years, and payment terms are generally between thirty and sixty days. Contracts generally do not contain significant financing components. The Company’s breach services contracts are structured as either fixed or variable. In fixed contracts, a fixed total price or fixed per-impacted individual price is charged for the total combination of services. For variable breach services contracts, the breach communications component, which includes notifications and call center, is charged at a fixed total fee, and ongoing identity protection services are charged as incurred using a fixed price per enrollment. Fixed fees are generally billed at the time the statement of work is executed and are due upon receipt, and large contracts are typically billed 50% upfront and due upon receipt with the remaining 50% invoiced subsequently with net 30 terms. For variable breaches the charges for identity protection services are billed monthly for the prior month and are due net 30.
Consumer Membership Services
The Company provides consumer membership services through its employer groups and strategic partners as well as directly to end-users through its retail business. Consumer membership services consist of multiple bundled identity and privacy product offerings and provide members with ongoing monitoring services. For consumer membership services, revenue is recognized ratably over the service period. Performance periods are generally one year. Payments from employer groups and strategic partners are generally collected monthly, and payments from end-users are collected up front.
Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. No losses on uncompleted contracts were recognized for the three months ended March 31, 2022 and 2021.
Significant Judgments
Significant judgments and estimates are required under Topic 606. Due to the complexity of certain contracts, the actual revenue recognition treatment required under Topic 606 for the Company’s arrangements may be dependent on contract-specific terms and may vary in some instances. The Company’s contracts with customers often include promises to transfer multiple services, including project management services, notification services, call center services, and monitoring services. Determining whether services are distinct performance obligations that should be accounted for separately requires significant judgment.
The Company is required to estimate the total consideration expected to be received from contracts with customers, including any variable consideration. Once the estimated transaction price is established, amounts are allocated to performance obligations on a relative SSP basis. The Company’s breach business derives revenue from two main performance obligations: (i) notification and (ii) combined call center and monitoring services, described further in Note 7.
At contract inception, the Company assesses the products and services promised in the contract to identify each performance obligation and evaluate whether the performance obligations are capable of being distinct and are distinct within the context of the contract. Performance obligations that are not both capable of being distinct and distinct within the context of the contract are combined and treated as a single performance obligation in determining the allocation and recognition of revenue. Determining whether products and services are considered distinct performance obligations requires significant judgment. In determining whether products and services are considered distinct performance obligations, the Company assesses whether the customer can benefit from the products and services on their own or together with other readily available resources and whether our promise to transfer the product or service to the customer is separately identifiable from other promises in the contract.
Judgment is required to determine the SSP for each distinct performance obligation. The Company rarely sells its individual breach services on a standalone basis, and accordingly, the Company is required to estimate the range of SSPs for each performance obligation. In instances where the SSP is not directly observable because the Company does not sell the service separately, the Company reviews information that includes historical discounting practices, market conditions, cost-plus analysis, and other observable inputs to determine an appropriate SSP. The Company typically has more than one SSP for individual performance obligations due to the stratification of those items by classes of customers, size of breach, and other circumstances. In these instances, the Company may use other available information such as service inclusions or exclusions, customizations to notifications, or varying lengths of call center or monitoring services in determining the SSP.
If a group of agreements are so closely related to each other that they are, in effect, part of a single arrangement, such agreements are deemed to be one arrangement for revenue recognition purposes. The Company exercises judgment to evaluate the relevant facts and circumstances in determining whether the separate agreements should be accounted for separately or as, in substance, a single arrangement. The Company’s judgments about whether a group of contracts comprises a single arrangement can affect the allocation of consideration to the distinct performance obligations, which could have an effect on results of the Company’s operations for the periods involved.
Generally, the Company has not experienced significant returns or refunds to customers. The Company’s estimates related to revenue recognition may require significant judgment and the change in these estimates could have an effect on the Company’s results of operations during the periods involved.
Contract Balances
The timing of revenue recognition may differ from the timing of invoicing to customers and these timing differences result in receivables, contract assets, or contract liabilities (deferred revenue) on the consolidated balance sheets. The Company records a contract asset when revenue is recognized prior to invoicing and records a deferred revenue liability when revenue is expected to be recognized subsequent to invoicing. For the Company’s breach services agreements, customers are typically invoiced at the beginning of the arrangement for the entire contract. When the breach agreement includes variable components related to as-incurred monitoring services, customers are invoiced monthly for the duration of the enrollment or call center period.
Unbilled accounts receivable, which consists of services billed one month in arrears, was $7,065,803 and $7,054,934 as of March 31, 2022 and December 31, 2021, respectively. These unbilled amounts are included in accounts receivable as the Company has the unconditional right to receive this consideration.
Contract assets are presented as other receivables within the consolidated balance sheets and primarily relate to the Company’s rights to consideration for work completed but not billed on service contracts. Contract assets are transferred to receivables when the Company invoices the customer. Contract liabilities are presented as deferred revenue and relate to payments received for services that are yet to be recognized in revenue.
During the three months ended March 31 2022, the Company recognized $2,490,462 of revenue that was included in deferred revenue at the end of the preceding year. All other deferred revenue activity is due to the timing of invoices in relation to the timing of revenue, as described above. The Company expects to recognize as revenue approximately 69% of its March 31, 2022 deferred revenue balance in the remaining three quarters of 2022, 11% in the three months ended March 31, 2023, and the remainder thereafter.
In instances where the timing of revenue recognition differs from that of invoicing, the Company has determined that its contracts generally do not include a significant financing component. The primary purpose of invoicing terms is to provide customers with simplified and predictable ways of purchasing the Company’s services, not to facilitate financing arrangements.
Government Contracts
The Company evaluates arrangements with governmental entities containing “fiscal funding” or “termination for convenience” provisions, when such provisions are required by law, to determine the probability of possible cancellation. The Company considers multiple factors, including the history with the customer in similar transactions and budgeting and approval processes undertaken by the governmental entity. If the Company determines upon execution of these arrangements that the likelihood of cancellation is remote, it then recognizes revenues for such arrangements once all relevant criteria have been met. If such a determination cannot be made, revenues are recognized upon the earlier of cash receipt or approval of the applicable funding provision by the governmental entity for such arrangements.
j.	Contract Costs
The Company capitalizes costs to obtain a contract or fulfill a contract. These costs are recorded as capitalized contract costs on the consolidated balance sheets. Costs to obtain a contract for a new customer are generally amortized on a straight-line basis over the estimated period of benefit. The Company determined the estimated period of benefit by taking into consideration the contractual term. The Company periodically reviews the carrying amount of the capitalized contract costs to determine whether events or changes in circumstances have occurred that could affect the period of benefit. Amortization expense associated with costs to fulfill a contract is recorded to cost of services on the Company’s consolidated statements of income, and amortization expense associated with costs to obtain a contract (sales commissions) is recorded to sales and marketing expense.
b.	Cost of Services
Cost of services consists of fees to outsourced service providers for credit monitoring, call center operation, notification mailing, insurance, and other miscellaneous services and internal labor costs. Costs incurred for breach service contracts represent fulfillment costs. These costs are deferred within capitalized contract costs and recognized in relation to revenue recorded over the combined service and membership terms. The remainder of cost of services are expensed as incurred. Relevant depreciation and amortization are included in cost of services.
i.	Research and Development
Research and development expenses primarily consist of personnel costs and contractor fees related to the bundling of other third-party software products that are offered as one combined package within the Company’s product offerings. Personnel costs include salaries, bonuses and stock-based compensation and related employer-paid payroll taxes, as well as an allocation of our facilities, benefits, and internal IT costs. Research and development costs are expensed as incurred.
m.	Long-term Debt
Convertible notes and amounts borrowed under credit agreements are carried at cost, net of debt discounts and issuance costs, as long-term debt on the consolidated balance sheets. The debt discounts and issuance costs are amortized to interest expense on the consolidated statements of income using the straight-line method over the contractual term of the note if that method is not materially different from the effective interest rate method. Cash interest payments are due either quarterly or semi-annually in arrears and the Company accrues interest expense monthly based on the annual coupon rate. See Note 4 for further discussion regarding our convertible notes and credit agreement.
n.	Debt Issuance Costs
Fees paid to lenders and service providers in connection with the origination of debt are capitalized as debt issuance costs and presented as a direct deduction from the carrying value of the associated debt liability. As of March 31, 2022 and December 31, 2021, the debt issuance costs presented on the consolidated balance sheets as a reduction to debt are $12,931 and $13,926, respectively.
o.	Advertising
Advertising costs are expensed as incurred. Advertising costs amounted to $302,289 for the three months ended March 31, 2022 and $480,210 for the three months ended March 31, 2021.
p.	Stock-Based Compensation
The Company grants stock options to purchase common stock to employees with exercise prices equal to the fair market value of the underlying stock, as determined by the Board of Directors and management. The Board of Directors, with the assistance of outside valuation experts, determine the fair value of the underlying stock by considering several factors, including historical and projected financial results, the risks the Company faced at the time, the preferences of the Company’s debt holders and preferred stockholders, and the lack of liquidity of the Company’s common stock.

The fair value of each stock option award is estimated using the Black-Scholes-Merton valuation model. Such value is recognized as expense over the requisite service period using the straight-line method, net of forfeitures as they occur.
Excess tax benefits of awards that relate to stock option exercises are reflected as operating cash inflows. Stock-based compensation expense recognized in the Company’s consolidated financial statements for options amounted to $6,341 for the three months ended March 31, 2022 and $5,577 for the three months ended March 31, 2021.
q.	Earnings (Loss) per Share
Series A-1 and A-2 Preferred Stock are participating securities, due to their rights to receive dividends. The Company calculates EPS under the two-class method which all earnings (distributed and undistributed) are allocated to each class of common stock and participating securities. The allocation between common stock and participating securities is based upon the rights to dividends for the two types of securities.
For periods of net income, and when the effects are not anti-dilutive, the Company calculates diluted earnings per share by dividing net income available to common shareholders by the weighted average number of common shares plus the weighted average number of common shares assuming the conversion of the Company’s convertible notes, as well as the impact of all potential dilutive common shares, consisting primarily of common stock options using the treasury stock method. For periods of net loss, shares used in the diluted earnings (loss) per share calculation represent basic shares as using potentially dilutive shares would be anti-dilutive.
r.	Concentrations of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash balances and trade accounts receivable. The Company maintains cash balances at two financial institutions. The balances, at times, exceed federally insured limits. As of March 31, 2022, balances exceeded federally insured limits by $15,677,654. The Company has not experienced any losses in such accounts, and believes it is not exposed to any significant credit risk from cash. Concentrations of credit with respect to accounts receivables are generally limited due to the large number of customers, outside the U.S. Government, comprising the Company's customer base and their dispersion across different industries.
The Company generated 75% and 81% of its revenue in for the three months ended March 31, 2022 and 2021, respectively, from the U.S. Government, who generally pays invoices in less than thirty days and is deemed to be a low credit risk. On March 31, 2022 and December 31, 2021, accounts receivables from the U.S. Government made up 62% and 69% of the Company’s outstanding accounts receivables, respectively.
s.	Income Taxes
The Company provides for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax effect of differences between recorded assets and liabilities and their respective tax basis along with operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the rate change becomes effective. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained in the event of a tax audit. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest related to unrecognized tax benefits in income tax expense. $105,196 and $84,194 in penalties and interest have been accrued to expense as of March 31, 2022 and December 31, 2021, respectively, and are discussed further in Note 11.
Deferred tax assets are reduced by a valuation allowance when, in management’s opinion, it is more likely than not that some portion or all the deferred tax assets will not be realized. The Company considers the future reversal of existing taxable temporary differences, taxable income in prior carryback years, projected future taxable income, and tax planning strategies in making this assessment. The Company’s valuation allowance is based on all available positive and negative evidence, including its recent financial operations, evaluation of positive and negative evidence with respect to certain specific deferred tax assets including evaluating sources of future taxable income to support the realization of the deferred tax assets.

The Company's income tax returns are generally subject to examination by taxing authorities for a period of three years from the date they are filed. Tax authorities may have the ability to review and adjust net operating loss or tax credit carryforwards that were generated prior to these periods if utilized in an open tax year. As of March 31, 2022, the Company’s income tax returns for the years ended December 31, 2016 through 2021 are subject to examination by the Internal Revenue Service and applicable state and local taxing authorities.
t.	Sales and Use Taxes
The Company collects sales tax in various jurisdictions. Upon collection from customers, it records the amount as a payable to the related jurisdiction. On a periodic basis, it files a sales tax return with the jurisdictions and remits the amounts indicated on the return.
u.	Segment Reporting
Operating segments are identified as components of an enterprise for which separate discrete financial information is available for evaluation by the chief operating decision maker, the chief executive officer, or decision-making group, in making decisions on how to allocate resources and assess performance. The Company views its operations and manages its business as one operating segment. All revenue has been generated in the United States, and all assets are held in the United States.
v.	Deferred Rent and Lease Incentives
Rent expense and lease incentives from the Company’s operating lease are recognized on a straight-line basis over the lease term. The Company’s operating lease includes rent escalation payment terms and a rent-free period. Deferred rent represents the difference between actual operating lease payments and straight-line rent expense over the term of the lease.
w.	Standards Issued and Adopted
In May 2021, the FASB issued ASU 2021-04, Earnings per Share (“Topic 260”), Debt – Modifications and Extinguishments (“Subtopic 470-50”), Compensation – Stock Compensation (“Topic 718”), and Derivatives and Hedging – Contracts in Entity’s Own Equity (“Subtopic 815-40”). ASU 2021-04 clarifies the accounting by issuers for modifications or exchanges of equity-classified warrants and is effective for fiscal years starting after December 15, 2021. The Company adopted the standard prospectively as of January 1, 2022, with no impact on the financial statements.
x.	Standards Issued but Not Yet Effective
In February 2016, the FASB issued ASU 2016-02, Leases (“Topic 842”) aimed at making leasing activities more transparent and comparable. The new standard requires substantially all leases be recognized by lessees on their consolidated balance sheet as a right-of-use asset and a corresponding lease liability, including leases currently classified as operating leases. Initially, ASU 2016-02 was effective for fiscal years beginning after December 15, 2019. In October 2019, the FASB decided to extend the implementation date for private companies to be effective for annual periods beginning after December 15, 2020. However, in May 2020, the FASB decided to provide an additional one-year deferral of the mandatory effective date of the new lease standard for all private companies. As a result, the Company’s effective date for ASU 2016-02 was deferred to accounting periods beginning after December 15, 2021. The Company will adopt this guidance for the annual period ended December 31, 2022. The Company is currently evaluating the impact of ASU 2016-02.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments and subsequently issued additional guidance that modified ASU 2016-13. The standard requires an entity to change its accounting approach for measuring and recognizing credit losses on certain financial assets measured at amortized cost, including trade receivables, certain non-trade receivables, customer advances and certain off-balance sheet credit exposures, by replacing the existing “incurred loss” framework with an expected credit loss recognition model. The new standard results in earlier recognition of credit losses based on past events, current conditions, and reasonable and supportable forecasts. FASB pushed back the effective date of CECL from January 2021 to January 2023 for smaller reporting companies as defined by Securities Exchange from January 2022 to January 2023 for nonpublic companies. The standard is effective for entities with fiscal years beginning after December 15, 2022, including interim periods within such fiscal years. The Company is currently evaluating the impact of ASU 2016-13 on its consolidated financial statements and related disclosures.
In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (“Topic 740”), the amendments which remove certain exceptions for recognizing deferred taxes for investments, performing intra-period allocation and calculating income taxes in interim periods. The ASU also adds guidance to reduce complexity in certain areas, including recognizing deferred taxes for tax goodwill and allocating taxes to members of a consolidated group. The amendments are effective for annual periods beginning after December 15, 2021, and interim periods within annual periods beginning after December 15, 2022. The Company is currently evaluating the impact of ASU 2019-12 on its consolidated financial statements and related disclosures.
In March 2020, the FASB issued ASU No. 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“Topics: 470-20, 815-40”). The standards reduce the number of accounting models for convertible instruments and allows more contracts to qualify for equity classification. The standard also amends diluted EPS calculations for convertible instruments and amends the requirements for a contract (or embedded derivative) that is potentially settled in an entity’s own shares to be classified in equity. The standard is effective for entities with fiscal years beginning after December 15, 2023, and early adoption is permitted. The Company is currently evaluating the impact of ASU 2020-06 on its consolidated financial statements and related disclosures.
In August 2020, the FASB issued ASU 2020-06, Debt – Debt with Conversion and Other Options (“Subtopic 470-20”) and Derivatives and Hedging – Contracts in Entity’s Own Equity (“Subtopic 815-40”). ASU 2020-06 simplifies the accounting for convertible instruments by eliminating large sections of the existing guidance in this area. It also eliminates several triggers for derivative accounting, including a requirement to settle certain contracts by delivering registered shares. The amendments are effective for fiscal years beginning after December 15, 2023, and early adoption is permitted. The Company is currently evaluating the impact of ASU 2020-06 on its consolidated financial statements and related disclosures.
3.	Property and Equipment
Property and equipment, net consisted of the following amounts on March 31, 2022 and December 31, 2021:
	March 31, 2022	December 31, 2021
Furniture and office equipment	$602,412	$602,412
Computer equipment and software	527,713	521,173
Leasehold improvements	69,116	73,174
Total property and equipment	1,199,241	1,196,759
Less accumulated depreciation and amortization	(1,057,435)	(1,069,862)
Total property and equipment, net	$141,806	$126,897
Depreciation and amortization expense recorded related to property and equipment was $20,949 for the three months ended March 31, 2022 and $31,281 for the three months ended March 31, 2021.
4.	Long-term Debt
The below table presents details of the Company’s debt on March 31, 2022 and December 31, 2021:
	March 31, 2022	December 31, 2021
Current maturity term loan	$2,500,000	$1,666,667
Total	$2,500,000	$1,666,667

Long-term debt
Term loan, net of debt issuance costs	$ 7,487,069	$ 8,319,407
Total long-term debt	$ 9,987,069	$ 9,986,074

The future contractual maturities for the long-term debt subsequent to March 31, 2022 are summarized as follows:
Future Payments
2022 (Remaining quarters)	$1,666,667
2023	3,333,333
2024	3,333,333
2025	1,666,667
Total	$ 10,000,000
Less net debt issuance costs	(12,931)
Total long-term debt	$9,987,069
Term Loan
On December 29, 2020, the Company executed the amended and restated loan and security agreement. This resulted in the extinguishment of the original “Term Loan” and established a new Term Loan of $10,000,000. The new Term Loan matures June 1, 2025 and bears interest at the prime referenced rate plus 1.5%, which was 5.0% as of March 31, 2022. Monthly principal payments begin on July 1, 2022. The Company will make interest-only payments monthly beginning on February 1, 2021. The loan is subject to certain standardized financial covenants, and the carrying value of the Term Loan approximates its fair value. The Company was in compliance with its debt covenants as of March 31, 2022.
5.	Convertible Debt Loan
In December 2018, the Company entered into a convertible debt loan with several of its existing investors for $1,409,498. The convertible debt loan matures on December 20, 2022 and bears 12% interest, paid at maturity. The related party lenders have the option to convert the note in conjunction with a qualified financing at 80% of the share price paid by other investors. The related party lenders receive 150% of the outstanding value of notes and accrued interest in conjunction with a sale of the Company. The Company, with consent from the related party lenders, may prepay the convertible debt loan without penalty. The convertible debt loan is a general, unsecured obligation of the Company.
The Company has elected to fair value the convertible debt loan. At the end of each period, the Company calculates the fair value of the convertible debt and any changes are recorded within other expense in the consolidated financial statements. There has been no change in fair value from a change in credit quality. For the three months ended March 31, 2022 and 2021, the Company recorded changes in fair value of $279,272 and $44,458, respectively. See Note 17 for additional information over fair value measuring.
6.	Warrants
The following table summarizes activity for the Company’s preferred and common stock warrants for the three months ended March 31, 2022 and 2021:
	Three Months Ended March 31,
	2022	2021
Preferred Stock Warrants
Beginning balance	125,000	125,000
Warrants exercised	(124,994)	—
Warrants used for net exercise	(6)	—
Ending balance	—	125,000

Common Stock Warrants
Beginning balance	1,280,506	1,280,506
Warrants exercised	(980,460)	—
Warrants used for net exercise	(46)	—
Ending balance	300,000	1,280,506

Preferred Stock Warrants
In connection with a Related Party Term Loan modification, dated December 18, 2018, the Company has issued 125,000 preferred stock warrants with an exercise price of $0.0001.
The Company calculates the fair value of the vested Series A-2 preferred stock warrant at the end of each reporting period. For the three months ended March 31, 2022 and 2021 the Company recorded a change in fair value of the preferred stock warrant of $0 and $0, respectively. The change in fair value is presented in change in fair value of warrant liabilities in the consolidated statements of income
On February 14, 2022, the Related Party exercised their preferred stock warrants, reducing the warrant liability included within accrued expenses on the consolidated balance sheets. The non-cash exercise resulted in an increase of 124,994 A-2 preferred stock shares, which are presented as redeemable convertible preferred stock on the consolidated balance sheets.
Common Stock Warrants
In February 2015, the Company issued 300,000 common stock warrants at a strike price of $0.60 to a client/vendor. The common stock warrants are exercisable upon a Liquidation Event as defined in the agreement as the first occurrence of any sale of the Company’s assets, a merger, or a firm underwritten public offering of common stock. The warrant expires on February 10, 2025. The Company calculates the fair value of the vested common stock warrant at the end of each reporting period. For the three months ended March 31, 2022 and 2021, the Company recorded a change in fair value of the common stock warrant of $0 and $0, respectively. The change in fair value is presented in change in fair value of warrant liabilities in the consolidated statements of income, and the common stock warrant is included in accrued expenses on the consolidated balance sheets.
In connection with a Related Party Term Loan, dated August 2, 2016, the Company has issued 980,506 common stock warrants with an exercise price of $0.0001. The value of these common stock warrants was initially recorded as a reduction of the face value of debt on issuance with an offset to additional paid in capital. The warrant's value is recorded to interest expense using the effective interest method over the life of the debt. These common stock warrants were fully expensed as of December 31, 2020.
On February 14, 2022, the Related Party exercised their common stock warrants, reducing the warrant liability included within accrued expenses on the consolidated balance sheets. The non-cash exercise resulted in an increase of 980,460 common stock shares.
7.	Revenue from Contracts with Customers
ASC 606
Performance Obligations
The Company’s primary performance obligations under breach services contracts are notification services and combined call center and monitoring services. These were determined by reviewing all of the services provided within the Company’s contracts and establishing whether each service is capable of being distinct and capable of being distinct within the context of the contract. With each performance obligation, the customer can benefit from the service either on its own or together with other resources readily available and it is separately identifiable from other promises in the contract.
The following table summarizes breach revenue from contracts with customers for the years ended March 31, 2022 and 2021:
	Three Months Ended March 31,
	2022	2021
Notification services	$2,985,152	$2,148,876
Call center and monitoring services	23,382,237	24,013,137
Total breach services	$ 26,367,389	$ 26,162,013
-
Notification Services - The Company’s notification and mailing services include project management, postage, and setup costs to develop notification templates that will be printed and mailed to the customer’s impacted population. These notifications are typically printed by the Company’s third-party printers and mailed via USPS. Occasionally, these notifications are emailed. The Company recognizes revenue for notification services upfront upon the date that the notifications are mailed, which typically coincides with the call center start date. The Company is deemed to be the principal in these transactions as it is primarily responsible for fulfilling the obligation, has full discretion in price setting, and controls the notification services before the resulting notifications are transferred to the customer or consumer.
-
Call Center and Monitoring Services - Call center services consist of fees charged to setup an incident-specific call center and website for the customer’s impacted, notified population. The call center component of the Company’s services serves as a facilitation of its monitoring services and revenue is recognized ratably over the term of the arrangement, which typically lasts for 15 months total (3 months for the call center/enrollment period plus 12 months of monitoring services). Monitoring services consist of fees charged to continually monitor individuals’ credit and identity. Additional services are bundled with monitoring services such as non-credit reporting, alerts, and insurance. For fixed contracts, these services are typically invoiced upfront, and for variable contracts, the Call Center services are invoiced upfront along with the Notification Services, with Monitoring services being invoiced monthly, as incurred over the enrollment period. The Company notes that the timing and contents of billing can vary based on individual contract, and this usually only occurs with much larger breach deals.

Consumer Membership Services
For the three months ended March 31, 2022 and 2021, revenue from consumer membership services was 4.0% and 2.9% of total revenue, respectively. For the three months ended March 31, 2022 and 2021, no single consumer membership services customer exceeded 10% of total revenue.
Timing of Revenue Recognition
As a result of the adoption of the new revenue recognition guidance, the timing of recognition of certain performance obligations has changed. For example, most breach services contracts contain distinct performance obligations and now have a portion of revenue recognized up front, whereas these arrangements were previously recognized over time. In addition, allocating the transaction price on a relative SSP basis under the new guidance has generally resulted in an acceleration of revenue of point-in-time performance obligations.
Contract Costs
During the three months ended March 31, 2022 and 2021, the Company recognized $2,640,520, and $2,236,774, respectively, of amortization expense of capitalized contract costs. Contract costs include fulfillment costs and costs to obtain contracts. There were no impairment losses recognized for the three months ended March 31, 2022 and 2021.
Remaining Performance Obligations
Remaining performance obligations represent contracted revenue that has not been recognized, which include contract liabilities and amounts that will be billed and recognized as revenue in future periods. As of March 31, 2022, the Company had $30,247,408 of remaining performance obligations. The approximate percentages expected to be recognized as revenue in the future are as follows:
	Total Remaining Performance Obligations	0 - 12 Months	13 - 24 Months	Over 24 Months
Breach services	$ 29,656,472	94%	4%	2%
Consumer membership services	590,936	100%	—	—
Total	$ 30,247,408	94%	4%	2%
8.	Leases
The Company has two leases related to office equipment and one lease related to office space. The two office equipment leases and the office space lease are operating leases. The Company’s operating leases have varying maturity dates through the year ending 2025.

Rental payments under operating leases are recognized on a straight-line basis over the term of the lease including any periods of free rent. The Company’s rental expenses for the three months ended March 31, 2022 and 2021 were $100,504 and $97,764, respectively.
Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of March 31, 2022 are:
Operating Leases
Years Ending December 31:
2022 (remaining quarters)	$ 398,850
2023	149,363
2024	47,856
Total minimum lease payments	$ 596,069
9.	Redeemable Convertible Preferred Stock
(a) Series A-1 Redeemable Convertible Preferred Stock
On July 29, 2016, the Company’s board of directors approved the issuance of up to 6,000,000 shares of Series A-1 preferred stock, par value $0.0001. The original issuance price of the Series A-1 preferred stock was $0.85. Series A-1 preferred stock is recorded at the maximum redemption value per the agreement in redeemable convertible preferred stock on the consolidated balance sheets.
Dividends
If a dividend is declared on common stock, the stockholders of Series A-1 preferred stock are entitled to receive an amount equal to the dividend they would receive if the shares were converted to common stock. If a dividend is declared on a class of shares that is not convertible to common stock, the convertible preferred stockholders receive an amount determined by (A) dividing the amount of the dividend payable on each class of stock by the original price of such class and (B) multiplying the faction by the original issue price of the convertible preferred stock. The convertible preferred stockholders must receive their pro-rata dividends before or concurrent with any dividend payable to common stockholders. No dividends have been approved or declared by the board of directors related to the Company’s Series A-1 preferred stock.
Liquidation
In a liquidation event, excluding a public offering, stockholders of the Series A-1 preferred stock shall receive any declared and unpaid dividends, plus the higher of a liquidation preference of $0.85 per share, or the value the stockholders would receive if shares were converted to common stock and Series B preferred stock.
Redemption
The Series A-1 preferred stock is redeemable at the option of the stockholders seven years after original issuance, which is outside of the Company’s control, and therefore, is classified as temporary equity in the consolidated balance sheets. The redemption price is the higher of the fair market value of the shares upon conversion to common stock or the original issuance price plus any declared and unpaid dividends. The fair market value of the shares shall not exceed any amount which is greater than two times (2x) the original issue price.
Conversion
Stockholders may convert their preferred shares into an equal quantity of common stock and Series B preferred stock at their election. In the event of a Qualified IPO, which is defined in the Company’s amended and restated certificate of incorporation as upon the closing of the sale of shares of common stock to the public at a price of $2.6325 per share, resulting in at least $50,000,000 in gross proceeds, the Series A-1 preferred stock automatically convert to common stock and Series B preferred stock.
Voting
Stockholders of Series A-1 preferred stock are entitled to cast the number of votes equal to the number of whole shares of common stock their preferred shares would convert into as of the record date.

(b) Series A-2 Redeemable Convertible Preferred Stock
On July 29, 2016, the Company’s board of directors approved the issuance of up to 27,000,000 of Series A-2 preferred stock, par value $0.0001. The original issuance price of the Series A-2 preferred stock was $1.053. Series A-2 preferred stock is recorded at the maximum redemption value per the agreement in redeemable convertible preferred stock on the consolidated balance sheets.
Dividends
If a dividend is declared on common stock, the stockholders of Series A-2 preferred stock are entitled to receive an amount equal to the dividend they would receive if the shares were converted to common stock. If a dividend is declared on a class of shares that is not convertible to common stock, the convertible preferred stockholders receive an amount determined by (A) dividing the amount of the dividend payable on each class of share by the original price of such class and (B) multiplying the faction by the original issue price of the convertible preferred stock. The convertible preferred stockholders must receive their pro-rata dividends before or concurrent with any dividend payable to the common stockholders. No dividends have been approved or declared by board of directors related to the Company’s convertible Preferred A-2 stock.
Liquidation
In a liquidation event, excluding a public offering, the stockholders of the Series A-2 preferred stock shall receive any declared and unpaid dividends, plus the higher of a liquidation preference of $1.053 per share, or the value the stockholders would receive if shares were converted to common stock and Series B preferred stock.
Redemption
The Series A-2 preferred stock is redeemable at the option of the stockholders seven years after original issuance, which is outside of the Company’s control, and therefore, is classified as temporary equity in the consolidated balance sheets. The redemption price is the higher of the fair market value of the shares upon conversion to common stock or the original issuance price plus any declared and unpaid dividends. The fair market value of the shares shall not exceed any amount which is greater than two times (2x) the original issue price.
Conversion
Stockholders may convert their preferred shares into an equal quantity of common stock and Series B preferred stock at their election. In the event of a Qualified IPO, which is defined in the Company’s amended and restated certificate of incorporation as upon the closing of the sale of shares of common stock to the public at a price of $2.6325 per share, resulting in at least $50,000,000 in gross proceeds, the Series A-2 preferred stock automatically convert to common and Series B preferred stock.
Voting
Holders of Series A-2 preferred stock are entitled to cast the number of votes equal to the number of whole shares of common stock their preferred shares would convert into as of the record date.
10.	Stockholders’ Deficit
(a) Series B Preferred Stock
On July 29, 2016, the Company’s board of directors approved the issuance of up to 33,000,000 shares of Series B preferred stock with a par value of $0.0001. Stockholders of Series B preferred stock are not entitled to vote and do not have preferential dividend rights.
In the event of a liquidation event, excluding a public offering, Stockholders of Series B preferred stock receive, following all preferential distributions made to Series A-1 preferred stock and Series A-2 preferred stock, any declared and unpaid dividends, and a liquidation preference of $0.361 per share. As of March 31, 2022 and 2021, no Series B preferred stock was outstanding.

(b) Common Stock
As of March 31, 2022 and 2021, the Company had authorized 53,000,000 shares of common stock with a par value of $0.0001. Stockholders of common stock are entitled to one vote per share, to receive dividends, if and when declared by the board of directors, and upon liquidation or dissolution, receive a portion of the assets available for distributions to stockholders, subject to preferential amounts owed to stockholders of the Company’s preferred stock.
Common stockholders have no preemptive or other subscription rights and there are no redemption or sinking fund provisions with respect to such shares. Common stock is subordinate to preferred stock with respect to dividend rights and rights upon liquidation, winding up, and dissolution of the Company.
No dividends have been approved or declared by board of directors related to the Company’s common stock.
11.	Income Taxes
The income before income taxes is solely from domestic sources.
The provision for income taxes for the three months ended March 31, 2022 and 2021 are as follows:
	Three Months Ended March 31,
	2022	2021
Income tax (benefit) expense from continuing operations	$(93,774)	$544,976
(Loss) income from continuing operations before income taxes	$ (351,803)	$ 1,888,024
Effective income tax rate	26.7%	28.9%
The effective tax rate for the three months ended March 31, 2022 differs from the statutory rate due to non-deductible expenses and the impact of state taxes.
The effective tax rate for the three months ended March 31, 2021 differs from the statutory rate due to non-deductible expenses, the impact of state taxes, and the benefit of research credits.
The ending balance for the unrecognized tax benefits for uncertain tax positions was approximately $759,727 at March 31, 2022 and $680,958 as of December 31, 2021. $105,196 and $84, 194 in penalties and interest have been accrued to expense as of March 31, 2022 and December 31, 2021, respectively. The uncertain tax positions that are reasonably possible to decrease in the next twelve months are insignificant.
As of March 31, 2022, the Company is not currently under examination by tax authorities.
12.	Accrued Expenses
The Company accrues expenses related to payroll, taxes, rent, and other expenses within accrued expenses. The table below provides detail of the accrued expenses as of:
	March 31, 2022	December 31, 2021
Accrued payroll, bonus, and employee benefits	$ 1,358,597	$ 2,098,907
Accrued warrant liability	1,717,865	1,989,478
Accrued sales taxes payable	1,520,096	1,368,157
Other accrued expenses	881,785	1,009,846
Deferred rent	35,783	44,962
Accrued taxes payable	16,314	95,157
Accrued expenses	$ 5,530,440	$ 6,606,507
13.	Retirement Plan
The Company maintains a defined contribution 401(k) plan, whereby employees meeting certain requirements are eligible to participate. Eligible participants may contribute a portion of their compensation to the plan. The Company may make matching contributions in a percentage set by the Company each plan year. Discretionary contributions may be made at the option of the Company. The Company contributed $123,745 for the three months ended March 31, 2022 and $66,795 for the three months ended March 31, 2021.

14.	Stock Incentive Plan
In August 2016, the Company adopted the 2016 Equity Incentive Plan (the “2016 Plan”) in which incentive equity awards were authorized to be issued to key employees, officers, directors, and consultants of the Company. Under the terms of the 2016 Plan a maximum of 6,287,732 shares of common stock are available for issuance. The Company may grant shares of common stock in the form of incentive stock options, nonqualified stock options, restricted stock grants, non-restricted stock grants or restricted stock units. Options granted under the 2016 Plan have a term of ten years and vest over a period of up to 48 months, subject to modification by the Board of Directors. The exercise price of the options may not be granted at a price less than 100% of the fair value of the common stock on the date of grant. In August 2017, the Company terminated the 2016 Plan and all shares available for issuance were rolled into the 2017 Plan. As of March 31, 2022, there were 275,000 awards outstanding and no shares available for issuance under the 2016 Plan.
In August 2017, the Company adopted the 2017 Equity Incentive Plan (the “2017 Plan”) in which incentive equity awards were authorized to be issued to key employees, officers, directors, and consultants of the Company. Under the terms of the 2017 Plan a maximum of 8,785,330 shares of common stock are available for issuance and future cancellations and forfeitures from the 2016 Plan role into the available pool automatically. The Company may grant shares of common stock in the form of incentive stock options, nonqualified stock options, restricted stock grants, non-restricted stock grants or restricted stock units. Options granted under the 2017 Plan have a term of ten years and vest over a period of up to 60 months, subject to modification by the Board of Directors. The exercise price of the options may not be granted at a price less than 100% of the fair value of the common stock on the date of grant. As of March 31, 2022, there were 2,557,634 awards outstanding and 296,429 shares available for issuance under the 2017 Plan.
Stock based compensation expense of $6,341 and $5,577 for stock options was recorded in general and administrative expenses in the accompanying consolidated statement of income for the three months ending March 31, 2022 and 2021, respectively. At March 31 2022, there was $82,919 of total compensation expense related to stock-based awards granted under the plans that will be recognized from the remaining quarters in 2022 through 2026. The compensation expense of $82,919 is expected to be recognized over a weighted average period of 3.34 years.
The grant-date fair value of each option award is estimated on the date of grant using the Black-Scholes-Merton option pricing model. The weighted average grant date fair value of options granted during the three months ended March 31, 2022 and 2021 was $0.05 and $0.03, respectively. The Company uses a simplified method to estimate the expected term of the options. The Company utilizes a divided yield rate of 0% as it does not expect to issue dividends. Since the Company’s shares are not publicly traded, expected volatility is estimated based on the average historical volatility of similar entities with publicly traded shares. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve at the date of grant. The weighted average assumptions for the three months ended March 31, 2022 and 2021 grants are as follows:
	Three Months Ended March 31,
	2022	2021
Valuation assumptions:
Expected dividend yield	0%	0%
Expected volatility	33%	36%
Expected term (years)	7.0	7.0
Risk free interest rate	1.94%	0.43%

Stock option activity during for the three months ended March 31, 2022 is as follows:
	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Intrinsic Value
Balance at December 31, 2021	2,843,372	$ 0.14	7.3	5,767,781
Granted	52,500	2.17
Exercised	(21,362)	0.05
Forfeited	(41,876)	0.41
Balance at March 31, 2022	2,832,634	$ 0.15	7.1	7,020,785
Exercisable as of March 31, 2022	1,634,431	$ 0.16	6.1	3,994,826
The weighted average grant date fair value of options exercised during the three months ended March 31, 2022 and 2021 was $2.17 and $0.07, respectively. The intrinsic value of options exercised during the three months ended March 31, 2022 and 2021 was $61,514 and $8,216, respectively. The fair value of shares vested during the three months ended March 31, 2022 and 2021 was $470,701 and $42,812, respectively.
15.	Earnings per Share
Earnings Per Share (“EPS”) is calculated under the two-class method under which all earnings (distributed and undistributed) are allocated to each class of common stock and participating securities based on their respective rights to receive dividends. Series A-1 and A-2 Preferred Stock are entitled to receive nonforfeitable dividends equivalent to the dividends paid to the holders of Common Stock; the preferred shares meet the definition of participating securities. The following tables present the calculations of basic and diluted EPS for the three months ended March 31, 2022 and 2021.
March 31, 2022
Basic and Diluted Earnings per Share
Net loss applicable to common equity	$(258,029)
Less: undistributed earnings allocated to participating securities	—
Net loss applicable to common stockholders	(258,029)

Total weighted-average basic shares outstanding	12,656,363
Net loss per share, basic and diluted	$(0.02)
Certain classifications of equity awards were excluded from the computation of dilutive EPS because inclusion of these awards would have had an anti-dilutive effect. The following table reflects the awards excluded:
Employee stock options	2,469,594
Conversion of preferred shares	32,139,180
The following table presents the calculation of basic and diluted EPS for the three months ended March 31, 2021.
March 31, 2021
Basic Earnings per Share
Net income applicable to common equity	$1,343,048
Less: undistributed earnings allocated to participating securities	(1,006,486)
Net income applicable to common stockholders	336,562

Total weighted-average common shares outstanding	9,745,718
Total weighted average warrant common shares added to basic EPS	980,506
Total weighted-average basic shares outstanding	10,726,224
Net income per share	$0.03

March 31, 2021
Diluted Earnings per Share
Net income applicable to common equity	$336,562
Add: undistributed earnings allocated to participating securities	1,006,486
Diluted net income applicable to common stockholders	1,343,048

Total weighted-average basic shares outstanding	10,726,224
Add: employee stock options	1,582,616
Add: conversion of preferred shares	32,076,680
Total weighted-average diluted shares outstanding	44,385,520
Net income per share	$0.03
16.	Related Party Transactions
As discussed further in Note 5, the Company has a convertible debt loan due to several stockholders. The Company did not pay any loan fees or interest on the convertible debt loan to its stockholders for the three months ended March 31, 2022 and 2021.
Additionally, the Company recognized $258,821 and $434,464 in revenue from contracts with affiliates of minority stockholders and recognized $63,199 and $100,719 in expense from contracts with affiliates of majority stockholders during the three months ended March 31, 2022 and 2021, respectively. For the three months ended March 31, 2022, expense of $62,500 was recorded in cost of services and $699 was recorded in sales and marketing in the consolidated statements of income. For the three months ended March 31, 2021, expense of $100,000 was recorded in cost of services and $719 was recorded in sales and marketing in the consolidated statements of income.
17.	Fair Value Measurements
The Company used the following methods and significant assumptions to estimate fair value for certain liabilities measured and carried at fair value on a recurring basis:
Convertible debt – The fair value is calculated taking into consideration the original term to maturity, weighing the possible outcomes and the current yield for similar debt. The present value of future cash flows is then calculated utilizing market-based discount rate assumptions.
	As of March 31, 2022
	Level 1	Level 2	Level 3
Assets
Cash and cash equivalents	$15,697,274	$ —	$—
Total fair value of assetsmeasured on a recurring basis	$15,697,274	$ —	$—
Liabilities
Warrant liability	$—	$ —	$ 1,717,865
Convertible debt	$—	$ —	$ 2,724,196
Total fair value of liabilities measured on a recurring basis	$—	$ —	$ 4,442,061
	As of December 31, 2021
	Level 1	Level 2	Level 3
Assets
Cash and cash equivalents	$17,985,874	$ —	$—
Total fair value of assetsmeasured on a recurring basis	$17,985,874	$ —	$—
Liabilities
Warrant liability	$—	$ —	$ 1,989,478
Convertible debt	$—	$ —	$ 2,444,924
Total fair value of liabilities measured on a recurring basis	$—	$ —	$ 4,434,402

The following table presents additional information about financial assets measured at fair value recurring basis for which the Company used significant unobservable inputs (Level 3):
	Convertible Debt Three Months Ended March 31,
	2022	2021
Balance, beginning of period	$ 2,444,924	$ 1,732,686
Loss from change in fair value	279,272	44,458
Balance, end of period	$ 2,724,196	$ 1,777,144
The convertible debt was valued using the fair value option and is a level 3 measured instrument. See Note 5 Convertible Debt Loan for further information. The Company elected to use the fair value option. The fair value was determined based upon a scenario-based approach that considers the provisions of the convertible debt. The following table outlines the significant unobservable inputs as of March 31, 2022 and December 31, 2021:
	Assumptions
Unobservable input	March 31, 2022	December 31, 2021
Probabilities of conversion provisions	90%	75%
Estimated timing of conversion	0.72 years	0.97 years
Time period to maturity	0.72 years	0.97 years
Risk-adjusted discount rate	23.26%	23.26%
The following table presents additional information about financial assets measured at fair value on a recurring basis for which the Company used significant unobservable inputs (Level 3):
Warrant Liability
	March 31,
	2022	2021
Balance, beginning of period	$ 1,989,478	$ —
Warrant reclassification	(271,613)	—
Balance, end of period	$ 1,717,865	$ —
Common Stock Warrant	Assumptions
Unobservable input	March 31, 2022
Volatility rate	33%
Term	3.75 years
Discount rate	1.12%
18.	Commitments and Contingencies
From time to time, the Company may become involved in routine litigation arising in the ordinary course of business. While the results of such litigation cannot be predicted with certainty, management believes that the final outcome of such matters is not likely to have a material effect on the Company’s financial position or results of operations or cash flows.
The Company has entered a non-cancellable purchase commitment of $16,207,071 related to three months of outsourced credit monitoring services provided to the Company’s largest customer as of March 31, 2022. This commitment amount and length is determined by the customer’s exercise of annual option periods.
19.	Subsequent Events
The Company has evaluated subsequent events through the date these financial statements were available to be issued, June 14, 2022, and concluded that there are no material subsequent events which would require adjustment to or disclosure in the accompanying financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the shareholders and the Board of Directors of ID Experts Holdings, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheet of ID Experts Holdings, Inc. and subsidiary (the “Company”) as of December 31, 2021, the related consolidated statements of income, redeemable convertible preferred stock and stockholders’ deficit, and cash flows, for the year ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the year ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Deloitte & Touche LLP
McLean, Virginia
April 8, 2022
We have served as the Company's auditor since 2022.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors
ID Experts Holdings, Inc.:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheet of ID Experts Holdings, Inc. and subsidiary (the Company) as of December 31, 2020, the related consolidated statements of income, redeemable convertible preferred stock and stockholders’ deficit, and cash flows for each of the years in the two-year period ended December 31, 2020, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
Explanatory Paragraph
As discussed in Note 2 to the consolidated financial statements, as of January 1, 2020, the Company has changed its method of accounting for revenue due to the adoption of Accounting Standards Codification Topic 606, Revenue from Contracts with Customers. Our opinion is not modified with respect to this matter.
/s/ KPMG LLP
We served as the Company’s auditor from 2016 to 2022.
Portland, Oregon
September 30, 2021

ID EXPERTS HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2021 AND 2020
	2021	2020
	(dollars, except for share data)
ASSETS
Current assets:
Cash and cash equivalents	$17,985,874	$14,742,621
Accounts receivable, net of allowance of $179,000 and $13,000 at December 31, 2021 and 2020, respectively	9,996,832	8,822,904
Other receivables and prepaid expenses	953,331	882,736
Capitalized contract costs, current	825,530	819,427
Total current assets	29,761,567	25,267,688
Property and equipment, net	126,897	125,584
Capitalized contract costs, non-current	263,017	200,363
Deferred tax asset	1,229,237	1,428,112
Other long-term assets, net	36,712	36,712
Total assets	$31,417,430	$27,058,459
The accompanying notes are an integral part of these consolidated financial statements.

ID EXPERTS HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS (CONTINUED)
AS OF DECEMBER 31, 2021 AND 2020
	2021	2020
	(dollars, except for share data)
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$7,286,039	$6,365,715
Accrued expenses	6,606,507	4,052,692
Deferred revenue, current	7,560,192	7,504,651
Current installments of obligations under capital leases	—	68,011
Current portion of convertible debt, carried at fair value	2,444,924	—
Current portion of long-term debt	1,666,667	—
Total current liabilities	25,564,329	17,991,069
Deferred revenue, net of current portion	2,115,846	1,744,068
Accrued expenses, long-term	749,633	464,402
Convertible debt, carried at fair value	—	1,732,686
Long-term debt, net of current portion	8,319,407	9,983,821
Total liabilities	36,749,215	31,916,046
Commitments and contingencies (see Note 17)
Redeemable convertible preferred stock:
A-1 redeemable convertible preferred stock, $0.0001 par value; 6,000,000 66,000,000 shares 6,000,000 shares authorized, 5,882,350 shares issued and outstanding at December 31, 2021 and 2020, respectively; liquidation preference of $9,999,996 at December 31, 2021 and $4,999,998 at December 31, 2020	9,999,996	4,999,998
A-2 redeemable convertible preferred stock, $0.0001 par value; 27,000,000 shares authorized, 26,069,330 shares issued and outstanding at December 31, 2021 and 2020, respectively; liquidation preference of $54,902,008 at December 31, 2021 and $27,451,004 at December 31, 2020	54,902,008	27,451,004
Total redeemable convertible preferred stock	64,902,004	32,451,002
Stockholders’ deficit:
Common stock, $0.0001 par value; 53,000,000 shares authorized, 11,671,845 and 9,674,164 shares issued and outstanding at December 31, 2021 and 2020, respectively	1,167	967
Additional paid in capital	—	585,503
Accumulated deficit	(70,234,956)	(37,895,059)
Total stockholders' deficit	(70,233,789)	(37,308,589)
Total liabilities, redeemable convertible preferred stock, and stockholders' deficit	$31,417,430	$27,058,459
The accompanying notes are an integral part of these consolidated financial statements.

ID EXPERTS HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2021, 2020, AND 2019
	2021	2020	2019
	(dollars, except for share data)
Revenue(1)	$106,072,400	$103,536,322	$103,104,381
Cost of services(1)	82,745,572	77,900,185	83,388,438
Gross profit	23,326,828	25,636,137	19,715,943
Operating Expenses:
Sales and marketing(1)	7,181,577	6,988,426	6,896,820
General and administrative(1)	6,872,551	4,341,507	4,451,895
Research and development	4,940,558	4,112,543	3,839,350
Total operating expenses	18,994,686	15,442,476	15,188,065
Income from operations	4,332,142	10,193,661	4,527,878
Interest and other expense:
Interest expense	483,326	985,542	1,263,008
Change in fair value of warrant liabilities	1,943,228	—	—
Other expense(1)	716,083	471,174	536,299
Total interest and other expense	3,142,637	1,456,716	1,799,307
Income before provision for income taxes	1,189,505	8,736,945	2,728,571
Income tax expense (benefit)	1,716,095	2,082,863	(424,862)
Net (loss) income	$(526,590)	$6,654,082	$3,153,433
Net (loss) income attributable to common stockholders, see Note 14
Basic:	$(32,977,592)	$1,651,227	$652,154
Diluted:	$(32,977,592)	$6,654,082	$3,153,433
Net (loss) income per share attributable to common stockholders, see Note 14
Basic:	$(2.80)	$0.16	$0.08
Diluted:	$(2.80)	$0.15	$0.07
Weighted average shares used in computing net (loss) income per share attributable to common stockholders, see Note 14
Basic:	11,777,989	10,587,132	8,363,288
Diluted:	11,777,989	44,077,521	42,844,976
(1)	See Note 15 for amounts attributable to related parties included in these line items.
The accompanying notes are an integral part of these consolidated financial statements.

ID EXPERTS HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF REDEEMABLE CONVERTIBLE PREFERRED STOCK
AND STOCKHOLDERS' DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2021, 2020, AND 2019
(dollars, except for share data)

	Series A-1 Redeemable Convertible Preferred Stock		Series A-2 Redeemable Convertible Preferred Stock		Common Stock		Additional Paid In Capital	Accumulated Deficit	Total Stockholders' Deficit
	Shares	Amount	Shares	Amount	Shares	Amount
Balance at December 31, 2018	5,882,350	$ 4,999,998	26,069,330	$27,451,004	5,565,377	$557	$326,890	$(48,613,413)	$(48,285,966)
Common stock issued	—	—	—	—	3,844,003	384	148,781	—	149,165
Stock-based compensation expense	—	—	—	—	—	—	63,510	—	63,510
Net income	—	—	—	—	—	—	—	3,153,433	3,153,433
Balance at December 31, 2019	5,882,350	4,999,998	26,069,330	27,451,004	9,409,380	941	539,181	(45,459,980)	(44,919,858)
Adoption of ASC 606	—	—	—	—	—	—	—	910,839	910,839
Adjusted balance at January 1, 2020	5,882,350	4,999,998	26,069,330	27,451,004	9,409,380	941	539,181	(44,549,141)	(44,009,019)
Common stock issued	—	—	—	—	264,784	26	8,678	—	8,704
Stock-based compensation expense	—	—	—	—	—	—	37,644	—	37,644
Net Income	—	—	—	—	—	—	—	6,654,082	6,654,082
Balance at December 31, 2020	5,882,350	$ 4,999,998	26,069,330	$27,451,004	9,674,164	$967	$585,503	$(37,895,059)	$(37,308,589)
Common stock issued	—	—	—	—	1,997,681	200	69,949	—	70,149
Stock-based compensation expense	—	—	—	—	—	—	28,493	—	28,493
Change in preferred share fair value	—	4,999,998	—	27,451,004	—	—	(683,945)	(31,767,057)	(32,451,002)
Warrant reclassification	—	—	—	—	—	—	—	(46,250)	(46,250)
Net loss	—	—	—	—	—	—	—	(526,590)	(526,590)
Balance at December 31, 2021	5,882,350	$ 9,999,996	26,069,330	$54,902,008	11,671,845	$ 1,167	$—	$(70,234,956)	$(70,233,789)
The accompanying notes are an integral part of these consolidated financial statements.

ID EXPERTS HOLDINGS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2021, 2020, AND 2019
	2021	2020	2019
Cash flows from operating activities:
Net (loss) income	$(526,590)	$6,654,082	$3,153,433
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	120,736	136,470	198,901
Amortization of debt issuance cost	3,979	289,999	362,436
Stock-based compensation expense	28,493	37,644	63,510
Deferred tax expense	198,875	(898,619)	(790,858)
Change in fair value of debt	712,238	180,612	186,419
Change in fair value of warrant liabilities	1,943,228	—	—
Other	174,802	1,227	(6,543)
Changes in:
Accounts receivable	(1,345,877)	766,199	2,042,564
Other receivables and prepaid expenses	(70,595)	(224,977)	(187,323)
Other long-term assets	—	(36,712)	161,322
Capitalized contract costs	(68,757)	795,809	(4,663,002)
Accounts payable	920,324	(20,313)	4,603,630
Accrued expenses and other liabilities	849,568	387,434	(8,866,166)
Deferred revenue	427,319	(454,189)	9,543,460
Net cash provided by operating activities	3,367,743	7,614,666	5,801,783
Cash flows from investing activities:
Purchases of property and equipment	(124,902)	(14,849)	(47,928)
Net cash used in investing activities	(124,902)	(14,849)	(47,928)
Cash flows from financing activities:
Principal issued from refinance	—	10,000,000	—
Principal extinguished as part of the refinance	—	(9,408,333)	—
Proceeds from option exercise	70,149	8,704	149,165
Payments of debt issuance costs	(1,726)	(16,180)	—
Principal payments on long-term debt	—	(1,091,666)	(2,033,333)
Principal payments on capital lease obligations	(68,011)	(59,292)	(51,689)
Net cash provided by (used in) financing activities	412	(566,767)	(1,935,857)
Net increase in cash and restricted cash	3,234,253	7,033,050	3,817,998
Cash, cash equivalents, and restricted cash, beginning of period	14,742,621	7,709,571	3,891,573
Cash, cash equivalents, and restricted cash end of period	$17,985,874	$ 14,742,621	$7,709,571
Supplemental cash flow information:
Cash paid during the period for:
Interest	$488,604	$988,103	$1,263,008
Income taxes	$2,350,134	$1,712,665	$132,134
Transaction costs included in accounts payable and accrued expenses	$689,544	$—	$—
Non-cash financing and investing activities:
Warrant reclassification	$46,250	$—	$—
Non-cash investing activities from fair value adjustment of preferred shares:
Increase in fair value of preferred shares	$32,451,002	$—	$—
Decrease in accumulated deficit	$ (31,767,057)	$—	$—
Decrease in additional paid in capital	$(683,945)	$—	$—
Non-cash operating activities from adoption of ASC 606:
Decrease in capitalized contract costs	$—	$4,901,538	$—
Decrease in deferred revenue	$—	$(6,073,742)	$—
Decrease in accumulated deficit	$—	$910,839	$—
Decrease in deferred tax asset	$—	$261,365	$—
The accompanying notes are an integral part of these consolidated financial statements.

ID EXPERTS HOLDINGS, INC. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2021, 2020, AND 2019
1.	Organization and Description of Business
ID Experts Holdings, Inc. and subsidiary (the “Company”) believes it has a leading position in the United States by revenues as a provider of data breach response services, and associated identity and privacy protection services, to both government and commercial entities. The Company's data breach solutions include prevention, detection, forensic services, notification, and recovery assistance. The Company's membership subscriptions include credit and non-credit monitoring, prevention tools, and unlimited recovery assistance. ID Experts Holdings, Inc. was incorporated in the State of Delaware in 2016 at which time Identity Theft Guard Solutions, Inc., the primary operating entity, became the wholly owned subsidiary of ID Experts Holdings, Inc. in 2016 during its recapitalization. The Company serves clients throughout the United States of America and its headquarters are in Portland, Oregon.
On December 15, 2021, the Company’s board of directors approved a business combination agreement, which was entered into as of December 17, 2021 and announced publicly on December 20, 2021. The business combination agreement details a transaction where the Company is to be merged with ZeroFox, Inc. (“ZeroFox”) and L&F Acquisition Corp., a special purpose acquisition corporation (SPAC) and a publicly traded company. As noted in Note 2b., the transaction will be accounted for in one of two ways. In each scenario, the Company is expected to be the legal and accounting acquiree. The transaction, which is expected to close in mid-2022, is subject to regulatory approvals and customary closing conditions.
2.	Summary of Significant Accounting Policies
a.	Basis of Presentation
The consolidated financial statements have been prepared in conformity with generally accepted accounting principles in the United States of America (“U.S. GAAP”) set forth by the Financial Accounting Standards Board (FASB). References to U.S. GAAP issued by the FASB in these notes to the consolidated financial statements are to the FASB Accounting Standards Codification (ASC).
b.	Emerging Growth Company Status
The Company is an “emerging growth company,” (“EGC”) as defined in the Jumpstart Our Business Startups Act, (the “JOBS Act”), and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not EGCs. The Company may take advantage of these exemptions until it is no longer an EGC under Section 107 of the JOBS Act and has elected to use the extended transition period for complying with new or revised accounting standards. As a result of this election, the Company’s financial statements may not be comparable to companies that comply with public company Financial Accounting Standards Board (“FASB”) standards’ effective dates.
The Company is in the process of merging with a publicly traded Special Purpose Acquisition Company (a “SPAC”), which will be accounted for in one of two ways depending on the redemption elections of the SPAC shareholder; (1) assuming minimum redemption, the merger will be accounted for as a reverse recapitalization in accordance with U.S. GAAP or (2) assuming maximum redemption, ZeroFox will be considered a variable interest entity and the merger will be accounted for as an acquisition by the SPAC of ZeroFox in accordance with U.S. GAAP. Refer to Note 1 for more information regarding the transaction. If the transaction were to be consummated, the surviving company will remain an emerging growth company until the earliest of (i) the last day of the surviving company’s first fiscal year following the fifth anniversary of the completion of the SPAC’s initial public offering, (ii) the last day of the fiscal year in which the surviving company has total annual gross revenue of at least $1.07 billion, (iii) the last day of the fiscal year in which the surviving company is deemed to be a large accelerated filer, which means the market value of the surviving company’s common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th or (iv) the date on which the surviving company’s has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.
c.	Principles of Consolidation
The accompanying consolidated financial statements include the accounts of the Company. All intercompany balances and transactions have been eliminated in consolidation.

d.	Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the amounts of revenues and expenses reported during the period. Such estimates include assumptions used in the allocation of revenue, long-lived assets, liabilities, depreciable lives of assets, stock-based compensation, and deferred income taxes. Actual results could differ from those estimates, and such differences may be material to the consolidated financial statements.
e.	Cash and Cash Equivalents
Cash and cash equivalents consist of business checking accounts. The Company considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents. The Company generally places its cash and cash equivalents with major financial institutions deemed to be of high-credit-quality in order to limit its credit exposure. The Company maintains its cash accounts with financial institutions where, at times, deposits exceed federal insurance limits. Cash and cash equivalents are carried at cost, which, due to their short-term nature, approximate fair value.
f.	Restricted Cash
Cash that is unavailable for general operating purposes is classified as restricted cash and is included on the consolidated statements of cash flows. Restricted cash included on the consolidated statements of cash flows represents amounts required to be always maintained in the bank by the Company’s lenders. The restricted cash covenant was removed by lenders in the Fourth Amendment and Waiver to Loan and Security Agreement dated May 26, 2020.
g.	Accounts Receivable
Accounts receivable are recorded at the invoiced amount and do not bear interest. Amounts collected on accounts receivable are included in net cash provided by operating activities in the consolidated statement of cash flows. The Company maintains an allowance for doubtful accounts for estimated losses resulting from its accounts receivable portfolio. In establishing the required allowance, management considers historical losses adjusted for current market conditions, the Company’s customers’ financial condition, any amount of receivables in dispute, and the current receivables aging and historic payment patterns. The Company reviews its allowance for doubtful accounts at least quarterly. Accounts receivable are presented on the consolidated balance sheets net of allowance for doubtful accounts.
Receivables, net of allowance for doubtful accounts for the years ended December 31, 2021 and 2020 consist of the following:
	2021	2020
Billed trade receivables	$2,941,898	$1,790,325
Unbilled receivables	7,054,934	7,032,579
Total	$9,996,832	$8,822,904
The allowance for doubtful accounts reflects the Company’s estimate of probable losses inherent in the accounts receivable balance. The Company determines the allowance based on known troubled accounts, historical experience, and other currently available evidence.
The following table summarizes activity for the allowance for doubtful accounts for the years ended December 31, 2021, 2020, and 2019:
	2021	2020	2019
Beginning balance	$13,000	$52,664	$65,476
Additional charged to costs and expenses	171,949	(36,128)	—
Deductions(1)	(5,949)	(3,536)	(12,812)
Ending balance	$179,000	$13,000	$52,664
(1)	Represents write-offs and recoveries of prior year charges.

h.	Fair Value Measurement
Fair value is defined as the price that would be received to sell an asset, or paid to transfer a liability, including respective accrued interest balances, in an orderly transaction between market participants at the measurement date. The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy requires that the Company maximize the use of observable inputs and minimize the use of unobservable inputs. The levels of the fair value hierarchy are described below:
Level 1 – Inputs are quoted prices in active markets for identical assets or liabilities that the Company can access at the measurement date.
Level 2 – Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities or quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3 – Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities.
Refer to Note 16 “Fair Value Measurements” for additional information on how the Company determines fair value for its assets and liabilities.
i.	Property and Equipment
Property and equipment are stated at the cost of acquisition, less accumulated depreciation and amortization. Equipment under capital leases are stated at the present value of minimum lease payments and amortized on a straight-line basis over the shorter of the lease term or estimated useful life of the asset. Depreciation and amortization of property, equipment and leasehold improvements are computed using the straight-line method.
The estimated useful lives for property and equipment categories are as follows:
Asset Classification	Estimated Useful Life
Office and computer equipment	3 years
Software	5 years
Furniture and fixtures	7 years
Leasehold improvements	Lesser of lease term or useful life
The Company periodically reviews the carrying value of its long-lived assets, including property and equipment, for impairment whenever events or circumstances indicate that the carrying amount of such assets may not be fully recoverable. For long-lived assets to be held and used, impairments are recognized when the carrying amount of a long-lived asset group is not recoverable and exceeds fair value. The carrying amount of a long-lived asset group is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset group. An impairment loss is measured as the amount by which the carrying amount of a long-lived asset group exceeds its fair value. No impairment losses were recognized in 2021, 2020, or 2019.
j.	Revenue Recognition
On January 1, 2020, the Company adopted the new revenue standard, ASC 606 Revenue Recognition – Contracts with Customers (“Topic 606”), on a modified retrospective basis, applying the practical expedient to all uncompleted contracts as of January 1, 2020. The Company has also adopted the practical expedient for contract modifications, which allows the Company to reflect the aggregate effect of all modifications occurring prior to January 1, 2020, as of the date of adoption. As a result, the consolidated financial statements for the years ended December 31, 2021 and 2020 are presented under the new revenue recognition guidance, while prior period amounts are not adjusted and continue to be reported under the prior revenue recognition guidance. See Note 6 for further discussion on the Company’s revenue recognition policies and the impacts of the new guidance.

In accordance with Topic 606, revenue is recognized when a customer obtains control of promised products or services. The amount of revenue recognized reflects the consideration that the Company expects to be entitled to receive in exchange for those products or services. To achieve the core principle of this standard, the Company applies the following five steps:
a)	Identify Contracts with Customers
b)	Identify the Performance Obligations in the Contract
c)	Determine the Transaction Price
d)	Allocate the Transaction Price to Performance Obligations in the Contract
e)	Recognize Revenue When or As Performance Obligations are Satisfied
For arrangements with multiple performance obligations, the Company allocates total consideration to each performance obligation on a relative fair value basis based on management’s estimate of stand-alone selling price (“SSP”).
The following table illustrates the timing of the Company’s revenue recognition:
	2021	2020
Breach services – point in time	8.3%	3.1%
Breach services – over time	88.5%	94.1%
Consumer membership services – over time	3.2%	2.8%
As discussed in Note 6, all revenue was recognized over time prior to the adoption of ASC 606.
Breach Services
IDX’s breach services revenue consists of contracts with various combinations of notification, project management, communication services, and ongoing identity protection services. Performance periods generally range from one to three years, and payment terms are generally between thirty and sixty days. Contracts generally do not contain significant financing components. The Company’s breach services contracts are structured as either fixed or variable. In fixed contracts, a fixed total price or fixed per-impacted individual price is charged for the total combination of services. For variable breach services contracts, the breach communications component, which includes notifications and call center, is charged at a fixed total fee, and ongoing identity protection services are charged as incurred using a fixed price per enrollment. Fixed fees are generally billed at the time the statement of work is executed and are due upon receipt, and large contracts are typically billed 50% upfront and due upon receipt with the remaining 50% invoiced subsequently with net 30 terms. For variable breaches the charges for identity protection services are billed monthly for the prior month and are due net 30.
Consumer Membership Services
The Company provides consumer membership services through its employer groups and strategic partners as well as directly to end-users through its retail business. Consumer membership services consist of multiple bundled identity and privacy product offerings and provide members with ongoing monitoring services. For consumer membership services, revenue is recognized ratably over the service period. Performance periods are generally one year. Payments from employer groups and strategic partners are generally collected monthly, and payments from end-users are collected up front.
Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. No losses on uncompleted contracts were recognized in 2021, 2020, or 2019.
Significant Judgments
Significant judgments and estimates are required under Topic 606. Due to the complexity of certain contracts, the actual revenue recognition treatment required under Topic 606 for the Company’s arrangements may be dependent on contract-specific terms and may vary in some instances. The Company’s contracts with customers often include promises to transfer multiple services, including project management services, notification services, call center services, and monitoring services. Determining whether services are distinct performance obligations that should be accounted for separately requires significant judgment.

The Company is required to estimate the total consideration expected to be received from contracts with customers, including any variable consideration. Once the estimated transaction price is established, amounts are allocated to performance obligations on a relative SSP basis. The Company’s breach business derives revenue from two main performance obligations: (i) notification and (ii) combined call center and monitoring services, described further in Note 6.
At contract inception, the Company assesses the products and services promised in the contract to identify each performance obligation and evaluate whether the performance obligations are capable of being distinct and are distinct within the context of the contract. Performance obligations that are not both capable of being distinct and distinct within the context of the contract are combined and treated as a single performance obligation in determining the allocation and recognition of revenue. Determining whether products and services are considered distinct performance obligations requires significant judgment. In determining whether products and services are considered distinct performance obligations, the Company assesses whether the customer can benefit from the products and services on their own or together with other readily available resources and whether our promise to transfer the product or service to the customer is separately identifiable from other promises in the contract.
Judgment is required to determine the SSP for each distinct performance obligation. The Company rarely sells its individual breach services on a standalone basis, and accordingly, the Company is required to estimate the range of SSPs for each performance obligation. In instances where the SSP is not directly observable because the Company does not sell the service separately, the Company reviews information that includes historical discounting practices, market conditions, cost-plus analysis, and other observable inputs to determine an appropriate SSP. The Company typically has more than one SSP for individual performance obligations due to the stratification of those items by classes of customers, size of breach, and other circumstances. In these instances, the Company may use other available information such as service inclusions or exclusions, customizations to notifications, or varying lengths of call center or monitoring services in determining the SSP.
If a group of agreements are so closely related to each other that they are, in effect, part of a single arrangement, such agreements are deemed to be one arrangement for revenue recognition purposes. The Company exercises judgment to evaluate the relevant facts and circumstances in determining whether the separate agreements should be accounted for separately or as, in substance, a single arrangement. The Company’s judgments about whether a group of contracts comprises a single arrangement can affect the allocation of consideration to the distinct performance obligations, which could have an effect on results of the Company’s operations for the periods involved.
Generally, the Company has not experienced significant returns or refunds to customers. The Company’s estimates related to revenue recognition may require significant judgment and the change in these estimates could have an effect on the Company’s results of operations during the periods involved.
Contract Balances
The timing of revenue recognition may differ from the timing of invoicing to customers and these timing differences result in receivables, contract assets, or contract liabilities (deferred revenue) on the consolidated balance sheets. The Company records a contract asset when revenue is recognized prior to invoicing and records a deferred revenue liability when revenue is expected to be recognized subsequent to invoicing. For the Company’s breach services agreements, customers are typically invoiced at the beginning of the arrangement for the entire contract. When the breach agreement includes variable components related to as-incurred monitoring services, customers are invoiced monthly for the duration of the enrollment or call center period.
Unbilled accounts receivable, which consists of services billed one month in arrears, was $7,054,934 and $7,032,578 as of December 31, 2021 and 2020, respectively. These unbilled amounts are included in accounts receivable as the Company has the unconditional right to receive this consideration.
Contract assets are presented as other receivables within the consolidated balance sheets and primarily relate to the Company’s rights to consideration for work completed but not billed on service contracts. Contract assets are transferred to receivables when the Company invoices the customer. Contract liabilities are presented as deferred revenue and relate to payments received for services that are yet to be recognized in revenue.

During 2021, the Company recognized $7,504,651 of revenue that was included in deferred revenue at the end of the preceding year. All other deferred revenue activity is due to the timing of invoices in relation to the timing of revenue, as described above. The Company expects to recognize as revenue approximately 78% of its December 31, 2021 deferred revenue balance in 2022 and the remainder thereafter.
In instances where the timing of revenue recognition differs from that of invoicing, the Company has determined that its contracts generally do not include a significant financing component. The primary purpose of invoicing terms is to provide customers with simplified and predictable ways of purchasing the Company’s services, not to facilitate financing arrangements.
Government Contracts
The Company evaluates arrangements with governmental entities containing “fiscal funding” or “termination for convenience” provisions, when such provisions are required by law, to determine the probability of possible cancellation. The Company considers multiple factors, including the history with the customer in similar transactions and budgeting and approval processes undertaken by the governmental entity. If the Company determines upon execution of these arrangements that the likelihood of cancellation is remote, it then recognizes revenues for such arrangements once all relevant criteria have been met. If such a determination cannot be made, revenues are recognized upon the earlier of cash receipt or approval of the applicable funding provision by the governmental entity for such arrangements.
k.	Contract Costs
The Company capitalizes costs to obtain a contract or fulfill a contract. These costs are recorded as capitalized contract costs on the consolidated balance sheets. Costs to obtain a contract for a new customer are generally amortized on a straight-line basis over the estimated period of benefit. The Company determined the estimated period of benefit by taking into consideration the contractual term. The Company periodically reviews the carrying amount of the capitalized contract costs to determine whether events or changes in circumstances have occurred that could affect the period of benefit. Amortization expense associated with costs to fulfill a contract is recorded to cost of services on the Company’s consolidated statements of income, and amortization expense associated with costs to obtain a contract (sales commissions) is recorded to sales and marketing expense.
For periods prior to January 1, 2020, under ASC 605, Revenue Recognition – Multiple Element Arrangements, incremental direct costs were capitalized as setup costs and amortized ratably over the contractual period. Beginning January 1, 2020, notification costs are being expensed as fulfillment costs and recognized at a point in time. Call center costs, also fulfillment costs, are being capitalized and amortized over time. Sales commissions, which are incremental costs to obtain contracts, are generally recognized ratably over the contractual period of the applicable agreement.
l.	Cost of Services
Cost of services consists of fees to outsourced service providers for credit monitoring, call center operation, notification mailing, insurance, and other miscellaneous services and internal labor costs. Costs incurred for breach service contracts represent fulfillment costs. These costs are deferred within capitalized contract costs and recognized in relation to revenue recorded over the combined service and membership terms. The remainder of cost of services are expensed as incurred. Relevant depreciation and amortization are included in cost of services.
m.	Research and Development
Research and development expenses primarily consist of personnel costs and contractor fees related to the bundling of other third-party software products that are offered as one combined package within the Company’s product offerings. Personnel costs include salaries, bonuses and stock-based compensation and related employer-paid payroll taxes, as well as an allocation of our facilities, benefits, and internal IT costs. Research and development costs are expensed as incurred.
n.	Long-term Debt
Convertible notes and amounts borrowed under credit agreements are carried at cost, net of debt discounts and issuance costs, as long-term debt on the consolidated balance sheets. The debt discounts and issuance costs are amortized to interest expense on the consolidated statements of income using the straight-line method over the contractual term of the note if that method is not materially different from the effective interest rate method. Cash interest payments are due either quarterly or semi-annually in arrears and the Company accrues interest expense monthly based on the annual coupon rate. See Note 4 for further discussion regarding our convertible notes and credit agreement.
o.	Debt Issuance Costs
Fees paid to lenders and service providers in connection with the origination of debt are capitalized as debt issuance costs and presented as a direct deduction from the carrying value of the associated debt liability. As of December 31, 2021 and 2020, the debt issuance costs presented on the consolidated balance sheets as a reduction to debt are $13,926 and $37,284, respectively.
p.	Advertising
Advertising costs are expensed as incurred. Advertising costs amounted to $1,151,100 in 2021, $1,097,941 in 2020, and $1,101,285 in 2019 and are included in sales and marketing expense on the consolidated statements of income.
q.	Stock-Based Compensation
The Company grants stock options to purchase common stock to employees with exercise prices equal to the fair market value of the underlying stock, as determined by the Board of Directors and management. The Board of Directors, with the assistance of outside valuation experts, determine the fair value of the underlying stock by considering several factors, including historical and projected financial results, the risks the Company faced at the time, the preferences of the Company’s debt holders and preferred stockholders, and the lack of liquidity of the Company’s common stock.
The fair value of each stock option award is estimated using the Black-Scholes-Merton valuation model. Such value is recognized as expense over the requisite service period using the straight-line method, net of forfeitures as they occur.
Excess tax benefits of awards that relate to stock option exercises are reflected as operating cash inflows. Stock-based compensation expense recognized in the Company’s consolidated financial statements for options amounted to $28,493 for the year ended December 31, 2021, $37,644 for the year ended December 31, 2020, and $63,510 for the year ended December 31, 2019.
r.	Earnings (Loss) per Share
Series A-1 and A-2 Preferred Stock are participating securities, due to their rights to receive dividends. The Company calculates EPS under the two-class method which all earnings (distributed and undistributed) are allocated to each class of common stock and participating securities. The allocation between common stock and participating securities is based upon the rights to dividends for the two types of securities.
For periods of net income, and when the effects are not anti-dilutive, the Company calculates diluted earnings per share by dividing net income available to common shareholders by the weighted average number of common shares plus the weighted average number of common shares assuming the conversion of the Company’s convertible notes, as well as the impact of all potential dilutive common shares, consisting primarily of common stock options using the treasury stock method. For periods of net loss, shares used in the diluted earnings (loss) per share calculation represent basic shares as using potentially dilutive shares would be anti-dilutive.
s.	Concentrations of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash balances and trade accounts receivable. The Company maintains cash balances at two financial institutions. The balances, at times, exceed federally insured limits. As of December 31, 2021, balances exceeded federally insured limits by $17,746,280. The Company has not experienced any losses in such accounts, and believes it is not exposed to any significant credit risk from cash. Concentrations of credit with respect to accounts receivables are generally limited due to the large number of customers, outside the U.S. Government, comprising the Company's customer base and their dispersion across different industries.

The Company generated 79%, 80%, and 83% of its revenue in 2021, 2020, 2019 respectively, from the U.S. Government, who generally pays invoices in less than thirty days and is deemed to be a low credit risk. On December 31, 2021, 2020, and 2019 accounts receivables from the U.S. Government made up 69%, 78%, and 74% of the Company’s outstanding accounts receivables, respectively.
t.	Income Taxes
The Company provides for income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax effect of differences between recorded assets and liabilities and their respective tax basis along with operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the rate change becomes effective. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained in the event of a tax audit. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest related to unrecognized tax benefits in income tax expense. $84,194 and $32,043 in penalties and interest have been accrued to expense as of December 31, 2021 and December 31, 2020, respectively, and are discussed further in Note 10. No interest or penalties have been accrued or charged to expense as of the year ended December 31, 2019.
Deferred tax assets are reduced by a valuation allowance when, in management’s opinion, it is more likely than not that some portion or all the deferred tax assets will not be realized. The Company considers the future reversal of existing taxable temporary differences, taxable income in prior carryback years, projected future taxable income, and tax planning strategies in making this assessment. The Company’s valuation allowance is based on all available positive and negative evidence, including its recent financial operations, evaluation of positive and negative evidence with respect to certain specific deferred tax assets including evaluating sources of future taxable income to support the realization of the deferred tax assets.
The Company's income tax returns are generally subject to examination by taxing authorities for a period of three years from the date they are filed. Tax authorities may have the ability to review and adjust net operating loss or tax credit carryforwards that were generated prior to these periods if utilized in an open tax year. As of December 31, 2021, the Company’s income tax returns for the years ended December 31, 2016 through 2021 are subject to examination by the Internal Revenue Service and applicable state and local taxing authorities.
u.	Sales and Use Taxes
The Company collects sales tax in various jurisdictions. Upon collection from customers, it records the amount as a payable to the related jurisdiction. On a periodic basis, it files a sales tax return with the jurisdictions and remits the amounts indicated on the return.
v.	Segment Reporting
Operating segments are identified as components of an enterprise for which separate discrete financial information is available for evaluation by the chief operating decision maker, the chief executive officer, or decision-making group, in making decisions on how to allocate resources and assess performance. The Company views its operations and manages its business as one operating segment. All revenue has been generated in the United States, and all assets are held in the United States.
w.	Deferred Rent and Lease Incentives
Rent expense and lease incentives from the Company’s operating lease are recognized on a straight-line basis over the lease term. The Company’s operating lease includes rent escalation payment terms and a rent-free period. Deferred rent represents the difference between actual operating lease payments and straight-line rent expense over the term of the lease.
x.	Standards Issued and Adopted
In May 2014, the FASB issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (“Topic 606”), which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. ASU 2014-09 outlines a single comprehensive model for entities to use in accounting for revenue arising from contracts with customers and supersedes most current revenue recognition guidance. Initially, the ASU was effective for reporting periods beginning after December 15, 2018. However, in May 2020, the FASB decided to provide a one-year deferral of the mandatory effective date of the new revenue recognition standard for all private companies. As a result, the Company’s effective date for ASU 2014-09 was deferred to accounting periods beginning after December 15, 2019. The Company has adopted ASU 2014-09 as of January 1, 2020, and notes and disclosures are discussed in Note 6.
y.	Standards Issued but Not Yet Effective
In February 2016, the FASB issued ASU 2016-02, Leases (“Topic 842”) aimed at making leasing activities more transparent and comparable. The new standard requires substantially all leases be recognized by lessees on their consolidated balance sheet as a right-of-use asset and a corresponding lease liability, including leases currently classified as operating leases. Initially, ASU 2016-02 was effective for fiscal years beginning after December 15, 2019. In October 2019, the FASB decided to extend the implementation date for private companies to be effective for annual periods beginning after December 15, 2020. However, in May 2020, the FASB decided to provide an additional one-year deferral of the mandatory effective date of the new lease standard for all private companies. As a result, the Company’s effective date for ASU 2016-02 was deferred to accounting periods beginning after December 15, 2021. The Company will adopt this guidance on January 1, 2022, which will result in recognition of right-of-use assets and related lease liabilities recorded for its operating leases of approximately $536,000 and $583,000, respectively. The right-of-use assets and related lease liabilities recorded upon adoption will be based on the present value of future minimum lease payments, the amount of which will depend on the population leases in effect at the date of adoption. Management expects the adoption of the guidance will increase assets and liabilities but does not expect it will materially impact the Company’s consolidated financial statements.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments and subsequently issued additional guidance that modified ASU 2016-13. The standard requires an entity to change its accounting approach for measuring and recognizing credit losses on certain financial assets measured at amortized cost, including trade receivables, certain non-trade receivables, customer advances and certain off-balance sheet credit exposures, by replacing the existing “incurred loss” framework with an expected credit loss recognition model. The new standard results in earlier recognition of credit losses based on past events, current conditions, and reasonable and supportable forecasts. FASB pushed back the effective date of CECL from January 2021 to January 2023 for smaller reporting companies as defined by Securities Exchange from January 2022 to January 2023 for nonpublic companies. The standard is effective for entities with fiscal years beginning after December 15, 2022, including interim periods within such fiscal years. The Company is currently evaluating the impact of ASU 2016-13 on its consolidated financial statements and related disclosures.
In December 2019, the FASB issued ASU 2019-12, Simplifying the Accounting for Income Taxes (“Topic 740”), the amendments which remove certain exceptions for recognizing deferred taxes for investments, performing intra-period allocation and calculating income taxes in interim periods. The ASU also adds guidance to reduce complexity in certain areas, including recognizing deferred taxes for tax goodwill and allocating taxes to members of a consolidated group. The amendments are effective for annual periods beginning after December 15, 2021, and interim periods within annual periods beginning after December 15, 2022. The Company is currently evaluating the impact of ASU 2019-12 on its consolidated financial statements and related disclosures.
In March 2020, the FASB issued ASU No. 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“Topics: 470-20, 815-40”). The standards reduce the number of accounting models for convertible instruments and allows more contracts to qualify for equity classification. The standard also amends diluted EPS calculations for convertible instruments and amends the requirements for a contract (or embedded derivative) that is potentially settled in an entity’s own shares to be classified in equity. The standard is effective for entities with fiscal years beginning after December 15, 2023, and early adoption is permitted. The Company is currently evaluating the impact of ASU 2020-06 on its consolidated financial statements and related disclosures.
In August 2020, the FASB issued ASU 2020-06, Debt – Debt with Conversion and Other Options (“Subtopic 470-20”) and Derivatives and Hedging – Contracts in Entity’s Own Equity (“Subtopic 815-40”).

ASU 2020-06 simplifies the accounting for convertible instruments by eliminating large sections of the existing guidance in this area. It also eliminates several triggers for derivative accounting, including a requirement to settle certain contracts by delivering registered shares. The amendments are effective for fiscal years beginning after December 15, 2023, and early adoption is permitted. The Company is currently evaluating the impact of ASU 2020-06 on its consolidated financial statements and related disclosures.
In May 2021, the FASB issued ASU 2021-04, Earnings per Share (“Topic 260”), Debt – Modifications and Extinguishments (“Subtopic 470-50”), Compensation – Stock Compensation (“Topic 718”), and Derivatives and Hedging – Contracts in Entity’s Own Equity (“Subtopic 815-40”). ASU 2021-04 clarifies the accounting by issuers for modifications or exchanges of equity-classified warrants and is effective for fiscal years starting after December 15, 2021. The Company is currently evaluating the impact of ASU 2021-04 on its consolidated financial statements and related disclosures.
3.	Property and Equipment
Property and equipment, net consisted of the following amounts on December 31, 2021 and 2020:
	2021	2020
Furniture and office equipment	$602,412	$605,354
Computer equipment and software	521,173	561,919
Leasehold improvements	73,174	77,334
Total property and equipment	1,196,759	1,244,607
Less accumulated depreciation and amortization	(1,069,862)	(1,119,023)
Total property and equipment, net	$126,897	$125,584
Depreciation and amortization expense recorded related to property and equipment was $120,736 in 2021, $136,470 in 2020, and $198,901 in 2019.
4.	Long-term Debt
The below table presents details of the Company’s debt on December 31, 2021 and 2020:
	2021	2020
Current portion of long-term debt
Current maturity term loan	$1,666,667	$—
Total	$1,666,667	$—

Long-term debt
Term loan, net of debt issuance costs	$8,319,407	$9,983,821
Total long-term debt	$9,986,074	$9,983,821
The future contractual maturities for the long-term debt subsequent to December 31, 2021 are summarized as follow:
Future Payments
2022	$1,666,667
2023	3,333,333
2024	3,333,333
2025	1,666,667
Total	$10,000,000
Less net deferred loan fees	(13,926)
Total long-term debt	$9,986,074

Term Loan
In August 2016, the Company entered into a senior term loan (“Term Loan”) to provide funding in conjunction with recapitalization of the Company for $8.5 million with an original maturity date of December 31, 2018. The term loan interest rate at the date of extinguishment, which was December 29, 2020, was 5%.
On December 18, 2018, the Company entered into an amendment on its Term Loan that extended the maturity date of the loan from December 31, 2018 to August 1, 2021.
On May 26, 2020, the Company executed the fourth amendment and waiver to its Term Loan. In this amendment, regularly scheduled principal payments were deferred beginning on April 1, 2020 and ending on March 1, 2021. These deferred principal payments shall be paid, along with all other amounts outstanding under the agreement, on July 15, 2021. A waiver was also issued for the Company’s Q1 2020 event of default.
On December 29, 2020, the Company executed the amended and restated loan and security agreement. This resulted in the extinguishment of the original Term Loan and established a new Term Loan of $10,000,000. The new Term Loan matures June 1, 2025 and bears interest at the prime referenced rate plus 1.5%, which was 4.75% as of December 31, 2021. Monthly principal payments begin on July 1, 2022. The Company will make interest-only payments monthly beginning on February 1, 2021. The loan is subject to certain standardized financial covenants, and the carrying value of the Term Loan approximates its fair value. The Company was in compliance with its debt covenants as of December 31, 2021.
Related Party Term Loan
In August 2016, the Company entered into a term loan with a minority stockholder (“Related Party Term Loan”) to provide funding for $6 million with an original maturity date of December 31, 2018. The Related Party Term Loan boar interest at 12%.
On December 18, 2018, the Company entered into an amendment of its Related Party Term Loan that extended the maturity date of the loan from December 31, 2018 to August 1, 2021.
On May 26, 2020, the Company executed the fourth amendment and waiver to its loan and security agreement with a related party. In this amendment, the related party agreed to defer regularly scheduled principal payments beginning on April 1, 2020 and ending on March 1, 2021. The deferred principal payments were to be paid, along with all other amounts outstanding under the Agreement, on July 15, 2021. A waiver was also issued for the Company’s Q1 2020 event of default.
On December 30, 2020, the Company repaid its related party term loan in full in conjunction with its new term loan agreement. The remaining unamortized debt issuance costs were expensed at the time of the payoff, and the common and preferred stock warrants issued to the related party and as described below are still outstanding as of December 31, 2021.
Common Stock Warrants
In connection with the Related Party Term Loan, on August 2, 2016, the Company issued 1,376,050 warrants to purchase common stock to a related party for $1 and as additional loan consideration. The initial exercise price was $0.0001 per share with an expiration date of August 2, 2026. Per the original warrant to purchase common stock agreement, 889,071 shares vested immediately, and the additional 486,979 shares would vest upon the date that an incremental advance of $4,500,000 was received by the Company. If the initial advance was less than $4,500,000, the shares vested would be reduced on a pro-rata basis.
An additional 216,435 shares vested on April 21, 2017. The second round of vesting occurred upon the receipt of a $2,000,000 incremental advance from the related party. Since the $2,000,000 incremental advance represents 44.44% of the incremental advance referenced in the original agreement, 44.44% of the shares vested. On April 21, 2017, 270,544 warrants were unvested.
The value of the common stock warrants was initially recorded as a reduction of the face value of debt on issuance with an offset to additional paid in capital. The warrant's value is recorded to interest expense using the effective interest method over the life of the debt. For the years ended December 31, 2021, 2020, and 2019 respectively, warrant interest expense of $0, $207,549, and $245,830 was recorded within other expense. The common stock warrant expires on August 2, 2026.

Preferred Stock Warrants
On December 18, 2018, all unvested common stock warrants issued to the related party were cancelled. In total, 270,544 unvested common stock warrants were cancelled. An amended and restated warrant to purchase common stock was issued, and the total number of shares was decreased from 1,376,050 to 980,506. The remaining difference, 125,000 of the originally vested 889,071 warrants, were converted from common stock warrants to preferred stock warrants. This was done in conjunction with a debt modification (third amendment to loan and security agreement and limited wavier) with the related party. This leaves the total common stock warrant for the related party at 980,506 shares in total and the preferred stock warrant at 125,000 shares in total, all fully vested.
The Company calculates the fair value of the vested Series A-2 preferred stock warrant at the end of reporting periods. For the years ended December 31, 2021, 2020, and 2019, the Company recorded a change in fair value of the preferred stock warrant of $225,364, $0, and $0, respectively. The change in fair value is presented in change in fair value of warrant liabilities in the consolidated statements of income, and the preferred stock warrant is included within accrued liabilities on the consolidated balance sheets. The Series A-2 preferred stock warrant expires on December 18, 2028.
5.	Convertible Debt Loan
In December 2018, the Company entered into a convertible debt loan with several of its existing investors for $1,409,498. The convertible debt loan matures on December 20, 2022 and bears 12% interest, paid at maturity. The related party lenders have the option to convert the note in conjunction with a qualified financing at 80% of the share price paid by other investors. The related party lenders receive 150% of the outstanding value of notes and accrued interest in conjunction with a sale of the Company. The Company, with consent from the related party lenders, may prepay the convertible debt loan without penalty. The convertible debt loan is a general, unsecured obligation of the Company.
The Company has elected to fair value the convertible debt loan. At the end of each year, the Company calculates the fair value of the convertible debt and any changes are recorded within other expense in the consolidated financial statements. There has been no change in fair value from a change in credit quality. For the years ended December 31, 2021, 2020 and 2019, the Company recorded changes in fair value of $712,238, $180,612, and $186,149, respectively. See Note 16 for additional information over fair value measuring.
6.	Revenue from Contracts with Customers
ASC 606
The Company adopted FASB Accounting Standards Update (ASU) 2014-09, Revenue from Contracts with Customers (“Topic 606”), on January 1, 2020, using the modified retrospective method. Under this method of adoption, the Company recognized the cumulative effect of initially applying the new revenue standard as an adjustment to the opening balance of accumulated deficit. Comparative prior periods were not adjusted.
Financial Statement Impact of Adopting ASC 606
When the modified retrospective method is used, ASC 606 requires the amount by which each financial statement line item is affected in the current reporting period by the application of the new standard as compared with the guidance that was in effect before the change. As a result of applying the modified retrospective method to adopt the new revenue guidance, the following adjustments were made to accounts on the consolidated balance sheet as of January 1, 2020:
Opening balance of accumulated deficit – January 1, 2020	$45,459,980
Deferred revenue	(6,073,742)
Capitalized contract costs	4,901,538
Deferred tax asset	261,365
Restated opening balance of accumulated deficit – January 1, 2020	$44,549,141
Performance Obligations
The Company’s primary performance obligations under breach services contracts are notification services and combined call center and monitoring services. These were determined by reviewing all of the services provided within the Company’s contracts and establishing whether each service is capable of being distinct and capable of being distinct within the context of the contract. With each performance obligation, the customer can benefit from the service either on its own or together with other resources readily available and it is separately identifiable from other promises in the contract.
The following table summarizes breach revenue from contracts with customers for the years ended December 31, 2021 and 2020:
	2021	2020
Notification services	$8,834,167	$3,253,359
Call center and monitoring services	93,884,988	97,413,416
Total breach services	$102,719,155	$100,666,775
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Notification Services – The Company’s notification and mailing services include project management, postage, and setup costs to develop notification templates that will be printed and mailed to the customer’s impacted population. These notifications are typically printed by the Company’s third-party printers and mailed via USPS. Occasionally, these notifications are emailed. The Company recognizes revenue for notification services upfront upon the date that the notifications are mailed, which typically coincides with the call center start date. The Company is deemed to be the principal in these transactions as it is primarily responsible for fulfilling the obligation, has full discretion in price setting, and controls the notification services before the resulting notifications are transferred to the customer or consumer.

-
Call Center and Monitoring Services – Call center services consist of fees charged to setup an incident-specific call center and website for the customer’s impacted, notified population. The call center component of the Company’s services serves as a facilitation of its monitoring services and revenue is recognized ratably over the term of the arrangement, which typically lasts for 15 months total (3 months for the call center/enrollment period plus 12 months of monitoring services). Monitoring services consist of fees charged to continually monitor individuals’ credit and identity. Additional services are bundled with monitoring services such as non-credit reporting, alerts, and insurance. For fixed contracts, these services are typically invoiced upfront, and for variable contracts, the Call Center services are invoiced upfront along with the Notification Services, with Monitoring services being invoiced monthly, as incurred over the enrollment period. The Company notes that the timing and contents of billing can vary based on individual contract, and this usually only occurs with much larger breach deals.

Consumer Membership Services
For the year ended December 31, 2021, revenue from consumer membership services, was 3.2% of total revenue under ASC 606. For the years ended December 31, 2020 and December 31, 2019, revenue from consumer memberships was 2.8% and 2.5% of total revenue under ASC 606 and ASC 605, respectively. For the years ended December 31, 2021, 2020, and 2019, no single consumer membership services customer exceeded 10% of total revenue.
Timing of Revenue Recognition
As a result of the adoption of the new revenue recognition guidance, the timing of recognition of certain performance obligations has changed. For example, most breach services contracts contain distinct performance obligations and now have a portion of revenue recognized up front, whereas these arrangements were previously recognized over time. In addition, allocating the transaction price on a relative SSP basis under the new guidance has generally resulted in an acceleration of revenue of point-in-time performance obligations.

The following table provides the Company’s revenue disaggregated by the timing of recognition under both the new guidance and the legacy guidance (ASC 605) during the year ended December 31, 2020:
	As Reported	Amounts Without Adoption of New Standard	Effect of Change
Breach Services
Services transferred at a point in time	$3,253,359	$—	$3,253,359
Services transferred over time	97,413,416	99,344,607	(1,931,191)

Consumer Membership Services
Services transferred over time	2,869,547	2,869,547	—

Total
Services transferred at a point in time	3,253,359	—	3,253,359
Services transferred over time	$100,282,963	$102,214,154	$(1,931,191)
Contract Costs
During the years ended December 31, 2021, 2020, and 2019, the Company recognized $8,659,871, $4,836,376, and $6,842,040, respectively, of amortization expense of capitalized contract costs. Contract costs include fulfillment costs and costs to obtain contracts. There were no impairment losses recognized during 2021, 2020, and 2019.
Remaining Performance Obligations
Remaining performance obligations represent contracted revenue that has not been recognized, which include contract liabilities and amounts that will be billed and recognized as revenue in future periods. As of December 31, 2021, the Company had $51,006,888 of remaining performance obligations. The approximate percentages expected to be recognized as revenue in the future are as follows:
	Total Remaining Performance Obligations	0 - 12 Months	13 - 24 Months	Over 24 Months
Breach Services	$50,355,344	96%	3%	1%
Consumer Membership Services	651,544	100%	—	—
Total	$51,006,888	96%	3%	1%
ASC 605
For periods prior to January 1, 2020, revenue was recognized in accordance with ASC 605. Under ASC 605, the Company recognized revenue when all the following conditions were satisfied:
-	There is persuasive evidence of an arrangement
-	The service has been delivered to the customer
-	The amount of fees to be paid by the customer is fixed or determinable
-	The collection of the related fees is reasonably assured
The Company assesses whether the fee is fixed or determinable based on the nature of the fee charged for the products or services delivered and whether there are existing contractual arrangements. Revenues are deferred for payments received before the earnings process is complete.
For consumer memberships, revenue is recognized ratably over the service period.

Breach service revenue was recognized ratably over the combined service and membership terms, including any renewal periods that were probable. Breach service revenue was recognized ratably over the combined service period because the Company concluded that the notifications did not qualify as a separate unit of accounting under ASC 605.
Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined. No losses on uncompleted contracts were recognized in 2019.
Reseller Arrangements
The Company enters arrangements with third parties that allow those parties to resell the Company’s products to end users. In accordance with ASC 606-10, Revenue Recognition—Principal Agent Consideration, the Company evaluates whether it is the principal or the agent based on the terms of the arrangement with the reseller. In instances in which the Company acts as the principal, it reports gross revenue for the transaction. In instances in which the Company acts as the agent, net revenue is reported.
Agent vs. Principal Considerations
The Company is the principal on all non-forensics contracts with customers where a third-party is involved in delivering a portion of the overall service the customer is contracting for given the following:
-	The Company is responsible for fulfilling the promise to provide specified services to the customer.
-	The Company directs third parties involved in the delivery of the contractually promised services and has “inventory” risk.
-	Third-party providers negotiate the pricing of their services with the Company and are not involved in decisions related to pricing of the Company’s services.
-	IDX has complete discretion in pricing of services to be delivered to the customer.
7.	Leases
The Company has two leases related to office equipment and one lease related to office space. One of two office equipment leases and the office space lease are operating leases. The other office equipment lease is a capital lease. The Company is obligated under outstanding capital leases covering office equipment that expire through December 1, 2021. On December 31, 2021 and 2020, the gross amount of office equipment, furniture and the related accumulated amortization recorded under capital leases were as follows:
	2021	2020
Gross value of leased office equipment	$251,836	$251,836
Less accumulated amortization	(251,836)	(207,865)
Leased office equipment, net of amortization	$—	$43,971
Amortization of office equipment held under capital lease is recorded as depreciation expense within cost of services.
Rental payments under operating leases are recognized on a straight-line basis over the term of the lease including any periods of free rent. Rental expense for operating leases was $424,162, $407,809, and $376,725 for 2021, 2020, and 2019, respectively. Additionally, the Company had a sublease for certain office space. The sublease ended February 29, 2020. Sublease income is included in general and administrative expenses on the consolidated statements of income.
With the Company’s office space lease agreement terminating on October 31, 2020, the Company signed the Fourth Amendment to its Lease on April 23, 2020. The lease extension extended the term by two months through December 31, 2020. The fifth amendment to the Company’s lease was executed on October 9, 2020. This amendment is for two years and two months commencing on January 1, 2021 and ending February 28, 2023. An abatement was provided for January 1, 2021 through February 28, 2021.

Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 2021 are:
Operating Leases
Years Ending December 31:
2022	$531,799
2023	163,406
2024	47,856
Total minimum lease payments	$743,061
8.	Redeemable Convertible Preferred Stock
(a) Series A-1 Redeemable Convertible Preferred Stock
On July 29, 2016, the Company’s board of directors approved the issuance of up to 6,000,000 shares of Series A-1 preferred stock, par value $0.0001. The original issuance price of the Series A-1 preferred stock was $0.85.
Dividends
If a dividend is declared on common stock, the stockholders of Series A-1 preferred stock are entitled to receive an amount equal to the dividend they would receive if the shares were converted to common stock. If a dividend is declared on a class of shares that is not convertible to common stock, the convertible preferred stockholders receive an amount determined by (A) dividing the amount of the dividend payable on each class of stock by the original price of such class and (B) multiplying the faction by the original issue price of the convertible preferred stock. The convertible preferred stockholders must receive their pro-rata dividends before or concurrent with any dividend payable to common stockholders. No dividends have been approved or declared by the board of directors related to the Company’s Series A-1 preferred stock.
Liquidation
In a liquidation event, excluding a public offering, stockholders of the Series A-1 preferred stock shall receive any declared and unpaid dividends, plus the higher of a liquidation preference of $0.85 per share, or the value the stockholders would receive if shares were converted to common stock and Series B preferred stock.
Redemption
The Series A-1 preferred stock is redeemable at the option of the stockholders seven years after original issuance, which is outside of the Company's control and, therefore, is classified as temporary equity in the consolidated balance sheets. The redemption price is the higher of the fair market value of the shares upon conversion to common stock or the original issuance price plus any declared and unpaid dividends. The fair market value of the shares shall not exceed any amount which is greater than two times (2x) the original issue price.
Conversion
Stockholders may convert their preferred shares into an equal quantity of common stock and Series B preferred stock at their election. In the event of a Qualified IPO, which is defined in the Company’s amended and restated certificate of incorporation as upon the closing of the sale of shares of common stock to the public at a price of $2.6325 per share, resulting in at least $50,000,000 in gross proceeds, the Series A-1 preferred stock automatically convert to common stock and Series B preferred stock.
Voting
Stockholders of Series A-1 preferred stock are entitled to cast the number of votes equal to the number of whole shares of common stock their preferred shares would convert into as of the record date.

(b)	Series A-2 Redeemable Convertible Preferred Stock
On July 29, 2016, the Company’s board of directors approved the issuance of up to 27,000,000 of Series A-2 preferred stock, par value $0.0001. The original issuance price of the Series A-2 preferred stock was $1.053.
Dividends
If a dividend is declared on common stock, the stockholders of Series A-2 preferred stock are entitled to receive an amount equal to the dividend they would receive if the shares were converted to common stock. If a dividend is declared on a class of shares that is not convertible to common stock, the convertible preferred stockholders receive an amount determined by (A) dividing the amount of the dividend payable on each class of share by the original price of such class and (B) multiplying the faction by the original issue price of the convertible preferred stock. The convertible preferred stockholders must receive their pro-rata dividends before or concurrent with any dividend payable to the common stockholders. No dividends have been approved or declared by board of directors related to the Company’s convertible Preferred A-2 stock.
Liquidation
In a liquidation event, excluding a public offering, the stockholders of the Series A-2 preferred stock shall receive any declared and unpaid dividends, plus the higher of a liquidation preference of $1.053 per share, or the value the stockholders would receive if shares were converted to common stock and Series B preferred stock.
Redemption
The Series A-2 preferred stock is redeemable at the option of the stockholders seven years after original issuance which is outside of the Company's control and, therefore, is classified as temporary equity in the consolidated balance sheets. The redemption price is the higher of the fair market value of the shares upon conversion to common stock or the original issuance price plus any declared and unpaid dividends. The fair market value of the shares shall not exceed any amount which is greater than two times (2x) the original issue price.
Conversion
Stockholders may convert their preferred shares into an equal quantity of common stock and Series B preferred stock at their election. In the event of a Qualified IPO, which is defined in the Company’s amended and restated certificate of incorporation as upon the closing of the sale of shares of common stock to the public at a price of $2.6325 per share, resulting in at least $50,000,000 in gross proceeds, the Series A-2 preferred stock automatically convert to common and Series B preferred stock.
Voting
Holders of Series A-2 preferred stock are entitled to cast the number of votes equal to the number of whole shares of common stock their preferred shares would convert into as of the record date.
9.	Stockholders’ Deficit
(a) Series B Preferred Stock
On July 29, 2016, the Company’s board of directors approved the issuance of up to 33,000,000 shares of Series B preferred stock with a par value of $0.0001. Stockholders of Series B preferred stock are not entitled to vote and do not have preferential dividend rights.
In the event of a liquidation event, excluding a public offering, Stockholders of Series B preferred stock receive, following all preferential distributions made to Series A-1 preferred stock and Series A-2 preferred stock, any declared and unpaid dividends, and a liquidation preference of $0.361 per share. As of December 31, 2021 and 2020, no Series B preferred stock was outstanding.
(b) Common Stock
As of December 31, 2021 and 2020, the Company had authorized 53,000,000 shares of common stock with a par value of $0.0001. Stockholders of common stock are entitled to one vote per share, to receive dividends, if and when declared by the board of directors, and upon liquidation or dissolution, receive a portion of the assets available for distributions to stockholders, subject to preferential amounts owed to stockholders of the Company’s preferred stock.

Common stockholders have no preemptive or other subscription rights and there are no redemption or sinking fund provisions with respect to such shares. Common stock is subordinate to preferred stock with respect to dividend rights and rights upon liquidation, winding up, and dissolution of the Company.
No dividends have been approved or declared by board of directors related to the Company’s common stock.
(c) Stock Warrants
In February 2015, the Company issued a warrant to purchase common stock to a client/vendor. The warrant, which was repriced in August 2016 in a 10:1 stock split from 30,000 shares at a strike price of $6.00 per share to 300,000 shares at a strike price of $0.60, is exercisable upon a Liquidation Event as defined in the agreement as the first occurrence of any sale of the Company’s assets, a merger, or a firm underwritten public offering of common stock. The warrant expires on February 10, 2025. The Company calculates the fair value of the vested common stock warrant at the end of each reporting period. For the years ended December 31, 2021, 2020, and 2019 the Company recorded a change in fair value of the common stock warrant of $1,767,864, $0, and $0, respectively. The change in fair value is presented in change in fair value of warrant liabilities in the consolidated statements of income, and the common stock warrant is included within accrued expenses on the consolidated balance sheets.
A minority stockholder has a fully vested and unexercised warrant to purchase 980,506 shares of common stock at a price of $0.0001 and a fully vested and unexercised warrant to purchase 125,000 shares of Series A-2 preferred stock at a price of $0.0001. The common stock warrant expires on August 2, 2026, and the Series A-2 preferred stock warrant expires on December 18, 2028.
10.	Income Taxes
The income before income taxes is solely from domestic sources.
The provision for income taxes for the years ended December 31, 2021, 2020, and 2019 is as follows:
Current tax provision:	2021	2020	2019
Federal	$913,316	$2,520,312	$321,146
State	603,904	461,170	44,850
Total current tax expense	1,517,220	2,981,482	365,996

Deferred tax expense (benefit):
Federal	186,418	(756,696)	(643,893)
State	12,457	(141,923)	(146,965)
Total deferred tax expense (benefit)	198,875	(898,619)	(790,858)
Income tax expense (benefit)	$1,716,095	$2,082,863	$(424,862)
The income tax provision differs from the amount computed by applying the statutory federal income tax rate of 21% to the income before income tax as a result of the following differences:
	2021	2020	2019
Income taxes at statutory rate	$249,796	$1,834,758	$573,000
State income tax, net of federal benefit	242,000	286,782	34,637
Permanent items	25,007	41,102	48,876
Non-deductible transaction costs	368,339	—	—
Non-deductible convertible debt and warrant expenses	553,215	—	—
Tax credits	(52,855)	(33,045)	(111,389)
Loss of attributes	58,604	—	—
Uncertain tax positions	144,979	—	—
Other	86,047	64,093	2,009
Valuation allowance	40,963	(110,827)	(971,995)
Income tax expense (benefit)	$1,716,095	$2,082,863	$(424,862)

The key differences resulting in income tax expense that differs from the statutory rate for the year ended December 31, 2021 relate to the impact of non-deductible transaction costs and convertible debt and warrant expenses as well as the accrual of uncertain positions. The key differences resulting in income tax expense that differs from the statutory rate for the year ended December 31, 2020 relate to the accrual of uncertain positions. The key differences resulting in income tax benefit that differs from the statutory rate for the year ended December 31, 2019 relate to the release of the valuation allowances against deferred tax assets.
The types of temporary differences that give rise to the Company’s deferred tax assets and liabilities as of December 31, 2021 and 2020 are as follows:
	2021	2020
Net operating losses	$142,641	$145,874
Accrued expenses	843,449	487,075
Deferred revenue	422,994	734,902
Tax credits	12,259	41,561
Stock compensation	42,857	83,431
Other, net	10,905	32,812
Total deferred tax assets	$1,475,105	$1,525,655

Fixed and intangible assets	(6,433)	(3,872)
Other, net	(139,014)	(34,212)
Valuation allowance	(100,421)	(59,459)
Net deferred tax assets	$1,229,237	$1,428,112
As of December 31, 2021 and 2020, the Company has state net operating loss carryforwards available of approximately $2,739,481 and $2,800,337, respectively, to offset future taxable income, if any, for state income tax purposes. As of December 31, 2021, state net operating loss carryforwards begin to expire in 2028.
The Company has recorded valuation allowances of $100,421 and $59,459 as of December 31, 2021 and 2020, respectively. The valuation allowance at December 31, 2021 represents a partial reserve against certain state net operating losses and credits. In evaluating its valuation allowance, the Company considers all available positive and negative evidence, including future reversal of existing taxable temporary differences, taxable income in prior carryback years, projected future taxable income, tax planning strategies, and recent financial performance. Realization of the Company’s deferred tax assets is dependent on generating sufficient taxable income prior to the expiration of net operating loss and credit carryforwards. Management believes that it is more-likely-than-not that the results of future operations will generate sufficient taxable income to realize the balance of the deferred tax assets as of December 31, 2021.
The Company recognizes a tax benefit from an uncertain tax position when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Income tax positions must meet a more-likely-than-not recognition at the effective date to be recognized. As of December 31, 2021 and 2020, the unrecognized tax benefits recorded were approximately $680,958 and $484,967, respectively. The Company does not anticipate a significant change in the unrecognized tax benefits within the next 12 months. If the unrecognized tax positions were recognized, an income tax benefit of $575,328 would be recognized.
	2021	2020
Uncertain tax positions:
Balance at beginning of year	$484,967	$287,181
Accrual for positions taken in a prior year	211,291	170,808
Accrual for positions taken in current year	60,214	49,439
Reversals due to lapse of statute of limitations	(37,091)	(22,461)
Decreases for positions taken in a prior year	(38,423)	—
Balance at end of year	$680,958	$484,967
Interest	$41,284	$11,120
Penalties	42,910	20,923
Net of tax attributes	(15,519)	(52,609)
Total at end of year	$749,633	464,401

Accrued interest and penalties related to unrecognized tax benefits are classified as income tax expense. During 2021 and 2020, the Company recognized interest of $30,164 and $11,120, respectively, and penalties of $21,987 and $20,923, respectively. As of December 31, 2021 and 2020, interest and penalties of $84,194 and $32,043, respectively, have been accrued. The Company files federal income tax returns in the United States and various state jurisdictions. As of December 31, 2021, the Company’s statutes of limitations are open for most federal and state filings for the years ended December 31, 2018 through December 31, 2021. Net operating loss and credit carryforwards from all years are subject to examination and adjustments for the three years following the year in which the carryforwards are utilized. The Company is not currently undergoing any federal or state income tax examinations.
On March 27, 2020, the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) was enacted and signed into law in response to coronavirus disease 2019 (“COVID-19”). The CARES Act, among other things, included several significant provisions that impacted corporate taxpayers’ accounting for income taxes. Prior to the enactment of the CARES Act, the 2017 Tax Cuts and Jobs Act generally eliminated the ability to carryback net operating losses (“NOLs”) and permitted the NOLs arising in tax years beginning after December 31, 2017 to be carried forward indefinitely, limited to 80% of the taxpayer’s income. The CARES Act amended the NOL rules, suspending the 80% limitation on the utilization of NOLs generated after December 31, 2017 and before January 1, 2021. Additionally, the CARES Act allows corporate NOLs arising in taxable years beginning after December 31, 2017 and before January 1, 2021, to be carried back to each of the five taxable years preceding the taxable year of the loss. Also, the CARES Act allows companies to defer making certain payroll tax payments until future years. There was no impact to the financial statements due to the enactment of the CARES Act.
11.	Accrued Expenses
The Company accrues expenses related to payroll, taxes, rent, and other expenses within accrued expenses. The table below provides detail of the accrued expenses as December 31:
	2021	2020

Accrued payroll, bonus, and employee benefits	$2,098,907	$1,466,698
Accrued warrant liability	1,989,478	—
Accrued sales taxes payable	1,368,157	691,953
Other accrued expenses	1,009,846	809,410
Accrued taxes payable	95,157	1,084,631
Deferred rent	44,962	—
Accrued expenses	$6,606,507	$4,052,692
12.	Retirement Plan
The Company maintains a defined contribution 401(k) plan, whereby employees meeting certain requirements are eligible to participate. Eligible participants may contribute a portion of their compensation to the plan. The Company may make matching contributions in a percentage set by the Company each plan year. Discretionary contributions may be made at the option of the Company. The Company contributed $298,671 in 2021, $272,211 in 2020, and $245,016 in 2019.
13.	Stock Incentive Plan
In August 2016, the Company adopted the 2016 Equity Incentive Plan (the “2016 Plan”) in which incentive equity awards were authorized to be issued to key employees, officers, directors, and consultants of the Company. Under the terms of the 2016 Plan a maximum of 6,287,732 shares of common stock are available for issuance. The Company may grant shares of common stock in the form of incentive stock options, nonqualified stock options, restricted stock grants, non-restricted stock grants or restricted stock units. Options granted under the 2016 Plan have a term of ten years and vest over a period of up to 48 months, subject to modification by the Board of Directors. The exercise price of the options may not be granted at a price less than 100% of the fair value of the common stock on the date of grant. In August 2017, the Company terminated the 2016 Plan and all shares available for issuance were rolled into the 2017 Plan. As of December 31, 2021, there were 275,000 awards outstanding and no shares available for issuance under the 2016 Plan.

In August 2017, the Company adopted the 2017 Equity Incentive Plan (the “2017 Plan”) in which incentive equity awards were authorized to be issued to key employees, officers, directors, and consultants of the Company. Under the terms of the 2017 Plan a maximum of 8,785,330 shares of common stock are available for issuance and future cancellations and forfeitures from the 2016 Plan role into the available pool automatically. The Company may grant shares of common stock in the form of incentive stock options, nonqualified stock options, restricted stock grants, non-restricted stock grants or restricted stock units. Options granted under the 2017 Plan have a term of ten years and vest over a period of up to 60 months, subject to modification by the Board of Directors. The exercise price of the options may not be granted at a price less than 100% of the fair value of the common stock on the date of grant. As of December 31, 2021, there were 2,568,372 awards outstanding and 307,053 shares available for issuance under the 2017 Plan.
Stock based compensation expense of $28,493, $37,644, and $63,510 for stock options was recorded in general and administrative expenses in the accompanying consolidated statement of income for the periods ending December 31, 2021, 2020, and 2019, respectively. At December 31, 2021, there was $61,536 of total compensation expense related to stock-based awards granted under the plans that will be recognized from 2022 through 2025. The compensation expense of $61,536 is expected to be recognized over a weighted average period of 3.07 years.
The grant-date fair value of each option award is estimated on the date of grant using the Black-Scholes-Merton option pricing model. The weighted average grant date fair value of options granted during the years-ended December 31, 2021, 2020, and 2019 was $0.09, $0.02, and $0.02 respectively. The Company uses a simplified method to estimate the expected term of the options. The Company utilizes a divided yield rate of 0% as it does not expect to issue dividends. Since the Company’s shares are not publicly traded, expected volatility is estimated based on the average historical volatility of similar entities with publicly traded shares. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve at the date of grant. The weighted average assumptions for 2021, 2020, and 2019 grants are as follows:
	2021	2020	2019
Valuation assumptions:
Expected dividend yield	0%	0%	0%
Expected volatility	36%	35%	32%
Expected term (years)	7.0	7.0	6.1
Risk free interest rate	0.60%	0.27%	1.5%
Stock option activity during the year ended December 31, 2021 is as follows:
	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term	Intrinsic Value
Balance at December 31, 2020	4,714,617	$0.08	7.6	(42,580)
Granted	485,500	0.24
Exercised	(1,997,681)	0.04
Forfeited	(359,064)	0.07
Balance at December 31, 2021	2,843,372	$0.14	7.3	5,767,781
Exercisable as of December 31, 2021	1,488,572	$0.17	6.2	2,985,483
The weighted average grant date fair value of options exercised during 2021, 2020 and 2019 was $0.24, $0.07, and $0.07, respectively. The intrinsic value of options exercised during 2021, 2020, and 2019 was $192,231, $8,597, and $100,696, respectively. The fair value of shares vested during 2021, 2020, and 2019 was $358,287, $146,424, and $151,949, respectively.
14.	Earnings per Share
Earnings Per Share (“EPS”) is calculated under the two-class method under which all earnings (distributed and undistributed) are allocated to each class of common stock and participating securities based on their respective rights to receive dividends. Series A-1 and A-2 Preferred Stock are entitled to receive nonforfeitable dividends equivalent to the dividends paid to the holders of Common Stock; the preferred shares meet the definition of participating securities. The following table presents the calculation of basic and diluted EPS for the year ended December 31, 2021.
2021
Basic and Diluted Earnings per Share
Net loss applicable to common equity	$(526,590)
Less: undistributed earnings allocated to participating securities	—
Less: deemed dividend to preferred shareholders	(32,451,002)
Net loss applicable to common stockholders	(32,977,592)

Total weighted-average common shares outstanding	10,797,483
Total weighted average warrant common shares added to basic EPS	980,506
Total weighted-average basic shares outstanding	11,777,989
Net loss per share, basic and diluted	$(2.80)
Certain classifications of equity awards were excluded from the computation of dilutive EPS because inclusion of these awards would have had an anti-dilutive effect. The following table reflects the awards excluded:
Employee stock options	2,612,413
Conversion of preferred shares	32,076,680
The following table presents the calculation of basic and diluted EPS for the years ended December 31, 2020 and 2019.
	2020	2019
Basic Earnings per Share
Net income applicable to common equity	$6,654,082	$3,153,433
Less: undistributed earnings allocated to participating securities	(5,002,855)	(2,501,279)
Net income applicable to common stockholders	1,651,227	652,154

Total weighted-average common shares outstanding	9,606,626	7,382,782
Total weighted average warrant common shares added to basic EPS	980,506	980,506
Total weighted-average basic shares outstanding	10,587,132	8,363,288
Net income per share	$0.16	$0.08

Diluted Earnings per Share
Net income applicable to common equity	$1,651,227	$652,154
Add: undistributed earnings allocated to participating securities	5,002,855	2,501,279
Diluted net income applicable to common stockholders	6,654,082	3,153,433

Total weighted-average basic shares outstanding	10,587,132	8,363,288
Add: employee stock options	1,413,709	2,405,008
Add: conversion of preferred shares	32,076,680	32,076,680
Total weighted-average diluted shares outstanding	44,077,521	42,844,976
Net income per share	$0.15	$0.07
15.	Related Party Transactions
As discussed further in Note 4, the Company has a convertible debt loan due to several stockholders. The Company did not pay any loan fees or interest on the convertible debt loan to its stockholders in the years ended December 31, 2021, 2020, and 2019.
Additionally, the Company recognized $1,235,751, $1,403,395, and $896,604 in revenue from contracts with affiliates of a minority stockholder and recognized $516,283, $565,611, and $0 in expense from contracts with affiliates of majority stockholders during 2021, 2020, and 2019, respectively. For the year ended December 31,

2021, expense of $501,170 was recorded in cost of services, $3,203 was recorded in sales and marketing, and $11,910 was recorded in general and administrative in the consolidated statements of income. For the year ended December 31, 2020, $565,611 was recorded in cost of services in the consolidated statements of income.
As discussed further in Note 4, the Company had a Related Party Loan from a minority stockholder. The Company paid interest to the related party of $0, $805,944, and $960,556 in 2021, 2020, and 2019, respectively. The stockholder also received stock warrants to purchase shares of common and preferred stock in conjunction with the debt. See Note 4 and Note 9 for additional details.
16.	Fair Value Measurements
The Company used the following methods and significant assumptions to estimate fair value for certain liabilities measured and carried at fair value on a recurring basis:
Convertible debt – The fair value is calculated taking into consideration the original term to maturity, weighing the possible outcomes and the current yield for similar debt. The present value of future cash flows is then calculated utilizing market-based discount rate assumptions.
	As of December 31, 2021
	Level 1	Level 2	Level 3

Assets
Cash and cash equivalents	$17,985,874	$—	$—
Total fair value of assets measured on a recurring basis	$17,985,874	$—	$—
Liabilities
Warrant liability	$—	$—	$1,989,478
Convertible debt	—	—	2,444,924
Total fair value of liabilities measured on a recurring basis	$—	$—	$4,434,402
	As of December 31, 2020
	Level 1	Level 2	Level 3
Assets
Cash and cash equivalents	$14,742,621	$—	$—
Total fair value of assets measured on a recurring basis	$14,742,621	$—	$—
Liabilities
Convertible debt	$—	$—	$1,732,686
Total fair value of liabilities measured on a recurring basis	$—	$—	$1,732,686
The following table presents additional information about financial assets measured at fair value on a recurring basis for which the Company used significant unobservable inputs (Level 3):
	Convertible Debt
	2021	2020
Balance, beginning of period	$1,732,686	$1,552,074
Loss from change in fair value	712,238	180,612
Balance, end of period	$2,444,924	$1,732,686

The convertible debt was valued using the fair value option and is a level 3 measured instrument. See Note 5 Convertible Debt Loan for further information. The Company elected to use the fair value option. The fair value was determined based upon a scenario-based approach that considers the provisions of the convertible debt. The following table outlines the significant unobservable inputs as of December 31, 2021 and 2020:
	Assumption
Unobservable input	2021	2020
Probabilities of conversion provisions	75%	25%
Estimated timing of conversion	.97 years	1.97 years
Time period to maturity	.97 years	1.97 years
Risk-adjusted discount rate	23.26%	23.26%
The following table presents additional information about financial assets measured at fair value on a recurring basis for which the Company used significant unobservable inputs (Level 3):
Warrant Liability
2021
Balance, beginning of period	$—
Warrant reclassification	46,250
Loss from change in fair value	1,943,228
Balance, end of period	$1,989,478
Common Stock Warrant Unobservable input	Assumption
2021
Volatility rate	33%
Term	4 years
Discount rate	1.12%
Preferred Stock Warrant Unobservable input	Assumption
2021
Volatility rate	33%
Term	7 years
Discount rate	1.44%
Impacts in prior periods were immaterial.
17.	Commitments and Contingencies
From time to time, the Company may become involved in routine litigation arising in the ordinary course of business. While the results of such litigation cannot be predicted with certainty, management believes that the final outcome of such matters is not likely to have a material effect on the Company’s financial position or results of operations or cash flows.
The Company has entered a non-cancellable purchase commitment of $32,414,142 related to six months of outsourced credit monitoring services provided to the Company’s largest customer as of December 31, 2021. This commitment amount and length is determined by the customer’s exercise of annual option periods.
18.	Subsequent Events
The Company has evaluated subsequent events through the date these financial statements were available to be issued, April 8, 2022, and concluded that there are no material subsequent events which would require adjustment to or disclosure in the accompanying financial statements.

ZeroFox, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets (Unaudited)
	April 30, 2022	January 31, 2022
Assets
Current assets:
Cash and cash equivalents	$10,110	$10,274
Accounts receivable, net of allowance for doubtful accounts of $61 and $68, respectively	12,476	17,046
Deferred contract acqusition costs, current	4,594	4,174
Prepaid expenses and other assets	2,404	1,276
Total current assets	29,584	32,770

Property and equipment, net of accumulated depreciation of $2,174 and $2,022, respectively	625	694
Capitalized software, net of accumulated amortization of $3,809 and $3,657, respectively	983	914
Deferred contract acqusition costs, net of current portion	6,869	7,481
Acquired intangible assets - net of accumulated amortization of $4,729 and $3,940, respectively	13,421	14,210
Goodwill	35,002	35,002
Other assets	344	319
Total assets	$86,828	$91,390

Liabilities, redeemable convertible preferred stock, and stockholders' deficit
Current liabilities:
Accounts payable	$4,181	$4,276
Accrued compensation, accrued expenses, and other current liabilities	3,319	7,020
Current portion of long-term debt	6,031	5,970
Deferred revenue, current	32,855	29,532
Total current liabilities	46,386	46,798

Deferred revenue—net of current portion	6,806	9,299
Long term debt—net of deferred financing costs of $2,052 and $1,627, respectively	52,359	45,503
Warrants	11,891	10,709
Total liabilities	117,442	112,309

Commitments and contingencies (Note 9)

Redeemable convertible preferred stock	132,229	132,229

Stockholders' deficit
Common stock, $0.00001 par value; 319,462,878 authorized shares; 43,207,753 and 42,892,897 shares issued and outstanding, respectively	—	—
Additional paid-in capital	4,327	3,873
Accumulated deficit	(167,023)	(156,820)
Accumulated other comprehensive loss	(147)	(201)
Total stockholders’ deficit	(162,843)	(153,148)

Total liabilities, redeemable convertible preferred stock, and stockholders' deficit	$86,828	$91,390
See notes to condensed consolidated financial statements

ZeroFox, Inc. and Subsidiaries
Condensed Consolidated Statements of Comprehensive Loss (Unaudited)
	For the three months ended April 30,
	2022	2021
Revenue	$13,591	$10,987

Cost of revenue	4,249	3,615

Gross profit	9,342	7,372

Operating expenses
Research and development	3,961	2,389
Sales and marketing	8,534	6,449
General and administrative	4,946	2,031
Total operating expenses	17,441	10,869

Loss from operations	(8,099)	(3,497)

Other expense
Interest expense, net	(1,386)	(698)
Change in fair value of warrant liability	(663)	(31)
Total other expense	(2,049)	(729)
Loss before income taxes	(10,148)	(4,226)

Income taxes	55	15

Net loss after tax	$(10,203)	$(4,241)
Net loss per share attributable to common stockholders, basic and diluted	$(0.24)	$(0.10)
Weighted-average shares used in computation of net loss per share attributable to common stockholders, basic and diluted:	42,962,226	41,914,026

Other comprehensive income (loss)
Foreign currency translation	54	(37)
Total other comprehensive income (loss)	54	(37)

Total comprehensive loss	$(10,149)	$(4,278)
See notes to condensed consolidated financial statements

ZeroFox, Inc. and Subsidiaries
Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders' Deficit (Unaudited)

	Series E Redeemable Convertible Preferred Stock		Series D-2 Redeemable Convertible Preferred Stock		Series D-1 Redeemable Convertible Preferred Stock		Series D Redeemable Convertible Preferred Stock		Series C-1 Redeemable Convertible Preferred Stock		Series C Redeemable Convertible Preferred Stock		Series B Redeemable C onvertible Preferred Stock		Series A Redeemable Convertible Preferred Stock		Series Seed Redeemable Convertible Preferred Stock		Total Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficiit	Accumulated Other Comprehensive Income	Stockholders' Deficit
Balance—January 31, 2021	12,006,090	25,409	993,868	1,451	5,878,303	8,171	13,871,547	21,067	11,376,115	13,979	21,124,699	19,899	26,914,949	22,047	15,997,285	10,159	9,198,372	2,208	117,361,228	124,390	41,904,944	—	2,975	(118,381)	(123)	(115,529)

Issuance of Series E convertible preferred stock	2,199,174	5,014	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	2,199,174	5,014	—	—	—	—	—	5,014

Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	133	—	—	133

Exercise of options	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	46,563	—	8	—	—	8

Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(4,241)	—	(4,241)

Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(43)	(43)

Balance—April 30, 2021	14,205,264	$30,423	993,868	$1,451	5,878,303	$8,171	13,871,547	$21,067	11,376,115	$13,979	21,124,699	$19,899	26,914,949	$22,047	15,997,285	$10,159	9,198,372	$2,208	119,560,402	$129,404	41,951,507	$—	$3,116	$(122,622)	$(166)	$(114,658)

Balance—January 31, 2022	15,227,437	33,248	993,868	1,451	5,878,303	8,171	13,871,547	21,067	11,376,115	13,979	21,124,699	19,899	26,914,949	22,047	15,997,285	10,159	9,198,372	2,208	120,582,575	132,229	42,892,927	—	3,873	(156,820)	(201)	(153,148)

Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	374	—	—	374

Exercise of options	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	314,826	—	80	—	—	80

Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(10,203)	—	(10,203)

Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	54	54

Balance—April 30, 2022	15,227,437	$33,248	993,868	$1,451	5,878,303	$8,171	13,871,547	$21,067	11,376,115	$13,979	21,124,699	$19,899	26,914,949	$22,047	15,997,285	$10,159	9,198,372	$2,208	120,582,575	$132,229	43,207,753	$—	$4,327	$(167,023)	$(147)	$(162,843)
See notes to condensed consolidated financial statements

ZeroFox, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
	For the three months ended April 30,
	2022	2021
Cash flows from operating activities:
Net loss	$(10,203)	$(4,241)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	160	107
Amortization of software development costs	153	142
Amortization of acquired intangible assets	789	688
Stock-based compensation and consulting expense	374	133
Provision for bad debts	(7)	—
Change in fair value of warrants	663	31
Change in fair value of contingent consideration	—	(170)
Noncash interest expense	258	116
Changes in operating assets and liabilities:
Accounts receivable	4,578	1,549
Deferred contract acquisition costs	192	181
Prepaid expenses and other assets	(1,128)	(779)
Accounts payable, accrued compensation, accrued
expenses, and other current liabilities	(3,797)	(2,147)
Deferred revenue	830	79
Other liabilities	(26)	—
Net cash used in operating activities	(7,164)	(4,311)

Cash flows from investing activities:
Business acquistion	—	(38)
Purchases of property and equipment	(97)	(149)
Capitalized software	(221)	(130)
Net cash used in investing activities	(318)	(317)

Cash flows from financing activities:
Exercise of stock options	80	8
Proceeds from issuance of debt, net of issuance costs paid in cash of $88 and $0	7,412	—
Repyament of debt	(234)	—
Net cash provided by financing activities	7,258	8

Foreign exchange translation adjustment	60	(42)

Net change in cash, cash equivalents, and restricted cash	(164)	(4,662)

Cash, cash equivalents, and restricted cash beginning of year	10,374	13,864

Cash, cash equivalents, and restricted cash end of year	$10,210	$9,202

Supplemental Cash Flow Information:
Cash paid for interest	$1,043	$578
Cash paid for income taxes	23	12

Non-cash investing and financing activities:
Issuance of warrants along with issuance of debt	$518	$—
Issuance of redeemable convertible preferred stock in connection with acquisition	—	5,014
See notes to condensed consolidated financial statements

The following table provided a reconcilation of cash, cash equivalents, and restricted cash reported within the condensed consolidated balance sheets that sum to the total of the same such amounts shown in the condensed consolidated statements of cash flows.
Cash and cash equivalents	$10,110	$9,102
Restricted cash included in other assets	100	100
Total cash, cash equivalents, and restricted cash shown in the condensed consolidated statements of cash flows	$10,210	$9,202
See notes to condensed consolidated financial statements

ZEROFOX, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
1.	ORGANIZATION AND DESCRIPTION OF BUSINESS
The accompanying condensed consolidated financial statements include the assets, liabilities, revenues, expenses, and cash flows of ZeroFox, Inc., ZeroFox’s Inc.’s subsidiaries, and the acquired sets of assets and activities obtained by ZeroFox, Inc. that are accounted for as business combinations (collectively, the “Company”) under accounting principles generally accepted in the United States of America (US GAAP).
The Company is an enterprise cybersecurity software-as-a-service provider of digital attack detection and protection services. The Company’s patented technology collects and processes content, rich media, electronic posts, messages, global intelligence and threat actor activity across the digital landscape, including social media sites, public, deep and dark web forums, mobile app stores and other digital platforms and discrete content sources. Using artificial intelligence-based analysis and threat intelligence capabilities, the ZeroFox platform identifies and remediates targeted phishing attacks, credential and account compromise, data exfiltration and brand hijacking threats. The Company offers its services on a subscription basis.
On December 17, 2021, the Company entered into a business combination agreement with L&F Acquisition Corp. (“L&F”), which is a Special Purpose Acquisition Company (a “SPAC”), and ID Experts Holdings, Inc. (“IDX”). Pursuant to the business combination agreement, ZeroFox will become a publicly listed company, as the surviving business post-merger. Upon consummation of the business combination, it is expected that at least $170.0 million of cash will be raised through the issuance of certain convertible notes and a contemporaneous sale of common stock in connection with the closing of the business combination.
There can be no assurance that the business combination will occur, as the consummation of the transaction is subject to (A) the affirmative vote of at least a two-thirds of the votes cast by L&F’s pre-merger shareholders at an L&F special meeting for which a quorum is present and (B) a minimum of $170.0 million of aggregate required funds becoming available to the combined company based upon the summation of (i) the cash proceeds from L&F’s contemporaneous PIPE investment pursuant to which common stock will be sold, (ii) the proceeds from the issuance of certain convertible notes, and (iii) cash and marketable securities held in trust, after permitted redemptions of Class A common shares held by L&F’s public shareholders. Neither approval of the merger transaction by L&F’s shareholders nor the amount of cash and marketable securities that would remain in L&F’s trust account after permitted redemptions of Class A common shares by L&F’s public stockholders is within the control of the Company, L&F, or IDX. If the business combination does occur, L&F’s name will be changed to ZeroFox Holdings, Inc. (See note 10).
Segment Information—Operating segments are defined as components of an enterprise for which discrete financial information is made available for evaluation by the chief operating decision maker (“CODM”) in making decisions regarding resource allocation and assessing performance. The CODM is the Company’s chief executive officer. The CODM views the Company’s operations and manages its activities as a single operating segment, which is the business of providing cybersecurity intelligence, analytics, and protection services to its customers. The Company’s assets are primarily located in the United States.
Liquidity and Going Concern—For the three months ended April 30, 2022 and 2021, the Company incurred net losses of $10.2 million and $4.2 million, respectively, and incurred negative cash flows from operating activities of $7.2 million and $4.3 million, respectively. The Company has incurred operating losses since inception and continues to face significant risks associated with successful execution of the Company’s business plan that include, but are not limited to, customer acquisition, competition, market risk, and liquidity risk. The Company has historically funded its operations through the issuance of redeemable convertible preferred stock (see Note 2) and debt (see Note 5). The Company evaluated its financial condition as of April 30, 2022 and determined it is probable that, without consideration of a remediation plan to refinance or renegotiate existing debt facilities or raise new sources of capital, the Company would be unable to meet working capital shortfalls in the next twelve months from the date the condensed consolidated financial statements are available to be issued.

On December 17, 2021, the Company entered into a definitive agreement for a merger that would result in the Company becoming a publicly listed company. There can be no assurance that the Company will continue to raise additional funds to maintain sufficient liquidity, and accordingly there is substantial doubt about the Company’s ability to continue as a going concern.
The condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business and does not include any adjustments to reflect the outcome of this uncertainty.
2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation—The accompanying condensed consolidated financial statements have been prepared in accordance with US GAAP as set forth by the Financial Accounting Standards Board (FASB). References to US GAAP issued by the FASB in these notes to the consolidated financial statements are to the FASB Accounting Standards Codifications (“ASC”).
Unaudited Interim Financial Information— The interim condensed consolidated financial statements have been prepared by the Company and are unaudited, pursuant to the rules and regulations of the United States Securities and Exchange Commission (“SEC”). Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. However, the Company believes that the disclosures contained in these condensed consolidated financial statements comply with the requirements of the SEC and are adequate to make the information presented not misleading. The interim condensed financial statements included herein reflect all adjustments (consisting of normal recurring adjustments) which are, in the opinion of management, necessary for a fair presentation of the balance sheet, comprehensive loss and cash flows for the interim periods presented. These interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto included elsewhere in this registration statement for the year ended January 31, 2022. The condensed consolidated statement of comprehensive loss for the three months ended April 30, 2022 is not necessarily indicative of the results to be anticipated for the entire year ending January 31, 2023 or thereafter. All references to April 30, 2022 and 2021 in the notes to condensed consolidated financial statements are unaudited.
Emerging Growth Company Status—The Company is an “emerging growth company,” (“EGC”) as defined in the Jumpstart Our Business Startups Act, (the “JOBS Act”), and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not EGCs. The Company may take advantage of these exemptions until it is no longer an EGC under Section 107 of the JOBS Act and has elected to use the extended transition period for complying with new or revised accounting standards. As a result of this election, the Company’s financial statements may not be comparable to companies that comply with public company Financial Accounting Standards Board (“FASB”) standards’ effective dates.
The Company is in the process of merging with a publicly traded SPAC, which will be accounted for in one of two ways depending on the redemption elections of the SPAC shareholders; assuming minimum redemptions, the business combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP; and assuming maximum redemptions, the Company will be considered a variable interest entity and the business combination will be accounted for as an acquisition by the SPAC of the Company in accordance with U.S. GAAP. Refer to Note 10 for more information regarding the transaction. If the transaction is consummated, the surviving company will remain an emerging growth company until the earliest of (i) the last day of the surviving company’s first fiscal year following the fifth anniversary of the completion of the SPAC’s initial public offering, (ii) the last day of the fiscal year in which the surviving company has total annual gross revenue of at least $1.07 billion, (iii) the last day of the fiscal year in which the surviving company is deemed to be a large accelerated filer, which means the market value of the Company’s common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th or (iv) the date on which the surviving company has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Principles of Consolidation—The accompanying condensed consolidated financial statements include the accounts of ZeroFox and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.
Use of Estimates—The preparation of the accompanying condensed consolidated financial statements in conformity with US GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and the reported results of operations during the reporting periods. Significant estimates and judgments are included within, but not limited to: (1) revenue recognition, (2) capitalization of internally developed software costs, (3) forecasts and assumptions used in determining the fair value of stock-based compensation, (4) valuation of assets acquired and liabilities assumed in business combinations, (5) useful lives of contract acquisition costs, (6) warrant valuation, (7) valuation of the Company’s stock, and (8) valuation allowances associated with deferred tax assets. Management bases its estimates and assumptions on historical experience, expectations, forecasts, and on various other factors that are believed to be reasonable under the circumstances. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may differ results of prior periods.
Revenue Recognition—The Company derives its revenue from (i) providing its customers with subscription access to the Company’s enterprise cloud platform (“subscription revenue”) and (ii) revenue from professional services (“professional services revenue”).
The Company generates cloud-based subscription revenue primarily from sales of subscriptions to access the ZeroFox cloud platform, together with related support and intelligence services to customers. These arrangements do not provide the customer with the right to take possession of the Company’s software operating on its cloud platform at any time. These arrangements represent a combined, stand-ready performance obligation to provide access to the software together with related support and intelligence services. Customers are granted continuous access to the Company’s cloud platform over the contractual period. Revenue is recognized over time on a ratable basis over the contract term beginning on the date that the Company’s service is made available to the customer. The Company’s cloud-based subscription contracts generally have terms of one to three years, which are billed in advance and are noncancelable.
The Company offers several types of professional services, including security advisory and training services. All of the Company’s professional services are considered distinct performance obligations from the cloud-based subscriptions services within the context of the Company’s contracts. Revenue is recognized over time when the customers benefit from the services as performed or as control of the promised services is transferred to the customer, as this reflects the pattern of transfer for these professional services. These contracts are available via hourly rate and fixed fee arrangements and normally have terms of one year or less.
For the three months ended April 30, 2022, subscription revenue, defined as revenue from subscriptions for cloud-based services with related support and intelligence services, was 94% of total revenue. For the three months ended April 30, 2021, subscription revenue was 95% of total revenue.
Reseller Arrangements— The Company enters into arrangements with third parties that allow those parties to resell the Company’s services to end users. The partners negotiate pricing with the end customer and the Company does not have visibility into the price paid by the end customer. For these arrangements, revenue is recognized at the amount charged to the reseller and does not reflect any mark-up to the end user.
As of April 30, 2022, the Company has approximately $59.0 million of revenue that is expected to be recognized from remaining performance obligations that are unsatisfied (or partially unsatisfied) under non-cancelable contracts. Of this $59.0 million, the Company expects to recognize revenue of approximately $40.0 million in the period May 2022 through April 2023, approximately $13.1 million in the period May 2023 through April 2024, and approximately $5.9 million thereafter.

Disaggregation of Revenue — The table below provides revenues earned by line of service for the three months ended April 30, 2022 and 2021 (in thousands).
Revenue Line	2022	2021
Subscription revenue	$12,778	$10,391
Professional services	813	596
Total	$13,591	$10,987
The table below provides revenues earned based on geographic locations of our customers for the three months ended April 30, 2022 and 2021 (in thousands).
Country	2022	2021
United States	$10,134	$8,398
Other	3,457	2,589
Total	$13,591	$10,987
Goodwill and Intangible Assets– Goodwill represents the excess of the purchase price over the fair value of identifiable assets acquired and liabilities assumed when a business is acquired. The valuation of intangible assets and goodwill involves the use of management’s estimates and assumptions and can have a significant impact on future operating results. The Company initially records its intangible assets at fair value. Intangible assets with finite lives are amortized over their estimated useful lives while goodwill is not amortized but is evaluated for impairment at least annually. Goodwill is evaluated for impairment as of November 30 of each year, by comparing the fair value of a reporting unit to its carrying value including goodwill recorded by the reporting unit.
The Company has a single reporting unit. Accordingly, the impairment assessment for goodwill is performed at the enterprise level. Goodwill is reviewed for possible impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying value. The Company initially assesses qualitative factors to determine if it is necessary to perform the goodwill impairment review. Goodwill is reviewed for impairment if, based on an assessment of the qualitative factors, it is determined that it is more likely than not that the fair value of the reporting unit is less than its carrying value, or the Company decides to bypass the qualitative assessment. The carrying value of the reporting unit is reviewed utilizing a combination of the discounted cash flow model and a market value approach. The estimated fair value of a reporting unit is determined based on assumptions regarding estimated future cash flows, discount rates, long-term growth rates and market values. Additionally, the Company considers income tax effects from any tax-deductible goodwill (if applicable) on the carrying amount of the reporting unit when measuring the goodwill impairment loss.
The Company monitors for events and circumstances that could negatively impact the key assumptions in determining fair value, including long-term growth projections, profitability, discount rates, volatility in the Company’s market capitalization, general industry, and market and macro-economic conditions. It is possible that future changes in such circumstances, or in the variables associated with the judgments, assumptions and estimates used in assessing the fair value of the reporting unit, would require the Company to record a non-cash impairment charge.
The Company completed its annual assessment on November 30, 2021, and there was no impairment of goodwill at the assessment date. There were no events or circumstances that occurred during the three month period ending April 30, 2022, and through the date these condensed consolidated financial statements were available to be issued, that indicated that goodwill might be impaired.

Fair Value of Financial Instruments—ASC 820-10, Fair Value Measurements and Disclosures: Overall, defines fair value, establishes a fair value hierarchy for assets and liabilities measured at fair value, and expands required disclosures about fair value measurements. The fair value of an asset and liability is defined as an exit price and represents the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The three-tier fair value hierarchy, which prioritizes the inputs used to measure fair value, is as follows:
Level 1—Inputs are quoted prices in active markets for identical assets or liabilities that the Company can access at the measurement date.
Level 2—Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities or quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities.
Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. The Company’s assessment of the significance of an input to the fair value measurement requires judgment and may affect the valuation of the asset or liability being measured and its placement within the fair value hierarchy. The Company effectuates transfers between levels of the fair value hierarchy, if any, as of the date of the actual circumstance that caused the transfer.
Certain assets and liabilities, including goodwill and intangible assets, are subject to measurement at fair value on a non-recurring basis if there are indicators of impairment or if they are deemed to be impaired as a result of an impairment review.
As of April 30, 2022 and January 31, 2022, respectively, the Company had warrant liabilities measured based on Level 3 inputs. A summary of the changes in the fair value of warrants for the three months ended April 30, 2022 and 2021, respectively, are as follows (in thousands):
Warrant liability - January 31, 2021	$2,806
Issuance of warrants	—
Loss due to change in fair value of warrants	31
Warrant liability - April 30, 2021	$2,837

Warrant liability - January 31, 2022	$10,709
Issuance of warrants	519
Loss due to change in fair value of warrants	663
Warrant liability - April 30, 2022	$11,891
The assumptions used to value the warrants are described in Note 6.
The carrying amounts of accounts receivable, accounts payable, and accrued expenses approximate fair value because of the short maturity terms of these instruments.
Contingent consideration liabilities related to acquisitions (see Note 4) are measured at fair value each reporting period using Level 3 unobservable inputs. The Company’s estimates of fair value are based on assumptions believed to be reasonable, but which are uncertain and involve significant judgments by management. Any changes in the fair value of these contingent consideration liabilities are included in general and administrative expenses in the consolidated statements of comprehensive loss. There were no changes in fair value of contingent consideration during the three months ended April 30, 2022, as the contingent consideration liability was settled as of July 31, 2021. A summary of the changes in fair value of contingent consideration for the three months ended April 30, 2021 are as follows (in thousands):
Balance as of January 31, 2021	$7,871
Gain recognized in the consolidated statement of comprehensive loss	(170)
Issuance of redeemable convertible preferred stock	(5,014)
Balance as of April 30, 2021	$2,687

Transaction Fees—As discussed in Note 10, the accounting treatment of the Merger Transaction is not within the Company’s control. Transaction fees and expenses associated with the Merger Transaction are being accounted for under the assumption of a forward merger transaction and being expensed as incurred. Accordingly, the Company has recorded approximately $0.8 million and $0.1 million of professional and other transaction fees related to the Merger Transaction in general and administrative expenses in the Condensed Consolidated Statement of Comprehensive Loss for the three months ended April 30, 2022 and 2021, respectively.
Net Loss Per Share Attributable to Common Stockholders— Basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted net loss attributable to common stockholders is computed by adjusting net loss attributable to common stockholders to reallocate undistributed earnings based on the potential impact of dilutive securities. Diluted net loss per share attributable to common stockholders is computed by dividing the diluted net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period, including potential dilutive common stock. For the purposes of this calculation, outstanding stock options, unvested restricted stock, stock warrants, and redeemable convertible preferred stock are considered potential dilutive common stock and are excluded from the computation of net loss per share as their effect is anti-dilutive.
The following table sets forth computation of basic loss per share attributable to common stockholders (in thousands, except share and per share data):
	Three Months Ended April 30,
	2022	2021
Numerator:
Net loss	$(10,203)	$(4,241)
Net loss per share attributable to common stockholders	$(10,203)	$(4,241)

Denominator:
Weighted-average common stock outstanding	42,962,226	41,914,026
Net loss per share attributable to common stockholders - basic and diluted	$(0.24)	$(0.10)
The Company’s redeemable convertible preferred stock and restricted common stock contractually entitle the holders of such shares to participate in dividends but do not contractually require the holders of such shares to participate in losses of the Company. Accordingly, in periods in which the Company reports a net loss, such losses are not allocated to such participating securities. In periods in which the Company reports a net loss attributable to common stockholders, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders, since dilutive common shares are not assumed to be outstanding if their effect is anti-dilutive. The following is a summary of the weighted average common stock equivalents for the securities outstanding during the period the respective periods that have been excluded from the computation of diluted net loss per common share, as their effect would be anti-dilutive:
	Three Months Ended April 30,
	2022	2021
Preferred stock, all series (on an as-converted basis)	241,165,150	237,759,383
Common stock options outstanding	22,109,489	18,908,159
Warrants to purchase preferred stock, all series	5,879,562	5,267,696
	269,154,201	261,935,238
Redeemable convertible preferred stock—The Series Preferred is not mandatorily redeemable. The Series Preferred is contingently redeemable upon the occurrence of a deemed liquidation event and a majority vote of the holders of Series Preferred and Series Seed to redeem all outstanding shares of the Company’s redeemable convertible preferred stock. The contingent redemption upon the occurrence of a deemed liquidation is not within the Company’s control and therefore the Series Preferred is classified outside of permanent equity in mezzanine equity on the Company’s condensed consolidated balance sheets.
Liquidation Rights—In the event of any liquidation or dissolution of the Company (“Liquidation Event”), the holders of common stock are entitled to the remaining assets of the Company legally available for distribution after the payment of the full liquidation preference for all series of outstanding redeemable convertible preferred stock (“Preferred Stock”).
The Company’s redeemable convertible preferred stock consists of (in thousands except share data):
	April 30, 2022		January 31, 2022
	Shares Issued and Outstanding	Amount	Shares Issued and Outstanding	Amount
Convertible preferred stock—Series E, $0.00001 par value—authorized 19,033,653 shares; (liquidation preference $28,354,249)	15,227,437	$33,248	15,227,437	$33,248

Convertible preferred stock—Series D, $0.00001 par value—authorized 14,833,942 shares; (liquidation preference $21,222,496)	13,871,547	$21,067	13,871,547	$21,067

Convertible preferred stock—Series D-2, $0.00001 par value—authorized 993,868 shares (liquidation preference $1,216,439)	993,868	$1,451	993,868	$1,451

Convertible preferred stock—Series D-1, $0.00001 par value—authorized shares 5,878,303 (liquidation preference $8,094,053)	5,878,303	$8,171	5,878,303	$8,171

Convertible preferred stock—Series C-1, $0.00001 par value—authorized 16,208,756 shares (liquidation preference $14,037,000)	11,376,115	$13,979	11,376,115	$13,979

Convertible preferred stock—Series C, $0.00001 par value—authorized 21,124,700 shares (liquidation preference $19,999,999)	21,124,699	$19,899	21,124,699	$19,899

Convertible preferred stock—Series B, $0.00001 par value—authorized 26,914,949 shares (liquidation preference $22,124,088)	26,914,949	$22,047	26,914,949	$22,047

Convertible preferred stock—Series A, $0.00001 par value—authorized 16,122,188 shares (liquidation preference $10,246,261)	15,997,285	$10,159	15,997,285	$10,159

Convertible preferred stock—Series seed, $0.00001 par value—authorized 9,198,372 shares (liquidation preference $2,285,795)	9,198,372	$2,208	9,198,372	$2,208

	120,582,575	$132,229	120,582,575	$132,229
Standards Issued and Adopted—In October 2021, the FASB issued ASU No. 2021-08, Accounting Standards Update No. 2021-08—Business Combinations (Topic 805)—Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which amends ASC 805 to require acquiring entities to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination. As a result of the amendments, it is expected that an acquirer will generally recognize and measure acquired contract assets and contract liabilities in a manner consistent with how the acquiree recognized and measured them in its preacquisition financial statements. The standard is effective for the Company for annual reporting periods beginning after December 15, 2022, and early adoption is permitted. The Company elected to early adopt ASU No. 2021-08 for fiscal year 2023. There was no impact to the Company’s condensed consolidated financial statements for the three months ended April 30, 2022. The Company expects that the adoption of ASU No. 2021-08 will simplify the accounting for the anticipated merger transaction (see Note 10), as it will permit the Company to record the contract liabilities acquired from IDX to be recorded at book value rather than an estimated fair value.
In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This ASU simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. The standard is effective for the Company for annual reporting periods beginning after December 15, 2021, and early adoption is permitted. The Company adopted ASU No. 2019-12 for fiscal year 2023. There was no impact on its condensed consolidated financial statements for the three months ended April 30, 2022.
Standards Issued, but Not Yet Effective—In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This guidance is intended to improve financial reporting about leasing transactions. This ASU affects all companies and other organizations that lease assets. Under Topic 842, the critical determination is whether a contract is or contains a lease because lessees are required to recognize lease assets and lease liabilities for all leases—finance and operating—other than short-term leases. The standard is effective for the Company for annual reporting periods beginning after December 15, 2021, and early adoption is permitted. The Company is currently in the planning stage and will adopt the guidance for the financial statements for the year ending January 31, 2023. Upon adoption, the Company will be required to report operating leases on its consolidated balance sheet for the first time. However, at this time, the Company has not yet begun its adoption efforts and cannot reasonably estimate the impact to its condensed consolidated financial statements for the year ending January 31, 2023.
In June 2016 the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments, which amends the accounting for credit losses for most financial assets and certain other instruments. The standard requires that entities holding financial assets that are not accounted for at fair value through net income be presented at the net amount expected to be collected. An allowance for credit losses will be a valuation account that will be deducted from the amortized cost basis of the financial asset to present the net carrying value at the amount expected to be collected on the financial asset. The standard is effective for the Company for annual reporting periods beginning in fiscal year 2024. The Company believes the adoption will not have a material impact on its condensed consolidated financial statements.
In August 2020, the FASB issued ASU No. 2020-06, Accounting Standards Update No. 2020-06—Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40)—Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity, which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts in an entity’s own equity. Among other changes, ASU 2020-06 removes the liability and equity separation model for convertible instruments with a cash conversion feature, and as a result, after adoption, a convertible debt instrument will be accounted for as a single liability measured at its amortized cost and convertible preferred stock will be accounted for as a single equity instrument measured at its historical cost, as long as no other features require bifurcation and recognition as derivatives. Additionally, ASU 2020-06 requires the application of the if-converted method for all convertible instruments in the diluted earnings per share calculation and the inclusion of the effect of share settlement for instruments that may be settled in cash or shares, except for certain liability-classified share-based payment awards. The amendments in this ASU are effective for all public entities for fiscal years beginning after December 15, 2021. For all other entities, including the Company, the amendments are effective for fiscal years beginning after December 15, 2023. Accordingly, the Company is planning to adopt the guidance of ASU No. 2020-06 in the year ending January 31, 2024. Or, after the successful completion of the anticipated merger transaction (see Note 10)

which will cause the Company to become a public company, the combined, public company will adopt ASU No. 2020-06 for the year ending January 31, 2023. The Company is in the process of evaluating the guidance and the impact it will have on its condensed consolidated financial statements.
3.	FAIR VALUE MEARSURMENTS
The following table sets forth by level, within the fair value hierarchy, the assets/(liabilities) carried at fair value (in thousands):
	Fair value measurements at April 30, 2022 using:
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents - money market funds	$—	$—	$—	$—
Total financial assets	$—	$—	$—	$—
Liabilities:
Warrant liabilities	$—	$—	$(11,891)	$(11,891)
Total financial liabilities	$—	$—	$(11,891)	$(11,891)
The following table sets forth by level, within the fair value hierarchy, the assets (liabilities) carried at fair value (in thousands):
	Fair value measurements at January 31, 2022 using:
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents - money market funds	$—	$—	$—	$—
Total financial assets	$—	$—	$—	$—
Liabilities:
Warrant liabilities	$—	$—	$(10,709)	$(10,709)
Total financial liabilities	$—	$—	$(10,709)	$(10,709)
The cash equivalents are comprised of funds held in an exchange traded money market fund and the fair value of the cash equivalents is determined based upon quoted market price for that fund. There were no transfers among Level 1, Level 2, or Level 3 categories in the periods presented.
The assumptions used to value the warrants are described in Note 6. The assumptions used to value the contingent consideration are described in Note 4.
The carrying amounts of accounts receivable, accounts payable, and accrued expenses approximate fair value because of the short maturity terms of these instruments.
4.	ACQUISITIONS
Cyveillance Acquisition — On September 30, 2020, the Company executed an asset purchase agreement with Lookingglass Cyber Solutions, Inc. (“Lookingglass”) and Cyveillance, Inc. (collectively, the “Sellers”) to acquire substantially all of the assets and to assume certain liabilities attributable to Lookingglass’ Cyveillance business unit (the “Cyveillance Acquisition”). The Cyveillance business unit is an intelligence-led cybersecurity solutions provider. The Cyveillance Acquisition allows the Company to further scale its digital risk protection services and expand its threat intelligence capabilities. The Cyveillance Acquisition has been accounted for as a business combination in accordance with ASC 805, Business Combinations. The Company has estimated a fair value of the aggregate consideration transferred to effect the Cyveillance Acquisition of $39.2 million, of which $7.2 million was paid in cash, $17.0 million was comprised of 8,110,058 shares of Series E redeemable convertible preferred stock, and $15.0 million was comprised of 10,171,735 shares of Series E redeemable convertible preferred stock held in escrow as contingent consideration.
There was no remaining contingent consideration liability as of April 30, 2022 and January 31, 2022. During the three months ended April 30, 2021, the Company released 2,199,174 shares of Series E preferred shares with a fair value of $5.0 million, as a result the Company recorded general and administrative gain of $0.2 million, due to the remeasurement of the contingent consideration liability. As of April 30, 2021, the estimated fair value of the contingent consideration liability totaled $2.7 million.

5.	DEBT
The tables below summarize key terms of the Company’s debt that was outstanding as of April 30, 2022 and January 31, 2022 (amounts in thousands, except for interest rates).
	As of April 30, 2022
Lender	Stated Interest Rate	Effective Interst Rate	Gross Balance	Unamortized Debt Discount	Unamortized Deferred Debt Issuance Costs	Discount on Note Payable	Net Carrying Value
Stifel Bank	4.50%	6.50%	$15,000	$84	$500	$—	$14,416
Orix Growth Capital, LLC	10.00%	11.87%	37,500	410	1,058	—	36,032
InfoArmor	5.50%	5.50%	3,047	—	—	198	2,849
PIPE Investors	5.00%	5.00%	5,093	—	—	—	5,093
			$60,640	$494	$1,558	$198	$58,390

	Current portion of long-term debt						$6,031
	Long-term debt						52,359
							$58,390
	As of January 31, 2022
Lender	Stated Interest Rate	Effective Interst Rate	Gross Balance	Unamortized Debt Discount	Unamortized Deferred Debt Issuance Costs	Discount on Note Payable	Net Carrying Value
Stifel Bank	4.50%	6.50%	$15,000	$96	$574	$—	$14,330
Orix Growth Capital, LLC	10.00%	12.13%	30,000	349	608	—	29,043
InfoArmor	5.50%	5.50%	3,281	—	—	213	3,068
PIPE Investors	5.00%	5.00%	5,032	—	—	—	5,032
			$53,313	$445	$1,182	$213	$51,473
	Current portion of long-term debt						$5,970
	Long-term debt						45,503
							$51,473
On February 10, 2022, the Company amended its loan and security agreement with Orix Growth Capital, LCC (Orix) and provided an additional $7.5 million in borrowing. From the amended loan and security agreement with Orix, in February 2022, the Company borrowed $7.5 million, from which it received approximately $7.4 million of proceeds net of issuance cost of $0.1 million, and issued 161,112 warrants to purchase Series E redeemable convertible preferred stock at an exercise price of $1.86205. As of April 30, 2022, the outstanding principal of the loan was $37.5 million.
The terms of the loan and security agreements with Stifel Bank and Orix include financial covenants whereby ZeroFox must be in compliance with the following: a) at any time, the ratio of Total Debt (as defined in the loan and security agreements) to Annual Recurring Revenue (“ARR”) (as defined in the loan and security agreements) shall not be more than 1.00:1.00, and b) the Company shall maintain a minimum ARR, which increases over time, as defined in the loan and security agreements, measured as of the last day of each quarter. The Company was in compliance with its financial covenants as of April 30, 2022.
Upon the closing of the anticipated merger transaction, the PIPE Investors note holders may direct the Company to satisfy its payment obligations to under the PIPE Investors note by paying the investors obligation under certain subscription agreements those investors have entered into with L&F Acquisition Corp. See note 10, “ZeroFox Merger with L&F Acquisition Corp. and ID Experts Holdings, Inc.” for further description of the merger transaction to which the subscription agreements relate.
6.	WARRANTS
The Company, in connection with several loan and security agreements, agreed to issue lenders warrants to purchase common shares, Series A preferred shares, Series B preferred shares, Series C-1 preferred shares, and Series E preferred shares.
In February 2022, along with the amendment to the loan and security agreement with Orix, the Company issued 161,112 warrants to purchase Series E redeemable convertible preferred stock at an exercise price of $1.86205.

The initial fair values of the Company’s warrants were determined using a Black-Scholes-Merton model. The assumptions used in estimating the fair values of the Company’s warrants at issuance are as follows:
Assumptions	Series E Warrants	Series C-1 Warrants	Common Warrants	Series B Warrants	Series A Warrants
Initial Valuation Date:	February 10, 2022, December 8, 2021 & January 27, 2021	June 26, 2019	June 1, 2017	September 1, 2016	May 22, 2015
Exercise price of the warrant	$1.86205	$1.23390	$0.20000	$0.82200	$0.64050
Expected term of the warrant (in years)	10.0	10.0	10.0	10.0	10.0
Price of the underlying share - stay private	$2.20 - $3.79	$1.25	$0.20	$0.82	$0.74
Volatility	36.38% - 40.64%	51.90%	60.00%	60.41%	66.74%
Risk-free rate	0.87% - 2.03%	2.05%	2.21%	1.57%	2.21%
As a result of the potential merger (see Note 10), the Company began utilizing a Probability-Weighted Expected Return Method (“PWERM”) to determining the fair value of the Company’s warrants. The Company utilized a PWERM relying on (1) a Black-Scholes-Merton model to value continued operations scenario where the Company remained a private entity (the “Stay Private Scenario”) and (2) a transaction scenario that reflected the merger with a SPAC (the “Transaction Scenario”).
The assumptions used in estimating the fair values of the Company’s warrants as of April 30, 2022 are as follows:
	April 30, 2022
Assumptions	Series E Warrants	Series C-1 Warrants	Common Warrants	Series B Warrants	Series A Warrants
Exercise price of the warrant	$1.86205	$1.23390	$0.20000	$0.82200	$0.64050
Price of the underlying share - stay private	$3.75	$3.71	$1.85	$3.70	$3.70
Volatility	37.76% - 38.55%	37.73%	40.05%	42.35%	44.90%
Risk-free rate	2.89% - 2.91%	2.92%	2.92%	2.90%	2.87%
Price of the underlying share after conversion	$5.64	$5.64	$2.82	$5.64	$5.64
Expected term of the warrant (in years)	0.2 - 9.8	0.2 - 8.0	0.2 - 5.1	0.2 - 4.3	0.2 - 3.1
Fair value	$3.39	$3.94	$2.34	$4.30	$4.47
Number of warrants	1,074,084	648,350	1,924,790	146,341	124,903
Liability (in thousands)	$3,638	$2,555	$4,510	$630	$558
The assumptions used in estimating the fair values of the Company’s warrants as of January 31, 2022 are as follows:
	January 31, 2022
Assumptions	Series E Warrants	Series C-1 Warrants	Common Warrants	Series B Warrants	Series A Warrants
Exercise price of the warrant	$1.86205	$1.23390	$0.20000	$0.82200	$0.64050
Price of the underlying share - stay private	$2.94	$2.76	$1.85	$3.70	$3.70
Volatility	36.71%	36.95%	38.11%	39.30%	44.69%
Risk-free rate	1.78%	1.77%	1.64%	1.57%	1.42%
Price of the underlying share after conversion	$5.64	$5.64	$2.82	$5.64	$5.64
Expected term of the warrant (in years)	0.4 - 9.9	0.4 - 8.2	0.4 - 5.3	0.4 - 4.6	0.4 - 3.3
Fair value	$3.20	$3.71	$2.21	$4.05	$4.21
Number of warrants	912,972	648,350	1,924,790	146,341	124,903
Liability (in thousands)	$2,922	$2,408	$4,260	$593	$526

7.	Stock-Based Compensation
On February 1, 2013, the Company adopted the 2013 Stock Plan (the “2013 Plan”). The 2013 Plan, as amended, provides for the issuance of up to 27,802,178 shares of common stock to employees, officers, directors, consultants, and advisors in the form of nonqualified and incentive stock options, unvested stock awards, and other stock-based awards. As of April 30, 2022, there were 397,939 shares of common stock available for issuance under the 2013 Plan.
Stock options are granted at exercise prices not less than the fair value of the stock at the date of grant. The Company determines fair value periodically through independent, third-party valuations based on historical financial information. Options generally vest over four years, with 25% vesting on the first anniversary date of the grant of the option and ratably over the remaining 36 months. Options expire 10 years from the date of grant. The Company intends to issue new shares to satisfy share options upon exercise.
The Company estimates the fair value of stock options on the date of grant using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires estimates of highly subjective assumptions, which affect the fair value of each stock option.
Expected Volatility—As the Company is privately held and there has been no public market for its common stock to date, the expected volatility is based on the average historical stock price volatility of comparable publicly-traded companies in its industry peer group, financial, and market capitalization data.
Expected Term— The expected term of the Company’s options represents the period that the stock-based awards are expected to be outstanding.
The Company has estimated the expected term of its employee awards using the SAB Topic 14 Simplified Method allowed by the FASB and SEC, for calculating expected term as it has limited historical exercise data to provide a reasonable basis upon which to otherwise estimate expected term. Certain of the Company’s options began vesting prior to the grant date, in which case the Company uses the remaining vesting term at the grant date in the expected term calculation.
Risk-Free Interest Rate— The Company estimates its risk-free interest rate by using the yield on actively traded non-inflation-indexed U.S. treasury securities with contract maturities equal to the expected term.
Dividend Yield— The Company has neither declared nor paid dividends to date and does not anticipate declaring dividends. As such, the dividend yield has been estimated to be zero.
Fair Value of Underlying Common Stock— Because the Company’s common stock is not yet publicly traded, the Company must estimate the fair value of common stock. The Board of Directors considers numerous objective and subjective factors to determine the fair value of the Company’s common stock at each meeting in which awards are approved. The factors considered include, but are not limited to: (i) the results of contemporaneous independent third-party valuations of the Company’s common stock; (ii) the prices, rights, preferences, and privileges of the Company’s Convertible Redeemable Preferred Stock relative to those of its common stock; (iii) the lack of marketability of the Company’s common stock; (iv) actual operating and financial results; (v) current business conditions and projections; (vi) the likelihood of achieving a liquidity event, such as an initial public offering or sale of the Company, given prevailing market conditions; and (vii) precedent transactions involving the Company’s shares.
The Company used the following weighted-average assumptions to estimate the fair value of stock options:
	As of April 30,
Assumptions	2022	2021
Weighted-average risk-free rate	1.42%	1.58%
Weighted-average expected term of the option (in years)	6.11	6.10
Weighted-average expected volatility	38.84%	37.46%
Weighted-average dividend yield	0.00%	0.00%

A summary of option activity for the three months ended April 30, 2022, is as follows (Aggregate Intrinsic Value in thousands):
	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding as of February 1, 2022	21,715,815	$0.4398	6.54	$41,699
Granted	994,750	$2.3600
Exercised	(314,826)	$0.2574
Cancelled	(199,253)	$1.4631
Outstanding as of April 30, 2022	22,196,486	$0.5192	6.68	$40,858
Vested as of April 30, 2022	14,011,708	$0.2491	5.52	$29,577
Vested and expected to vest as of April 30, 2022	19,331,756	$0.4507	6.38	$36,910
The weighted-average grant-date fair value of options granted during the three months ended April 30, 2022 and 2021 was $0.9851 and $0.4051, respectively. The total intrinsic value of options exercised during the three months ended April 30, 2022 and 2021 was $0.7 million and $0.1 million, respectively.
Unrecognized compensation cost related to option-based compensation arrangements granted under the Plan totaled $4.1 million as of April 30, 2022. The unrecognized compensation cost as of April 30, 2022 is expected to be recognized over a weighted-average remaining period of 3.15 years. The total fair value of the common stock options that vested during the three months ended April 30, 2022 was $0.3 million.
Stock-Based Compensation Expense—The Company recognized noncash stock-based compensation expense in the accompanying Condensed Consolidated Statements of Comprehensive Loss for the three months ended April 30, 2022 and 2021, which is as follows (in thousands):
	Three Months Ended April 30,
	2022	2021
Cost of revenue	$10	$5
Research and development	55	22
Sales and marketing	85	41
General and administrative	224	65
Total stock-based compensation expense	$374	$133
8.	RELATED PARTY TRANSACTIONS
The Company leases office space in Baltimore, Maryland. The lessor is owned and operated by the Company’s chief executive officer. ZeroFox incurred rent expense of $0.1 million during each of the three months ended April 30, 2022 and 2021. As of April 30, 2022 and January 31, 2022, the Company had leasehold improvements of $0.2 million and $0.2 million, respectively, net of accumulated depreciation of $0.2 million and $0.2 million, respectively. As of April 30, 2022 and January 31, 2022, the Company did not have any prepaid rent. The lessor holds a $0.1 million security deposit that is refundable at the end of the lease term.
As part of the consideration for the Cyveillance Acquisition (see Note 4), the Company issued Series E redeemable convertible preferred stock to Lookingglass. As a result, Lookingglass is a related party of the Company. Effective September 30, 2020, as part of the Cyveillance Acquisition, the Company entered into a sublease agreement with Lookingglass for office space in Reston, Virginia. Under the sublease agreement, the Company incurred rent expense of $0.1 million and $0.1 million for the three months ended April 30, 2022 and 2021, respectively. During the three months ended April 30, 2022 and the year ended January 31, 2022, the Company did not capitalize any leasehold improvements. As of April 30, 2022 and January 31, 2022, the Company did not have any balance of prepaid or accrued rent for the subleased premises. In addition to the sublease, in connection with the Cyveillance Acquisition, ZeroFox and Lookingglass entered into a transition support agreement. The agreement stipulates that ZeroFox will reimburse Lookingglass for services performed as part of the transition. For the three months ended April 30, 2022, ZeroFox did not incur any expenses under the agreement. For the three months ended April 30, 2021, ZeroFox incurred $0.2 million of expenses under the agreement. As of April 30, 2022 and January 31, 2022, ZeroFox had an accrued liability payable to Lookingglass totaling $0.02 million and $0.2 million, respectively, which were incurred as a result of the transition support agreement.
The Company accrued $0.06 million of payment-in-kind (PIK) interest for notes payable with related parties during the three months ended April 30, 2022.
9.	COMMITMENTS AND CONTINGENCIES
General Litigation—In the ordinary course of business, the Company is involved in various disputes. In the opinion of management, the amount of liability, if any, resulting from the final resolution of these matters will not have a material impact on the Company’s consolidated financial position, results of operations, or cash flows. The Company was not involved in any pending litigation as of April 30, 2022.
Warranties and Indemnification—The Company’s enterprise cloud platform is typically warranted to perform in a manner consistent with general industry standards that are reasonably applicable and materially in accordance with the Company’s online help documentation under normal use and circumstances.
The Company’s arrangements generally include certain provisions for indemnifying customers against liabilities if its services infringe a third-party’s intellectual property rights. To date, the Company has not incurred any material costs because of such obligations and has not accrued any liabilities related to such obligations in the accompanying condensed consolidated financial statements.
The Company has also agreed to indemnify its directors and executive officers for costs associated with any fees, expenses, judgments, fines, and settlement amounts incurred by any of these persons in any action or proceeding to which any of those persons is, or is threatened to be, made a party by reason of the person’s service as a director or officer, including any action by the Company, arising out of that person’s services as the Company’s director or officer or that person’s services provided to any other company or enterprise at the Company’s request. The Company maintains director and officer insurance coverage that would generally enable the Company to recover a portion of any future amounts paid. The Company may also be subject to indemnification obligations by law with respect to the actions of its employees under certain circumstances and in certain jurisdictions.
Risks and Uncertainties— The impact of the coronavirus (COVID-19) pandemic, or similar global health concerns, could negatively impact the Company’s operations, suppliers or other vendors, and its customer base. As of the report date, management is not aware of any impacts from quarantines, labor shortages or other disruptions related to COVID-19 that would have a material adverse effect on the Company’s operations. The COVID-19 pandemic did not have a material impact on our financial results.
10.	SUBSEQUENT EVENTS
ZeroFox Merger with L&F Acquisition Corp. and ID Experts Holdings, Inc.— On December 17, 2021, the Company entered into a business combination agreement with L&F Acquisition Corp (“L&F”), which is a Special Purpose Acquisition Company, and ID Experts Holdings, Inc (“IDX”). IDX is a leading consumer privacy platform built for agility in the digital age. IDX provides privacy, identity protection, and data breach response services to its customers.
Subsequent to the effectiveness of the mergers provided for in the business combination agreement, ZeroFox and IDX will be wholly-owned subsidiaries of L&F. However, the accounting acquirer will be determined based on the redemptions of the existing L&F public shareholders; assuming minimum redemptions, ZeroFox will be deemed the acquirer in the transaction for accounting purposes; and assuming maximum redemptions, ZeroFox will be considered a variable interest entity and L&F will be deemed the acquirer in the transaction for accounting purposes. In a maximum redemption scenario, the transaction is expected to be accounted for as a business combination in accordance with ASC 805, Business Combinations, in which case the net assets of ZeroFox will be stated at fair value and goodwill and other intangible assets attributable to ZeroFox will be recorded as a result of the business combination. In a minimum redemption scenario, the transaction is expected to be accounted for as a reverse recapitalization, in which case the net assets of L&F will be stated at historical cost and no goodwill or other intangible assets attributable to L&F or ZeroFox will be recorded as a result of the transactions. In the minimum redemption scenario, the expectation for the treatment of the merger transaction as a reverse recapitalization is based upon the expectations that (A) the pre-merger shareholders of ZeroFox are expected to hold greater than 50% of the voting interests of the combined company, (B) ZeroFox’s existing management team will serve as the initial management team of the combined company, (C) ZeroFox will appoint a majority of the initial board of directors of the combined company, and (D) ZeroFox’s operations will comprise the ongoing operations of the combined company. In connection with the business combination, L&F's name will be changed to ZeroFox Holdings, Inc.
It is expected that ZeroFox will account for the acquisition of IDX as a business combination in accordance with ASC 805, Business Combinations. The IDX acquisition allows ZeroFox to further scale its digital risk protection services and expand its customer base. Upon the consummation of the transaction, the following consideration is expected to be transferred to effect the acquisition of IDX: (I) $50.0 million in cash, subject to certain positive and negative adjustments, (II) shares of common stock of ZeroFox Holdings, Inc. with an estimated aggregate fair value of $288.8 million, (III) payoff of certain debts of IDX, and (IV) reimbursement of certain transaction costs incurred by IDX related to the merger agreement.
The business combination pursuant to the December 17, 2021 agreement would result in ZeroFox becoming a publicly listed company, as the surviving business post-merger. If consummated, the business combination will result in all holders of ZeroFox’s issued and outstanding redeemable convertible preferred stock and common stock (inclusive of restricted stock awards) receiving shares of common stock of ZeroFox Holdings, Inc., in exchange for their ZeroFox equity holdings. In addition, if consummated, the merger will result in all holders of IDX’s issued and outstanding redeemable convertible preferred stock and common stock exchanging their equity holdings for the consideration described in (I) through (IV) above.
Upon consummation of the business combination, it is expected that at least $170.0 million of cash will be raised through the issuance of certain convertible notes and a contemporaneous sale of common stock in connection with the closing of a PIPE investment. In addition, any portion of the cash and marketable securities that are held in L&F’s trust account at the time of the business combination that is not used to redeem shares of L&F’s Class A common stock held by L&F’s public shareholders upon the closing of the business combination, is expected to become available to the combined company for general use. Cash available for general use will be reduced by cash payments made for (A) transaction costs, (B) deferred underwriting fees related to L&F’s IPO, (C) portions of the Company’s and IDX’s outstanding debt, and (D) certain other costs directly or indirectly attributable to the transaction.
There is no assurance that the transaction will occur, as consummation of the transaction is subject to (A) the affirmative vote of at least a two-thirds of the votes cast by L&F’s pre-merger shareholders at an L&F special meeting for which a quorum is present and (B) a minimum of $170.0 million of aggregate required funds becoming available to the combined company based upon the summation of (i) the cash proceeds from L&F’s contemporaneous PIPE investment pursuant to which common stock will be sold, (ii) the proceeds from the issuance of certain convertible notes, and (iii) cash and marketable securities held in trust, after permitted redemptions of Class A common shares held by L&F’s public shareholders. Neither approval of the transaction by L&F’s public shareholders nor the amount of cash and marketable securities that would remain in L&F’s trust account after permitted redemptions of Class A common shares by L&F’s public stockholders is within the control of the Company, L&F, or IDX.
On May 3, 2022, the holders of the 13,824,311 Class A Ordinary Shares of L&F properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.154 per share, for an aggregate redemption amount of approximately $140.4 million. After giving effect to these redemptions, as of May 4, 2022, there are 3,425,689 Class A Ordinary Shares issued and outstanding and approximately $34.8 million remaining in the Trust Account.
Subsequent events have been considered for disclosure and recognition in the condensed consolidated financial statements through June 14, 2022, the date the condensed consolidated financial statements were available to be issued. No events occurred through that date that would require disclosure in the accompanying condensed consolidated financial statements, other than those discussed above.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and the Board of Directors of ZeroFox, Inc. and Subsidiaries
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of ZeroFOX, Inc. and subsidiaries (the “Company”) as of January 31, 2022 and 2021, the related consolidated statements of comprehensive loss, changes in redeemable convertible preferred stock and stockholders' deficit, and cash flows, for each of the three years in the period ended January 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of January 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended January 31, 2022, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred recurring net losses and negative cash flows from operating activities that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Deloitte & Touche LLP
McLean, Virginia
April 7, 2022
We have served as the Company’s auditor since 2014.

ZeroFox, Inc. and Subsidiaries
Consolidated Balance Sheets
	As of January 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$10,274	$13,764
Accounts receivable, net of allowance for doubtful accounts of $68 and $51, respectively	17,046	13,082
Deferred contract acqusition costs	4,174	3,632
Prepaid expenses and other assets	1,276	801
Total current assets	32,770	31,279
Property and equipment—net of accumulated depreciation of $2,022 and $1,132, respectively	694	446
Capitalized software—net of accumulated amortization of $3,657 and $3,097, respectively	914	799
Deferred contract acqusition costs, net of current portion	7,481	6,505
Acquired intangible assets - net of accumulated amortization of $3,940 and $918, respectively	14,210	14,982
Goodwill	35,002	28,614
Other assets	319	307
Total assets	$91,390	$82,932

Liabilities, redeemable convertible preferred stock, and stockholders' deficit
Current liabilities:
Accounts payable	$4,276	$890
Contingent consideration related to business combination	—	7,871
Accrued compensation, accrued expenses, and other current liabilities	7,020	5,060
Current portion of long-term debt	5,970	—
Deferred revenue	29,532	25,398
Total current liabilities	46,798	39,219

Deferred revenue—net of current portion	9,299	3,103
Long term debt—net of deferred financing costs of $1,627 and $1,425, respectively	45,503	28,575
Warrants	10,709	2,806
Other liabilities	—	368
Total liabilities	112,309	74,071
Commitments and contingencies (Note 14)
Redeemable convertible preferred stock	132,229	124,390

Stockholders' deficit
Common stock, $0.00001 par value; 319,462,878 and 316,299,879, authorized shares; 42,892,927 and 41,904,944 shares issued and outstanding, respectively	—	—
Additional paid-in capital	3,873	2,975
Accumulated deficit	(156,820)	(118,381)
Accumulated other comprehensive loss	(201)	(123)
Total stockholders’ deficit	(153,148)	(115,529)
Total liabilities, redeemable convertible preferred stock, and stockholders' deficit	$91,390	$82,932
See notes to consolidated financial statements

ZeroFox, Inc. and Subsidiaries
Consolidated Statements of Comprehensive Loss
	For the years ended January 31,
	2022	2021	2020
Revenue	$47,433	$28,538	$16,390
Cost of revenue	16,357	9,646	5,765
Gross profit	31,076	18,892	10,625

Operating expenses
Research and development	12,810	5,942	5,582
Sales and marketing	29,873	21,466	18,852
General and administrative	16,408	9,681	5,629
Total operating expenses	59,091	37,089	30,063
Loss from operations	(28,015)	(18,197)	(19,438)

Other expense
Interest expense, net	(3,585)	(2,233)	(1,854)
Loss on extinguishment of debt	—	(1,418)	(1,274)
Change in fair value of warrant liability	(7,375)	(806)	(75)
Total other expense	(10,960)	(4,457)	(3,203)
Loss before income taxes	(38,975)	(22,654)	(22,641)
(Benefit from) provision for income taxes	(536)	86	98
Net loss after tax	$(38,439)	$(22,740)	$(22,739)
Net loss per share attributable to common stockholders, basic and diluted	$(0.91)	$(0.55)	$(0.55)
Weighted-average shares used in computation of net loss per share attributable to common stockholders, basic and diluted:	42,073,351	41,635,679	41,346,979

Other comprehensive (loss) income
Foreign currency translation	(78)	(57)	(69)
Total other comprehensive (loss) income	(78)	(57)	(69)
Total comprehensive loss	$(38,517)	$(22,797)	$(22,808)
See notes to consolidated financial statements

ZeroFox, Inc. and Subsidiaries
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders' Deficit
For the years ended January 31, 2022, 2021, and 2020
(in thousands, except for share data)
	Redeemable Convertible Preferred Stock
	Series E Redeemable Convertible Preferred Stock		Series D-2 Redeemable Convertible Preferred Stock		Series D-1 Redeemable Convertible Preferred Stock		Series D Redeemable Convertible Preferred Stock		Series C-1 Redeemable Convertible Preferred Stock		Series C Redeemable Convertible Preferred Stock		Series B Redeemable Convertible Preferred Stock		Series A Redeemable Convertible Preferred Stock		Series Seed Redeemable Convertible Preferred Stock		Total Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Other Comprehensive Income	Stockholders' Deficit
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount
Balance—January 31, 2019	—	$—	—	$—	—	$—	—	$—	11,376,115	$13,979	21,124,699	$19,899	26,914,949	$22,047	15,997,285	$10,159	9,198,372	$2,208	84,611,420	$68,292	41,001,103	$ —	$2,070	$(72,902)	$3	$(70,829)
Issuance of Series D-2 redeemable convertible preferred stock on extinguishment of convertible promissory notes	—	—	993,868	1,451	—	—	—	—	—	—	—	—	—	—	—	—	—	—	993,868	1,451	—	—	—	—	—	—
Issuance of Series D-1 redeemable convertible preferred stock on extinguishment of convertible promissory notes	—	—	—	—	5,878,303	8,171	—	—	—	—	—	—	—	—	—	—	—	—	5,878,303	8,171	—	—	—	—	—	—
Issuance of Series D redeemable convertible preferred stock, net of issuance costs of $156	—	—	—	—	—	—	13,871,547	21,067	—	—	—	—	—	—	—	—	—	—	13,871,547	21,067	—	—	—	—	—	—
Stock—based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	268	—	—	268
Exercise of options	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	430,830	—	76	—	—	76

Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(22,739)	—	(22,739)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(69)	(69)
Balance—January 31, 2020	—	—	993,868	1,451	5,878,303	8,171	13,871,547	21,067	11,376,115	13,979	21,124,699	19,899	26,914,949	22,047	15,997,285	10,159	9,198,372	2,208	105,355,138	98,981	41,431,933	—	2,414	(95,641)	(66)	(93,293)
Issuance of Series E convertible preferred stock, net of issuance costs of $112	12,006,090	25,409	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	12,006,090	25,409	—	—	—	—	—	—
Stock—based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	450	—	—	450
Exercise of options	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	473,011	—	111	—	—	111
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(22,740)	—	(22,740)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(57)	(57)
Balance—January 31, 2021	12,006,090	25,409	993,868	1,451	5,878,303	8,171	13,871,547	21,067	11,376,115	13,979	21,124,699	19,899	26,914,949	22,047	15,997,285	10,159	9,198,372	2,208	117,361,228	124,390	41,904,944	—	2,975	(118,381)	(123)	(115,529)
Issuance of Series E convertible preferred stock	3,221,347	7,839	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	3,221,347	7,839	—	—	—	—	—	—
Issuance of restricted stock	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	176,317	—	—	—	—	34
Stock-based compensation expense	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	696	—	—	662
Exercise of options	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	811,666	—	202	—	—	202
Net loss	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(38,439)	—	(38,439)
Foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	(78)	(78)
Balance—January 31, 2021	15,227,437	$33,248	993,868	$1,451	5,878,303	$8,171	13,871,547	$21,067	11,376,115	$13,979	21,124,699	$19,899	26,914,949	$22,047	15,997,285	$10,159	9,198,372	$2,208	120,582,575	$132,229	42,892,927	$ —	$3,873	$(156,820)	$ (201)	$(153,148)
See notes to consolidated financial statements

ZeroFox, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
	For the years ended January 31,
	2022	2021	2020
Cash flows from operating activities:
Net loss	$(38,439)	$(22,740)	$(22,739)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	546	333	235
Amortization of software development costs	560	532	451
Amortization of acquired intangible assets	3,022	918	—
Amortization of deferred debt issuance costs	361	153	164
Stock-based compensation and consulting expense	696	450	268
Loss on sale of asset	3	—	—
Provision for bad debts	16	51	31
Change in fair value of warrants	7,375	806	75
Change in fair value of contingent consideration	(146)	1,440	—
Loss on extinguishment of debt	—	800	1,274
Deferred taxes	(636)	—	(92)
Noncash interest expense	69	156	195
Changes in operating assets and liabilities:
Accounts receivable	(3,776)	(7,115)	(4,066)
Deferred contract acquisition costs	(1,517)	(2,258)	(3,434)
Prepaid expenses and other assets	(284)	(145)	(79)
Accounts payable, accrued compensation, accrued expenses, and other current liabilities	4,766	2,266	2,005
Deferred revenue	9,680	9,295	7,079
Other liabilites	(368)
Net cash used in operating activities	(18,072)	(15,058)	(18,633)

Cash flows from investing activities:
Business acquistion, net of cash acquired	(3,792)	(7,235)	—
Purchases of property and equipment	(572)	(264)	(224)
Capitalized software	(674)	(494)	(580)
Net cash used in investing activities	(5,038)	(7,993)	(804)

Cash flows from financing activities:
Exercise of stock options	202	111	76
Proceeds from issuance of redeemable convertible preferred stock-net of issuance costs paid in cash of $156 for the year ended January 31, 2020	—	—	21,067
Issuance costs for redeemable convertible preferred stock	—	(112)	—
Proceeds from issuance of convertible notes	—	—	8,445
Proceeds from issuance of debt-net of issuance costs paid in cash of $35 and $0, respectively	19,965	37,100	14,638
Repayment of debt	(469)	(23,025)	(11,208)
Net cash provided by financing activities	19,698	14,074	33,018
Foreign exchange translation adjustment	(78)	(57)	(65)
Net change in cash, cash equivalents, and restricted cash	(3,490)	(9,034)	13,516
Cash, cash equivalents, and restricted cash–beginning of year	13,864	22,898	9,382
Cash, cash equivalents, and restricted cash–end of year	$10,374	$13,864	$22,898
See notes to consolidated financial statements

	For the years ended January 31,
	2022	2021	2020
Supplemental Cash Flow Information:
Cash paid for interest	$3,038	$1,949	$1,606
Cash paid for income taxes	90	160	—

Non-cash investing and financing activities:
Extinguishment of convertible notes	$—	$—	$8,563
Note payable issued in connection with business acquisition	3,750	—	—
Issuance of warrants to purchase redeemable convertible preferred stock	528	1,066	386
Issuance of redeemable convertible preferred stock in connection with acquisition	7,839	16,950	—
Accrual of contingent consideration in connection with acquisition	—	15,002	—
Issuance of contingently issuable redeemable convertible preferred stock	—	8,571	—
Accrual of end of term charge on loan outstanding	—	—	77
See notes to consolidated financial statements

ZEROFOX, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
AS OF JANUARY 31, 2022 and 2021 AND FOR THE THREE YEARS ENDED JANUARY 31, 2022
1.	ORGANIZATION AND DESCRIPTION OF BUSINESS
The accompanying consolidated financial statements include the assets, liabilities, revenues, expenses, and cash flows of ZeroFox, Inc., ZeroFox’s Inc.’s subsidiaries, and the acquired sets of assets and activities obtained by ZeroFox, Inc. that are accounted for as business combinations (collectively, the “Company”) under accounting principles generally accepted in the United States of America (US GAAP).
The Company is an enterprise cybersecurity software-as-a-service provider of digital attack detection and protection services. The Company’s patented technology collects and processes content, rich media, electronic posts, messages, global intelligence and threat actor activity across the digital landscape, including social media sites, public, deep and dark web forums, mobile app stores and other digital platforms and discrete content sources. Using artificial intelligence-based analysis and threat intelligence capabilities, the ZeroFox platform identifies and remediates targeted phishing attacks, credential and account compromise, data exfiltration and brand hijacking threats. The Company offers its services on a subscription basis.
On September 30, 2020, ZeroFox, Inc. acquired substantially all of the assets and assumed certain liabilities of Lookingglass Cyber Solutions, Inc.’s (“Lookingglass”) Cyveillance business unit (the “Cyveillance Acquisition”). The Cyveillance Acquisition was accounted for as a business combination under US GAAP. The accompanying consolidated financial statements include the assets, liabilities, revenues, expenses, and cash flows related to the Cyveillance Acquisition from the date of acquisition through January 31, 2022. Refer to Note 5 for additional information regarding the Cyveillance Acquisition.
On June 7, 2021, ZeroFox, Inc. entered into a Stock Purchase Agreement with InfoArmor, Inc. (“InfoArmor”) to acquire all of the issued and outstanding common stock of VigilanteATI, Inc. (“Vigilante”). The Vigilante Acquisition was accounted for as a business combination under US GAAP. The accompanying condensed consolidated financial statements include the assets, liabilities, revenues, expenses, and cash flows related to the Vigilante Acquisition from the date of acquisition through January 31, 2022. Refer to Note 5for additional information regarding the Vigilante Acquisition.
Segment Information—Operating segments are defined as components of an enterprise for which discrete financial information is made available for evaluation by the chief operating decision maker (“CODM”) in making decisions regarding resource allocation and assessing performance. The CODM is the Company’s chief executive officer. The CODM views the Company’s operations and manages its activities as a single operating segment, which is the business of providing cybersecurity intelligence, analytics, and protection services to its customers. All of the Company’s assets are primarily located in the United States. For disclosures by geographic region, refer to Note 3 – Revenue and Note 6 – Property and Equipment.
Liquidity and Going Concern—For the years ended January 31, 2022, 2021, and 2020, the Company incurred net losses of $38.4 million, $22.7 million, and $22.7 million, respectively, and incurred negative cash flows from operating activities of $18.1 million, $15.1 million, and $18.6 million, respectively. The Company has incurred operating losses since inception and continues to face significant risks associated with successful execution of the Company’s business plan that include, but are not limited to, customer acquisition, competition and market risk, and liquidity risk. The Company has historically funded its operations through the issuance of redeemable convertible preferred stock (see Note 10) and debt (see Note 8). The Company evaluated its financial condition as of January 31, 2022 and determined it is probable that, without consideration of a remediation plan to refinance or renegotiate existing debt facilities or raise new sources of capital, the Company would be unable to fund its operations for the next twelve months from the date the consolidated financial statements are available to be issued.
On December 17, 2021, the Company entered into a definitive agreement for a merger that would result in the Company becoming a publicly listed company (Note 16). There can be no assurance that the merger will occur or that the Company will continue to raise additional funds to maintain sufficient liquidity, and accordingly there is substantial doubt about the Company's ability to continue as a going concern.

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business and does not include any adjustments to reflect the outcome of this uncertainty.
2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation—The accompanying consolidated financial statements have been prepared in accordance with US GAAP as set forth by the Financial Accounting Standards Board (FASB). References to US GAAP issued by the FASB in these notes to the consolidated financial statements are to the FASB Accounting Standards Codifications (“ASC”).
Emerging Growth Company Status—The Company is an “emerging growth company,” (“EGC”) as defined in the Jumpstart Our Business Startups Act, (the “JOBS Act”), and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not EGCs. The Company may take advantage of these exemptions until it is no longer an EGC under Section 107 of the JOBS Act and has elected to use the extended transition period for complying with new or revised accounting standards. As a result of this election, the Company’s financial statements may not be comparable to companies that comply with public company Financial Accounting Standards Board (“FASB”) standards’ effective dates.
The Company is in the process of merging with a publicly traded Special Purpose Acquisition Company (a “SPAC”) (the “Merger Transaction)”, which will be accounted for in one of two ways depending on the redemption elections of the SPAC shareholders; (1) assuming minimum redemption, the merger will be accounted for as a reverse recapitalization in accordance with U.S. GAAP and (2) assuming maximum redemption, the Company will be considered a variable interest entity and the merger will be accounted for as an acquisition by the SPAC of the Company in accordance with U.S. GAAP. Refer to Note 16 for more information regarding the Merger Transaction. If the Merger Transaction were to be consummated, the surviving company will remain an emerging growth company until the earliest of (i) the last day of the Company’s first fiscal year following the fifth anniversary of the completion of the SPAC’s initial public offering, (ii) the last day of the fiscal year in which the Company has total annual gross revenue of at least $1.07 billion, (iii) the last day of the fiscal year in which the Company is deemed to be a large accelerated filer, which means the market value of the Company’s common stock that is held by non-affiliates exceeds $700.0 million as of the prior June 30th or (iv) the date on which the Company has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.
Principles of Consolidation—The accompanying consolidated financial statements include the accounts of ZeroFox and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.
Use of Estimates—The preparation of the accompanying consolidated financial statements in conformity with US GAAP requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported results of operations during the reporting periods. Significant estimates and judgments are included within, but not limited to: (1) revenue recognition, (2) capitalization of internally developed software costs, (3) forecasts and assumptions used in determining the fair value of stock-based compensation, (4) valuation of assets acquired and liabilities assumed in business combinations, (5) useful lives of contract acquisition costs, (6) accounting for derivatives, (7) warrant valuation, (8) valuation of the Company’s stock, and (9) valuation allowances associated with deferred tax assets. Management bases its estimates and assumptions on historical experience, expectations, forecasts, and on various other factors that are believed to be reasonable under the circumstances. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may differ and be affected by changes in those estimates.
Cash and Cash Equivalents—Cash and cash equivalents consist of business checking accounts and money market funds. The Company considers all highly liquid investments with original maturities of three months or less at the time of purchase to be cash equivalents. Cash and cash equivalents are carried at cost, which, due to their short-term nature, approximates fair value.

Restricted Cash—Cash that is unavailable for general operating purposes is classified as restricted cash and is included with other assets on the consolidated balance sheets (in thousands).
	January 31,
	2022	2021
Cash and cash equivalents	$10,274	$13,764
Restricted cash	100	100
Total cash, cash equivalents, and restricted cash shown in the consolidated statements of cash flows	$10,374	$13,864
Restricted cash represents amounts pledged as collateral for credit card accounts as contractually required by the Company’s lenders.
Fair Value of Financial Instruments—ASC 820-10, Fair Value Measurements and Disclosures: Overall, defines fair value, establishes a fair value hierarchy for assets and liabilities measured at fair value, and expands required disclosures about fair value measurements. The fair value of an asset and liability is defined as an exit price and represents the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. The three-tier fair value hierarchy, which prioritizes the inputs used to measure fair value, is as follows:
Level 1—Inputs are quoted prices in active markets for identical assets or liabilities that the Company can access at the measurement date.
Level 2—Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities or quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities.
Assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurements. The Company’s assessment of the significance of an input to the fair value measurement requires judgment and may affect the valuation of the asset or liability being measured and its placement within the fair value hierarchy. The Company effectuates transfers between levels of the fair value hierarchy, if any, as of the date of the actual circumstance that caused the transfer.
Certain assets and liabilities, including goodwill and intangible assets, are subject to measurement at fair value on a non-recurring basis if there are indicators of impairment or if they are deemed to be impaired as a result of an impairment review.
As of January 31, 2022 and 2021, the Company had warrant liabilities measured based on Level 3 inputs. A summary of the changes in the fair value of warrants for the years ended January 31, 2022 and 2021 is as follows (in thousands):
Warrant liability—January 31, 2020	$934
Issuance of warrants	1,066
Loss due to change in fair value of warrants	806
Warrant liability—January 31, 2021	$2,806
Issuance of warrants	528
Loss due to change in fair value of warrants	7,375
Warrant liability—January 31, 2022	$10,709
The assumptions used to value the warrants are described in Note 9.
The carrying amounts of accounts receivable, accounts payable, and accrued expenses approximate fair value because of the short maturity terms of these instruments.
Contingent consideration liabilities related to acquisitions (see Note 5) are measured at fair value each reporting period using Level 3 unobservable inputs. The Company's estimates of fair value are based on assumptions believed to be reasonable, but which are uncertain and involve significant judgments by management. Any changes in the fair value of these contingent consideration liabilities are included in general and administrative expenses in the consolidated statements of comprehensive loss. A summary of the changes in the fair value of the contingent consideration liability for the year ended January 31, 2022 and 2021 is as follows (in thousands):
Balance as of January 31, 2020	$—
Acquisition on September 30, 2020	15,002
Loss recognized in the consolidated statement of comprehensive loss	1,440
Issuance of redeemable convertible preferred stock	(8,571)
Balance as of January 31, 2021	$7,871
Acquisition on June 7, 2021	114
Gain recognized in the consolidated statement of comprehensive loss	(146)
Issuance of redeemable convertible preferred stock	(7,839)
Balance as of January 31, 2022	$—
Concentration of Credit Risk—The Company maintains cash balances in bank deposit accounts, which, at times, may exceed federally insured limits. Deposits held in non-interest-bearing accounts are fully insured. Deposits held in interest-bearing accounts are insured up to $250,000. The Company has not experienced any losses in such accounts, and believes it is not exposed to any significant credit risk from cash. The Company does not perform ongoing credit evaluations; generally does not require collateral; and establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of customers, historical trends, and other information.
Concentration of Revenue and Accounts Receivable—For the years ended January 31, 2022, 2021, and 2020, there were no individual customers that accounted for 10% or more of total consolidated revenue.
As of January 31, 2022, one customer represented 24% of total accounts receivable. As of January 31, 2021, three customers represented 38% of total accounts receivable.
Accounts Receivable—Accounts receivable represent net realizable amounts due from customers for subscriptions to the Company’s cloud-based software platform and for professional services provided by the Company. Such amounts are recorded net of allowances for bad debts. The Company’s estimates of allowances for bad debts are based on contractual terms and historical collection experience. As of January 31, 2022 and 2021, the Company’s accounts receivable consisted of the following (in thousands):
	January 31,
	2022	2021
Accounts receivable, billed	$17,084	$13,107
Accounts receivable, unbilled	30	26
Less: Allowance for doubtful accounts	(68)	(51)
Accounts receivable, current, net	$17,046	$13,082
The allowance for doubtful accounts reflects the Company’s estimate of probable losses inherent in the accounts receivable balance. The Company determines the allowance based on known troubled accounts, historical experience, and other currently available evidence.
Activity in the allowance for doubtful accounts for the years ended January 31, 2022 and 2021 was as follows (in thousands):
Allowance for doubtful accounts receivable	Balance at beginning of period	Charged to cost and expenses	Write-offs and recoveries	Balance at end of period
Year ended January 31, 2022	$ 51	$ 40	$ (23)	$ 68
Year ended January 31, 2021	—	60	(9)	51
Deferred Contract Acquisition Costs—Contract acquisition costs are primarily related to sales commissions and related payroll taxes earned by our sales force and such costs are considered incremental costs to obtain a contract. Sales commissions for initial contracts are deferred and then amortized taking into consideration the pattern of transfer to which the asset relates and may include expected renewal periods where renewal commissions are not commensurate with the initial commissions period. The Company typically recognizes the initial commissions over the longer of the customer relationship (generally estimated to be four to six years) or over the same period as the initial revenue arrangement to which these costs relate. Renewal commissions not commensurate with the initial commissions paid are generally amortized over the renewal period. Commissions earned for professional services arrangements are expensed as incurred in accordance with the practical expedient as the contractual period of the Company’s professional services arrangements are one year or less.
A summary of deferred contract acquisition costs is as follows (in thousands):
Deferred contract acquisitions costs—January 31, 2020	$7,879
Capitalization of contract acquisition costs	7,167
Amortization of deferred contract acquisition costs	(4,909)
10,137

Deferred contract acquisition costs, current	3,632
Deferred contract acquisition costs, net of current portion	6,505
Deferred contract acquisitions costs—January 31, 2021	$10,137
Capitalization of contract acquisition costs	7,327
Amortization of deferred contract acquisition costs	(5,809)
11,655

Deferred contract acquisition costs, current	4,174
Deferred contract acquisition costs, net of current portion	7,481
Deferred contract acquisitions costs—January 31, 2022	$11,655
Property and Equipment—Property and equipment are recorded at cost. Expenditures for major additions and improvements are capitalized. Repairs and maintenance costs are charged to expense as incurred. When property and equipment are retired, or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from the accounts, and any resulting gain or loss is included in the results of operations for the respective period. Depreciation and amortization are computed using the straight-line method.
The estimated useful lives for significant property and equipment categories are as follows:
Asset Classification	Estimated Useful Life
Computer hardware and purchased software	2 years
Furniture and fixtures	3-5 years
Leasehold improvements	Lesser of lease term or useful life
Capitalized Software Costs—The Company capitalizes internally developed software costs incurred in accordance with ASC 350-40, Intangibles—Goodwill and Other: Internal-Use Software. The Company capitalizes payroll, payroll-related costs, and any external direct costs incurred during the application development stage. Costs related to preliminary project activities and postimplementation activities are expensed as incurred. Internal-use software is amortized on a straight-line basis over its estimated useful life, which is generally three years.
The Company’s capitalized software development costs were $0.6 million and $0.5 million for the years ended January 31, 2022 and 2021, respectively. Amortization expense, which is included in cost of revenue, was $0.6 million, $0.5 million, and $0.5 million, for the years ended January 31, 2022, 2021, and 2020, respectively. Future amortization expense for software development costs capitalized as of January 31, 2022, is as follows (in thousands):
2023	$ 492
2024	292
2025	130
Total	$ 914

Goodwill and Intangible Assets—Goodwill represents the excess of the purchase price over the fair value of identifiable assets acquired and liabilities assumed when a business is acquired. The valuation of intangible assets and goodwill involves the use of management's estimates and assumptions and can have a significant impact on future operating results. The Company initially records its intangible assets at fair value. Intangible assets with finite lives are amortized over their estimated useful lives while goodwill is not amortized but is evaluated for impairment at least annually, as of November 30, by comparing the fair value of a reporting unit to its carrying value including goodwill recorded by the reporting unit.
The Company has a single reporting unit. Accordingly, the impairment assessment for goodwill is performed at the enterprise level. Goodwill is reviewed for possible impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying value. The Company initially assesses qualitative factors to determine if it is necessary to perform the goodwill impairment review. Goodwill is reviewed for impairment if, based on an assessment of the qualitative factors, it is determined that it is more likely than not that the fair value of the reporting unit is less than its carrying value, or the Company decides to bypass the qualitative assessment. The carrying value of the reporting unit is reviewed utilizing a combination of the discounted cash flow model and a market value approach. The estimated fair value of a reporting unit is determined based on assumptions regarding estimated future cash flows, discount rates, long-term growth rates and market values. Additionally, the Company considers income tax effects from any tax-deductible goodwill (if applicable) on the carrying amount of the reporting unit when measuring the goodwill impairment loss.
The Company monitors for events and circumstances that could negatively impact the key assumptions in determining fair value, including long-term growth projections, profitability, discount rates, volatility in the Company's market capitalization, general industry, and market and macro-economic conditions. It is possible that future changes in such circumstances, or in the variables associated with the judgments, assumptions and estimates used in assessing the fair value of the reporting unit, would require the Company to record a non-cash impairment charge.
The Company completed its annual assessment on November 30, 2021, and there was no impairment of goodwill at the assessment date.
See Note 5 for the amounts allocated to the intangible assets identified and their estimated useful lives as of the date of acquisition.
Impairment of Long-Lived Assets—Long-lived assets, including intangible assets with finite lives, are reviewed for impairment when events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. Recoverability of the assets is measured by a comparison of the carrying amount of an asset or asset group to the future undiscounted cash flows expected to be generated by the asset or asset group. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the asset or asset group. As of January 31, 2022, management does not believe any long-lived assets are impaired and has not identified any assets as being held for disposal.
Business Combinations—The Company accounts for acquisitions using the acquisition method of accounting. The fair value of purchase consideration is allocated to the tangible and intangible assets acquired, and liabilities assumed, based on their estimated fair values. The excess of the fair value of purchase consideration over the values of the identifiable assets acquired and liabilities assumed is recorded as goodwill. When determining the fair values of assets acquired and liabilities assumed, management makes significant estimates and assumptions, especially with respect to intangible assets.
Significant estimates in valuing certain identifiable assets include, but are not limited to, the selection of valuation methodologies, future expected cash flows, discount rates, and useful lives. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. Acquisition costs, such as legal and consulting fees, are expensed as incurred and are included in general and administrative expenses in the consolidated statements of comprehensive loss. During the measurement period, which is up to one year from the acquisition date, the Company may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period, any subsequent adjustments are recorded in the consolidated statements of comprehensive loss. See Note 5 for additional information regarding business combinations.
Transaction Fees—As discussed in Note 16, the accounting treatment of the Merger Transaction is not within the Company’s control, transaction fees and expenses associated with the Merger Transaction are being accounted for under the assumption of a forward merger transaction. Accordingly, the Company has recorded approximately $6.3 million of professional and other transaction fees related to the Merger Transaction in general and administrative expenses in the Consolidated Statement of Comprehensive Loss for the year ended January 31, 2022.
Deferred Revenue—Deferred revenue represents amounts billed for which revenue has not yet been recognized. Deferred revenue that will be recognized during the succeeding 12-month period is recorded as current deferred revenue, and the remaining portion is recorded as deferred revenue – net of current portion.
Debt Issuance Costs—Debt issuance costs consist of fees paid in cash to lenders and service providers in connection with the origination of debt, as well as the grant-date fair value of warrants issued to lenders in connection with the origination of debt. These costs are capitalized as debt issuance costs and presented as a direct deduction from the carrying value of the associated debt liability. Debt issuance costs are amortized using the effective interest method and are reflected in interest expense, net, on the consolidated statements of comprehensive loss.
For the years ended January 31, 2022 and 2021, deferred debt issuance costs consisted of the following (in thousands):
Deferred debt issuance costs—January 31, 2020	$620
Direct costs paid	696
Grant-date fair value of warrants issued	1,066
Extinguishment of debt	(804)
Amortization of debt issuance costs	(153)
Deferred debt issuance costs—January 31, 2021	$1,425
Direct costs paid	35
Grant-date fair value of warrants issued	528
Amortization of debt issuance costs	(361)
Deferred debt issuance costs—January 31, 2022	$1,627
Warrants—The Company has issued warrants to purchase shares of common stock, as well as warrants to purchase shares of redeemable convertible preferred stock. As issued, the Company’s warrants to purchase shares of common stock and Series A and Series C-1 redeemable convertible preferred stock meet the definition of a derivative as contemplated in ASC 815, Derivatives and Hedging. Such warrants meet the derivative criteria because they (i) contain an underlying in the form of an exercise price that can vary (ii) the number of shares that can be purchased under such warrants represent notional amounts (iii) the warrants require no initial net investment, and iv) the warrants can be net settled through a cashless exercise. The warrants to purchase shares of common stock and Series A and Series C-1 redeemable convertible preferred stock are subject to reassessment at each balance sheet date, and any change in fair value is recognized as a component of other income (expense), net, in the consolidated statements of comprehensive loss. Refer to Note 9 for additional information on the Company’s warrants to purchase shares of common stock and Series A and Series C-1 redeemable convertible preferred stock.
The exercise price for the warrants to purchase shares of Series B and Series E redeemable convertible preferred stock cannot vary, which precludes the exercise price from being considered an underlying. Since these warrants do not contain an underlying, they do not qualify as derivatives. The warrants to purchase shares of Series B and Series E redeemable convertible preferred stock are classified as liabilities under ASC 480, Distinguishing Liabilities from Equity on the Company’s consolidated balance sheets and are subject to reassessment at each balance sheet date, and any change in fair value is recognized as a component of other income (expense), net, in the consolidated statements of comprehensive loss. Refer to Note 9 for additional information on the Company’s warrants to purchase shares of Series B and Series E redeemable convertible preferred stock.
Redeemable Convertible Preferred Stock—The Company records shares of its redeemable convertible preferred stock at their respective fair values on the dates of issuance less issuance costs. The Company classifies redeemable convertible preferred stock outside of permanent equity in mezzanine equity on its consolidated balance sheets as the requirements of triggering a deemed liquidation event are not within the Company’s control. In the event of a deemed liquidation event, the proceeds from the event are distributed in accordance with liquidation preferences (see Note 10). The redeemable convertible preferred stock has not been adjusted to its redemption amount as deemed liquidation is not considered probable.
Foreign Currency Translation—The functional currency of the Company’s subsidiaries is the local currency. For each subsidiary, assets and liabilities denominated in foreign currencies are translated into US dollars at the exchange rates in effect at the consolidated balance sheet date, and revenue and expenses are translated at the average exchange rates prevailing during the month of the transaction. The effects of foreign currency translation adjustments not affecting net income are included in stockholders’ deficit under the cumulative translation adjustment account as a component of accumulated other comprehensive loss.
Revenue Recognition—The Company derives its revenue from (i) providing its customers with subscription access to the Company’s enterprise cloud platform (“subscription revenue”) and (ii) revenue from professional services (“professional services revenue”).
In accordance with ASC 606, Revenue from Contracts with Customers, revenue is recognized when a customer obtains control of promised services. The amount of revenue recognized reflects the consideration that the Company expects to be entitled to receive in exchange for those services. To achieve the core principle of this standard, the Company applies the following five steps:
a)
Identify Contracts with Customers. The Company considers the terms and conditions of contracts and its customary business practices in identifying contracts with customers in accordance with ASC 606. The Company determines it has a contract with a customer when the contract is approved, the Company can identify each party’s rights regarding the services to be transferred, the Company can identify the payment terms for the services, and the Company has determined that the customer has the ability and intent to pay and the contract has commercial substance. The Company applies judgment in determining the customer’s ability and intent to pay, which is based on a variety of factors, including the customer’s historical payment experience or, in the case of a new customer, credit and financial information pertaining to the customer.

b)
Identify the Performance Obligations in the Contract. Performance obligations promised in a contract are identified based on the services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the service either on its own or together with other resources that are readily available from third parties or from the Company, and that are distinct in the context of the contract, whereby the transfer of the services is separately identifiable from other promises in the contract.

c)
Determine the Transaction Price. The transaction price is determined based on the consideration to which the Company expects to be entitled in exchange for transferring services to the customer. The Company’s typical pricing for its subscriptions and professional services does not result in contracts with significant variable consideration. The Company’s arrangements do not contain significant financing components.

d)
Allocate the Transaction Price to Performance Obligations in the Contract. If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on the stand-alone selling price (SSP) of each performance obligation, using the relative selling price method of allocation.

e)
Recognize Revenue When or As Performance Obligations are Satisfied. Revenue is recognized at the time the related performance obligation is satisfied by transferring the promised service to a customer. For our performance obligations, the Company transfers control over time, as the customer simultaneously receives and consumes the benefits provided by the Company’s service.

Subscription Revenue—Subscription revenue consists of revenue from the Company’s cloud-based subscription offering.
The Company generates subscription revenue primarily from sales of subscriptions to access the ZeroFox cloud platform, together with related data and support services to customers. These arrangements do not provide the customer with the right to take possession of the Company’s software operating on its cloud platform at any time. These arrangements represent a combined stand-ready performance obligation to provide access to the software together with related support and intelligence services. Customers are granted continuous access to the Company’s cloud platform over the contractual period. Revenue is recognized over time on a ratable basis over the contract term beginning on the date that the Company’s service is made available to the customer. The Company’s subscription contracts generally have terms of one to three years, which are billed in advance and are noncancelable.
Customers have the option to purchase additional subscription and support services at a stated price. These options generally do not provide a material right, as they are priced at the Company’s SSP.
Certain subscription contracts contain service-level commitments that entitle customers to receive service credits and, in certain cases, refunds, if the Company’s services do not meet certain levels. The Company has not experienced any significant incidents affecting the defined levels of reliability and performance as required by the subscription contracts, and accordingly, no estimated refunds have been considered in the allocation of the transaction price.
Professional Services Revenue—The Company offers several types of professional services, including security advisory and training services. All of the Company’s professional services are considered distinct performance obligations from the subscription services within the context of the Company’s contracts. The customers benefit from the services as delivered and performed and revenue is recognized over time, when or as control of the promised services is transferred to the customer, as this reflects the pattern of transfer for these professional services. These contracts are available via hourly rate and fixed fee arrangements and normally have terms of one year or less.
Contracts with Multiple Performance Obligations—The majority of the Company’s contracts with customers contain multiple performance obligations. For these contracts, the Company accounts for individual performance obligations separately. The transaction price is allocated to the separate performance obligations based on the SSP of each performance obligation using the relative selling price method of allocation.
For the years ended January 31, 2022, 2021, and 2020, subscription revenue, defined as revenue from subscriptions for cloud- based services with related support and intelligence services, was 95%, 97% and 97% of total revenue, respectively.
Reseller Arrangements—The Company enters into arrangements with third parties that allow those parties to resell the Company’s services to end users. The partners negotiate pricing with the end customer and the Company does not have visibility into the price paid by the end customer. For these arrangements, revenue is recognized at the amount charged to the reseller and does not reflect any mark-up to the end user.
Cost of Revenue—Cost of revenue consists primarily of wages and benefits for software operations, service delivery, and customer support personnel. Cost of revenue also includes all direct costs of maintenance and hosting, as well as the amortization of costs capitalized for the development of the Company’s enterprise cloud platform and acquired technology, and allocations of overhead, depreciation, and amortization.
Research and Development—Research and development costs are expensed in the period incurred and consist primarily of payroll and personnel costs, consulting costs, software and webservices, legal, raw materials and allocated overhead such as depreciation and amortization, rent and utilities.
General and Administrative—General and administrative costs are expensed in the period incurred and consist primarily of salaries and other related costs, including stock-based compensation, for personnel in the Company's executive and finance functions. General and administrative costs also include professional fees for legal, accounting, auditing, tax and consulting services; travel expenses; and facility-related expenses, which include costs for rent and maintenance of facilities and other operating costs.
Sales and Marketing—Selling and marketing expenses consist primarily of salaries, commissions, stock-based compensation, benefits and bonuses for personnel associated with sales and marketing activities, as well as costs related to advertising, product management, promotional materials, public relations, amortization of acquired customer relationships, and other sales and marketing programs.
Advertising—Advertising costs, which are expensed and included in sales and marketing expense in the period incurred were $0.5 million, $0.3 million, and $0.1 million during the years ended January 31, 2022, 2021, and 2020, respectively.
Income Taxes—In accordance with ASC 740, Income Taxes, income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the results of operations in the period that includes the enactment date. The measurement of a deferred tax asset is reduced, if necessary, by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the consolidated financial statement recognition and measurement of tax positions taken, or expected to be taken, in a tax return, as well as guidance on derecognition, classification, interest, penalties, and consolidated financial statement reporting disclosures. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The amount recognized is measured as the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement. The Company recognizes interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. The Company remains subject to examination by US federal and various state tax authorities for the fiscal years 2018 through 2021.
Under ASC 740, the Company determined that its income tax positions did meet the more-likely-than-not recognition threshold and, therefore, requires no reserve.
Stock-Based Compensation—The Company accounts for stock-based compensation in accordance with ASC 718, Compensation—Stock Compensation. ASC 718 requires that the cost of awards of equity instruments offered in exchange for employee services, including employee stock options and restricted stock awards, be measured based on the grant-date fair value of the award. The Company adopted FASB ASU No. 2016-09, Compensation—Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, on February 1, 2019. This ASU involves several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification in the consolidated statements of cash flows. The adoption did not have a material impact on the consolidated financial statements of the Company. The Company determines the fair value of options granted using the Black-Scholes-Merton option-pricing model (“Black-Scholes model”) and recognizes the cost over the period during which an employee is required to provide service in exchange for the award, generally the vesting period, net of estimated forfeitures. The fair value of restricted stock awards is based on the estimated price of the Company’s common stock on the date of grant and is recognized as expense over the requisite service period of the awards, net of estimated forfeitures.
Because the Company’s common stock is not yet publicly traded, the Company must estimate the fair value of common stock. The Board of Directors considers numerous objective and subjective factors to determine the fair value of the Company’s common stock at each meeting in which awards are approved. The factors considered include, but are not limited to: (i) the results of contemporaneous independent third-party valuations of the Company’s common stock; (ii) the prices, rights, preferences, and privileges of the Company’s Convertible Redeemable Preferred Stock relative to those of its common stock; (iii) the lack of marketability of the Company’s common stock; (iv) actual operating and financial results; (v) current business conditions and projections; (vi) the likelihood of achieving a liquidity event, such as an initial public offering or sale of the Company, given prevailing market conditions; and (vii) precedent transactions involving the Company’s shares.
Net Loss Per Share Attributable to Common Stockholders—Basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted net loss attributable to common stockholders is computed by adjusting net loss attributable to common stockholders to reallocate undistributed earnings based on the potential impact of dilutive securities. Diluted net loss per share attributable to common stockholders is computed by dividing the diluted net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period, including potential dilutive common stock. For the purposes of this calculation, outstanding stock options, unvested restricted stock, stock warrants, and redeemable convertible preferred stock are considered potential dilutive common stock and are excluded from the computation of net loss per share as their effect is anti-dilutive.
The Company’s redeemable convertible preferred stock and restricted common stock contractually entitle the holders of such shares to participate in dividends but do not contractually require the holders of such shares to participate in losses of the Company. Accordingly, in periods in which the Company reports a net loss, such losses are not allocated to such participating securities. In periods in which the Company reports a net loss attributable to common stockholders, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders, since dilutive common shares are not assumed to be outstanding if their effect is anti-dilutive.
Comprehensive Loss—Comprehensive loss includes net loss as well as other changes in stockholders’ deficit that result from transactions and economic events other than those with stockholders. For the years ended January 31, 2022, 2021 and 2020, there was a difference between net loss and comprehensive loss in the accompanying consolidated financial statements pertaining to foreign currency translation adjustments.
Standards Issued and Adopted—In January 2016, the FASB issued ASU No. 2016-01, Financial Instruments—Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities. ASU No. 2016-01 makes amendments to the guidance in US GAAP on the classification and measurement of investments in equity securities and fair value changes for financial liabilities measured at fair value. It also amends certain disclosure requirements associated with the fair value of financial instruments. The Company adopted ASU No. 2016-01 on February 1, 2019, and subsequently issued clarifications, with no material impact on its consolidated financial statements.
In January 2017, the FASB issued ASU No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business. ASU 2017-01 makes amendments to the guidance to clarify the definition of a business with the objective of adding guidance to assist entities with evaluating whether transactions should be accounted for as acquisitions (or disposals) of businesses. The amendment provides a screen to determine when a set is not a business. The Company adopted ASU No. 2017-04 on February 1, 2020, with no material impact on its consolidated financial statements.
In January 2017, the FASB issued ASU No. 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment. This ASU simplifies the measurement of goodwill by eliminating step two of the two-step impairment test. Step two measures a goodwill impairment loss by comparing the implied fair value of a reporting unit’s goodwill with the carrying amount of that goodwill. This ASU requires an entity to compare the fair value of a reporting unit with its carrying amount and recognize an impairment charge of the amount by which the carrying amount exceeds the reporting unit’s fair value. Additionally, an entity should consider income tax effects from any tax-deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. The Company adopted ASU No. 2017-04 on February 1, 2020, with no material impact on its consolidated financial statements.
In August 2018, the FASB issued ASU No. 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract. This ASU aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software (and hosting arrangements that include an internal-use software license). The Company adopted ASU No. 2018-15 on February 1, 2021, with no material impact on its consolidated financial statements.
In October 2018, the FASB issued ASU No. 2018 17, Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities. The amendments in this update affect reporting entities that are required to determine whether they should consolidate a legal entity under the guidance within the Variable Interest Entities Subsections of Subtopic 810-10, Consolidation—Overall. The Company adopted ASU 2018-17 on February 1, 2021, with no material impact on its consolidated financial statements.
Standards Issued, but Not Yet Effective—In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). This guidance is intended to improve financial reporting about leasing transactions. This ASU affects all companies and other organizations that lease assets. Under Topic 842, the critical determination is whether a contract is or contains a lease because lessees are required to recognize lease assets and lease liabilities for all leases—finance and operating—other than short-term leases. The standard is effective for the Company for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022, and early adoption is permitted. The Company. The Company is in the process of evaluating the guidance and the impact it will have on its consolidated financial statements.
In June 2016 the FASB issued ASU 2016-13, Measurement of Credit Losses on Financial Instruments, which amends the accounting for credit losses for most financial assets and certain other instruments. The standard requires that entities holding financial assets that are not accounted for at fair value through net income be presented at the net amount expected to be collected. An allowance for credit losses will be a valuation account that will be deducted from the amortized cost basis of the financial asset to present the net carrying value at the amount expected to be collected on the financial asset. The standard is effective for the Company for fiscal years beginning after December 15, 2022, and interim periods within fiscal years beginning after December 15, 2023. The Company believes the adoption of ASU 2016-13 will not have a material impact on its consolidated financial statements.
In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This ASU simplifies the accounting for income taxes by removing certain exceptions to the general principles in Topic 740. The amendments also improve consistent application of and simplify GAAP for other areas of Topic 740 by clarifying and amending existing guidance. The standard is effective for the Company for fiscal years beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022, and early adoption is permitted. The Company believes the adoption of ASU No. 2019- 12 will not have a material impact on its consolidated financial statements.
In August 2020, the FASB issued ASU No. 2020-06, Accounting Standards Update No. 2020-06—Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity's Own Equity (Subtopic 815-40)—Accounting for Convertible Instruments and Contracts in an Entity's Own Equity, which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts in an entity’s own equity. Among other changes, ASU 2020-06 removes the liability and equity separation model for convertible instruments with a cash conversion feature, and as a result, after adoption, a convertible debt instrument will be accounted for as a single liability measured at its amortized cost and convertible preferred stock will be accounted for as a single equity instrument measured at its historical cost, as long as no other features require bifurcation and recognition as derivatives. Additionally, ASU 2020-06 requires the application of the if-converted method for all convertible instruments in the diluted earnings per share calculation and the inclusion of the effect of share settlement for instruments that may be settled in cash or shares, except for certain liability-classified share-based payment awards. The amendments in this ASU are effective for all public entities for fiscal years beginning after December 15, 2021. The Company is in the process of evaluating the guidance and the impact it will have on its consolidated financial statements.
In October 2021, the FASB issued ASU No. 2021-08, Accounting Standards Update No. 2021-08—Business Combinations (Topic 805)—Accounting for Contract Assets and Contract Liabilities from Contracts with Customers, which amends ASC 805 to require acquiring entities to apply Topic 606 to recognize and measure contract assets and contract liabilities in a business combination. As a result of the amendments, it is expected that an acquirer will generally recognize and measure acquired contract assets and contract liabilities in a manner consistent with how the acquiree recognized and measured them in its preacquisition financial statements. The standard is effective for the Company for fiscal years beginning after December 15, 2022 and interim periods within fiscal years beginning after December 15, 2023, and early adoption is permitted. The Company is in the process of evaluating the guidance and the impact it will have on its consolidated financial statements.
3.	REVENUE
Disaggregation of Revenue—The table below provides revenues earned by line of service for the years ended January 31, 2022, 2021, and 2020 (in thousands).
Revenue Line	2022	2021	2020
Subscription revenue	$45,117	$27,550	$15,686
Professional service	2,316	988	704
Total	$47,433	$28,538	$16,390
The table below provides revenues earned based on the geographic locations of our customers for the years ended January 31, 2022, 2021, and 2020 (in thousands).
Country	2022	2021	2020
United States	$35,859	$20,538	$11,447
Other	11,574	8,000	4,943
Total	$47,433	$28,538	$16,390
For the years ended January 31, 2022, 2021, and 2020, no country other than the United States represented 10% or more of total consolidated revenue.
Contract Assets and Liabilities—The components of contract assets and liabilities consist of the following (in thousands):
	As of January 31,
	2022	2021
Assets:
Accounts receivable, net	$17,046	$13,082
Deferred contract acquisition costs, current and non-current	$11,655	$10,137
Liabilities:
Deferred revenue, current and non-current	$38,831	$28,501
The significant components of the changes in the contract liabilities balances are as follows (in thousands):
	Years Ended January 31,
	2022	2021
Revenue recognized that was included in the opening deferred revenue balance	$27,733	$11,699
Remaining deferred revenue acquired in business acquisition	256	2,344
Remaining Performance Obligations—As of January 31, 2022, the Company has approximately $60.4 million of revenue that is expected to be recognized from remaining performance obligations that are unsatisfied (or partially unsatisfied) under non-cancelable contracts. Of this $60.4 million, the Company expects to recognize revenue of approximately $39.2 million in fiscal year 2023, approximately $13.5 million in fiscal year 2024, approximately $6.5 million in fiscal year 2025, and approximately $1.2 million thereafter. These amounts do not include revenue from professional services, which was excluded in accordance with the ‘right to invoice’ practical expedient specified in ASC 606-10-55-18.

4.	FAIR VALUE MEARSURMENTS
The following table sets forth by level, within the fair value hierarchy, the assets/(liabilities) carried at fair value (in thousands):
	Fair value measurements at January 31, 2022 using:
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents − money market funds	$ —	$ —	$—	$ —
Total financial assets	$ —	$ —	$—	$—
Liabilities:
Warrant liabilities	$ —	$ —	$(10,709)	$(10,709)
Total financial liabilities	$ —	$ —	$(10,709)	$(10,709)
The following table sets forth by level, within the fair value hierarchy, the assets (liabilities) carried at fair value (in thousands):
	Fair value measurements at January 31, 2021 using:
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents − money market funds	$2,110	$ —	$—	$2,110
Total financial assets	$2,110	$ —	$—	$2,110
Liabilities:
Warrant liabilities	$—	$ —	$(2,806)	$(2,806)
Contingent consideration	$—	$ —	$(7,871)	$(7,871)
Total financial liabilities	$—	$ —	$(10,677)	$(10,677)
The cash equivalents are comprised of funds held in an exchange traded money market fund and the fair value of the cash equivalents is determined based upon quoted market price for that fund. There were no transfers among Level 1, Level 2, or Level 3 categories in the periods presented.
The assumptions used to value the warrants are described in Note 9. The assumptions used to value the contingent consideration are described in Note 5.
The carrying amounts of accounts receivable, accounts payable, and accrued expenses approximate fair value because of the short maturity terms of these instruments.
5.	ACQUISITIONS
Acquisition of VigilanteATI, Inc. (the “Vigilante Acquisition”)—On June 7, 2021, the Company entered into a Stock Purchase Agreement with InfoArmor, Inc. (the “Seller”) to acquire all of the issued and outstanding common stock of VigilanteATI, Inc. (“Vigilante”). Vigilante protects organizations against cyber threats by obtaining and organizing data on potential risks that can be utilized by Vigilante’s clients to enhance their cyber security. The Vigilante Acquisition allows the Company to further scale its digital risk protection services and expand its threat intelligence capabilities. The Vigilante Acquisition was accounted for as a business combination in accordance with ASC 805, Business Combinations. The Company has estimated a preliminary fair value of the aggregate purchase consideration to be $7.4 million, which is comprised of $3.8 million paid in cash, a $3.5 million promissory note payable issued to the Seller (principal amount of note of $3.8 million), and $0.1 million of contingent consideration.

The assets acquired and liabilities assumed in connection with the Vigilante Acquisition were recorded at their fair values on the date of acquisition as follows (in thousands):
Fair Value
Goodwill	$5,714
Intangible assets	2,250
Deferred revenue	(650)
Net property and equipment	225
Net working capital, net of cash and deferred revenue	(172)
Total preliminary purchase consideration	$7,367
The excess of the purchase price over the fair values of the net identifiable tangible and intangible assets acquired has been assigned to goodwill. Goodwill represents the future benefits as a result of the acquisition that will enhance the services available to both new and existing customers and increase the Company’s competitive position. Goodwill attributable to the Vigilante acquisition is not deductible for tax purposes.
The fair value of deferred revenue was determined using the adjusted fulfillment cost method. Deferred revenue is recognized as performance obligations are satisfied.
The following table sets forth the amounts allocated to the intangible assets identified, the estimated useful lives of those intangible assets as of the date of acquisition, and the methodologies used to determine the fair values of those intangible assets (in thousands):
	Fair Value	Useful Life (in years)	Fair Value Methodology
Customer relationships	$1,750	6	Replacement cost method
Developed technology	460	5	Multi-period excess earnings method of the income approach
Trade name	40	2	Relief from royalty method
Total intangible assets acquired	$2,250
The intangible assets acquired are expected to be amortized over their useful lives on a straight-line basis.
As part of the Vigilante Acquisition, the Company incurred acquisition-related costs which were included in the condensed consolidated statement of comprehensive loss; the impact of those costs are immaterial.
The results of Vigilante were included in the consolidated financial statements of the Company beginning June 7, 2021. The impact of those results are immaterial. In addition, the impact on the unaudited supplemental pro forma information is not material and therefore not presented.
Cyveillance Acquisition—On September 30, 2020, the Company executed an asset purchase agreement with Lookingglass Cyber Solutions, Inc. (“Lookingglass”) and Cyveillance, Inc. (collectively, the “Sellers”) to acquire substantially all of the assets and to assume certain liabilities attributable to Lookingglass’ Cyveillance business unit. The Cyveillance business unit is an intelligence-led cybersecurity solutions provider. The Cyveillance Acquisition allows the Company to further scale its digital risk protection services and expand its threat intelligence capabilities. The Cyveillance Acquisition has been accounted for as a business combination in accordance with ASC 805, Business Combinations.
The Company has estimated a fair value of the aggregate consideration transferred to effect the Cyveillance Acquisition of $39.2 million, of which $7.2 million was paid in cash, $17.0 million was comprised of 8,110,058 shares of Series E redeemable convertible preferred stock, and $15.0 million was comprised of 10,171,735 shares of Series E redeemable convertible preferred stock held in escrow as contingent consideration.

The assets acquired and liabilities assumed in connection with the Cyveillance Acquisition were recorded at their fair values on the date of acquisition as follows (in thousands):
Fair Value
Goodwill	$28,614
Intangible assets	15,900
Deferred revenue	(5,459)
Net property and equipment	132
Total purchase consideration	$39,187
The excess of the purchase price over the fair values of the net identifiable tangible and intangible assets acquired has been assigned to goodwill. Goodwill represents the future benefits as a result of the acquisition that will enhance the services available to both new and existing customers and increase the Company’s competitive position. Goodwill attributable to the Cyveillance Acquisition is not deductible for tax purposes.
The fair value of deferred revenue was determined using the adjusted fulfillment cost method. Deferred revenue is recognized as performance obligations are satisfied.
The following table sets forth the amounts allocated to the intangible assets identified, the estimated useful lives of those intangible assets as of the date of acquisition, and the methodologies used to determine the fair values of those intangible assets ($ in thousands):
	Fair value	Useful Life (in years)	Fair Value Methodology
Customer relationships	$13,700	6	Replacement cost method
Developed technology	2,100	5	Multi-period excess earnings method of the income approach
Trade name	100	2	Relief from royalty method
Total intangible assets acquired	$15,900
The intangible assets acquired are amortized over their useful lives on a straight-line basis.
As part of the Cyveillance Acquisition, the Company incurred acquisition-related costs of $0.4 million. Of these costs, $0.3 million were recorded in general and administrative expenses in the consolidated statement of comprehensive loss. The remaining acquisition-related costs of $0.1 million consisted of issuance costs for the Series E redeemable convertible preferred stock, which were recorded as a reduction to redeemable convertible preferred stock in the consolidated balance sheet.
As of January 31, 2022, no liability was recorded for contingent consideration. As of January 31, 2021, the estimated fair value of the contingent consideration liability totaled $7.9 million. During the years ended January 31, 2022 and 2021, the Company released 3,221,347 and 3,896,032 shares of Series E preferred shares with a fair value of $7.8 million and $7.8 million, respectively. The Company recorded general and administrative expense of $0.1 million, due to the remeasurement of the contingent consideration liability. There was no general and administrative expense recorded in the year ended January 31, 2021 for the remeasurement of the contingent consideration liability.
The unaudited supplemental pro forma financial results below for the years ended January 31, 2021 and 2020, combine the consolidated results of the Company and the Cyveillance business unit, giving effect to the Cyveillance Acquisition as if it had been completed on February 1, 2019. This unaudited supplemental pro forma financial information is presented for informational purposes only and is not indicative of future operations or results had the acquisition been completed as of February 1, 2019, or any other date (in thousands).
	Year Ended January 31, 2021	Year Ended January 31, 2020
Pro forma revenue	$37,739	$31,836
Pro forma net loss	$27,116	$29,173

The unaudited pro forma financial information in the table above summarizes the combined results of our operations and the Cyveillance business unit, on a pro forma basis, as though we had acquired the Cyveillance business unit on February 1, 2019. The unaudited pro forma financial information for all periods presented also includes the effects of business combination accounting resulting from the acquisition, including an adjustment to revenue for the deferred revenue fair value adjustment, amortization expense from acquired intangibles assets, and reversal of the acquisition-related expenses in the period incurred and recognition of the acquisition-related expenses in the prior period.
The unaudited pro forma net loss for the year ended January 31, 2021 includes the actual expense of $1.4 million due to the remeasurement of the contingent consideration liability associated with the Cyveillance Acquisition.
6.	PROPERTY AND EQUIPMENT
Property and equipment as of January 31, 2022 and 2021 consisted of the following (in thousands):
	January 31,
	2022	2021
Computer hardware and purchased software	$2,136	$1,013
Furniture and fixtures	337	337
Leasehold improvements	243	228
Total property and equipment	2,716	1,578
Less accumulated depreciation and amortization	(2,022)	(1,132)
Property and equipment—net	$694	$446
Depreciation and amortization expense for the years ended January 31, 2022, 2021, and 2020 was $0.5 million, $0.3 million, and $0.2 million, respectively.
The table below provides the net values of property and equipment by geographic location as of January 31, 2022 and 2021 (in thousands).
	January 31,
	2022	2021
United States	$ 476	$ 380
India	119	1
Chile	99	65
Property and equipment—net	$ 694	$ 446
7.	ACCRUED COMPENSATION, ACCRUED EXPENSES, AND OTHER CURRENT LIABILITES
Accrued compensation, accrued expenses, and other current liabilities as of January 31, 2022 and 2021 consisted of the following (in thousands):
	January 31,
	2022	2021
Accrued compensation, accrued expenses, and other current liabilities:
Accrued employee compensation	$500	$311
Accrued commissions	2,010	2,230
Accrued bonues	1,366	906
Accrued payroll-related expenses	630	797
Other current liabilities	2,514	816
Total accrued compensation, accrued expenses, and other current liabilities	$7,020	$5,060

8.	DEBT
The tables below summarize key terms of the Company’s debt that was outstanding as of January 31, 2022 and 2021 (amounts in thousands, except for interest rates).
	As of January 31, 2022
Lender	Stated Interest Rate	Effective Interst Rate	Gross Balance	Unamortized Debt Discount	Unamortized Deferred Debt Issuance Costs	Discount on Note Payalbe	Net Carrying Value
Stifel Bank	4.50%	6.50%	$15,000	$96	$574	$—	$14,330
Orix Growth Capital, LLC	10.00%	12.13%	30,000	349	608	—	29,043
InfoArmor	5.50%	5.50%	3,281	—	—	213	3,068
PIPE Investors	5.00%	5.00%	5,032	—	—	—	5,032
			$53,313	$445	$1,182	$213	$51,473

					Current portion of long-term debt		$5,970
					Long-tern debt		45,503
							$51,473
	As of January 31, 2021
Lender	Stated Interest Rate	Effective Interst Rate	Gross Balance	Unamortized Debt Discount	Unamortized Deferred Debt Issuance Costs	Net Carrying Value
Stifel Bank	4.50%	5.05%	$10,000	$109	$45	$9,846
Orix Growth Capital, LLC	10.00%	12.13%	20,000	782	489	18,729
			$30,000	$891	$534	$28,575
Hercules Note
On June 26, 2019, the Company entered into a loan and security agreement with Hercules for $30.0 million, which is collateralized by substantially all of the assets of the Company. In conjunction with the loan and security agreement, warrants were issued to Hercules (see Note 9 for discussion of warrants). The loan and security agreement provided for an immediate advance, upon loan closing, of $15.0 million, which the Company drew in full. The remaining $15.0 million was available in two tranches of $5.0 million and $10.0 million. On May 7, 2020, the Company executed an amendment to the Hercules loan and security agreement. The amendment replaced Tranche II and Tranche III of the original loan and security agreement. The revised Tranche II provided for an immediate advance of $5.0 million, upon loan closing, which the Company drew in full. The revised Tranche III of $5.0 million was available through December 31, 2020, subject to the Company meeting certain performance milestones. Tranche IV of $5.0 million was available through December 31, 2020, subject only to the approval of Hercules investment committee. The cash interest rate and end of term fee are consistent with the existing loan and security agreement. All outstanding principal amounts owed under the Hercules loan and security agreement were repaid in January 2021 from the proceeds of the Stifel (“Stifel”) and Orix Growth Capital (“Orix”) loans described below. The repayment was accounted for as a debt extinguishment with a loss on extinguishment of $0.6 million.
The loan and security agreement with Hercules contained certain features which met the criteria to be bifurcated and accounted for separately as embedded derivatives. The features included a repayment feature upon certain events including a Change in Control, an additional interest rate upon non-credit Events of Default, and contingent payments due to potential Changes in Law resulting in increased cost to Hercules. The embedded derivative features were bundled and evaluated as a single, compound embedded derivative. The derivatives do not materially impact the consolidated financial statements; therefore, they were not recorded as of January 31, 2020.

Convertible Notes
During August and September of 2019, the Company entered into several convertible loan agreements with current and new investors (collectively, the “convertible notes”), certain of whom were related parties. Upon a Qualified Financing (as defined in the convertible notes), the convertible notes are automatically redeemed for shares of preferred stock. The convertible notes also include provisions specifying that settlement can occur through the issuance of existing classes of stock or through repayment in cash. Total principal borrowed under the convertible notes was $8.4 million. The convertible notes accrue interest at rates ranging from 6% to 10% per annum and mature one year from the date of issuance.
The convertible notes contained certain features which met the criteria to be bifurcated and accounted for separately as embedded derivatives. The features included an automatic share-settled redemption upon a Qualified Financing, a share-settled redemption or repayment feature upon a Change of Control (as defined in the convertible notes), and an optional share-settled redemption feature upon a Non-Qualified Financing (as defined in the convertible notes). For each convertible note containing more than one embedded derivative, the embedded derivative features were bundled and evaluated as a single, compound embedded derivative. The derivatives do not materially impact the consolidated financial statements, therefore they were not recorded.
In conjunction with the sale of Series D redeemable convertible preferred stock in December 2019, the convertible notes, with an aggregate outstanding principal and accrued interest totaling $8.6 million, were automatically redeemed for shares of Series D-1 and Series D-2 redeemable convertible preferred stock (see Note 10). The redemption was accounted for as a debt extinguishment and the Company recognized a loss on debt extinguishment of $1.1 million. The derivatives embedded in the convertible notes were settled in conjunction with the December 2019 debt extinguishment.
Paycheck Protection Program
On April 24, 2020, the Company received loan proceeds in the amount of approximately $2.8 million under the Paycheck Protection Program (“PPP”). The PPP, established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), provided for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. The loans and accrued interest were forgivable after eight weeks as long as the borrower used the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintained its payroll levels. The amount of loan forgiveness would be reduced if the borrower terminated employees or reduced salaries during the eight-week period. The Company intended to use the proceeds for purposes consistent with the PPP. However, subsequent guidance issued from the Treasury department indicated that the Company might not qualify for loan forgiveness. Consequently, the Company repaid the loan on May 1, 2020.
Stifel Note
On January 7, 2021, the Company entered into a loan and security agreement with Stifel Bank (“Stifel”) for
$10.0 million, which is collateralized by substantially all of the assets of the Company. In conjunction with the loan and security agreement, warrants were issued to Stifel (see Note 9 for discussion of warrants). The loan and security agreement provided for an immediate advance, upon loan closing, of $10.0 million, which the Company drew in full. Advances under the agreement pay cash interest monthly at the greater of the prime rate as reported in the Wall Street Journal plus 1.00%, or 4.50% per annum. If any loan payment is not made within 10 days of the payment due date, the Company will incur a late fee equal to the lesser of (i) 5.00% of the unpaid amount or (ii) the maximum amount permitted to be charged under applicable law, not in any case to be less than twenty-five dollars. The loan matures and all unpaid principal and interest is due in full on January 7, 2024.
The loan and security agreement with Stifel contains a provision whereby, in the Event of Default, the obligation will bear additional interest at a rate equal to 4%. Management evaluated Events of Default and determined the non-credit related events of default represent an embedded derivative that must be bifurcated and accounted for separately from the loan and security agreement. The default rate derivative is treated as a liability, initially measured at fair value with subsequent changes in fair value recorded in earnings. Management has assessed the probability of occurrence for a non-credit default event and determined the likelihood of a referenced event to be remote. Therefore, the estimated fair value of the default rate derivative was negligible as of January 31, 2022 and 2021, and no amount was recorded.
The terms of the loan and security agreement Stifel include financial covenants whereby ZeroFox must be in compliance with the following: a) at any time, the ratio of Total Debt (as defined in the loan and security agreements) to Annual Recurring Revenue (“ARR”) (as defined in the loan and security agreements) shall not be more than 1.0:1.0, and b) the Company shall maintain a minimum ARR, which increases over time, as defined in the loan and security agreements, measured as of the last day of each quarter.
On December 8, 2021, the Company amended its loan and security agreement with Stifel. The amendment reset the minimum ARR covenant for future periods and provided for an additional borrowing of $5.0 million, for which the Company borrowed $5.0 million in December 2021 and issued 161,113 warrants to purchase Series E redeemable convertible preferred stock at an exercise price of $1.86205.As of January 31, 2022, the outstanding principal of the loan includes $15.0 million of principal borrowed. The Company was in compliance with its financial covenants as of January 31, 2022.
Orix Note
On January 7, 2021, the Company entered into a loan and security agreement with Orix for $30.0 million, which is subordinated to the Stifel loan and is collateralized by substantially all of the assets of the Company. In conjunction with the loan and security agreement, warrants were issued to Orix (see Note 9 for discussion of warrants). The loan and security agreement provided for an immediate advance, upon loan closing, of $20.0 million, which the Company drew in full. The remaining $10.0 million shall be made in no more than three disbursements in increments of at least $2.5 million any time after March 31, 2021 and before March 31, 2022, as selected by ZeroFox. Advances under the agreement pay cash interest monthly at 10.00% per annum. The loan matures and all unpaid principal and interest is due in full on January 7, 2026. The loan also carries an end of term clause equal to 3% of the total amount borrowed if repaid on or before January 7, 2023, or 2% if repaid thereafter and prior to the maturity date. As of January 31, 2022, the outstanding principal of the loan includes $30.0 million of principal borrowed. Subsequent to year end, the Company amended their loan and security agreement with Orix to the total principal borrowed to $37.5 million (see Note 16).
The loan and security agreement with Orix contains a provision whereby, in the Event of Default, the obligation will bear additional interest at a rate equal to 5%. Management evaluated Events of Default and determined the non-credit related events of default represent an embedded derivative that must be bifurcated and accounted for separately from the loan and security agreement. The default rate derivative is treated as a liability, initially measured at fair value with subsequent changes in fair value recorded in earnings. Management has assessed the probability of occurrence for a non-credit default event and determined the likelihood of a referenced event to be remote. Therefore, the estimated fair value of the default rate derivative was negligible as of January 31, 2022 and no amount was recorded.
On December 8, 2021, the Company amended its loan and security agreement with Orix. The amendment reset the minimum ARR covenant for future periods.
The terms of the loan and security agreements with Stifel and Orix include financial covenants whereby ZeroFox must be in compliance with the following: a) at any time, the ratio of Total Debt (as defined in the loan and security agreements) to Annual Recurring Revenue (“ARR”) (as defined in the loan and security agreements) shall not be more than 1.00:1.00, and b) the Company shall maintain a minimum ARR, which increases over time, as defined in the loan and security agreements, measured as of the last day of each quarter. The Company was in compliance with its financial covenants as of January 31, 2022.
On December 8, 2021, the Company amended its loan and security agreement with Orix. The amendment reset the minimum ARR covenant for future periods. The Company was in compliance with its financial covenants as of January 31, 2022.
InfoArmor Note
On June 7, 2021, the Company issued a $3.8 million promissory note payable to InfoArmor, Inc. in connection with its acquistion of Vigilante. The promisory note accrues interest at 5.5% per annum (computed on the basis of a 365 day year). Principal and interest payments of $0.2 million are paid quarterly over the four year term of the loan maturing on June 7, 2025 . As of January 31, 2022, $0.9 million was recorded in current portion of long-term debt in the consolidated financial statements.
Bridge Notes
In December of 2021, the Company issued $5.0 million in bridge notes ($4.75 million of which were issued to related parties) to certain investors “PIPE Investors” in the potential PIPE (see Note 16). The bridge notes accrue interest at 5% per annum (computed on the basis of a 365 day year), which is paid-in-kind as an addition to the principal balance of the bridge notes. The bridge notes are due at the earlier of the twelve month anniversary of their issuance or the closing of the respective PIPE. Upon the closing of a PIPE, the bridge note holder may direct the Company to satisfy its payment obligations under the bridge note by paying the holder/investor’s obligation under the PIPE. As of January 31, 2022, all $5.0 million was included in current portion of long-term debt in the consolidated financial statements.
9.	WARRANTS
In conjunction with the SLWF II loan issued on June 1, 2017, SLWF II received a warrant to purchase 1,924,790 shares of common stock. The warrant expires on June 1, 2027. The warrant is exercisable at an exercise price of the lesser of (i) $0.20 or (ii) the lowest value of a share of the Company’s common stock as determined by any future Section 409(A) valuation. The warrant contains a provision stating that if a Qualified Financing (as defined in the warrant agreement) occurs, the holder may elect to convert the warrant into a warrant to purchase the Future Round Securities issued in the Qualified Financing. As of the date the financial statements were available to be issued, this provision had not been executed.
In conjunction with the Hercules loan issued on June 26, 2019, Hercules is entitled to receive an aggregate number of Preferred Stock warrants equal to 4.00% of the applicable term advance divided by either (i) the “Next Round” preferred stock price, if completed by July 31, 2020 or (ii) the C-1 preferred stock price of $1.23. The Company did not meet the Next Round milestone; therefore, Hercules received a warrant to purchase 487,805 shares of C-1 preferred stock. The warrant expires on June 26, 2029. On May 7, 2021, in conjunction with the amendment to the Hercules loan and security agreement and the immediate advance of $5.0 million, Hercules received a warrant to purchase 160,546 shares of C-1 preferred stock with the same terms as the warrants issued on June 26, 2020.
In conjunction with the Stifel loan issued on January 7, 2021, Stifel received a warrant to purchase 107,408 shares of Series E preferred stock for an exercise price of $1.86 per share. The Series E preferred warrant expires on January 7, 2031. . In connection with the Stifel amendment on December 8, 2021, Stifel received a warrant to purchase 161,113 shares of Series E preferred stock for an exercise price of $1.86 per share. The Series E preferred warrant expires on December 8, 2031. The fair value of the Series E preferred warrants was $0.9 million as of January 31, 2022.
In conjunction with the Orix loan issued on January 7, 2021, Orix received a warrant to purchase 644,451 shares of Series E preferred stock for an exercise price of $1.86 per share. The Series E preferred warrant expires on January 7, 2031. The fair value of the Series E preferred warrant was $2.0 million as of January 31, 2022.
The exercise prices for the Series E preferred warrants are subject to anti-dilution adjustments in certain circumstances, including upon certain issuances of capital stock.
Warrants to purchase 124,903 shares of Series A preferred stock and warrants to purchase 146,341 shares of Series B preferred stock were outstanding at January 31, 2022 and 2021. The Series A preferred warrant expires on May 22, 2025, and the Series B preferred warrant expires on September 1, 2026.
The fair values of the Company’s warrants issued before July 8, 2021 are determined using the Black-Scholes model. After July 8, 2021, as a result of the potential merger with a SPAC (see Note 16), the Company began utilizing a Probability-Weighted Expected Return Method (“PWERM”) to determine the fair value of the Company’s warrants issued. The Company utilized a PWERM relying on (1) a Black-Scholes-Merton model to value a continued operations scenario where the Company remained a private entity (the “Stay Private Scenario”) and (2) a transaction scenario that reflected the merger with a SPAC (the “Transaction Scenario”).

The assumptions used in estimating the fair values of the Company’s warrants at issuance are as follows:
Assumptions	Series E Warrants	Series E Warrants	Series C-1 Warrants	Common Warrants	Series B Warrants	Series A Warrants
Initial Valuation Date:	December 8, 2021	January 27, 2021	June 26, 2019	June 1, 2017	September 1, 2016	May 22, 2015
Exercise price of the warrant	$1.86205	$1.86205	$1.23390	$0.20000	$0.82200	$0.64050
Expected term of the warrant (in years)	10.0	10.0	10.0	10.0	10.0	10.0
Price of the underlying share - stay private	$3.54	$2.20	$1.25	$0.20	$0.82	$0.74
Volatility	37.29%	40.64%	51.90%	60.00%	60.41%	66.74%
Risk-free rate	1.46%	87.00%	2.05%	2.21%	1.57%	2.21%
The assumptions used in estimating the fair values of the Company’s warrants as of January 31, 2022 are as follows:
	January 31, 2022
Assumptions	Series E Warrants	Series C-1 Warrants	Common Warrants	Series B Warrants	Series A Warrants
Exercise price of the warrant	$1.86205	$1.23390	$0.20000	$0.82200	$0.64050
Price of the underlying share - stay private	$2.94	$2.76	$1.85	$3.70	$3.70
Volatility	36.71%	36.95%	38.11%	39.30%	44.69%
Risk-free rate	1.78%	1.77%	1.64%	1.57%	1.42%
Price of the underlying share after conversion	$5.64	$5.64	$2.82	$5.64	$5.64
Expected term of the warrant (in years)	0.4 - 9.9	0.4 - 8.2	0.4 - 5.3	0.4 - 4.6	0.4 - 3.3
Fair value	$3.20	$3.71	$2.21	$4.05	$4.21
Number of warrants	912,972	648,350	1,924,790	146,341	124,903
Liability (in thousands)	$2,922	$2,408	$4,260	$593	$526
The assumptions used in estimating the fair values of the Company’s warrants as of January 31, 2021 are as follows:
	January 31, 2021
Assumptions	Series E Warrants	Series C-1 Warrants	Common Warrants	Series B Warrants	Series A Warrants
Exercise price of the warrant	$1.86205	$1.23390	$0.20000	$0.82200	$0.64050
Expected term of the warrant (in years)	9.9	9.3	6.3	5.6	4.3
Price of the underlying share	$2.20	$1.89	$0.64	$1.75	$1.71
Volatility	40.34%	38.21%	38.27%	38.78%	38.26%
Risk-free rate	0.79%	0.79%	0.68%	0.55%	0.36%
Number of warrants	751,859	648,350	1,924,790	146,341	124,903
Liability (in thousands)	$904	$714	$893	$155	$140

10.
REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
The Company’s capital structure includes the following classes of securities:
Common Stock—The Company’s common stock contains the following rights:
Liquidation Rights—In the event of any liquidation or dissolution of the Company (“Liquidation Event”), the holders of common stock are entitled to the remaining assets of the Company legally available for distribution after the payment of the full liquidation preference for all series of outstanding redeemable convertible preferred stock (“Preferred Stock”).
Dividends and Voting Rights—The holders of common stock are entitled to receive dividends if declared by the Company, but not until all dividends on all series of redeemable convertible preferred stock have been either paid or declared and segregated. Holders of common stock have the right to one vote per share.
Redeemable convertible preferred stock—The Company’s redeemable convertible preferred stock consists of ($ in thousands):
	2022		2021		2020
	Shares Issued and Outstanding	Amount	Shares Issued and Outstanding	Amount	Shares Issued and Outstanding	Amount
Convertible preferred stock —Series E, $0.00001 par value—authorized 19,033,653 shares; (liquidation preference $28,354,249)	15,227,437	$33,248	12,006,090	$25,409	—	$—
Convertible preferred stock —Series D, $0.00001 par value—authorized 14,833,942 shares; (liquidation preference $21,222,496)	13,871,547	$21,067	13,871,547	$21,067	13,871,547	$21,067
Convertible preferred stock —Series D-2, $0.00001 par value—authorized 993,868 shares (liquidation preference $1,216,439)	993,868	$1,451	993,868	$1,451	993,868	$1,451
Convertible preferred stock —Series D-1, $0.00001 par value—authorized shares 5,878,303 (liquidation preference $8,094,053)	5,878,303	$8,171	5,878,303	$8,171	5,878,303	$8,171
Convertible preferred stock —Series C-1, $0.00001 par value—authorized 16,208,756 shares (liquidation preference $14,037,000)	11,376,115	$13,979	11,376,115	$13,979	11,376,115	$13,979
Convertible preferred stock —Series C, $0.00001 par value—authorized 21,124,700 shares (liquidation preference $19,999,999)	21,124,699	$19,899	21,124,699	$19,899	21,124,699	$19,899
Convertible preferred stock —Series B, $0.00001 par value—authorized 26,914,949 shares (liquidation preference $22,124,088)	26,914,949	$22,047	26,914,949	$22,047	26,914,949	$22,047
Convertible preferred stock Series A, $0.00001 par value—authorized 16,122,188 shares (liquidation preference $10,246,261)	15,997,285	$10,159	15,997,285	$10,159	15,997,285	$10,159
Convertible preferred stock —Series seed, $0.00001 par value—authorized 9,198,372 shares (liquidation preference $2,285,795)	9,198,372	$2,208	9,198,372	$2,208	9,198,372	$2,208
	120,582,575	$132,229	117,361,228	$124,390	105,355,138	$98,981
Redeemable convertible preferred stock—Series E—In September 2020, in connection with the Cyveillance Acquisition (see Note 5), the Company issued 8,110,058 shares of Series E redeemable convertible preferred stock (“Series E”) with a fair value of $2.09 per share. As a result of these shares being issued the Company incurred issuance costs of $0.1 million. The difference between the carrying value of Series E and the liquidation preference of Series E, as defined below, is equal to the issuance costs. Such difference is not being accreted as Series E is not mandatorily redeemable, and the Company does not believe that a deemed liquidation event is probable of occurring. Subsequent to September 2020, an additional 7,117,379 shares of Series E redeemable convertible preferred stock were issued with an aggregate fair value totaling approximately $16.4 million (see Note 2).
Redeemable convertible preferred stock—Series D, Series D-1, and Series D-2—In December 2019, the Company issued 13,871,547 shares of Series D redeemable convertible preferred stock (“Series D”) at $1.529930 per share for aggregate proceeds of $21.2 million, less issuance costs of $0.2 million. The difference between the carrying value of Series D and the liquidation preference of Series D, as defined below, is equal to the issuance costs. Such difference is not being accreted as Series D is not mandatorily redeemable, and the Company does not believe that a deemed liquidation event is probable of occurring.
The sale of Series D on December 20, 2019 triggered the automatic redemption of the convertible notes (see Note 8). The outstanding principal and accrued interest on the notes payable of $8.6 million was redeemed for 5,878,303 shares of Series D-1 with a fair value per share of $1.39 and 993,868 shares of Series D-2 with a fair value per share of $1.46. Therefore, as a result of the redemption, the Company recorded redeemable convertible Series D-1 preferred stock of $8.2 million and redeemable convertible Series D-2 preferred stock of $1.45 million. The difference between the value of the Series D-1 and Series D-2 redeemable convertible preferred stock recorded of $9.6 million and the outstanding principal and accrued interest on the notes payable of $8.6 million was equal to $1.1 million, which was recorded as a loss on debt extinguishment (see Note 8).
Redeemable convertible preferred stock—Series C-1—In May 2018, the Company issued 11,376,115 shares of Series C-1 redeemable convertible preferred stock (“Series C-1”) at $1.233901 per share for aggregate proceeds of $14.0 million, less issuance costs of $0.06 million. The difference between the carrying value of Series C-1 and the liquidation preference of Series C-1, as defined below, is equal to the issuance costs. Such difference is not being accreted as Series C-1 is not mandatorily redeemable, and the Company does not believe that a deemed liquidation event is probable of occurring.
Redeemable convertible preferred stock—Series C—In April 2017, the Company issued 21,124,699 shares of Series C redeemable convertible preferred stock (“Series C”) at $0.946759 per share for aggregate proceeds of $20.0 million, less issuance costs of $0.1 million. The difference between the carrying value of Series C and the liquidation preference of Series C, as defined below, is equal to the issuance costs. Such difference is not being accreted as Series C is not mandatorily redeemable, and the Company does not believe that a deemed liquidation event is probable of occurring.
Redeemable convertible preferred stock—Series B—In November 2015, the Company issued 25,176,396 shares of Series B redeemable convertible preferred stock (“Series B”) at $0.822 per share for aggregate proceeds of $20.7 million, less issuance costs of $0.08 million. The difference between the carrying value of Series B and the liquidation preference of Series B, as defined below, is equal to the issuance costs. Such difference is not being accreted as Series B is not mandatorily redeemable, and the Company does not believe that a deemed liquidation event is probable of occurring.
The sale of Series B on November 20, 2015, triggered the redemption of outstanding convertible notes payable held by several strategic investors of the Company. The outstanding principal and accrued interest on the notes payable totaled $1.3 million, which was converted into 1,738,553 shares of Series B, with a value of $1.4 million. The difference of $0.09 million represents, on average, a 6.2% discount on the selling price of Series B as required under the provisions of the convertible notes payable. The value of the discount was recognized on the date of the conversion.
Redeemable convertible preferred stock—Series A—In April 2014, the Company issued 15,997,285 shares of Series A redeemable convertible preferred stock (“Series A”) at $0.6405 per share for aggregate proceeds of $10.2 million, less issuance costs of $0.09 million. The difference between the carrying value of Series A and the liquidation preference of Series A, as defined below, is equal to the issuance cost. Such difference not being accreted as Series A is not mandatorily redeemable and the Company does not believe that a deemed liquidation event is probable of occurring.
Series E, Series D-2, Series D-1, Series D, Series C-1, Series C, Series B, and Series A (collectively the “Series Preferred”) contain the following rights:

Conversion and Redemption Provisions—Series Preferred is mandatorily convertible upon either a Qualified IPO, which is defined in the Company’s certificate of incorporation as the closing of the sale of shares of Common Stock to the public at a price of at least five (5) times the Series D Original Issue Price (defined in the Company’s certificate of incorporation as $1.529930 per share, subject to adjustment based on the occurrence of certain events) in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $30,000,000 of proceeds, net of the underwriting discount and commissions, to the Company or the vote of the holders of a majority of the Series Preferred and Series Seed and the vote of a holders a majority of the Series D, Series D-1 and Series D-2. The requisite holders approved the mandatory conversion of the Series Preferred by written consent on December 18, 2021. Such mandatory conversion is contingent on the consummation of the potential merger of the Company with a Special Purpose Acquisition Company, as described in Note 16. The holders of the Company’s Series Preferred are entitled to convert their shares into common stock on demand. The number of shares of common stock issued upon conversion is determined based on the number of converted Series Preferred and the conversion ratio. The conversion ratio is calculated by dividing the original issue price by the conversion price then in effect. The conversion price can be adjusted based on the occurrence of certain events, as defined in the certificate of incorporation. The table below depicts the original issue date, original issue price, conversion price, and conversion ratio, including all changes to conversion prices and conversion ratios from each Series Preferred original issue date through January 31, 2022.
Preferred Stock Series	Original Issue Date	Effective Date of Conversion Price	Original Issue Price	Conversion Price	Conversion Ratio
Series A	April 14, 2014	November 20, 2015	$0.640	$0.320	2.0
Series B	November 20, 2015	November 20, 2015	$0.822	$0.411	2.0
Series C	April 26, 2017	April 26, 2017	$0.947	$0.473	2.0
Series C-1	May 31, 2018	May 31, 2018	$1.234	$0.617	2.0
Series D	December 20, 2019	December 20, 2019	$1.530	$0.765	2.0
Series D-1	December 20, 2019	December 20, 2019	$1.224	$0.612	2.0
Series D-2	December 20, 2019	December 20, 2019	$1.377	$0.688	2.0
Series E	September 30, 2020	September 30, 2020	$1.862	$0.931	2.0
The Series Preferred is not mandatorily redeemable. The Series Preferred is contingently redeemable upon the occurrence of a deemed liquidation event and a majority vote of the holders of Series Preferred and Series Seed to redeem all outstanding shares of the Company’s redeemable convertible preferred stock. The contingent redemption upon the occurrence of a deemed liquidation is not within the Company’s control and therefore the Series Preferred is classified outside of permanent equity in mezzanine equity on the Company’s consolidated balance sheets (see Note 2).
Liquidation Rights—In the event of any liquidation, the holders of shares of Series Preferred shall be entitled to be paid, on a pari passu basis, an amount per share equal to the original issue price, plus all declared but unpaid dividends prior to the payment of the liquidation preference for the holders of Series Seed or any distribution to holders of common stock.
Dividends—The holders of Series Preferred are entitled to receive noncumulative dividends in the amount of 8% of the original issuance price if, and only if, declared by the Board. The holders of Series Preferred, prior to, and in preference to, any dividends paid on Series Seed and common stock. Holders of Series Preferred are entitled to receive dividends on an as-if-converted basis at the same rate as common stockholders, if and when dividends are declared, and are entitled to a number of votes per share equal to the number of shares of common stock into which such shares are convertible. As of January 31, 2022, no dividends have been declared or paid.
Voting Rights—Voting rights are consistent with the rights of holders of common stock, except for special rights to approve certain Company actions or appoint a member of the Board, except as otherwise required by law.
Redeemable convertible preferred stock—Series Seed—On June 21, 2013, the Company issued 7,645,871 shares of Series Seed at $0.2485 per share for aggregate proceeds of $1.9 million, less offering costs of $0.05 million. One of the investors who purchased Series Seed on June 21, 2013, also received a warrant, at no additional cost, to acquire an additional 115,000 shares of Series Seed at $0.01 per share. The cash proceeds received on the initial sale of Series Seed were first allocated to the fair value of the warrant issued and recorded as a warrant liability in the amount of $0.03 million, with the remainder of the cash proceeds, totaling $1.9 million, allocated to the carrying value of Series Seed.
The sale of Series Seed on June 21, 2013, triggered the redemption of outstanding convertible notes payable held by early investors in the Company. The outstanding principal and accrued interest on the notes payable totaled $0.3 million, which was converted into 1,437,501 shares of Series Seed, with a value of $0.4 million. The difference of $0.07 million represents a 20% discount on the selling price of Series Seed as required under the provisions of the notes payable. The value of the discount was recognized on the date of conversion.
On June 26, 2013, the warrant issued on June 21, 2013 was exercised. At exercise, the Company issued 115,000 shares of Series Seed and recognized the value of Series Seed equal to the cash proceeds from the exercise of $1,150, plus the fair value of the warrant as recognized on issuance of $0.03 million, for a total of $0.03 million.
The difference between the carrying value of Series Seed and the liquidation preference of Series Seed, as defined below, is equal to the issuance costs, plus the fair value of the warrant on the date of grant. Such difference is not being accreted as Series Seed is not mandatorily redeemable, and the Company does not believe that a deemed liquidation event is probable of occurring.
Series Seed contains the following rights:
Conversion and Redemption Provisions—Series Seed is mandatorily convertible upon either a Qualified IPO, which is defined in the Company’s certificate of incorporation as the closing of the sale of shares of Common Stock to the public at a price of at least five (5) times the Series D Original Issue Price (defined in the Company’s certificate of incorporation as $1.529930 per share, subject to adjustment based on the occurrence of certain events) in a firm-commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $30,000,000 of proceeds, net of the underwriting discount and commissions, to the Company or the vote of the holders of a majority of the Series Preferred and Series Seed and the vote of a holders a majority of the Series D, Series D-1 and Series D-2. The requisite holders approved the mandatory conversion of the Series Seed by written consent on December 18, 2021. Such mandatory conversion is contingent on the consummation of the potential merger of the Company with a Special Purpose Acquisition Company, as described in Note 16. The holders of the Series Seed are entitled to convert their shares into common stock on demand. The number of shares of common stock issued upon conversion is determined based on the number of converted Series Seed and the conversion ratio, which varies based upon the occurrence of certain events. The conversion ratios for Series Seed are described in the table below.
Preferred Stock Series	Original Issue Date	Effective Date of Conversion Price	Original Issue Price	Conversion Price	Conversion Ratio
Series Seed	June 21, 2013	June 21, 2013	$0.249	$0.249	1.0
Series Seed	June 21, 2013	November 20, 2015	$0.249	$0.124	2.0
The Series Seed is not mandatorily redeemable. The Series Seed is contingently redeemable upon the occurrence of a deemed liquidation event and a majority vote of the holders of Series Preferred and Series Seed to redeem all outstanding shares of the Company’s redeemable convertible preferred stock. The contingent redemption upon the occurrence of a deemed liquidation is not within the Company’s control and therefore the Series Seed is classified outside of permanent equity in mezzanine equity on the Company’s consolidated balance sheets (see Note 2).
Liquidation Rights—In the event of any liquidation event, the holders of shares of Series Seed are entitled to an amount per share equal to the original issue price, plus all declared but unpaid noncumulative dividends, after the payment of the full liquidation preference to Series A, Series B, Series C, Series C-1, Series D, Series D-1 and Series D-2, but prior to any distributions to holders of common stock.
Dividends and Voting Rights—The holders of Series Seed are entitled to receive noncumulative dividends in the amount of 8% of the original Series Seed issue price if, and only if, declared by the Board. Holders of Series Seed are entitled to receive dividends on an as-if-converted basis at the same rate as common stockholders, if dividends are declared, and are entitled to the number of votes per share equal to the number of shares of common stock into which such shares are convertible. As of January 31, 2022, no dividends have been declared or paid. Voting rights are consistent with the rights of holders of common stock, except for special rights to approve certain Company actions or appoint a member of the Board, except as otherwise required by law.
The Company’s common stock reserved for future issuance is as follows:
	January 31,
	2022	2021	2020
Series Seed redeemable convertible preferred stock	18,396,744	18,396,744	18,396,744
Series A redeemable convertible preferred stock	31,994,570	31,994,570	31,994,570
Series B redeemable convertible preferred stock	53,829,898	53,829,898	53,829,898
Series C redeemable convertible preferred stock	42,249,398	42,249,398	42,249,398
Series C-1 redeemable convertible preferred stock	22,752,230	22,752,230	22,752,230
Series D redeemable convertible preferred stock	27,743,094	27,743,094	—
Series D-1 redeemable convertible preferred stock	11,756,606	11,756,606	—
Series D-2 redeemable convertible preferred stock	1,987,736	1,987,736	—
Series E redeemable convertible preferred stock	30,454,874	24,012,180	—
Common stock warrants	1,924,790	1,924,790	1,924,790
Series A redeemable convertible preferred stock warrants	249,806	249,806	249,806
Series B redeemable convertible preferred stock warrants	292,682	292,682	292,682
Series C-1 redeemable convertible preferred stock warrants	1,296,700	1,296,700	—
Series E redeemable convertible preferred stock warrants	1,825,944	1,503,718	—
Stock options issued and outstanding	21,715,815	18,201,160	11,007,338
Shares available for future grant under 2013 Plan	1,193,436	2,533,075	1,664,321
Total common stock reserved	269,664,323	260,724,387	184,361,777
11.	STOCK-BASED COMPENSATION
Stock Options—On February 1, 2013, the Company adopted the 2013 Stock Plan (the “2013 Plan”). The 2013 Plan, as amended, provides for the issuance of up to 27,802,178 shares of common stock to employees, officers, directors, consultants, and advisors in the form of nonqualified and incentive stock options, unvested stock awards, and other stock-based awards. At January 31, 2022, there were 1,193,436 shares of common stock available for issuance under the 2013 Plan.
Stock options are granted at exercise prices not less than the fair value of the stock at the date of grant. The Company determines fair value periodically through independent third-party valuations based on historical financial information. Options generally vest over four years, with 25% vesting on the first anniversary date of the grant of the option and the balance ratably over the remaining 36 months on a quarterly basis. Options expire 10 years from the date of grant. The Company intends to issue new shares to satisfy share options upon exercise.
The Company estimates the fair value of stock options on the date of grant using the Black-Scholes option- pricing model. The Black-Scholes option-pricing model requires estimates of highly subjective assumptions, which affect the fair value of each stock option.
Expected Volatility—As the Company is privately held and there has been no public market for its common stock to date, the expected volatility is based on the average historical stock price volatility of comparable publicly-traded companies in its industry peer group, financial, and market capitalization data.
Expected Term—The expected term of the Company’s options represents the period that the stock-based awards are expected to be outstanding.
The Company has estimated the expected term of its employee awards using the SAB Topic 14 Simplified Method allowed by the FASB and SEC, for calculating expected term as it has limited historical exercise data to provide a reasonable basis upon which to otherwise estimate expected term. Certain of the Company’s options began vesting prior to the grant date, in which case the Company uses the remaining vesting term at the grant date in the expected term calculation.
Risk-Free Interest Rate—The Company estimates its risk-free interest rate by using the yield on actively traded non-inflation-indexed U.S. treasury securities with contract maturities equal to the expected term.
Dividend Yield—The Company has not declared or paid dividends to date and does not anticipate declaring dividends. As such, the dividend yield has been estimated to be zero.
Fair Value of Underlying Common Stock—Because the Company’s common stock is not yet publicly traded, the Company must estimate the fair value of common stock. The Board of Directors considers numerous objective and subjective factors to determine the fair value of the Company’s common stock at each meeting in which awards are approved. The factors considered include, but are not limited to: (i) the results of contemporaneous independent third-party valuations of the Company’s common stock; (ii) the prices, rights, preferences, and privileges of the Company’s Convertible Redeemable Preferred Stock relative to those of its common stock; (iii) the lack of marketability of the Company’s common stock; (iv) actual operating and financial results; (v) current business conditions and projections; (vi) the likelihood of achieving a liquidity event, such as an initial public offering or sale of the Company, given prevailing market conditions; and (vii) precedent transactions involving the Company’s shares.
The Company used the following weighted-average assumptions to estimate the fair value of stock options:
	As of January 31,
Assumptions	2022	2021	2020
Weighted-average risk-free rate	1.42%	1.83%	2.42%
Weighted-average expected term of the option (in years)	6.06	6.04	6.08
Weighted-average expected volatility	38.09%	37.84%	40.03%
Weighted-average dividend yield	0.00%	0.00%	0.00%
A summary of option activity for the year ended January 31 2022 is as follows (Aggregate Intrinsic Value in thousands):
	Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding as of February 1, 2021	18,201,160	$0.2503	7.06	$7,092
Granted	5,379,925	$1.0620
Exercised	(811,666)	$0.2484
Cancelled	(1,053,604)	$0.4916
Outstanding as of January, 31, 2022	21,715,815	$0.4398	6.79	$41,699
Vested as of Januray 31, 2022	13,306,253	$0.2323	5.56	$28,311
Vested and expected to vest as of January 31, 2022	18,772,456	$0.3883	6.48	$37,013
The weighted-average grant-date fair value of options granted during the years ended January 31, 2022, 2021, and 2020 was $0.6709, $0.1639, and $0.1329, respectively. The total intrinsic value of options exercised during the years ended January 31, 2022, 2021, and 2020 was $1.7 million, $0.2 million, and $0.1 million, respectively.
Unrecognized compensation cost related to option-based compensation arrangements granted under the Plan totaled $3.6 million as of January 31, 2022. The unrecognized compensation cost as of January 31, 2022 is expected to be recognized over a weighted-average remaining period of 3.2 years. The total fair value of the common stock options that vested during the year ended January 31, 2022 was $0.5 million.
Restricted Stock—Pursuant to the Plan, during the year ended January 31, 2022, the Company issued 176,317 shares of common stock to a member of the Board, of which 105,264 of the restricted shares vest at 8.33% per quarter over three years and 71,053 of the restricted shares vest over four years, with 25%

vesting on the first anniversary date of the grant and the balance ratably over the remaining 36 months on a quarterly basis. The grant-date fair value of the shares was $0.3 million. Stock-based compensation expense related to restricted stock was not material in the year ended January 31, 2022. As of January 31, 2022, 17,544 restricted shares were vested.
Stock-Based Compensation Expense—The Company recognized noncash stock-based compensation expense in the accompanying consolidated statements of comprehensive loss for the years ended January 31, 2022, 2021, and 2020, which is as follows (in thousands):
	Year Ended January 31,
	2022	2021	2020
	(dollars in thousands)
Cost of revenue	$50	$3	$9
Research and development	97	72	85
Sales and marketing	222	130	87
General and administrative	327	245	87
Total stock-based compensation expense	$696	$450	$268
12.	INCOME TAXES
The provision for consolidated income taxes for the years ended January 31, 2022, 2021, and 2020, is as follows (in thousands):
	2022	2021	2020
Current tax expense:
Federal	$—	$—	$—
Foreign	100	86	190
State and local	—	—	—
	100	86	190
Deferred tax (benefit) expense
Federal	(5,387)	(4,253)	(4,363)
State and local	(299)	(272)	(222)
Foreign	—	—	(92)
	(5,686)	(4,525)	(4,677)
Less change in valuation allowance	5,050	4,525	4,585
Net income tax (benefit) expense	$(536)	$86	$98
The reported income tax provision differs from the amount computed by applying the statutory US federal income tax rate to the loss before income taxes due to nondeductible expenses, and the impact of state taxes, as well as the change in the valuation allowance. A reconciliation of the statutory US income tax rate to the effective income tax rate for the years ended January 31, 2022, 2021, and 2020, is as follows:
	2022	2021	2020
US statutory rate	21.00%	21.00%	21.00%
State taxes	0.77	1.19	0.98
Permanent differences	(6.61)	(0.39)	(1.70)
Change in valuation allowance	(12.96)	(19.87)	(20.25)
Other	(0.83)	(2.36)	(0.46)
Net income tax expense	1.37%	-0.43%	-0.43%

Deferred income taxes reflect temporary differences in the recognition of revenue and expenses for income tax reporting and consolidated financial statement purposes. Deferred income taxes as of January 31, 2022 and 2021 consisted of the following (in thousands):
	2022	2021
Deferred tax assets:
Depreciation and amortization	$546	$574
Deferred revenue	2,273	7,022
Stock-based compensation	66	64
Fair market value adjustments for warrants	—	260
Accruals	856	805
Charitable contributions	3	3
Allowance for doubtful accounts	17	12
Deferred payroll taxes	—	181
Net operationg losses-federal and state	31,697	20,589
Total deferred tax assets before valuation allowance	35,458	29,510
Valuation allowance	(32,063)	(27,013)
Total deferred tax assets	3,395	2,497
Deferred tax liabilities:
Prepaid commissions	(2,854)	(2,497)
Contingent consideration	(541)	—
Total deferred tax liabilities	(3,395)	(2,497)
Net deferred tax	$—	$—
The Company has established a full-valuation allowance to offset its deferred tax assets because the Company does not have a history of taxable income. The Company increased the valuation allowance in the current year by $5.1 million. The Company will continue to evaluate the realizability of its deferred tax assets.
The following table provides a rollforward of the Company’s valuation allowance for its deferred tax assets (in thousands):
	Balance at beginning of period	Increases to allowance	Decreases to allowance	Balance at end of period
Year ended January 31, 2022	$27,013	$5,050	$—	$32,063
Year ended January 31, 2021	22,524	5,050	—	27,013
The Company had net operating loss carryforwards available to offset federal future taxable income of approximately $101.9 million and $85.1 million as of January 31, 2022 and 2021, respectively. The extent to which NOL carryforwards can be used to offset future taxable income may be limited, depending on the extent of any ownership changes, as defined by applicable regulations. These limitations may result in the expiration of NOL carryforwards before utilization.
As of January 31, 2022, the Company’s federal income tax returns for fiscal year 2019 through fiscal year 2021 remained open under the statute of limitations and were subject to examination by tax authorities. In addition, as of January 31, 2022, the Company had various state income tax returns that remained open under the respective statutes of limitations and that were subject to examination by tax authorities. As of January 31, 2022, the longest period for which any of the Company’s state income tax returns remained open and subject to examination by tax authorities was for fiscal year 2018 through fiscal year 2021.
13.	RELATED PARTY TRANSACTIONS
The Company leases office space in Baltimore, Maryland (see Note 14). The lessor is owned and operated by the Company’s chief executive officer. ZeroFox incurred rent expense of $0.4 million, $0.4 million, and $0.4 million during the years ended January 31, 2022, 2021, and 2020, respectively. The Company capitalized $0.01 million and $0.01 million of leasehold improvements during the years ended January 31,

2022 and 2021, respectively. As of January 31, 2022 and 2021, ZeroFox had leasehold improvements of $0.2 million and $0.2 million, respectively, net of accumulated depreciation of $0.2 million and $0.2 million, respectively. As of January 31, 2022 and 2021, the Company did not have any prepaid rent. The lessor holds a $0.1 million security deposit that is refundable at the end of the lease term.
As part of the consideration for the Cyveillance Acquisition (see Note 5), ZeroFox issued Series E redeemable convertible preferred stock to Lookingglass. As a result, as of January 31, 2022, Lookingglass is a related party of the Company. Effective September 30, 2020, as part of the Cyveillance Acquisition, ZeroFox entered into a sublease agreement with Lookingglass for office space in Reston, Virginia (see Note 14). Under the sublease agreement, ZeroFox incurred rent expense of $0.3 million and $0.1 million for the years ended January 31, 2022 and 2021, respectively. During the years ended January 31, 2022 and 2021, ZeroFox did not capitalize any leasehold improvements. As of January 31, 2022 and 2021, the Company had $0.1 million in accrued rent for the subleased premises. In addition to the sublease, in connection with the Cyveillance Acquisition, ZeroFox and Lookingglass entered into a transition support agreement. The agreement stipulates that ZeroFox will reimburse Lookingglass for services performed as part of the transition. For the year ended January 31, 2022 and 2021, ZeroFox incurred expenses totaling $0.5 and $0.3 million, respectively, under the agreement. As of January 31, 2022, ZeroFox had an accrued liability payable to Lookingglass totaling $0.2 million. related to transition services.
In December of 2021, the Company issued bridge notes ($4.75 million of which were issued to related parties) to certain investors in the potential PIPE (see Note 8 and 16).
14.	COMMITMENTS AND CONTINGENCIES
Operating Leases—The Company entered into non-cancelable operating lease agreements for office space in the United States of America, Chile, the United Kingdom and India. The leases expire during the years ending January 31, 2022 and beyond.
The table below provides the Company’s future minimum operating lease payments as of January 31, 2022 (in thousands).
Year Ending January 31,	Future minimum payments to related parties	Future minimum payments to unrelated parties	Total future minimum payments
2023	$588	$447	$1,035
2024	36	445	481
2025	—	432	432
Total future minimum payments	$624	$1,324	$1,948
Rent expense for the years ended January 31, 2022, 2021, and 2020 totaled $0.9 million, $0.9 million, and $0.6 million, respectively.
Sales and Other Taxes—The Company’s cloud solutions are subject to sales and other taxes in certain jurisdictions where the Company does business. The Company bills sales and other taxes to customers and remits these to the respective government authorities. Taxing jurisdictions have differing rules and regulations, which are subject to varying interpretations that may change over time. There may be assessments for sales tax jurisdictions in which the Company has not accrued a sales tax liability. The Company has been unable to assess the probability, or estimate the amount, of this exposure. There were no pending reviews as of January 31, 2022. Management does not anticipate that its exposure for unaccrued sales tax, if any, would have a material effect on the Company’s consolidated financial position, results of operations, or cash flows.
Employee Benefit Plan—The Company’s 401(k) plan (the “401(k) Plan”) was established in 2014 to provide retirement and incidental benefits for its employees. As allowed under Section 401(k) of the Internal Revenue Code, the 401(k) Plan provides tax-deferred salary deductions for eligible employees. Contributions to the 401(k) Plan are limited to a maximum amount as set periodically by the Internal Revenue Service. To date, the Company has not made any contributions to the 401(k) Plan.

General Litigation—In the ordinary course of business, the Company is involved in various disputes. In the opinion of management, the amount of liability, if any, resulting from the final resolution of these matters will not have a material impact on the Company’s consolidated financial position, results of operations, or cash flows. The Company was not involved in any pending litigation as of January 31, 2022.
Warranties and Indemnification—The Company’s enterprise cloud platform is typically warranted to perform in a manner consistent with general industry standards that are reasonably applicable and materially in accordance with the Company’s online help documentation under normal use and circumstances.
The Company’s arrangements generally include certain provisions for indemnifying customers against liabilities if its services infringe a third-party’s intellectual property rights. To date, the Company has not incurred any material costs because of such obligations and has not accrued any liabilities related to such obligations in the accompanying consolidated financial statements.
The Company has also agreed to indemnify its directors and executive officers for costs associated with any fees, expenses, judgments, fines, and settlement amounts incurred by any of these persons in any action or proceeding to which any of those persons is, or is threatened to be, made a party by reason of the person’s service as a director or officer, including any action by the Company, arising out of that person’s services as the Company’s director or officer or that person’s services provided to any other company or enterprise at the Company’s request. The Company maintains director and officer insurance coverage that would generally enable the Company to recover a portion of any future amounts paid. The Company may also be subject to indemnification obligations by law with respect to the actions of its employees under certain circumstances and in certain jurisdictions.
Risks and Uncertainties—The impact of the coronavirus (COVID-19) pandemic, or similar global health concerns, could negatively impact the Company’s operations, suppliers or other vendors, and its customer base. As of the report date, management is not aware of any impacts from quarantines, labor shortages or other disruptions related to COVID-19 that would have a material adverse effect on the Company’s operations. The COVID-19 pandemic did not have a material impact on our historical financial statements.
15.	NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS
The Company follows the two-class method when computing net loss per share of common stock because it has issued securities, other than common stock, that contractually entitle the holders to participate in dividends and earnings. These participating securities include the Company’s restricted common stock, which has non- forfeitable rights to participate in any dividends declared on the Company’s common stock. The two-class method requires all earnings for the period to be allocated between common stock and participating securities based upon their respective rights to receive distributed and undistributed earnings.
Under the two-class method, for periods with net income, basic net income per share of common stock is calculated by dividing the net income attributable to common stockholders by the weighted average number of shares of common stock outstanding during the period. Net income attributable to common stockholders is calculated by subtracting from net income the portion of current year earnings that the participating securities would have been entitled to receive pursuant to their dividend rights had all of the year’s earnings been distributed. No such adjustment to earnings is made during periods with a net loss, as the holders of the participating securities have no obligation to fund losses.
Diluted net income per share of common stock is computed under the two-class method by using the weighted average number of shares of common stock outstanding plus, for periods with net income attributable to common stockholders, the potential dilutive effects of unvested restricted stock, stock options, warrants, and preferred stock.
Due to net losses for the years ended January 31, 2022, 2021, and 2020, basic and diluted net loss per share were the same, as the effect of potentially dilutive securities would have been anti-dilutive to the calculation of net loss per share.

The following table includes the calculation of basic and diluted net loss per share (Net loss amounts in thousands):
	For the years ended January 31,
	2022	2021	2020
Numerator:
Net loss	$(38,439)	$(22,740)	$(22,739)
Net loss per share attributable to common stockholders	$(38,439)	$(22,740)	$(22,739)
Denominator:
Weighted-average common stock outstanding	42,073,124	41,635,679	41,346,979
Net loss per share attributable to common stockholders − basic and diluted	$(0.91)	$(0.55)	$(0.55)
The following potentially dilutive securities were not included in the calculation of weighted average common shares outstanding, as their effects would have been anti-dilutive for the years ended January 31, 2022, 2021, and 2020.
	January 31,
	2022	2021	2020
Preferred stock (on an as-converted basis)
Series Seed redeemable convertible preferred stock	18,396,744	18,396,744	18,396,744
Series A redeemable convertible preferred stock	31,994,570	31,994,570	31,994,570
Series B redeemable convertible preferred stock	53,829,898	53,829,898	53,829,898
Series C redeemable convertible preferred stock	42,249,398	42,249,398	42,249,398
Series C-1 redeemable convertible preferred stock	22,752,230	22,752,230	22,752,230
Series D redeemable convertible preferred stock	27,743,094	27,743,094	3,268,364
Series D-1 redeemable convertible preferred stock	11,756,606	11,756,606	1,385,025
Series D-2 redeemable convertible preferred stock	1,987,736	1,987,736	234,172
Series E redeemable convertible preferred stock	29,473,913	6,393,236	—
Total common stock reserved	240,184,189	217,103,512	174,110,401
Common Stock
Restricted common stock	158,773	—	—
Warrants
Common stock warrants	1,924,790	1,924,790	1,924,790
Series A redeemable convertible preferred stock warrants	249,806	249,806	249,806
Series B redeemable convertible preferred stock warrants	292,682	292,682	292,682
Series C-1 redeemable convertible preferred stock warrants	1,296,700	1,212,480	588,039
Series E redeemable convertible preferred stock warrants	1,552,273	102,713	—
	5,316,251	3,782,471	3,055,317
Options to purchase common stock
Issued and outstanding	20,695,388	18,283,708	13,623,989
16.	SUBSEQUENT EVENTS
ZeroFox Merger with L&F Acquisition Corp. and ID Experts Holdings, Inc.—On December 17, 2021, the Company entered into a merger agreement with L&F Acquisition Corp (“L&F”), which is a Special Purpose Acquisition Company, and ID Experts Holdings, Inc (“IDX”). IDX provides a consumer privacy platform built for agility in the digital age. IDX provides privacy, identity protection, and data breach response services to its customers.
Subsequent to the effectiveness of the merger transaction, ZeroFox and IDX will be wholly-owned subsidiaries of L&F. However, the accounting acquirer is determined based on the redemptions of the existing L&F shareholders, as follows:
(1)
assuming minimum redemption, ZeroFox will be deemed the acquirer in the merger transaction for accounting purposes. Accordingly, the merger transaction would be accounted for as a reverse recapitalization, in which case the net assets of L&F will be stated at historical cost and no goodwill or other intangible assets attributable to L&F or ZeroFox will be recorded as a result of the merger. The acquisition of IDX will be accounted for using the acquisition method of accounting. The consideration transferred to effect the acquisition will be allocated to the assets acquired and liabilities assumed based on their estimated acquisition-date fair values. The excess of consideration transferred over the fair values of assets acquired and liabilities assumed will be recorded as goodwill.
(2)
assuming maximum redemption, ZeroFox will be considered a variable interest entity and L&F will be deemed the acquirer in the merger transaction for accounting purposes. Accordingly, the merger transaction would be accounted for as a forward merger, in which case the acquisition of ZeroFox and IDX will be accounted for using the acquisition method of accounting. The consideration transferred to effect the acquisition will be allocated to the assets acquired and liabilities assumed based on their estimated acquisition-date fair values. The excess of consideration transferred over the fair values of assets acquired and liabilities assumed will be recorded as goodwill.

It is expected that ZeroFox will account for the acquisition of IDX as a business combination in accordance with ASC 805, Business Combinations. The IDX acquisition allows ZeroFox to further scale its digital risk protection services and expand its customer base. Upon the consummation of the merger transaction, the following consideration is expected to be transferred to effect the acquisition of IDX (I) $50.0 million in cash, subject to certain positive and negative adjustments (II) shares of L&F Class A common stock with an estimated aggregate fair value of 288.8 million (III) payoff of certain debts of IDX (IV) reimbursement of certain transaction costs incurred by IDX related to the merger agreement.
The merger pursuant to the December 17, 2021 agreement would result in ZeroFox becoming a publicly listed company, as the surviving business post-merger. If consummated, the merger will result in all holders of ZeroFox’s issued and outstanding redeemable convertible preferred stock and common stock (inclusive of restricted stock awards) receiving shares of L&F Class A common stock, in exchange for their ZeroFox equity holdings. In addition, if consummated, the merger will result in all holders of IDX’s issued and outstanding redeemable convertible preferred stock and common stock exchanging their equity holdings for the consideration described in (I) through (IV) above.
Upon consummation of the merger, it is expected that at least $170.0 million of cash will be raised through the issuance of certain convertible notes and a contemporaneous sale of common stock in connection with the closing of a PIPE investment. In addition, any portion of the cash and marketable securities that are held in L&F’s trust account at the time of the merger that is not used to redeem shares of L&F’s Class A common stock held by L&F’s public shareholders upon the closing of the merger, is expected to become available to the combined company for general use. Cash available for general use will be reduced by cash payments made for (A) merger transaction costs (B) deferred underwriting fees related to L&F’s IPO, (C) portions of the Company’s and IDX’s outstanding debt, and (D) certain other costs directly or indirectly attributable to the merger transaction.
There is no assurance that the merger will occur, as consummation of the transaction is subject to (A) the affirmative vote of at least a majority of the votes cast by L&F’s pre-merger public stockholders at an L&F special meeting for which a quorum is present and (B) a minimum of $170.0 million of aggregate required funds becoming available to the combined company based upon the summation of (i) the cash proceeds from L&F’s contemporaneous PIPE Investment pursuant to which L&F Class A common stock will be sold, (ii) the proceeds from the issuance of certain convertible notes, and (iii) cash and marketable securities held in trust, after permitted redemptions of Class A common shares held by L&F’s public shareholders. Neither approval of the merger transaction by L&F’s public stockholders nor the amount of cash and marketable securities that would remain in L&F’s trust account after permitted redemptions of Class A common shares by L&F’s public stockholders is within the control of the Company, L&F, or IDX. If the merger does occur, the name of the merged entity will be ZeroFox Holdings, Inc.
Additional borrowing—On February 10, 2022, the Company amended its loan and security agreement with Orix. The amendment provided for an additional borrowing of $7.5 million, for which the Company borrowed $7.5 million in February 2022 and issued 161,112 warrants to purchase Series E redeemable convertible preferred stock at an exercise price of $1.86205.

Subsequent events have been considered for disclosure and recognition in the consolidated financial statements through April 7, 2022, the date the consolidated financial statements were available to be issued. No events occurred through that date that would require disclosure in the accompanying consolidated financial statements, other than those discussed above.

Annex A
BUSINESS COMBINATION AGREEMENT

by and among

L&F ACQUISITION CORP.,

L&F ACQUISITION HOLDINGS, LLC,

ZF MERGER SUB, INC.,

IDX MERGER SUB, INC.,

IDX FORWARD MERGER SUB, LLC,

ZEROFOX, INC.,

and

ID EXPERTS HOLDINGS, INC.

Dated as of December 17, 2021

A-i

A-ii

EXHIBITS
Exhibit A-A	–	Form of Acquiror Charter
Exhibit A-B	–	Form of Acquiror Bylaws
Exhibit A-C	–	Form of Amended and Restated Sponsor Support Letter Agreement
Exhibit A-D	–	Form of Amended and Restated Registration Rights Agreement
Exhibit A-E	–	Form of Amended and Restated ZF Certificate of Incorporation
Exhibit A-F	–	Form of Amended and Restated IDX Forward Merger Sub Certificate of Formation
Exhibit A-G	–	Form of Amended and Restated IDX Forward Merger Sub Limited Liability Company Agreement
Exhibit A-H	–	Form of Incentive Equity Plan
Exhibit A-I	–	Form of ESPP
Exhibit A-J	–	Form of ZF FIRPTA Certificate
Exhibit A-K	–	Form of IDX FIRPTA Certificate
A-iii

BUSINESS COMBINATION AGREEMENT
THIS BUSINESS COMBINATION AGREEMENT (this “Agreement”) is made and entered into as of December 17, 2021, by and among L&F Acquisition Corp., a Cayman Islands exempted company (which shall migrate to and domesticate as a Delaware corporation prior to the Closing) (“Acquiror”), L&F Acquisition Holdings, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of Acquiror (“L&F Holdings”), ZF Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of L&F Holdings (“ZF Merger Sub”), IDX Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of L&F Holdings (“IDX Merger Sub”), IDX Forward Merger Sub, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of L&F Holdings (“IDX Forward Merger Sub”), ZeroFox, Inc., a Delaware corporation (“ZF”), and ID Experts Holdings, Inc., a Delaware corporation (“IDX”, and each of ZF and IDX, a “Company Party”, and together, the “Company Parties”). Acquiror, L&F Holdings, ZF, ZF Merger Sub, IDX, IDX Merger Sub, and IDX Forward Merger Sub are collectively referred to herein as the “Parties” and individually as a “Party.”
RECITALS
WHEREAS, Acquiror is a blank check company incorporated to acquire one or more operating businesses through a Business Combination;
WHEREAS, prior to the consummation of the Transactions, Acquiror shall, subject to obtaining the Supermajority Acquiror Shareholder Approval, transfer by way of continuation from the Cayman Islands and domestication in the State of Delaware (the “Domestication”) as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), and Part XII of the Cayman Islands Companies Act (As Revised), as amended and restated from time to time (the “Companies Act”);
WHEREAS, concurrently with the Domestication, (i) Acquiror shall cause to be filed, subject to obtaining Supermajority Acquiror Shareholder Approval, a certificate of incorporation with the Secretary of State of Delaware in the form attached hereto as Exhibit A (such certificate of incorporation, the “Acquiror Charter”) and (ii) following the consummation of the Domestication and prior to the Closing, subject to obtaining Majority Acquiror Shareholder Approval, Acquiror shall cause to be adopted bylaws consistent with the laws of the State of Delaware in the form attached hereto as Exhibit B (such bylaws, the “Acquiror Bylaws”);
WHEREAS, in connection with the Domestication, (i) each then issued and outstanding Class A ordinary share, par value $0.0001 per share, of Acquiror (“Pre-Domestication Acquiror Ordinary Shares”), shall convert automatically, on a one-for-one basis, into a share of common stock, par value $0.0001 per share, of Acquiror (as part of its domestication as a corporation incorporated in the State of Delaware) (the “Acquiror Common Stock”); (ii) each then issued and outstanding Class B ordinary share, par value $0.0001 per share, of Acquiror (“Pre-Domestication Acquiror Class B Shares”), shall convert automatically, on a one-for-one basis, into a share of Acquiror Common Stock (as part of its domestication as a corporation incorporated in the State of Delaware) (the “Sponsor Holders Class B Conversion”); and (iii) each then issued and outstanding whole warrant of Acquiror exercisable for one share of Pre-Domestication Acquiror Ordinary Shares (“Pre-Domestication Acquiror Warrant”) shall convert automatically into a whole warrant exercisable for one share of Acquiror Common Stock (“Acquiror Warrant”), pursuant to the Warrant Agreement;
WHEREAS, subject to the terms and conditions of this Agreement and in accordance with the DGCL, the DLLCA and other applicable Laws, (i) ZF Merger Sub shall be merged with and into ZF (the “ZF Merger”), with ZF being the surviving entity in the ZF Merger and continuing (immediately following the ZF Merger) as a direct, wholly-owned Subsidiary of L&F Holdings, (ii) IDX Merger Sub shall be merged with and into IDX (the “IDX Merger”), with IDX being the surviving entity in the IDX Merger (“Transitional IDX Entity”) and continuing (immediately following the IDX Merger) as a direct, wholly-owned Subsidiary of L&F Holdings, and (iii) Transitional IDX Entity shall be merged with and into IDX Forward Merger Sub (the “IDX Forward Merger”, and together with the ZF Merger and IDX Merger, the “Mergers”), with IDX Forward Merger Sub being the surviving entity in the IDX Forward Merger and continuing (immediately following the IDX Forward Merger) as a direct, wholly-owned Subsidiary of L&F Holdings (the “Surviving IDX Entity”);
WHEREAS, for U.S. federal income Tax purposes (and for purposes of any applicable state or local income Tax that follows the U.S. federal income Tax treatment), each of the Parties intends that (i) the ZF Merger be treated as a transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, (ii) the IDX Merger and the IDX Forward Merger, taken together, be treated as an integrated transaction that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and pursuant to Rev. Rul. 2001-46, (iii) the Domestication be treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code, and (iv) this Agreement constitutes a “plan of reorganization” within the meaning of Section 368 of the Code and Treasury Regulations promulgated thereunder (clauses (i)-(iv), the “Intended Income Tax Treatment”);
WHEREAS, the board of directors of ZF has (i) determined that the Mergers and the other Transactions are in the best interests of ZF and the stockholders of ZF, and declared it advisable, to enter into this Agreement, (ii) declared advisable and approved this Agreement and the Transactions, on the terms and subject to the conditions of this Agreement, and (iii) adopted resolutions recommending to the stockholders of ZF the approval and adoption of this Agreement and the Transactions contemplated hereby, including the ZF Merger;
WHEREAS, the board of directors of IDX has unanimously (i) determined that the Mergers and the other Transactions are in the best interests of IDX and the stockholders of IDX, and declared it advisable, to enter into this Agreement, (ii) declared advisable and approved this Agreement and the Transactions, on the terms and subject to the conditions of this Agreement, and (iii) adopted resolutions recommending to the stockholders of IDX the approval and adoption of this Agreement and the Transactions contemplated hereby, including the IDX Merger;
WHEREAS, the board of directors of Acquiror (the “Acquiror Board”), on behalf of Acquiror, in its capacity as the sole member of L&F Holdings, has approved this Agreement and the Transactions, including the Mergers;
WHEREAS, the board of directors of ZF Merger Sub has unanimously (i) determined that the Mergers and the other Transactions are in the best interests of ZF Merger Sub and the sole stockholder of ZF Merger Sub, and declared it advisable, to enter into this Agreement, (ii) declared advisable and approved this Agreement and the Transactions, on the terms and subject to the conditions of this Agreement, and (iii) adopted resolutions recommending to the sole stockholder of ZF Merger Sub the approval and adoption of this Agreement and the Transactions contemplated hereby, including the ZF Merger;
WHEREAS, the board of directors of IDX Merger Sub has unanimously (i) determined that the Mergers and the other Transactions are in the best interests of IDX Merger Sub and the sole stockholder of IDX Merger Sub, and declared it advisable, to enter into this Agreement, (ii) declared advisable and approved this Agreement and the Transactions, on the terms and subject to the conditions of this Agreement, and (iii) adopted resolutions recommending to the sole stockholder of IDX Merger Sub the approval and adoption of this Agreement and the Transactions contemplated hereby, including the IDX Merger;
WHEREAS, L&F Holdings, (i) in its capacity as the sole member of IDX Forward Merger Sub, has approved this Agreement and the Transactions, including the IDX Forward Merger, (ii) in its capacity as the sole stockholder of ZF Merger Sub, has delivered a consent approving this Agreement and the Transactions, including the ZF Merger, that will become effective immediately after the execution of this Agreement, and (iii) in its capacity as the sole stockholder of IDX Merger Sub, has delivered a consent approving this Agreement and the Transactions, including the IDX Merger, that will become effective immediately after the execution of this Agreement;
WHEREAS, the Acquiror Board has unanimously (i) determined that the Domestication, the Mergers, the issuance of shares of Acquiror Common Stock in connection with the ZF Merger and the IDX Merger, and the other Transactions are in the best interests of Acquiror, and declared it advisable, to enter into this Agreement, (ii) approved this Agreement, the Domestication and the Transactions, on the terms and subject to the conditions of this Agreement, and (iii) adopted resolutions recommending to the shareholders of Acquiror the approval of the Acquiror Shareholder Matters (the “Acquiror Board Recommendation”);
WHEREAS, on or prior to the date hereof, each of ZF and IDX has delivered to Acquiror, and Acquiror has approved, a spreadsheet (the “Spreadsheet”), which sets forth (i) the capitalization of ZF and IDX as of the date hereof, (ii) the Ownership Allocation and the Stockholder Ownership Allocation based on the capitalization of each of ZF and IDX as of the date hereof, and (iii) the number of shares of Acquiror Common Stock constituting part of the ZF Closing Stock Consideration receivable by each ZF Pre-Closing Holder and the number of shares of Acquiror Common Stock constituting part of the IDX Closing Stock Consideration and the IDX Closing Cash Consideration and/or IDX Liquidation Preference receivable by each IDX Pre-Closing Holder pursuant to the terms of this Agreement (in each case, subject to update, to the extent necessary, pursuant to Section 3.12);
WHEREAS, concurrently with the execution of this Agreement, Acquiror is entering into subscription agreements (collectively, the “PIPE Subscription Agreements”) with certain investors (collectively, the “PIPE Investors”) pursuant to which, among other things, the PIPE Investors have agreed to subscribe for, and Acquiror has agreed to issue to the PIPE Investors, an aggregate of at least 2,000,000 shares of Acquiror Common Stock in exchange for an aggregate purchase price of at least $20,000,000 (the “PIPE Investment Amount”) on the Closing Date immediately prior to the Effective Time, on the terms and subject to the conditions set forth in the PIPE Subscription Agreements (the “PIPE Investment”);
WHEREAS, concurrently with the execution of this Agreement, Acquiror is entering into subscription agreements (collectively, the “Convertible Notes Subscription Agreements” and together with the PIPE Subscription Agreements, the “Subscription Agreements”) with certain investors (collectively, the “Convertible Notes Investors” and together with the PIPE Investors, the “Investors”) pursuant to which, among other things, the Convertible Notes Investors have agreed to subscribe for, and Acquiror has agreed to issue to the Convertible Notes Investors on the Closing Date immediately prior to the Effective Time, an aggregate principal amount of at least $150,000,000 (the “Convertible Notes Investment Amount” and together with the PIPE Investment Amount, the “Investment Amount”) of 7.00%/8.75% Convertible Senior Cash/PIK Toggle Notes due 2025 (the “Convertible Notes”) with a conversion price of $11.50 per share of Acquiror Common Stock, on the terms and subject to the conditions set forth in the Convertible Notes Subscription Agreements and the indenture (the “Convertible Notes Indenture”) governing such Convertible Notes (the “Convertible Notes Investment” and together with the PIPE Investment, the “Investments”);
WHEREAS, concurrently with the execution of this Agreement, the Sponsor Holders, other board and management team members of Acquiror, Acquiror, ZF and IDX, have amended and restated that certain Letter Agreement, dated November 18, 2020 (as amended and restated, the “Sponsor Support Letter Agreement”), in substantially the form attached hereto as Exhibit C, pursuant to which, among other things, (i) in connection with the Closing, the Sponsor Holders shall, on a Pro Rata Basis, subject the Sponsor Holders Earnout Shares to potential forfeiture in the event that certain milestones are not achieved by Acquiror following the Closing, in each case, upon the terms and subject to the conditions set forth in Section 3.10 and therein, (ii) the Sponsor Holders have agreed to waive the anti-dilution rights set forth in Article 17 of the Articles of Association or any other anti-dilution or similar adjustment rights to which Sponsor Holders otherwise are entitled with respect to the Pre-Domestication Acquiror Class B Shares and Acquiror Common Stock held by such Sponsor Holders that may be triggered from the PIPE Investment, the Convertible Notes Investment, the Domestication, the Mergers or any of the other Transactions, (iii) the Sponsor Holders and other board and management team members of Acquiror have agreed to the provisions set forth in Section 8.03(b) and Section 8.05(a), (iv) the Sponsor Holders have agreed to vote all shares of Pre-Domestication Acquiror Ordinary Shares and Pre-Domestication Acquiror Class B Shares held by them in favor of the adoption and approval of this Agreement and the approval of the other Acquiror Shareholder Matters, and (v) the Sponsor Holders have agreed to certain transfer restrictions in respect of the Acquiror Common Stock and other equity securities of Acquiror held by such Sponsor Holders;
WHEREAS, pursuant to the Acquiror Organizational Documents, Acquiror shall provide an opportunity to its shareholders to have their Pre-Domestication Acquiror Ordinary Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Acquiror Organizational Documents, the Trust Agreement, and the Proxy Statement/Prospectus in conjunction with, inter alia, obtaining approval from the shareholders of Acquiror for the Business Combination Proposal;
WHEREAS, at the Closing, Acquiror and the other parties thereto shall enter into the Amended and Restated Registration Rights Agreement (with such changes as may be agreed in writing by the Acquiror, ZF and IDX, the “A&R Registration Rights Agreement”) substantially in the form of Exhibit D attached hereto; and
WHEREAS, in connection with the Domestication, Acquiror shall be renamed “ZeroFox Holdings, Inc.” and shall trade publicly on NASDAQ, as applicable, under a new ticker symbol, which will be “ZFOX” or, if “ZFOX” is not available, another ticker symbol selected by the Parties.

NOW, THEREFORE, the Parties hereby agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
Section 1.01 Definitions. For purposes of this Agreement, the following capitalized terms have the following meanings:
“280G Approval” has the meaning specified in Section 6.11.
“A&R Registration Rights Agreement” has the meaning specified in the Recitals hereto.
“Acquiror” has the meaning specified in the Preamble hereto.
“Acquiror Board” has the meaning specified in the Recitals hereto.
“Acquiror Board Recommendation” has the meaning specified in the Recitals hereto.
“Acquiror Bylaws” has the meaning specified in the Recitals hereto.
“Acquiror Charter” has the meaning specified in the Recitals hereto.
“Acquiror Closing Statement” has the meaning specified in Section 3.06(a).
“Acquiror Closing Stock Price” means an amount equal to the volume weighted average price per share rounded to four decimal places (with amounts 0.00005 and above rounded up) of Acquiror Common Stock on the NYSE or NASDAQ, as applicable, for the five consecutive trading days ending with the complete trading day ending three Business Days prior to the Closing Date.
“Acquiror Common Stock” has the meaning specified in the Recitals hereto.
“Acquiror Extension Shareholder Meeting” has the meaning specified in Section 8.02(c).
“Acquiror Material Adverse Effect” means, any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, with any other change, event, circumstance, occurrence, effect, development or state of facts, either (a) has a material adverse effect on the business, assets, operations, results of operations or financial condition of Acquiror and its Subsidiaries, taken as a whole, or (b) prevents or materially delays or materially impacts the ability of any of the Acquiror Parties or Sponsor to consummate all or any of the Transactions or would reasonably be expected to have any such effect; provided, however, that none of the following, alone or in combination, shall be taken into account in determining whether an Acquiror Material Adverse Effect has occurred: (i) changes or proposed changes in applicable Law, regulations or interpretations thereof or decisions by any Governmental Authority after the date of this Agreement; (ii) changes or proposed changes in GAAP (or any official interpretation thereof) after the date of this Agreement; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; (iv) any earthquake, hurricane, tornado, pandemic or other natural or man-made disaster; (v) the taking of any action required by this Agreement; (vi) the announcement of this Agreement or consummation of the Transactions; or (vii) any action taken, or failures to take action, or such other changes or events, in each case by, or at the request of, any Company Party or (viii) the consummation of any Acquiror Shareholder Redemption.
“Acquiror Option” has the meaning specified in Section 3.01(d).
“Acquiror Organizational Documents” means the Articles of Association and Acquiror’s amended and restated memorandum of association, in each case as may be amended from time to time in accordance with the terms of this Agreement.
“Acquiror Parties” means, collectively, Acquiror, L&F Holdings, ZF Merger Sub, IDX Merger Sub and IDX Forward Merger Sub.
“Acquiror Preference Shares” has the meaning specified in Section 5.11(a).
“Acquiror Shareholder” means a holder of Pre-Domestication Acquiror Ordinary Shares or Pre-Domestication Acquiror Class B Shares.

“Acquiror Shareholder Approval” means the vote of the shareholders of Acquiror set forth in the Proxy Statement/Prospectus to the extent required to approve the Acquiror Shareholder Matters.
“Acquiror Shareholder Matters” means (i) the adoption and approval of this Agreement and the Transactions (the “Business Combination Proposal”), (ii) the adoption and approval of the Domestication (the “Domestication Proposal”), (iii) the adoption and approval of the issuance of shares of Acquiror Common Stock in connection with the Transactions as may be required under NYSE or NASDAQ, as applicable, listing requirements (the “Listing Proposal”), (iv) the adoption and approval of the Acquiror Charter (the “Charter Proposal”), (v) the adoption and approval of the Acquiror Bylaws (the “Bylaws Proposal”), (vi) the adoption and approval of each of the Incentive Equity Plan and ESPP (together, the “Equity Incentive Plan Proposal”), (vii) the election of the members of the Acquiror Board as of the Closing in accordance with Section 7.05 (the “Director Election Proposal”), (viii) the adoption and approval of each other proposal that the SEC, NYSE or NASDAQ (or the respective staff members thereof) indicates is necessary in its comments to the Proxy Statement/Prospectus or in correspondence related thereto, (ix) the adoption and approval of each other proposal reasonably agreed to by Acquiror, ZF and IDX as necessary or appropriate in connection with the consummation of the Domestication, the Transactions or any of the other transactions contemplated by the Transaction Agreements, and (x) the adoption and approval of a proposal for one or more adjournments of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing.
“Acquiror Shareholder Redemption” has the meaning specified in Section 8.02(a)(i).
“Acquiror Specified Representations” has the meaning specified in Section 9.03(a)(i).
“Acquiror Transaction Expenses” means all fees, costs and expenses of Acquiror (inclusive of any deferred underwriting fees) incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein and therein to be performed or complied with at or before Closing, and the consummation of the Domestication, the Transactions and any other transactions contemplated by the Transaction Agreements, to the extent unpaid as of the Closing, including the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of Acquiror, as determined pursuant to Section 3.06(a), and any Sponsor Working Capital Loans; provided, that notwithstanding anything in this Agreement to the contrary, in no event shall Acquiror Transaction Expenses include any fees, costs or expenses related to (a) the PIPE Investment or the Convertible Notes Investment other than any placement agent fees paid to Jefferies, (b) any financing activities in connection with the Transactions and (c) the D&O Tail.
“Acquiror Transaction Expenses Cap” has the meaning specified in Section 3.06(a).
“Acquiror Warrant” has the meaning specified in the Recitals hereto.
“Acquisition Transaction” has the meaning specified in Section 8.03.
“Action” means any claim, action, suit, charge, complaint, audit, investigation, inquiry, assessment, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) by or before any Governmental Authority.
“Additional SEC Reports” has the meaning specified in Section 5.08(a).
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. The term “control” means the ownership of a majority of the voting securities of the applicable Person or the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the applicable Person, whether through ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto. For the avoidance of doubt, with respect to either Company Party, Affiliate shall be deemed to include any Subsidiaries of such Company Party.
“Agreement” has the meaning specified in the Preamble hereto.
“Alternate Business Combination Proposal” has the meaning specified in Section 8.03(b).

“Anti-Corruption Laws” means all U.S. and non-U.S. Laws relating to the prevention of corruption, bribery, and money laundering, including the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act of 2010.
“Articles of Association” means the Amended and Restated Articles of Association of Acquiror, adopted on November 18, 2020.
“Available Closing Acquiror Cash” means, without duplication, an amount equal to (i) all amounts in the Trust Account (after reduction for the aggregate amount of payments required to be made in connection with the Acquiror Shareholder Redemption), plus (ii) the aggregate amount of net cash proceeds that has been funded to and remains with, or that will be funded concurrently with the Closing to, Acquiror pursuant to the Subscription Agreements as of immediately prior to the Closing. For all purposes, the amounts determined pursuant to clause (ii) of the immediately foregoing sentence shall include (x) any portion of the IDX Cash Amount otherwise payable to certain PIPE Investors (in their capacity as IDX Pre-Closing Holders) at Closing pursuant to this Agreement that funds the PIPE Investment of such PIPE Investors pursuant to the PIPE Subscription Agreements and (y) $5,000,000 in principal amount of the ZF PIK Promissory Notes, to the extent that such principal amount is discharged and settled by funding the PIPE Investment of the holders of the ZF PIK Promissory Notes.
“Business Combination” has the meaning ascribed to such term in the Articles of Association.
“Business Combination Proposal” has the meaning specified in the defined term “Acquiror Shareholder Matters”.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Law to close or unable to open.
“Bylaws Proposal” has the meaning specified in the defined term “Acquiror Shareholder Matters”.
“CARES Act” means Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136) and any administrative or other guidance published with respect thereto by any Governmental Authority.
“CBA” means any collective bargaining agreement or other Contract with any labor union, labor organization or works council.
“Certificate” has the meaning specified in Section 3.11(c).
“Change of Control” means (i) the sale, conveyance or disposition in one or a series of transactions of all or substantially all of the assets of Acquiror and its significant Subsidiaries (taken together as a whole) to a third party, or any transaction that is subject to Rule 13e-3 of the Exchange Act, as amended, (ii) the acquisition by any Person or “group” (as defined in the Exchange Act) directly or indirectly, of beneficial ownership of securities representing at least 50% of the voting power of the securities issued by Acquiror having the power to vote (measured by voting power rather than number of shares) in the election of directors of Acquiror (“Voting Stock”), provided that an acquisition pursuant to a transaction which does not constitute a Change of Control under clause (iii) shall not constitute a Change of Control under this clause (ii), or (iii) the consolidation, merger or other business combination of Acquiror with or into any other Person or Persons, however effected, resulting in any Person or “group” (as defined in the Exchange Act) acquiring directly or indirectly beneficial ownership of at least 50% of the voting power of the securities of the combined entity outstanding immediately after such combination; provided, however, that a Change of Control will not be deemed to have occurred in the case of clause (iii) above in the case of (a) a consolidation, merger or other business combination in which holders of the Voting Stock immediately prior to such transaction continue after such transaction to hold, directly or indirectly, beneficial ownership of at least 50% of the voting power of the securities of the combined entity outstanding immediately after such combination (including, without limitation, the entity which as a result of such transaction owns Acquiror or all or substantially all of Acquiror’s assets either directly or through one or more subsidiaries), or (b) a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of Acquiror.
“Charter Proposal” has the meaning specified in the defined term “Acquiror Shareholder Matters”.
“Closing” has the meaning specified in Section 3.07.
“Closing Date” has the meaning specified in Section 3.07.

“Closing Filing” has the meaning specified in Section 8.05(c).
“Closing Press Release” has the meaning specified in Section 8.05(c).
“COBRA” has the meaning specified in Section 4.14(f).
“Code” means the Internal Revenue Code of 1986, as amended.
“Comerica Credit Facility” means that certain Amended and Restated Loan and Security Agreement, dated as of December 29, 2020, by and among IDX, ITGS and Comerica Bank, as may be amended, amended and restated, modified or supplemented from time to time.
“Common Share Price” shall mean the maximum volume-weighted average price of one share of Acquiror Common Stock as reported on the NYSE or NASDAQ, as applicable (or the exchange on which the shares of Acquiror Common Stock are then listed) and displayed under the heading “Bloomberg VWAP” on the Bloomberg page for the “<equity> AQR” page corresponding to the “ticker” for the Acquiror Common Stock (or its equivalent successor if Bloomberg ceases to publish such price, such page is not available or the “ticker” for the Acquiror Common Stock has changed, as applicable) achieved for a period of at least 20 days within any 30 consecutive trading days commencing on or after the Closing Date and ending on the trading day immediately prior to the date of determination (as adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into Acquiror Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Acquiror Common Stock) and determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.
“Companies Act” has the meaning specified in the Recitals hereto.
“Company Group” means, as applicable, (i) ZF and its direct and indirect Subsidiaries, and/or (ii) IDX and its direct and indirect Subsidiaries.
“Company Group Member” means each member of the Company Group.
“Company Group Specified Representations” has the meaning specified in Section 9.02(a)(i).
“Company Material Adverse Effect” means, with respect to ZF, a ZF Material Adverse Effect, and with respect to IDX, an IDX Material Adverse Effect.
“Company Parties” has the meaning specified in the Preamble hereto.
“Company Party” has the meaning specified in the Preamble hereto.
“Company Party Benefit Plan” means, with respect to ZF, a ZF Benefit Plan, and with respect to IDX, an IDX Benefit Plan.
“Company Party Employees” means, with respect to a Company Party, each employee of such Company Party or any of its Subsidiaries.
“Company Party Intellectual Property” means, with respect to a Company Party, the Owned Intellectual Property and Licensed Intellectual Property of such Company Party.
“Company Party Service Provider” means, with respect to a Company Party, each Company Party Employee, officer, director, or other service provider of such Company Party or any of its Subsidiaries.
“Confidentiality Agreements” has the meaning specified in Section 11.09.
“Consent” means any notice, authorization, qualification, registration, filing, notification, waiver, Governmental Order, consent, clearance or approval to be obtained from, filed with or delivered to, a Governmental Authority or other Person.
“Continuing Employee” has the meaning specified in Section 7.11(a).
“Contracts” means any contracts, agreements, licenses, subcontracts, leases, subleases and purchase orders and other commitments or arrangements, in each case that are legally binding upon a Person or its properties or assets.
“Convertible Notes” has the meaning specified in the Recitals hereto.

“Convertible Notes Indenture” has the meaning specified in the Recitals hereto.
“Convertible Notes Investment” has the meaning specified in the Recitals hereto.
“Convertible Notes Investment Amount” has the meaning specified in the Recitals hereto.
“Convertible Notes Investors” has the meaning specified in the Recitals hereto.
“Convertible Notes Subscription Agreements” has the meaning specified in the Recitals hereto.
“Court of Chancery” has the meaning specified in Section 11.12.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions, mutations or variants thereof or any other related or associated epidemics, pandemics or disease outbreaks.
“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” social distancing, shut down, closure, sequester or any other Law, directive, guidelines or recommendations by any Governmental Authority (including the Centers for Disease Control and the World Health Organization) in each case in connection with, related to or in response to COVID-19, including the CARES Act or any changes thereto.
“D&O Tail” has the meaning specified in Section 7.01(b).
“DGCL” has the meaning specified in the Recitals hereto.
“Director Election Proposal” has the meaning specified in the defined term “Acquiror Shareholder Matters”.
“DLLCA” means the Delaware Limited Liability Company Act.
“Domestication” has the meaning specified in the Recitals hereto.
“Domestication Proposal” has the meaning specified in the defined term “Acquiror Shareholder Matters”.
“DPA” means Section 721 of the Defense Production Act, as amended, including all implementing regulations thereof.
“Earnout Period” shall mean the time period beginning on the Closing Date and ending on and including the date of the five-year anniversary of the Closing Date.
“Effective Time” has the meaning specified in Section 2.02(c).
“Enforceability Exceptions” has the meaning specified in Section 4.03.
“Environmental Laws” means any and all applicable Laws relating to pollution, human health and safety or protection of the environment (including natural resources), or the use, storage, emission, distribution, transport, handling, disposal or release of, or exposure of any Person to, Hazardous Materials.
“Equity Incentive Plan Proposal” has the meaning specified in the defined term “Acquiror Shareholder Matters”.
“Equity Securities” means, with respect to any Person, without duplication (i) any shares of capital or capital stock, partnership, membership, joint venture or similar interest, or other voting securities of, or other ownership interest in, such Person, (ii) any securities of such Person convertible into or exchangeable for cash or shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (iii) any warrants, calls, options or other rights to acquire from such Person, or other obligations of such Person to issue, any shares of capital or capital stock or other voting securities of, or other ownership interests in, or securities convertible into or exchangeable for shares of capital or capital stock or other voting securities of, or other ownership interests in, such Person, (iv) any restricted shares, stock appreciation rights, restricted units, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of such Person that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital or capital stock or other voting securities of, other ownership interests in, or any business, products or assets of, such Person, and (v) any securities issued or issuable with respect to the securities or interests referred to in clauses (i) through (iv) above in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization.
“ERISA” has the meaning specified in Section 4.14(a).

“ERISA Affiliate” means, with respect to a Company Party or any of its Subsidiaries, any Person or entity (whether or not incorporated) that, together with such Company Party or Subsidiary, is (or at relevant time has been or would be) under common control or treated as one employer under Section 4001(b)(1) of ERISA or Section 414(b), (c), (m), or (o) of the Code.
“ESPP” has the meaning specified in Section 7.06.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Exchange Agent” has the meaning specified in Section 3.11(b).
“Extension Proposal” has the meaning specified in Section 8.02(c).
“Extension Proxy Statement” has the meaning specified in Section 8.02(c).
“Fraud” means, with respect to a Party, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable); provided, that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Schedule 1.03(a) (in the case of Acquiror), Schedule 1.03(b) (in the case of ZF) or Schedule 1.03(c) (in the case of IDX) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company Parties, Article IV, or, in the case of Acquiror, Article V, in each case, as qualified by the Schedules to this Agreement, were actually breached when made, with the express intention that the other Parties to this Agreement rely thereon to their detriment.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Government Bid” means, as applicable, a bid submitted by IDX or any of its Subsidiaries, or ZF or any of its Subsidiaries, to a Governmental Authority, including a prime contractor or a higher tier subcontractor to a Governmental Authority for the design, manufacture or sale of products or the provision of services by IDX or any of its Subsidiaries, or by ZF or any of its Subsidiaries, as applicable.
“Government Contract” means any Contract, including any prime contract, subcontract, facility contract, teaming agreement or arrangement, joint venture, basic ordering agreement, pricing agreement, letter contract, grant, purchase order, delivery order, change order or other contractual arrangement of any kind, between IDX or any of its Subsidiaries, or ZF or any of its Subsidiaries, as applicable, on the one hand, and (i) any Governmental Authority (acting on its own behalf or on behalf of another Governmental Authority or international organization), (ii) any prime contractor of any Governmental Authority or (iii) any subcontractor with respect to any contract of a type described in clauses (i) or (ii) above, on the other hand.
“Government Official” means any officer or employee of a Governmental Authority, including state-owned entities, or of a public organization or any person acting in an official capacity for or on behalf of any such Governmental Authority or on behalf of any such public organization.
“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, arbitral body (public or private) or tribunal.
“Governmental Order” means any order, judgment, injunction, decree, writ, ruling, stipulation, determination or award, in each case, entered by or with any Governmental Authority.
“GSA” has the meaning specified in Section 4.32.
“Hazardous Material” means material, substance or waste that is listed, regulated, or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, per and polyfluoroalkyl substances, flammable or explosive substances, or pesticides.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.
“IDX” has the meaning specified in the Preamble hereto.

“IDX Accounting Principles” means the principles, practices, methodologies and procedures used by IDX in the preparation of the IDX Most Recent Balance Sheet, to the extent consistent with GAAP and the IDX Audited Financial Statements (as applicable).
“IDX Assumed Warrant” has the meaning specified in Section 3.02(b).
“IDX Audited Financial Statements” has the meaning specified in Section 4.08(e).
“IDX Benefit Plan” has the meaning specified in Section 4.15(a).
“IDX Board Recommendation” has the meaning specified in Section 6.07.
“IDX Cancelled Shares” has the meaning specified in Section 3.02(a).
“IDX Cancelled Warrant” means the Warrant to Purchase IDX Common Stock, dated as of August 2, 2016, by and between IDX and MODA Health.
“IDX Capital Stock” means the IDX Common Stock and the IDX Preferred Stock.
“IDX Cash Amount” means the sum of all cash and cash equivalents (but excluding restricted cash) of IDX as of the IDX Effective Time as determined in accordance with the IDX Accounting Principles. For the avoidance of doubt, the IDX Cash Amount will be calculated net of issued but uncleared checks and drafts and will include checks, other wire transfers and drafts deposited or available for deposit for the account of IDX or its Subsidiaries.
“IDX Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of IDX, dated as of July 29, 2016, as amended from time to time.
“IDX Certificate of Merger” has the meaning specified in Section 2.02(b).
“IDX Closing Cash Consideration” means (a) $50,000,000, plus (b) the IDX Positive Adjustment Amount, if any, minus (c) the IDX Negative Adjustment Amount, if any, minus (d) the IDX Liquidation Preference Amount.
“IDX Closing Cash Per Share Consideration” means the IDX Closing Cash Consideration, divided by the IDX Fully Diluted Shares of Stock.
“IDX Closing Statement” has the meaning specified in Section 3.06(c).
“IDX Closing Stock Consideration” means a number of shares of Acquiror Common Stock equal to (a) $288,750,000, divided by (b) $10 (as appropriately adjusted as provided in Section 1.04).
“IDX Closing Stock Per Share Consideration” means a number of shares of Acquiror Common Stock equal to (i) the IDX Closing Stock Consideration divided by (ii) the IDX Fully Diluted Shares of Stock.
“IDX Closing Working Capital” means (a) the IDX Current Assets, minus (b) the IDX Current Liabilities, in each case, as of the IDX Effective Time as determined in accordance with the IDX Accounting Principles.
“IDX Closing Working Capital Shortfall” means (a) the IDX Closing Working Capital Target Amount, minus (b) the amount of the IDX Closing Working Capital (whether positive or negative), whether such resulting figure is positive or negative.
“IDX Closing Working Capital Target Amount” means the amount of $1,500,000.
“IDX Common Stock” means the common stock of IDX, par value $0.0001 per share, with all the rights, preferences and privileges set forth in the IDX Certificate of Incorporation.
“IDX Common Warrant” has the meaning specified in the defined term “IDX Warrant”.
“IDX Confidentiality Agreement” has the meaning specified in Section 11.09.
“IDX Convertible Promissory Notes” means the Convertible Promissory Notes issued by IDX to PELOTON EQUITY I, L.P., PELOTON ID EXPERTS, LLC, BlueCross BlueShield Venture Partners II, L.P., Sandbox Advantage Fund, L.P., Escalate Capital Partners SBIC III, LP, ForgePoint Cybersecurity Fund I, LP and ForgePoint Cyber Affiliates Fund I, LP on December 20, 2018.

“IDX Current Assets” means the sum of accounts receivables, other receivables, prepaid expenses and other current assets, as determined in accordance with the IDX Accounting Principles; provided, however, that IDX Current Assets shall exclude the IDX Cash Amount.
“IDX Current Liabilities” means the sum of accounts payables and other current liabilities, as determined in accordance with the IDX Accounting Principles; provided, however, that IDX Current Liabilities shall exclude any deferred revenue or current portion of long-term debt of IDX, as determined in accordance with the IDX Accounting Principles.
“IDX Debt Amount” has the meaning specified in Section 3.05.
“IDX Debt Payoff Letters” has the meaning specified in Section 6.06(c).
“IDX Dissenting Shares” has the meaning specified in Section 3.02(e).
“IDX Earnout Documents” means (a) that certain Agreement and Plan of Merger, dated August 2, 2016, by and among IDX, ITGS and the other parties thereto, and (b) that certain Liquidity Earnout Payment Agreement, dated August 2, 2016, by and among IDX and the other parties thereto.
“IDX Effective Time” has the meaning specified in Section 2.02(b).
“IDX Financial Statements” has the meaning specified in Section 4.08(e).
“IDX Foreign Plan” has the meaning specified in Section 4.15(k).
“IDX Forward Certificate of Merger” has the meaning specified in Section 2.02(c).
“IDX Forward Merger” has the meaning specified in the Recitals hereto.
“IDX Forward Merger Sub” has the meaning specified in the Preamble hereto.
“IDX Fully Diluted Shares of Stock” means the sum of (i) the total number of shares of IDX Series A-1 Preferred Stock, IDX Series A-2 Preferred Stock and IDX Common Stock issued and outstanding immediately prior to the IDX Effective Time, plus (ii) the total number of shares of IDX Common Stock issuable upon the exercise of all vested IDX Options that are outstanding immediately prior to the IDX Effective Time (including after giving effect to any acceleration of any unvested IDX Options in connection with the consummation of the Transactions), plus (iii) the total number of shares of IDX Capital Stock issuable upon the exercise or settlement of all IDX Warrants (whether or not then vested or exercisable) that are outstanding immediately prior to the IDX Effective Time (and which are assumed and converted into IDX Assumed Warrants), in each case of clauses (ii) and (iii), determined on a net exercise basis. For purposes of determining the number of shares of IDX Capital Stock on a net exercise basis under clauses (ii) and (iii), the per-share value of the IDX Capital Stock shall be equal to the (A) the sum of (1) $288,750,000, plus (2) the IDX Closing Cash Consideration, plus (3) the aggregate exercise price of all vested IDX Options that are outstanding immediately prior to the IDX Effective Time (including after giving effect to any acceleration of any unvested IDX Options in connection with the consummation of the Transactions) and all IDX Warrants (whether or not then vested or exercisable) that are outstanding immediately prior to the IDX Effective Time (and which are assumed and converted into IDX Assumed Warrants), divided by (B) the IDX Fully Diluted Shares of Stock determined as if the words “net exercise basis” were replaced with the words “cash exercise basis.”
“IDX Interim Financial Statements” has the meaning specified in Section 4.08(e).
“IDX Knowledge Parties” has the meaning specified in Section 1.03.
“IDX Liquidation Preference” means with respect to each share of IDX Series A-1 Preferred Stock, IDX Series A-2 Preferred Stock and IDX Series B Preferred Stock issued and outstanding immediately prior to the IDX Effective Time and each share of IDX Preferred Stock issuable upon the exercise or settlement of all IDX Preferred Warrants as of immediately prior to the IDX Effective Time, an amount in cash equal to $0.361.
“IDX Liquidation Preference Amount” means an amount in cash equal to the product of (i) the IDX Liquidation Preference, multiplied by (ii) the total number of shares of IDX Series A-1 Preferred Stock, IDX Series A-2 Preferred Stock and IDX Series B Preferred Stock issued and outstanding immediately prior to the IDX Effective Time, plus the total number of shares of IDX Preferred Stock issuable upon the exercise or settlement of all IDX Preferred Warrants as of immediately prior to the IDX Effective Time.

“IDX Material Adverse Effect” means, any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, with any other change, event, circumstance, occurrence, effect, development or state of facts, either (a) has a material adverse effect on the business, assets, operations, results of operations or financial condition of IDX and its Subsidiaries, taken as a whole, or (b) prevents or materially delays or materially impacts the ability of IDX or its Subsidiaries to consummate all or any of the Transactions or would reasonably be expected to have any such effect; provided, however, that none of the following, alone or in combination, shall be taken into account in determining whether an IDX Material Adverse Effect has occurred: (i) changes or proposed changes in applicable Law, regulations or interpretations thereof or decisions by any Governmental Authority after the date of this Agreement (including COVID-19 Measures); (ii) changes or proposed changes in GAAP (or any official interpretation thereof) after the date of this Agreement; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; (iv) any earthquake, hurricane, tornado, pandemic or other natural or man-made disaster; (v) the taking of any action required by this Agreement; (vi) any acts of terrorism (including cyberterrorism) or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions; (vii) any failure of IDX to meet any projections or forecasts (provided that this clause (vii) shall not prevent a determination that any event not otherwise excluded from this definition of IDX Material Adverse Effect underlying such failure to meet projections or forecasts has resulted, or would reasonably be expected to result in, an IDX Material Adverse Effect); (viii) any changes, events, circumstances, occurrences, effects or developments generally applicable to the industries or markets in which IDX and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers); (ix) the announcement of this Agreement or consummation of the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of IDX and its Subsidiaries; or (x) any action taken, or failures to take action, or such other changes or events, in each case by, or at the request of, any Acquiror Party; provided, further, that any change, event, circumstance, occurrence, effect, development or state of facts referred to in the foregoing clauses (i), (ii), (iv), (vi) and (viii) shall be taken into account in determining whether an IDX Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such change, event, circumstance, occurrence, effect, development or state of facts has a disproportionate impact on IDX and its Subsidiaries (taken as a whole), as compared to other industry participants.
“IDX Material Contracts” has the meaning specified in Section 4.13(a).
“IDX Merger” has the meaning specified in the Recitals hereto.
“IDX Merger Sub” has the meaning specified in the Preamble hereto.
“IDX Most Recent Balance Sheet” has the meaning specified in Section 4.08(e).
“IDX Negative Adjustment Amount” means the sum of (a) the IDX Debt Amount, plus (b) any IDX Closing Working Capital Shortfall, minus (c) the IDX Cash Amount, but only to the extent such sum is positive.
“IDX Option” means each option to purchase shares of IDX Common Stock granted pursuant to the IDX 2016 Stock Option and Grant Plan, as effective July 29, 2016, or the IDX 2017 Equity Incentive Plan, as amended effective November 18, 2017, or otherwise.
“IDX Option Plans” means the IDX 2016 Stock Option and Grant Plan and the IDX 2017 Equity Incentive Plan, each as amended from time to time.
“IDX Positive Adjustment Amount” means the sum of (a) the IDX Cash Amount, minus (b) the IDX Debt Amount, minus (c) any IDX Closing Working Capital Shortfall, but only to the extent such sum is positive.
“IDX Pre-Closing Holder” means each Person who holds IDX Capital Stock immediately prior to the IDX Effective Time.
“IDX Preferred Stock” means the IDX Series A-1 Preferred Stock, IDX Series A-2 Preferred Stock, and IDX Series B Preferred Stock.
“IDX Preferred Warrant” has the meaning specified in the defined term “IDX Warrant”.

“IDX Series A-1 Preferred Stock” means the preferred stock of IDX, par value $0.0001 per share, designated in the IDX Certificate of Incorporation as Series A-1 Preferred Stock, with all the rights, preferences and privileges set forth in the IDX Certificate of Incorporation.
“IDX Series A-2 Preferred Stock” means the preferred stock of IDX, par value $0.0001 per share, designated in the IDX Certificate of Incorporation as Series A-2 Preferred Stock, with all the rights, preferences and privileges set forth in the IDX Certificate of Incorporation.
“IDX Series B Preferred Stock” means the preferred stock of IDX, par value $0.0001 per share, designated in the IDX Certificate of Incorporation as Series B Preferred Stock, with all the rights, preferences and privileges set forth in the IDX Certificate of Incorporation.
“IDX Total Per Share Consideration” means a number of shares of Acquiror Common Stock equal to (a) the IDX Closing Stock Per Share Consideration plus (b) a number of shares of Acquiror Common Stock equal to (i) the IDX Closing Cash Per Share Consideration, divided by (ii) the Acquiror Closing Stock Price.
“IDX Total Preferred Per Share Consideration” means a number of shares of Acquiror Common Stock equal to (a) the IDX Closing Stock Per Share Consideration plus (b) a number of shares of Acquiror Common Stock equal to (i) the IDX Closing Cash Per Share Consideration, plus the IDX Liquidation Preference, divided by (ii) the Acquiror Closing Stock Price.
“IDX Transaction Expenses” means all fees, costs and expenses of IDX and its Subsidiaries collectively incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein and therein to be performed or complied with at or before Closing, and the consummation of the Transactions and any other transactions contemplated by the Transaction Agreements, to the extent unpaid as of the Closing, including (a) the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of IDX and its Subsidiaries (including, for the avoidance of doubt, any fees, costs and expenses related to the Investments), and (b) all severance, transaction-related bonuses, stay bonuses, retention awards, termination and change in control payments or other similar payments or benefits that become vested or payable upon or in connection with the consummation of the Transactions to any current or former contractor, employee, consultant or other individual service provider of IDX by IDX or any of its Subsidiaries or Affiliates (including the employer portion of any payroll, employment or similar Taxes associated with the foregoing), including, for the avoidance of doubt, any amounts payable in connection with the arrangements specified in Section 6.10.
“IDX Warrant” means each of (i) the Amended and Restated Warrant to Purchase IDX Common Stock, dated as of August 2, 2016, by and between IDX and Escalate Capital Partners SBIC III, LP (the “IDX Common Warrant”), and (ii) the Warrant to Purchase IDX Preferred Stock, dated as of December 18, 2018, by and between IDX and Escalate Capital Partners SBIC III, LP (the “IDX Preferred Warrant”).
“IDX Written Consent” has the meaning specified in Section 6.07.
“Incentive Equity Plan” has the meaning specified in Section 7.06.
“Indebtedness” means, with respect to any Person as of any time, without duplication, (i) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, all indebtedness for borrowed money of such Person or indebtedness issued by such Person in substitution or exchange for borrowed money, (ii) all indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security, in each case, as of such time of such Person, (iii) all obligations for the deferred purchase price of property or other services (other than trade payables incurred in the ordinary course of business that are not past due), (iv) all obligations as lessee that are required to be capitalized in accordance with GAAP, (v) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, to the extent drawn or claimed against, (vi) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (vii) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, (viii) any unpaid severance, bonuses or other similar payments or benefits and any obligations arising from unfunded deferred compensation or pension obligations (whether or not accrued), in each case, together with the employer portion of any payroll, social security, unemployment or similar Taxes associated with the foregoing, (ix) deferrals of payroll Taxes pursuant to the CARES Act, and (x) all obligations of the type referred to in clauses (i) through (ix) of this definition of any other Person, the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations. Notwithstanding anything to the contrary contained herein, “Indebtedness” of any Person shall not include any item that would otherwise constitute “Indebtedness” of such Person that is an obligation between such Person and any wholly-owned Subsidiary of such Person or between any two or more wholly-owned Subsidiaries of such Person, and “Indebtedness” of IDX shall not include any IDX Transaction Expenses or any items that would otherwise constitute “Indebtedness” of IDX with respect to any equipment leases existing as of the date hereof and set forth on Schedule 4.09(b).
“Intellectual Property” means all intellectual property rights, in any jurisdiction in the world, including: (i) patents, patent applications and patent disclosures and improvements thereto together with all reissuances, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (ii) trademarks, service marks, brand names, certification marks, trade dress, trade names, corporate names, logos and slogans, designs and Internet domain names, and any other indicia of source or origin together with all goodwill associated with each of the foregoing, (iii) copyrights and copyrightable works and works of authorship, (iv) intellectual property rights in Software (including object code and source code), (v) intellectual property rights in data, database, and collections of data, (vi) intellectual property rights in usernames, keywords, tags, and other social media identifiers and accounts for all third-party social media sites, (vii) Trade Secrets and know-how and intellectual property rights in data and databases, (viii) rights of publicity and commercial rights to a personal name, and (ix) any other registrations and applications for any item referenced in any of the foregoing clauses and all rights in and to any item referenced in any of the foregoing clauses.
“Intended Income Tax Treatment” has the meaning specified in the Recitals hereto.
“Interim Period” has the meaning specified in Section 6.01.
“Investment Amount” has the meaning specified in the Recitals hereto.
“Investment Company Act” has the meaning specified in Section 5.06.
“Investments” has the meaning specified in the Recitals hereto.
“Investors” has the meaning specified in the Recitals hereto.
“IPO” has the meaning specified in Section 6.03.
“IPO Prospectus” has the meaning specified in Section 5.06.
“IRS” has the meaning specified in Section 4.14(b).
“IT Systems” means, with respect to a Company Party, Software, computer firmware or middleware, computer hardware, electronic data processing and telecommunications networks, network equipment, interfaces, platforms, peripherals, computer systems, co-location facilities, including any outsourced systems and processes, in each case, that are owned, leased, licensed by, or otherwise relied on by such Company Party or any of its Subsidiaries.
“ITGS” means Identity Theft Guard Solutions, Inc., a Delaware corporation and wholly-owned Subsidiary of IDX.
“JOBS Act” has the meaning specified in Section 8.07.
“Key Employee” means the following Company Party Employees, as applicable: (i) for ZF, James C. Foster, Mike Price, Kevin Reardon, Tim Bender and John Prestridge and (ii) for IDX, Jonathan Boston, Brian Cleaver, Denyl Green, Ian Kelly, Jorge Zelaya, Brent VanLoo and Doug Pollack.
“L&F Holdings” has the meaning specified in the Preamble hereto.
“Law” means any statute, act, code, law (including common law), ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.
“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by either Company Party or its Subsidiaries.

“Leases” has the meaning specified in Section 4.22(a).
“Letter of Transmittal” has the meaning specified in Section 3.11(c).
“Licensed Intellectual Property” has the meaning specified in Section 4.23(a).
“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, easement, license, option, right of first refusal, security interest or other lien of any kind.
“Listing Proposal” has the meaning specified in the defined term “Acquiror Shareholder Matters”.
“Losses” means all losses, damages, judgments, awards, Taxes, penalties, settlements and reasonable expenses (including reasonable attorneys’ fees); provided, that “Losses” shall not include any punitive damages other than to the extent payable to a third party in connection with a third-party claim.
“Majority Acquiror Shareholder Approval” means, (a) with respect to any Acquiror Shareholder Matter other than the Domestication Proposal, Charter Proposal and Director Election Proposal, the affirmative vote of holders of at least a majority of the shares of Pre-Domestication Acquiror Ordinary Shares and Pre-Domestication Acquiror Class B Shares, voting together as a single class, cast at the Special Meeting at which a quorum is present, and (b) with respect to the Director Election Proposal, the affirmative vote of holders of at least a majority of the shares of Pre-Domestication Acquiror Class B Shares cast at the Special Meeting at which a quorum is present.
“Malicious Code” means any (i) “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “ransomware,” or “worm” (as such terms are commonly understood in the software industry), or (ii) other code designed or intended to have, or capable of performing, any of the following functions: (a) disrupting, disabling, harming, interfering with or otherwise impeding in any manner the operation of, or providing unauthorized access to, an IT System on which such code is stored or installed; or (b) damaging or destroying any data or file without consent or knowledge.
“Mergers” have the meaning specified in the Recitals hereto.
“Most Favored Customer” means the customer or category of customers, as applicable, disclosed as the Company Group’s most favored customer to the General Services Administration in connection with the award of GSA Schedule Contract No. GS-23F-0037T.
“Multiemployer Plan” has the meaning specified in Section 4.14(g).
“NASDAQ” means The Nasdaq Global Select Market, The Nasdaq Global Market or The Nasdaq Capital Market.
“New Plan” has the meaning specified in Section 7.11(b).
“NYSE” means the New York Stock Exchange.
“OFAC” has the meaning specified in the defined term “Sanctions Laws”.
“Open Source Code” has the meaning specified in Section 4.23(e).
“OPM” has the meaning specified in Section 4.32.
“OPM BPA” has the meaning specified in Section 4.32.
“Organizational Documents” has the meaning specified in Section 4.01.
“Owned Intellectual Property” means, with respect to a Company Party, all Intellectual Property that is owned or purported to be owned by such Company Party or any of its Subsidiaries.
“Owned Software” has the meaning specified in Section 4.23(e).
“Ownership Allocation” means, with respect to each holder of ZF Common Stock, ZF Restricted Shares, IDX Common Stock, ZF Preferred Stock, IDX Preferred Stock, ZF Options (whether vested or not vested), IDX Options (whether vested or not vested), ZF Warrants, and IDX Warrants, in each case, as of immediately prior to the Effective Time, the percentage set forth opposite the name of such holder in the Spreadsheet under the heading “Ownership Allocation” (subject to update, to the extent necessary, pursuant to Section 3.12).

“Party” and “Parties” have the meanings specified in the Preamble hereto.
“PCAOB” means the Public Company Accounting Oversight Board.
“Permits” has the meaning specified in Section 4.11.
“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens that arise in the ordinary course of business, and that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case only to the extent appropriate reserves have been established in accordance with GAAP, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions and for which appropriate reserves have been established in accordance with GAAP, (iv) Liens, encumbrances and restrictions on real property (including defects or imperfections of title, easements, encroachments, covenants, rights of way, conditions, and similar restrictions of record) that (a) are matters of record and (b) do not materially interfere with the present uses of such real property, (v) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (vi) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money in connection with workers’ compensation, unemployment insurance or other types of social security, (vii) Liens securing obligations under the Comerica Credit Facility, (viii) Liens securing obligations under the ZF Orix LSA or the ZF Stifel LSA, and (ix) Liens incurred in the ordinary course of business consistent with past practice, including security deposits.
“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.
“Personal Information” means any data or other information that is defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information,” “medical information,” “personal information”, or similar term under any applicable Law, including any such data or information that alone or in combination with other information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with an identified or identifiable individual or natural person, consumer, household or device, including any personally identifiable data (e.g., name, address, geolocation information, Internet Protocol (IP) address, financial account number, payment card data, government-issued identifier, health or medical information, cookies, and unique device identifiers).
“PIPE Investment” has the meaning specified in the Recitals hereto.
“PIPE Investment Amount” has the meaning specified in the Recitals hereto.
“PIPE Investors” has the meaning specified in the Recitals hereto.
“PIPE Subscription Agreements” has the meaning specified in the Recitals hereto.
“Plan Termination Date” has the meaning specified in Section 7.11(d).
“PRC” has the meaning specified in Section 4.32.
“Pre-Closing Holders” means, collectively, the ZF Pre-Closing Holders and the IDX Pre-Closing Holders.
“Pre-Domestication Acquiror Class B Shares” has the meaning specified in the Recitals hereto.
“Pre-Domestication Acquiror Ordinary Shares” has the meaning specified in the Recitals hereto.
“Pre-Domestication Acquiror Warrant” has the meaning specified in the Recitals hereto.
“Privacy and Security Laws” means all applicable Laws concerning data protection, privacy, or data security with respect to the Processing of Personal Information (including any security breach notification requirements), which may, as applicable, include the Health Insurance Portability and Accountability Act (HIPAA), the Health Information Technology for Economic and Clinical Health (HITECH) Act, the Gramm-Leach-Bliley Act (GLBA), the Fair Credit Reporting Act (FCRA), the Fair and Accurate Credit Transaction Act (FACTA), the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act

(TCPA), the Telemarketing and Consumer Fraud and Abuse Prevention Act, the Family Educational Rights and Privacy Act (FERPA), the Children’s Online Privacy Protection Act (COPPA), state Social Security number protection Laws, state data breach notification Laws, the California Consumer Privacy Act (CCPA), the Privacy and Electronic Communications (EC Directive) Regulations 2003, the Data Protection (Processing of Sensitive Personal Data) Order 2000, the Regulation 2016/679 of the European Parliament and of the Council of 27 April 2016 (also referred to as the General Data Protection Regulation or GDPR), the UK Data Protection Act 2018, the Dutch Personal Data Protection Act (WBP), the United Kingdom’s Data Protection Act 1998 (DPA) and Alberta’s Personal Information Protection Act.
“Privacy and Security Requirements” means, with respect to a Company Party, any of the following to the extent relating to data privacy, data protection, or data security with respect to the Processing of Personal Information: (a) all Privacy and Security Laws (including security breach notification requirements), (b) such Company Party’s and its Subsidiaries’ own internal or external-facing privacy policies, (c) binding industry standards and codes of conduct with which such Company Party and its Subsidiaries have represented compliance (including the Payment Card Industry Data Security Standard, if applicable), and (d) any obligations under any Contracts of such Company Party and its Subsidiaries.
“Pro Rata Basis” shall mean, with respect to each Sponsor Holder, in accordance with the ratio calculated by dividing (i) the number of shares of Acquiror Common Stock held by such Sponsor Holder (after giving effect to the Sponsor Holders Class B Conversion) as of immediately following the Closing by (ii) the aggregate number of shares of Acquiror Common Stock held by all of the Sponsor Holders (after giving effect to the Sponsor Holders Class B Conversion) as of immediately following the Closing.
“Processing” means the collection, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium), including Personal Information.
“Proxy Statement/Prospectus” has the meaning specified in Section 8.02(a)(i).
“Public Shareholders” has the meaning specified in Section 6.03.
“RBP” has the meaning specified in the defined term “ZF Orix LSA”.
“Registered Intellectual Property” has the meaning specified in Section 4.23(a).
“Registration Statement” has the meaning specified in Section 8.02(a)(i).
“Released Claims” has the meaning specified in Section 6.03.
“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors, and consultants of such Person.
“Required Acquiror Shareholder Approval” means the approval of each Required Transaction Proposal by the affirmative vote of the holders of the requisite number of Pre-Domestication Acquiror Ordinary Shares and Pre-Domestication Acquiror Class B Shares entitled to vote thereon, who attend and vote, whether in person or by proxy at the Special Meeting (or any adjournment or postponement thereof), in accordance with the Acquiror Organizational Documents, the rules and regulations of the NYSE or NASDAQ, as applicable, and applicable Law.
“Required IDX Stockholder Approval” means the approval and adoption of this Agreement and the Transactions by the written consent of the holders of a majority in voting power of (i) the outstanding shares of IDX Capital Stock and (ii) the outstanding shares of IDX Series A-1 Preferred Stock and IDX Series A-2 Preferred Stock voting together as one class and on an as-converted basis, in each case in accordance with the IDX Certificate of Incorporation and applicable Law.
“Required Transaction Proposals” means, collectively, the Domestication Proposal, the Business Combination Proposal, the Listing Proposal, the Equity Incentive Plan Proposal, the Charter Proposal, the Bylaws Proposal and the Director Election Proposal.

“Required ZF Mandatory Conversion Approval” means the approval of the ZF Mandatory Conversion by (i) the holders of at least a majority of the then-outstanding shares of ZF Preferred Stock, voting together as a single class on an as-converted basis, and (ii) the holders of at least a majority of the then-outstanding shares of ZF Combined Series D Preferred Stock, voting together as a single class on an as-converted basis.
“Required ZF Stockholder Approval” means (i) the approval and adoption of this Agreement and the Transactions by the written consent of the holders of a majority in voting power of (a) the outstanding shares of ZF Common Stock and the ZF Preferred Stock voting together as a single class on an as-converted basis and (b) the outstanding shares of ZF Preferred Stock voting together as one class and on an as-converted basis, in each case in accordance with the ZF Certificate of Incorporation and applicable Law and (ii) the Required ZF Mandatory Conversion Approval.
“Sanctioned Country” means any country or region that is or has in the past five years been the subject or target of a comprehensive embargo under Sanctions Laws (including Cuba, Iran, North Korea, Sudan, Syria, Venezuela and the Crimea region of Ukraine).
“Sanctioned Person” means any individual or entity that is the subject or target of applicable sanctions or restrictions under Sanctions Laws or export-import Laws, including: (i) any Person listed on any applicable U.S. or non-U.S. sanctions- or export-related restricted or prohibited party list, including OFAC’s Specially Designated Nationals and Blocked Persons List, OFAC’s Sectoral Sanctions Identification List, the Entity, Denied Persons and Unverified Lists maintained by the U.S. Department of Commerce; (ii) any Person that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a Person or Persons described in clause (i); or (iii) any national of a Sanctioned Country.
“Sanctions Laws” means all applicable U.S. and non-U.S. Laws relating to economic or trade sanctions, including the Laws administered or enforced by the United States (including by the U.S. Department of the Treasury, Office of Foreign Assets Control (“OFAC”), U.S. Department of Commerce, or the U.S. Department of State), and the United Nations Security Council.
“Schedules” means the disclosure schedules of the Company Parties or Acquiror, as applicable.
“SEC” means the United States Securities and Exchange Commission.
“SEC Reports” has the meaning specified in Section 5.08(a).
“Securities Act” means the Securities Act of 1933, as amended.
“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.
“Signing Filing” has the meaning specified in Section 8.05(c).
“Signing Press Release” has the meaning specified in Section 8.05(c).
“Software” means software, technology, technical data, and computer programs, whether in source code or object code form, and including (i) software implementations of algorithms, models, and methodologies, firmware, application programming interfaces, (ii) descriptions, schematics, specifications, flow charts and other work product used to design, plan, organize and develop any of the foregoing, and (iii) documentation, including user documentation, user manuals and training materials, files, and records relating to any of the foregoing.
“Special Meeting” has the meaning specified in Section 8.02(b).
“Specified Employees” means with respect to a Company Party, each Company Party Employee, officer, director, or other independent contractor of such Company Party or any of its Subsidiaries, whose target annual cash compensation exceeds $250,000.
“Sponsor” means JAR Sponsor, LLC, a Delaware limited liability company.
“Sponsor Holders” shall mean Sponsor, Albert Goldstein and Joseph Lieberman.
“Sponsor Holders Class B Conversion” has the meaning specified in the Recitals hereto.
“Sponsor Holders Earnout Shares” has the meaning specified in Section 3.10(a).
“Sponsor Support Letter Agreement” has the meaning specified in the Recitals hereto.

“Sponsor Working Capital Loan” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor of any of Sponsor’s officers or directors, and evidenced by a promissory note or other Contract, for the purpose of financing expenses incurred in connection with a business combination, provided that the aggregate principal amount of all Sponsor Working Capital Loans shall not exceed $2,000,000, the interest rate on any Sponsor Working Capital Loan shall not exceed 5% per annum, and provided further, that any Sponsor Working Capital Loan may only be repayable in cash as an Acquiror Transaction Expense and may not be settled or converted into Acquiror Warrants or other Equity Securities of Acquiror.
“Spreadsheet” has the meaning specified in the Recitals.
“Stockholder Ownership Allocation” means, with respect to each ZF Pre-Closing Holder and IDX Pre-Closing Holder, in each case, as of immediately prior to the Effective Time, the percentage set forth opposite the name of such ZF Pre-Closing Holder and IDX Pre-Closing Holder in the Spreadsheet under the heading “Stockholder Ownership Allocation” (subject to update, to the extent necessary, pursuant to Section 3.12).
“Subscription Agreements” has the meaning specified in the Recitals hereto.
“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.
“Supermajority Acquiror Shareholder Approval” means, with respect to the Domestication Proposal and the Charter Proposal only, the affirmative vote of holders of a majority of at least two-thirds of the shares of Pre-Domestication Acquiror Ordinary Shares and Pre-Domestication Acquiror Class B Shares, voting together as a single class cast at the Special Meeting at which a quorum is present.
“Surviving Entities” means, collectively, ZF and the Surviving IDX Entity.
“Surviving IDX Entity” has the meaning specified in the Recitals hereto.
“Surviving Provisions” has the meaning specified in Section 10.02.
“Tax” means (i) any federal, state, provincial, territorial, local, foreign and other tax, charge, impost, levy, duty, or governmental assessment of any kind in the nature of a tax, including alternative or add-on minimum, net income, franchise, gross income, adjusted gross income, gross receipts, employment related (including employee withholding or employer payroll), ad valorem, transfer, franchise, license, sales, use, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, or estimated tax, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto (or in lieu thereof), (ii) any liability for, or in respect of, any item described in clause (i) of this definition as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, including under Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law), and (iii) any liability for, or in respect of, any item described in clauses (i) or (ii) of this definition as a transferee or successor.
“Tax Proceeding” has the meaning specified in Section 8.04(d).
“Tax Return” means any return, report, statement, refund claim, declaration, information return, estimate or other document filed or required to be filed in respect of Taxes, including any schedule or attachment thereto and including any amendments thereof.
“Terminating 401(k) Plan” has the meaning specified in Section 7.11(d).
“Termination Date” has the meaning specified in Section 10.01(c).
“Trade Controls” has the meaning specified in Section 4.30(a).
“Trade Secrets” means, collectively, trade secrets, know-how, confidential research and development information, formulae, confidential price and cost information, processes, and other confidential information or proprietary rights.

“Transaction Agreements” shall mean this Agreement, the Convertible Notes, the Convertible Notes Indenture, the Sponsor Support Letter Agreement, the Subscription Agreements, the A&R Registration Rights Agreement, the Acquiror Charter, the Acquiror Bylaws, and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.
“Transaction Litigation” has the meaning specified in Section 8.01(d).
“Transactions” means the transactions, other than the Domestication, contemplated by this Agreement to occur at or immediately prior to the Closing, including the Mergers.
“Transfer Taxes” has the meaning specified in Section 8.04(b).
“Transitional IDX Entity” has the meaning specified in the Recitals hereto.
“Treasury Regulations” means the regulations promulgated under the Code.
“Triggering Event I” shall mean the first date on which the Common Share Price is equal to or greater than $12.50 after the Closing Date, but within the Earnout Period; provided, that (i) in the event of a Change of Control pursuant to which Acquiror’s stockholders receive, or have the right to receive, cash, securities or other property attributing a value of at least $12.50 to each share of Acquiror Common Stock (as agreed in good faith by Sponsor and the board of directors of Acquiror), then Triggering Event I shall be deemed to have occurred and (ii) in the event that, and as often as, the number of outstanding shares of Acquiror Common Stock is changed by reason of any dividend, subdivision, reclassification, recapitalization, split, combination, exchange or any similar event, then the applicable Common Share Price threshold (i.e., $12.50) will, for all purposes of this Agreement (and the Sponsor Support Letter Agreement), in each case be equitably adjusted to reflect such change.
“Triggering Event II” shall mean the first date on which the Common Share Price is equal to or greater than $15.00 after the Closing Date, but within the Earnout Period; provided, that (i) in the event of a Change of Control pursuant to which Acquiror’s stockholders receive, or have the right to receive, cash, securities or other property attributing a value of at least $15.00 to each share of Acquiror Common Stock (as agreed in good faith by Sponsor and the board of directors of Acquiror), then Triggering Event II shall be deemed to have occurred and (ii) in the event that, and as often as, the number of outstanding shares of Acquiror Common Stock is changed by reason of any dividend, subdivision, reclassification, recapitalization, split, combination, exchange or any similar event, then the applicable Common Share Price threshold (i.e., $15.00) will, for all purposes of this Agreement (and the Sponsor Support Letter Agreement), in each case be equitably adjusted to reflect such change.
“Triggering Event III” shall mean the first date on which the Common Share Price is equal to or greater than $17.50 after the Closing Date, but within the Earnout Period; provided, that (i) in the event of a Change of Control pursuant to which Acquiror’s stockholders receive, or have the right to receive, cash, securities or other property attributing a value of at least $17.50 to each share of Acquiror Common Stock (as agreed in good faith by Sponsor and the board of directors of Acquiror), then Triggering Event III shall be deemed to have occurred and (ii) in the event that, and as often as, the number of outstanding shares of Acquiror Common Stock is changed by reason of any dividend, subdivision, reclassification, recapitalization, split, combination, exchange or any similar event, then the applicable Common Share Price threshold (i.e., $17.50) will, for all purposes of this Agreement (and the Sponsor Support Letter Agreement), in each case be equitably adjusted to reflect such change.
“Triggering Events” shall mean Triggering Event I, Triggering Event II and Triggering Event III, collectively.
“Trust Account” has the meaning specified in Section 5.06.
“Trust Agreement” has the meaning specified in Section 5.06.
“Trustee” has the meaning specified in Section 5.06.
“Units” has the meaning specified in Section 5.12.
“Updated Acquiror Closing Statement” has the meaning specified in Section 3.06(a).
“Updated IDX Closing Statement” has the meaning specified in Section 3.06(c).

“Updated ZF Closing Statement” has the meaning specified in Section 3.06(b).
“US ZF Subsidiaries” has the meaning specified in the defined term “ZF Orix LSA”.
“VigilanteATI” has the meaning specified in the defined term “ZF Orix LSA”.
“Waived 280G Benefits” has the meaning specified in Section 6.11.
“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar Laws.
“Warrant Agreement” means the Warrant Agreement, dated as of November 23, 2020, by and between Acquiror and Continental Stock Transfer & Trust Company (as amended or amended and restated from time to time).
“Written Consents” has the meaning specified in Section 6.07.
“ZF” has the meaning specified in the Preamble hereto.
“ZF Assumed Warrant” has the meaning specified in Section 3.01(c).
“ZF Audited Financial Statements” has the meaning specified in Section 4.08(a).
“ZF Benefit Plan” has the meaning specified in Section 4.14(a).
“ZF Board Recommendation” has the meaning specified in Section 6.07.
“ZF Cancelled Shares” has the meaning specified in Section 3.01(a).
“ZF Capital Stock” means the ZF Common Stock and the ZF Preferred Stock.
“ZF Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of ZF, dated as of September 30, 2020, as amended from time to time.
“ZF Certificate of Merger” has the meaning specified in Section 2.02(a).
“ZF Chile” has the meaning specified in the defined term “ZF Orix LSA”.
“ZF Closing Statement” has the meaning specified in Section 3.06(b).
“ZF Closing Stock Consideration” means a number of shares of Acquiror Common Stock equal to (i) $866,250,000 divided by (ii) $10 (as appropriately adjusted as provided in Section 1.04).
“ZF Closing Stock Per Share Consideration” means a number of shares of Acquiror Common Stock equal to (i) the ZF Closing Stock Consideration divided by (ii) the ZF Fully Diluted Shares of Stock.
“ZF Combined Series D Preferred Stock” means the ZF Series D Preferred Stock, ZF Series D-1 Preferred Stock and ZF Series D-2 Preferred Stock.
“ZF Common Stock” means the common stock of ZF, par value $0.00001 per share, with all the rights, preferences and privileges set forth in the ZF Certificate of Incorporation.
“ZF Confidentiality Agreement” has the meaning specified in Section 11.09.
“ZF Dissenting Shares” has the meaning specified in Section 3.01(f).
“ZF Effective Time” has the meaning specified in Section 2.02(a).
“ZF Financial Statements” has the meaning specified in Section 4.08(a).
“ZF Foreign Plan” has the meaning specified in Section 4.14(k).
“ZF Fully Diluted Shares of Stock” means the sum of (i) the total number of shares of ZF Common Stock (excluding unvested ZF Restricted Shares) issued and outstanding immediately prior to the ZF Effective Time (after giving effect to the ZF Mandatory Conversion), plus (ii) the total number of shares of ZF Common Stock issuable upon the exercise of all vested ZF Options that are outstanding immediately prior to the ZF Effective Time (including after giving effect to any acceleration of any unvested ZF Options in connection with the consummation of the Transactions), plus (iii) the total number of shares of ZF Common Stock issuable upon the exercise or settlement of all ZF Warrants (whether or not then vested or exercisable) that are outstanding immediately prior to the ZF Effective Time (and which are assumed and converted into ZF Assumed Warrants), in each case of clauses (ii) and (iii), determined on a net exercise basis. For purposes of determining the number of shares of ZF Common Stock on a net exercise basis under clauses (ii) and (iii), the per-share value of the ZF Common Stock shall be equal to the (A) the sum of (1) $866,250,000 plus (2) the aggregate exercise price of all vested ZF Options that are outstanding immediately prior to the ZF Effective Time (including after giving effect to any acceleration of any unvested ZF Options in connection with the consummation of the Transactions) and all ZF Warrants (whether or not then vested or exercisable) that are outstanding immediately prior to the ZF Effective Time (and which are assumed and converted into ZF Assumed Warrants), divided by (B) the ZF Fully Diluted Shares of Stock determined as if the words “net exercise basis” were replaced with the words “cash exercise basis.”
“ZF India” has the meaning specified in the defined term “ZF Orix LSA”.
“ZF Interim Financial Statements” has the meaning specified in Section 4.08(a).
“ZF Knowledge Parties” has the meaning specified in Section 1.03.
“ZF Mandatory Conversion” means the conversion of the ZF Preferred Stock into shares of ZF Common Stock immediately prior to Closing in accordance with Article Fourth, Section B, Sub-Section 5.1 of the ZF Certificate of Incorporation.
“ZF Material Adverse Effect” means, any change, event, circumstance, occurrence, effect, development or state of facts that, individually or in the aggregate, with any other change, event, circumstance, occurrence, effect, development or state of facts, either (a) has a material adverse effect on the business, assets, operations, results of operations or financial condition of ZF and its Subsidiaries, taken as a whole, or (b) prevents or materially delays or materially impacts the ability of ZF or its Subsidiaries to consummate all or any of the Transactions or would reasonably be expected to have any such effect; provided, however, that none of the following, alone or in combination, shall be taken into account in determining whether a ZF Material Adverse Effect has occurred: (i) changes or proposed changes in applicable Law, regulations or interpretations thereof or decisions by any Governmental Authority after the date of this Agreement (including COVID-19 Measures); (ii) changes or proposed changes in GAAP (or any official interpretation thereof) after the date of this Agreement; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; (iv) any earthquake, hurricane, tornado, pandemic or other natural or man-made disaster; (v) the taking of any action required by this Agreement; (vi) any acts of terrorism (including cyberterrorism) or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions; (vii) any failure of ZF to meet any projections or forecasts (provided that this clause (vii) shall not prevent a determination that any event not otherwise excluded from this definition of ZF Material Adverse Effect underlying such failure to meet projections or forecasts has resulted, or would reasonably be expected to result in, a ZF Material Adverse Effect); (viii) any changes, events, circumstances, occurrences, effects or developments generally applicable to the industries or markets in which ZF and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers); (ix) the announcement of this Agreement or consummation of the Transactions, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of ZF and its Subsidiaries; or (x) any action taken, or failures to take action, or such other changes or events, in each case by, or at the request of, any Acquiror Party; provided, further, that any change, event, circumstance, occurrence, effect, development or state of facts referred to in the foregoing clauses (i), (ii), (iv), (vi) and (viii) shall be taken into account in determining whether a ZF Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such change, event, circumstance, occurrence, effect, development or state of facts has a disproportionate impact on ZF and its Subsidiaries (taken as a whole), as compared to other industry participants.
“ZF Material Contracts” has the meaning specified in Section 4.12(a).
“ZF Merger” has the meaning specified in the Recitals hereto.
“ZF Merger Sub” has the meaning specified in the Preamble hereto.

“ZF Most Recent Balance Sheet” has the meaning specified in Section 4.08(a).
“ZF Option” means each option to purchase shares of ZF Common Stock granted pursuant to the ZeroFox, Inc. 2013 Equity Incentive Plan, as amended through May 20, 2021, or otherwise.
“ZF Option Plan” means the ZeroFox, Inc. 2013 Equity Incentive Plan, as amended from time to time.
“ZF Orix LSA” means that certain Loan and Security Agreement, dated as of January 7, 2021, by and among ZF, RBP Financial Services, LLC (“RBP”), ZeroFOX Chile Holdings, LLC (“ZF Chile”), ZeroFOX India Holding, LLC (“ZF India”) and VigilanteATI, Inc. (“VigilanteATI” and, together with RBP, ZF Chile and ZF India, the “US ZF Subsidiaries”), as Borrowers, and Orix Growth Capital, LLC, as Lender (as amended or amended and restated from time to time).
“ZF Payoff Amount” has the meaning specified in Section 3.04.
“ZF PIK Promissory Notes” means the promissory notes issued by ZF on December 16, 2021 to each of New Enterprise Associates 14, L.P., Alsop Louie Capital 4, L.P., Highland Capital Partners 9 Limited Partnership, Highland Capital Partners 9-B Limited Partnership, and Highland Entrepreneurs’ Fund 9 Limited Partnership, and Wolf Acquisitions, L.P.
“ZF Pre-Closing Holder” means each Person who holds ZF Common Stock or ZF Restricted Shares immediately prior to the ZF Effective Time (after giving effect to the ZF Mandatory Conversion).
“ZF Preferred Stock” means the ZF Series Seed Preferred Stock, ZF Series A Preferred Stock, ZF Series B Preferred Stock, ZF Series C Preferred Stock, ZF Series C-1 Preferred Stock, ZF Series D Preferred Stock, ZF Series D-1 Preferred Stock, ZF Series D-2 Preferred Stock and ZF Series E Preferred Stock with all the rights, preferences and privileges set forth in the ZF Certificate of Incorporation.
“ZF Restricted Shares” means shares of ZF Common Stock granted to employees or directors of ZF or an Affiliate of ZF, which shares are subject to vesting conditions.
“ZF Series A Preferred Stock” means the preferred stock of ZF, par value $0.00001 per share, designated in the ZF Certificate of Incorporation as Series A Preferred Stock, with all the rights, preferences and privileges set forth in the ZF Certificate of Incorporation.
“ZF Series B Preferred Stock” means the preferred stock of ZF, par value $0.00001 per share, designated in the ZF Certificate of Incorporation as Series B Preferred Stock, with all the rights, preferences and privileges set forth in the ZF Certificate of Incorporation.
“ZF Series C Preferred Stock” means the preferred stock of ZF, par value $0.00001 per share, designated in the ZF Certificate of Incorporation as Series C Preferred Stock, with all the rights, preferences and privileges set forth in the ZF Certificate of Incorporation.
“ZF Series C-1 Preferred Stock” means the preferred stock of ZF, par value $0.00001 per share, designated in the ZF Certificate of Incorporation as Series C-1 Preferred Stock, with all the rights, preferences and privileges set forth in the ZF Certificate of Incorporation.
“ZF Series D Preferred Stock” means the preferred stock of ZF, par value $0.00001 per share, designated in the ZF Certificate of Incorporation as Series D Preferred Stock, with all the rights, preferences and privileges set forth in the ZF Certificate of Incorporation.
“ZF Series D-1 Preferred Stock” means the preferred stock of ZF, par value $0.00001 per share, designated in the ZF Certificate of Incorporation as Series D-1 Preferred Stock, with all the rights, preferences and privileges set forth in the ZF Certificate of Incorporation.
“ZF Series D-2 Preferred Stock” means the preferred stock of ZF, par value $0.00001 per share, designated in the ZF Certificate of Incorporation as Series D-2 Preferred Stock, with all the rights, preferences and privileges set forth in the ZF Certificate of Incorporation.
“ZF Series E Preferred Stock” means the preferred stock of ZF, par value $0.00001 per share, designated in the ZF Certificate of Incorporation as Series E Preferred Stock, with all the rights, preferences and privileges set forth in the ZF Certificate of Incorporation.

“ZF Series Seed Preferred Stock” means the preferred stock of ZF, par value $0.00001 per share, designated in the ZF Certificate of Incorporation as Series Seed Preferred Stock, with all the rights, preferences and privileges set forth in the ZF Certificate of Incorporation.
“ZF Stifel LSA” has the meaning specified in Section 6.06(b).
“ZF Transaction Expenses” means all fees, costs and expenses of ZF and its Subsidiaries collectively incurred prior to and through the Closing Date in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements, the performance and compliance with all Transaction Agreements and conditions contained herein and therein to be performed or complied with at or before Closing, and the consummation of the Transactions and any other transactions contemplated by the Transaction Agreements, to the extent unpaid as of the Closing, including (a) the fees, costs, expenses and disbursements of counsel, accountants, advisors and consultants of ZF and its Subsidiaries (including, for the avoidance of doubt, any fees, costs and expenses related to the Investments) and (b) all severance, transaction-related bonuses, stay bonuses, retention awards, termination and change in control payments or other similar payments or benefits that become vested or payable upon or in connection with the consummation of the Transactions, whether prior to, upon or after such consummation and whether alone or in connection with another event, to any current or former contractor, employee, consultant or other individual service provider of ZF by ZF or any of its Subsidiaries or Affiliates (including the employer portion of any payroll, employment or similar Taxes associated with the foregoing).
“ZF Warrant” means each of (i) the Warrant to Purchase ZF Series A Preferred Stock, dated as of May 22, 2015, by and between ZF and Silicon Valley Bank, (ii) the Warrant to Purchase ZF Series B Preferred Stock, dated as of September 1, 2016, by and between ZF and Silicon Valley Bank, (iii) the Warrant to Purchase ZF Common Stock, dated as of June 1, 2017, between ZF and Silver Lake Waterman Fund II, LP, (iv) the Amended and Restated Warrant to Purchase ZF Series C-1 Preferred Stock, dated as of May 7, 2020, by and between ZF and Hercules Capital, Inc., (v) the Warrant to Purchase ZF Series E Preferred Stock, dated as of January 7, 2021, between ZF and Stifel Bank, (vi) the Warrant to Purchase ZF Series E Preferred Stock, dated as of January 7, 2021, between ZF and Orix Finance Equity Investors, LP, and (vii) the Warrant to Purchase ZF Series E Preferred Stock, dated as of December 8, 2021, between ZF and Stifel Bank. The term ZF Warrant also shall include the warrants that ZF may grant to Orix Growth Capital, LLC or its Affiliate as disclosed on Schedule 6.01(d).
“ZF Written Consent” has the meaning specified in Section 6.07.
Section 1.02 Construction.
(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation,” (vi) the word “or” shall be disjunctive but not exclusive, and (vii) the phrase “to the extent” means the degree to which a thing extends (rather than if).
(b) When used herein with respect to a Company Party or its Subsidiaries, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of such Company Party’s and its Subsidiaries’ business, consistent with past practice (including recent past practice in response to COVID-19 or COVID-19 Measures).
(c) Unless the context of this Agreement otherwise requires, references to Contracts shall be deemed to include all subsequent amendments and other modifications thereto (subject to any restrictions on amendments or modifications set forth in this Agreement).
(d) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to Laws shall be construed as including all Laws consolidating, amending or replacing the Law.

(e) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.
(f) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.
(g) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.
(h) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than 9:00 a.m. Eastern Time on the date that is three Business Days prior to the date hereof to the Party to which such information or material is to be provided or furnished in the virtual “data room” maintained on (i) Intralinks under the title “IDX Virtual Data Room” regarding IDX and its Subsidiaries, or (ii) Venue under the title “Northstar Confirmatory DD” regarding ZF and its Subsidiaries or (iii) by delivery to such Party or its legal counsel via electronic mail or hard copy form.
(i) References to “$” or “dollar” or “US$” shall be references to United States dollars unless otherwise specified.
(j) Unless the context of this Agreement otherwise requires, references to (i) a Company Party shall be deemed to refer to ZF and/or IDX, as applicable, and (ii) the Company Group shall be deemed to refer to (x) ZF and its direct and indirect Subsidiaries and/or (y) IDX and its direct and indirect Subsidiaries, as applicable.
Section 1.03 Knowledge. As used herein, the phrase “to the knowledge of” shall mean the knowledge, following reasonable inquiry of direct reports, of (a) with respect to Acquiror, the individuals listed on Schedule 1.03(a), (b) with respect to ZF, the individuals listed on Schedule 1.03(b) (the “ZF Knowledge Parties”), and (c) with respect to IDX, the individuals listed on Schedule 1.03(c) (the “IDX Knowledge Parties”).
Section 1.04 Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding shares of ZF Common Stock, ZF Preferred Stock, IDX Common Stock, IDX Preferred Stock, Pre-Domestication Acquiror Ordinary Shares or Pre-Domestication Acquiror Class B Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including dollar value) or amount contained herein which is based upon the number of shares of ZF Common Stock, ZF Preferred Stock, IDX Common Stock, IDX Preferred Stock, Pre-Domestication Acquiror Ordinary Shares or Pre-Domestication Acquiror Class B Shares, as applicable, will be appropriately adjusted to provide to the holders of shares of ZF Common Stock, ZF Preferred Stock, IDX Common Stock, IDX Preferred Stock, Pre-Domestication Acquiror Ordinary Shares or Pre-Domestication Acquiror Class B Shares, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit any Acquiror Party or Company Party to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement. For clarity, this Section 1.04 shall not apply to the issuance of Acquiror Common Stock pursuant to (a) the PIPE Subscription Agreements or (b) the conversion of Pre-Domestication Acquiror Class B Shares into Pre-Domestication Acquiror Ordinary Shares.
ARTICLE II
THE MERGERS
Section 2.01 The Mergers. Following the Domestication:
(a) At the ZF Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL, ZF and ZF Merger Sub shall consummate the ZF Merger, pursuant to which ZF Merger Sub shall be merged with and into ZF, following which the separate existence of ZF Merger Sub shall cease and ZF shall continue after the ZF Merger as a direct, wholly-owned Subsidiary of L&F Holdings.

(b) At the IDX Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL, IDX and IDX Merger Sub shall consummate the IDX Merger, pursuant to which IDX Merger Sub shall be merged with and into IDX, following which the separate existence of IDX Merger Sub shall cease and IDX shall continue as the surviving entity after the IDX Merger (referred to herein as Transitional IDX Entity) as a direct, wholly-owned Subsidiary of L&F Holdings.
(c) Immediately following the IDX Merger, at the Effective Time, on the terms and subject to the conditions set forth herein and in accordance with the applicable provisions of the DGCL and DLLCA, Transitional IDX Entity and IDX Forward Merger Sub shall consummate the IDX Forward Merger, pursuant to which Transitional IDX Entity shall be merged with and into IDX Forward Merger Sub, following which the separate existence of Transitional IDX Entity shall cease and IDX Forward Merger Sub shall continue as the surviving entity after the IDX Forward Merger as a direct, wholly-owned Subsidiary of L&F Holdings.
Section 2.02 Effective Time. On the terms and subject to the conditions set forth herein, following the Domestication, on the Closing Date:
(a) ZF and ZF Merger Sub shall cause the ZF Merger to be consummated by filing a certificate of merger (the “ZF Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The time of such filing, or such later time as may be agreed in writing by ZF and Acquiror and specified in the ZF Certificate of Merger, will be the effective time of and constitute the consummation of the ZF Merger (the “ZF Effective Time”).
(b) Immediately following the filing of the ZF Certificate of Merger, IDX and IDX Merger Sub shall cause the IDX Merger to be consummated by filing a certificate of merger (the “IDX Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL, the time of such filing, or such later time as may be agreed in writing by IDX and Acquiror and specified in the IDX Certificate of Merger, will be the effective time of and constitute the consummation of the IDX Merger (the “IDX Effective Time”).
(c) Immediately following the filing of the IDX Certificate of Merger, Transitional IDX Entity and IDX Forward Merger Sub shall cause the IDX Forward Merger to be consummated by filing a certificate of merger (the “IDX Forward Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL and the DLLCA. The time of such filing, or such later time as may be agreed in writing by IDX Forward Merger Sub and Transitional IDX Entity and specified in the IDX Forward Certificate of Merger, will be the effective time of and constitute the consummation of the IDX Forward Merger (the “Effective Time”).
Section 2.03 Effect of the Mergers.
(a) The effect of the ZF Merger shall be as provided in this Agreement, the ZF Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the ZF Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of ZF Merger Sub and ZF shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of ZF.
(b) The effect of the IDX Merger shall be as provided in this Agreement, the IDX Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the IDX Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of IDX Merger Sub and IDX shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of IDX.
(c) The effect of the IDX Forward Merger shall be as provided in this Agreement, the IDX Forward Certificate of Merger and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Transitional IDX Entity and IDX Forward Merger Sub shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving IDX Entity.

Section 2.04 Governing Documents.
(a) At the ZF Effective Time, the ZF Certificate of Incorporation shall, by virtue of the ZF Merger and without any further action on the part of ZF or ZF Merger Sub, be amended and restated to be in the form attached hereto as Exhibit E, which shall be the certificate of incorporation of ZF from and after the ZF Effective Time until thereafter amended in accordance with the provisions thereof and applicable law. At the ZF Effective Time, the parties shall take all actions so that the bylaws of ZF shall be amended and restated to conform to the bylaws of ZF Merger Sub as in effect immediately prior to the ZF Effective Time except that the name of the surviving corporation shall be “ZeroFox, Inc.” and as such shall be the bylaws of ZF until thereafter amended in accordance with the provisions thereof, the certificate of incorporation of ZF and applicable law.
(b) At the IDX Effective Time, the IDX Certificate of Incorporation and bylaws of IDX shall be the certificate of incorporation and bylaws of Transitional IDX Entity from and after the IDX Effective Time until thereafter amended in accordance with the provisions thereof and applicable law.
(c) At the Effective Time, the certificate of formation and pursuant to Section 18-209(f) of the DLLCA, the limited liability company agreement of IDX Forward Merger Sub shall, by virtue of the IDX Forward Merger and without any further action on the part of IDX Forward Merger Sub or its members, be amended and amended and restated, respectively, to be in the forms of amended certificate of formation and limited liability company agreement attached hereto as Exhibit F and Exhibit G (including that the name of the Surviving IDX Entity shall be “IDX Holdings, LLC”), which shall be the amended certificate of formation and limited liability company agreement of the Surviving IDX Entity from and after the Effective Time until thereafter amended and in accordance with the provisions thereof and applicable law.
(d) At the Effective Time, the parties shall take all action so that the certificate of formation and limited liability company agreement of L&F Holdings shall be amended such that the name of L&F Holdings immediately after the Effective Time shall be “ZeroFox Holdings, LLC”.
Section 2.05 Directors and Officers of ZF; Managers and Officers of Surviving IDX Entity; Managers and Officers of L&F Holdings.
(a) The parties shall take all necessary actions such that immediately after the ZF Effective Time, the board of directors and officers of ZF shall be as set forth on Schedule 2.05(a), each to hold office in accordance with the ZF governing documents until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of such director’s or officer’s death, resignation or removal.
(b) The parties shall take all necessary actions such that immediately after the Effective Time, the board of managers and officers of Surviving IDX Entity shall be as set forth on Schedule 2.05(b), each to hold office in accordance with the Surviving IDX Entity governing documents until such manager’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of such manager’s or officer’s death, resignation or removal.
(c) The parties shall take all necessary actions such that immediately after the Effective Time, the board of managers and officers of L&F Holdings shall be as set forth on Schedule 2.05(c), each to hold office in accordance with the governing documents of L&F Holdings until such manager’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of such manager’s or officer’s death, resignation or removal.
Section 2.06 Further Assurances. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest ZF following the ZF Merger, IDX following the IDX Merger, and Surviving IDX Entity following the IDX Forward Merger (as applicable) with full right, title and possession to all assets, property, rights, privileges, powers and franchises of ZF, ZF Merger Sub, IDX, IDX Merger Sub, Transitional IDX Entity and IDX Forward Merger Sub (as applicable), the applicable directors, officers, stockholders, members and managers of ZF, ZF Merger Sub, IDX, IDX Merger Sub, Transitional IDX Entity, IDX Forward Merger Sub and Acquiror (or their designees) are fully authorized in the name of their respective companies to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

ARTICLE III
MERGER CONSIDERATION; CLOSING
Section 3.01 Effect of ZF Merger. On the terms and subject to the conditions set forth herein, at the ZF Effective Time, by virtue of the ZF Merger and without any further action on the part of any Party or any other Person, the following shall occur:
(a) ZF Common Stock. Each share of ZF Common Stock (including ZF Restricted Shares) issued and outstanding immediately prior to the ZF Effective Time (after giving effect to the ZF Mandatory Conversion and other than ZF Dissenting Shares and ZF Cancelled Shares) will be automatically cancelled and extinguished and converted into the right to receive a number of shares of Acquiror Common Stock equal to the ZF Closing Stock Per Share Consideration. The ZF Closing Stock Per Share Consideration issued in respect of ZF Restricted Shares will continue to have, and be subject to, the same terms and conditions (including restrictions on vesting) relating thereto as in effect immediately prior to the ZF Effective Time. All shares of ZF Common Stock held in ZF’s treasury immediately prior to the ZF Effective Time or owned by Acquiror or ZF Merger Sub immediately prior to the ZF Effective Time shall be automatically cancelled and shall cease to exist (the “ZF Cancelled Shares”), and no consideration shall be delivered in exchange therefor.
(b) ZF Preferred Stock.
(i) ZF Series Seed Preferred Stock. Pursuant to the ZF Mandatory Conversion, effective immediately prior to the ZF Effective Time, each share of ZF Series Seed Preferred Stock shall convert into two shares of ZF Common Stock with no further required action on the part of such holder of shares of ZF Series Seed Preferred Stock or ZF.
(ii) ZF Series A Preferred Stock. Pursuant to the ZF Mandatory Conversion, effective immediately prior to the ZF Effective Time, each share of ZF Series A Preferred Stock shall convert into two shares of ZF Common Stock with no further required action on the part of such holder of shares of ZF Series A Preferred Stock or ZF.
(iii) ZF Series B Preferred Stock. Pursuant to the ZF Mandatory Conversion, effective immediately prior to the ZF Effective Time, each share of ZF Series B Preferred Stock shall convert into two shares of ZF Common Stock with no further required action on the part of such holder of shares of ZF Series B Preferred Stock or ZF.
(iv) ZF Series C Preferred Stock. Pursuant to the ZF Mandatory Conversion, effective immediately prior to the ZF Effective Time, each share of ZF Series C Preferred Stock shall convert into two shares of ZF Common Stock with no further required action on the part of such holder of shares of ZF Series C Preferred Stock or ZF.
(v) ZF Series C-1 Preferred Stock. Pursuant to the ZF Mandatory Conversion, effective immediately prior to the ZF Effective Time, each share of ZF Series C-1 Preferred Stock shall convert into two shares of ZF Common Stock with no further required action on the part of such holder of shares of ZF Series C-1 Preferred Stock or ZF.
(vi) ZF Series D Preferred Stock. Pursuant to the ZF Mandatory Conversion, effective immediately prior to the ZF Effective Time, each share of ZF Series D Preferred Stock shall convert into two shares of ZF Common Stock with no further required action on the part of such holder of shares of ZF Series D Preferred Stock or ZF.
(vii) ZF Series D-1 Preferred Stock. Pursuant to the ZF Mandatory Conversion, effective immediately prior to the ZF Effective Time, each share of ZF Series D-1 Preferred Stock shall convert into two shares of ZF Common Stock with no further required action on the part of such holder of shares of ZF Series D-1 Preferred Stock or ZF.
(viii) ZF Series D-2 Preferred Stock. Pursuant to the ZF Mandatory Conversion, effective immediately prior to the ZF Effective Time, each share of ZF Series D-2 Preferred Stock shall convert into two shares of ZF Common Stock with no further required action on the part of such holder of shares of ZF Series D-2 Preferred Stock or ZF.

(ix) ZF Series E Preferred Stock. Pursuant to the ZF Mandatory Conversion, effective immediately prior to the ZF Effective Time, each share of ZF Series E Preferred Stock shall convert into two shares of ZF Common Stock with no further required action on the part of such holder of shares of ZF Series E Preferred Stock or ZF.
(c) ZF Warrants. Immediately prior to the ZF Effective Time, it is anticipated that all outstanding ZF Warrants will have been exercised in exchange for shares of ZF Capital Stock in accordance with their terms and will no longer be outstanding and will automatically be cancelled, extinguished and retired and will cease to exist, and each holder thereof will cease to have any rights with respect thereto, other than, for the avoidance of doubt, with respect to the ZF Capital Stock into which such ZF Warrants are exchanged. To the extent not exercised and exchanged prior to the ZF Effective Time, each ZF Warrant issued, outstanding and unexercised immediately prior to the ZF Effective Time shall be assumed and converted into a warrant to purchase Acquiror Common Stock (each, a “ZF Assumed Warrant”). Each such ZF Assumed Warrant as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the underlying ZF Warrant immediately prior to the ZF Effective Time (but taking into account any changes thereto by reason of this Agreement or the Transactions, including that each ZF Assumed Warrant shall be a warrant to purchase Acquiror Common Stock). Each such ZF Assumed Warrant as so assumed and converted shall be a warrant to purchase (i) that number of shares of Acquiror Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of ZF Common Stock subject to such ZF Warrant immediately prior to the ZF Effective Time (assuming the exercise of such ZF Warrant immediately prior to the ZF Effective Time and, where applicable, the ZF Mandatory Conversion) and (B) the ZF Closing Stock Per Share Consideration, (ii) at an exercise price per share of Acquiror Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of ZF Common Stock applicable to the underlying ZF Warrant immediately prior to the ZF Effective Time (giving effect to the exercise of such ZF Warrant immediately prior to the ZF Effective Time and, where applicable, the ZF Mandatory Conversion) by (y) the ZF Closing Stock Per Share Consideration.
(d) ZF Options. Each ZF Option (whether vested or unvested) that is outstanding and unexercised as of immediately prior to the ZF Effective Time shall be assumed and converted into an option to purchase shares of Acquiror Common Stock (each, an “Acquiror Option”). Each such Acquiror Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the underlying ZF Option immediately prior to the ZF Effective Time (but taking into account any changes thereto by reason of this Agreement or the Transactions, including that each Acquiror Option shall be an option to purchase Acquiror Common Stock). Each such Acquiror Option as so assumed and converted shall be an option to acquire (i) that number of shares of Acquiror Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of ZF Common Stock subject to such ZF Option immediately prior to the ZF Effective Time and (B) the ZF Closing Stock Per Share Consideration, (ii) at an exercise price per share of Acquiror Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (A) the exercise price per share of ZF Common Stock applicable to such ZF Option immediately prior to the ZF Effective Time by (B) the ZF Closing Stock Per Share Consideration. Notwithstanding anything in this Section 3.01(d) to the contrary, the exercise price and the number of shares of Acquiror Common Stock subject to the Acquiror Option shall be determined in a manner consistent with the requirements of Sections 424 and 409A of the Code (as applicable). ZF represents and warrants to IDX and the Acquiror Parties that there are no ZF Option grant agreements, ZF employment agreements or other agreements or arrangements that would preclude the treatment of ZF Options as set forth in this Section 3.01(d). At the ZF Effective Time, by virtue of the ZF Merger and without any need of any further corporate action, Acquiror shall assume the ZF Option Plan, with the result that Acquiror may issue the shares of Acquiror Common Stock after the ZF Effective Time pursuant to the exercise of the Acquiror Options under the ZF Option Plan.
(e) ZF Merger Sub Equity Securities. Each share of common stock of ZF Merger Sub issued and outstanding immediately prior to the ZF Effective Time shall be converted into and shall represent one fully paid and nonassessable share of common stock of ZF, which shall constitute the only outstanding shares of common stock of ZF immediately following the ZF Effective Time.

(f) ZF Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, any shares of capital stock of ZF issued and outstanding immediately prior to the ZF Effective Time and held by a holder who has not voted in favor of the ZF Merger or consented thereto in writing and who has properly exercised and perfected appraisal rights for such shares in accordance with Section 262 of the DGCL, and has not effectively withdrawn or lost such appraisal rights (collectively, the “ZF Dissenting Shares”) shall not be converted into or represent the right to receive the consideration for such capital stock of ZF set forth in Section 3.01(a), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders under Section 262 of the DGCL; provided, however, that if any holder of ZF Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights and dissenters’ rights under Section 262 of the DGCL, then, the right of such holder to receive the rights as may be granted under Section 262 of the DGCL shall cease and such ZF Dissenting Shares shall be deemed to have been converted as of the ZF Effective Time into, and shall become exchangeable solely for, the right to receive the consideration for shares of capital stock of ZF set forth in Section 3.01(a), without interest.
Section 3.02 Effect of IDX Merger. On the terms and subject to the conditions set forth herein, at the IDX Effective Time, by virtue of the IDX Merger and without any further action on the part of any Party or any other Person, the following shall occur:
(a) IDX Capital Stock. (i) Each share of IDX Common Stock issued and outstanding immediately prior to the IDX Effective Time (other than IDX Dissenting Shares and IDX Cancelled Shares) will be automatically cancelled and extinguished and converted into the right to receive (A) a number of shares of Acquiror Common Stock equal to the IDX Closing Stock Per Share Consideration and (B) an amount of cash equal to the IDX Closing Cash Per Share Consideration; (ii) each share of IDX Series A-1 Preferred Stock and IDX Series A-2 Preferred Stock issued and outstanding immediately prior to the IDX Effective Time (other than IDX Dissenting Shares and IDX Cancelled Shares) will be automatically cancelled and extinguished and converted into the right to receive (A) a number of shares of Acquiror Common Stock equal to the IDX Closing Stock Per Share Consideration, (B) an amount of cash equal to the IDX Closing Cash Per Share Consideration, and (C) an amount of cash equal to the IDX Liquidation Preference; and (iii) each share of IDX Series B Preferred Stock issued and outstanding immediately prior to the IDX Effective Time (other than IDX Dissenting Shares and IDX Cancelled Shares) will be automatically cancelled and extinguished and converted into the right to receive an amount of cash equal to the IDX Liquidation Preference; provided, that, the aggregate IDX Closing Cash Per Share Consideration payable to certain IDX Pre-Closing Holders shall be reduced as set forth in the Spreadsheet, and the total amount so reduced shall be paid, at Closing, to such recipients as set forth in the Spreadsheet, in each case, in accordance with the IDX Earnout Documents. All shares of IDX Capital Stock held in IDX’s treasury immediately prior to the IDX Effective Time or owned by Acquiror or IDX Merger Sub immediately prior to the IDX Effective Time shall be automatically cancelled and shall cease to exist (the “IDX Cancelled Shares”), and no consideration shall be delivered in exchange therefor.
(b) IDX Warrants.
(i) Immediately prior to the IDX Effective Time, it is anticipated that the outstanding IDX Cancelled Warrant will have been exercised in exchange for shares of IDX Common Stock in accordance with its terms and will no longer be outstanding and will automatically be cancelled, extinguished and retired and will cease to exist, and the holder thereof will cease to have any rights with respect thereto, other than, for the avoidance of doubt, with respect to the IDX Common Stock into which such IDX Cancelled Warrant is exchanged. To the extent not exercised and exchanged prior to the IDX Effective Time, upon notice by IDX in accordance with the terms of the IDX Cancelled Warrant, the IDX Cancelled Warrant will automatically be cancelled, extinguished and retired and will cease to exist, and the holder thereof will cease to have any rights with respect thereto without the payment of any consideration therefor.
(ii) Immediately prior to the IDX Effective Time, it is anticipated that all outstanding IDX Warrants will have been exercised in exchange for shares of IDX Capital Stock in accordance with their terms and will no longer be outstanding and will automatically be cancelled, extinguished and retired and will cease to exist, and each holder thereof will cease to have any rights with respect thereto, other than, for the avoidance of doubt, with respect to the IDX Capital Stock into which such

IDX Warrants are exchanged. To the extent not exercised and exchanged prior to the IDX Effective Time, each IDX Warrant issued, outstanding and unexercised immediately prior to the IDX Effective Time shall be assumed and converted into a warrant to purchase Acquiror Common Stock (each, an “IDX Assumed Warrant”). Each such IDX Assumed Warrant as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the underlying IDX Warrant immediately prior to the IDX Effective Time (but taking into account any changes thereto by reason of this Agreement or the Transactions, including that each IDX Assumed Warrant shall be a warrant to purchase Acquiror Common Stock). Each such IDX Common Warrant as so assumed and converted shall be a warrant to purchase (i) that number of shares of Acquiror Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of IDX Common Stock subject to the underlying IDX Common Warrant immediately prior to the IDX Effective Time and (B) the IDX Total Per Share Consideration, (ii) at an exercise price per share of Acquiror Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of IDX Common Stock applicable to the underlying IDX Common Warrant immediately prior to the IDX Effective Time by (y) the IDX Total Per Share Consideration. Each such IDX Preferred Warrant as so assumed and converted shall be a warrant to purchase (i) that number of shares of Acquiror Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of IDX Preferred Stock subject to the underlying IDX Warrant immediately prior to the IDX Effective Time and (B) the IDX Total Preferred Per Share Consideration, (ii) at an exercise price per share of Acquiror Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of IDX Preferred Stock applicable to the underlying IDX Preferred Warrant immediately prior to the IDX Effective Time by (y) the IDX Total Preferred Per Share Consideration.
(c) IDX Options. Each IDX Option (whether vested or unvested) that is outstanding and unexercised as of immediately prior to the IDX Effective Time shall be assumed and converted into an Acquiror Option. Each such Acquiror Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the underlying IDX Option immediately prior to the IDX Effective Time (but taking into account any changes thereto by reason of this Agreement or the Transactions, including that each Acquiror Option shall be an option to purchase Acquiror Common Stock). Each such Acquiror Option as so assumed and converted shall be an option to acquire (i) that number of shares of Acquiror Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of IDX Capital Stock subject to such IDX Option immediately prior to the IDX Effective Time and (B) the IDX Total Per Share Consideration, (ii) at an exercise price per share of Acquiror Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of IDX Common Stock applicable to such IDX Option immediately prior to the IDX Effective Time by (y) the IDX Total Per Share Consideration. Notwithstanding anything in this Section 3.02(c) to the contrary, the exercise price and the number of shares of Acquiror Common Stock subject to the Acquiror Option shall be determined in a manner consistent with the requirements of Sections 424 and 409A of the Code (as applicable). IDX represents and warrants to ZF and the Acquiror Parties that there are no IDX Option grant agreements, IDX employment agreements, or other agreements or arrangements that would preclude the treatment of IDX Options as set forth in this Section 3.02(c). At the IDX Effective Time, by virtue of the IDX Merger and without any need of any further corporate action, Acquiror shall assume the IDX Option Plans, with the result that Acquiror may issue the shares of Acquiror Common Stock after the IDX Effective Time pursuant to the exercise of the Acquiror Options under the IDX Option Plans.
(d) IDX Merger Sub Equity Securities. Each share of common stock of IDX Merger Sub issued and outstanding immediately prior to the IDX Effective Time shall be converted into and shall represent one fully paid and nonassessable share of common stock of IDX, which shall constitute the only outstanding shares of common stock of IDX immediately following the IDX Effective Time.
(e) IDX Dissenting Shares. Notwithstanding any other provision of this Agreement to the contrary, any shares of capital stock of IDX issued and outstanding immediately prior to the IDX Effective Time and held by a holder who has not voted in favor of the IDX Merger or consented thereto in writing and who has properly exercised and perfected appraisal rights for such shares in accordance with Section 262 of the DGCL, and has not effectively withdrawn or lost such appraisal rights (collectively, the “IDX Dissenting

Shares”) shall not be converted into or represent the right to receive the consideration for such capital stock of IDX set forth in Section 3.02(a), and the holder or holders of such shares shall be entitled only to such rights as may be granted to such holder or holders under Section 262 of the DGCL; provided, however, that if any holder of IDX Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s appraisal rights and dissenters’ rights under Section 262 of the DGCL, then, the right of such holder to receive the rights as may be granted under Section 262 of the DGCL shall cease and such IDX Dissenting Shares shall be deemed to have been converted as of the IDX Effective Time into, and shall become exchangeable solely for, the right to receive the consideration for shares of capital stock of IDX set forth in Section 3.02(a), without interest.
Section 3.03 Effect of IDX Forward Merger. On the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the IDX Forward Merger and without any further action on the part of any Party or any other Person, each share of Transitional IDX Entity Common Stock issued and outstanding immediately prior to the Effective Time will be canceled and no consideration shall be issued in respect thereto and the limited liability company interest of IDX Forward Merger Sub shall remain unchanged and continue to remain outstanding and shall constitute 100% of the outstanding Equity Securities of the Surviving IDX Entity.
Section 3.04 ZF Payoff Amount. At the Closing, immediately prior to the ZF Effective Time, the Acquiror shall cause the Trustee to release from the Trust Account or otherwise cause to be paid an aggregate amount equal to the ZF Transaction Expenses (the “ZF Payoff Amount”), and shall pay, by wire transfer of immediately available funds, the ZF Payoff Amount out of such released funds or other funds of Acquiror pursuant to wire instructions provided to it by ZF for the applicable owed parties at least two Business Days prior to Closing.
Section 3.05 IDX Debt Amount. At the Closing, immediately prior to the IDX Effective Time, Acquiror shall cause the Trustee to release from the Trust Account or otherwise cause to be paid an aggregate amount equal to the sum of (a) an amount of funds sufficient to pay off and discharge in full all of IDX’s obligations (other than inchoate indemnity obligations and ongoing banking services) under the Comerica Credit Facility and the IDX Convertible Promissory Notes, plus (b) the IDX Transaction Expenses (such aggregate amount pursuant to clauses (a) through (b), the “IDX Debt Amount”), and shall pay, by wire transfer of immediately available funds, the IDX Debt Amount out of such released funds or other funds of Acquiror pursuant to wire instructions provided at least two Business Days prior to Closing to Acquiror by IDX for the applicable owed parties (including under the IDX Debt Payoff Letters).
Section 3.06 Transaction Expenses; Closing Statements.
(a) On the date that is five Business Days prior to the Closing Date, Acquiror shall deliver to ZF and IDX a written statement (the “Acquiror Closing Statement”) setting forth its good faith estimate and calculation of the Acquiror Transaction Expenses, including a detailed itemization of the components thereof and reasonable supporting documentation and detail therefor (including invoices), and determined pursuant to the definitions contained in this Agreement. From and after delivery of the Acquiror Closing Statement and through the Closing Date, (i) Acquiror shall promptly provide to ZF and IDX any changes to the Acquiror Closing Statement (including any component thereof) (the “Updated Acquiror Closing Statement”), and (ii) ZF and IDX shall have the right to review and comment on such calculations and estimates, Acquiror shall consider in good faith any such comments made by ZF or IDX, and ZF, IDX and Acquiror shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculations and estimates contained in the Updated Acquiror Closing Statement (and any updates or revisions as may be agreed to by ZF, IDX and Acquiror shall be included in the Updated Acquiror Closing Statement). Acquiror shall, and shall cause its Representatives to, (x) reasonably cooperate with ZF, IDX and their respective Representatives to the extent related to ZF’s or IDX’s review of the Acquiror Closing Statement and Updated Acquiror Closing Statement and the calculations and estimates contained therein (including engaging in good faith discussions related thereto) and (y) provide reasonable access to personnel, books, records and other information during normal business hours to the extent related to the preparation of the Acquiror Closing Statement and Updated Acquiror Closing Statement and reasonably requested by ZF, IDX or their respective Representatives in connection with such review; provided, that ZF and IDX shall not, and shall cause their respective Representatives to not, unreasonably interfere with the business of Acquiror and its Subsidiaries in connection with any such access. Notwithstanding anything in this Agreement to the contrary, Acquiror Transaction Expenses may not exceed

$30,000,000 (the “Acquiror Transaction Expenses Cap”) without ZF’s and IDX’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; provided, that any Acquiror Transaction Expenses in respect of or related to an upsizing of the Investments above the Investment Amount shall not be subject to the Acquiror Transaction Expenses Cap.
(b) On the date that is five Business Days prior to the Closing Date, ZF shall deliver to Acquiror and IDX a written statement (the “ZF Closing Statement”) setting forth its good faith estimate and calculation of the ZF Transaction Expenses, including a detailed itemization of the components thereof and reasonable supporting documentation and detail therefor (including invoices), and determined pursuant to the definitions contained in this Agreement. From and after delivery of the ZF Closing Statement and through the Closing Date, (i) ZF shall promptly provide to Acquiror and IDX any changes to the ZF Closing Statement (including any component thereof) (the “Updated ZF Closing Statement”), and (ii) Acquiror and IDX shall have the right to review and comment on such calculations and estimates, ZF shall consider in good faith any such comments made by Acquiror and IDX, and ZF, IDX and Acquiror shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculations and estimates contained in the Updated ZF Closing Statement. ZF shall, and shall cause its Representatives to, (x) reasonably cooperate with Acquiror, IDX and their respective Representatives to the extent related to Acquiror’s or IDX’s review of the ZF Closing Statement and Updated ZF Closing Statement and the calculations and estimates contained therein (including engaging in good faith discussions related thereto) and (y) provide reasonable access to personnel, books, records and other information during normal business hours to the extent related to the preparation of the ZF Closing Statement and Updated ZF Closing Statement and reasonably requested by Acquiror, IDX or their respective Representatives in connection with such review; provided, that Acquiror and IDX shall not, and shall cause their respective Representatives to not, unreasonably interfere with the business of ZF and its Subsidiaries in connection with any such access.
(c) On the date that is five Business Days prior to the Closing Date, IDX shall deliver to ZF and Acquiror a written statement (the “IDX Closing Statement”) setting forth its good faith estimate and calculation of the IDX Transaction Expenses and IDX Closing Cash Consideration, including a detailed itemization of the components thereof (including the IDX Debt Amount, the IDX Closing Working Capital Shortfall and the IDX Cash Amount) and reasonable supporting documentation and detail therefor (including invoices), and determined pursuant to the definitions contained in this Agreement. From and after delivery of the IDX Closing Statement and through the Closing Date, (i) IDX shall promptly provide to ZF and Acquiror any changes to the IDX Closing Statement (including any component thereof) (the “Updated IDX Closing Statement”), and (ii) ZF and Acquiror shall have the right to review and comment on such calculations and estimates, IDX shall consider in good faith any such comments made by ZF or Acquiror, and IDX, ZF and Acquiror shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculations and estimates contained in the Updated IDX Closing Statement. IDX shall, and shall cause its Representatives to, (x) reasonably cooperate with ZF and Acquiror and their respective Representatives to the extent related to ZF’s or Acquiror’s review of the IDX Closing Statement and Updated IDX Closing Statement and the calculations and estimates contained therein (including engaging in good faith discussions related thereto) and (y) provide reasonable access to personnel, books, records and other information during normal business hours to the extent related to the preparation of the IDX Closing Statement and Updated IDX Closing Statement and reasonably requested by ZF or Acquiror or their respective Representatives in connection with such review; provided, that each of ZF and Acquiror shall not, and shall cause their respective Representatives to not, unreasonably interfere with the business of IDX and its Subsidiaries in connection with any such access.
Section 3.07 Closing. The closing of the Mergers (the “Closing”) shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (PDF)) commencing as promptly as practicable (and in any event no later than 9:00 a.m. Eastern Time on the third Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided, that such conditions are satisfied or (to the extent permitted by applicable Law) waived in writing) or (b) at such other place, time or date as Acquiror, ZF and IDX may mutually agree in writing. The date on which the Closing shall occur is referred to herein as the “Closing Date.”

Section 3.08 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, Acquiror, ZF, IDX, Transitional IDX Entity, ZF Merger Sub, IDX Merger Sub, Surviving IDX Entity and their respective Affiliates and agents shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement, any amounts that are required to be deducted or withheld with respect to the making of such payments under applicable Law. To the extent that any amounts are to be withheld from value deliverable to the ZF Pre-Closing Holders or the IDX Pre-Closing Holders (other than any such value that is subject to withholding because (a) it is properly treated as compensation for applicable Tax purposes, or (b) ZF or IDX, as applicable, has failed to deliver the certificate and accompanying notice or forms described in Section 9.02(d)), Acquiror shall use commercially reasonable efforts to provide notice to the applicable holder at least five days prior to the day the relevant withholding is to be made (and all Parties agree to use commercially reasonable efforts to cooperate to reduce or eliminate any such withholding). To the extent that any amounts are deducted or withheld consistent with the terms of this Section 3.08 and paid over to the appropriate Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
Section 3.09 Fractional Shares. No certificate or scrip representing fractional shares of Acquiror Common Stock shall be issued in the Mergers, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Acquiror. Notwithstanding any other provision of this Agreement, (a) each ZF Pre-Closing Holder of ZF Common Stock converted pursuant to the ZF Merger who would otherwise have been entitled to receive a fraction of a share of Acquiror Common Stock shall receive (aggregating for this purpose all the shares of Acquiror Common Stock such holder is entitled to receive hereunder), in lieu thereof, cash, without interest, in an amount equal to the product of (i) such fractional part of a share of Acquiror Common Stock, multiplied by (ii) $10 and (b) each IDX Pre-Closing Holder of IDX Capital Stock converted pursuant to the IDX Merger who would otherwise have been entitled to receive a fraction of a share of Acquiror Common Stock shall receive (aggregating for this purpose all the shares of Acquiror Common Stock such holder is entitled to receive hereunder), in lieu thereof, cash, without interest, in an amount equal to the product of (i) such fractional part of a share of Acquiror Common Stock, multiplied by (ii) $10.
Section 3.10 Sponsor Holders Earnout Shares.
(a) Potential Forfeiture. In accordance with the Sponsor Support Letter Agreement, the Sponsor Holders have agreed that, effective upon the Closing, the Sponsor Holders will, on a Pro Rata Basis, subject 1,293,750 shares of Acquiror Common Stock that will be owned by the Sponsor Holders (the “Sponsor Holders Earnout Shares”) to forfeiture (by automatic transfer to Acquiror) if the Triggering Events do not occur during the Earnout Period, with such Sponsor Holders Earnout Shares vesting (and therefore no longer subject to forfeiture) pursuant to the terms of this Section 3.10. Until the occurrence of the applicable Triggering Event, certificates representing the Sponsor Holders Earnout Shares shall bear a legend referencing that they are subject to forfeiture pursuant to the provisions of this Agreement, and any transfer agent for Acquiror Common Stock will be given appropriate stop transfer orders that will be applicable until the Sponsor Holders Earnout Shares are vested; provided, however, that upon the vesting of any Sponsor Holders Earnout Shares in accordance with the terms herein, Acquiror shall immediately cause the removal of such legend and direct such transfer agent that such stop transfer orders are no longer applicable. For the avoidance of doubt, each Triggering Event shall only occur once, if at all.
(b) Vesting. Until the earlier of all of the Sponsor Holders Earnout Shares having become fully vested or the expiry of the Earnout Period:
(i) one-third of the Sponsor Holders Earnout Shares (431,250 shares) shall immediately become fully vested and no longer subject to forfeiture upon the occurrence of Triggering Event I;
(ii) one-third of the Sponsor Holders Earnout Shares (431,250 shares) shall immediately become fully vested and no longer subject to forfeiture upon the occurrence of Triggering Event II; and
(iii) one-third of the Sponsor Holders Earnout Shares (431,250 shares) shall immediately become fully vested and no longer subject to forfeiture upon the occurrence of Triggering Event III.
(c) Adjustment. If, and as often as, the outstanding shares of Acquiror Common Stock are changed into a different number of shares or a different class, by reason of any dividend, subdivision,

reclassification, recapitalization, split, combination or exchange, or any similar event after the date hereof, then the number of Sponsor Holders Earnout Shares to be surrendered or forfeited pursuant to this Section 3.10 will in each case be equitably adjusted to reflect such change.
(d) Dividends and Distributions. To the extent any dividends or other distributions are paid or otherwise made by Acquiror (including, without limitation, any shares of Acquiror Common Stock or other equity securities of Acquiror distributed in connection with a share split, share dividend, or reclassification, or through merger, amalgamation, consolidation, recapitalization or other similar event) during the Earnout Period, and the Sponsor Holders would have been entitled to such dividends or other distributions in respect of the Sponsor Holders Earnout Shares if such Sponsor Holders Earnout Shares were not subject to forfeiture as of the record date for such dividends or other distributions, Acquiror shall hold such portion of such dividends or other distributions in escrow or a segregated account for the benefit of the Sponsor Holders, and (i) in the event all or any portion of the Sponsor Holders Earnout Shares are earned in accordance with this Section 3.10, the portion of such dividends or other distributions in respect of the Sponsor Holders Earnout Shares so earned shall be released to the Sponsor Holders, on a Pro Rata Basis, at the time such Sponsor Holders Earnout Shares are earned in accordance with this Section 3.10 or (ii) in the event all or any portion of the Sponsor Holders Earnout Shares are forfeited in accordance with this Section 3.10, the portion of such dividends or other distributions in respect of the Sponsor Holders Earnout Shares so forfeited shall be forfeited to Acquiror.
Section 3.11 Exchange Agent; Surrender of Share Certificates and Payment of Closing Stock Consideration.
(a) Subject to this Section 3.11, promptly following the Effective Time, Acquiror shall deliver, or cause to be delivered to each holder of ZF Common Stock, ZF Restricted Shares and IDX Capital Stock (which for clarity shall include holders of ZF Preferred Stock as converted to ZF Common Stock prior to the Effective Time pursuant to Section 3.01(b), but shall exclude holders of ZF Options, IDX Options, ZF Warrants, and IDX Warrants), the ZF Closing Stock Consideration, IDX Closing Stock Consideration, IDX Closing Cash Consideration and IDX Liquidation Preference, as applicable, payable to such holders in accordance with the terms of this Article III, including any cash in lieu of fractional shares in accordance with Section 3.09.
(b) Following the date hereof and prior to the Effective Time, Acquiror shall, at the Acquiror’s sole cost and expense, appoint a bank or trust company reasonably acceptable to ZF and IDX (the “Exchange Agent”) to act as the exchange agent for the payment and delivery of the ZF Closing Stock Consideration, IDX Closing Stock Consideration, IDX Closing Cash Consideration, and any cash in lieu of fractional shares in accordance with Section 3.09 and IDX Liquidation Preference in accordance with this Section 3.11; provided, however, that Acquiror shall afford ZF and IDX the opportunity to review any proposed Contract with the Exchange Agent prior to execution, and shall consider in good faith ZF and IDX’s reasonable comments thereto.
(c) Promptly after the appointment of the Exchange Agent, Acquiror shall cause the Exchange Agent to mail to each holder of record of ZF Common Stock, ZF Restricted Shares and IDX Capital Stock entitled to receive the ZF Closing Stock Consideration, IDX Closing Stock Consideration, IDX Closing Cash Consideration and IDX Liquidation Preference, as applicable, pursuant to this Article III (which for clarity shall include holders of ZF Preferred Stock as converted to ZF Common Stock prior to the ZF Effective Time pursuant to Section 3.01(b), but shall exclude holders of ZF Options, IDX Options, ZF Warrants, and IDX Warrants), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of such Certificates to the Exchange Agent) in a customary form to be agreed to, reasonably and in good faith, by Acquiror, ZF and IDX (a “Letter of Transmittal”) and instructions for use in effecting the surrender of the certificates evidencing such ZF Common Stock or IDX Capital Stock (which for clarity shall include holders of ZF Preferred Stock as converted to shares of ZF Common Stock prior to the ZF Effective Time pursuant to Section 3.01(b), but shall exclude holders of ZF Options, IDX Options, ZF Warrants, and IDX Warrants), in physical or electronic form, as the case may be (collectively, the “Certificates” and each, a “Certificate”), to the extent such ZF Common Stock or IDX Capital Stock is represented by the Certificates, in exchange for the applicable portion of ZF Closing Stock Consideration, IDX Closing Stock Consideration, IDX Closing Cash Consideration and IDX Liquidation Preference, as applicable (and any cash in lieu of fractional shares pursuant to Section 3.09 payable to such holder).
(d) The Exchange Agent shall issue to each holder of record of ZF Common Stock, ZF Restricted Shares and IDX Capital Stock entitled to receive a portion of the ZF Closing Stock Consideration, IDX Closing Stock Consideration, IDX Closing Cash Consideration and IDX Liquidation Preference, as applicable, pursuant to this Article III (and any cash in lieu of fractional shares pursuant to Section 3.09) that has delivered a Certificate (only to the extent such ZF Common Stock, ZF Restricted Shares or IDX Capital Stock, as applicable, is represented by a Certificate) (together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto and customary tax forms that the Exchange Agent may reasonably require in connection therewith), the portion of the ZF Closing Stock Consideration, IDX Closing Stock Consideration, IDX Closing Cash Consideration and IDX Liquidation Preference, as applicable, with respect to such Certificate (or any ZF Common Stock, ZF Restricted Shares or IDX Capital Stock not represented by a Certificate) so surrendered and the Certificate shall forthwith be canceled.
(e) The Exchange Agent shall deliver the ZF Closing Stock Consideration, IDX Closing Stock Consideration, IDX Closing Cash Consideration and IDX Liquidation Preference, as applicable (and any cash in lieu of fractional shares pursuant to Section 3.09), into which such ZF Common Stock, ZF Restricted Shares or IDX Capital Stock have been converted (which for clarity shall include holders of ZF Preferred Stock as converted to ZF Common Stock prior to the ZF Effective Time pursuant to Section 3.01(b), but shall exclude holders of ZF Options, IDX Options, ZF Warrants, and IDX Warrants), as reflected in the Stockholder Ownership Allocation, electronically through book-entry delivery, to each ZF Pre-Closing Holder or IDX Pre-Closing Holder, as applicable, whose shares of ZF Common Stock, ZF Restricted Shares or IDX Capital Stock are held in book entry form who have delivered a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto and customary tax forms that the Exchange Agent may reasonably require in connection therewith or, upon the written request of any ZF Pre-Closing Holder or IDX Pre-Closing Holder, as applicable, in the form of an original stock certificate to the address set forth in such stockholder’s Letter of Transmittal (and any cash in lieu of fractional shares pursuant to Section 3.09).
(f) Unless otherwise provided herein, no interest shall be paid or shall accrue on any ZF Closing Stock Consideration, IDX Closing Stock Consideration, IDX Closing Cash Consideration or IDX Liquidation Preference payable upon surrender of any Certificate (or any ZF Common Stock, ZF Restricted Shares or IDX Capital Stock not represented by a Certificate). Until so surrendered, each outstanding Certificate (or any ZF Common Stock, ZF Restricted Shares or IDX Capital Stock not represented by a Certificate) that prior to the Effective Time represented shares of ZF Common Stock, ZF Restricted Shares or IDX Capital Stock shall be deemed from and after the Effective Time, for all purposes, to evidence only the right to receive the portion of the ZF Closing Stock Consideration, IDX Closing Stock Consideration, IDX Closing Cash Consideration and IDX Liquidation Preference, as applicable (and any cash in lieu of fractional shares pursuant to Section 3.09). If after the Effective Time, any Certificate (or any ZF Common Stock, ZF Restricted Shares or IDX Capital Stock not represented by a Certificate) is presented to the Exchange Agent, it shall be canceled and exchanged as provided in this Section 3.11.
(g) If any portion of the ZF Closing Stock Consideration, IDX Closing Stock Consideration, IDX Closing Cash Consideration or IDX Liquidation Preference, as applicable, is to be paid to a Person other than the Person in whose name the surrendered Certificate (or any ZF Common Stock, ZF Restricted Shares or IDX Capital Stock not represented by a Certificate) is registered, it shall be a condition to such payment that (i) such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate (or any ZF Common Stock, ZF Restricted Shares or IDX Capital Stock not represented by a Certificate (which for clarity shall include holders of ZF Preferred Stock as converted to ZF Common Stock prior to the ZF Effective Time pursuant to Section 3.01(b), but shall exclude holders of ZF Options, IDX Options, ZF Warrants, and IDX Warrants) or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.
(h) No dividends or other distributions declared or made after the Effective Time with respect to the Acquiror Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate (or ZF Common Stock, ZF Restricted Shares or IDX Capital Stock not represented by a Certificate) with respect to the Acquiror Common Stock issuable to such holder hereunder in consideration for the surrender of such Certificate (or ZF Common Stock, ZF Restricted Shares or IDX Capital Stock not represented by a Certificate) until the holder of such Certificate (or ZF Common Stock, ZF Restricted Shares or IDX Capital Stock not represented by a Certificate) shall surrender such Certificate (or ZF Common Stock, ZF Restricted Shares or IDX Capital Stock not represented by a Certificate). Subject to the effect of escheat, tax or other applicable Laws, following surrender of any such Certificate (or ZF Common Stock, ZF Restricted Shares or IDX Capital Stock not represented by a Certificate), there shall be paid to the holder of the certificates representing shares of Acquiror Common Stock issued in exchange therefor, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such shares of Acquiror Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Acquiror Common Stock.
(i) Notwithstanding anything in this Agreement to the contrary, any ZF Closing Stock Consideration, IDX Closing Stock Consideration, IDX Closing Cash Consideration or IDX Liquidation Preference, as applicable (and any cash in lieu of fractional shares pursuant to Section 3.09), remaining unclaimed by any ZF Pre-Closing Holder or IDX Pre-Closing Holder, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Acquiror free and clear of any claims or interest of any Person previously entitled thereto.
(j) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of loss and indemnity by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by ZF, IDX or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as ZF or IDX, as applicable, may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the ZF Closing Stock Consideration, IDX Closing Stock Consideration, IDX Closing Cash Consideration and IDX Liquidation Preference, as applicable, (and any cash in lieu of fractional shares pursuant to Section 3.09), to be paid in respect of the ZF Common Stock, ZF Restricted Shares or IDX Capital Stock, as applicable (which for clarity shall include holders of ZF Preferred Stock as converted to ZF Common Stock prior to the ZF Effective Time pursuant to Section 3.01(b), but shall exclude holders of ZF Options, IDX Options, ZF Warrants, and IDX Warrants), formerly represented by such Certificate in accordance with this Agreement.
Section 3.12 Update to Spreadsheet. No later than the close of business on the fifth Business Day preceding the anticipated Closing Date, ZF and IDX shall have the right to prepare and deliver to Acquiror an updated Spreadsheet containing changes to the Ownership Allocation, the Stockholder Ownership Allocation, the allocation of the ZF Closing Stock Consideration, IDX Closing Stock Consideration, IDX Closing Cash Consideration and IDX Liquidation Preference to be received by each holder of ZF Common Stock, ZF Restricted Shares and IDX Capital Stock (which for clarity shall include holders of ZF Preferred Stock as converted to ZF Common Stock prior to the ZF Effective Time pursuant to Section 3.01(b), but shall exclude holders of ZF Options, IDX Options, ZF Warrants, and IDX Warrants), as well as the number of Acquiror Options, ZF Assumed Warrants and IDX Assumed Warrants, as applicable, to be received by each holder of ZF Options, IDX Options, ZF Warrants, and IDX Warrants pursuant to the terms of this Agreement, as applicable, in each case, as of the Closing Date and by applying the same methodology, assumptions, formulas and techniques used in the preparation of the original Spreadsheet but as of the Closing. The Parties shall meet and confer regarding such updated Spreadsheet no later than the third Business day prior to the anticipated Closing Date, and shall make such changes thereto as the Parties may mutually and in good faith agree so that the updated Spreadsheet reflects any such changes. Such updated Spreadsheet shall be the “Spreadsheet” for all purposes of this Agreement.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY PARTIES
Except as set forth in the Schedules to this Agreement dated as of the date of this Agreement (each of which qualifies (i) the correspondingly numbered representation, warranty or covenant if specified therein and (ii) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face), each of ZF and IDX severally (and not jointly) represents and warrants to Sponsor and the Acquiror Parties as follows, in each case as of the date hereof and as of the Closing Date, solely in respect of the matters set forth below regarding itself and, where applicable, its Subsidiaries (for the avoidance of doubt, the representations and warranties made in Section 4.06(a), Section 4.06(b), Section 4.06(c), Section 4.08(a), Section 4.08(b), Section 4.08(c), Section 4.08(d), Section 4.09(a), Section 4.12, Section 4.14, Section 4.17 and Section 4.25 are provided only by ZF and pertain only to ZF and, where applicable, its Subsidiaries, and the representations and warranties made in Section 4.06(d), Section 4.06(e), Section 4.06(f), Section 4.08(e), Section 4.08(f), Section 4.08(g), Section 4.08(h), Section 4.09(b), Section 4.13, Section 4.15, Section 4.18, Section 4.26 and Section 4.32 are provided only by IDX and pertain only to IDX and, where applicable, its Subsidiaries):
Section 4.01 Corporate Organization of the Company Parties. Such Company Party has been duly incorporated, is validly existing and is in good standing under the Laws of the State of Delaware and has the corporate power and authority to own, operate and lease its properties, rights and assets and to conduct its business as it is now being conducted. The copies of the certificate of incorporation and bylaws (collectively, “Organizational Documents”) of such Company Party, as in effect on the date hereof, previously made available by such Company Party to Acquiror are (a) true, correct and complete, (b) in full force and effect, and (c) have not been amended in any respect from the copies made available to Acquiror. Such Company Party is duly licensed or qualified and in good standing as a foreign entity in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be in good standing or so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Such Company Party is not in violation of any of the provisions of its Organizational Documents, except where such violation has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.02 Subsidiaries. The Subsidiaries of such Company Party, together with details of their respective jurisdiction of incorporation or organization and names of their respective equityholders and details of equity ownership, are set forth on Schedule 4.02. Such Company Party’s Subsidiaries have been duly incorporated, formed or organized, are validly existing under the laws of their jurisdiction of incorporation or organization and have the power and authority to own, operate and lease their properties, rights and assets and to conduct their business as it is now being conducted, except (other than with respect to due incorporation (or, as the case may be, due formation or organization) and valid existence) in each case has not had, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. Each of such Company Party’s Subsidiaries is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be in good standing or so licensed or qualified, except where the failure to be in good standing or so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.03 Due Authorization. Such Company Party has the requisite corporate power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party and (subject to the approvals described in Section 4.05 and upon receipt of the Required ZF Stockholder Approval or the Required IDX Stockholder Approval, as applicable) to perform all obligations to be performed by it hereunder and thereunder and to consummate the Transactions and the other transactions contemplated thereby. The execution, delivery and performance of this Agreement and such Transaction Agreements and the consummation of the Transactions and the other transactions contemplated thereby have been duly authorized by the board of directors of such Company Party and, except for the Required ZF Stockholder Approval or the Required IDX

Stockholder Approval, as applicable, no other corporate proceeding on the part of such Company Party is necessary to authorize this Agreement or any other Transaction Agreements to which it is a party or such Company Party’s performance hereunder or thereunder. This Agreement has been, and each such other Transaction Agreement to which such Company Party will be party (when executed and delivered by such Company Party) will be, duly and validly executed and delivered by such Company Party and, assuming due and valid authorization, execution and delivery by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement to which such Company Party will be party, will constitute, a valid and binding obligation of such Company Party, enforceable against such Company Party in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting or relating to creditors’ rights generally and subject, as to enforceability, to general principles of equity, whether such enforceability is considered in a proceeding in equity or at Law (the “Enforceability Exceptions”).
Section 4.04 No Conflict. Except as set forth on Schedule 4.04, the execution, delivery and performance by such Company Party of this Agreement and the other Transaction Agreements to which it is a party and upon receipt of the Required ZF Stockholder Approval or the Required IDX Stockholder approval, as applicable, the consummation by such Company Party of the Transactions and the other transactions contemplated thereby do not and will not (a) contravene or conflict with the Organizational Documents of such Company Party or, in any material respect, the equivalent organizational documents of its Subsidiaries, (b) subject to the approvals described in Section 4.05, contravene or conflict with or constitute a violation of any provision of any Law, Permit or Governmental Order binding upon or applicable to such Company Party or any of its Subsidiaries or any of their respective assets or properties, (c) subject to the approvals described in Section 4.05, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which such Company Party or any of its Subsidiaries is a party or by which any of their respective assets or properties may be bound or affected or any Permit of such Company Party or its Subsidiaries, or (d) result in the creation or imposition of any Lien on any asset, property or Equity Security of such Company Party or any of its Subsidiaries, except in the case of each of clauses (b) through (d) as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to such Company Party and its Subsidiaries, taken as a whole.
Section 4.05 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Acquiror Parties and the other Company Party contained in this Agreement, no action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent, waiver or authorization from any Governmental Authority is required on the part of such Company Party with respect to such Company Party’s execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions and the other transactions contemplated thereby, except for (a) applicable requirements of the HSR Act, (b) the filing of (i) the ZF Certificate of Merger, (ii) the IDX Certificate of Merger, (iii) the IDX Forward Certificate of Merger and (iv) the Acquiror Charter, each in accordance with the DGCL and, the DLLCA in the case of the IDX Forward Certificate of Merger, and (c) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.06 Current Capitalization.
(a) Schedule 4.06(a) sets forth as of the date hereof the Equity Securities of ZF (including the number and class or series (as applicable)) and the record ownership (including the percentage interests held thereby) thereof, and such Equity Securities are free and clear of all Liens and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) in each case imposed by or resulting from any Contract to which ZF is a party and have been duly authorized, validly issued, are, in the case of shares of stock, fully paid and non-assessable, and have not been issued in violation of preemptive or similar rights. With respect to each ZF Option and ZF Restricted Share award, Schedule 4.06(a) sets forth, as of the date hereof (as applicable): (i) the name of the holder thereof; (ii) the number of shares of ZF Common Stock issuable upon the exercise of such ZF Option or subject to such ZF Restricted Share award, as applicable; (iii) in the case of a ZF Option, the exercise price thereof; (iv) the date of grant thereof; (v) in the case of a ZF Option, the expiration date thereof; (vi) in the case of a ZF option, whether such option is intended to be an incentive stock option under Code Section 422; and (vii) the vesting schedule for such ZF Option or ZF Restricted Share award. Each grant of a ZF Option or a ZF Restricted Share was made in all material respects in accordance with the terms of the applicable governing plan document and award agreements and applicable Law. All ZF Options were granted with a per share exercise price at least equal to the fair market value of the underlying share of ZF Common Stock on the date such ZF Option was granted (within the meaning of Section 409A or Section 422 of the Code and the Treasury Regulations promulgated thereunder). Except for the Equity Securities of ZF set forth on Schedule 4.06(a), as of the date hereof, there are no other Equity Securities of ZF authorized, reserved, issued or outstanding other than Equity Securities authorized under the ZF Certificate of Incorporation and Equity Securities reserved for issuance under the ZF Option Plan.
(b) Except as set forth on Schedule 4.06(a), as of the date hereof, there are no outstanding or authorized stock options, equity appreciation rights, phantom equity, profit participation, restricted stock, restricted stock unit, performance stock unit, or similar compensatory equity or equity-linked awards with respect to the Equity Securities of, or other equity or voting interest in, ZF or any of its Subsidiaries. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of ZF or any of its Subsidiaries. There are no outstanding contractual obligations of ZF to repurchase, redeem or otherwise acquire any Equity Securities of ZF or any of its Subsidiaries. Except as set forth on Schedule 4.06(a), there are no outstanding bonds, debentures, notes or other Indebtedness of ZF or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which any of ZF’s or any of its Subsidiaries’ stockholders or members may vote. Except as set forth on Schedule 4.06(b), none of ZF or any of its Subsidiaries is party to any shareholders agreement, voting agreement, proxies, registration rights agreement or other agreements or understandings relating to its equity interests.
(c) (i) There are no declared but unpaid dividends or distributions in respect of any Equity Securities of ZF or any of its Subsidiaries and (ii) since December 31, 2020, none of ZF or any of its Subsidiaries has made, declared, set aside, established a record date for or paid any dividends or distributions.
(d) Schedule 4.06(d) sets forth as of the date hereof the Equity Securities of IDX (including the number and class or series (as applicable)) and the record ownership (including the percentage interests held thereby) thereof, and such Equity Securities are free and clear of all Liens and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such ownership interests) in each case imposed by or resulting from any Contract to which IDX is a party and have been duly authorized, validly issued, are, in the case of shares of stock, fully paid and non-assessable, and have not been issued in violation of preemptive or similar rights. With respect to each IDX Option, Schedule 4.06(d) sets forth as of the date hereof: (i) the name of the holder thereof; (ii) the number of shares of IDX Common Stock issuable upon the exercise of such IDX Option; (iii) the exercise price thereof; (iv) the date of grant thereof; (v) the expiration date thereof; (vi) whether such option is intended to be an incentive stock option under Code Section 422; and (vii) the vesting schedule for such IDX Option. Each grant of an IDX Option was made in all material respects in accordance with the terms of the applicable governing plan document and award agreements and applicable Law. All IDX Options were granted with a per share exercise price at least equal to the fair market value of the underlying share of IDX Common Stock on the date such IDX Option was granted (within the meaning of Section 409 or Section 422 of the Code and the Treasury Regulations promulgated thereunder). Except for the Equity Securities of IDX set forth on Schedule 4.06(d), as of the date hereof, there are no other Equity Securities of IDX authorized, reserved, issued or outstanding other than Equity Securities authorized under the IDX Certificate of Incorporation and Equity Securities reserved for issuance under the IDX Option Plans.
(e) Except as set forth on Schedule 4.06(d), as of the date hereof, there are no outstanding or authorized stock options, equity appreciation rights, phantom equity, profit participation, restricted stock, restricted stock unit, performance stock unit, or similar compensatory equity or equity-linked awards with respect to the Equity Securities of, or other equity or voting interest in, IDX or any of its Subsidiaries. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of IDX or any of its

Subsidiaries. There are no outstanding contractual obligations of IDX to repurchase, redeem or otherwise acquire any Equity Securities of IDX or any of its Subsidiaries. Except as set forth on Schedule 4.06(d), there are no outstanding bonds, debentures, notes or other Indebtedness of IDX or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which any of IDX’s or any of its Subsidiaries’ stockholders may vote. Except as set forth on Schedule 4.06(e), none of IDX or any of its Subsidiaries is party to any shareholders agreement, voting agreement, proxies, registration rights agreement or other agreements or understandings relating to its equity interests.
(f) (i) There are no declared but unpaid dividends or distributions in respect of any Equity Securities of IDX or any of its Subsidiaries and (ii) since December 31, 2020, none of IDX or any of its Subsidiaries has made, declared, set aside, established a record date for or paid any dividends or distributions.
Section 4.07 Capitalization of Subsidiaries.
(a) The outstanding shares of capital stock or other equity interests of such Company Party’s Subsidiaries have been duly authorized and validly issued and are fully paid and non-assessable. All of the outstanding Equity Securities in each of such Company Party’s Subsidiaries are solely owned by such Company Party, directly or indirectly, free and clear of any Liens (other than Liens securing obligations under the Comerica Credit Facility in the case of IDX) and have not been issued in violation of preemptive or similar rights. Except for Equity Securities owned by such Company Party or any wholly-owned Subsidiary of such Company Party, there are no Equity Securities of any of such Company Party’s Subsidiaries authorized, reserved, issued or outstanding other than Equity Securities authorized under the organizational documents of such Company Party’s Subsidiaries.
(b) There are no outstanding or authorized equity appreciation rights, phantom equity, profit participation or similar compensatory equity or equity-linked awards with respect to the Equity Securities of, or other equity or voting interest in, any of such Company Party’s Subsidiaries. No Person is entitled to any preemptive or similar rights to subscribe for Equity Securities of any of such Company Party’s Subsidiaries. There are no outstanding contractual obligations of any of such Company Party’s Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of any such Company Party Subsidiary. There are no outstanding bonds, debentures, notes or other Indebtedness of any of such Company Party’s Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which any such Company Party Subsidiary’s stockholders may vote. None of such Company Party’s Subsidiaries is a party to any shareholders agreement, voting agreement, proxies, registration rights agreement or other agreements or understandings relating to its equity interests.
(c) Except for Equity Securities in any wholly-owned Subsidiary of such Company Party or as set forth on Schedule 4.07, neither such Company Party nor any of its Subsidiaries owns any Equity Securities in any Person. No shares of capital stock are held in treasury by any of such Company Party’s Subsidiaries.
Section 4.08 Financial Statements.
(a) Attached as Schedule 4.08(a) hereto are true, correct, accurate and complete copies of (i) the audited consolidated balance sheets of ZF and its Subsidiaries as of January 31, 2021, January 31, 2020 and January 31, 2019 and the related audited consolidated statements of comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit and cash flows for the years then ended, together with the auditor’s reports thereon (the “ZF Audited Financial Statements”), and (ii) the unaudited consolidated condensed balance sheet of ZF as at October 31, 2021 (the “ZF Most Recent Balance Sheet”), and the related unaudited consolidated condensed statements of comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit and cash flows for the nine-month period ended October 31, 2021 (the “ZF Interim Financial Statements” and, together with the ZF Audited Financial Statements, the “ZF Financial Statements”).
(b) The ZF Financial Statements present fairly, in all material respects, the consolidated financial position, cash flows, loss, changes in equity and results of operations of ZF and its Subsidiaries as of the dates and for the periods indicated in the ZF Financial Statements in conformity with GAAP during the periods involved (except in the case of the ZF Interim Financial Statements for the absence of footnotes and other presentation items and for normal and recurring year-end adjustments) and were derived from, and accurately reflect, the books and records of ZF and its Subsidiaries.
(c) ZF and its Subsidiaries have established and maintain systems of internal accounting controls that are designed to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for ZF’s and its Subsidiaries’ assets. ZF and its Subsidiaries maintain and, for all periods covered by the ZF Financial Statements, have maintained books and records of ZF and its Subsidiaries in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of ZF and its Subsidiaries in all material respects.
(d) Except as set forth on Schedule 4.08(d), neither ZF nor its independent auditors has identified or been made aware of (after reasonable inquiry) any (i) “significant deficiency” in the internal controls over financial reporting of ZF and its Subsidiaries, (ii) “material weakness” in the internal controls over financial reporting of ZF and its Subsidiaries, or (iii) fraud, whether or not material, that involves management or other employees of ZF and its Subsidiaries who have a significant role in the internal controls over financial reporting of ZF and its Subsidiaries.
(e) Attached as Schedule 4.08(e) hereto are true, correct, accurate and complete copies of (i) the audited consolidated balance sheets of IDX and its Subsidiaries as of December 31, 2020 and December 31, 2019, and the related audited consolidated statements of income, changes in stockholders’ deficit and cash flows for the years then ended, together with the auditor’s reports thereon (the “IDX Audited Financial Statements”), and (ii) the unaudited consolidated condensed balance sheet of IDX as at September 30, 2021 (the “IDX Most Recent Balance Sheet”) and the related unaudited consolidated condensed statements of income, changes in stockholders’ equity and cash flows for the nine-month period ended September 30, 2021 (the “IDX Interim Financial Statements” and, together with the IDX Audited Financial Statements, the “IDX Financial Statements”).
(f) The IDX Financial Statements present fairly, in all material respects, the consolidated financial position, cash flows, income, changes in equity and results of operations of IDX and its Subsidiaries as of the dates and for the periods indicated in the IDX Financial Statements in conformity with GAAP during the periods involved (except in the case of the IDX Interim Financial Statements for the absence of footnotes and other presentation items and for normal and recurring year-end adjustments) and were derived from, and accurately reflect, the books and records of IDX and its Subsidiaries.
(g) IDX and its Subsidiaries have established and maintain systems of internal accounting controls that are designed to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for IDX’s and its Subsidiaries’ assets. IDX and its Subsidiaries maintain and, for all periods covered by the IDX Financial Statements, have maintained books and records of IDX and its Subsidiaries in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of IDX and its Subsidiaries in all material respects.
(h) Neither IDX nor IDX’s independent auditors has identified or been made aware of (after reasonable inquiry) any (i) “significant deficiency” in the internal controls over financial reporting of IDX and its Subsidiaries, (ii) “material weakness” in the internal controls over financial reporting of IDX and its Subsidiaries, or (iii) fraud, whether or not material, that involves management or other employees of IDX and its Subsidiaries who have a significant role in the internal controls over financial reporting of IDX and its Subsidiaries.
Section 4.09 Undisclosed Liabilities.
(a) Except as set forth on Schedule 4.09(a), as of the date hereof, neither ZF nor any of its Subsidiaries has any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, except for liabilities, debts or obligations (a) reflected or reserved for in the ZF Most Recent Balance Sheet, (b) that have arisen since October 31, 2021 in the ordinary course of business of ZF and its Subsidiaries, none of which is a liability for a breach of contract, breach of warranty or infringement or violation of Law, (c) arising under this Agreement or any other Transaction Agreement or the performance by ZF of its obligations hereunder or thereunder, including ZF Transaction Expenses, (d) that would not be required to be set forth on a consolidated balance sheet of ZF and its Subsidiaries prepared in accordance with GAAP, or (e) that would not reasonably be expected to be material to ZF and its Subsidiaries, taken as whole. Neither ZF nor any of its Subsidiaries is a party to any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).
(b) Except as set forth on Schedule 4.09(b), as of the date hereof, neither IDX nor any of its Subsidiaries has any liability, debt or obligation, whether accrued, contingent, absolute, determined, determinable or otherwise, except for liabilities, debts or obligations (a) reflected or reserved for in the IDX Most Recent Balance Sheet, (b) that have arisen since September 30, 2021 in the ordinary course of business of IDX and its Subsidiaries, none of which is a liability for a breach of contract, breach of warranty or infringement or violation of Law, (c) arising under this Agreement or any other Transaction Agreement or the performance by IDX of its obligations hereunder or thereunder, including IDX Transaction Expenses, (d) that would not be required to be set forth on a consolidated balance sheet of IDX and its Subsidiaries prepared in accordance with GAAP, or (e) that would not reasonably be expected to be material to IDX and its Subsidiaries, taken as whole. Neither IDX nor any of its Subsidiaries is a party to any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC).
Section 4.10 Litigation and Proceedings. There is no, and since June 1, 2018, there has been no, pending or, to the knowledge of such Company Party, threatened Actions by, against or affecting such Company Party or any of its Subsidiaries or any of their properties, rights or assets that, as of the date hereof or as of the Closing Date, would reasonably be expected to (a) involve an amount in controversy (not counting insurance deductibles) of at least $500,000 or (b) be, individually or in the aggregate, material to such Company Party and its Subsidiaries taken as a whole or would have a Company Material Adverse Effect. There is no, and since June 1, 2018 there has been no, Governmental Order imposed upon or, to the knowledge of such Company Party, threatened against such Company Party or any of its Subsidiaries or any of their properties, rights or assets that, as of the date hereof or as of the Closing Date, would reasonably be expected to be, individually or in the aggregate, material to such Company Party and its Subsidiaries taken as a whole or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither such Company Party nor any of its Subsidiaries is party to a settlement or similar agreement regarding any of the matters set forth in the two preceding sentences that contains any ongoing obligations, restrictions or liabilities (of any nature) that would reasonably be expected to be, individually or in the aggregate, material to such Company Party and its Subsidiaries taken as a whole or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.11 Compliance with Laws. Except where the failure to be, or to have been, in compliance with such Laws has not, and would not, individually or in the aggregate, be material to such Company Party and its Subsidiaries, taken as a whole, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, or as otherwise set forth on Schedule 4.11, such Company Party and its Subsidiaries are, and since June 1, 2018 have been, in compliance with all applicable Laws. Such Company Party and its Subsidiaries hold, and since June 1, 2018 have (a) held, all licenses, approvals, clearances, consents, registrations, franchises and permits necessary for the lawful conduct of their business (the “Permits”), except where the failure to so hold has not had, and would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (b) to the extent applicable, maintained at least a “satisfactory” rating with respect to any such Permits with a Governmental Authority and (c) complied in all material respects with all applicable requirements under such Permits. Since June 1, 2018, (a) neither such Company Party nor any of its Subsidiaries has received any written notice of any violations of applicable Laws, Governmental Orders or Permits (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business), (b) to the knowledge of such Company Party, no assertion or Action of any violation of any Law, Governmental Order or Permit by such Company Party or any of its Subsidiaries is currently threatened against such Company Party or any of its Subsidiaries (other than allegations asserted by providers in connection with requests for claims adjustments by such providers in the ordinary course of business), and (c) neither such Company Party nor any of its Subsidiaries has had any such Permit revoked, excluding terminations as may occur in the ordinary course of business, in the case of the foregoing clauses (a), (b) and (c), except as has not had, and would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No investigation or review by any Governmental Authority with respect to such Company Party or any of its Subsidiaries is pending or, to the knowledge of such Company Party, threatened, and no such investigations have been conducted by any Governmental Authority since June 1, 2018, in each case, except as has not had, and would not be reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
Section 4.12 ZF Contracts; No Defaults.
(a) Schedule 4.12(a) contains a true and complete listing of all Contracts described in clauses (i) through (xvi) of this Section 4.12(a) to which, as of the date of this Agreement, ZF or any of its Subsidiaries is a party or by which any of their respective assets is bound (together with all material amendments, waivers or other changes thereto) other than any purchase orders entered into in the ordinary course of business (all such Contracts as described in clauses (i) through (xvi), collectively, the “ZF Material Contracts”). True, correct and complete copies of the ZF Material Contracts have been delivered to or made available to Acquiror or its agents or Representatives.
(i) Each Contract that involves aggregate payments or consideration furnished (A) by ZF or by any of its Subsidiaries of more than $500,000 or (B) to ZF or to any of its Subsidiaries of more than $500,000, in each case, in the calendar year ended December 31, 2020 or any subsequent calendar year;
(ii) Each Contract relating to Indebtedness with a principal amount (including the amount of any undrawn but available commitments thereunder) in excess of $1,000,000;
(iii) Each Contract that is a purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof or the disposition of any material assets of ZF or any of its Subsidiaries (A) since June 1, 2018, in each case, involving payments in excess of $1,000,000 or (B) pursuant to which there are any material ongoing obligations;
(iv) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement and each other Contract with outstanding obligations that (A) provides for the ownership of, leasing of, occupancy of, title to, use of, or any leasehold or other interest in any real or personal property and (B) involves aggregate payments in excess of $400,000 in any calendar year, other than sales or purchase agreements in the ordinary course of business and sales of obsolete equipment;
(v) Each joint venture Contract, agreement establishing an entity that is a partnership, limited liability company agreement or similar Contract (other than Contracts between wholly-owned Subsidiaries of ZF) that is material to the business of ZF and its Subsidiaries, taken as a whole;
(vi) Each Contract requiring capital expenditures by ZF or its Subsidiaries after the date of this Agreement in an amount in excess of $500,000 in the aggregate;
(vii) Each Contract prohibiting or restricting in any material respect the ability of ZF or its Subsidiaries to engage in any business, to solicit any potential customer, to operate in any geographical area or to compete with any Person, in each case, in any material respect, other than customary non-solicitation and no-hire provisions entered into in the ordinary course of business;
(viii) Each Contract under which ZF or any of its Subsidiaries (A) is a licensee with respect to any item of Intellectual Property (excluding (v) non-exclusive licenses for commercially available, “off-the-shelf software” products (including for software as a service) and commercially available threat intelligence data feeds, (w) non-disclosure agreements, contractor services agreements, consulting services agreements, or employment proprietary agreements, (x) non-exclusive licenses having a value of less than $100,000, (y) non-exclusive Intellectual Property license grants incidental to marketing, printing or advertising arrangements, and (z) any licenses for Open Source Code, in each case, entered into in the ordinary course of business and used solely for ZF’s or any of its Subsidiaries’ internal use), (B) is a licensor or otherwise grants to a third party any right(s) to use specifically any item of Owned Intellectual Property owned by ZF or any of its Subsidiaries (excluding non-exclusive licenses granted by ZF or any of its Subsidiaries to customers, channel partners and technology partners in the ordinary course of business), or (C) entered into to settle or resolve any Intellectual Property-related dispute, including settlement agreements, covenants not to sue, consent agreements, and co-existence agreements, in each case involving an amount in controversy of at least $500,000;
(ix) Each Contract for the development of Intellectual Property by a third party (other than pursuant to ZF’s standard form employee invention assignment or consulting or independent contractor agreements, copies of which have been provided to Acquiror) that involves aggregate payments or consideration furnished by ZF or by any of its Subsidiaries of more than $250,000 in any calendar year;
(x) Each Contract for employment or engagement with any individual (including employees, directors, officers, and individual independent contractors) that (A) provides for annual base compensation in excess of $250,000, (B) provides for the payment or accelerated vesting of any compensation or benefits in connection with the consummation of the Transactions, including any severance, retention, change of control, transaction, or similar payments, or (C) otherwise restricts the ability of ZF or any of its Subsidiaries to terminate employment or engagement of such individual at any time for any reason or no reason without penalty or liability other than in the ordinary course of business or as otherwise required by Law;
(xi) Each CBA with ZF or any of its Subsidiaries, on the one hand, and any labor union, labor organization or works council representing employees of ZF or such Subsidiary, on the other hand;
(xii) Each Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which ZF or any of its Subsidiaries will have any outstanding obligation in excess of $100,000 after the date of this Agreement;
(xiii) Each sales commission or brokerage Contract that involves annual referral payments in excess of $1,000,000 or is not cancellable on 90 or less calendar days’ notice prior to the expiration of the then current term without payment or penalty;
(xiv) Any Contract with (A) any Affiliate of ZF (other than a Subsidiary of ZF) or (B) any Affiliate or family member of any ZF Pre-Closing Holder;
(xv) Any Contract with a Governmental Authority requiring a Permit, except to the extent such Contract involves payments furnished to ZF or any of its Subsidiaries of less than $100,000 per year;
(xvi) Any Contract that is a currency or interest hedging arrangement; and
(xvii) Any commitment to enter into agreements of the type described in clauses (i) through (xv) of this Section 4.12(a).
(b) Except for any Contract that has terminated or as set forth on Schedule 4.12(b), or will terminate, upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to be, individually or in the aggregate, material to ZF and its Subsidiaries, taken as a whole, as of the date of this Agreement, each ZF Material Contract is (i) in full force and effect and (ii) represents the legal, valid and binding obligations of ZF or one of its Subsidiaries that is a party thereto and, to the knowledge of ZF, represents the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to ZF and its Subsidiaries taken as a whole, (w) neither ZF, any of its Subsidiaries nor, to the knowledge of ZF, any other party thereto is or is alleged to be in breach of or default under any ZF Material Contract, (x) since June 1, 2020, neither ZF nor any of its Subsidiaries has received any written claim or notice of breach of or default under any such Contract, (y) to the knowledge of ZF, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such ZF Material Contract (in each case, with or without notice or lapse of time or both), and (z) no party to any such ZF Material Contract that is a customer of or supplier to ZF or any of its Subsidiaries has, within the past 12 months, canceled or terminated its business with, or threatened in writing to cancel or terminate its business with, ZF or any of its Subsidiaries.

Section 4.13 IDX Contracts; No Defaults.
(a) Schedule 4.13(a) contains a true and complete listing of all Contracts described in clauses (i) through (xvi) of this Section 4.13(a) to which, as of the date of this Agreement, IDX or any of its Subsidiaries is a party or by which any of their respective assets is bound (together with all material amendments, waivers or other changes thereto) other than any purchase orders entered into in the ordinary course of business (all such Contracts as described in clauses (i) through (xvi), collectively, the “IDX Material Contracts”). True, correct and complete copies of the IDX Material Contracts have been delivered to or made available to Acquiror or its agents or Representatives.
(i) Each Contract that involves aggregate payments or consideration furnished (A) by IDX or by any of its Subsidiaries of more than $500,000 or (B) to IDX or to any of its Subsidiaries of more than $500,000, in each case, in the calendar year ended December 31, 2020 or any subsequent calendar year;
(ii) Each Contract relating to Indebtedness with a principal amount (including the amount of any undrawn but available commitments thereunder) in excess of $1,000,000;
(iii) Each Contract that is a purchase and sale or similar agreement for the acquisition of any Person or any business unit thereof or the disposition of any material assets of IDX or any of its Subsidiaries (A) since June 1, 2018, in each case, involving payments in excess of $1,000,000 or (B) pursuant to which there are any material ongoing obligations;
(iv) Each lease, rental or occupancy agreement, license, installment and conditional sale agreement and each other Contract with outstanding obligations that (A) provides for the ownership of, leasing of, occupancy of, title to, use of, or any leasehold or other interest in any real or personal property and (B) involves aggregate payments in excess of $400,000 in any calendar year, other than sales or purchase agreements in the ordinary course of business and sales of obsolete equipment;
(v) Each joint venture Contract, agreement establishing an entity that is a partnership, limited liability company agreement or similar Contract (other than Contracts between wholly-owned Subsidiaries of IDX) that is material to the business of IDX and its Subsidiaries, taken as a whole;
(vi) Each Contract requiring capital expenditures by IDX or its Subsidiaries after the date of this Agreement in an amount in excess of $500,000 in the aggregate;
(vii) Each Contract prohibiting or restricting in any material respect the ability of IDX or its Subsidiaries to engage in any business, to solicit any potential customer, to operate in any geographical area or to compete with any Person, in each case, in any material respect, other than customary non-solicitation and no-hire provisions entered into in the ordinary course of business;
(viii) Each Contract under which IDX or any of its Subsidiaries (A) is a licensee with respect to any item of Intellectual Property (excluding (v) non-exclusive licenses for commercially available, “off-the-shelf software” products (including for software as a service) and commercially available threat intelligence data feeds, (w) non-disclosure agreements, contractor services agreements, consulting services agreements, or employment proprietary agreements, (x) non-exclusive licenses having a value of less than $100,000, (y) non-exclusive Intellectual Property license grants incidental to marketing, printing or advertising arrangements, and (z) any licenses for Open Source Code, in each case, entered into in the ordinary course of business and used solely for IDX’s or any of its Subsidiaries’ internal use), (B) is a licensor or otherwise grants to a third party any right(s) to use specifically any item of Owned Intellectual Property owned by IDX or any of its Subsidiaries (excluding non-exclusive licenses granted by IDX or any of its Subsidiaries to customers, channel partners and technology partners in the ordinary course of business), or (C) entered into to settle or resolve any Intellectual Property-related dispute, including settlement agreements, covenants not to sue, consent agreements, and co-existence agreements, in each case involving an amount in controversy of at least $500,000;

(ix) Each Contract for the development of Intellectual Property by a third party (other than pursuant to IDX’s standard form employee invention assignment or consulting or independent contractor agreements, copies of which have been provided to Acquiror) that involves aggregate payments or consideration furnished by IDX or by any of its Subsidiaries of more than $250,000 in any calendar year;
(x) Each Contract for employment or engagement with any individual (including employees, directors, officers, and individual independent contractors) that (A) provides for annual base compensation in excess of $250,000, (B) provides for the payment or accelerated vesting of any compensation or benefits in connection with the consummation of the Transactions, including any severance, retention, change of control, transaction, or similar payments, or (C) otherwise restricts the ability of IDX or any of its Subsidiaries to terminate employment or engagement of such individual at any time for any reason or no reason without penalty or liability other than in the ordinary course of business or as otherwise required by Law;
(xi) Each CBA with IDX or any of its Subsidiaries, on the one hand, and any labor union, labor organization or works council representing employees of IDX or such Subsidiary, on the other hand;
(xii) Each Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which IDX or any of its Subsidiaries will have any outstanding obligation in excess of $100,000 after the date of this Agreement;
(xiii) Each sales commission or brokerage Contract that involves annual referral payments in excess of $1,000,000 or is not cancellable on 90 or less calendar days’ notice prior to the expiration of the then current term without payment or penalty;
(xiv) Any Contract with (A) any Affiliate of IDX (other than a Subsidiary of IDX) or (B) any Affiliate or family member of any IDX Pre-Closing Holder;
(xv) Any Contract with a Governmental Authority requiring a Permit, except to the extent such Contract involves payments furnished to IDX or any of its Subsidiaries of less than $100,000 per year;
(xvi) Any Contract that is a currency or interest hedging arrangement; and
(xvii) Any commitment to enter into agreements of the type described in clauses (i) through (xv) of this Section 4.13(a).
(b) Except for any Contract that has terminated or as set forth on Schedule 4.13(b), or will terminate, upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to be, individually or in the aggregate, material to IDX and its Subsidiaries, taken as a whole, as of the date of this Agreement, each IDX Material Contract is (i) in full force and effect and (ii) represents the legal, valid and binding obligations of IDX or one of its Subsidiaries that is a party thereto and, to the knowledge of IDX, represents the legal, valid and binding obligations of the other parties thereto, in each case, subject to the Enforceability Exceptions. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to IDX and its Subsidiaries taken as a whole, (w) neither IDX, any of its Subsidiaries nor, to the knowledge of IDX, any other party thereto is or is alleged to be in breach of or default under any IDX Material Contract, (x) since June 1, 2020, neither IDX nor any of its Subsidiaries has received any written claim or notice of breach of or default under any such IDX Material Contract, (y) to the knowledge of IDX, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such IDX Material Contract (in each case, with or without notice or lapse of time or both), and (z) no party to any such IDX Material Contract that is a customer of or supplier to IDX or any of its Subsidiaries has, within the past 12 months, canceled or terminated its business with, or threatened in writing to cancel or terminate its business with, IDX or any of its Subsidiaries.
Section 4.14 ZF Benefit Plans.
(a) Schedule 4.14(a) sets forth a true and complete list of each ZF Benefit Plan; provided, however, that any individual employment agreement (or offer letter) or individual consulting agreement or sales compensation agreement that, in either case, is consistent in all material respects with the applicable template listed on Schedule 4.14(a), shall not be required to be listed on Schedule 4.14(a). For purposes of this Agreement, a “ZF Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA, and each equity ownership, equity purchase, equity option, phantom equity, equity appreciation right, restricted stock, restricted stock unit, performance stock unit, equity or other equity-based incentive award, severance or termination payment or benefit, employment, consulting, retention, change-in-control, fringe benefit or prerequisited, bonus, incentive, commission, deferred compensation, employee loan, pension, retirement, profit sharing, health, welfare, accident, disability, sick pay or paid time off, and each other benefit or compensation plan, agreement, program, policy, Contract or other arrangement, which is contributed to, required to be contributed to, sponsored by or maintained by ZF or any of its Subsidiaries, including for the benefit of any Company Party Service Provider of ZF or any of its Subsidiaries, or under or with respect to which ZF or any of its Subsidiaries has or could reasonably be expected to have any liability or obligation, contingent or otherwise, in any case, excluding any statutory plan, program or arrangement that is both required under applicable Laws and maintained by Governmental Authority.
(b) With respect to each ZF Benefit Plan, ZF has delivered or made available to Acquiror copies of (i) such ZF Benefit Plan and any trust agreement or other funding instrument relating to such plan, (ii) the most recent summary plan description, if any, required under ERISA with respect to such ZF Benefit Plan, (iii) the most recent annual report on Form 5500 and all attachments with respect to each ZF Benefit Plan (if applicable), (iv) the most recent actuarial valuation (if applicable) relating to such ZF Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the U.S. Internal Revenue Service (“IRS”) with respect to any ZF Benefit Plan, and (vi) any material or non-routine correspondence with any Governmental Authority within the past three years.
(c) Each ZF Benefit Plan has been established, maintained, funded and administered in all material respects in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code. All contributions, premiums or other payments that are due with respect to any ZF Benefit Plan have been timely made in accordance with the terms of such ZF Benefit Plan and the requirements of all applicable Laws and all such amounts due for any period ending on or before the Closing Date have been made or properly accrued and reflected in ZF’s financial statements to the extent required by GAAP.
(d) Each ZF Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified in all material respects and (i) has received a favorable determination letter as to its qualification or (ii) has been established under an IRS pre-approved plan document for which a current favorable IRS advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to adversely affect such qualification.
(e) No event has occurred and no condition exists that could subject ZF or any of its Subsidiaries, either directly or by reason of their affiliation with an ERISA Affiliate, to any material Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Law. There do not exist any pending or, to the knowledge of ZF, threatened claims or Actions (other than routine claims for benefits), audits or investigations with respect to any ZF Benefit Plan or the assets thereof, and, to the knowledge of ZF, there are no facts or circumstances that could give rise to any such claims or Actions. There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA with respect to any ZF Benefit Plans that could reasonably be expected to result in material liability to ZF or any of its Subsidiaries. No breaches of fiduciary duty (as determined under ERISA) with respect to any ZF Benefit Plan have occurred that could reasonably be expected to result in material liability to ZF or any of its Subsidiaries.
(f) No ZF Benefit Plan provides, and neither ZF nor any of its Subsidiaries has any current or projected liability or obligation in respect of providing, post-employment, post-retirement, post-ownership or post-termination health, medical or life insurance benefits for any current, former or retired Company Party Service Provider of ZF or any of its Subsidiaries or any other Person, except (i) as required to avoid an excise tax under Section 4980B of the Code (“COBRA”) or similar applicable state Law, (ii) if provided for under the terms of the applicable insurance Contract, coverage through the end of the calendar month in which a termination of employment occurs, or (iii) pursuant to an applicable agreement, plan or policy listed on Schedule 4.14(f) (including a template) requiring ZF or any of its Subsidiaries to pay or subsidize COBRA premiums for a terminated employee following the employee’s termination. Neither ZF nor any of its Subsidiaries has incurred (whether or not assessed) any material Tax, liability or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code, and no circumstances exist or events have occurred that could reasonably be expected to result in the imposition of any such material Taxes, penalties or liabilities.
(g) None of ZF, any of its Subsidiaries, or any of its ERISA Affiliates sponsors, maintains, contributes to, is required to contribute to, or otherwise has or could reasonably be expected to have any current or contingent liability or obligation under or with respect to: (i) a multiemployer plan (as defined in Section 3(37) of ERISA or Section 4001(a)(3) of the Code) (a “Multiemployer Plan”), (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or any plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 or Section 4971 of the Code, (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Neither ZF nor any of its Subsidiaries has any current or contingent material liability or material obligation on account of at any time being considered a single employer under Section 414 of the Code with any other Person.
(h) Except as set forth on Schedule 4.14(h), neither the execution and delivery of this Agreement by ZF nor the consummation of the Mergers will (whether alone or in connection with any other event(s), including, but not limited to, a termination of employment) (i) result in the acceleration, funding, vesting or creation of any rights of any current or former Company Party Service Provider of ZF or its Subsidiaries (or any dependent or beneficiary thereof) to any compensatory payments or benefits or increases in any compensatory payments or benefits (including any loan forgiveness) under any ZF Benefit Plan (or under any arrangement that would be a ZF Benefit Plan if in effect as of the date of this Agreement), (ii) result in the payment to any current or former Company Party Service Provider of ZF or its Subsidiaries of any severance or termination payments or benefits, or any increase in severance or termination payments or benefits upon any termination of employment or service, (iii) limit or restrict the right of ZF to merge, amend or terminate any ZF Benefit Plan, or (iv) result in any payments or benefits under any agreement with ZF or any of its Subsidiaries that, individually or in combination with any other payment or benefit, would constitute the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or corresponding provision of state law) to any Company Party Service Provider of ZF or its Subsidiaries who is a “disqualified individual” within the meaning of Section 280G of the Code.
(i) Except as set forth on Schedule 4.14(i), neither ZF nor any of its Subsidiaries maintains any obligations to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.
(j) Each ZF Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code is in material documentary compliance with, and has been maintained, operated and administered in all material respects in compliance with, Section 409A of the Code, and all applicable regulations, other guidance issued, and notices issued thereunder.
(k) Without limiting the generality of Section 4.14(a) through Section 4.14(j) above, with respect to each ZF Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) (a “ZF Foreign Plan”): (i) all employer and employee contributions to each ZF Foreign Plan required by Law or by the terms of such ZF Foreign Plan have been timely made in all material respects, or, if applicable, accrued in accordance with normal accounting practices; (ii) each ZF Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; (iii) no ZF Foreign Plan is a defined benefit retirement plan, seniority premium, termination indemnity, gratuity or similar plan or arrangement; and (iv) no ZF Foreign Plan has any unfunded or underfunded liabilities.
Section 4.15 IDX Benefit Plans.
(a) Schedule 4.15(a) sets forth a true and complete list of each IDX Benefit Plan; provided, however, that any individual employment agreement (or offer letter) or individual consulting agreement or sales compensation agreement that, in either case, is consistent in all material respects with the applicable template listed on Schedule 4.15(a), shall not be required to be listed on Schedule 4.15(a). For purposes of this Agreement, an “IDX Benefit Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and each equity ownership, equity purchase, equity option, phantom equity, equity appreciation right, restricted stock, restricted stock unit, performance stock unit, equity or other equity-based incentive award, severance or termination payment or benefit, employment, consulting, retention, change-in-control, fringe benefit or prerequisited, bonus, incentive, commission, deferred compensation, employee loan, pension, retirement, profit sharing, health, welfare, accident, disability, sick pay or paid time off, and each other benefit or compensation plan, agreement, program, policy, Contract or other arrangement, which is contributed to, required to be contributed to, sponsored by or maintained by IDX or any of its Subsidiaries, including for the benefit of any Company Party Service Provider of IDX or any of its Subsidiaries, or under or with respect to which IDX or any of its Subsidiaries has or could reasonably be expected to have any liability or obligation, contingent or otherwise, in any case, excluding any statutory plan, program or arrangement that is both required under applicable Laws and maintained by Governmental Authority.
(b) With respect to each IDX Benefit Plan, IDX has delivered or made available to Acquiror copies of (i) such IDX Benefit Plan and any trust agreement or other funding instrument relating to such plan, (ii) the most recent summary plan description, if any, required under ERISA with respect to such IDX Benefit Plan, (iii) the most recent annual report on Form 5500 and all attachments with respect to each IDX Benefit Plan (if applicable), (iv) the most recent actuarial valuation (if applicable) relating to such IDX Benefit Plan, (v) the most recent determination or opinion letter, if any, issued by the IRS with respect to any IDX Benefit Plan, and (vi) any material or non-routine correspondence with any Governmental Authority within the past three years.
(c) Each IDX Benefit Plan has been established, maintained, funded and administered in all material respects in accordance with its terms and in compliance with all applicable Laws, including ERISA and the Code. All contributions, premiums or other payments that are due with respect to any IDX Benefit Plan have been timely made in accordance with the terms of such IDX Benefit Plan and the requirements of all applicable Laws and all such amounts due for any period ending on or before the Closing Date have been made or properly accrued and reflected in ZF’s financial statements to the extent required by GAAP.
(d) Each IDX Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified in all material respects and (i) has received a favorable determination letter as to its qualification or (ii) has been established under an IRS pre-approved plan document for which a current favorable IRS advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to adversely affect such qualification.
(e) No event has occurred and no condition exists that could subject IDX or any of its Subsidiaries, either directly or by reason of their affiliation with an ERISA Affiliate, to any material Tax, fine, Lien, penalty or other liability imposed by ERISA, the Code or other applicable Law. There do not exist any pending or, to the knowledge of IDX, threatened claims or Actions (other than routine claims for benefits), audits or investigations with respect to any IDX Benefit Plan or the assets thereof, and, to the knowledge of IDX, there are no facts or circumstances that could give rise to any such claims or Actions. There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA with respect to any IDX Benefit Plans that could reasonably be expected to result in material liability to IDX or any of its Subsidiaries. No breaches of fiduciary duty (as determined under ERISA) with respect to any IDX Benefit Plan have occurred that could reasonably be expected to result in material liability to IDX or any of its Subsidiaries.
(f) No IDX Benefit Plan provides, and neither IDX nor any of its Subsidiaries has any current or projected liability or obligation in respect of providing, post-employment, post-retirement, post-ownership or post-termination health, medical or life insurance benefits for any current, former or retired Company Party Service Provider of IDX or any of its Subsidiaries or any other Person, except (i) as required to avoid an excise tax under COBRA or similar applicable state Law, (ii) if provided for under the terms of the applicable insurance Contract, coverage through the end of the calendar month in which a termination of employment occurs, or (iii) pursuant to an applicable agreement, plan or policy listed on Schedule 4.15(f) (including a template) requiring IDX or any of its Subsidiaries to pay or subsidize COBRA premiums for a terminated employee following the employee’s termination. Neither IDX nor any of its Subsidiaries has incurred (whether or not assessed) any material Tax, liability or other penalty with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable, or under Section 4980B, 4980D or 4980H of the Code, and no circumstances exist or events have occurred that could reasonably be expected to result in the imposition of any such material Taxes, penalties or liabilities.
(g) None of IDX, any of its Subsidiaries, or any of its ERISA Affiliates sponsors, maintains, contributes to, is required to contribute to, or otherwise has or could reasonably be expected to have any current or contingent liability or obligation under or with respect to: (i) a Multiemployer Plan, (ii) a “defined benefit plan” (as defined in Section 3(35) of ERISA) or any plan that is or was subject to Section 302 or Title IV of ERISA or Section 412 or Section 4971 of the Code, (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code), or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). Neither IDX nor any of its Subsidiaries has any current or contingent material liability or material obligation on account of at any time being considered a single employer under Section 414 of the Code with any other Person.
(h) Except as set forth on Schedule 4.15(h), neither the execution and delivery of this Agreement by IDX nor the consummation of the Mergers will (whether alone or in connection with any other event(s), including, but not limited to, a termination of employment) (i) result in the acceleration, funding, vesting or creation of any rights of any current or former Company Party Service Provider of IDX or its Subsidiaries (or any dependent or beneficiary thereof) to any compensatory payments or benefits or increases in any compensatory payments or benefits (including any loan forgiveness) under any IDX Benefit Plan (or under any arrangement that would be a IDX Benefit Plan if in effect as of the date of this Agreement), (ii) result in the payment to any current or former Company Party Service Provider of IDX or its Subsidiaries of any severance or termination payments or benefits, or any increase in severance or termination payments or benefits upon any termination of employment or service, (iii) limit or restrict the right of IDX to merge, amend or terminate any IDX Benefit Plan, or (iv) result in any payments or benefits under any agreement with IDX or any of its Subsidiaries that, individually or in combination with any other payment or benefit, would constitute the payment of any “excess parachute payment” within the meaning of Section 280G of the Code (or corresponding provision of state law) to any Company Party Service Provider of IDX or its Subsidiaries who is a “disqualified individual” within the meaning of Section 280G of the Code.
(i) Except as set forth on Schedule 4.15(i), neither IDX nor any of its Subsidiaries maintains any obligations to gross-up or reimburse any individual for any Tax or related interest or penalties incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.
(j) Each IDX Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code is in material documentary compliance with, and has been maintained, operated and administered in all material respects in compliance with, Section 409A of the Code, and all applicable regulations, other guidance issued, and notices issued thereunder.
(k) Without limiting the generality of Section 4.15(a) through Section 4.15(j) above, with respect to each IDX Benefit Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) (an “IDX Foreign Plan”): (i) all employer and employee contributions to each IDX Foreign Plan required by Law or by the terms of such IDX Foreign Plan have been timely made in all material respects, or, if applicable, accrued in accordance with normal accounting practices; (ii) each IDX Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; (iii) no IDX Foreign Plan is a defined benefit retirement plan, seniority premium, termination indemnity, gratuity or similar plan or arrangement; and (iv) no IDX Foreign Plan has any unfunded or underfunded liabilities.
Section 4.16 Labor Matters.
(a) Neither such Company Party nor any of its Subsidiaries is party to or bound by any CBA and no such Company Party’s Company Party Employees are represented by any labor union, other labor organization or works council with respect to their employment with such Company Party or any of its Subsidiaries. There are, and since June 1, 2018 there have been, no pending, or to the knowledge of such Company Party, threatened (i) labor organizing activities or representation or certification proceedings by any labor union, works council or other labor organization to organize any of such Company Party’s Company Party Employees, or (ii) material labor disputes, labor grievances, labor arbitrations, unfair labor practice charges, strikes, lockouts, picketing, hand billing, slowdowns, concerted refusals to work overtime, work stoppages or other material labor disputes against or affecting such Company Party or any of its Subsidiaries. Such Company Party and its Subsidiaries have no notice or consultation obligations to any labor union, labor organization or works council, which is representing any of such Company Party’s Company Party Employees, in connection with the execution of this Agreement or consummation of the Transactions.
(b) Except as set forth on Schedule 4.16(b), such Company Party and its Subsidiaries are, and since June 1, 2018 have been, in compliance in all material respects with all applicable Laws regarding labor, employment and employment practices, including all Laws respecting terms and conditions of employment, health and safety, employee classification (including the classification of independent contractors and exempt and non-exempt employees), discrimination, harassment or retaliation, whistleblowing, wages and hours, immigration (including the completion of Forms I-9 for all U.S. employees and the proper confirmation of employee visas), disability rights or benefits, equal opportunity, plant closures and layoffs (including the WARN Act), COVID-19, affirmative action, workers’ compensation, labor relations, employee leave issues, employee trainings and notices, and unemployment insurance.
(c) Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to such Company Party and its Subsidiaries, taken as a whole: (i) such Company Party and its Subsidiaries have fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to such Company Party’s or its Subsidiaries’ current or former directors, officers, employees or independent contractors under applicable Law, Contract or company policy, and (ii) neither such Company Party nor its Subsidiaries have had direct or indirect liability regarding any misclassification of any person as an independent contractor rather than as an employee since June 1, 2018.
(d) To the knowledge of such Company Party and except as would not, individually or in the aggregate, reasonably be expected to result in material liability to such Company Party and its Subsidiaries, taken as a whole, no current or former employee or independent contractor is in any material respect in violation of any term of any Company Party Benefit Plan, including, but not limited to, any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement, restrictive covenant or other obligation: (i) owed to such Company Party or any of its Subsidiaries; or (ii) owed to any third party with respect to such person’s right to be employed or engaged by such Company Party or any of its Subsidiaries.
(e) Such Company Party and its Subsidiaries have complied with their legal obligations regarding any formal sexual harassment, discrimination or unlawful retaliation allegations raised in the last three years against any of its Company Party Employees (including, without limitation, taking corrective action where necessary). Such Company Party and its Subsidiaries do not reasonably expect any material liabilities with respect to any allegations of sexual harassment, discrimination or unlawful retaliation and are not aware of any allegations relating to officers, directors, employees, contractors, or agents of the Company Group Members, that, if known to the public, would bring such Company Party into material disrepute.
(f) Except as set forth on Schedule 4.16(f), no material employee layoff, facility closure or shutdown (whether voluntary or by Governmental Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, salary or wages, or other workforce changes affecting the Company Party Employees of such Company Party or its Subsidiaries has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any COVID-19 Measures.
(g) Since June 1, 2018, neither such Company Party nor any of its Subsidiaries has implemented any plant closing or employee layoffs that would trigger notice obligations under the WARN Act.
(h) Such Company Party has not received written notice that any Key Employee intends to terminate his or her employment with such Company Party prior to the one year anniversary of the Closing.
Section 4.17 ZF Tax Matters.
(a) All material Tax Returns required by Law to be filed by ZF and its Subsidiaries have been duly filed with the appropriate Governmental Authority, and all such Tax Returns are true, correct and complete in all material respects.

(b) All material amounts of Taxes due and owing by ZF and its Subsidiaries (whether or not reflected on any Tax Return) have been duly paid to the appropriate Governmental Authority, and since the date of the ZF Most Recent Balance Sheet, none of ZF or any of its Subsidiaries has incurred or accrued any material Tax liability or material amounts of taxable income or gain outside the ordinary course of business other than any liabilities incurred in connection with the Transactions.
(c) ZF and each of its Subsidiaries has (A) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, member, or any other third party, (B) duly and timely remitted such amounts to the appropriate Governmental Authority, and (C) complied in all material respects with applicable Laws with respect to Tax withholding, including all reporting and record keeping requirements.
(d) Neither ZF nor any of its Subsidiaries is engaged in any material audit, administrative proceeding or judicial proceeding with respect to Taxes. Neither ZF nor any of its Subsidiaries is the subject of any dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have been resolved, and no such claims have been threatened in writing. All material deficiencies for Taxes asserted or assessed in writing against ZF and its Subsidiaries have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn. No written claim has been made by any Governmental Authority in a jurisdiction where ZF or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to material Taxes or required to file a Tax Return in respect of material Taxes in that jurisdiction. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of ZF and its Subsidiaries, and no written request for any such waiver or extension is currently pending.
(e) Neither ZF nor any of its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).
(f) Neither ZF nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or foreign Law).
(g) Neither ZF nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in, or use of an improper, method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) entered into prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing; (D) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law); or (E) prepaid amount or deferred revenue received prior to the Closing outside the ordinary course of business. Neither ZF nor any of its Subsidiaries will be required to make any payment after the Closing Date as a result of an election under Section 965(h) of the Code.
(h) There are no Liens with respect to Taxes on any of the equity interests or assets of ZF and its Subsidiaries, other than Liens for Taxes not yet due and payable.
(i) Neither ZF nor any of its Subsidiaries (A) has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes other than such a group that includes only ZF or any of its Subsidiaries, or (B) has any material liability for or in respect of the Taxes of any Person (other than ZF or any of its Subsidiaries) (1) as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, including under Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law) or (2) as a transferee or successor, by Contract, assumption or operation of law, or otherwise (except, in each case, for liabilities pursuant to customary commercial Contracts entered into in the ordinary course of business and not primarily relating to Taxes).

(j) Neither ZF nor any of its Subsidiaries is a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (except, in each case, for liabilities pursuant to customary commercial contracts entered into in the ordinary course of business and not primarily relating to Taxes).
(k) Schedule 4.17(k) sets forth the classification of ZF and each of its Subsidiaries for U.S. federal income Tax purposes.
(l) Except as set forth on Schedule 4.17(l), neither ZF nor any of its Subsidiaries has applied for or received any relief from Taxes under COVID-19 Measures, the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster or any similar Law, including by claiming an employee retention credit or deferring any amount of employer or employee payroll Taxes.
(m) Neither ZF nor any of its Subsidiaries has taken any action (or permitted any action to be taken), nor is aware of any fact or circumstance, that would reasonably be expected to prevent the Mergers from qualifying for the Intended Income Tax Treatment.
(n) Neither ZF nor any of its Subsidiaries is or has ever been a resident for Tax purposes in any non-U.S. jurisdiction other than the jurisdiction of its incorporation or formation, as applicable, and does not nor has ever had any branch, agency, permanent establishment or other taxable presence in any non-U.S. jurisdiction other than the jurisdiction of its incorporation or formation, as applicable.
Section 4.18 IDX Tax Matters.
(a) All material Tax Returns required by Law to be filed by IDX and its Subsidiaries have been duly filed with the appropriate Governmental Authority, and all such Tax Returns are true, correct and complete in all material respects.
(b) All material amounts of Taxes due and owing by IDX and its Subsidiaries (whether or not reflected on any Tax Return) have been duly paid to the appropriate Governmental Authority, and since the date of the IDX Most Recent Balance Sheet, none of IDX or any of its Subsidiaries has incurred or accrued any material Tax liability or material amounts of taxable income or gain outside the ordinary course of business other than any liabilities incurred in connection with the Transactions.
(c) IDX and each of its Subsidiaries has (A) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, member, or any other third party, (B) duly and timely remitted such amounts to the appropriate Governmental Authority, and (C) complied in all material respects with applicable Laws with respect to Tax withholding, including all reporting and record keeping requirements.
(d) Neither IDX nor any of its Subsidiaries is engaged in any material audit, administrative proceeding or judicial proceeding with respect to Taxes. Neither IDX nor any of its Subsidiaries is the subject of any dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have been resolved, and no such claims have been threatened in writing. All material deficiencies for Taxes asserted or assessed in writing against IDX and its Subsidiaries have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn. No written claim has been made by any Governmental Authority in a jurisdiction where IDX or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to material Taxes or required to file a Tax Return in respect of material Taxes in that jurisdiction. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of IDX and its Subsidiaries, and no written request for any such waiver or extension is currently pending.
(e) Neither IDX nor any of its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).
(f) Neither IDX nor any of its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar or corresponding provision of state, local or foreign Law).

(g) Neither IDX nor any of its Subsidiaries will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in, or use of an improper, method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) entered into prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing; (D) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law); or (E) prepaid amount or deferred revenue received prior to the Closing outside the ordinary course of business. Neither IDX nor any of its Subsidiaries will be required to make any payment after the Closing Date as a result of an election under Section 965(h) of the Code.
(h) There are no Liens with respect to Taxes on any of the equity interests or assets of IDX and its Subsidiaries, other than Liens for Taxes not yet due and payable.
(i) Neither IDX nor any of its Subsidiaries (A) has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes other than such a group that includes only IDX or any of its Subsidiaries, or (B) has any material liability for or in respect of the Taxes of any Person (other than IDX or any of its Subsidiaries) (1) as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, including under Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law) or (2) as a transferee or successor, by Contract, assumption or operation of law, or otherwise (except, in each case, for liabilities pursuant to customary commercial Contracts entered into in the ordinary course of business and not primarily relating to Taxes).
(j) Neither IDX nor any of its Subsidiaries is a party to, or bound by, or has any obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (except, in each case, for liabilities pursuant to customary commercial contracts entered into in the ordinary course of business and not primarily relating to Taxes).
(k) Schedule 4.18(k) sets forth the classification of IDX and each of its Subsidiaries for U.S. federal income Tax purposes.
(l) Neither IDX nor any of its Subsidiaries has applied for or received any relief from Taxes under COVID-19 Measures, the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster or any similar Law, including by claiming an employee retention credit or deferring any amount of employer or employee payroll Taxes.
(m) Neither IDX nor any of its Subsidiaries has taken any action (or permitted any action to be taken), nor is aware of any fact or circumstance, that would reasonably be expected to prevent the Mergers from qualifying for the Intended Income Tax Treatment.
(n) Neither IDX nor any of its Subsidiaries is or has ever been a resident for Tax purposes in any non-U.S. jurisdiction other than the jurisdiction of its incorporation or formation, as applicable, and does not nor has ever had any branch, agency, permanent establishment or other taxable presence in any non-U.S. jurisdiction other than the jurisdiction of its incorporation or formation, as applicable.
Section 4.19 Insurance. Schedule 4.19 contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, such Company Party or its Subsidiaries as of the date of this Agreement. With respect to each such insurance policy required to be listed on Schedule 4.19, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) all premiums due have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date), (b) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (c) neither such Company Party nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to such Company Party’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of such Company Party, no such action has been threatened, and (d) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.
Section 4.20 Permits. Except for such failures to hold all Permits or be in compliance as would not reasonably be expected to be, individually or in the aggregate, material to such Company Party and its Subsidiaries taken as a whole, such Company Party and its Subsidiaries, (a) hold all Permits, and (b) are in compliance with the terms of all Permits necessary for the ownership and operation of their respective businesses. No event has occurred with respect to any of the Permits which permits, or after the giving of notice or lapse of time or both would permit, revocation, cancellation or termination thereof, or would result in any other material impairment of the rights of the holder of any such Permit, except where the revocation, cancellation, termination or material impairment would not reasonably be expected to be, individually or in the aggregate, material to such Company Party and its Subsidiaries, taken as a whole. Except as would not reasonably be expected to be, individually or in the aggregate, material to such Company Party and its Subsidiaries taken as a whole, there is no pending or, to the knowledge of such Company Party, threatened (orally or in writing) legal proceeding with any Governmental Authority having jurisdiction or authority over the operations of such Company Party or any of its Subsidiaries that would reasonably be expected to impair the validity of any Permit, or result in the revocation, cancellation, termination or material impairment of any Permit.
Section 4.21 Equipment and Other Tangible Property. Such Company Party or one of its Subsidiaries owns and has good title to all material equipment and other tangible property and assets reflected on the books of such Company Party and its Subsidiaries as owned by such Company Party or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens, except as would not be material, individually or in the aggregate, to such Company Party and its Subsidiaries, taken as a whole.
Section 4.22 Real Property.
(a) Schedule 4.22(a) contains a true, correct and complete list, as of the date of this Agreement, of all Leased Real Property held by such Company Party or its Subsidiaries including the address of each such Leased Real Property and a true, correct and complete list of all material Contracts pursuant to which such Company Party or any of its Subsidiaries uses or occupies (or has been granted an option to use or occupy) the Leased Real Property or is otherwise a party with respect to the Leased Real Property (collectively, the “Leases”), including all amendments, extensions, renewals, guaranties and other agreements with respect thereto. Each Company Party has made available to Acquiror true, correct and complete copies of the Leases. Such Company Party or one of its Subsidiaries has a valid and subsisting leasehold estate in all Leased Real Property, such Company Party’s or Subsidiary’s possession and quiet enjoyment of the Leased Real Property under such Leases has not been disturbed, and to the knowledge of such Company Party, there are no material disputes with respect to any Lease, in each case, subject only to Permitted Liens. With respect to each Lease, (i) such Lease is legal, valid, binding and enforceable and in full force and effect against such Company Party or one of its Subsidiaries and, to such Company Party’s knowledge, the other party thereto, subject to the Enforceability Exceptions, and each such Lease is in full force and effect, (ii) each Lease has not been amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters made available to Acquiror, (iii) neither such Company Party nor any of its Subsidiaries has received or given any written notice of default or breach under any of the Leases and to the knowledge of such Company Party, neither such Company Party nor any of its Subsidiaries has received oral notice of any default or breach that has not been cured, (iv) to the knowledge of such Company Party, there does not exist under any Lease any event or condition which, with notice or lapse of time or both, would become a default or breach by such Company Party or one of its Subsidiaries or, in each case, to such Company Party’s knowledge, the other party thereto, (v) neither such Company Party nor any of its Subsidiaries has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof and (vi) except as set forth on Schedule 4.22(a)(vi), neither such Company Party nor any of its Subsidiaries has collaterally assigned or granted any other security interest in such Lease or any interest therein.

(b) Neither such Company Party nor any of its Subsidiaries is in default or violation of, or not in material compliance with, any legal requirements applicable to its occupancy of the Leased Real Property, except as would not reasonably be expected to be, individually or in the aggregate, material to such Company Party and its Subsidiaries, taken as a whole.
(c) Neither such Company nor any of its Subsidiaries owns any land, buildings or other real property.
Section 4.23 Intellectual Property and IT Security.
(a) Schedule 4.23(a) sets forth a complete and correct list, as of the date of this Agreement, of all (i) registrations or applications for the following that are included in the Owned Intellectual Property or Intellectual Property exclusively licensed to such Company Party or any of its Subsidiaries: (A) trademarks, (B) patents, (C) copyrights, and (D) internet domain names, specifying as to each item, as applicable, the owner(s) of record, jurisdiction of application or registration, the application or registration number, and the date of application or registration (“Registered Intellectual Property”). All Owned Intellectual Property is subsisting (to the extent that it constitutes Registered Intellectual Property), and, to the knowledge of such Company Party, valid and enforceable. All filing, registration, maintenance, and renewal fees currently due in connection with the Registered Intellectual Property have been paid; all documents, recordations, and certificates in connection with such Registered Intellectual Property currently required to be filed in the name of such Company Party or any of its Subsidiaries have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions; and all internet domain names are registered in the name of and are under the full administrative and operational control of such Company Party or its applicable Subsidiary. Such Company Party or one of its Subsidiaries (i) solely and exclusively owns all right, title and interest in and to the Owned Intellectual Property and (ii) has the right to use pursuant to a valid, written agreement all other Intellectual Property used in or necessary for the operation of the respective businesses of such Company Party and its Subsidiaries, as presently conducted (“Licensed Intellectual Property”), in each case, free and clear of all Liens other than Permitted Liens.
(b) To the knowledge of such Company Party, neither the execution of this Agreement nor the consummation of the Transactions will result in: (i) the loss or impairment of such Company Party’s or any of its Subsidiaries’ right to own or use any of its material Company Party Intellectual Property, or (ii) the payment of any additional consideration for such Company Party’s or any of its Subsidiaries’ right to own or use any of its Company Party Intellectual Property.
(c) There is not, and there has not in the last three years been, any Action pending, threatened or received in writing, by such Company Party or any of its Subsidiaries with respect to Intellectual Property. To the knowledge of such Company Party, neither such Company Party, nor any of its Subsidiaries nor the conduct of their businesses infringes, misappropriates or otherwise violates, or has, in the past three years, infringed, misappropriated or otherwise violated, any Intellectual Property of any third party. To the knowledge of such Company Party, no third party is currently infringing, misappropriating, diluting or otherwise violating, or has, in the last three years, infringed, misappropriated, diluted or otherwise violated, any of the Owned Intellectual Property, except as would not, individually or in the aggregate, reasonably be expected to result in material liability to such Company Party and its Subsidiaries, taken as a whole.
(d) Such Company Party and its Subsidiaries have taken commercially reasonable steps under the circumstances to maintain, preserve, and protect all of its material Owned Intellectual Property. Each current or former employee, consultant and independent contractor of such Company Party and its Subsidiaries who has contributed to or participated in the creation of any Owned Intellectual Property has executed and delivered to such Company Party or one of its Subsidiaries either a (i) “work-for-hire” agreement under which such Company Party or one of its Subsidiaries is deemed to be the owner or author of all Intellectual Property rights created or developed by such Person, or (ii) a written assignment by such Person (by way of a present grant of assignment) in favor of such Company Party or one of its Subsidiaries of all right, title and interest in and to such Intellectual Property, and in case of the foregoing clauses (i) and (ii), that also prohibits such Person, where commercially reasonable or customary, from using or disclosing any Trade Secrets included in the Owned Intellectual Property. Neither such Company Party nor any of its Subsidiaries, nor to the knowledge of such Company Party, any other Person, is in material breach of any such agreement.

(e) Such Company Party and its Subsidiaries are in possession of the source code and object code for all Software constituting their Owned Intellectual Property (“Owned Software”). Neither such Company Party nor any of its Subsidiaries has incorporated any “open source”, “copyleft” or analogous license (including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses) (“Open Source Code”) into Owned Software, distributed Open Source Code in conjunction with Owned Software or used Open Source Code, in each case in a manner that requires that any of the Owned Software (other than such Open Source Code) to be (i) disclosed or distributed in source code form, (ii) licensed for the purpose of making derivative works, or (iii) redistributable at no charge or minimal charge.
(f) Such Company Party and its Subsidiaries use commercially reasonable efforts to protect the IT Systems, including using commercially reasonable efforts designed to protect the confidentiality, integrity and security of the IT Systems and all information stored or contained therein or transmitted thereby from any loss, theft, or unauthorized disclosure, use, access, interruption, or modification by any Person. All IT Systems (A) operate and run in a reasonable and efficient business manner in all material respects, and (B) are free from any Malicious Code, material defect, bug or programming, or material design or documentation error, in each case, except as has not resulted in or would not, individually or in the aggregate, reasonably be expected to result in material liability to such Company Party and its Subsidiaries, taken as a whole. The IT Systems are sufficient for the current needs of such Company Party and its Subsidiaries, in all material respects. Since June 1, 2018, there have not been any material failures, breakdowns or continued substandard performance of any IT Systems that have caused a material failure or disruption of the IT Systems. Such Company Party and its Subsidiaries have implemented and maintained commercially reasonable disaster recovery and business continuity plans, procedures and facilities, acted in accordance therewith, and has taken commercially reasonable steps to test such plans and procedures on a periodic basis.
(g) Such Company Party and its Subsidiaries are, and at all times since June 1, 2018 have been, in compliance with all Privacy and Security Requirements that apply to such Company Party and its Subsidiaries, except where the failure to be, or to have been, in compliance with such Laws has not been, and would not, individually or in the aggregate, reasonably be expected to be material to such Company Party and its Subsidiaries, taken as a whole. Such Company Party and its Subsidiaries have in place, maintain and enforce commercially reasonable policies, procedures, and rules regarding data privacy, protection, and security. Since June 1, 2018, such Company Party and its Subsidiaries have not experienced any (i) data security breaches of the IT Systems, (ii) unauthorized access or use of any of the IT Systems, or (iii) unauthorized acquisition, access to, disclosure, or use of any Personal Information, Trade Secrets, or other confidential or proprietary information owned by or under the custody or control of such Company Party or its Subsidiaries, and neither such Company Party nor any of its Subsidiaries has received any written complaints from any Person with respect thereto, except in the case of the foregoing clauses (ii) and (iii), as has not resulted in or would not, individually or in the aggregate, reasonably be expected to result in a material liability to such Company Party and its Subsidiaries, taken as a whole.
(h) To the knowledge of such Company Party, at all times since June 1, 2018, all third parties who have performed services for such Company Party and its Subsidiaries relating to the conduct of their respective businesses and have had access to Personal Information in connection with the performance of such services and all activities undertaken by such Company Party and its Subsidiaries with respect to the collection of any data (Personal Information or otherwise) in connection with the performance of any services, have complied with all applicable Privacy and Security Requirements, except as would not, individually or in the aggregate, reasonably be expected to result in material liability to such Company Party and its Subsidiaries, taken as a whole.
(i) There is (and since June 1, 2018 there has been) no pending or, to the knowledge of such Company Party, threatened Actions by or against such Company Party or any of its Subsidiaries initiated by any Person (including (i) the United States Federal Trade Commission, any state attorney general or similar state official, (ii) any other Governmental Authority, foreign or domestic or (iii) any regulatory or self-regulatory entity) alleging that any Processing of Personal Information by or on behalf of such Company Party is or was in material violation of any Privacy and Security Requirements that apply to such Company Party or any of its Subsidiaries, nor, to the knowledge of such Company Party is there a reasonable basis for the forgoing.
Section 4.24 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to result in material liability to such Company Party and its Subsidiaries, taken as a whole:
(a) Such Company Party and its Subsidiaries are, and since June 1, 2018 have been, in compliance in all material respects with all Environmental Laws, which includes and has included holding and complying in all material respects with all Permits required under Environmental Laws.
(b) There are no Actions or notices of violation pending against or, to the knowledge of such Company Party, threatened in writing against such Company Party or any of its Subsidiaries alleging, and such Company Party and its Subsidiaries have not received any notice, report or other information regarding, any material violations of or material liability under any Environmental Law or any material violations or material liability concerning any Hazardous Materials, nor, to the knowledge of such Company Party, is there any basis for any such claims or notices.
Section 4.25 ZF Absence of Changes. From and after October 31, 2021, (i) no ZF Material Adverse Effect shall have occurred and is continuing and (ii) neither ZF nor any of its Subsidiaries has taken any action between such date and the date of this Agreement that would have required the consent of Acquiror pursuant to Section 6.01 if such action had been taken after the date hereof (and where such consent could properly have been withheld in accordance with Section 6.01).
Section 4.26 IDX Absence of Changes. From and after September 30, 2021, (i) no IDX Material Adverse Effect shall have occurred and is continuing and (ii) neither IDX nor any of its Subsidiaries has taken any action between such date and the date of this Agreement that would have required the consent of Acquiror pursuant to Section 6.01 if such action had been taken after the date hereof (and where such consent could properly have been withheld in accordance with Section 6.01).
Section 4.27 Brokers’ Fees. Except as set forth on Schedule 4.27, no broker, finder, financial advisor, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other similar fee, commission or other similar payment in connection with the Transactions based upon arrangements made by such Company Party, any of its Subsidiaries or any of its Affiliates.
Section 4.28 Related Party Transactions. Except for the Contracts set forth on Schedule 4.28, there are no Contracts between such Company Party or any of its Subsidiaries, on the one hand, and any Affiliate, officer, director or holder of Equity Securities of such Company Party or any of its Subsidiaries or, to such Company Party’s knowledge, any Affiliate or family member of any of the foregoing, on the other hand, except in each case, for (a) employment agreements, fringe benefits and other compensation paid to directors, officers and employees consistent with previously established policies, (b) reimbursements of expenses incurred in connection with their employment or service (excluding from clause (a) and this clause (b) any loans made by such Company Party or its Subsidiaries to any officer, director, employee, member or stockholder and all related arrangements, including any pledge arrangements), and (c) amounts paid pursuant to Company Party Benefit Plans listed on Schedule 4.14(a) and Schedule 4.15(a), as applicable.
Section 4.29 Information Provided. None of the information relating to such Company Party or its Subsidiaries supplied or to be supplied by such Company Party, or by any other Person acting on behalf of such Company Party, in writing specifically for inclusion in the Registration Statement will, as of the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, such Company Party makes no representation or warranty with respect to: (a) statements made or incorporated by reference therein based on information supplied by any Acquiror Party or the other Company Party for inclusion or incorporation by reference in the Registration Statement or any SEC Reports; or (b) any projections or forecasts included in the Registration Statement.

Section 4.30 International Trade; Anti-Corruption.
(a) Neither such Company Party nor any of its Subsidiaries, nor, to the knowledge of such Company Party, any of their respective officers, directors or employees, nor, to the knowledge of such Company Party, any agents or other third-party representatives acting on behalf of such Company Party or any of its Subsidiaries, is currently, or has been since June 1, 2016: (i) a Sanctioned Person; (ii) organized, resident or located in a Sanctioned Country; (iii) engaging in any dealings or transactions with any Sanctioned Person or in any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws; (iv) engaging in any export, re-export, transfer or provision of any goods, software, technology, data or service without, or exceeding the scope of, any required or applicable licenses or authorizations; or (v) otherwise in violation of applicable Sanctions Laws, export-import Laws administered by the U.S. Department of Commerce and the U.S. Department of State’s Directorate of Defense Trade Controls, or U.S. anti-boycott Laws (collectively, “Trade Controls”).
(b) Neither such Company Party nor any of its Subsidiaries, nor, to the knowledge of such Company Party, any of their respective officers, directors or employees, nor, to the knowledge of such Company Party, any agents or other third-party representatives acting on behalf of such Company Party or any of its Subsidiaries, has since June 1, 2016 (i) made any unlawful payment or given, offered, promised, or authorized or agreed to give, or received, any money or thing of value, directly or indirectly, to or from any Government Official or other Person in violation of any Anti-Corruption Laws or (ii) otherwise been in violation of any Anti-Corruption Laws.
(c) Since June 1, 2016, neither such Company Party nor any of its Subsidiaries has received from any Governmental Authority or any other Person any notice, subpoena, inquiry, or internal or external allegation; or made any voluntary or involuntary disclosure to a Governmental Authority related to, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing related to, Trade Controls or Anti-Corruption Laws. Such Company Party and its Subsidiaries have maintained and enforced policies, procedures and internal controls reasonably designed to ensure compliance with Anti-Corruption Laws and Trade Controls.
Section 4.31 Government Contracts.
(a) Since June 1, 2018, such Company and its Subsidiaries have complied in all material respects with all statutory and regulatory requirements with respect to each of the Government Contracts and Government Bids. Such Company Party and its Subsidiaries have established and maintain adequate internal controls for compliance with its Government Contracts.
(b) Since June 1, 2018, (i) neither such Company Party nor any of its Subsidiaries has received any written notice of termination for default or convenience, cure notice, or show cause notice from any Governmental Authority or any prime contractor or higher-tier subcontractor with respect to any Government Contract, and (ii) such Company Party and its Subsidiaries have complied with all material terms and conditions of the Government Contracts.
(c) Since June 1, 2018, to such Company Party’s knowledge, there have not been any outstanding or unsettled allegations of fraud, false claims or overpayments nor is there any pending (i) civil fraud or criminal investigation of such Company Party or any of its Subsidiaries by any Governmental Authority, (ii) suspension or debarment proceeding (or equivalent proceeding) against such Company Party or any of its Subsidiaries, (iii) audit, review, inspection, survey or examination of records relating to any Government Contract, (iv) disclosure or obligation to make any disclosure to any Governmental Agency (pursuant to FAR 52.203-13 or any other disclosure requirement or program or (v) request by a Governmental Authority for a contract price adjustment based on any claimed disallowance, claim of defective pricing, or any other withholding or offset by any Governmental Authority.
(d) Neither such Company Party nor any of its Subsidiaries nor any of their respective Principals (as that term is defined under Federal Acquisition Regulation 2.101) is, or within the past three years has been, proposed for debarment, debarred, suspended, or otherwise declared ineligible from participation in the award of a Government Contract.
Section 4.32 ITGS GSA. ITGS is in good standing with the U.S. General Services Administration (“GSA”) related to the performance of its GSA Schedule Contract No. GS-23F-0037T active through March 25,

2022 (“GS-23F-0037T”) as described in the latest GSA Contractor Assessment Report. ITGS’s GSA contract prices under GS-23F-0037T are discounted an additional 0.00% - 26.87% from its Most Favored Customer prices, excluding the required 0.75% Industrial Funding Fee. ITGS does not have an active Basis of Award customer pricing change that would require ITGS to apply a price reduction under GS-23F-0037T pursuant to FAR 552.238-75, Price Reductions (MAY 2004) (ALTERNATE I - MAY 2003), the GSA Price Reduction Clause (“PRC”). None of the items sold under GS-23F-0037T are sold commercially by IDX or its Subsidiaries. Neither IDX nor its Subsidiaries are aware of any current or potential PRC violations by ITGS under GS-23F-0037T. The United States Office of Personnel Management (“OPM”) has a Blanket Purchase Agreement Call contract in effect under GS-23F-0037T (the “OPM BPA”) and orders placed thereunder are issued off of the GS-23F-0037T GSA Schedule, and to the knowledge of IDX and its Subsidiaries, GSA will allow ITGS to renew or extend the GS-23F-0037T GSA Schedule in 2022.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF ACQUIROR PARTIES
Except as set forth in the Schedules to this Agreement dated as of the date of this Agreement (each of which qualifies (i) the correspondingly numbered representation, warranty or covenant if specified therein and (ii) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent on its face) or in the SEC Reports filed or furnished by Acquiror prior to the date hereof (excluding any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures, in each case to the extent that are predictive, cautionary or forward looking in nature) (provided, however, that nothing set forth in or disclosed in the SEC Reports filed by Acquiror will qualify, or be deemed to qualify, the representations and warranties set forth in Section 5.02 (Due Authorization), Section 5.06 (Trust Account), Section 5.07 (Brokers’ Fees), Section 5.09 (Business Activities), Section 5.11 (Capitalization) and Section 5.14 (Related Party Transactions)), each Acquiror Party represents and warrants to the Company Parties as follows, in each case as of the date hereof and as of the Closing Date:
Section 5.01 Corporate Organization. Each Acquiror Party is an exempted company, corporation, limited liability company or other applicable business entity duly organized, incorporated or formed, as applicable, validly existing and in good standing (or the equivalent thereof, if applicable, in each case, with respect to the jurisdictions that recognize the concept of good standing or any equivalent thereof) under the Laws of its jurisdiction of organization, incorporation or formation (as applicable) and has the requisite exempted company, corporate, limited liability company or other similar power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted, except (other than with respect to each Acquiror Party’s due organization and valid existence) as would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect. The copies of the organizational documents of each of the Acquiror Parties previously delivered by Acquiror to the Company Parties are true, correct and complete and are in effect as of the date of this Agreement. Each of the Acquiror Parties is, and at all times has been, in compliance in all material respects with all restrictions, covenants, terms and provisions set forth in its respective organizational documents. Each of the Acquiror Parties is duly licensed or qualified and in good standing as a foreign corporation or foreign limited liability company, as applicable, in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not had and would not, reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.
Section 5.02 Due Authorization.
(a) Each of the Acquiror Parties has the requisite exempted company, corporate, limited liability company or other similar power and authority to execute and deliver this Agreement and each other Transaction Agreement to which it is a party and, with respect to Acquiror, upon receipt of the Acquiror Shareholder Approval, to perform its obligations hereunder and thereunder and to consummate the Domestication, the Transactions and the other transactions contemplated by the other Transaction Agreements. L&F Holdings, as sole stockholder of each of ZF Merger Sub and IDX Merger Sub, has delivered consents (which shall become effective immediately after the execution of this Agreement in accordance with Section 228(c) of the DGCL) approving this Agreement and the Transactions. The execution, delivery and performance of this Agreement and such other Transaction Agreements and the consummation of the Domestication, the Transactions and the other transactions contemplated thereby have been duly and validly authorized and approved by the board of directors or equivalent governing body of the applicable Acquiror Party and, except for the Acquiror Shareholder Approval and the adoption of this Agreement by L&F Holdings (in its capacity as sole stockholder of each of ZF Merger Sub and IDX Merger Sub), no other corporate or equivalent proceeding on the part of any Acquiror Party is necessary to authorize this Agreement or such other Transaction Agreements or any Acquiror Party’s performance hereunder or thereunder. This Agreement has been, and each such other Transaction Agreement to which such Acquiror Party will be party (when executed and delivered by such Acquiror Party) will be, duly and validly executed and delivered by such Acquiror Party and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such other Transaction Agreement to which such Acquiror Party will be party, will constitute a legal, valid and binding obligation of such Acquiror Party, enforceable against each Acquiror Party in accordance with its terms, subject to the Enforceability Exceptions.
(b) At a meeting duly called and held, the Acquiror Board has: (i) determined that this Agreement, the Domestication, the Transactions and the other transactions contemplated by the other Transaction Agreements are fair to and in the best interests of Acquiror’s shareholders, (ii) approved the Transactions as a Business Combination, (iii) approved of the issuance of shares of Acquiror Common Stock in connection with the Transactions as may be required under NYSE or NASDAQ listing requirements, as applicable, (iv) resolved to recommend to Acquiror’s shareholders’ approval of each of the Acquiror Shareholder Matters, and (v) determined that the fair market value of the Company Parties is equal to at least 80% of the amount held in the Trust Account (excluding any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) as of the date hereof.
(c) At the Special Meeting:
(i) approval by the Acquiror Shareholders of the Domestication Proposal shall require the Supermajority Acquiror Shareholder Approval;
(ii) approval by the Acquiror Shareholders of the Acquiror Charter Proposal shall require the Supermajority Acquiror Shareholder Approval; and
(iii) approval by the Acquiror Shareholders of each Acquiror Shareholder Matter other than the Domestication Proposal and the Charter Proposal shall require the Majority Acquiror Shareholder Approval.
(d) The foregoing votes are the only votes of any of Acquiror’s shareholders necessary in connection with entry into this Agreement and the other Transaction Agreements by the Acquiror Parties and the consummation of the Domestication, the Transactions and the other transactions contemplated by the other Transaction Agreements.
Section 5.03 No Conflict. The execution, delivery and performance of this Agreement and any Transaction Agreement to which any Acquiror Party is a party by such Acquiror Party and, upon receipt of the Acquiror Shareholder Approval, the consummation of the Domestication, the Transactions and the transactions contemplated by any of the other Transaction Agreements do not and will not (a) conflict with or violate any provision of, or result in the breach of the Acquiror Organizational Documents or any organizational documents of any Subsidiaries of Acquiror, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order binding on or applicable to Acquiror, any Subsidiaries of Acquiror or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which Acquiror or any of its Subsidiaries is a party or by which any of their respective assets or properties may be bound or affected, or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or any Subsidiaries of Acquiror, except in the case of each of clauses (b) through (d) as has not had, and would not reasonably be expected to have, individually or in the aggregate, an Acquiror Material Adverse Effect.

Section 5.04 Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened, Actions and, to the knowledge of Acquiror, there are no pending or threatened investigations, in each case, against any Acquiror Party or Sponsor, or otherwise affecting any Acquiror Party or Sponsor or their respective assets or properties, which, if determined adversely, could, individually or in the aggregate, have an Acquiror Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon any Acquiror Party or Sponsor which would, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect. The business of each of the Acquiror Parties has been conducted in all material respects in accordance with all applicable Laws. No Acquiror Party has received any written notice of any violation of Law.
Section 5.05 Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company Parties contained in this Agreement, no action by, consent, approval, permit or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent, waiver or authorization from any Governmental Authority is required on the part of any Acquiror Party with respect to the execution or delivery and performance of this Agreement by each Acquiror Party or any Transaction Agreement to which any of the Acquiror Parties is a party, as applicable, or the consummation of the Domestication, the Transactions or the other transactions contemplated thereby, except for (a) applicable requirements of the HSR Act, (b) the filing of (i) the ZF Certificate of Merger, (ii) the IDX Certificate of Merger, (iii) the IDX Forward Certificate of Merger, and (iv) the Acquiror Charter, each in accordance with the DGCL and, the DLLCA in the case of the IDX Forward Certificate of Merger, (c) the filing with the SEC of (i) the Registration Statement (and the effectiveness of the Registration Statement under the Securities Act) and (ii) such reports under Section 13(a) or 15(d) of the Exchange Act as may be required in connection with this Agreement, the other Transaction Agreements or the Transactions or the other transactions contemplated thereby, (d) such filings with and approval of NYSE or NASDAQ, as applicable, to permit the Acquiror Common Stock to be issued in connection with the transactions contemplated by this Agreement and the other Transaction Agreements to be listed on the NYSE or NASDAQ, as applicable, (e) all filings required to be made with the Cayman Islands Registrar of Companies in connection with the Domestication or (f) any actions, consents, approvals, permits or authorizations, designations, declarations or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have an Acquiror Material Adverse Effect.
Section 5.06 Trust Account. As of the date hereof, there is at least $175,106,330 held in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated as of November 23, 2020, by and between Acquiror and the Trustee filed as an exhibit to the SEC Reports of Acquiror as of the date of this Agreement (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus, dated as of November 18, 2020 and filed with the SEC (File No. 333-249497) on November 20, 2020 (the “IPO Prospectus”). Amounts in the Trust Account are invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), with a maturity of 185 days of less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been breached, terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and to the knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports filed or furnished by Acquiror to be inaccurate or that would entitle any Person (other than shareholders of Acquiror holding Pre-Domestication Acquiror Ordinary Shares sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Pre-Domestication Acquiror Ordinary Shares pursuant to the Acquiror Organizational Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. As of the date hereof, assuming the accuracy of the representations and warranties of the Company Parties contained herein and the compliance by the Company Parties with their obligations hereunder, no Acquiror Party has any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date. There are no Actions pending with respect to the Trust Account. Since November 23, 2020, Acquiror has not released any money from the Trust Account (other than as permitted by the Trust Agreement). As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the Transactions. Following the Effective Time, no shareholder of Acquiror shall be entitled to receive any amount from the Trust Account except to the extent such shareholder shall have elected to tender its shares of Pre-Domestication Acquiror Ordinary Shares for redemption pursuant to the Acquiror Shareholder Redemption.
Section 5.07 Brokers’ Fees. Except as set forth on Schedule 5.07, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions or the other transactions contemplated by the other Transaction Agreements based upon arrangements made by Acquiror or any of its Affiliates, including Sponsor.
Section 5.08 SEC Reports; Financial Statements; Sarbanes-Oxley Act; Undisclosed Liabilities
(a) Acquiror has filed or furnished in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC prior to the date of this Agreement (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”), and, as of the Closing, will have filed or furnished all other statements, reports, schedules, forms, statements and other documents required to be filed or furnished with the SEC subsequent to the date of this Agreement (collectively, as they have been amended since the time of their filing and including all exhibits thereto, but excluding the Registration Statement, the “Additional SEC Reports”). None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) and none of the Additional SEC Reports as of their respective dates (or if amended or superseded by a filing prior to the Closing Date, then on the date of such filing), contained (and in the case of the Additional SEC Reports, will contain) any untrue statement of a material fact or omitted (and in the case of the Additional SEC Reports, will omit) to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made or will be made, as applicable, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports and that will be included in the Additional SEC Reports complied (and in the case of the Additional SEC Reports, will comply) as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared (and in the case of the Additional SEC Reports, will be prepared) in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (and in the case of the Additional SEC Reports, will fairly present) (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of its operations and cash flows for the respective periods then ended. There is no liability, debt or obligation (absolute, accrued, contingent or otherwise) of any of the Acquiror Parties, except for liabilities, debts and obligations: (i) provided for in, or otherwise reflected or reserved for in the financial statements and notes contained or incorporated by reference in the SEC Reports; (ii) that have arisen since the date of the most recent balance sheet included in the financial statements and notes contained or incorporated by reference in the SEC Reports in the ordinary course of the operation of business of Acquiror; (iii) incurred in connection with the Transactions; or (iv) that would not be material to the business of the Acquiror Parties, taken as a whole. No Acquiror Party has any material off-balance sheet arrangements that are not disclosed in the SEC Reports.
(b) Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror is made known to Acquiror’s principal executive officer and its principal financial officer. To the knowledge of Acquiror, such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s financial statements included in Acquiror’s periodic reports required under the Exchange Act.
(c) There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.
(d) Acquiror has established and maintains systems of internal accounting controls that are designed to provide reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for Acquiror’s assets. Acquiror maintains and, for all periods covered by Acquiror’s financial statements included in the SEC Reports, has maintained books and records in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of Acquiror in all material respects.
(e) There is no (i) “significant deficiency” in the internal controls over financial reporting of Acquiror, (ii) “material weakness” in the internal controls over financial reporting of Acquiror, (iii) fraud, whether or not material, that involves management or other employees of Acquiror who have a significant role in the internal controls over financial reporting of Acquiror, or (iv) any claim or allegation regarding any of the foregoing.
(f) To the knowledge of Acquiror, as of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SEC Reports. To the knowledge of Acquiror, none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.
Section 5.09 Business Activities.
(a) Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination or incidental thereto. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon Acquiror or to which Acquiror is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which would not reasonably be expected to have an Acquiror Material Adverse Effect. Each of ZF Merger Sub, IDX Merger Sub and IDX Forward Merger Sub were formed solely for the purpose of engaging in the Transactions and the other transactions contemplated by the other Transaction Agreements, have not conducted any business prior to the date hereof and have no assets, liabilities or obligations of any nature other than those incident to their respective formations and pursuant to this Agreement and any other Transaction Agreement to which such entities are a party, as applicable. Acquiror owns, directly or indirectly, all of the issued and outstanding Equity Securities of each of L&F Holdings, ZF Merger Sub, IDX Merger Sub and IDX Forward Merger Sub.
(b) Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions and the other Transaction Agreements and the transactions contemplated thereby, neither Acquiror nor any of its Subsidiaries has any interests, rights, obligations or liabilities with respect to, or is party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.
(c) Except for this Agreement and the other Transaction Agreements, no Acquiror Party is and at no time has been, party to any Contract with any Person that would require payments by any Acquiror Party in excess of $100,000 in the aggregate with respect to any individual Contract or more than $250,000 in the aggregate when taken together with all other Contracts.

(d) As of the date hereof, there is no liability, debt or obligation owed by Acquiror or its Subsidiaries, except for liabilities, debts or obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet as of September 30, 2021 or disclosed in the notes thereto, (ii) that have arisen since the date of Acquiror’s consolidated balance sheet as of September 30, 2021 in the ordinary course of the operation of business of Acquiror, or (iii) arising under this Agreement or the performance by an Acquiror Party of its obligations hereunder, including the Acquiror Transaction Expenses.
Section 5.10 Taxes.
(a) All material Tax Returns required by Law to be filed by Acquiror and its Subsidiaries have been duly filed with the appropriate Governmental Authority, and all such Tax Returns are true, correct and complete in all material respects.
(b) All material amounts of Taxes due and owing by Acquiror and its Subsidiaries (whether or not reflected on any Tax Return) have been duly paid to the appropriate Governmental Authority. Since their respective formation dates, neither Acquiror nor its Subsidiaries has incurred any material Tax liability outside the ordinary course of business that has not been duly paid to the appropriate Governmental Authority.
(c) Acquiror and each of its Subsidiaries has (i) withheld and deducted all material amounts of Taxes required to have been withheld or deducted by it in connection with amounts paid or owed to any employee, independent contractor, creditor, member, or any other third party, (ii) duly and timely remitted such amounts to the appropriate Governmental Authority, and (iii) complied in all material respects with applicable Laws with respect to Tax withholding, including all reporting and record keeping requirements.
(d) Neither Acquiror nor any of its Subsidiaries is engaged in any material audit, administrative proceeding or judicial proceeding with respect to Taxes. Neither Acquiror nor any of its Subsidiaries is the subject of any dispute or claim with respect to a material amount of Taxes, other than disputes or claims that have been resolved, and no such claims have been threatened in writing. All material deficiencies for Taxes asserted or assessed in writing against Acquiror or its Subsidiaries have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of Acquiror or its Subsidiaries, and no written request for any such waiver or extension is currently pending.
(e) Neither Acquiror nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for income tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).
(f) No Acquiror Party has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of state, local or foreign Law).
(g) No Acquiror Party will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in, or use of an improper, method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) entered into prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing; (D) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) entered into or created, as applicable, prior to the Closing; or (E) prepaid amount or deferred revenue received prior to the Closing outside the ordinary course of business.
(h) There are no Liens with respect to Taxes on any of the equity interests or assets of Acquiror or any of its Subsidiaries, other than Liens for Taxes not yet due and payable. Acquiror has not entered into any “closing agreement” or similar agreement or arrangement with a Governmental Authority relating to Taxes.
(i) Neither Acquiror nor any of its Subsidiaries (i) has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes other than such a group for which Acquiror is the common parent, or (ii) has any material liability for or in respect of the Taxes of any Person (other than Acquiror or any of its Subsidiaries) (A) as a result of being a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes, including under Treasury Regulations Section 1.1502-6 (or any similar or corresponding provision of state, local or foreign Law) or (B) as a transferee or successor, by Contract, assumption or operation of law, or otherwise (except, in each case, for liabilities pursuant to customary commercial contracts entered into in the ordinary course of business and not primarily relating to Taxes).
(j) Neither Acquiror nor any of its Subsidiaries is a party to, or bound by, or has any material obligation to any Governmental Authority or other Person under any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (except, in each case, for liabilities pursuant to customary commercial Contracts entered into in the ordinary course of business and not primarily relating to Taxes).
(k) Schedule 5.10(k) sets forth the classification of each Acquiror Party for U.S. federal income Tax purposes.
(l) No Acquiror Party has applied for or received any relief from Taxes under COVID-19 Measures, the Memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster or any similar Law, including by claiming an employee retention credit or deferring any amount of employer or employee payroll Taxes.
(m) Neither Acquiror nor any person related to Acquiror (as “related person” is defined in Treasury Regulation Section 1.368-1(e)(4)) has any present intention to, directly or indirectly, (i) acquire interests of ZF or IDX for consideration other than the IDX Closing Cash Consideration, the IDX Closing Stock Consideration or the ZF Closing Stock Consideration; (ii) redeem or otherwise acquire any IDX Closing Stock Consideration or ZF Closing Stock Consideration (including any such redemptions or acquisitions for which a plan or intention existed at the time of the Mergers); or (iii) make or have paid on its behalf any extraordinary or special distributions on the IDX Closing Stock Consideration or the ZF Closing Stock Consideration (including any extraordinary or special dividends for which a plan or intention existed at the time of the Mergers), in each case, that would reasonably be expected to result in any of the Mergers not qualifying as a “reorganization” under Code Section 368. Acquiror or another member of Acquiror’s consolidated group have the present plan or intention to continue the “historic business” of IDX, ZF and their Subsidiaries or use a significant portion (at least 33-1/3 percent) of IDX and ZF’s “historic business assets” in a business, in each case, such that the Mergers can satisfy the “continuity of business enterprise” requirement as set forth in Treasury Regulations Section 1.368-1(d). For purposes of the representations in the prior sentence, it shall be assumed that the business that IDX and its Subsidiaries conduct as of the Closing constitutes the “historic business” of IDX and its Subsidiaries and the assets IDX and its Subsidiaries own as of the Closing constitute 100% of IDX and its Subsidiaries’ “historic business assets” and the business that ZF and its Subsidiaries conduct as of the Closing constitutes the “historic business” of ZF and its Subsidiaries and the assets ZF and its Subsidiaries own as of the Closing constitute 100% of ZF and its Subsidiaries’ “historic business assets.”
(n) No Acquiror Party is or has ever been a resident for Tax purposes in any jurisdiction other than the jurisdiction of its incorporation or formation, as applicable, and does not nor has ever had any branch, agency, permanent establishment or other taxable presence in any jurisdiction other than the jurisdiction of its incorporation or formation, as applicable.
Section 5.11 Capitalization.
(a) As of the date of this Agreement and without taking into effect the Investment, the Domestication and the Sponsor Holders Class B Conversion, the authorized share capital of Acquiror consists of US$55,100 divided into (i) 500,000,000 Pre-Domestication Acquiror Ordinary Shares, (ii) 50,000,000 Pre-Domestication Acquiror Class B Shares, and (iii) 1,000,000 preference shares, par value $0.0001 per share (“Acquiror Preference Shares”), of which (A) 17,250,000 shares of Pre-Domestication Acquiror Ordinary Shares are issued and outstanding as of the date of this Agreement, (B) 4,312,500 shares of Pre-Domestication Acquiror Class B Shares are issued and outstanding as of the date of this Agreement, and (C) no shares of Acquiror Preference Shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of Pre-Domestication Acquiror Ordinary Shares and Pre-Domestication

Acquiror Class B Shares (I) have been duly authorized and validly issued and are fully paid and non-assessable, (II) were issued in compliance in all material respects with applicable Law, and (III) were not issued in breach or violation of any preemptive rights or Contract. As of the date hereof, Acquiror has issued 16,213,430 Pre-Domestication Acquiror Warrants that entitle the holder thereof to purchase Pre-Domestication Acquiror Ordinary Shares at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement.
(b) Except for this Agreement, the Pre-Domestication Acquiror Warrants and the Subscription Agreements, or as set forth in Section 5.11(a), as of the date hereof, there are no Equity Securities of Acquiror authorized, reserved, issued or outstanding. Except as disclosed in the SEC Reports or the Acquiror Organizational Documents, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other Indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s shareholders may vote. Except as disclosed in the SEC Reports, Acquiror is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Pre-Domestication Acquiror Ordinary Shares, Pre-Domestication Acquiror Class B Shares, Acquiror Preference Shares, Acquiror Common Stock or any other equity interests of Acquiror.
(c) Acquiror does not own any capital stock or any other equity interests in any other Person (other than the other Acquiror Parties) or have any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.
(d) The authorized capital stock of L&F Holdings consists of 100 units of limited liability company interests, of which 100 units are issued and outstanding as of the date of this Agreement. All of the issued and outstanding units of membership interests of L&F Holdings (i) are owned beneficially and of record by Acquiror, (ii) have been duly authorized and validly issued and are fully paid and nonassessable, (iii) were issued in compliance in all material respects with the L&F Holdings certificate of formation and limited liability company agreement and applicable Law, and (iv) were not issued in material breach or violation of any preemptive rights or Contract. There are (A) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for units of membership interests or other equity securities of L&F Holdings, or any other Contracts to which L&F Holdings is a party or by which L&F Holdings is bound obligating Acquiror or L&F Holdings to issue or sell any units of limited liability company interest of, other equity securities in, or debt securities of, L&F Holdings, and (B) no equity equivalents, unit appreciation rights, phantom unit ownership interests or similar rights in L&F Holdings.
(e) The authorized capital stock of ZF Merger Sub consists of 100 shares of common stock, of which 100 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of common stock of ZF Merger Sub (i) are owned beneficially and of record by L&F Holdings, (ii) have been duly authorized and validly issued and are fully paid and nonassessable, (iii) were issued in compliance in all material respects with the ZF Merger Sub Organizational Documents and applicable Law, and (iv) were not issued in material breach or violation of any preemptive rights or Contract. There are (A) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of common stock or other equity securities of ZF Merger Sub, or any other Contracts to which ZF Merger Sub is a party or by which ZF Merger Sub is bound obligating L&F Holdings or ZF Merger Sub to issue or sell any shares of capital stock of, other equity securities in, or debt securities of, ZF Merger Sub, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in ZF Merger Sub.
(f) The authorized capital stock of IDX Merger Sub consists of 100 shares of common stock, of which 100 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of common stock of IDX Merger Sub (i) are owned beneficially and of record by L&F Holdings, (ii) have been duly authorized and validly issued and are fully paid and nonassessable, (iii) were issued in compliance in all material respects with the IDX Merger Sub Organizational Documents and applicable Law, and (iv) were not issued in material breach or violation of any preemptive rights or Contract. There are (A) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for shares of common stock or other equity securities of IDX Merger Sub, or any other Contracts to which IDX Merger Sub is a party or by which IDX Merger Sub is bound obligating L&F Holdings or IDX Merger Sub to issue or sell any shares of capital stock of, other equity securities in, or debt securities of, IDX Merger Sub, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in IDX Merger Sub.
(g) The authorized capital stock of IDX Forward Merger Sub consists of 100 units of limited liability company interests, of which 100 units are issued and outstanding as of the date of this Agreement. All of the issued and outstanding units of limited liability company interests of IDX Forward Merger Sub (i) are owned beneficially and of record by L&F Holdings, (ii) have been duly authorized and validly issued and are fully paid and nonassessable, (iii) were issued in compliance in all material respects with the IDX Forward Merger Sub certificate of formation and limited liability company agreement and applicable Law, and (iv) were not issued in material breach or violation of any preemptive rights or Contract. There are (A) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for units of limited liability company interests or other equity securities of IDX Forward Merger Sub, or any other Contracts to which IDX Forward Merger Sub is a party or by which IDX Forward Merger Sub is bound obligating L&F Holdings or IDX Forward Merger Sub to issue or sell any units of limited liability company interest of, other equity securities in, or debt securities of, IDX Forward Merger Sub, and (B) no equity equivalents, unit appreciation rights, phantom unit ownership interests or similar rights in IDX Forward Merger Sub.
Section 5.12 Stock Market Listing. The issued and outstanding units of Acquiror (the “Units”), each such unit comprised of one share of Pre-Domestication Acquiror Ordinary Shares and one-half of one Pre-Domestication Acquiror Warrant, are registered pursuant to Section 12(b) of the Exchange Act and, as of the date of this Agreement, are listed for trading on the NYSE under the symbol “LNFA.U”. The issued and outstanding shares of Pre-Domestication Acquiror Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and, as of the date of this Agreement, are listed for trading on the NYSE under the symbol “LNFA”. The issued and outstanding Pre-Domestication Acquiror Warrants are registered pursuant to Section 12(b) of the Exchange Act and, as of the date of this Agreement, are listed for trading on the NYSE under the symbol “LNFA WS”. As of the Closing, after giving effect to the Transactions, the Acquiror Common Stock and the Acquiror Warrants will be registered pursuant to Section 12(b) of the Exchange Act and listed for trading on the NYSE or NASDAQ. Acquiror is in compliance in all material respects with the applicable NYSE corporate governance requirements for continued listing of the Pre-Domestication Acquiror Ordinary Shares and Pre-Domestication Acquiror Warrants and, as of the Closing, Acquiror will be in compliance in all material respects with the applicable NASDAQ corporate governance requirements for continued listing of the Acquiror Common Stock and the Acquiror Warrants. There is no Action pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE or the SEC with respect to any intention by such entity to deregister the Pre-Domestication Acquiror Ordinary Shares or Pre-Domestication Acquiror Warrants on the NYSE. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Pre-Domestication Acquiror Ordinary Shares or Pre-Domestication Acquiror Warrants under the Exchange Act except as contemplated by this Agreement. Acquiror has not received any notice from the NYSE or the SEC regarding the revocation of such listing or otherwise regarding the delisting of the Pre-Domestication Acquiror Ordinary Shares or Pre-Domestication Warrants from the NYSE or deregistering of the Pre-Domestication Acquiror Ordinary Shares or Pre-Domestication Warrants with the SEC. Notwithstanding anything in this Agreement to the contrary, following the date of this Agreement, in the event the Pre-Domestication Acquiror Ordinary Shares and Pre-Domestication Acquiror Warrants are listed for trading on the NASDAQ, the foregoing references to the NYSE included in this Section 5.12 shall be deemed to refer to NASDAQ.
Section 5.13 Investments. Acquiror has delivered to the Company Parties true, correct and complete copies of (i) each of the fully executed Subscription Agreements entered into by Acquiror with the applicable Investors therein, pursuant to which (i) the PIPE Investors have committed to purchase an aggregate of no less than 2,000,000 shares of Acquiror Common Stock for $10.00 per share for an aggregate amount of no less than the PIPE Investment Amount, (ii) the Convertible Notes Investors have committed to purchase an aggregate principal amount of Convertible Notes of no less than the Convertible Notes Investment Amount, and (iii) the form of the Convertible Notes Indenture to be executed upon the closing of the Convertible Notes Investment. Each of the

Subscription Agreements are in full force and effect (assuming, with respect to each Investor and the Company, that each such Subscription Agreement has been duly authorized, executed and delivered by each applicable Investor), and have not been withdrawn or terminated, or otherwise amended or modified, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. Each Subscription Agreement is and the Convertible Notes Indenture will be upon Closing (i) a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each Investor and the indenture trustee, as applicable and (ii) enforceable against Acquiror and, to the knowledge of Acquiror, each Investor and indenture trustee, as applicable, subject to the Enforceability Exceptions and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under any such Subscription Agreement or the Convertible Notes Indenture violates or will violate any Laws. The Subscription Agreements provide that ZF and IDX are a third-party beneficiaries thereof. There are no other agreements, side letters, or arrangements between Acquiror and any Investor relating to any Subscription Agreement or the purchase by such Investor of securities of Acquiror, that could affect the obligation of the Investors to purchase the applicable portion of the Investment Amount set forth in the Subscription Agreements, and, as of the date hereof, Acquiror does not know of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied, or the Investment Amount not being available to Acquiror, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of any Subscription Agreement and, as of the date hereof, Acquiror has no reason to believe that it will be unable to satisfy on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other agreements related to the Transactions) to the obligations of the Investors to purchase the applicable portion of the Investment Amount set forth in the Subscription Agreements on the terms therein. No fees, consideration or other discounts are payable or have been agreed by Acquiror or any of its Affiliates (including, from and after the Closing, the Surviving Entities and their respective Subsidiaries) to any Investor in respect of its portion of the Investment Amounts, except as set forth in the Subscription Agreements.
Section 5.14 Related Party Transactions. Except as described in the SEC Reports, there are no Contracts between any Acquiror Party, on the one hand, and any director, officer, employee, stockholder, equityholder, warrant holder or Affiliate of such Acquiror Party. No Affiliate, officer, director or senior management-level employee of any Acquiror Party, or, to the knowledge of Acquiror, any immediate family member of any officer, director or senior management-level employee of any Acquiror Party (a) owns any material interest in any material asset or property used by Acquiror in the conduct of its business as currently conducted or (b) owes any material amount to, or is owed any material amount by, any of the Acquiror Parties (other than ordinary course accrued compensation, employee benefits, and expense reimbursements).
Section 5.15 Information Provided. None of the information relating to the Acquiror Parties or Sponsor supplied or to be supplied by any Acquiror Party or Sponsor, or by any other Person acting on behalf of any Acquiror Party or Sponsor, in writing specifically for inclusion in the Registration Statement will, as of the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no Acquiror Party makes any representation or warranty with respect to: (a) statements made or incorporated by reference therein based on information supplied by or on behalf of any Company Group Member for inclusion or incorporation by reference in the Registration Statement; or (b) any projections or forecasts included in the Registration Statement.
Section 5.16 Absence of Changes. From and after September 30, 2021, (i) no Acquiror Material Adverse Effect shall have occurred and be continuing and (ii) neither Acquiror nor any of its Subsidiaries has taken any action between such date and the date of this Agreement that would have required the consent of the Company Parties pursuant to Section 7.02 if such action had been taken after the date hereof (and where such consent could properly have been withheld in accordance with Section 7.02).
Section 5.17 Employees. Other than any officers as described in the SEC Reports, the Acquiror Parties have never employed any employees or retained any contractors. The Acquiror Parties have never maintained, sponsored, contributed to or had any direct liability under, and do not currently maintain, sponsor, contribute to or have any direct liability under, any employee benefit plan. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any current or former director, officer, employee or individual consultant of the Acquiror Parties, or (ii) result in the acceleration of the time of payment or vesting of any such benefits (whether payable pursuant to an employee benefit plan or otherwise). The transactions contemplated by this Agreement shall not be the direct or indirect cause of any amount paid or payable by the Acquiror Parties or any of their Affiliates being classified as an “excess parachute payment” under Section 280G of the Code or the imposition of any additional Tax under Section 4999 or 409A(a)(1)(B) of the Code. There is no contract, agreement, plan or arrangement to which any Acquiror Party is a party which requires payment by any party of a Tax gross-up or Tax reimbursement payment to any person, including under Section 4999 or 409A of the Code.
Section 5.18 Investment Company Act. No Acquiror Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.
Section 5.19 Acquiror Foreign Person Status. Acquiror hereby represents that (a) it is not a “foreign person,” as defined in the DPA and (b) it will not permit any foreign person affiliated with Acquiror, whether affiliated as a limited partner or otherwise, to obtain through Acquiror any of the following with respect to the Company Parties: (i) control (as defined in the DPA) of the Company Parties, including the power to determine, direct or decide any important matters for the Company Parties; (ii) access to any material nonpublic technical information (as defined in the DPA) in the possession of the Company Parties (which shall not include financial information about the Company Parties), including access to any information not already in the public domain that is necessary to design, fabricate, develop, test, produce, or manufacture products of the Company Parties, including processes, techniques, or methods; (iii) membership or observer rights on the Board of Directors of the Company Parties or the right to nominate an individual to a position on the Board of Directors of the Company Parties; or (iv) any involvement (other than through voting of shares) in substantive decision-making of the Company Parties regarding (x) the use, development, acquisition, safekeeping, or release of any critical technologies of the Company Parties (as defined in the DPA); (y) the use, development, acquisition, safekeeping, or release of sensitive personal data (as defined in the DPA) of U.S. citizens maintained or collected by the Company Parties, or (z) the management, operation, manufacture, or supply of covered investment critical infrastructure (as defined in the DPA).
Section 5.20 Compliance with Laws.
(a) The Acquiror Parties are, and since inception have been, in compliance in all material respects with all applicable Laws and Governmental Orders. No Acquiror Party has received any written notice of any material violations of applicable Laws, Governmental Orders or material licenses, approvals, consents, registrations, franchises or permits held by any Acquiror Parties.
(b) None of the Acquiror Parties, nor any of their respective directors, officers, employees, nor to the knowledge of Acquiror, agents or other Persons acting on their behalf, have taken, directly or indirectly, any act in furtherance of an improper offer, payment, promise to pay, authorization, ratification, solicitation, or acceptance of the payment, directly or indirectly, of any gift, money, payment or contribution to or from any Person to secure any improper advantage or to obtain or retain business, or that would otherwise cause any Acquiror Party to be in material violation of Anti-Corruption Laws. To the knowledge of Acquiror, no Acquiror Party has been subjected to any investigation by a Governmental Authority for material violation of any applicable Anti-Corruption Laws. No Acquiror Party has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any material noncompliance with any Anti-Corruption Law.
Section 5.21 Sponsor Support Letter Agreement. Acquiror has delivered to the Company Parties a true, correct and complete copy of the Sponsor Support Letter Agreement. The Sponsor Support Letter Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. The Sponsor Support Letter Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each other party thereto and neither the execution or delivery by any party thereto, nor the performance of any party’s obligations under, the Sponsor Support Letter Agreement violates any provision of, or results in the breach of or default under, or requires any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of the Sponsor Support Letter Agreement.
ARTICLE VI
COVENANTS OF THE COMPANY PARTIES
Section 6.01 Conduct of Business. From the date of this Agreement until the earlier of the Closing and the termination of this Agreement in accordance with its terms (the “Interim Period”), each Company Party shall, and shall cause its Subsidiaries to, except as expressly required by this Agreement, as set forth on Schedule 6.01, as consented to in writing by Acquiror (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law (including COVID-19 Measures), use its commercially reasonable efforts to (i) conduct and operate its business in the ordinary course of business in all material respects, and (ii) maintain the existing relations and goodwill of such Company Party and its Subsidiaries with customers, suppliers, distributors and creditors of such Company Party and its Subsidiaries in all material respects. Without limiting the generality of the foregoing, except as required by this Agreement, as set forth on Schedule 6.01, as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law (including COVID-19 Measures), neither Company Party shall, and each Company Party shall cause its Subsidiaries not to, during the Interim Period (provided that nothing set forth in this Agreement shall give Acquiror, directly or indirectly, the right to control or direct the operations of any Company Party):
(a) change or amend its certificate of formation, limited liability company agreement, certificate of incorporation, bylaws or other organizational documents (including, by merger, consolidation or otherwise);
(b) make, declare, set aside, establish a record date for or pay any dividend or distribution, other than any dividends or distributions from any wholly-owned Subsidiary of such Company Party either to such Company Party or any other wholly-owned Subsidiaries of such Company Party;
(c) except for entries, modifications, amendments, waivers, terminations or non-renewals in the ordinary course of business, enter into, materially and adversely modify, materially and adversely amend, waive any material right under, terminate or fail to renew, any ZF Material Contract, in the case of ZF or any of its Subsidiaries, or IDX Material Contract, in the case of IDX or any of its Subsidiaries (including, for clarity, any Contract that, if existing on the date hereof, would have been a ZF Material Contract, in the case of ZF or any of its Subsidiaries, or an IDX Material Contract, in the case of IDX or any of its Subsidiaries) or any Lease to which such Company Party or its Subsidiaries is a party or by which it is bound;
(d) (i) issue, deliver, sell, transfer, pledge or dispose of, or place any Lien (other than a Permitted Lien) on, any Equity Securities of such Company Party or any of its Subsidiaries (other than Equity Securities issued upon exercise of a ZF Option, ZF Warrant, IDX Option or IDX Warrant or conversion of ZF Preferred Stock or IDX Preferred Stock or conversion of any outstanding convertible debt) or (ii) issue or grant any options, warrants or other rights to purchase or obtain any Equity Securities of such Company Party or its Subsidiaries (except in the ordinary course consistent with any applicable Company Party Benefit Plan);
(e) sell, assign, transfer, convey, lease, exclusively license, abandon, allow to lapse or expire, subject to or grant any Lien (other than Permitted Liens) on, or otherwise dispose of, any material assets, rights or properties (including material Owned Intellectual Property) of such Company Party and its Subsidiaries, other than (i) the expiration of Owned Intellectual Property in accordance with the applicable statutory term or abandonment of Owned Intellectual Property registrations or applications in the ordinary course of business and in such Company Party’s exercise of its good faith business judgment, (ii) non-exclusive licenses of Owned Intellectual Property granted to customers, channel partners or technology partners in the ordinary course consistent with past practices, (iii) the sale or provision of goods or services to customers in the ordinary course of business, or the sale, permission to lapse, abandonment, or other disposition of tangible assets or equipment deemed by such Company Party in its reasonable business judgment to be obsolete or not worth the costs of maintaining or registering the item, or (iv) transactions among a Company Party and its wholly-owned Subsidiaries or among its wholly-owned Subsidiaries;

(f) disclose to any Person any material Trade Secrets or any source code constituting Owned Intellectual Property (in each case, other than to Acquiror or its Representatives, or pursuant to a written confidentiality agreement entered into in the ordinary course of business, or in connection with the Transactions);
(g) (i) cancel or compromise any material claim or material Indebtedness owed to such Company Party or any of its Subsidiaries, (ii) settle any pending or threatened Action, (A) if such settlement would require payment by such Company Party in an amount greater than $250,000, (B) to the extent such settlement includes an agreement to accept or concede injunctive relief restricting a Company Party in a manner materially adverse to such Company Party, (C) to the extent such settlement involves a Governmental Authority or alleged criminal wrongdoing, or (iii) agree to modify in any respect materially adverse to such Company Party and its Subsidiaries any confidentiality or similar Contract to which such Company Party or any of its Subsidiaries are a party;
(h) (i) make any grant or promise of any severance, retention or termination payment or arrangement to any ZF Knowledge Party or IDX Knowledge Party, as applicable, or (ii) except in the ordinary course of business consistent with past practice or as required by the terms of any existing Company Party Benefit Plans set forth on Schedule 4.14(a) and Schedule 4.15(a) and as in effect on the date hereof, (A) materially increase the compensation or benefits of any current or former Specified Employee, (B) make any change in the key management structure of such Company Party or any of its Subsidiaries, including the hiring of any individuals who would be, upon such action, Specified Employees, or the termination (other than for “cause” or due to death or disability) of Specified Employees, (C) take any action to accelerate any payments or benefits, or the vesting or funding of any payments or benefits, payable or that may become payable to any current or former Company Party Service Provider, or (D) establish, adopt, enter into, amend or terminate in any material respect any material Company Party Benefit Plan or any plan, agreement, program, policy, trust, fund, Contract or other arrangement that would be a Company Party Benefit Plan if it were in existence as of the date of this Agreement (other than an employment offer letter that does not contain severance and/or a transaction or retention payment);
(i) implement or announce any employee layoffs, furloughs, reductions in force, or similar actions that implicates the WARN Act;
(j) (i) negotiate, modify, extend, or enter into any CBA or (ii) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any Company Party Employee of such Company Party or any of its Subsidiaries;
(k) waive or release any noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement, or other restrictive covenant obligation of any Company Party Service Provider or current or former employee or independent contractor;
(l) hire, engage, terminate (without cause), furlough, or temporarily layoff any employee or independent contractor with annual compensation in excess of $250,000;
(m) directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof, in each case, that would be material to such Company Party and its Subsidiaries, taken as a whole, and other than in the ordinary course of business;
(n) make any loans or advance any money or other property to any Person, except for (A) advances in the ordinary course of business to employees, officers or independent contractors of such Company Party for expenses not to exceed $100,000 individually or $500,000 in the aggregate, (B) prepayments and deposits paid to suppliers of such Company Party or any of its Subsidiaries in the ordinary course of business, (C) trade credit extended to customers of such Company Party or any of its Subsidiaries in the ordinary course of business, and (D) loans, advances or contributions among a Company Party and its wholly-owned Subsidiaries or among the wholly-owned Subsidiaries of a Company Party;
(o) redeem, purchase, repurchase or otherwise acquire, or offer to redeem, purchase, repurchase or acquire, any Equity Securities of such Company Party or any of its Subsidiaries, except for (i) the acquisition by such Company Party or any of its Subsidiaries of any Equity Securities of such Company

Party or its Subsidiaries in connection with the forfeiture or cancellation of such interests and (ii) transactions between such Company Party and a wholly-owned Subsidiary of such Company Party or between wholly-owned Subsidiaries of such Company Party;
(p) adjust, split, combine, subdivide, recapitalize, reclassify or otherwise effect any change in respect of any Equity Securities of such Company Party or any of its Subsidiaries, except for any such transaction by a wholly-owned Subsidiary of such Company Party that remains a wholly-owned Subsidiary of such Company Party after consummation of such transaction;
(q) make any material change in accounting principles or methods of accounting, other than as may be required by GAAP or in Regulation S-X of the Exchange Act or in connection with the Transactions, as agreed to by its independent public accountants;
(r) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such Company Party or any of its Subsidiaries (other than the Transactions);
(s) make, change or revoke any Tax election in a manner inconsistent with past practice, adopt, change or revoke any accounting method with respect to Taxes, file or amend any Tax Return in a manner inconsistent with past practice, prosecute, settle or compromise any Tax liability or any Action, audit or other similar proceeding related to Taxes, except as required by Law, enter into any closing agreement with respect to any Tax, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, or enter into any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (other than any customary commercial agreement entered into in the ordinary course of business and not primarily relating to Taxes), in each case with respect to each item in this clause (s), if such action could reasonably be expected to have a material adverse impact (other than a de minimis adverse impact) on any Acquiror Party or such Company Party and its Subsidiaries;
(t) (i) incur, create or assume any Indebtedness, (ii) modify the terms of any Indebtedness, or (iii) assume, guarantee or endorse, or otherwise become responsible for, the obligations of any Person for Indebtedness, in each case, other than any (w) Indebtedness in replacement of existing Indebtedness for borrowed money on terms substantially consistent with or more favorable to such Company Party or its applicable Subsidiary than the Indebtedness being replaced, (x) Indebtedness incurred in the ordinary course of business, the proceeds of which are used solely with respect to operational aspects of such Company Party or its applicable Subsidiary and in an aggregate amount not to exceed $10,000,000, (y) Indebtedness incurred between such Company Party and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries, or (z) guarantees of Indebtedness of a wholly-owned Subsidiary of such Company Party otherwise incurred in compliance with this Section 6.01(t);
(u) fail to maintain in full force and effect material insurance policies covering such Company Party and its Subsidiaries and their respective properties, assets and businesses in a form and amount consistent with past practices in a manner materially detrimental to such Company Party and its Subsidiaries;
(v) enter into any Contract or amend in any material respect any existing Contract with any ZF Pre-Closing Holders or IDX Pre-Closing Holders, as applicable, any Person that is an Affiliate of any ZF Pre-Closing Holders or IDX Pre-Closing Holders, as applicable, or an Affiliate of such Company Party or its Subsidiaries (excluding any ordinary course payments of annual compensation, provision of benefits or reimbursement of expenses in respect of members or stockholders who are officers or directors of such Company Party or its Subsidiaries in their capacity as an officer or director);
(w) amend, modify, extend, renew or terminate any material Lease or enter into any new lease, sublease, license or other agreement for the use or occupancy of any real property;
(x) permit any “foreign person,” as defined in Section 721 of the DPA, whether affiliated as a limited partner or otherwise, to obtain through that Company Party any of the following rights with respect to that Company Party, ZF, or Surviving IDX Entity as a result of that foreign person’s investment in the Company Party, ZF, or Surviving IDX Entity: (i) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of the entity; (ii) membership or observer rights on the Board of Directors or equivalent governing body of the entity or the right to nominate an individual to a position on the Board of

Directors or equivalent governing body of the entity; (iii) any involvement, other than through the voting of shares, in the substantive decision making of the entity regarding (x) the use, development, acquisition, or release of any “critical technology” (as defined in the DPA), (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the entity, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA); or (iv) “control” of the entity (as defined in the DPA); or
(y) enter into any Contract, or otherwise become obligated, to do any action prohibited under Section 6.01(a) through (x).
Section 6.02 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to a Company Party or any of its Subsidiaries by third parties that may be in a Company Party’s or any of its Subsidiaries’ possession from time to time, and except for any information which (a) relates to the negotiation of this Agreement, the Transactions, the other Transaction Agreements or the other transactions contemplated by the other Transaction Agreements, (b) is prohibited from being disclosed by applicable Law, or (c) in the opinion of legal counsel of a Company Party would result in the loss of attorney-client privilege or other privilege from disclosure, to the extent permitted by applicable Law (including COVID-19 Measures), (i) each Company Party shall, and shall cause its Subsidiaries to, afford to Acquiror and its Representatives, (ii) ZF shall, and shall cause its Subsidiaries to, afford to IDX and its Representatives, and (iii) IDX shall, and shall cause its Subsidiaries to, afford to ZF and its Representatives, reasonable access during the Interim Period and with reasonable advance written notice, in such manner as to not interfere with the normal operation of such Company Party and its Subsidiaries, to all of their properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of such Company Party and its Subsidiaries, and shall use its and their commercially reasonably efforts to furnish such Representatives with all financial and operating data and other information concerning the affairs of such Company Party and its Subsidiaries that are in the possession of such Company Party or its Subsidiaries, in each case, as Acquiror and its Representatives, IDX and its Representatives, or ZF and its Representatives, as applicable, may reasonably request solely for purposes of consummating the Transactions and the other transactions contemplated by the other Transaction Agreements. The Parties shall use reasonable best efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. Any request pursuant to this Section 6.02 shall be made in a time and manner so as not to delay the Closing. All information obtained by Acquiror and its Representatives, IDX and its Representatives, or ZF and its Representatives, as applicable, under this Agreement shall be subject to the Confidentiality Agreements prior to the Closing.
Section 6.03 No Claim Against the Trust Account. Each Company Party, on behalf of itself and its respective Pre-Closing Holders and other Affiliates, represents and warrants that it has received copies of the IPO Prospectus and other SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror established the Trust Account containing the proceeds of its initial public offering (the “IPO”) and the overallotment securities acquired by Acquiror’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Acquiror’s public shareholders (including overallotment shares acquired by Acquiror’s underwriters, the “Public Shareholders”), and that, except as otherwise described in the IPO Prospectus, Acquiror may disburse monies from the Trust Account only: (a) to the Public Shareholders if they elect to redeem their Acquiror shares in connection with the consummation of Acquiror’s initial Business Combination or in connection with an extension of Acquiror’s deadline to consummate a Business Combination; (b) to the Public Shareholders if Acquiror fails to consummate a Business Combination within 18 months after the closing of the IPO, subject to extension by an amendment to the Acquiror Organizational Documents; (c) with respect to any interest earned on the amounts held in the Trust Account, amounts necessary to pay for any franchise or income taxes, or (d) to Acquiror after or concurrently with the consummation of a Business Combination. Each Company Party, on behalf of itself and its respective Pre-Closing Holders and other Affiliates, acknowledges and agrees that, notwithstanding anything to the contrary in this Agreement, no Company Party, nor any of its Pre-Closing Holders or Affiliates, do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement; provided, that (a) nothing herein shall serve to limit or prohibit any Company Party’s right to pursue a claim against the Acquiror Parties for (i) legal relief against monies or other assets held outside the Trust Account or (ii) specific performance or other equitable relief in connection with the consummation of the

Transactions (including a claim for the Acquiror Parties to specifically perform their obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Shareholder Redemption) to the Company Parties in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Shareholder Redemption and (b) nothing herein shall serve to limit or prohibit any claims that any Company Party may have in the future against Acquiror’s or any other Acquiror Party’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account (except any such funds released in order to effectuate the Acquiror Shareholder Redemption) and any assets that have been purchased or acquired with any such funds) (subject to the foregoing limitations set forth in sub-clauses (a) and (b), collectively, the “Released Claims”). The Company Parties, on behalf of themselves and their respective Pre-Closing Holders and other Affiliates, (i) hereby irrevocably waive any Released Claims that the Company Parties, the Pre-Closing Holders and their respective Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Acquiror or its Representatives and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever to the extent arising out of the Released Claims (including for an alleged breach of this Agreement or any other agreement with Acquiror or its Affiliates), (ii) agree and acknowledge that such irrevocable waiver is material to this Agreement and the Transactions and specifically relied upon by Acquiror to induce Acquiror to enter into this Agreement, and (iii) intend and understand such waiver to be valid, binding and enforceable against the Company Parties, the Pre-Closing Holders and their respective Affiliates under applicable Law. To the extent the Company Parties, the Pre-Closing Holders and their respective Affiliates commence any Action based upon, in connection with, relating to or arising out of any matter relating to Acquiror or its Representatives, which Action seeks, in whole or in part, monetary relief against Acquiror or its Representatives, the Company Parties, on behalf of themselves and their respective Pre-Closing Holders and other Affiliates, hereby acknowledge and agree that the Company Parties, the Pre-Closing Holders and their Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Persons (or any Person claiming on any of their behalves or in lieu of any of them) to have any claim against the Trust Account (including any distributions therefrom in accordance with this Section 6.03) or any amounts contained therein. This Section 6.03 shall survive the termination of this Agreement for any reason.
Section 6.04 Registration Statement.
(a) As of the date of this Agreement, (i) ZF has delivered to Acquiror the audited consolidated balance sheets of ZF and its Subsidiaries as of January 31, 2021 and the related audited consolidated statements of comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit and cash flows for the years then ended, together with the auditor’s reports thereon, and (ii) IDX has delivered to Acquiror the audited consolidated balance sheets of IDX and its Subsidiaries as of December 31, 2020 and the related audited consolidated statements of income, changes in stockholders’ deficit and cash flows for the years then ended, together with the auditor’s reports thereon. Each of ZF and IDX shall deliver to Acquiror any other audited or unaudited consolidated balance sheets and, in the case of ZF, the related consolidated statements of comprehensive loss, redeemable convertible preferred stock and stockholders’ deficit and cash flows, and in the case of IDX, the related audited or unaudited consolidated statements of income, changes in stockholders’ deficit and cash flows of such Company Party and its Subsidiaries as of and for a year-to-date period ended as of the end of any other different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year, as applicable that is required to be included in the Registration Statement. All such financial statements, together with any audited or unaudited consolidated balance sheet and the related audited or unaudited consolidated financial statements of ZF and IDX and their respective Subsidiaries as of and for a year-to-date period ended as of the end of a different fiscal quarter (and as of and for the same period from the previous fiscal year) or fiscal year (and as of and for the prior fiscal quarter) that is required to be included in the Registration Statement (A) will fairly present in all material respects the financial position of such Company Party and its Subsidiaries as at the date thereof, and the results of its operations, stockholders’ equity and cash flows for the respective periods then ended (subject, in the case of any interim financial statements, to normal year-end audit adjustments (none of which is expected to be material) and the absence of footnotes), (B) will be prepared in conformity with GAAP applied on a consistent basis during the periods involved, (C) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB, and (D) will comply in all material respects with the applicable accounting requirements and with the applicable rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof (including Regulation S-X or Regulation S-K, as applicable) for purposes of inclusion in the Registration Statement. Each of ZF and IDX shall be available to, and such Company Party and its Subsidiaries shall use their reasonable best efforts to make their officers and employees available to, in each case upon reasonable advance notice, Acquiror and its counsel in connection with (I) the drafting of the Registration Statement and (II) responding in a timely manner to comments on the Registration Statement from the SEC. Without limiting the generality of the foregoing, each of ZF and IDX shall reasonably cooperate with Acquiror in connection with the preparation for inclusion in the Registration Statement of pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC).
(b) From and after the date on which the Registration Statement becomes effective under the Securities Act, each of ZF and IDX will give Acquiror prompt written notice of any action taken or not taken by such Party or its Subsidiaries or of any development regarding such Party or its Subsidiaries, in any such case which is or becomes known by such Company Party, that would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, that if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror, ZF and IDX shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by Acquiror pursuant to this Section 6.04(b) shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company Party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.
Section 6.05 [RESERVED].
Section 6.06 Pay-off Letters and Amendments.
(a) ZF shall either (i) use reasonable best efforts to obtain and provide to Acquiror and IDX a fully executed copy of an amendment to, or waiver of rights and remedies under, the ZF Orix LSA, permanently waiving in all respects any Default or Event of Default (each as defined in the ZF Orix LSA) then existing and continuing (as well as any Default or Event of Default arising from the Transactions) or otherwise amending the ZF Orix LSA to cure, negate or prevent any such Default or Event of Default, in each case, in form and substance reasonably satisfactory to Acquiror and IDX, by the Closing or (ii) obtain and provide to Acquiror and IDX a fully executed copy of customary pay-off letters related to the Indebtedness outstanding under the ZF Orix LSA, which shall be in form and substance reasonably satisfactory to Acquiror and IDX and which pay-off letters shall contain a customary statement that all such Indebtedness (other than any inchoate obligations and ongoing banking service obligations), and all related instruments evidencing such Indebtedness shall be terminated and all Liens (other than any cash collateral securing ongoing banking services) and guarantees in connection therewith securing such Indebtedness shall be released and terminated by the Closing; provided, that at least five Business Days prior to Closing, ZF shall provide to Acquiror and IDX written notice of whether ZF reasonably expects to deliver either the amendment or waiver described in the foregoing clause (i) or pay-off letters described in the foregoing clause (ii).
(b) ZF shall either (i) use reasonable best efforts to obtain and provide to Acquiror and IDX a fully executed copy of either (i) an amendment to, or waiver of rights and remedies under, that certain Loan and Security Agreement, dated as of January 7, 2021, by and among ZF, as Borrower, the US ZF Subsidiaries, as Guarantors, and Stifel Bank (as further amended, restated, or modified from time to time, the “ZF Stifel LSA”), permanently waiving in all respects any Event of Default (each as defined in the ZF Stifel LSA) then existing and continuing (as well as any Event of Default arising from the Transactions) or otherwise amending the ZF Stifel LSA to cure, negate or prevent any such default or Event of Default, in each case, in form and substance reasonably satisfactory to Acquiror and IDX, by the Closing or (ii) obtain and provide to Acquiror and IDX a fully executed copy of customary pay-off letters related to the Indebtedness outstanding under the ZF Stifel LSA, which shall be in form and substance reasonably satisfactory to

Acquiror and IDX and which pay-off letters shall contain a customary statement that all such Indebtedness (other than any inchoate obligations and ongoing banking service obligations), and all related instruments evidencing such Indebtedness shall be terminated and all Liens (other than any cash collateral securing ongoing banking services) and guarantees in connection therewith securing such Indebtedness shall be released and terminated, by the Closing; provided, that at least five Business Days prior to Closing, ZF shall provide to Acquiror and IDX written notice of whether ZF reasonably expects to deliver either the amendment or waiver described in the foregoing clause (i) or pay-off letters described in the foregoing clause (ii).
(c) IDX shall obtain and provide to Acquiror and ZF fully executed copies of customary pay off letters relating to the Indebtedness outstanding under (i) the Comerica Credit Facility and (ii) the IDX Convertible Promissory Notes (which pay-off letters shall be in form and substance reasonably satisfactory to Acquiror and ZF and shall each contain a customary statement that all such Indebtedness (other than any inchoate indemnity obligations and ongoing banking services), and all related instruments evidencing such Indebtedness shall be terminated and all Liens (other than any cash collateral securing ongoing banking services) and guarantees in connection therewith securing such Indebtedness shall be released and terminated) (the “IDX Debt Payoff Letters”), in each case, at least two Business Days prior to Closing.
(d) Immediately prior to Closing, ZF’s and IDX’s Indebtedness shall comply with the covenants under the Convertible Notes Indenture.
Section 6.07 Company Party Approvals. Upon the terms set forth in this Agreement, each of ZF and IDX shall use reasonable best efforts to obtain, as soon as reasonably practicable, and in any event no later than 5:00 p.m. Eastern Time on the first (1st) Business Day following the date of this Agreement, written consents effecting the Required ZF Stockholder Approval and Required IDX Stockholder Approval, as applicable (such written consents, the “ZF Written Consent” and “IDX Written Consent,” as applicable, and together, the “Written Consents”). The Written Consents shall be irrevocable with respect to all shares owned of record by the Persons signing the Written Consents or as to which such Persons have, directly or indirectly, the right to vote or direct the voting thereof. ZF has, through its board of directors, declared advisable and approved the Agreement and recommended to the ZF Pre-Closing Holders that they adopt this Agreement (the “ZF Board Recommendation”) and ZF shall include the ZF Board Recommendation in its distribution to the ZF Pre-Closing Holders requested to execute the ZF Written Consent. IDX has, through its board of directors, declared advisable and approved the Agreement and recommended to the IDX Pre-Closing Holders that they adopt this Agreement (the “IDX Board Recommendation”) and IDX shall include the IDX Board Recommendation in its distribution to the IDX Pre-Closing Holders requested to execute the IDX Written Consent. Each of ZF and IDX shall use its reasonable best efforts to take all other actions necessary or advisable to secure the Required ZF Stockholder Approval or the Required IDX Stockholder Approval, as applicable. Promptly following the receipt of the Required ZF Stockholder Approval and Required IDX Stockholder Approval, as applicable, via the applicable Written Consent, ZF and IDX, as the case may be, will prepare and deliver to the ZF Pre-Closing Holders and IDX Pre-Closing Holders, as applicable, who have not executed and delivered the applicable Written Consent the notices required by Section 228(e) of the DGCL, along with such other information as is required thereunder and pursuant to applicable Law. Promptly following the date upon which the Registration Statement becomes effective under the Securities Act, ZF and IDX, as the case may be, will prepare and deliver to the ZF Pre-Closing Holders and IDX Pre-Closing Holders, as applicable, who have not executed and delivered the applicable Written Consent the notices required by Section 262 of the DGCL and include a solicitation of a waiver of any and all appraisal rights available under Section 262 of the DGCL, along with such other information as is required thereunder and pursuant to applicable Law.
Section 6.08 No Acquiror Common Stock Transactions. Each Company Party acknowledges and agrees that it is aware, and that its Representatives are aware or, upon receipt of any material nonpublic information, will be advised of the restrictions imposed by Securities Laws on a Person possessing material nonpublic information about a publicly traded company. Each Company Party hereby agrees that, while it is in possession of such material nonpublic information, it shall not and it will cause its Subsidiaries and direct its directors, officers and its and their respective controlled Affiliates not to purchase or sell any securities of Acquiror (other than engaging in the Transactions), communicate such information to any third party, take any other action with respect to Acquiror in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 6.09 GSA Schedule Renewal. Considering that orders placed under the OPM BPA are issued off of the GS-23F-0037T GSA Schedule, IDX and its Subsidiaries will take commercially reasonable efforts to ensure that GSA will allow ITGS to renew or extend the GS-23F-0037T GSA Schedule in 2022.
Section 6.10 IDX Employment Arrangement Amendments. IDX shall terminate the employment of Thomas F. Kelly and Sanjay Uppal in accordance with, and shall pay the full change in control and termination benefits pursuant to, the arrangements disclosed on Schedule 4.15(h), as amended by the amendment each such employee has executed with ITGS concurrent with the execution of this Agreement (which benefits, for the avoidance of doubt, shall constitute IDX Transaction Expenses).
Section 6.11 Section 280G. Prior to the Closing Date, IDX shall (a) secure from each Person who has a right to any payments and/or benefits as a result of or in connection with the transactions contemplated hereby that would be deemed to constitute “parachute payments” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) a waiver of such Person’s rights to some or all of such payments and/or benefits (the “Waived 280G Benefits”) applicable to such Person, such that all remaining payments and/or benefits applicable to such Person shall not be deemed to be “excess parachute payments” that would not be deductible under Section 280G of the Code, and (b) seek the approval of the stockholders of IDX who are entitled to vote in a manner that complies with Section 280G(b)(5)(B) of the Code and Treasury Regulations § 1.280G-1, which shall include adequate written disclosure to all stockholders who are entitled to vote prior to such vote, of any such Waived 280G Benefits. At least five Business Days prior to obtaining the Section 280G waivers, and prior to seeking such stockholder approval, IDX shall provide drafts of such waivers and such stockholder approval materials (including related calculations) to Acquiror and ZF for their review and approval. Prior to the Closing, IDX shall deliver to Acquiror and ZF evidence that a vote of the stockholders of IDX who are entitled to vote was solicited in accordance with the foregoing provisions of this Section 6.11 and that either (i) the requisite number of stockholder votes was obtained with respect to the Waived 280G Benefits (the “280G Approval”), or (ii) that the 280G Approval was not obtained, and, as a consequence, the Waived 280G Benefits shall not be made or provided.
ARTICLE VII
COVENANTS OF ACQUIROR
Section 7.01 Indemnification and Directors’ and Officers’ Insurance.
(a) From and after the Effective Time, Acquiror shall, and shall cause the Surviving Entities to, indemnify and hold harmless each present and former director, manager and officer of Acquiror, each Company Party and each of their respective Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that such Company Party or its Subsidiaries would have been permitted under applicable Law and their respective certificate of incorporation, bylaws or other organizational documents in effect on the date of this Agreement to indemnify (and advance expenses as incurred in defense of any Action, to the fullest extent permitted under applicable Law, to) such Person. Without limiting the foregoing, Acquiror shall cause the Surviving Entities and each of their respective Subsidiaries to, (i) maintain for a period of not less than six years from the Effective Time provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exculpation of, and advancement of expenses to, officers and directors/managers that are no less favorable to those Persons than the provisions of such certificates of incorporation, bylaws and other organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions for a period of not less than six years from the Effective Time in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.
(b) Each of Acquiror and each Company Party shall or shall cause one or more of its Subsidiaries to purchase, at or prior to the Closing, and Acquiror shall or shall cause one or more of its Subsidiaries to maintain in effect for a period of six years from the Effective Time, directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s or such Company Party’s or any of its Subsidiaries’, as applicable, directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to each other Party or its agents or representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror or its Subsidiaries be required to pay an aggregate premium for such insurance in excess of 300% of the annual premium payable in the aggregate by the Acquiror or the Company Parties and their Subsidiaries, as applicable, for such insurance policy for the year ended December 31, 2020; provided, however, that (i) each of Acquiror and each Company Party may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the Effective Time (the “D&O Tail”) and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 7.01 shall be continued in respect of such claim until the final disposition thereof.
(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 7.01 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on Acquiror, the Surviving Entities and all successors and assigns of Acquiror and the Surviving Entities. If Acquiror or the Surviving Entities or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Entities, as the case may be, shall succeed to the obligations set forth in this Section 7.01.
Section 7.02 Conduct of Acquiror During the Interim Period.
(a) During the Interim Period, Acquiror shall, and shall cause its Subsidiaries to, except as expressly required by this Agreement, as set forth on Schedule 7.02, as consented to in writing by the Company Parties (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law (including COVID-19 Measures), use its commercially reasonable efforts to conduct and operate its business in the ordinary course of business in all material respects. Without limiting the generality of the foregoing, except as required by this Agreement, as set forth on Schedule 7.02, as consented to by the Company Parties in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as required by applicable Law (including COVID-19 Measures), Acquiror shall not, and shall cause its Subsidiaries not to, during the Interim Period (provided that nothing set forth in this Agreement shall (i) give ZF or IDX, directly or indirectly, the right to control or direct the operations of any Acquiror Party and (ii) prohibit or otherwise restrict the ability of any Acquiror Party from using the funds held by Acquiror outside the Trust Account to pay any Acquiror expenses):
(i) change, modify or amend the Trust Agreement, the Acquiror Organizational Documents or the organizational documents of any of Acquiror’s Subsidiaries;
(ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding Equity Securities of Acquiror or any of Acquiror’s Subsidiaries, (B) split, combine or reclassify any Equity Securities of Acquiror or any of Acquiror’s Subsidiaries, or (C) other than in connection with the Acquiror Shareholder Redemption or as otherwise required by Acquiror’s Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any Equity Securities of Acquiror or any of Acquiror’s Subsidiaries;
(iii) make, change or revoke any Tax election in a manner inconsistent with past practice, adopt, change or revoke any accounting method with respect to Taxes, file or amend any Tax Return in a manner inconsistent with past practice, prosecute, settle or compromise any Tax liability or any Action, audit or other similar proceeding related to any amount of Taxes, enter into any closing agreement with respect to any Tax, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, or enter into any Tax allocation, Tax sharing, Tax indemnification or similar agreement or arrangement (other than any customary commercial agreement entered into in the ordinary course of business and not primarily relating to Taxes), in each case with respect to each item in this clause (iii), if such action could reasonably be expected to have an adverse impact (other than a de minimis adverse impact) on Acquiror or a Company Group;

(iv) enter into, renew or amend, any transaction or Contract with an Affiliate of Acquiror (including, for the avoidance of doubt, (A) the Sponsor and (B) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);
(v) settle any pending or threatened Action, (A) if such settlement would require payment by Acquiror or any of its Subsidiaries in an amount greater than $250,000, (B) to the extent such settlement includes an agreement to accept or concede injunctive relief, (C) to the extent such settlement involves a Governmental Authority or alleged criminal wrongdoing;
(vi) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of another Person, other than (A) Sponsor Working Capital Loans and (B) any indebtedness incurred among Acquiror and its Subsidiaries;
(vii) (A) offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any Equity Securities other than (w) issuance of Pre-Domestication Acquiror Ordinary Shares in connection with the exercise of any Pre-Domestication Acquiror Warrants outstanding on the date hereof, (x) issuance of Acquiror Common Stock at not less than $10 per share in connection with the transactions contemplated by the PIPE Subscription Agreements, (y) issuance of Convertible Notes at a conversion price of not less than $11.50 per share in connection with the transactions contemplated by the Convertible Notes Subscription Agreements or (z) issuance of Acquiror Common Stock in connection with the Sponsor Holders Class B Conversion, or (B) amend, modify or waive any of the terms or rights set forth in, any Pre-Domestication Acquiror Warrant or the applicable warrant agreement, including any amendment, modification or reduction of the warrant price set forth therein;
(viii) directly or indirectly acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by purchasing all of or a substantial equity interest in, or by any other manner, any business or any corporation, partnership, limited liability company, joint venture, association or other entity or Person or division thereof;
(ix) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants);
(x) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Acquiror or any of its Subsidiaries (other than the Transactions);
(xi) enter into any new line of business outside of the business currently conducted by Acquiror and its Subsidiaries as of the date of this Agreement;
(xii) make any material change in accounting principles or methods of accounting, other than as may be required by GAAP;
(xiii) permit any “foreign person,” as defined in Section 721 of the DPA, whether affiliated as a limited partner or otherwise, to obtain through Acquiror any of the following rights with respect to Acquiror, ZF, or Surviving IDX Entity as a result of that foreign person’s investment in Acquiror, ZF, or Surviving IDX Entity: (i) access to any “material nonpublic technical information” (as defined in the DPA) in the possession of the entity; (ii) membership or observer rights on the Board of Directors or equivalent governing body of the entity or the right to nominate an individual to a position on the Board of Directors or equivalent governing body of the entity; (iii) any involvement, other than through the voting of shares, in the substantive decision making of the entity regarding (x) the use, development, acquisition, or release of any “critical technology” (as defined in the DPA), (y) the use, development, acquisition, safekeeping, or release of “sensitive personal data” (as defined in the DPA) of U.S. citizens maintained or collected by the entity, or (z) the management, operation, manufacture, or supply of “covered investment critical infrastructure” (as defined in the DPA); or (iv) “control” of the entity (as defined in the DPA); or
(xiv) enter into any Contract, or otherwise become obligated, to do any action prohibited under this Section 7.02(a).

(b) During the Interim Period, Acquiror shall use its commercially reasonable efforts to, and shall cause its Subsidiaries to use their commercially reasonable efforts to, comply with, and continue performing under, as applicable, material Contracts to which Acquiror or its Subsidiaries may be a party.
Section 7.03 Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or its Subsidiaries by third parties that may be in Acquiror’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure, to the extent permitted by applicable Law (including COVID-19 Measures), Acquiror shall afford to ZF and IDX, and their respective Affiliates and their respective Representatives reasonable access during the Interim Period and with reasonable advance notice, to their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of Acquiror and its Subsidiaries, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of Acquiror, in each case as ZF, IDX and their respective Representatives may reasonably request solely for purposes of consummating the Transactions. The Parties shall use reasonable best efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by ZF, IDX and their respective Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreements prior to the Closing.
Section 7.04 Section 16 Matters. Prior to the Effective Time, Acquiror shall take all commercially reasonable steps as may be required (to the extent permitted under applicable Law) to cause any acquisition or disposition of the Pre-Domestication Acquiror Ordinary Shares, Pre-Domestication Acquiror Class B Shares or Acquiror Common Stock that occurs or is deemed to occur by reason of or pursuant to the Transactions by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Acquiror to be exempt under Rule 16b-3 promulgated under the Exchange Act, including adopting resolutions and taking other steps in accordance with the No-Action Letter, dated as of January 12, 1999, issued by the SEC regarding such matters.
Section 7.05 Post-Closing Directors and Officers. Subject to the terms of the Acquiror Organizational Documents, the Acquiror Charter and the Acquiror Bylaws, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the Effective Time:
(a) the Board of Directors of Acquiror shall include:
(i) James C. Foster from ZF as Chairman;
(ii) four director nominees that are existing board members of ZF to be designated by ZF pursuant to written notice to be delivered to Acquiror and IDX as soon as reasonably practicable following the date of this Agreement, each of whom shall be reasonably acceptable to Acquiror and IDX;
(iii) Thomas F. Kelly from IDX (who shall be assigned to a class of directors that shall not be up for re-election until one year or more after the Closing Date);
(iv) one director nominee that is an existing board member of IDX to be designated by IDX pursuant to written notice to be delivered to ZF and Acquiror as soon as reasonably practicable following the date of this Agreement, who shall be reasonably acceptable to ZF and Acquiror;
(v) one independent director nominee to be designated by Sponsor pursuant to written notice to be delivered to ZF and IDX as soon as reasonably practicable following the date of this Agreement, who shall be reasonably acceptable to ZF and IDX and shall be “independent” pursuant to the rules of the SEC and NYSE or NASDAQ, as applicable (who shall be assigned to a class of directors that shall not be up for re-election until two years or more after the Closing Date); and
(vi) such other director nominees to be designated by ZF and IDX pursuant to written notice to Acquiror following the date of this Agreement; and
(b) the officers of Acquiror shall be as set forth on Schedule 7.05(b), who shall serve in such capacity in accordance with the terms of the Acquiror Charter and the Acquiror Bylaws following the Effective Time.

Section 7.06 Incentive Equity Plan. Prior to the Closing Date, Acquiror shall adopt, subject to approval of the shareholders of Acquiror: (a) its 2022 Incentive Equity Plan, in the form attached hereto as Exhibit H, providing for the issuance of the number of shares of Acquiror Common Stock set forth therein, with such changes as may be agreed to in writing by Acquiror, ZF and IDX prior to obtaining approval of the Acquiror Shareholders (the “Incentive Equity Plan”); and (b) its 2022 Employee Stock Purchase Plan, in the form attached hereto as Exhibit I, providing for the issuance of the number of shares of Acquiror Common Stock set forth therein, with such changes as may be agreed to in writing by Acquiror, ZF and IDX prior to obtaining approval of the Acquiror Shareholders (the “ESPP”), in each case to be effective as of the Closing or as otherwise set forth in the applicable plan document. Within two Business Days following the expiration of the 60 day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Acquiror Common Stock issuable under the Incentive Equity Plan and the ESPP, and Acquiror shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan and ESPP remain outstanding.
Section 7.07 Domestication.
(a) Prior to the consummation of the Transactions, and subject to the Supermajority Acquiror Shareholder Approval, Acquiror shall continue and domesticate to the State of Delaware and become a Delaware corporation in accordance with Section 388 of the DGCL and Part XII of the Companies Act by (i) filing a certificate of corporate domestication with respect to the Domestication and the Acquiror Charter with the Secretary of State of the State of Delaware, (ii) completing, making and procuring all those filings required to be made with the Cayman Islands Registrar of Companies in connection with the Domestication and (iii) obtaining a certificate of de-registration from the Cayman Islands Registrar of Companies. In connection with the Domestication, Acquiror shall cause to be adopted as Acquiror’s initial certificate of incorporation the Acquiror Charter. Following the consummation of the Domestication and prior to the Closing, Acquiror shall cause to be adopted the Acquiror Bylaws. Acquiror shall effect the Domestication in such a way that the representations and warranties of the Acquiror Parties set forth in Article V remain true and correct, in compliance with all applicable Laws and in a matter so as to properly effectuate the purposes of this Agreement.
(b) In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Acquiror Shareholder, (i) each then issued and outstanding share of Pre-Domestication Acquiror Ordinary Shares shall convert automatically, on a one-for-one basis, into a share of Acquiror Common Stock (as part of its domestication as a corporation incorporated in the State of Delaware); (ii) each then issued and outstanding share of Pre-Domestication Acquiror Class B Shares shall convert automatically, on a one-for-one basis, into a share of Acquiror Common Stock (as part of its domestication as a corporation incorporated in the State of Delaware); (iii) each then issued and outstanding Pre-Domestication Acquiror Warrant shall convert automatically into an Acquiror Warrant, pursuant to the Warrant Agreement; and (iv) Acquiror’s name shall be changed to “ZeroFox Holdings, Inc.” or such other name as determined by ZF and IDX in their discretion prior to obtaining approval of the shareholders of Acquiror and set forth in the Acquiror Charter.
Section 7.08 Subscriptions. Unless otherwise approved in writing by ZF and IDX (which approval shall not be unreasonably withheld, conditioned or delayed), and except for any of the following actions that would not (i) increase conditionality or impose any new obligation on ZF, IDX or Acquiror, (ii) reduce the Investment Amount or the subscription amount under any Subscription Agreement or (iii) reduce or impair the rights of Acquiror under any Subscription Agreement or the Convertible Notes Indenture, Acquiror shall not (other than changes that are solely ministerial or otherwise immaterial and do not affect any economic or any other material term of a Subscription Agreement) permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to terminate), any provision or remedy under, or any replacements of, any of the Subscription Agreements or the Convertible Notes Indenture, in each case, other than any assignment or transfer contemplated therein or expressly permitted thereby (without any further amendment, modification or waiver to such assignment or transfer provision); provided, that, in the case of any such assignment or transfer, the initial party to such Subscription Agreement remains bound by its obligations with respect thereto in the event that the transferee or assignee, as applicable, does not comply with its obligations to consummate the purchase of Acquiror Common Stock or Convertible Notes contemplated thereby. Subject to the immediately preceding sentence and in the event that all conditions in the Subscription Agreements have been satisfied, Acquiror shall use its reasonable best efforts to take, or to cause to be taken, all actions required or necessary to consummate the transactions contemplated by the Subscription Agreements on the terms described therein and in the Convertible Notes Indenture, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause the Investors to pay to Acquiror the applicable purchase price under each Subscription Agreement in accordance with its terms. Without limiting the generality of the foregoing, Acquiror shall give ZF and IDX prompt written notice (email being sufficient): (a) of any requested amendment to any Subscription Agreement or the Convertible Notes Indenture; (b) of any breach or default to the knowledge of Acquiror (or any event or circumstance that, to the knowledge of Acquiror, with or without notice, lapse of time or both, would give rise to any breach or default) by any party to any Subscription Agreement; (c) of the receipt of any written notice or other written communication from any party to a Subscription Agreement with respect to any actual or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provision thereof; and (d) if Acquiror does not expect to receive all or any portion of the applicable purchase price under any Subscription Agreement in accordance with its terms.
Section 7.09 Acquiror Public Filings. From the date hereof through the Effective Time, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.
Section 7.10 Listing. From the date hereof until the Effective Time, Acquiror shall use its reasonable best efforts to ensure that Acquiror remains listed as a public company on the NYSE or NASDAQ, as applicable. Notwithstanding the foregoing, in connection with the initial filing of the Registration Statement with the SEC pursuant to Section 8.02(a), Acquiror will take such action as necessary to delist the Units, the Pre-Domestication Acquiror Ordinary Shares and Pre-Domestication Acquiror Warrants from the NYSE in connection with the Closing, and shall prepare and submit to NASDAQ a listing application, in accordance with NASDAQ rules, covering the Pre-Domestication Acquiror Ordinary Shares and Pre-Domestication Acquiror Warrants and shall take all actions necessary to obtain approval for the listing of the Pre-Domestication Acquiror Ordinary Shares and Pre-Domestication Acquiror Warrants effective upon the delisting from the NYSE. Acquiror shall use its reasonable best efforts to cause the Acquiror Common Stock to be issued in connection with the Transactions or otherwise reserved for issuance to be approved for listing on NASDAQ, subject to official notice of issuance, on or prior to the Closing Date. Prior to filing any document in connection with the foregoing, Acquiror shall give the Company Parties a reasonable opportunity to review and comment on any proposed filings and incorporate such reasonable comments thereto.
Section 7.11 Employee Benefits.
(a) Comparability. For a period of 12 months following the Closing Date (or, if earlier, until the date of termination of employment of the relevant Continuing Employee), Acquiror shall cause ZF and Surviving IDX Entity to provide each of its respective employees as of immediately prior to the Closing who remain so employed immediately following the Closing (each, a “Continuing Employee”) with an annual base salary or base wages (as applicable) and incentive compensation opportunities (excluding any equity or equity-based, change in control or retention incentive compensation) that are no less than the annual base salary or base wages (as applicable) and target incentive compensation opportunities (excluding any equity or equity-based, change in control or retention incentive compensation), respectively, provided to such Continuing Employee immediately prior to the Closing Date. As soon as practicable following the Closing Date, Acquiror shall cause ZF and Surviving IDX Entity to provide Continuing Employees with employee benefits that are, on a benefit by benefit basis, no less favorable to the Continuing Employees than the more favorable of the benefit (of such type) provided by ZF and the benefit (of such type) provided by IDX immediately prior to the date hereof under the Company Party Benefit Plans set forth on Schedule 4.14(a) and Schedule 4.15(a), in all cases, excluding equity or equity-based, defined benefit pension, post-employment welfare, change in control or retention incentive compensation and nonqualified deferred compensation benefits, which such comparable employee benefits shall be provided to Continuing Employees for a period ending 12 months after enrollment therein (or, if earlier, until the date of termination of employment of the relevant Continuing Employee). In recognition that subjective judgment may be involved in determining whether one benefit is more favorable to employees than another, Acquiror, ZF and IDX shall work together in good faith prior to the Closing Date to determine which benefit (of each type) is more favorable to employees.
(b) Service Credit. From and after the Closing, Acquiror shall cause ZF and Surviving IDX Entity to give or cause to be given to each Continuing Employee credit for purposes of eligibility to participate, vesting of employer 401(k) plan contributions, level of severance and vacation/paid time off (and for any other purposes as may be required under applicable Law), but not for benefit accrual purposes under any defined benefit pension plan or any purpose under any equity-based plan or arrangement, under each employee benefit plan, program or arrangement established or maintained by Acquiror under which Continuing Employees are eligible to participate on or after the Closing (“New Plan”) to the same extent and for the same purpose as such service with the applicable Company Party or any predecessor thereof was credited on or prior to the Closing under the corresponding Company Party Benefit Plan; provided, however, that such credit need not be provided to the extent that such credit would result in any duplication of compensation or benefits for the same period of service.
(c) Pre-Existing Conditions/Copayment Credit. With respect to each New Plan that is a group health benefit plan in which any Continuing Employee or eligible spouse or dependent thereof is eligible to participate on or after the Closing and in the plan year in which the Closing occurs, Acquiror shall use commercially reasonable efforts to (i) waive, or cause its Subsidiaries or insurance carrier to waive, all limitations as to preexisting conditions, actively-at-work requirements, exclusions and waiting periods, if any, with respect to participation and coverage requirements applicable to each Continuing Employee or eligible spouse or dependent thereof, and any other similar restrictions that would prevent immediate or full participation by such Continuing Employee or eligible spouse or dependent thereof, under such New Plan, to the same extent satisfied or waived under a comparable Company Party Benefit Plan in which such Continuing Employee participated in such plan year, and (ii) for the plan year in which the Closing occurs, provide or cause its Subsidiaries to provide credit to each Continuing Employee or eligible spouse or dependent thereof for any co-payments, deductibles, out-of-pocket expenses and for any lifetime maximums paid by such Continuing Employee or eligible spouse or dependent thereof under the comparable Company Party Benefit Plan during the portion of the plan year ending on the Closing Date to the same extent and for the same purpose as credited under such comparable Company Party Benefit Plan as if such amounts had been paid under such New Plan.
(d) 401(k) Plan. ZF and IDX shall cooperate in good faith to mutually determine, no later than 10 days before the Closing Date, whether any 401(k) plans maintained by ZF or any of its Subsidiaries or by IDX or any of its Subsidiaries shall be terminated effective as of the day immediately preceding the Closing Date (the “Plan Termination Date”). Following any such mutual determination to terminate such a 401(k) plan (the “Terminating 401(k) Plan”), ZF, IDX, or one of their Subsidiaries, as applicable, shall (i) cause written resolutions of the applicable board of directors (or similar governing body) to be adopted to terminate the Terminating 401(k) Plan and to fully vest all participants under the Terminating 401(k) Plan, such termination and vesting to be effective no later than the Plan Termination Date and (ii) make all employee and employer contributions to the Terminating 401(k) Plan on behalf of all participants under such plan for all periods of service prior to the Plan Termination Date, including such contributions that would have been made on behalf of such employees had the transactions contemplated hereby not occurred (regardless of any service or end-of-year employment requirements) but prorated for the portion of the plan year that ends on the Plan Termination Date. ZF or IDX, as applicable, shall cause the sponsor of the Terminating 401(k) Plan to provide the other party with an advance copy of such proposed resolutions (and any related documents) and a reasonable opportunity to comment thereon prior to its adoption or execution. ZF and IDX shall cooperate and take all such other actions as are reasonably necessary in furtherance of terminating the Terminating 401(k) Plan and causing participants in the Terminating 401(k) Plan to become participants in the appropriate remaining 401(k) plan of ZF, IDX or one of their Subsidiaries, including causing such replacement plan to accept rollovers of account balances (in cash but including notes associated with outstanding plan loans) from the Terminating 401(k) Plan at the participant’s election.
(e) Limitations. The Parties acknowledge and agree that all provisions contained in this Section 7.11 are included for their sole benefit, and that nothing contained herein, express or implied, (i) is intended to confer on any other Person any third-party beneficiary or other rights, remedies or benefits (including any right to continued employment for any period, to any particular term or condition of employment or to continued receipt of any specific employee benefit), or (ii) shall constitute an establishment, amendment to or any other modification of any New Plan, Company Party Benefit Plan or other benefit or compensation plan, policy, program, agreement or arrangement, or shall limit the right of Acquiror or any of its Affiliates to amend, terminate or otherwise modify any New Plan, Company Party Benefit Plan or other benefit or compensation plan, policy, program, agreement or arrangement following the Closing Date. Notwithstanding anything to the contrary in Section 7.11, Acquiror’s obligations under Section 7.11 shall not (A) apply to any individual who is furloughed, temporarily laid off, or suffers a termination of employment or reduction in hours or benefits at any time because of, in whole or in part, COVID-19-related circumstances, or (B) limit Acquiror’s right, in its sole discretion, to furlough, temporarily layoff, terminate the employment of, or reduce the hours or benefits of, any employee because of, in whole or in part, COVID-19-related circumstances (in which case, for the avoidance of doubt, Acquiror shall have no obligations under Section 7.11, including in respect of providing any severance or termination benefits).
ARTICLE VIII
JOINT COVENANTS
Section 8.01 Efforts to Consummate.
(a) Subject to the terms and conditions herein, each of the Parties shall use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary or advisable to consummate and make effective as promptly as reasonably practicable the Domestication and the Transactions contemplated by this Agreement (including (i) the satisfaction of the closing conditions set forth in Article IX and (ii) using reasonable best efforts to obtain the Investments on the terms and subject to the conditions set forth in the Subscription Agreements). Without limiting the generality of the foregoing, each of the Parties shall use reasonable best efforts to obtain, file with or deliver to, as applicable, any Consents of any Governmental Authorities or other Persons necessary to consummate the Domestication, the Transactions and the other transactions contemplated by the Transaction Agreements. Each Party shall (A) make all required filings pursuant to the HSR Act with respect to the Transactions promptly (and in any event within 10 Business Days) following the date of this Agreement and (B) respond as promptly as reasonably practicable to any requests by any Governmental Authority for additional information and documentary material that may be requested pursuant to the HSR Act. Acquiror shall promptly inform the Company Parties of any communication between any Acquiror Party, on the one hand, and any Governmental Authority, on the other hand, and each Company Party shall promptly inform Acquiror and the other Company Party of any communication between any Company Group Member, on the one hand, and any Governmental Authority, on the other hand, in either case, regarding the Domestication, any of the Transactions, any other Transaction Agreement or any of the other transactions contemplated thereby. Without limiting the foregoing, (x) the Parties agree to request early termination of all waiting periods applicable to the Transactions under the HSR Act, and (y) each Party and its respective Affiliates shall not extend any waiting period, review period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority not to consummate the Domestication or any of the Transactions, except with the prior written consent of the other Parties. The Acquiror will pay all filing fees in connection with the HSR Act, and will pay any and all similar filing fees regarding regulatory or Governmental Authority approval in connection with the Domestication and the Transactions, including, but not limited to filing of the Registration Statement, when due and such fees shall be deemed 100% Acquiror Transaction Expenses. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 8.01 or any other provision of this Agreement obligates any Party or any of its Affiliates to agree to (i) sell, license or otherwise dispose of, or hold separate and agree to sell, license or otherwise dispose of, any entities or assets of either Company Party or any of their respective Subsidiaries or any entity or asset of such Party or any of its Affiliates or any other Person or (ii) terminate, amend or assign any existing relationships and contractual rights or obligations. No Party shall agree to any of the measures in the foregoing sentence with respect to any other Party or any of its Affiliates, except with each of the other Parties’ prior written consent. During the Interim Period, the Acquiror Parties, on the one hand, and the Company Parties, on the other hand, shall give counsel for ZF and IDX (in the case of any Acquiror Party) or Acquiror and the other Company Party (in the case of the Company Parties), a reasonable opportunity to review in advance, and consider in good faith the views of the other in connection with, any proposed written communication to any Governmental Authority relating to the Transactions or the Transaction Agreements. Each of the Parties agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Authority in connection with the Transactions unless it consults with, in the case of Acquiror, ZF and IDX, or, in the case of either Company Party, Acquiror and the other Company Party, in advance and, to the extent not prohibited by such Governmental Authority, gives, in the case of Acquiror, ZF and IDX, or, in the case of either Company Party, Acquiror and the other Company Party, the opportunity to attend and participate in such meeting or discussion.
(b) In furtherance of, and without limiting the foregoing, the Parties shall use reasonable best efforts to take the actions specified on Schedule 8.01(b).
(c) Notwithstanding anything to the contrary in the Agreement, (i) if this Section 8.01 conflicts with any other covenant or agreement in this Agreement that is intended to specifically address any subject matter, then such other covenant or agreement shall govern and control solely to the extent of such conflict and (ii) in no event shall the Acquiror Parties or Company Parties be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which either Company Party or its Subsidiaries is a party.
(d) During the Interim Period, Acquiror and the Company Parties shall each notify the other Parties in writing promptly after learning of any shareholder demands (including without limitation stockholder demands for appraisal pursuant to Section 262 of the DGCL) or other shareholder or stockholder proceedings (including derivative claims) relating to this Agreement, any other Transaction Agreements or any matters relating thereto (collectively, the “Transaction Litigation”) commenced against, in the case of Acquiror, any of the Acquiror Parties or any of their respective Representatives (in their capacity as a representative of an Acquiror Party) or, in the case of the Company Parties, any member of the applicable Company Group or any of their respective Representatives (in their capacity as a representative of a member of the Company Group). Acquiror and the Company Parties shall each (i) keep the other Parties reasonably informed regarding any Transaction Litigation, (ii) give the other Parties the opportunity to, at their own cost and expense, participate in the defense, settlement and compromise of any such Transaction Litigation and reasonably cooperate with the other Parties in connection with the defense, settlement and compromise of any such Transaction Litigation (subject to a customary joint defense agreement), (iii) consider in good faith the other Parties’ advice with respect to any such Transaction Litigation, and (iv) reasonably cooperate with each other; provided, however, that in no event shall (x) Acquiror or any of its respective Representatives settle or compromise any Transaction Litigation without the prior written consent of the Company Parties (not to be unreasonably withheld, conditioned or delayed), or (y) any Company Party or any of its Representatives settle or compromise any Transaction Litigation without the prior written consent of Acquiror and the other Company Party (not to be unreasonably withheld, conditioned or delayed).
Section 8.02 Registration Statement; Proxy Statement/Prospectus; Special Meeting.
(a) Registration Statement; Proxy Statement/Prospectus.
(i) As promptly as reasonably practicable following the execution and delivery of this Agreement, Acquiror shall, in accordance with this Section 8.02(a), and each of ZF and IDX will reasonably cooperate (including causing each of their Subsidiaries and Representatives to reasonably cooperate) with Acquiror, and provide to Acquiror all information regarding such Party, its Affiliates and its business that is necessary therefor, to prepare and file with the SEC, in preliminary form, a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by Acquiror with the SEC pursuant to which shares of Acquiror Common Stock issuable in the Mergers to holders of ZF Common Stock, ZF Restricted Shares, IDX Capital Stock, ZF Warrants and IDX Warrants, other than holders executing the Written Consents, and pursuant to which shares of Acquiror Common Stock and Acquiror Warrants to be issued in connection with the Domestication, will be registered with the SEC, which shall include a proxy statement in connection with the Transactions (the “Proxy Statement/Prospectus”) to be sent to the shareholders of Acquiror in advance of the Special Meeting, for the purpose of, among other things (i) providing Acquiror’s shareholders with the opportunity to redeem Pre-Domestication Acquiror Ordinary Shares by tendering such shares for redemption not later than two Business Days prior to the originally scheduled date of the Special

Meeting (the “Acquiror Shareholder Redemption”) and (ii) soliciting proxies or votes from holders of Pre-Domestication Acquiror Ordinary Shares to vote at the Special Meeting, as adjourned or postponed, in favor of the Acquiror Shareholder Matters. Without the prior written consent of ZF and IDX, the Acquiror Shareholder Matters shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by the Acquiror’s shareholders at the Special Meeting, as adjourned or postponed. Each of Acquiror, ZF and IDX shall use its reasonable best efforts to cause the Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Transactions. Promptly after the Registration Statement is declared effective under the Securities Act, Acquiror will cause the Proxy Statement/Prospectus to be mailed to shareholders of Acquiror.
(ii) Prior to filing with the SEC, Acquiror will make available to ZF and IDX and their respective counsel drafts of the Registration Statement and any other documents to be filed with the SEC, both preliminary and final, and any amendment or supplement to the Registration Statement or such other document and will provide ZF and IDX and their respective counsel with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. Acquiror shall not file any such documents with the SEC without the prior consent of ZF and IDX (such consent not to be unreasonably withheld, conditioned or delayed). Acquiror will advise ZF and IDX promptly after it receives notice thereof, of: (A) the time when the Registration Statement has been filed; (B) the filing of any supplement or amendment to the Registration Statement; (C) any request by the SEC for amendment of the Registration Statement; (D) any comments from the SEC relating to the Registration Statement and responses thereto; (E) requests by the SEC for additional information; and (F) the issuance of any stop order or the suspension of the qualification of the Acquiror Common Stock for offering or sale in any jurisdiction or of the initiation or written threat of any proceeding for any such purpose. Acquiror shall respond to any SEC comments on the Registration Statement as promptly as practicable and shall use its reasonable best efforts to have the Registration Statement declared effective by the SEC under the Securities Act as promptly as practicable; provided, that prior to responding to any requests or comments from the SEC, Acquiror will make available to ZF and IDX and their respective counsel drafts of any such response and provide ZF and IDX and their respective counsel with a reasonable opportunity to comment on such drafts.
(iii) If, at any time prior to the Special Meeting, there shall be discovered any information that should be set forth in an amendment or supplement to the Registration Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, Acquiror shall promptly file an amendment or supplement to the Registration Statement containing such information. Each of ZF and IDX will provide to Acquiror and the other Company Party all information regarding such Party, its Affiliates and its business that is necessary for any filing contemplated by the immediately preceding sentence. If, at any time prior to the Closing, ZF or IDX discovers any information, event or circumstance relating to such Party, its business or any of its Affiliates, officers, directors or employees that should be set forth in an amendment or a supplement to the Registration Statement so that the Registration Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then such Party shall promptly inform Acquiror and the other Company Party of such information, event or circumstance and provide to Acquiror and the other Company Party all information necessary to correct any such deficiencies.
(iv) Acquiror shall make all necessary filings with respect to the Transactions under the Securities Act, the Exchange Act and applicable “blue sky” laws, and any rules and regulations thereunder. Each of ZF and IDX agrees to promptly provide Acquiror with all information concerning the business, management, operations and financial condition of such Party and its Subsidiaries, in each case, reasonably requested by Acquiror for inclusion in the Proxy Statement/Prospectus. Each of Acquiror, ZF and IDX agrees to furnish to the other Parties all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Prospectus or any other statement, filing, notice or application made by or on behalf of Acquiror, ZF, IDX, or their respective Affiliates to any regulatory authority (including the NYSE and NASDAQ) in connection with the Transactions.
(v) If, in connection with the preparation and filing of the Registration Statement or Proxy Statement/Prospectus, the SEC requests or requires that tax opinions be prepared and submitted in connection therewith, Acquiror and the Company Parties (together with any applicable officers or Affiliates) shall deliver to Kirkland & Ellis, Venable LLP and Wilson Sonsini Goodrich & Rosati, P.C., respectively, customary Tax representation letters reasonably satisfactory to their respective counsel, dated and executed as of the date the Registration Statement shall have been declared effective by the SEC and such other date(s) as determined reasonably necessary by such counsel in connection with the preparation and filing of the Registration Statement and Proxy Statement/Prospectus, and, if required, Kirkland & Ellis LLP shall furnish an opinion, subject to customary assumptions and limitations, to the effect that the Domestication should be treated as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and, if required, Venable LLP and/or Wilson Sonsini Goodrich & Rosati, P.C. shall furnish an opinion or opinions to their respective clients, subject to customary assumptions and limitations, to the effect that the Intended Income Tax Treatment should apply to the Mergers applicable to their respective clients. The Parties and their Affiliates (including officers) shall use commercially reasonable efforts and reasonably cooperate with one another in connection with the issuance to any other Party of any such tax opinion.
(b) Special Meeting. Acquiror will take, in accordance with applicable Law, NYSE or NASDAQ rules, as applicable, and the Acquiror Organizational Documents, all action necessary to duly convene and hold an extraordinary general meeting of its shareholders (the “Special Meeting”) as promptly as reasonably practicable after the Registration Statement is declared effective (and will establish a record date for, give notice of and commence the mailing of the Proxy Statement/Prospectus to the shareholders of Acquiror as promptly as practicable after the effective date of the Registration Statement), to (i) consider and vote upon the approval of the Acquiror Shareholder Matters and to cause such vote to be taken and (ii) provide shareholders of Acquiror with the opportunity to elect to effect an Acquiror Shareholder Redemption. Acquiror may only elect to postpone or adjourn such meeting if (x) a postponement or adjournment is required by Law, (y) as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of Pre-Domestication Acquiror Ordinary Shares and Pre-Domestication Acquiror Class B Shares represented (either in person or by proxy) and voting to approve the Acquiror Shareholder Matters or to constitute a quorum necessary to conduct the business of the Special Meeting, or (z) Acquiror determines the payments for the Acquiror Shareholder Redemption could reasonably be expected to cause the conditions in Section 9.01(g) to not be satisfied at the Closing. Acquiror shall, following the effective date of the Registration Statement, use its reasonable best efforts to solicit from its shareholders proxies in favor of the Acquiror Shareholder Matters and shall include in the Proxy Statement/Prospectus the Acquiror Board Recommendation. The Acquiror Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Acquiror Board Recommendation; provided, that the Parties shall cooperate with Acquiror in good faith to make any public filings or disclosures as may be necessary pursuant to applicable Law. Acquiror shall keep ZF and IDX reasonably informed regarding all matters relating to the Acquiror Shareholder Matters and the Special Meeting, including by promptly furnishing any voting or proxy solicitation reports received by Acquiror in respect of such matters and similar updates regarding any redemptions. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall limit the right of Acquiror to make communications to its shareholders that it has determined are required to comply with Law or its fiduciary duties.
(c) Notwithstanding anything in this Agreement to the contrary, if the Registration Statement and Proxy Statement/Prospectus is not mailed prior to April 25, 2022, then unless otherwise agreed by the Parties, Acquiror shall use reasonable best efforts to take steps to amend the Acquiror’s Organizational Documents and the Trust Agreement, in each case, to extend the time period for Acquiror to consummate a business combination from May 23, 2022 to August 24, 2022 (the “Extension Proposal”), including by preparing and filing with the SEC a proxy statement (as such filing is amended or supplemented, the “Extension Proxy Statement”), for the purpose of seeking shareholder approval of the Extension Proposal. Acquiror shall comply in all material respects with all applicable Laws, any applicable rules and regulations of NYSE or NASDAQ, as applicable, Acquiror’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Extension Proxy Statement, if any, any solicitation of proxies thereunder, the holding of a meeting of Acquiror Shareholders to consider and vote on the Extension Proposal (the “Acquiror Extension Shareholder Meeting”) and the Redemption related thereto. Section 8.02 shall apply mutatis mutandis to the Extension Proxy Statement, Extension Proposal, Acquiror Extension Approval and Acquiror Extension Shareholder Meeting, including with respect to the actions to be taken by the Acquiror Board.
Section 8.03 Exclusivity. During the Interim Period, neither Company Party shall take, nor shall such Company Party permit any of its Affiliates or Representatives to take, whether directly or indirectly, (i) any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than Acquiror or any of its Affiliates or Representatives) concerning any merger or similar business combination transaction or sale of substantially all of the assets involving such Company Party and its Subsidiaries, taken as a whole (other than immaterial assets or assets sold in the ordinary course of business), or any other transaction that would prohibit or delay the Transactions (each such acquisition transaction, but excluding the Transactions, an “Acquisition Transaction”); provided, that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions, shall not be deemed a violation of this Section 8.03 or (ii) any action in connection with a public offering of any Equity Securities of such Company Party or any of its Subsidiaries (or any Affiliate or successor of such Company Party or any of its Subsidiaries). Each Company Party shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.
(b) During the Interim Period, Acquiror shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company Parties, their respective stockholders or any of their respective Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination involving Acquiror (an “Alternate Business Combination Proposal”) other than with the Company Parties, their stockholders and their respective Affiliates and Representatives; provided, that the execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the Transactions shall not be deemed a violation of this Section 8.03(b). Acquiror shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Alternate Business Combination Proposal.
Section 8.04 Tax Matters.
(a) Intended Income Tax Treatment.
(i) For U.S. federal income tax purposes (and for purposes of any applicable state or local income tax that follows the U.S. federal income tax treatment), each of the Parties intends that the Mergers (along with other relevant transactions) will qualify for the Intended Income Tax Treatment. The Parties will prepare and file all Tax Returns consistent with the foregoing provisions of this Section 8.04(a)(i) and will not take any inconsistent position on any Tax Return or during the course of any Action, audit, or other similar proceeding with respect to Taxes, except as otherwise required by a determination within the meaning of Section 1313(a) of the Code (or any similar or corresponding provision of state or local Law); provided, if a Party delivers a Tax Treatment Notification (as defined below) and the Parties are unable to or otherwise do not take actions or steps pursuant to the final sentence of this Section 8.04(a)(i) to make it so that they reasonably believe that the applicable transactions covered by the Tax Treatment Notification qualify for the Intended Income Tax Treatment, then this sentence shall not apply to such transactions. Each Party shall use commercially reasonable efforts to promptly notify the other Parties in writing if, before the Closing Date, such Party knows or has reason to believe that one or more of the Mergers or the Domestication may not qualify for the Intended Income Tax Treatment. Notwithstanding anything to the contrary herein, but subject to the provisos at the end of this sentence, if before the Closing Date, any Party reasonably determines that the Mergers or the Domestication are not likely to qualify for the Intended Income Tax Treatment and notifies the other Parties in writing accordingly (any such notification to the other Parties, a “Tax Treatment Notification”), the Parties shall cooperate in good faith to take the steps that they jointly and reasonably determine to be necessary to increase by an amount that will be meaningful the likelihood that the transactions will qualify for the Intended Income Tax Treatment; provided, no Party shall be required to take any step or action pursuant to this sentence if such step or action would reasonably be expected to result in a material cost (including a material Tax) to such Party, its Affiliates, another Party or any direct or indirect owners of Acquiror except, with respect to any such cost, if some or all of the direct or indirect owners of the Company Parties or any other Person (but not, for the avoidance of doubt, directly or indirectly, including by way of distribution of cash or property, any Party, such that no Party economically bears any such cost) holds harmless the affected Party, its Affiliates and any direct or indirect owners of Acquiror for any such costs; provided, further, no action or step shall be taken pursuant to this sentence without the consent of each Party (which may be withheld in a Party’s reasonable discretion) if any such action or step would delay or otherwise jeopardize the Closing.
(ii) No Party shall take or cause to be taken any action, or fail to take or cause to be taken any action, which action or failure to act would reasonably be expected to prevent the Mergers or the Domestication from qualifying for the Intended Income Tax Treatment. The Parties acknowledge that as of the date hereof they are unaware of any facts that could reasonably prevent the Mergers or the Domestication contemplated by this Agreement from qualifying for the Intended Income Tax Treatment.
(iii) The Acquiror Parties and the Company Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).
(b) Transfer Taxes. All transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the Transactions (“Transfer Taxes”) will be borne and paid by Acquiror. Unless otherwise determined by Acquiror in its reasonable discretion, the Parties shall use commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax that could be imposed in connection with the Transactions.
(c) Tax Sharing Agreements. Any Tax-sharing agreements or similar agreements with respect to or involving IDX and/or its Subsidiaries or ZF and/or its Subsidiaries shall be terminated as of the Closing Date and shall have no further effect for any taxable year (whether the current year, a future year, or a past year).
(d) Cooperation. The Parties shall use commercially reasonable efforts to cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns pursuant to this Section 8.04 and any other claim, proposed adjustment, assessment, audit, examination or other administrative or court proceeding with respect to Taxes (each a “Tax Proceeding”). Such cooperation shall include furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns or management of any Tax Proceedings with respect to Taxes. The Parties shall retain all Tax Returns, schedules and work papers, records, and other documents relating to Tax matters until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate.
Section 8.05 Confidentiality; Publicity.
(a) Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the Transactions is subject to the terms of the Confidentiality Agreements, the terms of which are incorporated herein by reference. The Confidentiality Agreements shall survive the execution and delivery of this Agreement and shall apply to all information furnished thereunder or hereunder and any other activities contemplated thereby. Each Company Party acknowledges that, in connection with the Investments, Acquiror shall be entitled to disclose, pursuant to the Exchange Act, any information contained in any presentation to the Investors, which information may include Confidential Information (as defined in the ZF Confidentiality Agreement and the IDX Confidentiality Agreement, as applicable).

(b) Subject to Section 8.05(c), none of the Parties nor any of their respective Representatives shall issue any press releases or make any public announcements with respect to this Agreement or the Transactions without the prior written consent of the other Parties, prior to the Closing; provided, however, that each Party may make any such announcement or other communication (i) if such announcement or other communication is required by applicable Law or the rules of any stock exchange, in which case the disclosing Party shall, to the extent permitted by applicable Law, first allow (A) ZF, if the disclosing party is Acquiror or IDX, (B) IDX, if the disclosing party is Acquiror or ZF, or (C) Acquiror, if the disclosing party is ZF or IDX (prior to the Closing), to review such announcement or communication and have the opportunity to comment thereon and the disclosing Party shall consider such comments in good faith, (ii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 8.05(b), and (iii) to Governmental Authorities in connection with any Consents required to be obtained under this Agreement or in connection with the Transactions. Notwithstanding anything to the contrary in this Section 8.05(b), or otherwise in this Agreement, the Parties agree that the Sponsor, Acquiror and their respective Representatives may provide general information about the subject matter of this Agreement and the Transactions to any direct or indirect current or prospective investor (including in connection with the Investments) or in connection with normal fund raising or related marketing or informational or reporting activities, in each case, so long as such recipients are obligated to keep such information confidential.
(c) The initial press release concerning this Agreement and the Transactions shall be a joint press release in the form agreed by ZF, IDX and Acquiror prior to the execution of this Agreement and such initial press release (the “Signing Press Release”) shall be released as promptly as practicable after the execution of this Agreement (but in any event within four Business Days thereafter). Promptly after the execution of this Agreement (but in any event within four Business Days thereafter), Acquiror shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Securities Laws, which ZF and IDX shall have the opportunity to review and comment upon prior to filing and Acquiror shall consider such comments in good faith. ZF, IDX, Acquiror and the Sponsor shall mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed by any of them) and, as promptly as practicable after the Closing (but in any event within four Business Days thereafter), issue a press release announcing the consummation of the Transactions (the “Closing Press Release”). Promptly after the Closing (but in any event within four Business Days after the Closing), Acquiror shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Securities Laws, which ZF and IDX shall have the opportunity to review and comment upon prior to filing and Acquiror shall consider such comments in good faith. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing, each Party shall, upon written request by any other Party, furnish such other Party with all information concerning itself, its directors, officers and equityholders, and such other matters as may be reasonably necessary for such press release or filing.
Section 8.06 Post-Closing Cooperation; Further Assurances. Following the Closing, each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.
Section 8.07 Qualification as an Emerging Growth Company. Acquiror shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”) and (b) not take any action that would cause Acquiror to not qualify as an “emerging growth company” within the meaning of the JOBS Act.
Section 8.08 A&R Registration Rights Agreement. At the Closing, (a) Acquiror shall deliver to ZF and IDX a copy of the A&R Registration Rights Agreement duly executed by Acquiror and Sponsor, (b) ZF shall deliver, or cause to be delivered, to Acquiror and IDX a copy of the A&R Registration Rights Agreement duly executed by the ZF Pre-Closing Holders set forth on Schedule 8.08, and (c) IDX shall deliver, or cause to be delivered, to Acquiror and ZF a copy of the A&R Registration Rights Agreement duly executed by the IDX Pre-Closing Holders set forth on Schedule 8.08.

ARTICLE IX
CONDITIONS TO OBLIGATIONS
Section 9.01 Conditions to Obligations of All Parties. The obligations of Acquiror, ZF, and IDX, to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by the Party or Parties for whose benefit such condition exists:
(a) HSR Approval. All applicable waiting periods (and any extensions thereof) under the HSR Act in respect of the Transactions shall have expired or been terminated.
(b) No Prohibition. There shall not be in force any Law or Governmental Order by any Governmental Authority of competent jurisdiction and having jurisdiction over the Parties with respect to Domestication or the Transactions enjoining, prohibiting, or making illegal the consummation of the Domestication or any of the Transactions.
(c) Stockholder and Shareholder Approval. Each of the Required Acquiror Shareholder Approval, the Required ZF Stockholder Approval and the Required IDX Stockholder Approval shall have been obtained.
(d) Investments. The Investments (and the funding of the Investment Amount) shall have been consummated or will be consummated substantially concurrently with the Closing in accordance with the terms of the applicable Subscription Agreements.
(e) Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC that remains in effect with respect to the Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC that remains pending.
(f) NYSE or NASDAQ. The shares of Acquiror Common Stock to be issued in connection with the Mergers shall have been approved for listing on the NYSE or NASDAQ, subject only to official notice of issuance thereof and the requirement to have a sufficient number of round lot holders, and, immediately following the Effective Time, Acquiror shall, after giving effect to the Acquiror Shareholder Redemption, satisfy any applicable initial and continuing listing requirements of NYSE or NASDAQ, and Acquiror shall not have received any notice of non-compliance therewith that has not been cured prior to, or would not be curable at or immediately following, the Effective Time.
(g) Available Closing Acquiror Cash and Tangible Net Assets. After giving effect to the Transactions, (i) the Available Closing Acquiror Cash shall not be less than $170,000,000, and the Acquiror shall have made arrangements for the Available Closing Acquiror Cash held in the Trust Account to be released from the Trust Account at the Effective Time, and (ii) the Acquiror shall have at least $5,000,001 in tangible net assets (as determined in accordance with Rule 3a51-1(g)(1) under the Exchange Act).
Section 9.02 Additional Conditions to Obligations of Acquiror Parties. The obligations of the Acquiror Parties to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:
(a) Representations and Warranties.
(i) Each of the representations and warranties of ZF and IDX contained in Section 4.01 (Corporate Organization of the Company Parties), Section 4.02 (Subsidiaries), Section 4.03 (Due Authorization), Section 4.06 (Current Capitalization) (other than the penultimate sentence of Sections 4.06(a) and 4.06(d)), Section 4.07 (Capitalization of Subsidiaries), clause (ii) of Section 4.25 (ZF Absence of Changes), clause (ii) of Section 4.26 (IDX Absence of Changes) and Section 4.27 (Brokers’ Fees) (collectively, the “Company Group Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct in all material respects on and as of such earlier date). For purposes of determining whether a representation or warranty is true and correct in “all material respects” pursuant to this Section 9.02(a)(i), only effects on the combined Company Group as a whole (including each of (x) ZF and its direct and indirect Subsidiaries and (y) IDX and its direct and indirect Subsidiaries) shall be considered.
(ii) The representations and warranties contained in clause (i) of Section 4.25 (ZF Absence of Changes) and clause (i) of Section 4.26 (IDX Absence of Changes) shall be true and correct in all respects as of the Closing Date.
(iii) Each of the representations and warranties contained in Article IV (other than the Company Group Specified Representations and the representations and warranties contained in clauses (i) of Section 4.25 and Section 4.26) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
(b) Agreements and Covenants. The covenants and agreements of ZF and IDX in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 9.02(b), a covenant or agreement of ZF or IDX shall only be deemed to have not been performed if ZF or IDX, respectively, has materially breached such covenant or agreement and failed to cure within 20 days after written notice of such breach has been delivered to ZF or IDX (or if earlier, the Termination Date). For purposes of determining whether any covenant or agreement of ZF or IDX, respectively, has been performed in all material respects, only effects on the combined Company Group as a whole (including each of (i) ZF and its direct and indirect Subsidiaries and (ii) IDX and its direct and indirect Subsidiaries) shall be considered.
(c) Officer’s Certificate. Each of ZF and IDX shall have delivered to Acquiror a certificate signed by its respective officer, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.02(a) and Section 9.02(b) with respect to ZF and IDX, as applicable, have been fulfilled.
(d) FIRPTA Certificate. Each of ZF and IDX shall provide a properly executed statement pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c)(3) dated no more than 30 days prior to the Closing Date and signed by an officer of ZF and IDX, as applicable, certifying that interests in ZF or IDX, as applicable, do not constitute “United States real property interests” under Section 897(c) of the Code, together with the notice to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), in each case, substantially in the forms set forth in Exhibit J or Exhibit K, as applicable.
(e) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.
Section 9.03 Additional Conditions to the Obligations of ZF. The obligation of ZF to consummate, or cause to be consummated, the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by ZF:
(a) Representations and Warranties.
(i) Each of the representations and warranties of the Acquiror Parties contained in Section 5.01 (Corporate Organization), Section 5.02 (Due Authorization), Section 5.06 (Trust Account), Section 5.07 (Brokers’ Fees), Section 5.11 (Capitalization), Section 5.14 (Related Party Transactions), and clause (ii) of Section 5.16 (Absence of Changes) (collectively, the “Acquiror Specified Representations”) shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) in all material respects as of the date of this Agreement and as of the Closing Date as if made on such date (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct in all material respects on and as of such earlier date).

(ii) The representations and warranties of the Acquiror Parties contained in clause (i) of Section 5.16 (Absence of Changes) shall be true and correct in all respects as of the Closing Date.
(iii) Each of the representations and warranties of the Acquiror Parties contained in Article V (other than the Acquiror Specified Representations and the representations and warranties contained in clause (i) of Section 5.16 (Absence of Changes)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, an Acquiror Material Adverse Effect.
(iv) Each of the Company Group Specified Representations made by IDX shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct in all material respects on and as of such earlier date).
(v) The representations and warranties contained in clause (i) of Section 4.26 (IDX Absence of Changes) shall be true and correct in all respects as of the Closing Date.
(vi) Each of the representations and warranties contained in Article IV made by IDX (other than the Company Group Specified Representations made by IDX and the representations and warranties contained in clause (i) of Section 4.26) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
(b) Agreements and Covenants. The covenants and agreements of the Acquiror Parties and IDX in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 9.03(b) a covenant or agreement of the Acquiror Parties or IDX shall only be deemed to have not been performed if the Acquiror Parties have or IDX has, as applicable, materially breached such covenant or agreement and failed to cure within 20 days after written notice of such breach has been delivered to Acquiror or IDX, as applicable (or if earlier, the Termination Date).
(c) Officer’s Certificate. Each of Acquiror and IDX shall have delivered to ZF a certificate signed by its respective officer, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) with respect to the Acquiror Parties or IDX, as applicable, have been fulfilled.
(d) Domestication. The Domestication shall have been completed as provided in Section 7.07 and a time-stamped copy of the certificates issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to ZF.
(e) Material Adverse Effect. No Acquiror Material Adverse Effect or IDX Material Adverse Effect shall have occurred and be continuing between the date of this Agreement and the Effective Time.
Section 9.04 Additional Conditions to the Obligations of IDX. The obligation of IDX to consummate, or cause to be consummated, the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by IDX:
(a) Representations and Warranties.
(i) Each of the Acquiror Specified Representations shall be true and correct (without giving any effect to any limitation as to “materiality” or any similar limitation set forth therein) in all material respects as of the date of this Agreement and as of the Closing Date as if made on such date (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct in all material respects on and as of such earlier date).
(ii) The representations and warranties of the Acquiror Parties contained in clause (i) of Section 5.16 (Absence of Changes) shall be true and correct in all respects as of the Closing Date.
(iii) Each of the representations and warranties of the Acquiror Parties contained in Article V (other than the Acquiror Specified Representations and the representations and warranties contained in clause (i) of Section 5.16 (Absence of Changes)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Acquiror Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, an Acquiror Material Adverse Effect.
(iv) Each of the Company Group Specified Representations made by ZF shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct in all material respects on and as of such earlier date).
(v) The representations and warranties contained in clause (i) of Section 4.25 (ZF Absence of Changes) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date.
(vi) Each of the representations and warranties contained in Article IV made by ZF (other than the Company Group Specified Representations made by ZF and the representations and warranties contained in clause (i) of Section 4.25) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Company Material Adverse Effect” or any similar limitation set forth therein) as of the date of this Agreement and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, which in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have, a Company Material Adverse Effect.
(b) Agreements and Covenants. The covenants and agreements of the Acquiror Parties and ZF in this Agreement to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 9.03(b) a covenant or agreement of the Acquiror Parties or ZF shall only be deemed to have not been performed if the Acquiror Parties have or ZF has, as applicable, materially breached such covenant or agreement and failed to cure within 20 days after written notice of such breach has been delivered to Acquiror or ZF, as applicable (or if earlier, the Termination Date).
(c) Officer’s Certificate. Each of Acquiror and ZF shall have delivered to IDX a certificate signed by its respective officer, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) with respect to the Acquiror Parties or ZF, as applicable, have been fulfilled.
(d) Domestication. The Domestication shall have been completed as provided in Section 7.07 and a time-stamped copy of the certificates issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to IDX.
(e) Material Adverse Effect. No Acquiror Material Adverse Effect or ZF Material Adverse Effect shall have occurred and be continuing between the date of this Agreement and the Effective Time.
Section 9.05 Frustration of Conditions A Party may not rely on the failure of any condition set forth in this Article IX to be satisfied if such failure was due to the failure of such Party to perform any of its obligations under this Agreement.

ARTICLE X
TERMINATION/EFFECTIVENESS
Section 10.01 Termination. This Agreement may be validly terminated and the Transactions may be abandoned at any time prior to the Closing only as follows:
(a) by mutual written agreement of Acquiror, ZF and IDX;
(b) by Acquiror, ZF or IDX, if there shall be in effect any (i) Law in any jurisdiction of competent authority or (ii) Governmental Order issued, promulgated, made, rendered or entered into by any court or other tribunal of competent jurisdiction, that, in the case of each of clauses (i) and (ii), permanently restrains, enjoins, makes illegal or otherwise prohibits the consummation of the Domestication or any of the Mergers and in the case of any such Governmental Order, such Governmental Order shall have become final and non-appealable, except that the right to terminate this Agreement pursuant to this Section 10.01(b) will not be available to any Party that has failed to use its reasonable best efforts to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such final and non-appealable order;
(c) by Acquiror, ZF or IDX, if the Effective Time has not occurred by 11:59 p.m., Eastern Time, on May 23, 2022 if the Acquiror Shareholders have not approved an Extension Proposal or, if the Acquiror Shareholders have approved an Extension Proposal, on August 23, 2022 (such date, as applicable, the “Termination Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(c) will not be available to any Party whose breach of any provision of this Agreement primarily causes or results in the failure of the Mergers to be consummated by such times;
(d) by Acquiror, ZF or IDX, if Acquiror fails to obtain the Required Acquiror Shareholder Approval upon vote taken thereon at the Special Meeting (or at a meeting of its shareholders following any adjournment or postponement thereof); provided that the right to terminate this Agreement under this Section 10.01(d) shall not be available to Acquiror if, at the time of such termination, Acquiror is in material breach of Section 8.02;
(e) by Acquiror or IDX, if ZF has breached or failed to perform any of its (i) representations or warranties or (ii) covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.02(a) or Section 9.02(b), in the case of Acquiror, or in Section 9.04(a) or Section 9.04(b), in the case of IDX, to be satisfied and (B) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by ZF before the earlier of (I) the fifth Business Day immediately prior to the Termination Date and (II) the 30th day following receipt of written notice from Acquiror or IDX of such breach or failure to perform; provided, that Acquiror and IDX, as applicable, shall not have the right to terminate this Agreement pursuant to this Section 10.01(e) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in the failure of a condition set forth in Section 9.03(a) or Section 9.03(b) to be satisfied;
(f) by ZF or IDX, if any Acquiror Party has breached or failed to perform any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.03(a) or Section 9.03(b), in the case of ZF, or Section 9.04(a) or Section 9.04(b), in the case of IDX, to be satisfied and (B) is not capable of being cured by the by the Termination Date or, if capable of being cured by the Termination Date, is not cured by such Acquiror Party, as applicable, before the earlier of (I) the fifth Business Day immediately prior to the Termination Date and (II) the 30th day following receipt of written notice from ZF or IDX of such breach or failure to perform; provided, that ZF and IDX, as applicable, shall not have the right to terminate this Agreement pursuant to this Section 10.01(f) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in the failure of a condition set forth in Section 9.02(a) or Section 9.02(b) to be satisfied.
(g) by Acquiror or ZF, if IDX has breached or failed to perform any of its (i) representations or warranties or (ii) covenants or other agreements contained in this Agreement, which breach or failure to perform (A) would result in the failure of a condition set forth in Section 9.02(a), Section 9.02(b), in the case of Acquiror, or in Section 9.03(a) or Section 9.03(b), in the case of ZF, to be satisfied and (B) is not capable of being cured by the Termination Date or, if capable of being cured by the Termination Date, is not cured by IDX before the earlier of (I) the fifth Business Day immediately prior to the Termination Date and

(II) the 30th day following receipt of written notice from Acquiror or ZF of such breach or failure to perform; provided, that Acquiror and ZF, as applicable, shall not have the right to terminate this Agreement pursuant to this Section 10.01(g) if it is then in material breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in the failure of a condition set forth in Section 9.04(a) or Section 9.04(b) to be satisfied.
(h) by written notice from Acquiror or IDX if the ZF Written Consent shall not have been obtained and delivered to Acquiror and IDX on or prior to 5:00 p.m. Eastern Time on the first (1st) Business Day following the date of this Agreement; provided, however, that the termination rights under this Section 10.01(h) shall expire and neither Acquiror nor IDX shall be entitled to terminate this Agreement pursuant to this Section 10.01(h) if the Required ZF Stockholder Approval has been obtained and delivered to Acquiror and IDX prior to the time that this Agreement is terminated pursuant to this Section 10.01(h);
(i) by written notice from Acquiror or ZF if the IDX Written Consent shall not have been obtained and delivered to Acquiror and ZF on or prior to 5:00 p.m. Eastern Time on the first (1st) Business Day following the date of this Agreement; provided, however, that the termination rights under this Section 10.01(i) shall expire and neither Acquiror nor ZF shall be entitled to terminate this Agreement pursuant to this Section 10.01(i) if the Required IDX Stockholder Approval has been obtained and delivered to Acquiror and ZF prior to the time that this Agreement is terminated pursuant to this Section 10.01(i); or
(j) by written notice from ZF or IDX to Acquiror, at any time prior to obtaining the Acquiror Shareholder Approval, if the Acquiror Board shall have failed to include the Acquiror Board Recommendation in the Proxy Statement/Prospectus; provided, that ZF’s and IDX’s right to terminate this Agreement shall expire at the end of the 10th Business Day following the date on which ZF and IDX first had the right to terminate this Agreement pursuant to such event.
Section 10.02 Effect of Termination. Except as otherwise set forth in this Section 10.02, if this Agreement terminates pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors, employees or stockholders, other than liability of any Party for any Fraud or any willful and knowing material breach of this Agreement by such Party occurring prior to such termination. The provisions of Section 6.03 (No Claim Against the Trust Account), Section 8.05 (Confidentiality; Publicity), this Section 10.02 (Effect of Termination) and Article XI (collectively, the “Surviving Provisions”) and the Confidentiality Agreements, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.
ARTICLE XI
MISCELLANEOUS
Section 11.01 Waiver. At any time and from time to time prior to the Effective Time, Acquiror, ZF and IDX may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of another Party, as applicable, (b) waive any inaccuracies in the representations and warranties of another Party contained herein or in any document delivered pursuant hereto, and (c) subject to the requirements of applicable Law, waive compliance by another Party with any of the agreements or conditions contained herein applicable to such Party (it being understood that each Acquiror Party shall be deemed a single Party for purposes of this Section 11.01). Any agreement on the part of Acquiror, ZF or IDX to any such extension or waiver will be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

Section 11.02 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:
(a) If to Acquiror prior to the Closing, to:

L&F Acquisition Corp.
150 North Riverside Plaza, Suite 5200
Chicago, Illinois 60606
Attention:	Adam Gerchen, Chief Executive Officer
Tom Gazdziak, Chief Financial Officer
E-mail:	[***]
[***]

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Attention: Richard J. Campbell, P.C.
Email:	[***]
and

Kirkland & Ellis LLP
401 Congress Avenue
Austin, Texas 78701
Attention: John Kaercher, P.C.
Email:	[***]

(b) If to ZF prior to the Closing or after the ZF Effective Time, to:

ZeroFox, Inc.
1834 S. Charles Street
Baltimore, Maryland 21230
Attention: James C. Foster, Chief Executive Officer and President
Email:	[***]

ZeroFox, Inc.
1834 S. Charles Street
Baltimore, Maryland 21230
Attention: Tim Bender, Chief Financial Officer
Email:	[***]

with a copy (which shall not constitute notice) to:

Venable LLP
750 E. Pratt Street, Suite 900
Baltimore, Maryland 21202
Attention:	Anthony J. Rosso
Email:	[***]

(c) If to IDX prior to the Closing, to:

ID Experts Holdings, Inc.
10300 SW Greenburg Road, Suite 570
Portland, Oregon 97223
Attention:	Thomas F. Kelly, Chief Executive Officer
Email:	[***]

with a copy (which shall not constitute notice) to:

Wilson Sonsini
One Market Plaza
Spear Tower, Suite 3300
San Francisco, California 94105
Attention:	Todd Cleary
Email:	[***]
or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.
Section 11.03 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.
Section 11.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that notwithstanding the foregoing (a) if the Closing occurs, the present and former officers and directors of ZF, IDX and Acquiror (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 7.01, (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the Parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.14 and (c) the ZF Pre-Closing Holders and IDX Pre-Closing Holders listed on Schedule 8.08 are intended third party beneficiaries of, and may enforce, Section 8.08.
Section 11.05 Expenses. Except as otherwise provided herein, each Party shall bear its own expenses incurred in connection with this Agreement and the Transactions whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing occurs, the Acquiror shall bear and pay at or promptly after Closing all Acquiror Transaction Expenses, all ZF Transaction Expenses and all IDX Transaction Expenses.
Section 11.06 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall, to the greatest extent permitted by Law, be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction; provided, that, the Domestication and the Required Transaction Proposals shall be effected in accordance with the Companies Act and, in the case of the Domestication, the DGCL, in each case without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
Section 11.07 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
Section 11.08 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a Party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes. The disclosure of any information shall not be deemed to constitute an acknowledgement that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.
Section 11.09 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement), the other Transaction Agreements (together with the Schedules and Exhibits thereto), the Mutual Non-Disclosure Agreement, by and between ZF and ITGS, dated as of February 25, 2021 (as amended, modified or supplemented from time to time, the “IDX Confidentiality Agreement”), and the Mutual Non-Disclosure Agreement, by and between Stifel, Nicolaus & Company, Incorporated (on behalf of IDX and ZF) and Acquiror, dated as of May 27, 2021 (as amended, modified or supplemented from time to time, the “ZF Confidentiality Agreement,” together with the IDX Confidentiality Agreement, the “Confidentiality Agreements”), constitute the entire agreement among the Parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the Parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreements.
Section 11.10 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement at any time prior to the Effective Time, whether before or after the Required ZF Stockholder Approval or the Required IDX Stockholder Approval has been obtained; provided, however, that after the Required ZF Stockholder Approval or the Required IDX Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the shareholders of Acquiror or the stockholders of ZF or IDX, as applicable, without such further approval or adoption. The approval of this Agreement by the stockholders or shareholders of any of the Parties shall not restrict the ability of the board of directors (or other body performing similar functions) of any of the Parties to terminate this Agreement in accordance with Section 10.01 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 11.10.
Section 11.11 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.
Section 11.12 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the Transactions shall be brought exclusively in Court of Chancery of the State of Delaware (the “Court of Chancery”) and any state appellate court therefrom (or, if the Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court located in the State of Delaware), and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such courts, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court; provided that the courts of the Cayman Islands shall have jurisdiction over the Domestication to the extent required by the Companies Act. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.12. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.
Section 11.13 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The

Parties acknowledge and agree that (a) Acquiror, ZF and IDX shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof and thereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that none of Acquiror, ZF nor IDX, in seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13, shall be required to provide any bond or other security in connection with any such injunction.
Section 11.14 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a named party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement) and to the fullest extent permitted by Law, (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Acquiror Parties or Company Parties under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions.
Section 11.15 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms apply in whole or in part at or after the Closing and then only with respect to any breaches occurring at or after the Closing and (b) this Article XI.
Section 11.16 Acknowledgements. Each of the Parties acknowledges and agrees (on its own behalf and on behalf of its respective controlled Affiliates and its and their respective Representatives) that (a) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other Parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other Parties (and their respective Subsidiaries) for purposes of conducting such investigation; (b) the representations and warranties in Article IV constitute the sole and exclusive representations and warranties of the Company Parties in connection with the Transactions; (c) the representations and warranties in Article V constitute the sole and exclusive representations and warranties of the Acquiror Parties; (d) except for the representations and warranties in Article IV by the Company Parties and the representations and warranties in Article V by the Acquiror Parties, none of the Parties or any other Person makes, or has made, any other express or implied representation or warranty with respect to any Party (or any Party’s Subsidiaries), including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the such Party or its Subsidiaries or the Transactions and all other representations and warranties of any kind or nature expressed or implied (including (i) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any Party or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any Party (or any Party’s Subsidiaries), and (ii) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any Party (or its Subsidiaries), or the quality, quantity or condition of any Party’s or its Subsidiaries’ assets) are specifically disclaimed by all Parties and their respective Subsidiaries and all other Persons (including the

Representatives and Affiliates of any Party or its Subsidiaries); and (e) each Party and its respective Affiliates are not relying on any representations and warranties in connection with the Transactions except the representations and warranties in Article IV by the Company Parties and the representations and warranties in Article V by the Acquiror Parties. The foregoing does not limit any rights of any Party pursuant to any other Transaction Agreement against any other Party pursuant to such Transaction Agreement to which it is a party or an express third-party beneficiary thereof. Nothing in this Section 11.16 shall relieve any Party of liability in the case of Fraud or willful misconduct committed by such Party.
[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have hereunto caused this Business Combination Agreement to be duly executed as of the date hereof.
L&F ACQUISITION CORP.

By:	/s/ Adam Gerchen
Name:	Adam Gerchen
Title:	Chief Executive Officer

L&F ACQUISITION HOLDINGS, LLC

By:	/s/ Adam Gerchen
Name:	Adam Gerchen
Title:	Chief Executive Officer

ZF MERGER SUB, INC.

By:	/s/ Adam Gerchen
Name:	Adam Gerchen
Title:	Chief Executive Officer

IDX MERGER SUB, INC.

By:	/s/ Adam Gerchen
Name:	Adam Gerchen
Title:	Chief Executive Officer

IDX FORWARD MERGER SUB, LLC

By:	/s/ Adam Gerchen
Name:	Adam Gerchen
Title:	Chief Executive Officer
ZEROFOX, INC.

By:	/s/ James C. Foster
Name:	James C. Foster
Title:	Chief Executive Officer and President
ID EXPERTS HOLDINGS, INC.

By:	/s/ Thomas F. Kelly
Name:	Thomas F. Kelly
Title:	Chief Executive Officer
Signature Page to Business Combination Agreement

Annex B
CERTIFICATE OF INCORPORATION

OF

ZEROFOX HOLDINGS, INC.
I, the undersigned, for the purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware (the “DGCL”), do execute this Certificate of Incorporation and do hereby certify as follows:
ARTICLE I
The name of the corporation is ZeroFox Holdings, Inc. (hereinafter called the “Corporation”).
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, State of Delaware, 19801. The name of its registered agent at such address is The Corporation Trust Company.
ARTICLE III
The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL. The Corporation is incorporated in connection with the domestication of L&F Acquisition Corp., a Cayman Islands exempted company (“LNFA”) to a Delaware corporation, and this Certificate of Incorporation is filed simultaneously with a Certificate of Corporate Domestication of LNFA (the “Certificate of Domestication”).
ARTICLE IV
Section 1. The Corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of stock that the Corporation shall have authority to issue is 1,100,000,000 shares, of which 1,000,000,000 shares are Common Stock, $0.0001 par value per share (the “Common Stock”), and 100,000,000 shares are Preferred Stock, $0.0001 par value per share (the “Preferred Stock”).
Section 2. Upon the filing of the Certificate of Domestication and this Certificate of Incorporation (the “Effective Time”), which shall occur prior to the closing (the “Closing Date”) of the transactions contemplated by that certain Business Combination Agreement, entered into as of December 17, 2021, by and among LNFA, L&F Acquisition Holdings, LLC, a Delaware limited liability company, ZF Merger Sub, Inc., a Delaware corporation, IDX Merger Sub, Inc., a Delaware corporation, IDX Forward Merger Sub, LLC, a Delaware limited liability company, ZeroFox, Inc., a Delaware corporation, and ID Experts Holdings, Inc., a Delaware corporation, each Class A ordinary share, $0.0001 par value per share, and each Class B ordinary share, $0.0001 par value per share, of LNFA issued and outstanding immediately prior to the Effective Time, shall automatically be converted, on a one-for-one basis, into one fully paid and non-assessable share of Common Stock, without any further action required on the part of LNFA, the Corporation or any holder of ordinary shares of LNFA or capital stock of the Corporation. The powers, preferences and rights of, and the qualifications, limitations and restrictions upon, each class or series of stock shall be determined in accordance with, or as set forth hereafter in, this Article IV.
Section 3. Each share of Common Stock outstanding as of the applicable record date shall entitle the holder thereof to one vote on any matter submitted to a vote of the stockholders.
Section 4. The Preferred Stock may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) (authority to do so being hereby expressly vested in the Board of Directors). The Board of Directors is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any series of Preferred Stock, including, without limitation, authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. The Board of Directors is further authorized to increase or decrease the number of shares of any series, subject to applicable law and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Certificate of Incorporation or the resolution of the Board of Directors originally fixing the number of shares of such series. Except as may be otherwise specified by the terms of any series of Preferred Stock, if the number of shares of any series of Preferred Stock is so decreased, then the Corporation shall take all such steps as are necessary to cause the shares constituting such decrease to resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.
Section 5. Except as otherwise required by law or provided in this Certificate of Incorporation, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any certificate of designation filed with respect to any series of Preferred Stock) or the DGCL.
Section 6. The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, without a separate vote of the holders of the class or classes the number of authorized shares of which are being increased or decreased, unless a vote of any holders of one or more series of Preferred Stock is required pursuant to the terms of this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), irrespective of the provisions of Section 242(b)(2) of the DGCL.
ARTICLE V
Section 1. Subject to the rights of holders of Preferred Stock, the number of directors that constitutes the entire Board of Directors of the Corporation shall be fixed only by resolution of the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board. For the purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directorships whether or not there exist any vacancies or other unfilled seats in previously authorized directorships. At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected and until their successors have been duly elected and qualified or until their earlier resignation or removal.
Section 2. The directors of the Corporation (other than any who may be elected by holders of Preferred Stock as provided for or fixed in this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) (the “Preferred Stock Directors”)) shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. At the first annual meeting of stockholders following the Closing Date, the term of office of the Class I directors shall expire and Class I directors shall be elected for a term of three years. At the second annual meeting of stockholders following the Closing Date, the term of office of the Class II directors shall expire and Class II directors shall be elected for a term of three years. At the third annual meeting of stockholders following the Closing Date, the term of office of the Class III directors shall expire and Class III directors shall be elected for a term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a term of three years to succeed the directors of the class whose terms expire at such annual meeting.
ARTICLE VI
Section 1. Subject to the rights of holders of Preferred Stock, any director or the entire Board of Directors may be removed from office at any time, but only for cause, and only by the affirmative vote of the holders of a majority of the issued and outstanding capital stock of the Corporation entitled to vote in the election of directors, voting together as a single class.
Section 2. Except as otherwise provided for or fixed by or pursuant to the provisions of ARTICLE IV hereof in relation to the rights of the holders of Preferred Stock to elect directors under specified circumstances, newly created directorships resulting from any increase in the number of directors, created in accordance with the Bylaws of the Corporation, and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, or by a sole remaining director, and not by the stockholders. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified, or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
Section 3. During any period when the holders of one or more series of Preferred Stock have the separate right to elect Preferred Stock Directors and upon commencement and for the duration of the period during which such right continues: (a) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such number of directors that the holders of any series of Preferred Stock have a right to elect, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions; and (b) each Preferred Stock Director shall serve until such Preferred Stock Director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, disqualification, resignation or removal. Except as otherwise provided for or fixed pursuant to the provisions of this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), whenever the holders of one or more series of Preferred Stock having a separate right to elect additional directors cease to have or are otherwise divested of such right pursuant to said provisions, the terms of office of all Preferred Stock Directors elected by the holders of such series of Preferred Stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such Preferred Stock Director shall cease to be qualified as a director and shall cease to be a director) and the total authorized number of directors of the Corporation shall be automatically reduced accordingly.
ARTICLE VII
Section 1. The Corporation is to have perpetual existence.
Section 2. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.
Section 3. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, alter, amend or repeal the Bylaws of the Corporation. The affirmative vote of at least a majority of the Whole Board shall be required in order for the Board of Directors to adopt, alter, amend or repeal the Bylaws of the Corporation. The Bylaws of the Corporation may also be adopted, altered, amended or repealed by the stockholders of the Corporation. No Bylaw hereafter legally adopted, altered, amended or repealed shall invalidate any prior act of the directors or officers of the Corporation that would have been valid if such Bylaw had not been adopted, altered, amended or repealed.
Section 4. The election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.
Section 5. No stockholder will be permitted to cumulate votes at any election of directors.
ARTICLE VIII
Section 1. Subject to the rights of holders of Preferred Stock as provided for or fixed in this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent by such stockholders.
Section 2. Subject to the rights of holders of Preferred Stock as provided for or fixed in this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock), special meetings of stockholders of the Corporation may be called only by the Chairperson of the Board of Directors, the Chief Executive Officer, the President or the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. Only such business shall be considered at a special meeting of stockholders as shall have been stated in the notice for such meeting. Any such special meeting so called may be postponed, rescheduled or cancelled by the Board of Directors.
Section 3. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner and to the extent provided in the Bylaws of the Corporation.
ARTICLE IX
Section 1. To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Section 2. The Corporation shall have the power to indemnify, to the fullest extent permitted by applicable law, any director, officer, employee or agent of the Corporation who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding.
Section 3. Neither any amendment, repeal nor elimination of any Section of this ARTICLE IX, nor the adoption of any provision of this Certificate of Incorporation or the Bylaws of the Corporation inconsistent with this ARTICLE IX, shall eliminate or reduce the effect of this ARTICLE IX in respect of any act or omission which occurred prior to such amendment, repeal, elimination or adoption of an inconsistent provision.
ARTICLE X
Section 1. Meetings of stockholders may be held within or outside of the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provision of applicable law) outside of the State of Delaware at such place or places or in such manner or manners as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.
Section 2. Unless the Corporation consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former director, officer, stockholder, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (c) any action asserting a claim against the Corporation or any current or former director, officer, stockholder, employee or agent of the Corporation arising out of or relating to any provision of the DGCL or the Certificate of Incorporation or Bylaws of the Corporation (each, as in effect from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (d) any action asserting a claim against the Corporation or any current or former director, officer, stockholder, employee or agent of the Corporation governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. Unless the Corporation gives an Alternative Forum Consent, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint against any person (including, but not limited to, any underwriters or auditors retained by the Corporation) in connection with any offering of the Corporation’s securities, asserting a cause of action arising under the Securities Act of 1933, as amended. This Section 2 of ARTICLE X does not apply to claims arising under the Securities Exchange Act of 1934, as amended. The existence of any prior Alternative Forum Consent shall not act as a waiver of the Corporation’s ongoing consent right as set forth above in this Section 2 of ARTICLE X with respect to any current or future actions or claims. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Section 2 of ARTICLE X.
ARTICLE XI
Section 1. The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote, the Board of Directors acting pursuant to a resolution adopted by a majority of the Whole Board and the affirmative vote of the holders of at least two-thirds of the voting power of the then outstanding voting securities of the Corporation entitled to vote thereon, voting together as a single class, shall be required for the amendment, repeal or modification of the provisions of Section 4 of ARTICLE IV, ARTICLE V, Section 1 of ARTICLE VI, Section 2 of ARTICLE VI, Section 5 of ARTICLE VII, ARTICLE VIII, ARTICLE IX, Section 2 of ARTICLE X, this ARTICLE XI or ARTICLE XII of this Certificate of Incorporation.
Section 2. If any provision or provisions of this Certificate of Incorporation shall be held by a court of competent jurisdiction to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and the court will replace such invalid, illegal or unenforceable provision with a valid and enforceable provision that most accurately reflects the Corporation’s intent in order to achieve, to the maximum extent possible, the same economic, business and other purposes of the invalid, illegal or unenforceable provision and (b) to the fullest extent permitted by applicable law, the provisions of this Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.
ARTICLE XII
Section 1. In recognition and anticipation that members of the Board of Directors who are not employees or officers of the Corporation (“Non-Employee Directors”) and their respective Affiliates and Affiliated Entities (each, as defined below) may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article XII are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith. To the fullest extent permitted by applicable law, no Non-Employee Director or his or her Affiliates or Affiliated Entities (the Persons (as defined below) above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall have any duty to refrain from directly or indirectly (a) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates has historically engaged, now engages or proposes to engage at any time or (b) otherwise competing with the Corporation or any of its Affiliates, and no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by applicable law, the Corporation hereby, pursuant to Section 122(17) of the DGCL renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity which may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in this Article XII. Subject to Section 2 of this Article XII, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by applicable law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person or does not communicate information regarding such corporate opportunity to the Corporation.
Section 2. Subject to Section 3 of this Article XII, the Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director if such opportunity is expressly offered or presented to such person solely in his or her capacity as a director of the Corporation, and the provisions of Section 1 of this Article XII shall not apply to any such corporate opportunity.
Section 3. In addition to and notwithstanding the foregoing provisions of this Article XII, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (a) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (b) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation, or (c) is one in which the Corporation has no interest or reasonable expectancy.
Section 4. For purposes of this Article XII, (a) “Affiliate” shall mean a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person; (b) “Affiliated Entity” shall mean (i) any Person of which a Non-Employee Director serves as an officer, director, employee, agent or other representative (other than the Corporation and any entity that is controlled by the Corporation), (ii) any direct or indirect partner, stockholder, member, manager or other representative of such Person or (iii) any person controlling, controlled by or under common control with any of the foregoing, including any investment fund or vehicle under common management; and (c) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.
Section 5. To the fullest extent permitted by applicable law, any Person purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XII. Neither the alteration, amendment, addition to or repeal of this Article XII, nor the adoption of any provision of this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) inconsistent with this Article XII, shall eliminate or reduce the effect of this Article XII in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this Article XII, would accrue or arise, prior to such alteration, amendment, addition, repeal or adoption. This Article XII shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director or officer of the Corporation under this Certificate of Incorporation, the Bylaws of the Corporation, any indemnification agreement between such Person and the Corporation or any of its subsidiaries, or applicable law.
ARTICLE XIII
The incorporator of the Corporation is Adam Gerchen, whose mailing address is 150 North Riverside Plaza, Suite 5200, Chicago, Illinois 60606.
[SIGNATURE PAGE FOLLOWS]

I, the undersigned, being the Incorporator, hereby acknowledge that the foregoing Certificate of Incorporation is his act and deed on       , 2022.

Adam Gerchen, Incorporator

Annex C
ZEROFOX HOLDINGS, INC.
BYLAWS
(as adopted on [     ], 2022)

ARTICLE I - CORPORATE OFFICES
1.1  REGISTERED OFFICE
The registered office of ZeroFox Holdings, Inc. (the “Corporation”) shall be fixed in the Corporation’s certificate of incorporation, as the same may be amended from time to time (the “certificate of incorporation”).
1.2 OTHER OFFICES
The Corporation may at any time establish other offices.
ARTICLE II - MEETINGS OF STOCKHOLDERS
2.1 PLACE OF MEETINGS
Meetings of stockholders shall be held at a place, if any, within or outside the State of Delaware, determined by the board of directors of the Corporation (the “Board of Directors”). The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Corporation’s principal executive office.
2.2 ANNUAL MEETING
The Board of Directors shall designate the date and time of the annual meeting of stockholders. At the annual meeting, directors shall be elected and any other proper business, brought in accordance with Section 2.4 of these bylaws, may be transacted. The Board of Directors may cancel, postpone or reschedule any previously scheduled annual meeting at any time, before or after the notice for such meeting has been sent to the stockholders.
2.3 SPECIAL MEETING
(a) A special meeting of the stockholders may be called at any time only by (i) the Board of Directors, (ii) the chairperson of the Board of Directors, (iii) the chief executive officer or (iv) the president, but a special meeting may not be called by any other person or persons and any power of stockholders to call a special meeting of stockholders is specifically denied. The Board of Directors may cancel, postpone or reschedule any previously scheduled special meeting at any time, before or after the notice for such meeting has been sent to the stockholders.
(b) The notice of a special meeting shall include the purpose for which the meeting is called. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting by or at the direction of the Board of Directors, the chairperson of the Board of Directors, the chief executive officer or the president. Nothing contained in this Section 2.3(b) shall be construed as limiting, fixing or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.
2.4 ADVANCE NOTICE PROCEDURES
(a) Annual Meetings of Stockholders.
(i)  Nominations of persons for election to the Board of Directors or the proposal of other business to be transacted by the stockholders at an annual meeting of stockholders may be made only (A) pursuant to the Corporation’s notice of meeting (or any supplement thereto); (B) by or at the direction of the Board of Directors; (C) as may be provided in the certificate of designation for any class or series of preferred stock; or (D) by any stockholder of the Corporation who (1) is a stockholder of record at the time of giving of the notice contemplated by Section 2.4(a)(ii); (2) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the annual meeting; (3) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the annual meeting; (4) is a stockholder of record at the time of the annual meeting; and (5) complies with the procedures set forth in this Section 2.4(a).
(ii) For nominations or other business to be properly brought before an annual meeting of stockholders by a stockholder pursuant to clause (D) of Section 2.4(a)(i), the stockholder must have given timely notice in writing to the secretary and any such proposed business (other than a nomination) must constitute a proper matter for stockholder action. To be timely, a stockholder’s notice must be received by the secretary at the principal executive offices of the Corporation no earlier than 8:00 a.m., local time, on the 150th day and no later than 5:00 p.m., local time, on the 120th day prior to the first anniversary of the date of the proxy statement (as defined in this Section 2.4(a)(ii)) for the preceding year’s annual meeting of stockholders (which anniversary date shall, for purposes of the Corporation’s first annual meeting after its shares of stock are first publicly traded, be deemed to be April 15, 2023). However, if no annual meeting of stockholders was held in the preceding year, or if the date of the applicable annual meeting is more than 30 days before or more than 60 days after the first anniversary of the preceding year’s annual meeting, then to be timely such notice must be received by the secretary at the principal executive offices of the Corporation no earlier than 8:00 a.m., local time, on the 120th day prior to the day of the annual meeting and no later than the later of (A) 5:00 p.m., local time, on the 90th day before the meeting or (B) 5:00 p.m., local time, on the 10th day following the day on which public announcement of the date of the annual meeting was first made by the Corporation. In no event will the adjournment, rescheduling or postponement of any annual meeting, or any announcement thereof, commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above. The number of nominees a stockholder may nominate for election at the annual meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the annual meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such annual meeting. Notwithstanding anything in the second sentence of this Section 2.4(a)(ii) to the contrary, if the number of directors to be elected to the Board of Directors at the annual meeting is increased after the time period for which nominations would otherwise be due under this Section 2.4(a)(ii) and there is no public announcement naming the nominees for the additional directorships at least 10 days before the last day that a stockholder may deliver a notice of nomination pursuant to the foregoing provisions, then a stockholder’s notice required by this Section 2.4(a)(ii) will also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is received by the secretary at the principal executive offices of the Corporation no later than 5:00 p.m., local time, on the 10th day following the day on which such public announcement is first made. “Public announcement” means disclosure in a press release reported by a national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Securities Exchange Act of 1934 (as amended and inclusive of rules and regulations thereunder, the “1934 Act”). “The date of the proxy statement” means “the date of the company’s proxy statement released to shareholders” as used in Rule 14a-8(e) promulgated under the 1934 Act, as interpreted by the Securities and Exchange Commission from time to time.
(iii)  A stockholder’s notice to the secretary must set forth:
(A) as to each person whom the stockholder proposes to nominate for election as a director:
(1) such person’s name, age, business address, residence address and principal occupation or employment; the class, series and number of shares of stock of the Corporation that are held of record or are beneficially owned by such person and a description of any Derivative Instruments (defined below) held or beneficially owned thereby or of any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares), the effect or intent of which is to mitigate loss to, or to manage the risk or benefit of share price changes for, or to increase or decrease the voting power of such person; and all information relating to such person that is required to be disclosed in solicitations of proxies for the contested election of directors, or is otherwise required, in each case pursuant to Section 14 of the 1934 Act;
(2) such person’s written consent to being named in the proxy statement and related materials of the Corporation and the proxy statement and related materials of such stockholder as a nominee of the stockholder and to serving as a director of the Corporation if elected;
(3) a reasonably detailed description of any direct or indirect compensatory, payment, indemnification or other financial agreement, arrangement or understanding that such person has, or has had within the past three years, with any person or entity other than the Corporation (including the amount of any payment or payments received or receivable thereunder), in each case in connection with candidacy or service as a director of the Corporation (a “Third-Party Compensation Arrangement”); and
(4) a description of any other material relationships between such person and such person’s respective affiliates and associates, or others acting in concert with them, on the one hand, and such stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, and their respective affiliates and associates, or others acting in concert with them, on the other hand;
(B) as to any other business that the stockholder proposes to bring before the annual meeting:
(1) a brief description of the business desired to be brought before the annual meeting;
(2) the text of the proposal or business (including the text of any resolutions proposed for consideration and, if applicable, the text of any proposed amendment to these bylaws or the Corporation’s certificate of incorporation);
(3) the reasons for conducting such business at the annual meeting;
(4) any material interest in such business of such stockholder giving the notice and the beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates and associates, or others acting in concert with them; and
(5) a description of all agreements, arrangements and understandings between such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and their respective affiliates or associates or others acting in concert with them, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder; and
(C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made:
(1) the name and address of such stockholder (as they appear on the Corporation’s books), of such beneficial owner and of their respective affiliates or associates or others acting in concert with them;
(2) for each class or series, the number of shares of stock of the Corporation that are, directly or indirectly, held of record or are beneficially owned by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them;
(3) a description of any agreement, arrangement or understanding between such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, and any other person or persons (including, in each case, their names) in connection with the proposal of such nomination or other business;
(4) a description of any agreement, arrangement or understanding (including, regardless of the form of settlement, any derivative, long or short positions, profit interests, forwards, futures, swaps, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions and borrowed or loaned shares) that has been entered into by or on behalf of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, with respect to the Corporation’s securities (any of the foregoing, a “Derivative Instrument”), or any other agreement, arrangement or understanding that has been made the effect or intent of which is to create or mitigate loss to, manage risk or benefit of share price changes for or increase or decrease the voting power of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, with respect to the Corporation’s securities;

(5) any rights to dividends on the Corporation’s securities owned beneficially by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, that are separated or separable from the underlying security;
(6) any proportionate interest in the Corporation’s securities or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, is a general partner or, directly or indirectly, beneficially owns an interest in a general partner of such general or limited partnership;
(7) any performance-related fees (other than an asset-based fee) that such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with, them is entitled to based on any increase or decrease in the value of the Corporation’s securities or Derivative Instruments, including, without limitation, any such interests held by members of the immediate family of such persons sharing the same household;
(8) any significant equity interests or any Derivative Instruments in any principal competitor of the Corporation that are held by such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them;
(9) any direct or indirect interest of such stockholder, such beneficial owner or their respective affiliates or associates or others acting in concert with them, in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation (in each case, including any employment agreement, collective bargaining agreement or consulting agreement);
(10) a representation and undertaking that the stockholder is a holder of record of stock of the Corporation as of the date of submission of the stockholder’s notice and intends to appear in person or by proxy at the meeting to bring such nomination or other business before the meeting;
(11) a representation and undertaking that such stockholder or any such beneficial owner intends, or is part of a group that intends, to (x) deliver a proxy statement or form of proxy to holders of at least the percentage of the voting power of the Corporation’s then-outstanding stock required to approve or adopt the proposal or to elect each such nominee; or (y) otherwise solicit proxies or votes from stockholders in support of such proposal or nomination;
(12) any other information relating to such stockholder, such beneficial owner, or their respective affiliates or associates or others acting in concert with them, or director nominee or proposed business that, in each case, would be required to be disclosed in a proxy statement or other filing required to be made in connection with the solicitation of proxies in support of such nominee (in a contested election of directors) or proposal pursuant to Section 14 of the 1934 Act; and
(13) such other information relating to any proposed item of business as the Corporation may reasonably require to determine whether such proposed item of business is a proper matter for stockholder action.
(iv)  In addition to the requirements of this Section 2.4, to be timely, a stockholder’s notice (and any additional information submitted to the Corporation in connection therewith) must further be updated and supplemented (A) if necessary, so that the information provided or required to be provided in such notice is true and correct as of the record date(s) for determining the stockholders entitled to notice of, and to vote at, the meeting and as of the date that is 10 business days prior to the meeting or any adjournment, or postponement thereof and (B) to provide any additional information that the Corporation may reasonably request. Such update and supplement or additional information, if applicable, must be received by the secretary at the principal executive offices of the Corporation, in the case of a request for additional information, promptly following a request therefor, which response must be delivered not later than such reasonable time as is specified in any such request from the Corporation or, in the case of any other update or supplement of any information, not later than five business days after the record date(s) for the meeting (in the case of any update and supplement required to be made as of the record date(s)), and not later than eight business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of 10 business days prior to the meeting or any adjournment or postponement thereof). The failure to timely provide such update, supplement or additional information shall result in the nomination or proposal no longer being eligible for consideration at the meeting.
(b) Special Meetings of Stockholders. Special meetings of stockholders may be called only in accordance with the certificate of incorporation and Section 2.3(a) of these bylaws. Only such business will be conducted at a special meeting of stockholders as has been brought before the special meeting pursuant to the Corporation’s notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (1) by or at the direction of the Board of Directors or any committee thereof or (2) provided that the Board of Directors has determined that directors shall be elected at such meeting by any stockholder who (i) is a stockholder of record at the time of giving of the notice contemplated by this Section 2.4(b); (ii) is a stockholder of record on the record date for the determination of stockholders entitled to notice of the special meeting; (iii) is a stockholder of record on the record date for the determination of stockholders entitled to vote at the special meeting; (iv) is a stockholder of record at the time of the special meeting; and (v) complies with the procedures set forth in this Section 2.4(b). The number of nominees a stockholder may nominate for election at the special meeting (or in the case of a stockholder giving the notice on behalf of a beneficial owner, the number of nominees a stockholder may nominate for election at the special meeting on behalf of such beneficial owner) shall not exceed the number of directors to be elected at such special meeting. For nominations to be properly brought by a stockholder before a special meeting pursuant to this Section 2.4(b), the stockholder’s notice must be received by the secretary at the principal executive offices of the Corporation no earlier than 8:00 a.m., local time, on the 120th day prior to the day of the special meeting and no later than 5:00 p.m., local time, on the later of the 90th day prior to the day of the special meeting or the 10th day following the day on which public announcement of the date of the special meeting at which directors are to be elected was first made by the Corporation. In no event will any adjournment, rescheduling or postponement of a special meeting or the announcement thereof commence a new time period (or extend any time period) for the giving of a stockholder’s notice. A stockholder’s notice to the secretary must comply with the applicable notice requirements of Section 2.4(a)(iii).
(c) Other Requirements.
(i)  To be eligible to be a nominee by any stockholder for election as a director of the Corporation, the proposed nominee must provide to the secretary, in accordance with the applicable time periods prescribed for delivery of notice under Section 2.4(a)(ii) or Section 2.4(b), as applicable:
(A) a signed and completed written questionnaire (in the form provided by the secretary at the written request of the nominating stockholder, which form will be provided by the secretary within 10 days of receiving such request);
(B) a written representation and undertaking that, such nominee is not, and will not become, a party to any voting agreement, arrangement, commitment, assurance or understanding with any person or entity as to how such nominee, if elected as a director, will vote on any issue (a “Voting Commitment”) that has not been disclosed to the Corporation or any Voting Commitment that could limit or interfere with such person’s ability to comply, if elected as a director of the Corporation, with such person’s fiduciary duties under applicable law;
(C) a written representation and undertaking that, unless previously disclosed to the Corporation, such nominee is not, and will not become, a party to any Third-Party Compensation Arrangement;
(D) a written representation and undertaking that, if elected as a director, such nominee would be in compliance, and will continue to comply, with the Corporation’s corporate governance guidelines as disclosed on the Corporation’s website, as amended from time to time; and

(E) a written representation and undertaking that such nominee, if elected, intends to serve a full term on the Board of Directors.
(ii)  At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director must furnish to the secretary the information that is required to be set forth in a stockholder’s notice of nomination that pertains to such nominee.
(iii)  No person will be eligible to be nominated by a stockholder for election as a director of the Corporation unless nominated in accordance with the procedures set forth in this Section 2.4. No business proposed by a stockholder will be conducted at a stockholder meeting except in accordance with this Section 2.4.
(iv)  The chairperson of the applicable meeting of stockholders will, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the procedures prescribed by these bylaws or that business was not properly brought before the meeting. If the chairperson of the meeting should so determine, then the chairperson of the meeting will so declare to the meeting and the defective nomination will be disregarded or such business will not be transacted, as the case may be.
(v)  Notwithstanding anything to the contrary in this Section 2.4, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear in person at the meeting to present a nomination or other proposed business, such nomination will be disregarded or such proposed business will not be transacted, as the case may be, notwithstanding that proxies in respect of such nomination or business may have been received by the Corporation and counted for purposes of determining a quorum. For purposes of this Section 2.4, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, director, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting, and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting.
(vi)  Without limiting this Section 2.4, a stockholder must also comply with all applicable requirements of the 1934 Act with respect to the matters set forth in this Section 2.4, it being understood that (A) any references in these bylaws to the 1934 Act are not intended to, and will not, limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.4; and (B) compliance with clause (D) of Section 2.4(a)(i) and with Section 2.4(b) are the exclusive means for a stockholder to make nominations or submit other business (other than as provided in Section 2.4(c)(vii)).
(vii)  Notwithstanding anything to the contrary in this Section 2.4, the notice requirements set forth in these bylaws with respect to the proposal of any business pursuant to this Section 2.4 will be deemed to be satisfied by a stockholder if (A) such stockholder has submitted a proposal to the Corporation in compliance with Rule 14a-8 under the 1934 Act; and (B) such stockholder’s proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for the meeting of stockholders. Subject to Rule 14a-8 and other applicable rules and regulations under the 1934 Act, nothing in these bylaws will be construed to permit any stockholder, or give any stockholder the right, to include or have disseminated or described in the Corporation’s proxy statement any nomination of a director or any other business proposal.
2.5 NOTICE OF STOCKHOLDERS’ MEETINGS
Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting, and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Except as otherwise provided in the DGCL, the certificate of incorporation or these bylaws, the notice of any meeting of stockholders shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.
2.6 QUORUM
The holders of a majority of the voting power of the capital stock of the Corporation issued and outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders. Where a separate vote by a class or series or classes or series is required, the holders of a majority of the voting power of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise provided by law, the certificate of incorporation or these bylaws.
If, however, such quorum is not present or represented at any meeting of the stockholders, then either (a) the chairperson of the meeting, or (b) the stockholders so present (by the affirmative vote of the holders of a majority in voting power of the capital stock of the Corporation which are present in person or represented by proxy and entitled to vote thereon) shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting in accordance with Section 2.7, until a quorum is present or represented.
2.7 ADJOURNED MEETING; NOTICE
When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 213(a) of the DGCL and Section 2.11 of these bylaws, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
2.8 ORGANIZATION; CONDUCT OF BUSINESS
The chairperson of any meeting of stockholders shall be designated by the Board of Directors; in the absence of such designation, the chairperson of the Board of Directors, if any, or the chief executive officer (in the absence of the chairperson of the Board of Directors) or the president (in the absence of the chairperson of the Board of Directors and the chief executive officer), or in their absence any other executive officer of the Corporation, shall serve as chairperson of the stockholder meeting. The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting by the chairperson of the meeting. The Board of Directors may adopt by resolution such rules and regulations for the conduct of the meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairperson of the meeting of stockholders shall have the right and authority to convene and (for any or no reason) to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairperson, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairperson of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as the chairperson of the meeting shall determine; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. The chairperson at any meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such chairperson should so determine, such chairperson shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the Board of Directors or the chairperson of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.
2.9 VOTING
The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.11 of these bylaws, subject to Section 217 (relating to voting rights of fiduciaries, pledgors and joint owners of stock) and Section 218 (relating to voting trusts and other voting agreements) of the DGCL.
Except as may be otherwise provided in the certificate of incorporation, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder as of the applicable record date.
Unless a different or minimum vote is required by applicable law, the certificate of incorporation, these bylaws, the rules or regulations of the stock exchange on which the Corporation’s securities are listed, or any law or regulation applicable to the Corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the voting power of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Except as otherwise required by law, the certificate of incorporation or these bylaws, directors shall be elected by a plurality of the votes cast. Where a separate vote by a class or series or classes or series is required, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the voting power of the outstanding shares of such class or series or classes or series present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of such class or series or classes or series, unless a different or minimum vote is required by applicable law, the certificate of incorporation, these bylaws, the rules or regulations of the stock exchange on which the Corporation’s securities are listed, or any law or regulation applicable to the Corporation or its securities, in which case such different or minimum vote shall be the applicable vote on the matter.
2.10 STOCKHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING
Subject to the rights of holders of preferred stock of the Corporation, any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent by such stockholders.
2.11 RECORD DATES
In order that the Corporation may determine the stockholders entitled to notice of any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors and which record date shall not be more than 60 nor less than 10 days before the date of such meeting. If the Board of Directors so fixes a date, such date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the Board of Directors determines, at the time it fixes such record date, that a later date on or before the date of the meeting shall be the date for making such determination.
If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of and to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.
A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for determination of stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance with the provisions of Section 213 of the DGCL and this Section 2.11 at the adjourned meeting.
In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
2.12 PROXIES
Each stockholder entitled to vote at a meeting of stockholders, or to take corporate action by consent without a meeting, may authorize another person or persons to act for such stockholder by proxy in accordance with the procedure established for the meeting, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. The authorization of a person to act as a proxy may be documented, signed and delivered in accordance with Section 116 of the DGCL; provided that such authorization shall set forth, or be delivered with information enabling the Corporation to determine, the identity of the stockholder granting such authorization. The revocability of a proxy that states on its face that it is irrevocable shall be governed by the provisions of Section 212 of the DGCL.
2.13 LIST OF STOCKHOLDERS ENTITLED TO VOTE
The Corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. The Corporation shall not be required to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder for any purpose germane to the meeting for a period of at least 10 days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the Corporation’s principal place of business. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then such list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.
2.14 INSPECTORS OF ELECTION
Before any meeting of stockholders, the Corporation shall appoint an inspector or inspectors of election to act at the meeting or its adjournment. The Corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act.
Such inspectors shall:
(a) ascertain the number of shares outstanding and the voting power of each;
(b) determine the shares represented at the meeting and the validity of proxies and ballots;
(c) count all votes and ballots;
(d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and
(e) certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots.
Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. If there are multiple inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.

ARTICLE III - DIRECTORS
3.1 POWERS
The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors, except as may be otherwise provided in the DGCL or the certificate of incorporation.
3.2 NUMBER OF DIRECTORS
The Board of Directors shall consist of one or more members, each of whom shall be a natural person. The size of the Board of Directors will be fixed in the manner set forth in the certificate of incorporation. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.
3.3 ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS
Except as provided in Section 3.4 of these bylaws, each director, including a director elected to fill a vacancy or a newly created directorship, shall hold office until the expiration of the term for which elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws. The certificate of incorporation or these bylaws may prescribe other qualifications for directors.
The terms of directors shall be as set forth in the certificate of incorporation.
3.4 RESIGNATION AND VACANCIES
Any director may resign at any time upon notice given in writing or by electronic transmission to the chairperson of the Board of Directors, chief executive officer, president or secretary of the Corporation. A resignation is effective when the resignation is delivered unless the resignation specifies a later effective date or an effective date determined upon the happening of an event or events. Unless otherwise provided in the certificate of incorporation or these bylaws, when one or more directors resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective.
Any vacancies or newly created directorship on the Board of Directors shall be filled in accordance with the certificate of incorporation.
3.5 PLACE OF MEETINGS; MEETINGS BY TELEPHONE
The Board of Directors may hold meetings, both regular and special, either within or outside the State of Delaware.
Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting.
3.6 REGULAR MEETINGS
Regular meetings of the Board of Directors may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors.
3.7 SPECIAL MEETINGS; NOTICE
Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the chairperson of the Board of Directors, the chief executive officer, the president, the secretary or a majority of the directors then in office; provided that the person(s) authorized to call special meetings of the Board of Directors may authorize another person or persons to send notice of such meeting.
Notice of the time and place of special meetings shall be:
(a) delivered personally by hand, by courier or by telephone;
(b) sent by United States first-class mail, postage prepaid;

(c) sent by facsimile;
(d) sent by electronic mail; or
(e) otherwise given by electronic transmission (as defined in Section 232 of the DGCL), directed to each director at that director’s address, telephone number, facsimile number, electronic mail address or other contact for notice by electronic transmission, as the case may be, as shown on the Corporation’s records.
If the notice is (i) delivered personally by hand, by courier or by telephone, (ii) sent by facsimile, (iii) sent by electronic mail or (iv) otherwise given by electronic transmission, it shall be delivered, sent or otherwise directed to each director, as applicable, at least 24 hours before the time of the holding of the meeting. If the notice is sent by United States mail, it shall be deposited in the United States mail at least four days before the time of the holding of the meeting. Any oral notice may be communicated to the director. The notice need not specify the place of the meeting (if the meeting is to be held at the Corporation’s principal executive office) nor the purpose of the meeting, unless required by statute.
3.8 QUORUM; VOTING
Unless otherwise provided in the certificate of incorporation, at all meetings of the Board of Directors, a majority of the total number of directors shall constitute a quorum for the transaction of business. If a quorum is not present at any meeting of the Board of Directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.
The affirmative vote of a majority of the directors present at any meeting at which a quorum is present shall be the act of the Board of Directors, except as may be otherwise specifically provided by statute, the certificate of incorporation or these bylaws.
3.9 BOARD ACTION BY CONSENT WITHOUT A MEETING
Unless otherwise restricted by the certificate of incorporation or these bylaws, (a) any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board of Directors or committee, as the case may be, consent thereto in writing or by electronic transmission; and (b) a consent may be documented, signed and delivered in any manner permitted by Section 116 of the DGCL. Any person (whether or not then a director) may provide, whether through instruction to an agent or otherwise, that a consent to action will be effective at a future time (including a time determined upon the happening of an event), no later than 60 days after such instruction is given or such provision is made and such consent shall be deemed to have been given for purposes of this Section 3.9 at such effective time so long as such person is then a director and did not revoke the consent prior to such time. Any such consent shall be revocable prior to its becoming effective. After an action is taken, the consent or consents relating thereto shall be filed with the minutes of proceedings of the Board of Directors, or the committee or subcommittee thereof, in the same paper or electronic form as the minutes are maintained.
3.10 FEES AND COMPENSATION OF DIRECTORS
Unless otherwise restricted by the certificate of incorporation or these bylaws, the Board of Directors shall have the authority to fix the compensation of directors.
3.11 REMOVAL OF DIRECTORS
Any director or the entire Board of Directors may be removed from office by stockholders of the Corporation in the manner specified in the certificate of incorporation and applicable law. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director’s term of office.
3.12 BOARD MINUTES
The Board of Directors shall keep (or direct the secretary or assistant secretary of the Corporation or another person to keep) regular minutes of its meetings.

ARTICLE IV - COMMITTEES
4.1 COMMITTEES OF DIRECTORS
The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors or in these bylaws, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority to (a) approve or adopt, or recommend to the stockholders, any action or matter (other than the election or removal of directors) expressly required by the DGCL to be submitted to stockholders for approval, or (b) adopt, amend or repeal any bylaw of the Corporation.
4.2 SUBCOMMITTEES
Unless otherwise provided in the certificate of incorporation, these bylaws or the resolutions of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.
4.3 COMMITTEE MINUTES
Each committee and subcommittee shall keep (or direct the secretary or assistant secretary of the Corporation or another person to keep) regular minutes of its meetings.
4.4 MEETINGS AND ACTION OF COMMITTEES
Meetings and actions of committees and subcommittees shall be governed by, and held and taken in accordance with, the provisions of:
(a) Section 3.5 (place of meetings and meetings by telephone);
(b) Section 3.6 (regular meetings);
(c) Section 3.7 (special meetings and notice);
(d) Section 3.8 (quorum; voting);
(e) Section 3.9 (action without a meeting); and
(f) Section 7.4 (waiver of notice)
with such changes in the context of those bylaws as are necessary to substitute the committee or subcommittee and its members for the Board of Directors and its members; provided, however, (i) the time and place of regular meetings of committees or subcommittees may be determined either by resolution of the Board of Directors or by resolution of the committee or subcommittee; (ii) special meetings of committees or subcommittees may also be called by resolution of the Board of Directors or the committee or the subcommittee; and (iii) notice of special meetings of committees and subcommittees shall also be given to all alternate members who shall have the right to attend all meetings of the committee or subcommittee. The Board of Directors, or in the absence of any such action by the Board of Directors, the applicable committee or subcommittee, may adopt rules for the government of any committee or subcommittee not inconsistent with the provisions of these bylaws.

ARTICLE V - OFFICERS
5.1 OFFICERS
The officers of the Corporation shall include a president, a treasurer and a secretary. The Corporation may also have, at the discretion of the Board of Directors, a chairperson of the Board of Directors, a vice chairperson of the Board of Directors, a chief executive officer, a chief financial officer or treasurer, one or more vice presidents, one or more assistant vice presidents, one or more assistant treasurers, one or more assistant secretaries and any such other officers as may be appointed in accordance with the provisions of these bylaws. Any number of offices may be held by the same person.
5.2 APPOINTMENT OF OFFICERS
The Board of Directors shall appoint the officers of the Corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws, subject to the rights, if any, of an officer under any contract of employment.
5.3 SUBORDINATE OFFICERS
The Board of Directors may appoint, or empower the chief executive officer or, in the absence of a chief executive officer, the president, to appoint, such other officers as the business of the Corporation may require. Each of such officers shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the Board of Directors may from time to time determine.
5.4 REMOVAL AND RESIGNATION OF OFFICERS
Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board of Directors or, for the avoidance of doubt, any duly authorized committee or subcommittee thereof or by any officer who has been conferred such power of removal.
Any officer may resign at any time by giving notice, in writing or by electronic transmission, to the Corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice. Unless otherwise specified in the notice of resignation, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Corporation under any contract to which the officer is a party.
5.5 VACANCIES IN OFFICES
Any vacancy occurring in any office of the Corporation shall be filled by the Board of Directors or as provided in Section 5.3.
5.6 REPRESENTATION OF SECURITIES OF OTHER ENTITIES
The chairperson of the Board of Directors, the chief executive officer, the president, any vice president, the treasurer, the secretary or assistant secretary of the Corporation or any other person authorized by the Board of Directors or the chief executive officer, the president or a vice president, is authorized to vote, represent and exercise on behalf of the Corporation all rights incident to any and all shares or other securities of any other entity or entities, and all rights incident to any management authority conferred on the Corporation in accordance with the governing documents of any entity or entities, standing in the name of the Corporation, including the right to act by written consent. The authority granted herein may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by such person having the authority.
5.7 AUTHORITY AND DUTIES OF OFFICERS
All officers of the Corporation shall respectively have such authority and perform such duties in the management of the business of the Corporation as may be designated from time to time by the Board of Directors and, to the extent not so provided, as generally pertain to their respective offices, subject to the control of the Board of Directors.

ARTICLE VI - STOCK
6.1 STOCK CERTIFICATES; PARTLY PAID SHARES
The shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Unless otherwise provided by resolution of the Board of Directors, every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of, the Corporation by any two officers of the Corporation representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. The Corporation shall not have power to issue a certificate in bearer form.
The Corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly-paid shares, or upon the books and records of the Corporation in the case of uncertificated partly-paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully-paid shares, the Corporation shall declare a dividend upon partly-paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.
6.2 SPECIAL DESIGNATION ON CERTIFICATES
If the Corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the DGCL, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate that the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the registered owner thereof shall be given a notice, in writing or by electronic transmission, containing the information required to be set forth or stated on certificates pursuant to this Section 6.2 or Sections 156, 202(a), 218(a) or 364 of the DGCL or with respect to this Section 6.2 a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of uncertificated stock and the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.
6.3 LOST CERTIFICATES
Except as provided in this Section 6.3, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the Corporation and cancelled at the same time. The Corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.
6.4 DIVIDENDS
The Board of Directors, subject to any restrictions contained in the certificate of incorporation or applicable law, may declare and pay dividends upon the shares of the Corporation’s capital stock. Dividends may be paid in cash, in property, or in shares of the Corporation’s capital stock, subject to the provisions of the certificate of incorporation. The Board of Directors may set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve.
6.5 TRANSFER OF STOCK
Transfers of record of shares of stock of the Corporation shall be made only upon its books by the holders thereof, in person or by an attorney duly authorized, and, if such stock is certificated, upon the surrender of a certificate or certificates for a like number of shares, properly endorsed or accompanied by proper evidence of succession, assignation or authority to transfer.
6.6 STOCK TRANSFER AGREEMENTS
The Corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the Corporation to restrict the transfer of shares of stock of the Corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.
6.7 CERTAIN RESTRICTIONS ON TRANSFER
Without the prior written consent of the Corporation as approved by a majority of the independent directors of the Corporation, and without limiting the rights of any party to the Amended and Restated Registration Rights Agreement, dated as of the date hereof, by and among the Corporation and the stockholders party thereto (the “A&R Registration Rights Agreement”), neither any Restricted Transfer nor any public announcement of any intention to effect any Restricted Transfer of any Lock-Up Shares Beneficially Owned or otherwise held by any Non-Electing Seller (or any Permitted Transferee thereof) may be made during the Lock-Up Period applicable to such Lock-Up Shares.
No Transfer of any shares of the Corporation’s stock may be made, except in compliance with applicable federal and state securities laws.
To the extent shares of the Corporation’s stock are uncertificated, the Corporation shall give notice of the restrictions set forth in this Section 6.7 in accordance with the DGCL.
During the Lock-Up Period applicable to any Non-Electing Seller (or any Permitted Transferee thereof), any purported Transfer of Lock-Up Shares by such Non-Electing Seller (or such Permitted Transferee) other than in accordance with these Bylaws shall be null and void, and the Corporation shall refuse to recognize any such Transfer for any purpose.
Notwithstanding the provisions set forth in this Section 6.7, if (A) at least 120 days have elapsed since the Closing Date (as defined in the Business Combination Agreement) and (B) the Lock-Up Period is scheduled to end during a Blackout Period or within five Trading Days prior to a Blackout Period, the Lock-Up Period shall end 10 Trading Days prior to the commencement of the Blackout Period (the “Blackout-Related Release”); provided that the Corporation shall announce the date of the expected Blackout-Related Release through a major news service, or on a Form 8-K, at least two Trading Days in advance of the Blackout-Related Release; and provided further that the Blackout-Related Release shall not occur unless the Corporation shall have publicly released its earnings results for the quarterly period during which the Closing (as defined in the Business Combination Agreement) occurred. For the avoidance of doubt, in no event shall the Lock-Up Period end earlier than 120 days after the Closing Date pursuant to the Blackout-Related Release.
The foregoing notwithstanding, to the extent any Non-Electing Seller (or any Permitted Transferee thereof that Beneficially Owns any Lock-Up Shares as a result of a Permitted Transfer) is granted a release or waiver from the restrictions contained in this Section 6.7 prior to the expiration of the Lock-Up Period or any party under the Sponsor Holders Agreement, dated as of the date hereof, by and among the Corporation and the parties thereto (the “Sponsor Holders Agreement”) or the A&R Registration Rights Agreement is granted a release or waiver from its restrictions on transfer of the Corporation’s securities under such agreement, then all Non-Electing Sellers (and any Permitted Transferee thereof that Beneficially Owns any Lock-Up Shares as a result of a Permitted Transfer) shall be automatically granted a release or waiver from the restrictions contained in this Section 6.7 to the same extent, on substantially the same terms as and on a pro rata basis with, such Non-Electing Seller (or any Permitted Transferee thereof that Beneficially Owns any Lock-Up Shares as a result of a Permitted Transfer) or Person under the Sponsor Holders Agreement or A&R Registration Rights, as applicable, to which such release or waiver is granted.

As used in this Section 6.7, the below terms shall have the following meanings ascribed to them:
(a) “Affiliate” means (i) with respect to any specified Person that is not a natural person, (A) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person, and (B) any corporation, trust, limited liability company, general or limited partnership or other entity advised or managed by, or under common control or management with, such Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise) and (ii) with respect to any natural person, any Member of the Immediate Family of such natural person, or any Person that is, directly or indirectly, controlled by such specified natural person; provided that the Corporation and each of its subsidiaries shall be deemed not to be Affiliates of any Person.
(b) “Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.
(c) “Blackout Period” means a broadly applicable and regularly scheduled period during which trading in the Corporation’s securities would not be permitted under the Corporation’s insider trading policy.
(d) “Lock-Up Period” means the period ending one hundred and eighty (180) days following the Closing Date.
(e) “Lock-Up Shares” means shares of the Corporation’s stock held by a Non-Electing Seller or a Permitted Transferee thereof, issued (i) as consideration pursuant to that certain Business Combination Agreement (as it may be amended from time to time, the “Business Combination Agreement”), dated as of December 17, 2021, by and among the Corporation, L&F Acquisition Holdings, LLC, ZF Merger Sub, Inc., IDX Merger Sub, Inc., IDX Forward Merger Sub, LLC, ZeroFox, Inc. (“ZF”), and ID Experts Holdings, Inc. (“IDX” and together with ZF, the “Prior Companies”) or (ii) to directors, officers and employees of the Corporation or its subsidiaries upon the settlement or exercise of stock options or other equity awards outstanding as of immediately following the Closing (as defined in the Business Combination Agreement) in respect of awards of the Prior Companies outstanding immediately prior to the Closing. For the avoidance of doubt, shares of the Corporation’s stock, which prior to the Domestication (as defined in the Business Combination Agreement) were Class A ordinary shares, shares of the Corporation’s stock sold to the PIPE Investors (as defined in the Business Combination Agreement), shares of the Corporation’s stock issuable upon conversion of the Convertible Notes (as defined in the Business Combination Agreement), shares acquired pursuant to open market purchases after the Closing, as well as any and all other shares of the Corporation’s stock held by any Person other than a Non-Electing Seller or a Permitted Transferee thereof, are not Lock-Up Shares and such shares are not subject to any Lock-Up Period under these Bylaws.
(f) “Member of the Immediate Family” means, with respect to any Person who is an individual, (i) each parent, spouse (but not including a former spouse or a spouse from whom such Person is legally separated) or child (including those adopted) of such individual and (ii) each trustee, solely in his or her capacity as trustee, for a trust naming only one or more of the Persons listed in sub-clause (i) as beneficiaries.
(g) “Non-Electing Seller” means any Person that (i) is a holder of Lock-Up Shares and (ii) did not execute a counterpart to the A&R Registration Rights Agreement agreeing to be party thereto.
(h) “Permitted Transfer” means any Transfer (i) made to an Affiliate; (ii) pursuant to a bona fide gift or charitable contribution; (iii) by will or intestate succession upon the death of the stockholder; (iv) pursuant to a court order, qualified domestic relations order, divorce settlement, divorce decree, separation agreement or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union; (v) in the case of a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (vi) pro rata (or in accordance with the applicable organizational documents of the Person making a Transfer) to the direct or indirect partners, members or stockholders of a Person or any related investment funds or vehicles controlled or managed by such Persons or their respective Affiliates; (vii) to a nominee or custodian of a Person to whom a Transfer would be permitted under clauses (i) through (vi) above; (viii) in connection with any legal, regulatory or other order; (ix) to satisfy tax withholding obligations in connection with the exercise of options to purchase shares of the Corporation’s stock or the vesting of Corporation stock-based awards; (x) to the Corporation in connection with the repurchase of any Person’s shares of the Corporation’s stock in connection with the termination of the stockholder’s employment with the Corporation pursuant to contractual agreements with the Corporation; (xi) made in connection with the establishment of a trading plan pursuant to Rule 10b5-1 promulgated under the Exchange Act; provided, however, that such plan does not provide for the Transfer of Lock-Up Shares during the Lock-Up Period; (xii) in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase shares of the Corporation’s stock; (xiii) in the event of the Corporation’s completion of a liquidation, merger, share exchange or other similar transaction which results in all of its stockholders having the right to exchange their shares of stock for cash, securities or other property.
(i) “Permitted Transferee” means, prior to the expiration of the Lock-Up Period, any Person to whom a Non-Electing Seller is permitted to Transfer shares of stock prior to the expiration of the Lock-Up Period pursuant to the definition of Permitted Transfer.
(j) “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.
(k) “Restricted Transfer” means any Transfer other than a Permitted Transfer.
(l) “Trading Day” means a day on which the New York Stock Exchange and the Nasdaq Stock Market are open for the buying and selling of securities.
(m) “Transfer” means, when used as a noun, any voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition by the transferor (whether by operation of law or otherwise) and, when used as a verb, the transferor voluntarily or involuntarily, transfers, sells, pledges or hypothecates or otherwise disposes of (whether by operation of law or otherwise), including, in each case, (i) the establishment or increase of a put equivalent position or liquidation with respect to, or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934 (as may be amended, the “Exchange Act”) with respect to, any security or (ii) entry into any swap or other arrangement that transfers to another Person, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise. A Transfer shall be deemed to include any indirect voluntary or involuntary transfer, sale, pledge or hypothecation or other disposition that is effectuated for the purpose of circumventing the restrictions on Transfer set forth in Section 6.7 of these Bylaws. The terms “Transferee,” “Transferor,” “Transferred,” and other forms of the word “Transfer” shall have the correlative meanings.
6.8 REGISTERED STOCKHOLDERS
The Corporation:
(a) shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and notices and to vote as such owner; and
(b) shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.
ARTICLE VII - MANNER OF GIVING NOTICE AND WAIVER
7.1 NOTICE OF STOCKHOLDERS’ MEETINGS
Notice of any meeting of stockholders shall be given in the manner set forth in the DGCL and these bylaws.
7.2 NOTICE TO STOCKHOLDERS SHARING AN ADDRESS
Except as otherwise prohibited under the DGCL, without limiting the manner by which notice otherwise may be given effectively to stockholders, any notice to stockholders given by the Corporation under the provisions of the DGCL, the certificate of incorporation or these bylaws shall be effective if given by a single written notice to stockholders who share an address if consented to by the stockholders at that address to whom such notice is given. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any stockholder who fails to object in writing to the Corporation, within 60 days of having been given written notice by the Corporation of its intention to send the single notice, shall be deemed to have consented to receiving such single written notice. This Section 7.2 shall not apply to Sections 164, 296, 311, 312 or 324 of the DGCL.
7.3 NOTICE TO PERSON WITH WHOM COMMUNICATION IS UNLAWFUL
Whenever notice is required to be given, under the DGCL, the certificate of incorporation or these bylaws, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the Corporation is such as to require the filing of a certificate under the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.
7.4 WAIVER OF NOTICE
Whenever notice is required to be given under any provision of the DGCL, the certificate of incorporation or these bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time of the event for which notice is to be given, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the certificate of incorporation or these bylaws.
ARTICLE VIII - INDEMNIFICATION
8.1 INDEMNIFICATION OF DIRECTORS AND OFFICERS IN THIRD PARTY PROCEEDINGS
Subject to the other provisions of this Article VIII, the Corporation shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful.
8.2 INDEMNIFICATION OF DIRECTORS AND OFFICERS IN ACTIONS BY OR IN THE RIGHT OF THE CORPORATION
Subject to the other provisions of this Article VIII, the Corporation shall indemnify, to the fullest extent permitted by the DGCL, as now or hereinafter in effect, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed Proceeding by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Corporation, or is or was a director or officer of the Corporation serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
8.3 SUCCESSFUL DEFENSE
To the extent that a present or former director or officer (for purposes of this Section 8.3 only, as such term is defined in Section 145(c)(1) of the DGCL) of the Corporation has been successful on the merits or otherwise in defense of any Proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. The Corporation may indemnify any other person who is not a present or former director or officer (as such term is defined in Section 145(c)(1) of the DGCL) of the Corporation against expenses (including attorneys’ fees) actually and reasonably incurred by such person to the extent he or she has been successful on the merits or otherwise in defense of any Proceeding described in Section 8.1 or Section 8.2, or in defense of any claim, issue or matter therein.
8.4 INDEMNIFICATION OF OTHERS
Subject to the other provisions of this Article VIII, the Corporation shall have power to indemnify its employees and agents, or any other persons, to the extent not prohibited by the DGCL or other applicable law. The Board of Directors shall have the power to delegate to any person or persons identified in subsections (1) through (4) of Section 145(d) of the DGCL the determination of whether employees or agents shall be indemnified.
8.5 ADVANCED PAYMENT OF EXPENSES
Expenses (including attorneys’ fees) actually and reasonably incurred by an officer or director of the Corporation in defending any Proceeding shall, to the fullest extent permitted by law, be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under this Article VIII or the DGCL. Such expenses (including attorneys’ fees) actually and reasonably incurred by current or former directors and officers or other current or former employees and agents of the Corporation or by persons currently or formerly serving at the request of the Corporation as directors, officers, employees or agents of another corporation, partnership, joint venture, trust or other enterprise may be so paid upon such terms and conditions, if any, as the Corporation deems appropriate. The right to advancement of expenses shall not apply to any Proceeding (or any part of any Proceeding) for which indemnity is excluded pursuant to these bylaws, but shall apply to any Proceeding (or any part of any Proceeding) referenced in Section 8.6(b) or 8.6(c) prior to a determination that the person is not entitled to be indemnified by the Corporation.
8.6 LIMITATION ON INDEMNIFICATION
Subject to the requirements in Section 8.3 and the DGCL, the Corporation shall not be obligated to indemnify any person pursuant to this Article VIII in connection with any Proceeding (or any part of any Proceeding):
(a) for which payment has actually been received by or on behalf of such person under any statute, insurance policy, contract, agreement or other indemnity or advancement provision, vote or otherwise, except with respect to any excess beyond the amount actually received under any statute, insurance policy, contract, agreement, other indemnity or advancement provision, vote or otherwise;
(b) for an accounting or disgorgement of profits pursuant to Section 16(b) of the 1934 Act, or similar provisions of federal, state or local statutory law or common law, if such person is held liable therefor (including pursuant to any settlement arrangements);
(c) for any reimbursement of the Corporation by such person of any bonus or other incentive-based or equity-based compensation or of any profits realized by such person from the sale of securities of the

Corporation, as required in each case under the 1934 Act (including any such reimbursements that arise from an accounting restatement of the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), or the payment to the Corporation of profits arising from the purchase and sale by such person of securities in violation of Section 306 of the Sarbanes-Oxley Act), if such person is held liable therefor (including pursuant to any settlement arrangements);
(d) initiated by such person, including any Proceeding (or any part of any Proceeding) initiated by such person against the Corporation or its directors, officers, employees, agents or other indemnitees, unless (i) the Board of Directors authorized the Proceeding (or the relevant part of the Proceeding) prior to its initiation, (ii) the Corporation provides the indemnification, in its sole discretion, pursuant to the powers vested in the Corporation under applicable law, (iii) otherwise required to be made under Section 8.7 or (iv) otherwise required by applicable law; or
(e) if prohibited by applicable law.
8.7 DETERMINATION; CLAIM
If a claim for indemnification or advancement of expenses under this Article VIII is not paid in full within 30 days after receipt by the Corporation of the written request therefor, the claimant shall be entitled to an adjudication by a court of competent jurisdiction of his or her entitlement to such indemnification or advancement of expenses. The Corporation shall indemnify such person against any and all expenses that are actually and reasonably incurred by such person in connection with any action brought in accordance with this Section 8.7 for indemnification or advancement of expenses from the Corporation under this Article VIII, to the extent such person is successful in such action, and to the extent not prohibited by law. In any such suit, the Corporation shall, to the fullest extent not prohibited by law, have the burden of proving that the claimant is not entitled to the requested indemnification or advancement of expenses.
8.8 NON-EXCLUSIVITY OF RIGHTS
The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under the certificate of incorporation or any statute, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. The Corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advancement of expenses, to the fullest extent not prohibited by the DGCL or other applicable law.
8.9 INSURANCE
The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of the DGCL.
8.10 SURVIVAL
The rights to indemnification and advancement of expenses conferred by this Article VIII shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
8.11 EFFECT OF REPEAL OR MODIFICATION
A right to indemnification or to advancement of expenses arising under a provision of the certificate of incorporation or a bylaw shall not be eliminated or impaired by an amendment to or repeal or elimination of the certificate of incorporation or these bylaws after the occurrence of the act or omission that is the subject of the civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the provision in effect at the time of such act or omission explicitly authorizes such elimination or impairment after such action or omission has occurred.

8.12 CERTAIN DEFINITIONS
For purposes of this Article VIII, references to the “Company” shall include, in addition to the resulting company, any constituent company (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent company, or is or was serving at the request of such constituent company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article VIII with respect to the resulting or surviving company as such person would have with respect to such constituent company if its separate existence had continued. For purposes of this Article VIII, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the Corporation” shall include any service as a director, officer, employee or agent of the Corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the Corporation” as referred to in this Article VIII.
ARTICLE IX - GENERAL MATTERS
9.1 EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS
Except as otherwise provided by law, the certificate of incorporation or these bylaws, the Board of Directors may authorize any officer or officers, or agent or agents, to enter into any contract or execute any document or instrument in the name of and on behalf of the Corporation; such authority may be general or confined to specific instances.
9.2 FISCAL YEAR
The fiscal year of the Corporation shall be fixed by resolution of the Board of Directors and may be changed by the Board of Directors.
9.3 SEAL
The Corporation may adopt a corporate seal, which shall be adopted and which may be altered by the Board of Directors. The Corporation may use the corporate seal by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.
9.4 CONSTRUCTION; DEFINITIONS
Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the DGCL shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes a corporation, partnership, limited liability company, joint venture, trust or other enterprise, and a natural person. Any reference in these bylaws to a section of the DGCL shall be deemed to refer to such section as amended from time to time and any successor provisions thereto.
ARTICLE X - AMENDMENTS
These bylaws may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the affirmative vote of the holders of at least two-thirds of the total voting power of outstanding voting securities, voting together as a single class, shall be required for the stockholders of the Corporation to alter, amend or repeal, or adopt any bylaw inconsistent with, the following provisions of these bylaws: Article II, Section 3.1, Section 3.2, Section 3.4, Section 3.11, Article VIII or this Article X (including, without limitation, any such Article or Section as renumbered as a result of any amendment, alteration, change, repeal, or adoption of any other bylaw). The Board of Directors shall also have the power to adopt, amend or repeal bylaws.

Annex D
FORM OF COMMON EQUITY SUBSCRIPTION AGREEMENT
L&F Acquisition Corp.
150 North Riverside Plaza, Suite 5200
Chicago, Illinois
Ladies and Gentlemen:
This Subscription Agreement (this “Subscription Agreement”) is being entered into as of the date set forth on the signature page hereto, by and between L&F Acquisition Corp., a Cayman Islands exempted company, which shall be domesticated as a Delaware corporation prior to the closing of the Transaction (as defined herein) (“SPAC”), and the undersigned investor (the “Investor”), in connection with the Business Combination Agreement, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among SPAC, L&F Holdings, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of SPAC (“L&F Holdings”), ZF Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of L&F Holdings (“ZF Merger Sub”), IDX Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of L&F Holdings (“IDX Merger Sub”), IDX Forward Merger Sub, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of L&F Holdings (“IDX Forward Merger Sub,” and together with ZF Merger Sub and IDX Forward Merger Sub, the “Merger Subs”), ZeroFOX, Inc., a Delaware corporation (“ZF”), and ID Experts Holdings, Inc., a Delaware corporation (“IDX,” and together with ZF, the “Company Parties”), pursuant to which, among other things, (i) ZF Merger Sub shall be merged with and into ZF (the “ZF Merger”), with ZF being the surviving entity in the ZF Merger and continuing (immediately following the ZF Merger) as a direct, wholly-owned subsidiary of L&F Holdings, (ii) IDX Merger Sub shall be merged with and into IDX (the “IDX Merger”), with IDX being the surviving entity in the IDX Merger and continuing (immediately following the IDX Merger) as a direct, wholly-owned subsidiary of L&F Holdings (“Transitional IDX Entity”), and (iii) Transitional IDX Entity shall be merged with and into IDX Forward Merger Sub (the “IDX Forward Merger,” and together with the ZF Merger and IDX Merger, the “Mergers”), with IDX Forward Merger Sub being the surviving entity in the IDX Forward Merger and continuing (immediately following the IDX Forward Merger) as a direct, wholly-owned subsidiary of L&F Holdings (the “Surviving IDX Entity”) and, after giving effect to such Mergers, the Company Parties will become direct subsidiaries of L&F Holdings and indirect subsidiaries of SPAC, on the terms and subject to the conditions therein (the transactions contemplated by the Business Combination Agreement, including the Mergers, the “Transaction”). In connection with the Transaction, SPAC is seeking commitments from interested investors to purchase, following the consummation of the Domestication (as defined below) and substantially concurrent with the closing of the Transaction, shares of SPAC’s common stock, par value $0.0001 per share (the “Shares”), in a private placement for a purchase price of $10.00 per share (the “Per Share Purchase Price”). On or about the date of this Subscription Agreement, SPAC is entering into subscription agreements (the “Other Subscription Agreements,” and together with the Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Investors,” and together with the Investor, the “Investors”), pursuant to which the Investors have agreed to purchase on the closing date of the Transaction, inclusive of the Shares subscribed for by the Investor, an aggregate amount of up to 2,000,000 Shares, at the Per Share Purchase Price. The aggregate purchase price to be paid by the Investor for the subscribed Shares (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount.”
Prior to the closing of the Transaction (and as more fully described in the Business Combination Agreement), SPAC will domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and de-register as a Cayman Islands exempted company in accordance with Part XII of the Cayman Islands Companies Act (As Revised) (the “Domestication”).
In connection therewith, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor and SPAC acknowledges and agrees as follows:
1. Subscription. The Investor hereby irrevocably subscribes for and agrees to purchase from SPAC the number of Shares set forth on the signature page of this Subscription Agreement (the “Subject Shares”) on the terms and subject to the conditions provided for herein. The Investor acknowledges and agrees that SPAC reserves the right to accept or reject the Investor’s subscription for the Subject Shares for any reason or for no reason, in whole or in part, at any time prior to its acceptance, and the same shall be deemed to be accepted by SPAC only when this Subscription Agreement is signed by a duly authorized person by or on behalf of SPAC; SPAC may do so in counterpart form. The Investor acknowledges and agrees that, as a result of the Domestication, the Subject Shares that will be purchased by the Investor and issued by SPAC pursuant to this Subscription Agreement shall be shares of common stock in a Delaware corporation (and not, for the avoidance of doubt, ordinary shares in a Cayman Islands exempted company).
2. Closing. The closing of the sale of the Subject Shares contemplated hereby (the “Closing”) is contingent upon the consummation of the Domestication and the substantially concurrent consummation of the Transaction. The Closing shall occur substantially concurrently with and be conditioned upon the effectiveness of, the Transaction. Upon delivery of written notice from (or on behalf of) SPAC to the Investor (the “Closing Notice”), that SPAC reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on a date that is not less than five (5) business days from the date on which the Closing Notice is delivered to the Investor, the Investor shall deliver to SPAC, three (3) business days prior to the closing date specified in the Closing Notice (the “Closing Date”), (i) the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by SPAC in the Closing Notice[; provided, that, the Investor and SPAC agree that any portion of the IDX Closing Cash Consideration to which the Investor is entitled in connection with the consummation of the Transaction (the “Investor SPAC Proceeds”) shall be reduced by the Investor’s Subscription Amount and such reduction shall, up to the amount of the Investor SPAC Proceeds, be in lieu of the Investor’s delivery of the Subscription Amount pursuant to this clause (i) and the Investor shall only be required to deliver the amount, if any, by wire transfer of United States dollars in immediately available funds pursuant to this clause (i) by which the Investor’s Subscription Amount exceeds the Investor SPAC Proceeds]1 / [; provided, that, each of the Investor and SPAC agree that, in accordance with the terms of the Investor’s PIK Promissory Note, dated on or about the date hereof, with ZF, as payor, (the “ZF PIK Note”), any amounts due and owing to Investor as of the Closing in satisfaction of ZF’s obligations for repayment of principal amounts (up to an amount equal to the Original Principal Amount (as defined in the ZF PIK Note)) under the Investor’s ZF PIK Note in connection with the consummation of the Transaction (the “Investor PIK Note Payment”) shall be deemed satisfied by the issuance of the Subject Shares hereunder and such issuance in connection with the deemed satisfaction of ZF’s obligations for repayment of the principal amount ZF PIK Note shall, up to the amount of the Investor PIK Note Payment, be in lieu of the Investor’s delivery of the Subscription Amount pursuant to this clause (i) and the Investor shall only be required to deliver the amount, if any, by wire transfer of United States dollars in immediately available funds pursuant to this clause (i) by which the Investor’s Subscription Amount exceeds the Investor PIK Note Payment]2 and (ii) any other information that is reasonably requested in the Closing Notice in order for the Subject Shares to be issued to the Investor, including, without limitation, the legal name of the person in whose name such Subject Shares are to be issued and a duly executed Internal Revenue Service Form W-9 or W-8, as applicable. On the Closing Date, the Subject Shares shall be issued to the Investor as set forth on the signature page to this Subscription Agreement and subsequently such Subject Shares shall be registered in book entry form in the name of the Investor on SPAC’s share register; provided, however, that the obligation to issue the Subject Shares to the Investor is contingent upon SPAC having received the Subscription Amount in full accordance with this Section 2. This Subscription Agreement shall terminate and be of no further force or effect, without any liability to either party hereto, if the SPAC notifies the Investor that the SPAC has abandoned its plans to move forward with the Transaction. If the Closing does not occur within three (3) business days following the Closing Date specified in the Closing Notice, SPAC shall promptly (but not later than one (1) business day thereafter) return the Subscription Amount in full to the Investor. For purposes of this Subscription Agreement, “business day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
[1]	Include only for IDX investors.
[2]	Include only for ZF investors.

3. Closing Conditions.
a. The obligation of the parties hereto to consummate the purchase and sale of the Subject Shares pursuant to this Subscription Agreement is subject to the satisfaction or waiver (if permitted by law) of the following conditions:
(i) no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby; and
(ii) all conditions precedent to the closing of the Transaction contained in the Business Combination Agreement shall have been satisfied (as determined by the parties to the Business Combination Agreement and other than those conditions under the Business Combination Agreement which, by their nature, are to be fulfilled at the closing of the Transaction, including to the extent that any such condition is dependent upon the substantially concurrent consummation of the purchase and sale of the Subject Shares pursuant to this Subscription Agreement) or waived according to the terms of the Business Combination Agreement.
b. The obligation of SPAC to consummate the issuance and sale of the Subject Shares pursuant to this Subscription Agreement shall be subject to the conditions that (i) all representations and warranties of the Investor contained in this Subscription Agreement are true and correct in all material respects at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by the Investor of each of the representations and warranties of the Investor contained in this Subscription Agreement as of the Closing Date; and (ii) all obligations, covenants and agreements of the Investor required to be performed by it at or prior to the Closing Date shall have been performed in all material respects.
c. The obligation of the Investor to consummate the purchase of the Subject Shares pursuant to this Subscription Agreement shall be subject to the conditions that (i) all representations and warranties of SPAC contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true in all respects) at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by SPAC of each of the representations and warranties of SPAC contained in this Subscription Agreement as of the Closing Date; and (ii) all obligations, covenants and agreements of SPAC required by the Subscription Agreement to be performed by it at or prior to the Closing Date shall have been performed in all material respects.
4. Further Assurances. At or prior to the Closing Date, the parties hereto shall execute and deliver, or cause to be executed and delivered, such additional documents and take such additional actions as may be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.
5. SPAC Representations and Warranties. SPAC represents and warrants to the Investor that:
a. SPAC is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands (to the extent such concept exists in such jurisdiction). SPAC has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. As of the Closing Date, following the Domestication, SPAC will be duly incorporated, validly existing as a corporation and in good standing under the laws of the State of Delaware.
b. As of the Closing Date, the Subject Shares will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, the Subject Shares will be validly issued, fully paid and non-assessable and will not have been issued in violation of or subject to any preemptive or similar rights created under SPAC’s certificate of incorporation (as adopted in connection with the Domestication) or under the General Corporation Law of the State of Delaware.
c. This Subscription Agreement has been duly authorized, executed and delivered by SPAC and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this

Subscription Agreement is enforceable against SPAC in accordance with its terms, except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, or (ii) principles of equity, whether considered at law or equity.
d. The issuance and sale of the Subject Shares and the compliance by SPAC with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of SPAC or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which SPAC or any of its subsidiaries is a party or by which SPAC or any of its subsidiaries is bound or to which any of the property or assets of SPAC is subject that would reasonably be expected to materially affect the validity of the Subject Shares or the legal authority of SPAC to timely comply in all material respects with the terms of this Subscription Agreement (a “Material Adverse Effect”); (ii) result in any violation of the provisions of the organizational documents of SPAC after giving effect to the Domestication; or (iii) result in any violation of any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over SPAC or any of its properties that would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Shares or the legal authority of SPAC to timely comply in all material respects with this Subscription Agreement.
e. As of their respective dates, all reports (the “SEC Reports”) required to be filed by SPAC with the U.S. Securities and Exchange Commission (the “SEC”) have been filed, and SPAC has complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed or, if amended prior to the date of this Subscription Agreement, as of the date of such amendment with respect to those disclosures that are amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each Investor acknowledges that (i) the Staff of the SEC issued the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies on April 12, 2021 (together with any subsequent guidance, statements or interpretations issued by the SEC or the Staff relating thereto or to other accounting matters related to initial public offering securities or expenses, the “Statement”), (ii) based on its review of the Statement, on May 28, 2021, SPAC filed Amendment No. 1 to its annual report on Form 10-K/A (the “Restatement”) to amend and restate its annual report on Form 10-K as of and for the period ended December 31, 2020, that it originally filed with the SEC on March 30, 2021 and (iii) any restatement, revision or other modification of the SEC Reports, including, without limitation, the Restatement, or any changes to historical accounting policies of SPAC in connection with any order, directive, guideline, comment or recommendation from the SEC that is applicable to SPAC, including, without limitation, arising from or relating to SPAC’s review of the Statement shall be deemed not material for purposes of this Subscription Agreement, including for purposes of Section 5(d), this Section 5(e), and Sections 6(e) and 6(g), below.
f. Other than the Other Subscription Agreements, the Business Combination Agreement, any other subscription agreement consistent with the same terms herein and any other agreement expressly contemplated by the Business Combination Agreement or described in the SEC Reports, SPAC has not entered into any side letter or similar agreement with any investor in connection with such investor’s direct or indirect investment in SPAC (other than any side letter or similar agreement relating to the transfer to any investor of (i) securities of SPAC by existing securityholders of SPAC, which may be effectuated as a forfeiture to SPAC and reissuance, or (ii) securities to be issued to the direct or indirect securityholders of the Company Parties pursuant to the Business Combination Agreement). No Other Subscription Agreement includes terms and conditions that are materially more advantageous to any such Other Investor than Investor hereunder, and no Other Subscription Agreements have been amended in any material respect following the date of this Subscription Agreement.

g. Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Subject Shares by SPAC to the Investor hereunder. Neither the Subject Shares nor the Shares subject to the Other Subscription Agreements (i) were offered by any form of general solicitation or general advertising and (ii) are being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
h. Except for such matters as have not had and would not be reasonably likely to have a Material Adverse Effect or have a material adverse effect on SPAC’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subject Shares, as of the date hereof, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of SPAC, threatened in writing against SPAC or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against SPAC.
i. Assuming the accuracy of the representations and warranties of the Investors, SPAC is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including NASDAQ or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Subject Shares)), other than (i) filings required by applicable state securities laws, (ii) those required by NASDAQ, including with respect to obtaining stockholder approval and (iii) the failure of which to obtain would not be reasonably expected to have a Material Adverse Effect or have a material adverse effect on SPAC’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subject Shares.
j. No broker or finder is entitled to any brokerage or finder’s fee or commission from SPAC solely in connection with the sale of the Subject Shares to the Investors.
6. Investor Representations and Warranties. The Investor represents and warrants to SPAC that:
a. The Investor, or each of the funds managed by or affiliated with the Investor for which the Investor is acting as nominee, as applicable, (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), a “qualified purchaser” (as defined in Section 2(a)(51) of the Investment Company Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (7), (8), (9), (12) or (13) of Regulation D under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A hereto, (ii) is acquiring the Subject Shares only for his, her or its own account and not for the account of others, or if the Investor is subscribing for the Subject Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and satisfies the applicable requirements set forth on Schedule A hereto, the Investor has full investment discretion with respect to each such account, and has the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Subject Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or any securities laws of the United States or any other jurisdiction. The Investor has completed Schedule A following the signature page hereto and the information contained therein is accurate and complete. The Investor is not an entity formed for the specific purpose of acquiring the Subject Shares, unless such newly formed entity is an entity in which all of the investors are institutional accredited investors, and is an “institutional account” as defined by FINRA Rule 4512(c). The Investor further acknowledges that it is aware that the sale to it is being made in reliance on a private placement exempt from registration under the Securities Act and is acquiring the Subject Shares for its own account or for an account over which it exercises sole discretion for another qualified institutional buyer or accredited investor.
b. The Investor (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Subject Shares. Accordingly, the Investor understands that the offering meets (A) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (B) the institutional customer exemption under FINRA Rule 2111(b).
c. The Investor acknowledges and agrees that the Subject Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subject Shares have not been registered under the Securities Act or any other applicable securities laws. The Investor acknowledges and agrees that the Subject Shares are being offered for resale in transactions not requiring registration under the Securities Act, and unless so registered, may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except in compliance with the registration requirements of the Securities Act or any other applicable securities laws, pursuant to any exemption therefrom or in a transaction not subject thereto. The Investor acknowledges and agrees that the Subject Shares will be subject to transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Subject Shares and may be required to bear the financial risk of an investment in the Subject Shares for an indefinite period of time. The Investor acknowledges and agrees that the Subject Shares will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year from date that the SPAC files a Current Report on Form 8-K following the Closing Date that includes the “Form 10” information required under applicable SEC rules and regulations. The Investor acknowledges and agrees that it has been advised to consult legal counsel and tax and accounting advisors prior to making any offer, resale, transfer, pledge or disposition of any of the Subject Shares.
d. The Investor acknowledges and agrees that the Investor is purchasing the Subject Shares directly from SPAC. The Investor further acknowledges that there have not been, and the Investor hereby agrees that it is not relying on, any representations, warranties, covenants and agreements made to the Investor by or on behalf of SPAC and the Company Parties, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of SPAC expressly set forth in Section 5 of this Subscription Agreement.
e. The Investor’s acquisition and holding of the Subject Shares will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.
f. The Investor acknowledges and agrees that the Investor has received access to, and has had an adequate opportunity to review, such information as the Investor deems necessary in order to make an investment decision with respect to the Subject Shares, including, with respect to SPAC, the Transaction and the business of the Company Parties and their subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that he, she or it has reviewed the SEC Reports and other information as the Investor has deemed necessary to make an investment decision with respect to the Subject Shares. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subject Shares, including but not limited to access to marketing materials and a virtual data room containing information about the Company Parties and their financial condition, results of operations, business, properties, management and prospects sufficient, in the Investor’s judgment, to enable the Investor to evaluate its investment. The Investor acknowledges that certain information provided by the Company Parties was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The Investor further acknowledges that he, she or it has reviewed or had the full opportunity to review all disclosure documents provided to such Investor in the offering of the Subject Shares and no statement or printed material which is contrary to such disclosure documents has been made or given to the Investor by or on behalf of the SPAC or the Company Parties.

g. The Investor became aware of this offering of the Subject Shares solely by means of direct contact between the Investor and SPAC, the Company Parties or a representative of SPAC or the Company Parties, and the Subject Shares were offered to the Investor solely by direct contact between the Investor and SPAC, the Company Parties or a representative of SPAC or the Company Parties. The Investor did not become aware of this offering of the Subject Shares, nor were the Subject Shares offered to the Investor, by any other means and none of the SPAC, Company Parties or their respective representatives or any person acting on behalf of any of them acted as investment advisor, broker or dealer to the Investor. The Investor acknowledges that the Subject Shares (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, SPAC, the Company Parties any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of SPAC contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in SPAC.
h. The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subject Shares, including but not limited to, those set forth in the SEC Reports. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subject Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision and the Investor has made its own assessment and has satisfied itself concerning relevant tax and other economic considerations relative to its purchase of the Subject Shares. The Investor is able to sustain a complete loss on its investment in the Subject Shares, has no need for liquidity with respect to its investment in the Subject Shares and has no reason to anticipate any change in circumstances, financial or otherwise, which may cause or require any sale or distribution of all or any part of the Subject Shares.
i. Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Subject Shares and determined that the Subject Shares are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in SPAC. The Investor acknowledges specifically that a possibility of total loss exists.
j. In making its decision to purchase the Subject Shares, the Investor has relied solely upon independent investigation made by the Investor.
k. The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Shares or made any findings or determination as to the fairness of this investment.
l. The Investor, if not an individual, has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.
m. The execution, delivery and performance by the Investor of this Subscription Agreement and the transactions contemplated herein are within the powers of the Investor, have been duly authorized and will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, and, if the Investor is not an individual, will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature on this Subscription Agreement is genuine, and the signatory, if the Investor is an individual, has legal competence and capacity to execute the same or, if the Investor is not an individual, the signatory has been duly authorized to execute the same, and, assuming that this Subscription Agreement constitutes the valid and binding obligation of SPAC, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity.
n. The Investor is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons, the Executive Order 13599 List, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, each of which is administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) (collectively, “OFAC Lists”), (ii) owned, directly or indirectly, or controlled by, or acting on behalf of, one or more persons that are named on the OFAC Lists; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national or the government, including any political subdivision, agency or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (each, a “Prohibited Investor”). The Investor agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Investor is permitted to do so under applicable law. Investor represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. The Investor also represents that, to the extent required, it maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC sanctions programs, including the OFAC Lists. The Investor further represents and warrants that, to the extent required by applicable law, the Investor maintains policies and procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Subject Shares were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.
o. The Investor has or has commitments to have and, when required to deliver payment to SPAC pursuant to Section 2 above, will have, sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Subject Shares pursuant to this Subscription Agreement.
p. As of the date hereof, the Investor does not have, and during the thirty (30) day period immediately prior to the date hereof the Investor has not entered into, any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or short sale positions with respect to the securities of the SPAC. Notwithstanding the foregoing, nothing in this Section 6(p) (i) shall apply to any entities under common management with the Investor (including the Investor’s controlled affiliates and/or affiliates) from entering into any such transactions; and (ii) in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets, the representations set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subject Shares covered by this Subscription Agreement.
q. The Investor is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) acting for the purpose of acquiring, holding, voting or disposing of equity securities of the SPAC (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than a group consisting solely of the Investor and its affiliates.
7. Registration Rights.
a. In the event that the Subject Shares are not registered in connection with the consummation of the Transaction, SPAC agrees that, as soon as practicable (but in any case no later than thirty (30) calendar days after the Closing Date), it will file with the SEC (at its sole cost and expense) a registration statement registering the resale of the Subject Shares (the “Registration Statement”), and it shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as practicable after the filing thereof, but no later than the earlier of (i) ninety (90) calendar days after the filing thereof (or one hundred twenty (120) calendar days after the filing thereof if the SEC notifies SPAC that it will “review” the

Registration Statement) and (ii) ten (10) business days after SPAC is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review. In connection with the foregoing, Investor shall not be required to execute any lock-up or similar agreement or otherwise be subject to any contractual restriction on the ability to transfer the Subject Shares. SPAC agrees to cause such Registration Statement, or another shelf registration statement that includes the Subject Shares to be sold pursuant to this Subscription Agreement, to remain effective until the earliest of (A) the second anniversary of the Closing, (B) the date on which the Investor ceases to hold any Subject Shares issued pursuant to this Subscription Agreement, or (C) on the first date on which the Investor is able to sell all of its Subject Shares issued pursuant to this Subscription Agreement (or shares received in exchange therefor) under Rule 144 promulgated under the Securities Act (“Rule 144”) within ninety (90) days without the public information, volume or manner of sale limitations of such rule (such date, the “End Date”). Prior to the End Date, SPAC will use commercially reasonable efforts to qualify the Shares for listing on the applicable stock exchange. The Investor agrees to disclose its ownership to SPAC upon request to assist it in making the determination with respect to Rule 144 described in clause (C), above. In no event shall the Investor be identified as a statutory underwriter in the Registration Statement unless in response to a comment or request from the staff of the SEC or another regulatory agency; provided, that if the SEC requests that the Investor be identified as a statutory underwriter in the Registration Statement, the Investor will have an opportunity to withdraw its Shares from the Registration Statement. Notwithstanding the foregoing, if the SEC prevents SPAC from including any or all of the Shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Shares by the applicable shareholders or otherwise, such Registration Statement shall register for resale such number of Shares which is equal to the maximum number of Shares as is permitted by the SEC. In such event, the number of Shares to be registered for each selling shareholder named in the Registration Statement shall be reduced pro rata among all such selling shareholders. SPAC may amend the Registration Statement so as to convert the Registration Statement to a Registration Statement on Form S-3 at such time after SPAC becomes eligible to use such Form S-3. The Investor acknowledges and agrees that SPAC may delay or postpone the effectiveness of the Registration Statement, and from time to time require the Investor not to sell under the Registration Statement or to suspend the use of any such registration statement if it determines that in order for such registration statement not to contain a material misstatement or omission, an amendment thereto would be needed to include information that would at that time not otherwise be required in a current, quarterly, or annual report under the Exchange Act, provided, that, (I) SPAC shall not so delay filing or so suspend the use of the Registration Statement for a period of more than ninety (90) consecutive days or more than a total of one hundred-twenty (120) calendar days in any three hundred sixty (360) day period and (II) SPAC shall use commercially reasonable efforts to make such Registration Statement available for the sale by the Investor of such securities as soon as practicable thereafter. SPAC’s obligations to include the Subject Shares issued pursuant to this Subscription Agreement (or shares issued in exchange therefor) for resale in the Registration Statement are contingent upon the Investor furnishing in writing to SPAC such information regarding the Investor, the securities of SPAC held by the Investor and the intended method of disposition of such Shares, which shall be limited to non-underwritten public offerings, as shall be reasonably requested by SPAC to effect the registration of such Shares, and shall execute such documents in connection with such registration as SPAC may reasonably request that are customary of a selling shareholder in similar situations. The Investor acknowledges and agrees that if it does not provide SPAC with such requested information, SPAC may not be able to register the Investor’s Shares for resale pursuant this Section 7.
b. SPAC will provide a draft of the Registration Statement to the Investor for review at least two (2) business days in advance of filing the Registration Statement. In no event shall the Investor be identified as a statutory underwriter in the Registration Statement unless in response to a comment or request from the staff of the SEC or another regulatory agency; provided, however, that if the SEC requests that the Investor be identified as a statutory underwriter in the Registration Statement, the Investor will have an opportunity to withdraw from the Registration Statement.
c. Prior to the End Date, SPAC shall advise the Investor within five (5) business days (at SPAC’s expense): (i) when a Registration Statement or any post-effective amendment thereto has become effective; (ii) of any request by the SEC for amendments or supplements to any Registration Statement or the prospectus included therein or for additional information; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose; (iv) of the receipt by SPAC of any notification with respect to the suspension of the qualification of the Shares included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and (v) subject to the provisions in this Subscription Agreement, of the occurrence of any event that requires the making of any changes in any Registration Statement or prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading (provided that any such notice pursuant to this Section 7(c)(iv) shall solely provide that the use of the Registration Statement or prospectus has been suspended without setting forth the reason for such suspension). SPAC shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable. Upon the occurrence of any event contemplated in clauses (i) through (v) above, except for such times as SPAC is permitted hereunder to suspend, and has suspended, the use of a prospectus forming part of a registration statement, SPAC shall use its commercially reasonable efforts to as soon as reasonably practicable prepare a posteffective amendment to such registration statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to purchasers of the Shares included therein, such prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Investor agrees that it will immediately discontinue offers and sales of the Shares using a Registration Statement until the Investor receives copies of a supplemental or amended prospectus that corrects the misstatement(s) or omission(s) referred to above in clause (v) and receives notice that any post-effective amendment has become effective or unless otherwise notified by SPAC that it may resume such offers and sales. If so directed by SPAC, the Investor will deliver to SPAC or, in the Investor’s sole discretion destroy, all copies of the prospectus covering the Shares in the Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Shares shall not apply (x) to the extent the Investor is required to retain a copy of such prospectus in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or in accordance with a bona fide pre-existing document retention policy or (y) to copies stored electronically on archival servers as a result of automatic data back-up.
d. Indemnification
(i) SPAC agrees to indemnify and hold harmless, to the extent permitted by law, the Investor, its directors, and officers, employees, and agents, and each person who controls the Investor (within the meaning of the Securities Act or the Exchange Act) and each affiliate of the Investor (within the meaning of Rule 405 under the Securities Act) from and against any and all out-of-pocket losses, claims, damages, liabilities and expenses (including, without limitation, any reasonable and documented attorneys’ fees and expenses incurred in connection with defending or investigating any such action or claim) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus included in any Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to SPAC by or on behalf of the Investor expressly for use therein.
(ii) The Investor agrees, severally and not jointly with any person that is a party to the Other Subscription Agreements, to indemnify and hold harmless SPAC, its directors and officers and agents and each person who controls SPAC (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including, without limitation, reasonable and documented attorneys’ fees) resulting from any untrue statement of material fact contained in the Registration Statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by or on behalf of the Investor expressly for use therein. In no event shall the liability of the Investor be greater in amount than the dollar amount of the net proceeds received by the Investor upon the sale of the Shares purchased pursuant to this Subscription Agreement giving rise to such indemnification obligation.

(iii) Any person entitled to indemnification herein shall (1) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (2) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent. An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of legal counsel to any indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.
(iv) The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director, employee, agent, affiliate or controlling person of such indemnified party and shall survive the transfer of the Shares purchased pursuant to this Subscription Agreement.
(v) If the indemnification provided under this Section 7(d) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by or on behalf of, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 7(d) from any person who was not guilty of such fraudulent misrepresentation. Any contribution pursuant to this Section 7(d) by any seller of Shares shall be limited in amount to the amount of net proceeds received by such seller from the sale of such Shares pursuant to the Registration Statement. Notwithstanding anything to the contrary herein, in no event will any party be liable for consequential, special, exemplary or punitive damages in connection with this Subscription Agreement.
8. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Business Combination Agreement is terminated in accordance with its terms without the Transaction being consummated, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, or (c) upon written notice by SPAC or the Investor to the other (provided that the party delivering such notice is not in material breach of its obligations under this Subscription Agreement) if, on the Closing Date of the Transaction, any of the conditions to Closing of the other party set forth in Section 3 of this Subscription Agreement have not been satisfied as of the time required hereunder to be so satisfied or waived (to the extent a valid waiver is capable of being issued) by the party entitled to grant such waiver and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated, or (d) by written notice by SPAC or the Investor to the other at any time after 11:59 pm prevailing Eastern time on the earlier of (i) the

Termination Date (as defined in the Business Combination Agreement as in effect on the date hereof) or (ii) August 23, 2022, in either case if the Closing has not occurred by such date other than as a result of a breach by the terminating party (the termination events described in clauses (a)–(e), above, collectively, the “Termination Events”); provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. SPAC shall notify the Investor in writing of the termination of the Business Combination Agreement promptly after the termination of such agreement. Upon the occurrence of any Termination Event, this Subscription Agreement shall be void and of no further effect and any monies paid by the Investor to SPAC in connection herewith shall promptly (and in any event within one (1) business day) following the Termination Event be returned to the Investor.
9. Trust Account Waiver. The Investor acknowledges that SPAC is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving SPAC and one or more businesses or assets. The Investor further acknowledges that, as described in SPAC’s prospectus relating to its initial public offering dated November 18, 2020 (the “Prospectus”) available at www.sec.gov, substantially all of SPAC’s assets consist of the cash proceeds of SPAC’s initial public offering and private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of SPAC, its public shareholders and the underwriters of SPAC’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to SPAC to pay its tax obligations and to fund certain of its working capital requirements, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of SPAC entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor, on behalf of itself and its representatives hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future arising out of this Subscription Agreement, in or to any monies held in the Trust Account (or distributions therefrom to SPAC’s public shareholders or to the underwriter of SPAC’s initial public offering in respect of its deferred underwriting commissions held in the Trust Account), and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement; provided, however, that nothing in this Section 9 shall be deemed to limit the Investor’s right, title, interest or claim to any monies held in the Trust Account by virtue of its record or beneficial ownership of Shares currently outstanding on the date hereof, pursuant to a validly exercised redemption right with respect to any such Shares, except to the extent that the Investor has otherwise agreed with SPAC to not exercise such redemption right.
10. Miscellaneous.
a. Neither this Subscription Agreement nor any rights that may accrue to the parties hereunder (other than the Shares acquired hereunder, if any) may be transferred or assigned without the prior written consent of each of the other parties hereto; provided that (i) this Subscription Agreement and any of the Investor’s rights and obligations hereunder may be assigned to any fund, account, co-investment arrangement or other investment vehicle managed, advised, administered, arranged, sponsored or serviced by the same investment manager as the Investor or by an affiliate (as defined in Rule 12b-2 under the Exchange Act) of such investment manager without the prior consent of SPAC and (ii) the Investor’s rights under Section 7 may be assigned to an assignee or transferee of the Subject Shares; provided further that prior to such assignment any such assignee shall agree in writing to be bound by the terms hereof; provided, that no assignment pursuant to clause (i) of this Section 10(a) shall relieve the Investor of its obligations hereunder unless otherwise agreed to in writing by the SPAC.
b. SPAC may request from the Investor such additional information as SPAC may deem necessary to evaluate the eligibility of the Investor to acquire the Shares, and the Investor shall promptly provide such information as may reasonably be requested to the extent readily available; provided that SPAC agrees to keep any such information provided by Investor confidential except (i) as necessary to include in any registration statement SPAC is required to file hereunder, (ii) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities or (iii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which SPAC’s securities are listed for trading. The Investor acknowledges that SPAC may file a copy of this Subscription Agreement (or a form of this Subscription Agreement) with the SEC as an exhibit to a periodic report or a registration statement of SPAC.

c. The Investor acknowledges that SPAC, the Company Parties and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement, including Schedule A hereto. Prior to the Closing, the Investor agrees to promptly notify SPAC and the Company Parties in writing (including, for the avoidance of doubt, by email) if any of the acknowledgments, understandings, agreements, representations and warranties made by the Investor as set forth in Section 6 above are no longer accurate in any material respect (other than those acknowledgments, understandings, agreements, representations and warranties qualified by materiality, in which case the Investor shall notify SPAC if they are no longer accurate in any respect). The Investor acknowledges and agrees that each purchase by the Investor of Shares from SPAC will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the Investor as of the time of such purchase.
d. SPAC and the Company Parties are each entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby; provided, however, that the foregoing clause of this Section 10(d) shall not give the Company Parties any rights other than those expressly set forth herein and, without limiting the generality of the foregoing and for the avoidance of doubt, in no event shall the Company Parties be entitled to rely on any of the representations and warranties of SPAC set forth in this Subscription Agreement.
e. All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing until eighteen (18) months after the Closing Date.
f. This Subscription Agreement may not be amended, modified, waived or terminated (other than pursuant to the terms of Section 8 above) except by an instrument in writing, signed by each of the parties hereto, provided, however, that no modification or waiver by SPAC of the provisions of this Subscription Agreement shall be effective without the prior written consent of the Company Parties (other than modifications or waivers that are solely ministerial in nature or otherwise immaterial and do not affect any economic or any other material term of this Subscription Agreement). No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto and third-party beneficiaries hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder. [The parties hereto expressly agree that ZF is an express third-party beneficiary of the provision in clause (i) of Section 2 hereof.]5
g. This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties hereto, with respect to the subject matter hereof. Except as set forth in Section 8, Section 10(c), Section 10(d), Section 10(f), this Section 10(g), Section 10(l) and Section 11 with respect to the persons specifically referenced therein this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successors and assigns, and the parties hereto acknowledge that such persons so referenced are express third party beneficiaries of this Subscription Agreement with right of enforcement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions.
h. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.
i. If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
[5]	Include only for ZF investors.

j. This Subscription Agreement may be executed and delivered in one (1) or more counterparts (including by electronic means, such as facsimile, in .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com or other transmission method)) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
k. Each party shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.
l. At any time, the SPAC may (i) extend the time for the performance of any obligation or other act of the Investor, (ii) waive any inaccuracy in the representations and warranties of the Investor contained herein or in any document delivered by the Investor pursuant hereto and (iii) waive compliance with any agreement of the Investor or any condition to its own obligations contained herein; provided, however, that no extension or waiver by SPAC of the provisions of this Subscription Agreement shall be effective without the prior written consent of the Company Parties (other than extensions or waivers that are solely ministerial in nature or otherwise immaterial and do not affect any economic or any other material term of this Subscription Agreement). At any time, the Investor may (A) extend the time for the performance of any obligation or other act of the SPAC, (B) waive any inaccuracy in the representations and warranties of the SPAC contained herein or in any document delivered by the SPAC pursuant hereto and (C) waive compliance with any agreement of the SPAC or any condition to its own obligations contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.
m. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.
n. If any change in the number, type or classes of authorized shares of SPAC (including the Shares), other than as contemplated by the Business Combination Agreement or any agreement contemplated by the Business Combination Agreement, shall occur between the date hereof and immediately prior to the Closing by reason of reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number of Shares issued to the Investor shall be appropriately adjusted to reflect such change.
o. This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters (including any action, suit, litigation, arbitration, mediation, claim, charge, complaint, inquiry, proceeding, hearing, audit, investigation or reviews by or before any governmental entity related hereto), including matters of validity, construction, effect, performance and remedies.
p. Each party hereto hereby, and any person asserting rights as a third party beneficiary may do so only if he, she or it, irrevocably agrees that any action, suit or proceeding between or among the parties hereto, whether arising in contract, tort or otherwise, arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Subscription Agreement or any related document or any of the transactions contemplated hereby or thereby (“Legal Dispute”) shall be brought only to the exclusive jurisdiction of the courts of the State of Delaware or the federal courts located in the State of Delaware, and each party hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 10(p) is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party hereto and any person asserting rights as a third party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 10(p) following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws. EACH OF THE PARTIES HERETO AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.
q. Any notice or communication required or permitted hereunder to be given to the Investor shall be in writing and either delivered personally, emailed, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, to such address(es) or email address(es) set forth on the signature page hereto, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:
(i) if to the Investor, to such address or addresses set forth on the signature page hereto;
(ii) if to SPAC, to:
L&F Acquisition Corp.
150 North Riverside Plaza, Suite 5200
Chicago, Illinois
Attn:	Adam Gerchen, Chief Executive Officer
Email:	[***]

with a required copy to (which copy shall not constitute notice):

Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York 10022
Attn:	Richard J. Campbell, P.C., Peter Seligson and Aslam A. Rawoof
Email:	[***]

and

Kirkland & Ellis LLP
401 Congress Avenue
Austin, Texas 78701
Attn:	John Kaercher, P.C.
Email:	[***]

r. If Investor is a Massachusetts Business Trust, a copy of the Declaration of Trust of Investor or any affiliate thereof is on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that the Subscription Agreement is executed on behalf of the trustees of Investor or any affiliate thereof as trustees and not individually and that the obligations of the Subscription Agreement are not binding on any of the trustees or stockholders of Investor or any affiliate thereof individually but are binding only upon Investor or any affiliate thereof and its assets and property.
11. Non-Reliance and Exculpation. . The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation, other than the statements, representations and warranties of SPAC expressly contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in SPAC. The Investor acknowledges and agrees that none of (i) any Other Investor pursuant to any Other Subscription Agreement (including such Other Investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), or (ii) any other party to the Business Combination Agreement or any Non-Party Affiliate (other than SPAC with respect to the previous sentence), shall have any liability to the Investor, or to any Other Investor, pursuant to, arising out of or relating to this Subscription Agreement or any other subscription agreement related to the private placement of the Shares, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Shares or with respect to any claim (whether in tort, contract, under federal or state securities laws or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by SPAC, the Company Parties or any Non-Party Affiliate concerning SPAC, the Company Parties, any of their controlled affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of SPAC, the Company Parties or any of SPAC’s or the Company Parties’ controlled affiliates or any family member of the foregoing.
12. No Short Sales. The Investor agrees that, from the date hereof until the Closing Date or the earlier termination of this Subscription Agreement, none of the Investor its controlled affiliates or any person or entity acting on behalf of the Investor or pursuant to the direction of the Investor will (i) engage in any transaction or arrangement (including, without limitation, any short sale or the purchase or sale of, or entry into, any put or call option, or combination thereof, forward, swap or any other derivative transaction or similar instrument, including without limitation equity repurchase agreements and securities lending arrangements, however described or defined) that has, or is designed or intended to have, or that could reasonably be expected to lead to or result in a sale, loan, pledge or other disposition or transfer by any person (whether the Investor or any other person) that is reasonably expected to have, the same economic effect, on a net basis, to any such person as a “short sale” (as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act) by such person of any economic consequences of ownership (excluding, for the avoidance of doubt, any consequences resulting solely from foreign exchange fluctuations), in whole or in part, directly or indirectly, physically or synthetically, of any Shares or any securities of SPAC, whether any such transaction or arrangement (or instrument provided for thereunder) would be settled by delivery of securities of SPAC, in cash or otherwise, or (ii) publicly disclose the intention to undertake any of the foregoing; provided, however, for the avoidance of doubt, the provisions of this Section 12 shall not apply to long sales (including sales of securities held by the Investor, its controlled affiliates or any person or entity acting on behalf of, or at the direction of, the Investor, or any of its controlled affiliates prior to the date hereof or securities purchased by the Investor, its controlled affiliates or any person or entity acting on behalf of, or at the direction of, the Investor, in the open market after the date hereof or the hedging of any such securities). Notwithstanding the foregoing, nothing in this Section 12 (i) shall prohibit any entities under common management with the Investor that have no knowledge (constructive or otherwise) of this Subscription Agreement or of Investor’s participation in the transactions contemplated hereby from entering into any of the transactions set forth in the first sentence of this Section 12; and (ii) in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers or desks manage separate portions of such Investor’s assets and the portfolio managers have no knowledge of the investment decisions made by the portfolio managers managing other portions of such Investor’s assets, this Section 12 shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Shares covered by this Subscription Agreement.
13. Disclosure. SPAC shall, by 9:00 a.m., New York City time, no later than on the first (1st) business day immediately following the date hereof, issue one or more press releases or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements and Business Combination Agreement, the Transaction and any other material, nonpublic information that SPAC has provided to the Investor at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the actual knowledge of SPAC, the Investor shall not be in possession of any material, non-public information received from SPAC or any of its officers, directors, or employees or agents, and the Investor shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with SPAC or any of its affiliates, relating to the transactions contemplated by this Subscription Agreement. Notwithstanding anything in this Subscription Agreement to the contrary, SPAC shall not publicly disclose the name of the Investor or any of its affiliates or advisers, or include the name of the Investor or any of its affiliates or advisers in any press release or in any filing with the SEC or any regulatory agency or trading market, without the prior written consent of the Investor, except (i) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities, (ii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which SPAC’s securities are listed for trading or (iii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 13.
14. Separate Obligations. For ease of administration, this single Subscription Agreement is being executed so as to enable each Investor identified on the signature page to enter into a Subscription Agreement, severally, but not jointly. The parties hereto agree that each Subscription Agreement shall be treated as if it were a separate agreement with respect to each Investor listed on the signature page, as if each Investor entity had executed a separate Subscription Agreement naming only itself as the Investor, and no Investor listed on the signature page shall have any liability under the Subscription Agreement for the obligations of any other Investor so listed. For the avoidance of doubt, all obligations of the Investor hereunder are separate and several from the obligations of any Other Investor. The decision of the Investor to purchase the Subject Shares pursuant to this Subscription Agreement has been made by Investor independently of any Other Investor or any other investor and independently of any information, materials, statements or opinions as to the business, financial condition or results of operations of the SPAC, the Company Parties, or any of their respective subsidiaries which may have been made or given by any Other Investor or by any agent or employee of any Other Investor, and neither the Investor nor any of its agents or employees shall have any liability to any Other Investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by the Investor or Other Investors pursuant hereto or thereto, shall be deemed to constitute the Investor and Other Investor as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investor and the Other Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. The Investor acknowledges that no Other Investor has acted as agent for the Investor in connection with making its investment hereunder and no Other Investor will be acting as agent of the Investor in connection with monitoring its investment in the Shares or enforcing its rights under this Subscription Agreement. The Investor shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Investor to be joined as an additional party in any proceeding for such purpose.
[SIGNATURE PAGES FOLLOW]

Confidential
IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.
Name of Investor:	State/Country of Formation or Domicile:

By:

Name:

Title:

Name in which Shares are to be registered (if different):	Date: , 2021

Investor’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:

Facsimile No.:	Facsimile No.:

Email:

Number of Shares subscribed for:

Aggregate Subscription Amount: $	Price Per Share: $10.00
You must pay the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account specified by SPAC in the Closing Notice. To the extent the offering is oversubscribed the number of Shares received and the Subscription Amount may be less than the maximum number of Shares subscribed for.
[Signature Page to Subscription Agreement]

Confidential
IN WITNESS WHEREOF, SPAC has accepted this Subscription Agreement as of the date set forth below.
L&F ACQUISITION CORP.

By:
	Name:	Adam Gerchen
	Title:	Chief Executive Officer

Date: , 2021
[Signature Page to Subscription Agreement]

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR
This Schedule must be completed by Investor and forms a part of the Subscription Agreement to which it is attached. Capitalized terms used and not otherwise defined in this Schedule have the meanings given to them in the Subscription Agreement. The Investor must check the applicable box in either Section A, Section B or Section C below.
A. QUALIFIED INSTITUTIONAL BUYER STATUS
  (Please check the applicable subparagraphs):
 ☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).
** OR **
B. INSTITUTIONAL ACCREDITED INVESTOR STATUS
  (Please check the applicable subparagraphs):
1.  ☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act), and have marked and initialed the appropriate box below indicating the provision under which we qualify as an “accredited investor.”
2.  ☐ We are not a natural person.
Rule 501(a) under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”
 ☐ Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;
 ☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;
 ☐ Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;
 ☐ Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;
 ☐ Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or
 ☐ Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.
C. QUALIFIED PURCHASER STATUS
  (Please check the applicable subparagraphs):
FOR INDIVIDUALS:
1.  ☐ A natural person who owns not less than U.S.$5,000,000 in investments. For this purpose, investments owned by the Investor include all investments that are the Investor’s separate property and any investments held jointly with the Investor’s spouse, as community property or otherwise, but do not include investments that are the separate property of the Investor’s spouse unless the interest will be a joint investment of the Investor and the Investor’s spouse.

2.  ☐ A natural person who has discretionary investment authority with regard to at least U.S.$25,000,000 of investments, including for this purpose solely the Investor’s own investments and investments of third parties that are themselves accurately described by one or more paragraphs of this Section C.
(Please check the applicable subparagraphs):
FOR ENTITIES:
3.  ☐ A corporation, partnership, limited liability company, trust or other organization that: (i)was not organized or reorganized and is not operated for the specific purpose of acquiring the interest or any other interest in SPAC, and less than 40% of the assets of which will consist of interests in SPAC (calculated as of the time of the Investor’s execution of this Subscription Agreement); (ii)owns not less than U.S.$5,000,000 in investments; and (iii)is owned directly or indirectly solely by or for two or more natural persons who are related as siblings or spouses (including former spouses), or direct lineal descendants by birth or adoption, spouses of such persons, the estates of such persons, or foundations, charitable organizations, or trusts established by or for the benefit of such persons.
4.  ☐ A trust: (i) that is not described in paragraph (3) of this Section C; (ii) that was not organized or reorganized and is not operated for the specific purpose of acquiring the interest or any other interest in SPAC, and less than 40% of the assets of which will consist of interests in SPAC (calculated as of the time of the Investor’s execution of this Subscription Agreement); and (iii) with respect to which each of the settlors and other contributors of assets, trustees, and other authorized decision makers is a person described in paragraph (1), (2), (3) or (4) of this Section C.
5.  ☐ An entity that: (i) was not organized or reorganized and is not operated for the specific purpose of acquiring the interest or any other interest in SPAC, and less than 40% of the assets of which will consist of interests in SPAC (calculated as of the time of the Investor’s execution of this Subscription Agreement); and (ii) has discretionary investment authority with regard to at least U.S.$25,000,000 of investments, whether for its own account or for the account of other persons that are themselves accurately described by one or more other paragraphs of this Section C.
6.  ☐ An entity, each and every beneficial owner of which is a person accurately described by one or more of the foregoing paragraphs of this Section C or is itself an entity each and every beneficial owner of which is a person accurately described by one or more of the foregoing paragraphs of this Section C. If the Investor is a qualified purchaser solely for the reason described in this paragraph 6, the Investor shall, at the request of the SPAC, submit to SPAC a separate qualified purchaser questionnaire for each beneficial owner of the Investor’s securities.
This page should be completed by the Investor
and constitutes a part of the Subscription Agreement.

Annex E
FORM OF CONVERTIBLE NOTES SUBSCRIPTION AGREEMENT
L&F Acquisition Corp.
150 North Riverside Plaza, Suite 5200
Chicago, Illinois
Ladies and Gentlemen:
This Subscription Agreement (this “Subscription Agreement”) is being entered into as of the date set forth on the signature page hereto, by and between L&F Acquisition Corp., a Cayman Islands exempted company, which shall be domesticated as a Delaware corporation prior to the closing of the Transaction (as defined herein) (“SPAC”), and the undersigned investor (the “Investor”), in connection with the Business Combination Agreement, dated as of the date hereof (as may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among SPAC, L&F Holdings, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of SPAC (“L&F Holdings”), ZF Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of L&F Holdings (“ZF Merger Sub”), IDX Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of L&F Holdings (“IDX Merger Sub”), IDX Forward Merger Sub, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of L&F Holdings (“IDX Forward Merger Sub,” and together with ZF Merger Sub and IDX Forward Merger Sub, the “Merger Subs”), ZeroFOX, Inc., a Delaware corporation (“ZF”), and ID Experts Holdings, Inc., a Delaware corporation (“IDX,” and together with ZF, the “Company Parties”), pursuant to which, among other things, (i) ZF Merger Sub shall be merged with and into ZF (the “ZF Merger”), with ZF being the surviving entity in the ZF Merger and continuing (immediately following the ZF Merger) as a direct, wholly-owned subsidiary of L&F Holdings, (ii) IDX Merger Sub shall be merged with and into IDX (the “IDX Merger”), with IDX being the surviving entity in the IDX Merger and continuing (immediately following the IDX Merger) as a direct, wholly-owned subsidiary of L&F Holdings (“Transitional IDX Entity”), and (iii) Transitional IDX Entity shall be merged with and into IDX Forward Merger Sub (the “IDX Forward Merger,” and together with the ZF Merger and IDX Merger, the “Mergers”), with IDX Forward Merger Sub being the surviving entity in the IDX Forward Merger and continuing (immediately following the IDX Forward Merger) as a direct, wholly-owned subsidiary of L&F Holdings (the “Surviving IDX Entity”) and, after giving effect to such Mergers, the Company Parties will become direct subsidiaries of L&F Holdings and indirect subsidiaries of SPAC, on the terms and subject to the conditions therein (the transactions contemplated by the Business Combination Agreement, including the Mergers, the “Transaction”). In connection with the Transaction, SPAC is seeking commitments from interested investors to purchase, following the consummation of the Domestication (as defined below) and substantially concurrent with, and contingent upon, the closing of the Transaction, SPAC’s 7.00%/8.75% convertible senior cash/PIK toggle notes due 2025 (the “Notes”), in the principal amount set forth on the signature page hereto (the “Subscribed Notes”), for a purchase price equal to 100% of the principal amount of the Subscribed Notes (the “Purchase Price”). On or about the date of this Subscription Agreement, SPAC is entering into subscription agreements for the Notes (the “Other Subscription Agreements,” and together with the Subscription Agreement, the (“Subscription Agreements”) with certain other investors (the “Other Investors,” and together with the Investor, the “Investors”), pursuant to which the Investors have agreed to purchase on the closing date of the Transaction, inclusive of the Notes subscribed for by the Investor, up to $150,000,000 in aggregate principal amount of the Notes. The aggregate Purchase Price to be paid by the Investor for the subscribed Notes (as set forth on the signature page hereto) is referred to herein as the “Subscription Amount.”
Prior to the closing of the Transaction (and as more fully described in the Business Combination Agreement), SPAC will domesticate as a Delaware corporation in accordance with Section 388 of the General Corporation Law of the State of Delaware and de-register as a Cayman Islands exempted company in accordance with Part XII of the Cayman Islands Companies Act (As Revised) (the “Domestication”).
In connection with the issuance of the Notes on the closing date of the Transaction, SPAC and Wilmington Trust, National Association, as trustee (the “Trustee”) will enter into an indenture in respect of the Notes in substantially the form attached hereto as Exhibit A (the “Indenture”).

In connection therewith, and in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, set forth herein, and intending to be legally bound hereby, each of the Investor and SPAC acknowledges and agrees as follows:
1. Subscription. Subject to the terms and conditions hereof, the Investor hereby subscribes for and agrees to purchase from SPAC, and SPAC hereby agrees to issue and sell to Investor, upon the payment of the Purchase Price, the Subscribed Notes on the terms and subject to the conditions provided for herein (such subscription and issuance, the “Subscription”). The Investor acknowledges and agrees that, as a result of the Domestication, the Subscribed Notes that will be purchased by the Investor and issued by SPAC pursuant to this Subscription Agreement shall be issued by SPAC as a Delaware corporation (and not, for the avoidance of doubt, by a Cayman Islands exempted company). SPAC hereby expressly covenants and agrees that the Purchase Price shall be used exclusively for the Transaction, including as working capital for SPAC after the Closing.
2. Closing. The closing of the Subscription (the “Closing”) is contingent upon the consummation of the Domestication and the substantially concurrent consummation of the Transaction. The Closing shall occur substantially concurrently with and be conditioned upon the effectiveness of, the Transaction. Upon delivery of written notice from (or on behalf of) SPAC to the Investor (the “Closing Notice”), that SPAC reasonably expects all conditions to the closing of the Transaction to be satisfied or waived on a date that is not less than five (5) business days from the date on which the Closing Notice is delivered to the Investor, the Investor shall deliver to an escrow agent mutually acceptable to SPAC and the Investor (pursuant to an escrow agreement (the “Escrow Agreement”) by and among SPAC, the Investor and such escrow agent with terms acceptable to the Investor), three (3) business days prior to the closing date specified in the Closing Notice (the “Closing Date”), (i) the Subscription Amount by wire transfer of United States dollars in immediately available funds to the account(s) specified by SPAC in the Closing Notice (which, for the avoidance of doubt, shall be the escrow account specified in the Escrow Agreement) and (ii) any other information that is reasonably requested in the Closing Notice in order for the Subscribed Notes to be issued to the Investor through the DWAC procedures of the Depository Trust Company (“DTC”), including, without limitation, the legal name of the person in whose name such Subscribed Notes are to be issued and a duly executed Internal Revenue Service Form W-9 or W-8, as applicable. On the Closing Date, SPAC shall deliver to Investor or its nominee the Subscribed Notes in book entry form through the DWAC procedures of DTC free and clear of any liens or restrictions (other than those arising under the Indenture, this Subscription Agreement or applicable state or federal securities law); provided, however, that the obligation to issue the Subscribed Notes to the Investor is contingent upon SPAC having received the Subscription Amount in full accordance with this Section 2. This Subscription Agreement shall terminate and be of no further force or effect, without any liability to either party hereto, if SPAC notifies the Investor that SPAC has abandoned its plans to move forward with the Transaction. If the Closing does not occur within three (3) business days following the Closing Date specified in the Closing Notice, SPAC shall promptly (but not later than one (1) business day thereafter) return the Subscription Amount in full to the Investor (and shall provide any notices required pursuant to the Escrow Agreement in respect of such return). For purposes of this Subscription Agreement, “business day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.
3. Closing Conditions.
a. The obligation of the parties hereto to consummate the purchase and sale of the Subscribed Notes pursuant to this Subscription Agreement is subject to the satisfaction or waiver (if permitted by law) of the following conditions:
(i) no suspension of the offering or sale or trading of SPAC common stock, par value $0.0001 per share (the “Common Stock”) in any applicable jurisdiction, or initiation or threatening in writing of any proceedings for any such purposes, shall be deemed to have occurred and be continuing and the shares of Common Stock underlying the Subscribed Notes (the “Underlying Shares”) shall have been approved for listing on the New York Stock Exchange (the “NYSE”) or the Nasdaq Capital Market (“NASDAQ”), subject to official notice of issuance;
(ii) no applicable governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the transactions contemplated hereby and no such governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition; and
(iii) all conditions precedent to the closing of the Transaction contained in the Business Combination Agreement, including the approval of the Transaction by SPAC’s shareholders, shall have been satisfied (as determined by the parties to the Business Combination Agreement and other than those conditions under the Business Combination Agreement which, by their nature, are to be fulfilled at the closing of the Transaction, including to the extent that any such condition is dependent upon the substantially concurrent consummation of the purchase and sale of the Subscribed Notes pursuant to this Subscription Agreement) or waived according to the terms of the Business Combination Agreement and the closing of the Transaction shall occur concurrently with, or immediately following, the Closing.
b. The obligation of SPAC to consummate the issuance and sale of the Subscribed Notes pursuant to this Subscription Agreement shall be subject to the conditions that (i) all representations and warranties of the Investor contained in this Subscription Agreement are true and correct in all material respects at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by the Investor of each of the representations and warranties of the Investor contained in this Subscription Agreement as of the Closing Date; (ii) all obligations, covenants and agreements of the Investor required to be performed by it at or prior to the Closing Date shall have been performed in all respects except where the failure of such performance or compliance would not reasonably be expected to prevent, materially delay or materially impair the ability of the SPAC to consummate the Closing and (iii) the Indenture shall have been executed by the applicable parties thereto.
c. The obligation of the Investor to consummate the purchase of the Subscribed Notes pursuant to this Subscription Agreement shall be subject to the conditions that:
(i) all representations and warranties of SPAC contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Material Adverse Effect (as defined herein), which representations and warranties shall be true in all respects) at and as of the Closing Date, and consummation of the Closing shall constitute a reaffirmation by SPAC of each of the representations and warranties of SPAC contained in this Subscription Agreement as of the Closing Date;
(ii) all obligations, covenants and agreements of SPAC required by the Subscription Agreement to be performed by it at or prior to the Closing Date shall have been performed in all material respects;
(iii) there shall have been no amendment, waiver of modification to the Business Combination Agreement that would reasonably be expected to have a material and adverse economic impact on the Notes without having received the Investor’s prior written consent (provided, for the avoidance of doubt, that any change to the aggregate purchase consideration in respect of the Transaction or any change to the definition of Company Material Adverse Effect shall be deemed to have a material and adverse impact on the Notes);
(iv) After giving effect to the Transactions, including the substantially concurrent consummation of the purchase and sale of the Subscribed Notes pursuant to this Subscription Agreement, the Available Closing Acquiror Cash (as defined in the Business Combination Agreement in effect on the date hereof) shall be at least $170 million;
(v) there has not occurred a Material Adverse Effect with respect to SPAC (as defined in Section 5(e), below) or an Acquiror Material Adverse Effect as defined in the Business Combination Agreement;
(vi) After giving effect to the Transactions, including the substantially concurrent consummation of the purchase and sale of the Subscribed Notes pursuant to this Subscription Agreement, SPAC shall have no other Indebtedness for borrowed money other than the Notes in an aggregate principal amount not to exceed $150.0 million and Indebtedness that is secured, senior in right of payment to the Notes or structurally senior to the Notes not to exceed $50.0 million;

(vii) SPAC shall have paid, or provided for payment on the closing funds flow, of all reasonable and documented out-of-pocket fees and expenses of the lead Investor incurred in connection with this Subscription Agreement, the Indenture and related documents including (without limitation) the reasonable and documented fees and expenses of Stroock & Stroock & Lavan LLP, as counsel to the lead Investor, to the extent invoiced at least one (1) Business Day prior to the Closing Date;
(viii) SPAC shall have executed a registration rights agreement for the benefit of the Investors, providing for customary demand, shelf and piggyback registration rights and otherwise in form and substance acceptable to the Investors and SPAC;
(ix) (x) there shall be no Default or Event of Default (each as defined in the Indenture) under the Indenture as of the Closing Date on a pro forma basis after giving effect to the Transaction; and (y) (1) a waiver for each of (I) that certain Loan and Security Agreement, dated as of January 7, 2021, among ZeroFox, Inc., as borrower, RBP Financial Services, LLC, ZeroFox Chile Holdings, LLC, ZeroFox India Holding, LLC and Vigilanteati, Inc., as guarantors, and Stifel Bank, as bank, (as amended, supplemented or modified from time to time, the “Stifel Loan Agreement”), and (II) that certain Loan and Security Agreement, dated as of January 7, 2021, among ZeroFox, Inc., RBP Financial Services, LLC, ZeroFox Chile Holdings, LLC, ZeroFox India Holding, LLC and Vigilanteati, Inc., collectively as borrower, and Orix Growth Capital, LLC as lender (as amended, supplemented or modified from time to time, the “Orix Loan Agreement”), shall have been obtained to permit the incurrence of the Notes or (2) the indebtedness outstanding under each of the Stifel Loan Agreement and the Orix Loan Agreement shall have been repaid in full;
(x) the Escrow Agreement shall have been executed by the applicable parties thereto;
(xi) the Trustee shall have received all customary deliverables in connection with the execution of the Indenture and authentication of the Notes, in each case in form and substance satisfactory to the Trustee;
(xii) all actions necessary to ensure that the Notes are eligible at DTC on the Closing Date shall have been taken (provided such actions shall not result in changes to the economic terms of the Notes); and
(xiii) the Indenture shall have been executed by the applicable parties thereto.
d. In no event may any party rely upon a failure of a condition in this Section 3 to the extent such party’s breach of its obligations under this Agreement was a cause of such condition failing to be satisfied.
4. Further Assurances. At or prior to the Closing Date, the parties hereto shall execute and deliver, or cause to be executed and delivered, such additional documents and take such additional actions as may be practical and necessary in order to consummate the subscription as contemplated by this Subscription Agreement.
5. SPAC Representations and Warranties. For purposes of this Section 5, the term “SPAC” shall refer to (x) with respect to the representations and warranties made as of the date hereof (except as provided in clause (y)), SPAC and (y) with respect to representations and warranties in subsections (f), (k), (m) and (p) of this Section 5 made as of the date hereof and the representations and warranties made as of the Closing Date, the combined company after giving effect to the Transaction as of the Closing Date. SPAC represents and warrants to the Investor that as of the date hereof and as of the Closing Date:
a. SPAC is an exempted company duly incorporated, validly existing and in good standing under the laws of the Cayman Islands (to the extent such concept exists in such jurisdiction). SPAC has all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement. As of the Closing Date, following the Domestication, SPAC (i) will be duly incorporated, validly existing as a corporation and in good standing under the laws of the State of Delaware, (ii) will have all power (corporate or otherwise) and authority to own, lease and operate its properties and conduct its business as presently conducted and to enter into, deliver and perform its obligations under this Subscription Agreement and (iii) will be duly licensed or qualified to conduct its business and, if applicable, will be in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Material Adverse Effect (as defined below). For purposes of this Subscription Agreement, a “Material Adverse Effect” means any change, event, circumstance, occurrence, effect, development or state of facts (each an “Effect”) that, individually or in the aggregate, with any other change, event, circumstance, occurrence, effect, development or state of facts, either (a) has a material adverse effect on the business, assets, operations, results of operations or financial condition of SPAC and its subsidiaries, taken as a whole, or (b) prevents or materially delays or materially impacts the ability of any of the SPAC, L&F Holdings or the Merger Subs to consummate all or any of the Transactions or would reasonably be expected to have any such effect; provided, however, that none of the following, alone or in combination, shall be taken into account in determining whether a Material Adverse Effect has occurred: (1) changes or proposed changes in applicable Law (as defined in the Business Combination Agreement), regulations or interpretations thereof or decisions by any governmental authority or arbitrator after the date of this Subscription Agreement; (2) changes or proposed changes in United States generally accepted accounting principles, consistently applied (or any official interpretation thereof) after the date of this Subscription Agreement; (3) any downturn in general economic conditions, including changes in the credit, debt, securities, financial, capital or reinsurance markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets), in each case, in the United States or anywhere else in the world; (4) any earthquake, hurricane, tornado, pandemic or other natural or man-made disaster; (5) the taking of any action expressly required by the Business Combination Agreement or this Subscription Agreement; (6) the announcement of the Business Combination Agreement or this Subscription Agreement or consummation of the Transactions; or (7) the consummation of any Acquiror Shareholder Redemption (as defined in the Business Combination Agreement); provided, that, that any Effect referred to in clauses (1) through (4) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such Effect has a disproportionate effect on SPAC compared to other participants in the industries in which SPAC conducts its businesses; provided, further, that the underlying causes of such instances set forth in clauses (1) through (4) may, if they are not otherwise excluded from the definition of Material Adverse Effect, be taken into account in determining whether a Material Adverse Effect has occurred.
b. The Underlying Shares issuable upon conversion of the Convertible Notes are duly authorized and, when issued upon conversion of the Convertible Notes, will be validly issued, fully paid and non-assessable and will not have been issued in violation of any preemptive or similar rights created under SPAC’s organizational documents (as adopted on or prior to the Closing Date), by any contract to which SPAC is a party or by which it is bound, or under the laws of its jurisdiction of incorporation.
c. As of the Closing Date, (i) the Subscribed Notes will be duly authorized and, when issued and delivered to the Investor against full payment therefor in accordance with the terms of this Subscription Agreement, will be validly issued and will constitute legal, valid and binding obligations of SPAC, enforceable against SPAC in accordance with their terms, except that the enforcement thereof may be subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by equitable principles relating to enforceability (collectively, the “Enforceability Exceptions”), and will not have been issued in violation of or subject to any preemptive or similar rights created under SPAC’s certificate of incorporation (as adopted in connection with the Domestication) or under the General Corporation Law of the State of Delaware and (ii) the Indenture will be duly authorized by SPAC and, when duly authorized, executed and delivered by the Trustee, will constitute a legal, valid and binding obligation of SPAC, enforceable against SPAC in accordance with its terms, except that the enforcement thereof may be subject to the Enforceability Exceptions.
d. This Subscription Agreement has been duly authorized, executed and delivered by SPAC and, assuming that this Subscription Agreement constitutes the valid and binding agreement of the Investor, this Subscription Agreement is enforceable against SPAC in accordance with its terms, except as may be limited or otherwise affected by the Enforceability Exceptions and, on the Closing Date, the Indenture will be duly authorized, executed and delivered by SPAC.
e. The execution and delivery of this Subscription Agreement and the Indenture, the issuance and sale of the Notes, the issuance and delivery of the Underlying Shares upon conversion of the Subscribed Notes in accordance with the terms of the Indenture and the compliance by SPAC with all of the provisions of this Subscription Agreement and the Indenture and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of SPAC or any of its subsidiaries pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which SPAC or any of its subsidiaries is a party or by which SPAC or any of its subsidiaries is bound or to which any of the property or assets of SPAC is subject; (ii) the organizational documents of SPAC on the date hereof or after giving effect to the Domestication; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over SPAC or any of its properties that, in the case of clause (i) and clause (iii), would reasonably be expected to have a Material Adverse Effect or materially affect the validity of the Subscribed Notes or the ability of SPAC to timely comply in all material respects with this Subscription Agreement (including the issuance of the Notes) or the Indenture.
f. Assuming the accuracy of the representations and warranties of the Investors, SPAC is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including NASDAQ or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Notes)), other than (i) filings required by applicable state securities laws, (ii) those required by NASDAQ, including with respect to obtaining stockholder approval, and (iii) the failure of which to obtain would not be reasonably expected to have a Material Adverse Effect or have a material adverse effect on SPAC’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Notes.
g. The Subscribed Notes are not, and following the Closing, will not be, subject to any Transfer Restriction. The term “Transfer Restriction” means any condition to or restriction on the ability of the undersigned or any other holder of the Subscribed Notes to pledge, sell, assign or otherwise transfer the Subscribed Notes under any organizational document, policy or agreement of, by or with SPAC, but excluding the restrictions on transfer to be described in the Indenture and Section 6(c) of this Subscription Agreement with respect to the status of the Subscribed Notes as “restricted securities” pending their registration for resale under the Securities Act of 1933, as amended (the “Securities Act”), in accordance with the terms of this Subscription Agreement.
h. As of their respective dates, all reports (the “SEC Reports”) required to be filed by SPAC with the U.S. Securities and Exchange Commission (the “SEC”) have been filed, and SPAC has complied in all material respects with the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC promulgated thereunder, and none of the SEC Reports, when filed or, if amended prior to the date of this Subscription Agreement, as of the date of such amendment with respect to those disclosures that are amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. On April 12, 2021 the Staff of the SEC (the “SEC Staff”) issued the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies (together with any subsequent guidance, statements or interpretations issued by the SEC or the SEC Staff relating thereto or to other accounting matters related to initial public offering securities or expenses, the “Statement”). Based on its review of the Statement, on May 28, 2021, SPAC filed Amendment No. 1 to its Annual Report on Form 10-K/A (the “Warrant Restatement”) to amend and restate its Annual Report on Form 10-K as of and for the period ended December 31, 2020, that it originally filed with the SEC on March 30, 2021. In addition, on December 9, 2021, SPAC filed Amendment No. 2 to its Annual Report on Form 10-K/A (the “Temporary Equity 10-K/A Restatement”) to amend and restate the Warrant Restatement and on December 10, 2021, SPAC filed Amendment No. 1 to its Quarterly Report on Form 10-Q/A (the “Temporary Equity 10-Q/A Restatement” and, together with the Warrant Restatement and the Temporary Equity 10-K/A Restatement, the “Restatements”) to amend and restate its Quarterly Report on Form 10-Q as of and for the period ended September 30, 2021, that it originally filed with the SEC on November 12, 2021. Each Investor acknowledges that any restatement, revision or other modification of the SEC Reports, including, without limitation, the Restatements, or any changes to historical accounting policies of SPAC necessary to comply with any order, directive, guideline, comment or recommendation announced or issued by the SEC after the date of this Subscription Agreement that is applicable to SPAC, including, without limitation, arising from or relating to SPAC’s review of the Statement or the matters addressed in the Restatements, shall be deemed not material for purposes of this Subscription Agreement, including for purposes of Section 5(f), this Section 5(h), and Section 6(f) below and the definition of “Material Adverse Effect.” Other than as noted herein, the financial statements of SPAC included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of SPAC as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.
i. As of the date hereof, the authorized share capital of SPAC consists of US$55,100 divided into (i) 500,000,000 ordinary shares, par value $0.0001 per share (“SPAC Ordinary Shares”), (ii) 50,000,000 class B shares, par value $0.0001 per share (“Class B Shares”) and (iii) 1,000,000 preference shares, par value $0.0001 per share (“SPAC Preference Shares”) of which (A) 17,250,000 SPAC Ordinary Shares are issued and outstanding as of the date of this Agreement, (B) 4,312,500 Class B Shares are issued and outstanding as of the date hereof, and (C) no shares of SPAC Preference Shares are issued and outstanding as of the date hereof. All of the issued and outstanding shares of SPAC Ordinary Shares and Class B Shares (I) have been duly authorized and validly issued and are fully paid and non-assessable, (II) were issued in compliance in all material respects with applicable Law, and (III) were not issued in breach or violation of any preemptive or similar rights or Contract. As of the date hereof, Acquiror has issued 16,213,430 warrants (“SPAC Ordinary Share Warrants”) that entitle the holder thereof to purchase SPAC Ordinary Shares at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable warrant agreement. All (i) issued and outstanding Ordinary Shares and Class B Shares have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to preemptive or similar rights and (ii) issued and outstanding SPAC Ordinary Share Warrants constitute legal, valid and binding obligations of SPAC, enforceable against SPAC in accordance with their terms. As of the date hereof, except as set forth above and pursuant to the Other Subscription Agreements and the Business Combination Agreement, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from SPAC any SPAC Ordinary Shares, Class B Shares, SPAC Preference Shares or other equity interests in SPAC (collectively, “Equity Interests”) or securities convertible into or exchangeable or exercisable for Equity Interests. In connection with the Domestication, (i) each then issued and outstanding SPAC Ordinary Share shall convert automatically, on a one-for-one basis, into a share of Common Stock; (ii) each then issued and outstanding Class B Share shall convert automatically, on a one-for-one basis, into a share Common Stock; and (iii) each then issued and outstanding whole SPAC Ordinary Share Warrant shall convert automatically into a whole warrant exercisable for one share of Common Stock (“SPAC Warrant”), pursuant to the applicable warrant agreement. As of the date hereof, SPAC has no subsidiaries other than L&F Holdings and the Mergers Subs and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated other than L&F Holdings and the Mergers Subs. There are no stockholder agreements, voting trusts or other agreements or understandings to which SPAC is a party or by which it is bound relating to the voting or registration of any Equity Interests, other than (A) the letter agreements entered into by SPAC in connection with SPAC’s initial public offering on November 23, 2020 pursuant to which SPAC’s sponsor and SPAC’s executive officers and independent directors agreed to vote in favor of any proposed Business Combination (as defined therein), which includes the Transaction, and (B) as contemplated by the Business Combination Agreement. There are no securities or instruments issued by or to which SPAC is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Subscribed Notes, (ii) any Notes to be issued pursuant to any Other Subscription Agreement or (iii) any shares of Common Stock upon conversion of any of the Subscribed Notes or any of the Notes to be issued pursuant to any Other Subscription Agreement.
j. Other than the Other Subscription Agreements, the Business Combination Agreement, any other subscription agreement consistent with the same terms herein and any other agreement expressly contemplated by the Business Combination Agreement or described in the SEC Reports, SPAC has not entered into any side letter or similar agreement with any investor in connection with such investor’s direct or indirect investment in SPAC (other than any side letter or similar agreement relating to the transfer to any investor of (i) securities of SPAC by existing securityholders of SPAC, which may be effectuated as a forfeiture to SPAC and reissuance, or (ii) securities to be issued to the direct or indirect securityholders of SPAC Parties pursuant to the Business Combination Agreement). No Other Subscription Agreement includes terms and conditions that are materially more advantageous to any such Other Investor than Investor hereunder, and no Other Subscription Agreements have been amended in any material respect following the date of this Subscription Agreement.
k. Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6 of this Subscription Agreement, no registration under the Securities Act is required for the offer and sale of the Subscribed Notes by SPAC to the Investor hereunder.
l. Neither the Subscribed Notes nor the shares of Common Stock underlying the Other Subscription Agreements (i) were offered by any form of general solicitation or general advertising and (ii) are being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.
m. Except for such matters as have not had and would not be reasonably likely to have a Material Adverse Effect or have a material adverse effect on SPAC’s ability to consummate the transactions contemplated hereby, including the issuance and sale of the Subscribed Notes, as of the date hereof, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of SPAC, threatened in writing against SPAC or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against SPAC.
n. The issued and outstanding shares of Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “LNFA” (it being understood that the trading symbol will be changed and that the Common Stock will be listed on NASDAQ and not on the NYSE in connection with the Transaction). There is no suit, action, proceeding or investigation pending or, to the knowledge of SPAC, threatened against SPAC by the NYSE or the SEC with respect to any intention by such entity to deregister the shares of Common Stock or prohibit or terminate the listing of the shares of Common Stock on the NYSE. SPAC has taken no action that is designed to terminate the registration of the shares of Common Stock under the Exchange Act. SPAC will file a listing application with NASDAQ for the Underlying Shares and such application approved by NASDAQ prior to Closing.
o. [Except for the Placement Agents (as defined in Section 6(d), below)]1 no broker or finder is entitled to any brokerage or finder’s fee or commission from SPAC solely in connection with the sale of the Subscribed Notes to the Investors.
p. Except for such matters as have not had and would not be reasonably expected to have a Material Adverse Effect, SPAC is, and has been since its inception, in compliance with all laws applicable to the conduct of its business. SPAC has not received any written, or to its knowledge, other communication from a governmental entity that alleges that SPAC is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. Except for such matters as have not had and would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, there is no (i) action, lawsuit, claim or other proceeding, in each case by or before any governmental authority pending, or, to the knowledge of SPAC, threatened against SPAC or (ii) judgment, decree, injunction, ruling or order of any governmental entity or arbitrator outstanding against SPAC.
q. SPAC has not in the past nor will it hereafter take any action to sell, offer for sale or solicit offers to buy any securities of SPAC that could result in the initial sale of the Subscribed Notes not being exempt from the registration requirements of Section 5 of the Securities Act.
r. SPAC has not disclosed to the Investors information that would constitute material non-public information as of the date of the filing of the Registration Statement on Form S-4 to be filed with respect to the Transaction (the “Form S-4”).
[1]	Insert for Monarch Capital only.

6. Investor Representations and Warranties. The Investor represents and warrants to SPAC that:
a. The Investor, or each of the funds managed by or affiliated with the Investor for which the Investor is acting as nominee, as applicable, (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act), a “qualified purchaser” (as defined in Section 2(a)(51) of the Investment Company Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3), (7), (8), (9), (12) or (13) of Regulation D under the Securities Act), in each case, satisfying the applicable requirements set forth on Schedule A hereto, (ii) is acquiring the Subscribed Notes only for his, her or its own account and not for the account of others, or if the Investor is subscribing for the Subscribed Notes as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or “accredited investor” (within the meaning of Rule 501(a) under the Securities Act) and satisfies the applicable requirements set forth on Schedule A hereto, the Investor has full investment discretion with respect to each such account, and has the full power and authority to make the acknowledgements, representations and agreements herein on behalf of each owner of each such account, and (iii) is not acquiring the Subscribed Notes with a view to, or for offer or sale in connection with, any distribution thereof in violation of the Securities Act or any securities laws of the United States or any other jurisdiction. The Investor has completed Schedule A following the signature page hereto and the information contained therein is accurate and complete. The Investor is not an entity formed for the specific purpose of acquiring the Subscribed Notes, unless such newly formed entity is an entity in which all of the investors are institutional accredited investors, and is an “institutional account” as defined by FINRA Rule 4512(c). The Investor further acknowledges that it is aware that the sale to it is being made in reliance on a private placement exempt from registration under the Securities Act and is acquiring the Subscribed Notes for its own account or for an account over which it exercises sole discretion for another qualified institutional buyer or accredited investor.
b. The Investor (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Subscribed Notes. Accordingly, the Investor understands that the offering meets (A) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (B) the institutional customer exemption under FINRA Rule 2111(b).
c. The Investor acknowledges and agrees that the Subscribed Notes are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Notes have not been registered under the Securities Act or any other applicable securities laws. The Investor acknowledges and agrees that the Subscribed Notes are being offered for resale in transactions not requiring registration under the Securities Act, and unless so registered, may not be offered, resold, transferred, pledged or otherwise disposed of by the Investor absent an effective registration statement under the Securities Act except in compliance with the registration requirements of the Securities Act or any other applicable securities laws, pursuant to any exemption therefrom or in a transaction not subject thereto and that any book-entry position or certificates representing the Subscribed Notes shall contain a restrictive legend to such effect. The Investor acknowledges and agrees that the Subscribed Notes and the Underlying Shares (if any) will be subject to transfer restrictions and, as a result of these transfer restrictions, the Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Subscribed Notes and may be required to bear the financial risk of an investment in the Subscribed Notes for an indefinite period of time. The Investor acknowledges and agrees that the Subscribed Notes will not be eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act until at least one year from the Closing Date. The Investor acknowledges and agrees that it has been advised to consult legal counsel and tax and accounting advisors prior to making any offer, resale, transfer, pledge or disposition of any of the Subscribed Notes and the Underlying Shares.
Each book entry for the Subscribed Notes shall contain a notation, and each certificate (if any) evidencing the Notes shall be stamped or otherwise imprinted with a legend, in substantially the following form:
THIS SECURITY AND THE COMMON STOCK, IF ANY, ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED

(THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE INVESTOR:
(1) REPRESENTS THAT EITHER (A) IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT OR (B) IT IS AN INSTITUTIONAL “ACCREDITED INVESTOR” (WITHIN THE MEANING OF RULE 501(A)(1), (2), (3) OR (7) UNDER THE SECURITIES ACT), AND
(2) AGREES FOR THE BENEFIT OF ZEROFOX HOLDINGS, INC. (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR AFTER THE LAST ORIGINAL ISSUE DATE HEREOF OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:
(A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, OR
(B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT AND IS EFFECTIVE AT THE TIME OF SUCH TRANSFER, OR
(C) TO A PERSON THAT YOU REASONABLY BELIEVE TO BE A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR
(D) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.
PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(D) ABOVE, THE COMPANY AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.
d. The Investor acknowledges and agrees that the Investor is purchasing the Subscribed Notes directly from SPAC. The Investor further acknowledges that there have not been, and the Investor hereby agrees that it is not relying on, any representations, warranties, covenants and agreements made to the Investor by or on behalf of [SPAC, the Company Parties, Jefferies LLC and Stifel Financial Corp. (the “Placement Agents”), any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of SPAC expressly set forth in Section 5 of this Subscription Agreement. and in the Indenture. The Investor acknowledges and is aware that (i) the Placement Agents are each acting as the Company’s joint placement agent, (ii) Stifel Financial Corp. is acting as financial advisor and capital markets advisor to ZF in connection with the Transaction and (iii) Jefferies LLC is acting as financial advisor and capital markets advisor to SPAC in connection with the Transaction. The Investor understands and acknowledges that the roles of Stifel Financial Corp. and Jefferies LLC as capital markets advisors to ZF and SPAC, respectively, may give rise to potential conflicts of interest or the appearance thereof.]1/[SPAC and the Company Parties, any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of SPAC expressly set forth in Section 5 of this Subscription Agreement.]2
[1]	Insert for Monarch Capital only.
[2]	Insert for all other investors.

e. The Investor’s acquisition and holding of the Subscribed Notes will not constitute or result in a non-exempt prohibited transaction under Section 406 of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or any applicable similar law.
f. The Investor acknowledges and agrees that the Investor has received access to, and has had an adequate opportunity to review, such information as the Investor deems necessary in order to make an investment decision with respect to the Subscribed Notes, including, with respect to SPAC, the Transaction and the business of the Company Parties and their subsidiaries. Without limiting the generality of the foregoing, the Investor acknowledges that he, she or it has reviewed the SEC Reports and other information as the Investor has deemed necessary to make an investment decision with respect to the Subscribed Notes. The Investor acknowledges and agrees that the Investor and the Investor’s professional advisor(s), if any, have had the full opportunity to ask such questions, receive such answers and obtain such information as the Investor and such Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Notes, including but not limited to access to marketing materials and a virtual data room containing information about the Company Parties and their financial condition, results of operations, business, properties, management and prospects sufficient, in the Investor’s judgment, to enable the Investor to evaluate its investment. The Investor acknowledges that certain information provided by the Company Parties was based on projections, and such projections were prepared based on assumptions and estimates that are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The Investor further acknowledges that he, she or it has reviewed or had the full opportunity to review all disclosure documents provided to such Investor in the offering of the Subscribed Notes and no statement or printed material which is contrary to such disclosure documents has been made or given to the Investor by or on behalf of SPAC or the Company Parties.
g. The Investor became aware of this offering of the Subscribed Notes solely by means of direct contact between the Investor and SPAC, the Company Parties or a representative of SPAC or the Company Parties, and the Subscribed Notes were offered to the Investor solely by direct contact between the Investor and SPAC, the Company Parties or a representative of SPAC or the Company Parties. [The Investor did not become aware of this offering of the Subscribed Notes, nor were the Subscribed Notes offered to the Investor, by any other means and none of the SPAC, Company Parties, the Placement Agents or their respective representatives or any person acting on behalf of any of them acted as investment advisor, broker or dealer to the Investor. The Investor acknowledges that the Subscribed Notes (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that such information and projections were prepared without the participation of the Placement Agents and that the Placement Agents do not assume responsibility for independent verification of, or the accuracy or completeness of, such information or projections.]3 / [The Investor did not become aware of this offering of the Subscribed Notes, nor were the Subscribed Notes offered to the Investor, by any other means and none of the SPAC, Company Parties or their respective representatives or any person acting on behalf of any of them acted as investment advisor, broker or dealer to the Investor. The Investor acknowledges that the Subscribed Notes (i) were not offered by any form of general solicitation or general advertising and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws. The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, SPAC, the Company Parties any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), other than the representations and warranties of SPAC contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in SPAC.]4
h. [The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Notes and Underlying Shares , including but not limited to, those set forth in the SEC Reports. The Investor has such knowledge and experience in financial and business matters as to
[3]	Insert for Monarch Capital only.
[4]	Insert for all other investors.

be capable of evaluating the merits and risks of an investment in the Subscribed Notes and the Underlying Shares, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision and the Investor has made its own assessment and has satisfied itself concerning relevant tax and other economic considerations relative to its purchase of the Subscribed Notes. The Investor will not look to the Placement Agents for all or part of any such loss or losses the Investor may suffer, is able to sustain a complete loss on its investment in the Subscribed Notes, has no need for liquidity with respect to its investment in the Subscribed Notes and has no reason to anticipate any change in circumstances, financial or otherwise, which may cause or require any sale or distribution of all or any part of the Subscribed Notes.]5 / [The Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Notes, including but not limited to, those set forth in the SEC Reports. The Investor has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Notes, and the Investor has sought such accounting, legal and tax advice as the Investor has considered necessary to make an informed investment decision and the Investor has made its own assessment and has satisfied itself concerning relevant tax and other economic considerations relative to its purchase of the Subscribed Notes. The Investor is able to sustain a complete loss on its investment in the Subscribed Notes, has no need for liquidity with respect to its investment in the Subscribed Notes and has no reason to anticipate any change in circumstances, financial or otherwise, which may cause or require any sale or distribution of all or any part of the Subscribed Notes.]6
i. Alone, or together with any professional advisor(s), the Investor has adequately analyzed and fully considered the risks of an investment in the Subscribed Notes and determined that the Subscribed Notes are a suitable investment for the Investor and that the Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of the Investor’s investment in SPAC. The Investor acknowledges specifically that a possibility of total loss exists.
j. In making its decision to purchase the Subscribed Notes, the Investor has relied solely upon independent investigation made by the Investor and upon the representations, warranties and covenants set forth herein and in the Indenture. [Without limiting the generality of the foregoing, the Investor has not relied on any statements or other information provided by or on behalf of the Placement Agents or any of their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing concerning SPAC, the Company Parties, the Transaction, the Business Combination Agreement, this Subscription Agreement or the transactions contemplated hereby or thereby, the Subscribed Notes or the offer and sale of the Subscribed Notes.
k. The Investor acknowledges that the Placement Agents: (i) have not provided the Investor with any information or advice with respect to the Subscribed Notes or Underlying Shares, (ii) have not made or make any representation, express or implied as to SPAC, the Company Parties, the Company Parties’ credit quality, the Subscribed Notes or the Investor’s purchase of the Subscribed Notes, (iii) have not acted as the Investor’s financial advisor or fiduciary in connection with the issue and purchase of Subscribed Notes, (iv) may have acquired, or during the term of this Subscription Agreement may acquire, non-public information with respect to the Company Parties, which, subject to the requirements of applicable law, the Investor agrees need not be provided to it, (v) may have existing or future business relationships with SPAC and the Company Parties (including, but not limited to, lending, depository, risk management, advisory and banking relationships) and will pursue actions and take steps that it deems or they deem necessary or appropriate to protect its or their interests arising therefrom without regard to the consequences for a holder of Notes, and that certain of these actions may have material and adverse consequences for a holder of Notes. The Investor acknowledges that SPAC, Target and/or the Placement Agents and/or their respective affiliates may now or in the future own securities of SPAC and may purchase securities in connection with the Transaction.
l. The Investor acknowledges that it has not relied on the Placement Agents in connection with its determination as to the legality of its acquisition of the Subscribed Notes and Underlying Shares or as to the other matters referred to herein and the Investor has not relied on any investigation that the Placement
[5]	Insert for Monarch Capital only.
[6]	Insert for all other investors.

Agents, any of their affiliates or any person acting on their behalf have conducted with respect to the Subscribed Notes and Underlying Shares, SPAC or the Company Parties. The Investor further acknowledges that it has not relied on any information contained in any research reports prepared by the Placement Agents or any of their affiliates.]7
m. The Investor acknowledges and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Notes and Underlying Shares or made any findings or determination as to the fairness of this investment.
n. The Investor, if not an individual, has been duly formed or incorporated and is validly existing and is in good standing under the laws of its jurisdiction of formation or incorporation, with power and authority to enter into, deliver and perform its obligations under this Subscription Agreement.
o. The execution, delivery and performance by the Investor of this Subscription Agreement and the transactions contemplated herein are within the powers of the Investor, have been duly authorized and (i) will not constitute or result in a breach or default under or conflict with any order, ruling or regulation of any court or other tribunal or of any governmental commission or agency, or any agreement or other undertaking, to which the Investor is a party or by which the Investor is bound, that would reasonably be expected to result in an Investor Material Adverse Effect, and, (ii) if the Investor is not an individual, will not violate any provisions of the Investor’s organizational documents, including, without limitation, its incorporation or formation papers, bylaws, indenture of trust or partnership or operating agreement, as may be applicable. The signature on this Subscription Agreement is genuine, and the signatory, if the Investor is an individual, has legal competence and capacity to execute the same or, if the Investor is not an individual, the signatory has been duly authorized to execute the same, and, assuming that this Subscription Agreement constitutes the valid and binding obligation of SPAC, this Subscription Agreement constitutes a legal, valid and binding obligation of the Investor, enforceable against the Investor in accordance with its terms except as may be limited or otherwise affected by (i) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws relating to or affecting the rights of creditors generally, and (ii) principles of equity, whether considered at law or equity. For purposes hereof, “Investor Material Adverse Effect” shall mean an event, change, development, occurrence, condition or effect with respect to the Investor that would reasonably be expected to have a material adverse effect on the Investor’s ability to consummate the purchase of the Subscribed Notes.
p. The Investor is not (i) a person or entity named on the List of Specially Designated Nationals and Blocked Persons, the Executive Order 13599 List, the Foreign Sanctions Evaders List, or the Sectoral Sanctions Identification List, each of which is administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) (collectively, “OFAC Lists”), (ii) owned, directly or indirectly, or controlled by, or acting on behalf of, one or more persons that are named on the OFAC Lists; (iii) organized, incorporated, established, located, resident or born in, or a citizen, national or the government, including any political subdivision, agency or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank (each, a “Prohibited Investor”). The Investor agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that the Investor is permitted to do so under applicable law. Investor represents that if it is a financial institution subject to the Bank Secrecy Act (31 U.S.C. section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), the Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. The Investor also represents that, to the extent required, it maintains policies and procedures reasonably designed to ensure compliance with OFAC-administered sanctions programs, including for the screening of its investors against the OFAC sanctions programs, including the OFAC Lists. The Investor further represents and warrants that, to the extent required by applicable law, the Investor maintains policies and procedures reasonably designed to ensure that the funds held by the Investor and used to purchase the Subscribed Notes were legally derived and were not obtained, directly or indirectly, from a Prohibited Investor.
[7]	Insert for Monarch Capital only.

q. [Neither the Placement Agents, nor any of their respective affiliates nor any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing have made any independent investigation with respect to SPAC, the Company Parties or their subsidiaries or any of their respective businesses, or the Subscribed Notes and Underling Shares or the accuracy, completeness or adequacy of any information supplied to the Investor by SPAC.]8
r. The Investor has or has commitments to have and, when required to deliver payment to SPAC pursuant to Section 2 above, will have, sufficient funds to pay the Subscription Amount and consummate the purchase and sale of the Subscribed Notes pursuant to this Subscription Agreement.
s. As of the date hereof, the Investor does not have any “put equivalent position” as such term is defined in Rule 16a-1 under the Exchange Act or short sale positions with respect to the securities of SPAC. Notwithstanding the foregoing, nothing in this Section 6(s) (i) shall apply to any entities under common management with the Investor (including the Investor’s controlled affiliates and/or affiliates) from entering into any such transactions; and (ii) in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets, the representations set forth above shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscribed Notes covered by this Subscription Agreement.
t. The Investor is not currently (and at all times through Closing will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) acting for the purpose of acquiring, holding, voting or disposing of equity securities of SPAC (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than a group consisting solely of the Investor and its affiliates.
u. No foreign person (as defined in 31 C.F.R. Part 800.224) will have control (as defined in 31 C.F.R. Part 800.208) over SPAC from and after the Closing as a result of the purchase and sale of Securities hereunder.
7. Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earlier to occur of (a) such date and time as the Business Combination Agreement is terminated in accordance with its terms without the Transaction being consummated, (b) upon the mutual written agreement of each of the parties hereto to terminate this Subscription Agreement, (c) upon written notice by SPAC or the Investor to the other (provided that the party delivering such notice is not in material breach of its obligations under this Subscription Agreement) if, on the Closing Date of the Transaction, any of the conditions to Closing of the other party set forth in Section 3 of this Subscription Agreement have not been satisfied as of the time required hereunder to be so satisfied or waived (to the extent a valid waiver is capable of being issued) by the party entitled to grant such waiver and, as a result thereof, the transactions contemplated by this Subscription Agreement are not consummated, or (d) by written notice by SPAC or the Investor to the other at any time after 11:59 pm prevailing Eastern time on the earlier of (i) the Termination Date (as defined in the Business Combination Agreement as in effect on the date hereof) or (ii) August 23, 2022, in either case if the Closing has not occurred by such date other than as a result of a breach by the terminating party (the termination events described in clauses (a)–(e), above, collectively, the “Termination Events”); provided that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from any such willful breach. SPAC shall notify the Investor in writing of the termination of the Business Combination Agreement promptly after the termination of such agreement. Upon the occurrence of any Termination Event, this Subscription Agreement shall be void and of no further effect and any monies paid by the Investor to SPAC in connection herewith shall promptly (and in any event within one (1) business day) following the Termination Event be returned to the Investor.
8. Trust Account Waiver. The Investor acknowledges that SPAC is a blank check company with the powers and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving SPAC and one or more businesses or assets. The Investor further acknowledges that, as described in SPAC’s prospectus relating to its initial public offering dated November 18, 2020 (the “Prospectus”) available at www.sec.gov, substantially all of SPAC’s assets consist of the cash proceeds of SPAC’s initial public offering and
[8]	Insert for Monarch Capital only.

private placement of its securities, and substantially all of those proceeds have been deposited in a trust account (the “Trust Account”) for the benefit of SPAC, its public shareholders and the underwriters of SPAC’s initial public offering. Except with respect to interest earned on the funds held in the Trust Account that may be released to SPAC to pay its tax obligations and to fund certain of its working capital requirements, the cash in the Trust Account may be disbursed only for the purposes set forth in the Prospectus. For and in consideration of SPAC entering into this Subscription Agreement, the receipt and sufficiency of which are hereby acknowledged, the Investor, on behalf of itself and its representatives hereby irrevocably waives any and all right, title and interest, or any claim of any kind it has or may have in the future arising out of this Subscription Agreement, in or to any monies held in the Trust Account (or distributions therefrom to SPAC’s public shareholders or to the underwriter of SPAC’s initial public offering in respect of its deferred underwriting commissions held in the Trust Account), and agrees not to seek recourse against the Trust Account as a result of, or arising out of, this Subscription Agreement; provided, however, that nothing in this Section 8 shall be deemed to limit the Investor’s right, title, interest or claim to any monies held in the Trust Account by virtue of its record or beneficial ownership of Common Stock currently outstanding on the date hereof, pursuant to a validly exercised redemption right with respect to any such Common Stock, except to the extent that the Investor has otherwise agreed with SPAC to not exercise such redemption right.
9. Miscellaneous.
a. Neither this Subscription Agreement nor any rights that may accrue to the parties hereunder (other than the Subscribed Notes acquired hereunder, if any) may be transferred or assigned without the prior written consent of each of the other parties hereto; provided that (i) this Subscription Agreement and any of the Investor’s rights and obligations hereunder may be assigned to any fund, account, co-investment arrangement or other investment vehicle managed, advised, administered, arranged, sponsored or serviced by the same investment manager as the Investor or by an affiliate (as defined in Rule 12b-2 under the Exchange Act) of such investment manager without the prior consent of SPAC and (ii) SPAC may transfer the Subscription Agreement and its rights (but not obligations) hereunder solely in connection with the consummation of the Transaction and exclusively to another entity under the control of, or under common control with, SPAC; provided further that prior to such assignment any such assignee shall agree in writing to be bound by the terms hereof; provided, that no assignment pursuant to clause (i) of this Section 9(a) shall relieve the Investor of its obligations hereunder unless otherwise agreed to in writing by SPAC.
b. SPAC may request from the Investor such additional information as SPAC may deem reasonably necessary to evaluate the eligibility of the Investor to acquire the Subscribed Notes, and the Investor shall promptly provide such information as may reasonably be requested to the extent readily available; provided that SPAC agrees to keep any such information provided by Investor confidential except (i) as necessary to include in any registration statement SPAC is required to file hereunder, (ii) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities or (iii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which SPAC’s securities are listed for trading. The Investor acknowledges that SPAC may file a copy of this Subscription Agreement (or a form of this Subscription Agreement) with the SEC as an exhibit to a periodic report or a registration statement of SPAC.
c. The Investor acknowledges that SPAC, the Company Parties[, the Placement Agents] and others will rely on the acknowledgments, understandings, agreements, representations and warranties contained in this Subscription Agreement, including Schedule A hereto. Prior to the Closing, the Investor agrees to promptly notify SPAC and, the Company Parties [and the Placement Agents] in writing (including, for the avoidance of doubt, by email) if any of the acknowledgments, understandings, agreements, representations and warranties made by the Investor as set forth in Section 6 above are no longer accurate in any material respect (other than those acknowledgments, understandings, agreements, representations and warranties qualified by materiality, in which case the Investor shall notify SPAC [and the Placement Agents] if they are no longer accurate in any respect). The Investor acknowledges and agrees that each purchase by the Investor of the Subscribed Notes from SPAC will constitute a reaffirmation of the acknowledgments, understandings, agreements, representations and warranties herein (as modified by any such notice) by the Investor as of the time of such purchase.9
[9]	Insert bracketed text in this paragraph only for Monarch Capital.

d. SPAC and, the Company Parties [and the Placement Agents] are each entitled to rely upon this Subscription Agreement and each is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby; provided, however, that the foregoing clause of this Section 9(d) shall not give the Company Parties [or the Placement Agents] any rights other than those expressly set forth herein and, without limiting the generality of the foregoing and for the avoidance of doubt, in no event shall the Company Parties be entitled to rely on any of the representations and warranties of SPAC set forth in this Subscription Agreement.1
e. All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing until (18) months after the Closing Date.
f. This Subscription Agreement may not be amended, modified, waived or terminated (other than pursuant to the terms of Section 7 above) except by an instrument in writing, signed by each of the parties hereto; provided, however, that no modification or waiver by SPAC of the provisions of this Subscription Agreement shall be effective without the prior written consent of the Company Parties (other than modifications or waivers that are solely ministerial in nature or otherwise immaterial and do not affect any economic or any other material term of this Subscription Agreement). No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto and third-party beneficiaries hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder.
g. This Subscription Agreement (including the schedule hereto) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties hereto, with respect to the subject matter hereof. Except as set forth in Section 8, Section 9(c), Section 9(d), Section 9(f), this Section 9(g), Section 9(l) and Section 10 with respect to the persons specifically referenced therein[, and Section 6 with respect to the Placement Agents,]2 this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successors and assigns, and the parties hereto acknowledge that such persons so referenced are express third party beneficiaries of this Subscription Agreement with right of enforcement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions.
h. SPAC represents and warrants to the Investor that as of the date hereof and as of the Closing Date, there are no Other Subscription Agreements, side letter agreements or other agreements or understandings (including written summaries of any oral understandings) with any Other Investors (collectively, the “PIPE Agreements”) which include terms and conditions that are materially more advantageous to any such Other Investor (as compared to Investor) other than such PIPE Agreements containing any of the following: (i) any rights or benefits granted to an Other Investor in connection with such Other Investor’s compliance with any law, regulation or policy specifically applicable to such Other Investor or in connection with the taxable status of an Other Investor, (ii) any rights or benefits which are personal to an Other Investor based solely on its place of organization or headquarters, organizational form of, or other particular restrictions applicable to, such Other Investor, (iii) any rights with respect to the confidentiality or disclosure of an Other Investor’s identity or (iv) any rights or benefits granted to the SPAC, L&F Holdings, the Company Parties or any of their respective affiliates or any of their respective partners, members, shareholders, employees or agents.
i. Except as otherwise provided herein, this Subscription Agreement shall be binding upon, and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns, and the agreements, representations, warranties, covenants and acknowledgments contained herein shall be deemed to be made by, and be binding upon, such heirs, executors, administrators, successors, legal representatives and permitted assigns.
[1]	Insert bracketed text in this paragraph only for Monarch Capital.
[2]	Insert for Monarch Capital only.

j. If any provision of this Subscription Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.
k. This Subscription Agreement may be executed and delivered in one (1) or more counterparts (including by electronic means, such as facsimile, in .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000 (e.g., www.docusign.com or other transmission method)) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.
l. SPAC shall be solely responsible for and shall bear all of costs and expenses incurred by or on behalf of SPAC in connection with this Subscription Agreement. SPAC shall reimburse the lead Investor for all reasonable and documented out of-pocket costs and expenses incurred in connection with this Subscription Agreement, the Indenture and the Transaction, including, without limitation, the reasonable and documented fees and expenses of Stroock & Stroock & Lavan LLP, as counsel to the lead Investor, (i) on the date hereof to the extent invoiced on or prior to the date hereof, (ii) on the Closing Date to the extent invoiced at least one (1) Business Day prior to the Closing Date. This Section 9(l) shall survive the termination of this Subscription Agreement.
m. At any time, SPAC may (i) extend the time for the performance of any obligation or other act of the Investor, (ii) waive any inaccuracy in the representations and warranties of the Investor contained herein or in any document delivered by the Investor pursuant hereto and (iii) waive compliance with any agreement of the Investor or any condition to its own obligations contained herein; provided, however, that no extension or waiver by SPAC of the provisions of this Subscription Agreement shall be effective without the prior written consent of the Company Parties (other than extensions or waivers that are solely ministerial in nature or otherwise immaterial and do not affect any economic or any other material term of this Subscription Agreement). At any time, the Investor may (A) extend the time for the performance of any obligation or other act of SPAC, (B) waive any inaccuracy in the representations and warranties of SPAC contained herein or in any document delivered by SPAC pursuant hereto and (C) waive compliance with any agreement of SPAC or any condition to its own obligations contained herein. Any such extension or waiver shall only be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.
n. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to seek an injunction or injunctions to prevent breaches of this Subscription Agreement, without posting a bond or undertaking and without proof of damages, to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise.
o. If any change in the number, type or classes of authorized shares of SPAC, other than as contemplated by the Business Combination Agreement or any agreement contemplated by the Business Combination Agreement, shall occur between the date hereof and immediately prior to the Closing by reason of reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend, the number of Underlying Shares potentially issued to the Investor shall be appropriately adjusted to reflect such change.
p. This Subscription Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters (including any action, suit, litigation, arbitration, mediation, claim, charge, complaint, inquiry, proceeding, hearing, audit, investigation or reviews by or before any governmental entity related hereto), including matters of validity, construction, effect, performance and remedies.
q. Each party hereto hereby, and any person asserting rights as a third party beneficiary may do so only if he, she or it, irrevocably agrees that any action, suit or proceeding between or among the parties hereto, whether arising in contract, tort or otherwise, arising in connection with any disagreement, dispute, controversy or claim arising out of or relating to this Subscription Agreement or any related document or any of the transactions contemplated hereby or thereby (“Legal Dispute”) shall be brought only to the exclusive jurisdiction of the courts of the State of New York or the federal courts located in the State of New York, and each party hereto hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a Legal Dispute that is filed in accordance with this Section 9(q) is pending before a court, all actions, suits or proceedings with respect to such Legal Dispute or any other Legal Dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each party hereto and any person asserting rights as a third party beneficiary may do so only if he, she or it hereby waives, and shall not assert as a defense in any Legal Dispute, that (a) such party is not personally subject to the jurisdiction of the above named courts for any reason, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 9(q) following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable laws. EACH OF THE PARTIES HERETO AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND FOR ANY COUNTERCLAIM RELATING THERETO. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NONCOMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. FURTHERMORE, NO PARTY HERETO NOR ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER LEGAL PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.
r. Any notice or communication required or permitted hereunder to be given to any party hereto shall be in writing and either delivered personally, emailed, sent by overnight mail via a reputable overnight carrier, or sent by certified or registered mail, postage prepaid, to such address(es) or email address(es) set forth below, and shall be deemed to be given and received (i) when so delivered personally, (ii) when sent, with no mail undeliverable or other rejection notice, if sent by email, or (iii) three (3) business days after the date of mailing to the address below or to such other address or addresses as such person may hereafter designate by notice given hereunder:
(i) if to the Investor, to such address or addresses set forth on the signature page hereto;
(ii) if to SPAC, to:
L&F Acquisition Corp. 150 North Riverside Plaza, Suite 5200 Chicago, Illinois
Attn:	Adam Gerchen, Chief Executive Officer
Email:	[***]

with a required copy to (which copy shall not constitute notice):

Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022
Attn:	Richard J. Campbell, P.C., Peter Seligson and Aslam A. Rawoof
Email:	[***]

and

Kirkland & Ellis LLP 401 Congress Avenue Austin, Texas 78701
Attn:	John Kaercher, P.C.
Email:	[***]
s. If Investor is a Massachusetts Business Trust, a copy of the Declaration of Trust of Investor or any affiliate thereof is on file with the Secretary of State of the Commonwealth of Massachusetts and notice is hereby given that the Subscription Agreement is executed on behalf of the trustees of Investor or any affiliate thereof as trustees and not individually and that the obligations of the Subscription Agreement are not binding on any of the trustees or stockholders of Investor or any affiliate thereof individually but are binding only upon Investor or any affiliate thereof and its assets and property.
10. Non-Reliance and Exculpation. [The Investor acknowledges and agrees that none of (i) any Other Investor pursuant to any Other Subscription Agreement (including such Other Investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), (ii) the Placement Agents, their respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing, or (iii) any other party to the Business Combination Agreement or any Non-Party Affiliate (other than SPAC with respect to the previous sentence), shall have any liability to the Investor, or to any Other Investor, pursuant to, arising out of or relating to this Subscription Agreement or any other subscription agreement related to the private placement of the Subscribed Notes, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Subscribed Notes or with respect to any claim (whether in tort, contract, under federal or state securities laws or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by SPAC, the Company Parties, the Placement Agents or any Non-Party Affiliate concerning SPAC, the Company Parties, the Placement Agents, any of their controlled affiliates, this Subscription Agreement or the transactions contemplated hereby. For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of SPAC, the Company Parties, the Placement Agents or any of SPAC’s, the Company Parties’ or the Placement Agents’ controlled affiliates or any family member of the foregoing.]10 / [The Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation, other than the statements, representations and warranties of SPAC expressly contained in Section 5 of this Subscription Agreement, in making its investment or decision to invest in SPAC. The Investor acknowledges and agrees that none of (i) any Other Investor pursuant to any Other Subscription Agreement (including such Other Investor’s respective affiliates or any control persons, officers, directors, employees, partners, agents or representatives of any of the foregoing), or (ii) any other party to the Business Combination Agreement or any Non-Party Affiliate (other than SPAC with respect to the previous sentence), shall have any liability to the Investor, or to any Other Investor, pursuant to, arising out of or relating to this Subscription Agreement or any other subscription agreement related to the private placement of the Subscribed Notes, the negotiation hereof or thereof or its subject matter, or the transactions contemplated hereby or thereby, including, without limitation, with respect to any action heretofore or hereafter taken or omitted to be taken by any of them in connection with the purchase of the Subscribed Notes or with respect to any claim (whether in tort, contract, under federal or state securities laws or otherwise) for breach of this Subscription Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished by SPAC, the Company Parties or any Non-Party Affiliate concerning SPAC, the Company Parties, any of their controlled affiliates, this Subscription Agreement
[10]	Insert for Monarch Capital only.

or the transactions contemplated hereby. For purposes of this Subscription Agreement, “Non-Party Affiliates” means each former, current or future officer, director, employee, partner, member, manager, direct or indirect equityholder or affiliate of SPAC, the Company Parties or any of SPAC’s, the Company Parties’ controlled affiliates or any family member of the foregoing.]11
11. Disclosure. [SPAC shall, by 9:00 a.m., New York City time, no later than on the first (1st) business day immediately following the date hereof, issue one or more press releases or file with the SEC a Current Report on Form 8-K (collectively, the “Current Report”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements and Business Combination Agreement and the Transaction. To the extent not already disclosed in the Current Report, SPAC shall include in the Form S-4 any other material, nonpublic information that SPAC has provided to the Investor at any time. Upon the filing of the Form S-4, to the actual knowledge of SPAC, the Investor shall not be in possession of any material, non-public information received from SPAC or any of its officers, directors, or employees or agents, and the Investor shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with SPAC, the Placement Agents or any of their affiliates, relating to the transactions contemplated by this Subscription Agreement. Notwithstanding anything in this Subscription Agreement to the contrary, SPAC shall not publicly disclose the name of the Investor or any of its affiliates or advisers, or include the name of the Investor or any of its affiliates or advisers in any press release or in any filing with the SEC or any regulatory agency or trading market, without the prior written consent of the Investor, except (i) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities, (ii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which SPAC’s securities are listed for trading or (iii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 11; provided, in each case of clause (i) and clause (ii), that SPAC shall provide Investor with prior written notice of such disclosure, and shall consult with Investor regarding such disclosure.]12 / [SPAC shall, by 9:00 a.m., New York City time, no later than on the first (1st) business day immediately following the date hereof, issue one or more press releases or file with the SEC a Current Report on Form 8-K (collectively, the “Disclosure Document”) disclosing all material terms of the transactions contemplated hereby and by the Other Subscription Agreements and Business Combination Agreement, the Transaction and any other material, nonpublic information that SPAC has provided to the Investor at any time prior to the filing of the Disclosure Document. Upon the issuance of the Disclosure Document, to the actual knowledge of SPAC, the Investor shall not be in possession of any material, non-public information received from SPAC or any of its officers, directors, or employees or agents, and the Investor shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral, with SPAC or any of its affiliates, relating to the transactions contemplated by this Subscription Agreement. Notwithstanding anything in this Subscription Agreement to the contrary, SPAC shall not publicly disclose the name of the Investor or any of its affiliates or advisers, or include the name of the Investor or any of its affiliates or advisers in any press release or in any filing with the SEC or any regulatory agency or trading market, without the prior written consent of the Investor, except (i) as required by the federal securities law or pursuant to other routine proceedings of regulatory authorities, (ii) to the extent such disclosure is required by law, at the request of the staff of the SEC or regulatory agency or under the regulations of any national securities exchange on which SPAC’s securities are listed for trading or (iii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication previously approved in accordance with this Section 11.]13
12. Separate Obligations. For ease of administration, this single Subscription Agreement is being executed so as to enable each Investor identified on the signature page to enter into a Subscription Agreement, severally, but not jointly. The parties hereto agree that each Subscription Agreement shall be treated as if it were a separate agreement with respect to each Investor listed on the signature page, as if each Investor entity had executed a separate Subscription Agreement naming only itself as the Investor, and no Investor listed on the signature page shall have any liability under the Subscription Agreement for the obligations of any other Investor so listed. For the avoidance of doubt, all obligations of the Investor hereunder are separate and several from the obligations of any Other Investor. The decision of the Investor to purchase the Subscribed Notes pursuant to this Subscription
[11]	Insert for all other investors.
[12]	Insert for Monarch Capital only.
[13]	Insert for all other investors.

Agreement has been made by Investor independently of any Other Investor or any other investor and independently of any information, materials, statements or opinions as to the business, financial condition or results of operations of SPAC, the Company Parties, or any of their respective subsidiaries which may have been made or given by any Other Investor or by any agent or employee of any Other Investor, and neither the Investor nor any of its agents or employees shall have any liability to any Other Investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by the Investor or Other Investors pursuant hereto or thereto, shall be deemed to constitute the Investor and Other Investor as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investor and the Other Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. The Investor acknowledges that no Other Investor has acted as agent for the Investor in connection with making its investment hereunder and no Other Investor will be acting as agent of the Investor in connection with monitoring its investment in the Subscribed Note or enforcing its rights under this Subscription Agreement. The Investor shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Investor to be joined as an additional party in any proceeding for such purpose.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the Investor has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.
Name of Investor:	State/Country of Formation or Domicile:

By:
Name:
Title:

Name in which Underlying Shares are to be registered (if different):	Date: , 2021

Investor’s EIN:

Business Address-Street:	Mailing Address-Street (if different):

City, State, Zip:	City, State, Zip:

Attn:	Attn:

Telephone No.:	Telephone No.:

Facsimile No.:	Facsimile No.:

Email:
Aggregate Principal Amount of Subscribed Notes:	$

Aggregate Purchase Price	$
You must pay the Purchase Price by wire transfer of United States dollars in immediately available funds to the account specified by SPAC in the Closing Notice.
[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, SPAC has accepted this Subscription Agreement as of the date set forth below.
L&F ACQUISITION CORP.

By:
Name:	Adam Gerchen
Title:	Chief Executive Officer
Date:       , 2021
[Signature Page to Subscription Agreement]

SCHEDULE A

ELIGIBILITY REPRESENTATIONS OF THE INVESTOR
This Schedule must be completed by Investor and forms a part of the Subscription Agreement to which it is attached. Capitalized terms used and not otherwise defined in this Schedule have the meanings given to them in the Subscription Agreement. The Investor must check the applicable box in either Section A, Section B or Section C below.
A.	QUALIFIED INSTITUTIONAL BUYER STATUS
(Please check the applicable subparagraphs):
 ☐ We are a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act (a “QIB”)).
** OR **
B.	INSTITUTIONAL ACCREDITED INVESTOR STATUS
(Please check the applicable subparagraphs):
1.
 ☐ We are an “accredited investor” (within the meaning of Rule 501(a) under the Securities Act or an entity in which all of the equity holders are accredited investors within the meaning of Rule 501(a) under the Securities Act), and have marked and initialed the appropriate box below indicating the provision under which we qualify as an “accredited investor.”

2.	☐ We are not a natural person.
Rule 501(a) under the Securities Act, in relevant part, states that an “accredited investor” shall mean any person who comes within any of the below listed categories, or who the issuer reasonably believes comes within any of the below listed categories, at the time of the sale of the securities to that person. The Investor has indicated, by marking and initialing the appropriate box below, the provision(s) below which apply to the Investor and under which the Investor accordingly qualifies as an “accredited investor.”
 ☐ Any bank, registered broker or dealer, insurance company, registered investment company, business development company, or small business investment company;
 ☐ Any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if such plan has total assets in excess of $5,000,000;
 ☐ Any employee benefit plan, within the meaning of the Employee Retirement Income Security Act of 1974, if a bank, insurance company, or registered investment adviser makes the investment decisions, or if the plan has total assets in excess of $5,000,000;
 ☐ Any organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;
 ☐ Any trust with assets in excess of $5,000,000, not formed to acquire the securities offered, whose purchase is directed by a sophisticated person; or
 ☐ Any entity in which all of the equity owners are accredited investors meeting one or more of the above tests.
C.	QUALIFIED PURCHASER STATUS
(Please check the applicable subparagraphs):
FOR INDIVIDUALS:
1.
 ☐ A natural person who owns not less than U.S.$5,000,000 in investments. For this purpose, investments owned by the Investor include all investments that are the Investor’s separate property and any investments held jointly with the Investor’s spouse, as community property or otherwise, but do not include investments that are the separate property of the Investor’s spouse unless the interest will be a joint investment of the Investor and the Investor’s spouse.

2.
 ☐ A natural person who has discretionary investment authority with regard to at least U.S.$25,000,000 of investments, including for this purpose solely the Investor’s own investments and investments of third parties that are themselves accurately described by one or more paragraphs of this Section C.

(Please check the applicable subparagraphs):
FOR ENTITIES:
3.
 ☐ A corporation, partnership, limited liability company, trust or other organization that: (i)was not organized or reorganized and is not operated for the specific purpose of acquiring the interest or any other interest in SPAC, and less than 40% of the assets of which will consist of interests in SPAC (calculated as of the time of the Investor’s execution of this Subscription Agreement); (ii)owns not less than U.S.$5,000,000 in investments; and (iii)is owned directly or indirectly solely by or for two or more natural persons who are related as siblings or spouses (including former spouses), or direct lineal descendants by birth or adoption, spouses of such persons, the estates of such persons, or foundations, charitable organizations, or trusts established by or for the benefit of such persons.

4.
 ☐ A trust: (i) that is not described in paragraph (3) of this Section C; (ii) that was not organized or reorganized and is not operated for the specific purpose of acquiring the interest or any other interest in SPAC, and less than 40% of the assets of which will consist of interests in SPAC (calculated as of the time of the Investor’s execution of this Subscription Agreement); and (iii) with respect to which each of the settlors and other contributors of assets, trustees, and other authorized decision makers is a person described in paragraph (1), (2), (3) or (4) of this Section C.

5.
 ☐ An entity that: (i) was not organized or reorganized and is not operated for the specific purpose of acquiring the interest or any other interest in SPAC, and less than 40% of the assets of which will consist of interests in SPAC (calculated as of the time of the Investor’s execution of this Subscription Agreement); and (ii) has discretionary investment authority with regard to at least U.S.$25,000,000 of investments, whether for its own account or for the account of other persons that are themselves accurately described by one or more other paragraphs of this Section C.

6.
 ☐ An entity, each and every beneficial owner of which is a person accurately described by one or more of the foregoing paragraphs of this Section C or is itself an entity each and every beneficial owner of which is a person accurately described by one or more of the foregoing paragraphs of this Section C. If the Investor is a qualified purchaser solely for the reason described in this paragraph 6, the Investor shall, at the request of SPAC, submit to SPAC a separate qualified purchaser questionnaire for each beneficial owner of the Investor’s securities.

This page should be completed by the Investor
and constitutes a part of the Subscription Agreement.

ANNEX A
Form of Indenture

ZEROFOX HOLDINGS, INC.1

AND

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee

INDENTURE

Dated as of [•], 2022

7.00%/8.75% Convertible Senior Cash/PIK Toggle Notes due 2025
[1]
NTD: Issuer to be confirmed as ZeroFox Holdings, Inc., as the entity which survives as the public parent resulting from the de-SPAC transaction among L&F Acquisition Corp., ZeroFox Inc. and ID Experts.

EXHIBIT
Exhibit A	Form of Note	F-101

INDENTURE dated as of [•], 2022 between ZEROFOX HOLDINGS, INC., a Delaware corporation, as issuer (the “Company,” as more fully set forth in Section 1.01) and WILMINGTON TRUST, NATIONAL ASSOCIATION, a national bank association, as trustee (the “Trustee,” as more fully set forth in Section 1.01).
W I T N E S S E T H:
WHEREAS, for its lawful corporate purposes, the Company has duly authorized the issuance of its 7.00%/8.75% Convertible Senior Cash/PIK Toggle Notes due 2025 (the “Notes”), initially in an aggregate principal amount not to exceed $150,000,000, and in order to provide the terms and conditions upon which the Notes are to be authenticated, issued and delivered, the Company has duly authorized the execution and delivery of this Indenture; and
WHEREAS, the Form of Note, the certificate of authentication to be borne by each Note, the Form of Notice of Conversion, the Form of Fundamental Change Repurchase Notice and the Form of Assignment and Transfer to be borne by the Notes are to be substantially in the forms hereinafter provided; and
WHEREAS, all acts and things necessary to make the Notes, when executed by the Company and authenticated and delivered by the Trustee or a duly authorized authenticating agent, as provided in this Indenture, the valid, binding and legal obligations of the Company, and this Indenture, the valid, binding and legal agreement of the Company and the Trustee, have been done and performed, and the execution of this Indenture and the issuance hereunder of the Notes have in all respects been duly authorized.
NOW, THEREFORE, THIS INDENTURE WITNESSETH:
That in order to declare the terms and conditions upon which the Notes are, and are to be, authenticated, issued and delivered, and in consideration of the premises and of the purchase and acceptance of the Notes by the Holders thereof, the Company covenants and agrees with the Trustee for the equal and proportionate benefit of the respective Holders from time to time of the Notes (except as otherwise provided below), as follows:
ARTICLE 1
DEFINITIONS
Section 1.01 Definitions. The terms defined in this Section 1.01 (except as herein otherwise expressly provided or unless the context otherwise requires) for all purposes of this Indenture and of any indenture supplemental hereto shall have the respective meanings specified in this Section 1.01. The words “herein,” “hereof,” “hereunder” and words of similar import refer to this Indenture as a whole and not to any particular Article, Section or other subdivision. The terms defined in this Article include the plural as well as the singular.
“1934 Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Additional Shares” shall have the meaning specified in Section 14.14(a).
“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control,” when used with respect to any specified Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. Notwithstanding anything to the contrary herein, the determination of whether one Person is an “Affiliate” of another Person for purposes of this Indenture shall be made based on the facts at the time such determination is made or required to be made, as the case may be, hereunder. For purposes of this Agreement, no Excluded Holder shall be deemed an Affiliate of the Issuer and its Subsidiaries.
“Applicable Procedures” means, with respect to a Depositary, as to any matter at any time, the policies and procedures of such Depositary, if any, that are applicable to such matter at such time.
“Applicable Tax Law” shall have the meaning specified in Section 17.17.
“Board of Directors” means the board of directors of the Company or a committee of such board duly authorized to act for it hereunder.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Company to have been duly adopted by the Board of Directors, and to be in full force and effect on the date of such certification, and delivered to the Trustee.
“Business Combination Agreement” means that certain Business Combination Agreement, dated as of December [•], 2021, among L&F Acquisition Corp., L&F Acquisition Holdings, LLC, ZF Merger Sub, Inc., IDX Merger Sub, Inc., IDX Forward Merger Sub, LLC, ZeroFOX, Inc. and ID Expert Holdings, Inc., as the same may be amended prior to the Closing Date.
“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed; provided, however, for clarification, commercial banks shall not be deemed to be authorized or required by law to remain closed due to “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in The City of New York generally are open for use by customers on such day.
“Capital Stock” means, for any entity, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) stock issued by that entity; provided that debt securities that are convertible into or exchangeable for Capital Stock shall not constitute Capital Stock prior to their conversion or exchange, as the case may be.
“Cash Management Obligations” means (1) obligations in respect of any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements, electronic fund transfer, treasury services and cash management services, including controlled disbursement services, working capital lines, lines of credit, overdraft facilities, foreign exchange facilities, deposit and other accounts and merchant services, or other cash management arrangements or any automated clearing house arrangements, (2) other obligations in respect of netting or setting off arrangements, credit, debit or purchase card programs, stored value card and similar arrangements and (3) obligations in respect of any other services related, ancillary or complementary to the foregoing (including any overdraft and related liabilities arising from treasury, depository, cash pooling arrangements and cash management services, corporate credit and purchasing cards and related programs or any automated clearing house transfers of funds), in each case not constituting debt for borrowed money.
“Clause A Distribution” shall have the meaning specified in Section 14.04(c).
“Clause B Distribution” shall have the meaning specified in Section 14.04(c).
“Clause C Distribution” shall have the meaning specified in Section 14.04(c).
“close of business” means 5:00 p.m. (New York City time).
“Closing Date” means [•], 2022.
“Commission” means the U.S. Securities and Exchange Commission.
“Common Equity” of any Person means Capital Stock of such Person that is generally entitled (a) to vote in the election of directors of such Person or (b) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management or policies of such Person.
“Common Stock” means the Common Stock of the Company, par value $0.0001 per share, at the date of this Indenture, subject to Section 14.07.
“Company” shall have the meaning specified in the first paragraph of this Indenture, and subject to the provisions of Article 11, shall include its successors and assigns.
“Company Mandatory Conversion Condition” means the conditions required for the Company to cause Notes to be converted pursuant to Section 14.03(a).
“Company Mandatory Conversion Right” means a conversion right pursuant to Section 14.03(a).
“Company Order” means a written order of the Company, signed on behalf of the Company by an Officer and delivered to the Trustee.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing in any manner, whether directly or indirectly, any Non-Financing Lease Obligation or other obligation that does not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”), including any obligation of such Person, whether or not contingent:
(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor;
(2) to advance or supply funds:
(a) for the purchase or payment of any such primary obligation; or
(b) to maintain the working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or
(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.
“Conversion Agent” shall have the meaning specified in Section 4.02.
“Conversion Date” shall have the meaning specified in Section 14.02(c).
“Conversion Obligation” shall have the meaning specified in Section 14.01(a).
“Conversion Price” means as of any time, $1,000 divided by the Conversion Rate as of such time.
“Conversion Rate” shall have the meaning specified in Section 14.01(a).
“Corporate Trust Office” means the corporate trust office of the Trustee at which at any time its corporate trust business shall be administered, which office at the date hereof is located at Wilmington Trust, National Association, Global Capital Markets, 50 South Sixth Street, Suite 1290. Minneapolis, Minnesota 55402 Attention: ZeroFox Holdings, Inc. Administrator, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor trustee (or such other address as such successor trustee may designate from time to time by notice to the Holders and the Company).
“Custodian” means the Trustee, as custodian for The Depository Trust Company, with respect to the Global Notes, or any successor entity thereto.
“Daily Conversion Value” shall mean, for each of the 30 consecutive Trading Days during the Observation Period, one-thirtieth (1/30th) of the product of (a) the Conversion Rate on such Trading Day and (b) the greater of (i) the Daily VWAP on such Trading Day and (ii) the Last Reported Sales Price on such Trading Day.
“Daily Measurement Value” means the Specified Dollar Amount (if any), divided by 30.
“Daily Settlement Amount” shall mean, for each of the 30 consecutive Trading Days during the Observation Period:
(a) cash in an amount equal to the lesser of (i) the Daily Measurement Value and (ii) the Daily Conversion Value on such Trading Day; and
(b) if the Daily Conversion Value on such Trading Day exceeds the Daily Measurement Value, a number of shares of Common Stock equal to (i) the difference between the Daily Conversion Value and the Daily Measurement Value, divided by (ii) the Daily VWAP for such Trading Day.
“Daily VWAP” means the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “[•]” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of the Common Stock on such Trading Day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company). The “Daily VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default.
“Defaulted Amounts” means any amounts on any Note (including, without limitation, the Fundamental Change Repurchase Price, principal and interest) that are payable but are not punctually paid or duly provided for.
“Depositary” means, with respect to each Global Note, the Person specified in Section 2.05(b) as the Depositary with respect to such Notes, until a successor shall have been appointed and become such pursuant to the applicable provisions of this Indenture, and thereafter, “Depositary” shall mean or include such successor.
“Disqualified Capital Stock” means Capital Stock that (a) requires the payment of any dividends (other than dividends payable solely in shares of Qualified Capital Stock), (b) matures or is mandatorily redeemable or subject to mandatory repurchase or redemption or repurchase at the option of the holders thereof (other than solely for Qualified Capital Stock and cash in lieu of fractional shares of such Qualified Capital Stock), in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise (including as the result of a failure to maintain or achieve any financial performance standards) or (c) is convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Capital Stock or other assets other than Qualified Capital Stock, in the case of each of clauses (a), (b) and (c), prior to the date that is 91 days after the Maturity Date (other than (i) upon payment in full of the Notes or (ii) upon an “asset sale” or a “change in control”; provided, that any payment required pursuant to this clause (ii) is subject to the compliance by the relevant Person with this Indenture, including Section 15.02, as applicable); provided, further, however, that (x) only the portion of Capital Stock which so matures or is mandatorily redeemable or subject to mandatory repurchase or redemption at the option of the holder thereof or is so convertible or exchangeable prior to such date shall be deemed to be Disqualified Capital Stock and (y) if such Capital Stock is issued to any current or former employee, director, officer, manager or consultant or to any plan for the benefit of current or former employees, directors, officers, managers or consultants of the Company or its Subsidiaries or by any such plan to such employees, directors, officers, managers or consultants, such Capital Stock shall not constitute Disqualified Capital Stock solely because it may be required to be repurchased by the Company or a Subsidiary in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.
“Distributed Property” shall have the meaning specified in Section 14.04(c).
“Effective Date” shall have the meaning specified in Section 14.14(c), except that, as used in Section 14.04 and Section 14.05, “Effective Date” means the first date on which shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable. For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of shares of the Common Stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.
“Eligible Market” means The New York Stock Exchange, The NASDAQ Global Select Market, the Nasdaq Global Market or The NASDAQ Capital Market.
“Equity Conditions” means, with respect to a given date of determination: (i) on each day during the period beginning thirty (30) calendar days prior to such applicable date of determination and ending on and including such applicable date of determination (the “Equity Conditions Measuring Period”) either (x) one or more registration statements filed with the Commission pursuant to the Registration Rights Agreement shall be effective and the prospectus contained therein shall be available on such applicable date of determination (with, for the avoidance of doubt, any shares of Common Stock previously sold pursuant to such prospectus deemed unavailable) for the resale of all shares of Common Stock to be issued in connection with the event requiring this determination (without regard to any limitations on conversion set forth herein) (a “Required Minimum Securities Amount”) or (y) all shares of Common Stock issuable upon conversion of the applicable Notes shall be eligible for sale pursuant to Rule 144 of the Securities Act (without volume or manner of sale limitations), without the need for registration under any applicable federal or state securities laws (in each case, disregarding any limitation on conversion of the Notes) and the Company is then current with its filings with the Commission; (ii) on each day during the Equity Conditions Measuring Period, the Common Stock (including all shares of Common Stock issued or issuable upon conversion of the Notes) is listed or designated for quotation (as applicable) on an Eligible Market and shall not have been suspended from trading on an Eligible Market

(other than suspensions of not more than two (2) days and occurring prior to the applicable date of determination due to business announcements by the Company) nor shall delisting or suspension by an Eligible Market have been threatened (with a reasonable prospect of delisting occurring after giving effect to all applicable notice, appeal, compliance and hearing periods) or reasonably likely to occur or pending as evidenced by (A) a writing by such Eligible Market or (B) the Company falling below the minimum listing maintenance requirements of the Eligible Market on which the Common Stock is then listed or designated for quotation, as applicable; (iii) during the Equity Conditions Measuring Period, the Company shall have delivered all shares of Common Stock issuable upon conversion of the Notes on a timely basis in accordance herewith; (iv) any shares of Common Stock to be issued in connection with the event requiring determination (or issuable upon conversion of the portion of the Notes being redeemed in the event requiring this determination) may be issued in full; (v) any shares of Common Stock to be issued in connection with the event requiring determination (or issuable upon conversion of the portion of the Notes being redeemed in the event requiring this determination (without regards to any limitations on conversion set forth herein)) may be issued in full without violating the rules or regulations of the Eligible Market on which the Common Stock is then listed or designated for quotation (as applicable); (vi) on each day during the Equity Conditions Measuring Period, no public announcement of a pending, proposed or intended Fundamental Change (as defined in the Indenture) shall have occurred which has not been abandoned, terminated or consummated; (vii) the Company shall have no knowledge of any fact that would reasonably be expected to cause (1) any registration statement required to be filed with the Commission pursuant to the Registration Rights Agreement to not be effective or the prospectus contained therein to not be available for the resale of the applicable Required Minimum Securities Amount of all shares of Common Stock issuable upon conversion of the applicable Notes in accordance with the terms of the Registration Rights Agreement or (2) any shares of Common Stock issuable upon conversion of the applicable Notes to not be eligible for sale pursuant to Rule 144 without the need for registration under any applicable federal or state securities laws (in each case, disregarding any limitation on conversion of the Notes) and the Company is then current with its filings with the Commission, (viii) none of the Holders shall be in possession of any material, non-public information provided to any of them by the Company, any of its Subsidiaries or any of their respective Affiliates, employees, officers, representatives, agents or the like; (ix) [reserved]; (x) on each Trading Day during the Equity Conditions Measuring Period, there shall not have occurred any Volume Failure as of such applicable date of determination; (xi) on the applicable date of determination all shares of Common Stock to be issued in connection with the event requiring this determination (or issuable upon conversion of the portion of this Note being redeemed in the event requiring this determination (without regards to any limitations on conversion set forth herein)) may be issued in full from the authorized and available shares of Common Stock of the Company; (xii) on each day during the Equity Conditions Measuring Period, there shall not have occurred and there shall not exist an Event of Default (as defined in the Indenture) or an event that with the passage of time or giving of notice would constitute an Event of Default; and (xiii) the shares of Common Stock issuable pursuant to the event requiring the satisfaction of the Equity Conditions are duly authorized and listed and eligible for trading without restriction on an Eligible Market.
“Equity Conditions Failure” means, with respect to any date of determination, the Equity Conditions have not been satisfied (or waived in writing by the applicable Holder).
“Equity Conditions Measuring Period” shall have the meaning specified in the definition of “Equity Conditions.”
“Event of Default” shall have the meaning specified in Section 6.01.
“Ex-Dividend Date” means the first date on which shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Company or, if applicable, from the seller of Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market. For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of shares of the Common Stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Election” shall have the meaning specified in Section 14.12.

“Excluded Holders” means each of Corbin Capital Partners LP, Victory Park Capital, LLC and their respective Affiliates and any fund, account, co-investment arrangement or other investment vehicle managed, advised, administered, arranged, sponsored or serviced by any of the foregoing.
“Expiration Date” shall have the meaning specified in Section 14.04(e).
“Form of Assignment and Transfer” means the “Form of Assignment and Transfer” attached as Attachment 3 to the Form of Note attached hereto as Exhibit A.
“Form of Fundamental Change Repurchase Notice” means the “Form of Fundamental Change Repurchase Notice” attached as Attachment 2 to the Form of Note attached hereto as Exhibit A.
“Form of Note” means the “Form of Note” attached hereto as Exhibit A.
“Form of Notice of Conversion” means the “Form of Notice of Conversion” attached as Attachment 1 to the Form of Note attached hereto as Exhibit A.
“Fundamental Change” shall be deemed to have occurred at the time after the Notes are originally issued if any of the following occurs prior to the Maturity Date:
(a) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company and its Wholly Owned Subsidiaries, files a Schedule TO (or any successor schedule, form or report) or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the Common Stock representing more than 50% of the voting power of the Common Stock; provided that no “person” or “group” shall be deemed to be the beneficial owner of any securities tendered pursuant to a tender or exchange offer made by or on behalf of such “person” or “group” until such tendered securities are accepted for purchase or exchange under such offer;
(b) the consummation of (A) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination or changes solely in par value) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets; (B) any share exchange, consolidation or merger of the Company pursuant to which the Common Stock will be converted into cash, securities or other property or assets; or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one or more of the Company’s direct or indirect Wholly Owned Subsidiaries; provided, however, that neither (x) a transaction described in clause (A) or (B) in which the holders of all classes of the Common Equity immediately prior to such transaction own, directly or indirectly, more than 50% of all classes of Common Equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions (relative to each other) as such ownership immediately prior to such transaction nor (y) any merger of the Company solely for the purpose of changing its jurisdiction of incorporation that results in a reclassification, conversion or exchange of outstanding shares of Common Stock solely into shares of Common Stock of the surviving entity shall be a Fundamental Change pursuant to this clause (b);
(c) the Company’s stockholders approve any plan or proposal for the liquidation or dissolution of the Company; or
(d) the Common Stock (or other Common Equity underlying the Notes) ceases to be listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market (or any of their respective successors);
provided, however, that a transaction or transactions described in clauses (a) or (b) above shall not constitute a Fundamental Change, if at least 90% of the consideration received or to be received by the common stockholders of the Company, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common stock that are listed or quoted on any of The New York Stock Exchange, The NASDAQ Global Select Market, The NASDAQ Global Market or The NASDAQ Capital Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions such consideration becomes Reference Property for the Notes, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights (subject to the provisions of Section 14.02(a)).Any event, transaction or series of related transactions that constitute a Fundamental Change under both clause (a) and clause (b) above (determined without regard to the proviso in clause (b) above) shall be deemed to be a Fundamental Change solely under clause (b) above (and, for the avoidance of doubt, shall be subject to the proviso in clause (b) above). If any transaction in which the Common Stock is replaced by the equity securities of another entity occurs, references to the Company in this definition shall instead be references to such other entity.
“Fundamental Change Company Notice” shall have the meaning specified in Section 15.02(c).
“Fundamental Change Repurchase Date” shall have the meaning specified in Section 15.02(a).
“Fundamental Change Repurchase Notice” shall have the meaning specified in Section 15.02(b)(i).
“Fundamental Change Repurchase Price” shall have the meaning specified in Section 15.02(a).
“GAAP” means generally accepted accounting principles in the United States of America set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time; provided that all terms of an accounting or financial nature used in the Indenture shall be construed, and all computations of amounts and ratios referred to in the Indenture shall be made (a) without giving effect to any election under Accounting Standards Codification Topic 825—Financial Instruments, or any successor thereto or comparable accounting principle (including pursuant to the Accounting Standards Codification), to value any Indebtedness of the Company or any Subsidiary at “fair value,” as defined therein and (b) the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations shall be determined in accordance with the definition of Capitalized Lease Obligations.
“Global Note” shall have the meaning specified in Section 2.05(b).
“Group” means a “group” as that term is used in Section 13(d) of the 1934 Act and as defined in Rule 13d-5 thereunder.
“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations. When used as a verb, “guarantee” shall have a corresponding meaning.
“Guarantee” means any guarantee of the obligations of the Company under this Indenture and the Notes by a Guarantor in accordance with Article 13. When used as a verb, “Guarantee” shall have a corresponding meaning.
“Guarantor” means any Person that incurs a Guarantee of the Notes; provided that upon the release and discharge of such Person from its Guarantee in accordance with Section 11.6, such Person shall cease to be a Guarantor.
“Holder”, as applied to any Note, or other similar terms, means any Person in whose name at the time a particular Note is registered on the Note Register (and in the case of a Global Note and solely with respect to Section 6.11, the indirect holder of Notes held through its participant).
“Indebtedness” of any Person, means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all guarantee obligations by such Person of Indebtedness of others, and (d) the principal component of all obligations, contingent or otherwise, of such Person (i) as an account party in respect of letters of credit and (ii) in respect of bankers’ acceptances and (e) indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (i) the fair market value of such asset at such date of determination, and (ii) the amount of such indebtedness of such other Person; provided, that Indebtedness shall not include (A) Contingent Obligations incurred in the ordinary course of business or consistent with past practice, other than Guarantees or other assumptions of Indebtedness, (B) Cash Management Obligations, (C) any lease, concession or license of property (or Guarantee thereof) which would be considered an operating lease under GAAP as in effect on the Closing Date, Non-Financing Lease Obligations or any prepayments of deposits received from clients or customers in the ordinary course of business or consistent with past practice, (D) in connection with the purchase by the Company or any Subsidiary of any business, any deferred or prepaid revenue, post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, if at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner, (E) any obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage taxes or (F) Indebtedness of any direct or indirect parent of the Company appearing on the balance sheet of the Company solely by reason of push down accounting under GAAP.
“Indenture” means this instrument as originally executed or, if amended or supplemented as herein provided, as so amended or supplemented.
“Interest Payment Date” means each [     ] and [     ] of each year, beginning on [    ], 2022.
“Last Reported Sale Price” of the Common Stock (or other security for which a closing sale price must be determined) on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or such other security) is traded. If the Common Stock (or such other security) is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price per share for the Common Stock (or such other security) in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock (or such other security) is not so quoted, the “Last Reported Sale Price” shall be the average of the mid-point of the last bid and ask prices per share for the Common Stock (or such other security) on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose. The “Last Reported Sale Price” shall be determined without regard to after-hours trading or any other trading outside of regular trading session hours.
“Make-Whole Fundamental Change” means any transaction or event that constitutes a Fundamental Change (as defined above and determined after giving effect to any exceptions to or exclusions from such definition, but without regard to the proviso in clause (b) of the definition thereof).
“Make-Whole Fundamental Change Period” shall have the meaning specified in Section 14.14(a).
“Mandatory Conversion” means a conversion pursuant to Section 14.03(a).
“Mandatory Conversion Date” means the Conversion Date for a Mandatory Conversion, as provided in Section 14.03(c).
“Market Disruption Event” means, for the purposes of determining amounts due upon conversion (a) a failure by the primary U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading to open for trading during its regular trading session or (b) the occurrence or existence prior to 1:00 p.m., New York City time, on any Scheduled Trading Day for the Common Stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Common Stock or in any options contracts or futures contracts relating to the Common Stock.
“Maturity Date” means [•], 2025.
“Non-Financing Lease Obligation” means a lease obligation that is not required to be accounted for as a financing or capital lease in accordance with GAAP. For the avoidance of doubt, a straight-line or operating lease shall be considered a Non-Financing Lease Obligation.
“Note” or “Notes” shall have the meaning specified in the first paragraph of the recitals of this Indenture.
“Note Register” shall have the meaning specified in Section 2.05(a).
“Note Registrar” shall have the meaning specified in Section 2.05(a).

“Notice of Conversion” shall have the meaning specified in Section 14.02(b).
“Observation Period” with respect to any Note surrendered for conversion means the 30 consecutive Trading Day period beginning on, and including, the second Trading Day immediately succeeding such Conversion Date.
“Officer” means, with respect to the Company, the President, the Chief Executive Officer, the Chief Financial Officer, the Treasurer, the Secretary, any assistant Treasurer, any assistant Secretary, General Counsel, any Assistant General Counsel, any Executive or Senior Vice President or any Vice President (whether or not designated by a number or numbers or word or words added before or after the title “Vice President”).
“Officer’s Certificate,” when used with respect to the Company, means a certificate that is delivered to the Trustee and that is signed on behalf of the Company by an Officer of the Company that meets the requirements of Section 17.05.
“open of business” means 9:00 a.m. (New York City time).
“Opinion of Counsel” means an opinion in writing signed by legal counsel, who may be an employee of or counsel to the Company, that is delivered to the Trustee.
“outstanding,” when used with reference to Notes, shall, subject to the provisions of Section 8.04, mean, as of any particular time, all Notes authenticated and delivered by the Trustee under this Indenture, except:
(a) Notes theretofore canceled by the Trustee or accepted by the Trustee for cancellation;
(b) Notes, or portions thereof, that have become due and payable and in respect of which monies in the necessary amount shall have been deposited in trust with the Trustee or with any Paying Agent (other than the Company) or shall have been set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent);
(c) Notes that have been paid pursuant to Section 2.06 or Notes in lieu of which, or in substitution for which, other Notes shall have been authenticated and delivered pursuant to the terms of Section 2.06 unless proof satisfactory to the Trustee is presented that any such Notes are held by protected purchasers in due course;
(d) Notes surrendered for purchase in accordance with Article 15 for which Paying Agent holds money sufficient to pay the Fundamental Change Repurchase Price, in accordance with Section 15.04(b);
(e) Notes converted pursuant to Article 14 and required to be cancelled pursuant to Section 2.08; and
(f) Notes repurchased by the Company pursuant to the last sentence of Section 2.10 after the Company surrenders them to the Trustee for cancellation in accordance with Section 2.08.
“Paying Agent” shall have the meaning specified in Section 4.02.
“Person” means an individual, a corporation, a limited liability company, an association, a partnership, a joint venture, a joint stock company, a trust, an unincorporated organization or a government or an agency or a political subdivision thereof.
“PIK Election” shall have the meaning specified in Section 2.10.
“PIK Interest” shall have the meaning specified in Section 2.10.
“PIK Notes” shall have the meaning specified in Section 2.10.
“PIK Notice” shall have the meaning specified in Section 2.10.
“PIK Payment” shall have the meaning specified in Section 2.10.
“Physical Notes” means permanent certificated Notes in registered form issued in minimum denominations of $1,000 principal amount and integral multiples in excess thereof (or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof).
“Physical Settlement” shall have the meaning specified in Section 14.02(a).
“Physical Settlement Method” means, with respect to any conversion of Notes, the Physical Settlement.

“Predecessor Note” of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note; and, for the purposes of this definition, any Note authenticated and delivered under Section 2.06 in lieu of or in exchange for a mutilated, lost, destroyed or stolen Note shall be deemed to evidence the same debt as the mutilated, lost, destroyed or stolen Note that it replaces.
“Preferred Stock” means any Capital Stock with preferential right of payment of dividends or upon liquidation, dissolution, winding up or some other event.
“Qualified Capital Stock” means any Capital Stock other than Disqualified Capital Stock.
“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of Common Stock (or other applicable security) have the right to receive any cash, securities or other property or in which the Common Stock (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of the Common Stock (or such other security) entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors, by statute, by contract or otherwise).
“Reference Property” shall have the meaning specified in Section 14.07(a).
“Registrable Securities” shall have the meaning set forth in the Registration Rights Agreement.
“Registration Rights Agreement” means, collectively, the Registration Rights Agreement, dated as of the Closing Date, each between the Company and each [Holder] defined therein.
“Regular Record Date,” with respect to any Interest Payment Date, means the [    ] or [    ] (whether or not such day is a Business Day) immediately preceding the applicable [    ] or [    ] Interest Payment Date, respectively.
“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter relating to this Indenture is referred because of such person’s knowledge of and familiarity with the particular subject and, in each case, who shall have direct responsibility for the administration of this Indenture.
“Restricted Securities” shall have the meaning specified in Section 2.05(c).
“Restrictive Legend” shall have the meaning specified in Section 2.05(d).
“Rule 144” means Rule 144 as promulgated under the Securities Act.
“Rule 144A” means Rule 144A as promulgated under the Securities Act.
“Scheduled Trading Day” means a day that is scheduled to be a Trading Day on the principal U.S. national or regional securities exchange or market on which the Common Stock is listed or admitted for trading. If the Common Stock is not so listed or admitted for trading, “Scheduled Trading Day” means a Business Day.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Senior Indebtedness” shall have the meaning specified in Section 4.13.
“Settlement Amount” has the meaning specified in Section 14.02(a)(iv).
“Settlement Method” means, with respect to any conversion of Notes, Physical Settlement, Cash Settlement or Combination Settlement, as elected (or deemed to have been elected) by the Company.
“Share Exchange Event” has the meaning specified in Section 14.07(a).
“Significant Subsidiary” means a Subsidiary of the Company that meets the definition of “significant subsidiary” in Article 1, Rule 1-02(w) of Regulation S-X under the Exchange Act as in effect on the date of this Indenture.

“Specified Dollar Amount” means the maximum cash amount per $1,000 principal amount of Notes and $1,000 of interest thereon to be received upon conversion as specified in the Settlement Notice related to any converted Notes (or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof).
“Spin-Off” shall have the meaning specified in Section 14.04(c).
“Stock Price” shall have the meaning specified in Section 14.14(c).
“Subsidiary” means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, general partners or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person; (ii) such Person and one or more Subsidiaries of such Person; or (iii) one or more Subsidiaries of such Person.
“Successor Company” shall have the meaning specified in Section 11.01(a).
“Successor Guarantor” shall have the meaning specified in Section 13.05(a).
“Trading Day” means a day on which (i) trading in the Common Stock (or other security for which a closing sale price must be determined) generally occurs on the New York Stock Exchange or, if the Common Stock (or such other security) is not then listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which the Common Stock (or such other security) is then listed or, if the Common Stock (or such other security) is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock (or such other security) is then traded and (ii) a Last Reported Sale Price for the Common Stock (or closing sale price for such other security) is available on such securities exchange or market; provided that if the Common Stock (or such other security) is not so listed or traded, “Trading Day” means a Business Day; and provided, further, that for purposes of determining amounts due upon conversion only, “Trading Day” means a day on which (x) there is no Market Disruption Event and (y) trading in the Common Stock generally occurs on the New York Stock Exchange or, if the Common Stock is not then listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading, except that if the Common Stock is not so listed or admitted for trading, “Trading Day” means a Business Day.
“Transactions” means the transactions contemplated by the Business Combination Agreement. For the avoidance of doubt, the Transactions shall not constitute a Fundamental Change, Article 11 shall not apply to the Transactions and the Transactions shall not result in an adjustment to the Conversion Rate.
“transfer” shall have the meaning specified in Section 2.05(c).
“Trigger Event” shall have the meaning specified in Section 14.04(c).
“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended, as it was in force at the date of execution of this Indenture; provided, however, that in the event the Trust Indenture Act of 1939 is amended after the date hereof, the term “Trust Indenture Act” shall mean, to the extent required by such amendment, the Trust Indenture Act of 1939, as so amended.
“Trustee” means the Person named as the “Trustee” in the first paragraph of this Indenture until a successor trustee shall have become such pursuant to the applicable provisions of this Indenture, and thereafter “Trustee” shall mean or include each Person who is then a Trustee hereunder.
“unit of Reference Property” shall have the meaning specified in Section 14.07(a).
“Valuation Period” shall have the meaning specified in Section 14.04(c).
“Volume Failure” means, with respect to a particular date of determination, the average trading volume (as reported on Bloomberg) of the Common Stock on the Principal Market during the consecutive twenty (20) Trading Days ending on the Trading Day immediately preceding such date of determination (such period, the “Volume Failure Measuring Period”), is less than $2 million (as adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions occurring after the Closing Date). All such determinations to be appropriately adjusted for any stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions during such Volume Failure Measuring Period.
“Wholly Owned Subsidiary” means, with respect to any Person, any direct or indirect Subsidiary of such Person, except that, solely for purposes of this definition, the reference to “more than 50%” in the definition of “Subsidiary” shall be deemed replaced by a reference to “100%”, the calculation of which shall exclude nominal amounts of the voting power of shares of Capital Stock or other interests in the relevant Subsidiary not held by such person to the extent required to satisfy local minority interest requirements outside of the United States.
Section 1.02 Divisions. For all purposes under this Indenture, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.
ARTICLE 2
ISSUE, DESCRIPTION, EXECUTION, REGISTRATION AND EXCHANGE OF NOTES
Section 2.01 Designation and Amount. The Notes shall be designated as the “7.00%/8.75% Convertible Senior Cash/PIK Toggle Notes due 2025.” The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is limited to $150,000,000, subject to Section 2.10 and except for Notes authenticated and delivered upon registration or transfer of, or in exchange for, or in lieu of other Notes to the extent expressly permitted hereunder.
Section 2.02 Form of Notes. The Notes and the Trustee’s certificate of authentication to be borne by such Notes shall be substantially in the respective forms set forth in Exhibit A, the terms and provisions of which shall constitute, and are hereby expressly incorporated in and made a part of this Indenture. To the extent applicable, the Company and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. In the case of any conflict between this Indenture and a Note, the provisions of this Indenture shall control and govern to the extent of such conflict.
Any Global Note may be endorsed with or have incorporated in the text thereof such legends or recitals or changes not inconsistent with the provisions of this Indenture as may be required by the Custodian or the Depositary, or as may be required to comply with any applicable law or any regulation thereunder or with the rules and regulations of any securities exchange or automated quotation system upon which the Notes may be listed or traded or designated for issuance or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which any particular Notes are subject.
Any of the Notes may have such letters, numbers or other marks of identification and such notations, legends or endorsements as the Officer executing the same may approve (execution thereof to be conclusive evidence of such approval) and as are not inconsistent with the provisions of this Indenture, or as may be required to comply with any law or with any rule or regulation made pursuant thereto or with any rule or regulation of any securities exchange or automated quotation system on which the Notes may be listed or designated for issuance, or to conform to usage or to indicate any special limitations or restrictions to which any particular Notes are subject.
Each Global Note shall represent such principal amount of the outstanding Notes as shall be specified therein and shall provide that it shall represent the aggregate principal amount of outstanding Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be increased or reduced to reflect redemptions, repurchases, cancellations, conversions, transfers or exchanges permitted hereby. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in such manner and upon instructions given by the Holder of such Notes in accordance with this Indenture. Payment of principal (including the Fundamental Change Repurchase Price, if applicable) of, and accrued and unpaid interest on, a Global Note shall be made to the Holder of such Note on the date of payment, unless a record date or other means of determining Holders eligible to receive payment is provided for herein.

Section 2.03 Date and Denomination of Notes; Payments of Interest and Defaulted Amounts. (a) The Notes shall be issuable in registered form without coupons in minimum denominations of $1,000 principal amount and integral multiples in excess thereof, subject to the issuance of PIK Notes or the increase in the principal amount of a Global Note in order to evidence PIK Interest, which PIK Notes or increased principal amount of a Global Note will be in denominations of $1.00 and integral multiples of $1.00 in excess thereof. Each Note shall be dated the date of its authentication and shall bear interest from the date specified on the face of such Note. Accrued interest on the Notes shall be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of the number of days actually elapsed in a 30-day month.
(b) The Person in whose name any Note (or its Predecessor Note) is registered on the Note Register at the close of business on any Regular Record Date with respect to any Interest Payment Date shall be entitled to receive the interest payable on such Interest Payment Date. The principal amount of any Note (x) in the case of any Physical Note, shall be payable at the office or agency of the Company maintained by the Company for such purposes in the contiguous United States, which shall initially be the Corporate Trust Office and (y) in the case of any Global Note, shall be payable by wire transfer of immediately available funds to the account of the Depositary or its nominee. The Company shall pay, or cause the Paying Agent to pay, interest (i) on any Physical Notes (A) to Holders holding Physical Notes having an aggregate principal amount of $5,000,000 or less, by check mailed to the Holders of these Notes at their address as it appears in the Note Register and (B) to Holders holding Physical Notes having an aggregate principal amount of more than $5,000,000, either by check mailed to each Holder or, upon application by such a Holder to the Note Registrar not later than the relevant Regular Record Date, by wire transfer in immediately available funds to that Holder’s account within the United States, which application shall remain in effect until the Holder notifies, in writing, the Note Registrar to the contrary or (ii) on any Global Note by wire transfer of immediately available funds to the account of the Depositary or its nominee.
(c) Any Defaulted Amounts shall forthwith cease to be payable to the Holder on the relevant payment date but shall accrue interest per annum at the rate borne by the Notes plus 2.00% per annum, subject to the enforceability thereof under applicable law, from, and including, such relevant payment date, and such Defaulted Amounts together with such interest thereon shall be paid by the Company, at its election in each case, as provided in clause (i) or (ii) below:
(i) The Company may elect to make payment of any Defaulted Amounts to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on a special record date for the payment of such Defaulted Amounts, which shall be fixed in the following manner. The Company shall notify the Trustee in writing of the amount of the Defaulted Amounts proposed to be paid on each Note and the date of the proposed payment (which shall be not less than 25 days after the receipt by the Trustee of such notice, unless the Trustee shall consent to an earlier date), and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount to be paid in respect of such Defaulted Amounts or shall make arrangements satisfactory to the Trustee for such deposit on or prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such Defaulted Amounts as in this clause provided. Thereupon the Company shall fix a special record date for the payment of such Defaulted Amounts which shall be not more than 15 days and not less than 10 days prior to the date of the proposed payment, and not less than 10 days after the receipt by the Trustee of the notice of the proposed payment. The Company shall promptly notify the Trustee in writing of such special record date and the Trustee, in the name and at the expense of the Company, shall cause notice of the proposed payment of such Defaulted Amounts and the special record date therefor to be delivered to each Holder not less than 10 days prior to such special record date. Notice of the proposed payment of such Defaulted Amounts and the special record date therefor having been so delivered, such Defaulted Amounts shall be paid to the Persons in whose names the Notes (or their respective Predecessor Notes) are registered at the close of business on such special record date and shall no longer be payable pursuant to the following clause (ii) of this Section 2.03(c). The Trustee shall have no responsibility for the calculation of the Defaulted Amounts.
(ii) The Company may make payment of any Defaulted Amounts in any other lawful manner not inconsistent with the requirements of any securities exchange or automated quotation system on which the Notes may be listed or designated for issuance, and upon such notice as may be required by such exchange or automated quotation system, if, after written notice given by the Company to the Trustee of the proposed payment pursuant to this clause, such manner of payment shall be deemed practicable by the Trustee.
Section 2.04 Execution, Authentication and Delivery of Notes. The Notes shall be signed in the name and on behalf of the Company by the manual, facsimile or other electronic signature of one of its Officers.
At any time and from time to time after the execution and delivery of this Indenture, the Company may deliver Notes executed by the Company to the Trustee for authentication, together with a Company Order for the authentication and delivery of such Notes, and the Trustee in accordance with such Company Order shall authenticate and deliver such Notes and increase the principal amount of any Global Note as a result of a PIK Payment in the amount set forth in the applicable notice, without any further action by the Company hereunder. Each Company Order will specify the amount of Notes to be authenticated, the date on which the Notes are to be authenticated, whether the securities are to be PIK Notes and the aggregate principal amount of Notes outstanding on the date of authentication, and will further specify the amount of such Notes to be issued as Global Notes. Such Notes will initially be the form of one or more Global Notes, which (i) will represent, and will be denominated in an amount equal to the aggregate principal amount of, the Notes to be Issued, (ii) will be registered in the name of the Depositary or its nominee and (iii) will be held by the Trustee as Custodian.
Only such Notes as shall bear thereon a certificate of authentication substantially in the form set forth on the Form of Note attached as Exhibit A hereto, executed manually by an authorized signatory of the Trustee (or an authenticating agent appointed by the Trustee as provided by Section 17.10), shall be entitled to the benefits of this Indenture or be valid or obligatory for any purpose. Such certificate by the Trustee (or such an authenticating agent) upon any Note executed by the Company shall be conclusive evidence that the Note so authenticated has been duly authenticated and delivered hereunder and that the Holder is entitled to the benefits of this Indenture.
In case any Officer of the Company who shall have signed any of the Notes shall cease to be such Officer before the Notes so signed shall have been authenticated and delivered by the Trustee, or disposed of by the Company, such Notes nevertheless may be authenticated and delivered or disposed of as though the person who signed such Notes had not ceased to be such Officer of the Company; and any Note may be signed on behalf of the Company by such persons as, at the actual date of the execution of such Note, shall be the Officers of the Company, although at the date of the execution of this Indenture any such person was not such an Officer.
Section 2.05 Exchange and Registration of Transfer of Notes; Restrictions on Transfer; Depositary. The Company shall cause to be kept at the Corporate Trust Office a register (the register maintained in such office or in any other office or agency of the Company designated pursuant to Section 4.02, the “Note Register”) in which, subject to such reasonable regulations as it may prescribe, the Company shall provide for the registration of Notes and of transfers of Notes. Such register shall be in written form or in any form capable of being converted into written form within a reasonable period of time. The Trustee is hereby initially appointed the “Note Registrar” for the purpose of registering Notes and transfers of Notes as herein provided. The Company may appoint one or more co-Note Registrars in accordance with Section 4.02.
Upon surrender for registration of transfer of any Note to the Note Registrar or any co-Note Registrar, and satisfaction of the requirements for such transfer set forth in this Section 2.05, the Company shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denominations and of a like aggregate principal amount and bearing such legends as may be required by this Indenture.
The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.
Notes may be exchanged for other Notes of any authorized denominations and of a like aggregate principal amount, upon surrender of the Notes to be exchanged at any such office or agency maintained by the Company pursuant to Section 4.02. Whenever any Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and deliver, the Notes that the Holder making the exchange is entitled to receive, bearing registration numbers not contemporaneously outstanding.
All Notes presented or surrendered for registration of transfer or for exchange, repurchase or conversion shall (if so required by the Company, the Trustee, the Note Registrar or any co-Note Registrar) be duly endorsed, or be accompanied by a written instrument or instruments of transfer in form satisfactory to the Trustee or Note Registrar and duly executed, by the Holder thereof or its attorney-in-fact duly authorized in writing.
No service charge shall be imposed on a Holder by the Company, the Trustee, the Note Registrar, any co-Note Registrar or the Paying Agent for any exchange or registration of transfer of Notes, but the Company may require a Holder to pay a sum sufficient to cover any documentary, stamp or similar issue or transfer tax required in connection therewith as a result of the name of the Holder of new Notes issued upon such exchange or registration of transfer being different from the name of the Holder of the old Notes surrendered for exchange or registration of transfer.
None of the Company, the Trustee, the Note Registrar or any co-Note Registrar shall be required to exchange or register a transfer of (i) any Notes surrendered for conversion or, if a portion of any Note is surrendered for conversion, such portion thereof surrendered for conversion or (ii) any Notes, or a portion of any Note, surrendered for repurchase (and not withdrawn) in accordance with Article 15.
All Notes issued upon any registration of transfer or exchange of Notes in accordance with this Indenture shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture as the Notes surrendered upon such registration of transfer or exchange.
(b) So long as the Notes are eligible for book-entry settlement with the Depositary, unless otherwise required by law, subject to the fourth paragraph from the end of Section 2.05(c), all Notes shall be represented by one or more Notes in global form (each, a “Global Note”) registered in the name of the Depositary or the nominee of the Depositary. Each Global Note shall bear the legend required on a Global Note set forth in Exhibit A hereto. The transfer and exchange of beneficial interests in a Global Note that does not involve the issuance of a Physical Note shall be effected through the Depositary (but not the Trustee or the Custodian) in accordance with this Indenture (including the restrictions on transfer set forth herein) and the Applicable Procedures.
(c) Every Note that bears or is required under this Section 2.05(c) to bear the Restrictive Legend (together with any Common Stock issued upon conversion of the Notes that is required to bear the legend set forth in Section 2.05(d), collectively, the “Restricted Securities”) shall be subject to the restrictions on transfer set forth in this Section 2.05(c) (including the legend set forth below), unless such restrictions on transfer shall be eliminated or otherwise waived by written consent of the Company, and the Holder of each such Restricted Security, by such Holder’s acceptance thereof, agrees to be bound by all such restrictions on transfer. As used in this Section 2.05(c) and Section 2.05(c), the term “transfer” encompasses any sale, pledge, transfer or other disposition whatsoever of any Restricted Security.
(d) Each Global Note shall bear a legend in substantially the following form (the “Restrictive Legend”) (or any similar legend, not inconsistent with this Indenture, required by the Depositary for such Global Note):
THIS SECURITY AND THE COMMON STOCK, IF ANY, ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE

TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:
(1) REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND
(2) AGREES FOR THE BENEFIT OF ZEROFOX HOLDINGS, INC. (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR AFTER THE LAST ORIGINAL CLOSING DATE HEREOF OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:
(A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, OR
(B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT AND IS EFFECTIVE AT THE TIME OF SUCH TRANSFER, OR
(C) TO A PERSON THAT YOU REASONABLY BELIEVE TO BE A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR
(D) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.
PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(D) ABOVE, THE COMPANY AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.
NO AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY OR PERSON THAT HAS BEEN AN AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY DURING THE IMMEDIATELY PRECEDING THREE MONTHS MAY PURCHASE, OTHERWISE ACQUIRE OR HOLD THIS SECURITY OR A BENEFICIAL INTEREST HEREIN.
Any Note (or security issued in exchange or substitution therefor) (i) as to which such restrictions on transfer shall have expired in accordance with their terms, (ii) that has been transferred pursuant to a registration statement that has become effective or been declared effective under the Securities Act and that continues to be effective at the time of such transfer or (iii) that has been sold pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, may, upon surrender of such Note for exchange to the Note Registrar in accordance with the provisions of this Section 2.05, be exchanged for a new Note or Notes, of like tenor and aggregate principal amount, which shall not bear the Restrictive Legend required by this Section 2.05(c) and shall not be assigned (or deemed assigned) a restricted CUSIP number. The Restrictive Legend set forth above and affixed on any Note will be deemed, in accordance with the terms of the certificate representing such Note, to be removed therefrom upon the Company’s delivery to the Trustee of written notice to such effect, without further action by the Company, the Trustee, the Holder(s) thereof or any other Person; at such time, such Note will be deemed to be assigned an unrestricted CUSIP number as provided in the certificate representing such Note, it being understood that the Depositary of any Global Note may require a mandatory exchange or other process to cause such Global Note to be identified by an unrestricted CUSIP number in the facilities of such Depositary. Without limiting the generality of any other provision of this Indenture, the Trustee will be entitled to receive an instruction letter from the Company before taking any action with respect to effecting any such mandatory exchange or other process. The Company and the

Trustee reserve the right to require the delivery of such legal opinions, certifications or other evidence as may reasonably be required in order to determine that any proposed transfer of any Note is being made in compliance with the Securities Act and applicable state securities laws.
The Company shall be entitled to instruct the Custodian in writing to so surrender any Global Note as to which any of the conditions set forth in clause (i) through (iii) of the first sentence of the immediately preceding paragraph have been satisfied, and, upon such instruction, the Custodian shall so surrender such Global Note for exchange; and any new Global Note so exchanged therefor shall not bear the Restrictive Legend specified in this Section 2.05(c) and shall not be assigned (or deemed assigned) a restricted CUSIP number.
Notwithstanding any other provisions of this Indenture (other than the provisions set forth in this Section 2.05(c)), a Global Note may not be transferred as a whole or in part except (i) by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary and (ii) for exchange of a Global Note or a portion thereof for one or more Physical Notes in accordance with the second immediately succeeding paragraph.
The Depositary shall be a clearing agency registered under the Exchange Act. The Company initially appoints The Depository Trust Company to act as Depositary with respect to each Global Note. Initially, each Global Note shall be issued to the Depositary, registered in the name of Cede & Co., as the nominee of the Depositary, and deposited with the Trustee as custodian for Cede & Co.
If (i) the Depositary notifies the Company at any time that the Depositary is unwilling or unable to continue as depositary for the Global Notes and a successor depositary is not appointed within 90 days, (ii) the Depositary ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days or (iii) an Event of Default with respect to the Notes has occurred and is continuing and a beneficial owner of any Note requests that its beneficial interest therein be issued as a Physical Note, the Company shall execute, and the Trustee, upon receipt of an Officer’s Certificate and a Company Order for the authentication and delivery of Notes, shall authenticate and deliver (x) in the case of clause (iii), a Physical Note to such beneficial owner in a principal amount equal to the principal amount of such Note corresponding to such beneficial owner’s beneficial interest and (y) in the case of clause (i) or (ii), Physical Notes to each beneficial owner of the related Global Notes (or a portion thereof) in an aggregate principal amount equal to the aggregate principal amount of such Global Notes in exchange for such Global Notes, and upon delivery of the Global Notes to the Trustee such Global Notes shall be canceled.
Physical Notes issued in exchange for all or a part of the Global Note pursuant to this Section 2.05(c) shall be registered in such names and in such authorized denominations as the Depositary, pursuant to instructions from its direct or indirect participants or otherwise, or, in the case of clause (iii) of the immediately preceding paragraph, the relevant beneficial owner, shall instruct the Trustee. Upon execution and authentication, the Trustee shall deliver such Physical Notes to the Persons in whose names such Physical Notes are so registered.
At such time as all interests in a Global Note have been converted, canceled, repurchased or transferred, such Global Note shall be, upon receipt thereof, canceled by the Trustee in accordance with standing procedures and existing instructions between the Depositary and the Custodian. At any time prior to such cancellation, if any interest in a Global Note is exchanged for Physical Notes, converted, canceled, repurchased or transferred to a transferee who receives Physical Notes therefor or any Physical Note is exchanged or transferred for part of such Global Note, the principal amount of such Global Note shall, in accordance with the standing procedures and instructions existing between the Depositary and the Custodian, be appropriately reduced or increased, as the case may be, and an endorsement shall be made on such Global Note, by the Trustee or the Custodian, at the direction of the Trustee, to reflect such reduction or increase.
None of the Company, the Trustee, the Paying Agent, the Conversion Agent or any other agent of the Company or the Trustee shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of a Global Note or maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Neither the Company nor the Trustee shall have any responsibility or liability for any act or omission of the Depositary. All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to, or upon the order of, the registered Holder(s) (which shall be the Depositary or its nominee in the case of a Global Note).
The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the Applicable Procedures of the Depositary. The Trustee may rely and shall be fully protected in relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.
(e) Any stock certificate representing Common Stock issued upon conversion of a Note shall bear a legend in substantially the following form (unless such Common Stock has been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, or pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, or such Common Stock has been issued upon conversion of a Note that has been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer, or pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, or unless otherwise agreed by the Company with written notice thereof to the Trustee and any transfer agent for the Common Stock):
THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:
(1) REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND
(2) AGREES FOR THE BENEFIT OF ZEROFOX HOLDINGS, INC. (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR AFTER THE LAST ORIGINAL CLOSING DATE OF THE SERIES OF NOTES UPON THE CONVERSION OF WHICH THIS SECURITY WAS ISSUED OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:
(A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, OR
(B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT AND IS EFFECTIVE AT THE TIME OF SUCH TRANSFER, OR
(C) TO A PERSON THAT YOU REASONABLY BELIEVE TO BE A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR
(D) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.
PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(D) ABOVE, THE COMPANY AND THE TRANSFER AGENT FOR THE COMPANY’S COMMON STOCK RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER FOR THE COMPANY TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

Any such Common Stock (i) as to which such restrictions on transfer shall have expired in accordance with their terms, (ii) that has been transferred pursuant to a registration statement that has become or been declared effective under the Securities Act and that continues to be effective at the time of such transfer or (iii) that has been sold pursuant to the exemption from registration provided by Rule 144 or any similar provision then in force under the Securities Act, may, upon surrender of the certificates representing such shares of Common Stock for exchange in accordance with the procedures of the transfer agent for the Common Stock, be exchanged for a new certificate or certificates for a like aggregate number of shares of Common Stock, which shall not bear the restrictive legend required by this Section 2.05(d).
(f) Any Note or Common Stock issued upon conversion or exchange of a Note that is repurchased or owned by the Company or any Affiliate of the Company (or any Person who was an Affiliate of the Company at any time during the three months immediately preceding) may not be resold by the Company or such Affiliate (or such Person, as the case may be) unless registered under the Securities Act or resold pursuant to an exemption from the registration requirements of the Securities Act in a transaction that results in such Note or Common Stock, as the case may be, no longer being a “restricted security” (as defined under Rule 144).
(g) Notwithstanding anything contained herein to the contrary, neither the Trustee nor the Note Registrar shall be responsible for ascertaining whether any transfer complies with the registration provisions of, or exemptions from, the Securities Act, applicable state securities laws or other applicable law.
Section 2.06 Mutilated, Destroyed, Lost or Stolen Notes. In case any Note shall become mutilated or be destroyed, lost or stolen, the Company in its discretion may execute, and upon receipt of a Company Order, the Trustee or an authenticating agent appointed by the Trustee shall authenticate and deliver, a new Note, bearing a registration number not contemporaneously outstanding, in exchange and substitution for the mutilated Note, or in lieu of and in substitution for the Note so destroyed, lost or stolen. In every case the applicant for a substituted Note shall furnish to the Company, to the Trustee and, if applicable, to such authenticating agent such security or indemnity as may be required by them to save each of them harmless from any loss, liability, cost or expense caused by or connected with such substitution, and, in every case of destruction, loss or theft, the applicant shall also furnish to the Company, to the Trustee and, if applicable, to such authenticating agent evidence to their satisfaction of the destruction, loss or theft of such Note and of the ownership thereof.
The Trustee or such authenticating agent may authenticate any such substituted Note and deliver the same upon the receipt of such security or indemnity as the Trustee, the Company and, if applicable, such authenticating agent may require. No service charge shall be imposed by the Company, the Trustee, the Note Registrar, any co-Note Registrar or the Paying Agent upon the issuance of any substitute Note, but the Company may require a Holder to pay a sum sufficient to cover any documentary, stamp or similar issue or transfer tax required in connection therewith as a result of the name of the Holder of the new substitute Note being different from the name of the Holder of the old Note that became mutilated or was destroyed, lost or stolen. In case any Note that has matured or is about to mature or has been surrendered for required repurchase or is about to be converted in accordance with Article 14 shall become mutilated or be destroyed, lost or stolen, the Company may, in its sole discretion, instead of issuing a substitute Note, pay or authorize the payment of or convert or authorize the conversion of the same (without surrender thereof except in the case of a mutilated Note), as the case may be, if the applicant for such payment or conversion shall furnish to the Company, to the Trustee and, if applicable, to such authenticating agent such security or indemnity as may be required by them to save each of them harmless for any loss, liability, cost or expense caused by or connected with such substitution, and, in every case of destruction, loss or theft, evidence satisfactory to the Company, the Trustee and, if applicable, any Paying Agent or Conversion Agent of the destruction, loss or theft of such Note and of the ownership thereof.
Every substitute Note issued pursuant to the provisions of this Section 2.06 by virtue of the fact that any Note is destroyed, lost or stolen shall constitute an additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Note shall be found at any time, and shall be entitled to all the benefits of (but shall be subject to all the limitations set forth in) this Indenture equally and proportionately with any and all other Notes duly issued hereunder. To the extent permitted by law, all Notes shall be held and owned upon the express condition that the foregoing provisions are exclusive with respect to the replacement, payment, conversion or repurchase of mutilated, destroyed, lost or stolen Notes and shall preclude any and all other rights or remedies notwithstanding any law or statute existing or hereafter enacted to the contrary with respect to the replacement, payment, conversion or repurchase of negotiable instruments or other securities without their surrender.
Section 2.07 Temporary Notes. Pending the preparation of Physical Notes, the Company may execute and the Trustee or an authenticating agent appointed by the Trustee shall, upon receipt of a Company Order, authenticate and deliver temporary Notes (printed or lithographed). Temporary Notes shall be issuable in any authorized denomination, and substantially in the form of the Physical Notes but with such omissions, insertions and variations as may be appropriate for temporary Notes, all as may be determined by the Company. Every such temporary Note shall be executed by the Company and authenticated by the Trustee or such authenticating agent upon the same conditions and in substantially the same manner, and with the same effect, as the Physical Notes. Without unreasonable delay, the Company shall execute and deliver to the Trustee or such authenticating agent Physical Notes (other than any Global Note) and thereupon any or all temporary Notes (other than any Global Note) may be surrendered in exchange therefor, at each office or agency maintained by the Company pursuant to Section 4.02 and the Trustee or such authenticating agent shall authenticate and deliver in exchange for such temporary Notes an equal aggregate principal amount of Physical Notes upon the written request of the Company. Such exchange shall be made by the Company at its own expense and without any charge therefor. Until so exchanged, the temporary Notes shall in all respects be entitled to the same benefits and subject to the same limitations under this Indenture as Physical Notes authenticated and delivered hereunder.
Section 2.08 Cancellation of Notes Paid, Converted, Etc. The Company shall cause all Notes surrendered for the purpose of payment at maturity, repurchase upon a Fundamental Change, registration of transfer or exchange or conversion (other than any Notes exchanged pursuant to Section 14.12), if surrendered to any Person that the Company controls other than the Trustee, to be surrendered to the Trustee for cancellation and they will no longer be considered outstanding under this Indenture upon their payment at maturity, registration of transfer or exchange or conversion. All Notes delivered to the Trustee shall be canceled promptly by it. Except for any Notes surrendered for registration of transfer or exchange, or as otherwise expressly permitted by any of the provisions of this Indenture, no Notes shall be authenticated in exchange for any Notes surrendered to the Trustee for cancellation. The Trustee shall dispose of canceled Notes in accordance with its customary procedures. After such cancellation, the Trustee shall deliver a certificate of such cancellation to the Company, at the Company’s written request in a Company Order.
Section 2.09 CUSIP Numbers. The Company in issuing the Notes may use CUSIP numbers (if then generally in use), and, if so, the Trustee shall use CUSIP numbers in all notices issued to Holders as a convenience to such Holders; provided that the Trustee shall have no liability for any defect in the CUSIP numbers as they appear on any Note, notice or elsewhere and that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or on such notice and that reliance may be placed only on the other identification numbers printed on the Notes. The Company shall promptly notify the Trustee in writing of any change in the CUSIP numbers.
Section 2.10 Issuance of PIK Notes; Notice of PIK Interest.
(a) Subject to the limitation in the next succeeding sentence, interest may, at the Company’s option (a “PIK Election”), be paid by increasing the principal amount of the outstanding Notes or if, and in the limited circumstances where, the Notes are no longer held in global form, by issuing Notes (“PIK Notes”) (rounded up to the nearest $ 1.00) under this Indenture, having the same terms and conditions as the Notes (“PIK Interest”) (in each case, a “PIK Payment”) at a rate of 8.75% per annum.
(b) PIK Interest on the Notes, if elected to be paid, will be payable (x) with respect to Notes represented by one or more Global Notes registered in the name of, or held by, the Custodian or its nominee on the relevant Record Date, by increasing the principal amount of the outstanding Global Note by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar) as directed by the Company in Company Order and (y) with respect to Notes represented by certificated notes, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the amount of PIK Interest for the applicable period (rounded up to the nearest whole dollar), and the Trustee will, at the written request of the Company, authenticate and deliver on the applicable Interest Payment Date such PIK Notes for original issuance to the Holders of record on the relevant Record Date, as shown by the records of the register of Holders. Following an increase in the principal amount of the outstanding Global Notes as a result of a PIK Payment, the Global Notes will bear interest on such increased principal amount from and after the date of such PIK Payment and an adjustment will be made on the books and records of the Trustee with respect to such Global Note to reflect such increase. Any PIK Notes issued in certificated form will be dated as of the applicable Interest Payment Date and will bear interest from and after such date. All Notes issued pursuant to a PIK Payment will mature on the Maturity Date and will be governed by, and subject to the terms, provisions and conditions of this Indenture and shall have the same rights and benefits as the Notes issued on the Issue Date. Any certificated PIK Notes will be issued with the description “PIK” on the face of such PIK Note, and references to the “principal” or “principal amount” of the PIK Notes shall include any increase in the principal amount of the outstanding Notes as a result of any PIK Payment.
(c) PIK Interest will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Closing Date. The calculation of PIK Interest will be made by the Company or on behalf of the Company by such Person as the Company shall designate, and such calculation and the correctness thereof shall not be a duty or obligation of the Trustee. PIK Interest on the Notes will be paid in the denominations specified in Section 2.03.
(d) If the Company makes a PIK Election for any Interest Payment Period, then the Company shall deliver a written notice (“PIK Notice”) to the Trustee and the Holders at least five (5) Business Days before the Record Date for such Interest Payment Date, which notice shall state the form of interest payment with respect to such interest period and the total amount of interest to be paid on the applicable Interest Payment Date.
ARTICLE 3
SATISFACTION AND DISCHARGE
Section 3.01 Satisfaction and Discharge. This Indenture and the Notes shall upon request of the Company contained in an Officer’s Certificate cease to be of further effect, and the Trustee, at the expense of the Company, shall execute proper instruments reasonably requested by the Company acknowledging satisfaction and discharge of this Indenture and the Notes, when (a) (i) all Notes theretofore authenticated and delivered (other than Notes which have been destroyed, lost or stolen and which have been replaced, paid or converted as provided in Section 2.06) have been delivered to the Trustee for cancellation; or (ii) after the Notes have (x) become due and payable, whether on the Maturity Date, on any Fundamental Change Repurchase Date or otherwise and/or (y) been converted (and the related consideration due upon conversion has been determined), the Company has deposited with the Trustee cash and/or has delivered to Holders shares of Common Stock, as applicable, (in the case of Common Stock, solely to satisfy the Company’s Conversion Obligation) sufficient, without consideration of reinvestment, to pay all of the outstanding Notes and all other sums due and payable under this Indenture or the Notes by the Company; and (b) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture and the Notes have been complied with. Notwithstanding the satisfaction and discharge of this Indenture, the obligations of the Company to the Trustee under Section 7.06 shall survive.
ARTICLE 4
PARTICULAR COVENANTS OF THE COMPANY
Section 4.01 Payment of Principal and Interest. The Company covenants and agrees that it will pay or cause to be paid the principal (including the Fundamental Change Repurchase Price, if applicable) and premium, if any, of the Settlement Amounts owed upon conversion of, and accrued and unpaid interest on (including any Cash Interest or PIK Interest), each of the Notes at the places, at the respective times and in the manner provided herein and in the Notes. Principal, premium, if any, and Cash Interest or PIK Interest, as applicable, will be considered paid on the date due if by [11:00] a.m. (New York City time) on such date the Trustee or the Paying Agent holds in accordance with this Indenture money sufficient to pay all principal, premium, if any, and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.
Interest will be payable, at the election of the Company, in whole (i) as Cash Interest or (ii) by increasing the principal amount of the outstanding Global Notes, if any, and by issuing PIK Notes. For the avoidance of doubt, interest on the Notes in respect of any interest period for which a PIK Notice is not delivered must be paid entirely in cash; provided, that the Company shall provide a Company Order to the Trustee on each Interest Payment Date on which the Company will pay PIK Interest.
Notwithstanding anything to the contrary contained in this Indenture, the Company or Paying Agent may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal, premium or Interest or Defaulted Amounts payments hereunder.
Section 4.02 Maintenance of Office or Agency. The Company will maintain in the contiguous United States an office or agency (which may be an office of the Trustee or an Affiliate of the Trustee) where the Notes may be surrendered for registration of transfer or exchange or for presentation for payment or repurchase (“Paying Agent”) or for conversion (“Conversion Agent”) and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be made. The Company will give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made at the Corporate Trust Office.
The Company may also from time to time designate as co-Note Registrars one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the contiguous United States for such purposes. The Company will give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency. The terms “Paying Agent” and “Conversion Agent” include any such additional or other offices or agencies, as applicable.
The Company hereby initially designates the Trustee as the Paying Agent, Note Registrar, Custodian and Conversion Agent and the Corporate Trust Office as a place where Notes may be surrendered for registration of transfer or exchange or for presentation for payment or repurchase (if applicable) or for conversion and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be made; provided that no office of the Trustee shall be a place for service of legal process on the Company.
Section 4.03 Appointments to Fill Vacancies in Trustee’s Office. The Company, whenever necessary to avoid or fill a vacancy in the office of Trustee, will appoint, in the manner provided in Section 7.09, a Trustee, so that there shall at all times be a Trustee hereunder.
Section 4.04 Provisions as to Paying Agent. (a) If the Company shall appoint a Paying Agent other than the Trustee, the Company will cause such Paying Agent to execute and deliver to the Trustee an instrument in which such agent shall agree with the Trustee, subject to the provisions of this Section 4.04:
(i) that it will hold all sums held by it as such agent for the payment of the principal (including the Fundamental Change Repurchase Price, if applicable) of, and accrued and unpaid interest on, the Notes in trust for the benefit of the Holders;
(ii) that it will give the Trustee prompt written notice of any failure by the Company to make any payment of the principal (including the Fundamental Change Repurchase Price, if applicable) and premium, if any of, and accrued and unpaid interest on, the Notes when the same shall be due and payable; and
(iii) that at any time during the continuance of an Event of Default, upon request of the Trustee, it will forthwith pay to the Trustee all sums so held in trust;
provided that a Paying Agent appointed as contemplated under Section 15.02(f) shall not be required to deliver any such instrument.
The Company shall, on or before each due date of the principal (including the Fundamental Change Repurchase Price, if applicable) of, or accrued and unpaid interest on, the Notes, deposit with the Paying Agent a sum sufficient to pay such principal (including the Fundamental Change Repurchase Price, if applicable) or such accrued and unpaid interest, if any, and/or, if the Company is entitled to pay PIK Interest with respect to the interest payment period as provided for in Section 2.10, increase the principal amount of the Notes to pay any PIK Interest pursuant to a written direction delivered to the Trustee specifying the increase in the Global Note, or in the limited circumstances where the Notes are no longer held in global form, issue PIK Notes to pay any PIK Interest pursuant to a certificate of authentication with respect to the PIK Interest to be issued on the applicable

Interest Payment Date, when so becoming due, and (unless such Paying Agent is the Trustee) the Company will promptly notify the Trustee in writing of any failure to take such action; provided that if such deposit is made on the due date, such deposit must be made in immediately available funds and received by the Paying Agent by 11:00 a.m., New York City time, on such date.
(b) If the Company shall act as its own Paying Agent, it will, on or before each due date of the principal (including the Fundamental Change Repurchase Price, if applicable) of, and accrued and unpaid interest on, the Notes, set aside, segregate and hold in trust for the benefit of the Holders of the Notes a sum sufficient to pay such principal (including the Fundamental Change Repurchase Price, if applicable) and accrued and unpaid interest, if any, and/or, if the Company is entitled to pay PIK Interest with respect to the interest payment period as provided for in Section 2.10, increase the principal amount of the Notes to pay any PIK Interest pursuant to a written direction delivered to the Trustee specifying the increase in the Global Note, or in the limited circumstances where the Notes are no longer held in global form, issue PIK Notes to pay any PIK Interest pursuant to a certificate of authentication with respect to the PIK Interest to be issued on the applicable Interest Payment Date, so becoming due and will promptly notify the Trustee in writing of any failure to take such action and of any failure by the Company to make any payment of the principal (including the Fundamental Change Repurchase Price, if applicable) of, or accrued and unpaid interest on, the Notes when the same shall become due and payable.
(c) Anything in this Section 4.04 to the contrary notwithstanding, the Company may, at any time, for the purpose of obtaining a satisfaction and discharge of this Indenture, or for any other reason, pay, cause to be paid or deliver to the Trustee all sums or amounts held in trust by the Company or any Paying Agent hereunder as required by this Section 4.04, such sums or amounts to be held by the Trustee upon the trusts herein contained and upon such payment or delivery by the Company or any Paying Agent to the Trustee, the Company or such Paying Agent shall be released from all further liability but only with respect to such sums or amounts.
(d) Subject to applicable law, any money deposited with the Trustee, the Conversion Agent or any Paying Agent, or any money and shares of Common Stock then held by the Company, in trust for the payment of the principal (including the Fundamental Change Repurchase Price, if applicable) of, accrued and unpaid interest on and the consideration due upon conversion of any Note and remaining unclaimed for two years after such principal (including the Fundamental Change Repurchase Price, if applicable), interest or consideration due upon conversion has become due and payable shall be paid to the Company on request of the Company contained in an Officer’s Certificate, or (if then held by the Company) shall be discharged from such trust and the Trustee shall have no further liability with respect to such funds; and the Holder of such Note shall thereafter, as an unsecured general creditor, look only to the Company for payment thereof, and all liability of the Trustee, the Conversion Agent or such Paying Agent with respect to such trust money, and all liability of the Company as trustee with respect to such trust money and shares of Common Stock, shall thereupon cease.
Section 4.05 Corporate Existence. Subject to Article 11, the Company shall do or cause to be done, at its own cost and expense, all things necessary to preserve and keep in full force and effect its corporate existence in accordance with the organizational documents (as the same may be amended from time to time) of the Company.
Section 4.06 Rule 144A Information Requirement and Annual Reports. (a) At any time the Company is not subject to Section 13 or 15(d) of the Exchange Act, the Company shall, so long as any of the Notes or any shares of Common Stock issuable upon conversion thereof shall, at such time, constitute “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, promptly provide without cost to the Trustee and, upon written request, any Holder, beneficial owner or prospective purchaser of such Notes or any shares of Common Stock issuable upon conversion of such Notes, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to facilitate the resale of such Notes or shares of Common Stock pursuant to Rule 144A.
(b) The Company shall deliver to the Trustee, within 15 days after the same are required to be filed with the Commission, copies of any documents or reports that the Company is required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act (or any successor thereto)). Notwithstanding the foregoing, the Company shall in no event be required to deliver to, or otherwise provide or disclose to, the

Trustee or any Holder any information for which the Company is requesting (assuming such request has not been denied), or has received, confidential treatment from the Commission, or any correspondence with the Commission. Any such document or report that the Company files with the Commission via the Commission’s EDGAR system (or any successor thereto) shall be deemed to be delivered to the Trustee for purposes of this Section 4.06(b) at the time such documents are filed via the EDGAR system (or such successor); provided that the Trustee shall have no obligation to determine whether such documents or reports have been filed via the EDGAR system.
(c) Delivery of the reports, information and documents described in subsection (b) above to the Trustee is for informational purposes only, and the information and the Trustee’s receipt of such shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to conclusively rely on an Officer’s Certificate).
Section 4.07 Stay, Extension and Usury Laws. The Company covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law that would prohibit or forgive the Company from paying all or any portion of the principal or premium of or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of this Indenture; and the Company (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.
Section 4.08 Compliance Certificate; Statements as to Defaults. The Company shall deliver to the Trustee within 120 days after the end of each fiscal year of the Company (beginning with the fiscal year ending on January 31, 2023) an Officer’s Certificate stating whether the signers thereof have knowledge of any failure by the Company to comply with all conditions and covenants then required to be performed under this Indenture and, if so, specifying each such failure and the nature thereof.
In addition, the Company shall deliver to the Trustee within 30 days after an officer of the Company becomes aware of the occurrence of any Event of Default or Default, an Officer’s Certificate setting forth the details of such Event of Default or Default, its status and the action that the Company is taking or proposing to take in respect thereof; provided that the Company is not required to deliver such notice if such Event of Default or Default has been cured.
Section 4.09 Registration Rights. The Company agrees that the Holders from time to time of Registrable Securities are entitled to the benefits of Section 5 of the Registration Rights Agreement. By its acceptance thereof, the Holder of Registrable Securities will have agreed to be bound by the terms of the applicable Registration Rights Agreement relating to such Registrable Securities.
Section 4.10 Compliance with Laws. The Company shall comply with all applicable statutes, rules, regulations, orders and restrictions of the United States of America, all states and municipalities thereof, and of any governmental department, commission, board, regulatory authority, bureau, agency and instrumentality of the foregoing, in respect of the conduct of its respective businesses and the ownership of its respective properties, except for such non-compliances as could not singly or in the aggregate reasonably be expected to have a material adverse effect on the financial condition or results of operations of the Company.
Section 4.11 Payment of Taxes and Other Claims. The Company shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges (including withholding taxes and any penalties, interest and additions to taxes) levied or imposed upon it or properties of it and (ii) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon the property of the Company.
Section 4.12 Further Instruments and Acts. Upon request of the Trustee, Paying Agent or Conversion Agent, the Company will execute and deliver such further instruments and do such further acts, at its sole expense, as may be reasonably necessary or proper to carry out more effectively the purposes of this Indenture.
Section 4.13 Incurrence of Indebtedness. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to or permit to exist any Indebtedness that is (x) secured, (y) senior in right of payment to the Notes or (z) structurally senior to the Notes (collectively “Senior Indebtedness”) and will not permit any of its Subsidiaries to issue any Disqualified Capital Stock or issue any shares of Preferred Stock other than Senior Indebtedness, Disqualified Capital Stock or Preferred Stock in an aggregate principal amount not to exceed $50,000,000.
Section 4.14 Additional Note Guarantees. After the Closing Date, the Company will cause each of its Subsidiaries reasonably promptly (and no later than thirty (30) days) after the acquisition or formation of such Subsidiary to execute and deliver to the Trustee (a) a Guarantee, which shall be a notational guarantee, the form of which is attached as Exhibit B hereto, pursuant to which such Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any and interest, if any, on the Notes and all other Obligations under this Indenture on the same terms and conditions as those set forth in Article XIII. On the Closing Date, the Subsidiaries listed on Schedule [xx] hereto will enter into a notational guarantee and will become Guarantors.
ARTICLE 5
LISTS OF HOLDERS AND REPORTS BY THE COMPANY AND THE TRUSTEE
Section 5.01 Lists of Holders. The Company covenants and agrees that it will furnish or cause to be furnished to the Trustee, semi-annually, not more than 10 days after each [   ] and [   ] in each year beginning with [   ], 2022, and at such other times as the Trustee may request in writing, within 30 days after receipt by the Company of any such request (or such lesser time as the Trustee may reasonably request in order to enable it to timely provide any notice to be provided by it hereunder), a list in such form as the Trustee may reasonably require of the names and addresses of the Holders as of a date not more than 10 days (or such other date as the Trustee may reasonably request in order to so provide any such notices) prior to the time such information is furnished, except that no such list need be furnished so long as the Trustee is acting as Note Registrar.
Section 5.02 Preservation and Disclosure of Lists. The Trustee shall preserve, in as current a form as is reasonably practicable, all information as to the names and addresses of the Holders contained in the most recent list furnished to it as provided in Section 5.01 or maintained by the Trustee in its capacity as Note Registrar, if so acting. The Trustee may destroy any list furnished to it as provided in Section 5.01 upon receipt of a new list so furnished.
ARTICLE 6
DEFAULTS AND REMEDIES
Section 6.01 Events of Default. Each of the following events shall be an “Event of Default” with respect to the Notes:
(a) default in any payment of interest on any Note when due and payable, and the default continues for a period of thirty (30) days;
(b) default in the payment of principal or premium, if any, of any Note when due and payable on the Maturity Date, upon any required repurchase, upon declaration of acceleration or otherwise;
(c) failure by the Company to comply with its obligation to convert the Notes in accordance with this Indenture upon exercise of a Holder’s conversion right, and such failure continues for three (3) Business Days;
(d) failure by the Company to issue (i) comply with its obligation to repurchase Notes at the option of any Holder in accordance with Section 15.02, and such failure continues for three (3) Business Days or (ii) a Fundamental Change Company Notice in accordance with Section 15.02(c) when due, and such failure continues for two (2) Business Days;
(e) failure by the Company to comply with its obligations under Article 11;
(f) failure by the Company for sixty (60) days after receipt by the Company of written notice from the Trustee or the Holders of at least 20% in aggregate principal amount of the Notes then outstanding has been received by the Company to comply with any of its other agreements contained in the Notes or this Indenture;

(g) default by the Company or any Significant Subsidiary of the Company with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $20,000,000 (or its foreign currency equivalent) in the aggregate of the Company and/or any such Significant Subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable prior to its stated maturity or (ii) constituting a failure to pay the principal or interest of any such debt when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, in each case, after the expiration of any applicable grace period, if such acceleration shall not have been rescinded or annulled or such failure to pay or default shall not have been cured or waived, or such indebtedness shall not have been paid or discharged, as the case may be, within thirty (30) days after written notice to the Company by the Trustee or to the Company and the Trustee by Holders of at least 20% in aggregate principal amount of Notes then outstanding in accordance with this Indenture;
(h) a final judgment or judgments for the payment of $20,000,000 (or its foreign currency equivalent) or more (excluding any amounts covered by insurance) in the aggregate rendered against the Company or any Subsidiary of the Company, which judgment is not discharged or stayed within 60 days after (i) the date on which all rights to appeal have been extinguished;
(i) the Company or any Significant Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to the Company or any such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or any such Significant Subsidiary or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due; or
(j) an involuntary case or other proceeding shall be commenced against the Company or any Significant Subsidiary seeking liquidation, reorganization or other relief with respect to the Company or such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or such Significant Subsidiary or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) consecutive days.
Section 6.02 Acceleration; Rescission and Annulment. If one or more Events of Default shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body), then, and in each and every such case (other than an Event of Default specified in Section 6.01(i) or Section 6.01(j) with respect to the Company), unless the principal of all of the Notes shall have already become due and payable, either the Trustee or the Holders of at least 20% in aggregate principal amount of the Notes then outstanding determined in accordance with Section 8.04, by notice in writing to the Company (and to the Trustee if given by Holders), may declare 100% of the principal of, premium, if any, of and accrued and unpaid interest on, all the Notes to be due and payable immediately, and upon any such declaration the same shall become and shall automatically be immediately due and payable, anything contained in this Indenture or in the Notes to the contrary notwithstanding. If an Event of Default specified in Section 6.01(i) or Section 6.01(j) with respect to the Company occurs and is continuing, 100% of the principal of, and accrued and unpaid interest, if any, on, all Notes shall become and shall automatically be immediately due and payable.
The immediately preceding paragraph, however, is subject to the conditions that if, at any time after the principal or interest of the Notes shall have been so declared due and payable, and before any judgment or decree for the payment of the monies due shall have been obtained or entered as hereinafter provided, the Company shall pay or shall deposit with the Trustee a sum sufficient to pay installments of accrued and unpaid interest upon all Notes and the principal of any and all Notes that shall have become due otherwise than by acceleration (with interest on overdue installments of accrued and unpaid interest to the extent that payment of such interest is enforceable under applicable law, and on such principal at the rate borne by the Notes at such time plus 2.00% per annum) and amounts due to the Trustee pursuant to Section 7.06, and if (1) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (2) any and all existing Events of Default under this Indenture, other than the uncured nonpayment of the principal of and accrued and unpaid interest, if any, on Notes that shall have become due solely by such acceleration, shall have been cured or waived pursuant to Section 6.09, then and in every such case (except as provided in the immediately succeeding sentence) the Holders of a majority in aggregate principal amount of the Notes then outstanding, by written notice to the Company and to the Trustee, may waive all Defaults or Events of Default with respect to the Notes and rescind and annul such declaration and its consequences and such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver or rescission and annulment shall extend to or shall affect any subsequent Default or Event of Default, or shall impair any right consequent thereon. Notwithstanding anything to the contrary herein, no such waiver or rescission and annulment shall extend to or shall affect any Default or Event of Default resulting from (i) the nonpayment of the principal (including the Fundamental Change Repurchase Price, if applicable) of, or accrued and unpaid interest on, any Notes, (ii) a failure to repurchase any Notes when required or (iii) a failure to pay and/or deliver, as the case may be, the consideration due upon conversion of the Notes.
Section 6.03 [Reserved].
Section 6.04 Payments of Notes on Default; Suit Therefor. If an Event of Default described in clause (a) or (b) of Section 6.01 shall have occurred and be continuing, the Company shall, upon demand of the Trustee, pay to the Trustee, for the benefit of the Holders of the Notes, the whole amount then due and payable on the Notes for principal and interest, if any, with interest on any overdue principal and interest, if any, at the rate borne by the Notes at such time plus 2.00% per annum, and, in addition thereto, such further amount as shall be sufficient to cover any amounts due to the Trustee under Section 7.06. If the Company shall fail to pay such amounts forthwith upon such demand, the Trustee, in its own name and as trustee of an express trust, may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Company or any other obligor upon the Notes and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Company or any other obligor upon the Notes, wherever situated.
In the event there shall be pending proceedings for the bankruptcy or for the reorganization of the Company or any other obligor on the Notes under Title 11 of the United States Code, or any other applicable law, or in case a receiver, assignee or trustee in bankruptcy or reorganization, liquidator, sequestrator or similar official shall have been appointed for or taken possession of the Company or such other obligor, the property of the Company or such other obligor, or in the event of any other judicial proceedings relative to the Company or such other obligor, or to the creditors or property of the Company or such other obligor, the Trustee, irrespective of whether the principal of the Notes shall then be due and payable as therein expressed or by declaration or otherwise and irrespective of whether the Trustee shall have made any demand pursuant to the provisions of this Section 6.04, shall be entitled and empowered, by intervention in such proceedings or otherwise, to file and prove a claim or claims for the whole amount of principal and accrued and unpaid interest, if any, in respect of the Notes, and, in case of any judicial proceedings, to file such proofs of claim and other papers or documents and to take such other actions as it may deem necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and of the Holders allowed in such judicial proceedings relative to the Company or any other obligor on the Notes, its’ or their creditors, or its or their property, and to collect and receive any monies or other property payable or deliverable on any such claims, and to distribute the same after the deduction of any amounts due to the Trustee under Section 7.06; and any receiver, assignee or trustee in bankruptcy or reorganization, liquidator, custodian or similar official is hereby authorized by each of the Holders to make such payments to the Trustee, as administrative expenses, and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for reasonable compensation, expenses, advances and disbursements, including agents and counsel fees, and including any other amounts due to the Trustee under Section 7.06, incurred by it up to the date of such distribution. To the extent that such payment of reasonable compensation, expenses, advances and disbursements out of the estate in any such proceedings shall be denied for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, monies, securities and other property that the Holders of the Notes may be entitled to receive in such proceedings, whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting such Holder or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.
All rights of action and of asserting claims under this Indenture, or under any of the Notes, may be enforced by the Trustee without the possession of any of the Notes, or the production thereof at any trial or other proceeding relative thereto, and any such suit or proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders of the Notes.
In any proceedings brought by the Trustee (and in any proceedings involving the interpretation of any provision of this Indenture to which the Trustee shall be a party) the Trustee shall be held to represent all the Holders of the Notes, and it shall not be necessary to make any Holders of the Notes parties to any such proceedings.
In case the Trustee shall have proceeded to enforce any right under this Indenture and such proceedings shall have been discontinued or abandoned because of any waiver pursuant to Section 6.09 or any rescission and annulment pursuant to Section 6.02 or for any other reason or shall have been determined adversely to the Trustee, then and in every such case the Company, the Holders and the Trustee shall, subject to any determination in such proceeding, be restored respectively to their several positions and rights hereunder, and all rights, remedies and powers of the Company, the Holders and the Trustee shall continue as though no such proceeding had been instituted.
Section 6.05 Application of Monies Collected by Trustee. Any monies collected by the Trustee pursuant to this Article 6 with respect to the Notes shall be applied in the following order, at the date or dates fixed by the Trustee for the distribution of such monies, upon presentation of the several Notes, and stamping thereon the payment, if only partially paid, and upon surrender thereof, if fully paid:
First, to the payment of all amounts due the Trustee, including its agents and counsel, under Section 7.06;
Second, in case the principal of the outstanding Notes shall not have become due and be unpaid, to the payment of any interest on, and any cash due upon conversion of, the Notes in default in the order of the date due of the payments of such interest and cash due upon conversion, as the case may be, with interest (to the extent that such interest has been collected by the Trustee) payable upon such overdue payments at the rate borne by the Notes at such time plus 2.00% per annum, such payments to be made ratably to the Holders based on the aggregate principal amount of Notes held thereby;
Third, in case the principal of the outstanding Notes shall have become due, by declaration or otherwise, and be unpaid to the payment of the whole amount (including, if applicable, the payment of the Fundamental Change Repurchase Price and any cash due upon conversion) then owing and unpaid upon the Notes for principal and interest, if any, with interest on the overdue principal and, to the extent that such interest has been collected by the Trustee, upon overdue installments of interest at the rate borne by the Notes at such time plus 2.00% per annum, and in case such monies shall be insufficient to pay in full the whole amounts so due and unpaid upon the Notes, then to the payment of such principal (including, if applicable, the Fundamental Change Repurchase Price and any cash due upon conversion) and interest without preference or priority of principal over interest, or of interest over principal or of any installment of interest over any other installment of interest, or of any Note over any other Note, ratably to the aggregate of such principal (including, if applicable, the Fundamental Change Repurchase Price and any cash due upon conversion) and accrued and unpaid interest; and
Fourth, to the payment of the remainder, if any, to the Company.

Section 6.06 Proceedings by Holders. Except to enforce (x) the right to receive payment of principal (including, if applicable, the Fundamental Change Repurchase Price), premium or interest when due, or (y) the right to receive payment or delivery of the consideration due upon conversion and/or the conversion mechanics, no Holder of any Note shall have any right by virtue of or by availing of any provision of this Indenture to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Indenture, or for the appointment of a receiver, trustee, liquidator, custodian or other similar official, or for any other remedy hereunder, unless:
(a) such Holder previously shall have given to the Trustee written notice of an Event of Default and of the continuance thereof, as herein provided;
(b) Holders of at least 20% in aggregate principal amount of the Notes then outstanding shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder;
(c) such Holders shall have offered, and, if requested, provided, to the Trustee such security or indemnity satisfactory to the Trustee against any loss, liability or expense to be incurred therein or thereby;
(d) the Trustee for 60 days after its receipt of such notice, request and offer of such security or indemnity, shall have neglected or refused to institute any such action, suit or proceeding; and
(e) no direction that, in the opinion of the Trustee, is inconsistent with such written request shall have been given to the Trustee by the Holders of a majority of the aggregate principal amount of the Notes then outstanding within such 60-day period pursuant to Section 6.09, it being understood and intended, and being expressly covenanted by the taker and Holder of every Note with every other taker and Holder and the Trustee that no one or more Holders shall have any right in any manner whatever by virtue of or by availing of any provision of this Indenture to affect, disturb or prejudice the rights of any other Holder (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are prejudicial to any other Holder), or to obtain or seek to obtain priority over or preference to any other such Holder, or to enforce any right under this Indenture, except in the manner herein provided and for the equal, ratable and common benefit of all Holders (except as otherwise provided herein). For the protection and enforcement of this Section 6.06, each and every Holder and the Trustee shall be entitled to such relief as can be given either at law or in equity.
Notwithstanding any other provision of this Indenture and any provision of any Note, each Holder shall have the contractual right to receive payment or delivery, as the case may be, of (x) the principal (including the Fundamental Change Repurchase Price, if applicable) of, (y) accrued and unpaid interest, if any, on, and (z) the consideration due upon conversion of, such Note, on or after the respective due dates expressed or provided for in such Note or in this Indenture, and the contractual right to institute suit for the enforcement of any such payment or delivery, as the case may be, on or after such respective dates, shall not be amended without the consent of each Holder.
Section 6.07 Proceedings by Trustee. In case of an Event of Default, the Trustee may in its discretion proceed to protect and enforce the rights vested in it by this Indenture by such appropriate judicial proceedings as are necessary to protect and enforce any of such rights, either by suit in equity or by action at law or by proceeding in bankruptcy or otherwise, whether for the specific enforcement of any covenant or agreement contained in this Indenture or in aid of the exercise of any power granted in this Indenture, or to enforce any other legal or equitable right vested in the Trustee by this Indenture or by law.
Section 6.08 Remedies Cumulative and Continuing. Except as provided in the last paragraph of Section 2.06, all powers and remedies given by this Article 6 to the Trustee or to the Holders shall, to the extent permitted by law, be deemed cumulative and not exclusive of any thereof or of any other powers and remedies available to the Trustee or the Holders of the Notes, by judicial proceedings or otherwise, to enforce the performance or observance of the covenants and agreements contained in this Indenture, and no delay or omission of the Trustee or of any Holder of any of the Notes to exercise any right or power accruing upon any Default or Event of Default shall impair any such right or power, or shall be construed to be a waiver of any such Default or Event of Default or any acquiescence therein; and, subject to the provisions of Section 6.06, every power and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as shall be deemed expedient, by the Trustee or by the Holders. The Trustee may maintain a proceeding even if it does not possess any Notes or does not produce any Notes in the proceeding.
Section 6.09 Direction of Proceedings and Waiver of Defaults by Majority of Holders. The Holders of a majority of the aggregate principal amount of the Notes at the time outstanding determined in accordance with Section 8.04 shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes; provided, however, that (a) such direction shall not be in conflict with any rule of law or with this Indenture, and (b) the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction. The Trustee may refuse to follow any direction that it determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee in personal liability or for which it has not received indemnity or security satisfactory to the Trustee against loss, liability or expense (it being understood that the Trustee does not have an affirmative duty to determine whether any direction is prejudicial to any Holder). The Holders of a majority in aggregate principal amount of the Notes at the time outstanding determined in accordance with Section 8.04 may on behalf of the Holders of all of the Notes (x) waive any past Default or Event of Default hereunder and its consequences except any continuing defaults relating to (i) a default in the payment of accrued and unpaid interest, if any, on, or the principal (including any Fundamental Change Repurchase Price) of, the Notes when due that has not been cured pursuant to the provisions of Section 6.01, (ii) a failure by the Company to pay or deliver, as the case may be, the consideration due upon conversion of the Notes or (iii) a default in respect of a covenant or provision hereof which under Article 10 cannot be modified or amended without the consent of each Holder of an outstanding Note affected; and (y) rescind any resulting acceleration of the Notes and its consequences if (i) such rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing Events of Default (other than nonpayment of the principal of, and interest on, the Notes that have become due solely by such acceleration) have been cured or waived. Upon any such waiver the Company, the Trustee and the Holders of the Notes shall be restored to their former positions and rights hereunder; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. Whenever any Default or Event of Default hereunder shall have been waived as permitted by this Section 6.09, said Default or Event of Default shall for all purposes of the Notes and this Indenture be deemed to have been cured and to be not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. The Company will not, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes or as an inducement to any consent, waiver or amendment of any of the terms of provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waiver or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or amendment.
Section 6.10 Notice of Defaults. The Trustee shall, after the occurrence and continuance of a Default of which a Responsible Officer has actual knowledge, deliver to all Holders notice of such Default within 90 days after such Responsible Officer obtains such knowledge, unless such Defaults shall have been cured or waived before the giving of such notice; provided that, except in the case of a Default in the payment of the principal of (including the Fundamental Change Repurchase Price, if applicable), or accrued and unpaid interest on, any of the Notes or a Default in the payment or delivery of the consideration due upon conversion, the Trustee shall be protected in withholding such notice if and so long as a Responsible Officer of the Trustee in good faith determines that the withholding of such notice is in the interests of the Holders.
Section 6.11 Undertaking to Pay Costs. All parties to this Indenture agree, and each Holder of any Note by its acceptance thereof shall be deemed to have agreed, that any court may, in its discretion, require, in any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken or omitted by it as Trustee, the filing by any party litigant in such suit of an undertaking to pay the costs of such suit and that such court may in its discretion assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in such suit, having due regard to the merits and good faith of the claims or defenses made by such party litigant; provided that the provisions of this Section 6.11 (to the extent permitted by law) shall not apply to any suit instituted by the Trustee, to any suit instituted by any Holder, or group of Holders, holding at least 20% in aggregate principal amount of the Notes at the time outstanding determined in accordance with Section 8.04, or to any suit instituted by any Holder for the enforcement of the payment of the principal of or accrued and unpaid interest, if any, on any Note (including, but not limited to, the Fundamental Change Repurchase Price, if applicable) on or after the due date expressed or provided for in such Note or to any suit for the enforcement of the right to convert any Note, or receive the consideration due upon conversion, in accordance with the provisions of Article 14.
ARTICLE 7
CONCERNING THE TRUSTEE
Section 7.01 Duties and Responsibilities of Trustee. The Trustee, prior to the occurrence of an Event of Default and after the curing or waiver of all Events of Default that may have occurred, undertakes to perform such duties and only such duties as are specifically set forth in this Indenture. If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs; provided that the Trustee will be under no obligation to exercise any of the rights or powers under this Indenture at the request or direction of any of the Holders unless such Holders have offered, and if requested, provided to the Trustee indemnity or security satisfactory to the Trustee against any loss, liability or expense that might be incurred by it in compliance with such request or direction.
No provision of this Indenture shall be construed to relieve the Trustee from liability for its own grossly negligent action, its own grossly negligent failure to act or its own willful misconduct, except that:
(a) prior to the occurrence of an Event of Default and after the curing or waiving of all Events of Default that may have occurred:
(i) the duties and obligations of the Trustee shall be determined solely by the express provisions of this Indenture, and the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Indenture and no implied covenants or obligations shall be read into this Indenture against the Trustee; and
(ii) in the absence of gross negligence and willful misconduct on the part of the Trustee, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; but, in the case of any such certificates or opinions that by any provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of any mathematical calculations or other facts stated therein);
(b) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer or Officers of the Trustee, unless it shall be proved that the Trustee was grossly negligent in ascertaining the pertinent facts;
(c) the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the direction of the Holders of not less than a majority of the aggregate principal amount of the Notes at the time outstanding determined as provided in Section 8.04 relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture;
(d) whether or not therein provided, every provision of this Indenture relating to the conduct or affecting the liability of, or affording protection to, the Trustee shall be subject to the provisions of this Section;
(e) the Trustee shall not be liable in respect of any payment (as to the correctness of amount, entitlement to receive or any other matters relating to payment) or notice effected by the Company or any Paying Agent or any records maintained by any co-Note Registrar with respect to the Notes;
(f) if any party fails to deliver a notice relating to an event the fact of which, pursuant to this Indenture, requires notice to be sent to the Trustee, the Trustee may conclusively rely on its failure to receive such notice as reason to act as if no such event occurred;
(g) in the absence of written investment direction from the Company, all cash received by the Trustee shall be placed in a non-interest bearing trust account, and in no event shall the Trustee be liable for the selection of investments or for investment losses incurred thereon or for losses incurred as a result of the liquidation of any such investment prior to its maturity date or the failure of the party directing such investments prior to its maturity date or the failure of the party directing such investment to provide timely written investment direction, and the Trustee shall have no obligation to invest or reinvest any amounts held hereunder in the absence of such written investment direction from the Company; and
(h) in the event that the Trustee is also acting as Custodian, Note Registrar, Paying Agent, Conversion Agent or transfer agent hereunder, the rights and protections afforded to the Trustee pursuant to this Article 7 shall also be afforded to such Custodian, Note Registrar, Paying Agent, Conversion Agent or transfer agent.
None of the provisions contained in this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers.
Section 7.02 Reliance on Documents, Opinions, Etc. (a) Except as otherwise provided in Section 7.01: The Trustee may conclusively rely and shall be fully protected in acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, judgment, order, bond, note, coupon or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.
(b) Any request, direction, order or demand of the Company mentioned herein shall be sufficiently evidenced by an Officer’s Certificate (unless other evidence in respect thereof be herein specifically prescribed); and any Board Resolution may be evidenced to the Trustee by a copy thereof certified by the Secretary or an Assistant Secretary of the Company. Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel.
(c) The Trustee may consult with counsel and require an Opinion of Counsel and any advice of such counsel or Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or omitted by it hereunder in good faith and in reliance on such advice or Opinion of Counsel.
(d) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, judgment, bond, debenture or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine in its reasonable judgment to make such further inquiry or investigation, it shall be entitled, at a reasonable time on any Business Day after reasonable notice, to examine the books, records and premises of the Company, personally or by agent or attorney at the expense of the Company and shall incur no liability of any kind by reason of such inquiry or investigation.
(e) The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, custodians, nominees or attorneys and the Trustee shall not be responsible for any misconduct or negligence on the part of any agent, custodian, nominee or attorney appointed by it with due care hereunder, and the permissive rights of the Trustee enumerated herein shall not be construed as duties.
(f) The Trustee shall not be required to give any bond or surety in respect of the execution of the trusts and powers under this Indenture.
(g) The Trustee may request that the Company deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.
(h) The Trustee shall not be deemed to have notice of any Default or Event of Default (except in the case of a Default or Event of Default in payment of scheduled principal of, premium, if any, or interest on, any Note) unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default (and stating the occurrence of a Default or Event of Default) is actually received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture and states that it is a “Notice of Default”.
(i) The Trustee shall not be responsible or liable for any action it takes or omits to take in good faith which it reasonably believes to be authorized or within its rights or powers.
(j) The Trustee shall not be responsible or liable for any action taken or omitted by it in good faith at the direction of the holders of not less than a majority in principal amount of the Notes as to the time, method and place of conducting any proceedings for any remedy available to the Trustee or the exercising of any power conferred by this Indenture.
(k) Neither the Trustee nor any of its directors, officers, employees, agents or Affiliates shall be responsible for nor have any duty to monitor the performance or any action of the Company, or any of their respective directors, members, officers, agents, Affiliates or employee, nor shall it have any liability in connection with the malfeasance or nonfeasance by such party. The Trustee shall not be responsible for any inaccuracy in the information obtained from the Company or for any inaccuracy or omission in the records which may result from such information or any failure by the Trustee to perform its duties as set forth herein as a result of any inaccuracy or incompleteness.
(l) In no event shall the Trustee be responsible or liable for punitive, special, indirect, incidental or any consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action other than any such loss or damage caused by the Trustee’s willful misconduct or gross negligence as determined by a final order of a court of competent jurisdiction. The Trustee shall not be charged with knowledge of any Default or Event of Default with respect to the Notes, unless either (1) a Responsible Officer shall have actual knowledge of such Default or Event of Default or (2) written notice of such Default or Event of Default shall have been actually received by the Trustee at the Corporate Trust Office of the Trustee, from the Company or any Holder of the Notes, and such notice references the Notes and this Indenture and states that is a “Notice of Default.”
(m) Neither the Trustee nor any agent shall have any responsibility or liability for any actions taken or not taken by the Depositary.
Section 7.03 No Responsibility for Recitals, Etc. The recitals contained herein and in the Notes (except in the Trustee’s certificate of authentication) shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this Indenture or of the Notes or other transaction documents relating to the Notes and this Indenture. The Trustee shall not be accountable for the use or application by the Company of any Notes or the proceeds of any Notes authenticated and delivered by the Trustee in conformity with the provisions of this Indenture or any money paid to the Company or upon the Company’s direction under any provision of this Indenture.
Section 7.04 Trustee, Paying Agents, Conversion Agents or Note Registrar May Own Notes. The Trustee, any Paying Agent, any Conversion Agent or Note Registrar (in each case, if other than an Affiliate of the Company), in its individual or any other capacity, may become the owner or pledgee of Notes with the same rights it would have if it were not the Trustee, Paying Agent, Conversion Agent or Note Registrar.
Section 7.05 Monies and Shares of Common Stock to Be Held in Trust. All monies and shares of Common Stock received by the Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received. Money and shares of Common Stock held by the Trustee in trust hereunder need not be segregated from other funds except to the extent required by law. The Trustee shall be under no liability for interest on any money received by it hereunder except as may be agreed from time to time by the Company and the Trustee.
Section 7.06 Compensation and Expenses of Trustee. The Company covenants and agrees to pay to the Trustee from time to time, and the Trustee shall be entitled to, compensation for all services rendered by it hereunder in any capacity (which shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust) as mutually agreed to in writing between the Trustee and the Company, and the Company will pay or reimburse the Trustee upon its request for all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any of the provisions of this Indenture in any capacity hereunder (including the compensation and the reasonable expenses and disbursements of its agents and counsel and of all Persons not regularly in its employ) except any such expense, disbursement or advance as shall have been caused by its gross negligence or willful misconduct as determined by a final order of a court of competent jurisdiction. The Company also covenants to indemnify the Trustee in any capacity under this Indenture and any other document or transaction entered into in connection herewith and its agents and any authenticating agent for, and to hold them harmless against, any loss, claim, damage, liability or expense (including attorneys’ fees) incurred without gross negligence or willful misconduct on the part of the Trustee, its officers, directors, agents or employees, or such agent or authenticating agent, as the case may be, as determined by a final order of a court of competent jurisdiction, and arising out of or in connection with the acceptance or administration of this Indenture or in any other capacity hereunder (whether such claims arise by or against the Company or a third person), including the reasonable costs and expenses of defending themselves against any claim of liability in the premises or enforcing the Company’s obligations hereunder. The obligations of the Company under this Section 7.06 to compensate or indemnify the Trustee and to pay or reimburse the Trustee for expenses, disbursements and advances shall be secured by a senior lien to which the Notes are hereby made subordinate on all money or property held or collected by the Trustee, except, subject to the effect of Section 6.05, funds held in trust herewith for the benefit of the Holders of particular Notes. The Trustee’s right to receive payment of any amounts due under this Section 7.06 shall not be subordinate to any other liability or indebtedness of the Company. The obligation of the Company under this Section 7.06 shall survive the satisfaction and discharge of this Indenture, the payment or conversion of the Notes and the earlier resignation or removal of the Trustee. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld. The indemnification provided in this Section 7.06 shall extend to the officers, directors, agents and employees of the Trustee.
Without prejudice to any other rights available to the Trustee under applicable law, when the Trustee and its agents and any authenticating agent incur expenses or render services after an Event of Default specified in Section 6.01(h) or Section 6.01(i) occurs, the expenses and the compensation for the services are intended to constitute expenses of administration under any bankruptcy, insolvency or similar laws.
Section 7.07 Officer’s Certificate as Evidence. Except as otherwise provided in Section 7.01, whenever in the administration of the provisions of this Indenture the Trustee shall deem it necessary or desirable that a matter be proved or established prior to taking or omitting any action hereunder, such matter (unless other evidence in respect thereof be herein specifically prescribed) may, in the absence of gross negligence or willful misconduct on the part of the Trustee, be deemed to be conclusively proved and established by an Officer’s Certificate delivered to the Trustee, and such Officer’s Certificate, in the absence of gross negligence or willful misconduct on the part of the Trustee, shall be full warrant to the Trustee for any action taken or omitted by it under the provisions of this Indenture upon the faith thereof.
Section 7.08 Eligibility of Trustee. There shall at all times be a Trustee hereunder which shall be a Person that is eligible pursuant to the Trust Indenture Act (as if the Trust Indenture Act were applicable hereto) to act as such and has a combined capital and surplus of at least $50,000,000. If such Person publishes reports of condition at least annually, pursuant to law or to the requirements of any supervising or examining authority, then for the purposes of this Section, the combined capital and surplus of such Person shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section, it shall resign immediately in the manner and with the effect hereinafter specified in this Article.
Section 7.09 Resignation or Removal of Trustee. (a) The Trustee may at any time resign by giving written notice of such resignation to the Company. Upon receiving such notice of resignation, the Company shall promptly notify all Holders and appoint a successor trustee by written instrument, in duplicate, executed by order of the Board of Directors, one copy of which instrument shall be delivered to the resigning Trustee and one copy to the successor trustee. If no successor trustee shall have been so appointed and have accepted appointment within 60 days after the giving of such notice of resignation to the Company, the resigning Trustee may, upon ten Business Days’ notice to the Company and the Holders and at the expense of the Company, petition any court of competent jurisdiction for the appointment of a successor trustee, or any Holder who has been a bona fide holder of a Note or Notes for at least six months (or since the date of this Indenture) may, subject to the provisions of Section 6.11, on behalf of himself or herself and all others similarly situated, petition any such court for the appointment of a successor trustee. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, appoint a successor trustee.
(a) In case at any time any of the following shall occur:
(i) the Trustee shall cease to be eligible in accordance with the provisions of Section 7.08 and shall fail to resign after written request therefor by the Company or by any such Holder, or
(ii) the Trustee shall become incapable of acting, or shall be adjudged a bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then, in either case, the Company may by a Board Resolution remove the Trustee and appoint a successor trustee by written instrument, in duplicate, executed by order of the Board of Directors, one copy of which instrument shall be delivered to the Trustee so removed and one copy to the successor trustee, or, subject to the provisions of Section 6.11, any Holder who has been a bona fide holder of a Note or Notes for at least six months (or since the date of this Indenture) may, on behalf of himself or herself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor trustee. Such court may thereupon, after such notice, if any, as it may deem proper and prescribe, remove the Trustee and appoint a successor trustee.
(b) The Holders of a majority in aggregate principal amount of the Notes at the time outstanding, as determined in accordance with Section 8.04, may at any time remove the Trustee and nominate a successor trustee that shall be deemed appointed as successor trustee unless within ten days after notice to the Company of such nomination the Company objects thereto, in which case the Trustee so removed or any Holder, upon the terms and conditions and otherwise as in Section 7.09(a) provided, may petition any court of competent jurisdiction for an appointment of a successor trustee.
(c) Any resignation or removal of the Trustee and appointment of a successor trustee pursuant to any of the provisions of this Section 7.09 shall become effective upon acceptance of appointment by the successor trustee as provided in Section 7.10.
Section 7.10 Acceptance by Successor Trustee. Any successor trustee appointed as provided in Section 7.09 shall execute, acknowledge and deliver to the Company and to its predecessor trustee an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as Trustee herein; but, nevertheless, on the written request of the Company or of the successor trustee, the trustee ceasing to act shall, upon payment of any amounts then due it pursuant to the provisions of Section 7.06, execute and deliver an instrument transferring to such successor trustee all the rights and powers of the trustee so ceasing to act. Upon request of any such successor trustee, the Company shall execute any and all instruments in writing for more fully and certainly vesting in and confirming to such successor trustee all such rights and powers. Any trustee ceasing to act shall, nevertheless, retain a senior lien to which the Notes are hereby made subordinate on all money or property held or collected by such trustee as such, except for funds held in trust for the benefit of Holders of particular Notes, to secure any amounts then due it pursuant to the provisions of Section 7.06.
No successor trustee shall accept appointment as provided in this Section 7.10 unless at the time of such acceptance such successor trustee shall be eligible under the provisions of Section 7.08.
Upon acceptance of appointment by a successor trustee as provided in this Section 7.10, each of the Company and the successor trustee, at the written direction and at the expense of the Company shall deliver or cause to be delivered notice of the succession of such trustee hereunder to the Holders. If the Company fails to deliver such notice within ten days after acceptance of appointment by the successor trustee, the successor trustee shall cause such notice to be delivered at the expense of the Company.

Section 7.11 Succession by Merger, Etc. Any corporation or other entity into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation or other entity succeeding to all or substantially all of the corporate trust business of the Trustee (including the administration of this Indenture), shall be the successor to the Trustee hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto; provided that in the case of any corporation or other entity succeeding to all or substantially all of the corporate trust business of the Trustee such corporation or other entity shall be eligible under the provisions of Section 7.08.
In case at the time such successor to the Trustee shall succeed to the trusts created by this Indenture, any of the Notes shall have been authenticated but not delivered, any such successor to the Trustee may adopt the certificate of authentication of any predecessor trustee or authenticating agent appointed by such predecessor trustee, and deliver such Notes so authenticated; and in case at that time any of the Notes shall not have been authenticated, any successor to the Trustee or an authenticating agent appointed by such successor trustee may authenticate such Notes either in the name of any predecessor trustee hereunder or in the name of the successor trustee; and in all such cases such certificates shall have the full force which it is anywhere in the Notes or in this Indenture provided that the certificate of the Trustee shall have; provided, however, that the right to adopt the certificate of authentication of any predecessor trustee or to authenticate Notes in the name of any predecessor trustee shall apply only to its successor or successors by merger, conversion or consolidation.
Section 7.12 Trustee’s Application for Instructions from the Company. Any application by the Trustee for written instructions from the Company (other than with regard to any action proposed to be taken or omitted to be taken by the Trustee that affects the rights of the Holders of the Notes under this Indenture) may, at the option of the Trustee, set forth in writing any action proposed to be taken or omitted by the Trustee under this Indenture and the date on and/or after which such action shall be taken or such omission shall be effective. The Trustee shall not be liable to the Company for any action taken by, or omission of, the Trustee in accordance with a proposal included in such application on or after the date specified in such application (which date shall not be less than three (3) Business Days after the date any officer that the Company has indicated to the Trustee should receive such application actually receives such application, unless any such officer shall have consented in writing to any earlier date), unless, prior to taking any such action (or the effective date in the case of any omission), the Trustee shall have received written instructions in accordance with this Indenture in response to such application specifying the action to be taken or omitted.
ARTICLE 8
CONCERNING THE HOLDERS
Section 8.01 Action by Holders. Whenever in this Indenture it is provided that the Holders of a specified percentage of the aggregate principal amount of the Notes may take any action (including the making of any demand or request, the giving of any notice, consent or waiver or the taking of any other action), the fact that at the time of taking any such action, the Holders of such specified percentage have joined therein may be evidenced (a) by any instrument or any number of instruments of similar tenor executed by Holders in person or by agent or proxy appointed in writing, or (b) by the record of the Holders voting in favor thereof at any meeting of Holders duly called and held in accordance with the provisions of Article 9, or (c) by a combination of such instrument or instruments and any such record of such a meeting of Holders. Whenever the Company or the Trustee solicits the taking of any action by the Holders of the Notes, the Company or the Trustee may, but shall not be required to, fix in advance of such solicitation, a date as the record date for determining Holders entitled to take such action. The record date if one is selected shall be not more than fifteen days prior to the date of commencement of solicitation of such action.
Section 8.02 Proof of Execution by Holders. Subject to the provisions of Section 7.01, Section 7.02 and Section 9.05, proof of the execution of any instrument by a Holder or its agent or proxy shall be sufficient if made in accordance with such reasonable rules and regulations as may be prescribed by the Trustee or in such manner as shall be satisfactory to the Trustee. The holding of Notes shall be proved by the Note Register or by a certificate of the Note Registrar. The record of any Holders’ meeting shall be proved in the manner provided in Section 9.06.
Section 8.03 Who Are Deemed Absolute Owners. The Company, the Trustee, any authenticating agent, any Paying Agent, any Conversion Agent and any Note Registrar may deem the Person in whose name a Note shall be registered upon the Note Register to be, and may treat it as, the absolute owner of such Note (whether or not such Note shall be overdue and notwithstanding any notation of ownership or other writing thereon made by any Person other than the Company or any Note Registrar) for the purpose of receiving payment of or on account of the principal (including any Fundamental Change Repurchase Price) of and (subject to Section 2.03) accrued and unpaid interest on such Note, for conversion of such Note and for all other purposes; and neither the Company nor the Trustee nor any Paying Agent nor any Conversion Agent nor any Note Registrar shall be affected by any notice to the contrary. The sole registered holder of a Global Note shall be the Depositary or its nominee. All such payments or deliveries so made to any Holder for the time being, or upon its order, shall be valid, and, to the extent of the sums or shares of Common Stock so paid or delivered, effectual to satisfy and discharge the liability for monies payable or shares deliverable upon any such Note. Notwithstanding anything to the contrary in this Indenture or the Notes following an Event of Default, any holder of a beneficial interest in a Global Note may directly enforce against the Company, without the consent, solicitation, proxy, authorization or any other action of the Depositary or any other Person, such holder’s right to exchange such beneficial interest for a Note in certificated form in accordance with the provisions of this Indenture.
Section 8.04 Company-Owned Notes Disregarded. In determining whether the Holders of the requisite aggregate principal amount of Notes have concurred in any direction, consent, waiver or other action under this Indenture, Notes that are owned by the Company, by any Subsidiary thereof or by any Affiliate of the Company or any Subsidiary thereof shall be disregarded and deemed not to be outstanding for the purpose of any such determination; provided that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, consent, waiver or other action only Notes that a Responsible Officer actually knows are so owned shall be so disregarded. Notes so owned that have been pledged in good faith may be regarded as outstanding for the purposes of this Section 8.04 if the pledgee shall establish to the satisfaction of the Trustee the pledgee’s right to so act with respect to such Notes and that the pledgee is not the Company, a Subsidiary thereof or an Affiliate of the Company or a Subsidiary thereof. In the case of a dispute as to such right, any decision by the Trustee taken upon the advice of counsel shall be full protection to the Trustee. Upon request of the Trustee, the Company shall furnish to the Trustee promptly an Officer’s Certificate listing and identifying all Notes, if any, known by the Company to be owned or held by or for the account of any of the above described Persons; and, subject to Section 7.01, the Trustee shall be entitled to accept such Officer’s Certificate as conclusive evidence of the facts therein set forth and of the fact that all Notes not listed therein are outstanding for the purpose of any such determination.
Section 8.05 Revocation of Consents; Future Holders Bound. At any time prior to (but not after) the evidencing to the Trustee, as provided in Section 8.01, of the taking of any action by the Holders of the percentage of the aggregate principal amount of the Notes specified in this Indenture in connection with such action, any Holder of a Note that is shown by the evidence to be included in the Notes the Holders of which have consented to such action may, by filing written notice with the Trustee at its Corporate Trust Office and upon proof of holding as provided in Section 8.02, revoke such action so far as concerns such Note. Except as aforesaid, any such action taken by the Holder of any Note shall be conclusive and binding upon such Holder and upon all future Holders and owners of such Note and of any Notes issued in exchange or substitution therefor or upon registration of transfer thereof, irrespective of whether any notation in regard thereto is made upon such Note or any Note issued in exchange or substitution therefor or upon registration of transfer thereof.
ARTICLE 9
HOLDERS’ MEETINGS
Section 9.01  Purpose of Meetings. A meeting of Holders may be called at any time and from time to time pursuant to the provisions of this Article 9 for any of the following purposes:
(a) to give any notice to the Company or to the Trustee or to give any directions to the Trustee permitted under this Indenture, or to consent to the waiving of any Default or Event of Default hereunder (in each case, as permitted under this Indenture) and its consequences, or to take any other action authorized to be taken by Holders pursuant to any of the provisions of Article 6;
(b) to remove the Trustee and nominate a successor trustee pursuant to the provisions of Article 7;
(c) to consent to the execution of an indenture or indentures supplemental hereto pursuant to the provisions of Section 10.02; or
(d) to take any other action authorized to be taken by or on behalf of the Holders of any specified aggregate principal amount of the Notes under any other provision of this Indenture or under applicable law.

Section 9.02  Call of Meetings by Trustee. The Trustee may at any time call a meeting of Holders to take any action specified in Section 9.01, to be held at such time and at such place as the Trustee shall determine. Notice of every meeting of the Holders, setting forth the time and the place of such meeting and in general terms the action proposed to be taken at such meeting and the establishment of any record date pursuant to Section 8.01, shall be delivered to Holders of such Notes. Such notice shall also be delivered to the Company. Such notices shall be delivered not less than 20 nor more than 90 days prior to the date fixed for the meeting.
Any meeting of Holders shall be valid without notice if the Holders of all Notes then outstanding are present in person or by proxy or if notice is waived before or after the meeting by the Holders of all Notes then outstanding, and if the Company and the Trustee are either present by duly authorized representatives or have, before or after the meeting, waived notice.
Section 9.03  Call of Meetings by Company or Holders. In case at any time the Company, pursuant to a Board Resolution, or the Holders of at least 10% of the aggregate principal amount of the Notes then outstanding, shall have requested the Trustee to call a meeting of Holders, by written request setting forth in reasonable detail the action proposed to be taken at the meeting, and the Trustee shall not have delivered the notice of such meeting within 20 days after receipt of such request, then the Company or such Holders may determine the time and the place for such meeting and may call such meeting to take any action authorized in Section 9.01, by delivering notice thereof as provided in Section 9.02.
Section 9.04 Qualifications for Voting. To be entitled to vote at any meeting of Holders a Person shall (a) be a Holder of one or more Notes on the record date pertaining to such meeting or (b) be a Person appointed by an instrument in writing as proxy by a Holder of one or more Notes on the record date pertaining to such meeting. The only Persons who shall be entitled to be present or to speak at any meeting of Holders shall be the Persons entitled to vote at such meeting and their counsel and any representatives of the Trustee and its counsel and any representatives of the Company and its counsel.
Section 9.05 Regulations. Notwithstanding any other provisions of this Indenture, the Trustee may make such reasonable regulations as it may deem advisable for any meeting of Holders, in regard to proof of the holding of Notes and of the appointment of proxies, and in regard to the appointment and duties of inspectors of votes, the submission and examination of proxies, certificates and other evidence of the right to vote, and such other matters concerning the conduct of the meeting as it shall think fit.
The Trustee shall, by an instrument in writing, appoint a temporary chairman of the meeting, unless the meeting shall have been called by the Company or by Holders as provided in Section 9.03, in which case the Company or the Holders calling the meeting, as the case may be, shall in like manner appoint a temporary chairman. A permanent chairman and a permanent secretary of the meeting shall be elected by vote of the Holders of a majority in aggregate principal amount of the Notes represented at the meeting and entitled to vote at the meeting.
Subject to the provisions of Section 8.04, at any meeting of Holders each Holder or proxyholder shall be entitled to one vote for each $1,000 principal amount of Notes held or represented by him or her; provided, however, that no vote shall be cast or counted at any meeting in respect of any Note challenged as not outstanding and ruled by the chairman of the meeting to be not outstanding. The chairman of the meeting shall have no right to vote other than by virtue of Notes held by it or instruments in writing as aforesaid duly designating it as the proxy to vote on behalf of other Holders. Any meeting of Holders duly called pursuant to the provisions of Section 9.02 or Section 9.03 may be adjourned from time to time by the Holders of a majority of the aggregate principal amount of Notes represented at the meeting, whether or not constituting a quorum, and the meeting may be held as so adjourned without further notice.
Section 9.06 Voting. The vote upon any resolution submitted to any meeting of Holders shall be by written ballot on which shall be subscribed the signatures of the Holders or of their representatives by proxy and the outstanding aggregate principal amount of the Notes held or represented by them. The permanent chairman of the meeting shall appoint two inspectors of votes who shall count all votes cast at the meeting for or against any resolution and who shall make and file with the secretary of the meeting their verified written reports in duplicate of all votes cast at the meeting. A record in duplicate of the proceedings of each meeting of Holders shall be prepared by the secretary of the meeting and there shall be attached to said record the original reports of the inspectors of votes on any vote by ballot taken thereat and affidavits by one or more Persons having knowledge of the facts setting forth a copy of the notice of the meeting and showing that said notice was delivered as provided in Section 9.02. The record shall show the aggregate principal amount of the Notes voting in favor of or against any resolution. The record shall be signed and verified by the affidavits of the permanent chairman and secretary of the meeting and one of the duplicates shall be delivered to the Company and the other to the Trustee to be preserved by the Trustee, the latter to have attached thereto the ballots voted at the meeting.
Any record so signed and verified shall be conclusive evidence of the matters therein stated.
Section 9.07 No Delay of Rights by Meeting. Nothing contained in this Article 9 shall be deemed or construed to authorize or permit, by reason of any call of a meeting of Holders or any rights expressly or impliedly conferred hereunder to make such call, any hindrance or delay in the exercise of any right or rights conferred upon or reserved to the Trustee or to the Holders under any of the provisions of this Indenture or of the Notes.
ARTICLE 10
SUPPLEMENTAL INDENTURES
Section 10.01 Supplemental Indentures Without Consent of Holders. Without the consent of any Holder, the Company, when authorized by the resolutions of the Board of Directors and the Trustee, at the Company’s sole expense, may from time to time and at any time amend or supplement this Indenture or the Notes in writing for one or more of the following purposes:
(a) to cure any ambiguity, omission, defect or inconsistency;
(b) to provide for the assumption by a Successor Company of the obligations of the Company under this Indenture pursuant to Article 11;
(c) to add guarantees with respect to the Notes;
(d) to secure the Notes;
(e) to add to the covenants or Events of Default of the Company for the benefit of the Holders or surrender any right or power conferred upon the Company;
(f) to make any change that, as determined by the Board of Directors in good faith, does not adversely affect the rights of any Holder;
(g) in connection with any Share Exchange Event, to provide that the Notes are convertible into Reference Property, subject to the provisions of Section 14.02, and make such related changes to the terms of the Notes to the extent expressly required by Section 14.07;
(h) to comply with any requirement of the Commission in connection with the qualification of this Indenture under the Trust Indenture Act to the extent this Indenture is qualified thereunder;
(i) to provide for the appointment of a successor Trustee, Note Registrar, Paying Agent or Conversion Agent;
(j) to comply with the rules of any applicable securities depositary in a manner that does not adversely affect the rights of any Holder;
(k) to irrevocably elect or eliminate a Settlement Method and/or irrevocably elect a minimum Specified Dollar Amount;
(l) to increase the Conversion Rate as provided in this Indenture;
(m) to make any change to comply with rules of the Depositary, so long as such change does not adversely affect the rights of any Holder, as certified in good faith by the Company in an Officer’s Certificate; or
(n) to make any amendment to the provisions of the Indenture relating to the transfer or legending of the Notes; provided, however, that (i) compliance with such Supplemental Indenture as so amended would not result in Notes being transferred in violation of the Securities Act, or any applicable securities law and (ii) such amendment does not adversely affect the rights of Holders to transfer Notes.
Upon the written request of the Company and subject to Section 10.05, the Trustee is hereby authorized to, and shall, join with the Company in the execution of any such supplemental indenture, to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to, but may in its discretion, enter into any supplemental indenture that affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise.
Any supplemental indenture authorized by the provisions of this Section 10.01 may be executed by the Company and the Trustee without the consent of the Holders of any of the Notes at the time outstanding, notwithstanding any of the provisions of Section 10.02.
Section 10.02 Supplemental Indentures with Consent of Holders. With the consent (evidenced as provided in Article 8) of the Holders of at least a majority of the aggregate principal amount of the Notes then outstanding (determined in accordance with Article 8 and including, without limitation, consents obtained in connection with a repurchase of, or tender or exchange offer for, Notes), the Company, when authorized by the resolutions of the Board of Directors and the Trustee, at the Company’s sole expense, may from time to time and at any time enter into an indenture or indentures supplemental hereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture, any supplemental indenture or the Notes or of modifying in any manner the rights of the Holders;
provided, however, that, without the consent of each Holder of an outstanding Note affected, no such supplemental indenture shall:
(a) reduce the principal amount of Notes whose Holders must consent to an amendment;
(b) reduce the rate of or extend the stated time for payment of interest, including any default interest, on any Note;
(c) reduce the principal amount of any Notes, reduce the premium payable upon the redemption of the Notes, or extend the Maturity Date of any Note;
(d) increase the aggregate principal amount of Notes that may be authenticated and delivered under this Indenture;
(e) make any change that adversely affects the conversion rights (including changing the Conversion Price or Conversion Rate) of any Notes other than as expressly permitted or required by this Indenture;
(f) reduce the Fundamental Change Repurchase Price of any Note or amend or modify in any manner adverse to the Holders the Company’s obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;
(g) make any Note payable in a currency, in a form, or at a place of payment, other than that stated in the Note;
(h) change the ranking or priority of the Notes;
(i) impair the right of any Holder to institute suit for the enforcement right to receive payment or delivery, as the case may be, of the principal (including the Fundamental Change Repurchase Price, if applicable) of, accrued and unpaid interest, if any, on, and the consideration due upon conversion of, its Notes, on or after the respective due dates expressed or provided for in the Notes or this Indenture; or
(j) (1) make any change in this Article 10 that requires each Holder’s consent or in the waiver provisions in Section 6.02 or Section 6.09 or (2) change the 20% threshold for holder actions set forth in Sections 6.01(f), 6.01(g), 6.02(b), 6.06 and 6.11.
Upon the written request of the Company, and upon the delivery to the Trustee of evidence of the consent of Holders as aforesaid and subject to Section 10.05, the Trustee shall join with the Company in the execution of such supplemental indenture unless such supplemental indenture affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such supplemental indenture.
Holders do not need under this Section 10.02 to approve the particular form of any proposed supplemental indenture. It shall be sufficient if such Holders approve the substance thereof. After any such supplemental indenture becomes effective, the Company shall deliver to the Holders a notice briefly describing such supplemental indenture. However, the failure to give such notice to all the Holders, or any defect in the notice, will not impair or affect the validity of the supplemental indenture.

Section 10.03 Effect of Supplemental Indentures. Upon the execution of any supplemental indenture pursuant to the provisions of this Article 10, this Indenture shall be and be deemed to be modified and amended in accordance therewith and the respective rights, limitation of rights, obligations, duties and immunities under this Indenture of the Trustee, the Company and the Holders shall thereafter be determined, exercised and enforced hereunder subject in all respects to such modifications and amendments and all the terms and conditions of any such supplemental indenture shall be and be deemed to be part of the terms and conditions of this Indenture for any and all purposes.
Section 10.04 Notation on Notes. Notes authenticated and delivered after the execution of any supplemental indenture pursuant to the provisions of this Article 10 may, at the Company’s expense, bear a notation as to any matter provided for in such supplemental indenture. If the Company or the Trustee shall so determine, new Notes so modified as to conform, in the opinion of the Board of Directors, to any modification of this Indenture contained in any such supplemental indenture may, at the Company’s expense, be prepared and executed by the Company, authenticated, upon receipt of a Company Order, by the Trustee (or an authenticating agent duly appointed by the Trustee pursuant to Section 17.10) and delivered in exchange for the Notes then outstanding, upon surrender of such Notes then outstanding.
Section 10.05 Evidence of Compliance of Supplemental Indenture to Be Furnished Trustee. In addition to the documents required by Section 17.05, the Trustee shall receive an Officer’s Certificate and an Opinion of Counsel as conclusive evidence that any supplemental indenture executed pursuant hereto complies with the requirements of this Article 10 and is permitted or authorized by this Indenture and such Opinion of Counsel shall include a customary legal opinion stating that such supplemental indenture is the valid and binding obligation of the Company, subject to customary exceptions and qualifications.
ARTICLE 11
CONSOLIDATION, MERGER, SALE, CONVEYANCE AND LEASE
Section 11.01 Company May Consolidate, Etc. on Certain Terms. Subject to the provisions of Section 11.02, the Company shall not consolidate with, merge with or into, or sell, convey, transfer or lease all or substantially all of the consolidated assets of the Company and the Company’s Subsidiaries, taken as a whole, to another Person, unless:
(a) the resulting, surviving or transferee Person (the “Successor Company”), if not the Company, shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and the Successor Company (if not the Company) shall expressly assume, by supplemental indenture all of the obligations of the Company under the Notes and this Indenture;
(b) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing under this Indenture; and
(c) if the Company is not the Successor Company, the Successor Company shall have delivered to the Trustee an Officer’s Certificate and Opinion of Counsel, each stating that such consolidation, merger, sale, conveyance, transfer or lease complies with this Indenture and that such supplemental indenture is authorized or permitted by this Indenture and an Opinion of Counsel stating that the supplemental indenture is the valid and binding obligation of the Successor Company, subject to customary exceptions and qualifications.
For purposes of this Section 11.01, the sale, conveyance, transfer or lease of all or substantially all of the properties and assets of one or more Subsidiaries of the Company to another Person, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the sale, conveyance, transfer or lease of all or substantially all of the properties and assets of the Company to another Person.
Section 11.02 Successor Corporation to Be Substituted. In case of any such consolidation, merger, sale, conveyance, transfer or lease and upon the assumption by the Successor Company (if other than the Company), by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the due and punctual payment of the principal of and accrued and unpaid interest on all of the Notes, the due and punctual delivery and/or payment, as the case may be, of any consideration due upon conversion of the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the Company, such Successor Company (if not the Company) shall succeed to and, except in the case of a lease of all or substantially all of the consolidated assets of the Company and the Company’s Subsidiaries, taken as a whole, shall be substituted for the Company, with the same effect as if it had been named herein as the party of the first part, and the Company shall be discharged from its obligations under the Notes and this Indenture (except in the case of a lease of all or substantially all of the consolidated assets of the Company and the Company’s Subsidiaries, taken as a whole). Such Successor Company thereupon may cause to be signed, and may issue either in its own name or in the name of the Company any or all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee; and, upon the order of such Successor Company instead of the Company and subject to all the terms, conditions and limitations in this Indenture prescribed, the Trustee shall authenticate and shall deliver, or cause to be authenticated and delivered, any Notes that previously shall have been signed and delivered by the Officers of the Company to the Trustee for authentication, and any Notes that such Successor Company thereafter shall cause to be signed and delivered to the Trustee for that purpose. All the Notes so issued shall in all respects have the same legal rank and benefit under this Indenture as the Notes theretofore or thereafter issued in accordance with the terms of this Indenture as though all of such Notes had been issued at the date of the execution hereof. In the event of any such consolidation, merger, sale, conveyance or transfer (but not in the case of a lease), upon compliance with this Article 11 the Person named as the “Company” in the first paragraph of this Indenture (or any successor that shall thereafter have become such in the manner prescribed in this Article 11) may be dissolved, wound up and liquidated at any time thereafter and, except in the case of a lease, such Person shall be released from its liabilities as obligor and maker of the Notes and from its obligations under this Indenture and the Notes.
In case of any such consolidation, merger, sale, conveyance, transfer or lease, such changes in phraseology and form (but not in substance) may be made in the Notes thereafter to be issued as may be appropriate.
Section 11.03 Opinion of Counsel to Be Given to Trustee. If a supplemental indenture is required pursuant to this Article 11, no such consolidation, merger, sale, conveyance, transfer or lease shall be effective unless the Trustee shall receive an Officer’s Certificate and an Opinion of Counsel as conclusive evidence that any such consolidation, merger, sale, conveyance, transfer or lease and any such assumption complies with the provisions of this Article 11 and that all conditions precedent herein provided for relating to such transactions have been complied with.
ARTICLE 12
IMMUNITY OF INCORPORATORS, STOCKHOLDERS, OFFICERS AND DIRECTORS
Section 12.01 Indenture and Notes Solely Corporate Obligations. No recourse for the payment of the principal of or accrued and unpaid interest on, or the payment or delivery of consideration due upon conversion of, any Note, nor for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in this Indenture or in any supplemental indenture or in any Note, nor because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, employee, agent, Officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise; it being expressly understood that all such liability is hereby expressly waived and released as a condition of, and as a consideration for, the Section 10.01 execution of this Indenture and the issue of the Notes.
ARTICLE 13
GUARANTEES
Section 13.01 Guarantees.
(a) Each Guarantor hereby jointly and severally, fully, unconditionally and irrevocably guarantees the Notes and obligations of the Company hereunder and thereunder, and guarantees to each Holder of a Note authenticated and delivered by the Trustee, to the Trustee on behalf of such Holder, that: (i) the principal of and premium, if any, and interest, if any, on the Notes shall be paid in full when due, whether at the Maturity Date, by acceleration or otherwise (including, without limitation, the amount that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Law), together with interest on the overdue principal, if any, and interest on any overdue interest, if any, to the extent lawful, and all other obligations of the Company to the Holders or the Trustee hereunder or thereunder shall be paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same shall be paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Maturity Date, by acceleration or otherwise. Each of the Guarantees shall be a guarantee of payment and not of collection.
(b) Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a Guarantor.
(c) Each Guarantor hereby waives the benefits of diligence, presentment, demand for payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company or any other Person, protest, notice and all demands whatsoever and covenants that the Guarantee of such Guarantor shall not be discharged as to any Note except by complete performance of the obligations contained in such Note and such Guarantee or as provided for in this Indenture. Each Guarantor hereby agrees that, in the event of a default in payment of principal or premium, if any, or interest on such Note, whether at its Maturity Date, by acceleration, purchase or otherwise, legal proceedings may be instituted by the Trustee on behalf of, or by, the Holder of such Note, subject to the terms and conditions set forth in this Indenture, directly against each of the Guarantors to enforce each such Guarantor’s Guarantee without first proceeding against the Company or any other Guarantor. Each Guarantor agrees that if, after the occurrence and during the continuance of an Event of Default, the Trustee or any of the Holders are prevented by applicable law from exercising their respective rights to accelerate the maturity of the Notes, to collect interest on the Notes, or to enforce or exercise any other right or remedy with respect to the Notes, such Guarantor shall pay to the Trustee for the account of the Holders, upon demand therefor, the amount that would otherwise have been due and payable had such rights and remedies been permitted to be exercised by the Trustee or any of the Holders.
(d) If any Holder or the Trustee is required by any court or otherwise to return to the Company or any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Company or any Guarantor, any amount paid by any of them to the Trustee or such Holder, the Guarantee of each of the Guarantors, to the extent theretofore discharged, shall be reinstated in full force and effect. This paragraph (d) shall remain effective notwithstanding any contrary action which may be taken by the Trustee or any Holder in reliance upon such amount required to be returned. This paragraph (d) shall survive the termination of this Indenture.
(e) Each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI for the purposes of the Guarantee of such Guarantor, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article VI, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of the Guarantee of such Guarantor.
Section 13.02 Execution and Delivery of Guarantee.
To evidence its Guarantee set forth in Section 13.01, each Guarantor agrees that this Indenture shall be executed on behalf of such Guarantor by an officer of such Guarantor (or, if an officer is not available, by a board member or director) on behalf of such Guarantor by manual, PDF or facsimile signature. Each Guarantor hereby agrees that its Guarantee set forth in Section 13.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes. In case the officer, board member or director of such Guarantor whose signature is on this Indenture no longer holds office at the time the Trustee authenticates the Note, the Guarantee shall be valid nevertheless.
The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.
If required by Section 4.14 hereof, the Company shall cause each Subsidiary described in Section 4.14 hereof to comply with the provisions of Section 4.14 hereof and this Article XIII, to the extent applicable.

Section 13.03 Severability.
In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.
Section 13.04 Limitation of Guarantors’ Liability.
Each Guarantor and by its acceptance hereof each Holder confirms that it is the intention of all such parties that the Guarantee of such Guarantor does not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law or the provisions of its local law relating to fraudulent transfer or conveyance. To effectuate the foregoing intention, the Trustee, the Holders and Guarantors hereby irrevocably agree that the obligations of such Guarantor under its Guarantee (other than a company that is a direct or indirect parent of the Company) shall be limited to the maximum amount that will not, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee, result in the obligations of such Guarantor under its Guarantee constituting a fraudulent transfer or conveyance.
Section 13.05 Guarantors May Consolidate, Etc., on Certain Terms.
Except as otherwise provided in this Section 13.05, a Guarantor may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person unless:
(a) (x) such Guarantor is the surviving entity; or (y) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is a corporation or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia (such Guarantor or such Person, including the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made, as the case may be, being herein called the “Successor Guarantor”);
(b) the Successor Guarantor (if other than such Guarantor) assumes all the obligations of such Guarantor under the Guarantee and this Indenture pursuant to agreements reasonably satisfactory to the Trustee;
(c) immediately after giving effect to such transaction, no Default or Event of Default exists; and
(d) the Company delivers to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that the consolidation, merger or sale or disposition of all or substantially all of the assets or properties of such Guarantor complies with the provisions of this Indenture.
For purposes of this Section 13.05, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of a Guarantor, which properties and assets, if held by such Guarantor instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of such Guarantor on a consolidated basis, shall be deemed to be the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of such Guarantor.
In case of any such consolidation, merger, sale or conveyance and upon the assumption by the Successor Guarantor, by supplemental indenture, executed and delivered to the Trustee and reasonably satisfactory in form to the Trustee, of the Guarantee and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the relevant predecessor Guarantor, such Successor Guarantor shall succeed to and be substituted for such predecessor Guarantor with the same effect as if it had been named herein as a Guarantor. All the Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all such Guarantees had been issued at the date of the execution hereof.
This Section 13.05 will not apply to a sale, assignment, transfer, conveyance, lease or other disposition of assets by a Guarantor to the Company or another Guarantor. In addition, clauses (c), (d) and (e) will not be applicable to any Subsidiary consolidating with, merging into or selling, assigning, transferring, conveying, leasing or otherwise disposing of all or part of its properties and assets to the Company or to another Subsidiary.

Section 13.06 Release of Guarantees.
Any Guarantor shall be automatically released and relieved of any obligations under this Guarantee, in the event that:
(a) the sale, disposition or other transfer (including through merger or consolidation) of all of the Capital Stock (or any sale, disposition or other transfer of Capital Stock following which the applicable Guarantor is no longer a Subsidiary) or all of the assets of the applicable Guarantor if such sale, disposition or other transfer is made in compliance with the provisions of this Indenture; or
(b) upon the merger or consolidation of any Guarantor with and into the Company or another Guarantor that is the surviving Person in such merger or consolidation, or upon the liquidation of such Guarantor following the transfer of all of its assets to the Company or another Guarantor;
(c) if the Company discharges the obligations under this Indenture in accordance with Section 3.01.
Upon delivery to the Trustee of an Officer’s Certificate and an Opinion of Counsel to the effect that such sale or other disposition was made by the Company in accordance with the provisions of this Indenture, the Trustee shall execute any documents reasonably required in order to evidence the release of any Guarantor from its obligations under its Guarantee.
Any Guarantor not released from its obligations under this Guarantee shall remain liable for the full amount of principal of and interest on the Notes and for the other obligations of any Guarantor under this Indenture as provided in this Article XIII.
Section 13.07 Benefits Acknowledged. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that its guarantee and waivers pursuant to its Guarantee are knowingly made in contemplation of such benefits.
ARTICLE 14
CONVERSION OF NOTES
Section 14.01 Conversion Privilege. Subject to and upon compliance with the provisions of this Article 14, each Holder of a Note shall have the right, at such Holder’s option, to convert all or any portion (if the portion to be converted is $1,000 principal amount or an integral multiple thereof (or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof)) of such Note (including the accrued and unpaid interest thereon) at any time prior to the close of business on the second Scheduled Trading Day immediately preceding the Maturity Date, at an initial conversion rate of [86.9565] shares of Common Stock (subject to adjustment as provided in this Article 14, the “Conversion Rate”) per $1,000 of principal amount of Notes and [86.9565] shares of Common Stock (subject to adjustment as provided in this Article 14) per $1,000 of accrued and unpaid interest on any Notes (subject to, and in accordance with, the settlement provisions of Section 14.02, the “Conversion Obligation”).
Section 14.02 Conversion Procedure; Settlement Upon Conversion.
(a) Subject to this Section 14.02, Section 14.07(a) and Section 14.14(b), upon conversion of any Note, the Company shall pay or deliver, as the case may be, to the converting Holder no later than two (2) Business Days following the applicable conversion of the Notes, in respect of each $1,000 amount of principal and accrued and unpaid interest on the Notes being converted (or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof), at the election of the Company, (x) cash (“Cash Settlement”), (y) shares of Common Stock, together with cash, if applicable, in lieu of delivering any fractional share of Common Stock in accordance with subsection (j) of this Section 14.02 (“Physical Settlement”) or (z) a combination of cash and shares of Common Stock, together with cash, if applicable, in lieu of delivering any fractional share of Common Stock in accordance with subsection (j) of this Section 14.02 (“Combination Settlement”), as set forth in this Section 14.02.
(i) The Company shall use the same Settlement Method for all conversions occurring on the same Conversion Date, but the Company shall not have any obligation to use the same Settlement Method with respect to conversions that occur on different Conversion Dates.
(ii) If, in respect of any Conversion Date, the Company elects to deliver a notice (the “Settlement Notice”) of the relevant Settlement Method in respect of such Conversion Date (or such period, as the case may be), the Company, through the Trustee, shall deliver such Settlement Notice to converting Holders no later than the close of business on the Trading Day immediately following the relevant Conversion Date.2 If the Company does not elect a Settlement Method prior to the deadline set forth in the immediately preceding sentence, the Company shall no longer have the right to elect Cash Settlement or Physical Settlement during such period or with respect to such conversion and the Company shall be deemed to have elected Physical Settlement. Such Settlement Notice shall specify the relevant Settlement Method and in the case of an election of Combination Settlement, the relevant Settlement Notice shall indicate the Specified Dollar Amount per $1,000 principal amount of Notes and interest thereon. If the Company delivers a Settlement Notice electing Combination Settlement in respect of its Conversion Obligation but does not indicate a Specified Dollar Amount per $1,000 principal amount of Notes and interest thereon in such Settlement Notice, the Specified Dollar Amount per $1,000 principal amount of Notes and interest thereon shall be deemed to be $1,000 (or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof).
(iii) The shares of Common Stock and cash the Company shall pay and/or deliver, as the case may be, in respect of any conversion of Notes (the “Settlement Amount”) shall be computed as follows:
(A) if the Company elects (or is deemed to have elected) to satisfy its Conversion Obligation in respect of such conversion by Physical Settlement, in respect of each $1,000 amount of principal and accrued and unpaid interest on the Notes being converted (or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof): a number of shares of Common Stock equal to the Conversion Rate in effect on the Conversion Date (plus cash in lieu of any fractional share of Common Stock issuable upon conversion);
(B) if the Company elects to satisfy its Conversion Obligation in respect of such conversion by Cash Settlement, in respect of each $1,000 amount of principal and accrued and unpaid interest on the Notes being converted, the Company shall pay to the converting Holder in respect of each $1,000 principal amount of Notes and accrued and unpaid interest thereon (or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof) being converted cash in an amount equal to the sum of the Daily Conversion Values for each of the 30 consecutive Trading Days during the related Observation Period; and
(C) if the Company elects to satisfy its Conversion Obligation in respect of such conversion by Combination Settlement, the Company shall pay or deliver, as the case may be, in respect of each $1,000 principal amount of Notes and accrued and unpaid interest thereon being converted (or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof), a Settlement Amount equal to the sum of the Daily Settlement Amounts for each of the 30 consecutive Trading Days during the related Observation Period.
(iv) The Daily Settlement Amounts (if applicable) and the Daily Conversion Values (if applicable) shall be determined by the Company promptly following the last day of the Observation Period. Promptly after such determination of the Daily Settlement Amounts or the Daily Conversion Values, as the case may be, and the amount of cash payable in lieu of delivering any fractional share of Common Stock, the Company shall notify the Trustee and the Conversion Agent (if other than the Trustee) of the Daily Settlement Amounts or the Daily Conversion Values, as the case may be, and the amount of cash payable in lieu of delivering fractional shares of Common Stock. The Trustee and the Conversion Agent (if other than the Trustee) shall have no responsibility for any such determination.
(b) Subject to Section 14.02(e), before any Holder of a Note shall be entitled to convert a Note as set forth above, such Holder shall (i) in the case of a Global Note, comply with the Applicable Procedures of the Depositary in effect at that time and, if required, pay all transfer or similar taxes, if any, pursuant to Section 14.02(e) and (ii) in the case of a Physical Note (1) complete, manually sign and deliver an irrevocable notice to the Conversion Agent as set forth in the Form of Notice of Conversion (or a facsimile
[2]	NTD: Confirm that one Trading Day election notification works if there are Physical Notes.

thereof) (a “Notice of Conversion”) at the office of the Conversion Agent and state in writing therein the principal amount of Notes to be converted and the name or names (with addresses) in which such Holder wishes the certificate or certificates for any shares of Common Stock to be delivered upon settlement of the Conversion Obligation to be registered, (2) surrender such Notes, duly endorsed to the Company or in blank (and accompanied by appropriate endorsement and transfer documents), at the office of the Conversion Agent, (3) if required, furnish appropriate endorsements and transfer documents, (4) if required, pay funds equal to interest payable on the next Interest Payment Date to which such Holder is not entitled as set forth in Section 14.02(h) and (5) if required, pay all transfer or similar taxes, if any, pursuant to Section 14.02(e). The Trustee (and if different, the Conversion Agent) shall notify the Company of any conversion pursuant to this Article 14 on the Conversion Date for such conversion. No Notice of Conversion with respect to any Notes may be surrendered by a Holder thereof if such Holder has also delivered a Fundamental Change Repurchase Notice to the Company in respect of such Notes and has not validly withdrawn such Fundamental Change Repurchase Notice in accordance with Section 15.03. Notwithstanding anything to the contrary contained herein, to the extent that an indirect holder of a Global Note held indirectly through a participant submits irrevocable instructions to convert any portion of such Note, such Holder shall be deemed for purposes of Regulation SHO to have converted the applicable portion of such Note at the time of delivery of such instructions, regardless of when shares of Common Stock are delivered to such Holder or its participant.
If more than one Note shall be surrendered for conversion at one time by the same Holder, the Conversion Obligation with respect to such Notes shall be computed on the basis of the aggregate principal amount of the Notes (or specified portions thereof to the extent permitted thereby) so surrendered.
(c) A Note shall be deemed to have been converted immediately prior to the close of business on the date (the “Conversion Date”) that the Holder has complied with the requirements set forth in subsection (b) above. Except as set forth in Section 14.07(a) and Section 14.14(b), the Company shall pay or deliver, as the case may be, the consideration due in respect of the Conversion Obligation on the second Business Day immediately following the relevant Conversion Date, if the Company elects Physical Settlement, or on the third Business Day immediately following the last Trading Day of the relevant Observation Period, in the case of any other Settlement Method. Notwithstanding the foregoing, with respect to the Company’s satisfaction of its Conversion Obligation through Physical Settlement for which the relevant Conversion Date occurs after the Regular Record Date immediately preceding the Maturity Date, the settlement shall occur on the Maturity Date. If any shares of Common Stock are due to a converting Holder, the Company shall issue or cause to be issued, and deliver (if applicable) to the Conversion Agent or to such Holder, or such Holder’s nominee or nominees, the full number of shares of Common Stock to which such Holder shall be entitled, in book-entry format through the Depositary, in satisfaction of the Company’s Conversion Obligation.
(d) In case any Note shall be surrendered for partial conversion, the Company shall execute and the Trustee shall authenticate and deliver to or upon the written order of the Holder of the Note so surrendered a new Note or Notes in authorized denominations in an aggregate principal amount equal to the unconverted portion of the surrendered Note, without payment of any service charge by the converting Holder but, if required by the Company or Trustee, with payment of a sum sufficient to cover any documentary, stamp or similar issue or transfer tax or similar governmental charge required by law or that may be imposed in connection therewith as a result of the name of the Holder of the new Notes issued upon such conversion being different from the name of the Holder of the old Notes surrendered for such conversion.
(e) If a Holder submits a Note for conversion, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of Common Stock upon conversion, unless the tax is due because the Holder requests such shares to be issued in a name other than the Holder’s name, in which case the Holder shall pay that tax. The Conversion Agent may refuse to deliver the certificates representing the shares of Common Stock being issued in a name other than the Holder’s name until the Trustee receives a sum sufficient to pay any tax that is due by such Holder in accordance with the immediately preceding sentence.
(f) Except as provided in Section 14.04, no adjustment shall be made for dividends on any shares of Common Stock issued upon the conversion of any Note as provided in this Article 14.

(g) Upon the conversion of an interest in a Global Note, the Trustee, or the Custodian at the direction of the Trustee, shall make a notation on such Global Note as to the reduction in the principal amount represented thereby. The Company shall notify the Trustee in writing of any conversion of Notes effected through any Conversion Agent other than the Trustee.
(h) The Company’s settlement of the full Conversion Obligation shall be deemed to satisfy in full its obligation to pay the principal amount of the Note and accrued and unpaid interest, if any, to, but excluding, the relevant Conversion Date. Accrued and unpaid interest, if any, to, but excluding, the relevant Conversion Date shall be converted into shares of Common Stock at the Conversion Rate. If Notes are converted after the close of business on a Regular Record Date but prior to the open of business on the immediately following Interest Payment Date, Holders of such Notes as of the close of business on such Regular Record Date (in addition to having the value of such interest converted in connection with such conversion) will receive the full amount of interest payable on such Notes in cash on such Interest Payment Date notwithstanding the conversion. Therefore, Notes surrendered for conversion during the period from the close of business on any Regular Record Date to the open of business on the immediately following Interest Payment Date must be accompanied by funds equal to the amount of interest payable on the Notes so converted on the corresponding Interest Payment Date (regardless of whether the converting Holder was the Holder of record on the corresponding Regular Record Date); provided that no such payment shall be required (1) for conversions following the close of business on the Regular Record Date immediately preceding the Maturity Date; (2) if the Company has specified a Fundamental Change Repurchase Date that is after a Regular Record Date and on or prior to the Business Day immediately following the corresponding Interest Payment Date; or (3) to the extent of any Defaulted Amounts, if any Defaulted Amounts exist at the time of conversion with respect to such Note.
(i) The Person in whose name the shares of Common Stock shall be issuable upon conversion shall be treated as a stockholder of record as of the close of business on the relevant Conversion Date (if the Company elects to satisfy the related Conversion Obligation by Physical Settlement) or the last Trading Day of the relevant Observation Period (if the Company elects to satisfy the related Conversion Obligation by Combination Settlement), as the case may be. Upon a conversion of Notes, such Person shall no longer be a Holder of such Notes surrendered for conversion.
(j) The Company shall not issue any fractional share of Common Stock upon conversion of the Notes and shall instead pay cash in lieu of delivering any fractional share of Common Stock issuable upon conversion based on the Daily VWAP for the relevant Conversion Date. For each Note surrendered for conversion, if the Company has elected (or is deemed to have elected) Combination Settlement, the full number of shares that shall be issued upon conversion thereof shall be computed on the basis of the aggregate Daily Settlement Amounts for the relevant Observation Period and any fractional shares remaining after such computation shall be paid in cash.
Section 14.03 Company’s Mandatory Conversion Option.
(a) (i) On or after [  ], 2023 and prior to the close of business on [  ], 202[4],3 the Company may, at its option, elect to convert the original principal amount of the Notes, as well as accrued and unpaid interest thereon, in whole but not in part if the Daily VWAP of the Common Stock for at least 20 Trading Days (whether or not consecutive) during the period of 30 consecutive Trading Days ending on, and including, the last Trading Day of the immediately preceding calendar quarter is greater than or equal to 150% of the Conversion Price on each applicable Trading Day or (ii) on or after [  ], 2024 and prior to the close of business on [  ], 202[5],4 the Company may, at its option, elect (together with clause (a)(i) above, the “Company Mandatory Conversion Right”) to convert the original principal amount of the Notes, as well as accrued and unpaid interest thereon, in whole but not in part if the Daily VWAP of the Common Stock for at least 20 Trading Days (whether or not consecutive) during the period of 30 consecutive Trading Days ending on, and including, the last Trading Day of the immediately preceding calendar quarter is greater than or equal to 130% of the Conversion Price on each applicable Trading Day (the “Company Mandatory Conversion Condition”).
[3]	NTD: To be the fifth Business Day after the last quarter end before the second anniversary of issuance.
[4]	NTD: To be the fifth Business Day after the last quarter end before the Maturity Date.

(b) To exercise the Company Mandatory Conversion Right, the Company will send notice of the Company’s election (a “Mandatory Conversion Notice”) to Holders, the Trustee and the Conversion Agent no later than the fifth (5th) Business Day after the last Trading Day of such 30 consecutive Trading Day period.
Such Mandatory Conversion Notice must state:
(i)  that the Notes have been called for Mandatory Conversion, briefly describing the Company Mandatory Conversion Right under this Indenture;
(ii) the Mandatory Conversion Date;
(iii) the current Conversion Rate;
(iv) the name and address of the Paying Agent and the Conversion Agent; and
(v) the CUSIP and ISIN numbers, if any, of the Notes.
(c) If the Company exercises the Company Mandatory Conversion Right in accordance with this Section 14.03, then a Conversion Date will automatically, and without the need for any action on the part of any Holder (subject to Section 14.02 herein), the Trustee or the Conversion Agent, be deemed to occur, with respect to each Note then outstanding, on the Mandatory Conversion Date. The Mandatory Conversion Date will be a Business Day of the Company’s choosing that is no more than thirty (30), nor less than ten (10), Business Days after the Company sends the Mandatory Conversion Notice; provided that the Mandatory Conversion Date shall be no later than the second Scheduled Trading Day prior to the Maturity Date. The Company shall pay or deliver, as the case may be, the consideration due in respect of the Conversion Obligation on the second Business Day immediately following the Mandatory Conversion Date.
(d) Each share of Common Stock delivered upon a Mandatory Conversion of any Note will be a newly issued or treasury share and will be duly and validly issued, fully paid, non-assessable, free from preemptive rights and free of any lien or adverse claim. If the Common Stock is then listed on any securities exchange, or quoted on any inter-dealer quotation system, and has been registered on an effective registration statement with the Commission, then the Company will cause each shares of Common Stock, when delivered upon a Mandatory Conversion of any Note, to be admitted for listing on such exchange or quotation on such system. Notwithstanding anything herein to the contrary, the Company shall not be permitted to effect any Company Mandatory Conversion hereunder unless as of such Mandatory Conversion Date no Equity Conditions Failure then exists.
Section 14.04 Adjustment of Conversion Rate. The Conversion Rate shall be adjusted from time to time by the Company if any of the following events occurs, except that the Company shall not make any adjustments to the Conversion Rate if Holders of the Notes participate (other than in the case of (x) a share split or share combination or (y) a tender or exchange offer), at the same time and upon the same terms as holders of the Common Stock and solely as a result of holding the Notes, in any of the transactions described in this Section 14.04, without having to convert their Notes, as if they held a number of shares of Common Stock equal to the Conversion Rate, multiplied by the principal amount (expressed in thousands) of Notes held by such Holder.
(a) If the Company exclusively issues shares of Common Stock as a dividend or distribution on shares of the Common Stock, or if the Company effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

where,
CR0 =
the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date of such dividend or distribution, or immediately prior to the open of business on the Effective Date of such share split or share combination, as applicable;

CR’ =	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date or Effective Date, as applicable;

OS0 =
the number of shares of Common Stock outstanding immediately prior to the open of business on such Ex-Dividend Date or Effective Date, as applicable, before giving effect to such dividend, distribution, share split or share combination; and

OS’ =	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.
Any adjustment made under this Section 14.04(a) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately after the open of business on the Effective Date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this Section 14.04(a) is declared but not so paid or made or any share split or combination of the type described in this Section 14.04(a) is announced but the outstanding shares of Common Stock are not split or combined, as the cash may be, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors determines in good faith not to pay such dividend or distribution or not to split or combine the outstanding shares of Common Stock, as the case may be, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared or such split or combination had not been announced.
(b) If the Company issues to all or substantially all holders of the Common Stock any rights, options or warrants (other than pursuant to a stockholders rights plan) entitling them to subscribe for or purchase shares of the Common Stock at a price per share that is less than the average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, the Conversion Rate shall be increased based on the following formula:

where,
CR0 =	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such issuance;
CR’ =	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date;
OS0 =	the number of shares of Common Stock outstanding immediately prior to the open of business on such Ex-Dividend Date;
X =	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and
Y =
the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this Section 14.04(b) shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the Ex-Dividend Date for such issuance. To the extent that shares of the Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so issued, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such Ex-Dividend Date for such issuance had not occurred.
For purposes of this Section 14.04(b), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the Common Stock at a price per share that is less than such average of the Last Reported Sale Prices of the Common Stock for the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors in good faith.
(c) If the Company distributes shares of its Capital Stock, evidences of its indebtedness, other assets or property of the Company or rights, options or warrants to acquire its Capital Stock or other securities, to all or substantially all holders of the Common Stock, excluding (i) dividends, distributions or issuances (including share splits) as to which an adjustment was effected pursuant to Section 14.04(a), Section 14.04(b) or Section 14.04(e), (ii) except as otherwise described in Section 14.11, rights issued pursuant to any stockholders rights plan of the Company then in effect, (iii) dividends or distributions paid exclusively in cash as to which the provisions set forth in Section 14.04(d) shall apply, (iv) dividends or distributions of Reference Property in exchange for or upon conversion of the Common Stock in a Share Exchange Event, and (v) Spin-Offs as to which the provisions set forth below in this Section 14.04(c) shall apply (any of such shares of Capital Stock, evidences of indebtedness, other assets or property or rights, options or warrants to acquire Capital Stock or other securities, the “Distributed Property”), then the Conversion Rate shall be increased based on the following formula:

where,
CR0 =	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;
CR’ =	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date;
SP0 =
the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV =
the fair market value (as determined by the Board of Directors in good faith) of the Distributed Property with respect to each outstanding share of the Common Stock on the Ex-Dividend Date for such distribution.

Any increase made under the portion of this Section 14.04(c) above shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such distribution had not been declared. If the Company issues rights, options or warrants to acquire Capital Stock or other securities that are exercisable only upon the occurrence of certain triggering events, the Company shall not adjust the conversion rate pursuant to the clauses above until the earliest of these triggering events occurs. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Note shall receive, in respect of each $1,000 of principal and accrued and unpaid interest (or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof), at the same time and upon the same terms as holders of the Common Stock receive the Distributed Property, the amount and kind of Distributed Property such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for the distribution. If the Board of Directors determines in good faith the “FMV” (as defined above) of any distribution for purposes of this Section 14.04(c) by reference to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution.

With respect to an adjustment pursuant to this Section 14.04(c) where there has been a payment of a dividend or other distribution on the Common Stock of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Company, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Conversion Rate shall be increased based on the following formula:

where,
CR0 =	the Conversion Rate in effect immediately prior to the end of the Valuation Period;
CR’ =	the Conversion Rate in effect immediately after the end of the Valuation Period;
FMV0 =
the average of the Last Reported Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Common Stock applicable to one share of the Common Stock (determined by reference to the definition of Last Reported Sale Price as set forth in Section 1.01 as if references therein to Common Stock were to such Capital Stock or similar equity interest) over the first 10 consecutive Trading Day period after, and including, the Ex-Dividend Date of the Spin-Off (the “Valuation Period”); and

MP0 =	the average of the Last Reported Sale Prices of the Common Stock over the Valuation Period.
The increase to the Conversion Rate under the preceding paragraph shall occur at the close of business on the last Trading Day of the Valuation Period; provided that if the relevant Conversion Date occurs during the Valuation Period, references to “10” in the preceding paragraph shall be deemed to be replaced with such lesser number of Trading Days as have elapsed between the Ex-Dividend Date of such Spin-Off and the Conversion Date in determining the Conversion Rate. If any dividend or distribution that constitutes a Spin-Off is declared but not so paid or made, the Conversion Rate shall be immediately decreased, effective as of the date the Board of Directors determines in good faith not to pay or make such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared or announced.
For purposes of this Section 14.04(c) (and subject in all respect to Section 14.11), rights, options or warrants distributed by the Company to all holders of the Common Stock entitling them to subscribe for or purchase shares of the Company’s Capital Stock, including Common Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such shares of the Common Stock; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of the Common Stock, shall be deemed not to have been distributed for purposes of this Section 14.04(c) (and no adjustment to the Conversion Rate under this Section 14.04(c) will be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 14.04(c). If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the date of this Indenture, are subject to events, upon the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Ex-Dividend Date with respect to new rights, options or warrants with such rights (in which case the existing rights, options or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the immediately preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 14.04(c) was made, (1) in the case of any such rights, options or warrants that shall all have been redeemed or purchased without exercise by any holders thereof, upon such final redemption or purchase (x) the Conversion Rate shall be readjusted as if such rights, options or warrants had not been issued and the Conversion Rate shall then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or purchase price received by a holder or holders of Common Stock with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of

Common Stock as of the date of such redemption or purchase, and (2) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights, options and warrants had not been issued.
For purposes of Section 14.04(a), Section 14.04(b) and this Section 14.04(c), if any dividend or distribution to which this Section 14.04(c) is applicable also includes one or both of:
(A) a dividend or distribution of shares of Common Stock to which Section 14.04(a) is applicable (the “Clause A Distribution”); or
(B) a dividend or distribution of rights, options or warrants to which Section 14.04(b) is applicable (the “Clause B Distribution”), then, in either case, (1) such dividend or distribution, other than the Clause A Distribution and the Clause B Distribution, shall be deemed to be a dividend or distribution to which this Section 14.04(c) is applicable (the “Clause C Distribution”) and any Conversion Rate adjustment required by this Section 14.04(c) with respect to such Clause C Distribution shall then be made, and (2) the Clause A Distribution and Clause B Distribution shall be deemed to immediately follow the Clause C Distribution and any Conversion Rate adjustment required by Section 14.04(a) and Section 14.04(b) with respect thereto shall then be made, except that, if determined by the Company (I) the “Ex-Dividend Date” of the Clause A Distribution and the Clause B Distribution shall be deemed to be the Ex-Dividend Date of the Clause C Distribution and (II) any shares of Common Stock included in the Clause A Distribution or Clause B Distribution shall be deemed not to be “outstanding immediately prior to the open of business on such Ex-Dividend Date or Effective Date” within the meaning of Section 14.04(a) or “outstanding immediately prior to the open of business on such Ex-Dividend Date” within the meaning of Section 14.04(b).
(d) If the Company pays or makes any cash dividend or distribution to all or substantially all holders of the Common Stock, the Conversion Rate shall be increased based on the following formula:

where,
CR0 =	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such dividend or distribution;
CR’ =	the Conversion Rate in effect immediately after the open of business on the Ex-Dividend Date for such dividend or distribution;
SP0 =	the average of the Last Reported Sale Prices of the Common Stock over the ten consecutive Trading Day period immediately preceding the Ex-Dividend Date for such dividend or distribution; and
C =	the amount in cash per share the Company distributes to all or substantially all holders of the Common Stock.
Any increase pursuant to this Section 14.04(d) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution. If such dividend or distribution is not so paid, the Conversion Rate shall be decreased, effective as of the date the Board of Directors determines in good faith not to make or pay such dividend or distribution, to be the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of a Note shall receive, for each $1,000 of principal of, and accrued and unpaid interest on (or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof), Notes, at the same time and upon the same terms as holders of shares of the Common Stock, the amount of cash that such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate on the Ex-Dividend Date for such cash dividend or distribution.
(e) If the Company or any of its Subsidiaries make a payment in respect of a tender or exchange offer for the Common Stock (other than an odd lot tender offer), to the extent that the cash and value of any other consideration included in the payment per share of the Common Stock exceeds the average of the Last

Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate shall be increased based on the following formula:

where,
CR0 =
the Conversion Rate in effect immediately prior to the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires (the date such tender offer or exchange offer expires, the “Expiration Date”);

CR’ =	the Conversion Rate in effect immediately after the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the Expiration Date;
AC =
the aggregate value of all cash and any other consideration (as determined by the Board of Directors in good faith) paid or payable for shares of Common Stock purchased in such tender or exchange offer;

OS0 =
the number of shares of Common Stock outstanding immediately prior to the Expiration Date (prior to giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS’ =
the number of shares of Common Stock outstanding immediately after the Expiration Date (after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP’ =	the average of the Last Reported Sale Prices of the Common Stock over the 10 consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the Expiration Date.
The increase to the Conversion Rate under this Section 14.04(e) shall occur at the close of business on the 10th Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires; provided that if the relevant Conversion Date occurs during the 10 Trading Days immediately following, and including, the Trading Day next succeeding the Expiration Date of any tender or exchange offer, references to “10” or “10th” in the preceding paragraph shall be deemed replaced with such lesser number of Trading Days as have elapsed between the Expiration Date of such tender or exchange offer and the Conversion Date in determining the Conversion Rate. In addition, if the Trading Day next succeeding the date such tender or exchange offer expires is after the 10th Trading Day immediately preceding, and including, the date immediately preceding the relevant Conversion Date in respect of a conversion of Notes, references to “10” or “10th” in the preceding paragraph and this paragraph shall be deemed to be replaced, solely in respect of that conversion of Notes, with such lesser number of Trading Days as have elapsed from, and including, the Trading Day next succeeding the date such tender or exchange offer expires to, and including, the last Trading Day immediately preceding the relevant Conversion Date.
In the event that the Company or one of its Subsidiaries is obligated to purchase shares of Common Stock pursuant to any such tender offer or exchange offer, but the Company is, or such Subsidiary is, permanently prevented by applicable law from consummating any such purchases, or all such purchases are rescinded, then the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such tender offer or exchange offer had not been made or had been made only in respect of the purchases that have been consummated.
(f) Notwithstanding this Section 14.04 or any other provision of this Indenture or the Notes, if a Conversion Rate adjustment becomes effective on any Ex-Dividend Date, and a Holder that has converted its Notes on or after such Ex-Dividend Date and on or prior to the related Record Date would be treated as the record holder of the shares of Common Stock as of the related Conversion Date as described under Section 14.02(i) based on an adjusted Conversion Rate for such Ex-Dividend Date, then, notwithstanding the Conversion Rate adjustment provisions in this Section 14.04, the Conversion Rate adjustment relating to such Ex-Dividend Date shall not be made for such converting Holder. Instead, such Holder shall be treated as if such Holder were the record owner of the shares of Common Stock on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.
(g) Except as stated herein, the Company shall not adjust the Conversion Rate for the issuance of shares of the Common Stock or any securities convertible into or exchangeable for shares of the Common Stock or the right to purchase shares of the Common Stock or such convertible or exchangeable securities. In no event will the Conversion Rate be adjusted such that the Conversion Price shall be less than the par value per share of Common Stock. Notwithstanding anything in this Article 14 to the contrary, the Company shall not be required to adjust the Conversion Rate unless the adjustment would result in an increase or decrease of at least 1.0% of the applicable Conversion Rate. However, the Company shall carry forward any adjustments that are less than 1% of the Conversion Rate, take such carried-forward adjustments into account in any subsequent adjustment, and make such carried-forward adjustments regardless of whether the aggregate amount of such adjustments is less than 1% (a) on the Conversion Date for any Notes (in the case of Physical Settlement), (b) on each Trading Day of any Observation Period (in the case of Cash Settlement or Combination Settlement) and (c) on the effective date of any Fundamental Change or the Effective Date of a Make-Whole Fundamental Change.
(h) In addition to those adjustments required by clauses (a), (b), (c), (d) and (e) of this Section 14.04, and to the extent permitted by applicable law and subject to the applicable rules of [NASDAQ], the Company from time to time may increase the Conversion Rate by any amount for a period of at least 20 Business Days if the Board of Directors determines in good faith that such increase would be in the Company’s best interest. In addition, to the extent permitted by applicable law and subject to the applicable rules of [NASDAQ], the Company may (but is not required to) increase the Conversion Rate to avoid or diminish any income tax to holders of Common Stock or rights to purchase Common Stock in connection with a dividend or distribution of shares of Common Stock (or rights to acquire shares of Common Stock) or similar event. Whenever the Conversion Rate is increased pursuant to either of the preceding two sentences, the Company shall deliver to the Holder of each Note a notice of the increase at least 15 days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.
(i) Except as stated in this Indenture, the Company shall not adjust the Conversion Rate for the issuance of shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock or the right to purchase shares of Common Stock or such convertible or exchangeable securities. For illustrative purposes only and without limiting the generality of the preceding sentence, the Conversion Rate shall not be adjusted:
(i) upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;
(ii) upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by the Company or any of the Company’s Subsidiaries;
(iii) upon the issuance of any shares of the Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (ii) of this subsection and outstanding as of the date the Notes were first issued;
(iv) upon the repurchase of any shares of Common Stock pursuant to an open market share repurchase program or other buy-back transaction, including structured or derivative transactions, that is not a tender or exchange offer of the nature described in Section 14.04(e);
(v) solely for a change in the par value (or lack of par value) of the Common Stock; or
(vi)for accrued and unpaid interest, if any.
(j) All calculations and other determinations under this Article 14 shall be made by the Company and shall be made to the nearest one-ten thousandth (1/10,000th) of a share.

(k) Whenever the Conversion Rate is adjusted as herein provided, the Company shall promptly deliver to the Trustee (and the Conversion Agent if not the Trustee) an Officer’s Certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until a Responsible Officer of the Trustee shall have received such Officer’s Certificate, the Trustee shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume without inquiry that the last Conversion Rate of which it has knowledge is still in effect. Promptly after delivery of such certificate, the Company shall prepare a written notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment becomes effective and shall deliver such notice of such adjustment of the Conversion Rate to each Holder (with a copy to the Trustee). Failure to deliver such notice shall not affect the legality or validity of any such adjustment.
(l) For purposes of this Section 14.04, the number of shares of Common Stock at any time outstanding shall not include shares of Common Stock held in the treasury of the Company so long as the Company does not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company, but shall include shares of Common Stock issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.
Section 14.05 Adjustments of Prices. Whenever any provision of this Indenture requires the Company to calculate the Last Reported Sale Prices, the Daily VWAPs, the Daily Conversion Values or the Daily Settlement Amounts over a span of multiple days, the Board of Directors shall make appropriate adjustments (without duplication in respect of any adjustment made pursuant to Section 14.04) to each to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Dividend Date, Record Date, Effective Date or Expiration Date, as the case may be, of the event occurs, at any time during the period when the Last Reported Sale Prices, the Daily VWAPs, the Daily Conversion Values or the Daily Settlement Amounts are to be calculated.
Section 14.06 Shares to Be Fully Paid. The Company shall reserve, free from preemptive rights, out of its authorized but unissued shares or shares held in treasury, sufficient shares of Common Stock to provide for conversion of the Notes from time to time as such Notes are presented for conversion (assuming delivery of the maximum number of Additional Shares pursuant to Section 14.03).
Section 14.07 Effect of Recapitalizations, Reclassifications and Changes of the Common Stock.
(a) In the case of:
(i) any recapitalization, reclassification or change of the Common Stock (other than changes in par value or resulting from a subdivision or combination),
(ii) any consolidation, merger, combination or similar transaction involving the Company,
(iii) any sale, lease or other transfer to a third party of all or substantially all of the consolidated assets of the Company and the Company’s Subsidiaries, taken as a whole, or
(iv) any statutory share exchange,
in each case, as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Share Exchange Event”), then at and after the effective time of such Share Exchange Event, the right to convert each $1,000 amount of principal and accrued and unpaid interest of Notes shall be changed into a right to convert such principal and accrued and unpaid interest amount of Notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of Common Stock equal to the Conversion Rate immediately prior to such Share Exchange Event would have owned or been entitled to receive (the “Reference Property,” with each “unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one share of Common Stock is entitled to receive) upon such Share Exchange Event and, prior to or at the effective time of such Share Exchange Event, the Company or the successor or acquiring Person, as the case may be, shall execute with the Trustee a supplemental indenture permitted under Section 10.01(g) providing for such change in the right to convert each $1,000 amount of principal (or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof) and accrued and unpaid interest on Notes; provided, however, that at and after the effective time of the Share Exchange Event (I) any amount payable in cash upon conversion of the Notes in accordance with Section 14.02 shall continue to be payable in cash, (II) any shares of Common Stock that the Company would have been required to deliver upon conversion of the Notes in accordance with Section 14.02 shall instead be deliverable in the amount and type of Reference Property that a holder of that number of shares of Common Stock would have been entitled to receive in such Share Exchange Event and (III) the Daily VWAP shall be calculated based on the value of a unit of Reference Property.
If the Share Exchange Event causes the Common Stock to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), then (i) the Reference Property into which the Notes will be convertible shall be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of Common Stock, and (ii) the unit of Reference Property for purposes of the immediately preceding paragraph shall refer to the consideration referred to in clause (i) attributable to one share of Common Stock. If the holders of the Common Stock receive only cash in such Share Exchange Event, then for all conversions for which the relevant Conversion Date occurs after the effective date of such Share Exchange Event (A) the consideration due upon conversion of each $1,000 amount of principal and accrued and unpaid interest (or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof) on Notes shall be solely cash in an amount equal to the Conversion Rate in effect on the Conversion Date (as may be increased by any Additional Shares pursuant to Section 14.14), multiplied by the price paid per share of Common Stock in such Share Exchange Event and (B) the Company shall satisfy the Conversion Obligation by paying such cash amount to converting Holders on the second Business Day immediately following the relevant Conversion Date. The Company shall notify in writing Holders, the Trustee and the Conversion Agent (if other than the Trustee) of such weighted average as soon as reasonably practicable after such determination is made.
If the Reference Property in respect of any Share Exchange Event includes, in whole or in part, shares of common equity, such supplemental indenture described in the second immediately preceding paragraph shall provide for anti-dilution and other adjustments that shall be as nearly equivalent as is possible to the adjustments provided for in this Article 14 with respect to the portion of the Reference Property consisting of such common equity. If, in the case of any Share Exchange Event, the Reference Property includes shares of stock, securities or other property or assets (including any combination thereof), other than cash and/or cash equivalents, of a Person other than the Company or the successor or purchasing corporation, as the case may be, in such Share Exchange Event, then such supplemental indenture shall also be executed by such other Person, if such other Person is an affiliate of the Company or the successor or acquiring company, and shall contain such additional provisions to protect the interests of the Holders of the Notes as the Board of Directors shall reasonably consider necessary by reason of the foregoing, including the provisions providing for the purchase rights set forth in Article 15.
(b) When the Company executes a supplemental indenture pursuant to subsection (a) of this Section 14.07, the Company shall promptly deliver to the Trustee an Officer’s Certificate briefly stating the reasons therefor, the kind or amount of cash, securities or property or asset that will comprise a unit of Reference Property after any such Share Exchange Event, any adjustment to be made with respect thereto and that all conditions precedent have been complied with, and shall promptly deliver notice thereof to all Holders. The Company shall cause notice of the execution of such supplemental indenture to be delivered to each Holder within 20 days after execution thereof. Failure to deliver such notice shall not affect the legality or validity of such supplemental indenture.
(c) The Company shall not become a party to any Share Exchange Event unless its terms are consistent with this Section 14.07. None of the foregoing provisions shall affect the right of a holder of Notes to convert its Notes into shares of Common Stock, as set forth in Section 14.01 and Section 14.02 prior to the effective date of such Share Exchange Event.
(d) The above provisions of this Section shall similarly apply to successive Share Exchange Events.
Section 14.08 Certain Covenants. (a) The Company covenants that all shares of Common Stock issued upon conversion of Notes will be fully paid and non-assessable by the Company and free from all taxes, liens and charges with respect to the issue thereof.

(b) The Company covenants that, if any shares of Common Stock to be provided for the purpose of conversion of Notes hereunder require registration with or approval of any governmental authority under any federal or state law before such shares of Common Stock may be validly issued upon conversion, the Company will, to the extent then permitted by the rules and interpretations of the Commission, secure such registration or approval, as the case may be.
(c) The Company further covenants that if at any time the Common Stock shall be listed on any national securities exchange or automated quotation system the Company will list and use its commercially reasonable efforts to keep listed, so long as the Common Stock shall be so listed on such exchange or automated quotation system, any Common Stock issuable upon conversion of the Notes.
Section 14.09 Responsibility of Trustee. The Trustee and any other Conversion Agent shall not at any time be under any duty or responsibility to any Holder to determine the Conversion Rate (or any adjustment thereto) or whether any facts exist that may require any adjustment (including any increase) of the Conversion Rate, or with respect to the nature or extent or calculation of any such adjustment when made, or with respect to the method employed, or herein or in any supplemental indenture provided to be employed, in making the same. The Trustee and any other Conversion Agent shall not be accountable with respect to the validity or value (or the kind or amount) of any shares of Common Stock, or of any securities, property or cash that may at any time be issued or delivered upon the conversion of any Note; and the Trustee and any other Conversion Agent make no representations with respect thereto.
Neither the Trustee nor any Conversion Agent shall be responsible for any failure of the Company to issue, transfer or deliver any shares of Common Stock or stock certificates or other securities or property or cash upon the surrender of any Note for the purpose of conversion or to comply with any of the duties, responsibilities or covenants of the Company contained in this Article. Without limiting the generality of the foregoing, neither the Trustee nor any Conversion Agent shall be under any responsibility to determine the correctness of any provisions contained in any supplemental indenture entered into pursuant to Section 14.07 relating either to the kind or amount of shares of stock or securities or property (including cash) receivable by Holders upon the conversion of their Notes after any event referred to in such Section 14.07 or to any adjustment to be made with respect thereto, but, subject to the provisions of Section 7.01, may accept (without any independent investigation) as conclusive evidence of the correctness of any such provisions, and shall be protected in conclusively relying upon, the Officer’s Certificate (which the Company shall be obligated to deliver to the Trustee prior to the execution of any such supplemental indenture) with respect thereto. The Trustee and the Conversion Agent may conclusively rely upon any notice with respect to the commencement or termination of such conversion rights.
Section 14.10 Notice to Holders Prior to Certain Actions. In case of any:
(a) action by the Company or one of its Subsidiaries that would require an adjustment in the Conversion Rate pursuant to Section 14.04 or Section 14.11;
(b) Share Exchange Event; or
(c) voluntary or involuntary dissolution, liquidation or winding-up of the Company;
then, in each case (unless notice of such event is otherwise required pursuant to another provision of this Indenture) and to the extent applicable, the Company shall cause to be delivered to the Trustee and the Conversion Agent (if other than the Trustee) and to be delivered to each Holder, a notice stating (i) the date on which a record is to be taken for the purpose of such action by the Company or one of its Subsidiaries or, if a record is not to be taken, the date as of which the holders of Common Stock of record are to be determined for the purposes of such action by the Company or one of its Subsidiaries, or (ii) the date on which such dissolution, liquidation or winding-up is expected to become effective or occur, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their Common Stock for securities or other property deliverable upon such dissolution, liquidation or winding-up. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such action by the Company or one of its Subsidiaries, Share Exchange Event, dissolution, liquidation or winding-up.
Section 14.11 Stockholder Rights Plans. If the Company has a stockholder rights plan in effect upon conversion of the Notes, each share of Common Stock, if any, issued upon such conversion shall be entitled to receive the appropriate number of rights, if any, under such stockholder rights plan and the certificates representing the Common Stock issued upon such conversion shall bear such legends, if any, in each case as may be provided by the terms of any such stockholder rights plan, as the same may be amended from time to time. However, if, prior to any conversion of Notes, the rights have separated from the shares of Common Stock in accordance with the provisions of the applicable stockholder rights plan, the Conversion Rate shall be adjusted at the time of separation as if the Company distributed to all or substantially all holders of the Common Stock Distributed Property as provided in Section 14.04(c), subject to readjustment in the event of the expiration, termination or redemption of such rights.
Section 14.12 Exchange in Lieu of Conversion. When a Holder surrenders its Notes for conversion, the Company may, at its election (an “Exchange Election”), direct the Conversion Agent to deliver, on or prior to the first Trading Day following the Conversion Date, such Notes to a financial institution designated by the Company for exchange in lieu of conversion.5 In order to accept any Notes surrendered for conversion, the designated financial institution must agree to timely pay and/or deliver, in exchange for such Notes, the shares of Common Stock (plus any cash in lieu of fractional shares). If the Company makes an Exchange Election, the Company shall, by the close of business on the first Trading Day following the relevant Conversion Date, notify in writing the Trustee, the Conversion Agent and the Holder surrendering its Notes for conversion that it has made the Exchange Election, and the Company shall promptly notify the designated financial institution of the Physical Settlement Method with respect to such conversion and the relevant deadline for payment and/or delivery of shares of Common Stock, and any cash in lieu of fractional shares.
Any Notes exchanged by the designated financial institution shall remain outstanding. If the designated financial institution agrees to accept any Notes for exchange but does not timely pay and/or deliver the required shares of Common Stock and any cash in lieu of fractional shares, or if such designated financial institution does not accept the Notes for exchange, the Company shall notify in writing the Trustee, the Conversion Agent and the Holder surrendering its Notes for conversion, and pay and/or deliver the required shares of Common Stock, together with cash in lieu of any fractional shares, due upon conversion to the converting Holder at the time and in the manner required under this Indenture as if the Company had not made an Exchange Election.
The Company’s designation of a financial institution to which the Notes may be submitted for exchange does not require that financial institution to accept any Notes (unless the financial institution has separately made an agreement with the Company). The Company may, but shall not be obligated to, enter into a separate agreement with any designated financial institution that would compensate it for any such transaction.
Section 14.13 [Reserved to address Section 13 / Section 16 issue as needed].
Section 14.14 Increased Conversion Rate Applicable to Certain Notes Surrendered in Connection with Make-Whole Fundamental Changes.
If the Effective Date of a Make-Whole Fundamental Change occurs prior to the Maturity Date and a Holder elects to convert its Notes in connection with such Make-Whole Fundamental Change the Company shall, under the circumstances described below, increase the Conversion Rate for the Notes so surrendered for conversion by a number of additional shares of Common Stock (the “Additional Shares”), as described below. A conversion of Notes shall be deemed for these purposes to be “in connection with” such Make-Whole Fundamental Change if the relevant Notice of Conversion is received by the Conversion Agent during the period from, and including, the Effective Date of the Make-Whole Fundamental Change up to, and including, the Business Day immediately prior to the related Fundamental Change Repurchase Date (or, in the case of a Make-Whole Fundamental Change that would have been a Fundamental Change but for the proviso in clause (b) of the definition thereof, the 35th Trading Day immediately following the Effective Date of such Make-Whole Fundamental Change) (such period, the “Make-Whole Fundamental Change Period”).(b)Upon surrender of Notes for conversion in connection with a Make-Whole Fundamental Change, the Company shall satisfy the related Conversion Obligation by Physical Settlement, Cash Settlement or Combination Settlement in accordance with Section 14.02 based on the Conversion Rate as increased to reflect the Additional Shares pursuant to the table below; provided, however, that if, at the effective time of a Make-Whole Fundamental Change described in clause (b) of the definition of Fundamental Change, the Reference Property following such Make-Whole Fundamental Change is composed entirely of cash, for any conversion of Notes following the Effective Date of such Make-Whole Fundamental Change, the Conversion Obligation shall be calculated based solely on the Stock Price for the transaction and
[5]
NTD: To be confirmed how this would work in practice for book-entry notes held through DTC and how this would work for Physical Notes, including if it would have to be endorsed by the surrendering holder so that financial institution could have it registered in its name.

shall be deemed to be an amount of cash per $1,000 amount of principal and accrued and unpaid interest (or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof) on converted Notes equal to the Conversion Rate (including any increase to reflect the Additional Shares), multiplied by such Stock Price. In such event, the Conversion Obligation shall be determined and paid to Holders in cash on the second Business Day following the Conversion Date. The Company shall notify in writing the Holders, the Trustee and the Conversion Agent (if other than the Trustee) of the Effective Date of any Make-Whole Fundamental Change no later than five Business Days after such Effective Date.
(c) The number of Additional Shares, if any, by which the Conversion Rate shall be increased for conversions in connection with a Make-Whole Fundamental Change shall be determined by reference to the table below, based on the date on which the Make-Whole Fundamental Change occurs or becomes effective (in each case, the “Effective Date”) and the price (the “Stock Price”) paid (or deemed to be paid) per share of the Common Stock in the Make-Whole Fundamental Change. If the holders of the Common Stock receive in exchange for their Common Stock only cash in a Make-Whole Fundamental Change described in clause (b) of the definition of Fundamental Change, the Stock Price shall be the cash amount paid per share. Otherwise, the Stock Price shall be the average of the Last Reported Sale Prices of the Common Stock over the five consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the applicable Effective Date. The Board of Directors shall make appropriate adjustments to the Stock Price, in its good faith determination, to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Record Date, Effective Date (as such term is used in Section 14.04) or Expiration Date of the event occurs during such five consecutive Trading Day period.
(d) The Stock Prices set forth in the column headings of the table below shall be adjusted as of any date on which the Conversion Rate of the Notes is otherwise adjusted. The adjusted Stock Prices shall equal the Stock Prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the Conversion Rate immediately prior to such adjustment giving rise to the Stock Price adjustment and the denominator of which is the Conversion Rate as so adjusted. The number of Additional Shares set forth in the table below shall be adjusted in the same manner and at the same time as the Conversion Rate as set forth in Section 14.04.
(e) The following table sets forth the number of Additional Shares of Common Stock by which the Conversion Rate shall be increased per $1,000 amount of principal and accrued and unpaid interest (or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof) of Notes pursuant to this Section 14.14 for each Stock Price and Effective Date set forth below:
Stock Price
Effective Date	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]	$[ ]
[ ], 2022
[ ], 2023
[ ], 2024
[ ], 2025
(f) The exact Stock Price and Effective Date may not be set forth in the table above, in which case:
(i) if the Stock Price is between two Stock Prices in the table above or the Effective Date is between two Effective Dates in the table, the number of Additional Shares by which the conversion rate shall be increased shall be determined by a straight-line interpolation between the number of Additional Shares set forth for the higher and lower Stock Prices and the earlier and later Effective Dates, as applicable, based on a 365-day year;
(ii) if the Stock Price is greater than $[•] per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above pursuant to subsection (d) above), no Additional Shares shall be added to the Conversion Rate; and
(iii) if the Stock Price is less than $[•] per share (subject to adjustment in the same manner as the Stock Prices set forth in the column headings of the table above pursuant to subsection (d) above), no Additional Shares shall be added to the Conversion Rate.

Notwithstanding the foregoing, in no event shall the Conversion Rate per $1,000 principal amount (or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof)of Notes exceed [•] shares of Common Stock, subject to adjustment in the same manner as the Conversion Rate pursuant to Section 14.04.
(g) Nothing in this Section 14.14 shall prevent an adjustment to the Conversion Rate that would otherwise be required pursuant to Section 14.04 in respect of a Make-Whole Fundamental Change.
ARTICLE 15
REPURCHASE OF NOTES AT OPTION OF HOLDERS
Section 15.01 [Reserved].
Section 15.02 Repurchase at Option of Holders Upon a Fundamental Change.
(a) If a Fundamental Change occurs at any time prior to the Maturity Date, each Holder shall have the right, at such Holder’s option, to require the Company to repurchase for cash all of such Holder’s Notes, or any portion of the principal amount thereof properly surrendered and not validly withdrawn pursuant to Section 15.03 that is equal to $1,000 or an integral multiple of $1,000 (or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof), on the date (the “Fundamental Change Repurchase Date”) specified by the Company that is not less than 20 Business Days or more than 35 Business Days following the date of the Fundamental Change Company Notice at a repurchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, plus any remaining amounts that would be owed to, but excluding, the Maturity Date (the “Fundamental Change Repurchase Price”). The Fundamental Change Repurchase Date shall be subject to postponement in order to allow the Company to comply with applicable law.
(b) Repurchases of Notes under this Section 15.02 shall be made, at the option of the Holder thereof, upon:
(i) delivery to the paying agent by a Holder of a duly completed notice (the “Fundamental Change Repurchase Notice”) in the form set forth in Attachment 2 to the Form of Note attached hereto as Exhibit A, if the Notes are Physical Notes, or in compliance with the Applicable Procedures for surrendering interests in Global Notes, if the Notes are Global Notes, in each case on or before the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date; and
(ii) delivery of the Notes, if the Notes are Physical Notes, to the paying agent at any time after delivery of the Fundamental Change Repurchase Notice (together with all necessary endorsements for transfer) at the office of the paying agent, or bookentry transfer of the Notes, if the Notes are Global Notes, in compliance with the procedures of the Depositary, in each case such delivery being a condition to receipt by the Holder of the Fundamental Change Repurchase Price therefor.
The Fundamental Change Repurchase Notice in respect of any Notes to be repurchased shall state:
(i) in the case of Physical Notes, the certificate numbers of the Notes to be delivered for repurchase;
(ii) the portion of the principal amount of Notes to be repurchased, which must be in minimum denominations of $1,000 or an integral multiple thereof (if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof); and
(iii) that the Notes are to be repurchased by the Company pursuant to the applicable provisions of the Notes and this Indenture;
provided, however, that if the Notes are Global Notes, the Fundamental Change Repurchase Notice must comply with the Applicable Procedures.
Notwithstanding anything herein to the contrary, any Holder delivering to the paying agent the Fundamental Change Repurchase Notice contemplated by this Section 15.02 shall have the right to withdraw, in whole or in part, such Fundamental Change Repurchase Notice at any time prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date by delivery of a written notice of withdrawal to the paying agent in accordance with Section 15.03.

The paying agent shall promptly notify the Company of the receipt by it of any Fundamental Change Repurchase Notice or written notice of withdrawal thereof.
(c) On or before the 20th Business Day after the occurrence of the effective date of a Fundamental Change, the Company shall provide to all Holders of Notes, the Trustee, the Conversion Agent (if other than the Trustee) and the paying agent (in the case of a paying agent other than the Trustee) a written notice (the “Fundamental Change Company Notice”) of the occurrence of the effective date of the Fundamental Change and of the repurchase right at the option of the Holders arising as a result thereof. In the case of Physical Notes, such notice shall be by first class mail or, in the case of Global Notes, such notice shall be delivered in accordance with the Applicable Procedures of the Depositary. Each Fundamental Change Company Notice shall specify:
(i) the events causing the Fundamental Change;
(ii) the effective date of the Fundamental Change;
(iii) the last date on which a Holder may exercise the repurchase right pursuant to this Article 15;
(iv) the Fundamental Change Repurchase Price;
(v) the Fundamental Change Repurchase Date;
(vi) the name and address of the paying agent and the Conversion Agent, if applicable;
(vii) if applicable, the Conversion Rate and any adjustments to the Conversion Rate;
(viii) that the Notes with respect to which a Fundamental Change Repurchase Notice has been delivered by a Holder may be converted only if the Holder withdraws the Fundamental Change Repurchase Notice in accordance with the terms of this Indenture; and
(ix) the procedures that Holders must follow to require the Company to repurchase their Notes.
No failure of the Company to give the foregoing notices and no defect therein shall limit the Holders’ repurchase rights or affect the validity of the proceedings for the repurchase of the Notes pursuant to this Section 15.02. Simultaneously with providing such notice, the Company will publish such information on its website or through such other public medium as the Company may use at that time.
At the Company’s written request, given at least five days prior to the date the Fundamental Change Company Notice is to be sent, the Trustee shall give such notice in the Company’s name and at the Company’s expense; provided, however, that, in all cases, the text of such Fundamental Change Company Notice shall be prepared by the Company.
(d) Notwithstanding the foregoing, no Notes may be repurchased by the Company on any date at the option of the Holders in connection with a Fundamental Change if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a Default by the Company in the payment of the Fundamental Change Repurchase Price with respect to such Notes). The paying agent will promptly return to the respective Holders thereof any Physical Notes held by it during the acceleration of the Notes (except in the case of an acceleration resulting from a Default by the Company in the payment of the Fundamental Change Repurchase Price with respect to such Notes), or any instructions for book-entry transfer of the Notes in compliance with the Applicable Procedures shall be deemed to have been cancelled, and, upon such return or cancellation, as the case may be, the Fundamental Change Repurchase Notice with respect thereto shall be deemed to have been withdrawn.
(e) For purposes of this Article 15, the paying agent may be any agent, depositary, tender agent, paying agent or other agent appointed by the Company to accomplish the purposes set forth herein.

Section 15.03 Withdrawal of Fundamental Change Repurchase Notice. (a) A Fundamental Change Repurchase Notice may be withdrawn (in whole or in part) by means of a written notice of withdrawal delivered to the office of the paying agent in accordance with this Section 15.03 at any time prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date, specifying:
(i) the principal amount of the Notes with respect to which such notice of withdrawal is being submitted, which must be $1,000 or an integral multiple thereof (if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof),
(ii) if Physical Notes have been issued, the certificate number of the Note in respect of which such notice of withdrawal is being submitted, and
(iii) the principal amount, if any, of such Note that remains subject to the original Fundamental Change Repurchase Notice, which portion must be in principal amounts of $1,000 or an integral multiple of $1,000 (if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof);
provided, however, that if the Notes are Global Notes, the notice of withdrawal must comply with appropriate procedures of the Depositary.
Section 15.04 Deposit of Fundamental Change Repurchase Price.
(a) The Company will deposit with the Trustee (or other paying agent appointed by the Company), or if the Company is acting as its own paying agent, set aside, segregate and hold in trust as provided in Section 4.04 on or prior to 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date (subject to extension in order to allow the Company to comply with applicable law) an amount of money sufficient to repurchase all of the Notes to be repurchased at the appropriate Fundamental Change Repurchase Price. Subject to receipt of funds and/or Notes by the Trustee (or other paying agent appointed by the Company), payment for Notes surrendered for repurchase (and not validly withdrawn prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date) will be made on the later of (i) the Fundamental Change Repurchase Date (provided the Holder has satisfied the conditions in Section 15.02) and (ii) the time of book-entry transfer or the delivery of such Note to the Trustee (or other paying agent appointed by the Company) by the Holder thereof in the manner required by Section 15.02 by mailing checks for the amount payable to the Holders of such Notes entitled thereto as they shall appear in the Note Register; provided, however, that payments to the Depositary shall be made by wire transfer of immediately available funds to the account of the Depositary or its nominee. The Trustee shall, promptly after such payment and upon written demand by the Company, return to the Company any funds in excess of the Fundamental Change Repurchase Price.
(b) If by 11:00 a.m. New York City time, on the Fundamental Change Repurchase Date, the Trustee (or other paying agent appointed by the Company) holds money sufficient to make payment on all the Notes or portions thereof that are to be repurchased on such Fundamental Change Repurchase Date, or, if extended in order to allow the Company to comply with applicable law, such later date, then, with respect to the Notes that have been properly surrendered for repurchase and have not been validly withdrawn in accordance with the provisions of this Indenture and the Applicable Procedures of the Depositary, (i) such Notes will cease to be outstanding, (ii) interest will cease to accrue on such Notes on the Fundamental Change Repurchase Date or, if extended in order to allow the Company to comply with applicable law, such later date (whether or not book-entry transfer of the Notes has been made or the Notes have been delivered to the Trustee or paying agent) and (iii) all other rights of the Holders of such Notes with respect to the Notes will terminate on the Fundamental Change Repurchase Date or, if extended in order to allow the Company to comply with applicable law, such later date (other than (x) the right to receive the Fundamental Change Repurchase Price and (y) to the extent not included in the Fundamental Change Repurchase Price, accrued and unpaid interest, if applicable).
(c) Upon surrender of a Physical Note that is to be repurchased in part pursuant to Section 15.02, the Company shall execute and the Trustee shall authenticate and deliver to the Holder a new Physical Note in an authorized denomination equal in principal amount to the unrepurchased portion of the Physical Note surrendered.

Section 15.05 Covenant to Comply with Applicable Laws Upon Repurchase of Notes. In connection with any repurchase offer upon a Fundamental Change pursuant to this Article 15, the Company will, if required:
(a) comply with the provisions of any tender offer rules under the Exchange Act that may then be applicable;
(b) file a Schedule TO or any other required schedule under the Exchange Act; and
(c) otherwise comply in all material respects with all federal and state securities laws in connection with any offer by the Company to repurchase the Notes;
in each case, so as to permit the rights and obligations under this Article 15 to be exercised in the time and in the manner specified in this Article 15 subject to postponement in order to allow the Company to comply with applicable law. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture relating to the Company’s obligations to purchase the Notes upon a Fundamental Change, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under such provisions of this Indenture by virtue of such conflict.
ARTICLE 16
NO REDEMPTION
Section 16.01 No Redemption. The Notes shall not be redeemable by the Company prior to the Maturity Date, and no sinking fund is provided for the Notes.
ARTICLE 17
MISCELLANEOUS PROVISIONS
Section 17.01 Provisions Binding on Company’s Successors. All the covenants, stipulations, promises and agreements of the Company contained in this Indenture shall bind its successors and assigns whether so expressed or not.
Section 17.02 Official Acts by Successor Corporation. Any act or proceeding by any provision of this Indenture authorized or required to be done or performed by any board, committee or Officer of the Company shall and may be done and performed with like force and effect by the like board, committee or officer of any corporation or other entity that shall at the time be the lawful sole successor of the Company.
Section 17.03 Addresses for Notices, Etc. Any notice or demand that by any provision of this Indenture is required or permitted to be given or served by the Trustee or by the Holders on the Company shall be deemed to have been sufficiently given or made, for all purposes if given or served by being deposited postage prepaid by registered or certified mail in a post office letter box addressed (until another address is delivered by the Company to the Trustee) to ZeroFox Holdings, Inc., 1834 S. Charles Street, Baltimore, Maryland 21230, Attention: Tim Bender, Chief Financial Officer, with a copy sent to [•], Attention: [•]. Any notice, direction, request or demand hereunder to or upon the Trustee shall be deemed to have been sufficiently given or made, for all purposes, if it is in writing and actually received by the Trustee at the Corporate Trust Office. In no event shall the Trustee or the Conversion Agent be obligated to monitor any website maintained by the Company or any press releases issued by the Company.
The Trustee, by notice to the Company, may designate additional or different addresses for subsequent notices or communications.
Any notice or communication delivered or to be delivered to a Holder of Physical Notes shall be mailed to it by first class mail, postage prepaid, at its address as it appears on the Note Register and shall be sufficiently given to it if so mailed within the time prescribed. Any notice or communication delivered or to be delivered to a Holder of Global Notes shall be delivered in accordance with the Applicable Procedures of the Depositary and shall be sufficiently given to it if so delivered within the time prescribed.
Failure to mail or deliver a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is mailed or delivered, as the case may be, in the manner provided above, it is duly given, whether or not the addressee receives it.
In case by reason of the suspension of regular mail service or by reason of any other cause it shall be impracticable to give such notice to Holders by mail, then such notification as shall be made with the approval of the Trustee shall constitute a sufficient notification for every purpose hereunder.

Section 17.04 Governing Law; Jurisdiction. THIS INDENTURE AND EACH NOTE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS INDENTURE AND EACH NOTE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
The Company irrevocably consents and agrees, for the benefit of the Holders from time to time of the Notes and the Trustee, that any legal action, suit or proceeding against it with respect to obligations, liabilities or any other matter arising out of or in connection with this Indenture or the Notes may be brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and, until amounts due and to become due in respect of the Notes have been paid, hereby irrevocably consents and submits to the non-exclusive jurisdiction of each such court in personam, generally and unconditionally with respect to any action, suit or proceeding for itself in respect of its properties, assets and revenues.
The Company irrevocably and unconditionally waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions, suits or proceedings arising out of or in connection with this Indenture brought in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.
Section 17.05 Evidence of Compliance with Conditions Precedent; Certificates and Opinions of Counsel to Trustee. Upon any application or demand by the Company to the Trustee to take any action under any of the provisions of this Indenture, the Company shall furnish to the Trustee an Officer’s Certificate and an Opinion of Counsel, stating that such action is permitted by the terms of this Indenture and that all conditions precedent to such action have been complied with. With respect to matters of fact, an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.
Each Officer’s Certificate and Opinion of Counsel provided for, by or on behalf of the Company in this Indenture and delivered to the Trustee with respect to compliance with this Indenture (other than the Officer’s Certificates provided for in Section 4.08) shall include (a) a statement that the person signing such certificate is familiar with the requested action and this Indenture; (b) a brief statement as to the nature and scope of the examination or investigation upon which the statement contained in such certificate is based; (c) a statement that, in the judgment of such person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed judgment as to whether or not such action is permitted by this Indenture; and (d) a statement as to whether or not, in the judgment of such person, such action is permitted by this Indenture and that all conditions precedent to such action have been complied with.
Section 17.06 Legal Holidays. In any case where any Interest Payment Date, any Fundamental Change Repurchase Date or the Maturity Date is not a Business Day, then any action to be taken on such date need not be taken on such date, but may be taken on the next succeeding Business Day with the same force and effect as if taken on such date, and no interest shall accrue on any such payment in respect of the delay.
Section 17.07 No Security Interest Created. Nothing in this Indenture or in the Notes, expressed or implied, shall be construed to constitute a security interest under the Uniform Commercial Code or similar legislation, as now or hereafter enacted and in effect, in any jurisdiction.
Section 17.08 Benefits of Indenture. Nothing in this Indenture or in the Notes, expressed or implied, shall give to any Person, other than the Holders, the parties hereto, any Paying Agent, any Conversion Agent, any Custodian, any authenticating agent, any Note Registrar and their successors hereunder, any benefit or any legal or equitable right, remedy or claim under this Indenture.
Section 17.09 Table of Contents, Headings, Etc. The table of contents and the titles and headings of the articles and sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.
Section 17.10 Authenticating Agent. The Trustee may appoint an authenticating agent that shall be authorized to act on its behalf and subject to its direction in the authentication and delivery of Notes in connection with the original issuance thereof and transfers and exchanges of Notes hereunder, including under Section 2.04, Section 2.05, Section 2.06, Section 2.07, Section 10.04 and Section 15.04 as fully to all intents and purposes as though the authenticating agent had been expressly authorized by this Indenture and those Sections to authenticate and deliver Notes. For all purposes of this Indenture, the authentication and delivery of Notes by the authenticating agent shall be deemed to be authentication and delivery of such Notes “by the Trustee” and a certificate of authentication executed on behalf of the Trustee by an authenticating agent shall be deemed to satisfy any requirement hereunder or in the Notes for the Trustee’s certificate of authentication. Such authenticating agent shall at all times be a Person eligible to serve as trustee hereunder pursuant to Section 7.08.
Any corporation or other entity into which any authenticating agent may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, consolidation or conversion to which any authenticating agent shall be a party, or any corporation or other entity succeeding to all or substantially all of the corporate trust business of any authenticating agent, shall be the successor of the authenticating agent hereunder, if such successor corporation or other entity is otherwise eligible under this Section 17.10, without the execution or filing of any paper or any further act on the part of the parties hereto or the authenticating agent or such successor corporation or other entity.
Any authenticating agent may at any time resign by giving written notice of resignation to the Trustee and to the Company. The Trustee may at any time terminate the agency of any authenticating agent by giving written notice of termination to such authenticating agent and to the Company. Upon receiving such a notice of resignation or upon such a termination, or in case at any time any authenticating agent shall cease to be eligible under this Section, the Trustee may appoint a successor authenticating agent (which may be the Trustee), shall give written notice of such appointment to the Company and shall deliver notice of such appointment to all Holders.
The Company agrees to pay to the authenticating agent from time to time reasonable compensation for its services although the Company may terminate the authenticating agent, if it determines such agent’s fees to be unreasonable.
The provisions of Section 7.02, Section 7.03, Section 7.04, Section 8.03 and this Section 17.10 shall be applicable to any authenticating agent.
If an authenticating agent is appointed pursuant to this Section 17.10, the Notes may have endorsed thereon, in addition to the Trustee’s certificate of authentication, an alternative certificate of authentication in the following form:
               ,
as Authenticating Agent, certifies that this is one of the Notes described in the within-named Indenture.
By:
Authorized Signatory
Section 17.11 Execution in Counterparts. This Indenture may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic means shall be deemed to be their original signatures for all purposes. Unless otherwise provided in this Indenture or in any Note, the words “execute,” “execution,” “signed” and “signature” and words of similar import used in or related to any document to be signed in connection with this Indenture, any Note or any of the transactions contemplated hereby (including amendments, waivers, consents and other modifications) shall be deemed to include electronic signatures and the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature in ink or the use of a paper-based recordkeeping system, as applicable, to the fullest extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other similar state laws based on the Uniform Electronic Transactions Act; provided that, notwithstanding anything herein to the contrary, the Trustee is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee pursuant to procedures approved by the Trustee.

Section 17.12 Severability. In the event any provision of this Indenture or in the Notes shall be invalid, illegal or unenforceable, then (to the extent permitted by law) the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired.
Section 17.13 Waiver of Jury Trial. EACH OF THE COMPANY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.
Section 17.14 Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, pandemics, epidemics, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services or the unavailability of the Federal Reserve Bank wire or telex write or communication facility; it being understood that the Trustee shall use reasonable efforts that are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.
Section 17.15 Calculations. The Company shall be responsible for making all calculations called for under the Notes. These calculations include, but are not limited to, determinations of the Last Reported Sale Prices, the Daily VWAPs, the Daily Conversion Values or the Daily Settlement Amounts, accrued interest payable on the Notes and the Conversion Rate of the Notes. The Company shall make all these calculations in good faith and, absent manifest error, the Company’s calculations shall be final and binding on Holders of Notes. The Company shall provide a schedule of its calculations to each of the Trustee and the Conversion Agent, and each of the Trustee and Conversion Agent is entitled to rely conclusively upon the accuracy of the Company’s calculations without independent verification. The Trustee will forward the Company’s calculations to any registered Holder of Notes upon the written request of that Holder at the sole cost and expense of the Company. Neither the Trustee nor the Conversion Agent will have any responsibility to make calculations under this Indenture, nor will either of them have any responsibility to monitor the Company’s stock or trading price, determine whether the conditions to convertibility of the Notes have been met or determine whether the circumstances requiring changes to the Conversion Rate have occurred.
Section 17.16 USA PATRIOT Act. The parties hereto acknowledge that in accordance with Section 326 of the USA PATRIOT Act, the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties to this Indenture agree that they will provide the Trustee with such information as it may request in order for the Trustee to satisfy the requirements of the USA PATRIOT Act.
Section 17.17 Tax Withholding.6 The Company or the Trustee, as the case may be, shall be entitled to make a deduction or withholding from any payment which it makes under this Indenture for or on account of any present or future taxes, duties or charges if and to the extent so required by any applicable law and any current or future regulations or agreements thereunder or official interpretations thereof or any law implementing an intergovernmental approach thereto, in each case, that a Holder is subject to pursuant to the Indenture (“Applicable Tax Law”), or by virtue of the relevant Holder failing to satisfy any certification or other requirements under Applicable Tax Law in respect of the Notes, in which event the Company or the Trustee, as the case may be, shall make such payment after such withholding or deduction has been made and shall account to the relevant authorities for the amount so withheld or deducted and shall have no obligation to gross up any payment hereunder or pay any additional amount as a result of such withholding tax.
[6]	Subject to tax review.

Notwithstanding any other provision of this Indenture, if the Company or other applicable withholding agent pays withholding taxes or backup withholding on behalf of the Holder as a result of an adjustment or the nonoccurrence of an adjustment to the Conversion Rate, the Company or other applicable withholding agent may, at its option, withhold from or set off such payments against payments of cash and shares of Common Stock on the Note (or any payments on the Common Stock) or sales proceeds received by or other funds or assets of the Holder.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first written above.
ZEROFOX HOLDINGS, INC.

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

EXHIBIT A7
[FORM OF FACE OF NOTE]

[INCLUDE FOLLOWING LEGEND IF A GLOBAL NOTE]
[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT HEREUNDER IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]
[INCLUDE FOLLOWING LEGEND IF A RESTRICTED SECURITY]
[THIS SECURITY AND THE COMMON STOCK, IF ANY, ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:
(1) REPRESENTS THAT IT AND ANY ACCOUNT FOR WHICH IT IS ACTING IS A “QUALIFIED INSTITUTIONAL BUYER” (WITHIN THE MEANING OF RULE 144A UNDER THE SECURITIES ACT) AND THAT IT EXERCISES SOLE INVESTMENT DISCRETION WITH RESPECT TO EACH SUCH ACCOUNT, AND
(2) AGREES FOR THE BENEFIT OF ZEROFOX HOLDINGS, INC. (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN PRIOR TO THE DATE THAT IS THE LATER OF (X) ONE YEAR AFTER THE LAST ORIGINAL CLOSING DATE HEREOF OR SUCH SHORTER PERIOD OF TIME AS PERMITTED BY RULE 144 UNDER THE SECURITIES ACT OR ANY SUCCESSOR PROVISION THERETO AND (Y) SUCH LATER DATE, IF ANY, AS MAY BE REQUIRED BY APPLICABLE LAW, EXCEPT:
(A) TO THE COMPANY OR ANY SUBSIDIARY THEREOF, OR
(B) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT AND IS EFFECTIVE AT THE TIME OF SUCH TRANSFER, OR
(C) TO A PERSON THAT YOU REASONABLY BELIEVE TO BE A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, OR
(D) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT OR ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.
PRIOR TO THE REGISTRATION OF ANY TRANSFER IN ACCORDANCE WITH CLAUSE (2)(D) ABOVE, THE COMPANY AND THE TRUSTEE RESERVE THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER FOR THE COMPANY TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.
[7]	NTD: Conforming edits to the base indenture to be made once agreed.

NO AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY OR PERSON THAT HAS BEEN AN AFFILIATE (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) OF THE COMPANY DURING THE IMMEDIATELY PRECEDING THREE MONTHS MAY PURCHASE, OTHERWISE ACQUIRE OR HOLD THIS SECURITY OR A BENEFICIAL INTEREST HEREIN.]8
[8]
Subject to the procedures of the Depositary, the Restrictive Legend shall be deemed removed from the face of this Note without further action by the Company, Trustee or the Holders of this Note at such time and in the manner provided under Section 2.05 of the Indenture.

ZEROFOX HOLDINGS, INC.

7.00%/8.75% Convertible Senior Cash/PIK Toggle Notes due 2025
No. [  ]
[Initially]9 $[  ]
CUSIP No. [  ]10
Zerofox Holdings, Inc., a corporation duly organized and validly existing under the laws of the State of [•] (the “Company,” which term includes any successor corporation or other entity under the Indenture referred to on the reverse hereof), for value received hereby promises to pay to [CEDE & CO.]11 [  ]12, or registered assigns, the principal sum [as set forth in the “Schedule of Exchanges of Notes” attached hereto]13 [of $[  ]]14, which amount, taken together with the principal amounts of all other outstanding Notes, shall not, unless permitted by the Indenture, exceed $150,000,000 in aggregate at any time, in accordance with the rules and procedures of the Depositary, on [  ], 2025, and interest thereon as set forth below.
This Note will bear cash interest (“Cash Interest”) at a rate of 7.00% per annum payable quarterly in arrears on the last Business Day of the applicable quarter (or, if such day is not a Business Day, the next succeeding Business Day), commencing on [   ], 2022, to Holders of record at the close of business on the last Business Day of the preceding fiscal quarter (whether or not such day is a Business Day). Notwithstanding the preceding sentence, interest may, at the Company’s option (a “PIK Election”), be paid by increasing the principal amount of the outstanding Notes or if, and in the limited circumstances where, the Notes are no longer held in global form, by issuing Notes (“PIK Notes”) (rounded up to the nearest $ 1.00) (“PIK Interest”) under the Indenture , having the same terms and conditions as the Notes (in each case, a “PIK Payment”) at a rate of 8.75% per annum. Interest on the Notes will accrue from [ ], 2022, or from the most recent date to which interest had been paid or provided for to, but excluding, the next scheduled Interest Payment Date until [  ], 2025.
Any Defaulted Amounts shall accrue interest per annum at the rate borne by the Notes plus 2.00% per annum, from, and including, the relevant payment date to, but excluding, the date on which such Defaulted Amounts shall have been paid by the Company, at its election, in accordance with Section 2.03(c) of the Indenture.
Upon the occurrence, and during the continuance, of an Event of Default, the Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) at the then-applicable interest rate on the Notes plus 2.00% per annum.
The Company shall pay the principal of and interest on this Note, if and so long as such Note is a Global Note, in immediately available funds to the Depositary or its nominee, as the case may be, as the registered Holder of such Note. As provided in and subject to the provisions of the Indenture, the Company shall pay the principal of any Notes (other than Notes that are Global Notes) at the office or agency designated by the Company for that purpose. The Company has initially designated the Trustee as its Paying Agent and Note Registrar in respect of the Notes and the Corporate Trust Office located in the United States of America as a place where Notes may be presented for payment or for registration of transfer and exchange.
At all times, PIK Interest on the Notes shall be payable: (i) with respect to Notes represented by one or more Global Notes registered in the name of, or held by, the Custodian (or any successor depository) or its nominee on the relevant record date, by increasing the principal amount of the outstanding Global Notes, effective as of the applicable Interest Payment Date, by an amount equal to the amount of PIK Interest for the applicable interest period (rounded up to the nearest whole dollar) at the request of the Company to increase the principal amount of the outstanding Global Note and (ii) with respect to certificated Notes, if any, by issuing PIK Notes in certificated form, dated as of the applicable Interest Payment Date, in an aggregate principal amount equal to the amount of the PIK Interest for the applicable interest period (rounded up to the nearest whole dollar), and the Trustee will, upon receipt of certificate of authentication, authenticate and deliver such PIK Notes in certificated form for original issuance to the Holder s on the relevant record date, as shown by the records of the register of holders.
Following an increase in the principal amount of the outstanding Global Notes as a result of a PIK Payment, the Global Notes will bear interest on such increased principal amount from and after the Interest Payment Date in respect of which such PIK Payment was made. Any PIK Notes issued in certificated form will be dated as of the applicable Interest Payment Date and will bear interest from and after such date. All Notes issued pursuant to a PIK Payment will mature on the same maturity date as the Notes issued on the Issue Date and will be governed by, and subject to the terms, provisions and conditions of, the Indenture and shall have the same rights and benefits as the Notes issued on the Issue Date. Any certificated PIK Notes will be issued with the description “PIK” on the face of such PIK Note.
Reference is made to the further provisions of this Note set forth on the reverse hereof, including, without limitation, provisions giving the Holder of this Note the right to convert this Note into shares of Common Stock on the terms and subject to the limitations set forth in the Indenture. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.
This Note, and any claim, controversy or dispute arising under or related to this Note, shall be construed in accordance with and governed by the laws of the State of New York (without regard to the conflicts of laws provisions thereof).
In the case of any conflict between this Note and the Indenture, the provisions of the Indenture shall control and govern.
This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed manually by the Trustee or a duly authorized authenticating agent under the Indenture.
[Remainder of page intentionally left blank]
[9]	Include if a global note
[10]
Subject to the procedures of the Depositary, at such time as the Company notifies the Trustee that the Restrictive Legend is to be removed in accordance with the Indenture, the CUSIP number for this Note shall be deemed to be [ ].

[11]	Include if a global note.
[12]	Include if a physical note.
[13]	Include if a global note.
[14]	Include if a physical note.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed.
ZEROFOX HOLDINGS, INC.

By:
Name:
Title:
Dated:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee, certifies that this is one of the Notes described in the within-named Indenture.

By:
Authorized Signatory

[FORM OF REVERSE OF NOTE]

ZEROFOX HOLDINGS, INC.

7.00%/8.75% Convertible Senior Cash/PIK Toggle Notes due 2025
This Note is one of a duly authorized issue of Notes of the Company, designated as its 7.00%/8.75% Convertible Senior Cash/PIK Toggle Notes due 2025 (the “Notes”), limited to the aggregate principal amount of $150,000,000 all issued or to be issued under and pursuant to an Indenture dated as of [  ], 2022 (the “Indenture”), between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the Holders of the Notes. PIK Notes may be issued in an unlimited aggregate principal amount, subject to certain conditions specified in the Indenture. Capitalized terms used in this Note and not defined in this Note shall have the respective meanings set forth in the Indenture.
In case certain Events of Default shall have occurred and be continuing, the principal of, and interest on, all Notes may be declared, by either the Trustee or Holders of at least 20% in aggregate principal amount of Notes then outstanding, and upon said declaration shall become, due and payable, in the manner, with the effect and subject to the conditions and certain exceptions set forth in the Indenture.
Subject to the terms and conditions of the Indenture, the Company will make all payments and deliveries in respect of the Fundamental Change Repurchase Price on the Fundamental Change Repurchase Date and the principal amount on the Maturity Date, as the case may be, to the Holder who surrenders a Note to a Paying Agent to collect such payments in respect of the Note. The Company will pay cash amounts in money of the United States that at the time of payment is legal tender for payment of public and private debts.
The Indenture contains provisions permitting the Company and the Trustee in certain circumstances, without the consent of the Holders of the Notes, and in certain other circumstances, with the consent of the Holders of not less than a majority in aggregate principal amount of the Notes at the time outstanding, evidenced as in the Indenture provided, to execute supplemental indentures modifying the terms of the Indenture and the Notes as described therein. It is also provided in the Indenture that, subject to certain exceptions, the Holders of a majority in aggregate principal amount of the Notes at the time outstanding may on behalf of the Holders of all of the Notes waive any past Default or Event of Default under the Indenture and its consequences.
Notwithstanding any other provision of the Indenture or any provision of this Note, each Holder shall have the contractual right to receive payment or delivery, as the case may be, of (x) the principal (including the Fundamental Change Repurchase Price, if applicable) of, (y) accrued and unpaid interest, if any, on, and (z) the consideration due upon conversion of, this Note, on or after the respective due dates expressed or provided for in this Note or in the Indenture, and the contractual right to institute suit for the enforcement of any such payment or delivery, as the case may be, on or after such respective dates, shall not be amended without the consent of each Holder.
The Notes are issuable in registered form without coupons in minimum denominations of $1,000 principal amount and integral multiples in excess thereof (or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof). At the office or agency of the Company referred to on the face hereof, and in the manner and subject to the limitations provided in the Indenture, Notes may be exchanged for a like aggregate principal amount of Notes of other authorized denominations, without payment of any service charge but, if required by the Company or Trustee, with payment of a sum sufficient to cover any transfer or similar tax that may be imposed in connection therewith as a result of the name of the Holder of the new Notes issued upon such exchange of Notes being different from the name of the Holder of the old Notes surrendered for such exchange.
The Notes are not subject to redemption through the operation of any sinking fund or otherwise.
Upon the occurrence of a Fundamental Change, the Holder has the right, at such Holder’s option, to require the Company to repurchase for cash all of such Holder’s Notes or any portion thereof (in principal amounts of $1,000 or integral multiples thereof (or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof)) on the Fundamental Change Repurchase Date at a price equal to the Fundamental Change Repurchase Price.

Subject to the provisions of the Indenture, the Holder hereof has the right, at its option, during certain periods and upon the occurrence of certain conditions specified in the Indenture, prior to the close of business on the second Scheduled Trading Day immediately preceding the Maturity Date, to convert any Notes or portion thereof that is $1,000 or an integral multiple thereof (or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof), into shares of Common Stock at the Conversion Rate specified in the Indenture, as adjusted from time to time as provided in the Indenture.
The Company will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:
Zerofox Holdings, Inc.
[•]
[•]
Attention: [•]

ABBREVIATIONS
The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:
TEN COM = as tenants in common
UNIF GIFT MIN ACT = Uniform Gifts to Minors Act
CUST = Custodian
TEN ENT = as tenants by the entireties
JT TEN = joint tenants with right of survivorship and not as tenants in common Additional abbreviations may also be used though not in the above list.

SCHEDULE A15
SCHEDULE OF EXCHANGES OF NOTES
ZEROFOX HOLDINGS, INC.
7.00%/8.75% Convertible Senior Cash/PIK Toggle Notes due 2025
The initial principal amount of this Global Note is ONE HUNDRED AND FIFTY MILLION DOLLARS ($150,000,000). The following increases or decreases in this Global Note have been made, including as a result of payments of PIK Interest:
Date of exchange	Amount of decrease in principal amount of this Global Note	Amount of increase in principal amount of this Global Note	Principal amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

[15]	Include if a global note.

ATTACHMENT 1
[FORM OF NOTICE OF CONVERSION]
To:	Wilmington Trust, National Association Global Capital Markets 50 South Sixth Street, Suite 1290 Minneapolis, MN 55402 Attention: Zerofox Holdings, Inc. Administrator
The undersigned registered owner of this Note hereby exercises the option to convert this Note, or the portion hereof (that is $1,000 principal amount or an integral multiple thereof (or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof)) below designated, into shares of Common Stock in accordance with the terms of the Indenture referred to in this Note, and directs that any cash payable and any shares of Common Stock issuable and deliverable upon such conversion, together with any cash for any fractional share, and any Notes representing any unconverted principal amount hereof, be issued and delivered to the registered Holder hereof unless a different name has been indicated below. If any shares of Common Stock or any portion of this Note not converted are to be issued in the name of a Person other than the undersigned, the undersigned will pay all documentary, stamp or similar issue or transfer taxes, if any in accordance with Section 14.02(d) and Section 14.02(e) of the Indenture. Any amount required to be paid to the undersigned on account of interest accompanies this Note. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.
Dated:

Signature

Signature Guarantee
Signature(s) must be guaranteed by
an eligible Guarantor Institution
(banks, stock brokers, savings and
loan associations and credit unions)
with membership in an approved
signature guarantee medallion program
pursuant to Securities and Exchange
Commission Rule 17Ad-15 if shares of Common Stock are to
be issued, or
Notes are to be delivered, other than
to and in the name of the registered holder.
Fill in for registration of shares if to be issued,
and Notes if to be delivered, other than to and in the name
of the registered holder:

(Name)

(Street Address)

(City, State and Zip Code) Please print name and address

Principal amount to be converted (if less than all):

$__________,000

NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

Social Security or Other Taxpayer Identification Number

ATTACHMENT 2
[FORM OF FUNDAMENTAL CHANGE REPURCHASE NOTICE]
To: Paying Agent
The undersigned registered owner of this Note hereby acknowledges receipt of a notice from ZEROFOX HOLDINGS, INC. (the “Company”) as to the occurrence of a Fundamental Change with respect to the Company and specifying the Fundamental Change Repurchase Date and requests and instructs the Company to pay to the registered holder hereof in accordance with Section 15.02 of the Indenture referred to in this Note (1) the entire principal amount of this Note, or the portion thereof (that is $1,000 principal amount or an integral multiple thereof (or if a PIK Payment has been made, in minimum denominations of $1.00 and any integral multiple of $1.00 in excess thereof)) below designated, and (2) if such Fundamental Change Repurchase Date does not fall during the period after a Regular Record Date and on or prior to the corresponding Interest Payment Date, accrued and unpaid interest, if any, thereon to, but excluding, such Fundamental Change Repurchase Date. Capitalized terms used herein but not defined shall have the meanings ascribed to such terms in the Indenture.
In the case of Physical Notes, the certificate numbers of the Notes to be repurchased are as set forth below:
Dated:

Signature(s)

Social Security or Other Taxpayer Identification Number
Principal amount to be repaid (if less than all):
$__________,000
NOTICE: The above signature(s) of the Holder(s) hereof must correspond with the name as written upon the face of the Note in every particular without alteration or enlargement or any change whatever.

ATTACHMENT 3
[FORM OF ASSIGNMENT AND TRANSFER]
For value received _______________________ hereby sell(s), assign(s) and transfer(s) unto _______________________ (Please insert social security or Taxpayer Identification Number of assignee) the within Note, and hereby irrevocably constitutes and appoints _______________________ attorney to transfer the said Note on the books of the Company, with full power of substitution in the premises.
Dated:

Signature(s)
Signature Guarantee Signature(s) must be guaranteed by an eligible
Guarantor Institution (banks, stockbrokers, savings
and loan associations and credit unions) with
membership in an approved signature guarantee
medallion program pursuant to Securities and Exchange Commission Rule 17Ad-15 if Notes are to
be delivered, other than to and in the name of the registered holder.
NOTICE: The signature on the assignment must
correspond with the name as written upon the face of
the Note in every particular without alteration or
enlargement or any change whatever.

Annex F
January 31, 2022
L&F Acquisition Corp.
c/o Victory Park Capital Advisors, LLC
150 North Riverside Plaza, Suite 5200
Chicago, IL 60606
Re:   Second Amended and Restated Sponsor Support Letter Agreement (“Letter Agreement”)
Ladies and Gentlemen:
Reference is hereby made to (a) that certain Sponsor Support Letter Agreement re Initial Public Offering, dated as of November 18, 2020 (the “Original Letter Agreement”), by and among (i) L&F Acquisition Corp., a Cayman Islands exempted company (which shall migrate to and domesticate as a Delaware corporation prior to the Closing) (the “Acquiror”), (ii) JAR Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), (iii) the undersigned individuals listed on the signature page hereto as a “Sponsor Holder” (each such undersigned individual, a “Sponsor Holder,” and collectively, the “Sponsor Holders”), and (iv) certain members of Acquiror’s board of directors and/or management team listed on the signature page hereto as “Original Signatories” (the “Original Signatories”), and (b) that certain Business Combination Agreement, dated as of December 17, 2021 (as the same may be amended, restated or amended and restated from time to time in accordance with its terms, the “Business Combination Agreement”), by and among (i) Acquiror, (ii) L&F Holdings, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of Acquiror (“L&F Holdings”), (iii) ZF Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of L&F Holdings, (iv) IDX Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of L&F Holdings, (v) IDX Forward Merger Sub, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of L&F Holdings, (vi) ZeroFox, Inc., a Delaware corporation (“ZF”), and (vii) ID Experts Holdings, Inc., a Delaware corporation (“IDX” and, together with Acquiror, Sponsor, the Sponsor Holders (solely in their capacity as (x) current record holders or beneficial owners of Pre-Domestication Acquiror Class B Shares and future record holders or beneficial owners of any shares of Acquiror Common Stock into which such Pre-Domestication Acquiror Class B Shares convert in connection with the Domestication (collectively, the “Founder Shares”) and, in the case of the Sponsor, (y) current record holders or beneficial owners of Pre-Domestication Acquiror Warrants and future record holders or beneficial owners of any Acquiror Warrants into which such Pre-Domestication Acquiror Warrants convert in connection with the Domestication (collectively, the “Founder Warrants”)), the Original Signatories (solely for the limited purposes of amending and restating the A&R Letter Agreement, Section 6 and Section 21) and ZF, each, a “Party,” and collectively, the “Parties”). Unless otherwise expressly provided herein, capitalized terms shall have the respective meanings assigned to them in the Business Combination Agreement.
WHEREAS, in order to induce each of the parties to the Business Combination Agreement to enter into and proceed with the consummation of the transactions contemplated by the Business Combination Agreement, the parties to the Original Letter Agreement amended and restated the Original Letter Agreement in its entirety on December 17, 2021 (as amended, the “A&R Letter Agreement”) to, among other things, reflect certain rights and obligations as further specified therein and include ZF and IDX as parties;
WHEREAS, Section 7.07 of the Business Combination Agreement provides that, prior to the time at which the Effective Time occurs, Acquiror will transfer by way of continuation from the Cayman Islands to the State of Delaware and will domesticate in the State of Delaware as a corporation in accordance with Section 388 of the Delaware General Corporation Law (the “DGCL”) and Part XII of the Cayman Islands Companies Act (As Revised) (the “Companies Act”) (the “Domestication”), and in connection with the Domestication, (a) each then-issued and outstanding Pre-Domestication Acquiror Ordinary Share shall convert automatically, on a one-for-one basis, into a share of common stock, par value US $0.0001 per share, of Acquiror (the “Acquiror Common Stock”); (b) each then-issued and outstanding Pre-Domestication Acquiror Class B Share shall convert automatically, on a one-for-one basis, into a share of Acquiror Common Stock; and (c) each then-issued and outstanding whole warrant of Acquiror, exercisable for one Pre-Domestication Acquiror Ordinary Share, shall convert automatically into a whole warrant exercisable for one share of Acquiror Common Stock, pursuant to the Warrant Agreement;

WHEREAS, the board of directors of the Acquiror (a) has elected Kurt Summers Jr. (“Summers”) as a director of the Acquiror effective as of December 20, 2021 (the “New Director Appointment”) and (b) has authorized the transfer of 39,733 Pre-Domestication Acquiror Class B Shares from Sponsor to Kurt Summers Jr. (“New Director Share Transfer”); and
WHEREAS, the parties to the A&R Letter Agreement desire to (a) amend and restate the A&R Letter Agreement in its entirety to account for the New Director Appointment and New Director Share Transfer and (b) add Summers as a party to the A&R Letter Agreement, as a Sponsor Holder.
NOW, THEREFORE, for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Acquiror, the Sponsor, the Sponsor Holders (including Summers) (solely in their capacity as current or future record holders or beneficial owners of Founder Shares and/or Founder Warrants and not in their individual capacities), the Original Signatories (solely for the limited purposes of amending and restating the A&R Letter Agreement and Section 6), ZF and IDX hereby agree as follows:
1. Summers is added as a party to the A&R Letter Agreement as a Sponsor Holder and Summers agrees to be bound as a Sponsor Holder for all purposes of the A&R Letter Agreement, as amended and restated by this Letter Agreement.
2. Effective upon and subject to the Closing, the Sponsor and the Sponsor Holders irrevocably (a) agree to, on a Pro Rata Basis (except as otherwise provided herein), subject an aggregate amount of 1,293,750 shares of Acquiror Common Stock owned by the Sponsor and Sponsor Holders, as allocated in accordance with Schedule 1 attached hereto (the “Sponsor Holders Earnout Shares”), to forfeiture (by automatic cancellation by Acquiror) if the Triggering Events do not occur during the Earnout Period (the “Potential Forfeiture”) in accordance with Section 3.10 of the Business Combination Agreement and (b) acknowledge and agree that, if, and as often as, the outstanding shares of Acquiror Common Stock are changed into a different number of shares or a different class, by reason of any dividend, subdivision, reclassification, recapitalization, split, combination or exchange, or any similar event after the date hereof, then the number of Sponsor Holders Earnout Shares to be surrendered or forfeited pursuant to the terms of Section 3.10 of the Business Combination Agreement will in each case be equitably adjusted to reflect such change. Until the occurrence of the applicable Triggering Event, certificates representing the Sponsor Holders Earnout Shares shall bear a legend referencing that they are subject to forfeiture pursuant to the provisions of this Letter Agreement and Section 3.10 of the Business Combination Agreement, and any transfer agent for Acquiror Common Stock will be given appropriate legends that will be applicable until the Sponsor Holders Earnout Shares are vested; provided, however, that upon the vesting of any Sponsor Holders Earnout Shares in accordance with the terms of Section 3.10 of the Business Combination Agreement, Acquiror shall immediately cause the removal of such legend and direct such transfer agent that any such legends are no longer applicable. To the extent any dividends or other distributions are paid or otherwise made by Acquiror (including, without limitation, any shares of Acquiror Common Stock or other equity securities of Acquiror distributed in connection with a share split, share dividend, or reclassification, or through merger, amalgamation, consolidation, recapitalization or other similar event) during the Earnout Period, and the Sponsor and Sponsor Holders would have been entitled to such dividends or other distributions in respect of the Sponsor Holders Earnout Shares if such Sponsor Holders Earnout Shares were not subject to forfeiture as of the record date for such dividends or other distributions, Acquiror shall hold such portion of such dividends or other distributions in escrow or a segregated account for the benefit of the Sponsor and Sponsor Holders, and (i) in the event all or any portion of the Sponsor Holders Earnout Shares are earned in accordance with Section 3.10 of the Business Combination Agreement, the portion of such dividends or other distributions in respect of the Sponsor Holders Earnout Shares so earned shall be released to the Sponsor and Sponsor Holders, on a Pro Rata Basis, at the time such Sponsor Holders Earnout Shares are earned in accordance with Section 3.10 of the Business Combination Agreement or (ii) in the event all or any portion of the Sponsor Holders Earnout Shares are forfeited in accordance with Section 3.10 of the Business Combination Agreement, the portion of such dividends or other distributions in respect of the Sponsor Holders Earnout Shares so forfeited shall be forfeited to Acquiror.
3. Effective upon and subject to the Domestication, except to the extent this Letter Agreement is terminated in accordance with Section 21, the Sponsor and Sponsor Holders hereby irrevocably waive the anti-dilution adjustments set forth in Article 17.2 of Acquiror’s Amended and Restated Articles of Association (as amended from time to time, the “Cayman Charter”) and any other anti-dilution or similar adjustment rights to which Sponsor and any Sponsor Holder otherwise are entitled, related to or arising from the PIPE Investment, the Convertible Notes Investment, the Domestication, the Mergers or any of the other Transactions and solely for purposes of effectuating the Transactions (the “Anti-dilution Waiver”). For the avoidance of doubt, the Anti-dilution Waiver is intended to constitute a waiver within the meaning of Article 17.3 of the Cayman Charter, as well as a waiver for all other purposes arising under Contract or Law, and shall apply to any Pre-Domestication Acquiror Class B Shares owned by Sponsor or any Sponsor Holder and any shares of Acquiror Common Stock issued as part of the Sponsor Holders Class B Conversion.
4. Effective upon and subject to the Closing, Acquiror acknowledges the Anti-dilution Waiver and agrees to give effect to the Potential Forfeiture set forth in Section 2, including by cancelling the Sponsor Holders Earnout Shares immediately upon the occurrence of the Potential Forfeiture.
5. From the date of the Business Combination Agreement until the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, the Sponsor and the Sponsor Holders, as applicable, solely in their capacity as beneficial owners or holders of Pre-Domestication Acquiror Ordinary Shares or Pre-Domestication Acquiror Class B Shares shall vote or cause to be voted, all of the Pre-Domestication Acquiror Ordinary Shares and Pre-Domestication Acquiror Class B Shares beneficially owned or held by the Sponsor or the Sponsor Holders, as applicable, at every meeting of the shareholders of Acquiror at which such matters are considered and at every adjournment or postponement thereof (and shall appear at such meetings for the purposes of constituting a quorum), and shall execute and return (or cause to be executed and returned), any action by written resolution of the shareholders of Acquiror: (a) in favor of the Acquiror Shareholder Matters; (b) in favor of the Extension Proposal, if applicable in accordance with the terms of the Business Combination Agreement; (c) against any merger agreement or merger, consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror (other than the Business Combination Agreement and the Transactions); (d) against any proposal in opposition to approval of the Business Combination Agreement or in competition with or inconsistent with the Business Combination Agreement or the Transactions; (e) against any proposal, action or agreement that would (i) impede, frustrate, prevent or nullify any provision of this Letter Agreement, the Business Combination Agreement or the Transactions, (ii) result in a breach in any respect of any covenant, representation, warranty or any other obligation or agreement of Acquiror under the Business Combination Agreement or (iii) result in any of the conditions set forth in Article IX of the Business Combination Agreement not being fulfilled; and (f) in favor of any proposal to amend the Cayman Charter to delete (i) the limitation on share repurchases prior to the consummation of a business combination that would cause Acquiror's net tangible assets to be less than $5,000,001 following such repurchases, (ii) the limitation that Acquiror shall not consummate a business combination if it would cause Acquiror's net tangible assets to be less than $5,000,001 and (iii) the limitation that Acquiror shall not redeem Acquiror Common Stock that would cause Acquiror's net tangible assets to be less than $5,000,001 following such redemptions.
6. The Sponsor, the Sponsor Holders and the Original Signatories agree to be bound by the provisions of Section 8.03(b) of the Business Combination Agreement to the same extent as such provisions apply to Acquiror. The Sponsor, the Sponsor Holders and the Original Signatories agree to be bound by the provisions of Section 8.05(a) of the Business Combination Agreement to the same extent as such provisions apply to Acquiror.
7. From the date of the Business Combination Agreement until the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, the Sponsor and the Sponsor Holders, as applicable, agree not to redeem any Pre-Domestication Acquiror Ordinary Shares or Founder Shares owned by it, him or her in connection with any of the shareholder approval matters described in Section 5. From the date of the Business Combination Agreement until the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, the Sponsor and the Sponsor Holders, as applicable, agree not to convert any Pre-Domestication Acquiror Class B Shares except in connection with the Domestication.
8. From the date of the Business Combination Agreement until the earlier of the Closing or the termination of the Business Combination in accordance with its terms, except as set forth in Section 9, the Sponsor and the Sponsor Holders, as applicable, agree not to Transfer any Founder Shares or Founder

Warrants. “Transfer” means the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).
9. Notwithstanding the provisions set forth in Section 2, Section 8 and Section 10 of this Letter Agreement, Transfers of Founder Shares or Founder Warrants, as applicable, that are held by the Sponsor, any Sponsor Holder or any of their permitted transferees (that have complied with this Section 9), are permitted (a) to Acquiror’s officers or directors, any affiliate or family member of any of Acquiror’s officers or directors, any members or partners of the Sponsor or their affiliates, any affiliates of the Sponsor, or any employees of such affiliates; (b) in the case of an individual, by gift to a member of such individual’s immediate family or to a trust, the beneficiary of which is a member of such individual’s immediate family, an affiliate of such individual or to a charitable organization; (c) in the case of an individual, by virtue of the laws of descent and distribution upon the death of such individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales or transfers made in connection with any forward purchase agreement or similar arrangement or in connection with the consummation of the Mergers, in each case at prices no greater than the price at which the securities were originally purchased; (f) by virtue of the laws of the Cayman Islands or the Sponsor’s limited liability company agreement upon the dissolution of the Sponsor; (g) in the event of Acquiror’s liquidation prior to the completion of an initial Business Combination; or (h) following the Closing, in the event of Acquiror’s liquidation, merger, capital stock exchange or other similar transaction which results in all of Acquiror’s shareholders having the right to exchange their shares of Acquiror Common Stock for cash, securities or other property; provided, however, that in the case of clauses (a) through (g), these permitted transferees must enter into a written agreement with Acquiror agreeing to be bound by the transfer restrictions herein and the other restrictions and provisions contained in this Letter Agreement (including the provisions of Section 2, Section 8 and Section 10).
10. Except for those transfers permitted by Section 9, following the Closing, the Sponsor and the Sponsor Holders, as applicable, agree not to Transfer (a) any Founder Warrants (or any Acquiror Common Stock underlying the Founder Warrants) until 30 days after the Closing and (b) any Founder Shares until the earlier of (i) one year after the Closing and (ii) subsequent to the Closing, (x) if the Common Share Price equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after the Closing or (y) the date following the Closing on which Acquiror completes a liquidation, merger, amalgamation, capital stock exchange, reorganization or other similar transaction that results in all of Acquiror’s stockholders having the right to exchange their shares of Acquiror Common Stock for cash, securities or other property. For purposes of this Section 10, the term “Common Share Price” shall have the meaning assigned to such term in the Business Combination Agreement, except that the measurement period shall be as set forth in clause (x) above. For the avoidance of doubt, the restrictions in this Section 10 shall not apply to any equity interests in Acquiror that do not constitute Founder Shares or Founder Warrants.
11. In the event of a stock dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event, equitable adjustment shall be made to the provisions of this Letter Agreement as may be required so that the intended rights, privileges, duties and obligations hereunder shall be given full effect.
12. Each of the Sponsor and the Sponsor Holders, severally and not jointly, represent and warrant to Acquiror, ZF and IDX as follows:
(a) Such Party, if not a natural person, is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Party’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company, or organizational actions on the part of such Party. This Letter Agreement has been duly executed and delivered by such Party and, assuming due authorization, execution and delivery by the other Parties hereto, this Letter Agreement constitutes a legally valid and binding obligation of such Party, enforceable against such Party in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).
(b) Such Party is the record and beneficial owner of, and has good title to, all of its Pre-Domestication Acquiror Class B Shares and Founder Warrants as set forth on Schedule 2 attached hereto, and there exist no Liens (other than Permitted Liens) or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Pre-Domestication Acquiror Class B Shares or Founder Warrants (other than transfer restrictions under the Securities Act and the Warrant Agreement)) affecting any such securities, other than Liens pursuant to (i) this Letter Agreement, (ii) the Business Combination Agreement, or (iii) any applicable Securities Laws. Such Party’s Pre-Domestication Acquiror Class B Shares and Founder Warrants are the only equity securities of Acquiror owned of record or beneficially by such Party on the date of this Letter Agreement, and none of such Party’s Pre-Domestication Acquiror Class B Shares and Founder Warrants are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Pre-Domestication Acquiror Class B Shares, except as provided hereunder. Such Party does not hold or own any rights to acquire (directly or indirectly) any equity securities of the Acquiror or any equity securities convertible into, or which can be exchanged for, equity securities of the Acquiror other than the Founder Warrants.
(c) The execution and delivery of this Letter Agreement by such Party does not, and the performance by such Party of its obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of such Party, if applicable, or (ii) require any consent or approval that has not been given or other action that has not been taken by any third party (including under any Contract binding upon such Party or such Party’s Pre-Domestication Acquiror Class B Shares or Founder Warrants), in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Party of its obligations under this Letter Agreement.
(d) There are no Actions pending against such Party or, to the knowledge of such Party, threatened against such Party, before (or, in the case of threatened Actions, that would be before) any arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Party of its obligations under this Letter Agreement.
(e) Except for the fees described in Section 5.07 of the Business Combination Agreement, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee, underwriting fee, deferred underwriting fee, commission or other similar payment in connection with the Transactions based upon arrangements made by such Party, for which Acquiror or any of its Affiliates may become liable.
13. This Letter Agreement constitutes the entire agreement and understanding of the Parties in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among any of the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby, including (without limitation) the Original Letter Agreement. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.
14. No Party may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other Parties. Any purported assignment in violation of this Section 14 shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on Acquiror, the Sponsor and each Sponsor Holder and their respective successors, heirs and assigns and permitted transferees and shall inure to the benefit of the Parties and their respective successors and assigns.

15. This Letter Agreement shall be construed and interpreted in a manner consistent with the provisions of the Business Combination Agreement, and to the extent there are any inconsistencies between this Letter Agreement and the Business Combination Agreement, the Business Combination Agreement shall prevail. The provisions set forth in Section 11.13 (Enforcement) of the Business Combination Agreement are hereby incorporated by reference into, and shall be deemed to apply to, this Letter Agreement as if all references to the “Agreement” in such sections were instead references to this Letter Agreement and all references to “Parties” in such sections were instead references to Parties as defined in this Letter Agreement. For the avoidance of doubt, Section 6.03 (Trust Account) of the Business Combination Agreement shall apply to the Parties hereto, mutatis mutandis.
16. Nothing in this Letter Agreement shall be construed to confer upon, or give to, any person or corporation other than the Parties any right, remedy or claim under or by reason of this Letter Agreement or of any covenant, condition, stipulation, promise or agreement hereof. All covenants, conditions, stipulations, promises and agreements contained in this Letter Agreement shall be for the sole and exclusive benefit of the Parties and their successors, heirs, personal representatives and assigns and permitted transferees.
17. This Letter Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
18. This Letter Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Letter Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Letter Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.
19. This Letter Agreement, and all claims or causes of action based upon, arising out of, or related to this Letter Agreement, shall, to the greatest extent permitted by Law, be governed by, and construed in accordance with, the internal substantive Laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction; provided, that, the Domestication shall be effected in accordance with both the DGCL and the Companies Act, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction. The Parties (a) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the federal and state courts located in the State of Delaware, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (b) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum; provided that the courts of the Cayman Islands shall have jurisdiction over the Domestication to the extent required by the Companies Act. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 19. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT.
20. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent in the same manner as provided in Section 11.02 (Notices) of the Business Combination Agreement, with notices to Acquiror, ZF and IDX being sent to the addresses set forth therein, and notices to the Sponsor and the Sponsor Holders to the addresses set forth on Schedule 1 hereto, in the cases of Acquiror, ZF and IDX with copies as required under the Business Combination Agreement.
21. This Letter Agreement shall automatically terminate, without any notice or other action by any Party, upon the valid termination of the Business Combination Agreement in accordance with its terms, and upon such termination, this Letter Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no rights or obligations under this Letter Agreement. Notwithstanding anything in this Letter Agreement to the contrary, in the event that the Business Combination Agreement is terminated, the Acquiror, the Sponsor and the Original Signatories acknowledge and agree that the Original Letter Agreement, dated as of November 18, 2020, shall continue to apply to the Acquiror, the Sponsor and the Original Signatories. This Section 21 shall survive the termination of this Letter Agreement.
22. Each Party agrees that (a) this Letter Agreement may only be enforced against, and any action for breach of this Letter Agreement may only be made against, the Parties, and no claims of action of any nature whatsoever (whether in tort, contract, equity or otherwise) based upon, arising under or relating to this Letter Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, shall be asserted against any Company Non-Party Affiliate or any Acquiror Non-Party Affiliate (who are not otherwise Parties), and (b) none of the Company Non-Party Affiliates or the Acquiror Non-Party Affiliates (who are not otherwise Parties) shall have any liability arising out of or relating to this Letter Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract, equity or otherwise) for breach of this Letter Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Letter Agreement, the negotiation hereof or the transactions contemplated hereby. For the purpose of this Section 22, (i) “Acquiror Non-Party Affiliate” means (1) any officer, director, employee, sponsor, incorporator, member, partner, stockholder, manager, direct or indirect equityholder, agent, attorney, advisor, representative or Affiliate of either Acquiror or Sponsor and (2) each of the past, present or future Affiliates, Representatives, successors or permitted assigns of any of the Persons referred to in the immediately preceding clause (i)(1) (other than, for the avoidance of doubt, Acquiror) and (ii) “Company Non-Party Affiliate” means (1) any officer, director, employee, sponsor, incorporator, member, partner, stockholder, manager, direct or indirect equityholder, agent, attorney, advisor, representative or Affiliate of the Company Parties or any of their Subsidiaries (other than, for the avoidance of doubt, such Company Party or any of its respective Subsidiaries) or any family member of the foregoing Persons and (2) each of the past, present or future Affiliates, Representatives, successors or permitted assigns of any of the Persons in the immediately preceding clause (ii)(1) (other than, for the avoidance of doubt, such Company Party or any of its respective Subsidiaries).
23. Notwithstanding anything in this Letter Agreement to the contrary, (a) each of Sponsor and the Sponsor Holders makes no agreement or understanding herein in any capacity other than in Sponsor’s or Sponsor Holder’s individual capacity as a current or future record holder or beneficial owner of Founder Shares and Founder Warrants, as applicable, and (b) nothing herein will be construed to limit or affect any action or inaction expressly permitted under the Business Combination Agreement by any representative of Sponsor in such representative’s capacity as a member of the board of directors (or other similar governing body) of any Acquiror Party, or as an officer, employee or fiduciary of any Acquiror Party or an Affiliate of Acquiror, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such Acquiror Party.
[Signature Page Follows]

Sincerely,

JAR SPONSOR, LLC

By:	/s/ Zachary Malkin
	Name:	Zachary Malkin
	Title:	Secretary
Acknowledged and agreed:

L&F ACQUISITION CORP.

/s/ Adam Gerchen
Name:	Adam Gerchen
Title:	Chief Executive Officer
ZEROFOX, INC.

/s/ James C. Foster
Name:	James C. Foster
Title:	Chief Executive Officer and President
ID EXPERTS HOLDINGS, INC.

/s/ Thomas F. Kelly
Name:	Thomas F. Kelly
Title:	Chief Executive Officer
Signature Page to Letter Agreement

SPONSOR HOLDERS:

/s/ Joseph Lieberman
Name:	Joseph Lieberman

/s/ Albert Goldstein
Name:	Albert Goldstein

/s/ Kurt Summers Jr.
Name:	Kurt Summers Jr.
Signature Page to Letter Agreement

Solely for the limited purposes of amending
and restating the A&R Letter Agreement
and Section 6 and Section 21:
ORIGINAL SIGNATORIES:

/s/ Jeffrey C. Hammes
Name:	Jeffrey C. Hammes

/s/ Adam Gerchen
Name:	Adam Gerchen

/s/ Tom Gazdziak
Name:	Tom Gazdziak

/s/ Richard Levy
Name:	Richard Levy
Signature Page to Letter Agreement

Schedule 1

Sponsor Holders Earnout Shares Allocation
Name	Contact Information	Shares Subject to Earnout
JAR Sponsor, LLC	Address: c/o Victory Park Capital Advisors, LLC 150 North Riverside Plaza, Suite 5200 Chicago, IL 60606 Phone: [***] Email: [***]	1,266,750
Joseph Lieberman	Address: 3220 Arlington Ave Riverdale, NY 10463 Phone: [***] Email: [***]	15,000
Albert Goldstein	Address: 1900 N. Hoyne Chicago, IL 60647 Phone: [***] Email: [***]	6,000
Kurt Summers Jr.	Address: 4922 S. Cornell Ave., Unit V Chicago, IL 60615 Phone: [***] Email: [***]	6,000
Total:		1,293,750
Schedule 1 to Letter Agreement

Schedule 2

Pre-Domestication Acquiror Class B Shares and Founder Warrants
Name	Pre-Domestication Acquiror Class B Shares	Founder Warrants
JAR Sponsor, LLC	4,202,767	5,450,000
Joseph Lieberman	50,000	0
Albert Goldstein	20,000	0
Kurt Summers Jr.	39,733	0
Schedule 2 to Letter Agreement

Annex G
AMENDED AND RESTATED

REGISTRATION RIGHTS AGREEMENT

BY AND AMONG

ZEROFOX HOLDINGS, INC.

AND

THE STOCKHOLDERS PARTY HERETO

DATED AS OF        , 2022

This AMENDED AND RESTATED REGISTRATION AND SHAREHOLDER RIGHTS AGREEMENT (as it may be amended from time to time in accordance with the terms hereof, the “Agreement”), dated as of         , 2022 is made by and among:
(i) ZeroFox Holdings, Inc. (f/k/a “L&F Acquisition Corp.”), a Delaware corporation (the “Company”);
(ii) JAR Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), and Jefferies LLC (collectively, together with their Permitted Transferees that become party hereto, the “Sponsor Investors”);
(iii) each Person executing this Agreement and listed as an “IDX Pre-Closing Holder” on Schedule A hereto (collectively, together with their Permitted Transferees that become party hereto, the “IDX Investors”);
(iv) each Person executing this Agreement and listed as a “ZF Pre-Closing Holder” on Schedule B hereto (collectively, together with their Permitted Transferees that become party hereto, the “ZF Investors”, and collectively with the IDX Investors and the Sponsor Investors, the “Investors”).
RECITALS
WHEREAS, the Company, the Sponsor, and Jefferies LLC are parties to that certain Registration and Shareholder Rights Agreement, dated as of November 23, 2020 (the “Prior Agreement”);
WHEREAS, the Company, L&F Acquisition Holdings, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of the Company (“L&F Holdings”), ZF Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of L&F Holdings (“ZF Merger Sub”), IDX Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of L&F Holdings (“IDX Merger Sub”), IDX Forward Merger Sub, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of L&F Holdings (“IDX Forward Merger Sub”), ZeroFox, Inc., a Delaware corporation (“ZF”), and ID Experts Holdings, Inc., a Delaware corporation (“IDX”), have consummated the transactions contemplated by that certain Business Combination Agreement, dated as of December 17, 2021 (as amended, modified and/or supplemented from time to time, the “Business Combination Agreement”), pursuant to which, among other things, (i) the Company transferred by way of continuation from the Cayman Islands and domesticated in the State of Delaware, (ii) ZF Merger Sub merged with and into ZF (the “ZF Merger”), with ZF being the surviving entity in the ZF Merger and continuing (immediately following the ZF Merger) as a direct, wholly-owned Subsidiary of L&F Holdings, (iii) IDX Merger Sub merged with and into IDX (the “IDX Merger”), with IDX being the surviving entity in the IDX Merger (“Transitional IDX Entity”) and continuing (immediately following the IDX Merger) as a direct, wholly-owned Subsidiary of L&F Holdings and (iv) Transitional IDX Entity merged with and into IDX Forward Merger Sub (the “IDX Forward Merger”), with IDX Forward Merger Sub being the surviving entity in the IDX Forward Merger and continuing (immediately following the IDX Forward Merger) as a direct, wholly-owned subsidiary of L&F Holdings; and
WHEREAS, the Company and the other parties hereto desire to amend and restate the Prior Agreement in its entirety and to enter into this Agreement and, as applicable, to accept the rights created pursuant to this Agreement in lieu of any rights granted to them under the Prior Agreement.
NOW, THEREFORE, the Company and the other parties to this Agreement hereby agree to amend and restate the Prior Agreement in its entirety as set forth herein, and the parties hereto further agree as follows:
ARTICLE I

EFFECTIVENESS
1.1 Effectiveness. This Agreement shall become effective as of the date first set forth above.
ARTICLE II

DEFINITIONS
2.1 Definitions. Capitalized terms used but not otherwise defined in this Section 2.1 or elsewhere in this Agreement shall have the meanings ascribed to such terms in the Business Combination Agreement:
“Adverse Disclosure” means public disclosure of material non-public information that, in the good faith judgment of the board of directors of the Company: (i) would be required to be made in any Registration

Statement filed with the SEC by the Company so that such Registration Statement, from and after its effective date, does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement; and (iii) the Company has a bona fide business purpose for not disclosing publicly.
“Affiliate” means, (i) with respect to any specified Person that is not a natural person, (a) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person, and (b) any corporation, trust, limited liability company, general or limited partnership or other entity advised or managed by, or under common control or management with, such Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise) and (ii) with respect to any natural person, any Member of the Immediate Family of such natural person, or any Person that is, directly or indirectly, controlled by such specified natural person; provided that the Company and each of its subsidiaries shall be deemed not to be Affiliates of any Investor.
“Agreement” shall have the meaning set forth in the preamble.
“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in New York, New York are open for the general transaction of business.
“Business Combination Agreement” shall have the meaning set forth in the recitals.
“Bylaws” means the bylaws of the Company, as amended, modified, supplemented or restated and in effect from time to time.
“Certificate” means the certificate of incorporation of the Company, as amended, modified, supplemented or restated and in effect from time to time, including any certificate of designation, correction or amendment filed with the Secretary of State of the State of Delaware.
“Charitable Gifting Event” means any Transfer by a holder of Registrable Securities, or any subsequent Transfer by such holder’s members, partners or other employees, in connection with a bona fide gift to any Charitable Organization made on the date of, but prior to, the execution of the underwriting agreement entered into in connection with any Underwritten Public Offering.
“Charitable Organization” means a charitable organization as described by Section 501(c)(3) of the Internal Revenue Code of 1986, as in effect from time to time.
“Common Stock” means the common stock of the Company, par value $0.0001 per share.
“Company Indemnitees” shall have the meaning set forth in Section 3.9.5.
“Convertible Securities” means any evidence of indebtedness, shares of stock (other than Common Stock) or other securities (other than Options and Warrants) which are directly or indirectly convertible into or exchangeable or exercisable for shares of Common Stock.
“Demand Notice” shall have the meaning set forth in Section 3.1.3.
“Demand Registration” shall have the meaning set forth in Section 3.1.1.1.
“Demand Registration Request” shall have the meaning set forth in Section 3.1.1.1.
“Demand Registration Statement” shall have the meaning set forth in Section 3.1.1.3.
“Demand Suspension” shall have the meaning set forth in Section 3.1.6.
“Effectiveness Deadline” shall have the meaning set forth in Section 3.2.1.1.
“Equivalent Shares” means, at any date of determination, (i) as to any outstanding shares of Common Stock, such number of shares of Common Stock and (ii) as to any outstanding Options, Warrants or Convertible Securities which constitute Shares, the maximum number of shares of Common Stock for which or into which such Options, Warrants or Convertible Securities may at the date of determination be exercised, converted or exchanged (or which will become exercisable, convertible or exchangeable on or prior to, or by reason of, the transaction or circumstance in connection with which the number of Equivalent Shares is to be determined) but excluding any shares of restricted stock or Options that are not then vested or will not become vested on or prior to, or by reason of, the transaction or circumstance in connection with which the number of Equivalent Shares is to be determined.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.
“Filing Deadline” shall have the meaning set forth in Section 3.2.1.1.
“FINRA” means the Financial Industry Regulatory Authority.
“Form S-1 Shelf” shall have the meaning set forth in Section 3.2.1.1.
“Form S-3 Shelf” shall have the meaning set forth in Section 3.2.1.1.
“Holders” means, as of any determination time, Investors who hold Registrable Securities under this Agreement.
“IDX Holders” means, as of any determination time, IDX Investors who hold Registrable Securities under this Agreement.
“IDX Investor” shall have the meaning set forth in the preamble.
“IDX Investor Shares” means all shares of Common Stock originally issued to, or issued with respect to shares originally issued to, or held by, an IDX Investor, whenever issued, including all shares of Common Stock issued upon the exercise, conversion or exchange of any Options, Warrants or Convertible Securities.
“Investor” shall have the meaning set forth in the preamble.
“Issuer Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433 under the Securities Act, relating to an offer of the Registrable Securities.
“JAR Sponsor Holder” shall have the meaning of “Sponsor Holder” in the Sponsor Holders Agreement.
“Lock-Up Period” shall have the meaning set forth in Section 3.4.1.
“Lock-Up Shares” shall have the meaning set forth in Section 3.4.1.
“Loss” shall have the meaning set forth in Section 3.9.1.
“Member of the Immediate Family” means, with respect to any Person who is an individual, (i) each parent, spouse (but not including a former spouse or a spouse from whom such Person is legally separated) or child (including those adopted) of such individual and (ii) each trustee, solely in his or her capacity as trustee, for a trust naming only one or more of the Persons listed in sub-clause (i) as beneficiaries.
“NASDAQ” means The Nasdaq Global Select Market, The Nasdaq Global Market or The Nasdaq Capital Market.
“Non-Underwritten Offering” means any Public Offering other than an Underwritten Public Offering.
“Options” means any options to subscribe for, purchase or otherwise directly acquire Common Stock.
“Participation Conditions” shall have the meaning set forth in Section 3.2.5.2.
“Permitted Transferee” means any transferee described in any of clauses (i) through (vii) or in clause (ix) in Section 3.4.1.
“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.
“Piggyback Notice” shall have the meaning set forth in Section 3.3.1.
“Piggyback Registration” shall have the meaning set forth in Section 3.3.1.
“Potential Takedown Participant” shall have the meaning set forth in Section 3.2.3.2.

“Prior Agreement” shall have the meaning set forth in the recitals.
“Pro Rata Portion” means, with respect to each Holder requesting that its shares be registered or sold in an Underwritten Public Offering, a number of such shares equal to the aggregate number of Registrable Securities to be registered or sold (excluding any shares to be registered or sold for the account of the Company) multiplied by a fraction, the numerator of which is the aggregate number of Registrable Securities held by such Holder, and the denominator of which is the aggregate number of Registrable Securities held by all Holders requesting that their Registrable Securities be registered or sold.
“Prospectus” means (i) the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including post-effective amendments and supplements, and all other material incorporated by reference in such prospectus, and (ii) any Issuer Free Writing Prospectus.
“Public Offering” means the offer and sale of Registrable Securities for cash pursuant to an effective Registration Statement under the Securities Act (other than a Registration Statement on Form S-4 or Form S-8 or any successor form).
“Registrable Securities” means (i) all shares of Common Stock, (ii) all shares of Common Stock issuable upon exercise, conversion or exchange of any option, warrant or convertible security, (iii) all Warrants and (iv) all shares of Common Stock directly or indirectly issued or then issuable with respect to the securities referred to in clauses (i), (ii) or (iii) above by way of a stock dividend or stock split, or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities upon the earliest to occur of: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement by the applicable Holder; (B)(i) such securities shall have been otherwise transferred, (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company and (iii) subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) (i) such securities may be sold without registration pursuant to Rule 144 or any successor rule promulgated under the Securities Act (but with no volume or other restrictions or limitations including as to manner or timing of sale) and (ii) new certificates for such securities not bearing (or book entry positions not subject to) a legend restricting further transfer shall have been delivered by the Company; and (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.
“Registration” means registration under the Securities Act of the offer and sale to the public of any Registrable Securities under a Registration Statement. The terms “register”, “registered” and “registering” shall have correlative meanings.
“Registration Expenses” shall have the meaning set forth in Section 3.8.
“Registration Statement” means any registration statement of the Company filed with, or to be filed with, the SEC under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement other than a registration statement (and related Prospectus) filed on Form S-4 or Form S-8 or any successor form thereto.
“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.
“Requesting Holders” shall have the meaning set forth in Section 3.2.3.1.
“Rule 144” means Rule 144 under the Securities Act (or any successor rule).
“Rule 415” shall have the meaning set forth in Section 3.2.1.1.
“SEC” means the Securities and Exchange Commission or any successor agency having jurisdiction under the Securities Act.

“Securities Act” means the Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.
“Selling Stockholder Information” shall have the meaning set forth in Section 3.9.1.
“Shares” means all Sponsor Investor Shares, IDX Investor Shares and ZF Investor Shares.
“Shelf Suspension” shall have the meaning set forth in Section 3.2.2.
“Shelf Takedown Notice” shall have the meaning set forth in Section 3.2.3.2.
“Shelf Takedown Request” shall have the meaning set forth in Section 3.2.3.1.
“Sponsor Holders” means, as of any determination time, Sponsor Investors who hold Registrable Securities under this Agreement.
“Sponsor Holders Agreement” means the Amended and Restated Sponsor Support Letter Agreement dated December 17, 2021 by and among the Sponsor, the Company, ZF, IDX and the directors and executive officers of Sponsor.
“Sponsor Investors” shall have the meaning set forth in the preamble.
“Sponsor Investor Shares” means all shares of Common Stock originally issued to, or issued with respect to shares originally issued to, or held by, a Sponsor Investor, whenever issued, including all shares of Common Stock issued upon the exercise, conversion or exchange of any Options, Warrants or Convertible Securities.
“Transfer” means, with respect to any Registrable Security, any interest therein, or any other securities or equity interests relating thereto, a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition thereof, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise. “Transferred” shall have a correlative meaning.
“Underwritten Public Offering” means an underwritten Public Offering, including any bought deal or block sale to a financial institution conducted as an underwritten Public Offering.
“Underwritten Shelf Takedown” means an Underwritten Public Offering pursuant to an effective Shelf Registration Statement.
“Warrants” means any warrants to subscribe for, purchase or otherwise directly acquire Common Stock.
“ZF Holders” means, as of any determination time, ZF Investors who hold Registrable Securities under this Agreement.
“ZF Investor” shall have the meaning set forth in the preamble.
“ZF Investor Shares” means all shares of Common Stock originally issued to, or issued with respect to shares originally issued to, or held by, a ZF Investor, whenever issued, including all shares of Common Stock issued upon the exercise, conversion or exchange of any Options, Warrants or Convertible Securities.
2.2 Other Interpretive Provisions.
(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b) The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection and section references are to this Agreement unless otherwise specified.
(c) The term “including” is not limiting and means “including without limitation.”
(d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.
(e) Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

ARTICLE III

REGISTRATION RIGHTS
The Company will perform and comply, and cause each of its subsidiaries to perform and comply, with such of the following provisions as are applicable to it. Each Holder will perform and comply with such of the following provisions as are applicable to such Holder.
3.1 Demand Registration.
3.1.1 Request for Demand Registration.
3.1.1.1 Provided the Company has not filed a Form S-3 Shelf or Form S-1 Shelf and caused the Form S-3 Shelf or Form S-1 Shelf, as applicable, to become effective, with the Prospectus therein available to effect resales of Registrable Securities, by the Effectiveness Deadline (subject to extension in accordance Section 3.2.1), each of the Holders of a majority of the Sponsor Investor Shares, a majority of the IDX Investor Shares or a majority of the ZF Investor Shares shall have the right to make one or more written requests from time to time (such Holders, the “Demanding Holders” and such request, a “Demand Registration Request”) to the Company for Registration of all or part of the Registrable Securities held by such Holders. Any such Registration pursuant to a Demand Registration Request shall hereinafter be referred to as a “Demand Registration.”
3.1.1.2 Each Demand Registration Request shall specify (x) the kind and aggregate amount of Registrable Securities to be registered, and (y) the intended method or methods of disposition thereof including pursuant to an Underwritten Public Offering.
3.1.1.3 Upon receipt of a Demand Registration Request, the Company shall as soon as practicable, but not more than thirty (30) days after receipt of a Demand Registration Request file a Registration Statement (a “Demand Registration Statement”) relating to such Demand Registration, and use its reasonable best efforts to cause such Demand Registration Statement to be promptly declared effective under the Securities Act.
3.1.2 Limitation on Demand Registrations. The Company shall not be obligated to take any action to effect any Demand Registration if a Demand Registration or Piggyback Registration has been filed and was declared or became effective, with the Prospectus in the applicable Registration Statement available to effect resales of Registrable Securities, or an Underwritten Shelf Takedown was consummated within the preceding sixty (60) calendar days (unless otherwise consented to by the Company).
3.1.3 Demand Notice. Promptly upon receipt of a Demand Registration Request pursuant to Section 3.1.1 (but in no event more than four (4) Business Days thereafter), the Company shall deliver a written notice (a “Demand Notice”) of any such Demand Registration Request to all other Sponsor Holders, ZF Holders and IDX Holders, as applicable, and the Demand Notice shall offer each such Holder the opportunity to include in the Demand Registration that number of Registrable Securities as each such Holder may request in writing. Subject to Section 3.1.7, the Company shall include in the Demand Registration all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within five (5) Business Days after the date that the Demand Notice was delivered.
3.1.4 Demand Withdrawal. Any Holder that has requested its Registrable Securities be included in a Demand Registration pursuant to Section 3.1.1 or Section 3.1.3 may withdraw all or any portion of its Registrable Securities included in a Demand Registration from such Demand Registration at any time prior to the effectiveness of the applicable Demand Registration Statement. Upon receipt of a notice to such effect with respect to all of the Registrable Securities included in such Demand Registration, the Company shall cease all efforts to secure effectiveness of the applicable Demand Registration Statement.
3.1.5 Effective Registration. The Company shall use reasonable best efforts to cause the applicable Demand Registration Statement to become effective as soon as practicable after filing a Demand Registration Statement and remain effective until all Registrable Securities covered by such Demand Registration Statement have been sold or withdrawn, or, if such Demand Registration Statement relates to an Underwritten Public Offering, such longer period as in the opinion of counsel for the underwriter or underwriters a Prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer.

3.1.6 Delay in Filing; Suspension of Registration. If the filing, initial effectiveness or continued use of a Demand Registration Statement at any time would require the Company to make an Adverse Disclosure, the Company may, upon giving prompt written notice of such action to the Sponsor Holders, the IDX Holders and the ZF Holders whose Registrable Securities are included in such Demand Registration Statement delay the filing or initial effectiveness of, or suspend use of, the Demand Registration Statement (a “Demand Suspension”); provided, however, that the Company shall not be permitted to exercise a Demand Suspension more than one (1) time during any twelve (12)-month period or for a total period of greater than sixty (60) days; and provided further that the Company shall not register any securities for its own account or that of any other stockholder during such sixty (60)-day (or shorter) period, other than pursuant to a registration relating to the sale or grant of securities to employees or directors of the Company or a subsidiary pursuant to a stock option, stock purchase, equity incentive or similar plan; or a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities. In the case of a Demand Suspension, the Sponsor Holders, the IDX Holders and the ZF Holders agree to suspend use of the applicable Prospectus in connection with any sale or purchase, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the Sponsor Holders, the IDX Holders and the ZF Holders in writing upon the termination of any Demand Suspension, amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading and furnish to the Sponsor Holders, the IDX Holders and the ZF Holders such numbers of copies of the Prospectus as so amended or supplemented as the Sponsor Holders, the IDX Holders and the ZF Holders may reasonably request. The Company shall, if necessary, supplement or amend the Demand Registration Statement, if required by the registration form used by the Company for the Demand Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by any of the Holders of a majority of the Sponsor Investor Shares, a majority of the IDX Investor Shares or a majority of the ZF Investor Shares that are included in such Demand Registration Statement.
3.1.7 Priority of Securities Registered Pursuant to Demand Registrations. If the managing underwriter or underwriters of a proposed Underwritten Public Offering of the Registrable Securities included in a Demand Registration advise the Company in writing that, in its or their opinion, the number of securities requested to be included in such Demand Registration exceeds the number that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be, in the case of any Demand Registration, (x) first, allocated to each Holder that has requested to participate in such Demand Registration an amount equal to the lesser of (i) the number of such Registrable Securities requested to be registered or sold by such Holder, and (ii) a number of such shares equal to such Holder’s Pro Rata Portion of the number of Registrable Securities that, in the opinion of such managing underwriter or underwriters, can be sold without having such adverse effect, and (y) second, and only if all the securities referred to in clause (x) have been included, the number of other securities eligible for inclusion in such Registration.
3.2 Shelf Registration.
3.2.1 Initial Registration.
3.2.1.1 The Company shall, as promptly as reasonably practicable, but in no event later than thirty (30) calendar days after the Closing Date (the “Filing Deadline”), file with the SEC (at its sole cost and expense) a Registration Statement under the Securities Act to permit the public resale of all the Registrable Securities held by the Holders (and certain other outstanding equity securities of the Company) from time to time as permitted by Rule 415 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect)(“Rule 415”) on the terms and conditions specified in this subsection 3.2.1 and shall use its reasonable best efforts to cause such Registration Statement to be declared effective as promptly as reasonably practicable after the initial filing thereof, but in no event later than the earlier of (x) sixty (60) calendar days following the earlier to occur of the Filing Deadline or the filing date of such Registration Statement (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to one hundred twenty (120) days after the earlier to occur of the Filing Deadline or the filing date of such Registration Statement if the Registration Statement is reviewed by, and receives comments from, the SEC, and (y) the fifth (5th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that the Registration Statement will not be “reviewed” or will not be subject to further review. The Registration Statement filed with the SEC pursuant to this subsection 3.2.1.1 shall be a shelf registration statement on Form S-3 (a “Form S-3 Shelf”) or, if Form S-3 is not then available to the Company, on Form S-1 (a “Form S-1 Shelf”) or such other form of registration statement as is then available to effect a registration for resale of such Registrable Securities, covering such Registrable Securities, and shall contain a Prospectus in such form as to permit any Holder to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the effective date for such Registration Statement. A Registration Statement filed pursuant to this subsection 3.2.1.1 shall provide for the resale pursuant to any method or combination of methods legally available to, and requested prior to effectiveness by, the Holders The Company shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this subsection 3.2.1.1 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until the date on which Investors cease to hold any Registrable Securities. If the Company files a Form S-3 Shelf and thereafter the Company becomes ineligible to use Form S-3 for secondary sales, the Company shall use its reasonable best efforts to file a Form S-1 Shelf as promptly as reasonably practicable to replace the shelf registration statement that is a Form S-3 Shelf and have the Form S-1 Shelf declared effective as promptly as reasonably practicable and to cause such Form S-1 Shelf to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available, for the resale of all the Registrable Securities held by the Holders until all such Registrable Securities have ceased to be Registrable Securities. Notwithstanding the foregoing, if the SEC prevents the Company from including any or all of the Registrable Securities proposed to be registered under the Form S-1 Shelf or Form S-3 Shelf due to limitations on the use of Rule 415 for the resale of Registrable Securities by the applicable Holder or otherwise, such Registration Statement shall register for resale the maximum number of Registrable Securities as is permitted. In such event, the number of Registrable Securities to be registered for each Holder named in such Registration Statement shall be reduced pro rata among all such Holders, and as promptly as practicable after being permitted to register additional Registrable Securities under Rule 415, the Company shall amend such Registration Statement or file a new Form S-1 Shelf or Form S-3 Shelf to register such Registrable Securities not included in the initial Form S-1 Shelf or Form S-3 Shelf and use its reasonable best efforts to cause such amendment or Registration Statement to become effective as promptly as practicable. As soon as practicable following the effective date of a Registration Statement filed pursuant to this subsection 3.2.1.1, but in any event within one (1) Business Day of such date, the Company shall notify the Investors of the effectiveness of such Registration Statement. If, after the filing such Registration Statement, a holder of Registrable Securities requests registration under the Securities Act of additional Registrable Securities pursuant to such Registration Statement, the Company shall amend such Registration Statement to cover such additional Registrable Securities.
3.2.1.2 Required Holder Information. At least ten (10) Business Days prior to the first anticipated filing date of a Registration Statement pursuant to this Article III, the Company shall use reasonable best efforts to notify each Holder in writing (which may be by email) of the information reasonably necessary about the Holder to include such Holder’s Registrable Securities in such Registration Statement. Notwithstanding anything else in this Agreement, the Company shall not be obligated to include such Holder’s Registrable Securities to the extent the Company has not received such information on or prior to the third Business Day prior to the first anticipated filing date of a Registration Statement pursuant to this Article III.
3.2.2 Suspension of Registration. If the continued use of such Registration Statement under this Section 3.2 at any time would require the Company to make an Adverse Disclosure, the Company may, upon giving prompt written notice of such action to the Sponsor Holders, IDX Holders and ZF Holders suspend use of such Registration Statement (a “Shelf Suspension”); provided, however, that the Company shall not be permitted to exercise a Shelf Suspension more than one (1) time during any twelve (12)-month period or for a total period of greater than sixty (60) calendar days. In the case of a Shelf Suspension, the Sponsor Holders, IDX Holders and ZF Holders agree to suspend use of the applicable Prospectus in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. The Company shall immediately notify the Sponsor Holders, IDX Holders and ZF Holders in writing upon the termination of any Shelf Suspension, amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading and furnish to the Sponsor Holders, IDX Holders and ZF Holders such numbers of copies of the Prospectus as so amended or supplemented as the Sponsor Holders, IDX Holders and ZF Holders may reasonably request. The Company shall, if necessary, supplement or amend the Registration Statement, if required by the registration form used by the Company for the Registration Statement or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by each of the Holders of a majority of the Sponsor Investor Shares, a majority of the IDX Investor Shares and a majority of the ZF Investor Shares that are included in such Registration Statement.
3.2.3 Shelf Takedown.
3.2.3.1 At any time the Company has an effective Form S-1 Shelf or Form S-3 Shelf, by notice to the Company specifying the intended method or methods of disposition thereof, each of the Holders of a majority of the Sponsor Investor Shares, a majority of the IDX Investor Shares and a majority of the ZF Investor Shares may make a written request (a “Shelf Takedown Request” and such requesting Holders, the “Requesting Holders”) to the Company to effect a Public Offering, including pursuant to an Underwritten Shelf Takedown, of all or a portion of such Holders’ Registrable Securities that may be registered under such Registration Statement, and as soon as practicable the Company shall amend or supplement the Registration Statement as necessary for such purpose.
3.2.3.2 Promptly upon receipt of a Shelf Takedown Request (but in no event more than two (2) Business Days thereafter (or more than twenty-four (24) hours thereafter in connection with an underwritten “block trade”)) for any Underwritten Shelf Takedown, the Company shall deliver a notice (a “Shelf Takedown Notice”) to each other Holder with Registrable Securities covered by the applicable Registration Statement (each, a “Potential Takedown Participant”). The Shelf Takedown Notice shall offer each such Potential Takedown Participant the opportunity to include in any Underwritten Shelf Takedown such number of Registrable Securities as each such Potential Takedown Participant may request in writing. The Company shall include in the Underwritten Shelf Takedown all such Registrable Securities with respect to which the Company has received written requests for inclusion therein within three (3) Business Days (or within twenty-four (24) hours in connection with an underwritten “block trade”) after the date that the Shelf Takedown Notice has been delivered. Any Potential Takedown Participant’s request to participate in an Underwritten Shelf Takedown shall be binding on the Potential Takedown Participant; provided that each such Potential Takedown Participant that elects to participate may condition its participation on the Underwritten Shelf Takedown being completed within ten (10) Business Days of its acceptance at a price per share (after giving effect to any underwriters’ discounts or commissions) to such Potential Takedown Participant of not less than a percentage of the closing price for the shares on their principal trading market on the Business Day immediately prior to such Potential Takedown Participant’s election to participate, as specified in such Potential Takedown Participant’s request to participate in such Underwritten Shelf Takedown (the “Participation Conditions”). Notwithstanding the delivery of any Shelf Takedown Notice, but subject to the Participation Conditions (to the extent applicable), all determinations as to whether to complete any Underwritten Shelf Takedown and as to the timing, manner, price and other terms of any Underwritten Shelf Takedown contemplated by this Section 3.2.3.2 shall be determined by the Requesting Holder(s).
3.2.3.3 The Company shall not be obligated to take any action to effect any Underwritten Shelf Takedown if a Demand Registration or Piggyback Registration was declared effective or an Underwritten Shelf Takedown was consummated within the preceding sixty (60) days (unless otherwise consented to by the Company).
3.2.4 Priority of Securities Sold Pursuant to Shelf Takedowns. If the managing underwriter or underwriters of a proposed Underwritten Shelf Takedown, or the Requesting Holder of a proposed “block trade” conducted as an Underwritten Shelf Takedown, in each case pursuant to Section 3.2.3 advise the Company in writing that, in its or their opinion, the number of securities requested to be included in the proposed Underwritten Shelf Takedown exceeds the number that can be sold in such Underwritten Shelf Takedown without being likely to have an adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, the number of Registrable Securities to be included in such offering shall be (x) first, allocated to each Holder that has requested to participate in such Underwritten Shelf Takedown an amount equal to the lesser of (i) the number of such Registrable Securities requested to be registered or sold by such Holder, and (ii) a number of such shares equal to such Holder’s Pro Rata Portion of the number of Registrable Securities that, in the opinion of such managing underwriter or underwriters, can be sold without having such adverse effect, and (y) second, and only if all the securities referred to in clause (x) have been included, the number of other securities eligible for inclusion in such Registration.
3.3 Piggyback Registration.
3.3.1 Participation. At any time after the Closing Date, if the Company at any time proposes to file a Registration Statement under the Securities Act or to conduct a Public Offering with respect to any offering of its equity securities for its own account or for the account of any other Persons (other than (i) a Registration under Sections 3.1 or 3.2, (ii) a Registration on Form S-4 or Form S-8 or any successor form to such forms or (iii) a Registration of securities solely relating to an offering and sale to employees or directors of the Company or its subsidiaries pursuant to any employee stock plan or other employee benefit plan arrangement), then, as soon as practicable (but in no event less than five (5) Business Days prior to the proposed date of filing of such Registration Statement or, in the case of a Public Offering under a Shelf Registration Statement, the anticipated pricing or trade date), the Company shall give written notice (a “Piggyback Notice”) of such proposed filing or Public Offering to all Holders, and such Piggyback Notice shall offer the Holders the opportunity to register under such Registration Statement, or to sell in such Public Offering, such number of Registrable Securities as each such Holder may request in writing (a “Piggyback Registration”). Subject to Section 3.3.2, the Company shall include in such Registration Statement or in such Public Offering as applicable, all such Registrable Securities that are requested to be included therein within three (3) Business Days after the receipt by such Holder of any such notice; provided, however, that if at any time after giving written notice of its intention to register or sell any securities and prior to the effective date of the Registration Statement filed in connection with such Registration, or the pricing or trade date of a Public Offering under a Shelf Registration Statement, the Company determines for any reason not to register or sell or to delay the Registration or sale of such securities, the Company shall give written notice of such determination to each Holder and, thereupon, (x) in the case of a determination not to register or sell, shall be relieved of its obligation to register or sell any Registrable Securities in connection with such Registration or Public Offering (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of any Holders entitled to request that such Registration or sale be effected as a Demand Registration under Section 3.1 or an Underwritten Shelf Takedown under Section 3.2, as the case may be, and (y) in the case of a determination to delay Registration or sale, in the absence of a request for a Demand Registration or an Underwritten Shelf Takedown, as the case may be, shall be permitted to delay registering or selling any Registrable Securities, for the same period as the delay in registering or selling such other securities. Any Holder shall have the right to withdraw all or part of its request for inclusion of its Registrable Securities in a Piggyback Registration by giving written notice to the Company of its request to withdraw, prior to the applicable Registration Statement becoming effective or, in connection with an Underwritten Shelf Takedown, the execution of the related underwriting agreement.
3.3.2 Priority of Piggyback Registration. If the managing underwriter or underwriters of any proposed offering of Registrable Securities included in a Piggyback Registration informs the Company and the participating Holders in writing that, in its or their opinion, the number of securities that such Holders and any other Persons intend to include in such offering exceeds the number that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be (i) first, one hundred percent (100%) of the securities that the Company proposes to sell; (ii) second, and only if all the securities referred to in clause (i) have been included, the number of Registrable Securities that, in the opinion of such managing underwriter or underwriters, can be sold without having such adverse effect, with such number to be allocated among the Holders that have requested to participate in such Registration based on an amount equal to the lesser of (x) the number of such Registrable Securities requested to be sold by such Holder, and (y) a number of such shares equal to such Holder’s Pro Rata Portion; (iii) third, and only if all of the Registrable Securities referred to in clause (ii) have been included in such Registration, any other securities eligible for inclusion in such Registration.
3.3.3 No Effect on Other Registrations. No Registration of Registrable Securities effected pursuant to a request under this Section 3.3 shall be deemed to have been effected pursuant to Sections 3.1 and 3.2 or shall relieve the Company of its obligations under Sections 3.1 and 3.2.
3.4 Lock-Up Agreements.
3.4.1 Each IDX Investor and ZF Investor agrees that such Investor shall not Transfer any Shares issued to such IDX Investors or ZF Investor, as applicable, as consideration in connection with the transactions contemplated by the Business Combination Agreement (“Lock-Up Shares”) for one hundred eighty (180)-days following the Closing Date (the “Lock-up Period”). Notwithstanding any other provision in this Agreement, Lock-Up Shares shall not include shares of Acquiror Common Stock issued as part of the PIPE Investment or shares of Acquiror Common Stock issuable upon exercise of Convertible Notes. The foregoing restriction is expressly agreed to preclude each IDX Investor and ZF Investor during such one hundred eighty (180)-day period from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of such IDX Investor and ZF Investor’s Shares, as applicable, even if such Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions during such one hundred eighty (180)-day period would include without limitation any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the IDX Investor and ZF Investor’s Shares or with respect to any security that includes, relates to, or derives any significant part of its value from such Shares. The foregoing notwithstanding, (x) each executive officer and director of the Company shall be permitted to establish a plan to acquire or sell Shares pursuant to Rule 10b5-1 under the Exchange Act, provided that such plan does not provide for the Transfer of Lock-Up Shares during the Lock-up Period and (y) to the extent any IDX Investor or ZF Investor is granted a release or waiver from the restrictions contained in this Section 3.4.1 prior to the expiration of the Lock-Up Period (or Sponsor or any JAR Sponsor Holder is granted a release or waiver from its restrictions on transfer of Company securities under the Sponsor Holders Agreement), then all IDX Investors and ZF Investors shall be automatically granted a release or waiver from the restrictions contained in this Section 3.4.1 to the same extent, on substantially the same terms as and on a pro rata basis with, the IDX Investor or ZF Investor (or Sponsor or any JAR Sponsor Holder, as applicable) to which such release or waiver is granted. In the event of any such release or waiver, the Company shall use its reasonable best efforts to notify the Investors as promptly as practicable, but in no event later than two (2) Business Days of the occurrence of such release or waiver. The foregoing restrictions shall not apply to Transfers made: (i) pursuant to a bona fide gift or charitable contribution; (ii) by will or intestate succession upon the death of an IDX Investor or ZF Investor; (iii) to any Affiliate; (iv) pursuant to a court order, qualified domestic relations order, divorce settlement, divorce decree, separation agreement or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union; (v) in the case of a trust, to a trustor or beneficiary of the trust or to the estate of a beneficiary of such trust; (vi) pro rata (or in accordance with the applicable organizational documents of the transferring IDX Investor or ZF Investor) to the direct or indirect partners, members or shareholders of an IDX Investor or ZF Investor or any related investment funds or vehicles controlled or managed by such persons or their respective affiliates; (vii) to a nominee or custodian of a Person to whom a Transfer would be permitted under clauses (i) through (vi) above; (viii) in connection with any legal, regulatory or other order; (ix) in connection with any bona fide mortgage, encumbrance, pledge or other grant of a security interest in Shares granted by the ZF Investor set forth on Schedule C-1 to one or more financial or lending institutions as collateral or security for or in connection with any bona fide loans, advances or extensions of credit or debt transaction (or enforcement thereunder) entered into by such ZF Investor under the credit facilities set forth on Schedule C-2, or any refinancings, replacements or new facilities of such ZF Investor pursuant to which there is any bona fide mortgage, encumbrance, pledge or other grant of a security interest in Shares, and any transfers of such Shares upon foreclosure thereof shall be deemed permitted for purposes of this Section 3.4.1; (x) to satisfy tax withholding obligations in connection with the exercise of options to purchase Shares or the vesting of Company stock-based awards granted under the Company’s equity incentive plans in effect as of the date first set forth above; (xi) to the Company in connection with the repurchase of such IDX Investor or ZF Investor’s Shares, as applicable, in connection with the termination of the IDX Investor or ZF Investor’s employment, as applicable, with the Company pursuant to contractual agreements with the Company; (xii) in payment on a “net exercise” or “cashless” basis of the exercise or purchase price with respect to the exercise of options to purchase Shares granted under the Company’s equity incentive plans in effect as of the date first set forth above; (xiii) in the event of the Company’s completion of a liquidation, merger, share exchange or other similar transaction which results in all of its shareholders having the right to exchange their Common Stock for cash, securities or other property; provided that in the case of clauses (i) through (vii) and clause (ix) above, the recipient of such Transfer (including any financial or lending institution or other Person to which a security interest is granted or to which a transfer of Shares upon foreclosure would occur, in each case, pursuant to clause (ix) above) must enter into a written agreement agreeing to be bound by the terms of this Agreement, including the transfer restrictions set forth in this Section 3.4.1.
3.4.2 Each Investor also agrees, and the Company agrees to use its reasonable best efforts to cause each director and executive officer of the Company to agree, that, in connection with each Registration or sale of Registrable Securities pursuant to Section 3.1, 3.2 or 3.3 conducted as an Underwritten Public Offering in which such Investor participates, if requested, to become bound by and to execute and deliver a customary lock-up agreement reasonably acceptable to the Company with the underwriter(s) of such Underwritten Public Offering restricting such applicable person or entity’s right to (a) Transfer, directly or indirectly, any equity securities of the Company held by such person or entity or (b) enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of such securities during the period commencing on the date of the final Prospectus relating to the Underwritten Public Offering and ending on the date specified by the underwriters (such period not to exceed ninety (90) days). The terms of such lock-up agreements shall be negotiated among the applicable Investors requested to enter into lock-up agreements in accordance with the immediately preceding sentence, the Company and the underwriters and shall include customary exclusions from the restrictions on Transfer set forth therein, including that such restrictions on the applicable Investors (and directors and executive officers bound by such lock-up agreements) shall be conditioned upon all applicable Investors and directors and executive officers of the Company bound by such lock-up agreements being subject to the same restrictions.
3.5 Registration Procedures.
3.5.1 Requirements. In connection with the Company’s obligations under Sections 3.1 through 3.4, the Company shall use its reasonable best efforts to effect such Registration and to permit the sale of such Registrable Securities in accordance with the intended method or methods of distribution thereof as expeditiously as reasonably practicable, and in connection therewith the Company shall:
3.5.1.1 as promptly as practicable prepare the required Registration Statement, including all exhibits and financial statements required under the Securities Act to be filed therewith, and Prospectus, and, before filing a Registration Statement or Prospectus or any amendments or supplements thereto, (x) furnish to the underwriters, if any, and to the Holders of the Registrable Securities covered by such Registration Statement, copies of all documents prepared to be filed, which documents shall be subject to the review of such underwriters and such Holders and their respective counsel, (y) make such changes in such documents concerning the Holders prior to the filing thereof as such Holders, or their counsel, may reasonably request and (z) except in the case of a Registration under Section 3.3 not file any Registration Statement or Prospectus or amendments or supplements thereto to which the Holders, in such capacity, or the underwriters, if any, shall reasonably object;
3.5.1.2 prepare and file with the SEC such amendments and post-effective amendments to such Registration Statement and supplements to the Prospectus as may be (x) reasonably requested by any Holder with Registrable Securities covered by such Registration Statement, (y) reasonably requested by any participating Holder (to the extent such request relates to information relating to such Holder), or (z) necessary to keep such Registration Statement effective for the period of time required by this Agreement, and comply with provisions of the applicable securities laws with respect to the sale or other disposition of all securities covered by such Registration Statement during such period in accordance with the intended method or methods of disposition by the sellers thereof set forth in such Registration Statement;

3.5.1.3 notify the participating Holders and the managing underwriter or underwriters, if any, and (if requested) confirm such notice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by the Company (i) when the applicable Registration Statement or any amendment thereto has been filed or becomes effective, and when the applicable Prospectus or any amendment or supplement thereto has been filed; (ii) of any written comments by the SEC, or any request by the SEC or other federal or state governmental authority for amendments or supplements to such Registration Statement or such Prospectus, or for additional information (whether before or after the effective date of the Registration Statement) or any other correspondence with the SEC relating to, or which may affect, the Registration; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final Prospectus or the initiation or threatening of any proceedings for such purposes; (iv) if, at any time, the representations and warranties of the Company in any applicable underwriting agreement cease to be true and correct in all material respects; and (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;
3.5.1.4 promptly notify each selling Holder and the managing underwriter or underwriters, if any, when the Company becomes aware of the happening of any event as a result of which the applicable Registration Statement or the Prospectus included in such Registration Statement (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of such Prospectus or any preliminary Prospectus, in light of the circumstances under which they were made) not misleading, when any Issuer Free Writing Prospectus includes information that may conflict with the information contained in the Registration Statement, or, if for any other reason, it shall be necessary during such time period to amend or supplement such Registration Statement or Prospectus in order to comply with the Securities Act and, as promptly as reasonably practicable thereafter, prepare and file with the SEC, and furnish without charge to the selling Holders and the managing underwriter or underwriters, if any, an amendment or supplement to such Registration Statement or Prospectus, which shall correct such misstatement or omission or effect such compliance;
3.5.1.5 to the extent the Company is eligible under the relevant provisions of Rule 430B under the Securities Act, if the Company files any Shelf Registration Statement, the Company shall include in such Shelf Registration Statement such disclosures as may be required by Rule 430B under the Securities Act (referring to the unnamed selling security holders in a generic manner by identifying the initial offering of the securities to the Holders) in order to ensure that the Holders may be added to such Shelf Registration Statement at a later time through the filing of a Prospectus supplement rather than a post-effective amendment;
3.5.1.6 use its reasonable best efforts to prevent, or obtain the withdrawal of, any stop order or other order or notice preventing or suspending the use of any preliminary or final Prospectus;
3.5.1.7 promptly incorporate in a Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment such information as the managing underwriter or underwriters and the participating Holders agree should be included therein relating to the plan of distribution with respect to such Registrable Securities; and make all required filings of such Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment;
3.5.1.8 furnish to each selling Holder and each underwriter, if any, without charge, as many conformed copies as such Holder or underwriter may reasonably request of the applicable Registration Statement and any amendment or post-effective amendment or supplement thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);
3.5.1.9 deliver to each selling Holder and each underwriter, if any, without charge, as many copies of the applicable Prospectus (including each preliminary Prospectus) and any amendment or supplement thereto and such other documents as such Holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities by such Holder or underwriter (it being understood that the Company shall consent to the use of such Prospectus or any amendment or supplement thereto by each of the selling Holders and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus or any amendment or supplement thereto);
3.5.1.10 on or prior to the date on which the applicable Registration Statement becomes effective, use its reasonable best efforts to register or qualify, and cooperate with the selling Holders, the managing underwriter or underwriters, if any, and their respective counsel, in connection with the Registration or qualification of such Registrable Securities for offer and sale under the securities or “Blue Sky” laws of each state and other jurisdiction as any such selling Holder or managing underwriter or underwriters, if any, or their respective counsel reasonably request in writing and do any and all other acts or things reasonably necessary or advisable to keep such Registration or qualification in effect for such period as required by Section 3.1 or Section 3.2, as applicable, provided that the Company shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;
3.5.1.11 cooperate with the selling Holders and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters may request prior to any sale of Registrable Securities to the underwriters;
3.5.1.12 use its reasonable best efforts to cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities;
3.5.1.13 make such representations and warranties to the Holders of Registrable Securities being registered, and the underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in public offerings similar to the offering then being undertaken;
3.5.1.14 enter into such customary agreements (including underwriting and indemnification agreements) and take all such other actions as the participating Holders or the managing underwriter or underwriters, if any, reasonably request in order to expedite or facilitate the Registration and disposition of such Registrable Securities;
3.5.1.15 obtain for delivery to the Holders being registered and to the underwriter or underwriters, if any, an opinion or opinions from counsel for the Company dated the most recent effective date of the Registration Statement or, in the event of an Underwritten Public Offering, the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions shall be reasonably satisfactory to such Holders or underwriters, as the case may be, and their respective counsel;
3.5.1.16 in the case of an Underwritten Public Offering, obtain for delivery to the Company and the managing underwriter or underwriters, with copies to the Holders included in such Registration or sale, a comfort letter from the Company’s independent certified public accountants or independent auditors (and, if necessary, any other independent certified public accountants or independent auditors of any subsidiary of the Company or any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement) in customary form and covering such matters of the type customarily covered by comfort letters as the managing underwriter or underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;
3.5.1.17 cooperate with each seller of Registrable Securities and each underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

3.5.1.18 use its reasonable best efforts to comply with all applicable securities laws and, if a Registration Statement was filed, make available to its security holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;
3.5.1.19 provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement;
3.5.1.20 use its reasonable best efforts to cause all Registrable Securities covered by the applicable Registration Statement to be listed on each securities exchange on which any of the Company’s equity securities are then listed or quoted and on each inter-dealer quotation system on which any of the Company’s equity securities are then quoted;
3.5.1.21  make available upon reasonable notice at reasonable times and for reasonable periods for inspection by a representative appointed by the Holders holding a majority of Registrable Securities being sold, by any underwriter participating in any disposition to be effected pursuant to such Registration Statement and by any attorney, accountant or other agent retained by such Holders or any such underwriter, all pertinent financial and other records and pertinent corporate documents and properties of the Company, and cause all of the Company’s officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves available to discuss the business of the Company and to supply all information reasonably requested by any such Person in connection with such Registration Statement;
3.5.1.22 in the case of an Underwritten Public Offering, cause the senior executive officers of the Company to participate in the customary “road show” presentations that may be reasonably requested by the managing underwriter or underwriters in any such offering and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto;
3.5.1.23 take no direct or indirect action prohibited by Regulation M under the Exchange Act;
3.5.1.24 take all reasonable action to ensure that any Issuer Free Writing Prospectus utilized in connection with any Registration complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related Prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;
3.5.1.25 cooperate with the Holders of Registrable Securities subject to the Registration Statement and with the managing underwriter or agent, if any, to facilitate any Charitable Gifting Event and to prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to permit any such recipient Charitable Organization to sell in the Public Offering if it so elects; and
3.5.1.26 take all such other commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities in accordance with the terms of this Agreement.
3.5.2 Company Information Requests. The Company may require each seller of Registrable Securities as to which any Registration or sale is being effected to furnish to the Company customary information regarding such Holder and the ownership and distribution of its Registrable Securities as the Company may from time to time reasonably request in writing and the Company may exclude from such Registration or sale the Registrable Securities of any such Holder who unreasonably fails to furnish such information within a reasonable time after receiving such request. Each Holder agrees to furnish such information to the Company and to cooperate with the Company as reasonably necessary to enable the Company to comply with the provisions of this Agreement.
3.5.3 Discontinuing Registration. Each Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 3.5.1.4, such Holder will discontinue disposition of Registrable Securities pursuant to such Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 3.5.1.4, or until such Holder is advised in writing by the Company that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the Prospectus, or any amendments or supplements thereto, and if so directed by the Company, such Holder shall deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the period during which the applicable Registration Statement is required to be maintained effective shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by such Registration Statement either receives the copies of the supplemented or amended Prospectus contemplated by Section 3.5.1.4 or is advised in writing by the Company that the use of the Prospectus may be resumed.
3.6 Underwritten Offerings.
3.6.1 Shelf and Demand Registrations. If requested by the underwriters for any Underwritten Public Offering, pursuant to a Registration or sale under Sections 3.1 or 3.2, the Company shall enter into an underwriting agreement with such underwriters, such agreement to be reasonably satisfactory in substance and form to each of the Company, the underwriters and, to the extent its Registrable Securities are being sold, Holders of a majority of the Sponsor Investor Shares that are Registrable Securities being sold, a majority of the IDX Investor Shares that are Registrable Securities being sold and a majority of the ZF Investor Shares that are Registrable Securities being sold, as applicable, and to contain such representations and warranties by the Company and such other terms as are generally prevailing in agreements of that type, including indemnities no less favorable to the recipient thereof than those provided in Section 3.9 of this Agreement. The Holders of the Registrable Securities proposed to be distributed by such underwriters shall cooperate with the Company in the negotiation of the underwriting agreement and shall give consideration to the reasonable suggestions of the Company regarding the form thereof, and such Holders shall complete and execute all questionnaires, powers of attorney and other documents reasonably requested by the underwriters and required under the terms of such underwriting arrangements. Any such Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder, such Holder’s title to the Registrable Securities and such Holder’s intended method of distribution, and the aggregate amount of the liability of such Holder under such agreement shall not exceed such Holder’s proceeds from the sale of its Registrable Securities in the offering, net of underwriting discounts and commissions but before expenses.
3.6.2 Piggyback Registrations. If the Company proposes to register or sell any of its securities under the Securities Act as contemplated by Section 3.3 and such securities are to be distributed through one or more underwriters, the Company shall, if requested by any Holder pursuant to Section 3.3 and, subject to the provisions of Section 3.3.2, use its reasonable best efforts to arrange for such underwriters to include on the same terms and conditions that apply to the other sellers in such Registration or sale all the Registrable Securities to be offered and sold by such Holder among the securities of the Company to be distributed by such underwriters in such Registration or sale. The Holders of Registrable Securities to be distributed by such underwriters shall be parties to a customary underwriting agreement between the Company and such underwriters and shall complete and execute all questionnaires, powers of attorney and other documents reasonably requested by the underwriters and required under the terms of such underwriting arrangements. Any such Holder shall not be required to make any representations or warranties to or agreements with the Company or the underwriters other than representations, warranties or agreements regarding such Holder, such Holder’s title to the Registrable Securities and such Holder’s intended method of distribution, and the aggregate amount of the liability of such Holder shall not exceed such Holder’s proceeds from the sale of its Registrable Securities in the offering, net of underwriting discounts and commissions but before expenses.
3.6.3 Selection of Underwriters; Selection of Counsel. In the case of an Underwritten Public Offering under Sections 3.1 or 3.2, the managing underwriter or underwriters to administer the offering shall be determined by the Holders holding a majority of Registrable Securities being sold in such offering; provided that such underwriter or underwriters shall be reasonably acceptable to the Company. In the case of an Underwritten Public Offering under Section 3.3, the managing underwriter or underwriters to administer the offering shall be determined by the Company; provided that such underwriter or underwriters shall be reasonably acceptable to the Holders holding a majority of Registrable Securities being sold in such offering. In the case of an Underwritten Public Offering under Sections 3.1, 3.2 or 3.3, each participating Holder shall be entitled to select its counsel, including, without limitation, any additional local counsel necessary to deliver any required legal opinions.
3.6.4 Non-Underwritten Offerings. Notwithstanding anything herein to the contrary and subject to applicable law, regulation and the rules of the stock exchange on which the shares of Common Stock are listed, any Non-Underwritten Offering shall be conducted in accordance with the Company’s insider trading policy to the extent that such selling stockholder is then subject to such policy.
3.7 No Inconsistent Agreements; Additional Rights. Neither the Company nor any of its subsidiaries shall hereafter enter into, and neither the Company nor any of its subsidiaries is currently a party to, any agreement with respect to its securities that is inconsistent with the rights granted to the Holders by this Agreement. Without the approval of the Holders holding a majority of the Registrable Securities then outstanding (voting together as a single class on an as-converted basis), neither the Company nor any of its subsidiaries shall enter into any agreement granting registration or similar rights to any Person, and the Company hereby represents and warrants that, as of the date hereof, no registration or similar rights have been granted to any other Person other than pursuant to this Agreement. Notwithstanding the foregoing, the Company has entered into subscription agreements providing for private investment in public equity and convertible notes in connection with the Business Combination Agreement and entry into such agreements, or one or more registration rights agreements in respect of such subscription agreements, shall not constitute a breach of the representations and warranties and covenants set forth in this Section 3.7.
3.8 Registration Expenses. All expenses incident to the Company’s performance of or compliance with this Agreement shall be paid by the Company, including (i) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the SEC or FINRA, (ii) all fees and expenses in connection with compliance with any securities or “Blue Sky” laws (including reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities), (iii) all printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing Prospectuses), (iv) all fees and disbursements of counsel for the Company and of all independent certified public accountants or independent auditors of the Company and any subsidiaries of the Company (including the expenses of any special audit and comfort letters required by or incident to such performance), (v) Securities Act liability insurance or similar insurance if the Company so desires or the underwriters so require in accordance with then-customary underwriting practice, (vi) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or quotation of the Registrable Securities on any inter-dealer quotation system, (viii) reasonable fees and expenses of one counsel selected by the Holders of a majority of the Registrable Securities included in the relevant offering and, when required by the underwriters, reasonable fees and expenses of legal counsel for each Holder participating in such registration (or, in the case of a Form S-3 Shelf or Form S-1 Shelf, each Holder selling Registrable Securities under the applicable Registration Statement) solely in connection with the preparation of any legal opinions requested by the underwriters in respect of such Holder personally, (ix) any reasonable fees and disbursements of underwriters customarily paid by issuers or sellers of securities, (x) all fees and expenses of any special experts or other Persons retained by the Company in connection with any Registration or sale, (xi) all of the Company’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties) and (xii) all expenses related to the “road show” for any Underwritten Public Offering, including the reasonable out-of-pocket expenses of the Holders and underwriters, if so requested. All such expenses are referred to herein as “Registration Expenses”. The Company shall not be required to pay any fees and disbursements to underwriters not customarily paid by the issuers of securities in an offering similar to the applicable offering, including underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of Registrable Securities.
3.9 Indemnification.
3.9.1 Indemnification by the Company. The Company shall indemnify and hold harmless, to the fullest extent permitted by law, each Holder, each shareholder, member, limited or general partner of such Holder, each shareholder, member, limited or general partner of each such shareholder, member, limited or general partner, each of their respective Affiliates, officers, directors, shareholders, employees, advisors, and agents and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such Persons and each of their respective Representatives from and against any and all losses, penalties, judgments, suits, costs, claims, damages, liabilities and expenses, joint or several (including reasonable costs of investigation and legal expenses and any indemnity and contribution payments made to underwriters ) (each, a “Loss” and collectively “Losses”) arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Securities are registered or sold under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein) or any other disclosure document produced by or on behalf of the Company or any of its subsidiaries including any report and other document filed under the Exchange Act, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading or (iii) any violation or alleged violation by the Company or any of its subsidiaries of any federal, state, foreign or common law rule or regulation applicable to the Company or any of its subsidiaries and relating to action or inaction in connection with any such Registration, disclosure document or other document or report; provided, that no selling Holder shall be entitled to indemnification pursuant to this Section 3.9.1 in respect of any untrue statement or omission contained in any information relating to such selling Holder furnished in writing by such selling Holder to the Company specifically for inclusion in a Registration Statement and used by the Company in conformity therewith (such information “Selling Stockholder Information”). This indemnity shall be in addition to any liability the Company may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any indemnified party and shall survive the Transfer of such securities by such Holder and regardless of any indemnity agreed to in the underwriting agreement that is less favorable to the Holders. The Company shall also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers and directors and each Person who controls such Persons (within the meaning of the Securities Act and the Exchange Act) to the same extent as provided above (with appropriate modification) with respect to the indemnification of the indemnified parties.
3.9.2 Indemnification by the Selling Holders. Each selling Holder agrees (severally and not jointly) to indemnify and hold harmless, to the fullest extent permitted by law, the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act or the Exchange Act) and each of their respective Representatives from and against any Losses resulting from (i) any untrue statement of a material fact in any Registration Statement under which such Registrable Securities were registered or sold under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein) or (ii) any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading, in each case to the extent, but only to the extent, that such untrue statement or omission is contained in such selling Holder’s Selling Stockholder Information. In no event shall the liability of any selling Holder hereunder be greater in amount than the dollar amount of the proceeds from the sale of its Registrable Securities in the offering giving rise to such indemnification obligation, net of underwriting discounts and commissions but before expenses, less any amounts paid by such Holder pursuant to Section 3.9.4 and any amounts paid by such Holder as a result of liabilities incurred under the underwriting agreement, if any, related to such sale.
3.9.3 Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that it forfeits substantive legal rights by reason of such delay or failure) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (a) the indemnifying party has agreed in writing to pay such fees or expenses, (b) the indemnifying party shall have failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Person entitled to indemnification hereunder and employ counsel reasonably satisfactory to such Person, (c) the indemnified party has reasonably concluded (based upon advice of its counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, or (d) in the reasonable judgment of any such Person (based upon advice of its counsel) a conflict of interest may exist between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person). If the indemnifying party assumes the defense, the indemnifying party shall not have the right to settle such action without the consent of the indemnified party which consent shall not be unreasonably withheld or delayed. No indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of an unconditional release from all liability in respect to such claim or litigation without the prior written consent of such indemnified party. If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its prior written consent, but such consent may not be unreasonably withheld. It is understood that the indemnifying party or parties shall not, except as specifically set forth in this Section 3.9.3, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements or other charges of more than one separate firm admitted to practice in such jurisdiction at any one time unless (x) the employment of more than one counsel has been authorized in writing by the indemnifying party or parties, (y) an indemnified party has reasonably concluded (based on the advice of counsel) that there may be legal defenses available to it that are different from or in addition to those available to the other indemnified parties or (z) a conflict or potential conflict exists or may exist (based upon advice of counsel to an indemnified party) between such indemnified party and the other indemnified parties, in each of which cases the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.
3.9.4 Contribution. If for any reason the indemnification provided for in Section 3.9.1 and Section 3.9.2 is unavailable to an indemnified party or insufficient in respect of any Losses referred to therein (other than as a result of exceptions or limitations on indemnification contained in Section 3.9.1 and Section 3.9.2), then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Losses in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party or parties on the other hand in connection with the acts, statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. In connection with any Registration Statement filed with the SEC by the Company, the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission, it being understood and agreed that, with respect to each selling Holder, such information will be limited to such Holder’s Selling Stockholder Information. The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 3.9.4 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 3.9.4. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The amount paid or payable by an indemnified party as a result of the Losses referred to in Sections 3.9.1 and 3.9.2 shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 3.9.4, in connection with any Registration Statement filed by the Company, a selling Holder shall not be required to contribute any amount in excess of the dollar amount of the proceeds from the sale of its Registrable Securities in the offering giving rise to such indemnification obligation, net of underwriting discounts and commissions but before expenses, less any amounts paid by such Holder pursuant to Section 3.9.2 and any amounts paid by such Holder as a result of liabilities incurred under the underwriting agreement, if any, related to such sale. If indemnification is available under this Section 3.9, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Sections 3.9.1 and 3.9.2 hereof without regard to the provisions of this Section 3.9.4. The remedies provided for in this Section 3.9 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.
3.9.5 Indemnification Priority. The Company hereby acknowledges and agrees that any of the Persons entitled to indemnification pursuant to Section 3.9.1 (each, a “Company Indemnitee” and collectively, the “Company Indemnitees”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by other sources. The Company hereby acknowledges and agrees (i) that it is the indemnitor of first resort (i.e., its obligations to a Company Indemnitee are primary and any obligation of such other sources to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Company Indemnitee are secondary) and (ii) that it shall be required to advance the full amount of expenses incurred by a Company Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement without regard to any rights a Company Indemnitee may have against such other sources. The Company further agrees that no advancement or payment by such other sources on behalf of a Company Indemnitee with respect to any claim for which such Company Indemnitee has sought indemnification, advancement of expenses or insurance from the Company shall affect the foregoing, and that such other sources shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Company Indemnitee against the Company.
3.10 Rules 144 and 144A and Regulation S. The Company shall file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if the Company is not required to file such reports, it will, upon the request of any Holder, make publicly available such necessary information for so long as necessary to permit sales that would otherwise be permitted by this Agreement pursuant to Rule 144, Rule 144A or Regulation S under the Securities Act, as such rules may be amended from time to time or any similar rule or regulation hereafter adopted by the SEC), and it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without Registration under the Securities Act in transactions that would otherwise be permitted by this Agreement and within the limitation of the exemptions provided by (i) Rule 144, Rule 144A or Regulation S under the Securities Act, as such rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Holder, the Company will deliver to such Holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof. In connection with a sale or transfer of Registrable Securities exempt from Section 5 of the Securities Act or through any broker-dealer transactions described in the plan of distribution set forth within the Prospectus and pursuant to the Registration Statement of which such Prospectus forms a part, the Company shall, subject to the receipt of any customary documentation reasonably required from the applicable Holders and/or their broker(s) in connection therewith, (a) promptly instruct its transfer agent to remove any restrictive legends applicable to the Registrable Securities being sold or transferred and (b) to the extent required by the transfer agent deliver the necessary legal opinions or instruction letters, as applicable, to the transfer agent in connection with the instruction under subclause (a).
3.11 Existing Registration Statements. Notwithstanding anything herein to the contrary and subject to applicable law and regulation, the Company may satisfy any obligation hereunder to file a Registration Statement or to have a Registration Statement become effective by a specified date by designating, by notice to the Holders, a Registration Statement that previously has been filed with the SEC or become effective, as the case may be, as the relevant Registration Statement for purposes of satisfying such obligation, and all references to any such obligation shall be construed accordingly; provided that such previously filed Registration Statement may be, and is, amended or, subject to applicable securities laws, supplemented to add the number of Registrable Securities, and, to the extent necessary, to identify as selling stockholders those Holders demanding the filing of a Registration Statement pursuant to the terms of this Agreement. To the extent this Agreement refers to the filing or effectiveness of other Registration Statements, by or at a specified time and the Company has, in lieu of then filing such Registration Statements or having such Registration Statements become effective, designated a previously filed or effective Registration Statement as the relevant Registration Statement for such purposes, in accordance with the preceding sentence, such references shall be construed to refer to such designated Registration Statement, as amended or supplemented in the manner contemplated by the immediately preceding sentence.

ARTICLE IV

MISCELLANEOUS
4.1 Authority; Effect. Each party hereto represents and warrants to and agrees with each other party that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such party and do not violate any agreement or other instrument applicable to such party or by which its assets are bound. This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the parties hereto, or to constitute any of such parties members of a joint venture or other association. The Company and its subsidiaries shall be jointly and severally liable for all obligations of each such party pursuant to this Agreement.
4.2 Notices. Any notices, requests, demands and other communications required or permitted in this Agreement shall be effective if in writing and (i) delivered personally, (ii) sent by e-mail, provided that any e-mail must be followed by confirmation copy sent by the means provided in the following clause (iii) on the same day the e-mail is sent, or (iii) sent by overnight courier, in each case, addressed as follows:
If to the Company to:
ZeroFox Holdings, Inc.
1834 S. Charles Street
Baltimore, Maryland 21230
Attention:	James C. Foster, Chief Executive Officer and President
Email:
with a copy (which shall not constitute notice) to each of:
Venable
750 E. Pratt Street, Suite 900
Baltimore, Maryland 21202
Attention:	Anthony J. Rosso
Email:
If to an Investor, to his, her or its address as set forth on Schedule A or Schedule B.
Notice to the holder of record of any Registrable Securities shall be deemed to be notice to the holder of such securities for all purposes hereof.
Unless otherwise specified herein, such notices or other communications shall be deemed effective (i) on the date received, if personally delivered, (ii) the earlier of (a) non-automated confirmation of receipt or (b) as provided in the following clause (iii), if sent by e-mail, and (iii) one (1) Business Day after being sent by overnight courier. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.
4.3 Termination and Effect of Termination. This Agreement may be terminated only by an agreement in writing signed by the Holders holding (i) a majority of the Sponsor Investor Shares then outstanding, (ii) a majority of the ZF Investor Shares then outstanding and (iii) a majority of the IDX Investor Shares then outstanding; provided, that the consent of any Investor will be required for any termination of this Agreement which has an adverse effect on the rights, limitations or obligations of such Investor. Notwithstanding any termination of this Agreement in accordance with the foregoing sentence, the provisions of Sections 3.8, 3.9, 3.10, 4.5, 4.7, 4.8, 4.9, 4.11, 4.12 and 4.13 shall survive any such termination. No termination under this Agreement shall relieve any Person of liability for breach or Registration Expenses incurred prior to termination. In the event this Agreement is terminated, each Person entitled to indemnification rights pursuant to Section 3.9 hereof shall retain such indemnification rights with respect to any matter that (i) may be an indemnified liability thereunder and (ii) occurred prior to such termination.
4.4 Permitted Transferees. The rights of a Holder hereunder may be assigned (but only with all related obligations as set forth below) in connection with a Transfer of Registrable Securities to a Permitted Transferee of that Holder. Without prejudice to any other or similar conditions imposed hereunder with respect to any such Transfer, no assignment permitted under the terms of this Section 4.4 will be effective unless the Permitted

Transferee to which the assignment is being made, if not a Holder, has delivered to the Company a written acknowledgment and agreement in form and substance reasonably satisfactory to the Company that the Permitted Transferee will be bound by, and will be a party to, this Agreement. A Permitted Transferee to whom rights are transferred pursuant to this Section 4.4 may not again transfer those rights to any other Permitted Transferee, other than as provided in this Section 4.4.
4.5 Remedies. The parties to this Agreement shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder. The parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies that may be available, each of the parties hereto shall be entitled to specific performance of the obligations of the other parties hereto and, in addition, to such other equitable remedies (including preliminary or temporary relief) as may be appropriate in the circumstances. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.
4.6 Amendments. This Agreement may not be orally amended, modified or extended, nor shall any oral waiver of any of its terms be effective. This Agreement may be amended, modified or extended, and the provisions hereof may be waived, only by an agreement in writing signed by the Company and the Holders holding (i) a majority of the Sponsor Investor Shares then outstanding, (ii) a majority of the ZF Investor Shares then outstanding and (iii) a majority of the IDX Investor Shares then outstanding. Each such amendment, modification, extension or waiver shall be binding upon each party hereto; provided that (a) the consent of any Sponsor Investor, ZF Holder and IDX Holder shall be required for any amendment, modification, extension or waiver which has an adverse effect on the rights, limitations or obligations of such Sponsor Investor, ZF Holder and IDX Holder, as applicable, and (b) any such amendment, modification, extension or waiver that by its terms would adversely affect a Holder or group of Holders in a disproportionate manner relative to the Holders generally shall require the written consent of the Holder (or a majority in interest based on Registrable Securities of such group of Holders) so affected. In addition, each party hereto may waive any right hereunder (solely as applicable to such party) by an instrument in writing signed by such party.
4.7 Governing Law. This Agreement, the rights of the parties under or in connection herewith or in connection with any of the transactions contemplated hereby, and all actions arising in whole or in part under or in connection herewith or therewith (whether at law or in equity, whether sounding in contract, tort, statute or otherwise), shall be governed by and construed in accordance with the domestic substantive laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.
4.8 Consent to Jurisdiction; Venue; Service. Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware located in Wilmington, Delaware, or if (but only if) such court does not have subject matter jurisdiction, the state or federal courts located in the State of Delaware for the purpose of any suit, action or other proceeding described in Section 4.7; (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such suit, action or proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court; and (iii) hereby agrees not to commence or maintain any such action other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Each party to this Agreement hereby also (x) consents to service of process in any action described in this Section 4.8 in any manner permitted by Delaware law, (y) agrees that service of process made in accordance with clause (x) or made by overnight delivery by a nationally recognized courier service addressed to a party’s address specified pursuant to Section 4.2 shall constitute good and valid service of process in any such action and (z) waives and agrees not to assert (by way of motion, as a defense or otherwise) in any such action any claim that service of process made in accordance with clause (x) or (y) does not constitute good and valid service of process. Notwithstanding the foregoing in this Section 4.8, a party may commence any action in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.
4.9 WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO THIS AGREEMENT OR ANY AND ALL ACTIONS OR PROCEEDINGS (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DESCRIBED IN SECTION 4.8. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 4.9 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 4.9 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
4.10 Merger; Binding Effect, Etc.. This Agreement constitutes the entire agreement of the parties with respect to its subject matter, supersedes all prior or contemporaneous oral or written agreements, including the Prior Agreement, or discussions with respect to such subject matter, and shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective heirs, representatives, successors and permitted assigns. Except as otherwise expressly provided herein, no Holder or other party hereto may assign any of its respective rights or delegate any of its respective obligations under this Agreement without the prior written consent of the other parties hereto, and any attempted assignment or delegation in violation of the foregoing shall be null and void.
4.11 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument. The parties hereto agree that execution of this Agreement by industry standard electronic signature software and/or by exchanging executed signature pages in .pdf format via e-mail shall have the same legal force and effect as the exchange of original signatures, and that in any proceeding arising under or related to this Agreement, each party hereby waives any right to raise any defense or waiver based upon execution of this Agreement by means of such electronic signatures or maintenance of the executed agreement electronically.
4.12 Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.
4.13 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, the Company and each Holder covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member of any Holder or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Holder or any current or future member of any Holder or any current or future director, officer, employee, partner or member of any Holder or of any Affiliate or assignee thereof, as such, for any obligation of any Holder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.
Company:	ZEROFOX HOLDINGS, INC.

By:
Name:
Title:
Investors:	JAR SPONSOR, LLC

By:
Name:
Title:

JEFFERIES LLC

By:
Name:
Title:

FORGEPOINT CYBERSECURITY FUND I, L.P.

By:
Name:
Title:

FORGEPOINT CYBER AFFILIATES FUND I, L.P.

By:
Name:
Title:

BLUECROSS BLUESHIELD VENTURE PARTNERS II, L.P.

By:
Name:
Title:

PELOTON EQUITY I, L.P.

By:
Name:
Title:

PELOTON ID EXPERTS, LLC

By:
Name:
Title:

THOMAS KELLY

By:
Name:
Title:

SANDBOX ADVANTAGE FUND, L.P.

By:
Name:
Title:

JAMES C. FOSTER

By:
Name:
Title:

WOLF ACQUISITIONS, L.P.

By:
Name:
Title:

NEW ENTERPRISE ASSOCIATES 14, L.P.

By:
Name:
Title:

HIGHLAND CAPITAL PARTNERS 9 LIMITED PARTNERSHIP

By:
Name:
Title:

HIGHLAND CAPITAL PARTNERS 9-B LIMITED PARTNERSHIP

By:
Name:
Title:

HIGHLAND ENTREPRENEURS’ FUND 9 LIMITED PARTNERSHIP

By:
Name:
Title:

REDLINE CAPITAL FUND UNIVERSAL INVESTMENTS

By:
Name:
Title:

INTEL CAPITAL CORPORATION

By:
Name:
Title:

LOOKINGGLASS CYBER SOLUTIONS, INC.

By:
Name:
Title:

SCHEDULE A

IDX Pre-Closing Holders
•	Forgepoint Cybersecurity Fund I, L.P.
•	Forgepoint Cybersecurity Affiliates Fund I, L.P.
•	BlueCross BlueShield Venture Partners II, L.P.
•	Peloton Equity I, L.P.
•	Peloton ID Experts, LLC
•	Thomas Kelly
•	Sandbox Advantage Fund, L.P.

SCHEDULE B

ZF Pre-Closing Holders
•	James C. Foster
•	Wolf Acquisitions, L.P.
•	New Enterprise Associates 14, L.P.
•	Highland Capital Partners 9 Limited Partnership
•	Highland Capital Partners 9-B Limited Partnership
•	Highland Entrepreneurs’ Fund 9 Limited Partnership
•	Redline Capital Fund Universal Investments
•	Intel Capital Corporation
•	LookingGlass Cyber Solutions, Inc.

SCHEDULE C-1
ZF Investor
LookingGlass Cyber Solutions, Inc.
SCHEDULE C-2
Credit facilities
Loan and Security Agreement, dated as of June 25, 2021, between LookingGlass Cyber Solutions, Inc., CloudShield Technologies, LLC, Cyveillance, Inc. and Alphawave, Inc., as borrowers, and Eastward Fund Management, LLC, as lender.
Loan and Security Agreement, dated as of August 24, 2021, between LookingGlass Cyber Solutions, Inc., CloudShield Technologies, LLC, Cyveillance, Inc. and Alphawave, Inc., as borrowers, and Silicon Valley Bank, as lender.

Annex H
ZEROFOX HOLDINGS, INC.
2022 INCENTIVE EQUITY PLAN
ARTICLE I.
PURPOSE
The Plan’s purpose is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company and its Subsidiaries by providing these individuals with equity ownership opportunities and/or equity-linked compensatory opportunities. Capitalized terms used in the Plan are defined in Article XI.
ARTICLE II.
ELIGIBILITY
Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein.
ARTICLE III.
ADMINISTRATION AND DELEGATION
3.1 Administration. The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions and reconcile inconsistencies in the Plan or any Award Agreement as it deems necessary or appropriate to administer the Plan and any Awards. The Administrator’s determinations under the Plan are in its sole discretion and will be final and binding on all persons having or claiming any interest in the Plan or any Award.
3.2  Appointment of Committees. To the extent Applicable Laws permit, the Board or the Administrator may delegate any or all of its powers under the Plan to one or more Committees or committees of officers of the Company or any of its Subsidiaries. The Board or the Administrator, as applicable, may rescind any such delegation, abolish any such committee or Committee and/or re-vest in itself any previously delegated authority at any time.
ARTICLE IV.
STOCK AVAILABLE FOR AWARDS
4.1 Number of Shares. Subject to adjustment under Article VIII and the terms of this Article IV, the maximum number of Shares that may be issued pursuant to Awards under the Plan shall be equal to the Overall Share Limit. Shares issued under the Plan shall be shares of Common Stock, and may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.
4.2 Share Recycling. If all or any part of an Award or Prior Plan Award (a) expires, lapses or is terminated, (b) is exchanged for or settled in cash, (c) is surrendered, repurchased, or canceled, without having been fully exercised or forfeited, in any case, in a manner that results in the Company (i) acquiring Shares covered by the Award or Prior Plan Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares, or (ii) not issuing any Shares covered by the Award or Prior Plan Award, then the unused Shares covered by the Award or Prior Plan Award will, as applicable, become or again be available for Award grants under the Plan. Further, Shares delivered (either by actual delivery or attestation) to the Company by a Participant to satisfy the applicable exercise or purchase price of an Award or Prior Plan Award and/or to satisfy any applicable tax withholding obligation with respect to an Award or Prior Plan Award (including Shares retained by the Company from the Award or Prior Plan Award being exercised or purchased and/or creating the tax obligation) will, as applicable, become or again be available for Award grants under the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards or

Prior Plan Awards shall not count against the Overall Share Limit. Notwithstanding anything to the contrary contained herein, the following Shares shall not be added to the Shares authorized for grant under Section 4.1 and shall not be available for future grants of Awards: (A) Shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right on exercise thereof; and (B) Shares purchased on the open market with the cash proceeds from the exercise of Options.
4.3 Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options shall not exceed ten percent (10%) of the issued and outstanding Shares as of the Effective Time.
4.4 Substitute Awards. In connection with an entity’s merger or consolidation with the Company or the Company’s acquisition of an entity’s property or stock, the Administrator may grant Awards in substitution for any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan (and Shares subject to such Awards shall not be added to the Shares available for Awards under the Plan as provided above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Employees, Consultants or Directors prior to such acquisition or combination. This Section 4.4 shall not apply to the Prior Plans, which shall be governed by the terms described in Section 4.1 above.
4.5 Non-Employee Director Compensation. Notwithstanding any provision to the contrary in the Plan, the Administrator may establish compensation for non-employee Directors from time to time, subject to the limitations in the Plan. The sum of any cash compensation, or other compensation, and the value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of Awards granted to a non-employee Director as compensation for services as a non-employee Director during any fiscal year of the Company may not exceed $750,000 (which limits shall not apply to the compensation for any non-employee Director who serves in any capacity in addition to that of a non-employee Director for which he or she receives additional compensation); provided, that, the Administrator may make exceptions to this limit, but the non-employee Director receiving such additional compensation may not participate in the decision toward such compensation.
ARTICLE V.
STOCK OPTIONS AND STOCK APPRECIATION RIGHTS
5.1 General. The Administrator may grant Options or Stock Appreciation Rights to Service Providers subject to the limitations in the Plan, including any limitations in the Plan that apply to Incentive Stock Options. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying (a) the excess, if any, of (i) the Fair Market Value of one Share on the date of exercise over (ii) the exercise price per Share of the Stock Appreciation Right by (b) the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose and payable in cash, Shares valued at Fair Market Value or a combination of the two as the Administrator may determine or provide in the Award Agreement.
5.2 Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. The exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option (subject to Section 5.6) or Stock Appreciation Right.

Notwithstanding the foregoing, in the case of an Option or a Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.
5.3 Duration. Each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that, subject to Section 5.6, the term of an Option or Stock Appreciation Right will not exceed ten years. Notwithstanding the foregoing and unless determined otherwise by the Company, in the event that, on the last business day of the term of an Option or Stock Appreciation Right (other than an Incentive Stock Option), (a) the exercise of the Option or Stock Appreciation Right is prohibited by Applicable Law, as determined by the Company, or (b) Shares may not be purchased or sold by the applicable Participant due to any Company insider trading policy (including blackout periods) or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option or Stock Appreciation Right shall be extended until the date that is 30 days after the end of the legal prohibition, black-out period or lock-up agreement, as determined by the Company; provided, however, in no event shall the extension last beyond the ten year term of the applicable Option or Stock Appreciation Right. Notwithstanding the foregoing, to the extent permitted under Applicable Laws, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, violates the non-competition, non-solicitation, confidentiality or other similar restrictive covenant provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, in the Company’s discretion, the right of the Participant and the Participant’s transferees to exercise any Option or Stock Appreciation Right issued to the Participant may terminate immediately upon such violation.
5.4 Exercise. Options and Stock Appreciation Rights may be exercised by delivering to the Company a written notice of exercise, in a form the Administrator approves (which may be electronic), signed by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, payment in full, (a) as specified in Section 5.5, for the number of Shares for which the Award is exercised, and (b) as specified in Section 9.5, for any applicable taxes. Unless the Administrator otherwise determines, an Option or Stock Appreciation Right may not be exercised for a fraction of a Share.
5.5 Payment Upon Exercise. Subject to Section 10.8, any Company insider trading policy (including blackout periods) and Applicable Laws, the exercise price of an Option must be paid by:
(a) cash, wire transfer of immediately available funds or by check payable to the order of the Company, provided that the Company may limit the use of one of the foregoing payment forms if one or more of the payment forms below is permitted;
(b) solely to the extent permitted by Applicable Law, if there is a public market for Shares at the time of exercise, unless the Company otherwise determines, (i) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to pay the exercise price, or (ii) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to pay the exercise price; provided that such amount is paid to the Company at such time as may be required by the Administrator;
(c) to the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value;
(d) to the extent permitted by the Administrator, surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;
(e) to the extent permitted by the Administrator, delivery of a promissory note or any other property that the Administrator determines is good and valuable consideration; or
(f) to the extent permitted by the Company, any combination of the above payment forms approved by the Administrator.

5.6 Additional Terms of Incentive Stock Options. The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within (a) two years from the grant date of the Option or (b) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Non-Qualified Stock Option.
ARTICLE VI.
RESTRICTED STOCK; RESTRICTED STOCK UNITS
6.1 General. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to the Company’s right to repurchase all or part of such Shares at their issue price or other stated or formula price from the Participant (or to require forfeiture of such Shares) if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant to Service Providers Restricted Stock Units, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement.
6.2 Restricted Stock.
(a) Dividends. Participants holding Shares of Restricted Stock will be entitled to all ordinary cash dividends paid with respect to such Shares, unless the Administrator provides otherwise in the Award Agreement. In addition, unless the Administrator provides otherwise, if any dividends or distributions are paid in Shares, or consist of a dividend or distribution to holders of Common Stock of property other than an ordinary cash dividend, the Shares or other property will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid. Notwithstanding anything to the contrary herein, with respect to any award of Restricted Stock, dividends which are paid to holders of Common Stock prior to vesting shall only be paid out to a Participant holding such Restricted Stock to the extent that the vesting conditions are subsequently satisfied. All such dividend payments will be made no later than March 15 of the calendar year following the calendar year in which the right to the dividend payment becomes nonforfeitable.
(b) Stock Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of Shares of Restricted Stock, together with a stock power endorsed in blank.
6.3 Restricted Stock Units.
(a) Settlement. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, in a manner intended to comply with Section 409A.
(b) Stockholder Rights. A Participant will have no rights of a stockholder with respect to Shares subject to any Restricted Stock Unit unless and until the Shares are delivered in settlement of the Restricted Stock Unit.

ARTICLE VII.
OTHER STOCK OR CASH BASED AWARDS; DIVIDEND EQUIVALENTS
7.1 Other Stock or Cash Based Awards. Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive Shares to be delivered in the future and including annual or other periodic or long-term cash bonus awards (whether based on specified Performance Criteria or otherwise), in each case, subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, as the Administrator determines.
7.2 Dividend Equivalents. A grant of Restricted Stock Units or Other Stock or Cash Based Award may provide a Participant with the right to receive Dividend Equivalents, and no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights. Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Award with to which the Dividend Equivalents are paid and subject to other terms and conditions as set forth in the Award Agreement. Notwithstanding anything to the contrary herein, Dividend Equivalents with respect to an Award shall only be paid out to a Participant to the extent that the vesting conditions are subsequently satisfied. All such Dividend Equivalent payments will be made no later than March 15 of the calendar year following calendar year in which the right to the Dividend Equivalent payment becomes nonforfeitable, unless determined otherwise by the Administrator or unless deferred in a manner intended to comply with Section 409A.
ARTICLE VIII.
ADJUSTMENTS FOR CHANGES IN COMMON STOCK AND CERTAIN OTHER EVENTS
8.1 Equity Restructuring. In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article VIII, the Administrator will equitably adjust each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include adjusting the number and type of securities subject to each outstanding Award and/or the Award’s exercise price or grant price (if applicable), granting new Awards to Participants, and making a cash payment to Participants. The adjustments provided under this Section 8.1 will be nondiscretionary and final and binding on the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.
8.2 Corporate Transactions. In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Laws or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change), is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (x) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (y) to facilitate such transaction or event or (z) give effect to such changes in Applicable Laws or accounting principles:
(a) provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;
(b) provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(c) provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or be substituted for by awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and/or applicable exercise or purchase price, in all cases, as determined by the Administrator;
(d) make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards and/or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article IV on the maximum number and kind of shares which may be issued) and/or in the terms and conditions of (including the grant or exercise price or applicable performance goals), and the criteria included in, outstanding Awards;
(e) replace such Award with other rights or property selected by the Administrator; and/or
(f) provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.
8.3 Effect of Non-Assumption in a Change in Control. Notwithstanding the provisions of Section 8.2, if a Change in Control occurs and a Participant’s Awards are not continued, converted, assumed, or replaced with a substantially similar award by (a) the Company, or (b) a successor entity or its parent or subsidiary (an “Assumption”), and provided that the Participant has not had a Termination of Service, then, immediately prior to the Change in Control, such Awards shall become fully vested, exercisable and/or payable, as applicable, and all forfeiture, repurchase and other restrictions on such Awards shall lapse, in which case, such Awards shall be canceled upon the consummation of the Change in Control in exchange for the right to receive the Change in Control consideration payable to other holders of Common Stock, (i) which may be on such terms and conditions as apply generally to holders of Common Stock under the Change in Control documents (including, without limitation, any escrow, earn-out or other deferred consideration provisions) or such other terms and conditions as the Administrator may provide, and (ii) determined by reference to the number of Shares subject to such Awards and net of any applicable exercise price; provided that to the extent that any Awards constitute “nonqualified deferred compensation” that may not be paid upon the Change in Control under Section 409A without the imposition of taxes thereon under Section 409A, the timing of such payments shall be governed by the applicable Award Agreement (subject to any deferred consideration provisions applicable under the Change in Control documents); and provided, further, that if the amount to which a Participant would be entitled upon the settlement or exercise of such Award at the time of the Change in Control is equal to or less than zero, then such Award may be terminated without payment. The Administrator shall determine whether an Assumption of an Award has occurred in connection with a Change in Control.
8.4 Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the Share price, including any Equity Restructuring or any securities offering or other similar transaction, for administrative convenience, the Administrator may refuse to permit the exercise of any Award for up to 60 days before or after such transaction.
8.5 General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 8.1 or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (a) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (b) any merger, consolidation dissolution or liquidation of the Company or sale of Company assets or (c) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares. The Administrator may treat Participants and Awards (or portions thereof) differently under this Article VIII.

ARTICLE IX.
GENERAL PROVISIONS APPLICABLE TO AWARDS
9.1 Transferability. Except as the Administrator may determine or provide in an Award Agreement or otherwise for Awards other than Incentive Stock Options, Awards may not be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except for certain Designated Beneficiary designations, by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a domestic relations order, and, during the life of the Participant, will be exercisable only by the Participant. Any permitted transfer of an Award hereunder shall be without consideration, except as required by Applicable Law. References to a Participant, to the extent relevant in the context, will include references to a Participant’s authorized transferee that the Administrator specifically approves.
9.2 Documentation. Each Award will be evidenced in an Award Agreement, which may be written or electronic, as the Administrator determines. The Award Agreement will contain the terms and conditions applicable to an Award. Each Award may contain terms and conditions in addition to those set forth in the Plan.
9.3 Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.
9.4 Termination of Status. The Administrator will determine how an authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable.
9.5 Withholding. Each Participant must pay the Company, or make provision satisfactory to the Administrator for payment of, any taxes required by Applicable Law to be withheld in connection with such Participant’s Awards by the date of the event creating the tax liability. The Company may deduct an amount sufficient to satisfy such tax obligations based on the applicable statutory withholding rates (or such other rate as may be determined by the Company after considering any accounting consequences or costs) from any payment of any kind otherwise due to a Participant. In the absence of a contrary determination by the Company (or, with respect to withholding pursuant to clause (b) below with respect to Awards held by individuals subject to Section 16 of the Exchange Act, a contrary determination by the Administrator), all tax withholding obligations will be calculated based on the minimum applicable statutory withholding rates, but in no event will withholding obligations be calculated based on rates in excess of the maximum applicable statutory withholding rates. Subject to Section 10.8 and any Company insider trading policy (including blackout periods), Participants may satisfy such tax obligations (a) in cash, by wire transfer of immediately available funds, by check made payable to the order of the Company, provided that the Company may limit the use of the foregoing payment forms if one or more of the payment forms below is permitted, (b) to the extent permitted by the Administrator, in whole or in part by delivery of Shares, including Shares delivered by attestation and Shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery, (c) if there is a public market for Shares at the time the tax obligations are satisfied, unless the Company otherwise determines, (i) delivery (including electronically or telephonically to the extent permitted by the Company) of an irrevocable and unconditional undertaking by a broker acceptable to the Company to deliver promptly to the Company sufficient funds to satisfy the tax obligations, or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company cash or a check sufficient to satisfy the tax withholding; provided that such amount is paid to the Company at such time as may be required by the Administrator, or (d) to the extent permitted by the Company, any combination of the foregoing payment forms approved by the Administrator. Notwithstanding any other provision of the Plan, the number of Shares which may be so delivered or retained pursuant to clause (b) of the immediately preceding sentence shall be limited to the number of Shares which have an aggregate Fair Market Value on the date of delivery or retention no greater than the aggregate amount of such liabilities based on the maximum individual statutory tax rate in the applicable jurisdiction at the time of such withholding (or such other rate as may be required to avoid the liability classification of the applicable award under generally accepted accounting principles in the United States of America). If any tax withholding obligation will be satisfied under clause (b) above by the Company’s retention of Shares from the Award creating the tax obligation and there is a public market for Shares at the time the tax obligation is satisfied, the Company may elect to instruct any brokerage firm determined acceptable to the Company for such purpose to sell on the applicable Participant’s behalf some or all of the Shares retained and to remit the proceeds of the sale to the Company or its designee, and each Participant’s acceptance of an Award under the Plan will constitute the Participant’s authorization to the Company and instruction and authorization to such brokerage firm to complete the transactions described in this sentence.
9.6 Amendment of Award; Repricing. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Non-Qualified Stock Option. The Participant’s consent to such action will be required unless (a) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (b) the change is permitted under Article VIII or pursuant to Section 10.6. Notwithstanding the foregoing or anything in the Plan to the contrary, the Administrator may not reduce the exercise price per share of outstanding Options or Stock Appreciation Rights or cancel outstanding Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price per share that is less than the exercise price per share of the original Options or Stock Appreciation Rights, in each case, unless such action is approved by the stockholders of the Company.
9.7 Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (a) all Award conditions have been met or removed to the Company’s satisfaction, (b) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including any applicable securities laws and stock exchange or stock market rules and regulations, and (c) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy any Applicable Laws. The Company’s inability to obtain authority from any regulatory body having jurisdiction, which the Administrator determines is necessary to the lawful issuance and sale of any securities, will relieve the Company of any liability for failing to issue or sell such Shares as to which such requisite authority has not been obtained.
9.8 Acceleration. The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.
9.9 Cash Settlement. Without limiting the generality of any other provision of the Plan, the Administrator may provide, in an Award Agreement or subsequent to the grant of an Award, in its discretion, that any Award may be settled in cash, Shares or a combination thereof.
9.10 Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 9.5 above: (a) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other Participants in the Plan in which all Participants receive an average price; (c) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (e) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (f) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.
ARTICLE X.
MISCELLANEOUS
10.1 No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to continued employment or any other relationship with the Company or any of its Subsidiaries. The Company and its Subsidiaries expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement or in the Plan.

10.2 No Rights as Stockholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Laws require, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award, and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on stock certificates issued under the Plan that the Administrator deems necessary or appropriate to comply with Applicable Laws.
10.3 Effective Date and Term of Plan. Unless earlier terminated by the Board, the Plan will become effective as of the Effective Time, as such term is defined in the Business Combination Agreement (the “Effective Date”), and it will remain in effect until the tenth anniversary of the Effective Date. Notwithstanding anything to the contrary in the Plan, an Incentive Stock Option may not be granted under the Plan after 10 years from the earlier of (a) the date the Board adopted the Plan and (b) the date the Company’s stockholders approved the Plan, but Awards previously granted may extend beyond that date in accordance with the Plan. Notwithstanding anything to the contrary contained herein, if the Plan is not approved by the Company’s stockholders, the Plan will not become effective and no Awards will be granted under the Plan, and the Prior Plans will continue in full force and effect in accordance with its terms.
10.4 Amendment of Plan. The Administrator may amend, suspend or terminate the Plan at any time; provided that no amendment, other than an increase to the Overall Share Limit, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after the Plan’s termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as in effect before such suspension or termination. The Board will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Laws.
10.5 Provisions for Foreign Participants. The Administrator may modify Awards granted to Participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Plan to address differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.
10.6 Section 409A.
(a) General. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (i) exempt this Plan or any Award from Section 409A, or (ii) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 10.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.
(b) Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a termination of a Participant’s Service Provider relationship will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the termination of the Participant’s Service Provider relationship. For purposes of this Plan or any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”
(c) Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an

Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to his or her “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made. Furthermore, notwithstanding any contrary provision of the Plan or any Award Agreement, any payment of “nonqualified deferred compensation” under the Plan that may be made in installments shall be treated as a right to receive a series of separate and distinct payments.
10.7 Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a director, officer, other employee or agent of the Company or any Subsidiary will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in his or her capacity as an Administrator, director, officer, other employee or agent of the Company or any Subsidiary. The Company will indemnify and hold harmless each director, officer, other employee and agent of the Company or any Subsidiary that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith.
10.8 Lock-Up Period. The Company may, at the request of any underwriter representative or otherwise, in connection with registering the offering of any Company securities under the Securities Act, prohibit Participants from, directly or indirectly, selling or otherwise transferring any Shares or other Company securities during a period of up to 180 days following the effective date of a Company registration statement filed under the Securities Act, or such longer period as determined by the underwriter.
10.9 Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than the recipients’ country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this Section 10.9 in writing, without cost, by contacting the local human resources representative. If the Participant refuses or withdraws the consents in this Section 10.9, the Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s discretion, the Participant may forfeit any outstanding Awards. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

10.10 Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.
10.11 Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary) that the Administrator has approved, the Plan will govern, unless it is expressly specified in such Award Agreement or other written document that a specific provision of the Plan will not apply.
10.12 Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, disregarding any state’s choice-of-law principles requiring the application of a jurisdiction’s laws other than the State of Delaware.
10.13 Claw-back Provisions. All Awards (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by Participant upon any receipt or exercise of any Award or upon the receipt or resale of any Shares underlying the Award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, any claw-back policy adopted to comply with Applicable Laws (including the Dodd-Frank Wall Street Reform and Consumer Protection Act and any rules or regulations promulgated thereunder) as and to the extent set forth in such claw-back policy or the Award Agreement.
10.14 Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.
10.15 Conformity to Securities Laws. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Laws. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in conformance with Applicable Laws. To the extent Applicable Laws permit, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Laws.
10.16 Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except as expressly provided in writing in such other plan or an agreement thereunder.
ARTICLE XI.
DEFINITIONS
As used in the Plan, the following words and phrases will have the following meanings:
11.1 “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.
11.2 “Applicable Laws” means the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where Awards are granted.
11.3 “Award” means, individually or collectively, a grant under the Plan of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Dividend Equivalents, or Other Stock or Cash Based Awards.
11.4 “Award Agreement” means a written agreement evidencing an Award, which may be electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.
11.5 “Board” means the Board of Directors of the Company.
11.6 “Business Combination Agreement” means that certain business combination agreement entered into by and among L&F Acquisition Corp., L&F Acquisition Holdings, LLC, ZF Merger Sub, Inc. IDX Merger Sub, Inc., IDX Forward Merger Sub, LLC, ZeroFox, Inc., and ID Experts Holdings, Inc., dated as of December 17, 2021.

211.7 “Change in Control” means and includes each of the following:
(a) A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or
(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or
(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case, other than a transaction:
(i)  which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
(ii)  after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.
Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or portion of any Award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described in subsections (a), (b) or (c) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).
The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.
11.8 “Code” means the Internal Revenue Code of 1986, as amended, and the regulations issued thereunder.
11.9 “Committee” means one or more committees or subcommittees of the Board, which may include one or more Company directors or executive officers, to the extent Applicable Laws permit. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.
11.10 “Common Stock” means the common stock of the Company, par value $0.0001 per share.
11.11 “Company” means ZeroFox Holdings, Inc., a Delaware corporation, or any successor.
11.12 “Consultant” means any consultant or advisor, engaged by the Company or any of its Subsidiaries to render services to such entity, who qualifies as a consultant or advisor under the applicable rules of Form S-8 Registration Statement.
11.13 “Designated Beneficiary” means the beneficiary or beneficiaries the Participant designates, in a manner the Administrator determines, to receive amounts due or exercise the Participant’s rights if the Participant dies or becomes incapacitated. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate.
11.14 “Director” means a Board member.
11.15 “Dividend Equivalents” means a right granted to a Participant under the Plan to receive the equivalent value (in cash or Shares) of dividends paid on Shares.
11.16 “Effective Date” has the meaning set forth in Section 10.3.
11.17 “Employee” means any employee of the Company or its Subsidiaries.
11.18 “Equity Restructuring” means, as determined by the Administrator, a non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off or recapitalization through a large, nonrecurring cash dividend, or other large, nonrecurring cash dividend, that affects the Shares (or other securities of the Company) or the share price of Common Stock (or other securities of the Company) and causes a change in the per share value of the Common Stock underlying outstanding Awards.
11.19 “Exchange Act” means the Securities Exchange Act of 1934, as amended.
11.20 “Fair Market Value” means, as of any date, the value of a Share of Common Stock determined as follows: (a) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its discretion.
11.21 “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or its parent or subsidiary corporation, as defined in Section 424(e) and (f) of the Code, respectively.
11.22 “Incentive Stock Option” means an Option intended to qualify as an “incentive stock option” as defined in Section 422 of the Code.
11.23 “Non-Qualified Stock Option” means an Option, or portion thereof, not intended or not qualifying as an Incentive Stock Option.
11.24 “Option” means an option to purchase Shares, which will either be an Incentive Stock Option or a Non-Qualified Stock Option.
11.25 “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property awarded to a Participant under Article VII.
11.26 “Overall Share Limit” means the sum of (a) the number of Shares equal to ten percent (10%) of the Shares issued and outstanding as of the Effective Time, as such term is defined in the Business Combination

Agreement, and (b) an annual increase on the first day of each calendar year beginning on and including January 1, 2023 and ending on and including January 1, 2031 equal to the lesser of (i) the number of Shares equal to five percent (5%) of the Shares issued and outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of Shares as is determined by the Board.
11.27 “Participant” means a Service Provider who has been granted an Award.
11.28 “Performance Criteria” mean the criteria (and adjustments) that the Administrator may select for an Award to establish performance goals for a performance period, which may include the following: net earnings or losses (either before or after one or more of interest, taxes, depreciation, amortization, and non-cash equity-based compensation expense); gross or net sales or revenue or sales or revenue growth; net income (either before or after taxes) or adjusted net income; profits (including but not limited to gross profits, net profits, profit growth, net operation profit or economic profit), profit return ratios or operating margin; budget or operating earnings (either before or after taxes or before or after allocation of corporate overhead and bonus); cash flow (including operating cash flow and free cash flow or cash flow return on capital); return on assets; return on capital or invested capital; cost of capital; return on stockholders’ equity; total stockholder return; return on sales; costs, reductions in costs and cost control measures; expenses; working capital; earnings or loss per share; adjusted earnings or loss per share; price per share or dividends per share (or appreciation in or maintenance of such price or dividends); regulatory achievements or compliance; implementation, completion or attainment of objectives relating to research, development, regulatory, commercial, or strategic milestones or developments; market share; economic value or economic value added models; division, group or corporate financial goals; customer satisfaction/growth; customer service; employee satisfaction; recruitment and maintenance of personnel; human resources management; supervision of litigation and other legal matters; strategic partnerships and transactions; financial ratios (including those measuring liquidity, activity, profitability or leverage); debt levels or reductions; sales-related goals; financing and other capital raising transactions; cash on hand; acquisition activity; investment sourcing activity; and marketing initiatives, any of which may be measured in absolute terms or as compared to any incremental increase or decrease. Such performance goals also may be based solely by reference to the Company’s performance or the performance of a Subsidiary, division, business segment or business unit of the Company or a Subsidiary, or based upon performance relative to performance of other companies or upon comparisons of any of the indicators of performance relative to performance of other companies.
11.29 “Plan” means this 2022 Incentive Equity Plan.
11.30 “Prior Plan Award” means an award outstanding under any of the Prior Plans as of the Effective Date.
11.31 “Prior Plans” means the 2013 ZeroFOX, Inc. Equity Incentive Plan, the IDX 2016 Stock Option and Grant Plan, and the IDX 2017 Equity Incentive Plan, in each case as amended from time to time.
11.32 “Restricted Stock” means Shares awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.
11.33 “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date awarded to a Participant under Article VI subject to certain vesting conditions and other restrictions.
11.34 “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act.
11.35 “Section 409A” means Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder.
11.36 “Securities Act” means the Securities Act of 1933, as amended.
11.37 “Service Provider” means an Employee, Consultant or Director.
11.38 “Shares” means shares of Common Stock.
11.39 “Stock Appreciation Right” means a stock appreciation right granted under Article V.

11.40 “Subsidiary” means any entity (other than the Company), whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.
11.41 “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.
11.42 “Termination of Service” means the date the Participant ceases to be a Service Provider.
* * * * *

Annex I
ZEROFOX HOLDINGS, INC.
2022 EMPLOYEE STOCK PURCHASE PLAN
ARTICLE I.
PURPOSE
The purposes of this ZeroFOX Holdings, Inc. 2022 Employee Stock Purchase Plan (as it may be amended or restated from time to time, the “Plan”) are to assist Eligible Employees of ZeroFOX Holdings, Inc., a Delaware corporation (the “Company”), and its Designated Subsidiaries in acquiring a stock ownership interest in the Company pursuant to a plan which is intended to qualify as an “employee stock purchase plan” within the meaning of Section 423(b) of the Code, and to help Eligible Employees provide for their future security and to encourage them to remain in the employment of the Company and its Designated Subsidiaries.
ARTICLE II.
DEFINITIONS AND CONSTRUCTION
Wherever the following terms are used in the Plan, they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates. Masculine, feminine and neuter pronouns are used interchangeably and each comprehends the others.
2.1 “Administrator” shall mean the entity that conducts the general administration of the Plan as provided in Article XI.
2.2 “Applicable Law” shall mean the requirements relating to the administration of equity incentive plans under U.S. federal and state securities, tax and other applicable laws, rules and regulations, the applicable rules of any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws and rules of any foreign country or other jurisdiction where rights under this Plan are granted.
2.3 “Board” shall mean the Board of Directors of the Company.
2.4 “Business Combination Agreement” shall mean that certain business combination agreement entered into by and among L&F Acquisition Corp., L&F Acquisition Holdings, LLC, ZF Merger Sub, Inc. IDX Merger Sub, Inc., IDX Forward Merger Sub, LLC, ZeroFOX, Inc., and ID Experts Holdings, Inc., dated as of December 17, 2021.
2.5 “Change in Control” shall mean and include each of the following:
(a) A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (c) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or
(b) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:
(i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and
(ii) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.
Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any portion of any right that provides for the deferral of compensation that is subject to Section 409A of the Code, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in subsection (a), (b) or (c) with respect to such right (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such right (or portion thereof) if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).
2.6 “Code” shall mean the Internal Revenue Code of 1986, as amended and the regulations issued thereunder.
2.7 “Common Stock” shall mean common stock of the Company, par value $0.0001 per share, and such other securities of the Company that may be substituted therefor pursuant to Article VIII.
2.8 “Company” shall mean ZeroFOX Holdings, Inc., a Delaware corporation, or any successor.
2.9 “Compensation” of an Eligible Employee shall mean the gross cash compensation received by such Eligible Employee as compensation for services to the Company or any Designated Subsidiary, including prior week adjustment and overtime payments, but excluding any commissions and periodic bonuses, vacation pay, holiday pay, jury duty pay, funeral leave pay, military leave pay, one-time bonuses (e.g., retention or sign on bonuses), education or tuition reimbursements, travel expenses, business and moving reimbursements, income received in connection with any stock options, stock appreciation rights, restricted stock, restricted stock units or other compensatory equity awards, fringe benefits, other special payments and all contributions made by the Company or any Designated Subsidiary for the Employee’s benefit under any employee benefit plan now or hereafter established.
2.10 “Designated Subsidiary” shall mean any Subsidiary designated by the Administrator in accordance with Section 11.3(b).
2.11 “Effective Date” shall mean the Effective Time, as such term is defined in the Business Combination Agreement.
2.12 “Eligible Employee” shall mean an Employee who does not, immediately after any rights under this Plan are granted, own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of Common Stock and other stock of the Company, a Parent or a Subsidiary (as determined under Section 423(b)(3) of the Code). For purposes of the foregoing sentence, the rules of Section 424(d) of the Code with regard to the attribution of stock ownership shall apply in determining the stock ownership of an individual, and stock that an Employee may purchase under outstanding options shall be treated as stock owned by the Employee; provided, however, that the Administrator may provide in an Offering Document that an Employee shall not be eligible to participate in an Offering Period if: (a) such Employee is a highly compensated employee within the meaning of Section 423(b)(4)(D) of the Code, (b) such Employee has not met a service requirement designated by the Administrator pursuant to Section 423(b)(4)(A) of the Code (which service requirement may not exceed two years), (c) such Employee’s customary employment is for 20 hours or less per week, (d) such Employee’s customary employment is for less than five months in any calendar year and/or (e) such Employee is a citizen or resident of a foreign jurisdiction and the grant of a right to purchase Common Stock under the Plan to such Employee would be prohibited under the laws of such foreign jurisdiction or the grant of a right to purchase Common Stock under the Plan to such Employee in compliance with the laws of such foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code, as determined by the Administrator in its sole discretion; provided, further, that any exclusion in clauses (a), (b), (c), (d) or (e) shall be applied in an identical manner under each Offering Period to all Employees, in accordance with Treasury Regulation Section 1.423-2(e).
2.13 “Employee” shall mean any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company or any Designated Subsidiary. “Employee” shall not include any director of the Company or a Designated Subsidiary who does not render services to the Company or a Designated Subsidiary as an employee within the meaning of Section 3401(c) of the Code. For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Company or Designated Subsidiary and meeting the requirements of Treasury Regulation Section 1.421-1(h)(2). Where the period of leave exceeds three months and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period.
2.14 “Enrollment Date” shall mean the first Trading Day of each Offering Period, unless otherwise specified in the Offering Document.
2.15 “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
2.16 “Fair Market Value” shall mean, as of any date, the value of a Share of Common Stock determined as follows: (a) if the Common Stock is listed on any established stock exchange, its Fair Market Value will be the closing sales price for such Common Stock as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Common Stock is not traded on a stock exchange but is quoted on a national market or other quotation system, the closing sales price on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (c) without an established market for the Common Stock, the Administrator will determine the Fair Market Value in its discretion.
2.17 “Offering Document” shall have the meaning given to such term in Section 4.1.
2.18 “Offering Period” shall have the meaning given to such term in Section 4.1.
2.19 “Parent” shall mean any corporation, other than the Company, in an unbroken chain of corporations ending with the Company if, at the time of the determination, each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
2.20 “Participant” shall mean any Eligible Employee who has executed a subscription agreement and been granted rights to purchase Common Stock pursuant to the Plan.
2.21 “Plan” shall mean this ZeroFOX Holdings, Inc. 2022 Employee Stock Purchase Plan, as it may be amended from time to time.
2.22 “Purchase Date” shall mean the last Trading Day of each Purchase Period.
2.23 “Purchase Period” shall refer to one or more periods within an Offering Period, as designated in the applicable Offering Document; provided, however, that, in the event no Purchase Period is designated by the Administrator in the applicable Offering Document, the Purchase Period for each Offering Period covered by such Offering Document shall be the same as the applicable Offering Period.
2.24 “Purchase Price” shall mean the purchase price designated by the Administrator in the applicable Offering Document (which purchase price shall not be less than 85% of the Fair Market Value of a Share on the

Enrollment Date or on the Purchase Date, whichever is lower); provided, however, that, in the event no purchase price is designated by the Administrator in the applicable Offering Document, the purchase price for the Offering Periods covered by such Offering Document shall be 85% of the Fair Market Value of a Share on the Enrollment Date or on the Purchase Date, whichever is lower; provided, further, that the Purchase Price may be adjusted by the Administrator pursuant to Article VIII and shall not be less than the par value of a Share.
2.25 “Securities Act” shall mean the Securities Act of 1933, as amended.
2.26 “Share” shall mean a share of Common Stock.
2.27 “Subsidiary” shall mean any corporation, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the determination, each of the corporations other than the last corporation in an unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.
2.28 “Trading Day” shall mean a day on which national stock exchanges in the United States are open for trading.
ARTICLE III.
SHARES SUBJECT TO THE PLAN
3.1 Number of Shares. Subject to Article VIII, the aggregate number of shares of Common Stock that may be issued pursuant to rights granted under the Plan shall be equal to two percent (2%) of the Shares issued and outstanding as of the Effective Time, as such term is defined in the Business Combination Agreement. In addition to the foregoing, subject to Article VIII, on the first day of each calendar year beginning on and including January 1, 2023 and ending on and including January 1, 2031, the number of Shares available for issuance under the Plan shall be increased by an amount equal to the lesser of (a) one percent (1%) of the number of Shares issued and outstanding on the final day of the immediately preceding calendar year and (b) such smaller number of Shares as is determined by the Board. If any right granted under the Plan shall for any reason terminate without having been exercised, the Shares not purchased under such right shall again become available for issuance under the Plan. Notwithstanding anything in this Section 3.1 to the contrary, the number of Shares that may be issued or transferred pursuant to the rights granted under the Plan shall not exceed an aggregate of twenty-five million (25,000,000) Shares, subject to Article VIII.
3.2 Stock Distributed. Any Common Stock distributed pursuant to the Plan may consist, in whole or in part, of authorized and unissued Common Stock, treasury stock or Common Stock purchased on the open market.
ARTICLE IV.
OFFERING PERIODS; OFFERING DOCUMENTS; PURCHASE DATES
4.1 Offering Periods. The Administrator may from time to time grant or provide for the grant of rights to purchase Shares under the Plan to Eligible Employees during one or more periods (each, an “Offering Period”) selected by the Administrator. The terms and conditions applicable to each Offering Period shall be set forth in an “Offering Document” adopted by the Administrator, which Offering Document shall be in such form and shall contain such terms and conditions as the Administrator shall deem appropriate. The Administrator shall establish in each Offering Document one or more Purchase Periods during such Offering Period during which rights granted under the Plan shall be exercised and purchases of Shares carried out during such Offering Period in accordance with such Offering Document and the Plan. The provisions of separate Offering Periods under the Plan need not be identical.
4.2 Offering Documents. Each Offering Document with respect to an Offering Period shall specify (through incorporation of the provisions of this Plan by reference or otherwise):
(a) the length of the Offering Period, which period shall not exceed 27 months;
(b) the length of the Purchase Period(s) within the Offering Period;
(c) in connection with each Offering Period that contains only one Purchase Period the maximum number of Shares that may be purchased by any Eligible Employee during such Offering Period, which, in the absence of a contrary designation by the Administrator, shall be 6,000 Shares;

(d) in connection with each Offering Period that contains more than one Purchase Period, the maximum aggregate number of Shares which may be purchased by any Eligible Employee during each Purchase Period, which, in the absence of a contrary designation by the Administrator, shall be 3,000 Shares; and
(e) such other provisions as the Administrator determines are appropriate, subject to the Plan.
ARTICLE V.
ELIGIBILITY AND PARTICIPATION
5.1 Eligibility. Any Eligible Employee who shall be employed by the Company or a Designated Subsidiary on a given Enrollment Date for an Offering Period shall be eligible to participate in the Plan during such Offering Period, subject to the requirements of this Article V and the limitations imposed by Section 423(b) of the Code.
5.2 Enrollment in Plan.
(a) Except as otherwise set forth herein or in an Offering Document or determined by the Administrator, an Eligible Employee may become a Participant in the Plan for an Offering Period by delivering a subscription agreement to the Company by such time prior to the Enrollment Date for such Offering Period (or such other date specified in the Offering Document) designated by the Administrator and in such form as the Company provides.
(b) Each subscription agreement shall designate a whole percentage of such Eligible Employee’s Compensation to be withheld by the Company or the Designated Subsidiary employing such Eligible Employee on each payday during the Offering Period as payroll deductions under the Plan. The designated percentage may not be less than 1% and may not be more than the maximum percentage specified by the Administrator in the applicable Offering Document (which percentage shall be 15% in the absence of any such designation). The payroll deductions made for each Participant shall be credited to an account for such Participant under the Plan and shall be deposited with the general funds of the Company.
(c) A Participant may decrease the percentage of Compensation designated in his or her subscription agreement, subject to the limits of this Section 5.2, or may suspend his or her payroll deductions, at any time during an Offering Period; provided, however, that the Administrator may limit the number of changes a Participant may make to his or her payroll deduction elections during each Offering Period in the applicable Offering Document (and in the absence of any specific designation by the Administrator, a Participant shall be allowed two decreases and one suspension (but no increases) to his or her payroll deduction elections during each Offering Period with respect to such Offering Period). Any such change or suspension of payroll deductions shall be effective with the first full payroll period following ten business days after the Company’s receipt of the new subscription agreement (or such shorter or longer period as may be specified by the Administrator in the applicable Offering Document). In the event a Participant suspends his or her payroll deductions, such Participant’s cumulative payroll deductions prior to the suspension shall remain in his or her account and shall be applied to the purchase of Shares on the next occurring Purchase Date and shall not be paid to such Participant unless he or she withdraws from participation in the Plan pursuant to Article VII.
(d) Except as otherwise set forth in Section 5.8 or in an Offering Document or determined by the Administrator, a Participant may participate in the Plan only by means of payroll deduction and may not make contributions by lump sum payment for any Offering Period.
5.3 Payroll Deductions. Except as otherwise provided in the applicable Offering Document or Section 5.8, payroll deductions for a Participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which the Participant’s authorization is applicable, unless sooner terminated by the Participant as provided in Article VII or suspended by the Participant or the Administrator as provided in Section 5.2 and Section 5.6, respectively.
5.4 Effect of Enrollment. A Participant’s completion of a subscription agreement will enroll such Participant in the Plan for each subsequent Offering Period on the terms contained therein until the Participant either submits a new subscription agreement, withdraws from participation under the Plan as provided in Article VII or otherwise becomes ineligible to participate in the Plan.

5.5 Limitation on Purchase of Common Stock. An Eligible Employee may be granted rights under the Plan only if such rights, together with any other rights granted to such Eligible Employee under “employee stock purchase plans” of the Company, any Parent or any Subsidiary, as specified by Section 423(b)(8) of the Code, do not permit such employee’s rights to purchase stock of the Company or any Parent or Subsidiary to accrue at a rate that exceeds $25,000 of the fair market value of such stock (determined as of the first day of the Offering Period during which such rights are granted) for each calendar year in which such rights are outstanding at any time. This limitation shall be applied in accordance with Section 423(b)(8) of the Code.
5.6 Suspension of Payroll Deductions. Notwithstanding the foregoing, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 5.5 or the other limitations set forth in this Plan, a Participant’s payroll deductions may be suspended by the Administrator at any time during an Offering Period. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares by reason of Section 423(b)(8) of the Code, Section 5.5 or the other limitations set forth in this Plan shall be paid to such Participant in one lump sum in cash as soon as reasonably practicable after the Purchase Date.
5.7  Foreign Employees. In order to facilitate participation in the Plan, the Administrator may provide for such special terms applicable to Participants who are citizens or residents of a foreign jurisdiction, or who are employed by a Designated Subsidiary outside of the United States, as the Administrator may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Such special terms may not be more favorable than the terms of rights granted under the Plan to Eligible Employees who are residents of the United States. Moreover, the Administrator may approve such supplements to, or amendments, restatements or alternative versions of, this Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of this Plan as in effect for any other purpose. No such special terms, supplements, amendments or restatements shall include any provisions that are inconsistent with the terms of this Plan as then in effect unless this Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.
5.8 Leave of Absence. During leaves of absence approved by the Company meeting the requirements of Treasury Regulation Section 1.421-1(h)(2) under the Code, a Participant may continue participation in the Plan by making cash payments to the Company on his or her normal payday equal to his or her authorized payroll deduction. Where the period of leave exceeds three months, or such other period specified in Treas. Reg. § 1.421-1(h)(2), and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period, or such other period specified in Treas. Reg. § 1.421-1(h)(2).
ARTICLE VI.
GRANT AND EXERCISE OF RIGHTS
6.1 Grant of Rights. On the Enrollment Date of each Offering Period, each Eligible Employee participating in such Offering Period shall be granted a right to purchase the maximum number of Shares specified under Section 4.2, subject to the limits in Section 5.5, and shall have the right to buy, on each Purchase Date during such Offering Period (at the applicable Purchase Price), such number of whole Shares as is determined by dividing (a) such Participant’s payroll deductions accumulated prior to such Purchase Date and retained in the Participant’s account as of the Purchase Date, by (b) the applicable Purchase Price (rounded down to the nearest Share). The right shall expire on the earliest of: (i) the last Purchase Date of such Offering Period, (i) last day of such Offering Period and (iii) the date on which such Participant withdraws in accordance with Section 7.1 or Section 7.3.
6.2 Exercise of Rights. On each Purchase Date, each Participant’s accumulated payroll deductions and any other additional payments specifically provided for in the applicable Offering Document will be applied to the purchase of whole Shares, up to the maximum number of Shares permitted pursuant to the terms of the Plan and the applicable Offering Document, at the Purchase Price. No fractional Shares shall be issued upon the exercise of rights granted under the Plan, unless the Offering Document specifically provides otherwise. Any cash in lieu of fractional Shares remaining after the purchase of whole Shares upon exercise of a purchase right will be carried forward and applied toward the purchase of whole Shares for the following Offering Period. Shares issued pursuant to the Plan may be evidenced in such manner as the Administrator may determine and may be issued in certificated form or issued pursuant to book-entry procedures.

6.3 Pro Rata Allocation of Shares. If the Administrator determines that, on a given Purchase Date, the number of Shares with respect to which rights are to be exercised may exceed (a) the number of Shares that were available for issuance under the Plan on the Enrollment Date of the applicable Offering Period, or (b) the number of Shares available for issuance under the Plan on such Purchase Date, the Administrator may in its sole discretion provide that the Company shall make a pro rata allocation of the Shares available for purchase on such Enrollment Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants for whom rights to purchase Shares are to be exercised pursuant to this Article VI on such Purchase Date, and shall either (i) continue all Offering Periods then in effect, or (ii) terminate any or all Offering Periods then in effect pursuant to Article IX. The Company may make pro rata allocation of the Shares available on the Enrollment Date of any applicable Offering Period pursuant to the preceding sentence, notwithstanding any authorization of additional Shares for issuance under the Plan by the Company’s stockholders subsequent to such Enrollment Date. The balance of the amount credited to the account of each Participant that has not been applied to the purchase of Shares shall be paid to such Participant, without interest, in one lump sum in cash as soon as reasonably practicable after the Purchase Date.
6.4 Withholding. At the time a Participant’s rights under the Plan are exercised, in whole or in part, or at the time some or all of the Shares issued under the Plan is disposed of, the Participant must make adequate provision for the Company’s federal, state, or other tax withholding obligations, if any, that arise upon the exercise of the right or the disposition of the Shares. At any time, the Company may, but shall not be obligated to, withhold (a) from the Participant’s wages or other compensation, (b) a sufficient whole number of Shares otherwise issuable following the exercise of the right to purchase Shares pursuant to the Plan during the applicable Offering Period having an aggregate value sufficient to pay the required tax-related items or (c) from proceeds from the sale of Shares issued upon exercise of the right to purchase Shares through a voluntary sale arranged by the Company, in each case, to meet applicable withholding obligations, including any withholding required to make available to the Company any tax deductions or benefits attributable to sale or early disposition of Shares by the Participant.
6.5 Conditions to Issuance of Common Stock. The Company shall not be required to issue or deliver any certificate or certificates for, or make any book entries evidencing, Shares purchased upon the exercise of rights under the Plan prior to fulfillment of all of the following conditions:
(a) The admission of such Shares to listing on all stock exchanges, if any, on which the Common Stock is then listed;
(b) The completion of any registration or other qualification of such Shares under any state or federal law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, that the Administrator shall, in its absolute discretion, deem necessary or advisable;
(c) The obtaining of any approval or other clearance from any state or federal governmental agency that the Administrator shall, in its absolute discretion, determine to be necessary or advisable;
(d) The payment to the Company of all amounts that it is required to withhold under federal, state or local law upon exercise of the rights, if any; and
(e) The lapse of such reasonable period of time following the exercise of the rights as the Administrator may from time to time establish for reasons of administrative convenience.
ARTICLE VII.
WITHDRAWAL; CESSATION OF ELIGIBILITY
7.1 Withdrawal. A Participant may withdraw all but not less than all of the payroll deductions credited to his or her account and not yet used to exercise his or her rights under the Plan at any time by giving written notice to the Company in a form acceptable to the Company no later than two weeks prior to the end of the Offering Period or, if earlier, the end of the Purchase Period (or such shorter or longer period as may be specified by the Administrator in the Offering Document). All of the Participant’s payroll deductions credited to his or her account during the Offering Period not yet used to exercise his or her rights under the Plan shall be paid to such Participant as soon as reasonably practicable after receipt of notice of withdrawal and such Participant’s rights for the Offering Period shall be automatically terminated, and no further payroll deductions for the purchase of Shares shall be made for such Offering Period. If a Participant withdraws from an Offering

Period, payroll deductions shall not resume at the beginning of the next Offering Period unless the Participant is an Eligible Employee and timely delivers to the Company a new subscription agreement.
7.2 Future Participation. A Participant’s withdrawal from an Offering Period shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or a Designated Subsidiary or in subsequent Offering Periods that commence after the termination of the Offering Period from which the Participant withdraws.
7.3 Cessation of Eligibility. Upon a Participant’s ceasing to be an Eligible Employee for any reason, he or she shall be deemed to have elected to withdraw from the Plan pursuant to this Article VII and the payroll deductions credited to such Participant’s account during the Offering Period shall be paid to such Participant or, in the case of his or her death, to the person or persons entitled thereto under Section 12.4, as soon as reasonably practicable, and such Participant’s rights for the Offering Period shall be automatically terminated.
ARTICLE VIII.
ADJUSTMENTS UPON CHANGES IN STOCK
8.1 Changes in Capitalization. Subject to Section 8.3, in the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), Change in Control, reorganization, merger, amalgamation, consolidation, combination, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event, as determined by the Administrator, affects the Common Stock such that an adjustment is determined by the Administrator to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any outstanding purchase rights under the Plan, the Administrator shall make equitable adjustments, if any, to reflect such change with respect to (a) the aggregate number and type of Shares (or other securities or property) that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 and the limitations established in each Offering Document pursuant to Section 4.2 on the maximum number of Shares that may be purchased); (b) the class(es) and number of Shares and price per Share subject to outstanding rights; and (c) the Purchase Price with respect to any outstanding rights.
8.2 Other Adjustments. Subject to Section 8.3, in the event of any transaction or event described in Section 8.1 or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate (including without limitation any Change in Control), or of changes in Applicable Law or accounting principles, the Administrator, in its discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any right under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:
(a) provide for either (i) termination of any outstanding right in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such right had such right been currently exercisable or (ii) the replacement of such outstanding right with other rights or property selected by the Administrator in its sole discretion;
(b) provide that the outstanding rights under the Plan shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar rights covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices;
(c) make adjustments in the number and type of Shares (or other securities or property) subject to outstanding rights under the Plan and/or in the terms and conditions of outstanding rights and rights that may be granted in the future;

(d) provide that Participants’ accumulated payroll deductions may be used to purchase Common Stock prior to the next occurring Purchase Date on such date as the Administrator determines in its sole discretion and the Participants’ rights under the ongoing Offering Period(s) shall be terminated; and
(e) provide that all outstanding rights shall terminate without being exercised.
8.3 No Adjustment Under Certain Circumstances. No adjustment or action described in this Article VIII or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to fail to satisfy the requirements of Section 423 of the Code.
8.4 No Other Rights. Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Administrator under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to outstanding rights under the Plan or the Purchase Price with respect to any outstanding rights.
ARTICLE IX.
AMENDMENT, MODIFICATION AND TERMINATION
9.1 Amendment, Modification and Termination. The Administrator may amend, suspend or terminate the Plan at any time and from time to time; provided, however, that approval of the Company’s stockholders shall be required to amend the Plan to: (a) increase the aggregate number, or change the type, of shares that may be sold pursuant to rights under the Plan under Section 3.1 (other than an adjustment as provided by Article VIII); (b) change the Plan in any manner that would be considered the adoption of a new plan within the meaning of Treasury regulation Section 1.423-2(c)(4); or (c) change the Plan in any manner that would cause the Plan to no longer be an “employee stock purchase plan” within the meaning of Section 423(b) of the Code.
9.2 Certain Changes to Plan. Without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected, to the extent permitted by Section 423 of the Code, the Administrator shall be entitled to change or terminate the Offering Periods, limit the frequency and/or number of changes in the amount withheld from Compensation during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of payroll withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts withheld from the Participant’s Compensation, and establish such other limitations or procedures as the Administrator determines in its sole discretion to be advisable that are consistent with the Plan.
9.3 Actions In the Event of Unfavorable Financial Accounting Consequences. In the event the Administrator determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Administrator may, in its discretion and, to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequence, including, but not limited to:
(a) altering the Purchase Price for any Offering Period, including an Offering Period underway at the time of the change in Purchase Price;
(b) shortening any Offering Period so that the Offering Period ends on a new Purchase Date, including an Offering Period underway at the time of the Administrator action; and
(c) allocating Shares.
Such modifications or amendments shall not require stockholder approval or the consent of any Participant.
9.4 Payments Upon Termination of Plan. Upon termination of the Plan, the balance in each Participant’s Plan account shall be refunded as soon as practicable after such termination, without any interest thereon.

ARTICLE X.
TERM OF PLAN
The Plan shall be effective on the Effective Date. The effectiveness of the Plan shall be subject to approval of the Plan by the stockholders of the Company within 12 months following the date the Plan is first approved by the Board. No right may be granted under the Plan prior to such stockholder approval. No rights may be granted under the Plan during any period of suspension of the Plan or after termination of the Plan.
ARTICLE XI.
ADMINISTRATION
11.1 Administrator. Unless otherwise determined by the Board, the Administrator of the Plan shall be the Compensation Committee of the Board (or another committee or a subcommittee of the Board to which the Board delegates administration of the Plan) (such committee, the “Committee”). The Board may at any time vest in the Board any authority or duties for administration of the Plan.
11.2 Action by the Administrator. Unless otherwise established by the Board or in any charter of the Administrator, a majority of the Administrator shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present and, subject to Applicable Law and the Bylaws of the Company, acts approved in writing by a majority of the Administrator in lieu of a meeting shall be deemed the acts of the Administrator. Each member of the Administrator is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Designated Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.
11.3 Authority of Administrator. The Administrator shall have the power, subject to, and within the limitations of, the express provisions of the Plan, to:
(a) determine when and how rights to purchase Shares shall be granted and the provisions of each offering of such rights (which need not be identical);
(b) designate from time to time which Subsidiaries of the Company shall be Designated Subsidiaries, which designation may be made without the approval of the stockholders of the Company;
(c) construe and interpret the Plan and rights granted under it, and to establish, amend and revoke rules and regulations for its administration. The Administrator, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective;
(d) amend, suspend or terminate the Plan as provided in Article IX;
(e) generally exercise such powers and to perform such acts as the Administrator deems necessary or expedient to promote the best interests of the Company and its Subsidiaries and to carry out the intent that the Plan be treated as an “employee stock purchase plan” within the meaning of Section 423 of the Code.
11.4 Decisions Binding. The Administrator’s interpretation of the Plan, any rights granted pursuant to the Plan, any subscription agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.
ARTICLE XII.
MISCELLANEOUS
12.1 Restriction upon Assignment. A right granted under the Plan shall not be transferable, other than by will or the Applicable Laws of descent and distribution, and is exercisable during the Participant’s lifetime only by the Participant. Except as provided in Section 12.4 hereof, a right under the Plan may not be exercised to any extent except by the Participant. The Company shall not recognize and shall be under no duty to recognize any assignment or alienation of the Participant’s interest in the Plan, the Participant’s rights under the Plan or any rights thereunder.
12.2 Rights as a Stockholder. With respect to Shares subject to a right granted under the Plan, a Participant shall not be deemed to be a stockholder of the Company, and the Participant shall not have any of the rights or privileges of a stockholder, until such Shares have been issued to the Participant or his or her nominee following exercise of the Participant’s rights under the Plan. No adjustments shall be made for dividends (ordinary or extraordinary, whether in cash securities, or other property) or distribution or other rights for which the record date occurs prior to the date of such issuance, except as otherwise expressly provided herein or as determined by the Administrator.
12.3 Interest. No interest shall accrue on the payroll deductions or contributions of a Participant under the Plan.
12.4 Designation of Beneficiary.
(a) A Participant may, in the manner determined by the Administrator, file a written designation of a beneficiary who is to receive any Shares and/or cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to a Purchase Date on which the Participant’s rights are exercised but prior to delivery to such Participant of such Shares and cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death prior to exercise of the Participant’s rights under the Plan. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his or her beneficiary shall not be effective without the prior written consent of the Participant’s spouse.
(b) Such designation of beneficiary may be changed by the Participant at any time by written notice to the Company. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such Shares and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.
12.5 Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.
12.6 Equal Rights and Privileges. Subject to Section 5.7, all Eligible Employees will have equal rights and privileges under this Plan so that this Plan qualifies as an “employee stock purchase plan” within the meaning of Section 423 of the Code. Subject to Section 5.7, any provision of this Plan that is inconsistent with Section 423 of the Code will, without further act or amendment by the Company, the Board or the Administrator, be reformed to comply with the equal rights and privileges requirement of Section 423 of the Code.
12.7 Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.
12.8 Reports. Statements of account shall be given to Participants at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of Shares purchased and the remaining cash balance, if any.
12.9 No Employment Rights. Nothing in the Plan shall be construed to give any person (including any Eligible Employee or Participant) the right to employment or service with (or to remain in the employ of) the Company or any Parent or Subsidiary thereof or affect the right of the Company or any Parent or Subsidiary thereof to terminate the employment of any person (including any Eligible Employee or Participant) at any time, with or without cause.
12.10 Notice of Disposition of Shares. Each Participant shall give prompt notice to the Company of any disposition or other transfer of any Shares purchased upon exercise of a right under the Plan if such disposition or transfer is made: (a) within two years from the Enrollment Date of the Offering Period in which the Shares were purchased or (b) within one year after the Purchase Date on which such Shares were purchased. Such notice shall specify the date of such disposition or other transfer and the amount realized, in cash, other property, assumption of indebtedness or other consideration, by the Participant in such disposition or other transfer.

12.11 Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the State of Delaware without regard to conflicts of laws thereof or of any other jurisdiction.
12.12 Electronic Forms. To the extent permitted by Applicable Law and in the discretion of the Administrator, an Eligible Employee may submit any form or notice as set forth herein by means of an electronic form approved by the Administrator. Before the commencement of an Offering Period, the Administrator shall prescribe the time limits within which any such electronic form shall be submitted to the Administrator with respect to such Offering Period in order to be a valid election.
* * * * *

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.	Indemnification of Directors and Officers.
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The Existing Governing Documents provided for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect.
We have entered into agreements with our officers and directors to provide contractual indemnification in addition to the indemnification provided for in the Existing Governing Documents. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 21.	Exhibits and Financial Statements Schedules
(a) Exhibits.
Exhibit Number	Description of Exhibit
2.1†
Business Combination Agreement, dated as of December 17, 2021, by and among L&F Acquisition Corp., L&F Acquisition Holdings, LLC, ZF Merger Sub, Inc., IDX Merger Sub, Inc., IDX Forward Merger Sub, LLC, ZeroFox, Inc., and ID Experts Holdings, Inc. (included as Annex A to the proxy statement/prospectus).

3.1*	Amended and Restated Memorandum and Articles of Association of L&F Acquisition Corp.

3.2	Form of Certificate of Incorporation of ZeroFox Holdings, Inc., to become effective upon Domestication (included as Annex B to the proxy statement/prospectus).

3.3	Form of Bylaws of ZeroFox Holdings, Inc., to become effective upon Domestication (included as Annex C to the proxy statement/prospectus).

4.1*
Specimen Unit Certificate of L&F Acquisition Corp. (incorporated by reference to Exhibit 4.1 to Amendment No. 1 to L&F Acquisition Corp.’s Registration Statement on Form S-1, filed on November 12, 2020).

4.2*
Specimen Class A Ordinary Share Certificate of L&F Acquisition Corp. (incorporated by reference to Amendment No. 1 to L&F Acquisition Corp.’s Registration Statement on Form S-1, filed on November 12, 2020).

4.3*
Specimen Warrant Certificate of L&F Acquisition Corp. (incorporated by reference to Exhibit 4.3 to Amendment No. 1 to L&F Acquisition Corp.’s Registration Statement on Form S-1, filed on November 12, 2020).

Exhibit Number	Description of Exhibit
4.4*
Warrant Agreement, dated November 24, 2020, by and between L&F Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 to L&F Acquisition Corp.’s Current Report on Form 8-K, filed on November 23, 2020).

4.5*
Form of Convertible Notes Indenture (included as Annex A to form of Convertible Note Subscription Agreement and incorporated by reference to Exhibit 10.3 to L&F Acquisition Corp.’s Current Report on Form 8-K, filed on December 20, 2021).

4.6*	Specimen Common Stock Certificate of ZeroFox Holdings, Inc.

4.7*	Form of Certificate of Corporate Domestication of L&F Acquisition Corp. to be filed with the Secretary of State of Delaware.

5.1*	Legal opinion of Kirkland & Ellis LLP.

8.1*	Tax opinion of Kirkland & Ellis LLP.

10.1	Form of Common Equity Subscription Agreement (included as Annex D to the proxy statement/prospectus).

10.2	Form of Convertible Notes Subscription Agreement (included as Annex E to the proxy statement/prospectus).

10.3
Second Amended and Restated Sponsor Support Letter Agreement, dated as of January 31, 2022, by and among L&F Acquisition Corp., JAR Sponsor, LLC, ZeroFox, Inc., ID Experts Holdings, Inc., Albert Goldstein, Joseph Lieberman, Kurt Summers and certain other individuals named therein (included as Annex F to the proxy statement/prospectus).

10.4	Form of Amended and Restated Registration Rights Agreement (attached as Annex G to the proxy statement/prospectus).

10.5	Form of ZeroFox Holdings, Inc. 2022 Incentive Equity Plan (included as Annex H to the proxy statement/prospectus).

10.6	Form of ZeroFox Holdings, Inc. 2022 Employee Stock Purchase Plan (included as Annex I to the proxy statement/prospectus).

10.7*
Administrative Services Agreement, dated November 23, 2020, by and between L&F Acquisition Corp. and JAR Sponsor, LLC (incorporated by reference to Exhibit 10.6 to L&F Acquisition Corp.’s Current Report on Form 8-K, filed on November 23, 2020).

10.8*
Sponsor Private Placement Warrant Purchase Agreement, dated November 18, 2020, by and between L&F Acquisition Corp. and JAR Sponsor, LLC (incorporated by reference to Exhibit 10.1 to L&F Acquisition Corp.’s Current Report on Form 8-K, filed on November 23, 2020).

10.9*
Underwriter Private Placement Warrant Purchase Agreement, dated November 18, 2020, by and between L&F Acquisition Corp. and Jefferies LLC (incorporated by reference to Exhibit 10.2 to L&F Acquisition Corp.’s Current Report on Form 8-K, filed on November 23, 2020).

10.10*
Investment Management Trust Agreement, dated as of November 23, 2020, by and between L&F Acquisition Corp. and Continental Stock Transfer & Trust Company, as trustee (incorporated by reference to Exhibit 10.3 to L&F Acquisition Corp.’s Current Report on Form 8-K, filed on November 23, 2020).

10.11*	Form of Indemnity Agreement (incorporated by reference to Exhibit 10.5 to L&F Acquisition Corp.’s Registration Statement on Form S-1, filed on November 12, 2020).

Exhibit Number	Description of Exhibit
10.12*
Securities Subscription Agreement, dated as of August 28, 2020, by and between L&F Acquisition Corp. and JAR Sponsor, LLC (incorporated by reference to Exhibit 10.7 to L&F Acquisition Corp.’s Registration Statement on Form S-1, filed on October 15, 2020).

10.13*	Lease Agreement, dated February 27, 2016, by and between ZeroFox, Inc. and 1830 Charles Street LLC.

10.14*	Amendment No. 1 to Lease Agreement, dated March 1, 2021, by and between ZeroFox, Inc. and 1830 Charles Street LLC.

10.15*	Offer of Employment Letter, dated December 19, 2019, by and between ZeroFox, Inc. and Kevin T. Reardon.

10.16*	Offer of Employment Letter, dated September 30, 2015, by and between ZeroFox, Inc. and Scott O’Rourke.

10.17*	The ZeroFox, Inc. 2013 Equity Incentive Plan, as amended.

10.18*	Form of Option Grant Agreement under the ZeroFox, Inc. 2013 Equity Incentive Plan.

10.19*	Form of Restricted Stock Grant Agreement under the ZeroFox, Inc. 2013 Equity Incentive Plan.

10.20*	Letter Agreement, dated April 24, 2020, by and between ZeroFox, Inc. and Kevin Reardon.

10.21*	Letter Agreement, dated November 1, 2017, by and between ZeroFox, Inc. and Scott O’Rourke.

10.22*
Letter Agreement, dated December 7, 2021, by and between ZeroFox, Inc. and Redline Capital Management S.A. acting on behalf and for the account of Redline Capital Fund Universal Instruments, a sub-fund of Redline Capital Fund, FCP-FIS.

10.23*	Deed of Sub-Sublease.

10.24§*	Contract (Order No. 24361819F0014) between U.S. Office of Personnel Management and Identity Theft Guard Solutions, LLC dated December 21, 2018.

10.25*	Employment Agreement between Identity Theft Guard Solutions, Inc. and Thomas F. Kelly, dated August 9, 2017.

10.26*	Amendment No. 1 to Employment Agreement between Identity Theft Guard Solutions, Inc. and Thomas F. Kelly, dated May 21, 2020.

10.27*	Amendment No. 2 to Employment Agreement between Identity Theft Guard Solutions, Inc. and Thomas F. Kelly, dated August 25, 2021.

10.28*	Amendment No. 3 to Employment Agreement between Identity Theft Guard Solutions, Inc. and Thomas F. Kelly, dated November 3, 2021.

10.29*	Amendment No. 4 to Employment Agreement between Identity Theft Guard Solutions, Inc. and Thomas F. Kelly, dated December 17, 2021.

10.30*
Amendment P00010 dated March 29, 2022 to Contract (Order No. 24361819F0014) between U.S. Office of Personnel Management and Identity Theft Guard Solutions, LLC dated December 21, 2018 (filed as Exhibit 10.24).

21.1*	List of Subsidiaries

Exhibit Number	Description of Exhibit
23.1**	Consent of WithumSmith+Brown, PC, independent registered public accounting firm of L&F Acquisition Corp.

23.2**	Consent of Deloitte & Touche LLP, independent registered public accounting firm of ID Experts Holdings, Inc.

23.3**	Consent of KPMG LLP, independent registered public accounting firm of ID Experts Holdings, Inc.

23.4**	Consent of Deloitte & Touche LLP, independent registered public accounting firm of ZeroFox, Inc.

23.5*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1)

23.6*	Consent of Kirkland & Ellis LLP (included in Exhibit 8.1)

24.1*	Power of Attorney (included on signature page to the initial filing of this registration statement).

99.1**	Form of Proxy Card.

99.2*	Consent of Peter Barris

99.3*	Consent of Sean Cunningham

99.4*	Consent of James C. Foster

99.5*	Consent of Adam Gerchen

99.6*	Consent of Todd P. Headley

99.7*	Consent of Thomas F. Kelly

99.8*	Consent of Samskriti King

99.9*	Consent of Corey M. Mulloy

107.1**	Filing Fees Table

101.INS	XBRL Instance Document.

101.SCH	XBRL Taxonomy Extension Schema Document.

101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document.

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document.

101.LAB	XBRL Taxonomy Extension Label Linkbase Document.

101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document.
*	Previously filed.
**	Filed herewith.
†
Certain of the exhibits and schedules to this Exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

§	Portions of this exhibit have been redacted in compliance with Regulation S-K Item 601(a)(6).

Item 22.	Undertakings
The undersigned Registrant hereby undertakes:
(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(b)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(d)
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications,

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.
The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois on the 15th day of June, 2022.
L&F ACQUISITION CORP.

By:	/s/ Adam Gerchen
Name:	Adam Gerchen
Title:	Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.
NAME	POSITION	DATE

/s/ Jeffrey C. Hammes	Chairman of the Board of Directors	June 15, 2022
Jeffrey C. Hammes

/s/ Adam Gerchen	Chief Executive Officer and Director and Authorized U.S. Representative (Principal Executive Officer)	June 15, 2022
Adam Gerchen

/s/ Tom Gazdziak	Chief Financial Officer (Principal Financial and Accounting Officer)	June 15, 2022
Tom Gazdziak

*	Director	June 15, 2022
Richard Levy

*	Director	June 15, 2022
Senator Joseph Lieberman

*	Director	June 15, 2022
Albert Goldstein

*	Director	June 15, 2022
Kurt Summers
* By:	/s/ Adam Gerchen
Name: Adam Gerchen
Title: Attorney-in-fact